Form 10-K, Exhibit 13
period 1999-12-31
UNION BANKSHARES INC
filed 2000-03-30
CIK 706863

UNION BANKSHARES, INC. AND SUBSIDIARIES
                         MANAGEMENT'S RESPONSIBILITY


The management of Union Bankshares, Inc. is responsible for the integrity and objectivity of the information and representations in this annual report, including the consolidated financial statements. These statements have been prepared in conformity with generally accepted accounting principles, using informed estimates where appropriate, to reflect the Company's financial condition and results of operations. The information in other sections of the annual report is consistent with these statements.

The Company's Board of Directors has oversight responsibilities for determining that management has fulfilled its obligation in the preparation of the financial statements and in the ongoing examination of the Company's established internal control structure over financial reporting. The Audit Committee, which consists solely of outside directors and which reports directly to the Board of Directors, meets regularly with management, A.M. Peisch & Company Certified Public Accountants and the Company's internal auditor to discuss accounting, auditing and reporting matters. To ensure auditor independence, both A.M. Peisch & Company and the internal auditor have unrestricted access to the Audit Committee.

The financial statements have been audited by A.M. Peisch & Company, whose report appears on the next page. The auditors provide an objective, independent review as to management's discharge of its responsibilities insofar as they relate to the fairness of the Company's reported financial condition and results of operations. Their audit includes procedures believed by them to provide reasonable assurance that the financial statements are free of material misstatement and includes a review of the Company's internal control structure over financial reporting.


/s/ Marsha A. Mongeon                  /s/ Kenneth D. Gibbons
-------------------------------------------------------------
Marsha A. Mongeon                      Kenneth D. Gibbons
Chief Financial Officer                Chief Executive Officer


                   UNION BANKSHARES, INC. AND SUBSIDIARIES
                        INDEPENDENT AUDITOR'S REPORT
                              DECEMBER 31, 1999


Board of Directors
Union Bankshares, Inc. and Subsidiaries
Morrisville, Vermont


We have audited the accompanying consolidated balance sheets of Union Bankshares, Inc. and Subsidiaries as of December 31, 1999 and 1998, and the related consolidated statements of income, changes in stockholders' equity, and cash flows for the years ended December 31, 1999, 1998, and 1997. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Union Bankshares, Inc. and Subsidiaries as of December 31, 1999 and 1998, and the results of their operations and their cash flows for the years ended December 31, 1999, 1998, and 1997 in conformity with generally accepted accounting principles.



                                       /s/ A. M. Peisch & Company


January 14, 2000
St. Johnsbury, Vermont
VT Reg. No. 92-0000102


                   UNION BANKSHARES, INC. AND SUBSIDIARIES
                   ---------------------------------------
                         CONSOLIDATED BALANCE SHEETS
                         DECEMBER 31, 1999 AND 1998

                                                      1999           1998
                                                  ---------------------------

ASSETS
Cash and due from banks                           $ 11,627,481   $  9,870,258
Federal funds sold and overnight deposits            3,474,064      9,325,994
                                                  ---------------------------
      Cash and cash equivalents                     15,101,545     19,196,252
Interest bearing deposits                            1,956,999      1,873,000
Securities available-for-sale                       60,440,524     58,585,499
Federal Home Loan Bank stock                           938,800        904,000
Loans held for sale                                  8,101,815      7,399,856
Loans                                              201,524,889    195,333,970
Allowance for loan losses                           (2,869,983)    (2,844,929)
Unearned net loan fees                                (273,305)      (265,468)
                                                  ---------------------------
      Net loans                                    198,381,601    192,223,573
Accrued interest receivable                          2,199,426      2,105,702
Premises and equipment, net                          4,039,886      4,574,071
Other real estate owned                                 26,667        524,756
Other assets                                         4,288,383      2,745,280
                                                  ---------------------------
      Total assets                                $295,475,646   $290,131,989
                                                  ===========================
LIABILITIES AND STOCKHOLDERS' EQUITY
LIABILITIES
  Deposits:
    Noninterest bearing                           $ 32,988,892   $ 32,948,621
    Interest bearing                               224,603,911    215,969,595
                                                  ---------------------------
                                                   257,592,803    248,918,216
    Borrowed funds                                   2,871,929      6,084,368
    Accrued expenses and other liabilities           2,790,900      3,367,182
                                                  ---------------------------
                                                   263,255,632    258,369,766
                                                  ---------------------------
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS' EQUITY
  Common stock, $2 par value; 5,000,000 shares
   authorized; 3,263,489 shares issued in 1999;
    3,259,398 shares in 1998                         6,526,978      6,518,796
  Paid-in capital                                      238,353        211,394
  Retained earnings                                 28,180,180     26,029,355
  Treasury stock at cost (233,960 shares at
   December 31, 1999 and 1998)                      (1,592,451)    (1,592,451)
  Accumulated other comprehensive income (loss)     (1,133,046)       595,129
                                                  ---------------------------
                                                    32,220,014     31,762,223
                                                  ---------------------------
      Total liabilities and
       stockholders' equity                       $295,475,646   $290,131,989
                                                  ===========================

See notes to consolidated financial statements.


                   UNION BANKSHARES, INC. AND SUBSIDIARIES
                   ---------------------------------------
                      CONSOLIDATED STATEMENTS OF INCOME
                  YEARS ENDED DECEMBER 31, 1999, 1998, 1997

                                                    1999          1998          1997
                                                 ---------------------------------------

Interest income
  Interest and fees on loans                     $18,631,113   $18,836,133   $18,483,056
  Interest on debt securities
    Taxable                                        3,363,022     3,041,725     2,673,297
    Tax exempt                                       207,222        73,856        57,312
  Dividends                                          115,282       130,283       134,029
  Interest on federal funds sold                     425,389       461,541       313,991
  Interest on interest bearing deposits              122,300        82,641         4,736
                                                 ---------------------------------------
      Total interest income                       22,864,328    22,626,179    21,666,421
                                                 ---------------------------------------

Interest expense
  Interest on deposits                             8,833,767     8,958,729     8,652,448
  Interest on federal funds purchased                 88,763         1,647         1,033
  Interest on other borrowed money                   199,041       292,088       128,581
                                                 ---------------------------------------
      Total interest expense                       9,121,571     9,252,464     8,782,062
      Net interest income                         13,742,757    13,373,715    12,884,359
Provision for loan losses                            359,496       400,000       425,000
                                                 ---------------------------------------
      Net interest income after provision
       for loan losses                            13,383,261    12,973,715    12,459,359
                                                 ---------------------------------------
Other income
  Trust department income                            165,770       120,410        94,305
  Service fees                                     2,228,873     2,145,998     2,060,717
  Gain (loss) on sale of securities                    2,976       150,038       (18,038)
  Gain on sale of loans                               39,991       301,919       158,444
  Other                                              107,246       192,588       116,766
                                                 ---------------------------------------
                                                   2,544,856     2,910,953     2,412,194
                                                 ---------------------------------------
Other expenses
  Salaries and wages                               4,233,731     4,111,063     3,914,329
  Pension and employee benefits                    1,094,754     1,057,568     1,063,099
  Occupancy expense, net                             534,813       502,549       505,580
  Equipment expense                                1,124,755     1,005,109       773,249
  Other operating expense                          3,049,334     2,602,076     2,311,106
                                                 ---------------------------------------
                                                  10,037,387     9,278,365     8,567,363
                                                 ---------------------------------------
      Income before income taxes                   5,890,730     6,606,303     6,304,190
Income tax expense                                 1,815,259     2,054,907     1,948,686
                                                 ---------------------------------------
      Net income                                 $ 4,075,471   $ 4,551,396   $ 4,355,504
                                                 =======================================
Earnings per common share                        $      1.35   $      1.51   $      1.44
                                                 =======================================

See notes to consolidated financial statements.


                   UNION BANKSHARES, INC. AND SUBSIDIARIES
                   ---------------------------------------
         CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
                  YEARS ENDED DECEMBER 31, 1999, 1998, 1997

                                                                                                  Accumulated
                                                                                                     other
                                              Common Stock   Paid-in   Retained      Treasury     comprehensive
                                              ------------
                                                 Shares      Amount     capital      earnings         stock
                                              ----------------------------------------------------------------

Balances, December 31, 1996                    2,009,728   $4,242,396   $158,069    $23,219,699    $(1,429,688)

  Comprehensive income
    Net income                                         0            0          0      4,355,504              0
    Change in net unrealized gain
     (loss) on securities available-
      for-sale, net of reclassification
       adjustment and tax effects                                              0              0              0
    Total comprehensive income
  Stock split effected in the form of
   a dividend                                  1,018,430    2,259,800          0     (2,259,800)             0
  Cash dividends declared                              0            0          0     (1,829,925)             0
  Treasury stock purchased                        (8,800)           0          0              0       (118,803)
  Exercise of stock option                         4,200        8,400     24,550              0              0
                                               ---------------------------------------------------------------

Balances, December 31, 1997                    3,023,558    6,510,596    182,619     23,485,478     (1,548,491)

  Comprehensive income
    Net income                                         0            0          0      4,551,396              0
    Change in net unrealized gain
     (loss) on securities available-
      for-sale, net of reclassification
       adjustment and tax effects                                              0              0              0
    Total comprehensive income
Cash dividends declared                                0            0          0     (2,007,519)             0
Treasury stock purchased                          (2,220)           0          0              0        (43,960)
Exercise of stock option                           4,100        8,200     28,775              0              0
                                               ---------------------------------------------------------------

Balances, December 31, 1998                    3,025,438    6,518,796    211,394     26,029,355     (1,592,451)

  Comprehensive income
    Net income                                         0            0          0      4,075,471              0
    Change in net unrealized gain
     (loss) on securities available-
      for-sale, net of reclassification
       adjustment and tax effects                                              0              0              0
    Total comprehensive income
Cash dividends declared                                0            0          0     (1,924,646)             0
Exercise of stock option                           4,300        8,600     31,325              0              0
Retirement of common stock                          (209)        (418)    (4,366)             0              0
                                               ---------------------------------------------------------------
Balances, December 31, 1999                    3,029,529   $6,526,978   $238,353    $28,180,180    $(1,592,451)
                                               ===============================================================

                                               Accumulated
                                                  other            Total
                                              comprehensive    stockholders'
                                              income (loss)       equity
                                              ------------------------------

Balances, December 31, 1996                    $   201,742      $26,392,218

  Comprehensive income
    Net income                                           0        4,355,504
    Change in net unrealized gain
     (loss) on securities available-
      for-sale, net of reclassification
       adjustment and tax effects                  190,962          190,962
                                                                -----------
    Total comprehensive income                                    4,546,466
                                                                -----------
  Stock split effected in the form of
   a dividend                                            0                0
  Cash dividends declared                                0       (1,829,925)
  Treasury stock purchased                               0         (118,803)
  Exercise of stock option                               0           32,950
                                               ----------------------------

Balances, December 31, 1997                        392,704       29,022,906

  Comprehensive income
    Net income                                           0        4,551,396
    Change in net unrealized gain
     (loss) on securities available-
      for-sale, net of reclassification
       adjustment and tax effects                  202,425          202,425
                                                                -----------
    Total comprehensive income                                    4,753,821
                                                                -----------
Cash dividends declared                                  0       (2,007,519)
Treasury stock purchased                                 0          (43,960)
Exercise of stock option                                 0           36,975
                                               ----------------------------

Balances, December 31, 1998                        595,129       31,762,223

  Comprehensive income
    Net income                                           0        4,075,471
    Change in net unrealized gain
     (loss) on securities available-
      for-sale, net of reclassification
       adjustment and tax effects               (1,728,175)      (1,728,175)
                                                                -----------
    Total comprehensive income                                    2,347,296
                                                                -----------

Cash dividends declared                                  0       (1,924,646)
Exercise of stock option                                 0           39,925
Retirement of common stock                               0           (4,784)
                                               ----------------------------

Balances, December 31, 1999                    $(1,133,046)     $32,220,014
                                               ============================

See notes to consolidated financial statements.

                   UNION BANKSHARES, INC. AND SUBSIDIARIES
                   ---------------------------------------
                    CONSOLIDATED STATEMENTS OF CASH FLOWS
                YEAR ENDED DECEMBER 31, 1999, 1998, AND 1997

                                                                1999            1998            1997
                                                           --------------------------------------------

CASH FLOWS FROM OPERATING ACTIVITIES
  Net income                                               $  4,075,471    $  4,551,396    $  4,355,504
  Adjustments to reconcile net income to net cash
    provided by operating activities:
    Depreciation                                                867,114         789,826         572,307
    Provision for loan losses                                   359,496         400,000         425,000
    Provision (credit) for deferred income taxes                 52,958          28,650         (16,524)
    Amortization, net                                           123,705         108,818         131,005
    Write-downs of other real estate owned                        7,421          77,578         117,748
    Increase (decrease) in unamortized loan fees                  7,837          11,361         (52,053)
    (Increase) decrease in loans held for resale               (661,968)       (902,839)        213,877
    Increase in accrued interest receivable                     (93,724)        (82,907)        (44,667)
    Increase in other assets                                   (339,262)        (65,736)       (100,309)
    Decrease (increase) in income taxes receivable               24,281          75,689         (47,098)
    (Decrease) increase in accrued interest payable            (107,210)        (79,649)         71,009
    (Decrease) increase in other liabilities                   (127,072)        (33,947)         58,698
    (Gain) loss on sale of securities                            (2,976)       (150,038)         18,038
    Gain on sale of loans                                       (39,991)       (301,919)       (158,444)
    Gain on sale of other real estate owned                      (4,779)        (50,005)        (94,787)
    Loss on disposal of fixed assets                             15,530           2,358               0
                                                           --------------------------------------------
      Net cash provided by operating activities               4,156,831       4,378,636       5,449,304
                                                           --------------------------------------------
CASH FLOWS FROM INVESTING ACTIVITIES
  Interest bearing deposits
    Maturities and redemptions                                  982,000       1,586,000               0
    Purchases                                                (1,065,999)     (3,459,000)              0
  Securities available-for-sale
    Sales and maturities                                     18,581,808      16,616,681      18,558,772
    Purchases                                               (23,176,008)    (28,953,788)    (19,977,757)
  Purchase of Federal Home Loan Bank stock                      (34,800)        (46,600)        (94,200)
  Increase in loans, net                                     (6,696,985)       (474,700)    (14,414,400)
  Recoveries of loans charged off                                94,194         120,826          91,136
  Purchase of premises and equipment, net                      (350,659)       (928,708)       (683,047)
  Investments in limited partnerships, net                     (451,360)        (24,889)              0
  Proceeds from sales of premises and equipment                   2,200           4,660           1,244
  Proceeds from sales of other real estate owned                559,498         629,855         648,114
  Proceeds from sales of repossessed property                    73,930          87,243         106,995
                                                           --------------------------------------------
      Net cash used in investing activities                 (11,482,181)    (14,842,420)    (15,763,143)
                                                           --------------------------------------------
CASH FLOWS FROM FINANCING ACTIVITIES
  Borrowings, net of repayments                              (3,212,439)      4,448,484         (57,523)
  Proceeds from exercise of stock options                        39,925          36,975          32,950
  Net increase in noninterest bearing deposits                   40,271       3,884,066       3,010,276
  Net increase in interest bearing deposits                   8,634,316       5,804,527      11,800,245
  Purchase of stock                                              (4,784)        (43,960)       (118,803)
  Dividends paid                                             (2,266,646)     (1,969,519)     (1,776,725)
                                                           --------------------------------------------
      Net cash provided by financing activities               3,230,643      12,160,573      12,890,420
                                                           --------------------------------------------
      (Decrease) increase in cash and
       cash equivalents                                      (4,094,707)      1,696,789       2,576,581
Cash and cash equivalents:
  Beginning                                                  19,196,252      17,499,463      14,922,882
                                                           --------------------------------------------
  Ending                                                   $ 15,101,545    $ 19,196,252    $ 17,499,463
                                                           ============================================
SUPPLEMENTAL DISCLOSURES OF
 CASH FLOW INFORMATION
  Interest paid                                            $  9,228,781    $  9,332,113    $  8,711,053
                                                           ============================================
  Income taxes paid                                        $  1,738,020    $  1,996,000    $  1,979,000
                                                           ============================================
SUPPLEMENTAL SCHEDULE OF NONCASH
 INVESTING AND FINANCING ACTIVITIES
  Other real estate acquired in settlement of loans        $    102,658    $    636,934    $    943,674
                                                           ============================================
  Repossessed property acquired in settlement
   of loans                                                $    151,356    $    295,405    $    253,729
                                                           ============================================
  Total change in unrealized (loss) gain on
   securities available-for-sale                           $ (2,618,447)   $    306,704    $    289,336
                                                           ============================================
  Stock dividends                                          $          0    $          0    $  2,259,800
                                                           ============================================

See notes to consolidated financial statements.


                   UNION BANKSHARES, INC. AND SUBSIDIARIES
                   ---------------------------------------
                 NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1.  Significant Accounting Policies

The accounting policies of Union Bankshares, Inc. and Subsidiaries (the Company) are in conformity with generally accepted accounting principles and general practices within the banking industry. The following is a description of the more significant policies.

Basis of presentation and consolidation

The consolidated financial statements include the accounts of Union Bankshares, Inc., and its wholly-owned subsidiaries, Union Bank (Union), and Citizens Savings Bank and Trust Company (Citizens). All financial information has been restated historically for the acquisition of Citizens accounted for as pooling of interests as described in Note 19. All significant intercompany transactions and balances have been eliminated.

Nature of operations

The Company provides a variety of financial services to individuals and corporate customers through its branches, ATM's, telebanking, and Internet systems in northern Vermont which encompasses primarily small businesses, agriculture, and the tourism industry. The Company's primary deposit products are checking and savings accounts and certificates of deposit. Its primary lending products are commercial, real estate, municipal, and consumer loans.

Concentration of risk

The Company's operations are affected by various risk factors, including interest-rate risk, credit risk, and risk from geographic concentration of lending activities. Management attempts to manage interest rate risk through various asset/liability management techniques designed to match maturities of assets and liabilities. Loan policies and administration are designed to provide assurance that loans will only be granted to credit-worthy borrowers, although credit losses are expected to occur because of subjective factors and factors beyond the control of the Company. Although the Company has a diversified loan portfolio and economic conditions are stable, most of its lending activities are conducted within the geographic area where it is located. As a result, the Company and its borrowers may be especially vulnerable to the consequences of changes in the local economy.
Note 4 discusses the types of securities that the Bank invests in. Note 5 discusses the types of lending which the Bank engages in. In addition, a substantial portion of the Company's loans are secured by real estate and/or are SBA guaranteed.

Use of estimates

The preparation of consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Material estimates that are particularly susceptible to significant change relate to the determination of the allowance for losses on loans and the valuation of real estate acquired in connection with foreclosures or in satisfaction of loans and deferred tax assets. The amount of the change that is reasonably possible cannot be estimated.

Presentation of cash flows

For purposes of presentation in the consolidated statements of cash flows, cash and cash equivalents includes cash on hand, amounts due from banks (including cash items in process of clearing), federal funds sold (generally purchased and sold for one day periods), and overnight deposits.

Trust assets

Assets of the Trust Department, other than trust cash on deposit, are not included in these consolidated financial statements because they are not assets of the Company.

Investment securities

Investment securities purchased and held primarily for resale in the near future are classified as trading securities and are carried at fair value with unrealized gains and losses included in earnings. Debt securities the Company has the positive intent and ability to hold to maturity are classified as held to maturity and carried at cost, adjusted for amortization of premium and accretion of discounts using methods approximating the interest method. Debt and equity securities not classified as either held-to-maturity or trading are classified as available-for-sale. Investments classified as available-for-sale are carried at fair value. Unrealized gains and losses on available-for-sale securities are reported as a net amount in other comprehensive income, net of tax and reclassification adjustment. Declines in the fair value of held-to-maturity and available-for-sale securities below their cost that are deemed to be other than temporary are reflected in earnings as realized losses. The specific identification method is used to determine realized gains and losses on sales of securities available-for-sale.

Federal Home Loan Bank stock

As a member of the Federal Home Loan Bank, the Company is required to invest in $100 par value stock of the Federal Home Loan Bank. The stock is nonmarketable, and when redeemed, the Company would receive from the Federal Home Loan Bank an amount equal to the par value of the stock.

Loans held for sale

Loans originated and intended for sale in the secondary market are carried at the lower of cost or estimated fair value in the aggregate. All sales are made without recourse. Net unrealized losses are recognized through a valuation allowance by charges to income.

Loans

Loans receivable that management has the intent and ability to hold for the foreseeable future or until maturity or pay-off are reported at their unpaid principal adjusted for any charge-offs, the allowance for loan losses, and any deferred fees or costs on originated loans and unamortized premiums or discounts on purchased loans.

Loan interest income is accrued daily on outstanding balances. The accrual of interest is discontinued when a loan is specifically determined to be impaired or management believes, after considering collection efforts and other factors, that the borrowers financial condition is such that collection of interest is doubtful. Any unpaid interest previously accrued on those loans is reversed from income. Interest income generally is not recognized on specific impaired loans unless the likelihood of further loss is remote. Interest payments received on such loans are generally applied as a reduction of the loan principal balance. Interest income on other nonaccrual loans is recognized only to the extent of interest payments received.

Loan origination and commitment fees and certain direct loan origination costs are being deferred and the net amount amortized as an adjustment of the related loan's yield using methods that approximate the interest method. The Company is generally amortizing these amounts over the contractual life.

Allowance for loan losses

The allowance for loan losses is maintained at a level which, in management's judgment, is adequate to absorb credit losses inherent in the loan portfolio. The amount of the allowance is based on management's periodic evaluation of the collectibility of the loan portfolio, including the nature of the portfolio, credit concentrations, trends in historical loss experience, specific impaired loans, and economic conditions. Allowances for impaired loans are generally determined based on collateral values or the present value of estimated cash flows. The allowance is increased by a provision for loan losses, which is charged to expense, and reduced by charge-offs, net of recoveries.

Premises and equipment

Premises and equipment are stated at cost, less accumulated depreciation. Depreciation is computed principally by the straight-line method over their estimated useful lives. The cost of assets sold or otherwise disposed of and the related allowance for depreciation is eliminated from the accounts and the resulting gains or losses are reflected in the income statement. Maintenance and repairs are charged to current expense as incurred and the cost of major renewals and betterments are capitalized.

Other real estate owned

Real estate properties acquired through or in lieu of loan foreclosure are to be sold and are initially recorded at fair value at the date of foreclosure establishing a new carrying basis. After foreclosure, valuations are periodically performed by management, and the real estate is carried at the lower of carrying amount or fair value less cost to sell. Revenue and expenses from operations and changes in the valuation are included in other income and expenses.

Mortgage servicing

Servicing assets are recognized as separate assets when rights are acquired through purchase or through sale of financial assets. Capitalized servicing rights are reported in other assets and are amortized into noninterest income in proportion to, and over the period of, the estimated future net servicing income of the underlying financial assets. Servicing assets are evaluated for impairment based upon the fair value of the rights as compared to amortized cost. Impairment is determined by stratifying rights by predominant characteristics, such as interest rates and terms. Fair value is determined using prices for similar assets with similar characteristics, when available, or based upon discounted cash flows using market-based assumptions. Impairment is recognized through a valuation allowance for an individual stratum, to the extent that fair value is less than the capitalized amount for the stratum.

Pension plans

Union maintains a non-contributory defined benefit pension plan covering all eligible employees who meet certain service requirements. Union also has a contributory 401(k) pension plan covering all employees who meet certain service requirements. The plan is voluntary, and in 1999, 1998, and 1997, Union contributed fifty cents for every dollar contributed by participants, up to three percent of each participant's salary.

Citizens has a contributory 401(k) pension plan covering all employees who meet certain age and service requirements. The plan is voluntary, and Citizens contributes fifty cents for every dollar contributed by participants, up to six percent of each participant's salary.

Pension costs are charged to pension and other employee benefits expense and are funded as accrued.

Advertising costs

The Company expenses advertising costs as incurred.

Stock split effected in the form of a dividend

On May 7, 1997, the Company's shareholders authorized a two-for-one stock split of the Company's $2.00 par value common stock. The stock split was effected in the form of a dividend. All references in the accompanying financial statements to the number of common shares and per-share amounts have been restated to reflect the stock split.

Earnings per common share

The FASB issued Statement No. 128, Earnings per Share, which became effective for the Company during December, 1997. The adoption of this statement did not have a material effect on the Company's financial statements.

Earnings per common share are computed based on the weighted average number of shares of common stock outstanding during the period, retroactively adjusted for stock splits, stock dividends, and stock issues relating to the acquisition of Citizens in a merger accounted for as a pooling of interests as described in Note 19 and reduced for shares held in treasury. The weighted average shares outstanding were 3,028,457, 3,022,223, and 3,025,978 for the years ended December 31, 1999, 1998, and 1997, respectively.

Income taxes

The Company recognizes income taxes under the asset and liability method. Under this method, deferred tax assets and liabilities are established for the temporary differences between the accounting basis and the tax basis of the Company's assets and liabilities at enacted tax rates expected to be in effect when the amounts related to such temporary differences are realized or settled. Adjustments to the Company's deferred tax assets are recognized as deferred income tax expense or benefit based on management's judgment relating to the realizability of such assets.

Off-balance-sheet financial instruments

In the ordinary course of business, the Company has entered into off balance sheet financial instruments consisting of commitments to extend credit, commitments under credit card arrangements, commercial letters of credit and standby letters of credit. Such financial instruments are recorded in the financial statements when they become payable.

Fair values of financial instruments

The following methods and assumptions were used by the Company in estimating its fair value disclosures for financial instruments:

      Cash and cash equivalents: The carrying amounts reported in the balance sheet for cash and cash equivalents approximate those assets' fair values.

      Investment securities and interest bearing deposits: Fair values for investment securities and interest bearing deposits are based on quoted market prices, where available. If quoted market prices are not available, fair values are based on quoted market prices of comparable instruments or discounted present values of cash flows.

      Federal Home Loan Bank stock: The carrying amount of this stock approximates its fair value.

      Loans and loans held for sale: For variable-rate loans that reprice frequently and with no significant change in credit risk, fair values are based on carrying amounts. The fair values for other loans (for example, fixed-rate residential, commercial real estate, and rental property mortgage loans, and commercial and industrial loans) are estimated using discounted cash flow analysis, based on interest rates currently being offered for loans with similar terms to borrowers of similar credit quality. Loan fair value estimates include judgments regarding future expected loss experience and risk characteristics. The carrying amounts reported in the balance sheet for loans that are held for sale approximate their fair market values. Fair values for impaired loans are estimated using discounted cash flow analyses or underlying collateral values, where applicable.

      Deposits: The fair values disclosed for demand deposits (for example, checking and savings accounts) are, by definition, equal to the amount payable on demand at the reporting date (that is, their carrying amounts). The carrying amounts of variable rate certificates of deposit approximate their fair values at the reporting date. The fair values for fixed rate certificates of deposit and borrowed funds are estimated using a discounted cash flow calculation that applies interest rates currently being offered on certificates and debt to a schedule of aggregated contractual maturities on such time deposits and debt.

      Accrued interest: The carrying amounts of accrued interest approximates their fair values.

      Borrowed funds: The fair values of the Bank's long term debt are estimated using discounted cash flow analysis based on interest rates currently being offered on similar debt instruments.

      Other liabilities: Commitments to extend credit were evaluated and fair value was estimated using the fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the present creditworthiness of the counterparties. For fixed-rate loan commitments, fair value also considers the difference between current levels of interest rates and the committed rates.

Comprehensive income

The Company adopted SFAS No. 130, Reporting Comprehensive Income, as of January 1, 1998. Accounting principles generally require that recognized revenue, expenses, gains, and losses be included in net income. Although certain changes in assets and liabilities, such as unrealized gains and losses on available-for-sale securities, are reported as a separate component of the equity section of the balance sheet, such items, along with net income, are components of comprehensive income. The adoption of SFAS No. 130 had no effect on the Company's net income or stockholders' equity.

The components of other comprehensive income and related tax effects at December 31 are as follows:

                                                                    1999         1998         1997
                                                                ------------------------------------

Unrealized holding (losses) gains on available-for-sale
 securities                                                     $(2,615,471)   $ 456,742    $271,298
Reclassification adjustment for (gains) losses realized
 in income                                                           (2,976)    (150,038)     18,038
                                                                ------------------------------------
Net unrealized (losses) gains                                    (2,618,447)     306,704     289,336
Tax effect                                                          890,272     (104,279)    (98,374)
                                                                ------------------------------------
Net of tax amount                                               $(1,728,175)   $ 202,425    $190,962
                                                                ====================================

Stock option plan

The Company accounts for its stock option plan in accordance with the provisions of Accounting Principles Board (APB) Opinion No. 25, "Accounting for Stock Issued to Employees", and related interpretations. As such, compensation expense is recorded on the date of grant only if the current market price of the underlying stock exceeds the exercise price. FASB Statement No. 123, "Accounting for Stock-Based Compensation", permits entities to recognize as expense over the vesting period the fair value of all stock-based awards on the date of grant. Alternatively, Statement No. 123 also allows entities to continue to apply the provisions of APB Opinion No. 25 and provide proforma net income disclosures for employee stock-based awards made in 1995 and future years as if the fair value based method defined in Statement No. 123 had been applied. The Company has elected to apply the provisions of APB Opinion No. 25 and provide the proforma disclosures of Statement No. 123. See Note 18.

Transfers of financial assets

Transfers of financial assets are accounted for as sales when control over the assets has been surrendered. Control over transferred assets is deemed to be surrendered when (1) the assets have been isolated from the Company,
(2) the transferee obtains the right (free of conditions that constrain it from taking advantage of that right) to pledge or exchange the transferred assets, and (3) the Company does not maintain effective control over the transferred assets through an agreement to repurchase them before their maturity.

Segment reporting

The FASB issued SFAS No. 131, Disclosures About Segments of an Enterprise and Related Information, which establishes standards relative to public companies for the reporting of certain information about operating segments within their financial statements. Management has determined that the Company has two reportable segments as defined within the Statement. These segments are disclosed in Note 20 of the financial statements.

Recent accounting pronouncements

In June 1998, FASB issued Statement No. 133, Accounting for Derivative Instruments and Hedging Activities, which becomes effective for quarters beginning after June 30, 2000. This Statement establishes new accounting and reporting standards for derivative instruments and hedging activities. It requires that an entity recognize all derivatives as either assets or liabilities in the balance sheet and measure those derivatives at fair value. The accounting for the gains or losses resulting in the changes of value of those derivatives will depend on the intended use of the derivatives and whether it qualifies for hedge accounting. Management is currently evaluating the impact of this Statement on the Company's financial statements but does not anticipate it will have a material impact.

Reclassifications

Certain amounts in the 1998 and 1997 financial statements have been reclassified to conform to the current year presentation.

The Company is required to maintain reserve balances in cash with Federal Reserve Banks. The totals of those reserve balances were approximately $2,513,000 and $1,914,000 at December 31, 1999 and 1998, respectively.

The nature of the Bank's business requires that it maintain amounts due from banks which, at times, may exceed federally insured limits. The balance in these accounts at December 31, is as follows:

                                     1999         1998
                                  -----------------------

Noninterest-bearing accounts      $  869,325   $1,551,193
Federal Reserve Bank               4,873,648    5,522,256
Federal funds sold                 3,474,064    9,325,994

No losses have been experienced in these accounts. In addition, the Company was required to maintain contracted clearing balances of $1,000,000 and $1,250,000 at December 31, 1999 and 1998, respectively.

Note 3.  Interest Bearing Deposits

Interest bearing deposits consist of certificates of deposit purchased from various financial institutions. Deposits at each institution are maintained at or below the FDIC insurable limits of $100,000. These certificates were issued with rates ranging from 5.15% to 6.70% and mature at various dates through 2004 with approximately $1,089,999 scheduled to mature in 2000.

Note 4.  Investment Securities

Securities available-for-sale consist of the following:

                                                           Gross        Gross
                                           Amortized    Unrealized    Unrealized      Fair
                                              Cost         Gains        Losses        Value
                                          ----------------------------------------------------

December 31, 1999:
  U.S. Government and agency and
   corporation securities                 $35,506,095    $  5,881    $  781,225    $34,730,751
  State and political subdivisions          5,047,300           0       257,705      4,789,595
   Corporate debt securities               21,043,240         432       802,391     20,241,281
  Marketable equity securities                560,625     133,325        15,053        678,897
                                          ----------------------------------------------------
                                          $62,157,260    $139,638    $1,856,374    $60,440,524
                                          ====================================================

December 31, 1998:
  U.S. Government and agency and
   corporation securities                 $34,984,515    $332,603    $   18,109    $35,299,009
  State and political subdivisions          3,654,676      10,449        10,364      3,654,761
  Corporate debt securities                18,483,973     233,054        25,389     18,691,638
  Marketable equity securities                560,625     379,466             0        940,091
                                          ----------------------------------------------------
                                          $57,683,789    $955,572    $   53,862    $58,585,499
                                          ====================================================

Included in the caption "U.S. Government and agency and corporation securities" are mortgage-backed securities with a carrying amount of $6,171,658 and $5,616,992 at December 31, 1999 and 1998, respectively.

Investment securities with a carrying amount of $9,919,532 and $4,580,156 at December 31, 1999 and 1998, respectively, were pledged as collateral on public deposits and for other purposes as required or permitted by law.

All realized gains and losses in 1999, 1998, and 1997 were from the sale of securities available-for-sale. Proceeds from the sale of securities available-for-sale were $9,651,088, $2,350,035, and $10,556,690 in 1999,
1998, and 1997, respectively. Realized gains from sales of investments available-for-sale were $7,751, $194,563, and $11,304 with realized losses of $4,775, $44,525, and $29,342 for the years 1999, 1998, and 1997, respectively.

The scheduled maturities of securities available-for-sale as of December 31, 1999 were as follows:

                                        Amortized       Fair
                                           Cost         Value
                                       -------------------------

Due in one year or less                $ 8,274,893   $ 8,244,374
Due from one to five years              27,144,691    26,529,724
Due from five to ten years              16,003,082    15,233,279
Due after ten years                      3,850,295     3,582,592
Mortgage-backed securities               6,323,674     6,171,658
Marketable equity securities               560,625       678,897
                                       -------------------------
                                       $62,157,260   $60,440,524
                                       =========================

Maturities may differ from contractual maturities in mortgage-backed securities because the mortgages underlying the securities may be called or repaid without any penalties. Therefore, these securities are not included in the maturity categories in the above maturity summary.

Note 5.  Loans

The composition of net loans at December 31 is as follows:

                                                     1999           1998
                                                 ---------------------------

Real estate                                      $ 87,153,823   $ 76,832,449
Commercial real estate                             69,806,893     67,706,827
Commercial                                         16,246,118     17,446,055
Consumer                                           18,661,352     23,518,771
Term Federal funds sold                                     0      1,000,000
Municipal loans                                     9,656,703      8,829,868
                                                 ---------------------------
                                                  201,524,889    195,333,970
                                                 ---------------------------
Deduct:
Allowance for loan losses                           2,869,983      2,844,929
Net deferred loan fees, premiums, and discounts       273,305        265,468
                                                 ---------------------------
                                                    3,143,288      3,110,397
                                                 ---------------------------
                                                 $198,381,601   $192,223,573
                                                 ===========================

Commercial and mortgage loans serviced for others are not included in the accompanying balance sheets. The unpaid principal balances of commercial and mortgage loans serviced for others were $59,590,014 and $61,144,487 at December 31, 1999 and 1998, respectively. Mortgage servicing rights of $48,015 and $94,607 were capitalized in 1999 and 1998, respectively.

Impairment of loans having recorded investments of $814,018 at December 31, 1999 and $458,259 at December 31, 1998 has been recognized in conformity with FASB Statement No. 114, as amended by FASB Statement No. 118. The average recorded investment in impaired loans during 1999, 1998, and 1997 was $693,000, $796,566, and $1,218,476, respectively. The total allowance for loan losses related to these loans was $67,217 and $47,938 on December 31, 1999 and 1998, respectively. Interest income on impaired loans of $2,835, $11,993, and $35,814 was recognized for cash payments received in 1999, 1998, and 1997, respectively.

The Company is not committed to lend additional funds to borrowers with impaired loans.

Residential real estate loans aggregating $4,907,921 and $4,442,202 at December 31, 1999 and 1998, respectively, were pledged as collateral on deposits of municipalities.

Note 6.  Allowance for Loan Losses

Changes in the allowance for loan losses for the years ended December 31 are as follows:

                                         1999         1998         1997
                                      ------------------------------------

Balance, beginning                    $2,844,929   $2,811,412   $2,843,859
Provision for loan losses                359,496      400,000      425,000
Recoveries of amounts charged off         94,194      120,826       91,136
                                      ------------------------------------
                                       3,298,619    3,332,238    3,359,995
Amounts charged off                      428,636      487,309      548,583
                                      ------------------------------------
Balance, ending                       $2,869,983   $2,844,929   $2,811,412
                                      ====================================

Note 7.  Premises and Equipment

The major classes of premises and equipment and accumulated depreciation at December 31 are as follows:

                                          1999          1998
                                      -------------------------
Land and land improvements            $   573,249   $   565,349
Buildings and improvements              3,726,227     3,665,101
Furniture and equipment                 6,220,135     6,042,727
                                      -------------------------
                                       10,519,611    10,273,177
Less accumulated depreciation          (6,479,725)   (5,699,106)
                                      -------------------------
                                      $ 4,039,886   $ 4,574,071
                                      =========================

Depreciation included in occupancy and equipment expenses amounted to $867,114, $789,826, and $572,307 for the years ended December 31, 1999,
1998, and 1997, respectively.

The Company is obligated under noncancelable operating leases for premises expiring in various years through the year 2002. Options to renew for additional periods are available with these leases. Future minimum rental commitments for these leases with terms of one year or more at December 31, 1999 were as follows:

2000                         $ 61,265
2001                           41,741
2002                           11,443
                             --------
                             $114,449
                             ========

Rent expense for 1999, 1998, and 1997 amounted to $69,555, $68,977, and $67,935, respectively.

Occupancy expense is shown in the consolidated statements net of rental income of $55,585 in 1999, $68,840 in 1998, and $69,915 in 1997.

Note 8.  Other Real Estate Owned

A summary of foreclosed real estate at December 31 is as follows:

                                            1999       1998
                                          ------------------

Other real estate owned                   $26,667   $567,344
Less allowance for losses on OREO               0     42,588
                                          ------------------
Other real estate owned, net              $26,667   $524,756
                                          ==================

Changes in the allowance for losses on OREO for the years ended December 31 were as follows:

                              1999        1998         1997
                            ---------------------------------

Balance, beginning          $ 42,588    $  71,952    $  7,108
Provision for losses           7,421       77,578     117,748
Charge-offs, net             (50,009)    (106,942)    (52,904)
                            ---------------------------------
Balance, ending             $      0    $  42,588    $ 71,952
                            =================================

Note 9.  Investments Carried at Equity

During 1998, the Company purchased an interest in a low income housing limited partnership. This was established to acquire, own and rent residential housing for low and moderate income Vermonters located in northeastern Vermont. The investment is accounted for under the equity method of accounting. This equity investment, which is included in other assets, is recorded at cost and adjusted for the Company's proportionate share of the partnership's undistributed earnings or losses. The carrying values of this investment were $476,249 and $24,889 at December 31, 1999 and 1998, respectively. The provision for undistributed net losses of the partnership charged to earnings was $21,523 and $0 for 1999 and 1998, respectively.

Note 10.  Deposits

The following is a summary of interest bearing deposits at December 31:

                                 1999           1998
                             ---------------------------

NOW accounts                 $ 37,536,937   $ 35,342,901
Savings and money market       91,284,331     81,827,632
Time, $100,000 and over        21,414,788     19,442,204
Other time                     74,367,855     79,356,858
                             ---------------------------
                             $224,603,911   $215,969,595
                             ===========================

The following is a summary of time certificates of deposit by maturity at December 31, 1999:

2000                         $71,286,690
2001                          21,153,920
2002                           2,167,448
2003                             888,825
2004 and thereafter              285,760
                             -----------
                             $95,782,643
                             ===========

A maturity distribution of time certificates of deposit in denominations of $100,000 or more at December 31, 1999 is as follows:

Three months or less                       $ 2,300,460
Over three months through six months        11,872,320
Over six months through twelve months        3,751,057
Over twelve months                           3,490,951
                                           -----------
                                           $21,414,788
                                           ===========

Note 11.  Borrowed Funds

Borrowings from the Federal Home Loan Bank of Boston (FHLB) for the years ended December 31, were as follows:

                                                                         1999         1998
                                                                      -----------------------

Community Investment Program

  6.10% note payable to FHLB, payable in monthly installments of
   $8,727, including interest, through January 24, 2014               $        0   $1,028,569

  6.10% note payable to FHLB, payable in monthly installments of
   $4,636, including interest, through January 24, 2014                        0      546,427

Community Investment Program "Plus"

  5.01% term borrowing from FHLB maturing June 25, 2008                        0    1,000,000

  5.66% term borrowing from FHLB maturing February 4, 2003                     0    1,000,000

Option Advances

  6.06% note payable to FHLB, payable in monthly installments of
   $11,178, including interest, through May 6, 2008                      886,176      963,273

  6.06% note payable to FHLB, payable in monthly installments of
   $5,589, including interest, through March 24, 2008                    436,443      475,386

  5.95% note payable to FHLB, payable in monthly installments of
   $13,354, including interest, through March 24, 2003                   482,662      609,595

  6.06% note payable to FHLB, payable in monthly installments of
   $7,341, including interest, through March 23, 2005                    399,648      461,118

IDEAL Way advances payable monthly, various rates as
 determined by FHLB                                                      667,000            0
                                                                      -----------------------
                                                                      $2,871,929   $6,084,368
                                                                      =======================

Principal maturities of borrowed funds as of December 31, 1999 are as follows:


2000                         $  990,150
2001                            343,274
2002                            365,677
2003                            279,723
2004                            240,986
Thereafter                      652,119
                             ----------
                             $2,871,929
                             ==========

Under the terms of the Community Investment Program agreement, these funds have been loaned to provide housing for individuals and families whose income is at or below 115% of the median income for the area as defined by the U. S. Department of Housing and Urban Development.

Under the terms of the Community Investment Program "Plus", the Company has unadvanced funds available of $10,159,098. This funding commitment expires March 31, 2000.

Additionally, Union and Citizens each maintain an IDEAL Way Line of Credit with the Federal Home Loan Bank of Boston. As of December 31, 1999, the total amounts of these lines approximated $3,356,000 and $3,040,000 for Union and Citizens, respectively. Total borrowings against this line of credit were $667,000 and $0 at December 31, 1999 and 1998, respectively. Interest on these borrowings is chargeable at a rate determined by the Federal Home Loan Bank and payable monthly.

Collateral on these borrowings consists of Federal Home Loan Bank stock purchased by each Bank, all funds placed in deposit with the Federal Home Loan Bank, and qualified first mortgages held by each Bank, and any additional holdings which may be pledged as security.

Note 12.  Income Taxes

The Company prepares its Federal income tax return on a consolidated basis. Federal income taxes are allocated to members of the consolidated group based on taxable income.

Income taxes for the years ended December 31 were as follows:

                                  1999         1998         1997
                               ------------------------------------

Currently paid or payable      $1,762,301   $2,026,257   $1,965,210
Deferred                           52,958       28,650      (16,524)
                               ------------------------------------
                               $1,815,259   $2,054,907   $1,948,686
                               ====================================

Total income tax expense differs from the amounts computed at the statutory federal income tax rate of 34% primarily due to the following at December 31:

                                                       1999          1998          1997
                                                    --------------------------------------

Computed "expected" tax expense                     $2,002,848    $2,246,143    $2,143,424
Tax exempt interest                                   (223,150)     (223,262)     (212,649)
Disallowed interest expense                             29,902        31,557        30,576
Dividend exclusion                                     (11,737)      (11,576)      (19,456)
Increase in CSV life                                   (27,990)      (27,494)      (25,139)
Nondeductible acquisition costs                        169,708        23,632             0
Tax credits on limited partnership investments        (141,484)            0             0
Other                                                   17,162        15,907        31,930
                                                    --------------------------------------
                                                    $1,815,259    $2,054,907    $1,948,686
                                                    ======================================

The deferred income tax provision consisted of the following for the years ended December 31:

                                         1999        1998        1997
                                      --------------------------------

Bad debts                             $(50,219)   $(15,121)   $(10,197)
Mark-to-market, loans                   16,223        (130)    (48,632)
Deferred loan fees                      17,389      26,928      21,671
Nonaccrual loan interest               (24,371)     15,808     (16,289)
OREO                                    14,480       9,984     (22,047)
Deferred compensation                   57,208       4,626         764
Pension                                  6,001     (31,762)     22,774
Depreciation                           (41,922)    (14,692)     14,019
Limited partnership tax credits         60,316           0           0
Mortgage servicing rights               (1,468)     10,199       3,454
Other                                     (679)     22,810      17,959
                                      --------------------------------
                                      $ 52,958    $ 28,650    $(16,524)
                                      ================================

Listed below are the significant components of the net deferred tax asset at December 31:

                                                            1999         1998
                                                         -----------------------

Components of the deferred tax asset:
Bad debts                                                $  775,488   $  725,269
Mark-to-market loans                                         17,824       34,047
Deferred loan fees                                           33,690       51,079
Nonaccrual loan interest                                     62,087       37,716
OREO writedowns                                                   0       14,480
Deferred compensation                                       561,657      618,865
Pension                                                      22,651       28,652
Unrealized loss on securities available-for-sale            583,690            0
                                                         -----------------------
Total deferred tax asset                                  2,057,087    1,510,108
Valuation allowance                                               0            0
                                                         -----------------------
Total deferred tax asset, net of valuation allowance      2,057,087    1,510,108
                                                         =======================
Components of the deferred tax liability:
Depreciation                                               (114,866)    (156,788)
Mortgage servicing rights                                   (28,894)     (30,362)
Limited partnership tax credits                             (60,316)           0
Other                                                       (64,117)     (64,796)
Unrealized gain on securities available-for-sale                  0     (306,581)
                                                         -----------------------
Total deferred tax liability                               (268,193)    (558,527)
                                                         -----------------------
Net deferred tax asset                                   $1,788,894   $  951,581
                                                         =======================

FASB Statement No. 109 allows for recognition and measurement of deductible temporary differences (including general valuation allowances) to the extent that it is more likely than not that the deferred asset will be realized.

Net deferred income tax assets are included in the caption "Other assets" on the balance sheets at December 31, 1999 and 1998, respectively.

Note 13.  Employee Benefits

Union sponsors a non-contributory defined benefit pension plan covering all eligible employees. Union's policy is to accrue annually an amount equal to the actuarially calculated expense.

Net pension cost for Union's defined benefit pension plan consisted of the following components at December 31:

                                                   1999         1998
                                                 ----------------------

Service cost                                     $ 185,950    $ 162,697
Interest cost on projected benefit obligation      270,765      229,930
Actual return on plan assets                      (269,861)    (263,989)
Net amortization and deferral                       (7,656)      (7,656)
                                                 ----------------------
                                                 $ 179,198    $ 120,982
                                                 ======================

The following table sets forth the Plan's funded status and amounts recognized in the accompanying consolidated balance sheets at December 31:

                                                              1999          1998
                                                          -------------------------

Actuarial present value of benefit obligations:
Vested benefits                                           $ 2,954,924    $2,923,795
Nonvested benefits                                             46,980        46,562
                                                          -------------------------
Accumulated benefits                                        3,001,904     2,970,357
                                                          =========================
Projected benefits                                         (4,269,543)   (3,875,397)
Plan assets at fair value                                   3,645,807     3,747,456
                                                          -------------------------
Projected benefit obligation in excess of plan assets        (623,736)     (127,941)
Unrecognized transition amount                                (30,617)      (38,273)
Unrecognized net loss                                         587,733       105,225
                                                          -------------------------
Accrued pension                                           $   (66,620)   $  (60,989)
                                                          =========================

Assumptions used by Union in the determination of pension plan information consisted of the following:

                                                      1999       1998
                                                      ---------------

Discount rate                                         7.00%      6.50%
Rate of increase in compensation levels               4.25%      3.25%
Expected long-term rate of return of plan assets      7.25%      7.25%

Contributions to the plan are invested in diversified portfolios, mainly corporate stocks and bonds.

Contributions to Union's defined contribution 401(k) plan, including employer matching amounts, are at the discretion of the Board of Directors. Employer contributions to the plan were $65,785, $63,375, and $59,439 for 1999, 1998, and 1997, respectively.

Additionally, the Company and Union have a non-qualified Deferred Compensation Plan for Directors and certain key officers. Under the plan, compensation may be deferred that would otherwise be currently payable. Deferrals are made to an uninsured interest bearing account and are payable upon attainment of a certain age or death over a 15 year period. The Company and Union have purchased life insurance contracts for each participant in order to fund these benefits. The benefits accrued under this plan aggregated $1,651,932 and $1,820,194 at December 31, 1999 and 1998,
respectively, and is included in the financial statement caption "Accrued expenses and other liabilities". The cash surrender value of the life insurance policies purchased to fund these plans aggregated $1,124,222 and $1,041,898 at December 31, 1999 and 1998, respectively. These amounts are included in the financial statement caption "Other assets". The annual net cost of the plan is immaterial to the financial statements of the Company.

Citizens maintains separately a 401(k) plan and a discretionary profit sharing plan. The 401(k) plan covers all employees meeting certain eligibility requirements. Employees are permitted to contribute any amount, up to 10% of their compensation, to the 401(k) plan. Citizens makes matching contributions up to 6% of an employee's compensation. Matching contributions to this plan were $37,178, $30,852, and $27,772 for 1999, 1998, and 1997, respectively.

Contributions to the profit sharing plan are at the discretion of Citizens' Board of Directors. Contributions to this plan were $42,003, $74,934, and $67,935 for 1999, 1998, and 1997, respectively.

Note 14.  Financial Instruments With Off-Balance-Sheet Risk

The Company is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers and to reduce its own exposure to fluctuations in interest rates. These financial instruments include commitments to extend credit, standby letters of credit, interest rate caps and floors written on adjustable rate loans, and commitments to sell loans. Such instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the balance sheet. The contract or notional amounts of those instruments reflect the extent of involvement the Company has in particular classes of financial instruments.

The Company's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit is represented by the contractual notional amount of those instruments. The Company uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments. For interest rate caps and floors written on adjustable rate loans, the contract or notional amounts do not represent exposure to credit loss. The Company controls the risk of interest rate cap agreements through credit approvals, limits, and monitoring procedures.

The Company generally requires collateral or other security to support financial instruments with credit risk.

                                                                      Contract or
                                                                       Notional
                                                                        Amount
                                                                         1999
                                                                      -----------

Financial instruments whose contract amount represent credit risk:

  Commitments to extend credit                                        $19,104,660
                                                                      ===========
  Standby letters of credit and commercial letters of credit          $   675,369
                                                                      ===========
  Credit card arrangements                                            $ 1,194,558
                                                                      ===========
  Home equity lines                                                   $ 3,978,431
                                                                      ===========

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee.

Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Company evaluates each customer's credit worthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Company, upon extension of credit is based on management's credit evaluation of the customer. Collateral held varies but may include real estate, accounts receivables, inventory, property, plant and equipment, and income-producing commercial properties.

Standby letters of credit are conditional commitments issued by the Company to guarantee the performance of a customer to a third party. Those guarantees are primarily issued to support private borrowing arrangements. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loans to customers.

The Company enters into a variety of interest rate contracts, including interest rate caps and floors written on adjustable rate loans in managing its interest rate exposure. Interest rate caps and floors on loans, written by the Company enables customers to transfer, modify, or reduce their interest rate risk.

Note 15.  Commitments and Contingencies

In the normal course of business, the Company is involved in various legal proceedings. In the opinion of management, after consulting with the Company's legal counsel, any liability resulting from such proceedings would not have a material adverse effect on the Company's financial statements.

Note 16.  Fair Values of Financial Instruments

The estimated fair values of the Company's financial instruments at December 31, 1999 are as follows:

                                              Carrying      Estimated
                                               Amount       Fair Value
                                            --------------------------

Financial assets:
  Cash and cash equivalents                 $ 15,101,545   $ 15,101,545
  Interest bearing deposits                    1,956,999      1,942,088
  Securities available-for-sale               60,440,524     60,440,524
  Federal Home Loan Bank stock                   938,800        938,800
  Loans and loans held for sale, net         206,483,416    204,026,180
  Accrued interest receivable                  2,199,426      2,199,426

Financial liabilities:
  Deposits                                   257,592,803    257,993,340
  Borrowed funds                               2,871,929      2,181,136
  Accrued interest payable                       549,712        549,712

The estimated fair values of the Company's financial instruments at December 31, 1998 are as follows:

                                              Carrying      Estimated
                                               Amount       Fair Value
                                            --------------------------

Financial assets:
  Cash and cash equivalents                 $ 19,196,252   $ 19,196,252
  Interest bearing deposits                    1,873,000      1,887,766
  Securities available-for-sale               58,585,499     58,585,499
  Federal Home Loan Bank stock                   904,000        904,000
  Loans and loans held for sale, net         199,623,429    201,288,319
  Accrued interest receivable                  2,105,702      2,105,702

Financial liabilities:
  Deposits                                   248,918,216    250,108,783
  Borrowed funds                               6,084,368      6,268,726
  Accrued interest payable                       656,922        656,922

The estimated fair values of deferred fees on commitments to extend credit and letters of credit were immaterial at December 31, 1999 and 1998.

The carrying amounts in the preceding table are included in the balance sheet under the applicable captions.

Note 17.  Transactions With Related Parties

The Company has had, and may be expected to have in the future, banking transactions in the ordinary course of business with directors, principal officers, their immediate families and affiliated companies in which they are principal stockholders (commonly referred to as related parties), all of which have been, in the opinion of management, on the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with others.

Aggregate loan transactions with related parties for the year ended December 31 were as follows:

                                               1999         1998
                                            -----------------------


Balance, beginning                          $ 866,865    $1,055,187
New loans                                     248,822     1,225,546
Repayments                                   (246,524)     (839,696)
Other, net                                     (5,500)     (574,172)
                                            -----------------------
Balance, ending                             $ 863,663    $  866,865
                                            =======================
Balance available on lines of credit        $ 217,908    $  204,415
                                            =======================

Other activity consists of transactions with related parties who have been newly elected and the sale of mortgage loans on the secondary market.

Deposit accounts with related parties approximated $2,015,213 and $2,043,615 at December 31, 1999 and 1998, respectively.

Note 18.  Incentive Stock Option Plan

Under the terms of a Stock Option Plan with certain key employees, options to purchase shares of the Company's common stock are granted at a price equal to the market price of the stock at the date of grant. These stock options are exercisable within five years from the date of grant, depending on when granted. Following is a summary of transactions:

                                                                   Shares Under Option
                                                               --------------------------
                                                                1999      1998      1997
                                                               --------------------------

Outstanding, January 1                                         13,700    15,300    17,000
Granted during the year                                         2,500     2,500     2,500
Exercised during the year (4,000 shares at $9.25 per
 share and 300 shares at $9.75 in 1999, 4,000 shares
 at $9.00 per share and 100 shares at $9.75 in 1998, and
 4,000 shares at $7.75 pershare and 200 shares at
 $9.75 per share during 1997)                                  (4,300)   (4,100)   (4,200)
                                                               --------------------------
      Outstanding, December 31                                 11,900    13,700    15,300
                                                               ==========================

                                                      Shares Under Option
                                                    ------------------------
                                                     1999     1998     1997
                                                    ------------------------

Eligible, December 31, for exercise currently at:
  $ 9.00 per share                                       0        0    4,000
  $ 9.25 per share                                       0    4,000    4,000
  $ 9.75 per share                                   4,400    4,700    4,800
  $18.00 per share                                   2,500    2,500    2,500
  $20.25 per share                                   2,500        0        0
  $22.00 per share                                   2,500    2,500        0
                                                    ------------------------
                                                    11,900   13,700   15,300
                                                    ========================

Had compensation cost been determined on the basis of fair value pursuant to FASB Statement No. 123, net income would have been reduced as follows at December 31:

                      1999         1998         1997
                   ------------------------------------

Net income

  As reported      $4,075,471   $4,551,396   $4,355,504
                   ====================================

  Proforma         $4,071,059   $4,547,953   $4,353,479
                   ====================================

Note 19.  Acquisitions

Effective November 30, 1999, the Company acquired Citizens Savings Bank and Trust Company in a merger accounted for in a tax-free transaction as a pooling of interests with the exchange of 991,089 shares (net of 196 fractional shares redeemed for approximately $4,516) of newly-issued Company common stock in exchange for all of the outstanding shares of Citizens' common stock. Interest income, net income, and earnings per share (as restated) for the Company and Citizens Savings Bank and Trust Company prior to the acquisition are as follows:

                                                                                    Eleven Months
                                                                                       Ended
                                                          Year Ended December 31,   November 30,
                                                        ---------------------------------------
                                                            1997         1998           1999
                                                        ---------------------------------------

Interest income
  Union Bankshares, Inc.                                $14,116,364   $14,733,104   $13,694,631
  Citizens Savings Bank and Trust Company                 7,550,057     7,893,075     7,178,879
                                                        ---------------------------------------
  Combined                                              $21,666,421   $22,626,179   $20,873,510
                                                        =======================================

Net income, giving effect to proforma income taxes
  Union Bankshares, Inc.                                $ 3,346,118   $ 3,449,912   $ 2,937,645
  Citizens Savings Bank and Trust Company                 1,009,386     1,101,484       987,109
                                                        ---------------------------------------
      Combined                                          $ 4,355,504   $ 4,551,396   $ 3,924,754
                                                        =======================================

Basic earnings per share
  Union Bankshares, Inc.                                $      1.64   $      1.70   $      1.44
  Citizens Savings Bank and Trust Company                      1.02          1.11          1.00
                                                        ---------------------------------------
      Combined                                          $      1.44   $      1.51   $      1.30
                                                        =======================================


Note 20.  Reportable Segments

The Company has two reportable operating segments, Union Bank (Union) and Citizens Savings Bank and Trust Company (Citizens). The accounting policies, including the operation of each, are the same as those described in the summary of significant accounting policies in Note 1. Management regularly evaluates separate financial information for each segment in deciding how to allocate resources and in assessing performance.

The Company accounts for intersegment sales and transfers as if the sales or transfers were to third parties, that is, at current market prices.

Information about reportable segments, and reconciliation of such information to the consolidated financial statements as of and for the years ended December 31, follows:

                                                               Intersegment               Consolidated
1999                                 Union          Citizens   Elimination     Other         Totals
------------------------------------------------------------------------------------------------------

Interest income                   $ 15,035,945    $ 7,828,383    $      0    $       0    $ 22,864,328
Interest expense                     5,757,892      3,362,522           0        1,157       9,121,571
Provision for loan loss                 62,500        296,996           0            0         359,496
Service fee income                   1,666,244        562,629           0            0       2,228,873
Income tax expense (benefit)         1,277,950        560,195           0      (22,886)      1,815,259
Net income (loss)                    3,496,397        937,342           0     (358,268)      4,075,471
Assets                             197,648,845     97,512,372     (79,755)     394,184     295,475,646

                                                               Intersegment               Consolidated
1998                                 Union          Citizens   Elimination     Other         Totals
------------------------------------------------------------------------------------------------------

Interest income                   $ 14,733,104    $ 7,893,075   $       0    $       0    $ 22,626,179
Interest expense                     5,778,179      3,472,861           0        1,424       9,252,464
Provision for loan loss                100,000        300,000           0            0         400,000
Service fee income                   1,559,924        586,074           0            0       2,145,998
Income tax expense (benefit)         1,541,504        547,650           0      (34,247)      2,054,907
Net income (loss)                    3,540,023      1,101,484           0      (90,111)      4,551,396
Assets                             190,783,600     98,966,698           0      381,691     290,131,989

                                                               Intersegment               Consolidated
1997                                 Union          Citizens   Elimination     Other         Totals
------------------------------------------------------------------------------------------------------

Interest income                   $ 14,116,364    $ 7,550,057    $      0    $       0    $ 21,666,421
Interest expense                     5,429,873      3,350,773           0        1,416       8,782,062
Provision for loan loss                125,000        300,000           0            0         425,000
Service fee income                   1,504,173        556,544           0            0       2,060,717
Income tax expense (benefit)         1,478,895        498,186           0      (28,395)      1,948,686
Net income (loss)                    3,401,237      1,009,386           0      (55,119)      4,355,504
Assets                             180,384,242     92,567,035           0      328,607     273,279,884

Amounts in the "Other" column encompass activity in Union Bankshares, Inc., the "parent company". Holding company assets are stated after intercompany eliminations.

Note 21.  Regulatory Capital Requirements

Union and Citizens (the Banks) are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory-and possibly additional discretionary-actions by regulators that, if undertaken, could have a direct material effect on the Banks' financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Banks must meet specific capital guidelines that involve quantitative measures of the Banks' assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Banks' capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Banks to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier I capital (as defined) to average assets (as defined). Management believes, as of December 31, 1999, that the Banks meet all capital adequacy requirements to which they are subject.

As of December 31, 1999, the most recent notification from the FDIC categorized the Banks as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized the Banks must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the Banks' category.

The Banks' actual capital amounts (000's omitted) and ratios are also presented in the table.

                                                                                            Minimums
                                                                                           To be Well
                                                                        Minimums       Capitalized Under
                                                                       For Capital     Prompt Corrective
                                                      Actual           Requirements    Action Provisions:
                                                 --------------------------------------------------------
                                                  Amount    Ratio     Amount    Ratio    Amount    Ratio
                                                 --------------------------------------------------------

As of December 31, 1999:
Total capital to risk weighted  assets
  Union                                          $23,506    18.80%   $10,002    8.0%   $12,502     10.0%
  Citizens                                        12,057    17.35%     5,559    8.0%     6,949     10.0%
Tier I capital to risk weighted assets
  Union                                           21,889    17.51%     5,001    4.0%     7,501      6.0%
  Citizens                                        11,188    16.10%     2,780    4.0%     4,169      6.0%
Tier I capital to average assets
  Union                                           21,889    10.93%     8,010    4.0%    10,013      5.0%
  Citizens                                        11,188    11.43%     3,914    4.0%     4,893      5.0%
As of December 31, 1998:
Total capital to risk weighted assets
  Union                                           22,353    18.70%     9,563    8.0%    11,954     10.0%
  Citizens                                        11,219    16.02%     5,602    8.0%     7,003     10.0%
Tier I capital to risk weighted assets
  Union                                           20,688    17.31%     4,781    4.0%     7,172     6.0%
  Citizens                                        10,342    14.77%     2,801    4.0%     4,202     6.0%
Tier I capital to average assets
  Union                                           20,688    11.49%     7,200    4.0%     9,000     5.0%
      Citizens                                    10,342    10.37%     3,990    4.0%     4,988     5.0%

Note 22.  Restrictions on Retained Earnings

The Company is subject to restrictions on the amount of dividends that it may declare without prior regulatory approval. Also, Vermont state banking regulations require each Bank to transfer, at a minimum, 10% of annual net profits to restricted retained earnings until such amounts of capital equal 10% of each Bank's deposits and other liabilities.

Note 23.  Subsequent Events

On January 5, 2000, Union Bankshares, Inc. declared a $0.24 per share dividend payable January 14, 2000 to stockholders of record on January 5, 2000.

Note 24.  Condensed Financial Information (Parent Company Only)

The following financial statements are for Union Bankshares, Inc. (Parent Company Only), and should be read in conjunction with the consolidated financial statements of Union Bankshares, Inc. and Subsidiaries.

                UNION BANKSHARES, INC. (PARENT COMPANY ONLY)
                          CONDENSED BALANCE SHEETS
                         DECEMBER 31, 1999 AND 1998

                                                                       1999            1998
                                                                    --------------------------
ASSETS
Cash                                                                $   344,714    $   191,538
Investment in Subsidiary-Union                                       21,176,978     21,143,746
Investment in Subsidiary-Citizens                                    10,768,302              0
Other assets                                                            394,184        381,691
                                                                    --------------------------
      Total assets                                                  $32,684,178    $21,716,975
                                                                    ==========================
LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities
  Other liabilities                                                 $   464,164    $   442,189
                                                                    --------------------------
      Total liabilities                                                 464,164        442,189
                                                                    --------------------------
Stockholders' equity
  Common stock, $2 par value; 5,000,000 shares authorized,
   3,263,489 shares issued at 12/31/99 and 2,268,100 shares
    issued at 12/31/98                                                6,526,978      4,536,200
  Paid-in capital                                                       238,353        849,190
  Retained earnings (Note 21)                                        28,180,180     17,031,320
  Less treasury stock, at cost 233,960 shares; 1999 and 1998         (1,592,451)    (1,592,451)
  Accumulated other comprehensive (loss) income                      (1,133,046)       450,527
                                                                    --------------------------
      Total stockholders' equity                                     32,220,014     21,274,786
                                                                    --------------------------
      Total liabilities and stockholders' equity                    $32,684,178    $21,716,975
                                                                    ==========================

The investment in the subsidiary banks is carried under the equity method of accounting. The investment and cash, which is on deposit with the Bank, has been eliminated in consolidation.

                UNION BANKSHARES, INC. (PARENT COMPANY ONLY)
                       CONDENSED STATEMENTS OF INCOME
                Years Ended December 31, 1999, 1998 and 1997

                                                          1999          1998            1997
                                                       ----------------------------------------

Revenues
  Dividends
  Bank subsidiaries                                    $2,300,000    $1,850,000      $1,750,000
  Loss on sale of securities                                 (109)            0               0
                                                       ----------------------------------------
      Total revenues                                    2,299,891     1,850,000       1,750,000
                                                       ----------------------------------------
Expenses
  Interest                                                  1,157         1,424           1,416
  Merger and acquisition costs                            332,940        23,632               0
  Administrative and other                                 46,948        99,302          82,099
                                                       ----------------------------------------
      Total expenses                                      381,045       124,358          83,515
                                                       ----------------------------------------
Income before applicable income tax and equity
 in undistributed net income of subsidiaries            1,918,846      1,725,642      1,666,485
Applicable income tax (benefit)                           (22,886)       (34,247)       (28,395)
                                                       ----------------------------------------
Income before equity (deficit) in undistributed
 net income of subsidiaries                             1,941,732      1,759,889      1,694,880
Equity in undistributed net income-Union                1,196,398      1,690,023      1,651,238
Deficit in undistributed net income-Citizens              (49,768)             0              0
                                                       ----------------------------------------

      Net income                                       $3,088,362     $3,449,912     $3,346,118
                                                       ========================================

Equity in undistributed net income of Citizens represents earnings of Citizens subsequent to the merger occurring November 30, 1999.

                UNION BANKSHARES, INC. (PARENT COMPANY ONLY)
                     CONDENSED STATEMENTS OF CASH FLOWS
                Years Ended December 31, 1999, 1998 and 1997

                                                        1999            1998            1997
                                                    -------------------------------------------

CASH FLOWS FROM OPERATING ACTIVITIES
  Net income                                        $ 3,088,362     $ 3,449,912     $ 3,346,118
  Adjustments to reconcile net income
   to net cash provided by operating activities
    Equity in undistributed net income of Union      (1,196,398)     (1,690,023)     (1,651,238)
  Deficit in undistributed net loss of Citizens          49,768               0               0
  Increase in income taxes receivable                    (6,404)         (2,078)            (15)
  Increase in other assets                              (23,891)        (33,203)        (24,502)
  Loss on sale of securities                                109               0               0
  Increase in other liabilities                          21,974          42,116          28,717
                                                    -------------------------------------------
      Net cash provided by operating activities       1,933,520       1,766,724       1,699,080
                                                    -------------------------------------------
CASH FLOWS FROM INVESTING ACTIVITIES
  Proceeds from sale of securities                       17,693               0               0
  Purchases of securities                                     0         (17,802)              0
                                                    -------------------------------------------
      Net cash provided (used) by investing
       activities                                        17,693         (17,802)              0
                                                    -------------------------------------------

CASH FLOWS FROM FINANCING ACTIVITIES
  Purchase of treasury stock                                  0         (43,960)       (118,803)
  Dividends paid                                     (1,833,446)     (1,665,519)     (1,525,925)
  Proceeds from exercise of stock option                 39,925          36,975          32,950
  Purchase of fractional shares                          (4,516)              0               0
                                                    -------------------------------------------
      Net cash used by financing activities          (1,798,037)     (1,672,504)     (1,611,778)
                                                    -------------------------------------------
Net increase in cash                                    153,176          76,418          87,302
Cash
  Beginning                                             191,538         115,120          27,818
                                                    -------------------------------------------
  Ending                                            $   344,714     $   191,538     $   115,120
                                                    ===========================================
SUPPLEMENTAL SCHEDULE OF CASH PAID
 (RECEIVED) DURING THE YEAR
  Interest                                          $     1,157     $     1,424     $     1,416
                                                    ===========================================
  Income taxes                                      $   (34,247)    $   (28,395)    $   (20,624)
                                                    ===========================================
SUPPLEMENTAL SCHEDULE OF NONCASH
 INVESTING AND FINANCING ACTIVITIES
Stock dividends                                     $         0     $         0     $ 2,259,800
                                                    ===========================================

Note 25.  Quarterly Financial Data (Unaudited)

A summary of financial data for the four quarters of 1999, 1998, and 1997 is presented below:

                   UNION BANKSHARES, INC. AND SUBSIDIARIES

                                            Quarters in 1999 Ended
                                -----------------------------------------------
                                March 31,    June 30,     Sept. 30,    Dec. 31,

Interest income                $5,524,141   $5,615,172   $5,823,586   $5,901,429
Interest expense                2,248,158    2,248,747    2,302,990    2,321,676
Provision for loan losses          99,999       87,499       62,499      109,499
Securities gains (loss)               512        2,636          (63)        (109)
Other operating expenses        2,427,371    2,425,095    2,477,214    2,707,707
Net income                        985,191    1,030,388    1,133,409      926,483
Earnings per common share            0.33         0.34         0.37         0.31

                                            Quarters in 1998 Ended
                                March 31,    June 30,    Sept. 30,    Dec. 31,

                                -----------------------------------------------

Interest income                $5,505,812   $5,672,110   $5,663,914   $5,784,343
Interest expense                2,282,584     2,315,519   2,311,415    2,342,946
Provision for loan losses         112,500       112,500     100,000       75,000
Securities gains (loss)           (41,668)          310      65,366      126,030
Other operating expenses        2,357,182     2,274,553   2,314,371    2,332,259
Net income                        978,422     1,180,128   1,095,515    1,297,331
Earnings per common share            0.33          0.39        0.36         0.43

                                            Quarters in 1997 Ended
                                March 31,    June 30,    Sept. 30,    Dec. 31,
                                -----------------------------------------------

Interest income                $5,223,619   $5,365,433   $5,507,672   $5,569,697
Interest expense                2,091,475    2,161,901    2,212,699    2,315,987
Provision for loan losses         150,000      125,000       75,000       75,000
Securities gains (loss)           (13,682)       5,091       (9,447)           0
Other operating expenses        2,167,740    2,076,390    2,253,351    2,069,882
Net income                        960,334    1,098,162    1,080,126    1,216,882
Earnings per common share            0.32         0.36         0.36         0.40

Note 26.  Other Income and Other Expenses

The components of other income and other expenses which are in excess of one percent of total revenues in any of the three years disclosed are as follows:

                               1999         1998         1997
                            ------------------------------------

Expenses
  State franchise tax       $  281,480   $  266,009   $  168,631
  Legal fees                   280,503       33,438       28,768
  Professional fees            308,431      136,871      143,197
  Fees to directors            261,609      246,717      218,212
  Postage and shipping         246,321      253,634      241,665
  Other                      1,670,990    1,665,407    1,510,633
                            ------------------------------------
                            $3,049,334   $2,602,076   $2,311,106
                            ====================================

                   UNION BANKSHARES, INC. AND SUBSIDIARIES
                   ---------------------------------------
                   MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                FINANCIAL CONDITION AND RESULTS OF OPERATION

                                   GENERAL

The following discussion and analysis by Management focuses on those factors that had a material effect on Union Bankshares, Inc.'s (Union's) financial position as of December 31, 1999 and 1998, and its results of operations for the years ended December 31, 1999, 1998, and 1997. This discussion should be read in conjunction with the consolidated Financial Statements and related notes and with other financial data appearing elsewhere. Management is not aware of the occurrence of any events after December 31, 1999, which would materially affect the information presented below.

The Company may from time to time make written or oral statements that are considered "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may include financial projections, statements of plans and objectives for future operations, estimates of future economic performance and assumptions relating thereto. The Company may include forward-looking statements in its filings with the Securities and Exchange Commission, in its reports to stockholders, including this Annual Report, in other written materials, and in statements made by senior management to analysts, rating agencies, institutional investors, representatives of the media and others.

By their very nature, forward-looking statements are subject to uncertainties, both general and specific, and risk exists that predictions, forecasts, projections and other estimates contained in forward-looking statements will not be achieved. Also when we use any of the words "believes," "expects," "anticipates" or similar expressions, we are making forward-looking statements. Many possible events or factors could affect the future financial results and performance of our company. This could cause results or performance to differ materially from those expressed in our forward-looking statements. The possible events or factors that might affect our forward-looking statements include, but are not limited to, the following:

*    uses of monetary, fiscal and tax policy by various governments
* political, legislative or regulatory developments in Vermont or the United States including changes in laws concerning taxes, banking and other aspects of the financial services industry
* developments in general economic or business conditions, including interest rate fluctuations, market fluctuations and perceptions, and inflation
* changes in the competitive environment for financial services organizations
*    the Company's ability to retain key personnel
* changes in technology including demands for greater automation and systems integration of Citizens Savings Bank and Trust Co. (Citizens)
* timely integration of Citizens, unanticipated lower revenues, loss of customers or business, or higher operating expenses
*    adverse changes in the securities market

When relying on forward-looking statements to make decisions with respect to the Company, investors and others are cautioned to consider these and other risks and uncertainties.

                                 ACQUISITION

Effective November 30, 1999, following the receipt of all required stockholder, state and federal regulatory approvals, Union Bankshares, Inc. acquired Citizens Savings Bank and Trust Co. This makes Union a two bank holding company. The accompanying consolidated financial statements reflect the accounting for the acquisition as a pooling of interests and are presented as if the companies were combined as of the earliest period presented. However, the financial information is not necessarily indicative of the results of operations, financial position or cash flows that would have occurred had the acquisition been consummated for the periods for which it is given effect, nor is it necessarily indicative of future results of operations, financial position, or cash flows. The financial statements reflect the conversion of each outstanding share of Citizens common stock into 6.5217 shares of Union common stock. Additional information with respect to this acquisition can be found in Note 19 to the Financial Statements.

                            RESULTS OF OPERATIONS

The Company's net income for the year ended December 31, 1999 was $4.075 million compared with net income of $4.551 million for the year 1998. Without merger related nondeductible expenses and Y2K expenses, 1999's net income would have been $4.614 million versus 1998 of $4.597 million. Net income per share was $1.35 for 1999 compared to $1.51 for 1998 and would have been $1.52 per share for both years without the merger related and Y2K expenses.

Net Interest Income. The largest component of Union's operating income is net interest income, which is the difference between interest and dividend income received from interest-earning assets and the interest expense paid on its interest-bearing liabilities.

Yields Earned and Rates Paid. The following table shows for the periods indicated, the total amount of income recorded from interest-earning assets, and the related average yields, the interest expense associated with interest-bearing liabilities, expressed in dollars and average rates, and the relative net interest spread and net interest margin. Yield and rate information for a period is average information for the period, and is calculated by dividing the income or expense item for the period by the average balances of the appropriate balance sheet item during the period. Net interest margin is net interest income divided by average interest-earning assets. Nonaccrual loans are included in asset balances for the appropriate periods, but recognition of interest on such loans is discontinued and any remaining accrued interest receivable is reversed, in conformity with federal regulations. The yields and net interest margins appearing in the following table have been calculated on a pre-tax basis:

                                                                   Years ended December 31
                               -------------------------------------------------------------------------------------------------
                                           1999                             1998                             1997
                               -------------------------------------------------------------------------------------------------
                                Average   Income/   Average      Average   Income/   Average     Average    Income/   Average
                                Balance   Expense   Yield/Rate   Balance   Expense   Yield/Rate   Balance   Expense   Yield/Rate
                               -------------------------------------------------------------------------------------------------
                                                                     (Dollars in thousands)

Average Assets:
Federal funds sold             $  8,604   $   425     4.94%    $  8,799    $   461     5.24%    $  6,168    $   314     5.09%
Interest-bearing deposits         2,223       122     5.49%       1,494         83     5.56%         296          5     1.69%
Investments (1)(2)               61,097     3,685     6.21%      51,663      3,246     6.35%      45,573      2,864     6.34%
Loans, net (1)(3)               202,674    18,631     9.31%     194,716     18,836     9.83%     193,585     18,483     9.70%
                               ------------------              -------------------              -------------------
      Total interest-
       earning assets (1)       274,598    22,863     8.45%     256,672     22,626     8.95%     245,622     21,666     8.95%

Cash and due from banks           9,195                           8,507                            8,105
Premises and equipment            4,330                           4,596                            4,330
Other assets                      5,621                           6,227                            4,985
                               --------                        --------                         --------
      Total assets             $293,744                        $276,002                         $263,042

Average Liabilities and
 Stockholders' Equity:
NOW accounts                   $ 34,654   $   676     1.95%    $ 30,957    $   691     2.23%    $ 27,175    $   570     2.10%
Savings/money market
 accounts                        87,360     3,072     3.52%      75,579      2,712     3.59%      71,910      2,525     3.51%
Certificates of deposit          98,901     5,086     5.14%     101,578      5,556     5.47%     102,371      5,557     5.43%
Borrowed funds                    4,948       287     5.80%       5,027        294     5.85%       2,198        130     5.91%
                               ------------------              -------------------              -------------------
      Total interest-bearing
       liabilities              225,863     9,121     4.04%     213,141      9,253     4.34%     203,654      8,782     4.31%

Non-interest bearing
 deposits                        32,505                          28,838                           26,362
Other liabilities                 3,292                           3,581                            5,344
                               --------                        --------                         --------
         Total liabilities      261,660                         245,560                          235,360

Stockholders' equity             32,084                          30,442                           27,682
                               --------                        --------                         --------
      Total liabilities and
       stockholders equity     $293,744                        $276,002                         $263,042
                               ========                        ========                         ========

Net interest income (1)                   $13,742                          $13,373                          $12,884
                                          =======                          =======                          =======

Net interest spread                                   4.41%                            4.61%                            4.65%

Net interest margin                                   5.13%                            5.34%                            5.38%

--------------------

<F1>   Average yield reported on a tax-equivalent basis
<F2>   Average balance of investments calculated on the amortized cost basis
<F3>   Net of unearned income and allowance for loan losses

Union's net interest income increased by $369 thousand, or 2.76%, to $13.7 million for the year ended December 31, 1999, from $13.4 million for the year ended December 31, 1998. This increase was primarily due to the lower cost of interest-bearing liabilities as a result of lower interest rates paid on deposits and an increase in total interest-earning assets of 7% versus an increase in interest-bearing liabilities of 6%. On average for the year 93.5% of our assets were earning interest in 1999 versus 93% in 1998. The net interest spread decreased by 20 basis points to 4.41% for the year ended December 31, 1999, from 4.61% for the year ended December 31, 1998. The net interest margin for the 1999 period decreased by 21 basis points to 5.13% from 5.34% for the 1998 period.

Rate/Volume Analysis. The following table describes the extent to which changes in interest rates and changes in volume of interest-earning assets and interest-bearing liabilities have affected Union's interest income and interest expense during the periods indicated. For each category of interest-earning assets and interest-bearing liabilities, information is provided on changes attributable to:

*    changes in volume (change in volume multiplied by prior rate);
*    changes in rate (change in rate multiplied by current volume); and
*    total change in rate and volume.

Changes attributable to both rate and volume have been allocated proportionately to the change due to volume and the change due to rate. All changes are expressed as Dollars in thousands.

                                                       Year Ended                      Year Ended
                                                    December 31, 1999               December 31, 1998
                                                 Compared to Year Ended          Compared to Year Ended
                                               December 31, 1998 Increase/     December 31, 1997 Increase/
                                              (Decrease) Due to Change In     (Decrease) Due to Change In
                                               -----------------------------------------------------------
                                               Volume      Rate       Net      Volume      Rate       Net
                                               -----------------------------------------------------------

Interest-earning assets:
Federal funds sold                             $  (10)   $   (26)    $ (36)     $134       $ 13      $147
Interest-bearing deposits                          41         (2)       39        20         58        78
Investments (1) (2)                               599       (160)      439       376          6       382
Loans, net (1) (3)                                782       (987)     (205)      109        244       353
                                               ----------------------------------------------------------
      Total interest-earning assets            $1,412    $(1,175)    $ 237      $639       $321      $960

Interest-bearing liabilities:
NOW accounts                                   $   83    $   (98)    $ (15)     $ 79       $ 42      $121
Savings/money market accounts                     423        (63)      360       129         58       187
Certificates of deposit                          (146)      (324)     (470)      (43)        42        (1)
Borrowed funds                                     (5)        (2)       (7)      167         (3)      164
                                               ----------------------------------------------------------

      Total interest-bearing liabilities       $  355    $  (487)    $(132)     $332       $139      $471
                                               ----------------------------------------------------------

Change in net interest income                  $1,057    $  (688)    $ 369      $307       $182      $489
                                               ==========================================================

Interest and Dividend Income. Union's interest and dividend income increased by $237,000, or 1.05%, to $22.9 million for the year ended December 31, 1999, from $22.6 million for the year ended December 31, 1998. Average earning assets increased by $17.9 million, or 7.0%, to $274.6 million for the year ended December 31, 1999, from $256.7 million for the year ended December 31, 1998. Average loans were $202.8 million for the year ended December 31, 1999 up from $194.7 million for the year ended December 31, 1998. Increases in commercial, construction and real estate secured loans were partially offset by a decrease in average municipal loans. Decreases in loan interest rates led by the average prime rate for 1999 being 7.99%, down from 8.35% in 1998, increasing competition, and ever increasing competition, and the lower volume of municipal loans mainly accounted for the decrease in loan interest income of $205,000 or 1.1%.

The average balance of investment securities (including mortgage-backed securities) increased by $9.4 million, or 18.3%, to $61.1 million for the year ended December 31, 1999, from $51.7 million for the year ended December 31, 1998. Lower interest rates during 1999 partially offset the volume increase in the investment portfolio as total interest and dividend income was only up 13.5%. Union deliberately kept the investment maturity window shorter during 1999 in order to be able to more quickly take advantage of an increase in interest rates in the future. The average level of federal funds sold decreased slightly by $195,000, or 2.2%, to $8.6 million for the year ended December 31, 1999, from $8.8 million for the year ended December 31, 1998. The average balances invested in interest-bearing deposits increased to $2.2 million at December 31, 1999 from $1.5 million, or 48.8%, at December 31, 1998. These deposits are FDIC insured and were an under-utilized investment vehicle until 1998. There was and continues to be value in this segment.

Interest Expense. Union's interest expense decreased by $132,000, or 1.4%, to $9.1 million for the year ended December 31, 1999, from $9.2 million for the year ended December 31, 1998. Average interest-bearing liabilities increased by $12.7 million, or 6.0% to $225.9 million for the year ended December 31, 1999, from $213.1 million for the year ended December 31, 1998. Average time deposits decreased $2.7 million, or 2.6%, to $98.9 million for the year ended December 31, 1999, from $101.6 million for the year ended December 31, 1998. The average balances for NOW accounts increased by $3.7 million to $34.7 million for the year ended December 31, 1999, from $31 million for the year ended December 31, 1998. The average balances in savings and money market accounts grew to $87.4 million in 1999 from $75.6 million in 1998 or a 15.6% increase. Lower interest rates prevailed for all interest-bearing liabilities for the current year.

Noninterest Income. Union's noninterest income decreased $366,000, or 12.6%, to $2.5 million for the year ended December 31, 1999, from $2.9 million for the year ended December 31, 1998. The results for the period reflected a net gain of $40 thousand from the sale of loans compared to a net gain of $302 thousand from these sales during 1998. The net gain on Sales of Securities was $3 thousand for 1999 compared to $150 thousand for 1998. These changes can be explained by management's decision to retain in portfolio a higher percentage of loans and securities that could be sold due to the dropping interest rate environment and the reinvestment rates available. Other noninterest income and service fees (sources of which include deposit fees, loan servicing fees, ATM fees, and safe deposit fees) increased by $83,000, or 3.9%, to $2.2 million for the year ended December 31, 1999, from $2.1 million for the year ended December 31, 1998. Trust income increased to $166,000 in 1999 from $120,000 in 1998 or a 37.7% increase.

Noninterest Expense. Union's noninterest expense increased $759,000, or 8.2%, to $10 million for the year ended December 31, 1999, from $9.3 million for the year ended December 31, 1998. Salaries increased $123,000, or 3%, to $4.2 million for the year ended December 31, 1999, from $4.1 million for the year ended December 31, 1998, reflecting normal salary activity. Pension and employee benefits increased $37 thousand or 3.5% to $1.1 million for the year ended December 31, 1999, from $1.06 million for the year ended December 31, 1998 mainly due to the increase in the accrual for the Defined Benefit Pension Plan caused by anticipated increases in future salaries and the performance decline in the underlying investment instruments. Office occupancy expense increased $32 thousand, or 6.4%, to $535,000 for the year ended December 31, 1999, from $503,000 for the year ended December 31, 1998. Equipment expense increased $120 thousand to $1.1 million for the year ended December 31, 1999, from $1 million for 1998 primarily resulting from increased depreciation cost on computer equipment and software purchases which are depreciated as an expense over a time period of three to five years.

Other operating expense includes $500,000 for the year ended December 31, 1999, for expenses related to the merger, including legal and advisory fees compared to $34 thousand during 1998. The other one time only expense in both 1999 and 1998 was for Year 2000 preparations. Union had $59 thousand of non-payroll related expenses in 1999 and $18 thousand in 1998. Netting out these one-time only expenses would leave $2.49 million of other operating expenses for the year ended December 31, 1999 compared to $2.55 million for 1998 or a 2.4% decrease.

Income Tax Expense. Union's income tax expense decreased by $240,000, or 11.7%, to $1.8 million for the year ended December 31, 1999, from $2.05 million for 1998 mainly due to the low income housing and historic rehabilitation credits that are available to us for the 1999 tax year related to our partnership investment in a low income housing project sponsored by Housing Vermont in our market area. Our effective tax rate for 1999 was 30.8% compared to 31.1% for 1998.

Year Ended December 31, 1998 Compared to Year Ended December 31, 1997

Interest and Dividend Income. Union's interest and dividend income increased by $960,000, or 4.4%, to $22.6 million for the year ended December 31, 1998, from $21.7 million for the year ended December 31, 1997. Average earning assets increased by $11.1 million, or 4.5%, to $256.7 million for the year ended December 31, 1998, from $245.6 million for the year ended December 31, 1997. Average loans increased by $1.1 million, or .6%, to $194.7 million for the year ended December 31, 1998, from $193.6 million for the year ended December 31, 1997. The average balance of investment securities (including mortgage-backed securities) increased by $6.1 million, or 13.4%, to $51.7 million for the year ended December 31, 1998, from $45.6 million for the year ended December 31, 1997. The growth in the Investment portfolio is a result of growth in our deposit base offset by moderate loan demand. Of the loans booked, the decision was made to sell what had been originated for possible sale in the secondary market while retaining servicing rights due to the relatively low interest rate environment during 1998. The average level of federal funds sold for the year ended December 31, 1998, increased by $2.6 million, or 42.7%, to $8.8 million, from $6.2 million for the year ended December 31, 1997. During 1997, investing in FDIC insured certificates of deposit in other financial institutions became economically beneficial in comparison to other investment options. The average invested in 1997 was $296 thousand and grew to $1.5 million in 1998. The increase between years continues to reflect the strong economic conditions of the area, our continuing deposit growth, and the relatively low interest rate environment.

Interest Expense. Union's interest expense increased by $471,000, or 5.4%, to $9.3 million for the year ended December 31, 1998, from $8.8 million for the year ended December 31, 1997. Average interest-bearing liabilities increased by $9.5 million or 4.7% to $213.1 million for the year ended December 31, 1998, from $203.7 million for the year ended December 31, 1997. Average time deposits decreased $793 thousand, or .8%, to $101.6 million for the year ended December 31, 1998, from $102.4 million for the year ended December 31, 1997, while the average balances for NOW, money markets, and savings accounts increased by $7.5 million, or 7.5%, to $106.5 million for the year ended December 31, 1998, from $99 million for the year ended December 31, 1997.

Noninterest Income. Noninterest income increased $499,000, or 20.7%, to $2.9 million for the year ended December 31, 1998, from $2.4 million for the year ended December 31, 1997. The results for 1998 reflected net gains of $150,000 from the sale of securities versus a loss of $18 thousand for 1997. Additionally, gains on sales of loans for 1998 increased approximately $143,000 to $302,000 during 1998 as compared to $158,000 during 1997 due to
Management's decision to sell a greater portion of Loans Available for Sale from our portfolio due to the continuing low interest rate environment. Service fees rose $85,000 or 4.1% for the year ending December 31, 1998 to $2.15 million from $2.06 million for 1997. The net gain on sale or writedown of OREO properties was $7,000 for 1998 compared to a net loss of $23,000 in 1997. Trust income for the year ended December 31, 1998 was $120,000, up $26,000 or 27.7% from $94,000 in 1997.

Noninterest Expense. Noninterest expense increased $711,000, or 8.3%, to $9.3 million for the year ended December 31, 1998, from $8.6 million for the year ended December 31, 1997. Salaries and employee benefits increased $191,000, or 3.8%, to $5.2 million for the year ended December 31, 1998, from $5 million for 1997, reflecting a slight increase in normal salary costs. Equipment expense increased $232,000, or 30%, to $1 million for the year ended December 31, 1998, from $773,000 for the year ended December 31, 1997. Depreciation and maintenance contract expense on computers and software increased as a result of purchases made during late 1997 and 1998. Other operating expenses increased by $291,000, or 12.6%, to $2.6 million for the year ended December 31, 1998, from $2.3 million for the year ended December 31, 1997. The company had one-time costs in 1998 attributable to the merger of $34 thousand and $18 thousand in preparation for Year 2000. Increases in supply costs, ATM expenses, Vermont franchise taxes, telephone, advertising, directors' fees, and courier expense account for the majority of the remainder of the increase.

Income Tax Expense. Income tax expense increased by $106,000, or 5.4%, to $2 million for the year ended December 31, 1998, from $1.9 million for 1997. This increase reflects the increase in Income before income taxes.

                             FINANCIAL CONDITION

At December 31, 1999, Union had total consolidated assets of $295 million, including net loans and loans held for sale of $207 million, deposits of $258 million and shareholders' equity of $32 million. Based on the most recent information published by the Vermont Banking Commissioner, in terms of total assets at December 31, 1998, Union Bank ranked as the 10th largest institution of the 26 commercial banks and savings institutions headquartered in Vermont and Citizens ranked 19th.

Union's total assets increased by $5.4 million or 1.8% to $295.5 million at December 31, 1999 from $290.1 million at December 31, 1998. Total net loans and loans held for sale increased by $6.8 million or 3.4% to $206.8 million or 70% of total assets at December 31, 1999 as compared to $200 million or 69% of total assets at December 31, 1998, due to increases of $2.1 million in commercial real estate loans, $10.3 million increase in real estate loans, $1.0 million decrease in term federal funds sold, $4.8 million decrease in loans to consumers. Cash and Due from banks increased from $9.9 million to $11.6 million between year ends due to Y2K liquidity buildup. Federal funds sold decreased approximately $5.8 million or 62.7% to $3.5 million at December 31, 1999 from $9.3 million at December 31, 1998, which was primarily attributable to an increase in loans and cash. Total deposits increased $8.7 million or 3.5% to $257.6 million at December 31, 1999 from $248.9 million at December 31, 1998. A $9.5 million or 11.6% increase in money markets and savings accounts to $91.3 million from $81.8 million accounted for the majority of the increase which was partially offset by a reduction in time deposits. Total borrowings decreased approximately $3.2 million to $2.9 million at December 31, 1999 from $6.1 million at December 31, 1998.

Total equity increased by $458,000 or 1.4% to $32.2 million at December 31, 1999 from $31.8 million at December 31, 1998 as a result of an increase of $1.7 million in the net unrealized holding loss on securities available-for-sale and dividend payments of $2.3 million which were offset with net income of $4.1 million and the exercise of employee stock options for $40,000.

Loan Portfolio. Union's loan portfolio primarily consists of adjustable- and fixed-rate mortgage loans secured by one-to-four family, multi-family residential or commercial real estate. As of December 31, 1999, Union's gross loan portfolio net of loans held for sale totaled $201.5 million of which $79.4 million, or 39.4% of gross loans, consisted of residential mortgages, and $69.8 million, or 34.6%, of total loans consisted of commercial real estate loans. As of such date, Union's loan portfolio also included $7.7 million of real estate construction loans, $16.2 million of commercial loans, $9.7 million of municipal loans, and $18.7 million of consumer loans representing, in order, 3.8%, 8.1%, 4.8%, and 9.3% of total loans outstanding on December 31, 1999. (See Footnote 5 to the Financial Statements for a more complete breakdown of the loan portfolio)

Union originates and sells residential mortgages into the secondary market, with most such sales made to the Federal Home Loan Mortgage Corporation (FHLMC). Union services a $126.1 million residential mortgage portfolio, approximately $46.6 million of which is serviced for unaffiliated third parties at December 31, 1999. Additionally, Union originates commercial loans under various SBA programs that provide an agency guarantee for a portion of the loan amount. Union will typically sell the guaranteed portion of the loan to other financial concerns and will retain servicing rights, which generates fee income. Union capitalizes mortgage servicing rights on these fees and recognizes gains and losses on the sale of the principal portion of these notes as they occur. Union services approximately $13 million of commercial and commercial real estate loans that have been previously sold.

Total loans have increased $6.2 million or 3.2% since December 31, 1998. The majority of this increase is due to management's decision to, for the time being, hold in portfolio loans that could be sold on the secondary market. This strategy will increase our interest margin and combined with our increased deposit base has not affected our liquidity adversely.

The following table breaks down by loan type the maturities of the loans held in portfolio and held for sale as of December 31, 1999:

                                   Within 1   3-5   Over 5
                                  Year     Years      Years
                                   (Dollars in thousands)
                                ----------------------------

Real Estate
  Fixed Rate                    $ 9,505   $ 9,499   $ 51,526
  Variable Rate                     274     1,857     19,038
Commercial
  Fixed Rate                     18,644    15,338     15,506
  Variable Rate                   6,265     4,941     38,414
Installment
  Fixed Rate                      6,574    10,315        592
  Variable Rate                     461         0          0
Other                               878         0          0
                                ----------------------------
      Total                     $42,601   $41,950   $125,076
                                ============================

Asset Quality. Union, like all financial institutions, is exposed to certain credit risks related to the value of the collateral that secures its loans and the ability of borrowers to repay their loans. Management closely monitors Union's loan and investment portfolios and other real estate owned for potential problems on a periodic basis and reports to Union's Board of Directors at regularly scheduled meetings.

Union had loans on non-accrual status totaling $951,000 at December 31, 1999 and $540,000 at December 31, 1998. The aggregate interest on non-accrual loans not recognized through December 31, 1999 was $182,610, through 1998 was $110,930, and through 1997 was $157,424.

Union had $3.2 million and $1.9 million in loans past due 90 days or more and still accruing at December 31, 1999 and 1998, respectively. At December 31, 1999, Union had internally classified certain loans totaling $1.6 million and $1 million at December 31, 1998. In management's view, such loans represent a higher degree of risk and could become nonperforming loans in the future. While still on a performing status, in accordance with Union's credit policy, loans are internally classified when a review indicates any of the following conditions making the likelihood of collection questionable:

*    the financial condition of the borrower is unsatisfactory;
*    repayment terms have not been met;
* the borrower has sustained losses that are sizable, either in absolute terms or relative to net worth;
*    confidence is diminished;
*    loan covenants have been violated;
*    collateral is inadequate; or
*    other unfavorable factors are present.

At December 31, 1999, Union had acquired by foreclosure or through repossession real estate worth $26,667, consisting of commercial property and undeveloped land. The balance at December 31, 1998 was $524,756.

Allowance for Loan Losses. Some of Union's loan customers ultimately do not make all of their contractually scheduled payments, requiring Union to charge off the remaining principal balance due. Union maintains an allowance for loan losses to absorb such losses. While Union allocates the allowance for loan losses based on the percentage category to total loans, the portion of the allowance for loan losses allocated to each category does not represent the total available for future losses which may occur within the loan category since the total allowance for possible loan losses is a valuation reserve applicable to the entire portfolio.

The following table reflects activity in the allowance for loan losses for the years ended December 31, 1999, 1998 and 1997.

                                                  Year Ended December 31,
                                         ------------------------------------------
                                          1999     1998     1997     1996     1995
                                         ------------------------------------------
                                                   (Dollars in thousands)

Balance at the beginning of period       $2,845   $2,811   $2,844   $2,710   $2,330
Charge-offs:
  Real Estate                                41       49       31       45       33
  Commercial                                 49       67      150      148      164
  Consumer and other                        338      371      368      377      154
                                         ------------------------------------------
      Total charge-offs                     428      487      549      570      351
                                         ------------------------------------------
Recoveries:
  Real Estate                                 3        0        4       22        0
  Commercial                                 14       33       15       20       27
  Consumer and other                         77       88       72       68       74
                                         ------------------------------------------
      Total recoveries                       94      121       91      110      101
                                         ------------------------------------------

Net charge-offs                            (334)    (366)    (458)    (460)    (250)
Provision for loan losses                   359      400      425      580      630
Transfer from Other Reserve                   0        0        0       14        0
                                         ------------------------------------------
Balance at end of period                 $2,870   $2,845   $2,811   $2,844   $2,710
                                         ==========================================

The following table shows the breakdown of Union's allowance for loan loss by category of loan and the percentage of loans in each category to total loans in the respective portfolios at the dates indicated:

                              December 31,       December 31,       December 31,       December 31,       December 31,
                                 1999               1998               1997               1996               1995
                            --------------------------------------------------------------------------------------------
                            Amount   Percent   Amount   Percent   Amount   Percent   Amount   Percent   Amount   Percent
                            --------------------------------------------------------------------------------------------
                                                  (Dollars in thousands)

Real Estate
  Residential               $  557     42.3%   $  255     39.5%   $  278     36.8%   $  230     36.7%   $  246     34.3%
  Commercial                 1,014     30.6%      754     29.5%      774     27.9%      949     30.7%      914     28.8%
  Construction                  77      3.7%       12      3.8%      10       2.1%        9      2.5%        9      3.3%
Other Loans
  Commercial                   416      8.1%      498      9.0%      601      9.3%      583      7.4%      528     10.9%
  Consumer installment         448      8.6%      545     11.3%      659     12.9%      662     13.8%      513     13.7%
  Home equity loans             28      1.8%       21      2.3%       25      2.8%       27      3.1%       27      3.6%
  Municipal, Other and
  Unallocated                  330      4.9%      760      4.6%      464      8.2%      384      5.8%      473      5.4%
                            --------------------------------------------------------------------------------------------
      Total                 $2,870    100.0%   $2,845    100.0%   $2,811    100.0%   $2,844    100.0%   $2,710    100.0%
                            ============================================================================================
Ratio of Net Charge Offs
 to Average Loans                       .16%               .19%               .24%               .25%               .14%
Ratio of Allowance for
 Loan Losses to Loans                  1.42%              1.46%              1.39%              1.50%              1.48%

Investment Activities. At December 31, 1999, the reported value of investment securities available-for-sale was $60 million or 20.5% of assets. Union had no securities classified as held-to-maturity or trading. The adoption of FASB No. 115, "Accounting for Certain Investments in Debt and Equity Securities," has had an impact on our investment portfolio. This accounting standard, effective for 1994 statements, requires banks to recognize all appreciation or depreciation of the investment portfolio either on the balance sheet or through the income statement even though a gain or loss has not been realized. These changes require securities classified as "trading securities" to be marked to market with any gain or loss charged to income. Securities classified as "available-for-sale" are marked to market with any gain or loss after taxes charged to the equity portion of the balance sheet. Securities classified as "held-to-maturity" are to be held at book value. The reported value of securities available-for-sale at December 31, 1999 reflects a negative valuation adjustment of $1.7 million. The offset of this adjustment, net of income tax effect, was a $1.1 million decrease in Union's other comprehensive income component of shareholders' equity and an increase in net deferred tax assets of $584,000.

The following tables show as of December 31, 1999 and 1998 the amortized cost of Union's debt obligations maturing within the stated period.

                                                            At December 31, 1999
                                                                 Maturities
                                       -------------------------------------------------------------
                                       Within      One to    Five to     Over               Weighted
                                        One        Five        Ten        Ten      Total    Average
                                        Year       Years      Years      Years     Cost      Yield
                                       -------------------------------------------------------------
                                                           (Dollars in thousands)

Securities available-for-sale:
  U.S. Government, Agency
   and Corporation securities          $ 7,499    $13,235    $ 7,948    $  500    $29,182    5.96%
  Mortgage-backed securities                 0      2,298      1,827     2,199      6,324    6.48%
  State and political subdivisions          25         73      3,743     1,206      5,047    6.24%
  Corporate debt securities                751     13,837      4,312     2,143     21,043    6.33%
  Marketable equity securities               0          0          0       558        558   10.94%
                                       ----------------------------------------------------------
      Total Investment Securities      $ 8,275    $29,443    $17,830    $6,606    $62,154    6.20%
                                       ==========================================================
      Fair Value                       $ 8,245    $28,810    $17,009    $6,374    $60,438
                                       ==================================================

Weighted Average Yield                    5.52%      6.15%      6.32%     7.02%      6.20%

                                                            At December 31, 1998
                                                                 Maturities
                                       -------------------------------------------------------------
                                       Within      One to    Five to     Over               Weighted
                                        One        Five        Ten        Ten      Total    Average
                                        Year       Years      Years      Years     Cost      Yield
                                       -------------------------------------------------------------
                                                           (Dollars in thousands)

Securities available-for-sale:
  U.S. Government, Agency
   and Corporation securities          $ 9,839    $13,263    $ 5,818    $  500    $29,420    6.05%
  Mortgage-backed securities                 0      3,141        331     2,093      5,565    6.55%
  State and political subdivisions          79        251      1,659     1,665      3,654    6.68%
  Corporate debt securities                751     13,261      2,781     1,691     18,484    6.31%
  Marketable equity securities               0          0          0       558        558   10.29%
                                       ----------------------------------------------------------
      Total investment securities      $10,669   $29,916     $10,589    $6,507    $57,681    6.26%
                                       ==========================================================
      Fair Value                       $10,753   $30,315     $10,702    $6,812    $58,582
                                       ==================================================
Weighted Average Yield                    6.16%     6.14%       6.38%     6.67%      6.26%

Deposits. The following table shows information concerning Union's deposits by account type, and the weighted average nominal rates at which interest was paid on such deposits as of December 31, 1999 and December 31, 1998:

                                                            Year Ended, December 31,
                                           ------------------------------------------------------------
                                                       1999                           1998
                                           ------------------------------------------------------------
                                                      Percent                        Percent
                                           Average    of Total   Average   Average   of Total   Average
                                            Amount    Deposits    Rate     Amount    Deposits    Rate
                                                              (Dollars in thousands)
                                           ------------------------------------------------------------

Non-certificate deposits:
  Demand deposits                          $ 32,775    12.92%             $ 28,851    12.17%
  NOW accounts                               34,654    13.66%     1.95%     30,943    13.06%     2.23%
  Money Markets                              49,296    19.43%     4.10%     37,652    15.89%     4.26%
  Savings and other                          38,876    15.32%     2.87%     37,915    16.00%     2.84%
                                           -----------------              -----------------
      Total non-certificate of deposits     155,601    61.33%              135,361    57.12%
                                           -----------------              -----------------
Certificates of deposit:
  Less than $100,000                         77,218    30.44%     5.29%     79,321    33.47%     5.40%
  $100,000 and over                          20,870     8.23%     5.48%     22,292     9.41%     5.78%
                                           -----------------               ----------------
      Total certificates of deposit          98,088    38.67%              101,613    42.88%
                                           -----------------               ----------------
      Total deposits                       $253,689   100.00%     3.56%   $236,974   100.00%     3.77%
                                           =================               ----------------

The following table sets forth information regarding the amounts of Union's certificates of deposit in amounts of $100,000 or more at December 31, 1999 and December 31, 1998 that mature during the periods indicated:

                          December 31, 1999   December 31, 1998
                                  (Dollars in thousands)
                          -------------------------------------

      Within 3 months          $ 2,301             $ 1,796
      3 to 6 months             11,872               6,851
      6 to 12 months             3,751               4,701
      Over 12 months             3,491               6,094
                               ---------------------------
                               $21,415             $19,442
                               ===========================

Borrowings. Borrowings from the Federal Home Loan Bank of Boston were $6.1 million at December 31, 1998 at a weighted average rate of 5.82%. During the second and third quarter of 1999, some of the borrowings with a weighted average rate of 5.93% were repaid due to the prevailing interest rate environment and low pre-payment penalties. The remaining long-term notes totaling $2.9 million at December 31, 1999 have a weighted average rate of 5.77%. (See Footnote 11 to the Financial Statements for details.)

Other Financial Considerations

Market Risk and Asset and Liability Management. Market risk is the risk of loss in a financial instrument arising from adverse changes in market prices and rates, foreign currency exchange rates, commodity prices and equity prices. Union's market risk arises primarily from interest rate risk inherent in its lending and deposit taking activities. To that end, management actively monitors and manages its interest rate risk exposure. Union does not have any market risk sensitive instruments acquired for trading purposes. Union attempts to structure its balance sheet to maximize net interest income while controlling its exposure to interest rate risk. Union's Asset/Liability Committee formulates strategies to manage interest rate risk by evaluating the impact on earnings and capital of such factors as current interest rate forecasts and economic indicators, potential changes in such forecasts and indicators, liquidity, and various business strategies. Union's Asset/Liability Committee's methods for evaluating interest rate risk include an analysis of Union's interest-rate sensitivity "gap", which provides a static analysis of the maturity and repricing characteristics of Union's entire balance sheet, and a simulation analysis, which calculates projected net interest income based on alternative balance sheet and interest rate scenarios, including "rate shock" scenarios involving immediate substantial increases or decreases in market rates of interest.

Union's Asset/Liability Committee meets at least weekly to set loan and deposit rates, make investment decisions, monitor liquidity and evaluate the loan demand pipeline. Deposit runoff is monitored daily and loan prepayments evaluated monthly. Union historically has maintained a substantial portion of its loan portfolio on a variable rate basis and plans to continue this ALM strategy in the future. The investment portfolio is all classified as available for sale and the modified duration is relatively short. Union does not utilize any derivative products or invest in any "high risk" instruments.

Our interest rate sensitivity analysis (simulation) as of December 1998 for a flat rate environment projected a Net Interest Income of $13.6 million for 1999 compared to actual results of $13.7 million or a .7% difference. Net income was projected to be $4.8 million compared to actual results of $4.1 million. Of the $771 thousand difference, $499 thousand is merger-related expense, which was not included in our analysis as they are unusual, one time expenses. A portion of the remaining difference was due to a strategic decision to, at this time, hold loans packaged for possible for sale within our portfolio, thus decreasing loan servicing fees and gains on sale of loans during the year, resulting in a 3% or $93 thousand decrease in Other Income than anticipated. Our salary expense was .7% or $31 thousand less than budget while our employee benefit costs are up 13.2% or $133 thousand. We also incurred higher than anticipated administrative costs for supply and printing expenses. Return on Assets was 1.39%. Return on Equity was 12.70%. These two ratios were lower based on lower net income as explained above and higher average balances than anticipated.

The Company generally requires collateral or other security to support financial instruments with credit risk. Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. (See Footnote 14 to the Financial Statements for details.)

Interest Rate Sensitivity "Gap" Analysis. An interest rate sensitivity "gap" is defined as the difference between interest-earning assets and interest-bearing liabilities maturing or repricing within a given time period. A gap is considered positive when the amount of interest rate sensitive assets exceeds the amount of interest rate sensitive liabilities. A gap is considered negative when the amount of interest rate sensitive liabilities exceeds the amount of interest rate sensitive assets. During a period of rising interest rates, a negative gap would tend to adversely affect net interest income, while a positive gap would tend to result in an increase in net interest income. During a period of falling interest rates, a negative gap would tend to result in an increase in net interest income, while a positive gap would tend to affect net interest income adversely. Because different types of assets and liabilities with the same or similar maturities may react differently to changes in overall market interest rates or conditions, changes in interest rates may affect net interest income positively or negatively even if an institution were perfectly matched in each maturity category.

Union prepares its interest rate sensitivity "gap" analysis by scheduling interest-earning assets and interest-bearing liabilities into periods based upon the next date on which such assets and liabilities could mature or reprice. The amounts of assets and liabilities shown within a particular period were determined in accordance with the contractual terms of the assets and liabilities, except that:


* adjustable-rate loans, securities, and FHLB advances are included in the period when they are first scheduled to adjust and not in the period in which they mature;

* fixed-rate mortgage-related securities reflect estimated prepayments, which were estimated based on analyses of broker estimates, the results of a prepayment model utilized by Union, and empirical data;

* fixed-rate loans reflect scheduled contractual amortization, with no estimated prepayments; and

* NOW, money markets, and savings deposits, which do not have contractual maturities, reflect estimated levels of attrition, which are based on detailed studies by Union of the sensitivity of each such category of deposit to changes in interest rates.

Management believes that these assumptions approximate actual experience and considers them reasonable. However, the interest rate sensitivity of Union's assets and liabilities in the tables could vary substantially if different assumptions were used or actual experience differs from the historical experience on which the assumptions are based.

The following tables show Union's rate sensitivity analysis as of December 31, 1999 and 1998:

                                                                      December 31, 1999
                                           ----------------------------------------------------------------------
                                                                 Cumulative repriced within
                                           3 Months     4 to 12     1 to 3       3 to 5     Over 5
                                            or Less      Months      Years        Years      Total      Total
                                           ----------------------------------------------------------------------
                                                         (Dollars in thousands, by repricing date)

Interest sensitive assets:
  Federal funds sold                        $ 3,474     $     0     $     0     $     0     $      0     $  3,474
  Interest-bearing deposits                     297         793         673         194            0        1,957
  Investments available for sale (1)          2,001       6,244      13,406      15,404       22,707       59,762
  FHLB / VBSC Stock                               0           0           0           0          941          941
  Loans (2)                                  53,401      34,614      16,778      26,891       77,669      209,353
                                            ---------------------------------------------------------------------
      Total interest sensitive assets       $59,173     $41,651     $30,857     $42,489     $101,317     $275,487
                                            =====================================================================

Interest sensitive liabilities:
  Time deposits                             $21,242     $50,499     $22,867     $ 1,174     $      0     $ 95,782
  Money markets                              43,825           0           0           0       10,952       54,777
  Regular saving                              2,084       3,485           0           0       30,939       36,508
  NOW accounts                               15,533           0           0           0       22,004       37,537
  Borrowed funds (3)                            745         235         685         755          452        2,872
      Total interest sensitive
       liabilities                          $83,429     $54,219     $23,552     $ 1,929     $ 64,347     $227,476

Net interest rate sensitivity gap           (24,256)    (12,568)      7,305      40,560       36,970       48,011
Cumulative net interest rate
 sensitivity gap                            (24,256)    (36,824)    (29,519)     11,041       48,011
Cumulative net interest rate
 sensitivity gap as a
 percentage of total assets                   (8.21)%    (12.46)%     (9.99)%      3.74%       16.25%
Cumulative interest sensitivity gap
 as a percentage of total
 interest-earning assets                      (8.80)%    (13.37)%    (10.72)%      4.01%       17.43%
Cumulative net interest-earning
 assets as a percentage of
 cumulative interest-bearing
 liabilities                                 (10.66)%    (16.19)%    (12.98)%      4.85%       21.10%

--------------------

<F1>   Investments available for sale exclude marketable equity securities with a fair value of $676,000 which may be sold by Union at any time.
<F2>   Balances shown net of unearned income of $273,305.
<F3>   Estimated repayment assumptions considered in Asset/Liability model.

                                                                      December 31, 1998
                                           ----------------------------------------------------------------------
                                                                 Cumulative repriced within
                                           3 Months     4 to 12     1 to 3       3 to 5     Over 5
                                            or Less      Months      Years        Years      Total      Total
                                           ----------------------------------------------------------------------
                                                         (Dollars in thousands, by repricing date)


Interest sensitive assets:
  Federal funds sold                        $ 9,326     $     0     $     0     $     0     $     0      $  9,326
  Interest-bearing deposits                     495         887         392          99           0         1,873
  Investments available for sale (1)          2,255       8,435      12,941      17,190      16,823        57,644
  FHLB / VBSC Stock                               0           0           0           0         906           906
  Loans (2)                                  61,743      37,601      18,694      24,773      59,657       202,468
                                            ---------------------------------------------------------------------
      Total interest sensitive assets       $73,819     $46,923     $32,027     $42,062     $77,386      $272,217
                                           ======================================================================

Interest sensitive liabilities:
  Time deposits                             $20,083     $48,742     $28,768     $ 1,047     $    59      $ 98,799
  Money markets                              28,343           0           0           0      15,780        44,123
  Regular savings                             2,457       3,520           0           0      31,727        37,704
  NOW accounts                               12,610           0           0           0      22,733        35,343
  Borrowed funds (3)                             35         106         310       1,963       3,670         6,084
                                            ---------------------------------------------------------------------
      Total interest sensitive
       liabilities                          $63,528     $52,368     $29,078     $ 3,010     $74,069      $222,053
                                            =====================================================================

Net interest rate sensitivity gap            10,291      (5,445)      2,949      39,052       3,317        50,164
Cumulative net interest rate
 sensitivity gap                             10,291       4,846       7,795      46,847      50,164
Cumulative net interest rate
 sensitivity gap as a
  percentage of total assets                   3.55%       1.67%       1.55%      16.15%      17.29%
Cumulative interest sensitivity gap
 as a percentage of total
  interest-earning assets                      3.78%       1.78%       2.86%      17.21%      18.43%
Cumulative net interest-earning
 assets as a percentage of
  cumulative interest-bearing
   liabilities                                 4.63%       2.18%       3.51%      21.10%      22.59%

--------------------

<F1>   Investments available for sale exclude marketable equity securities with a fair value of $938,000 which may be sold by Union at any time.
<F2>   Balances shown net of unearned income of $265,468.
<F3>   Estimated repayment assumptions considered in Asset/Liability model.

Simulation Analysis. In its simulation analysis, Union uses computer software to simulate the estimated impact on net interest income and capital under various interest rate scenarios, balance sheet trends, and strategies. These simulations incorporate assumptions about balance sheet dynamics such as loans and deposit growth, product pricing, changes in funding mix, and asset and liability repricing and maturity characteristics. Based on the results of these simulations, Union is able to quantify its interest rate risk and develop and implement appropriate strategies.

The following chart reflects the results of our latest simulation analysis for each of the next three year ends on Net Interest Income, Net Income, Return on Assets, Return on Equity and Capital Value. The projection utilizes a rate shock of 150 basis points from the current prime rate of 8.5%, this is the highest internal slope monitored and shows the best and worse scenarios analyzed. This slope range was determined to be the most relevant during this economic cycle.

                           UNION BANKSHARES, INC.
                  INTEREST RATE SENSITIVITY ANALYSIS MATRIX
                              DECEMBER 31, 1999
                               (In thousands)

                                                      Return   Return
                           Net                          on       on
Year             Prime   Interest   Change     Net    Assets   Equity   Capital   Change
Ending           Rate     Income      %      Income     %         %      Value       %
----------------------------------------------------------------------------------------

December-00      10.00   $13,800     .80    $4,459     1.49     13.41   $25,377   (20.16)
                  8.50    13,690    0.00     4,349     1.46     13.08    31,787     0.00
                  7.00    13,504   (1.36)    4,163     1.39     12.52    38,369    20.71

December-01      10.00    14,477    1.75     4,751     1.52     13.55    25,218   (25.00)
                  8.50    14,228    0.00     4,587     1.47     13.09    33,624     0.00
                  7.00    13,910   (2.23)    4,377     1.40     12.49    42,316    25.85

December-02      10.00    15,150    3.03     5,034     1.54     14.05    26,733   (24.28)
                  8.50    14,704    0.00     4,740     1.45     13.23    35,305     0.00
                  7.00    14,196   (3.45)    4,405     1.34     12.29    44,188    25.16

Liquidity. Liquidity is a measurement of Union's ability to meet potential cash requirements, including ongoing commitments to fund deposit withdrawals, repay borrowings, fund investment and lending activities, and for other general business purposes. Union's principal sources of funds are deposits, amortization and prepayment of loans and securities, maturities of investment securities and other short-term investments, sales of securities available-for-sale, and earnings and funds provided from operations. In addition, as both subsidiary banks are members of the FHLB, Union has access to preapproved lines of credit up to 5.6% of total assets. Under the terms of the Community Investment Program "Plus", Union Bank has unadvanced funds available of $10,159,098. This funding commitment expires March 31, 2000; however, Union intends to apply for renewal of the commitment for another one year period.

The Banks maintain IDEAL Way Lines of Credit with the Federal Home Loan Bank of Boston. The total line available to Union Bank was $3,356,000 as of December 31, 1999 and December 31, 1998, respectively. The total line available to Citizens Savings Bank and Trust Company was $3,040,000 as of both December 31, 1999 and 1998. Total borrowings against these lines of credit was $667,000 and $ -0- at December 31, 1999 and December 31, 1998. Interest on these borrowings is chargeable at a rate determined by the Federal Home Loan Bank and payable monthly. Should the Company utilize these lines of credit, qualified portions of the loan and investment portfolios would collateralize these borrowings.

While scheduled loan and securities payments and FHLB advances are relatively predictable sources of funds, deposit flows and prepayments on loans and mortgage-backed securities are greatly influenced by general interest rates, economic conditions, and competition. Union's liquidity is actively managed on a daily basis, monitored by the Asset/Liability Committee, and reviewed periodically with the Board of Directors. Union's Asset/Liability Committee sets liquidity targets based on Union's financial condition and existing and projected economic and market conditions. The committee measures Union's marketable assets and credit available to fund liquidity requirements and compares the adequacy of that aggregate amount against the aggregate amount of Union's sensitive or volatile liabilities, such as core deposits and time deposits in excess of $100,000, term deposits with short maturities, and credit commitments outstanding. The committee's primary objective is to manage Union's liquidity position and funding sources in order to ensure that it has the ability to meet its ongoing commitment to its depositors, to fund loan commitments, and to maintain a portfolio of investment securities. Since many of the loan commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements.

Union's management monitors current and projected cash flows and adjusts positions as necessary to maintain adequate levels of liquidity. Although approximately 74.9% of Union's time deposits will mature within twelve months, management believes, based upon past experience, that Union will retain a substantial portion of these deposits. Management will continue to offer a competitive but prudent pricing strategy to facilitate retention of such deposits. Any reduction in total deposits could be offset by purchases of federal funds, short-term FHLB borrowings, or liquidation of investment securities or loans held for sale. Such steps could result in an increase in Union's cost of funds and adversely impact the net interest margin.

Regulatory Capital Requirements. As of December 31, 1999, the most recent notification from the FDIC categorized Union Bank and Citizens Savings Bank & Trust Co. as well-capitalized under the regulatory framework for prompt corrective action. To be categorized as well-capitalized, the banks must maintain a minimum total risk-based capital ratio of 10%, Tier I risk-based capital ratio of 6% and Tier I leverage ratio of 5%. (See Footnote 21 to the Financial Statements for details on the individual bank's capital ratios.) Union's consolidated total risk-based capital ratio is 18.55%, Tier I risk-based capital ratio is 17.27% , and Tier I leverage ratio if 11.35% as of December 31, 1999. There are no conditions or events since the date of the most recent notification that management believes might result in an adverse change to either bank's or Union's regulatory capital category.

Impact of Inflation and Changing Prices. Union's consolidated financial statements, included in this document, have been prepared in accordance with generally accepted accounting principles, which require the measurements of financial position and results of operations in terms of historical dollars, without considering changes in the relative purchasing power of money over time due to inflation. Banks have asset and liability structures that are essentially monetary in nature, and their general and administrative costs constitute relatively small percentages of total expenses. Thus, increases in the general price levels for goods and services have a relatively minor effect on Union's total expenses. Interest rates have a more significant impact on Union's financial performance than the effect of general inflation. Interest rates do not necessarily move in the same direction or change in the same magnitude as the prices of goods and services, although periods of increased inflation may accompany a rising interest rate environment.

                   UNION BANKSHARES, INC. AND SUBSIDIARIES
                MARKET FOR UNION'S COMMON SHARES AND RELATED
                             SHAREHOLDER MATTERS

On March 10, 2000 there were 3,029,529 shares of common stock outstanding held by 769 shareholders of record. The number or shareholders does not reflect the number of persons or entities who may hold the stock in nominee or 'street name.'

Union common stock is not listed on any exchange or quoted on NASDAQ. The Company's stock trades under the symbol UUBS. No broker makes a market in Union common stock and trading has been sporadic. The trades that have occurred cannot be characterized as an established public trading market. The stock is traded from time to time by holders in private transactions or through brokers, and information on bid and ask prices is not publicly reported. Therefore, the stock prices shown below reflect only the transactions known to management. Due to the limited information available, the stock prices shown may not accurately reflect the actual market value of Union's common stock. The high and low prices for shares of the Company's common stock for 1999 and 1998, as well as cash dividends paid thereon is presented below:

                           1999                         1998
                  ------------------------------------------------------
                  High      Low   Dividends    High      Low   Dividends
                  ------------------------------------------------------

First Quarter    $23.00   $18.50    $ .22     $18.50   $18.00    $ .20

Second Quarter   $22.25   $21.50    $ .22     $21.50   $20.00    $ .20

Third Quarter    $21.25   $20.00    $ .22     $24.00   $22.00    $ .20

Fourth Quarter   $22.00   $21.00    $ .24     $24.00   $22.75    $ .22

On January 5, 2000 the Company declared a dividend of $ .24 per share to stockholders of record as of that date, payable January 14, 2000.