Form 10-K, Exhibit 13
period 2000-12-31
UNION BANKSHARES INC
filed 2001-03-29
CIK 706863

Union Bankshares, Inc.

                                                   A N N U A L  R E P O R T
                                                                    2 0 0 0


                              [Map of Vermont]


Citizens Savings Bank & Trust Company [logo]

Union Bank [logo]

Wholly Owned Subsidiaries

U N I O N  B A N K S H A R E S,  I N C.  A N D  S U B S I D I A R I E S


                      [Photograph of Walter M. Sargent]


                              WALTER M. SARGENT


                              SIXTY-EIGHT YEARS
                          OF SERVICE TO UNION BANK

                                   JANITOR
                                   TELLER
                                LOAN OFFICER
                                  DIRECTOR
                                  PRESIDENT
                              MENTOR AND FRIEND


U N I O N B A N K S H A R E S, I N C. A N D S U B S I D I A R I E S L E T T E R T O O U R S H A R E H O L D E R S

                   [Letterhead of Union Bankshares, Inc.]

Dear Shareholders,                                       March 21, 2001

The past twelve months have been important ones for your company. Considerable time and effort was expended in bringing Union Bank and Citizens Savings Bank and Trust Company backroom operations, policies and procedures closer together. The highlights of the year 2000, located on page three of this report, clearly indicate a year of much activity and consolidation.

Many of the accomplishments noted were not undertaken to gain "immediate" improvement in our financial results. In fact, some activities, such as one-time costs associated with the conversion of Citizens' data processing to Union Bank, added to current year expenses. Projects such as this will lead to enhanced customer service and improved employee productivity over the long term while retaining Union and Citizens as independent community banks. We have established a number of sound foundations from which we will build upon to further strengthen our financial performance. We are pleased with the progress made during the past year and plan much more of the same going forward.

The audited financial statements included in this report reveal some good trends. Capital is in excess of 11%, placing us in the Well Capitalized category according to regulatory standards. Loans Outstanding grew over $15 million (7.4%) reflecting our strategic decision to more actively seek good loans and to hold loans "in house" rather than sell them into the secondary market. Deposits, however, had minimal growth reflecting a problem most banks are having by competing with Credit Unions and non-bank financial institutions. We are always researching ways to attract core deposits as well as alternative methods to fund loan demand.

Net income of $4.8 million and earnings per share of $1.58 both showed good improvement over 1999. There are a number of reasons for this, which include: increased net interest income, a substantial reduction in merger-related costs and some early benefits from our consolidation efforts. We look for continued growth and earnings improvement going forward.

The economy within our service area is doing quite well. Residential construction lending was brisk this past year and indicators tell us 2001 will see more of the same. Small business continues to thrive and an almost record snowfall this winter certainly has helped the travel and tourism industry.

In the proxy statement you will notice three directors are not being nominated for re-election, leaving a slate of nine directors. Last November, Director Walter M. Sargent (Sarge, as we all knew him) passed away. Sarge served the bank in various capacities during the past 68 years. We felt it only fitting to include his picture (at left), taken a few years back in his office at the bank, in our year 2000 annual report.

Two directors, Peter M. Haslam and William F. Kinney, have attained the retirement age established by the Board of Directors in 1983. Mr. Kinney has served as a director since 1967 and Mr. Haslam since 1972. All three of these directors have had a substantial influence on the growth and prosperity Union Bankshares has experienced during their tenure. On a personal note, both of us have found their wisdom and candor very helpful over the years.

Each year as we draft this letter and assemble the annual report it helps us reflect on what has happened in the past year and, more importantly, on what awaits us in the years ahead. As we move forward in this competitive age, it is important to acknowledge the contributions made by and the dedication of the people who work for your company. These folks, from the tellers, clerks and the night shift operator to the managers and supervisors and officers, in conjunction with thousands of satisfied customers, are what make Union Bankshares successful.

We want to say thank you, we appreciate your dedication and business.

Sincerely,

/s/ W. Arlen Smith                     /s/ Kenneth D. Gibbons

W. Arlen Smith                         Kenneth D. Gibbons
Chairman                               President


U N I O N B A N K S H A R E S, I N C. A N D S U B S I D I A R I E S T A B L E O F C O N T E N T S


                                                                       Page

ACCOMPLISHMENTS AND EVENTS OF 2000                                       3

SELECTED FINANCIAL INFORMATION                                           4

MANAGEMENT'S RESPONSIBILITY                                              5

INDEPENDENT AUDITOR'S REPORT                                             6

FINANCIAL STATEMENTS

Consolidated balance sheets                                              7
Consolidated statements of income                                        8
Consolidated statements of changes in stockholders' equity               9
Consolidated statements of cash flows                                   10
Notes to consolidated financial statements                              11

MANAGEMENT'S DISCUSSION AND ANALYSIS OF THE RESULTS OF
 OPERATIONS                                                             35

MARKET FOR UNION'S COMMON SHARES AND RELATED
 SHAREHOLDER MATTERS                                                    49

SHAREHOLDER ASSISTANCE AND INVESTOR INFORMATION                         50


U N I O N B A N K S H A R E S, I N C. A N D S U B S I D I A R I E S H I G H L I G H T S O F T H E Y E A R 2 0 0 0

The Year 2000 was one of accomplishments and events for Union Bank, Citizens Savings Bank and Trust Company and Union Bankshares, Inc. The following is a summary of some of those items:

January
*   Celebrated a successful millennium/Y2K changeover
*   Selected American Stock Exchange for listing UNB stock
*   Updated consolidation plans and finalized budgets for 2000
*   Citizens contracts with Union for loan review services

February
* Successfully completed data processing conversion of Citizens to Union (This conversion took much effort and went well.)
*   Formed an Audit Committee for Union Bankshares, Inc.

March
* B.U.I.L.D. construction loan program offered at Citizens (Both Union and Citizens eventually granted over 100 construction loans for over $13,000,000 in 2000.)
*   Prepared first annual 10-K filing for SEC

April
*   First annual meeting of combined shareholder groups
*   Genevieve Hovey retires from Citizens Board after 28 years of service
*   Oscar Churchill retires from Union Board after 42 years of service

May
*   Operational reorganization and staff adjustments at Citizens
*   Citizens offers merchant credit card services

June
*   Union installs its 17th ATM - located at Ben & Jerry's in Waterbury
*   Union converts merchant credit card processing to new vendor
*   Union recognized by SBA as #1 Small Business Lender in Vermont for
    6th year
*   Major addition to Union's Jeffersonville office

July
*   Union Bankshares, Inc. listed on AMEX under UNB ticker symbol
*   Citizens locates Trust Officer at Union in Morrisville

August
*   Citizens added to Union e-mail network allowing company-wide access

October
* External auditors complete post-conversion Data Processing Review at both banks
*   Union and Citizens Boards meet for strategic planning retreat

November
*   Citizens introduces on-line banking through Net Teller
* Union school savings program tops 1,900 accounts with over $350,000 in deposits

December
*   Citizens installs its 6th ATM - located at Burke Mountain Ski Area
*   Union installs its 18th ATM - located at Tafts Corner, Williston
*   Union Trust Department transferred to Citizens Trust Department
*   Citizens contracts with Union for Audit and Compliance services
*   Union and Citizens merge health care plans
*   Union Bankshares, Inc. reaches $300,000,000 in assets milestone


U N I O N B A N K S H A R E S, I N C. A N D S U B S I D I A R I E S S E L E C T E D F I N A N C I A L I N F O R M A T I O N

                                                            At or For The Years Ended December 31
                                               --------------------------------------------------------------
                                                  2000         1999         1998         1997         1996
                                               --------------------------------------------------------------
                                                        (Dollars in thousands, except per share data)

Balance Sheet Data:

  Total Assets                             $  303,394    $  295,476    $  290,129    $  273,280    $  255,747

  Investment Securities                        56,642        60,441        58,585        45,900        44,341

  Loans, net of unearned income               224,796       209,353       202,468       201,918       189,051

  Allowance for loan losses                    (2,863)       (2,870)       (2,845)       (2,811)       (2,844)

  Deposits                                    258,737       257,593       248,919       239,229       224,419

  Borrowed funds                                6,382         2,872         6,084         1,636         1,693

  Shareholders' equity (1)                     35,157        32,220        31,762        29,023        26,393

Income Statement Data:

  Total interest income                    $   24,126    $   22,868    $   22,626    $   21,666    $   21,061
  Total interest expense                       (9,877)       (9,122)       (9,252)       (8,782)       (8,770)
                                           ------------------------------------------------------------------
      Net interest and dividend income         14,249        13,746        13,374        12,884        12,291

  Provision for loan losses                      (250)         (359)         (400)         (425)         (580)
  Noninterest income                            2,569         2,568         2,911         2,412         2,555
  Noninterest expense                          (9,944)      (10,065)       (9,279)       (8,567)       (8,430)
                                           ------------------------------------------------------------------
      Income before income taxes                6,625         5,890         6,606         6,304         5,836

  Income tax expense                           (1,825)       (1,815)       (2,055)       (1,949)       (1,793)
                                           ------------------------------------------------------------------
      Net income                           $    4,800    $    4,075    $    4,551    $    4,355    $    4,043
                                           ==================================================================


Per Common Share Data: (2)

   Net income (3)                          $     1.58    $     1.35    $     1.51    $     1.44    $     1.31
   Cash dividends paid                           0.98          0.90          0.82          0.75          0.69
   Book value (1)                               11.60         10.64         10.50          9.60          8.72

Weighted average number of shares
 outstanding                                3,029,627     3,028,457     3,022,223     3,025,978     3,084,608
Number of shares outstanding                3,029,729     3,029,529     3,025,438     3,023,558     3,028,158

-------------------
<F1>  Shareholders' equity includes unrealized gains or losses, net of applicable income taxes, on investment securities classified as "available-for-sale".
<F2>  Adjusted to reflect a two-for-one stock split of Union's common stock, completed June 6, 1997 and effected in the form of a 100% stock dividend.
<F3>  Computed using the weighted average number of shares outstanding for the period.


U N I O N B A N K S H A R E S, I N C. A N D S U B S I D I A R I E S M A N A G E M E N T ' S R E S P O N S I B I L I T Y

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

/s/ Marsha A. Mongeon                  /s/ Kenneth D. Gibbons

Marsha A. Mongeon                      Kenneth D. Gibbons
Chief Financial Officer                Chief Executive Officer


U N I O N B A N K S H A R E S, I N C. A N D S U B S I D I A R I E S I N D E P E N D E N T A U D I T O R ' S R E P O R T
DECEMBER 31, 2000

Board of Directors
Union Bankshares, Inc. and Subsidiaries
Morrisville, Vermont

We have audited the accompanying consolidated balance sheets of Union Bankshares, Inc. and Subsidiaries as of December 31, 2000 and 1999, and the related consolidated statements of income, changes in stockholders' equity, and cash flows for the years ended December 31, 2000, 1999, and 1998. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with U. S. generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Union Bankshares, Inc. and Subsidiaries as of December 31, 2000 and 1999, and the results of their operations and their cash flows for the years ended December 31, 2000, 1999, and 1998 in conformity with U. S. generally accepted accounting principles.

/s/ A.M. Peisch & Company LLP

January 12, 2001
St. Johnsbury, Vermont
VT Reg. No. 92-0000102


U N I O N B A N K S H A R E S, I N C. A N D S U B S I D I A R I E S C O N S O L I D A T E D B A L A N C E S H E E T S
DECEMBER 31, 2000 AND 1999

                                                             2000              1999
                                                        ------------------------------

ASSETS
Cash and due from banks                                 $ 10,353,570      $ 11,627,481
Federal funds sold and overnight deposits                  1,070,000         3,474,064
                                                        ------------------------------

      Cash and cash equivalents                           11,423,570        15,101,545

Interest bearing deposits                                  1,721,408         1,956,999
Securities available-for-sale                             56,641,687        60,440,524
Federal Home Loan Bank stock                               1,016,800           938,800
Loans held for sale                                        9,153,305         8,101,815
Loans                                                    215,892,669       201,524,889
Allowance for loan losses                                 (2,862,707)       (2,869,983)
Unearned net loan fees                                      (250,374)         (273,305)
                                                        ------------------------------
      Net loans                                          212,779,588       198,381,601
Accrued interest receivable                                2,596,891         2,199,426
Premises and equipment, net                                3,964,314         4,043,036
Other real estate owned                                      116,293            26,667
Other assets                                               3,980,553         4,285,233
                                                        ------------------------------

      Total assets                                      $303,394,409      $295,475,646
                                                        ==============================

LIABILITIES AND STOCKHOLDERS' EQUITY
LIABILITIES
  Deposits:
    Noninterest bearing                                 $ 33,546,985      $ 32,988,892
    Interest bearing                                     225,189,595       224,603,911
                                                        ------------------------------
                                                         258,736,580       257,592,803
  Borrowed funds                                           6,381,778         2,871,929
  Accrued expenses and other liabilities                   3,118,996         2,790,900
                                                        ------------------------------
                                                         268,237,354       263,255,632
                                                        ------------------------------

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY
  Common stock, $2 par value; 5,000,000 shares
   authorized; 3,263,689 shares issued in 2000;
   3,263,489 shares in 1999                                6,527,378         6,526,978
  Paid-in capital                                            239,903           238,353
  Retained earnings                                       30,010,683        28,180,180
  Treasury stock at cost (233,960) shares at
   December 31, 2000 and 1999                             (1,592,451)       (1,592,451)
  Accumulated other comprehensive income (loss)              (28,458)       (1,133,046)
                                                        ------------------------------
                                                          35,157,055        32,220,014
                                                        ------------------------------

      Total liabilities and stockholders' equity        $303,394,409      $295,475,646
                                                        ==============================

See notes to consolidated financial statements.


U N I O N B A N K S H A R E S, I N C. A N D S U B S I D I A R I E S C O N S O L I D A T E D S T A T E M E N T S O F I N C O M E
YEARS ENDED DECEMBER 31, 2000, 1999, AND 1998

                                                      2000             1999             1998
                                                  ---------------------------------------------

Interest income
  Interest and fees on loans                      $20,058,057      $18,635,371      $18,836,133
  Interest on debt securities
    Taxable                                         3,284,256        3,363,022        3,041,725
    Tax exempt                                        216,101          207,222           73,856
  Dividends                                           114,908          115,282          130,283
  Interest on federal funds sold                      333,105          425,389          461,541
  Interest on interest bearing deposits               119,898          122,300           82,641
                                                  ---------------------------------------------

      Total interest income                        24,126,325       22,868,586       22,626,179
                                                  ---------------------------------------------

Interest expense
  Interest on deposits                              9,455,437        8,833,767        8,958,729
  Interest on federal funds purchased                   4,955            1,796            1,647
  Interest on other borrowed money                    416,965          286,008          292,088
                                                  ---------------------------------------------

      Total interest expense                        9,877,357        9,121,571        9,252,464
                                                  ---------------------------------------------

      Net interest income                          14,248,968       13,747,015       13,373,715

Provision for loan losses                             250,000          359,496          400,000
                                                  ---------------------------------------------

      Net interest income after provision
       for loan losses                             13,998,968       13,387,519       12,973,715
                                                  ---------------------------------------------

Other income
  Trust department income                             181,611          165,770          120,410
  Service fees                                      2,209,651        2,228,873        2,145,998
  Gain on sale of securities                           24,648            2,976          150,038
  Gain on sale of loans                                33,747           39,991          301,919
  Other                                               119,603          130,602          192,588
                                                  ---------------------------------------------

                                                    2,569,260        2,568,212        2,910,953
                                                  ---------------------------------------------

Other expenses
  Salaries and wages                                4,493,992        4,233,731        4,111,063
  Pension and employee benefits                     1,122,965        1,082,679        1,057,568
  Occupancy expense, net                              560,477          534,813          502,549
  Equipment expense                                   993,943        1,124,755        1,005,109
  Other operating expense                           2,772,299        3,089,023        2,602,076
                                                  ---------------------------------------------

                                                    9,943,676       10,065,001        9,278,365
                                                  ---------------------------------------------

      Income before income taxes                    6,624,552        5,890,730        6,606,303
Income tax expense                                  1,825,010        1,815,259        2,054,907
                                                  ---------------------------------------------

      Net income                                  $ 4,799,542      $ 4,075,471      $ 4,551,396
                                                  =============================================

Earnings per common share                         $      1.58      $      1.35      $      1.51
                                                  =============================================

See notes to consolidated financial statements.


U N I O N B A N K S H A R E S, I N C. A N D S U B S I D I A R I E S C O N D O L I D A T E D S T A T E M E N T S O F C H A N G E S I N
  S T O C K H O L D E R S'  E Q U I T Y
YEARS ENDED DECEMBER 31, 2000, 1999, AND 1998

                                                                                                      Accumulated
                                       Common Stock                                                      other           Total
                                  -----------------------    Paid-in      Retained       Treasury    comprehensive   stockholders'
                                   Shares        Amount      capital      earnings        stock      income (loss)      equity
                                  -------------------------------------------------------------------------------------------------

Balances, December 31, 1997       3,023,558    $6,510,596    $182,619    $23,485,478    $(1,548,491)   $   392,704    $29,022,906

  Comprehensive income
    Net income                            0             0           0      4,551,396              0              0      4,551,396
    Change in net unrealized
     gain (loss) on securities
     available-for-sale, net of
     reclassification adjustment
     and tax effects                      0             0           0              0              0        202,425        202,425
                                                                                                                      ------------
    Total comprehensive income                                                                                          4,753,821
                                                                                                                      ------------
  Cash dividends declared                 0             0           0     (2,007,519)             0              0     (2,007,519)
  Treasury stock purchased           (2,220)            0           0              0        (43,960)             0        (43,960)
  Exercise of stock option            4,100         8,200      28,775              0              0              0         36,975
                                  ------------------------------------------------------------------------------------------------

Balances, December 31, 1998       3,025,438     6,518,796     211,394     26,029,355     (1,592,451)       595,129     31,762,223

  Comprehensive income
  Net income                              0             0           0      4,075,471              0              0      4,075,471
    Change in net unrealized
     gain (loss) on securities
     available-for-sale, net of
     reclassification adjustment
     and tax effects                      0             0           0              0              0     (1,728,175)    (1,728,175)
                                                                                                                      ------------
    Total comprehensive income                                                                                          2,347,296
                                                                                                                      ------------
  Cash dividends declared                 0             0           0     (1,924,646)             0              0     (1,924,646)
  Exercise of stock option            4,300         8,600      31,325              0              0              0         39,925
  Retirement of common stock           (209)         (418)     (4,366)             0              0              0         (4,784)
                                  ------------------------------------------------------------------------------------------------

Balances, December 31, 1999       3,029,529     6,526,978     238,353     28,180,180     (1,592,451)    (1,133,046)    32,220,014

  Comprehensive income
    Net income                            0             0           0      4,799,542              0              0      4,799,542
    Change in net unrealized
     gain (loss) on securities
     available-for-sale, net of
     reclassification adjustment
     and tax effects                      0             0           0              0              0      1,104,588      1,104,588
                                                                                                                      ------------
    Total comprehensive income                                                                                          5,904,130
                                                                                                                      ------------
  Cash dividends declared                 0             0           0     (2,969,039)             0              0     (2,969,039)
  Exercise of stock option              200           400       1,550              0              0              0          1,950
                                  ------------------------------------------------------------------------------------------------

Balances, December 31, 2000       3,029,729    $6,527,378    $239,903    $30,010,683    $(1,592,451)   $   (28,458)   $35,157,055
                                  ===============================================================================================

See notes to consolidated financial statements.


U N I O N B A N K S H A R E S, I N C. A N D S U B S I D I A R I E S C O N S O L I D A T E D S T A T E M E N T S O F C A S H F L O W S YEARS ENDED DECEMBER 31, 2000, 1999, AND 1998

                                                                              2000             1999             1998
                                                                          ---------------------------------------------

CASH FLOWS FROM OPERATING ACTIVITIES
  Net income                                                              $ 4,799,542      $ 4,075,471      $ 4,551,396
    Adjustments to reconcile net income to net cash provided by operating activities:
       Depreciation                                                           789,027          867,114          789,826
       Provision for loan losses                                              250,000          359,496          400,000
       (Credit) provision for deferred income taxes                           (18,339)          52,958           28,650
       Amortization, net                                                       51,389          123,705          108,818
       Write-downs of other real estate owned                                  12,008            7,421           77,578
       (Decrease) increase in unamortized loan fees                           (22,931)           7,837           11,361
       Increase in loans held for resale                                   (1,017,743)        (661,968)        (902,839)
       Increase in accrued interest receivable                               (397,465)         (93,724)         (82,907)
       Decrease (increase) in other assets                                    102,923         (339,262)         (65,736)
       (Increase) decrease in income taxes receivable                        (196,601)          24,281           75,689
       Increase (decrease) in accrued interest payable                        288,879         (107,210)         (79,649)
       Increase (decrease) in other liabilities                                39,217         (127,072)         (33,947)
       Gain on sale of securities                                             (24,648)          (2,976)        (150,038)
       Gain on sale of loans                                                  (33,747)         (39,991)        (301,919)
       Gain on sale of other real estate owned                                 (6,785)          (4,779)         (50,005)
       Loss on disposal of fixed assets                                         3,750           15,530            2,358
                                                                          ---------------------------------------------
         Net cash provided by operating activities                          4,618,476        4,156,831        4,378,636
                                                                          ---------------------------------------------
CASH FLOWS FROM INVESTING ACTIVITIES
  Interest bearing deposits
    Maturities and redemptions                                                892,024          982,000        1,586,000
    Purchases                                                                (656,330)      (1,065,999)      (3,459,000)
  Securities available-for-sale
    Sales and maturities                                                   11,353,211       18,581,808       16,616,681
    Purchases                                                              (5,907,600)     (23,176,008)     (28,953,788)
  Purchase of Federal Home Loan Bank stock                                    (78,000)         (34,800)         (46,600)
  Increase in loans, net                                                  (14,936,084)      (6,696,985)        (474,700)
  Recoveries of loans charged off                                             123,590           94,194          120,826
  Purchase of premises and equipment, net                                    (737,316)        (350,659)        (928,708)
  Investments in limited partnerships, net                                   (145,472)        (451,360)         (24,889)
  Proceeds from sales of premises and equipment                                23,261            2,200            4,660
  Proceeds from sales of other real estate owned                               42,241          559,498          629,855
  Proceeds from sales of repossessed property                                  43,487           73,930           87,243
                                                                          ---------------------------------------------
        Net cash used in investing activities                              (9,982,988)     (11,482,181)     (14,842,420)
                                                                          ---------------------------------------------
CASH FLOWS FROM FINANCING ACTIVITIES
  Borrowings, net of repayments                                             3,509,849       (3,212,439)       4,448,484
  Proceeds from exercise of stock options                                       1,950           39,925           36,975
  Net increase in noninterest bearing deposits                                558,093           40,271        3,884,066
  Net increase in interest bearing deposits                                   585,684        8,634,316        5,804,527
  Purchase of stock                                                                 0           (4,784)         (43,960)
  Dividends paid                                                           (2,969,039)      (2,266,646)      (1,969,519)
                                                                          ---------------------------------------------
        Net cash provided by financing activities                           1,686,537        3,230,643       12,160,573
                                                                          ---------------------------------------------
        (Decrease) increase in cash and cash equivalents                   (3,677,975)      (4,094,707)       1,696,789
Cash and cash equivalents:
  Beginning                                                                15,101,545       19,196,252       17,499,463
                                                                          ---------------------------------------------
  Ending                                                                  $11,423,570      $15,101,545      $19,196,252
                                                                          =============================================
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
  Interest paid                                                           $ 9,588,478      $ 9,228,781      $ 9,332,113
                                                                          =============================================
  Income taxes paid                                                       $ 2,039,950      $ 1,738,020      $ 1,996,000
                                                                          =============================================
SUPPLEMENTAL SCHEDULE OF NONCASH INVESTING AND
 FINANCING ACTIVITIES
  Other real estate acquired in settlement of loans                       $   137,090      $   102,658      $   636,934
                                                                          =============================================
  Repossessed property acquired in settlement of loans                    $   143,325      $   151,356      $   295,405
                                                                          =============================================
  Total change in unrealized gain (loss) on securities
   available-for-sale                                                     $ 1,673,618      $(2,618,447)     $   306,704
                                                                          =============================================

See notes to consolidated financial statements.


U N I O N  B A N K S H A R E S , I N C .  A N D  S U B S I D I A R I E S
N O T E S  T O  C O N S O L I D A T E D  F I N A N C I A L  S T A T E M E N T S

Note 1.   Significant Accounting Policies

The accounting policies of Union Bankshares, Inc. and Subsidiaries (the Company) are in conformity with U. S. generally accepted accounting principles and general practices within the banking industry. The following is a description of the more significant policies.

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

Nature of operations

The Company provides a variety of financial services to individuals and corporate customers through its branches, ATM's, telebanking, and Internet systems in northern Vermont which encompasses primarily small businesses, agriculture, and the tourism industry. The Company's primary deposit products are checking, savings and money market accounts, and certificates of deposit. Its primary lending products are commercial, real estate, municipal, and consumer loans.

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

Use of estimates

The preparation of consolidated financial statements in conformity with U.
S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Material estimates that are particularly susceptible to significant change relate to the determination of the allowance for losses on loans and the valuation of real estate acquired in connection with foreclosures or in satisfaction of loans and deferred tax assets. The amount of the change that is reasonably possible cannot be estimated.

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

Federal Home Loan Bank stock

As members of the Federal Home Loan Bank, Union and Citizens are required to invest in $100 par value stock of the Federal Home Loan Bank. The stock is nonmarketable, and when redeemed, they would receive from the Federal Home Loan Bank an amount equal to the par value of the stock.

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

Mortgage servicing

Servicing assets are recognized as separate assets when rights are acquired through purchase or through sale of financial assets. Capitalized servicing rights are reported in other assets and are amortized into noninterest expense in proportion to, and over the period of, the estimated future net servicing income of the underlying financial assets. Servicing assets are evaluated for impairment based upon the fair value of the rights as compared to amortized cost. Impairment is determined by stratifying rights by predominant characteristics, such as interest rates and terms. Fair value is determined using prices for similar assets with similar characteristics, when available, or based upon discounted cash flows using market-based assumptions. Impairment is recognized through a valuation allowance for an individual stratum, to the extent that fair value is less than the capitalized amount for the stratum.

Pension plans

Union maintains a non-contributory defined benefit pension plan covering all eligible employees who meet certain service requirements. Union also has a contributory 401(k) pension plan covering all employees who meet certain service requirements. The plan is voluntary, and in 2000, 1999, and 1998, Union contributed fifty cents for every dollar contributed by participants, up to six percent of each participant's salary.

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

Earnings per common share

Earnings per common share are computed based on the weighted average number of shares of common stock outstanding during the period, retroactively adjusted for stock splits, stock dividends, and stock issues relating to the acquisition of Citizens in a merger accounted for as a pooling of interests as described in Note 19 and reduced for shares held in treasury. The weighted average shares outstanding were 3,029,627, 3,028,457, and 3,022,223 for the years ended December 31, 2000, 1999, and 1998, respectively.

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

Off-balance-sheet financial instruments

In the ordinary course of business, the Company has entered into off-balance-sheet financial instruments consisting of commitments to extend credit, commitments under credit card arrangements, commercial letters of credit and standby letters of credit. Such financial instruments are recorded in the financial statements when they become payable.

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

      Borrowed funds: The fair values of the Company's long term debt are estimated using discounted cash flow analysis based on interest rates currently being offered on similar debt instruments.

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

The components of other comprehensive income and related tax effects at December 31 are as follows:

                                                       2000             1999            1998
                                                  --------------------------------------------

Unrealized holding gains (losses) on
 available-for-sale securities                    $ 1,698,266      $(2,615,471)      $ 456,742
Reclassification adjustment for gains
 realized in income                                   (24,648)          (2,976)       (150,038)
                                                  --------------------------------------------

Net unrealized gains (losses)                       1,673,618       (2,618,447)        306,704
Tax effect                                           (569,030)         890,272        (104,279)
                                                  --------------------------------------------

Net of tax amount                                 $ 1,104,588      $(1,728,175)      $ 202,425
                                                  ============================================

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

Recent accounting pronouncements

The FASB issued Statement No. 133, Accounting for Derivative Instruments and Hedging Activities, as amended by Statement No. 137, which becomes effective for years beginning after June 15, 2000. This Statement establishes new accounting and reporting standards for derivative instruments and hedging activities. It requires that an entity recognize all derivatives as either assets or liabilities in the balance sheet and measure those derivatives at fair value. The accounting for the gains or losses resulting in the changes of value of those derivatives will depend on the intended use of the derivatives and whether it qualifies for hedge accounting. Management is currently evaluating the impact of this Statement on the Company's financial statements but does not anticipate it will have a material impact.

Reclassifications

Certain amounts in the 1999 and 1998 financial statements have been reclassified to conform to the current year presentation.

Note 2.   Restrictions on Cash and Due From Banks

The Company is required to maintain reserve balances in cash with Federal Reserve Banks. The totals of those reserve balances were approximately $2,819,000 and $2,513,000 at December 31, 2000 and 1999, respectively.

The nature of the Bank's business requires that it maintain amounts due from banks which, at times, may exceed federally insured limits. The balance in these accounts at December 31, is as follows:

                                            2000            1999
                                         --------------------------

Noninterest-bearing accounts             $1,725,716      $1,004,524
Federal Reserve Bank                      5,732,135       4,873,648
Federal funds sold                        1,070,000       3,474,064

No losses have been experienced in these accounts. In addition, the Company was required to maintain contracted clearing balances of $750,000 and $1,000,000 at December 31, 2000 and 1999, respectively.

Note 3.   Interest Bearing Deposits

Interest bearing deposits consist of certificates of deposit purchased from various financial institutions. Deposits at each institution are maintained at or below the FDIC insurable limits of $100,000. These certificates were issued with rates ranging from 5.15% to 7.15% and mature at various dates through 2005 with approximately $684,975 scheduled to mature in 2001.

Note 4.   Investment Securities

Securities available-for-sale consist of the following:

                                                                              Gross         Gross
                                                            Amortized      Unrealized     Unrealized         Fair
                                                              Cost            Gains         Losses           Value
                                                           ----------------------------------------------------------

December 31, 2000:
U.S. Government and agency and corporation securities      $30,168,563      $ 95,272      $  190,348      $30,073,487
State and political subdivisions                             4,914,973             0         117,777        4,797,196
Corporate debt securities                                   20,973,602        43,677         360,051       20,657,228
Marketable equity securities                                   627,667       486,109               0        1,113,776
                                                           ----------------------------------------------------------

                                                           $56,684,805      $625,058      $  668,176      $56,641,687
                                                           ==========================================================

December 31, 1999:
U.S. Government and agency and corporation securities      $35,506,095      $  5,881      $  781,225      $34,730,751
State and political subdivisions                             5,047,300             0         257,705        4,789,595
Corporate debt securities                                   21,043,240           432         802,391       20,241,281
Marketable equity securities                                   560,625       133,325          15,053          678,897
                                                           ----------------------------------------------------------

                                                           $62,157,260      $139,638      $1,856,374      $60,440,524
                                                           ==========================================================

Included in the caption "U.S. Government and agency and corporation securities" are mortgage-backed securities with a carrying amount of $7,766,461 and $6,171,658 at December 31, 2000 and 1999, respectively.

Investment securities with a carrying amount of $7,494,231 and $9,919,532 at December 31, 2000 and 1999, respectively, were pledged as collateral on public deposits and for other purposes as required or permitted by law.

All realized gains and losses in 2000, 1999, and 1998 were from the sale of securities available-for-sale. Proceeds from the sale of securities available-for-sale were $7,409,118, $9,651,088, and $2,350,035 in 2000,
1999, and 1998, respectively. Realized gains from sales of investments available-for-sale were $69,765, $7,751, and $194,563 with realized losses of $45,117, $4,775, and $44,525 for the years 2000, 1999, and 1998, respectively.

The scheduled maturities of securities available-for-sale as of December 31, 2000 were as follows:

                                         Amortized          Fair
                                           Cost             Value
                                       ----------------------------

Due in one year or less                $ 7,023,505      $ 7,009,850
Due from one to five years              27,728,312       27,576,937
Due from five to ten years              11,580,027       11,301,780
Due after ten years                      1,957,547        1,872,883
Mortgage-backed securities               7,767,747        7,766,461
Marketable equity securities               627,667        1,113,776
                                       ----------------------------

                                       $56,684,805      $56,641,687
                                       ============================

Maturities may differ from contractual maturities in mortgage-backed securities because the mortgages underlying the securities may be called or repaid without any penalties. Therefore, these securities are not included in the maturity categories in the above maturity summary.

Note 5.   Loans

The composition of net loans at December 31 is as follows:

                                                2000              1999
                                           ------------------------------

Real estate                                $ 93,004,776      $ 87,153,823
Commercial real estate                       74,580,465        69,806,893
Commercial                                   20,594,333        16,246,118
Consumer                                     15,378,421        18,661,352
Municipal loans                              12,334,674         9,656,703
                                           ------------------------------
                                            215,892,669       201,524,889
                                           ------------------------------
Deduct:
Allowance for loan losses                     2,862,707         2,869,983
Net deferred loan fees, premiums,
 and discounts                                  250,374           273,305
                                           ------------------------------
                                              3,113,081         3,143,288
                                           ------------------------------
                                           $212,779,588      $198,381,601
                                           ==============================

Commercial and mortgage loans serviced for others are not included in the accompanying balance sheets. The unpaid principal balances of commercial and mortgage loans serviced for others were $59,999,703, $59,590,014, and $61,144,487 at December 31, 2000, 1999, and 1998, respectively. Mortgage servicing rights of $44,283, $48,015, and $94,607 were capitalized in 2000, 1999, and 1998, respectively. Amortization of mortgage servicing rights was $34,990, $52,334, and $64,611 in 2000, 1999, and 1998, respectively.

Impairment of loans having recorded investments of $1,323,938 at December 31, 2000 and $814,018 at December 31, 1999 has been recognized in conformity with FASB Statement No. 114, as amended by FASB Statement No.
118. The average recorded investment in impaired loans during 2000, 1999, and 1998 was $1,358,358, $693,000, and $796,566, respectively. The total allowance for loan losses related to these loans was $217,577 and $67,217 on December 31, 2000 and 1999, respectively. Interest income on impaired loans of $10,500, $2,835, and $11,993 was recognized for cash payments received in 2000, 1999, and 1998, respectively.

The Company is not committed to lend additional funds to borrowers with impaired loans.

Residential real estate loans aggregating $5,187,749 and $4,907,921 at December 31, 2000 and 1999, respectively, were pledged as collateral on deposits of municipalities.

Note 6.   Allowance for Loan Losses

Changes in the allowance for loan losses for the years ended December 31 are as follows:

                                          2000            1999            1998
                                       ------------------------------------------

Balance, beginning                     $2,869,983      $2,844,929      $2,811,412
Provision for loan losses                 250,000         359,496         400,000
Recoveries of amounts charged off         123,590          94,194         120,826
                                       ------------------------------------------
                                        3,243,573       3,298,619       3,332,238
Amounts charged off                      (380,866)       (428,636)       (487,309)
                                       ------------------------------------------

Balance, ending                        $2,862,707      $2,869,983      $2,844,929
                                       ==========================================

Note 7.   Premises and Equipment

The major classes of premises and equipment and accumulated depreciation at December 31 are as follows:

                                             2000             1999
                                         ----------------------------

Land and land improvements               $   614,244      $   573,249
Buildings and improvements                 3,958,379        3,726,227
Furniture and equipment                    6,211,970        6,223,285
                                         ----------------------------
                                          10,784,593       10,522,761
Less accumulated depreciation             (6,820,279)      (6,479,725)
                                         ----------------------------

                                         $ 3,964,314      $ 4,043,036
                                         ============================

Depreciation included in occupancy and equipment expenses amounted to $789,027, $867,114, and $789,826 for the years ended December 31, 2000,
1999, and 1998, respectively.

The Company is obligated under noncancelable operating leases for premises expiring in various years through the year 2021. Options to renew for additional periods are available with these leases. Future minimum rental commitments for these leases with terms of one year or more at December 31, 2000 were as follows:

      2001                   $   76,824
      2002                       90,303
      2003                       83,391
      2004                       75,626
      2005                       60,920
      2006 and thereafter       750,720
                             ----------

                             $1,137,784
                             ==========

Rent expense for 2000, 1999, and 1998 amounted to $72,086, $69,555, and $68,977, respectively.

Occupancy expense is shown in the consolidated statements net of rental income of $55,025 in 2000, $55,585 in 1999, and $68,840 in 1998.

Note 8.   Other Real Estate Owned

A summary of foreclosed real estate at December 31 is as follows:

                                              2000         1999
                                           ---------------------

Other real estate owned                    $120,250      $26,667
Less allowance for losses on OREO            (3,957)           0
                                           ---------------------

Other real estate owned, net               $116,293      $26,667
                                           =====================

Changes in the allowance for losses on OREO for the years ended December 31 were as follows:

                                2000          1999          1998
                              ------------------------------------

Balance, beginning            $     0      $ 42,588      $  71,952
Provision for losses           12,008         7,421         77,578
Charge-offs, net               (8,051)      (50,009)      (106,942)
                              ------------------------------------

Balance, ending               $ 3,957      $      0      $  42,588
                              ====================================

Note 9.   Investments Carried at Equity

The Company has purchased various partnership interests in low income housing limited partnerships. These partnerships were established to acquire, own and rent residential housing for low and moderate income Vermonters located in northeastern Vermont. The investments are accounted for under the equity method of accounting. These equity investments, which are included in other assets, are recorded at cost and adjusted for the Company's proportionate share of the partnerships' undistributed earnings or losses. The carrying values of these investments were $621,721 and $476,249 at December 31, 2000 and 1999, respectively. The provision for undistributed net losses of the partnerships charged to earnings was $45,103 and $21,523 for 2000 and 1999, respectively.

Note 10.   Deposits

The following is a summary of interest bearing deposits at December 31:

                                  2000              1999
                              ------------------------------

NOW accounts                  $ 38,353,841      $ 37,536,937
Savings and money market        85,919,417        91,284,331
Time, $100,000 and over         26,193,826        21,414,788
Other time                      74,722,511        74,367,855
                              ------------------------------

                              $225,189,595      $224,603,911
                              ==============================

The following is a summary of time certificates of deposit by maturity at December 31, 2000:

      2001                   $ 84,663,729
      2002                      9,108,100
      2003                      5,483,941
      2004                      1,253,422
      2005 and thereafter         407,145
                             ------------

                             $100,916,337
                             ============

A maturity distribution of time certificates of deposit in denominations of $100,000 or more at December 31, 2000 is as follows:

Three months or less                             $ 6,757,398
Over three months through six months              11,258,700
Over six months through twelve months              4,439,167
Over twelve months                                 3,738,561
                                                 -----------

                                                 $26,193,826
                                                 ===========

Note 11.   Borrowed Funds

Borrowings from the Federal Home Loan Bank of Boston (FHLB) for the years ended December 31, were as follows:

                                                                                     2000            1999
                                                                                  --------------------------

Option Advances

  6.06% note payable to FHLB, payable in monthly installments of $11,178,
   including interest, through May 6, 2008                                        $  804,363      $  886,176

  6.06% note payable to FHLB, payable in monthly installments of $5,589,
   including interest, through March 24, 2008                                        395,113         436,443

  5.95% note payable to FHLB, payable in monthly installments of $13,354,
   including interest, through March 24, 2003                                        347,938         482,662

  6.06% note payable to FHLB, payable in monthly installments of $7,341,
   including interest, through March 23, 2005                                        334,364         399,648

  6.74% term borrowing from FHLB, maturing January 22, 2001                        2,000,000               0

  6.92% term borrowing from FHLB, maturing August 4, 2003                          2,500,000               0

  IDEAL Way advances payable monthly, various rates as determined by FHLB                  0         667,000
                                                                                  --------------------------

                                                                                  $6,381,778      $2,871,929
                                                                                  ==========================

Principal maturities of borrowed funds as of December 31, 2000 are as follows:

      2001                   $2,343,274
      2002                      365,676
      2003                    2,779,723
      2004                      240,986
      2005                      196,576
      Thereafter                455,543
                             ----------

                             $6,381,778
                             ==========

Additionally, Union and Citizens each maintain an IDEAL Way Line of Credit with the Federal Home Loan Bank of Boston. As of December 31, 2000, the total amounts of these lines approximated $3,356,000 and $3,040,000 for Union and Citizens, respectively. Total borrowings against this line of credit were $0 and $667,000 at December 31, 2000 and 1999, respectively. Interest on these borrowings is chargeable at a rate determined by the Federal Home Loan Bank and payable monthly.

Collateral on these borrowings consists of Federal Home Loan Bank stock purchased by each Bank, all funds placed in deposit with the Federal Home Loan Bank, and qualified first mortgages held by each Bank, and any additional holdings which may be pledged as security.

Union Bank also maintains a line of credit with Fleet Bank for the purchase of overnight Federal Funds. As of December 31, 2000, the total amount of this line approximated $4,000,000 with outstanding borrowings of $0. Interest on this borrowing is chargeable at the Federal Funds rate at the time of the borrowing and payable daily.

Note 12.   Income Taxes

The Company prepares its Federal income tax return on a consolidated basis. Federal income taxes are allocated to members of the consolidated group based on taxable income.

Income taxes for the years ended December 31 were as follows:

                                     2000            1999            1998
                                  ------------------------------------------

Currently paid or payable         $1,843,349      $1,762,301      $2,026,257
Deferred                             (18,339)         52,958          28,650
                                  ------------------------------------------

                                  $1,825,010      $1,815,259      $2,054,907
                                  ==========================================

Total income tax expense differs from the amounts computed at the statutory federal income tax rate of 34% primarily due to the following at December 31:

                                          2000            1999            1998
                                       ------------------------------------------

Computed "expected" tax expense        $2,252,348      $2,002,848      $2,246,143
Tax exempt interest                      (267,148)       (223,150)       (223,262)
Disallowed interest expense                36,851          29,902          31,557
Dividend exclusion                        (10,224)        (11,737)        (11,576)
Increase in CSV life                      (36,063)        (27,990)        (27,494)
Nondeductible acquisition costs               631         169,708          23,632
Tax credits on limited partnership
 investments                             (167,618)       (141,484)              0
Other                                      16,233          17,162          15,907
                                       ------------------------------------------

                                       $1,825,010      $1,815,259      $2,054,907
                                       ==========================================

The deferred income tax provision consisted of the following for the years ended December 31:

                                    2000            1999            1998
                                  ----------------------------------------

Bad debts                         $  3,491        $(50,219)       $(15,121)
Mark-to-market, loans              (41,506)         16,223            (130)
Deferred loan fees                   8,022          17,389          26,928
Nonaccrual loan interest           (36,007)        (24,371)         15,808
OREO                                (1,345)         14,480           9,984
Deferred compensation               37,575          57,208           4,626
Pension                              8,248           6,001         (31,762)
Depreciation                       (45,763)        (41,922)        (14,692)
Limited partnership tax credits     65,375          60,316               0
Mortgage servicing rights            3,160          (1,468)         10,199
Other                              (19,589)           (679)         22,810
                                  ----------------------------------------

                                  $(18,339)       $ 52,958        $ 28,650
                                  ========================================

Listed below are the significant components of the net deferred tax asset at December 31:

                                                     2000             1999
                                                  ---------------------------

Components of the deferred tax asset:
  Bad debts                                       $  771,997       $  775,488
  Mark-to-market loans                                59,330           17,824
  Deferred loan fees                                  25,668           33,690
  Nonaccrual loan interest                            98,094           62,087
  OREO writedowns                                      1,345                0
  Deferred compensation                              524,082          561,657
  Pension                                             14,403           22,651
  Unrealized loss on securities
   available-for-sale                                 14,660          583,690
                                                  ---------------------------

Total deferred tax asset                           1,509,579        2,057,087

Valuation allowance                                        0                0
                                                  ---------------------------

Total deferred tax asset, net of valuation
 allowance                                         1,509,579        2,057,087
                                                  ---------------------------

Components of the deferred tax liability:
  Depreciation                                       (69,103)        (114,866)
  Mortgage servicing rights                          (32,054)         (28,894)
  Limited partnership tax credits                   (125,691)         (60,316)
  Other                                              (70,107)         (64,117)
                                                  ---------------------------

Total deferred tax liability                        (296,955)        (268,193)
                                                  ---------------------------

Net deferred tax asset                            $1,212,624       $1,788,894
                                                  ===========================

FASB Statement No. 109 allows for recognition and measurement of deductible temporary differences (including general valuation allowances) to the extent that it is more likely than not that the deferred asset will be realized.

Net deferred income tax assets are included in the caption "Other assets" on the balance sheets at December 31, 2000 and 1999, respectively.

Note 13.   Employee Benefits

Union sponsors a non-contributory defined benefit pension plan covering all eligible employees. Union's policy is to accrue annually an amount equal to the actuarially calculated expense.

Net pension cost for Union's defined benefit pension plan consisted of the following components at December 31:

                                                         2000           1999
                                                      ------------------------

Service cost                                          $ 195,070      $ 185,950
Interest cost on projected benefit obligation           293,450        270,765
Actual return on plan assets                           (263,794)      (269,861)
Net amortization and deferral                             3,642         (7,656)
                                                      ------------------------

                                                      $ 228,368      $ 179,198
                                                      ========================

The following table sets forth the Plan's funded status and amounts recognized in the accompanying consolidated balance sheets at December 31:

                                                          2000             1999
                                                      ----------------------------

Actuarial present value of benefit obligations:
   Vested benefits                                    $ 3,259,533      $ 2,954,924
   Nonvested benefits                                      38,432           46,980
                                                      ----------------------------

Accumulated benefits                                    3,297,965        3,001,904
                                                      ============================

Projected benefits                                     (4,621,211)      (4,269,543)
Plan assets at fair value                               4,136,716        3,645,807
                                                      ----------------------------
Projected benefit obligation in excess of
 plan assets                                             (484,495)        (623,736)
Unrecognized transition amount                            (22,961)         (30,617)
Unrecognized net loss                                     465,095          587,733
                                                      ----------------------------

Accrued pension                                       $   (42,361)     $   (66,620)
                                                      ============================

Assumptions used by Union in the determination of pension plan information consisted of the following:

                                                        2000       1999
                                                        ----------------

Discount rate                                           7.00%      7.00%
Rate of increase in compensation levels                 4.25%      4.25%
Expected long-term rate of return of plan assets        7.25%      7.25%

Contributions to the plan are invested in diversified portfolios, mainly corporate stocks and bonds.

Contributions to Union's defined contribution 401(k) plan, including employer matching amounts, are at the discretion of the Board of Directors. Employer contributions to the plan were $67,440, $65,785, and $63,375 for 2000, 1999, and 1998, respectively.

Additionally, the Company and Union have a non-qualified Deferred Compensation Plan for Directors and certain key officers. Under the plan, compensation may be deferred that would otherwise be currently payable. Deferrals are made to an uninsured interest bearing account and are payable upon attainment of a certain age or death over a 15 year period. The Company and Union have purchased life insurance contracts for each participant in order to fund these benefits. The benefits accrued under this plan aggregated $1,541,417 and $1,651,932 at December 31, 2000 and 1999, respectively, and is included in the financial statement caption "Accrued expenses and other liabilities". The cash surrender value of the life insurance policies purchased to fund these plans aggregated $1,230,291 and $1,124,222 at December 31, 2000 and 1999, respectively. These amounts are included in the financial statement caption "Other assets". The annual net cost of the plan is immaterial to the financial statements of the Company.

Citizens maintains separately a 401(k) plan and a discretionary profit sharing plan. The 401(k) plan covers all employees meeting certain eligibility requirements. Employees are permitted to contribute any amount, up to 10% of their compensation, to the 401(k) plan. Citizens makes matching contributions up to 6% of an employee's compensation. Matching contributions to this plan were $30,800, $37,178, and $30,852 for 2000, 1999, and 1998, respectively.

Contributions to the profit sharing plan are at the discretion of Citizens' Board of Directors. Contributions to this plan were $66,384, $42,003, and $74,934 for 2000, 1999, and 1998, respectively.

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

                                                                 Contract or
                                                                  Notional
                                                                   Amount
                                                                    2000
                                                                 -----------

Financial instruments whose contract amount represent credit risk:

   Commitments to extend credit                                  $23,237,926
                                                                 ===========

   Standby letters of credit and commercial letters of credit    $   789,360
                                                                 ===========

   Credit card arrangements                                      $ 2,005,998
                                                                 ===========

   Home equity lines                                             $ 3,731,920
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

Note 16.   Fair Values of Financial Instruments

The estimated fair values of the Company's financial instruments at December 31, 2000 are as follows:

                                              Carrying          Estimated
                                               Amount           Fair Value
                                            ------------------------------

Financial assets:
   Cash and cash equivalents                $ 11,423,570      $ 11,423,570
   Interest bearing deposits                   1,721,408         1,721,590
   Securities available-for-sale              56,641,687        56,641,687
   Federal Home Loan Bank stock                1,016,800         1,016,800
   Loans and loans held for sale, net        221,932,893       218,612,116
   Accrued interest receivable                 2,596,891         2,596,891

Financial liabilities:
   Deposits                                  258,736,580       259,091,587
   Borrowed funds                              6,381,778         6,476,126
   Accrued interest payable                      838,592           838,592

The estimated fair values of the Company's financial instruments at December 31, 1999 are as follows:

                                              Carrying          Estimated
                                               Amount           Fair Value
                                            ------------------------------

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

The estimated fair values of deferred fees on commitments to extend credit and letters of credit were immaterial at December 31, 2000 and1999.

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

Aggregate loan transactions with related parties for the year ended December 31 were as follows:

                                                  2000           1999
                                               ------------------------

Balance, beginning                             $ 863,663      $ 866,865
New loans                                        447,942        248,822
Repayments                                      (332,250)      (246,524)
Other, net                                             0         (5,500)
                                               ------------------------

Balance, ending                                $ 979,355      $ 863,663
                                               ========================

Balance available on lines of credit           $ 131,854      $ 217,908
                                               ========================

Other activity consists of transactions with related parties who have been newly elected and the sale of mortgage loans on the secondary market.

Deposit accounts with related parties approximated $706,318 and $2,015,213 at December 31, 2000 and 1999, respectively.

Note 18.   Incentive Stock Option Plan

Under the terms of a Stock Option Plan with certain key employees, options to purchase shares of the Company's common stock are granted at a price equal to the market price of the stock at the date of grant. These stock options are exercisable within five years from the date of grant. Following is a summary of transactions:

                                                                 Shares Under Option
                                                            ------------------------------
                                                             2000        1999        1998
                                                            ------------------------------

Outstanding, January 1                                      11,900      13,700      15,300
Granted during the year                                          0       2,500       2,500
Exercised during the year (200 shares at $9.75 per
 share in 2000; 4,000 shares at $9.25 per share and
 300 shares at $9.75 in 1999; 4,000 shares at $9.00
 per share and 100 shares at $9.75 in 1998)                   (200)     (4,300)     (4,100)
                                                            ------------------------------

Outstanding, December 31                                    11,700      11,900      13,700
                                                            ==============================

                                                                 Shares Under Option
                                                            ------------------------------
                                                             2000        1999        1998
                                                            ------------------------------

Eligible, December 31, for exercise currently at:
   $ 9.25 per share                                              0           0       4,000
   $ 9.75 per share                                          4,200       4,400       4,700
   $18.00 per share                                          2,500       2,500       2,500
   $20.25 per share                                          2,500       2,500           0
   $22.00 per share                                          2,500       2,500       2,500
                                                            ------------------------------

                                                            11,700      11,900      13,700
                                                            ==============================

Had compensation cost been determined on the basis of fair value pursuant to FASB Statement No. 123, net income would have been reduced as follows at December 31:

                         2000            1999            1998
                      ------------------------------------------

Net income

   As reported        $4,799,542      $4,075,471      $4,551,396

   Proforma           $4,795,130      $4,071,059      $4,547,953

Note 19.   Acquisitions

Effective November 30, 1999, the Company acquired Citizens Savings Bank and Trust Company in a merger accounted for in a tax-free transaction as a pooling of interests with the exchange of 991,089 shares (net of 196 fractional shares redeemed for approximately $4,516) of newly-issued Company common stock in exchange for all of the outstanding shares of Citizens' common stock. Interest income, net income and earnings per share (as restated) for the Company and Citizens Savings Bank and Trust Company prior to the acquisition are as follows:

                                                                         Eleven Months
                                                         Year Ended         Ended
                                                        December 31,     November 30,
                                                            1998             1999
                                                        ------------------------------

Interest income
   Union Bankshares, Inc.                               $14,733,104      $13,694,631
   Citizens Savings Bank and Trust Company                7,893,075        7,178,879
                                                        ----------------------------

      Combined                                          $22,626,179      $20,873,510
                                                        ============================

Net income, giving effect to proforma income taxes
   Union Bankshares, Inc.                               $ 3,449,912      $ 2,937,645
   Citizens Savings Bank and Trust Company                1,101,484          987,109
                                                        ----------------------------

      Combined                                          $ 4,551,396      $ 3,924,754
                                                        ============================

Basic earnings per share
   Union Bankshares, Inc.                               $      1.70      $      1.44
   Citizens Savings Bank and Trust Company                     1.11             1.00
                                                        ----------------------------

      Combined                                          $      1.51      $      1.30
                                                        ============================

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

Information about reportable segments, and reconciliation of such information to the consolidated financial statements as of and for the years ended December 31, follows:

                                                                    Intersegment                  Consolidated
2000                                  Union          Citizens       Elimination      Other           Totals
--------------------------------------------------------------------------------------------------------------

Interest income                   $ 16,331,233      $ 7,795,092      $      0      $       0      $ 24,126,325
Interest expense                     6,369,555        3,506,590             0          1,212         9,877,357
Provision for loan loss                      0          250,000             0              0           250,000
Service fee income                   1,696,478          513,173             0              0         2,209,651
Income tax expense (benefit)         1,420,800          479,000             0        (74,790)        1,825,010
Net income (loss)                    3,957,914          976,252             0       (134,624)        4,799,542
Assets                             204,051,287       98,844,191             0        498,931       303,394,409

                                                                    Intersegment                  Consolidated
1999                                  Union          Citizens       Elimination      Other           Totals
--------------------------------------------------------------------------------------------------------------

Interest income                   $ 15,035,945      $ 7,832,641      $      0      $       0      $ 22,868,586
Interest expense                     5,757,892        3,362,522             0          1,157         9,121,571
Provision for loan loss                 62,500          296,996             0              0           359,496
Service fee income                   1,666,244          562,629             0              0         2,228,873
Income tax expense (benefit)         1,277,950          560,195             0        (22,886)        1,815,259
Net income (loss)                    3,496,397          937,342             0       (358,268)        4,075,471
Assets                             197,648,845       97,512,372       (79,755)       394,184       295,475,646

                                                                    Intersegment                  Consolidated
1998                                  Union          Citizens       Elimination      Other           Totals
--------------------------------------------------------------------------------------------------------------

Interest income                   $ 14,733,104      $ 7,893,075     $      0      $       0      $ 22,626,179
Interest expense                     5,778,179        3,472,861            0          1,424         9,252,464
Provision for loan loss                100,000          300,000            0              0           400,000
Service fee income                   1,559,924          586,074            0              0         2,145,998
Income tax expense (benefit)         1,541,504          547,650            0        (34,247)        2,054,907
Net income (loss)                    3,540,023        1,101,484            0        (90,111)        4,551,396
Assets                             190,783,600       98,966,698            0        381,691       290,131,989

Amounts in the "Other" column encompass activity in Union Bankshares, Inc., the "parent company". Holding company assets are stated after intercompany eliminations.

Note 21.   Regulatory Capital Requirements

Union and Citizens (the Banks) are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory - and possibly additional discretionary - actions by regulators that, if undertaken, could have a direct material effect on the Banks' financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Banks must meet specific capital guidelines that involve quantitative measures of the Banks' assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Banks' capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Banks to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier I capital (as defined) to average assets (as defined). Management believes, as of December 31, 2000, that the Banks meet all capital adequacy requirements to which they are subject.

As of December 31, 2000, the most recent notification from the FDIC categorized the Banks as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized the Banks must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the Banks' category.

The Banks' actual capital amounts (000's omitted) and ratios are also presented in the table.

                                                                                                    Minimums
                                                                                                   To be Well
                                                                             Minimums           Capitalized Under
                                                                            For Capital         Prompt Corrective
                                                      Actual                Requirements        Action Provisions
                                               ------------------------------------------------------------------
                                                Amount      Ratio        Amount      Ratio      Amount      Ratio
                                               ------------------------------------------------------------------

As of December 31, 2000:
   Total capital to risk weighted assets
      Union                                    $25,818      17.44%      $11,845      8.0%      $14,807      10.0%
      Citizens                                  11,975      18.06%        5,304      8.0%        6,630      10.0%
   Tier I capital to risk weighted assets
      Union                                     23,808      16.08%        5,923      4.0%        8,884       6.0%
      Citizens                                  11,143      16.81%        2,652      4.0%        3,978       6.0%
   Tier I capital to average assets
      Union                                     23,808      11.49%        8,287      4.0%       10,358       5.0%
      Citizens                                  11,143      11.00%        4,050      4.0%        5,063       5.0%

As of December 31, 1999:
   Total capital to risk weighted assets
      Union                                    $23,506      18.80%      $10,002      8.0%      $12,502      10.0%
      Citizens                                  12,057      17.35%        5,559      8.0%        6,949      10.0%
   Tier I capital to risk weighted assets
      Union                                     21,889      17.51%        5,001      4.0%        7,501       6.0%
      Citizens                                  11,188      16.10%        2,780      4.0%        4,169       6.0%
   Tier I capital to average assets
      Union                                     21,889      10.93%        8,010      4.0%       10,013       5.0%
      Citizens                                  11,188      11.43%        3,914      4.0%        4,893       5.0%

Note 22.   Restrictions on Retained Earnings

The Company is subject to restrictions on the amount of dividends that it may declare without prior regulatory approval. Also, Vermont state banking regulations require each Bank to transfer, at a minimum, 10% of annual net profits to restricted retained earnings until such amounts of capital equal 10% of each Bank's deposits and other liabilities.

Note 23.   Subsequent Events

On January 3, 2001, Union Bankshares, Inc. declared a $0.26 per share dividend payable January 17, 2001 to stockholders of record on January 13, 2001.

Note 24.   Condensed Financial Information (Parent Company Only)

The following financial statements are for Union Bankshares, Inc. (Parent Company Only), and should be read in conjunction with the consolidated financial statements of Union Bankshares, Inc. and Subsidiaries.

                UNION BANKSHARES, INC. (PARENT COMPANY ONLY)
                          CONDENSED BALANCE SHEETS
                         DECEMBER 31, 2000 AND 1999

                                                 2000             1999
                                             ----------------------------

ASSETS
Cash                                         $   144,411      $   344,714
Investment in Subsidiary-Union                23,823,428       21,176,978
Investment in Subsidiary-Citizens             11,100,606       10,768,302
Other assets                                     507,190          394,184
                                             ----------------------------

      Total assets                           $35,575,635      $32,684,178
                                             ============================

LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities
  Other liabilities                          $   418,580      $   464,164
                                             ----------------------------

      Total liabilities                          418,580          464,164
                                             ----------------------------

Stockholders' equity
  Common stock, $2 par value; 5,000,000
   shares authorized, 3,263,689 shares
   issued at 12/31/00 and 3,263,489
   shares issued at 12/31/99                   6,527,378        6,526,978
  Paid-in capital                                239,903          238,353
  Retained earnings (Note 21)                 30,010,683       28,180,180
  Less treasury stock, at cost 233,960
   shares; 2000 and 1999                      (1,592,451)      (1,592,451)
  Accumulated other comprehensive
   (loss) income                                 (28,458)      (1,133,046)
                                             ----------------------------

      Total stockholders' equity              35,157,055       32,220,014
                                             ----------------------------

      Total liabilities and stockholders'
       equity                                $35,575,635      $32,684,178
                                             ============================

Note 24.   Condensed Financial Information (Parent Company Only)
(Continued)

The investment in the subsidiary banks is carried under the equity method of accounting. The investment and cash, which is on deposit with the Bank, has been eliminated in consolidation.

                UNION BANKSHARES, INC. (PARENT COMPANY ONLY)
                       CONDENSED STATEMENTS OF INCOME
                Years Ended December 31, 2000, 1999, and 1998

                                                  2000            1999            1998
                                               ------------------------------------------

Revenues
  Dividends
    Bank subsidiaries                          $3,060,000      $2,300,000      $1,850,000
    Loss on sale of securities                          0            (109)              0
                                               ------------------------------------------

      Total revenues                            3,060,000       2,299,891       1,850,000
                                               ------------------------------------------

Expenses
  Interest                                          1,212           1,157           1,424
  Merger and acquisition costs                      1,026         332,940          23,632
  Administrative and other                        207,176          46,948          99,302
                                               ------------------------------------------

      Total expenses                              209,414         381,045         124,358
                                               ------------------------------------------

Income before applicable income tax and
 equity in undistributed net income of
 subsidiaries                                   2,850,586       1,918,846       1,725,642
Applicable income tax (benefit)                   (74,790)        (22,886)        (34,247)
                                               ------------------------------------------

Income before equity (deficit) in
 undistributed net income of subsidiaries       2,925,376       1,941,732       1,759,889
Equity in undistributed net income-Union        1,917,914       1,196,398       1,690,023
Deficit in undistributed net income-Citizens      (43,748)        (49,768)              0
                                               ------------------------------------------

Net income                                     $4,799,542      $3,088,362      $3,449,912
                                               ==========================================

Equity in undistributed net income of Citizens for the year ended December 31, 1999 represents earnings of Citizens subsequent to the merger occurring November 30, 1999.

                UNION BANKSHARES, INC. (PARENT COMPANY ONLY)
                     CONDENSED STATEMENTS OF CASH FLOWS
                Years Ended December 31, 2000, 1999, and 1998

                                                       2000             1999             1998
                                                    --------------------------------------------

CASH FLOWS FROM OPERATING ACTIVITIES
  Net income                                       $ 4,799,542      $ 3,088,362      $ 3,449,912
  Adjustments to reconcile net income to
   net cash provided by operating
   activities
  Equity in undistributed net income of Union       (1,917,914)      (1,196,398)      (1,690,023)
  Deficit in undistributed net loss of Citizens         43,748           49,768                0
  Increase in income taxes receivable                  (76,353)          (6,404)          (2,078)
  Increase in other assets                             (36,653)         (23,891)         (33,203)
  Loss on sale of securities                                 0              109                0
  (Decrease) increase in other liabilities             (45,584)          21,974           42,116
                                                    --------------------------------------------

      Net cash provided by operating activities      2,766,786        1,933,520        1,766,724
                                                    --------------------------------------------

CASH FLOWS FROM INVESTING ACTIVITIES
  Proceeds from sale of securities                           0           17,693                0
  Purchases of securities                                    0                0          (17,802)
                                                    --------------------------------------------

      Net cash provided (used) by investing
       activities                                            0           17,693          (17,802)
                                                    --------------------------------------------

CASH FLOWS FROM FINANCING ACTIVITIES
  Purchase of treasury stock                                 0                0          (43,960)
  Dividends paid                                    (2,969,039)      (1,833,446)      (1,665,519)
  Proceeds from exercise of stock option                 1,950           39,925           36,975
  Purchase of fractional shares                              0           (4,516)               0
                                                    --------------------------------------------

      Net cash used by financing activities         (2,967,089)      (1,798,037)      (1,672,504)
                                                    --------------------------------------------

Net (decrease) increase in cash                       (200,303)         153,176           76,418
Cash
   Beginning                                           344,714          191,538          115,120
                                                    --------------------------------------------

   Ending                                          $   144,411      $   344,714      $   191,538
                                                   =============================================

SUPPLEMENTAL SCHEDULE OF CASH PAID (RECEIVED)
 DURING THE YEAR
   Interest                                        $     1,212      $     1,157      $     1,424
                                                   =============================================

   Income taxes                                    $     5,250      $   (34,247)     $   (28,395)
                                                   =============================================

Note 25.   Quarterly Financial Data (Unaudited)

A summary of financial data for the four quarters of 2000, 1999, and 1998 is presented below (dollars in thousands):

UNION BANKSHARES, INC. AND SUBSIDIARIES

                                                Quarters in 2000 Ended
                                    -----------------------------------------------
                                    March 31,    June 30,     Sept. 30,    Dec. 31,
                                    -----------------------------------------------

Interest income                      $5,743       $5,912       $6,174       $6,297
Interest expense                      2,266        2,379        2,593        2,639
Provision for loan losses                62           63           63           62
Securities gains (loss)                  37           (3)           0           (9)
Other operating expenses              2,526        2,619        2,394        2,405
Net income                            1,078        1,168        1,247        1,307
Earnings per common share              0.36         0.38         0.41         0.43

                                                Quarters in 1999 Ended
                                    -----------------------------------------------
                                    March 31,    June 30,     Sept. 30,    Dec. 31,
                                    -----------------------------------------------

Interest income                      $5,525       $5,617       $5,824       $5,903
Interest expense                      2,248        2,249        2,302        2,323
Provision for loan losses               100           88           62          109
Securities gains (loss)                   0            3            0            0
Other operating expenses              2,426        2,426        2,450        2,763
Net income                              973        1,042        1,134          926
Earnings per common share              0.32         0.34         0.38         0.31

                                                Quarters in 1998 Ended
                                    -----------------------------------------------
                                    March 31,    June 30,     Sept. 30,    Dec. 31,
                                    -----------------------------------------------

Interest income                      $5,506       $5,672       $5,664       $5,784
Interest expense                      2,283        2,315        2,311        2,343
Provision for loan losses               113          112          100           75
Securities gains (loss)                 (41)           0           65          126
Other operating expenses              2,357        2,275        2,314        2,332
Net income                              978        1,180        1,096        1,297
Earnings per common share              0.33         0.39         0.36         0.43

Note 26.   Other Income and Other Expenses

The components of other income and other expenses which are in excess of one percent of total revenues in any of the three years disclosed are as follows:

                                2000            1999            1998
                             ------------------------------------------

Expenses
   State franchise tax       $  296,321      $  281,480      $  266,009
   Legal fees                    60,200         280,503          33,438
   Professional fees            198,777         308,431         136,871
   Fees to directors            237,012         261,609         246,717
   Postage and shipping         242,987         246,321         253,634
   Other                      1,737,002       1,710,679       1,665,407
                             ------------------------------------------

                             $2,772,299      $3,089,023      $2,602,076
                             ==========================================

U N I O N  B A N K S H A R E S,  I N C.  A N D  S U B S I D I A R I E S
M A N A G E M E N T ' S  D I S C U S S I O N  A N D  A N A L Y S I S  O F
  F I N A N C I A L  C O N D I T I O N  A N D  R E S U L T S  O F
  O P E R A T I O N S

                                   GENERAL

The following discussion and analysis by Management focuses on those factors that had a material effect on Union Bankshares, Inc.'s (Union's) financial position as of December 31, 2000 and 1999, and its results of operations for the years ended December 31, 2000, 1999, and 1998. This discussion should be read in conjunction with the consolidated Financial Statements and related notes and with other financial data appearing elsewhere. Management is not aware of the occurrence of any events after December 31, 2000, which would materially affect the information presented below.

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

By their very nature, forward-looking statements are subject to uncertainties, both general and specific, and risk exists that predictions, forecasts, projections and other estimates contained in forward-looking statements will not be achieved. Also when we use any of the words "believes," "expects," "anticipates" or similar expressions, we are making forward-looking statements. Many possible events or factors could affect the future financial results and performance of our company. This could cause results or performance to differ materially from those expressed in our forward-looking statements. The possible events or factors that might affect our forward-looking statements include, but are not limited to, the following:

*   uses of monetary, fiscal and tax policy by various governments
* political, legislative or regulatory developments in Vermont or the United States including changes in laws concerning taxes, banking and other aspects of the financial services industry
* developments in general economic or business conditions, including interest rate fluctuations, market fluctuations and perceptions, and inflation
* changes in the competitive environment for financial services organizations
*   the Company's ability to retain key personnel
*   changes in technology including demands for greater automation
* unanticipated lower revenues, loss of customers or business, or higher operating expenses
*   adverse changes in the securities market

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

                            RESULTS OF OPERATIONS

The Company's net income for the year ended December 31, 2000 was $4.800 million compared with net income of $4.075 million for the year 1999. Without merger related nondeductible expenses and Y2K expenses, 1999's net income would have been $4.614 million. Net income per share was $1.58 for 2000 compared to $1.35 for 1999 and would have been $1.52 per share for 1999 without merger related and Y2K expenses.

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

                                                                     Years ended December 31
                               ---------------------------------------------------------------------------------------------------
                                             2000                              1999                              1998
                               ---------------------------------------------------------------------------------------------------
                               Average    Income/    Average     Average    Income/    Average     Average    Income/    Average
                               Balance    Expense   Yield/Rate   Balance    Expense   Yield/Rate   Balance    Expense   Yield/Rate
                               ---------------------------------------------------------------------------------------------------
                                                                      (Dollars in thousands)

Average Assets:
Federal funds sold             $  5,379   $   333     6.19%      $  8,604   $   425     4.94%      $  8,799   $   461     5.24%
Interest bearing deposits         1,962       120     6.12%         2,223       122     5.49%         1,494        83     5.56%
Investments (1) (2)              58,680     3,615     6.34%        61,097     3,685     6.21%        51,663     3,246     6.35%
Loans, net (1), (3)             215,450    20,058     9.42%       202,674    18,636     9.31%       194,716    18,836     9.83%
                               ------------------                ------------------                ------------------
   Total interest-earning
    assets (1)                  281,471    24,126     8.69%       274,598    22,868     8.45%       256,672    22,626     8.95%

Cash and due from banks           9,042                             9,195                             8,507
Premises and equipment            3,989                             4,330                             4,596
Other assets                      5,204                             5,621                             6,227
                               --------                          --------                          --------
   Total assets                $299,706                          $293,744                          $276,002
                               ========                          ========                          ========

Average Liabilities and
 Stockholders' Equity:
NOW accounts                   $ 34,383   $   702     2.04%      $ 34,654   $   676     1.95%      $ 30,957   $   691     2.23%
Savings/money market accounts    90,923     3,375     3.71%        87,360     3,072     3.52%        75,579     2,712     3.59%
Certificates of deposit          98,571     5,378     5.46%        98,901     5,086     5.14%       101,578     5,556     5.47%
Borrowed funds                    6,340       422     6.66%         4,948       287     5.80%         5,027       294     5.85%
                               ------------------                ------------------                ------------------
   Total interest-bearing
    liabilities                 230,217     9,877     4.29%       225,863     9,121     4.04%       213,141     9,253     4.34%

Non-interest bearing
 deposits                        32,906                            32,505                            28,838
Other liabilities                 3,575                             3,292                             3,581
                               --------                          --------                          --------
   Total liabilities            266,698                           261,660                           245,560

Stockholders' equity             33,008                            32,084                            30,442
                               --------                          --------                          --------
   Total liabilities and
    stockholders equity        $299,706                          $293,774                          $276,002
                               ========                          ========                          ========

Net interest income (1)                   $14,249                           $13,747                           $13,373
                                          =======                           =======                           =======

Net interest spread                                   4.40%                             4.41%                             4.61%

Net interest margin                                   5.19%                             5.13%                             5.34%

-------------------
<F1>  Average yield reported on a tax-equivalent basis.
<F2>  Average balance of investments calculated on the amortized cost basis.
<F3>  Net of unearned income and allowance for loan losses.

Union's net interest income increased by $502 thousand, or 3.65%, to $14.2 million for the year ended December 31, 2000, from $13.7 million for the year ended December 31, 1999. This increase was primarily due to the growth in our loan portfolio which had an average yield of 9.42% in 2000 while the lower yielding investment, interest-bearing deposits and federal funds sold average balances decreased. On average for the year 93.9% of our assets were earning interest in 2000 versus 93.5% in 1999. The net interest spread decreased by 1 basis point to 4.40% for the year ended December 31, 2000, from 4.41% for the year ended December 31, 1999. The net interest margin for the 2000 period increased by 6 basis points to 5.19% from 5.13% for the 1999 period.

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

                                         Year Ended December 31, 2000           Year Ended December 31, 1999
                                            Compared to Year Ended                 Compared to Year Ended
                                          December 31, 1999 Increase/            December 31, 1998 Increase/
                                          (Decrease) Due to Change In            (Decrease) Due to Change In
                                       ------------------------------------------------------------------------
                                        Volume       Rate          Net         Volume       Rate          Net
                                       ------------------------------------------------------------------------

Interest-earning assets:
Federal funds sold                     $  (159)     $    67      $   (92)     $   (10)     $   (26)     $   (36)
Interest-bearing deposits                  (14)          12           (2)          41           (2)          39
Investments                               (150)          80          (70)         599         (160)         439
Loans, net                               1,189          233        1,422          782         (987)        (205)
                                       ------------------------------------------------------------------------

      Total interest-earning assets    $   866      $   392      $ 1,258      $ 1,412      $(1,175)     $   237

Interest-bearing liabilities:
NOW accounts                           $    (5)     $    31      $    26      $    83      $   (98)     $   (15)
Savings/money market accounts              125          178          303          423          (63)         360
Certificates of deposit                    (18)         310          292         (146)        (324)        (470)
Borrowed funds                              81           54          135           (5)          (2)          (7)
                                       ------------------------------------------------------------------------

      Total interest-bearing
       liabilities                     $   183      $   573      $   756      $   355      $  (487)     $  (132)
                                       ------------------------------------------------------------------------

Change in net interest income          $   683      $  (181)     $   502      $ 1,057      $  (688)     $   369
                                       ========================================================================

Interest and Dividend Income. Union's interest and dividend income increased by $1,258,000, or 5.5%, to $24.1 million for the year ended December 31, 2000, from $22.9 million for the year ended December 31, 1999. Average earning assets increased by $6.9 million, or 2.5%, to $281.5 million for the year ended December 31, 2000, from $274.6 million for the year ended December 31, 1999. Average loans were $215.5 million for the year ended December 31, 2000 up from $202.7 million for the year ended December 31, 1999. Increases in commercial, municipal, construction and real estate secured loans were partially offset by a decrease in average installment loans. Increases in loan volume and interest rates led by the average prime rate for 2000 being 9.23%, up from 7.99% in 1999, was partially offset by the ever increasing competition, and the lower volume of installment loans. This mainly accounted for the increase in loan interest income of $1,423,000 or 7.6%.

The average balance of investment securities (including mortgage-backed securities) decreased by $2.4 million, or 4.0%, to $58.7 million for the year ended December 31, 2000, from $61.1 million for the year ended December 31, 1999. Higher interest rates during 2000 partially offset the volume decrease in the investment portfolio as total interest and dividend income was down only 1.9%. Union extended the investment maturity window during 2000 in order to take advantage of the higher interest rates. The average level of federal funds sold decreased by $3.2 million, or 37.5%, to $5.4 million for the year ended December 31, 2000, from $8.6 million for the year ended December 31, 1999. The average balances invested in interest-bearing deposits decreased to $2.0 million at December 31, 2000 from $2.2 million, or 11.7%, at December 31, 1999. These deposits are FDIC insured.

Interest Expense. Union's interest expense increased by $756,000, or 8.3%, to $9.9 million for the year ended December 31, 2000, from $9.1 million for the year ended December 31, 1999. Average interest-bearing liabilities increased by $4.4 million, or 1.9% to $230.2 million for the year ended December 31, 2000, from $225.9 million for the year ended December 31, 1999. Average time deposits decreased $330 thousand, or .3%, to $98.6 million for the year ended December 31, 2000, from $98.9 million for the year ended December 31, 1999. The average balances for NOW accounts decreased by $271 thousand to $34.4 million for the year ended December 31, 2000, from $34.7 million for the year ended December 31, 1999. The average balances in savings and money market accounts grew to $90.9 million in 2000 from $87.4 million in 1999 or a 4.1% increase. Higher interest rates prevailed for all interest-bearing liabilities for the current year.

Noninterest Income. Union's noninterest income increased only $1,000 for the year ended December 31, 2000. The results for the period reflected a net gain of $34 thousand from the sale of loans compared to a net gain of $40 thousand from these sales during 1999. The net gain on Sales of Securities was $25 thousand for 2000 compared to $3 thousand for 1999. These changes can be explained by management's decision to retain in portfolio a higher percentage of loans that could be sold due to the interest rate environment and the reinvestment rates available. Service fees (sources of which include deposit fees, loan servicing fees, and ATM fees) decreased by $19,000, or 0.9%, to $2.21 million for the year ended December 31, 2000, from $2.23 million for the year ended December 31, 1999. Trust income increased to $182,000 in 2000 from $166,000 in 1999 or a 9.6% increase. Other noninterest income decreased by $11,000, or 8.4%, to $120 thousand for 2000 from $131 thousand for 1999.

Noninterest Expense. Union's noninterest expense decreased $121,000, or 1.2%, to $9.9 million for the year ended December 31, 2000, from $10.1 million for the year ended December 31, 1999. Salaries increased $260,000, or 6.1%, to $4.5 million for the year ended December 31, 2000, from $4.2 million for the year ended December 31, 1999, reflecting normal salary activity and severance pay to three former CSBT employees whose jobs were eliminated as a result of the merger and the conversion of their EDP processing to Union Bank. Pension and employee benefits increased $40 thousand or 3.7% to $1.12 million for the year ended December 31, 2000, from $1.08 million for the year ended December 31, 1999 mainly due to the increase in the accrual for the Defined Benefit Pension Plan caused by anticipated increases in future salaries and the performance decline in the underlying investment instruments. Office occupancy expense increased $26 thousand, or 4.8%, to $560,000 for the year ended December 31, 2000, from $535,000 for the year ended December 31, 1999. Equipment expense decreased $131 thousand to $994 thousand for the year ended December 31, 2000, from $1.1 million for 1999 primarily resulting from decreased depreciation cost on computer equipment and software purchases which are depreciated as an expense over a time period of three to five years.

Other operating expense includes approximately $500 thousand for the year ended December 31, 1999 and $1,900 for 2000, for expenses related to the merger, including legal and advisory fees. The other one time only expense in 1999 was for Year 2000 preparations. Union had $59 thousand of non-payroll-related expenses in 1999 and $1.5 thousand in 2000. Netting out these one-time only expenses would leave $2.77 million of other operating expenses for the year ended December 31, 2000 compared to $2.53 million for 1999 or a 9.4% increase. The increase was mainly attributable to the listing of the Company on the American Stock Exchange, increases in State franchise taxes paid, FDIC assessments paid, communications expense, charitable contributions, training expense, travel expense, and fees paid to the Small Business Administration.

Income Tax Expense. Union's income tax expense increased by $10,000, or 0.5%, to $1.825 million for the year ended December 31, 2000, from $1.815 million for 1999 mainly due to increased taxable income offset by the low income housing and historic rehabilitation credits that are available to us in both the 2000 and 1999 tax years related to our partnership investments in low income housing projects sponsored by Housing Vermont in our market area. Our effective tax rate for 2000 was 27.5% compared to 30.8% for 1999.

Year Ended December 31, 1999 Compared to Year Ended December 31, 1998.

Interest and Dividend Income. Union's interest and dividend income increased by $242,000, or 1.07%, to $22.9 million for the year ended December 31, 1999, from $22.6 million for the year ended December 31, 1998. Average earning assets increased by $17.9 million, or 7.0%, to $274.6 million for the year ended December 31, 1999, from $256.7 million for the year ended December 31, 1998. Average loans were $202.7 million for the year ended December 31, 1999 up from $194.7 million for the year ended December 31, 1998. Increases in commercial, construction and real estate secured loans were partially offset by a decrease in average municipal loans. Decreases in loan interest rates led by the average prime rate for 1999 being 7.9%, down from 8.35% in 1998, and ever increasing competition, and the lower volume of municipal loans mainly accounted for the decrease in loan interest income of $201,000 or 1.1%.

The average balance of investment securities (including mortgage-backed securities) increased by $9.4 million, or 18.3%, to $61.1 million for the year ended December 31, 1999, from $51.7 million for the year ended December 31, 1998. Lower interest rates during 1999 partially offset the volume increase in the investment portfolio as total interest and dividend income was only up 13.5%. Union deliberately kept the investment maturity window shorter in 1999 in order to be able to more quickly take advantage of an increase in interest rates in the future. The average level of federal funds sold decreased slightly by $195,000, or 2.2%, to $8.6 million for the year ended December 31, 1999, from $8.8 million for the year ended December 31, 1998. The average balances invested in interest-bearing deposits increased to $2.2 million at December 31, 1999 from $1.5 million, or 48.8%, at December 31, 1999. These deposits are FDIC insured and were an under-utilized investment vehicle until 1998.

Interest Expense. Union's interest expense decreased by $131,000, or 1.4%, to $9.1 million for the year ended December 31, 1999, from $9.2 million for the year ended December 31, 1998. Average interest-bearing liabilities increased by $12.7 million, or 6.0% to $225.9 million for the year ended December 31, 1999, from $213.2 million for the year ended December 31, 1998. Average time deposits decreased $2.7 million, or 2.6%, to $98.9 million for the year ended December 31, 1999, from $101.6 million for the year ended December 31, 1998. The average balances for NOW accounts increased by $3.7 million to $34.7 million for the year ended December 31, 1999, from $31 million for the year ended December 31, 1998. The average balances in savings and money market accounts grew to $87.4 million in 1999 from $75.6 million in 1998 or a 15.6% increase. Lower interest rates prevailed for all interest bearing liabilities for the current year.

Noninterest Income. Union's noninterest income decreased $343,000, or 11.8%, to $2.6 million for the year ended December 31, 1999, from $2.9 million for the year ended December 31, 1998. The results for the period reflected a net gain of $40 thousand from the sale of loans compared to a net gain of $302 thousand from these sales during 1998. The net gain on Sale of Securities was $3 thousand for 1999 compared to $150 thousand for 1998. These changes can be explained by management's decision to retain in portfolio a higher percentage of loans and securities that could be sold due to the dropping interest rate environment and the reinvestment rates available. Service fees (sources of which include deposit fees, loan servicing fees, and ATM fees) increased by $83,000, or 3.9%, to $2.2 million for the year ended December 31, 1999, from $2.1 million for the year ended December 31, 1998. Trust income increased from $166,000 in 1999 from $120,000 in 1998 or a 37.7% increase. Other noninterest income decreased by $62,000, or 32.2%, to $131,000 for the year ended December 31, 1999, from $193,000 for the previous year due mainly to the decrease in Gain on Mortgage Servicing Rights because we decided to hold more loans generated in portfolio in 1999 due to the rate environment.

Noninterest Expense. Union's noninterest expense increased $787,000, or 8.5%, to $10.1 million for the year ended December 31, 1999, from $9.3 million for the year ended December 31, 1998. Salaries increased $123,000, or 3%, to $4.2 million for the year ended December 31, 1999, from $4.1 million for the year ended December 31, 1998, reflecting normal salary activity. Pension and employee benefits increased $25 thousand or 2.4% or $1.08 million for the year ended December 31, 1999, from $1.06 million for the year ended December 31, 1998 mainly due to the increase in the accrual for the Defined Benefit Pension Plan caused by anticipated increases in future salaries and the performance decline in the underlying investment instruments. Office occupancy expense increased $32 thousand, or 6.4%, to $535,000 for the year ended December 31, 1999, from $503,000 for the year ended December 31, 1998. Equipment expense increased $120 thousand to $1.1 million for the year ended December 31, 1999, from $1 million for 1998 primarily resulting from increased depreciation cost on computer equipment and software purchases which are depreciated as an expense over a time period of three to five years.

Other operating expense includes $500,000 for the year ended December 31, 1999, for expenses related to the merger, including legal and advisory fees, compared to $34 thousand during 1998. The other one time only expense in both 1999 and 1998 was for Year 2000 preparations. Union had $59 thousand of non-payroll-related expenses in 1999 and $18 thousand in 1998. Netting out these one-time only expenses would leave $2.53 million of other operating expenses for the year ended December 31, 1999 compared to $2.55 million for 1998 or a 2.8% decrease.

Income Tax Expense. Union's income tax expense decreased by $240,000, or 11.7%, to $1.8 million for the year ended December 31, 1999, from $2.05 million for 1998 mainly due to the low income housing and historic rehabilitation credits that are available to us for the 1999 tax year relating to our partnership investment in a low income housing project sponsored by Housing Vermont in our market area. Our effective tax rate for 1999 was 30.8% compared to 31.1% for 1998.

                             FINANCIAL CONDITION

At December 31, 2000, Union had total consolidated assets of $303 million, including net loans and loans held for sale of $222 million, deposits of $259 million and shareholders' equity of $35 million. Based on the most recent information published by the Vermont Banking Commissioner, in terms of total assets at December 31, 1999, Union Bank ranked as the 11th largest institution of the 26 commercial banks and savings institutions headquartered in Vermont and Citizens ranked 20th.

Union's total assets increased by $7.9 million or 2.7% to $303.4 million at December 31, 2000 from $295.5 million at December 31, 1999. Total net loans and loans held for sale increased by $15.4 million or 7.5% to $221.9 million or 73.1% of total assets at December 31, 2000 as compared to $206.5 million or 69.9% of total assets at December 31, 1999, due to increases of $4.8 million in commercial real estate loans, $5.9 million increase in real estate loans, $4.3 million increase in commercial loans, $2.7 million increase in municipal loans, partially offset by a $3.3 million decrease in loans to consumers. Cash and Due from banks decreased from $11.6 million to $10.4 million between year ends due to Y2K liquidity buildup at December 31, 1999. Federal funds sold decreased approximately $2.4 million or 69.2% to $1.1 million at December 31, 2000 from $3.5 million at December 31, 1999, which was primarily attributable to an increase in loans. Total deposits increased $1.1 million or 0.4% to $258.7 million at December 31, 2000 from $257.6 million at December 31, 1999. A $5.4 million or 5.9% decrease in money market and savings accounts to $85.9 million from $91.3 million was offset by an increase in time deposits of $5.1 million or 5.4% raising time deposits to $100.9 million at December 31, 2000 from $95.8 million at December 31, 1999. This change was partially Y2K related as depositors were willing to commit their funds to term deposits once again. Total borrowings increased approximately $3.5 million to $6.4 million at December 31, 2000 from $2.9 million at December 31, 1999 due to the match funding of certain loan commitments and the slow down in deposit growth.

Total equity increased by $2.9 million or 9.1% to $35.2 million at December 31, 2000 from $32.2 million at December 31, 1999 as a result of a decrease of $1.1 million in the net unrealized holding loss on securities available-for-sale and dividend payments of $3.0 million which were offset with net income of $4.8 million and the exercise of employee stock options for $2,000.

Loan Portfolio. Union's loan portfolio primarily consists of adjustable- and fixed-rate mortgage loans secured by one-to-four family, multi-family residential or commercial real estate. The composition of Union's gross loan portfolio net of loans held for sale at December 31 for each of the last five years was as follows:

                              2000          1999          1998          1997          1996
                           ----------------------------------------------------------------

Real Estate                $ 93,005      $ 87,154      $ 76,832      $ 81,760      $ 78,664
Commercial Real Estate       74,580        69,807        67,707        52,797        53,334
Commercial                   20,594        16,246        17,446        15,786        14,037
Consumer                     15,379        18,661        23,519        26,599        26,793
Term Federal Funds Sold           0             0         1,000         3,000             0
Municipal                    12,335         9,657         8,830        16,034        10,283
                           ----------------------------------------------------------------

      Total Loans          $215,893      $201,525      $195,344      $195,976      $183,111
                           ================================================================

Union originates and sells residential mortgages into the secondary market, with most such sales made to the Federal Home Loan Mortgage Corporation (FHLMC). Union services a $130.8 million residential mortgage portfolio, approximately $48 million of which is serviced for unaffiliated third parties at December 31, 2000. Additionally, Union originates commercial loans under various SBA programs that provide an agency guarantee for a portion of the loan amount. Union occasionally will sell the guaranteed portion of the loan to other financial concerns and will retain servicing rights, which generates fee income. Union capitalizes mortgage servicing rights on these fees and recognizes gains and losses on the sale of the principal portion of these notes as they occur. Union services approximately $13.6 million of commercial and commercial real estate loans that have been previously sold.

Total loans not held for sale have increased $14.4 million or 7.1% since December 31, 1999. The majority of this increase is due to management's decision to hold in portfolio many loans that could be sold on the secondary market. This strategy will increase our interest margin and combined with our increased deposit base and overall borrowing capacity has not affected our liquidity adversely.

The following table breaks down by loan type the maturities of the loans held in portfolio and held for sale as of December 31, 2000:

                       Within 1        2-5         Over 5
                         Year         Years        Years
                       ----------------------------------
                              (Dollars in thousands)

Real Estate
  Fixed Rate            $14,678      $16,513      $ 42,657
  Variable Rate             904        4,013        18,475
Commercial
  Fixed Rate              8,011       18,927        14,067
  Variable Rate          10,433       12,485        36,079
Municipal
  Fixed Rate             11,601          547           187
  Variable Rate               0            0             0
Installment
  Fixed Rate              7,113        6,787           308
  Variable Rate             543           13            31
Other                       674            0             0
                        ----------------------------------

      Total             $53,957      $59,285      $111,804
                        ==================================

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

Union had loans on non-accrual status totaling $1.5 million at December 31, 2000 and $951,000 at December 31, 1999. The aggregate interest on non-accrual loans not recognized through December 31, 2000 was $288,512, through 1999 was $182,610, and through 1998 was $110,930.

Union had $2.9 million and $3.2 million in loans past due 90 days or more and still accruing at December 31, 2000 and 1999, respectively. At December 31, 2000, Union had internally classified certain loans totaling $1.3 million and $1.6 million at December 31. 1999. In management's view, such loans represent a higher degree of risk and could become nonperforming loans in the future. While still on a performing status, in accordance with Union's credit policy, loans are internally classified when a review indicates any of the following conditions making the likelihood of collection questionable:

*   the financial condition of the borrower is unsatisfactory;
*   repayment terms have not been met;
* the borrower has sustained losses that are sizable, either in absolute terms or relative to net worth;
*   confidence is diminished;
*   loan covenants have been violated;
*   collateral is inadequate; or
*   other unfavorable factors are present.

At December 31, 2000, Union had acquired by foreclosure or through repossession real estate worth $116,293, consisting of commercial property and undeveloped land. The balance at December 31, 1999 was $26,667.

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

The following table reflects activity in the allowance for loan losses for the years ended December 31, 2000, 1999, 1998, 1997, and 1996.

                                                         Year Ended December 31,
                                         ------------------------------------------------------
                                          2000        1999        1998        1997        1996
                                         ------------------------------------------------------
                                                         (Dollars in thousands)

Balance at the beginning of period       $2,870      $2,845      $2,811      $2,844      $2,710
Charge-offs:
  Real Estate                                 0          41          49          31          45
  Commercial                                152          49          67         150         148
  Consumer and other                        229         338         371         368         377
                                         ------------------------------------------------------
      Total charge-offs                     381         428         487         549         570
                                         ------------------------------------------------------
Recoveries:
  Real Estate                                 1           3           0           4          22
  Commercial                                 34          14          33          15          20
  Consumer and other                         77          77          88          72          68
                                         ------------------------------------------------------
      Total recoveries                      124          94         121          91         110
                                         ------------------------------------------------------

Net charge-offs                            (257)       (334)       (366)       (458)       (460)
Provision for loan losses                   250         359         400         425         580
Transfer from Other Reserve                   0           0           0           0          14
                                         ------------------------------------------------------
Balance at end of period                 $2,863      $2,870      $2,845      $2,811      $2,844
                                         ======================================================

The following table shows the breakdown of Union's allowance for loan loss by category of loan and the percentage of loans in each category to total loans in the respective portfolios at the dates indicated:

                                  December 31,        December 31,        December 31,        December 31,        December 31,
                                     2000                1999                1998                1997                1996
                               -------------------------------------------------------------------------------------------------
                               Amount    Percent   Amount    Percent   Amount    Percent   Amount    Percent   Amount    Percent
                               -------------------------------------------------------------------------------------------------
                                                                    (Dollars in thousands)

Real Estate
  Residential                  $  595     40.5%    $  557     42.3%    $  255     39.5%    $  278     36.8%    $  230     36.7%
  Commercial                    1,193     32.3%     1,014     30.6%       754     29.5%       774     27.9%       949     30.7%
  Construction                    102      4.5%        77      3.7%        12      3.8%        10      2.1%         9      2.5%
Other Loans
  Commercial                      401      9.1%       416      8.1%       498      9.0%       601      9.3%       583      7.4%
  Consumer installment            319      6.5%       448      8.6%       545     11.3%       659     12.9%       662     13.8%
  Home equity loans                31      1.8%        28      1.8%        21      2.3%        25      2.8%        27      3.1%
  Municipal, Other and
   Unallocated                    221      5.3%       330      4.9%       760      4.6%       464      8.2%       384      5.8%
                               -----------------------------------------------------------------------------------------------
      Total                    $2,863    100.0%    $2,870    100.0%    $2,845    100.0%    $2,811    100.0%    $2,844    100.0%
                               ===============================================================================================
Ratio of Net Charge-Offs
 to Average Loans                          .12%                .16%                .19%                .24%                .25%
Ratio of Allowance for
 Loan Losses to Loans                     1.33%               1.42%               1.46%               1.39%               1.50%

Investment Activities. At December 31, 2000, the reported value of investment securities available-for-sale was $56.6 million or 18.7% of assets. Union had no securities classified as held-to-maturity or trading. The adoption of FASB No. 115, "Accounting for Certain Investments in Debt and Equity Securities," has had an impact on our investment portfolio. This accounting standard, effective for 1994 statements, requires banks to recognize all appreciation or depreciation of the investment portfolio either on the balance sheet or through the income statement even though a gain or loss has not been realized. These changes require securities classified as "trading securities" to be marked to market with any gain or loss charged to income. Securities classified as "available-for-sale" are marked to market with any gain or loss after taxes charged to the equity portion of the balance sheet. Securities classified as "held-to-maturity" are to be held at book value. The reported value of securities available-for-sale at December 31, 2000 reflects a negative valuation adjustment of $43 thousand. The offset of this adjustment, net of income tax effect, was a $28 thousand decrease in Union's other comprehensive income component of shareholders' equity and an increase in net deferred tax assets of $15 thousand.

The following tables show as of December 31, 2000 and 1999 the amortized cost of Union's investment portfolio maturing within the stated period.

                                                                            At December 31, 2000
                                                ----------------------------------------------------------------------------
                                                                 Maturities
                                                ----------------------------------------------------------------------------
                                                 Within      One to      Five to       Over          Total       Weighted
                                                One Year   Five Years   Ten Years    Ten Years       Cost      Average Yield
                                                                           (Dollars in thousands)
                                                ----------------------------------------------------------------------------

Securities available-for-sale:
  U.S. Government, Agency and Corporation
   securities                                    $5,998      $10,706      $ 5,196      $  500      $22,400         6.23%
  Mortgage-backed securities                        137        1,155        3,039       3,437        7,768         6.54%
  State and political subdivisions                   25          682        3,993         215        4,915         6.19%
  Corporate debt securities                       1,001       15,840        2,890       1,243       20,974         6.39%
  Marketable equity securities                        0            0            0         628          628         8.47%
                                                 ----------------------------------------------------------------------
Total Investment Securities                      $7,161      $28,383      $15,118      $6,023      $56,685         6.35%
                                                 ======================================================================
Fair Value                                       $7,146      $28,740      $14,346      $6,410      $56,642
                                                 =========================================================

Weighted Average Yield                            5.62%        6.52%        6.12%       6.91%        6.35%

                                                                            At December 31, 1999
                                                ----------------------------------------------------------------------------
                                                                 Maturities
                                                ----------------------------------------------------------------------------
                                                 Within      One to      Five to       Over          Total       Weighted
                                                One Year   Five Years   Ten Years    Ten Years       Cost      Average Yield
                                                                           (Dollars in thousands)
                                                ----------------------------------------------------------------------------

Securities available-for-sale:
  U.S. Government, Agency and Corporation
   securities                                    $7,499      $13,235      $ 7,948      $  500      $29,182         5.96%
  Mortgage-backed securities                          0        2,298        1,827       2,199        6,324         6.48%
  State and political subdivisions                   25           73        3,743       1,206        5,047         6.24%
  Corporate debt securities                         751       13,837        4,312       2,143       21,043         6.33%
  Marketable equity securities                        0            0            0         558          558        10.94%
                                                 ----------------------------------------------------------------------
Total Investment Securities                      $8,275      $29,443      $17,830      $6,606      $62,154         6.20%
                                                 ======================================================================
Fair Value                                       $8,245      $28,810      $17,009      $6,377      $60,441
                                                 =========================================================

Weighted Average Yield                            5.52%        6.15%        6.32%       7.02%        6.20%

Deposits. The following table shows information concerning Union's deposits by account type, and the weighted average nominal rates at which interest was paid on such deposits as of December 31, 2000 and December 31, 1999:

                                              Year Ended December 31,               Year Ended December 31,
                                                       2000                                  1999
                                       -----------------------------------------------------------------------
                                                     Percent                               Percent
                                        Average      of Total    Average      Average      of Total    Average
                                        Amount       Deposits     Rate        Amount       Deposits     Rate
                                       -----------------------------------------------------------------------
                                                                  (Dollars in thousands)

Non-certificate deposits:
  Demand deposits                      $ 32,906       12.81%                 $ 32,505       12.83%
  Now accounts                           34,383       13.39%      2.04%        34,654       13.67%      1.95%
  Money Markets                          53,770       20.94%      4.45%        49,296       19.45%      4.14%
  Savings and other                      37,153       14.47%      2.72%        38,064       15.02%      2.71%
                                       --------------------                  --------------------
  Total non-certificate deposits        158,212       61.61%                  154,519       60.97%
                                       --------------------                  --------------------
Certificates of deposit:
  Less than $100,000                     75,483       29.40%      5.29%        78,031       30.79%      5.05%
  $100,000 and over                      23,088        8.99%      5.89%        20,870        8.24%      5.48%
                                       --------------------                  --------------------
      Total certificates of deposit      98,571       38.39%                   98,901       39.03%
                                       --------------------                  --------------------
Total deposits                         $256,783      100.00%      3.68%      $253,420      100.00%      3.49%
                                       =====================================================================

The following table sets forth information regarding the amounts of Union's certificates of deposit in amounts of $100,000 or more at December 31, 2000 and December 31, 1999 that mature during the periods indicated:

                               December 31, 2000   December 31, 1999
                               -------------------------------------
                                     (Dollars in thousands)

Within 3 months                     $ 6,757             $ 2,301
3 to 6 months                        11,259              11,872
6 to 12 months                        4,439               3,751
Over 12 months                        3,739               3,491
                                    ---------------------------
                                    $26,194             $21,415
                                    ===========================

Borrowings. Borrowings from the Federal Home Loan Bank of Boston were $6.4 million at December 31, 2000 at a weighted average rate of 6.6%. Borrowings totaled $2.9 million at December 31, 1999 have a weighted average rate of 5.77%. (See Footnote 11 to the Financial Statements for details.)

Other Financial Considerations

Market Risk and Asset and Liability Management. Market risk is the risk of loss in a financial instrument arising from adverse changes in market prices and rates, foreign currency exchange rates, commodity prices and equity prices. Union's market risk arises primarily from interest rate risk inherent in its lending, investing, and deposit taking activities. To that end, management actively monitors and manages its interest rate risk exposure. Union does not have any market risk sensitive instruments acquired for trading purposes. Union attempts to structure its balance sheet to maximize net interest income while controlling its exposure to interest rate risk. Union's Asset/Liability Committee formulates strategies to manage interest rate risk by evaluating the impact on earnings and capital of such factors as current interest rate forecasts and economic indicators, potential changes in such forecasts and indicators, liquidity, and various business strategies. Union's Asset/Liability Committee's methods for evaluating interest rate risk include an analysis of Union's interest-rate sensitivity "gap", which provides a static analysis of the maturity and repricing characteristics of Union's entire balance sheet, and a simulation analysis, which calculates projected net interest income based on alternative balance sheet and interest rate scenarios, including "rate shock" scenarios involving substantial increases or decreases in market rates of interest.

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

Our interest rate sensitivity analysis (simulation) as of December 1999 for a flat rate environment projected a Net Interest Income of $13.7 million for 2000 compared to actual results of $14.2 million or a 3.6% difference. Interest rates were up in 2000 almost equally on both interest earning assets and liabilities. We had higher demand for loans than anticipated which resulted in our percentage of interest-earning assets to total assets increasing to 93.9% and we shifted resources from lower yielding assets to loans. Our net interest margin for 2000 was 5.19% and our net interest spread was 4.40%. Net income was projected to be $4.3 million compared to actual results of $4.8 million. Of the $451 thousand difference, $369 thousand relates to the increase in net interest income offset by $2 thousand in merger-related expense, $18 thousand for American Stock Exchange listing expenses, and $2 thousand of Y2K expense, which were not included in our analysis as they are unusual, one time expenses. The other unanticipated factor was the Company's investment in a low-income housing project which generated $128 thousand in Federal Income Tax credits for 2000. Return on Assets was 1.61% compared to our projection of 1.46%. Return on Equity was 14.22% compared to our projection of 13.08%. These two ratios were higher based on higher net income as explained above and higher average balances than anticipated.

The Company generally requires collateral or other security to support financial instruments with credit risk. Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. (See Footnote 14 to the Financial Statements for details)

Interest Rate Sensitivity "Gap" Analysis. An interest rate sensitivity "gap" is defined as the difference between interest-earning assets and interest-bearing liabilities maturing or repricing within a given time period. A gap is considered positive when the amount of interest rate sensitive assets exceeds the amount of interest rate sensitive liabilities. A gap is considered negative when the amount of interest rate sensitive liabilities exceeds the amount of interest rate sensitive assets. During a period of rising interest rates, a negative gap would tend to adversely affect net interest income, while a positive gap would tend to result in an increase in net interest income. During a period of falling interest rates, a negative gap would tend to result in an increase in net interest income, while a positive gap would tend to affect net interest income adversely. Because different types of assets and liabilities with the same or similar maturities may react differently to changes in overall market interest rates or conditions, changes in interest rates may affect net interest income positively or negatively even if an institution were perfectly matched in each maturity category.

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

The following tables show Union's rate sensitivity analysis as of December 31, 2000 and 1999:

                                                                               December 31, 2000
                                                                          Cumulative repriced within
                                                   -------------------------------------------------------------------------
                                                   3 Months     4 to 12       1 to 3       3 to 5       Over 5
                                                   or Less      Months        Years        Years        Years         Total
                                                   -------------------------------------------------------------------------
                                                                   (Dollars in thousands, by repricing date)

Interest sensitive assets:
  Federal funds sold                               $ 1,070      $     0      $     0      $     0      $     0      $  1,070
  Interest-bearing deposits                            174          586          770          191            0         1,721
  Investments available for sale (1)                 2,245        6,641       15,785       13,455       17,402        55,528
  FHLB / VBSC Stock                                      0            0            0            0        1,017         1,017
  Loans (2)                                         59,092       41,549       36,150       29,462       58,543       224,796
                                                   -------------------------------------------------------------------------
      Total interest sensitive assets              $62,581      $48,776      $52,705      $43,108      $76,962      $284,132
                                                   =========================================================================

Interest sensitive liabilities:
  Time deposits                                    $29,006      $56,150      $14,100      $ 1,658      $     2      $100,916
  Money markets                                     18,215            0            0            0       32,495        50,710
  Regular savings                                    4,297            0            0            0       30,913        35,210
  Now accounts                                      20,698            0            0            0       17,656        38,354
  Borrowed funds (3)                                 2,072          265        3,295          591          159         6,382
                                                   -------------------------------------------------------------------------
      Total interest sensitive liabilities         $74,288      $56,415      $17,395      $ 2,249      $81,225      $231,572
                                                   =========================================================================

Net interest rate sensitivity gap                  (11,707)      (7,639)      35,310       40,859       (4,263)       52,560
Cumulative net interest rate sensitivity gap       (11,707)     (19,346)      15,964       56,823       52,560
Cumulative net interest rate sensitivity gap
 as a percentage of total assets                    (3.86)%      (6.38)%      5.26%        18.73%       17.32%
Cumulative interest sensitivity gap as a
 percentage of total interest-earning assets        (4.12)%      (6.81)%      5.62%        20.00%       18.50%
Cumulative net interest earning assets as a
 percentage of cumulative interest-bearing
 liabilities                                        (5.06)%      (8.35)%      6.89%        24.54%       22.70%

-------------------
<F1>  Investments available for sale exclude marketable equity securities with a fair value of $1,114,000 which may be sold by Union at any time.
<F2>  Balances shown net of unearned income of $250,374.
<F3>  Estimated repayment assumptions considered in Asset/Liability model.

                                                                               December 31, 1999
                                                                          Cumulative repriced within
                                                   -------------------------------------------------------------------------
                                                   3 Months     4 to 12       1 to 3       3 to 5       Over 5
                                                   or Less      Months        Years        Years        Years         Total
                                                   -------------------------------------------------------------------------
                                                                   (Dollars in thousands, by repricing date)

Interest sensitive assets:
  Federal funds sold                               $ 3,474      $     0      $     0      $     0      $      0      $  3,474
  Interest-bearing deposits                            297          793          673          194             0         1,957
  Investments available for sale (1)                 2,001        6,244       13,406       15,404        22,707        59,762
  FHLB / VBSC Stock                                      0            0            0            0           941           941
  Loans (2)                                         53,401       34,614       16,778       26,891        77,669       209,353
                                                   --------------------------------------------------------------------------
      Total interest sensitive assets              $59,173      $41,651      $30,857      $42,489      $101,317      $275,487
                                                   ==========================================================================

Interest sensitive liabilities:
  Time deposits                                    $21,242      $50,499      $22,867      $ 1,174      $      0      $ 95,782
  Money markets                                     43,825            0            0            0        10,952        54,777
  Regular saving                                     2,084        3,485            0            0        30,939        36,508
  Now accounts                                      15,533            0            0            0        22,004        37,537
  Borrowed funds (3)                                   745          235          685          755           452         2,872
                                                   --------------------------------------------------------------------------
      Total interest sensitive liabilities         $83,429      $54,219      $23,552      $ 1,929      $ 64,347      $227,476
                                                   ==========================================================================

Net interest rate sensitivity gap                  (24,256)     (12,568)       7,305       40,560        36,970        48,011
Cumulative net interest rate sensitivity gap       (24,256)     (36,824)     (29,519)      11,041        48,011
Cumulative net interest rate sensitivity gap
 as a percentage of total assets                   (8.21)%      (12.46)%     (9.99)%        3.74%        16.25%
Cumulative interest sensitivity gap as a
 percentage of total interest-earning assets       (8.80)%      (13.37)%    (10.72)%        4.01%        17.43%
Cumulative net interest earning assets as a
 percentage of cumulative interest-bearing
 liabilities                                      (10.66)%      (16.19)%    (12.98)%        4.85%        21.10%

-------------------
<F1>  Investments available for sale exclude marketable equity securities with a fair value of $676,000 which may be sold by Union at any time.
<F2>  Balances shown net of unearned income of $273,305.
<F3>  Estimated repayment assumptions considered in Asset/Liability model.

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

The following chart reflects the results of our latest simulation analysis for next year end on Net Interest Income, Net Income, Return on Assets, Return on Equity and Capital Value. The projection utilizes a rate shock of 300 basis points from the year end prime rate of 9.5%; this is the highest internal slope monitored and shows the best and worse scenarios analyzed. This slope range was determined to be the most relevant during this economic cycle.

                           UNION BANKSHARES, INC.
                  INTEREST RATE SENSITIVITY ANALYSIS MATRIX
                             DECEMBER 31, 2000
                               (in thousands)

   Year          Prime   Net Interest   Change      Net      Return on   Return on    Capital      Change
  Ending         Rate       Income        %        Income    Assets %    Equity %      Value          %
---------------------------------------------------------------------------------------------------------

December-01      12.50      $16,791      8.10      $6,748      2.18        18.16      $22,048      (24.66)
                  9.50       15,533      0.00       5,907      1.91        16.06       29,265        0.00
                  6.50       14,203     (8.56)      5,018      1.63        13.80       36,162       23.56

Liquidity. Liquidity is a measurement of Union's ability to meet potential cash requirements, including ongoing commitments to fund deposit withdrawals, repay borrowings, fund investment and lending activities, and for other general business purposes. Union's principal sources of funds are deposits, amortization and prepayment of loans and securities, maturities of investment securities and other short-term investments, sales of securities available-for-sale, and earnings and funds provided from operations. In addition, as both subsidiary banks are members of the FHLB, Union has access to preapproved lines of credit up to 2.1% of total assets. Union also has a $4 million short term preapproved line of credit with one of their correspondent banks.

The Banks maintain IDEAL Way Lines of Credit with the Federal Home Loan Bank of Boston. The total line available to Union Bank was $3,356,000 as of December 31, 2000 and December 31, 1999, respectively. The total line available to Citizens Savings Bank and Trust Company was $3,040,000 as of both December 31, 2000 and 1999. There were no borrowings against these lines of credit at December 31, 2000 and $667,000 at December 31, 1999. Interest on these borrowings is chargeable at a rate determined by the Federal Home Loan Bank and payable monthly. Should the Company utilize these lines of credit, qualified portions of the loan and investment portfolios would collateralize these borrowings.

While scheduled loan and securities payments and FHLB advances are relatively predictable sources of funds, deposit flows and prepayments on loans and mortgage-backed securities are greatly influenced by general interest rates, economic conditions, and competition. Union's liquidity is actively managed on a daily basis, monitored by the Asset/Liability Committee, and reviewed periodically with the Board of Directors. Union's Asset/Liability Committee sets liquidity targets based on Union's financial condition and existing and projected economic and market conditions. The committee measures Union's net loan to deposit ratio, the 90 day and 1 year maturity gaps and long term (>3 years) assets repricing compared to total assets on a monthly basis. The committee's primary objective is to manage Union's liquidity position and funding sources in order to ensure that it has the ability to meet its ongoing commitment to its depositors, to fund loan commitments, and to maintain a portfolio of investment securities. Since many of the loan commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements.

Union's management monitors current and projected cash flows and adjusts positions as necessary to maintain adequate levels of liquidity. Although approximately 83.9% of Union's time deposits will mature within twelve months, management believes, based upon past experience, that Union will retain a substantial portion of these deposits. Management will continue to offer a competitive but prudent pricing strategy to facilitate retention of such deposits. Any reduction in total deposits could be offset by purchases of federal funds, short-term FHLB borrowings, or liquidation of investment securities or loans held for sale. Such steps could result in an increase in Union's cost of funds and adversely impact the net interest margin.

Regulatory Capital Requirements. As of December 31, 2000, the most recent notification from the FDIC categorized Union Bank and Citizens Savings Bank & Trust Co. as well-capitalized under the regulatory framework for prompt corrective action. To be categorized as well-capitalized, the banks must maintain a minimum total risk-based capital ratio of 10%, Tier I risk-based capital ratio of 6% and Tier I leverage ratio of 5%. (See Footnote 21 to the Financial Statements for details on the individual banks' capital ratios). Union's total risk based capital ratio is 17.62%, Tier 1 risk based capital ratio is 16.27%, and Tier 1 leverage ratio is 11.74% as of December 31, 2000. There are no conditions or events since the date of the most recent notification that management believes might result in an adverse change to either bank's or Union's regulatory capital category.

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

U N I O N B A N K S H A R E S, I N C. A N D S U B S I D I A R I E S M A R K E T F O R U N I O N ' S C O M M O N S H A R E S A N D
S H A R E H O L D E R  M A T T E R S

On March 10, 2001 there were 3,029,729 shares of common stock outstanding held by 730 shareholders of record. The number of shareholders does not reflect the number of persons or entities who may hold the stock in nominee or "street name."

Union common stock was listed on the American Stock Exchange on July 13, 2000. The Company's stock trades under the symbol UNB. Cranmer and Cranmer of New York City are the market specialists for Union Bankshares, Inc. stock. Prior to July 13, 2000 no broker made a market in Union common stock and trading was sporadic. The trades that occurred cannot be characterized as an established public trading market. The stock was traded from time to time by holders in private transactions or through brokers, and information on bid and ask prices was not publicly reported. Therefore, the stock prices shown below for that period reflect only the transactions known to management. Due to the limited information available, the stock prices shown may not accurately reflect the actual market value of Union's common stock. The high and low prices for shares of the Company's common stock for 2000 and 1999, as well as cash dividends paid thereon is presented below:

                                  2000                               1999
                    -------------------------------------------------------------------
                     High         Low      Dividends    High         Low      Dividends
                    -------------------------------------------------------------------

First Quarter       $21.00      $15.00      $ .24      $23.00      $18.50      $ .22

Second Quarter      $18.25      $15.00      $ .24      $22.25      $21.50      $ .22

Third Quarter       $18.75      $14.94      $ .24      $21.25      $20.00      $ .22

Fourth Quarter      $17.75      $16.00      $ .26      $22.00      $21.00      $ .24

On January 3, 2001 the Company declared a dividend of $ .26 per share to stockholders of record as of January 13, 2001, payable January 17, 2001.

U N I O N B A N K S H A R E S, I N C. A N D S U B S I D I A R I E S S H A R E H O L D E R A S S I S T A N C E A N D
  I N V E S T O R  I N F O R M A T I O N

If you need assistance with a change in registration of certificates, reporting lost certificates, non-receipt or loss of dividend checks, information about the Company, or to receive copies of financial reports, please contact:

      JoAnn A. Tallman, Assistant Secretary
      Union Bankshares, Inc.
      P.O. Box 667
      Morrisville, VT 05661-0667
      Phone: 802-888-6600
      Facsimile: 802-888-4921
      E-mail: ubexec@together.net

Union Bankshares, Inc. is listed on the American Stock Exchange under the Symbol UNB.

Form 10-K

A copy of the Form 10-K Report filed with the Securities and Exchange Commission may be obtained without charge upon written request to:

      Marsha A. Mongeon, Treasurer and Chief Financial Officer
      Union Bankshares, Inc.
      P.O. Box 667
      Morrisville, VT 05661-0667

      Corporate Name: Union Bankshares, Inc.
      Corporate Transfer Agent: Union Bank, P.O. Box 667,
                                Morrisville, VT 05661-0667


DIRECTORS OF
UNION BANKSHARES, INC.

W. Arlen Smith, Chairman
Cynthia D. Borck
William T. Costa, Jr.
Kenneth D. Gibbons
Peter M. Haslam
Franklin G. Hovey II
William F. Kinney
Richard C. Marron
Robert P. Rollins
Jerry S. Rowe
Richard C. Sargent

OFFICERS OF
UNION BANKSHARES, INC.

W. Arlen Smith   Chairman
Cynthia D. Borck   Vice President
Kenneth D. Gibbons   President
Peter M. Haslam   Secretary
Marsha A. Mongeon   Vice President/Treasurer
Jerry S. Rowe   Vice President

DIRECTORS OF CITIZENS SAVINGS
BANK AND TRUST COMPANY

Cynthia D. Borck
J.R. Alexis Clouatre
William T. Costa, Jr.
Dwight A. Davis
Kenneth D. Gibbons
Franklin G. Hovey II
Jerry S. Rowe
Joseph M. Sherman

OFFICERS OF CITIZENS SAVINGS BANK
AND TRUST COMPANY

John Dinsmore                Assistant Treasurer
Tracey D. Holbrook      Assistant Vice President
Susan O. Laferriere               Vice President
Dennis J. Lamothe                      Treasurer
Michelle Leighton                 Vice President
Barbara A. Olden        Assistant Vice President
Deborah J. Partlow                 Trust Officer
Jerry S. Rowe                          President
Wendy L. Somers                    Trust Officer
David A. Weed                     Vice President

DIRECTORS OF UNION BANK

W. Arlen Smith, Chairman
Cynthia D. Borck
Kenneth D. Gibbons
Peter M Haslam
William F. Kinney
Richard C. Marron
Robert P. Rollins
Richard C. Sargent

OFFICERS OF UNION BANK

Wanda L. Allaire        Assistant Vice President
Ethan A. Allen, Jr.               Vice President
Rhonda L. Bennett                 Vice President
Cynthia D. Borck           Senior Vice President
Fern C. Farmer          Assistant Vice President
Patsy S. French         Assistant Vice President
Kenneth D. Gibbons                     President
Nathaniel M. Hayward     Commercial Loan Officer
Claire A. Hindes             Assistant Treasurer
Patricia N. Hogan                 Vice President
Peter R. Jones                    Vice President
Margaret S. Lambert     Assistant Vice President
Marsha A. Mongeon         Senior Vice President/
                                       Treasurer
Freda T. Moody          Assistant Vice President
Karen Carlson Noyes     Assistant Vice President
Colleen D. Putvain           Assistant Treasurer
Ruth P. Schwartz                  Vice President
David S. Silverman         Senior Vice President
JoAnn A. Tallman             Assistant Secretary
Francis E. Welch        Assistant Vice President
Craig S. Wiltshire                Vice President

                             UNION BANK OFFICES

   Morrisville                                  Jeffersonville
   20 Lower Main Street*                        80 Main Street*
   (802) 888-6600                               (802) 644-6600

   Northgate Plaza*                             Hyde Park
   Route 100                                    250 Main Street
   (802) 888-6860                               (802) 888-6880

   Stowe                                        Remote ATM's at:
   Stowe Village*                               Smugglers' Notch Resort (2)
   Park and Pond Streets                        Johnson State College
   (802) 253-6600                               Copley Hospital
                                                Cold Hollow Cider Mill
   1857 Mountain Road                           Trapp Family Lodge
   Route 108                                    Stowe Mountain Resort (3)
   (802) 253-6642                               Big John's Riverside Store
                                                Taft Corners, Williston
   Johnson                                      Ben and Jerry's
   198 Lower Main Street*
   (802) 635-6600                               Express
                                                Telebanking
   Hardwick                                     (802) 888-6448
   103 VT Route 15*                             (800) 583-2869
   (802) 472-8100

                             www.unionbankvt.com
*   ATM's at these branches

CITIZENS SAVINGS BANK AND TRUST COMPANY OFFICES

   St. Johnsbury                                Remote ATM's at:
   364 Railroad Street*                         East Burke, Route 114
   (802) 748-3131                               Danville, Route 2
                                                Burke Mountain Ski Area
   325 Portland Street
   (802) 748-3121                               Express Phone
                                                Banking
   Lyndonville                                  (802) 748-0815
   183 Depot Street*                            (800) 748-1018
   (802) 626-3100

   St. Johnsbury
   Center
   Green Mountain Mall*
   1998 Memorial Drive
   (802) 748-2454

                                www.csbtc.com
*   ATM's at these branches