Form 10-K, Exhibit 13
period 2001-12-31
UNION BANKSHARES INC
filed 2002-04-01
CIK 706863

Exhibit 13


                                    UNION
                                 BANKSHARES,
                                    INC.

                                    2001
                                   ANNUAL
                                   REPORT


                                                    Union Bank Logo

                                                    CITIZENS
                                                    SAVINGS BANK
                                                    AND TRUST COMPANY Logo

Union Bank & Citizens Savings Bank grow to meet the needs of their communities.

                UNION BANKSHARES, INC.  *  HISTORY OF GROWTH
                           (In Millions of Dollars)

             1997       1998       1999       2000       2001

Capital      29,023     31,762     32,220     35,157     37,215
Loans       201,918    202,468    209,353    224,796    250,943
Deposits    239,229    248,919    267,593    258,737    285,722
Assets      273,280    290,129    295,476    303,394    337,475

Union Bankshares, Inc., is a bank holding company consisting of two community banks whose employees, officers and boards live, work and recreate in the areas the banks serve. Those connections help to sustain a time-tested community approach to banking through a powerful commitment to customer service and an equally firm commitment to meeting the financial needs of the communities they serve. Our approach has proven to be a successful alternative to its larger competitors in the financial services arena.

                    Union Bankshares, 2001, Total Dollars

                         Capital      $ 37,215,036
                         Loans        $251,206,280
                         Deposits     $285,721,655
                         Assets       $337,475,356

[PHOTO]

                                                 Service. Integrity. Trust.
                                              For over a century, community
                                             banking with a hometown touch.

Contents
-----------------------------------------------------------
Union Bankshares Gives Back                         Page 2
Save for Success                                    Page 4
On the Cutting Edge of Technology                   Page 5
New in 2001 & 2002                                  Page 6
Merchant Services & HomeTown Trust                  Page 7
To Our Shareholders                                 Page 8
Selected Financial Information                      Page 10
Management's Responsibility                         Page 11
Independent Auditor's Report                        Page 12
Financial Statements
    Consolidated Balance Sheets                     Page 13
    Consolidated Statements of Income               Page 14
    Consolidated Statements of Changes
     in Stockholders' Equity                        Page 15
    Consolidated Statements of Cash Flows           Page 16
    Notes to Consolidated Financial Statements      Page 17
Management's Discussion and Analysis
 of the Results of Operations                       Page 42
Market for Union Bankshares' Common Stock
 and Related Shareholder Matters                    Page 55
Shareholder Assistance and Investor Information     Page 56

UNION BANKSHARES GIVES BACK

[PHOTO]

                                                      Stowe Performing Arts

Every summer, music fills the Trapp Family Lodge concert meadow for Stowe Performing Arts' "Music in the Meadow" series. For over 15 years Union Bank has proudly sponsored these concerts, which bring over 6,500 people to the region.
      Not only do the summer concerts help support the arts in the Lamoille Valley region, but the weekly musical celebrations bring economic vitality to Stowe and surrounding towns.
      "It's fair to say that the traveling public now sees the Stowe region as a musical destination in the summer, and the combination of Stowe Performing Arts and the International Music Festival at Stowe are largely responsible for that," says Johannes von Trapp, president of Trapp Family Lodge in Stowe. "Without the corporate support, these types of events would be dead."
      Lynn Paparella, Stowe Performing Art's managing director, concurs:
"Union Bank recognizes that the arts are essential in a healthy community, and its long-standing and generous support of Stowe Performing Arts demonstrates its concern for this community and this organization."

                                                    St. Johnsbury Athenaeum

      Citizens Savings Bank and Trust Company supported the St. Johnsbury Athenaeum's Landmark and Legacy Capital Campaign to address many renovations needed at the town's only library and art gallery. Designated as a National Historic Landmark, the Athenaeum is one of only 13 national historic landmarks in Vermont and only one of 10 libraries with that distinction nationwide.
      The 130-year-old building is considered a treasure in the St. Johnsbury community not only for its library but also for the beauty of its distinguished art collection.

                             -------------------

"THANKS TO THE GENEROUS SUPPORT OF THE CITIZENS BANK, THE ATHENAEUM IS ABLE TO FULFILL ITS MISSION TO PROMOTE LIFE-LONG LEARNING THROUGH ART, LITERATURE AND INFORMATION SERVICES, AND TO PRESERVE ITS NATIONAL HISTORIC LANDMARK BUILDING, COLLECTIONS AND FURNISHINGS. WITH THE HELP OF THE CITIZENS BANK, MAJOR EXTERIOR RESTORATION HAS BEEN COMPLETED. IT'S A GRAND COLLABORATION OF A BUSINESS AND A NON-PROFIT WORKING TOGETHER FOR THE BENEFIT OF THE COMMUNITY."

                   LISA VON KANN, LIBRARY DIRECTOR, ST. JOHNSBURY ATHENAEUM

"THE UNION BANK IS INCREDIBLE IN ITS SUPPORT OF OUR COUNTY PROGRAMS. THROUGH BANK EMPLOYEE VOLUNTEERS TO FINANCIAL ASSISTANCE, THE BANK IS ALWAYS THERE WHEN WE NEED THEM."

            DAWN ARCHBOLD, EXECUTIVE DIRECTOR UNITED WAY OF LAMOILLE COUNTY

[PHOTO]

The Sept. 11 Fund benefited from a collaboration between the Union Bank, its employees and its customers, who raised over $29,000 for victims of the terrorism attacks in New York City and Washington.

                             -------------------

EMPLOYEES HELP BRING PARK BACK TO LIFE
In St. Johnsbury, staff at the Citizens Bank share in the same community-minded spirit. The bank took the lead in creating and landscaping a flower garden and "green space" as a gateway to Vermont's Northeast Kingdom. This historic park, in dire need of refurbishment, was rededicated in the summer of 2001 and boasts gardens, a fountain and a welcome kiosk for out-of-town visitors. "This park project," says Michael Welch, town manager in St. Johnsbury, "will always remind me that there are a lot of wonderful people, especially the employees at the Citizens Bank, doing some tremendous things in our town." Pictured at the park's dedication are Jerry Santerre, Barb Olden, Tracy Verge, Lucille Towle and Tracey Holbrook.

Lamoille Home Health and Hospice
      The non-profit Lamoille Home Health and Hospice brings quality home medical care to countless folks throughout Lamoille County. Union Bank supports this organization through direct assistance to services from prenatal care to care for the terminally ill.
      "The Union Bank is full of community-minded people," says Ann Mallett, R.N. and Executive Director of Lamoille Home Health and Hospice. "Whether it's a visit by one of our therapists, a flu clinic, or bereavement services, the Union Bank's support helps make it all happen."

SAVE FOR SUCCESS

[PHOTO]

A parent volunteer and other students watch as Dylan Zukswert makes a deposit into his Save for Success program account at Morrisville Elementary School.

In 1995 the Union Bank, local schools and parent volunteers teamed up to help area children Save for Success -- literally! The Save for Success program helps youths develop the life-long skill of saving.
      Kid-friendly savings accounts -- the bank opens each young saver's account with a $1 deposit -- enables kids to set saving goals, create the habit of saving, and develop responsibility. Today, over 2,000 children participate in the program.
      "Without Save for Success," explains Michele Walker, the program coordinator, "there would be a lot of kids who would not be developing these lifelong skills."
      Participating schools host a weekly banking day where students, assisted by adult volunteers, can make deposits to their savings accounts in any amount. Banking days, usually held before school, do not interfere with instructional hours.
      Besides the savings aspect, Save for Success features an extensive educational component. Children learn how to read a bank statement, balance a checking account, manage their own money, and apply for mock loans.
      Walker, who does money-management presentations at area elementary, middle and high schools throughout the year, has also created a Small Savers CD. They work like regular CDs, but with a lower minimum deposit requirement of $200.
      "Savings is a learned skill, and Union Bank is in this for the long haul," says Walker.
      Citizens Bank is in the process of introducing its own Save for Success program.

SAVE FOR SUCCESS SCHOOLS

* BELVIDERE CENTRAL
* CAMBRIDGE ELEMENTARY
* EDEN CENTRAL
* ELMORE SCHOOL
* HYDE PARK ELEMENTARY
* JOHNSON ELEMENTARY
* MORRISTOWN ELEMENTARY
* STOWE ELEMENTARY
* WALDEN SCHOOL
* WATERVILLE CENTRAL
* FLETCHER ELEMENTARY
* PEOPLES ACADEMY MIDDLE LEVEL
* CRAFTSBURY ELEMENTARY
* CRAFTSBURY ACADEMY
* WOLCOTT ELEMENTARY
* BISHOP MARSHALL SCHOOL

ON THE CUTTING EDGE OF TECHNOLOGY

NetTeller(TM) & bill paying online

Just as the assembly line revolutionized American manufacturing, technology -- particularly the Internet -- is revolutionizing banking. There's never been a more convenient, fast or easy way to bank.
      The Citizens Bank's and Union Bank's Internet banking product NetTeller(TM) allows customers to view account balances, transfer funds, view cleared transactions, make loan payments and more from the comfort of home or office -- 24/7. All one needs is a connection to the Internet.
      For the banks, NetTeller(TM) meets the needs of a different market base while enhancing the banks' already high customer service quotient. It allows us to increase customer options and meet many customer needs more quickly -- any time of the day or night -- without compromising service or impacting the bottom line.
      "One month we had 18,000 NetTeller(TM) and Express Telebanking(TM) transactions," explains Rhonda Bennett, a Vice President at Union Bank. "That makes a huge difference."
      Senior Vice President David Silverman echoes those sentiments: "The goal is to grow the bank without growing overhead."
      When the ability to pay bills via the Internet debuts in 2002, customers will enjoy the added service and convenience of writing online checks to pay bills. Customers can build a unique personal payee list online and schedule payments to be made one time in the future or on a recurring schedule. The benefits to the bank are enormous as well, as the cost per electronic transaction is just a fraction of a cent compared to paper checks. Both Citizens Bank and Union Bank will feature this online bill-paying service.

                           Union Bankshares, Inc.
                        Electronic Transactions, 2001
                                In thousands

                       Net Teller               67,707
                       Express Telebanking     190,979
                       Debit Card              461,072
                       ATM                     530,289

Express Telebanking(TM) & Xpress Phone Banking

      For customers without an Internet connection, Union Bank's Express Telebanking(TM) service and Citizens Bank's Xpress Phone Banking(TM) service provide account access via any touch-tone telephone. Both business and retail customers can transfer funds, check account balances or hear current interest rates.

ATM Card

      ATM cards issued by us give customers access to cash, the ability to make deposits, transfer funds between accounts, and make balance inquires at most of our ATMs. We are members of the Vermont Independent Network Affiliation (VINA), which gives customers access to free services at nearly 70 locations across the state.

MasterMoney(TM) Card

      Featuring all of the advantages of an ATM card, the banks also offer the MasterMoney(TM) card, which provides customers with the benefits of a credit card, without the interest charges. Purchases are automatically debited from checking accounts, providing convenience to the customer and cost-savings to the banks.

                             -------------------

"Electronic avenues to access customer accounts can lead to substantial deposit growth without adding or changing staffing needs."
                                                                Ken Gibbons
                                                            President & CEO
                                                                Union Bank

WHAT'S NEW IN 2001 & 2002

[PHOTO]

                                                    Union Bank branches out
      Union Bank is moving into Franklin County. With eight offices in Lamoille County and Hardwick, the neighboring town of Fairfax is a logical next step for expansion.
      "Fairfax is about 10 miles from the Jeffersonville branch, is a fast-growing community and until now there's been no bank in town," explains Steve Kendall, manager of the Fairfax branch.
      Besides Steve -- a customer service representative, two tellers -- and a part-time teller will staff the office. Located on Route 104, the full-service branch will also feature a drive-up window and ATM.
      Kendall feels Fairfax residents -- and those in neighboring towns such as Westford and Georgia -- will be well served by the Union Bank philosophy. "We're not like big banks. They're square peg, square hole -- one size fits all. This is a bank that remembers it's still in business for the customer."
      An April 2002 opening is planned.

[PHOTO]

Citizens opens loan service center

Citizens Bank opened a loan origination office on Main Street in Littleton, N.H., in June 2001. The office has helped the bank achieve good growth in consumer, residential and commercial loans.

MERCHANT SERVICES, HOMETOWN TRUST

[PHOTO]

Merchant Services expands
While many banks have discontinued credit card transaction processing services, we have placed significant emphasis on providing this necessary service to our business customers.
      Under the banner of Merchant Services, Stacey L.B. Chase at Union Bank and Lucille Towle at Citizens Bank provide their customers with personalized credit card processing services.
      "Rather than walking a customer through this process over the phone, we prefer to do this in person to develop a relationship and build customer loyalty," says Chase. "That is very important to us and I think we do it well."
      Jerry Rowe, President of Citizens Bank, says, "In addition to providing a steadily growing source of non-interest income to the banks, our personal service in this area helps us to be a total banking solution for our business clients."
      Credit card sales the banks will process for their customers are expected to exceed $70 million in 2002. We currently serve over 600 business clients.

HomeTown Trust keeps pace with investment trends

[PHOTO]

While not a new service, managing customers' investments remains a priority. While many banks -- large and small -- provide similar financial planning services, our financial planners take customer service to a higher level.
      HomeTown Trust, a division of Citizens Bank, provides investment management, trust accounts, estate settlement, retirement accounts and custody services at both banks.
      "We go out of our way to provide the best service possible," says Deb Partlow, Certified Financial Planner and Trust officer. "I work between both banks and will meet with clients just about anywhere at anytime; we make this service as flexible as possible for the client."
      Preservation of purchasing power and the ultimate growth of assets over a period of time are the primary investment goals of HomeTown Trust. The investment division adheres to a conservative investment policy in both the purchase of financial assets and in managing a client's investment portfolio. In this age of mega-mergers, it's comforting to know that clients can deal with an organization that is operated with local interests in mind.

                        -------------------

At Top: Stacey L.B. Chase installs a credit card terminal and gives Sunset Motel owner Madeline Bourgeois a hands-on lesson.

Deb Partlow meets with Morrisville business owners Pete and Pat Couture about HomeTown Trust services.

UNION BANKSHARES, INC.

To our shareholders

                                                             March 29, 2002

This year's annual report once again contains important financial statements, footnotes and required information for our shareholders. In addition, we have included a few pictures, charts and information that tells you a little about some of the staff's responsibilities. Both Union Bank and Citizens Bank are "community banks" and, as such, our employees devote considerable time and effort assisting the communities we serve to grow and prosper. These activities help us gain a better understanding of where our resources should be applied to continue the growth of your company.
      Any discussion about financial results in 2001 should probably begin with a comment about interest rates. During the year the "Prime Rate" dropped from 9.5% in January to 4.75% in December. This decrease (50%) reduced the prime rate to a 40-year low and was the result of actions taken by the Federal Reserve in anticipation of a recession.
      The decline in interest rates had a negative effect on our net interest margin, but also fed a surge in refinancing and new loan requests. Loans outstanding at year-end increased $26 million (11.6%), which kept our lending and support staff on their toes all year.
      Deposits also increased $26 million (10.4%) due to natural growth and to some extent a shift from the equities markets to bank deposits by some investors. Total assets grew 11.2% and capital, as a percentage of assets, exceeded 11% at year-end.
      Electronic banking continues to grow in popularity as two more ATMs were added to our network this past year. In addition, Citizens will be installing a full-service ATM at its Littleton, N.H., loan center sometime this spring. This office has had good acceptance and is contributing to our growth in loans. In 2002 we will be introducing electronic bill pay and cash management banking products as well as marketing our current line of ATM, Internet and telephone access products.
      Union's newest full-service branch located on Route 104 in Fairfax is scheduled to open in mid-April. The staff has been selected and looks forward to making a substantial impact in an area that we believe is under served by the banking community. Clearly, for a community bank to continue to grow, it must offer service delivery channels for those wishing conventional banking access as well as electronic banking options.
      In addition to new products and new facilities in 2002, we are continuing to bring the cultures and operations of the two banks together. Although certain aspects, such as our commitment to

                        -------------------

DEPOSITS ALSO INCREASED $26 MILLION (10.4%) DUE TO NATURAL GROWTH AND TO SOME EXTENT A SHIFT FROM THE EQUITIES MARKETS TO BANK DEPOSITS BY SOME INVESTORS. TOTAL ASSETS GREW 11.2% AND CAPITAL, AS A PERCENTAGE OF ASSETS, EXCEEDED 11% AT YEAR-END.

[PHOTO]

Union Bankshares, Inc., Board of Directors. Front row: Richard C. Marron, Kenneth D. Gibbons, W. Arlen Smith, William T. Costa, Jr. Back row: Robert
P. Rollins, Franklin G. Hovey II, Richard C. Sargent, Jerry S. Rowe, and Cynthia D. Borck.


training, are on-going, the majority of the backroom consolidation of the two banks is scheduled to be completed this summer, enabling Citizens to focus further on developing its market share.
      In the proxy statement you will notice the board is recommending John
H. Steel of Stowe as a director. Mr. Steel has been a resident of Stowe for many years, owns a successful residential construction company, and is very active within the community. He has served on the Board of Union Bank for over a year and provides good insight on this important part of our market area.
      This past year was one of challenge and growth. We would like, once again, to acknowledge the dedication and hard work of our employees. They are an integral part of what makes us successful community banks. Our loyal customers and shareholders are also valued components of our success and we appreciate their business and support.

Sincerely,

/s/ W. Arlen Smith             /s/ Kenneth D. Gibbons

W. Arlen Smith                 Kenneth D. Gibbons
Chairman                       President & CEO

UNION BANKSHARES, INC. AND SUBSIDIARIES
---------------------------------------------------------------------------
SELECTED FINANCIAL INFORMATION


                                                    At or For The Years Ended December 31 (4)
                                      ---------------------------------------------------------------------
                                         2001          2000             1999          1998          1997
                                                  (Dollars in thousands, except per share data)
                                      ---------------------------------------------------------------------

Balance Sheet Data:

  Total Assets                        $  337,475    $  303,394     $  295,476     $  290,129     $  273,280

  Investment Securities                   49,613        56,642         60,441         58,585         45,900

  Loans, net of unearned income          250,943       224,796        209,353        202,468        201,918

  Allowance for loan losses               (2,801)       (2,863)        (2,870)        (2,845)        (2,811)

  Deposits                               285,722       258,737        257,593        248,919        239,229

  Borrowed funds                          10,344         6,382          2,872          6,084          1,636

  Shareholders' equity (1)                37,215        35,157         32,220         31,762         29,023

Income Statement Data:

  Total interest income               $   24,124    $   24,126     $   22,868     $   22,626     $   21,666
  Total interest expense                  (9,565)       (9,877)        (9,122)        (9,252)        (8,782)
                                      ---------------------------------------------------------------------
      Net interest and dividend income    14,559        14,249         13,746         13,374         12,884

  Provision for loan losses                 (320)         (250)          (359)          (400)          (425)
  Noninterest income                       3,073         2,569          2,568          2,911          2,412
  Noninterest expenses                   (10,496)       (9,944)       (10,065)        (9,279)        (8,567)
                                      ---------------------------------------------------------------------
      Income before income taxes           6,816         6,625          5,890          6,606          6,304

  Income tax expense                      (1,984)       (1,825)        (1,815)        (2,055)        (1,949)
                                      ---------------------------------------------------------------------

      Net income                      $    4,832    $    4,800     $    4,075     $    4,551     $    4,355
                                      =====================================================================
Per Common Share Data: (2)

  Net income (3)                      $     1.59    $     1.58     $     1.35     $     1.51     $     1.44
  Cash dividends paid                       1.06          0.98           0.90           0.82           0.75
  Book value (1)                           12.29         11.60          10.64          10.50           9.60

Weighted average # of shares
 outstanding                           3,030,973     3,029,627      3,028,457      3,022,223      3,025,978
Number of shares outstanding           3,027,557     3,029,729      3,029,529      3,025,438      3,023,558

--------------------
<F1>  Shareholders' equity includes unrealized gains or losses, net of applicable income taxes, on investment securities classified as "available-for-sale".
<F2>  Adjusted to reflect a two-for-one stock split of Union's common stock, completed June 6, 1997 and effected in the form of a 100% stock dividend.
<F3>  Computed using the weighted average number of shares outstanding for the period.
<F4>  Restated for all periods presented to reflect the merger with
      Citizens accomplished through a merger transaction accounted for as a pooling of interests.

UNION BANKSHARES, INC. AND SUBSIDIARIES
---------------------------------------------------------------------------
MANAGEMENT'S RESPONSIBILITY

      The management of Union Bankshares, Inc. is responsible for the integrity and objectivity of the information and representations in this annual report, including the consolidated financial statements. These statements have been prepared in conformity with accounting principles generally accepted in the United States of America using informed estimates where appropriate, to reflect the Company's financial condition, results of operations, and cash flows. The information in other sections of the annual report is consistent with these statements.

      The Company's Board of Directors has oversight responsibilities for determining that management has fulfilled its obligation in the preparation of the financial statements and in the ongoing examination of the Company's established internal control structure over financial reporting. The Audit Committee, which consists solely of outside directors and which reports directly to the Board of Directors, meets regularly with management, Urbach Kahn & Werlin LLP, Certified Public Accountants and the Company's internal auditor to discuss accounting, auditing and reporting matters. To ensure auditor independence, both Urbach Kahn & Werlin LLP and the internal auditor have unrestricted access to the Audit Committee.

      The financial statements have been audited by Urbach Kahn & Werlin LLP, whose report appears on the next page. The auditors provide an objective, independent review as to management's discharge of its responsibilities insofar as they relate to the fairness of the Company's reported financial condition, results of operations, and cash flows. Their audit includes procedures believed by them to provide reasonable assurance that the financial statements are free of material misstatement.




/s/ Marsha A. Mongeon                  /s/ Kenneth D. Gibbons
---------------------                  ------------------------------------
    Marsha A. Mongeon                      Kenneth D. Gibbons
    Chief Financial Officer                Chief Executive Officer

UNION BANKSHARES, INC. AND SUBSIDIARIES
---------------------------------------------------------------------------
INDEPENDENT AUDITOR'S REPORT
DECEMBER 31, 2001

To the Board of Directors and Stockholders of Union Bankshares, Inc.

We have audited the accompanying consolidated balance sheet of Union Bankshares, Inc. and Subsidiaries as of December 31, 2001, and the related consolidated statements of income, changes in stockholders' equity, and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit. The consolidated financial statements of Union Bankshares, Inc. and Subsidiaries for December 31, 2000 and 1999, were audited by other auditors whose report dated January 12, 2000, expressed an unqualified opinion on those statements.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Union Bankshares, Inc. and Subsidiaries as of December 31, 2001, and the results of their operations and their cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America.




                                       URBACH KAHN & WERLIN LLP


Albany, New York
February 1, 2002
VT Reg. No. 092-0000-026

UNION BANKSHARES, INC. AND SUBSIDIARIES
---------------------------------------------------------------------------
CONSOLIDATED BALANCE SHEETS
DECEMBER 31, 2001 AND 2000


                                                         2001            2000
                                                     ----------------------------

ASSETS
Cash and due from banks                              $ 13,926,457    $ 10,353,570
Federal funds sold and overnight deposits               7,630,393       1,144,604
                                                     ----------------------------

      Cash and cash equivalents                        21,556,850      11,498,174

Interest bearing deposits                               4,700,230       1,646,804
Securities available-for-sale                          49,612,631      56,641,687
Federal Home Loan Bank stock                            1,063,500       1,016,800
Loans held for sale                                    16,332,646       9,153,305
Loans                                                 234,873,634     215,892,669
Allowance for loan losses                              (2,800,963)     (2,862,707)
Unearned net loan fees                                   (263,080)       (250,374)
                                                     ----------------------------

      Net loans                                       231,809,591     212,779,588

Accrued interest receivable                             2,036,566       2,596,891
Premises and equipment, net                             4,156,095       3,964,314
Other real estate owned                                 1,296,192         116,293
Other assets                                            4,911,055       3,980,553
                                                     ----------------------------

      Total assets                                   $337,475,356    $303,394,409
                                                     ============================

LIABILITIES AND STOCKHOLDERS' EQUITY
LIABILITIES
  Deposits:
    Noninterest bearing                              $ 39,546,401    $ 33,546,985
    Interest bearing                                  246,175,254     225,189,595
                                                     ----------------------------

      Total deposits                                  285,721,655     258,736,580

  Borrowed funds                                       10,344,441       6,381,778
  Accrued expenses and other liabilities                4,194,224       3,118,996
                                                     ----------------------------

      Total liabilities                               300,260,320     268,237,354
                                                     ----------------------------

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY
  Common stock, $2.00 par value; 5,000,000 shares
   authorized; 3,268,189 shares issued in 2001;
   3,263,689 shares issued in 2000                      6,536,378       6,527,378
  Paid-in capital                                         277,254         239,903
  Retained earnings                                    31,628,920      30,010,683
   Treasury stock, at cost; 240,632 shares in
   2001 and 233,960 shares in 2000                     (1,721,931)     (1,592,451)
  Accumulated other comprehensive income (loss)           494,415         (28,458)
                                                     ----------------------------

      Total stockholders' equity                       37,215,036      35,157,055
                                                     ----------------------------

      Total liabilities and stockholders' equity     $337,475,356    $303,394,409
                                                     ============================

See notes to consolidated financial statements.

UNION BANKSHARES, INC. AND SUBSIDIARIES
---------------------------------------------------------------------------
CONSOLIDATED STATEMENTS OF INCOME
YEARS ENDED DECEMBER 31, 2001, 2000, AND 1999


                                                   2001           2000           1999
                                               -----------------------------------------

Interest income
  Interest and fees on loans                   $20,541,133    $20,058,057    $18,635,371
  Interest on debt securities
    Taxable                                      2,788,067      3,284,256      3,363,022
    Tax exempt                                     226,684        216,101        207,222
  Dividends                                        109,230        114,908        115,282
  Interest on federal funds sold                   306,598        333,105        425,389
  Interest on interest bearing deposits            152,116        119,898        122,300
                                               -----------------------------------------

      Total interest income                     24,123,828     24,126,325     22,868,586
                                               -----------------------------------------

Interest expense
  Interest on deposits                           8,798,903      9,455,437      8,833,767
  Interest on federal funds purchased                3,933          4,955          1,796
  Interest on other borrowed money                 761,610        416,965        286,008
                                               -----------------------------------------

      Total interest expense                     9,564,446      9,877,357      9,121,571
                                               -----------------------------------------

      Net interest income                       14,559,382     14,248,968     13,747,015

Provision for loan losses                          320,000        250,000        359,496
                                               -----------------------------------------

      Net interest income after provision
       for loan losses                          14,239,382     13,998,968     13,387,519
                                               -----------------------------------------

Other income
  Trust income                                     246,609        181,611        165,770
  Service fees                                   2,375,460      2,209,651      2,228,873
  Gain on sale of securities                       156,642         24,648          2,976
  Gain on sale of loans                            156,248         33,747         39,991
  Other income                                     137,719        119,603        130,602
                                               -----------------------------------------

                                                 3,072,678      2,569,260      2,568,212

Other expenses
  Salaries and wages                             4,753,569      4,493,992      4,233,731
  Pension and employee benefits                  1,450,794      1,122,965      1,082,679
  Occupancy expense, net                           633,531        560,477        534,813
  Equipment expense                                835,263        993,943      1,124,755
  Other expenses                                 2,822,879      2,772,299      3,089,023
                                               -----------------------------------------

                                                10,496,036      9,943,676     10,065,001
                                               -----------------------------------------

      Income before income taxes                 6,816,024      6,624,         5,890,730
Income tax expense                               1,984,006      1,825,010      1,815,259
                                               -----------------------------------------

      Net income                               $ 4,832,018    $ 4,799,542    $ 4,075,471
                                               =========================================

Earnings per common share                      $      1.59    $      1.58    $      1.35
                                               =========================================


See notes to consolidated financial statements.

UNION BANKSHARES, INC. AND SUBSIDIARIES
---------------------------------------------------------------------------
CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDER'S EQUITY
YEARS ENDED DECEMBER 31, 2001, 2000, AND 1999



                                                                                                   Accumulated
                                    Common Stock                                                      other           Total
                                 ------------------       Paid-in      Retained      Treasury     comprehensive   stockholders'
                                 Shares        Amount     capital      earnings        stock      income (loss)       equity
                                 ----------------------------------------------------------------------------------------------
Balances, December 31, 1998      3,025,438   $6,518,796   $211,394   $26,029,355   $(1,592,451)    $   595,129    $31,762,223

  Comprehensive income
   Net income                            0            0          0     4,075,471             0               0      4,075,471
   Change in net unrealized
   gain (loss) on securities
   available- for-sale, net of
   reclassification adjustment
   and tax effects                       0            0          0             0             0      (1,728,175)    (1,728,175)
                                                                                                                  -----------

    Total comprehensive income                                                                                      2,347,296
                                                                                                                  -----------

  Cash dividends declared
   ($.90 per share)                      0            0          0    (1,924,646)            0               0     (1,924,646)
  Exercise of stock option           4,300        8,600     31,325             0             0               0         39,925
  Retirement of common stock          (209)        (418)    (4,366)            0             0               0         (4,784)
                                 --------------------------------------------------------------------------------------------

Balances, December 31, 1999      3,029,529    6,526,978    238,353    28,180,180    (1,592,451)     (1,133,046)    32,220,014

  Comprehensive income
  Net income                             0            0          0     4,799,542             0               0      4,799,542
   Change in net unrealized
   gain (loss) on securities
   available- for-sale, net of
   reclassification adjustment
   and tax effects                       0            0          0             0             0       1,104,588      1,104,588
                                                                                                                  -----------

    Total comprehensive income                                                                                      5,904,130
                                                                                                                  -----------

  Cash dividends declared
   ($.98 per share)                      0            0          0    (2,969,039)            0               0     (2,969,039)
  Exercise of stock option             200          400      1,550             0             0               0          1,950
                                 --------------------------------------------------------------------------------------------
Balances, December 31, 2000      3,029,729    6,527,378    239,903    30,010,683    (1,592,451)        (28,458)    35,157,055

  Comprehensive income
   Net income                            0            0          0     4,832,018             0               0      4,832,018
   Change in net unrealized
   gain (loss) on securities
   available- for-sale, net of
   reclassification adjustment
   and tax effects                       0            0          0             0             0         522,873        522,873
                                                                                                                  -----------

      Total comprehensive income                                                                                    5,354,891
                                                                                                                  -----------

  Cash dividends declared
   ($1.06 per share)                     0            0          0    (3,213,781)            0               0     (3,213,781)
  Purchase of treasury stock        (6,672)           0          0             0      (129,480)              0       (129,480)
  Exercise of stock option           4,500        9,000     37,351             0             0               0         46,351
                                 --------------------------------------------------------------------------------------------
Balances, December 31, 2001      3,027,557   $6,536,378   $277,254   $31,628,920   $(1,721,931)    $   494,415    $37,215,036
                                 ============================================================================================

See notes to condolidated financial statements.

UNION BANKSHARES, INC. AND SUBSIDIARIES
---------------------------------------------------------------------------
CONSOLIDATED STATEMENTS OF CAHS FLOWS
YEARS ENDED DECEMBER 31, 2001, 2000, AND 1999


                                                                                       2001            2000           1999
                                                                                  ---------------------------------------------

CASH FLOWS FROM OPERATING ACTIVITIES
  Net income                                                                      $   4,832,018    $  4,799,542     $  4,075,471
    Adjustments to reconcile net income to net cash provided by operating activities:
      Depreciation                                                                      608,145         789,027          867,114
      Provision for loan losses                                                         320,000         250,000          359,496
      (Credit) provision for deferred income taxes                                      (49,714)        (18,339)          52,958
      Net amortization on securities                                                     89,117          51,389          123,705
      Equity in losses of limited partnerships                                           70,423          45,103           21,523
      Write-downs of other real estate owned                                                  0          12,008            7,421
      Increase (decrease) in unamortized loan fees                                       12,706         (22,931)           7,837
      Increase in loans held for resale                                              (7,023,093)     (1,017,743)        (661,968)
      Decrease (increase) in accrued interest receivable                                560,325        (397,465)         (93,724)
      Decrease (increase) in other assets                                              (219,583)        102,923         (339,262)
      Increase (decrease) in income taxes                                               223,687        (196,601)          24,281
      (Decrease) increase in accrued interest payable                                    (9,360)        288,879         (107,210)
      Increase (decrease) in other liabilities                                            8,748          39,217         (127,072)
      Gain on sale of securities                                                       (156,642)        (24,648)          (2,976)
      Gain on sale of loans                                                            (156,248)        (33,747)         (39,991)
      Loss (gain) on sale of other real estate owned                                     18,321          (6,785)          (4,779)
      Loss on disposal of fixed assets                                                    8,630           3,750           15,530
                                                                                  ----------------------------------------------

        Net cash provided by (used in) operating activities                            (862,520)      4,663,579        4,178,354
                                                                                  ----------------------------------------------

CASH FLOWS FROM INVESTING ACTIVITIES
  Interest bearing deposits
    Maturities and redemptions                                                          981,975         935,342          923,322
    Purchases                                                                        (4,035,401)       (656,330)      (1,065,999)
  Securities available-for-sale
    Sales and maturities                                                             30,112,548      11,353,211       18,581,808
    Purchases                                                                       (22,223,736)     (5,907,600)     (23,176,008)
  Purchase of Federal Home Loan Bank stock                                              (46,700)        (78,000)         (34,800)
  Increase in loans, net                                                            (20,785,053)    (14,936,084)      (6,696,985)
  Recoveries of loans charged off                                                        93,771         123,590           94,194
  Purchase of premises and equipment, net                                            (1,020,873)       (737,316)        (350,659)
  Investments in limited partnerships                                                  (154,125)       (190,575)        (472,883)
  Proceeds from sales of premises and equipment                                         212,317          23,261            2,200
  Proceeds from sales of other real estate owned                                        104,702          42,241          559,498
  Proceeds from sales of repossessed property                                            30,943          43,487           73,930
                                                                                  ----------------------------------------------

        Net cash used in investing activities                                       (16,729,632)     (9,984,773)     (11,562,382)
                                                                                  ----------------------------------------------


CASH FLOWS FROM FINANCING ACTIVITIES
  Borrowings, net of repayments                                                       3,962,663       3,509,849       (3,212,439)
  Proceeds from exercise of stock options                                                46,351           1,950           39,925
  Net increase in noninterest bearing deposits                                        5,999,416         558,093           40,271
  Net increase in interest bearing deposits                                          20,985,659         585,684        8,634,316
  Purchase of treasury stock                                                           (129,480)              0           (4,784)
  Dividends paid                                                                     (3,213,781)     (2,969,039)      (2,266,646)
                                                                                  ----------------------------------------------

        Net cash provided by financing activities                                    27,650,828       1,686,537        3,230,643
                                                                                  ----------------------------------------------

        Increase (decrease) in cash and cash equivalents                             10,058,676      (3,634,657)      (4,153,385)

Cash and cash equivalents:
  Beginning                                                                          11,498,174      15,132,831       19,286,216
                                                                                  ----------------------------------------------

  Ending                                                                          $  21,556,850    $ 11,498,174     $ 15,132,831
                                                                                  ==============================================

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
  Interest paid                                                                   $   9,573,806    $  9,588,478     $  9,228,781
                                                                                  ==============================================

  Income taxes paid                                                               $   1,819,250    $  2,039,950     $  1,738,020
                                                                                  ==============================================

SUPPLEMENTAL SCHEDULE OF NONCASH INVESTING AND
 FINANCING ACTIVITIES
  Other real estate acquired in settlement of loans                               $   1,302,922    $    137,090     $    102,658
                                                                                  ==============================================

  Repossessed property acquired in settlement of loans                            $      25,651    $    143,325     $    151,356
                                                                                  ==============================================

  Investment in limited partnerships acquired by capital contributions payable    $   1,099,800    $          0     $          0
                                                                                  ==============================================

  Total change in unrealized gain (loss) on securities available-for-sale         $     792,232    $  1,673,618     $ (2,618,447)
                                                                                  ==============================================


See notes to consolidated financial statements.

UNION BANKSHARES, INC. AND SUBSIDIARIES
---------------------------------------------------------------------------
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1.  Significant Accounting Policies

The accounting policies of Union Bankshares, Inc. and Subsidiaries (the "Company") are in conformity with U. S. generally accepted accounting principles and general practices within the banking industry. The following is a description of the more significant policies.

Basis of presentation and consolidation

The consolidated financial statements include the accounts of Union Bankshares, Inc., and its wholly-owned subsidiaries, Union Bank ("Union"), and Citizens Savings Bank and Trust Company ("Citizens"). All financial information has been restated historically for the acquisition of Citizens accounted for as pooling of interests as described in Note 19. All significant intercompany transactions and balances have been eliminated.

Nature of operations

The Company provides a variety of financial services to individuals and corporate customers through its branches, ATM's, telebanking, and Internet Banking systems in northern Vermont and New Hampshire which encompasses primarily retail consumers, small businesses, agriculture, and the tourism industry. The Company's primary deposit products are checking, savings, money market accounts, and certificates of deposit. Its primary lending products are commercial, real estate, municipal, and consumer loans.

Concentration of risk

The Company's operations are affected by various risk factors, including interest-rate risk, credit risk, and risk from geographic concentration of lending activities. Management attempts to manage interest rate risk through various asset/liability management techniques designed to match maturities of assets and liabilities. Loan policies and administration are designed to provide assurance that loans will only be granted to credit-worthy borrowers, although credit losses are expected to occur because of subjective factors and factors beyond the control of the Company. Although the Company has a diversified loan portfolio and economic conditions are relatively stable, most of its lending activities are conducted within the geographic area where it is located. As a result, the Company and its borrowers may be especially vulnerable to the consequences of changes in the local economy. Note 4 discusses the types of securities that the Bank invests in. Note 5 discusses the types of lending which the Bank engages in. In addition, a substantial portion of the Company's loans are secured by real estate and/or are SBA guaranteed.

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

UNION BANKSHARES, INC. AND SUBSIDIARIES
---------------------------------------------------------------------------
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)


Note 1.  Significant Accounting Policies (Continued)

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

UNION BANKSHARES, INC. AND SUBSIDIARIES
---------------------------------------------------------------------------
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)


Note 1.  Significant Accounting Policies (Continued)

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

Mortgage servicing

Servicing assets are recognized as separate assets when rights are acquired through purchase or sale of financial assets. Capitalized servicing rights are reported in other assets and are amortized into noninterest expense in proportion to, and over the period of, the estimated future net servicing income of the underlying financial assets. Servicing assets are evaluated for impairment based upon the fair value of the rights as compared to amortized cost. Impairment is determined by stratifying rights by predominant characteristics, such as interest rates and terms. Fair value is determined using prices for similar assets with similar characteristics, when available, or based upon discounted cash flows using market-based assumptions. Impairment is recognized through a valuation allowance for an individual stratum, to the extent that fair value is less than the capitalized amount for the stratum.

Pension plans

Union maintains a non-contributory defined benefit pension plan covering all eligible employees who meet certain service requirements. Union also has a contributory 401(k) pension plan covering all employees who meet certain service requirements. This plan is voluntary, and in 2001, 2000, and 1999, Union contributed fifty cents for every dollar contributed by participants, up to six percent of each participant's salary.

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

Earnings per common share

Earnings per common share are computed based on the weighted average number of shares of common stock outstanding during the period, retroactively adjusted for stock splits, stock dividends, and stock issues relating to the acquisition of Citizens in a merger accounted for as a pooling of interests as described in Note 19 and reduced for shares held in treasury. The weighted average shares outstanding were 3,030,973, 3,029,627, and 3,028,457 for the years ended December 31, 2001, 2000, and 1999, respectively.

UNION BANKSHARES, INC. AND SUBSIDIARIES
---------------------------------------------------------------------------
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)


Note 1.  Significant Accounting Policies (Continued)

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

Off-balance-sheet financial instruments

In the ordinary course of business, the Company has entered into off balance sheet financial instrument arrangements consisting of commitments to extend credit, commitments under credit card arrangements, commercial letters of credit and standby letters of credit. Such financial instruments are recorded in the financial statements when they become payable.

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

UNION BANKSHARES, INC. AND SUBSIDIARIES
---------------------------------------------------------------------------
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)


Note 1.  Significant Accounting Policies (Continued)

Comprehensive income

Accounting principles generally require that recognized revenue, expenses, gains, and losses be included in net income. Although certain changes in assets and liabilities, such as unrealized gains and losses on available-for-sale securities, are reported as a separate component of the equity section of the balance sheet, such items, along with net income, are components of comprehensive income.

The components of other comprehensive income and related tax effects at December 31 are as follows:


                                            2001          2000            1999
                                         ----------------------------------------
Unrealized holding gains (losses) on
 available-for-sale securities           $ 948,874     $1,698,266     $(2,615,471)
Reclassification adjustment for gains
 realized in income                       (156,642)       (24,648)         (2,976)
                                         ----------------------------------------

Net unrealized gains (losses)              792,232      1,673,618      (2,618,447)

Tax effect                                (269,359)      (569,030)        890,272
                                         ----------------------------------------

Net of tax amount                        $ 522,873     $1,104,588     $(1,728,175)
                                         ========================================

Stock option plan

The Company accounts for its stock option plan in accordance with the provisions of Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees", and related interpretations. As such, compensation expense is recorded on the date of grant only if the current market price of the underlying stock exceeds the exercise price. Statement of Financial Accounting Standards ("SFAS") No. 123, "Accounting for Stock-Based Compensation", permits entities to recognize as expense over the vesting period the fair value of all stock-based awards on the date of grant. Alternatively, SFAS No. 123 also allows entities to continue to apply the provisions of APB Opinion No. 25 and provide pro forma net income disclosures for employee stock-based awards made in 1995 and future years as if the fair value based method defined in SFAS No. 123 had been applied. The Company has elected to apply the provisions of APB Opinion No. 25 and provide the pro forma disclosures of SFAS No. 123. See Note 18.

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

Segment reporting

SFAS No. 131, "Disclosures About Segments of an Enterprise and Related Information," establishes standards relative to public companies for the reporting of certain information about operating segments within their financial statements. Management has determined that the Company has two reportable segments as defined within the SFAS No. 131. These segments are disclosed in Note 20 of the financial statements.

UNION BANKSHARES, INC. AND SUBSIDIARIES
---------------------------------------------------------------------------
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)


Note 1.  Significant Accounting Policies (Continued)

Recent accounting pronouncements

Effective January 1, 2001, the Company adopted the provisions of SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," as amended by SFAS No. 137 and SFAS No. 138. SFAS No. 133 establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. It requires that an entity recognize all derivative as either assets or liabilities in the balance sheet and measure those derivatives at fair value. The accounting for the changes in fair value of the derivative financial instrument depends on the intended use and whether it qualifies for hedge accounting. The adoption of SFAS No. 133 did not materially impact the financial position or results of operations of the Company, as the Company does not utilize derivative instruments in its operations.

In June 2001, the Financial Accounting Standards Board ("FASB") issued SFAS No. 141, "Business Combinations," and SFAS No. 142, "Goodwill and Other Intangible Assets." SFAS No. 141 supercedes APB Opinion No. 16, "Business Combinations," and requires all business combinations to be accounted for under the purchase method of accounting, thus eliminating the pooling of interests method of accounting. SFAS No. 141 did not change many of the provisions of APB Opinion No. 16 related to the application of purchase method. However, SFAS No. 141 does specify criteria for recognizing intangible assets separate from goodwill and requires additional disclosures regarding business combinations. SFAS No. 141 is effective for business combinations initiated after June 30, 2001. Management is currently evaluating the impact of SFAS No. 141 on the Company's financial statements but does not anticipate it will have a material impact.

SFAS No. 142 requires acquired intangible assets (other than goodwill) to be amortized over their useful economic life, while goodwill and any acquired intangible assets with indefinite useful economic life would not be amortized, but would be reviewed for impairment on an annual basis based upon guidelines specified by SFAS No. 142. SFAS No. 142 also requires additional disclosures pertaining to goodwill and intangible assets. The provisions of SFAS No. 142 are required to be adopted starting with fiscal years beginning after December 15, 2001. Management is currently evaluating the impact of SFAS No. 142 on the Company's financial statements but does not anticipate it will have a material impact.

In August 2001, the FASB issued SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets." SFAS No. 144 addresses financial accounting and reporting for the impairment or disposal of long-lived assets. SFAS No. 144 supercedes SFAS No. 121 "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of," but retains the basic recognition and measurement model for assets held for use and held for sale. The provisions of SFAS No. 144 are required to be adopted starting with fiscal years beginning after December 15, 2001. Management is currently evaluating the impact of this Statement on the Company's financial statements but does not anticipate it will have a material impact.

Reclassifications

Certain amounts in the 2000 and 1999 financial statements have been reclassified to conform to the current year presentation.

Note 2.  Restrictions on Cash and Due From Banks

The Company is required to maintain reserve balances in cash with Federal Reserve Banks. The totals of those reserve balances were approximately $3,144,000 and $2,819,000 at December 31, 2001 and 2000, respectively.

The nature of the Bank's business requires that it maintain amounts due from banks which, at times, may exceed federally insured limits. The balance in these accounts at December 31, is as follows:


                                   2001          2000
                                ------------------------
Noninterest-bearing accounts    $2,256,258    $1,725,716
Federal Reserve Bank             8,175,818     5,732,135
Federal funds sold               7,522,886     1,070,000

No losses have been experienced in these accounts. In addition, the Company was required to maintain contracted clearing balances of $1,950,000 and $750,000 at December 31, 2001 and 2000, respectively.

UNION BANKSHARES, INC. AND SUBSIDIARIES
---------------------------------------------------------------------------
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Note 3.  Interest Bearing Deposits

Interest bearing deposits consist of certificates of deposit purchased from various financial institutions. Deposits at each institution are maintained at or below the FDIC insurable limits of $100,000. These certificates were issued with rates ranging from 2.25% to 7.15% and mature at various dates through 2006 with approximately $1,862,000 scheduled to mature in 2002.

Note 4.  Investment Securities

Securities available-for-sale consist of the following:


                                                                           Gross         Gross
                                                          Amortized     Unrealized    Unrealized       Fair
                                                            Cost           Gains        Losses         Value
                                                         ------------------------------------------------------

December 31, 2001:
U.S. Government and agency and corporation securities    $ 4,470,503     $ 80,443      $ 16,851     $ 4,534,095
Mortgage-backed securities                                15,667,878      230,905        20,438      15,878,345
State and political subdivisions                           5,916,570       31,100        47,240       5,900,430
Corporate debt securities                                 22,197,546      403,063       140,893      22,459,716
Marketable equity securities                                 611,020      231,480         2,455         840,045
                                                         ------------------------------------------------------

                                                         $48,863,517     $976,991      $ 27,877     $49,612,631
                                                         ======================================================

December 31, 2000:

U.S. Government and agency and corporation securities    $22,400,816     $ 49,316      $143,106     $22,307,026
Mortgage-backed securities                                 7,767,747       45,956        47,242       7,766,461
State and political subdivisions                           4,914,973            0       117,777       4,797,196
Corporate debt securities                                 20,973,602       43,677       360,051      20,657,228
Marketable equity securities                                 627,667      486,109             0       1,113,776
                                                         ------------------------------------------------------

                                                         $56,684,805     $625,058      $668,176     $56,641,687
                                                         ======================================================


Investment securities with a carrying amount of $3,996,329 and $7,494,231 at December 31, 2001 and 2000, respectively, were pledged as collateral on public deposits and for other purposes as required or permitted by law.

All realized gains and losses in 2001, 2000, and 1999 were from the sale of securities available-for-sale. Proceeds from the sale of securities available-for-sale were $7,497,628, $7,409,118, and $9,651,088 in 2001,
2000, and 1999, respectively. Realized gains from sales of investments available-for-sale were $182,087, $69,765, and $7,751 with realized losses of $25,445, $45,117, and $4,775 for the years 2001, 2000, and 1999, respectively.

UNION BANKSHARES, INC. AND SUBSIDIARIES
---------------------------------------------------------------------------
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Note 4.  Investment Securities (Continued)

The scheduled maturities of securities available-for-sale as of December 31, 2001 were as follows:


                                 Amortized        Fair
                                    Cost          Value
                                --------------------------

Due in one year or less         $ 4,764,685    $ 4,803,997
Due from one to five years       18,390,953     18,762,471
Due from five to ten years        8,689,825      8,596,710
Due after ten years                 739,156        731,063
                                --------------------------
                                 33,806,659     32,894,241
Mortgage-backed securities       15,667,878     15,878,345
Marketable equity securities        611,020        840,045
                                --------------------------

                                $48,863,517    $49,612,631
                                ==========================

Maturities may differ from contractual maturities in mortgage-backed securities because the mortgages underlying the securities may be called or repaid without any penalties. Therefore, these securities are not included in the maturity categories in the above maturity summary.

Note 5.  Loans

The composition of net loans at December 31 is as follows:


                                          2001            2000
                                      ----------------------------

Real estate, other than commercial    $112,563,554    $104,416,879
Commercial real estate                  78,898,511      66,185,904
Commercial                              20,658,734      18,215,289
Consumer                                12,201,046      14,626,249
Municipal loans                         10,551,789      12,448,348
                                      ----------------------------
Gross Loans                            234,873,634     215,892,669
                                      ----------------------------

Deduct:
Allowance for loan losses                2,800,963       2,862,707
Net deferred loan fees, premiums,
 and discounts                             263,080         250,374
                                      ----------------------------

                                         3,064,043       3,113,081
                                      ----------------------------

Net Loans                             $231,809,591    $212,779,588
                                      ============================

Commercial and mortgage loans serviced for others are not included in the accompanying balance sheets. The unpaid principal balances of commercial and mortgage loans serviced for others were $53,994,767, $59,999,703, and $59,590,014 at December 31, 2001, 2000, and 1999, respectively. Mortgage servicing rights of $58,654, $44,283, and $48,015 were capitalized in 2001, 2000, and 1999, respectively. Amortization of mortgage servicing rights was $64,092, $34,990, and $52,334 in 2001, 2000, and 1999, respectively.

Impairment of loans having recorded investments of $1,193,779 at December 31, 2001 and $1,323,938 at December 31, 2000 has been recognized in conformity with SFAS No. 114, as amended by SFAS No. 118. The average recorded investment in impaired loans during 2001, 2000, and 1999 was $1,204,199, $1,358,358, and $693,000, respectively. The total allowance for loan losses related to these loans was $185,963 and $217,577 at December 31, 2001 and 2000, respectively. Interest income on impaired loans of $61,861, $10,500, and $2,835 was recognized for cash payments received in 2001, 2000, and 1999, respectively.

The Company is not committed to lend additional funds to borrowers with impaired loans.

UNION BANKSHARES, INC. AND SUBSIDIARIES
---------------------------------------------------------------------------
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Note 5. Loans (Continued)

Residential real estate loans aggregating $14,031,920 and $5,187,749 at December 31, 2001 and 2000, respectively, were pledged as collateral on deposits of municipalities.

Note 6.  Allowance for Loan Losses

Changes in the allowance for loan losses for the years ended December 31 are as follows:



                                     2001              2000         1999
                                     -----------------------------------------

Balance, beginning                   $2,862,707     $2,869,983      $2,844,929
Provision for loan losses               320,000        250,000         359,496
Recoveries of amounts charged off        93,771        123,590          94,194
                                     -----------------------------------------

                                      3,276,478      3,243,573       3,298,619
Amounts charged off                    (475,515)      (380,866)       (428,636)
                                     -----------------------------------------

Balance, ending                      $2,800,963     $2,862,707      $2,869,983
                                     =========================================

Note 7.  Premises and Equipment

The major classes of premises and equipment and accumulated depreciation at December 31 are as follows:


                                     2001            2000
                                 ---------------------------

Land and land improvements       $   665,474     $   614,244
Buildings and improvements         4,108,901       3,958,379
Furniture and equipment            6,475,640       6,211,970
                                 ---------------------------

                                  11,250,015      10,784,593
Less accumulated depreciation     (7,093,920)     (6,820,279)
                                 ---------------------------

                                 $ 4,156,095      $3,964,314
                                 ===========================

Depreciation included in occupancy and equipment expenses amounted to $608,145, $789,027, and $867,114 for the years ended December 31, 2001,
2000, and 1999, respectively.

The Company is obligated under noncancelable operating leases for premises expiring in various years through the year 2006. Options to renew for additional periods are available with these leases. Future minimum rental commitments for these leases with terms of one year or more at December 31, 2001 were as follows:


      2002    $ 97,779
      2003      82,773
      2004      74,920
      2005      60,920
      2006      46,920
              --------
              $363,312
              ========

Rent expense for 2001, 2000, and 1999 amounted to $84,307, $72,086, and $69,555, respectively.

Occupancy expense is shown in the consolidated statements net of rental income of $64,241 in 2001, $55,025 in 2000, $55,585 in 1999.

UNION BANKSHARES, INC. AND SUBSIDIARIES
---------------------------------------------------------------------------
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Note 8.  Other Real Estate Owned

A summary of foreclosed real estate at December 31 is as follows:


                                                           2001           2000
                                                        -----------------------

Other real estate owned                                 $1,296,192     $120,250
Less allowance for losses on other real estate owned            (0)      (3,957)
                                                        -----------------------

Other real estate owned, net                            $1,296,192     $116,293
                                                        =======================

Changes in the allowance for losses on other real estate owned for the years ended December 31 were as follows:


                          2001       2000         1999
                        -------------------------------

Balance, beginning      $ 3,957     $    0     $ 42,588
Provision for losses          0     12,008        7,421
Charge-offs, net         (3,957)    (8,051)     (50,009)
                        -------------------------------

Balance, ending         $     0     $3,957     $      0
                        ===============================

Note 9.  Investments Carried at Equity

The Company has purchased various partnership interests in low income housing limited partnerships. These partnerships were established to acquire, own and rent residential housing for low and moderate income Vermonters located in Northern Vermont. The investments are accounted for under the equity method of accounting. These equity investments, which are included in other assets, are recorded at cost and adjusted for the Company's proportionate share of the partnerships' undistributed earnings or losses. Certain of these partnerships have provisions for capital contributions payable for future years which are included in accrued expenses and other liabilities. The carrying values of these investments were $1,805,222 and $621,721 at December 31, 2001 and 2000, respectively. The capital contributions payable related to these investments were $1,099,800 at December 31, 2001. There were no such amounts payable at December 31, 2000. The provision for undistributed net losses of the partnerships charged to earnings was $70,423, $45,103 and $21,523 for 2001, 2000 and 1999, respectively.

Note 10.  Deposits

The following is a summary of interest bearing deposits at December 31:


                                2001            2000
                            ----------------------------

NOW accounts                $ 41,020,135    $ 38,353,841
Savings and money market     100,991,335      85,919,417
Time, $100,000 and over       29,869,386      26,193,826
Other time                    74,294,398      74,722,511
                            ----------------------------

                            $246,175,254    $225,189,595
                            ============================

The following is a summary of time certificates of deposit by maturity at December 31, 2001:


      2001                   $ 76,355,852
      2002                     19,148,956
      2003                      4,297,227
      2004                      2,986,390
      2005 and thereafter       1,375,359
                             ------------
                             $104,163,784
                             ============

UNION BANKSHARES, INC. AND SUBSIDIARIES
---------------------------------------------------------------------------
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)


Note 10.  Deposits (Continued)

A maturity distribution of time certificates of deposit in denominations of $100,000 or more at December 31, 2001 is as follows:


Three months or less                      $ 6,288,293
Over three months through six months       13,681,064
Over six months through twelve months       3,188,753
Over twelve months                          6,711,276
                                          -----------

                                          $29,869,386
                                          ===========

Note 11.  Borrowed Funds

Borrowings from the Federal Home Loan Bank of Boston (the "FHLB") for the years ended December 31, were as follows:


                                                                                      2001            2000
                                                                                   --------------------------

Option Advances

  6.06% note payable to FHLB, payable in monthly installments of $11,178,
   including interest, through May 6, 2008                                         $   717,468     $  804,363

  6.06% note payable to FHLB, payable in monthly installments of $5,589,
   including interest, through March 24, 2008                                          351,215        395,113

  5.95% note payable to FHLB, payable in monthly installments of $13,354,
   including interest, through March 24, 2003                                                0        347,938

  6.06% note payable to FHLB, payable in monthly installments of $7,341,
   including interest, through March 23, 2005                                                0        334,364

  6.74% term borrowing from FHLB, maturing January 22, 2001                                  0      2,000,000

  6.92% term borrowing from FHLB, maturing August 4, 2003                                    0      2,500,000

  5.62% note payable to FHLB, payable in monthly installments of $19,717
   including interest, with a balloon payment of $1,046,818 on May 31, 2006          1,732,875              0

  5.34% note payable to FHLB, payable in monthly installments of $13,347
   including interest through February 27, 2006                                        606,950              0
  5.62% note payable to FHLB, payable in monthly installments of $4,896
   including interest with a balloon payment of $596,221 on February 27, 2006          685,933              0

  4.22% note payable to FHLB, payable in monthly installments of $22,692
   including interest with a balloon payment of $2,221,300 on November 6, 2006       3,000,000              0

  5.23% note payable to FHLB, payable in monthly installments of $6,798
   including interest with a balloon payment of $765,579 on December 5, 2008         1,000,000              0

  2.97% note payable to FHLB, payable in monthly installments of $7,289
   including interest through December 6, 2004                                         250,000              0

  5.20% term borrowing from FHLB, maturing January 22, 2002                          2,000,000              0
                                                                                   --------------------------

                                                                                   $10,344,441     $6,381,778
                                                                                   ==========================

UNION BANKSHARES, INC. AND SUBSIDIARIES
---------------------------------------------------------------------------
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)


Note 11.  Borrowed Funds (Continued)

Principal maturities of borrowed funds as of December 31, 2001 are as follows:


      2002           $ 2,680,700
      2003               725,529
      2004               761,456
      2005               720,486
      2006             4,339,012
      Thereafter       1,117,258
                     -----------

                     $10,344,441
                     ===========

Additionally, Union and Citizens each maintain an IDEAL Way Line of Credit with the Federal Home Loan Bank of Boston. As of December 31, 2001, the total amounts of these lines approximated $3,551,000 and $3,040,000 for Union and Citizens, respectively. There were no borrowings outstanding on these lines at December 31, 2001. Interest on these borrowings is chargeable at a rate determined by the Federal Home Loan Bank and payable monthly.

Collateral on these borrowings consists of Federal Home Loan Bank stock purchased by each Bank, all funds placed in deposit with the Federal Home Loan Bank, and qualified first mortgages held by each Bank, and any additional holdings which may be pledged as security.

Union Bank also maintains a line of credit with Fleet Bank for the purchase of overnight Federal Funds. As of December 31, 2001, the total amount of this line approximated $4,000,000, with no outstanding borrowings. Interest on this borrowing is chargeable at the Federal Funds rate at the time of the borrowing and payable daily.

Note 12.  Income Taxes

The Company prepares its Federal income tax return on a consolidated basis. Federal income taxes are allocated to members of the consolidated group based on taxable income.

Income taxes for the years ended December 31 were as follows:


                                 2001           2000           1999
                              ----------------------------------------

Currently paid or payable     $2,033,720     $1,843,349     $1,762,301
Deferred                         (49,714)       (18,339)        52,958
                              ----------------------------------------

                              $1,984,006     $1,825,010     $1,815,259

                              ========================================

UNION BANKSHARES, INC. AND SUBSIDIARIES
---------------------------------------------------------------------------
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)


Note 12.  Income Taxes (Continued)

Total income tax expense differs from the amounts computed at the statutory federal income tax rate of 34% primarily due to the following at December 31:


                                                       2001           2000           1999
                                                    ----------------------------------------

Computed "expected" tax expense                     $2,317,448     $2,252,348     $2,002,848
Tax exempt interest                                   (253,456)      (267,148)      (223,150)
Disallowed interest expense                             33,562         36,851         29,902
Dividend exclusion                                      (9,283)       (10,224)       (11,737)
Increase in cash surrender value life insurance        (35,012)       (36,063)       (27,990)
Nondeductible acquisition costs                              0            631        169,708
Tax credits on limited partnership investments         (78,280)      (167,618)      (141,484)
Other                                                    9,027         16,233         17,162
                                                    ----------------------------------------

                                                    $1,984,006     $1,825,010     $1,815,259
                                                    ========================================

The deferred income tax provision consisted of the following for the years ended December 31:


                                            2001         2000         1999
                                          ----------------------------------

Bad debts                                 $ 24,525     $  3,491     $(50,219)
Mark-to-market, loans                       10,070      (41,506)      16,223
Deferred loan fees                           6,911        8,022       17,389
Nonaccrual loan interest                   (54,946)     (36,007)     (24,371)
Other real estate owned                      1,345       (1,345)      14,480
Deferred compensation                       25,186       37,575       57,208
Pension                                    (11,859)       8,248        6,001
Depreciation                                (3,879)     (45,763)     (41,922)
Limited partnership basis adjustments       12,563       65,375       60,316
Mortgage servicing rights                   (1,850)       3,160       (1,468)
Other                                      (57,780)     (19,589)        (679)
                                          ----------------------------------

                                          $(49,714)    $(18,339)    $ 52,958
                                          ==================================

UNION BANKSHARES, INC. AND SUBSIDIARIES
---------------------------------------------------------------------------
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)


Note 12.  Income Taxes (Continued)

Listed below are the significant components of the net deferred tax asset at December 31:


                                                            2001           2000
                                                         -------------------------

Components of the deferred tax asset:
  Bad debts                                              $  747,472     $  771,997
  Mark-to-market loans                                       49,260         59,330
  Deferred loan fees                                         18,757         25,668
  Nonaccrual loan interest                                  153,040         98,094
  Other real estate owned writedowns                              0          1,345
  Deferred compensation                                     498,896        524,082
  Pension                                                    26,262         14,403
  Unrealized loss on securities available-for-sale                0         14,660
                                                         -------------------------

Total deferred tax asset                                  1,493,687      1,509,579

Valuation allowance                                               0              0
                                                         -------------------------

Total deferred tax asset, net of valuation allowance      1,493,687      1,509,579
                                                         -------------------------

Components of the deferred tax liability:
  Depreciation                                              (65,224)       (69,103)
  Mortgage servicing rights                                 (30,204)       (32,054)
  Limited partnership tax credits                          (138,254)      (125,691)
  Unrealized gain on securities available-for-sale         (254,699)             0
  Other                                                     (12,327)       (70,107)
                                                         -------------------------

Total deferred tax liability                               (500,708)      (296,955)
                                                         -------------------------

Net deferred tax asset                                   $  992,979     $1,212,624
                                                         -------------------------

SFAS No. 109 allows for recognition and measurement of deductible temporary differences (including general valuation allowances) to the extent that it is more likely than not that the deferred asset will be realized.

Net deferred income tax assets are included in the caption "Other assets" on the balance sheets at December 31, 2001 and 2000, respectively.

Note 13.  Employee Benefits

Union sponsors a non-contributory defined benefit pension plan covering all eligible employees. Union's policy is to accrue annually an amount equal to the actuarially calculated expense.

Net pension cost for Union's defined benefit pension plan consisted of the following components at December 31:


                                                    2001          2000
                                                  -----------------------

Service cost                                      $ 222,076     $ 195,070
Interest cost on projected benefit obligation       351,028       293,450
Actual return on plan assets                       (300,826)     (263,794)
Net amortization and deferral                        (7,444)        3,642
                                                  -----------------------

                                                  $ 264,834     $ 228,368
                                                  =======================

UNION BANKSHARES, INC. AND SUBSIDIARIES
---------------------------------------------------------------------------
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)


Note 13.  Employee Benefits (Continued)

The following table sets forth the Plan's funded status and amounts recognized in the accompanying consolidated balance sheets at December 31:


                                                             2001            2000
                                                          ---------------------------

Actuarial present value of benefit obligations:
  Vested benefits                                         $ 3,661,909     $ 3,259,533
  Nonvested benefits                                           19,661          38,432
                                                          ---------------------------

Accumulated benefits                                        3,681,570       3,297,965
                                                          ---------------------------

Projected benefits                                         (5,528,348)     (4,621,211)
Plan assets at fair value                                   4,307,478       4,136,716
                                                          ---------------------------

Projected benefit obligation in excess of plan assets      (1,220,870)       (484,495)
Unrecognized transition amount                                (15,305)        (22,961)
Unrecognized net loss                                       1,158,935         465,095
                                                          ---------------------------

Accrued pension                                           $   (77,240)    $   (42,361)
                                                          ===========================

Assumptions used by Union in the determination of pension plan information consisted of the following:


                                                     2001      2000
                                                     --------------

Discount rate                                        7.00%     7.00%
Rate of increase in compensation levels              5.25%     4.25%
Expected long-term rate of return of plan assets     7.25%     7.25%

Contributions to the plan are invested in diversified portfolios, mainly corporate stocks and bonds.

Contributions to Union's defined contribution 401(k) plan, including employer matching amounts, are at the discretion of the Board of Directors. Employer contributions to the plan were $71,260, $67,440, and $65,785 for 2001, 2000, and 1999, respectively.

Additionally, the Company and Union have a non-qualified Deferred Compensation Plan for Directors and certain key officers. Under the plan, compensation may be deferred that would otherwise be currently payable. Deferrals are made to an uninsured interest bearing account and are payable upon attainment of a certain age or death over a 15 year period. The Company and Union have purchased life insurance contracts for each participant in order to fund these benefits. The benefits accrued under this plan aggregated $1,423,930 and $1,541,417 at December 31, 2001 and 2000, respectively, and is included in the financial statement caption "Accrued expenses and other liabilities". The cash surrender value of the life insurance policies purchased to fund these plans aggregated $1,333,269 and $1,230,291 at December 31, 2001 and 2000, respectively. These amounts are included in the financial statement caption "Other assets". The annual net cost of the plan is immaterial to the operations of the Company.

Citizens maintains separately a 401(k) plan and a discretionary profit sharing plan. The 401(k) plan covers all employees meeting certain eligibility requirements. Employees are permitted to contribute any amount, up to 10% of their compensation, to the 401(k) plan. Citizens makes matching contributions up to 6% of an employee's compensation. Matching contributions to this plan were $25,381, $30,800, and $37,178 for 2001, 2000, and 1999, respectively.

Contributions to the profit sharing plan are at the discretion of Citizens' Board of Directors. Contributions to this plan were $89,540, $66,384, and $42,003 for 2001, 2000, and 1999, respectively.

UNION BANKSHARES, INC. AND SUBSIDIARIES
---------------------------------------------------------------------------
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)


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


                                                                       Contract or
                                                                        Notional
                                                                         Amount
                                                                          2001
                                                                       -----------

Financial instruments whose contract amount represent credit risk:

  Commitments to extend credit                                         $23,697,012
                                                                       ===========

  Standby letters of credit and commercial letters of credit           $   692,860
                                                                       ===========

  Credit card arrangements                                             $ 1,996,823
                                                                       ===========

  Home equity lines                                                    $ 3,916,790
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

UNION BANKSHARES, INC. AND SUBSIDIARIES
---------------------------------------------------------------------------
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)


Note 16.  Fair Values of Financial Instruments

The estimated fair values of the Company's financial instruments at December 31, 2001 are as follows:


                                           Carrying        Estimated
                                            Amount         Fair Value
                                         -----------------------------

Financial assets:
  Cash and cash equivalents              $ 21,556,850     $ 21,556,850
  Interest bearing deposits                 4,700,230        4,827,613
  Securities available-for-sale            49,612,631       49,612,631
  Federal Home Loan Bank stock              1,063,500        1,063,500
  Loans and loans held for sale, net      248,142,237      251,542,872
  Accrued interest receivable               2,036,566        2,036,566

Financial liabilities:
  Deposits                                285,721,655      286,696,649
  Borrowed funds                           10,344,441        9,073,258
  Accrued interest payable                    829,232          829,232

The estimated fair values of the Company's financial instruments at December 31, 2000 are as follows:


                                           Carrying        Estimated
                                            Amount         Fair Value
                                         -----------------------------

Financial assets:
  Cash and cash equivalents              $ 11,498,174     $ 11,498,174
  Interest bearing deposits                 1,646,804        1,646,986
  Securities available-for-sale            56,641,687       56,641,687
  Federal Home Loan Bank stock              1,016,800        1,016,800
  Loans and loans held for sale, net      221,932,893      218,612,116
  Accrued interest receivable               2,596,891        2,596,891

Financial liabilities:
  Deposits                                258,736,580      259,091,587
  Borrowed funds                            6,381,778        6,476,126
  Accrued interest payable                    838,592          838,592

The estimated fair values of deferred fees on commitments to extend credit and letters of credit were immaterial at December 31, 2001 and 2000.

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

UNION BANKSHARES, INC. AND SUBSIDIARIES
---------------------------------------------------------------------------
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)


Note 17.  Transactions With Related Parties (Continued)

Aggregate loan transactions with related parties for the year ended December 31 were as follows:


                                            2001           2000
                                         -------------------------

Balance, beginning                       $   979,356     $ 863,663
New loans                                    968,674       447,942
Repayments                                (1,031,616)     (332,250)
Other, net                                    (2,216)            0
                                         -------------------------

Balance, ending                          $   914,198     $ 979,355
                                         =========================

Balance available on lines of credit     $   230,556     $ 131,854
                                         =========================

Deposit accounts with related parties were $677,455 and $706,318 at December 31, 2001 and 2000, respectively.

Note 18.  Incentive Stock Option Plan

Under the terms of a Stock Option Plan with certain key employees, options to purchase shares of the Company's common stock are granted at a price equal to the market price of the stock at the date of grant. These stock options are exercisable within five years from the date of grant. Following is a summary of transactions:


                                                            Shares Under Option
                                                        --------------------------
                                                         2001      2000      1999
                                                        --------------------------

Outstanding, January 1                                  11,700    11,900    13,700
Granted during the year                                  3,000         0     2,500
Exercised during the year (4,200 shares at $9.75 per
 share and 300 shares at $18.00 in  2001; 200 shares
 at $9.75 per share in 2000; 4,000 shares at $9.25
 per share and 300 shares at $9.75 in 1999)             (4,500)     (200)   (4,300)
                                                        --------------------------

Outstanding, December 31                                10,200    11,700    11,900
                                                        ==========================

Eligible, December 31, for exercise currently at:
  $ 9.75 per share                                           0     4,200     4,400
  $18.00 per share                                       2,200     2,500     2,500
  $19.00 per share                                       3,000         0         0
  $20.25 per share                                       2,500     2,500     2,500
  $22.00 per share                                       2,500     2,500     2,500
                                                        --------------------------

                                                        10,200    11,700    11,900
                                                        ==========================

Had compensation cost been determined on the basis of fair value pursuant to FASB Statement No. 123, net income would have been reduced as follows at December 31:


                     2001           2000           1999
                  ----------------------------------------

Net income

  As reported     $4,832,018     $4,799,542     $4,075,471
                  ========================================

  Pro forma       $4,827,989     $4,795,130     $4,071,059
                  ========================================

UNION BANKSHARES, INC. AND SUBSIDIARIES
---------------------------------------------------------------------------
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Note 19.  Acquisitions

Effective November 30, 1999, Union Bankshares, Inc. acquired Citizens Savings Bank and Trust Company in a merger accounted for in a tax-free transaction as a pooling of interests with the exchange of 991,089 shares (net of 196 fractional shares redeemed for approximately $4,516) of newly-issued Company common stock in exchange for all of the outstanding shares of Citizens' common stock. Interest income, net income and earnings per share (as restated) for the Company and Citizens Savings Bank and Trust Company prior to the acquisition are as follows:


                                                        Eleven Months
                                                            Ended
                                                        November 30,
                                                            1999
                                                        -------------

Interest income
  Union Bankshares, Inc.                                 $13,694,631
  Citizens Savings Bank and Trust Company                  7,178,879
                                                         -----------

Combined                                                 $20,873,510
                                                         ===========

Net income, giving effect to pro forma income taxes
 Union Bankshares, Inc.                                  $ 2,937,645
  Citizens Savings Bank and Trust Company                    987,109
                                                         -----------

Combined                                                 $ 3,924,754
                                                         ===========

Basic earnings per share
  Union Bankshares, Inc.                                 $      1.44
  Citizens Savings Bank and Trust Company                       1.00
                                                         -----------

Combined                                                 $      1.30
                                                         ===========

Note 20.  Reportable Segments

The Company has two reportable operating segments, Union and Citizens. The accounting policies, including the operation of each, are the same as those described in the summary of significant accounting policies in Note 1. Management regularly evaluates separate financial information for each segment in deciding how to allocate resources and in assessing performance. The Company accounts for intersegment sales and transfers as if the sales or transfers were to third parties, that is, at current market prices.

UNION BANKSHARES, INC. AND SUBSIDIARIES
---------------------------------------------------------------------------
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)


Note 20.  Reportable Segments (Continued)

Information about reportable segments, and reconciliation of such information to the consolidated financial statements as of and for the years ended December 31, follows:


                                                                Intersegment                 Consolidated
2001                                Union         Citizens      Elimination       Other         Totals
---------------------------------------------------------------------------------------------------------

Interest income                 $ 16,525,283    $  7,598,545      $      0      $       0    $ 24,123,828
Interest expense                   6,381,878       3,181,578             0            990       9,564,446
Provision for loan loss               95,000         225,000             0              0         320,000
Service fee income                 1,839,739         535,721             0              0       2,375,460
Income tax expense (benefit)       1,537,848         505,864             0        (59,706)      1,984,006
Net income (loss)                  3,893,103       1,036,251             0        (97,336)      4,832,018
Assets                           231,538,869     105,565,465       (33,691)       404,713     337,475,356


                                                                Intersegment                 Consolidated
2000                                Union         Citizens      Elimination       Other         Totals
---------------------------------------------------------------------------------------------------------

Interest income                 $ 16,331,233  $  7,795,092        $      0      $       0    $ 24,126,325
Interest expense                   6,369,555     3,506,590               0          1,212       9,877,357
Provision for loan loss                    0       250,000               0              0         250,000
Service fee income                 1,696,478       513,173               0              0       2,209,651
Income tax expense (benefit)       1,420,800       479,000               0        (74,790)      1,825,010
Net income (loss)                  3,957,914       976,252               0       (134,624)      4,799,542
Assets                           204,051,287    98,844,191               0        498,931     303,394,409


                                                                Intersegment                 Consolidated
1999                                Union         Citizens      Elimination       Other         Totals
---------------------------------------------------------------------------------------------------------

Interest income                 $ 15,035,945    $  7,832,641      $      0      $       0    $ 22,868,586
Interest expense                   5,757,892       3,362,522             0          1,157       9,121,571
Provision for loan loss               62,500         296,996             0              0         359,496
Service fee income                 1,666,244         562,629             0              0       2,228,873
Income tax expense (benefit)       1,277,950         560,195             0        (22,886)      1,815,259
Net income (loss)                  3,496,397         937,342             0       (358,268)      4,075,471
Assets                           197,648,845      97,512,372       (79,755)       394,184     295,475,646

Amounts in the "Other" column encompass activity in Union Bankshares, Inc., the "parent company". Holding company assets are stated after intercompany eliminations.

Note 21.  Regulatory Capital Requirements

Union and Citizens (the "Banks") are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory - and possibly additional discretionary - actions by regulators that, if undertaken, could have a direct material effect on the Banks' financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Banks must meet specific capital guidelines that involve quantitative measures of the Banks' assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Banks' capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Banks to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined), and

UNION BANKSHARES, INC. AND SUBSIDIARIES
---------------------------------------------------------------------------
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)


Note 21.  Regulatory Capital Requirements (Continued)

of Tier I capital (as defined) to average assets (as defined). Management believes, as of December 31, 2001, that the Banks meet all capital adequacy requirements to which they are subject.

As of December 31, 2001, the most recent notification from the FDIC categorized the Banks as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized the Banks must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the Banks' category.

The Banks' actual capital amounts (000's omitted) and ratios are also presented in the table.


                                                                                        Minimums
                                                                                       To be Well
                                                                    Minimums        Capitalized Under
                                                                   For Capital      Prompt Corrective
                                                Actual            Requirements      Action Provisions
                                           -----------------    ----------------    -----------------
                                           Amount     Ratio     Amount     Ratio    Amount     Ratio
                                           ----------------------------------------------------------

As of December 31, 2001:
  Total capital to risk weighted assets
    Union                                  $27,149    17.40%    $12,482    8.0%     $15,603    10.0%
    Citizens                                11,883    16.78%      5,665    8.0%       7,081    10.0%
  Tier I capital to risk weighted assets
    Union                                   25,280    16.21%      6,238    4.0%       9,357     6.0%
    Citizens                                10,996    15.53%      2,832    4.0%       4,248     6.0%
  Tier I capital to average assets
    Union                                   25,280    11.13%      9,085    4.0%      11,357     5.0%
    Citizens                                10,996    10.52%      4,183    4.0%       5,228     5.0%


                                                                                        Minimums
                                                                                       To be Well
                                                                    Minimums        Capitalized Under
                                                                   For Capital      Prompt Corrective
                                                Actual            Requirements      Action Provisions
                                           -----------------    ----------------    -----------------
                                           Amount     Ratio     Amount     Ratio    Amount     Ratio
                                           ----------------------------------------------------------

As of December 31, 2000:
  Total capital to risk weighted assets
    Union                                  $25,818    17.44%    $11,845    8.0%     $14,807    10.0%
    Citizens                                11,975    18.06%      5,304    8.0%       6,630    10.0%
  Tier I capital to risk weighted assets
    Union                                   23,808    16.08%      5,923    4.0%       8,884     6.0%
    Citizens                                11,143    16.81%      2,652    4.0%       3,978     6.0%
  Tier I capital to average assets
    Union                                   23,808    11.49%      8,287    4.0%      10,358     5.0%
    Citizens                                11,143    11.00%      4,050    4.0%       5,063     5.0%

Note 22.  Subsequent Events

On January 4, 2002, Union Bankshares, Inc. declared a $0.28 per share dividend payable January 17, 2002 to stockholders of record on January 14, 2002.

UNION BANKSHARES, INC. AND SUBSIDIARIES
---------------------------------------------------------------------------
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Note 23.  Condensed Financial Information (Parent Company Only)

The following financial statements are for Union Bankshares, Inc. (Parent Company Only), and should be read in conjunction with the consolidated financial statements of Union Bankshares, Inc. and Subsidiaries.

                UNION BANKSHARES, INC. (PARENT COMPANY ONLY)
                          CONDENSED BALANCE SHEETS
                         DECEMBER 31, 2001 AND 2000


                                                        2001            2000
                                                    ---------------------------

ASSETS
Cash                                                $   474,822     $   144,411
Investment in Subsidiary-Union                       25,580,441      23,823,428
Investment in Subsidiary-Citizens                    11,190,820      11,100,606
Other assets                                            418,239         390,541
                                                    ---------------------------

      Total assets                                  $37,664,322     $35,458,986
                                                    ===========================

LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities
  Other liabilities                                 $   449,286     $   301,931
                                                    ---------------------------

      Total liabilities                                 449,286         301,931
                                                    ---------------------------

Stockholders' equity
  Common stock, $2 par value; 5,000,000
   shares authorized; 3,268,189 shares
   issued in 2001 and 3,263,689 shares
   issued in 2000                                     6,536,378       6,527,378
  Paid-in capital                                       277,254         239,903
  Retained earnings                                  31,628,920      30,010,683
  Less treasury stock, at cost; 240,632 shares
   in 2001 and 233,960 shares in 2000                (1,721,931)     (1,592,451)
  Accumulated other comprehensive (loss) income         494,415         (28,458)
                                                    ---------------------------

      Total stockholders' equity                     37,215,036      35,157,055
                                                    ---------------------------

      Total liabilities and stockholders' equity    $37,664,322     $35,575,635
                                                    ===========================

The investment in the subsidiary banks is carried under the equity method of accounting. The investment and cash, which is on deposit with the Bank, has been eliminated in consolidation.

UNION BANKSHARES, INC. AND SUBSIDIARIES
---------------------------------------------------------------------------
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Note 23.  Condensed Financial Information (Parent Company Only) (Continued)

                UNION BANKSHARES, INC. (PARENT COMPANY ONLY)
                       CONDENSED STATEMENTS OF INCOME
                Years Ended December 31, 2001, 2000, and 1999


                                                   2001          2000          1999
                                                --------------------------------------

Revenues
  Dividends
    Bank subsidiaries                           $3,605,000    $3,060,000    $2,300,000
    Loss on sale of securities                           0             0          (109)
                                                --------------------------------------

      Total revenues                             3,605,000     3,060,000     2,299,891
                                                --------------------------------------

Expenses
  Interest                                             990         1,212         1,157
  Merger and acquisition costs                           0         1,026       332,940
  Administrative and other                         156,052       207,176        46,948
                                                --------------------------------------

      Total expenses                               157,042       209,414       381,045
                                                --------------------------------------

Income before applicable income tax and
 equity in undistributed net income of
 subsidiaries                                    3,447,958     2,850,586     1,918,846
Applicable income tax (benefit)                    (59,706)      (74,790)      (22,886)
                                                --------------------------------------

Income before equity (deficit) in
 undistributed net income of subsidiaries        3,507,664     2,925,376     1,941,732
Equity in undistributed net income-Union         1,473,102     1,917,914     1,196,398
Deficit in undistributed net income-Citizens      (148,748)      (43,748)      (49,768)
                                                --------------------------------------

Net income                                      $4,832,018    $4,799,542    $3,088,362
                                                ======================================

Equity in undistributed net income of Citizens for the year ended December 31, 1999 represents earnings of Citizens subsequent to the merger occurring November 30, 1999.

UNION BANKSHARES, INC. AND SUBSIDIARIES
---------------------------------------------------------------------------
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)


Note 23.  Condensed Financial Information (Parent Company Only) (Continued)

                UNION BANKSHARES, INC. (PARENT COMPANY ONLY)
                     CONDENSED STATEMENTS OF CASH FLOWS
                Years Ended December 31, 2001, 2000, and 1999


                                                       2001           2000           1999
                                                   -----------------------------------------



CASH FLOWS FROM OPERATING ACTIVITIES
  Net income                                       $ 4,832,018    $ 4,799,542    $ 3,088,362
  Adjustments to reconcile net income to
   net cash provided by operating
   activities
  Equity in undistributed net income of Union       (1,473,102)    (1,917,914)    (1,196,398)
  Deficit in undistributed net loss of Citizens        148,748         43,748         49,768
  Increase in other assets                             (27,698)       (36,653)       (23,891)
  Loss on sale of securities                                 0              0            109
  Increase (decrease) in other liabilities             147,355       (121,937)        15,570
                                                   -----------------------------------------

      Net cash provided by operating activities      3,627,321      2,766,786      1,933,520
                                                   -----------------------------------------

CASH FLOWS FROM INVESTING ACTIVITIES
  Proceeds from sale of securities                           0              0         17,693
                                                   -----------------------------------------

      Net cash provided by investing activities              0              0         17,693
                                                   -----------------------------------------

CASH FLOWS FROM FINANCING ACTIVITIES
  Purchase of treasury stock                          (129,480)             0              0
  Dividends paid                                    (3,213,781)    (2,969,039)    (1,833,446)
  Proceeds from exercise of stock option                46,351          1,950         39,925
  Purchase of fractional shares                              0              0         (4,516)
                                                   -----------------------------------------

      Net cash used in financing activities         (3,296,910)    (2,967,089)    (1,798,037)
                                                   -----------------------------------------

Net increase (decrease) in cash                        330,411       (200,303)       153,176
  Beginning cash                                       144,411        344,714        191,538
                                                   -----------------------------------------

  Ending cash                                      $   474,822    $   144,411    $   344,714
                                                   =========================================

SUPPLEMENTAL SCHEDULE OF CASH PAID (RECEIVED)
 DURING THE YEAR
  Interest                                         $       990    $     1,212    $     1,157
                                                   =========================================

  Income taxes                                     $       250    $     5,250    $   (34,247)
                                                   =========================================

UNION BANKSHARES, INC. AND SUBSIDIARIES
---------------------------------------------------------------------------
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)


Note 24.  Quarterly Financial Data (Unaudited)

A summary of financial data for the four quarters of 2001, 2000, and 1999 is presented below (dollars in thousands):

                   UNION BANKSHARES, INC. AND SUBSIDIARIES


                                         Quarters in 2001 Ended
                             ----------------------------------------------
                             March 31,    June 30,    Sept. 30,    Dec. 31,
                             ----------------------------------------------

Interest income               $6,023       $6,098      $6,085       $5,918
Interest expense               2,527        2,461       2,331        2,245
Provision for loan losses         56           57          86          121
Securities gains (loss)           (2)          76           5           78
Other operating expenses       2,524        2,620       2,577        2,775
Net income                     1,168        1,245       1,222        1,197
Earnings per common share     $ 0.39       $ 0.41      $ 0.40       $ 0.39


                                         Quarters in 2000 Ended
                             ----------------------------------------------
                             March 31,    June 30,    Sept. 30,    Dec. 31,
                             ----------------------------------------------

Interest income               $5,739       $5,912      $6,174       $6,301
Interest expense               2,266        2,379       2,593        2,639
Provision for loan losses         62           63          63           62
Securities gains (loss)           37           (3)          0           (9)
Other operating expenses       2,517        2,609       2,394        2,424
Net income                     1,078        1,168       1,247        1,307
Earnings per common share     $ 0.36       $ 0.38      $ 0.41       $ 0.43


                                         Quarters in 1999 Ended
                             ----------------------------------------------
                             March 31,    June 30,    Sept. 30,    Dec. 31,
                             ----------------------------------------------

Interest income               $5,525       $5,617      $5,824       $5,903
Interest expense               2,248        2,249       2,302        2,323
Provision for loan losses        100           88          62          109
Securities gains (loss)            0            3           0            0
Other operating expenses       2,426        2,426       2,450        2,763
Net income                       973        1,042       1,134          926
Earnings per common share     $ 0.32       $ 0.34      $ 0.38       $ 0.31

Note 25.  Other Income and Other Expenses

The components of other income and other expenses which are in excess of one percent of total revenues in any of the three years disclosed are as follows:


                              2001           2000           1999
                           -------------------------------------

Expenses
  State franchise tax      $  298,329     $  296,321     $  281,480
  Legal fees                   55,766         60,200        280,503
  Professional fees           109,072        198,777        308,431
  Fees to directors           220,872        237,012        261,609
  Postage and shipping        264,019        242,987        246,321
  Other                     1,874,821      1,737,002      1,710,679
                           ----------------------------------------

                           $2,822,879     $2,772,299     $3,089,023
                           ========================================

UNION BANKSHARES, INC. AND SUBSIDIARIES
---------------------------------------------------------------------------
MANAGEMENT'S DISCUSSION AND ANALYSIS OF
 FINANCIAL CONDITION AND RESULTS OF OPERATIONS


                                   GENERAL

The following discussion and analysis by Management focuses on those factors that had a material effect on Union Bankshares, Inc.'s (Union's) financial position as of December 31, 2001 and 2000, and its results of operations for the years ended December 31, 2001, 2000, and 1999. This discussion should be read in conjunction with the consolidated Financial Statements and related notes and with other financial data appearing elsewhere. Management is not aware of the occurrence of any events after December 31, 2001, which would materially affect the information presented below.

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

By their very nature, forward-looking statements are subject to uncertainties, both general and specific, and risk exists those predictions, forecasts, projections and other estimates contained in forward-looking statements will not be achieved. Also when we use any of the words "believes," "expects," "anticipates" or similar expressions, we are making forward-looking statements. Many possible events or factors could affect the future financial results and performance of our company. This could cause results or performance to differ materially from those expressed in our forward-looking statements. The possible events or factors that might affect our forward-looking statements include, but are not limited to, the following:

*     uses of monetary, fiscal and tax policy by various governments
* political, legislative or regulatory developments in Vermont, New Hampshire or the United States including changes in laws concerning taxes, banking and other aspects of the financial services industry
* developments in general economic or business conditions, including interest rate fluctuations, market fluctuations and perceptions, and inflation
* changes in the competitive environment for financial services organizations
*     the Company's ability to retain key personnel
*     changes in technology including demands for greater automation
* unanticipated lower revenues, loss of customers or business, or higher operating expenses
*     adverse changes in the securities market

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

                            RESULTS OF OPERATIONS

The Company's net income for the year ended December 31, 2001 was $4.832 million compared with net income of $4.800 million for the year 2000. Net income per share was $1.59 for 2001 compared to $1.58 for 2000.

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


                                                                     Years ended December 31
                               ---------------------------------------------------------------------------------------------------
                                             2001                              2000                              1999
                               -------------------------------   -------------------------------   -------------------------------
                               Average    Income/    Average     Average    Income/    Average     Average    Income/    Average
                               Balance    Expense   Yield/Rate   Balance    Expense   Yield/Rate   Balance    Expense   Yield/Rate
                               ---------------------------------------------------------------------------------------------------
                                                                      (Dollars in thousands)

Average Assets:
Federal funds sold             $  8,030   $   307     3.82%      $  5,379   $   333     6.19%      $  8,604   $   425     4.94%
Interest bearing deposits         2,867       152     5.30%         1,962       120     6.12%         2,223       122     5.49%
Investments (1), (2)             51,634     3,124     6.25%        58,680     3,615     6.34%        61,097     3,685     6.21%
Loans, net (1), (3)             235,433    20,541     8.82%       215,450    20,058     9.42%       202,674    18,636     9.31%
                               ------------------                ------------------                ------------------

      Total interest-earning
       assets (1)               297,964    24,124     8.21%       281,471    24,126     8.69%       274,598    22,868     8.45%

Cash and due from banks          10,518                             9,042                             9,195
Premises and equipment            3,952                             3,989                             4,330
Other assets                      6,535                             5,204                             5,621
                               --------                          --------                          --------
      Total assets             $318,969                          $299,706                          $293,744


                               ========                          ========                          ========

Average Liabilities and
 Stockholders' Equity:
NOW accounts                   $ 36,320   $   592     1.63%      $ 34,383   $   702     2.04%      $ 34,654   $   676     1.95%
Savings/money market accounts    92,517     2,745     2.97%        90,923     3,375     3.71%        87,360     3,072     3.52%
Certificates of deposit         105,595     5,462     5.17%        98,571     5,378     5.46%        98,901     5,086     5.14%
Borrowed funds                    9,571       766     8.00%         6,340       422     6.66%         4,948       287     5.80%
                               ------------------                ------------------                ------------------

      Total interest-bearing
       liabilities              244,003     9,565     3.92%       230,217     9,877     4.29%       225,863     9,121     4.04%

Non-interest bearing deposits    35,251                            32,906                            32,505
Other liabilities                 3,507                             3,575                             3,292
                               --------                          --------                          --------
      Total liabilities         282,761                           266,698                           261,660

Stockholders' equity             36,208                            33,008                            32,084
                               --------                          --------                          --------

      Total liabilities and
       stockholders' equity    $318,969                          $299,706                          $293,774
                               ========                          ========                          ========

Net interest income (1)                   $14,559                           $14,249                           $13,747
                                          =======                           =======                           =======

Net interest spread                                   4.29%                             4.40%                             4.41%

Net interest margin                                   4.99%                             5.19%                             5.13%

--------------------
<F1>  Average yield reported on a tax-equivalent basis.
<F2>  Average balance of investments calculated on the amortized cost basis.
<F3>  Net of unearned income and allowance for loan losses.

Union's net interest income increased by $310 thousand, or 2.18%, to $14.6 million for the year ended December 31, 2001, from $14.2 million for the year ended December 31, 2000. This increase was primarily due to the growth in our loan portfolio that had an average yield of 8.82% in 2001 while the combined lower yielding investment, interest-bearing deposits and federal funds sold average balances decreased. On average for the year 93.4% of our assets were earning interest in 2001 versus 93.9% in 2000. The net interest spread decreased by 11 basis points to 4.29% for the year ended December 31, 2001, from 4.40% for the year ended December 31, 2000. The net interest margin for the 2001 period decreased by 20 basis points to 4.99% from 5.19% for the 2000 period.

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


                                       Year Ended December 31, 2001    Year Ended December 31, 2000
                                          Compared to Year Ended          Compared to Year Ended
                                       December 31, 2000 Increase/     December 31, 1999 Increase/
                                       (Decrease) Due to Change In     (Decrease) Due to Change In
                                       ----------------------------    ---------------------------
                                       Volume      Rate        Net     Volume      Rate      Net
                                       -----------------------------------------------------------

Interest-earning assets:
Federal funds sold                     $  164    $  (190)    $ (26)    $ (159)    $  67    $  (92)
Interest bearing deposits                  55        (23)       32        (14)       12        (2)
Investments                              (446)       (45)     (491)      (150)       80       (70)
Loans, net                              1,889     (1,406)      483      1,189       233     1,422
                                       ----------------------------------------------------------

      Total interest-earning assets    $1,662    $(1,664)    $  (2)    $  866     $ 392    $1,258

Interest-bearing liabilities:
NOW accounts                           $   39    $  (149)    $(110)    $   (5)    $  31    $   26
Savings/money market accounts              59       (689)     (630)       125       178       303
Certificates of deposit                   384       (300)       84        (18)      310       292
Borrowed funds                            215        129       344         81        54       135
                                       ----------------------------------------------------------

      Total interest-bearing
       liabilities                     $  697  $  (1,009)    $(312)    $  183     $ 573    $  756
                                       ----------------------------------------------------------

Change in net interest income          $  965  $    (655)    $ 310     $  683     $(181)   $  502
                                       ==========================================================

Interest and Dividend Income. Union's interest and dividend income decreased by $2,000, to $24.124 million for the year ended December 31, 2001, from $24.126 million for the year ended December 31, 2000. Average earning assets increased by $16.5 million, or 5.86%, to $298.0 million for the year ended December 31, 2001, from $281.5 million for the year ended December 31, 2000. Average loans were $235.4 million for the year ended December 31, 2001 up $19.9 million or 9.23% from $215.5 million for the year ended December 31, 2000. Increases in commercial, construction and real estate secured loans were partially offset by a decrease in average consumer loans. Increases in loan volume offset the decreases in interest rates led by the average prime rate for 2001 being 6.91%, down 232 basis points from 9.23% in 2000. This mainly accounted for the increase in loan interest income of $483,000 or 2.41%.

The average balance of investment securities (including mortgage-backed securities) decreased by $7.0 million, or 12.01%, to $51.6 million for the year ended December 31, 2001, from $58.7 million for the year ended December 31, 2000. The average level of federal funds sold increased by $2.65 million, or 49.3%, to $8.0 million for the year ended December 31, 2001, from $5.4 million for the year ended December 31, 2000. The average balances invested in interest-bearing deposits increased to $2.9 million at December 31, 2001 from $2.0 million, or 46.1%, at December 31, 2000. These deposits are FDIC insured.

Interest Expense. Union's interest expense decreased by $312,000, or 3.16%, to $9.565 million for the year ended December 31, 2001, from $9.877 million for the year ended December 31, 2000. Average interest-bearing liabilities increased by $13.8 million, or

6.0% to $244.0 million for the year ended December 31, 2001, from $230.2 million for the year ended December 31, 2000. Average time deposits increased $7.0 million, or 7.13%, to $105.6 million for the year ended December 31, 2001, from $98.6 million for the year ended December 31, 2000. The average balances for NOW accounts increased by $1.9 million to $36.3 million for the year ended December 31, 2001, from $34.4 million for the year ended December 31, 2000. The average balances in savings and money market accounts grew to $92.5 million in 2001 from $90.9 million in 2000 or a 1.75% increase. Average borrowed funds grew $3.2 million or 50.96% from $6.3 million for the year ended December 31, 2000 to $9.6 million for the year ended December 31, 2001. Lower interest rates offered prevailed for the majority of interest-bearing liabilities for the current year but the average rate paid on Certificates of Deposit edged up slightly from 5.14% in 2000 to 5.17% in 2001. The average rate paid for Borrowed Funds rose from 6.66% in 2000 to 8.00% in 2001 due to pre-payment penalties assessed and paid to the Federal Home Loan Bank to pay off high rate debt in order to take advantage of one of the lowest rate cycles in memory.

Noninterest Income. Union's noninterest income increased by $503,000 for the year ended December 31, 2001. The results for the period reflected a net gain of $156 thousand from the sale of loans compared to a net gain of $34 thousand from these sales during 2000. The net gain on sales of securities was $157 thousand for 2001 compared to $25 thousand for 2000. Service fees (sources of which include deposit fees, loan servicing fees, and ATM fees) increased by $166 thousand, or 7.50%, to $2.38 million for the year ended December 31, 2001, from $2.21 million for the year ended December 31, 2000. Trust income increased to $247,000 in 2001 from $182,000 in 2000 or a 35.79% increase due to a fee increase and a number of estate settlements. Other noninterest income increased by $18,000, or 15.15%, to $138 thousand for 2001 from $120 thousand for 2000.

Noninterest Expense. Union's noninterest expense increased $552,000, or 5.55%, to $10.5 million for the year ended December 31, 2001, from $9.9 million for the year ended December 31, 2000. Salaries increased $260,000, or 5.78%, to $4.8 million for the year ended December 31, 2001, from $4.5 million for the year ended December 31, 2000, reflecting normal salary activity. Pension and employee benefits increased $328 thousand or 29.19% to $1.45 million for the year ended December 31, 2001, from $1.12 million for the year ended December 31, 2000 mainly due to the increase in the accrual for the Defined Benefit Pension Plan caused by anticipated increases in future salaries and the performance decline in the underlying investment instruments and the increase in the cost of medical insurance coverage. Office occupancy expense increased $73 thousand, or 13.03%, to $633,000 for the year ended December 31, 2001, from $560,000 for the year ended December 31, 2000, which was partially attributable to the opening of a loan production office in Littleton, New Hampshire and the acquisition of more corporate office space in Morrisville, Vermont. Equipment expense decreased $159 thousand to $835 thousand for the year ended December 31, 2001, from $994 thousand for 2000 primarily resulting from decreased depreciation cost on computer equipment and software purchases that are depreciated as an expense over a time period of three to five years. Other operating expense increased $51,000 to $2.82 million for the year ended December 31, 2001 compared to $2.77 million for 2000 or a 1.82% increase.

Income Tax Expense. Union's income tax expense increased by $159,000, or 8.71%, to $1.98 million for the year ended December 31, 2001, from $1.83 million for 2000 mainly due to increased taxable income offset by the low income housing credits that are available to us in both the 2001 and 2000 tax years related to our partnership investments in low income housing projects sponsored by Housing Vermont in our market area. Our effective tax rate for 2001 was 29.1% compared to 27.5% for 2000 when we had historic rehabilitation tax credits available because of our investments in low-income housing projects.

Year Ended December 31, 2000 Compared to Year Ended December 31, 1999.

Interest and Dividend Income. Union's interest and dividend income increased by $1,258,000, or 5.5% to $24.1 million for the year ended December 31, 2000, from $22.9 million for the year ended December 31, 1999. Average earning assets increased by $6.9 million, or 2.5%, to $281.5 million for the year ended December 31, 2000, from $274.6 million for the year ended December 31, 1999. Average loans were $215.5 million for the year ended December 31, 2000 up from $202.7 million for the year ended December 31, 1999. Increases in commercial, municipal, construction and real estate secured loans were partially offset by a decrease in average consumer loans. Increases in loan volume and interest rates led by the average prime rate for 2000 being 9.23%, up from 7.99% in 1999, was partially offset by the ever increasing competition, and the lower volume of consumer loans. This mainly accounted for the increase in loan interest income of $1,423,000 or 7.6%.

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

Interest Expense. Union's interest expense increased by $756,000, or 8.3%, to $9.9 million for the year ended December 31, 2000, from $9.1 million for the year ended December 31, 1999. Average interest-bearing liabilities increased by $4.4 million, or 1.9% to

$230.2 million for the year ended December 31, 2000, from $225.9 million for the year ended December 31, 1999. Average time deposits decreased $330 thousand to $98.6 million for the year ended December 31, 2000, from $98.9 million for the year ended December 31, 1999. The average balances for NOW accounts decreased by $271 thousand to $34.4 million for the year ended December 31, 2000, from $34.7 million for the year ended December 31, 1999. The average balances in savings and money market accounts grew to $90.9 million in 2000 from $87.4 million in 1999 or a 4.1% increase. Higher interest rates prevailed for all interest-bearing liabilities for 2000.

Noninterest Income. Union's noninterest income increased only $1,000 for the year ended December 31, 2000. The results for the period reflected a net gain of $34 thousand from the sale of loans compared to a net gain of $40 thousand from these sales during 1999. The net gain on Sales of Securities was $25 thousand for 2000 compared to $3 thousand for 1999. Service fees decreased by $19,000, or .9%, to $2.21 million for the year ended December 31, 2000, from $2.23 million for the year ended December 31, 1999. Trust income increased to $182,000 in 2000 from $166,000 in 1999 or a 9.6% increase. Other noninterest income decreased by $11,000, or 8.4%, to $120 thousand for 2000 from $131 thousand for 1999.

Noninterest Expense. Union's noninterest expense decreased $121,000, or 1.2%, to $9.9 million for the year ended December 31, 2000, from $10.1 million for the year ended December 31, 1999. Salaries increased $260,000, or 6.1%, to $4.5 million for the year ended December 31, 2000, from $4.2 million for the year ended December 31, 1999, reflecting normal salary activity and severance pay to three former Citizens employees whose jobs were eliminated as a result of the merger and the conversion of their EDP processing to Union Bank. Pension and employee benefits increased $40 thousand or 3.7% to $1.12 million for the year ended December 31, 2000, from $1.08 million for the year ended December 31, 1999 mainly due to the increase in the accrual for the Defined Benefit Pension Plan caused by anticipated increases in future salaries and the performance decline in the underlying investment instruments. Office occupancy expense increased $26 thousand, or 4.8%, to $560,000 for the year ended December 31, 2000, from $535,000 for the year ended December 31, 1999. Equipment expense decreased $131 thousand to $994 thousand for the year ended December 31, 2000, from $1.1 million for 1999 primarily resulting from decreased depreciation cost on computer equipment and software purchases that are depreciated as an expense over a time period of three to five years.

Other operating expense includes approximately $500 thousand for the year ended December 31, 1999 and $1,900 for 2000, for expenses related to the merger, including legal and advisory fees. The other one time only expense in 1999 was for Year 2000 preparations. Union had $59 thousand of non-payroll-related expenses in 1999 and $1.5 thousand in 2000. Netting out these one-time only expenses would leave $2.77 million of other operating expenses for the year ended December 31, 2000 compared to $2.53 million for 1999 or a 9.4% increase. The increase was mainly attributable to the listing of the Company on the American Stock Exchange, increases in State franchise taxes paid, FDIC assessments paid, communications expense, charitable contributions, training expense, travel expense and fees paid to the Small Business Administration.

Income Tax Expense. Union's income tax expense increased by $10,000, or 0.5%, to $1.825 million for the year ended December 31, 2000, from $1.815 million for 1999 mainly due to increased taxable income offset by the low income housing and historic rehabilitation credits that are available to us in both the 2000 and 1999 tax years related to our partnership investments in low-income housing projects sponsored by Housing Vermont in our market area. Our effective tax rate for 2000 was 27.5% compared to 30.8% for 1999 as our merger related expenses in 1999 were not tax deductible.

                             FINANCIAL CONDITION

At December 31, 2001, Union had total consolidated assets of $337.5 million, including net loans and loans held for sale of $248.1 million, deposits of $285.7 million and shareholders' equity of $37.2 million. Based on the most recent information published by the Vermont Banking Commissioner, in terms of total assets at December 31, 2000, Union Bank ranked as the 10th largest institution of the 23 commercial banks and savings institutions headquartered in Vermont and Citizens ranked 19th.

Union's total assets increased by $34.1 million, or 11.23% to $337.5 million at December 31, 2001 from $303.4 million at December 31, 2000. Total net loans and loans held for sale increased by $26.2 million or 11.81% to $248.1 million or 73.5% of total assets at December 31, 2001 as compared to $221.9 million or 73.1% of total assets at December 31, 2000. This was due to increases of $12.1 million in commercial real estate loans, $16.1 million real estate loans, other than commercial, $2.3 million in commercial loans, that were partially offset by a $1.9 million decrease in municipal loans and a $2.4 million decrease in loans to consumers. Cash and Due from banks increased from $10.4 million to $13.9 million between year-ends. Federal funds sold increased approximately $6.5 million to $7.6 million at December 31, 2001 from $1.1 million at December 31, 2000. Total deposits increased $27.0 million or 10.43% to $285.7 million at December 31, 2001 from $258.7 million at December 31, 2000. A $2.7 million increase in NOW accounts to $41.0 million at December 31, 2001 from $38.4 million the previous year end, a $15.1 million or 17.54% increase in money market and savings accounts to $101.0 million from $85.9 million, an increase in time deposits of $3.2 million or 3.22% raising time deposits to $104.2 million at December 31, 2001 from $100.9 million at December 31, 2000, and a $6.0 million or 17.88% increase in non-interest bearing deposits between years accounts for the increase. Total borrowings increased approximately $4.0 million to $10.3 million at December 31, 2001 from $6.4 million at December 31, 2000 due to match funding of certain loan commitments and the decision to take advantage of the low interest rate environment to lock in funding with the Federal Home Loan Bank.

Total equity increased by $2.0 million or 5.85% to $37.2 million at December 31, 2001 from $35.2 million at December 31, 2000 as a result of an increase of $523 thousand in the net unrealized holding gain on securities available-for-sale, net income of $4.8 million, and the exercise of employee stock options for $46,000, these increases were partially offset by dividend payments of $3.2 million and the repurchase of Treasury Stock for $129,000.

Loan Portfolio. Union's loan portfolio primarily consists of adjustable- and fixed-rate mortgage loans secured by one-to-four family, multi-family residential or commercial real estate. The composition of Union's gross loan portfolio net of loans held for sale at December 31 for each of the last five years was as follows:


                                        2001        2000        1999        1998        1997
                                      --------------------------------------------------------

Real Estate, other than commercial    $112,564    $104,417    $ 87,154    $ 76,832    $ 81,760
Commercial Real Estate                  78,898      66,186      69,807      67,707      52,797
Commercial                              20,659      18,215      16,246      17,446      15,786
Consumer                                12,201      14,626      18,661      23,519      26,599
Municipal & Other                       10,552      12,449       9,657       9,830      19,034
                                      --------------------------------------------------------

      Total Loans                     $234,874    $215,893    $201,525    $195,344    $195,976
                                      ========================================================

Union originates and sells residential mortgages into the secondary market, with most such sales made to the Federal Home Loan Mortgage Corporation (FHLMC). Union services a $169.8 million residential mortgage portfolio, approximately $45.0 million of which is serviced for unaffiliated third parties at December 31, 2001. Additionally, Union originates commercial real estate and commercial loans under various SBA programs that provide an agency guarantee for a portion of the loan amount. Union occasionally will sell the guaranteed portion of the loan to other financial concerns and will retain servicing rights, which generates fee income. Union capitalizes mortgage-servicing rights on these fees and recognizes gains and losses on the sale of the principal portion of these notes as they occur. Union services approximately $8.6 million of commercial and commercial real estate loans that have been previously sold.

Total loans not held for sale have increased $19.0 million or 8.79% since December 31, 2000. The majority of this increase is due to management's decision to hold in portfolio many loans that could be sold on the secondary market. This strategy will increase our interest margin and combined with our increased deposit base and overall borrowing capacity has not affected our liquidity adversely.

The following table breaks down by classification the maturities of the loans held in portfolio and held for sale as of December 31, 2001:


                                            Within 1      2-5       Over 5
                                              Year       Years      Years
                                            ------------------------------
                                                (Dollars in thousands)

      Real Estate, other than commerical
        Fixed Rate                          $16,619     $17,575    $ 44,301
        Variable Rate                         1,085       4,355      23,594
      Commercial Real Estate
        Fixed Rate                            4,280      17,475      10,725
        Variable Rate                         9,177      16,259      45,507
      Commercial
        Fixed Rate                            2,430       3,780         764
        Variable Rate                         5,298       3,369       1,463
      Municipal
        Fixed Rate                            8,620         577       1,355
        Variable Rate                             0           0           0
      Consumer
        Fixed Rate                            6,243       5,971         244
        Variable Rate                            86          15          39
                                            -------------------------------

            Total                           $53,838     $69,376    $127,992
                                            ===============================

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

Union had loans on non-accrual status totaling $1.8 million at December 31, 2001 and $1.5 million at December 31, 2000. The aggregate interest on non-accrual loans not recognized through December 31, 2001 was $450,118, through 2000 was $288,512, and through 1999 was $182,610.

Union had $3.0 million and $2.9 million in loans past due 90 days or more and still accruing at December 31, 2001 and 2000, respectively. At December 31, 2001, Union had internally classified certain loans totaling $793 thousand and $1.3 million at December 31. 2000. In management's view, such loans represent a higher degree of risk and could become nonperforming loans in the future. While still on a performing status, in accordance with Union's credit policy, loans are internally classified when a review indicates any of the following conditions making the likelihood of collection questionable:

*     the financial condition of the borrower is unsatisfactory;
*     repayment terms have not been met;
* the borrower has sustained losses that are sizable, either in absolute terms or relative to net worth;
*     confidence is diminished;
*     loan covenants have been violated;
*     collateral is inadequate; or
*     other unfavorable factors are present.

At December 31, 2001, Union had acquired by foreclosure or through repossession real estate worth $1.3 million, consisting of commercial property, a residential property and undeveloped land. The balance at December 31, 2000 was $116 thousand.

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

The following table reflects activity in the allowance for loan losses for the years ended December 31, 2001, 2000, 1999, 1998,and 1997.


                                                  Year Ended December 31,
                                      ----------------------------------------------
                                       2001      2000      1999      1998      1997
                                      ----------------------------------------------
                                                  (Dollars in thousands)

Balance at the beginning of period    $2,863    $2,870    $2,845    $2,811    $2,844
Charge-offs:

  Real Estate                             70         0        41        49        31
  Commercial                             245       152        49        67       150
  Consumer and other                     161       229       338       371       368
                                      ----------------------------------------------
      Total charge-offs                  476       381       428       487       549
                                      ----------------------------------------------

Recoveries:
  Real Estate                              1         1         3         0         4
  Commercial                              23        34        14        33        15
  Consumer and other                      70        89        77        88        72
                                      ----------------------------------------------
      Total recoveries                    94       124        94       121        91
                                      ----------------------------------------------

Net charge-offs                         (382)     (257)     (334)     (366)     (458)
Provision for loan losses                320       250       359       400       425
Transfer from Other Reserve                0         0         0         0         0
                                      ----------------------------------------------

Balance at end of period              $2,801    $2,863    $2,870    $2,845    $2,811
                                      ==============================================

The following table shows the breakdown of Union's allowance for loan loss by category of loan and the percentage of loans in each category to total loans in the respective portfolios at the dates indicated:


                               December 31,         December 31,         December 31,         December 31,         December 31,
                                   2001                 2000                 1999                 1998                 1997
                            -----------------    -----------------    -----------------    -----------------    ------------------
                            Amount    Percent    Amount    Percent    Amount    Percent    Amount    Percent    Amount    Percent
                            ------------------------------------------------------------------------------------------------------
                                                                    (Dollars in thousands)

Real Estate
  Residential               $  610     41.3%     $  595     40.5%     $  557     42.3%     $  255     39.5%     $  278     36.8%
  Commercial                 1,342     34.1%      1,193     32.3%      1,014     30.6%        754     29.5%        774     27.9%
  Construction                 116      4.6%        102      4.5%         77      3.7%         12      3.8%         10      2.1%
Other Loans
  Commercial                   421      9.1%        401      9.1%        416      8.1%        498      9.0%        601      9.3%
  Consumer installment         253      4.9%        319      6.5%        448      8.6%        545     11.3%        659     12.9%
  Home equity loans             29      1.6%         31      1.8%         28      1.8%         21      2.3%         25      2.8%
  Municipal, Other and
   Unallocated                  30      4.4%        222      5.3%        330      4.9%        760      4.6%        464      8.2%
                            ------------------------------------------------------------------------------------------------------

      Total                 $2,801    100.0%     $2,863    100.0%     $2,870    100.0%     $2,845    100.0%     $2,811    100.0%
                            ===================================================================================================

Ratio of Net Charge-Offs
 to Average Loans                       .16%                 .12%                 .16%                 .19%                 .24%
Ratio of Allowance for
 Loan Losses to Loans                  1.12%                1.27%                1.37%                1.41%                1.39%

Investment Activities. At December 31, 2001, the reported value of investment securities available-for-sale was $49.6 million or 14.7% of assets. Union had no securities classified as held-to-maturity or trading. The adoption of FASB No. 115, "Accounting for Certain Investments in Debt and Equity Securities," has had an impact on our investment portfolio. This accounting standard, effective for 1994 statements, requires banks to recognize all appreciation or depreciation of the investment portfolio either on the balance sheet or through the income statement even though a gain or loss has not been realized. These changes require securities classified as "trading securities" to be marked to market with any gain or loss charged to income. Securities classified as "available-for-sale" are marked to market with any gain or loss after taxes charged to the equity portion of the balance sheet. Securities classified as "held-to-maturity" are to be held at book value. The reported value of securities available-for-sale at December 31, 2001 reflects a positive valuation adjustment of $749 thousand. The offset of this adjustment, net of income tax effect, was a $494 thousand increase in Union's other comprehensive income component of shareholders' equity and a decrease in net deferred tax assets of $255 thousand.

The following tables show as of December 31, 2001 and 2000 the amortized cost of Union's investment portfolio maturing within the stated period.


                                                                              At December 31, 2001
                                             --------------------------------------------------------------------------
                                                                                   Maturities
                                             --------------------------------------------------------------------------
                                              Within       One to       Five to       Over       Total    Weighted
                                             One Year    Five Years    Ten Years   Ten Years     Cost     Average Yield
                                             --------------------------------------------------------------------------
                                                                             (Dollars in thousands)

Securities available-for-sale:
  U.S. Government, Agency and Corporation
   securities                                 $1,500       $ 2,059      $   912     $     0     $ 4,471       6.03%
  Mortgage-backed securities                       0         2,900        1,802      10,965      15,667       5.47%
  State and political subdivisions                11         1,295        3,872         739       5,917       5.90%
  Corporate debt securities                    3,255        15,037        3,906           0      22,198       6.20%
  Marketable equity securities                     0             0            0         611         611       7.90%
                                              --------------------------------------------------------------------

Total Investment Securities                   $4,766       $21,291      $10,492     $12,315     $48,864       5.93%
                                              ====================================================================

Fair Value                                    $4,804       $21,736      $10,439     $12,634     $49,613
                                              =========================================================

Weighted Average Yield                          6.32%         6.07%        6.03%       5.47%       5.93%





                                                                              At December 31, 2000
                                             --------------------------------------------------------------------------
                                                                                   Maturities
                                             --------------------------------------------------------------------------
                                              Within       One to       Five to       Over       Total    Weighted
                                             One Year    Five Years    Ten Years   Ten Years     Cost     Average Yield
                                             --------------------------------------------------------------------------
                                                                             (Dollars in thousands)

Securities available-for-sale:
  U.S. Government, Agency and Corporation
   securities                                 $5,998       $10,706      $ 5,196     $  500      $22,400       6.23%
  Mortgage-backed securities                     137         1,155        3,039      3,437        7,768       6.54%
  State and political subdivisions                25           682        3,993        215        4,915       6.19%
  Corporate debt securities                    1,001        15,840        2,890      1,243       20,974       6.39%
  Marketable equity securities                     0             0            0        628          628       8.47%
                                              --------------------------------------------------------------------

Total Investment Securities                   $7,161       $28,383      $15,118     $6,023      $56,685       6.35%
                                              ====================================================================

Fair Value                                    $7,146       $28,740      $14,346     $6,410      $56,642
                                              ====================================================================

Weighted Average Yield                          5.62%         6.52%        6.12%      6.91%        6.35%

Deposits. The following table shows information concerning Union's deposits by account type, and the weighted average nominal rates at which interest was paid on such deposits as of December 31, 2001 and December 31, 2000:


                                            Year Ended December 31,            Year Ended December 31,
                                                     2001                               2000
                                        -------------------------------    -------------------------------
                                                    Percent                            Percent
                                        Average     of Total    Average    Average     of Total    Average
                                        Amount      Deposits     Rate      Amount      Deposits     Rate
                                        ------------------------------------------------------------------
                                                              (Dollars in thousands)

Non-certificate deposits:
  Demand deposits                       $ 35,251     13.07%                $ 32,906     12.81%
  Now accounts                            36,320     13.47%      1.63%       34,383     13.39%     2.04%
  Money Markets                           56,875     21.09%      3.50%       53,770     20.94%     4.45%
  Savings and other                       35,642     13.21%      2.13%       37,153     14.47%     2.72%
                                        ------------------                 ------------------
      Total non-certificate deposits     164,088     60.84%                 158,212     61.61%
                                        ------------------                 ------------------

Certificates of deposit:
  Less than $100,000                      76,641     28.42%      5.03%       75,483     29.40%     5.29%
  $100,000 and over                       28,954     10.74%      5.53%       23,088      8.99%     5.89%
                                        ------------------                 ------------------
  Total certificates of deposit          105,595     39.16%                  98,571     38.39%
                                        ------------------                 ------------------

Total deposits                          $269,683    100.00%      3.26%     $256,783    100.00%     3.68%
                                        ===============================================================

The following table sets forth information regarding the amounts of Union's certificates of deposit in amounts of $100,000 or more at December 31,2001 and December 31, 2000 that mature during the periods indicated:


                          December 31, 2001     December 31, 2000
                          -----------------     -----------------
                                  (Dollars in thousands)

      Within 3 months          $ 6,288               $ 6,757
      3 to 6 months             13,681                11,259
      6 to 12 months             3,189                 4,439
      Over 12 months             6,711                 3,739
                               -----------------------------

                               $29,869               $26,194
                               =============================

Borrowings. Borrowings from the Federal Home Loan Bank of Boston were $10.3 million at December 31, 2001 at a weighted average rate of 5.06%.
Borrowings totaled $6.4 million at December 31, 2000 have a weighted average rate of 6.6%. (See Footnote 11 to the Financial Statements for details.)

Quantitative and Qualitative Disclosures About Market Risk

Market Risk and Asset and Liability Management (ALM). Market risk is the risk of loss in a financial instrument arising from adverse changes in market prices and rates, foreign currency exchange rates, commodity prices and equity prices. Union's market risk arises primarily from interest rate risk inherent in its lending, investing, and deposit taking activities. To that end, management actively monitors and manages its interest rate risk exposure. Union does not have any market risk sensitive instruments acquired for trading purposes. Union attempts to structure its balance sheet to maximize net interest income while controlling its exposure to interest rate risks. Union's Asset/Liability Committee formulates strategies to manage interest rate risk by evaluating the impact on earnings and capital of such factors as current interest rate forecasts and economic indicators, potential changes in such forecasts and indicators, liquidity, and various business strategies. Union's Asset/Liability Committee's methods for evaluating interest rate risk include an analysis of Union's interest-rate sensitivity "gap", which provides a static analysis of the maturity and repricing characteristics of Union's entire balance sheet, and a simulation analysis, which calculates projected net interest income based on alternative balance sheet and interest rate scenarios, including "rate shock" scenarios involving substantial increases or decreases in market rates of interest.

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

Our interest rate sensitivity analysis (simulation) as of December 2000 for a simulated flat rate environment projected a Net Interest Income of $16.0 million for 2001 based on average assets for 2001 of $307.6 million compared to actual results of $14.6 million on average assets of $319.0 million or an 8.75% difference. The Prime rate dropped from 9.5% on January 1, 2001 to 4.75% on December 31, 2001. Interest rates were down in 2001 on interest earning assets 48 basis points and 37 basis points on interest paying liabilities. We continued to have higher demand for loans ($235.4 milllion on average for 2001) than anticipated ($226.3 million) which resulted in our percentage of loans to interest earning assets growing from 76.54% to 79.01% as we shifted resources from lower yielding assets to loans. Our net interest margin for 2001 was 4.99% and our net interest spread was 4.29%. Net income was projected to be $5.9 million in a simulated flat rate environment compared to actual results of $4.8 million. Of the $1.1 million difference, $1.4 million relates to the decrease in net interest income offset by Trust income being $61 thousand higher than budgeted, Gain on Sale of Securities was $106 thousand higher than anticipated, and Gain on Sale of Loans was $121 thousand higher than expected. Return on Assets was 1.51% compared to our simulated flat rate projection of 1.91%. Return on Equity was 13.34% compared to our simulated flat rate projection of 16.06%. These two ratios were lower based on lower net income as explained above and higher average balances than anticipated.

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

The following tables show Union's rate sensitivity analysis as of December 31, 2001 and 2000:


                                                                         December 31, 2001
                                                                     Cumulative repriced within
                                                --------------------------------------------------------------------
                                                3 Months    4 to 12     1 to 3      3 to 5      Over 5
                                                or Less     Months      Years       Years       Years         Total
                                                --------------------------------------------------------------------
                                                              (Dollars in thousands, by repricing date)

Interest sensitive assets:
  Federal Funds Sold                            $ 7,630     $     0     $     0     $     0     $     0     $  7,630
  Interest-bearing deposits                         871         991       2,149         689           0        4,700
  Investments available for sale (1)              4,855       5,255      16,273      10,864      11,526       48,773
  FHLB Stock                                          0           0           0           0       1,064        1,064
  Loans (2)                                      72,424      39,174      42,321      39,384      57,640      250,943
                                                --------------------------------------------------------------------

      Total interest sensitive assets           $85,780     $45,420     $60,743     $50,937     $70,230     $313,110
                                                ====================================================================

Interest sensitive liabilities:
  Time deposits                                 $25,758     $51,582     $22,462     $ 4,359     $     3     $104,164
  Money markets                                  23,852           0           0           0      40,844       64,696
  Regular savings                                 4,329           0           0           0      31,966       36,295
  Now accounts                                   31,501           0           0           0       9,519       41,020
  Borrowed funds (3)                              2,174         585       1,750       4,756       1,079       10,344
                                                --------------------------------------------------------------------

      Total interest sensitive liabilities      $87,614     $52,167     $24,212     $ 9,115     $83,411     $256,519
                                                ====================================================================

Net interest rate sensitivity gap                (1,834)     (6,747)     36,531      41,822     (13,181)      56,591
Cumulative net interest rate sensitivity gap     (1,834)     (8,581)     27,950      69,772      56,591
Cumulative net interest rate sensitivity gap
 as a percentage of total assets                   (.54%)     (2.54%)      8.28%      20.67%      16.77%
Cumulative interest sensitivity gap as a
 percentage of total interest-earning assets       (.59%)     (2.74%)      8.93%      22.28%      18.07%
Cumulative net interest earning assets as a
 percentage of cumulative interest-bearing
 liabilities                                       (.71%)     (3.34%)     10.90%      27.20%      22.06%

--------------------
<F1>  Investments available for sale exclude marketable equity securities with a fair value of $840,045 that may be sold by Union at any time.
<F2>  Balances shown net of unearned income of $263,080.
<F3>  Estimated repayment assumptions considered in Asset/Liability model.


                                                                         December 31, 2000
                                                                     Cumulative repriced within
                                                --------------------------------------------------------------------
                                                3 Months    4 to 12     1 to 3      3 to 5      Over 5
                                                or Less     Months      Years       Years       Years         Total
                                                --------------------------------------------------------------------
                                                              (Dollars in thousands, by repricing date)

Interest sensitive assets:
  Federal Funds Sold                            $ 1,144     $     0     $     0     $     0     $     0     $  1,144
  Interest-bearing deposits                         100         586         770         191           0        1,647
  Investments available for sale (1)              2,245       6,641      15,785      13,455      17,402       55,528
  FHLB Stock                                          0           0           0           0       1,017        1,017
  Loans (2)                                      59,092      41,549      36,150      29,462      58,543      224,796
                                                --------------------------------------------------------------------

      Total interest sensitive assets           $62,581     $48,776     $52,705     $43,108     $76,962     $284,132
                                                ====================================================================

Interest sensitive liabilities:
  Time deposits                                 $29,006     $56,150     $14,100     $ 1,658     $     2     $100,916
  Money markets                                  18,215           0           0           0      32,495       50,710
  Regular savings                                 4,297           0           0           0      30,912       35,209
  Now accounts                                   20,698           0           0           0      17,656       38,354
  Borrowed funds (3)                              2,072         265       3,295         591         159        6,382
                                                --------------------------------------------------------------------

      Total interest sensitive liabilities      $74,288     $56,415     $17,395     $ 2,249     $81,224     $231,571
                                                ====================================================================

Net interest rate sensitivity gap               (11,707)     (7,639)     35,310      40,859      (4,262)      52,561
Cumulative net interest rate sensitivity gap    (11,707)    (19,346)     15,964      56,823      52,561
Cumulative net interest rate sensitivity gap
 as a percentage of total assets                  (3.86%)     (6.38%)      5.26%      18.73%      17.32%
Cumulative interest sensitivity gap as a
 percentage of total interest-earning assets      (4.12%)     (6.81%)      5.62%      20.00%      18.50%
Cumulative net interest earning assets as a
 percentage of cumulative interest-bearing
 liabilities                                      (5.06%)     (8.35%)      6.89%      24.54%      22.70%

--------------------
<F1>  Investments available for sale exclude marketable equity securities with a fair value of $1,114,000 that may be sold by Union at any time.
<F2>  Balances shown net of unearned income of $250,374.
<F3>  Estimated repayment assumptions considered in Asset/Liability model.

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

The following chart reflects the results of our latest simulation analysis for next year-end on Net Interest Income, Net Income, Return on Assets, Return on Equity and Capital Value. The projection utilizes a rate shock of 300 basis points from the year-end prime rate of 4.75%; this is the highest internal slope monitored and shows the best and worse scenarios analyzed. This slope range was determined to be the most relevant during this economic cycle.

                           UNION BANKSHARES, INC.
                  INTEREST RATE SENSITIVITY ANALYSIS MATRIX
                              DECEMBER 31, 2001
                               (in thousands)


   Year        Prime    Net Interest    Change     Net      Return on    Return on    Capital    Change
  Ending       Rate        Income          %      Income    Assets %     Equity %      Value        %
-------------------------------------------------------------------------------------------------------

December-02    7.75       $16,480         9.72    $5,911       1.64        15.68      $28,514    (32.85)
               4.75        15,021         0.00     4,926       1.37        13.23       42,464      0.00
               1.75        13,442       (10.51)    3,862       1.08        10.50       56,305     32.59

Liquidity. Liquidity is a measurement of Union's ability to meet potential cash requirements, including ongoing commitments to fund deposit withdrawals, repay borrowings, fund investment and lending activities, and for other general business purposes. Union's principal sources of funds are deposits, amortization and prepayment of loans and securities, maturities of investment securities and other short-term investments, sales of securities available-for-sale, and earnings and funds provided from operations. In addition, as both subsidiary banks are members of the FHLB, Union has access to preapproved lines of credit up to 1.95% of total assets. Union also has a $4 million short term preapproved line of credit with one of their correspondent banks.

The Banks maintain IDEAL Way Lines of Credit with the Federal Home Loan Bank of Boston. The total line available to Union Bank was $3,551,000 and $3,356,000 as of December 31, 2001 and December 31, 2000, respectively. The total line available to Citizens Savings Bank and Trust Company was $3,040,000 as of both December 31, 2001 and 2000. There were no borrowings against these lines of credit at December 31, 2001 or 2000. Interest on these borrowings is chargeable at a rate determined by the Federal Home Loan Bank and payable monthly. Should the Company utilize these lines of credit, qualified portions of the loan and investment portfolios would collateralize these borrowings.

While scheduled loan and securities payments and FHLB advances are relatively predictable sources of funds, deposit flows and prepayments on loans and mortgage-backed securities are greatly influenced by general interest rates, economic conditions, and competition. Union's liquidity is actively managed on a daily basis, monitored by the Asset/Liability Committee, and reviewed periodically with the Board of Directors. Union's Asset/Liability Committee sets liquidity targets based on Union's financial condition and existing and projected economic and market conditions. The committee measures Union's net loan to deposit ratio, the 90 day and 1 year maturity gaps and long term (>3 years) assets repricing compared to total assets on a quarterly basis. The committee's primary objective is to manage Union's liquidity position and funding sources in order to ensure that it has the ability to meet its ongoing commitment to its depositors, to fund loan commitments, and to maintain a portfolio of investment securities. Since many of the loan commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements.

Union's management monitors current and projected cash flows and adjusts positions as necessary to maintain adequate levels of liquidity. Although approximately 73.30% of Union's time deposits will mature within twelve months, management believes, based upon past experience, that Union will retain a substantial portion of these deposits. Management will continue to offer a competitive but prudent pricing strategy to facilitate retention of such deposits. Any reduction in total deposits could be offset by purchases of federal funds, short-term FHLB borrowings, or liquidation of investment securities or loans held for sale. Such steps could result in an increase in Union's cost of funds and adversely impact the net interest margin.

Regulatory Capital Requirements. As of December 31, 2001, the most recent notification from the FDIC categorized Union Bank and Citizens Savings Bank & Trust Co. as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the banks must maintain a minimum total risk-based capital ratio of 10%, Tier I risk-based capital ratio of 6% and Tier I leverage ratio of 5%. (See Footnote 21 to the Financial Statements for details on the individual banks' capital ratios). Union's total risk based capital ratio is 17.43%, Tier 1 risk based capital ratio is 16.16%, and Tier 1 leverage ratio is 11.06% as of December 31, 2001. There are no conditions or events since the date of the most recent notification that management believes might result in an adverse change to either banks' or Union's regulatory capital category.

Impact of Inflation and Changing Prices. Union's consolidated financial statements, included in this document, have been prepared in accordance with accounting principles, generally accepted in the United States of America which require the measurements of financial position and results of operations in terms of historical dollars, without considering changes in the relative purchasing power of money over time due to inflation. Banks have asset and liability structures that are essentially monetary in nature, and their general and administrative costs constitute relatively small percentages of total expenses. Thus, increases in the general price levels for goods and services have a relatively minor effect on Union's total expenses. Interest rates have a more significant impact on Union's financial performance than the effect of general inflation. Interest rates do not necessarily move in the same direction or change in the same magnitude as the prices of goods and services, although periods of increased inflation may accompany a rising interest rate environment.

UNION BANKSHARES, INC. AND SUBSIDIARIES
---------------------------------------------------------------------------
MARKET FOR UNION'S COMMON SHARES AND RELATED
 SHAREHOLDER MATTERS

On March 15, 2002 there were 3,027,557 shares of common stock outstanding held by 722 shareholders of record. The number of shareholders does not reflect the number of persons or entities who may hold the stock in nominee or "street name."

Union common stock was listed on the American Stock Exchange on July 13, 2000. The Company's stock trades under the symbol UNB. LaBranche & Co. of New York City are the market specialists for Union Bankshares, Inc. stock. Prior to July 13, 2000 no broker made a market in Union Common stock and trading was sporadic. The trades that occurred cannot be characterized as an established public trading market. The stock was traded from time to time by holders in private transactions or through brokers, and information on bid and ask prices was not publicly reported. Therefore, the stock prices shown below for that period reflect only the transactions known to management. Due to the limited information available, the stock prices shown may not accurately reflect the actual market value of Union's Common stock. The high and low prices for shares of the Company's Common stock for 2001 and 2000, as well as cash dividends paid thereon is presented below:


                               2001                             2000
                  -----------------------------    -----------------------------
                   High       Low     Dividends     High       Low     Dividends
                  --------------------------------------------------------------

First Quarter     $18.20    $16.70      $ .26      $21.00    $15.00      $ .24

Second Quarter    $18.25    $17.10      $ .26      $18.25    $15.00      $ .24

Third Quarter     $20.20    $18.00      $ .26      $18.75    $14.94      $ .24

Fourth Quarter    $23.25    $18.85      $ .28      $17.75    $16.00      $ .26

On January 4, 2002 the Company declared a dividend of $.28 per share to stockholders of record as of January 14, 2002, payable January 17, 2002.

UNION BANKSHARES, INC. AND SUBSIDIARIES
---------------------------------------------------------------------------
SHAREHOLDER ASSISTANCE AND INVESTOR INFORMATION


If you need assistance with a change in registration of certificates, reporting lost certificates, non-receipt or loss of dividend checks, information about the Company, or to receive copies of financial reports, please contact:

              JoAnn A. Tallman, Assistant Secretary
              Union Bankshares, Inc.
              P.O. Box 667
              Morrisville, VT 05661-0667
              Phone: 802-888-6600
              Facsimile: 802-888-4921
              E-mail: ubexec@unionbankvt.com

Form 10-K

A copy of the Form 10-K Report filed with the Securities and Exchange Commission may be obtained without charge upon written request to:

              Marsha A. Mongeon, Treasurer and Chief Financial Officer Union Bankshares, Inc.
              P.O. Box 667
              Morrisville, VT 05661-0667

              Corporate Name: Union Bankshares, Inc.
              Corporate Transfer Agent: Union Bank, P.O. Box 667,
                                        Morrisville, VT 05661-0667

Officers of Union Bankshares
W. Arlen Smith                           Chairman
Cynthia D. Borck                   Vice President
Kenneth D. Gibbons                President & CEO
Marsha A. Mongeon      Treasurer & Vice President
Robert P. Rollins                       Secretary
Jerry S. Rowe                      Vice President
JoAnn A. Tallman              Assistant Secretary


Officers of Union Bank
Wanda L. Allaire         Assistant Vice President
Rhonda L. Bennett                  Vice President
Cynthia D. Borck            Senior Vice President
Shawn M. Davis            Commercial Loan Officer
Fern C. Farmer           Assistant Vice President
Patsy S. French          Assistant Vice President
Kenneth D. Gibbons                President & CEO
Lorraine M. Gordon       Assistant Vice President
Claire A. Hindes         Assistant Vice President
Patricia N. Hogan                  Vice President
Peter R. Jones                     Vice President
Stephen H. Kendall       Assistant Vice President
Margaret S. Lambert      Assistant Vice President
Susan F. Lassiter        Assistant Vice President
Philip L. Martin         Assistant Vice President
Marsha A. Mongeon  Treasurer & Sr. Vice President
Freda T. Moody           Assistant Vice President
Colleen D. Putvain            Assistant Treasurer
Donna M. Russo                     Vice President
Ruth P. Schwartz                   Vice President
David S. Silverman          Senior Vice President
JoAnn A. Tallman              Assistant Secretary
Francis E. Welch         Assistant Vice President
Craig S. Wiltshire                 Vice President


Officers of Citizens Bank
Karen C. Gammell              Assistant Treasurer
Tracey D. Holbrook                 Vice President
Susan O. Laferriere                Vice President
Dennis J. Lamothe                       Treasurer
Mildred R. Nelson        Assistant Vice President
Barbara A. Olden         Assistant Vice President
Deborah J. Partlow                  Trust Officer
Jerry S. Rowe                           President
David A. Weed                      Vice President


DIRECTORS OF UNION BANK

[PHOTO]

Front row: Richard C. Marron, Kenneth D. Gibbons, W. Arlen Smith and Richard C. Sargent. Back row: Robert P. Rollins, Cynthia D. Borck and John
H. Steel.

DIRECTORS OF CITIZENS SAVINGS BANK & TRUST CO.

[PHOTO]

Front row: Joseph M. Sherman, Cynthia D. Borck, J.R. Alexis Clouatre and William T. Costa, Jr. Back: Franklin G. Hovey II, Kenneth D. Gibbons, Jerry
S. Rowe and Dwight A. Davis.

* Union Bank Offices
www.unionbankvt.com

Morrisville
Main Office *
20 Lower Main Street
802-888-6600

Northgate Plaza *
Route 100
802-888-6860

Stowe
Stowe Village *
Park & Pond Streets
802-253-6600

Johnson
198 Lower Main Street *
802-635-6600

Hardwick
103 VT Route 15 *
802-472-8100

Jeffersonville
80 Main Street *
802-644-6600

Hyde Park
250 Main Street
802-888-6880

Fairfax
Route 104 *
802-849-2600

Remote ATM Locations
Smugglers' Notch Resort (2)
Dewey Center, Johnson State College
Copley Hospital
Cold Hollow Cider Mill
Trapp Family Lodge
Stowe Mountain Resort (3)
Stowe Mountain Road
Big John's Riverside Store, Jericho
Cold Hollow Cider, Waterbury Center
Ben & Jerry's Factory, Waterbury
Taft Corners, Williston

* Express Telebanking
802-888-6448
800-583-2869


* Citizens Savings Bank
& Trust Company Offices
www.csbtc.com

St. Johnsbury
364 Railroad St *
802-748-3131

325 Portland St.
802-748-3121

Lyndonville
183 Depot Street *
802-626-3100

St. Johnsbury Center
Green Mountain Mall *
1998 Memorial Drive
802-748-2454

Littleton Loan Center
241 Main Street
Littleton, NH
603-444-7136

Remote ATM Locations
East Burke, Route 114
Danville , Route 2
Burke Mountain Ski Area
Littleton, NH Loan Center

* Xpress Phone Banking
802-748-0815
800-748-1018

* ATM locations