Form 10-K, Exhibit 13
period 2002-12-31
UNION BANKSHARES INC
filed 2003-03-31
CIK 706863

Service.

   Integrity.


Union Bankshares, Inc.

      2002 Annual Report


Trust.

   Community

                       Chart showing History of Growth

Contents

To our shareholders                           Page 2
Community service                             Page 4
BUILD loans                                   Page 6
Commercial services                           Page 8
New in 2002                                   Page 9
Selected financial information                Page 10
Management's responsibility                   Page 11
Independent auditor's report                  Page 12
Financial statements
     Consolidated balance sheets              Page 13
     Consolidated statements of income        Page 14
     Consolidated statements of changes
      in stockholders' equity                 Page 15
     Consolidated statements of cash flows    Page 16
     Notes to consolidated financial
      statements                              Page 17
Management's discussion and analysis
 of the results of operations                 Page 41
Market for Union Bankshares' common
 stock and related stockholder matters        Page 57
Shareholder assistance and investor
 Information                                  Page 58

Tagline:
.... where the personal touch is still our hallmark.

Photo Caption:
Bank employees and their families at the 2002 Stowe Rotary Oktoberfest.

*****

To Our Shareholders


Dear Shareholder,                                            March 31, 2003

      We are pleased to provide this annual report which contains important financial information as well as covering some highlights of the past year. Up front, we want to acknowledge the hard work and dedication of our employees. 2002's record earnings are the result of their efforts. Thank you!

      For the year, earnings increased 7.5% and earnings per share increased 7.2%. Return on equity was 13.74% and return on assets, 1.52%. Although asset growth was less than originally budgeted, it was the result of our decision to reduce interest rate risk exposure on fixed-rate mortgage loans.

      In the second half of the year we began to "sell" into the secondary market some of the loans we had generated to reduce our interest rate risk on long-term, fixed-rate mortgages. By year-end the loan portfolio had increased $5 million, even though $28 million in loans were sold. We believe this strategy leaves us with a good liquidity position in the event interest rates return to more normal levels.

      The past year, once again, had some interesting challenges. Keeping up with the volume of residential and commercial loan requests, candidly, took a bit of staff juggling and flexibility, but we managed to generate record loan volume in almost all categories.

      In April, Union Bank opened its newest branch office in Fairfax providing full service banking to this community. The office has been well received and is ahead of growth projections. Part of our growth strategy has been, and will continue to be, to identify areas underserved by financial institutions as potential areas of expansion for your company. Another location, our Littleton, N.H. Loan Center is continuing to penetrate that market by offering hands on, responsive service. Even though technology has become a major component of our product delivery system, we also believe face-to-face customer contact is equally important.

      During the fourth quarter a study was completed that evaluated the pros and cons of merging Citizens Savings Bank and Trust Company into Union Bank. This study resulted in the recent decision to merge the two banks under the name and charter of Union Bank. All customers of Citizens, our shareholders and regulators were formally notified in mid-February of this decision. The merger will substantially reduce duplicative tasks, reporting and other processes required of operating two separate banks.

      It is anticipated regulatory approvals will be received shortly and the merger completed by May 1, 2003.

      Corporate governance was a hot topic nationwide with reported corporate scandals and the subsequent passage of Federal legislation known as the Sarbanes Oxley Act. Simply stated, major new reporting, auditing, and governance compliance requirements are being rolled out monthly. Financial institutions are already a highly regulated industry and, hopefully, the

Captions (Under board member photos, in alphabetical order)
Board of Directors * Union Bankshares, Inc
    Cynthia D. Borck
    William T. Costa, Jr.
    Kenneth D. Gibbons
    Franklin G. Hovey II
    Richard C. Marron
    Robert P. Rollins
    Richard C. Sargent
    W. Arlen Smith
    John H. Steel

Pull Quote:
As we look forward, 2003 offers much opportunity to expand in the markets we have selected. Flexible products and superior customer service provided
by a   dedicated staff continue to earn customer loyalty and their business.


overall impact of new regulations will not be too onerous for your company. Change and additional oversight was needed in many industries; we hope it is rational change benefiting all shareholders.

      As we look forward, 2003 offers much opportunity to expand in the markets we have selected. Flexible products and superior customer service provided by a dedicated staff continue to earn customer loyalty and their business.

Sincerely,

/s/ W Arlen Smith         /s/ Kenneth D. Gibbons

W. Arlen Smith            Kenneth D. Gibbons
Chairman                  President & CEO

Community Service

Photo Caption
Peggy Lackey holds daughter Ann as Stowe Police Officer Bruce Emerson fingerprints her as part of the bank's participation in Project KidCare, a child safety program.

Bank helps parents keep kids safe

      The bank helps keep local children safe through participation in Project KidCare, a national child safety and photo identification program.

      KidCare ID not only connects children with local police officers, it gives parents the tools they'd need in the unlikely event that their child became lost. Parents receive a keepsake card with their child's fingerprints, picture, and complete information such as age, height and weight. Project KidCare claims that this valuable service finds one in every seven missing children.

      Over the years the bank has held this popular event at different branch locations, and one lucky child wins a $50 savings bond for participating.

Photo Caption:
Students from the LEARN program in Lyndon explore the Internet on computers donated by the bank.

Bank donates computers to schools, non-profits

      The bank last year donated 32 Pentium computers to several area schools and resource centers in the St. Johnsbury area.

      Students and non-profit organizations were the recipients of these much-needed, high-end workstations, which became available last fall after the bank partially upgraded its computer system. Dennis J. Lamothe, a bank senior vice president, led the effort to find new homes for the computers.

      Nine computers found new homes at the Lyndon Educational Resources Network (LEARN). "Our mission is to help kids develop the necessary skills to become healthy adults," says Edward Ryan, Jr., Program Director at LEARN. "The bank's donated computers will help us help kids stay in school, lower the delinquency rate and discourage youth from substance abuse. This donation will help make our mission a reality."

      Other recipients included The Concord School (8), Tri-County Headstart (7), and the Franconia (NH) Community Church Teen Learning Center
(7).

Employee-directed blood drives aid Red Cross

      To help advertise the need for blood donations across Vermont, bank staff last year wore American Red Cross Blood Drawing T-shirts on specified days. In November, employees in the St. Johnsbury area served as "walking billboards" to advertise the St. Johnsbury Rotary Club blood drive. The effort helped the Red Cross collect 173 pints of blood and exceed its goal.

      Employees at branches in the Morrisville-Stowe area have teamed up with the American Red Cross for a number of years, and usually host four Blood Drawing T-shirt Days a year to help get community members to donate blood.

BUILD Loans

Photo Caption:
Kathy and Marc Daigle on the porch of their new home in Littleton, N.H., with their four sons, Branden, Logan, Gaige and Caden.


BUILD fuels economy, homeowner dreams

      Since it began a decade ago as a mechanism to stimulate growth and create jobs in bad economic times, BUILD continues to build the local community.

      The Borrowers Utilize Interim Loan Dollars program has not only invested in the construction trades and other sectors - in both good and bad economic times - it's become a dream-maker for hundreds of would-be homeowners across the region.

      BUILD provides construction funds at a competitive interest rate for up to eight months, with the opportunity to renew for four additional months.

      The majority of BUILD loans go toward new single-family home construction, although loans can be used for construction or renovation of one- to four-family owner-occupied homes, and for expansion of existing businesses.

      "What we look to do with BUILD is satisfy the average borrower," said Cynthia Borck, the Bank Executive Vice President who oversees the program.

      The bank makes it easy - and affordable - for the average homeowner. While an application fee is

Photo Caption:
Randi Stevens in the kitchen of her home in West Woodbury.

Pull quote:
"I could not have done this house without Wanda Allaire, my loan officer. If it wasn't for Wanda and the bank, I'd still be stuck in that old house. Wanda was so committed to helping me reach my goal. She was amazing, she wasn't going to give up until we could make this work for me."

Randi Stevens
West Woodbury


charged, the bank does not charge points, inspection fees or advance fees. Loan officers build close relationships with borrowers, helping them through the maze of home building, from buying land to putting together a final mortgage.

      Kathy & Marc Daigle can't say enough about both their loan officer, Millie Nelson of the loan origination office in Littleton, N.H., and their satisfaction with the BUILD program. "We couldn't have gotten the loan without Millie's help. She coordinated the whole process, and worked closely with my wife," says Marc Daigle, a busy resident at Littleton Hospital and father of four boys under age 10. "Thanks to Millie all of a sudden we had a house!"

      "There is a lot more flexibility in this program in that the borrower can also act as general contractor," adds Borck. The bank does not give disbursements to the borrower, instead it writes checks directly to suppliers. That both keeps potential liens at bay, and helps solidify the relationship between bank and borrower. Fostering that close relationship with customers ensures that most convert their BUILD construction loan to a mortgage loan with the bank.

      Since its inception 11 years ago, the bank has originated 1009 loans, totaling $115 million. Last year the bank originated over $20 million in loans.

Chart showing BUILD Loan Originations, 1992-2002

Commercial Services

Pull quote:
"Our business has deep connections to our community through our employees, our vendors, our customers, and especially the other farms we count on for steady supplies of high quality maple syrup. The Union Bank is part of that connection. It's gratifying to me that our bankers know our business and understand the environment in which we work. That's the way it is when you're fortunate enough to do business with your neighbors."

David Marvin
Butternut Mountain Farms

Photo Caption:
Smoke rises from the Butternut Mountain Farms sugarhouse during sugaring season. Inset: David Marvin checks the temperature of the boiling sap.

Commercial Services focuses on businesses, community

      Union Bankshares, Inc., devotes significant resources to serve needs of the business community, and the commitment shows.

      "One of our fundamental principles is to create relationships with our customers, not just view them as transactions," says David Silverman, Senior Vice President at the bank. "We believe by identifying and assisting entrepreneurs we can help the community grow and prosper. The small business sector is where job creation occurs and good jobs are the foundation upon which communities are built."

      A long-term approach helps the bank consistently meet the on-going financial services needs of its customers. By forging long-term relationships with its commercial customer base, neither the bank nor the customer wastes time getting reacquainted each time the customer needs to enlarge operations, rework finances or expand services.

      "Those relationships allow us to deal with the real issues our customers face," says Silverman. "When we understand someone's business, we can provide in-depth, long-range business services and advice."

      The bank devotes a substantial amount of effort and staff to its commercial services sector, and maintains active participation with various lending programs available statewide and nationally. In 1988, it earned the Preferred Lender (PLP) designation with the U.S. Small Business Administration, which means the SBA delegates loan approval to the bank. This PLP designation allows the bank to provide superior turnaround time on SBA loans for its customers. The bank also works closely with other government-sponsored initiatives and an array of lending programs available to small businesses.

      Bucking industry trends, the bank also still devotes significant resources to its merchant services department to manage a customer's credit card transactions, rather than selling those accounts to a third party. "It's a loyalty builder," says Silverman. "The more services we provide the more likely they will remain our customers."

      It's a winning strategy, one that provides a significant source of income and revenue to the company.

New in 2002

Photo Caption:
Fairfax Branch Manager Steve Kendall and staff members Susan Lambert, Kelly Crawford and Stacey Madden.


Littleton loan office, Fairfax branch meet expectations

      The new kids in the Union Bankshares Inc., family are already exceeding expectations.

      The Fairfax community welcomed a new hometown bank with a grand opening last April, and in its first eight months the branch is well ahead of projections.

      According to Branch Manager Steve Kendall, he and his staff have worked diligently to gain loyal customer support in the region. The staff has quickly become a part of the community. Last year, the bank hosted an open house for the Fairfax Business and Professional Association, and brought its well-known Save for Success program to Fairfax schools.

      "We are happy to be here in Fairfax, and feel confident that we have gained loyal customers who will stay with the bank for years to come," says Kendall.

      Activity at the bank's loan origination office in Littleton, N.H., is also growing. Outstanding loans grew to $9.7 million in 2002, up from $1.3 million in 2001.

      "We've had very good growth," says David Weed, a bank vice president who works out of the loan service center. "The community is growing, and opening this office has given us an opportunity to help meet those needs."

      Littleton has grown markedly in the last 10 years. Its industrial park now houses 15 medium-sized corporations, Littleton Hospital built a $30 million campus, and new retail offerings loom on the horizon. In 2000, New Hampshire recognized downtown Littleton as its "Main Street of the Year."

UNION BANKSHARES, INC. AND SUBSIDIARIES
---------------------------------------------------------------------------
SELECTED FINANCIAL INFORMATION


                                                         At or For The Years Ended December 31(3)
                                             -----------------------------------------------------------------
                                               2002          2001          2000          1999          1998
                                             -----------------------------------------------------------------
                                                       (Dollars in thousands, except per share data)

Balance Sheet Data:

  Total Assets                               $ 343,492     $ 337,475     $ 303,394     $ 295,476     $ 290,129

  Investment Securities                         45,824        49,610        56,642        60,441        58,585

  Loans, net of unearned income                225,907       250,943       224,796       209,353       202,468

  Allowance for loan losses                     (2,908)       (2,801)       (2,863)       (2,870)       (2,845)

  Deposits                                     293,004       285,722       258,737       257,593       248,919

  Borrowed funds                                 7,536        10,344         6,382         2,872         6,084

  Stockholders' equity(1)                       39,169        37,215        35,157        32,220        31,762


Income Statement Data:

  Total interest income                      $  22,169     $  24,124     $  24,126     $  22,868     $  22,626
  Total interest expense                        (6,364)       (9,565)       (9,877)       (9,122)       (9,252)
                                             -----------------------------------------------------------------
      Net interest and dividend income          15,805        14,559        14,249        13,746        13,374
  Provision for loan losses                       (356)         (320)         (250)         (359)         (400)
  Noninterest income                             3,560         3,073         2,569         2,568         2,911
  Noninterest expenses                         (11,761)      (10,496)       (9,944)      (10,065)       (9,279)
                                             -----------------------------------------------------------------
      Income before income taxes                 7,248         6,816         6,624         5,890         6,606

  Income tax expense                            (2,068)       (1,984)       (1,825)       (1,815)       (2,055)
                                             -----------------------------------------------------------------

      Net income                             $   5,180     $   4,832     $   4,799     $   4,075     $   4,551
                                             =================================================================

Per Common Share Data:

  Net income (2)                             $    1.71     $    1.59     $    1.58     $    1.35     $    1.51
  Cash dividends paid                             1.14          1.06          0.98          0.90          0.82
  Book value (1)                                 12.93         12.29         11.60         10.64         10.50

Weighted average # of shares outstanding     3,027,882     3,030,973     3,029,627     3,028,457     3,022,223
Number of shares outstanding                 3,030,057     3,027,557     3,029,729     3,029,529     3,025,438

--------------------
<F1>  Stockholders' equity includes unrealized gains or losses, net of applicable income taxes, on investment securities classified as "available-for-sale".
<F2>  Computed using the weighted average number of shares outstanding for the period.
<F3>  Restated for 1999 and 1998 to reflect the December 1, 1999 merger with Citizens accomplished through a merger transaction accounted for as a pooling of interests.

UNION BANKSHARES, INC. AND SUBSIDIARIES
---------------------------------------------------------------------------
MANAGEMENT'S RESPONSIBILITY

Union Bankshares, Inc.'s management is responsible for preparation, integrity and fair presentation of the annual consolidated financial statements, Management's Discussion and Analysis ("MD&A") and all other information in the Annual Report. The consolidated financial statements have been prepared in accordance with U.S. generally accepted accounting principles and the requirements of the Securities and Exchange Commission ("SEC"), as applicable. The MD&A has been prepared in accordance with the requirements of securities regulators including Item 303 of Regulation S-K of the Securities Exchange Act, and their related published requirements.

The consolidated financial statements and information in the MD&A necessarily include amounts based on informed judgments and estimates of the expected effects of current events and transactions with appropriate consideration to materiality. In addition, in preparing the financial information we must interpret the requirements described above, make determinations as to the relevancy of information to be included, and make estimates and assumptions that affect reported information. The MD&A also includes information regarding the estimated impact of current transactions and events, sources of liquidity and capital resources, operating trends, risks and uncertainties. Actual results in the future may differ materially from our present assessment of this information because future events and circumstances may not occur as expected.

The financial information presented elsewhere in the Annual Report is consistent with that in the consolidated financial statements.

In meeting our responsibility for the reliability of financial information, we maintain and rely on a comprehensive system of internal control and internal audit, including organizational and procedural controls and internal accounting controls. Our system of internal controls includes communication of our policies and procedures governing corporate conduct and risk management; comprehensive business planning, effective segregation of duties; delegation of authority and personal accountability; careful selection and training of personnel; and sound and conservative accounting policies which we regularly update. This structure ensures appropriate internal control over transactions, assets and records. We also regularly audit internal controls. These controls and audits are designed to provide us with reasonable assurance that the financial records are reliable for preparing financial statements and other financial information, assets are safeguarded against unauthorized use or disposition, liabilities are recognized, and we are in compliance with all regulatory requirements.

We, as Union Bankshares, Inc.'s Chief Executive Officer and Chief Financial Officer, will be certifying Union Bankshares, Inc.'s annual disclosure document filed with the SEC as required by the United States Sarbanes-Oxley Act.

In order to provide their report on our consolidated financial statements, the Company's Independent Auditors review our system of internal control and conduct their work to the extent that they consider appropriate.

The Board of Directors is responsible for reviewing and approving the financial information contained in the Annual Report, including the MD&A, and overseeing management's responsibilities for the presentation and preparation of financial information, maintenance of appropriate internal controls, management and control of major risk areas and assessment of significant and related party transactions. The Board delegates these responsibilities to its Audit Committee, comprised solely of non-management, independent directors.

The Company's Independent Auditors and the Company's Internal Auditors have full and free access to the Board of Directors and its committees to discuss audit, financial reporting and related matters.



/s/ Marsha A. Mongeon                  /s/ Kenneth D. Gibbons
------------------------------         -------------------------------
Marsha A. Mongeon                      Kenneth D. Gibbons
Chief Financial Officer                Chief Executive Officer

UNION BANKSHARES, INC. AND SUBSIDIARIES
---------------------------------------------------------------------------
INDEPENDENT AUDITOR'S REPORT
DECEMBER 31, 2002

To the Board of Directors and Stockholders of Union Bankshares, Inc.

We have audited the accompanying consolidated balance sheets of Union Bankshares, Inc. and Subsidiaries as of December 31, 2002 and 2001, and the related consolidated statements of income, changes in stockholders' equity, and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits. The consolidated financial statements of Union Bankshares, Inc. and Subsidiaries for December 31, 2000, were audited by other auditors whose report dated January 12, 2001, expressed an unqualified opinion on those statements.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the 2002 and 2001 consolidated financial statements referred to above present fairly, in all material respects, the financial position of Union Bankshares, Inc. and Subsidiaries as of December 31, 2002 and 2001, and the results of their operations and their cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.



                                       /s/  URBACH KAHN & WERLIN LLP


Albany, New York
March 7, 2003
VT Reg. No. 092-0000-026

UNION BANKSHARES, INC. AND SUBSIDIARIES
---------------------------------------------------------------------------
CONSOLIDATED BALANCE SHEETS
DECEMBER 31, 2002 AND 2001


                                                                                 2002             2001
                                                                             -----------------------------

ASSETS
Cash and due from banks                                                      $ 16,034,609     $ 13,926,457
Federal funds sold and overnight deposits                                       9,712,858        7,630,393
                                                                             -----------------------------

      Cash and cash equivalents                                                25,747,467       21,556,850

Interest bearing deposits in banks                                              5,326,633        4,700,230
Securities available-for-sale                                                  45,824,389       49,610,131
Federal Home Loan Bank stock                                                    1,235,200        1,063,500
Loans held for sale                                                            17,138,937       16,332,646

Loans                                                                         238,973,828      234,873,634
Allowance for loan losses                                                      (2,908,222)      (2,800,963)
Unearned net loan fees                                                           (206,100)        (263,080)
                                                                             -----------------------------
      Net loans                                                               235,859,506      231,809,591

Accrued interest receivable                                                     1,890,478        2,036,566
Premises and equipment, net                                                     4,612,244        4,156,095
Other real estate owned                                                           783,761        1,296,192
Other assets                                                                    5,073,215        4,913,555
                                                                             -----------------------------

      Total assets                                                           $343,491,830     $337,475,356
                                                                             =============================

LIABILITIES AND STOCKHOLDERS' EQUITY
LIABILITIES
  Deposits:
    Noninterest bearing                                                      $ 40,976,579     $ 39,546,401
    Interest bearing                                                          252,027,914      246,175,254
                                                                             -----------------------------
      Total deposits                                                          293,004,493      285,721,655
  Borrowed funds                                                                7,536,032       10,344,441
  Accrued expenses and other liabilities                                        3,782,766        4,194,224
                                                                             -----------------------------
      Total liabilities                                                       304,323,291      300,260,320
                                                                             -----------------------------

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY
  Common stock, $2.00 par value; 5,000,000 shares authorized; 3,270,689
   shares issued in 2002; 3,268,189 shares issued in 2001                       6,541,378        6,536,378
  Paid-in capital                                                                 317,553          277,254
  Retained earnings                                                            33,357,259       31,628,920
  Treasury stock at cost; 240,632 shares in 2002 and 2001                      (1,721,931)      (1,721,931)
  Accumulated other comprehensive income                                          674,280          494,415
                                                                             -----------------------------
      Total stockholders' equity                                               39,168,539       37,215,036
                                                                             -----------------------------

      Total liabilities and stockholders' equity                             $343,491,830     $337,475,356
                                                                             =============================


See notes to consolidated financial statements.

UNION BANKSHARES, INC. AND SUBSIDIARIES
---------------------------------------------------------------------------
CONSOLIDATED STATEMENTS OF INCOME
YEARS ENDED DECEMBER 31, 2002, 2001, AND 2000


                                                                 2002            2001            2000
                                                              -------------------------------------------

Interest income
  Interest and fees on loans                                  $19,251,810     $20,541,133     $20,058,057
  Interest on debt securities
    Taxable                                                     2,264,916       2,788,067       3,284,256
    Tax exempt                                                    256,703         226,684         216,101
  Dividends                                                        80,150         109,230         114,908
  Interest on federal funds sold                                   78,700         306,598         333,105
  Interest on interest bearing deposits in banks                  236,779         152,116         119,898
                                                              -------------------------------------------

      Total interest income                                    22,169,058      24,123,828      24,126,325
                                                              -------------------------------------------

Interest expense
  Interest on deposits                                          5,844,759       8,798,903       9,455,437
  Interest on federal funds purchased                               2,892           3,933           4,955
  Interest on other borrowed money                                516,290         761,610         416,965
                                                              -------------------------------------------

      Total interest expense                                    6,363,941       9,564,446       9,877,357
                                                              -------------------------------------------

      Net interest income                                      15,805,117      14,559,382      14,248,968

Provision for loan losses                                         356,000         320,000         250,000
                                                              -------------------------------------------

      Net interest income after provision for loan losses      15,449,117      14,239,382      13,998,968
                                                              -------------------------------------------

Other income
  Trust income                                                    169,208         246,609         181,611
  Service fees                                                  2,558,515       2,375,460       2,209,651
  Gain (loss) on sale of securities                                (2,970)        156,642          24,648
  Gain on sale of loans                                           661,121         156,248          33,747
  Other income                                                    173,720         137,719         119,603
                                                              -------------------------------------------

                                                                3,559,594       3,072,678       2,569,260
                                                              -------------------------------------------

Other expenses
  Salaries and wages                                            5,092,567       4,753,569       4,493,992
  Pension and employee benefits                                 1,680,658       1,450,794       1,122,965
  Occupancy expense, net                                          600,244         633,531         560,477
  Equipment expense                                               894,892         835,263         993,943
  Other expenses                                                3,492,938       2,822,879       2,772,299
                                                              -------------------------------------------

                                                               11,761,299      10,496,036       9,943,676
                                                              -------------------------------------------

      Income before income tax expense                          7,247,412       6,816,024       6,624,552
Income tax expense                                              2,067,598       1,984,006       1,825,010
                                                              -------------------------------------------

      Net income                                              $ 5,179,814     $ 4,832,018     $ 4,799,542
                                                              ===========================================

Earnings per common share                                     $      1.71     $      1.59     $      1.58
                                                              ===========================================


See notes to consolidated financial statements.

UNION BANKSHARES, INC. AND SUBSIDIARIES
---------------------------------------------------------------------------
CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
YEARS ENDED DECEMBER 31, 2002, 2001, AND 2000


                                                                                                      Accumulated
                                             Common Stock                                                other          Total
                                         ---------------------  Paid-in    Retained     Treasury     comprehensive  stockholders'
                                          Shares      Amount    capital    earnings       stock      income (loss)     equity
                                         ----------------------------------------------------------------------------------------

Balances, December 31, 1999              3,029,529  $6,526,978  $238,353  $28,180,180  $(1,592,451)  $(1,133,046)    $32,220,014

  Comprehensive income
  Net income                                     -           -         -    4,799,542            -             -       4,799,542
    Change in net unrealized gain
     (loss) on securities available-
     for-sale, net of reclassification
     adjustment and tax effects                  -           -         -            -            -     1,104,588       1,104,588
                                                                                                                     -----------
    Total comprehensive income                                                                                         5,904,130
                                                                                                                     -----------
  Cash dividends declared
   ($.98 per share)                              -           -         -   (2,969,039)           -             -      (2,969,039)
  Exercise of stock option                     200         400     1,550            -            -             -           1,950
                                         ----------------------------------------------------------------------------------------

Balances, December 31, 2000              3,029,729   6,527,378   239,903   30,010,683   (1,592,451)      (28,458)     35,157,055

  Comprehensive income
    Net income                                   -           -         -    4,832,018            -             -       4,832,018
    Change in net unrealized gain
     (loss) on securities available-
     for-sale, net of reclassification
     adjustment and tax effects                  -           -         -            -            -       522,873         522,873
                                                                                                                     -----------
    Total comprehensive income                                                                                         5,354,891
                                                                                                                     -----------
  Cash dividends declared
   ($1.06 per share)                             -           -         -   (3,213,781)           -             -      (3,213,781)
  Purchase of treasury stock                (6,672)          -         -            -     (129,480)            -        (129,480)
  Exercise of stock option                   4,500       9,000    37,351            -            -             -          46,351
                                         ----------------------------------------------------------------------------------------

Balances, December 31, 2001              3,027,557   6,536,378   277,254   31,628,920   (1,721,931)      494,415      37,215,036

  Comprehensive income
    Net income                                   -           -         -    5,179,814            -             -       5,179,814
    Change in net unrealized gain
     (loss) on securities available-
     for-sale, net of reclassification
     adjustment and tax effects                  -           -         -            -            -       179,865         179,865
                                                                                                                     -----------
    Total comprehensive income                                                                                         5,359,679
                                                                                                                     -----------
  Cash dividends declared
   ($1.14 per share)                             -           -         -   (3,451,475)           -             -      (3,451,475)
  Exercise of stock option                   2,500       5,000    40,299            -            -             -          45,299
                                         ----------------------------------------------------------------------------------------

Balances, December 31, 2002              3,030,057  $6,541,378  $317,553  $33,357,259  $(1,721,931)  $   674,280     $39,168,539
                                         ========================================================================================


See notes to consolidated financial statements.

UNION BANKSHARES, INC. AND SUBSIDIARIES
---------------------------------------------------------------------------
CONSOLIDATED STATEMENTS OF CASH FLOWS
YEARS ENDED DECEMBER 31, 2002, 2001, AND 2000


                                                                                       2002             2001             2000
                                                                                   ----------------------------------------------

CASH FLOWS FROM OPERATING ACTIVITIES
  Net income                                                                       $  5,179,814     $  4,832,018     $  4,799,542
    Adjustments to reconcile net income to net cash provided by operating activities:
      Depreciation                                                                      658,004          608,145          789,027
      Provision for loan losses                                                         356,000          320,000          250,000
      (Credit) provision for deferred income taxes                                       34,604          (49,714)         (18,339)
      Net amortization on securities                                                    198,030           89,117           51,389
      Equity in losses of limited partnerships                                          124,039           70,423           45,103
      Write-downs of other real estate owned                                            309,688                -           12,008
      Increase (decrease) in unamortized loan fees                                      (56,980)          12,706          (22,931)
      Increase in loans held for sale                                                  (145,170)      (7,023,093)      (1,017,743)
      Decrease (increase) in accrued interest receivable                                146,088          560,325         (397,465)
      Decrease (increase) in other assets                                              (376,999)        (219,583)         102,923
      (Increase) decrease in income taxes                                                48,739          223,687         (196,601)
      (Decrease) increase in accrued interest payable                                  (308,346)          (9,360)         288,879
      Increase in other liabilities                                                     271,968            8,748           39,217
      Loss (gain) on sale of securities                                                   2,970         (156,642)         (24,648)
      Gain on sale of loans                                                            (661,121)        (156,248)         (33,747)
      Loss (gain) on sale of other real estate owned                                    (35,516)          18,321           (6,785)
      (Gain) loss on disposal of fixed assets                                            (1,842)           8,630            3,750
                                                                                   ----------------------------------------------
        Net cash provided (used in) by operating activities                           5,743,970         (862,520)       4,663,579
                                                                                   ----------------------------------------------

CASH FLOWS FROM INVESTING ACTIVITIES
  Interest bearing deposits in banks
    Maturities and redemptions                                                        2,262,597          981,975          935,342
    Purchases                                                                        (2,889,000)      (4,035,401)        (656,330)
  Securities available-for-sale
    Sales and maturities                                                             19,016,480       30,112,548       11,353,211
    Purchases                                                                       (15,157,949)     (22,223,736)      (5,907,600)
  Purchase of Federal Home Loan Bank stock                                             (171,700)         (46,700)         (78,000)
  Increase in loans, net                                                             (4,787,395)     (20,785,053)     (14,936,084)
  Recoveries of loans charged off                                                       110,465           93,771          123,590
  Purchase of premises and equipment, net                                            (1,117,113)      (1,020,873)        (737,316)
  Investments in limited partnerships                                                  (423,819)        (154,125)        (190,575)
  Proceeds from sales of premises and equipment                                           4,802          212,317           23,261
  Proceeds from sales of other real estate owned                                        512,870          104,702           42,241
  Proceeds from sales of repossessed property                                            18,156           30,943           43,487
                                                                                   ----------------------------------------------
        Net cash used in investing activities                                        (2,621,606)     (16,729,632)      (9,984,773)
                                                                                   ----------------------------------------------

CASH FLOWS FROM FINANCING ACTIVITIES
  Increase (decrease) in borrowings outstanding, net                                 (2,808,409)       3,962,663        3,509,849
  Proceeds from exercise of stock options                                                45,299           46,351            1,950
  Net increase in noninterest bearing deposits                                        1,430,178        5,999,416          558,093
  Net increase in interest bearing deposits                                           5,852,660       20,985,659          585,684
  Purchase of treasury stock                                                                  -         (129,480)               -
  Dividends paid                                                                     (3,451,475)      (3,213,781)      (2,969,039)
                                                                                   ----------------------------------------------
        Net cash provided by financing activities                                     1,068,253       27,650,828        1,686,537
                                                                                   ----------------------------------------------
        Increase (decrease) in cash and cash equivalents                              4,190,617       10,058,676       (3,634,657)

Cash and cash equivalents:
  Beginning                                                                          21,556,850       11,498,174       15,132,831
                                                                                   ----------------------------------------------
  Ending                                                                           $ 25,747,467     $ 21,556,850     $ 11,498,174
                                                                                   ==============================================

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
  Interest paid                                                                    $  6,672,287     $  9,573,806     $  9,588,478
                                                                                   ==============================================
  Income taxes paid                                                                $  1,984,250     $  1,819,250     $  2,039,950
                                                                                   ==============================================

SUPPLEMENTAL SCHEDULE OF NONCASH INVESTING AND
 FINANCING ACTIVITIES
  Other real estate acquired in settlement of loans                                $  1,231,315     $  1,302,922     $    137,090
                                                                                   ==============================================
  Repossessed property acquired in settlement of loans                             $     53,384     $     25,651     $    143,325
                                                                                   ==============================================
  Investment in limited partnerships acquired by capital contributions payable     $          -     $  1,099,800     $          -
                                                                                   ==============================================
  Total change in unrealized gain on securities available-for-sale                 $    273,789     $    792,232     $  1,673,618
                                                                                   ==============================================
  Loans originated to finance the sale of other real estate owned                  $    956,705     $          -     $          -
                                                                                   ==============================================


See notes to consolidated financial statements.

UNION BANKSHARES, INC. AND SUBSIDIARIES
---------------------------------------------------------------------------
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


Note 1.  Significant Accounting Policies

The accounting and reporting policies of Union Bankshares, Inc. and Subsidiaries (the "Company") are in conformity with U. S. generally accepted accounting principles and general practices within the banking industry. The following is a description of the more significant policies.

Basis of presentation and consolidation

The consolidated financial statements include the accounts of Union Bankshares, Inc., and its wholly-owned subsidiaries, Union Bank ("Union"), and Citizens Savings Bank and Trust Company ("Citizens"). All significant intercompany transactions and balances have been eliminated. The Company utilizes the accrual method of accounting for financial reporting purposes.

Nature of operations

The Company provides a variety of financial services to individuals, municipalities, and corporate customers through its branches, ATM's, telebanking, and internet banking systems in northern Vermont and New Hampshire which encompasses primarily retail consumers, small businesses, municipal, agriculture, and the tourism industry. The Company's primary deposit products are checking, savings, money market accounts, and certificates of deposit. Its primary lending products are commercial, real estate, municipal, and consumer loans.

On February 18, 2003, the Company announced the proposed merger of Union Bank and Citizens. The merger is expected to be completed on or about May 1, 2003 (subject to regulatory approval).

Concentration of risk

The Company's operations are affected by various risk factors, including interest-rate risk, credit risk, and risk from geographic concentration of lending activities. Management attempts to manage interest rate risk through various asset/liability management techniques designed to match maturities of assets and liabilities. Loan policies and administration are designed to provide assurance that loans will only be granted to credit-worthy borrowers, although credit losses are expected to occur because of subjective factors and factors beyond the control of the Company. Although the Company has a diversified loan portfolio and economic conditions are relatively stable, most of its lending activities are conducted within the geographic area where it is located. As a result, the Company and its borrowers may be especially vulnerable to the consequences of changes in the local economy. Note 4 discusses the types of securities that the Company invests in. Note 6 discusses the types of lending which the Company engages in. In addition, a substantial portion of the Company's loans are secured by real estate and/or are SBA guaranteed.

Use of estimates

The preparation of consolidated financial statements in conformity with U.
S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Material estimates that are particularly susceptible to significant change relate to the determination of the allowance for losses on loans and the valuation of real estate acquired in connection with foreclosures or in satisfaction of loans, and deferred tax assets. The amount of the change that is reasonably possible cannot be estimated.

Management believes that the allowance for loan losses is adequate and that other real estate owned is recorded at its fair value less an estimate of the costs to sell the properties. While management uses available information to recognize losses on loans and other real estate owned, future additions to the allowance for loan losses or writedowns of other real estate owned may be necessary based on changes in economic conditions. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Company's allowance for loan losses and other real estate owned. Such agencies may require the Company to recognize additions to the allowance for loan losses or writedowns of other real estate owned based on their judgments about information available to them at the time of their examination, which may not be currently available to management.

UNION BANKSHARES, INC. AND SUBSIDIARIES
---------------------------------------------------------------------------
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)


Note 1.  Significant Accounting Policies (Continued)

A substantial portion of the Company's loans are secured by real estate located throughout Northern Vermont. Accordingly, the ultimate collectibility of a substantial portion of the Company's loan portfolio is dependent upon general economic and real estate market conditions in Northern Vermont.

Presentation of cash flows

For purposes of presentation in the consolidated statements of cash flows, cash and cash equivalents includes cash on hand, amounts due from banks (including cash items in process of clearing), federal funds sold
(generally purchased and sold for one day periods), and overnight deposits.

Trust assets

Assets held by the Trust Department of Citizens in a fiduciary or agency capacity, other than trust cash on deposit, are not included in these consolidated financial statements because they are not assets of Citizens or the Company.

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

Loans held for sale

Loans originated and intended for sale in the secondary market are carried at the lower of cost or estimated fair value in the aggregate. All sales are made without recourse. Gains and losses on the disposition of loans held for sale are determined on the specific identification basis. Net unrealized losses are recognized through a valuation allowance by charges to income.

Loans

Loans receivable that management has the intent and ability to hold for the foreseeable future or until maturity or pay-off are reported at their unpaid principal adjusted for any charge-offs, the allowance for loan losses, and any deferred fees or costs on originated loans and unamortized premiums or discounts on purchased loans.

Loan interest income is accrued daily on outstanding balances. The accrual of interest is discontinued when a loan is specifically determined to be impaired or management believes, after considering collection efforts and other factors, that the borrowers financial condition is such that collection of interest is doubtful. Any unpaid interest previously accrued on those loans is reversed from income. A loan may be restored to accrual status when its financial status has been significantly improved and there is no principal or interest past due. It can also be restored to accrual status if the borrower makes six consecutive monthly payments or the lump sum equivalent. Interest income generally is not recognized on specific impaired loans unless the likelihood of further loss is remote. Interest payments received on such loans are generally applied as a reduction of the loan principal balance. Interest income on other nonaccrual loans is recognized only to the extent of interest payments received.

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

Mortgage servicing

Servicing assets are recognized as separate assets when rights are acquired through purchase or through sale of financial assets. Capitalized servicing rights are reported in other assets and are amortized against noninterest income in proportion to, and over the period of, the estimated future net servicing income of the underlying financial assets. Servicing assets are evaluated for impairment based upon the fair value of the rights as compared to amortized cost. Impairment is determined by stratifying rights by predominant characteristics, such as interest rates and terms. Fair value is determined using prices for similar assets with similar characteristics, when available, or based upon discounted cash flows using market-based assumptions. Impairment is recognized through a valuation allowance for an individual stratum, to the extent that fair value is less than the capitalized amount for the stratum.

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

Pension plans

Union maintains a non-contributory defined benefit pension plan covering all eligible employees who meet certain service requirements. The costs of this plan, based on actuarial computations of current and future benefits for employees, are charged to current operating expenses. Union also has a contributory 401(k) pension plan covering all employees who meet certain service requirements. The plan is voluntary, and in 2002, 2001, and 2000, Union, through the discretionary matching component of the plan, contributed fifty cents for every dollar contributed by participants, up to six percent of each participant's salary.

UNION BANKSHARES, INC. AND SUBSIDIARIES
---------------------------------------------------------------------------
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)


Note 1.  Significant Accounting Policies (Continued)

Citizens has a contributory 401(k) pension plan covering all employees who meet certain age and service requirements. The plan is voluntary, and Citizens, through the discretionary matching component of the plan, contributed fifty cents for every dollar contributed by participants, up to six percent of each participant's salary in 2002, 2001 and 2000. Contributions to the profit sharing component of the plan are at the discretion of the Citizens Board of Directors and were made in 2002, 2001 and 2000.

Pension costs are charged to pension and other employee benefits expense and are funded as accrued.

Advertising costs

The Company expenses advertising costs as incurred.

Earnings per common share

Earnings per common share are computed based on the weighted average number of shares of common stock outstanding during the period, retroactively adjusted for stock splits, stock dividends, and stock issues and reduced for shares held in treasury. The weighted average shares outstanding were 3,027,882, 3,030,973, and 3,029,627 for the years ended December 31, 2002,
2001, and 2000, respectively.

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

Off-balance-sheet financial instruments

In the ordinary course of business, the Company has entered into off balance sheet financial instruments consisting of commitments to extend credit, commitments under credit card arrangements, commitments to purchase investment securities, commercial letters of credit and standby letters of credit. Such financial instruments are recorded in the financial statements when they become payable.

Fair values of financial instruments

The fair value of a financial instrument is the current amount that would be exchanged between willing parties, other than in a forced liquidation. Fair value is best determined based upon quoted market prices. However, in many instances, there are no quoted market prices for the Company's various financial instruments. In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. Accordingly, the fair value estimates may not be realized in an immediate settlement of the instrument. SFAS No. 107 excludes certain financial instruments and all nonfinancial instruments from its disclosure requirements. Accordingly, the aggregate fair value amount presented may not necessarily represent the underlying fair value of the Company.

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

      Deposits: The fair values disclosed for demand deposits (for example, checking and savings accounts) are, by definition, equal to the amount payable on demand at the reporting date (that is, their carrying amounts). The carrying amounts of variable rate time deposits approximate their fair values at the reporting date. The fair values for fixed rate time deposits and borrowed funds are estimated using a discounted cash flow calculation that applies interest rates currently being offered on time deposits and debt to a schedule of aggregated contractual maturities on such time deposits and debt.

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

The components of other comprehensive income and related tax effects at December 31 are as follows:


                                                                         2002         2001           2000
                                                                       -------------------------------------

Unrealized holding gains (losses) on available-for-sale securities     $270,819     $ 948,874     $1,698,266
Reclassification adjustment for losses (gains) realized in income         2,970      (156,642)       (24,648)
                                                                       -------------------------------------
Net unrealized gains                                                    273,789       792,232      1,673,618
Tax effect                                                              (93,924)     (269,359)      (569,030)
                                                                       -------------------------------------

Net of tax amount                                                      $179,865     $ 522,873     $1,104,588
                                                                       =====================================

Stock option plan

The Company accounts for its stock option plan in accordance with the provisions of Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees", and related interpretations. As such, compensation expense is recorded on the date of grant only if the current market price of the underlying stock exceeds the exercise price. Statement of Financial Accounting Standards ("SFAS") No. 123, "Accounting for Stock-Based Compensation", permits entities to recognize as expense over the vesting period the fair value of all stock-based awards on the date of grant. Alternatively, SFAS No. 123 also allows entities to continue to apply the provisions of APB Opinion No. 25 and provide proforma net income disclosures for employee stock-based

UNION BANKSHARES, INC. AND SUBSIDIARIES
---------------------------------------------------------------------------
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)


Note 1.  Significant Accounting Policies (Continued)

awards made in 1995 and future years as if the fair value based method defined in SFAS No. 123 had been applied. The Company has elected to apply the provisions of APB Opinion No. 25 and provide the proforma disclosures of SFAS No. 123. The pro forma effects on net income and earnings per share were not material in 2002, 2001 and 2000. See Note 19.

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

Segment reporting

SFAS No. 131, "Disclosures About Segments of an Enterprise and Related Information", establishes standards relative to public companies for the reporting of certain information about operating segments within their financial statements. Management has determined that the Company has two reportable segments as defined within SFAS No. 131. These segments are disclosed in Note 20 of the financial statements.

Recent accounting pronouncements

In December 2002, the FASB issued SFAS No. 148, Accounting for Stock-Based Compensation-Transition and Disclosure, which became effective for the Company for the year ended December 31, 2002. SFAS No. 148 amends SFAS No. 123, Accounting for Stock Based Compensation, to provide alternative methods of transition to SFAS No. 123's fair value method of accounting for stock based employee compensation. SFAS No. 148 also amends the disclosure provisions of SFAS No. 123 and APB Opinion No. 28, Interim Financial Reporting, to require disclosure in the summary of significant accounting policies of the effects of an entity's accounting policy with respect to stock based compensation on reported net income and earnings per share in annual and interim financial statements. While SFAS No. 148 does not amend SFAS No. 123 to require companies to account for employee stock options using the fair value method, the disclosure provisions of SFAS No. 148 are applicable to all companies with stock based employee compensation, regardless of whether they account for that compensation using the fair value method of SFAS No. 123 or the intrinsic value method of APB Opinion No. 25. The Company currently uses the intrinsic method of accounting for stock options and has not yet determined if it will change from the intrinsic value method to the fair value method of accounting for employee stock options.

In October 2002, the FASB issued SFAS No. 147, Acquisitions of Certain Financial Institutions. SFAS No. 147 amends previously issued guidance regarding the accounting and reporting for the acquisition of all or part of a financial institution. SFAS No. 147 also provides guidance on the accounting for the impairment or disposal of core deposits and is effective for acquisitions after October 1, 2002. Management has determined there is no current impact from this statement on the Company's financial statements.

In June 2002, the FASB issued SFAS No. 146, Accounting for Costs Associated with Exit or Disposal Activities. SFAS No. 146 addresses the accounting and reporting for costs associated with exit or disposal activities. SFAS No. 146 amends previously issued guidance and establishes an accounting model for costs associated with exit or disposal activities based on the FASB's conceptual framework for recognition and measurement of liabilities. The provisions of SFAS No. 146 are effective for exit or disposal activities initiated after December 31, 2002. Management is currently evaluating the impact of SFAS No. 146 on the Company's financial statements but does not anticipate it will have any material impact.

In April 2002, the FASB issued SFAS No. 145, Rescission of SFAS No. 4, 44 and 64, Amendment of SFAS No. 13, and Technical Corrections. This statement eliminates SFAS No. 4, Reporting Gains and Losses from Extinguishment of Debt as amended by SFAS No. 64, Extinguishment of Debt Made to Satisfy Sinking-Fund Requirements. As a result, gains and losses from extinguishment of debt can only be classified as extraordinary items if they meet the definition of unusual and infrequent, as prescribed in APB Opinion No. 30. Additionally, SFAS No. 145 amends SFAS No. 13 Accounting for Leases to require that lease modifications that have economic effects similar to sale-leaseback transactions be accounted for in the same manner as sale-leaseback transactions. The

UNION BANKSHARES, INC. AND SUBSIDIARIES
---------------------------------------------------------------------------
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)


Note 1.  Significant Accounting Policies (Continued)


provisions of this statement are effective at various dates in 2002 and 2003 and are not expected to have a material impact on the Company's consolidated financial statements.

Reclassifications

Certain amounts in the 2001 and 2000 financial statements have been reclassified to conform to the current year presentation.

Note 2.  Restrictions on Cash and Due From Banks

The Company is required to maintain reserve balances in cash with Federal Reserve Banks. The totals of those reserve balances were approximately $3,267,000 and $3,144,000 at December 31, 2002 and 2001, respectively.

The nature of the Company's business requires that it maintain amounts due from banks which, at times, may exceed federally insured limits. The balance in these accounts at December 31, is as follows:


                                    2002           2001
                                 -------------------------

Noninterest-bearing accounts     $5,292,827     $2,256,258
Federal Reserve Bank              7,654,585      8,175,818
Federal funds sold                6,000,000      4,512,886
Federal Home Loan Bank            3,712,858      3,010,000

No losses have been experienced in these accounts. In addition, the Company was required to maintain contracted clearing balances of $2,750,000 and $1,950,000 at December 31, 2002 and 2001, respectively.

Note 3.  Interest Bearing Deposits

Interest bearing deposits consist of certificates of deposit purchased from various financial institutions. Deposits at each institution are maintained at or below the FDIC insurable limits of $100,000. These certificates were issued with rates ranging from 1.74% to 7.15% and mature at various dates through 2007 with approximately $2,970,000 scheduled to mature in 2003.

Note 4.  Investment Securities

Securities available-for-sale consists of the following:


                                                                            Gross          Gross
                                                           Amortized      Unrealized     Unrealized        Fair
                                                             Cost           Gains          Losses          Value
                                                          ---------------------------------------------------------

December 31, 2002:
U.S. Government and agency and corporation securities     $ 6,872,815     $  110,365      $  4,142      $ 6,979,038
Mortgage-backed securities                                 12,335,710        334,503        10,694       12,659,519
State and political subdivisions                            6,044,452        189,271             -        6,233,723
Corporate debt securities                                  18,939,989        553,710       101,203       19,392,496
Marketable equity securities                                  608,520         86,349       135,256          559,613
                                                          ---------------------------------------------------------

                                                          $44,801,486     $1,274,198      $251,295      $45,824,389
                                                          =========================================================

UNION BANKSHARES, INC. AND SUBSIDIARIES
---------------------------------------------------------------------------
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)


Note 4.  Investment Securities (Continued)



                                                                            Gross          Gross
                                                           Amortized      Unrealized     Unrealized        Fair
                                                             Cost           Gains          Losses          Value
                                                          ---------------------------------------------------------

December 31, 2001:
U.S. Government and agency and corporation securities     $ 4,470,503      $ 80,443       $ 16,851      $ 4,534,095
Mortgage-backed securities                                 15,667,878       230,905         20,438       15,878,345
State and political subdivisions                            5,916,570        31,100         47,240        5,900,430
Corporate debt securities                                  22,197,546       403,063        140,893       22,459,716
Marketable equity securities                                  608,520       231,480          2,455          837,545
                                                          ---------------------------------------------------------

                                                          $48,861,017      $976,991       $227,877      $49,610,131
                                                          =========================================================

Investment securities with a carrying amount of $5,528,408 and $3,996,329 at December 31, 2002 and 2001, respectively, were pledged as collateral on public deposits and for other purposes as required or permitted by law.

All realized gains and losses in 2002, 2001, and 2000 were from the sale of securities available-for-sale. Proceeds from the sale of securities available-for-sale were $505,500, $7,497,628 and $7,409,118 in 2002, 2001, and 2000, respectively. Realized gains from sales of investments available-for-sale were $5,054, $182,087 and $69,765 with realized losses of $8,024, $25,445 and $45,117 for the years 2002, 2001, and 2000 respectively.

The scheduled maturities of securities available-for-sale as of December 31, 2002 were as follows:


                                  Amortized         Fair
                                    Cost            Value
                                 ---------------------------

Due in one year or less          $ 9,012,015     $ 9,081,906
Due from one to five years        14,661,520      15,124,597
Due from five to ten years         7,445,907       7,643,811
Due after ten years                  737,814         754,943
                                 ---------------------------
                                  31,857,256      32,605,257
Mortgage-backed securities        12,335,710      12,659,519
Marketable equity securities         608,520         559,613
                                 ---------------------------
                                 $44,801,486     $45,824,389
                                 ===========================

Actual maturities may differ from contractual maturities in mortgage-backed securities because the mortgages underlying the securities may be called or repaid without any penalties. Therefore, these securities are not included in the maturity categories in the above maturity summary.

Note 5.  Loans Held for Sale and Mortgage Servicing Rights

At December 31, 2002 and 2001, loans held for sale consisted of conventional residential mortgages, commercial real estate mortgages and commercial loans originated for subsequent sale. At December 31, 2002 and 2001, there was no valuation reserve necessary for loans held for sale. Commercial and mortgage loans serviced for others are not included in the accompanying balance sheets. The unpaid principal balances of commercial and mortgage loans serviced for others were $63,047,697 and $53,994,767 at December 31, 2002 and 2001, respectively.

The company retains the servicing rights on loans sold. At December 31, 2002 and 2001, the unamortized balance of servicing rights on loans sold with servicing retained was not material. The estimated fair value of these servicing rights was in excess of their carrying value at both December 31, 2002 and 2001, and therefore no impairment reserve was necessary. Mortgage/commercial servicing rights of $208,829, $58,654 and $44,283 were capitalized in 2002, 2001, and 2000, respectively. Amortization of servicing rights was $87,541, $64,092 and $34,990 for 2002, 2001, and 2000,
respectively.

UNION BANKSHARES, INC. AND SUBSIDIARIES
---------------------------------------------------------------------------
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)


Note 6.  Loans

The composition of net loans at December 31 is as follows:


                                                        2002             2001
                                                    -----------------------------

Real estate                                         $109,347,125     $112,563,554
Commercial real estate                                86,080,371       78,898,511
Commercial                                            19,919,238       20,658,734
Consumer                                              10,758,308       12,201,046
Municipal loans                                       12,868,786       10,551,789
                                                    -----------------------------
Gross Loans                                          238,973,828      234,873,634
                                                    -----------------------------

Deduct:
Allowance for loan losses                              2,908,222        2,800,963
Net deferred loan fees, premiums, and discounts          206,100          263,080
                                                    -----------------------------
                                                       3,114,322        3,064,043
                                                    -----------------------------

Net Loans                                           $235,859,506     $231,809,591
                                                    =============================

Impairment of loans having recorded investments of $1,140,051 and $1,193,779 at December 31, 2002 and 2001, respectively, has been recognized in conformity with SFAS No. 114, as amended by SFAS No. 118. The average recorded investment in impaired loans during 2002, 2001, and 2000 was $1,180,540, $1,204,199 and $1,358,358, respectively. The total allowance for loan losses related to these loans was $112,482 and $185,963 on December 31, 2002 and 2001, respectively. Interest income on impaired loans of $64,816, $61,861 and $10,500 was recognized for cash payments received in 2002, 2001, and 2000, respectively. The Company is not committed to lend additional funds to borrowers with impaired loans.

Union had loans on non-accrual status totaling $1,493,596 at December 31, 2002 and $1,826,664 at December 31, 2001. The aggregate interest on non-accrual loans not recognized through December 31, 2002 was $316,019, through 2001 was $450,118 and through 2000 was $288,512. Union had $778,903 and $3,037,543 in loans past due 90 days or more and still accruing at December 31, 2002 and 2001, respectively.

Residential real estate loans aggregating $14,954,697 and $14,031,920 at December 31, 2002 and 2001, respectively, were pledged as collateral on deposits of municipalities.

Note 7.  Allowance for Loan Losses

Changes in the allowance for loan losses for the years ended December 31 are as follows:


                                         2002           2001           2000
                                      ----------------------------------------

Balance, beginning                    $2,800,963     $2,862,707     $2,869,983
Provision for loan losses                356,000        320,000        250,000
Recoveries of amounts charged off        110,465         93,771        123,590
                                      ----------------------------------------
                                       3,267,428      3,276,478      3,243,573
Amounts charged off                     (359,206)      (475,515)      (380,866)
                                      ----------------------------------------

Balance, ending                       $2,908,222     $2,800,963     $2,862,707
                                      ========================================

UNION BANKSHARES, INC. AND SUBSIDIARIES
---------------------------------------------------------------------------
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)


Note 8.  Premises and Equipment

The major classes of premises and equipment and accumulated depreciation at December 31 are as follows:


                                     2002            2001
                                  ---------------------------

Land and land improvements        $   688,606     $   665,474
Buildings and improvements          4,599,022       4,108,901
Furniture and equipment             6,393,060       6,475,640
                                  ---------------------------
                                   11,680,688      11,250,015
Less accumulated depreciation      (7,068,444)     (7,093,920)
                                  ---------------------------
                                  $ 4,612,244     $ 4,156,095
                                  ===========================

Depreciation included in occupancy and equipment expenses amounted to $658,004, $608,145 and $789,027 for the years ended December 31, 2002,
2001, and 2000, respectively.

The Company is obligated under noncancelable operating leases for premises expiring in various years through the year 2007. Options to renew for additional periods are available with these leases. Future minimum rental commitments for these leases with terms of one year or more at December 31, 2002 were as follows:


      2003             $ 92,973
      2004               85,120
      2005               71,120
      2006               57,120
      2007                9,350
                       --------

                       $315,683
                       ========

Rent expense for 2002, 2001, and 2000 amounted to $106,170, $84,307 and $72,086, respectively.

Occupancy expense is shown in the consolidated statements net of rental income of $78,806 in 2002, $64,241 in 2001, $55,025 in 2000.

Note 9.  Other Real Estate Owned

A summary of foreclosed real estate at December 31 is as follows:


                                                           2002          2001
                                                         -----------------------

Other real estate owned                                  $783,761     $1,296,192
Less allowance for losses on other real estate owned            -              -
                                                         -----------------------

Other real estate owned, net                             $783,761     $1,296,192
                                                         =======================

Changes in the allowance for losses on other real estate owned for the years ended December 31 were as follows:


                           2002         2001        2000
                         ---------------------------------

Balance, beginning       $       -     $ 3,957     $     -
Provision for losses       309,688           -      12,008
Charge-offs, net          (309,688)     (3,957)     (8,051)
                         ---------------------------------

Balance, ending          $       -     $     -     $ 3,957
                         =================================

UNION BANKSHARES, INC. AND SUBSIDIARIES
---------------------------------------------------------------------------
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)


Note 10.  Investments Carried at Equity

The carrying values of Investments Carried at Equity were $1,681,183 and $1,805,222 at December 31, 2002 and 2001, respectively. The capital contributions payable related to these investments were $675,981 and $1,099,800 at December 31, 2002 and 2001, respectively. The provision for undistributed net losses of the partnerships charged to earnings was $124,039, $70,423 and $45,103 for 2002, 2001 and 2000, respectively.

Note 11.  Deposits

The following is a summary of interest bearing deposits at December 31:


                                 2002             2001
                             -----------------------------

NOW accounts                 $ 44,691,103     $ 41,020,135
Savings and money market      106,043,027      100,991,335
Time, $100,000 and over        30,049,015       29,869,386
Other time                     71,244,769       74,294,398
                             -----------------------------

                             $252,027,914     $246,175,254
                             =============================

The following is a summary of time deposits by maturity at December 31, 2002:


      2003                        $ 79,041,660
      2004                          10,208,912
      2005                           9,311,511
      2006                           1,523,081
      2007 and thereafter            1,208,620
                                  ------------

                                  $101,293,784
                                  ============

A maturity distribution of time deposits in denominations of $100,000 or more at December 31, 2002 is as follows:


Three months or less                        $ 9,628,615
Over three months through six months         13,090,378
Over six months through twelve months         3,112,965
Over twelve months                            4,217,057
                                            -----------

                                            $30,049,015
                                            ===========

Note 12.  Borrowed Funds

Borrowings from the Federal Home Loan Bank of Boston (the "FHLB") for the years ended December 31, were as follows:


                                                                                      2002           2001
                                                                                   --------------------------

Option Advances

  6.06% note payable to FHLB, payable in monthly installments of $11,178,
   including interest, through May 6, 2008                                         $  624,685     $   717,468

  6.06% note payable to FHLB, payable in monthly installments of $5,589,
   including interest, through March 24, 2008                                         304,350         351,215

  5.62% note payable to FHLB, payable in monthly installments of $19,717
   including interest, with a balloon payment of $1,046,818 on May 31, 2006         1,591,036       1,732,875

UNION BANKSHARES, INC. AND SUBSIDIARIES
---------------------------------------------------------------------------
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)


Note 12.  Borrowed Funds (Continued)


                                                                                      2002           2001
                                                                                   --------------------------

  5.34% note payable to FHLB, payable in monthly installments of $13,347
   including interest through February 27, 2006                                             -         606,950

  5.62% note payable to FHLB, payable in monthly installments of $4,896
   including interest with a balloon payment of $596,221 on February 27, 2006         665,619         685,933

  4.22% note payable to FHLB, payable in monthly installments of $22,692
   including interest with a balloon payment of $2,221,300 on November 6, 2006      2,852,807       3,000,000

  5.23% note payable to FHLB, payable in monthly installments of $6,798
   including interest with a balloon payment of $765,579 on December 5, 2008                -       1,000,000

  2.97% note payable to FHLB, payable in monthly installments of $7,289
   including interest through December 6, 2004                                        175,775         250,000

  5.20% term borrowing from FHLB, maturing January 22, 2002                                 -       2,000,000

  2.76% note payable to FHLB, payable in monthly installments of $42,890
   including interest through February 2, 2004                                        590,096               -

  3.13% note payable to FHLB, payable in monthly installments of $29,157
   including interest through February 1, 2005                                        731,664               -
                                                                                   --------------------------

                                                                                   $7,536,032     $10,344,441
                                                                                   ==========================

Principal maturities of borrowed funds as of December 31, 2002 are as follows:


      2003                        $1,392,977
      2004                         1,011,406
      2005                           590,941
      2006                         4,263,336
      2007 and thereafter            277,372
                                  ----------
                                  $7,536,032
                                  ==========

Additionally, Union and Citizens each maintain an IDEAL Way Line of Credit with the Federal Home Loan Bank of Boston. As of December 31, 2002, the total amounts of these lines approximated $3,551,000 and $3,040,000 for Union and Citizens, respectively. There were no borrowings outstanding on these lines at December 31, 2002. Interest on these borrowings is chargeable at a rate determined by the Federal Home Loan Bank and payable monthly.

Collateral on these borrowings consists of Federal Home Loan Bank stock purchased by each Bank, all funds placed on deposit with the Federal Home Loan Bank, and qualified first mortgages held by each Bank, and any additional holdings which may be pledged as security.

Union Bank also maintains a line of credit with Fleet Bank for the purchase of overnight Federal Funds. As of December 31, 2002, the total amount of this line approximated $4,000,000 with no outstanding borrowings. Interest on this borrowing is chargeable at the Federal Funds rate at the time of the borrowing and payable daily.

Note 13.  Income Taxes

The Company prepares its Federal income tax return on a consolidated basis. Federal income taxes are allocated to members of the consolidated group based on taxable income.

UNION BANKSHARES, INC. AND SUBSIDIARIES
---------------------------------------------------------------------------
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)


Note 13.  Income Taxes (Continued)

Income taxes for the years ended December 31 were as follows:


                                 2002           2001           2000
                              ----------------------------------------

Currently paid or payable     $2,032,994     $2,033,720     $1,843,349
Deferred                          34,604        (49,714)       (18,339)
                              ----------------------------------------

                              $2,067,598     $1,984,006     $1,825,010
                              ========================================

Total income tax expense differs from the amounts computed at the statutory federal income tax rate of 34% primarily due to the following at December 31:


                                                       2002            2001            2000
                                                    -------------------------------------------

Computed "expected" tax expense                     $ 2,464,120     $ 2,317,448     $ 2,252,348
Tax exempt interest                                    (235,933)       (253,456)       (267,148)
Disallowed interest expense                              21,505          33,562          36,851
Dividend exclusion                                       (8,320)         (9,283)        (10,224)
Increase in cash surrender value life insurance         (41,050)        (35,012)        (36,063)
Tax credits on limited partnership investments         (142,007)        (78,280)       (167,618)
Other                                                     9,283           9,027          16,864
                                                    -------------------------------------------

                                                    $ 2,067,598     $ 1,984,006     $ 1,825,010
                                                    ===========================================

Listed below are the significant components of the net deferred tax asset at December 31:


                                                            2002           2001
                                                         -------------------------

Components of the deferred tax asset:
  Bad debts                                              $  790,699     $  747,472
  Mark-to-market loans                                      162,945         49,260
  Deferred loan fees                                         12,026         18,757
  Nonaccrual loan interest                                  118,059        153,040
  Deferred compensation                                     489,973        498,896
  Pension                                                    43,932         26,262
                                                         -------------------------

Total deferred tax asset                                  1,617,634      1,493,687

Valuation allowance                                               -              -
                                                         -------------------------

Total deferred tax asset, net of valuation allowance      1,617,634      1,493,687
                                                         -------------------------

Components of the deferred tax liability:
  Depreciation                                             (113,066)       (65,224)
  Mortgage servicing rights                                 (71,441)       (30,204)
  Limited partnership tax credits                          (172,338)      (138,254)
  Unrealized gain on securities available-for-sale         (348,624)      (254,699)
  Other                                                     (47,715)       (12,327)
                                                         -------------------------

Total deferred tax liability                               (753,184)      (500,708)
                                                         -------------------------

Net deferred tax asset                                   $  864,450     $  992,979
                                                         =========================

UNION BANKSHARES, INC. AND SUBSIDIARIES
---------------------------------------------------------------------------
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)


Note 13.  Income Taxes (Continued)

SFAS No. 109 allows for recognition and measurement of deductible temporary differences (including general valuation allowances) to the extent that it is more likely than not that the deferred asset will be realized.

Net deferred income tax assets are included in the caption "Other assets" on the balance sheets at December 31, 2002 and 2001, respectively.

Note 14.  Employee Benefits

Union sponsors a non-contributory defined benefit pension plan covering all eligible employees. Union's policy is to accrue annually an amount equal to the actuarially calculated expense.

Net pension cost for Union's defined benefit pension plan consisted of the following components at December 31:


                                                    2002          2001

                                                  -----------------------

Service cost                                      $ 229,995     $ 222,076
Interest cost on projected benefit obligation       365,281       351,028
Actual return on plan assets                        106,614      (300,826)
Net amortization and deferral                      (368,657)       (7,444)
                                                  -----------------------

                                                  $ 333,233     $ 264,834
                                                  =======================

The following table sets forth the Plan's funded status and amounts recognized in the accompanying consolidated balance sheets at December 31:


                                                             2002            2001
                                                          ---------------------------

Actuarial present value of benefit obligations:
  Vested benefits                                         $ 4,163,593     $ 3,661,909
  Nonvested benefits                                           41,554          19,661
                                                          ---------------------------

Accumulated benefits                                        4,205,147       3,681,570
                                                          ---------------------------

Projected benefits                                         (5,947,390)     (5,528,348)
Plan assets at fair value                                   4,362,968       4,307,478
                                                          ---------------------------
Projected benefit obligation in excess of plan assets      (1,584,422)     (1,220,870)
Unrecognized transition amount                                 (7,649)        (15,305)
Unrecognized Prior Service Cost                                65,399               -
Unrecognized net loss                                       1,397,199       1,158,935
                                                          ---------------------------

Accrued pension                                           $  (129,473)    $   (77,240)
                                                          ===========================

Assumptions used by Union in the determination of pension plan information consisted of the following:


                                                     2002      2001
                                                     ---------------

Discount rate                                        6.75%     7.00%
Rate of increase in compensation levels              4.75%     5.25%
Expected long-term rate of return of plan assets     7.25%     7.25%

Contributions to the plan are invested in diversified portfolios, mainly US Government Agency bonds, corporate stocks and bonds.

UNION BANKSHARES, INC. AND SUBSIDIARIES
---------------------------------------------------------------------------
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)


Note 14.  Employee Benefits (Continued)

Contributions to Union's defined contribution 401(k) plan, including employer matching amounts, are at the discretion of the Board of Directors. Employer contributions to the plan were $72,845, $71,260 and $67,440 for 2002, 2001, and 2000, respectively.

Additionally, Union Bankshares, Inc. and Union have a non-qualified Deferred Compensation Plan for Directors and certain key officers. Under the plan, current participants may defer compensation that would otherwise be currently payable. Amounts deferred accrue interest at the prime rate less 100 basis points and benefits are payable over a 15 year period upon attainment of a certain age or death. The benefit obligations under the plan represent general unsecured obligations of the Company and no assets have to be segregated for such payments. Union Bankshares, Inc. and Union have purchased life insurance contracts on the lives of each participant in order to fund these benefits. The benefits accrued under this plan aggregated $1,384,839 and $1,423,930 at December 31, 2002 and 2001,
respectively, and is included in the financial statement caption "Accrued expenses and other liabilities". The cash surrender value of the life insurance policies purchased to fund these plans aggregated $1,454,005 and $1,333,269 at December 31, 2002 and 2001, respectively. These amounts are included in the financial statement caption "Other assets". Eligibility for the plan is limited to current participants.

Citizens maintain separately a 401(k) plan which includes a discretionary profit sharing component. The 401(k) plan covers all employees meeting certain eligibility requirements. Employees are permitted to contribute any amount of their compensation to the 401(k) plan in accordance with Internal Revenue Service limits. Citizens, at the discretion of their Board of Directors, makes matching contributions up to 6% of an employee's compensation. Matching contributions to this plan were $29,369, $25,381 and $30,800 for 2002, 2001, and 2000, respectively. Profit sharing contributions are at the discretion of Citizens' Board of Directors. Contributions were $74,965, $89,540 and $66,384 for 2002, 2001, and 2000, respectively.

Note 15.  Financial Instruments With Off-Balance-Sheet Risk

The Company is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers and to reduce its own exposure to fluctuations in interest rates. These financial instruments include commitments to extend credit, standby letters of credit, interest rate caps and floors written on adjustable rate loans, commitments to sell loans and commitments to buy or sell securities. Such instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the balance sheet. The contract or notional amounts of those instruments reflect the extent of involvement the Company has in particular classes of financial instruments.

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


                                                                           Contract or
                                                                             Notional
                                                                              Amount
                                                                               2002
                                                                           -----------

Financial instruments whose contract amount represent credit risk:

  Commitments to extend credit                                              $27,585,417
                                                                            ===========

  Standby letters of credit and commercial letters of credit                $ 1,205,925
                                                                            ===========

  Credit card arrangements                                                  $ 2,108,953
                                                                            ===========

  Home equity lines                                                         $ 3,659,189
                                                                            ===========

  Commitment to buy securities                                              $ 1,108,798
                                                                            ===========

UNION BANKSHARES, INC. AND SUBSIDIARIES
---------------------------------------------------------------------------
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)


Note 15.  Financial Instruments With Off-Balance-Sheet Risk (Continued)

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

Note 16.  Commitments and Contingencies

In the normal course of business, the Company is involved in various legal proceedings. In the opinion of management, after consulting with the Company's legal counsel, any liability resulting from such proceedings would not have a material adverse effect on the Company's financial statements.

Note 17.  Fair Values of Financial Instruments

The estimated fair values and related carrying amounts of the Company's financial instruments at December 31, 2002 are as follows:


                                                 Carrying         Estimated
                                                  Amount          Fair Value
                                                 ---------------------------

Financial assets:
  Cash and cash equivalents                    $ 25,747,467      $ 25,747,467
  Interest bearing deposits                       5,326,633         5,462,394
  Securities available-for-sale                  45,824,389        45,824,389
  Federal Home Loan Bank stock                    1,235,200         1,235,200
  Loans and loans held for sale, net            252,998,443       255,322,843
  Accrued interest receivable                     1,890,478         1,890,478

Financial liabilities:
  Deposits                                      293,004,493       293,905,108
  Borrowed funds                                  7,536,032         7,860,732
  Accrued interest payable                          520,886           520,886

The estimated fair values and related carrying amounts of the Company's financial instruments at December 31, 2001 are as follows:


                                                 Carrying         Estimated
                                                  Amount          Fair Value
                                                 ---------------------------

Financial assets:
  Cash and cash equivalents                    $ 21,556,850      $ 21,556,850
  Interest bearing deposits                       4,700,230         4,827,613
  Securities available-for-sale                  49,610,131        49,610,131
  Federal Home Loan Bank stock                    1,063,500         1,063,500
  Loans and loans held for sale, net            248,142,237       251,542,872
  Accrued interest receivable                     2,036,566         2,036,566

UNION BANKSHARES, INC. AND SUBSIDIARIES
---------------------------------------------------------------------------
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)


Note 17.  Fair Values of Financial Instruments (Continued)


                                                 Carrying         Estimated
                                                  Amount          Fair Value
                                                 ---------------------------

Financial liabilities:
  Deposits                                     $285,721,655      $286,696,649
  Borrowed funds                                 10,344,441         9,073,258
  Accrued interest payable                          829,232           829,232

The carrying amounts in the preceding table are included in the balance sheet under the applicable captions.

Note 18.  Transactions With Related Parties

The Company has had, and may be expected to have in the future, banking transactions in the ordinary course of business with principal stockholders, directors, principal officers, their immediate families and affiliated companies in which they are principal stockholders (commonly referred to as related parties), all of which have been, in the opinion of management, on the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with others.

Aggregate loan transactions with related parties for the year ended December 31 were as follows:


                                                  2002             2001
                                              ----------------------------

Balance, beginning                            $ 1,206,830      $ 1,041,381
New loans                                       1,805,407        1,563,920
Repayments                                     (1,255,594)      (1,121,255)
Other, net                                       (803,716)        (277,216)
                                              ----------------------------
Balance, ending                               $   952,927      $ 1,206,830
                                              ============================

Balance available on lines of credit          $   190,135      $   355,663
                                              ============================

Deposit accounts with related parties were $1,691,605 and $1,686,562 at December 31, 2002 and 2001, respectively.

Note 19.  Incentive Stock Option Plan

Under the terms of a Stock Option Plan, options to purchase shares of the Company's common stock are granted to certain key employees selected by the Board of Directors at a price equal to the market price of the stock at the date of grant. These stock options are exercisable within five years from the date of grant. Following is a summary of transactions:


                                                                  Shares Under Option
                                                             ------------------------------
                                                              2002        2001        2000
                                                             ------------------------------

Outstanding, January 1                                       10,200      11,700      11,900
Granted during the year                                       3,200       3,000           -
Exercised during the year (2,200 shares at $18.00
 per share and 300 shares at $19.00  per share in
 2002; 4,200 shares at $9.75 per share and 300 shares
 at $18.00 in  2001; 200 shares at $9.75 per share
 in 2000)                                                    (2,500)     (4,500)       (200)
                                                             ------------------------------

Outstanding, December 31                                     10,900      10,200      11,700
                                                             ==============================

Eligible, December 31, for exercise currently at:
  $ 9.75 per share                                                -           -       4,200
  $18.00 per share                                                -       2,200       2,500
  $19.00 per share                                            2,700       3,000           -
  $20.25 per share                                            2,500       2,500       2,500
  $22.00 per share                                            2,500       2,500       2,500
  $23.50 per share                                            3,200           -           -
                                                             ------------------------------

                                                             10,900      10,200      11,700
                                                             ==============================

UNION BANKSHARES, INC. AND SUBSIDIARIES
---------------------------------------------------------------------------
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)


Note 19.  Incentive Stock Option Plan (Continued)

Had compensation cost been determined on the basis of fair value pursuant to SFAS No. 123, net income would have been reduced as follows at December 31:


                              2002            2001            2000
                           ------------------------------------------

Net income

  As reported              $5,179,814      $4,832,018      $4,799,542
                           ==========================================

  Pro forma                $5,175,188      $4,827,989      $4,795,130
                           ==========================================

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

Information about reportable segments, and reconciliation of such information to the consolidated financial statements as of and for the years ended December 31, follows:


                                                                       Intersegment                   Consolidated
2002                                    Union           Citizens       Elimination      Other            Totals
------------------------------------------------------------------------------------------------------------------

Interest income                     $ 15,220,078      $  6,948,980      $       -      $      -      $ 22,169,058
Interest expense                       4,067,487         2,295,776              -           678         6,363,941
Provision for loan loss                  156,000           200,000              -             -           356,000
Service fee income                     2,018,851           539,664              -             -         2,558,515
Income tax expense (benefit)           1,616,883           545,758              -       (95,043)        2,067,598
Net income (loss)                      4,221,288         1,114,455              -      (155,929)        5,179,814
Assets                               239,488,692       103,673,807       (126,751)      456,082       343,491,830


                                                                       Intersegment                   Consolidated
2001                                    Union           Citizens       Elimination      Other            Totals
------------------------------------------------------------------------------------------------------------------

Interest income                     $ 16,525,283      $  7,598,545      $       -      $      -      $ 24,123,828
Interest expense                       6,381,878         3,181,578              -           990         9,564,446
Provision for loan loss                   95,000           225,000              -             -           320,000
Service fee income                     1,839,739           535,721              -             -         2,375,460
Income tax expense (benefit)           1,537,848           505,864              -       (59,706)        1,984,006
Net income (loss)                      3,893,103         1,036,251              -       (97,336)        4,832,018
Assets                               231,538,869       105,565,465        (33,691)      404,713       337,475,356


                                                                       Intersegment                   Consolidated
2000                                    Union           Citizens       Elimination      Other            Totals
------------------------------------------------------------------------------------------------------------------

Interest income                     $ 16,331,233      $  7,795,092      $       -      $      -      $ 24,126,325
Interest expense                       6,369,555         3,506,590              -         1,212         9,877,357
Provision for loan loss                        -           250,000              -             -           250,000
Service fee income                     1,696,478           513,173              -             -         2,209,651
Income tax expense (benefit)           1,420,800           479,000              -       (74,790)        1,825,010
Net income (loss)                      3,957,914           976,252              -      (134,624)        4,799,542
Assets                               204,051,287        98,844,191              -       498,931       303,394,409

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

Quantitative measures established by regulation to ensure capital adequacy require the Banks to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier I capital (as defined) to average assets (as defined). Management believes, as of December 31, 2002 and 2001, that the Banks meet all capital adequacy requirements to which they were subject.

As of December 31, 2002, the most recent notification from the FDIC categorized the Banks as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized the Banks must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the table. There are no conditions or events since the date of the most recent notification that management believes might result in an adverse change to either Banks' or the Company's regulatory capital category.

The Banks' and the Company's actual capital amounts (000's omitted) and ratios are also presented in the table.


                                                                                              Minimums
                                                                                             To be Well
                                                                        Minimums          Capitalized Under
                                                                       For Capital        Prompt Corrective
                                                    Actual             Requirements       Action Provisions
                                              -------------------------------------------------------------
                                              Amount      Ratio      Amount      Ratio    Amount      Ratio
                                              -------------------------------------------------------------

As of December 31, 2002:
  Total capital to risk weighted assets
    Union                                     $28,714     18.18%     $12,635     8.0%     $15,794     10.0%
    Citizens                                   11,733     16.59%       5,658     8.0%       7,072     10.0%
    Company                                    41,302     17.99%      18,367     8.0%      22,958     10.0%
  Tier I capital to risk weighted assets
    Union                                      26,910     17.04%       6,317     4.0%       9,475      6.0%
    Citizens                                   10,846     15.33%       2,830     4.0%       4,245      6.0%
    Company                                    38,432     16.74%       9,183     4.0%      13,775      6.0%
  Tier I capital to average assets
    Union                                      26,910     11.15%       9,654     4.0%      12,067      5.0%
    Citizens                                   10,846     10.17%       4,266     4.0%       5,332      5.0%
    Company                                    38,432     11.03%      13,937     4.0%      17,422      5.0%

UNION BANKSHARES, INC. AND SUBSIDIARIES
---------------------------------------------------------------------------
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)


Note 21.  Regulatory Capital Requirements (Continued)


                                                                                              Minimums
                                                                                             To be Well
                                                                        Minimums          Capitalized Under
                                                                       For Capital        Prompt Corrective
                                                    Actual             Requirements       Action Provisions
                                              -------------------------------------------------------------
                                              Amount      Ratio      Amount      Ratio    Amount      Ratio
                                              -------------------------------------------------------------

As of December 31, 2001:
  Total capital to risk weighted assets
    Union                                     $27,149     17.40%     $12,482     8.0%     $15,603     10.0%
    Citizens                                   11,883     16.78%       5,665     8.0%       7,082     10.0%
    Company                                    39,624     16.83%      18,835     8.0%      23,544     10.0%
  Tier I capital to risk weighted assets
    Union                                      25,280     16.21%       6,238     4.0%       9,357      6.0%
    Citizens                                   10,996     15.53%       2,832     4.0%       4,248      6.0%
    Company                                    36,720     15.59%       9,421     4.0%      14,132      6.0%
  Tier I capital to average assets
    Union                                      25,280     11.13%       9,085     4.0%      11,357      5.0%
    Citizens                                   10,996     10.52%       4,183     4.0%        5,226     5.0%
    Company                                    36,720     11.06%      13,280     4.0%       16,600     5.0%

Note 22.  Subsequent Events

On January 15, 2003, Union Bankshares, Inc. declared a $0.30 per share dividend payable January 28, 2003 to stockholders of record on January 25, 2003.

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

                UNION BANKSHARES, INC. (PARENT COMPANY ONLY)
                          CONDENSED BALANCE SHEETS
                         DECEMBER 31, 2002 AND 2001


                                                        2002             2001
                                                    ----------------------------

ASSETS
Cash                                                $   744,744      $   488,560
Investment in Subsidiary-Union                       27,260,457       25,580,441
Investment in Subsidiary-Citizens                    11,231,412       11,190,820
Other assets                                            456,082          404,501
                                                    ----------------------------

      Total assets                                  $39,692,695      $37,664,322
                                                    ============================

LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities
  Other liabilities                                 $   524,156      $   449,286
                                                    ----------------------------
      Total liabilities                                 524,156          449,286
                                                    ----------------------------
Stockholders' equity
  Common stock, $2 par value; 5,000,000
   shares authorized; 3,270,689 shares
   issued in 2002 and 3,268,189 shares
   issued in 2001                                     6,541,378        6,536,378
  Paid-in capital                                       317,553          277,254
  Retained earnings                                  33,357,259       31,628,920
  Treasury stock, at cost; 240,632 shares
   in 2002 and 2001                                  (1,721,931)      (1,721,931)
  Accumulated other comprehensive income                674,280          494,415
                                                    ----------------------------
      Total stockholders' equity                     39,168,539       37,215,036
                                                    ----------------------------

      Total liabilities and stockholders' equity    $39,692,695      $37,664,322
                                                    ============================

The investment in the subsidiary banks is carried under the equity method of accounting. The investment and cash, which is on deposit with Union, has been eliminated in consolidation.

UNION BANKSHARES, INC. AND SUBSIDIARIES
---------------------------------------------------------------------------
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)


Note 23.  Condensed Financial Information (Parent Company Only) (Continued)

                UNION BANKSHARES, INC. (PARENT COMPANY ONLY)
                       CONDENSED STATEMENTS OF INCOME
                Years Ended December 31, 2002, 2001, and 2000


                                                    2002            2001            2000
                                                 ------------------------------------------

Revenues
  Dividends
    Bank subsidiaries                            $3,795,000      $3,605,000      $3,060,000
                                                 ------------------------------------------

      Total revenues                              3,795,000       3,605,000       3,060,000
                                                 ------------------------------------------

Expenses
  Interest                                              678             990           1,212
  Administrative and other                          250,294         156,052         208,202
                                                 ------------------------------------------

      Total expenses                                250,972         157,042         209,414
                                                 ------------------------------------------

Income before applicable income
 tax and equity in undistributed
 net  income of subsidiaries                      3,544,028       3,447,958       2,850,586
Applicable income tax (benefit)                     (95,043)        (59,706)        (74,790)
                                                 ------------------------------------------

Income before equity (deficit) in
 undistributed net income of subsidiaries         3,639,071       3,507,664       2,925,376
Equity in undistributed net income-Union          1,691,288       1,473,102       1,917,914
Deficit in undistributed net income-Citizens       (150,545)       (148,748)        (43,748)
                                                 ------------------------------------------

Net income                                       $5,179,814      $4,832,018      $4,799,542
                                                 ==========================================

UNION BANKSHARES, INC. AND SUBSIDIARIES
---------------------------------------------------------------------------
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)


Note 23.  Condensed Financial Information (Parent Company Only) (Continued)

                UNION BANKSHARES, INC. (PARENT COMPANY ONLY)
                     CONDENSED STATEMENTS OF CASH FLOWS
                Years Ended December 31, 2002, 2001, and 2000


                                                          2002            2001            2000
                                                       -------------------------------------------

CASH FLOWS FROM OPERATING ACTIVITIES
  Net income                                           $ 5,179,814     $ 4,832,018     $ 4,799,542
  Adjustments to reconcile net income to
   net cash provided by operating activities
  Equity in undistributed net income of Union           (1,691,288)     (1,473,102)     (1,917,914)
  Deficit in undistributed net income of Citizens          150,545         148,748          43,748
  Increase in other assets                                 (51,581)        (22,218)        (28,395)
  Increase (decrease) in other liabilities                  74,870         147,355        (121,937)
                                                       -------------------------------------------

      Net cash provided by operating activities          3,662,360       3,632,801       2,775,044
                                                       -------------------------------------------

CASH FLOWS FROM FINANCING ACTIVITIES
  Purchase of treasury stock                                     0        (129,480)              0
  Dividends paid                                        (3,451,475)     (3,213,781)     (2,969,039)
  Proceeds from exercise of stock options                   45,299          46,351           1,950
                                                       -------------------------------------------

      Net cash used in financing activities             (3,406,176)     (3,296,910)     (2,967,089)
                                                       -------------------------------------------

Net increase (decrease) in cash                            256,184         335,891        (192,045)

  Beginning cash                                           488,560         152,669         344,714
                                                       -------------------------------------------

  Ending cash                                         $    744,744     $   488,560     $   152,669
                                                      ============================================

SUPPLEMENTAL SCHEDULE OF CASH PAID DURING
 THE YEAR

  Interest                                            $        678     $       990     $     1,212
                                                      ============================================

  Income taxes                                        $        250     $       250     $     5,250
                                                      ============================================

UNION BANKSHARES, INC. AND SUBSIDIARIES
---------------------------------------------------------------------------
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)


Note 24.  Quarterly Financial Data (Unaudited)

A summary of financial data for the four quarters of 2002, 2001, and 2000 is presented below (dollars in thousands):

                   UNION BANKSHARES, INC. AND SUBSIDIARIES


                                              Quarters in 2002 Ended
                                   --------------------------------------------
                                   March 31,   June 30,    Sept. 30,   Dec. 31,
                                   --------------------------------------------

Interest income                     $5,536      $5,529      $5,583      $5,521
Interest expense                     1,755       1,593       1,546       1,470
Net interest income                  3,781       3,936       4,037       4,051
Provision for loan losses               90         105          95          66
Securities loss                         (3)          -           -           -
Other operating expenses             2,787       3,046       2,951       2,977
Net income                           1,169       1,083       1,396       1,532
Earnings per common share           $ 0.39      $ 0.35      $ 0.46      $ 0.51


                                              Quarters in 2001 Ended
                                   --------------------------------------------
                                   March 31,   June 30,    Sept. 30,   Dec. 31,
                                   --------------------------------------------

Interest income                     $6,023      $6,098      $6,085      $5,918
Interest expense                     2,527       2,461       2,331       2,245
Net interest income                  3,496       3,637       3,754       3,673
Provision for loan losses               56          57          86         121
Securities gains (loss)                 (2)         76           5          78
Other operating expenses             2,524       2,620       2,577       2,775
Net income                           1,168       1,245       1,222       1,197
Earnings per common share           $ 0.39      $ 0.41      $ 0.40      $ 0.39


                                              Quarters in 2000 Ended
                                   --------------------------------------------
                                   March 31,   June 30,    Sept. 30,   Dec. 31,
                                   --------------------------------------------

Interest income                     $5,739      $5,912      $6,174      $6,301
Interest expense                     2,266       2,379       2,593       2,639
Net interest income                  3,473       3,533       3,581       3,662
Provision for loan losses               62          63          63          62
Securities gains (loss)                 37          (3)          -          (9)
Other operating expenses             2,517       2,609       2,394       2,424
Net income                           1,078       1,168       1,247       1,307
Earnings per common share           $ 0.36      $ 0.38      $ 0.41      $ 0.43

Note 25.  Other Income and Other Expenses

The components of other income and other expenses which are in excess of one percent of total revenues in any of the three years presented are as follows:


                                                 2002            2001            2000
                                              ------------------------------------------

Expenses
  State franchise tax                         $  241,169      $  298,329      $  296,321
  Postage and shipping                           255,115         264,019         242,987
  Write-downs of other real estate owned         309,688               -          12,008
  Expenses of other real estate owned            267,036          69,770          22,863
  Other                                        2,419,930       2,190,761       2,198,120
                                              ------------------------------------------

                                              $3,492,938      $2,822,879      $2,772,299
                                              ==========================================

UNION BANKSHARES, INC. AND SUBSIDIARIES
---------------------------------------------------------------------------
MANAGEMENT'S DISCUSSION AND ANALYSIS OF
 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

                                   GENERAL

The following discussion and analysis by Management focuses on those factors that had a material effect on Union Bankshares, Inc.'s (Company's) financial position as of December 31, 2002 and 2001, and its results of operations for the years ended December 31, 2002, 2001, and 2000. This discussion should be read in conjunction with the consolidated Financial Statements and related notes and with other financial data appearing elsewhere. Management is not aware of the occurrence of any events after December 31, 2002, which would materially affect the information presented below.

                         FORWARD-LOOKING STATEMENTS

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

Forward-looking statements reflect management's current expectations and are subject to uncertainties, both general and specific, and risk exists those predictions, forecasts, projections and other estimates contained in forward-looking statements will not be achieved. Also when we use any of the words "believes," "expects," "anticipates," "intends," "plans," "seeks," "estimates" or similar expressions, we are making forward-looking statements. Many possible events or factors including those beyond the control of management, could affect the future financial results and performance of our Company. This could cause results or performance to differ materially from those expressed in our forward-looking statements. The possible events or factors that might affect our forward-looking statements include, but are not limited to, the following:

*     uses of monetary, fiscal and tax policy by various governments
* political, legislative or regulatory developments in Vermont, New Hampshire or the United States including changes in laws concerning accounting, taxes, banking and other aspects of the financial services industry
* developments in general economic or business conditions, including interest rate fluctuations, market fluctuations and perceptions, and inflation and their effect on the Company or its customers
* changes in the competitive environment for financial services organizations
*     acts of terrorism or war
*     the Company's ability to retain key personnel
*     changes in technology including demands for greater automation
* unanticipated lower revenues, loss of customers or business, or higher operating expenses
*     adverse changes in the securities market
* the failure of assumptions underlying the establishment of reserves for loan losses and estimations of values of collateral and various financial assets and liabilities
* the amount that we invest in new business opportunities and the timing of these investments

When evaluating forward-looking statements to make decisions with respect to the Company, investors and others are cautioned to consider these and other risks and uncertainties and are reminded not to place undue reliance on such statements. Forward-looking statements speak only as of the date they are made and the Company undertakes no obligation to update them to reflect new or changed information or events, except as may be required by federal securities laws.

                        CRITICAL ACCOUNTING POLICIES

The Company has established various accounting policies which govern the application of accounting principles generally accepted in the United States of America in the preparation of the Company's financial statements. Certain accounting policies involve significant judgments and assumptions by management which have a material impact on the reported amount of assets, liabilities, revenues and expenses and related disclosures of contingent assets and liabilities in the consolidated financial statements and related notes. The Securities and Exchange Commission ("SEC") has defined a company's critical accounting policies as the ones that are most important to the portrayal of the Company's financial condition and results of operations, and which require the company to make its most difficult and subjective judgments, often as a result of the need to make estimates of matters that are inherently uncertain. Based on this definition, we have identified the critical accounting policies and judgments. The judgments and assumptions used by management are based on historical experience and other factors, which are believed to be reasonable under the circumstances. Because of the nature of the judgments and assumptions made by management, actual results could differ from these judgments and estimates that could have a material impact on the carrying values of assets and liabilities and the results of operations of the Company. The Company believes the allowance for loan losses is a critical accounting policy that requires the most significant judgments and estimates used in the preparation of its consolidated financial statements. In estimating the allowance for loan losses, management utilizes historical experience as well as other factors including the effect of changes in the local real estate market on collateral values, the effect on the loan portfolio of current economic indicators and their probable impact on borrowers and changes in delinquent, nonperforming or impaired loans. Changes in these factors may cause management's estimate of the allowance to increase or decrease and result in adjustments to the Company's provision for loan losses. We also have other key accounting policies, which involve the use of estimates, judgments and assumptions that are significant to understanding our results. For additional information see Note 1 to these financial statements and FINANCIAL CONDITION-Allowance for Loan Losses below. Although we believe that our estimates, assumptions and judgments are reasonable, they are based upon information presently available. Actual results may differ significantly from these estimates under different assumptions, judgments or conditions.

                            RESULTS OF OPERATIONS

The Company's net income for the year ended December 31, 2002 was $5.2 million compared with net income of $4.8 million for the year 2001. Net income per share was $1.71 for 2002 compared to $1.59 for 2001. Return on Assets was 1.52% for 2002 compared to 1.51% for 2001. Return on Equity was 13.74% for 2002 compared to 13.34% for 2001.

Net Interest Income. The largest component of the Company's operating income is net interest income, which is the difference between interest and dividend income received from interest-earning assets and the interest expense paid on its interest-bearing liabilities.

Yields Earned and Rates Paid. The following table shows for the periods indicated, the total amount of income recorded from interest-earning assets, and the related average yields, the interest expense associated with interest-bearing liabilities, expressed in dollars and average rates, and the relative net interest spread and net interest margin. All yield and rate information is calculated on an annualized basis. Yield and rate information for a period is average information for the period, and is calculated by dividing the annualized income or expense item for the period by the average balances of the appropriate balance sheet item during the period. Net interest margin is annualized net interest income divided by average interest-earning assets. Nonaccrual loans are included in asset balances for the appropriate periods, but recognition of interest on such loans is discontinued and any remaining accrued interest receivable is reversed, in conformity with federal regulations. The yields and net interest margins appearing in the following table have been calculated on a pre-tax basis:


                                                                       Years ended December 31
                                      --------------------------------------------------------------------------------------------
                                                  2002                           2001                           2000
                                      -----------------------------  -----------------------------  ------------------------------
                                      Average   Income/   Average    Average   Income/   Average    Average   Income/   Average
                                      Balance   Expense  Yield/Rate  Balance   Expense  Yield/Rate  Balance   Expense  Yield/Rate
                                      --------------------------------------------------------------------------------------------
                                                                       (Dollars in thousands)

Average Assets:
Federal funds sold and
 overnight deposits                  $  8,602   $   123    1.43%    $  8,088   $   308    3.81%    $  5,431   $   335    6.17%
Interest-bearing deposits in
 banks                                  4,022       192    4.79%       2,809       151    5.35%       1,910       118    6.18%
Investments (1) (2)                    47,518     2,602    5.70%      51,634     3,124    6.25%      58,680     3,615    6.34%
Loans, net (1), (3)                   253,100    19,252    7.68%     235,433    20,541    8.82%     215,450    20,058    9.42%
                                     -----------------------------------------------------------------------------------------
      Total interest-earning
       assets (1)                     313,242    22,169    7.17%     297,964    24,124    8.21%     281,471    24,126    8.69%

Cash and due from banks                13,168                         10,518                          9,042
Premises and equipment                  4,656                          3,952                          3,989
Other assets                            8,554                          6,535                          5,204
                                     -----------------------------------------------------------------------------------------

      Total assets                   $339,620                       $318,969                       $299,706
                                     =========================================================================================

Average Liabilities and
 Stockholders' Equity:
NOW accounts                         $ 39,143   $   418    1.07%    $ 36,320   $   592    1.63%    $ 34,383   $   702    2.04%
Savings/money market
 accounts                             105,858     1,732    1.64%      92,517     2,745    2.97%      90,923     3,375    3.71%
Time deposits                         102,757     3,695    3.60%     105,595     5,462    5.17%      98,571     5,378    5.46%
Borrowed funds                         12,003       519    4.32%       9,571       766    8.00%       6,340       422    6.66%
      Total interest-bearing
       Liabilities                    259,761     6,364    2.45%     244,003     9,565    3.92%     230,217     9,877    4.29%
                                     -----------------------------------------------------------------------------------------

Non-interest bearing deposits          37,932                         35,251                         32,906
Other liabilities                       4,223                          3,507                          3,575
                                     -----------------------------------------------------------------------------------------
      Total liabilities               301,915                        282,761                        266,698

Stockholders' equity                   37,704                         36,208                         33,008
                                     -----------------------------------------------------------------------------------------
      Total liabilities and
       stockholders equity           $339,620                       $318,969                       $299,706
                                     =========================================================================================

Net interest income (1)                         $15,805                        $14,559                        $14,249
                                                ==============================================================================

Net interest spread (1)                                    4.75%                          4.29%                          4.40%

Net interest margin (1)                                    5.14%                          4.99%                          5.19%

--------------------
<F1>  Average yield reported on a tax-equivalent basis.
<F2>  Average balance of investments calculated on the amortized cost basis.
<F3>  Includes loans held for sale and is net of unearned income and allowance for loan losses.

The Company's net interest income increased by $1.2 million, or 8.5%, to $15.8 million for the year ended December 31, 2002, from $14.6 million for the year ended December 31, 2001. This increase was primarily due to the growth in our loan portfolio that had an average tax equivalent yield of 7.68% in 2002 while the combined lower yielding investment, interest-bearing deposits and federal funds sold average balances decreased. On average for the year 92.3% of our assets were earning interest in 2002 versus 93.4% in 2001. The net interest spread increased by 46 basis points to 4.75% for the year ended December 31, 2002, from 4.29% for the year ended December 31, 2001. The net interest margin for the 2002 period increased by 15 basis points to 5.14% from 4.99% for the 2001 period.

Rate/Volume Analysis. The following table describes the extent to which changes in interest rates and changes in volume of interest-earning assets and interest-bearing liabilities have affected the Company's interest income and interest expense during the periods indicated. For each category of interest-earning assets and interest-bearing liabilities, information is provided on changes attributable to:

*     changes in volume (change in volume multiplied by prior rate);
*     changes in rate (change in rate multiplied by current volume); and
*     total change in rate and volume.

Changes attributable to both rate and volume have been allocated proportionately to the change due to volume and the change due to rate.


                                                    Year Ended December 31, 2002          Year Ended December 31, 2001
                                                       Compared to Year Ended                Compared to Year Ended
                                                    December 31, 2001 Increase/           December 31, 2000 Increase/
                                                    (Decrease) Due to Change In           (Decrease) Due to Change In
                                                  ----------------------------------------------------------------------
                                                  Volume        Rate         Net        Volume        Rate         Net
                                                  ----------------------------------------------------------------------
                                                                           (Dollars In Thousands)

Interest-earning assets:
Federal funds sold and overnight deposits         $    19     $  (205)     $  (186)     $   161     $  (188)     $  (27)
Interest-bearing deposits in banks                     65         (23)          42           59         (26)         33
Investments                                          (259)       (263)        (522)        (446)        (45)       (491)
Loans, net                                          1,566      (2,855)      (1,289)       1,889      (1,406)        483
                                                  ---------------------------------------------------------------------
      Total interest-earning assets               $ 1,391     $(3,346)     $(1,955)     $ 1,663     $(1,665)     $   (2)

Interest-bearing liabilities:
NOW accounts                                      $    46     $  (220)     $  (174)     $    39     $  (149)     $ (110)
Savings/money market accounts                         396      (1,409)      (1,013)          59        (689)       (630)
Time deposits                                        (150)     (1,617)      (1,767)         384        (300)         84
Borrowed funds                                        195        (442)        (247)         215         129         344
                                                  ---------------------------------------------------------------------
      Total interest-bearing liabilities          $   487     $(3,688)     $(3,201)     $   697     $(1,009)     $ (312)
                                                  ---------------------------------------------------------------------

Change in net interest income                     $   904     $   342      $ 1,246      $   966     $  (656)     $  310
                                                  =====================================================================

Interest and Dividend Income. The Company's interest and dividend income decreased by $2.0 million, to $22.2 million for the year ended December 31, 2002, from $24.1 million for the year ended December 31, 2001. Average earning assets increased by $15.3 million, or 5.1%, to $313.2 million for the year ended December 31, 2002, from $298.0 million for the year ended December 31, 2001. Average loans were $253.1 million for the year ended December 31, 2002 up $17.7 million or 7.5% from $235.4 million for the year ended December 31, 2001. Increases in commercial, construction, real estate secured and municipal loans were partially offset by a decrease in average consumer loans. Increases in loan volume partially offset the decreases in interest rates led by the average prime rate for 2002 being 4.67%, down 224 basis points from 6.91% in 2001. This mainly accounted for the decrease in loan interest income of $1.3 million or 6.3%.

The average balance of investment securities (including mortgage-backed securities) decreased by $4.1 million, or 8.0%, to $47.5 million for the year ended December 31, 2002, from $51.6 million for the year ended December 31, 2001. The average level of federal funds sold and overnight deposits increased by $514 thousand, or 6.4%, to $8.6 million for the year ended December 31, 2002, from $8.1 million for the year ended December 31, 2001. The average balances invested in interest-bearing deposits increased to $4.0 million at December 31, 2002 from $2.8 million, or 43.2%, at December 31, 2001, these deposit investments are FDIC insured.

Interest Expense. The Company's interest expense decreased by $3.2 million, or 33.5%, to $6.4 million for the year ended December 31, 2002, from $9.6 million for the year ended December 31, 2001. Average interest-bearing liabilities increased by $15.8 million, or 6.5% to $259.8 million for the year ended December 31, 2002, from $244.0 million for the year ended December 31, 2001. Average time deposits decreased $2.8 million, or 2.7%, to $102.8 million for the year ended December 31, 2002, from $105.6 million for the year ended December 31, 2001. The average balances for NOW accounts increased by $2.8 million to $39.1 million for the year ended December 31, 2002, from $36.3 million for the year ended December 31, 2001. The average balances in savings and money market accounts grew to $105.9 million in 2002 from $92.5 million in 2001 or a 14.4% increase. Average borrowed funds grew $2.4 million or 25.4% from $9.6 million for the year ended December 31, 2001 to $12.0 million for the year ended December 31, 2002. Lower interest rates offered prevailed for the interest-bearing liabilities for the current year. The average rate paid for borrowed funds dropped from 8.00% in 2001 to 4.32% in 2002 in spite of pre-payment penalties assessed and paid to the Federal Home Loan Bank to pay off high rate debt in order to take advantage of one of the lowest rate cycles in memory.

Noninterest Income. The Company's noninterest income increased by $487 thousand for the year ended December 31, 2002. The results for the period reflected a net gain of $661 thousand from the sale of loans compared to a net gain of $156 thousand from these sales during 2001. The net loss on sales of securities was $3 thousand for 2002 compared to a gain of $157 thousand for 2001. Service fees (sources of which include, among others, deposit and loan servicing fees, ATM fees and safe deposit fees) increased by $183 thousand, or 7.7%, to $2.6 million for the year ended December 31, 2002, from $2.4 million for the year ended December 31, 2001. Trust income decreased to $169 thousand in 2002 from $247 thousand in 2001 or a 31.6% decrease primarily due to the decline in interest rates and the stock market as the majority of fee income is based on the trust asset's market value. Other noninterest income increased by $36 thousand, or 26.1%, to $174 thousand for 2002 from $138 thousand for 2001.

Noninterest Expense. The Company's noninterest expense increased $1.3 million, or 12.1%, to $11.8 million for the year ended December 31, 2002, from $10.5 million for the year ended December 31, 2001. Salaries increased $339 thousand, or 7.1%, to $5.1 million for the year ended December 31, 2002, from $4.8 million for the year ended December 31, 2001, reflecting normal salary activity. Pension and employee benefits increased $230 thousand or 15.8 % to $1.7 million for the year ended December 31, 2002, from $1.5 million for the year ended December 31, 2001 mainly due to the increase in the accrual for the Defined Benefit Pension Plan caused by anticipated increases in future salaries and the performance decline in the underlying investment instruments; and the increase in the cost of medical insurance coverage. Office occupancy expense decreased $33 thousand, or 5.3%, to $600 thousand for the year ended December 31, 2002, from $633 thousand for the year ended December 31, 2001. Equipment expense increased $60 thousand to $895 thousand for the year ended December 31, 2002, from $835 thousand for 2001 primarily resulting from increased depreciation cost on computer equipment and software purchases that are depreciated as an expense over a time period of three to five years. Other operating expense increased $670 thousand to $3.5 million for the year ended December 31, 2002 compared to $2.8 million for 2001 or a 23.7% increase, mainly due to an increase in the write downs and costs to operate other real estate owned in 2002 of $577 thousand versus $70 thousand in 2001.

Income Tax Expense. We have provided for current and deferred federal income taxes for the current and all prior periods presented. The Company's income tax expense increased by $84 thousand, or 4.2%, to $2.1 million for the year ended December 31, 2002, from $2.0 million for 2001 mainly due to increased taxable income offset by the low-income housing credits that are available to us in both the 2002 and 2001 tax years related to our limited partnership investments in low-income housing projects sponsored by Housing Vermont in our market area. Our effective tax rate for 2002 was 28.5% compared to 29.1% for 2001.

Year Ended December 31, 2001 Compared to Year Ended December 31, 2000.

Interest and Dividend Income. The Company's interest and dividend income decreased by $2 thousand, to $24.1 million for the year ended December 31, 2001, from $24.1 million for the year ended December 31, 2000. Average earning assets increased by $16.5 million, or 5.9%, to $298.0 million for the year ended December 31, 2001, from $281.5 million for the year ended December 31, 2000. Average loans were $235.4 million for the year ended December 31, 2001 up $19.9 million or 9.2% from $215.5 million for the year ended December 31, 2000. Increases in commercial, construction and real estate secured loans were partially offset by a decrease in average consumer loans. Increases in loan volume offset the decreases in interest rates led by the average prime rate for 2001 being 6.91%, down 232 basis points from 9.23% in 2000. This mainly accounted for the increase in loan interest income of $483 thousand or 2.4%.

The average balance of investment securities (including mortgage-backed securities) decreased by $7.0 million, or 12.0%, to $51.6 million for the year ended December 31, 2001, from $58.7 million for the year ended December 31, 2000. The average level of federal funds sold increased by $2.7 million, or 49.3%, to $8.0 million for the year ended December 31, 2001, from $5.4 million for the year ended December 31, 2000. The average balances invested in interest-bearing deposits increased to $2.8 million at December 31, 2001 from $1.9 million, or 47.1%, at December 31, 2000. These deposits are FDIC insured.

Interest Expense. The Company's interest expense decreased by $312 thousand, or 3.2%, to $9.6 million for the year ended December 31, 2001, from $9.9 million for the year ended December 31, 2000. Average interest-bearing liabilities increased by

$13.8 million, or 6.0% to $244.0 million for the year ended December 31, 2001, from $230.2 million for the year ended December 31, 2000. Average time deposits increased $7.0 million, or 7.1%, to $105.6 million for the year ended December 31, 2001, from $98.6 million for the year ended December 31, 2000. The average balances for NOW accounts increased by $1.9 million to $36.3 million for the year ended December 31, 2001, from $34.4 million for the year ended December 31, 2000. The average balances in savings and money market accounts grew to $92.5 million in 2001 from $90.9 million in 2000 or a 1.8% increase. Average borrowed funds grew $3.2 million or 51.0% from $6.3 million for the year ended December 31, 2000 to $9.6 million for the year ended December 31, 2001. Lower interest rates offered prevailed for the majority of interest-bearing liabilities for 2001 but the average rate paid on time deposits edged up slightly from 5.14% in 2000 to 5.17% in 2001. The average rate paid for borrowed funds rose from 6.66% in 2000 to 8.00% in 2001 due to pre-payment penalties assessed and paid to the Federal Home Loan Bank to pay off high rate debt in order to take advantage of one of the lowest rate cycles in memory.

Noninterest Income. The Company's noninterest income increased by $503 thousand for the year ended December 31, 2001. The results for the period reflected a net gain of $156 thousand from the sale of loans compared to a net gain of $34 thousand from these sales during 2000. The net gain on sales of securities was $157 thousand for 2001 compared to $25 thousand for 2000. Service fees (sources of which include deposit fees, loan servicing fees, and ATM fees) increased by $166 thousand, or 7.5%, to $2.4 million for the year ended December 31, 2001, from $2.2 million for the year ended December 31, 2000. Trust income increased to $247 thousand in 2001 from $182 thousand in 2000 or a 35.8% increase due to fee increase, a switch to the accrual basis of accounting and a number of estate settlements. Other noninterest income increased by $18 thousand, or 15.0%, to $138 thousand for 2001 from $120 thousand for 2000.

Noninterest Expense. The Company's noninterest expense increased $552 thousand, or 5.6%, to $10.5 million for the year ended December 31, 2001, from $9.9 million for the year ended December 31, 2000. Salaries increased $260 thousand, or 5.8%, to $4.8 million for the year ended December 31, 2001, from $4.5 million for the year ended December 31, 2000, reflecting normal salary activity. Pension and employee benefits increased $328 thousand or 29.2% to $1.5 million for the year ended December 31, 2001, from $1.1 million for the year ended December 31, 2000 mainly due to the increase in the accrual for the Defined Benefit Pension Plan caused by anticipated increases in future salaries and the performance decline in the underlying investment instruments and the increase in the cost of medical insurance coverage. Office occupancy expense increased $73 thousand, or 13.0%, to $633 thousand for the year ended December 31, 2001, from $560 thousand for the year ended December 31, 2000, which was partially attributable to the opening of a loan production office in Littleton, New Hampshire and the acquisition of more corporate office space in Morrisville, Vermont. Equipment expense decreased $159 thousand to $835 thousand for the year ended December 31, 2001, from $994 thousand for 2000 primarily resulting from decreased depreciation cost on computer equipment and software purchases that are depreciated as an expense over a time period of three to five years. Other operating expense increased $51 thousand to $2.8 million for the year ended December 31, 2001 compared to $2.8 million for 2000 or a 1.8% increase.

Income Tax Expense. The Company's income tax expense increased by $159 thousand, or 8.7%, to $2.0 million for the year ended December 31, 2001, from $1.8 million for 2000 mainly due to increased taxable income offset by the low-income housing credits that are available to us in both the 2001 and 2000 tax years related to our limited partnership investments in low-income housing projects sponsored by Housing Vermont in our market area. Our effective tax rate for 2001 was 29.1% compared to 27.5% for 2000 when we had historic rehabilitation tax credits available because of our investments in low-income housing projects.

                             FINANCIAL CONDITION

At December 31, 2002, the Company had total consolidated assets of $343.5 million, including net loans and loans held for sale of $253.0 million, deposits of $293.0 million and stockholders' equity of $39.2 million. Based on the most recent information published by the Vermont Banking Commissioner, in terms of total assets at December 31, 2001, Union Bank ranked as the 10th largest institution of the 23 commercial banks and savings institutions headquartered in Vermont and Citizens ranked 19th.

The Company's total assets increased by $6.0 million, or 1.8% to $343.5 million at December 31, 2002 from $337.5 million at December 31, 2001. Total net loans and loans held for sale increased by $4.9 million or 2.0% to $253.0 million or 73.7% of total assets at December 31, 2002 as compared to $248.1 million or 73.5% of total assets at December 31, 2001. This was due to increases of $5.3 million in commercial real estate loans and a $2.3 million increase in municipal loans that were partially offset by a $1.4 million decrease in loans to consumers, a $650 thousand decrease in residential real estate loans and a $572 thousand decrease in commercial loans. Loan Growth was modest during the year as growth was moderated by accelerated prepayments during 2002 due to lower rates available and management's decision to sell loans into the secondary market to mitigate our future interest rate risk. Cash and Due from banks increased from $13.9 million at December 31, 2001 to $16.0 million at December 31, 2002. Federal funds sold and overnight deposits increased approximately $2.1 million to $9.7 million at December 31, 2002 from $7.6 million at December 31, 2001. Total deposits increased $7.3 million or 2.6% to $293.0 million at December 31, 2002 from $285.7 million at December 31, 2001. A $3.7 million increase in NOW accounts to $44.7 million at December 31, 2002 from $41.0 million the previous year end, a $5.1 million or 5.0% increase in money market and savings accounts to $106.0 million from $101.0 million, a $1.4 million or 3.6% increase in non-interest bearing deposits between years was partially offset by a $2.9 million decrease in time deposits to $101.3 million at December 31, 2002 from $104.2 million at December 31, 2001. Total borrowings decreased approximately $2.8 million to $7.5 million at December 31, 2002 from $10.3 million at December 31, 2001 due to early payoff of high rate advances at the Federal Home Loan Bank in order to better position the Company to take advantage of the low interest rate environment.

Total equity increased by $2.0 million or 5.3% to $39.2 million at December 31, 2002 from $37.2 million at December 31, 2001 as a result of an increase of $180 thousand in the net unrealized holding gain on securities available-for-sale, net income of $5.2 million, and the exercise of employee stock options for $45 thousand. These increases were partially offset by dividend payments of $3.5 million.

Loan Portfolio. The Company's loan portfolio primarily consists of adjustable- and fixed-rate mortgage loans secured by one-to-four family, multi-family residential or commercial real estate. The composition of the Company's gross loan portfolio net of loans held for sale at December 31 for each of the last five years was as follows:


                                2002          2001          2000          1999          1998
                              ----------------------------------------------------------------
                                                   (Dollars in thousands)

Real Estate                   $109,347      $112,564      $104,417      $ 87,154      $ 76,832
Commercial Real Estate          86,081        78,898        66,186        69,807        67,707
Commercial                      19,919        20,659        18,215        16,246        17,446
Consumer                        10,758        12,201        14,626        18,661        23,519
Municipal & Other               12,869        10,552        12,449         9,657         9,830
                              ----------------------------------------------------------------
      Total Loans             $238,974      $234,874      $215,893      $201,525      $195,334
                              ================================================================

The banks originate and sell residential mortgages into the secondary market, with most such sales made to the Federal Home Loan Mortgage Corporation (FHLMC) and the Vermont Housing Finance Agency (VHFA). The Company services a $164.6 million residential mortgage portfolio, approximately $55.3 million of which is serviced for unaffiliated third parties at December 31, 2002. Additionally, the Company originates commercial real estate and commercial loans under various SBA programs that provide an agency guarantee for a portion of the loan amount. The Company occasionally sells the guaranteed portion of the loan to other financial concerns and will retain servicing rights, which generates fee income. The Company services approximately $7.8 million of commercial and commercial real estate loans that have been previously sold. The Company capitalizes servicing rights on these fees and recognizes gains and losses on the sale of the principal portion of these notes as they occur.

Total loans not held for sale have increased $4.1 million or 1.7% since December 31, 2001. The increase was limited due to an acceleration of prepayments during the year and management's decision to sell and deem as held for sale a significant portion of loans originated in 2002. The Company sold in part $28.3 million in loans on the secondary market in 2002. This strategy will protect our interest margin in the future from the effect of making long term loans in a historically low interest rate environment.

The following table breaks down by classification the maturities of the loans held in portfolio and held for sale as of December 31, 2002:


                                                   Within 1       2-5         Over 5
                                                     Year        Years        Years
                                                   ---------------------------------
                                                        (Dollars in thousands)

      Real Estate, other than Commercial
        Fixed Rate                                 $17,842      $17,475      $ 38,907
        Variable Rate                                1,253        5,013        26,337
      Commercial Real Estate
        Fixed Rate                                   4,376       13,290         7,025
        Variable Rate                               10,757       20,400        49,370
      Commercial
        Fixed Rate                                   2,931        4,272           281
        Variable Rate                                6,350        4,566         1,562
      Municipal
        Fixed Rate                                  10,680          926         1,263
        Variable Rate                                    -            -             -
      Consumer
        Fixed Rate                                   5,799        5,163           155
        Variable Rate                                   79           12            29
                                                   ----------------------------------
            Total                                  $60,067      $71,117      $124,929
                                                   ==================================

Asset Quality. The Company, like all financial institutions, is exposed to certain credit risks including those related to the value of the collateral that secures its loans and the ability of borrowers to repay their loans. Management closely monitors the Company's loan and investment portfolios and other real estate owned for potential problems on a periodic basis and reports to the Company's and the subsidiaries' Boards of Directors at regularly scheduled meetings.

The Company's loan review procedures include a credit quality assurance process that begins with approval of lending policies and underwriting guidelines by the Board of Directors, a loan review department staffed by experienced former regulatory personnel, low individual lending limits for officers, Board approval for large credit relationships and a quality control process for loan documentation. The Company also maintains a monitoring process for credit extensions. The Company performs periodic concentration analyses based on various factors such as industries, collateral types, large credit sizes and officer portfolio loads. The Company has established underwriting guidelines to be followed by its officers. The Company monitors its delinquency levels for any negative or adverse trends. The Company continues to invest in its loan portfolio monitoring system to enhance its risk management capabilities. There can be no assurance, however, the Company's loan portfolio will not become subject to increasing pressures from deteriorating borrower credit due to general or local economic conditions.

Loans on which the accrual of interest has been discontinued are designated as nonaccrual loans. Loans are designated as nonaccrual when reasonable doubt exists as to the full collection of interest and principal. Normally, when a loan is placed on nonaccrual status, all interest previously accrued but not collected is reversed against current period interest income. Income on such loans is then recognized only to the extent that cash is received and where the future collection of interest and principal is probable. Interest accruals are resumed on such loans only when they are brought fully current with respect to interest and principal and when, in the judgment of management, the loans are estimated to be fully collectible as to both principal and interest.

The Company had loans on non-accrual status totaling $1.5 million at December 31, 2002 and $1.8 million at December 31, 2001. The aggregate interest on non-accrual loans not recognized for the years ended December 31, 2002, 2001 and 2000 was $316,019, $450,118, and $288,512, respectively.

The Company had $778 thousand and $3.0 million in loans past due 90 days or more and still accruing at December 31, 2002 and 2001, respectively. At December 31, 2002, the Company had internally classified certain loans totaling $1.9 million and $793 thousand at December 31. 2001. In management's view, such loans represent a higher degree of risk and could become nonperforming loans in the future. While still on a performing status, in accordance with the Company's credit policy, loans are internally classified when a review indicates any of the following conditions making the likelihood of collection questionable:

*     the financial condition of the borrower is unsatisfactory;
*     repayment terms have not been met;
* the borrower has sustained losses that are sizable, either in absolute terms or relative to net worth;
*     confidence is diminished;
*     loan covenants have been violated;
*     collateral is inadequate; or
*     other unfavorable factors are present.

At December 31, 2002, the Company had acquired by foreclosure or through repossession real estate worth $784 thousand, consisting of two commercial properties, a residential property and undeveloped land. The balance at December 31, 2001 was $1.3 million.

Allowance for Loan Losses. Some of the Company's loan customers ultimately do not make all of their contractually scheduled payments, requiring the Company to charge off a portion or all of the remaining principal balance due. The Company maintains an allowance for loan losses to absorb such losses. The allowance for loan losses is maintained at a level which, in management's judgment, is adequate to absorb credit losses inherent in the loan portfolio; however, actual loan losses may vary from current estimates. The amount of the allowance is based on management's evaluation of the collectibility of the loan portfolio, including the composition of the portfolio, growth of the portfolio, credit concentrations, trends in historical loss experience, delinquency and past due trends, specific impaired loans, and economic conditions. Allowances for impaired loans are generally determined based on collateral values or the present value of estimated cash flows. The allowance is increased by a provision for loan losses, which is charged to expense and reduced by charge-offs, net of recoveries. The provision for loan losses represents the current period credit cost associated with maintaining an appropriate allowance for loan losses. While the Company allocates the allowance for loan losses based on the percentage category to total loans, the portion of the allowance for loan losses allocated to each category does not represent the total available for future losses which may occur within the loan category since the total allowance for possible loan losses is a valuation reserve applicable to the entire portfolio. Based on an evaluation of the loan portfolio, management presents a quarterly analysis of the allowance for loan losses to the Board of Directors, indicating any changes in the allowance since the last review and any recommendations as to adjustments in the allowance.

For the year ended December 31, 2002, the methodology used to determine the provision for loan losses was unchanged from the prior year. The composition of the Company's loan portfolio remained relatively unchanged from December 31, 2001 and there was no material change in the lending programs or terms during the year.

The following table reflects activity in the allowance for loan losses for the years ended December 31, 2002, 2001, 2000, 1999 and 1998.


                                                            Year Ended December 31,
                                            ------------------------------------------------------
                                             2002        2001        2000        1999        1998
                                            ------------------------------------------------------
                                                            (Dollars in thousands)

Balance at the beginning of period          $2,801      $2,863      $2,870      $2,845      $2,811
Charge-offs:
  Real Estate                                  108          70           -          41          49
  Commercial                                   115         245         152          49          67
  Consumer and other                           136         161         229         338         371
                                            ------------------------------------------------------
      Total charge-offs                        359         476         381         428         487
                                            ------------------------------------------------------
Recoveries:
  Real Estate                                    8           1           1           3           -
  Commercial                                    24          23          34          14          33
  Consumer and other                            78          70          89          77          88
                                            ------------------------------------------------------
      Total recoveries                         110          94         124          94         121
                                            ------------------------------------------------------

Net charge-offs                               (249)       (382)       (257)       (334)       (366)
Provision for loan losses                      356         320         250         359         400
Transfer from Other Reserve                      -           -           -           -           -
                                            ------------------------------------------------------

Balance at end of period                    $2,908      $2,801      $2,863      $2,870      $2,845
                                            ======================================================

The following table shows the breakdown of the Company's allowance for loan loss by category of loan and the percentage of loans in each category to total loans in the respective portfolios at the dates indicated:


                               December 31,       December 31,       December 31,       December 31,       December 31,
                                   2002               2001               2000               1999               1998
                             --------------------------------------------------------------------------------------------
                             Amount   Percent   Amount   Percent   Amount   Percent   Amount   Percent   Amount   Percent
                             --------------------------------------------------------------------------------------------
                                                                (Dollars in thousands)

Real Estate
  Residential                $  580     39.2%   $  610     41.3%   $  595     40.5%   $  557     42.3%   $  255     39.5%
  Commercial                  1,428     35.6%    1,342     34.1%    1,193     32.3%    1,014     30.6%      754     29.5%
  Construction                  144      5.6%      116      4.6%      102      4.5%       77      3.7%       12      3.8%
Other Loans
  Commercial                    412      8.7%      421      9.1%      401      9.1%      416      8.1%      498      9.0%
  Consumer installment          208      4.3%      253      4.9%      319      6.5%      448      8.6%      545     11.3%
  Home equity loans              28      1.5%       29      1.6%       31      1.8%       28      1.8%       21      2.3%
  Municipal, Other and
  Unallocated                   108      5.1%       30      4.4%      222      5.3%      330      4.9%      760      4.6%
                             --------------------------------------------------------------------------------------------

      Total                  $2,908    100.0%   $2,801    100.0%   $2,863    100.0%   $2,870    100.0%   $2,845    100.0%
                             ============================================================================================


Ratio of Net Charge-Offs
 to Average Loans                        .10%               .16%               .12%               .16%               .19%
Ratio of Allowance for
 Loan Losses to Loans                   1.14%              1.12%              1.27%              1.37%              1.41%

Management of the Company believes that the allowance for loan losses at December 31, 2002 is adequate to cover losses inherent in the Company's loan portfolio as of such date. However there can be no assurance that the Company will not sustain losses in future periods, which could be greater than the size of the allowance at December 31, 2002. See CRITICAL ACCOUNTING POLICIES and Footnote 1 in the financial statements

While the Company recognizes that the current economic slowdown may adversely impact its borrowers' financial performance and ultimately their ability to repay their loans, management continues to be cautiously optimistic about the key credit indicators from the Company's loan portfolio.

Investment Activities. At December 31, 2002, the reported value of investment securities available-for-sale was $45.8 million or 13.3% of assets. The Company had no securities classified as held-to-maturity or trading. Current accounting guidance requires banks to recognize all appreciation or depreciation of the investment portfolio either on the balance sheet or through the income statement even though a gain or loss has not been realized. These changes require securities classified as "trading securities" to be marked to market with any gain or loss charged to income. Securities classified as "available-for-sale" are marked to market with any gain or loss after taxes charged to the equity portion of the balance sheet. Securities classified as "held-to-maturity" are to be held at book value. The reported value of securities available-for-sale at December 31, 2002 reflects a positive valuation adjustment of $1.0 million. The offset of this adjustment, net of income tax effect, was a $674 thousand increase in the Company's other comprehensive income component of stockholders' equity and a decrease in net deferred tax assets of $349 thousand.

The following tables show as of December 31, 2002 and 2001 the amortized cost of the Company's investment portfolio maturing within the stated period.


                                                                           At December 31, 2002
                                                ------------------------------------------------------------------------
                                                                                Maturities
                                                ------------------------------------------------------------------------
                                                 Within      One to     Five to       Over        Total      Weighted
                                                One Year   Five Years   Ten Years   Ten Years     Cost     Average Yield
                                                ------------------------------------------------------------------------
                                                                          (Dollars in thousands)

Securities available-for-sale:
  U.S. Government, Agency and Corporation
   securities                                    $ 2,533     $ 3,432     $   908     $     -     $ 6,873       2.89%
  Mortgage-backed securities                         753       2,374       2,865       6,344      12,336       4.84%
  State and political subdivisions                     -       1,936       3,370         738       6,044       5.92%
  Corporate debt securities                        6,479       9,293       3,168           -      18,940       6.13%
  Marketable equity securities                         -           -           -         608         608       6.88%
                                                 ------------------------------------------------------------------

Total Investment Securities                      $ 9,765     $17,035     $10,311     $ 7,690     $44,801       5.26%
                                                 =======================================================

Fair Value                                       $ 9,850     $17,565     $10,581     $ 7,828     $45,824
                                                 =======================================================

Weighted Average Yield                             4.74%       5.42%       5.59%       5.12%       5.26%


                                                                           At December 31, 2001
                                                ------------------------------------------------------------------------
                                                                                Maturities
                                                ------------------------------------------------------------------------
                                                 Within      One to     Five to       Over        Total      Weighted
                                                One Year   Five Years   Ten Years   Ten Years     Cost     Average Yield
                                                ------------------------------------------------------------------------
                                                                          (Dollars in thousands)

Securities available-for-sale:
  U.S. Government, Agency and Corporation
   securities                                    $ 1,500     $ 2,059     $   912     $     -     $ 4,471       6.03%
  Mortgage-backed securities                           -       2,900       1,802      10,965      15,667       5.47%
  State and political subdivisions                    11       1,295       3,872         739       5,917       5.90%
  Corporate debt securities                        3,255      15,037       3,906           -      22,198       6.20%
  Marketable equity securities                         -           -           -         608         608       7.90%
                                                 ------------------------------------------------------------------

Total Investment Securities                      $ 4,766     $21,291     $10,492     $12,312     $48,861       5.93%
                                                 ==================================================================

Fair Value                                       $ 4,804     $21,736     $10,439     $12,631     $49,610
                                                 =======================================================

Weighted Average Yield                             6.32%       6.07%       6.03%       5.47%       5.93%

Deposits. The following table shows information concerning the Company's deposits by account type, and the weighted average nominal rates at which interest was paid on such deposits as of December 31, 2002 and December 31, 2001:


                                         Year Ended December 31,            Year Ended December 31,
                                                  2002                               2001
                                    -----------------------------------------------------------------
                                                Percent                            Percent
                                    Average     of Total   Average     Average     of Total   Average
                                    Amount      Deposits    Rate       Amount      Deposits    Rate
                                    -----------------------------------------------------------------
                                                          (Dollars in thousands)

Non-time deposits:
  Demand deposits                  $ 37,932      13.28%               $ 35,251      13.07%
  NOW accounts                       39,143      13.70%     1.07%       36,320      13.47%     1.63%
  Money Markets                      66,562      23.30%     1.85%       56,875      21.09%     3.50%
  Savings                            39,296      13.75%     1.27%       35,642      13.21%     2.13%
                                   ----------------------------------------------------------------
      Total non-time deposits       182,933      64.03%                164,088      60.84%
                                   ----------------------------------------------------------------

Time deposits:
  Less than $100,000                 75,021      26.26%     3.18%       76,641      28.42%     5.03%
  $100,000 and over                  27,736       9.71%     4.71%       28,954      10.74%     5.53%
                                   ----------------------------------------------------------------
      Total time deposits           102,757      35.97%                105,595      39.16%
                                   ----------------------------------------------------------------

Total deposits                     $285,690     100.00%     2.05%     $269,683     100.00%     3.26%
                                   ================================================================

The following table sets forth information regarding the amounts of the Company's time deposits in amounts of $100,000 or more at December 31, 2002 and December 31, 2001 that mature during the periods indicated:


                            December 31, 2002    December 31, 2001
                            --------------------------------------
                                   (Dollars in thousands)

      Within 3 months           $ 9,629              $ 6,288
      3 to 6 months              13,090               13,681
      6 to 12 months              3,113                3,189
      Over 12 months              4,217                6,711
                                ----------------------------

                                $30,049              $29,869
                                ============================

Borrowings. Borrowings from the Federal Home Loan Bank of Boston were $7.5 million at December 31, 2002 at a weighted average rate of 4.62%.
Borrowings totaled $10.3 million at December 31, 2001 had a weighted average rate of 5.06%. (See Footnote 12 to the Financial Statements for details.)

                       OTHER FINANCIAL CONSIDERATIONS

Market Risk and Asset and Liability Management. Market risk is the risk of loss in a financial instrument arising from adverse changes in market prices and rates, foreign currency exchange rates, commodity prices and equity prices. The Company's market risk arises primarily from interest rate risk inherent in its lending, investing, and deposit taking activities. To that end, management actively monitors and manages its interest rate risk exposure. The Company does not have any market risk sensitive instruments acquired for trading purposes. The Company attempts to structure its balance sheet to maximize net interest income while controlling its exposure to interest rate risk. The Company's Asset/Liability Committee formulates strategies to manage interest rate risk by evaluating the impact on earnings and capital of such factors as current interest rate forecasts and economic indicators, potential changes in such forecasts and indicators, liquidity, and various business strategies. The Company's Asset/Liability Committee's methods for evaluating interest rate risk include an analysis of the Company's interest-rate sensitivity "gap", which provides a static analysis of the maturity and repricing characteristics of the Company's entire balance sheet, and a simulation analysis, which calculates projected net interest income based on alternative balance sheet and interest rate scenarios, including "rate shock" scenarios involving immediate substantial increases or decreases in market rates of interest.

The Company's Asset/Liability Committee meets at least weekly to set loan and deposit rates, make investment decisions, monitor liquidity and evaluate the loan demand pipeline. Deposit runoff is monitored daily and loan prepayments evaluated monthly. The Company historically has maintained a substantial portion of its loan portfolio on a variable rate basis and plans to continue this

Asset/Liability/Management (ALM) strategy in the future. The investment portfolio is all classified as available for sale and the modified duration is relatively short. The Company does not utilize any derivative products or invest in any "high risk" instruments.

Our interest rate sensitivity analysis (simulation) as of December 2001 for a simulated flat rate environment based on an anticipated prime rate of 4.92%, projected Net Interest Income of $15.5 million for 2002 based on average assets of $358.9 million compared to actual results of $15.8 million on average assets of $339.6 million or an 1.9% difference. The actual Prime rate was flat for the majority of 2002 and dropped from 4.75% to 4.25% on November 7, 2002. Interest rates were down in 2002 on interest earning assets 104 basis points and 147 basis points on interest paying liabilities. We continued to have high demand for loans ($253.1 million on average for 2002 with $28.3 million sold during the year) which resulted in our percentage of loans to interest earning assets growing from 79.0% in 2001 to 80.8% in 2002 as we shifted resources from lower yielding assets to loans. Our net interest margin for 2002 was 5.14% and our net interest spread was 4.75%. Net income was projected to be $4.9 million in a simulated flat rate environment compared to actual results of $5.2 million. Of the $300 thousand difference, approximately $200 thousand relates to the increase in net interest income. Return on Assets was 1.52% compared to our simulated flat rate projection of 1.37%. Return on Equity was 13.74% compared to our simulated flat rate projection of 13.23%. These two ratios were higher based on higher net income as explained above and lower average balances than anticipated which were mainly due to the sale of loans in the secondary market during 2002 in order to mitigate the Company's interest rate risk in this low interest rate environment.

The Company generally requires collateral or other security to support financial instruments with credit risk. Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. (See Footnote 15 to the Financial Statements for details.)

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

The Company prepares its interest rate sensitivity "gap" analysis by scheduling interest-earning assets and interest-bearing liabilities into periods based upon the next date on which such assets and liabilities could mature or reprice. The amounts of assets and liabilities shown within a particular period were determined in accordance with the contractual terms of the assets and liabilities, except that:

* adjustable-rate loans, securities, and FHLB advances are included in the period when they are first scheduled to adjust and not in the period in which they mature;

* fixed-rate mortgage-related securities and loans reflect estimated prepayments, which were estimated based on analyses of broker estimates, the results of a prepayment model utilized by the Company, and empirical data;

* other non-mortgage related fixed-rate loans reflect scheduled contractual amortization, with no estimated prepayments; and

* NOW, money markets, and savings deposits, which do not have contractual maturities, reflect estimated levels of attrition, which are based on detailed studies by the Company of the sensitivity of each such category of deposit to changes in interest rates.

Management believes that these assumptions approximate actual experience and considers them reasonable. However, the interest rate sensitivity of the Company's assets and liabilities in the tables could vary substantially if different assumptions were used or actual experience differs from the historical experience on which the assumptions are based.

The following tables show the Company's rate sensitivity analysis as of December 31, 2002 and 2001:


                                                                           December 31, 2002
                                                                      Cumulative repriced within
                                                 ----------------------------------------------------------------------
                                                 3 Months     4 to 12     1 to 3      3 to 5       Over 5
                                                 or Less      Months      Years       Years        Years         Total
                                                 ----------------------------------------------------------------------
                                                               (Dollars in thousands, by repricing date)

Interest sensitive assets:
  Federal funds sold and
   overnight deposits                            $ 9,713     $     -     $     -     $      -     $      -     $  9,713
  Interest-bearing deposits in banks               1,089       1,881       1,857          495            5        5,327
  Investments available for sale (1)               5,909       9,020      12,407        6,757       11,171       45,264
  FHLB Stock                                           -           -           -            -        1,235        1,235
  Loans (2)                                       81,443      64,376      51,226       39,244       19,618      255,907
                                                 ----------------------------------------------------------------------

      Total interest sensitive assets            $98,154     $75,277     $65,490     $ 46,496     $ 32,029     $317,446
                                                 ======================================================================

Interest sensitive liabilities:
  Time deposits                                  $27,586     $51,651     $19,325     $  2,729     $      3     $101,294
  Money markets                                   26,218           -           -            -       38,489       64,707
  Regular savings                                  9,799           -           -            -       31,537       41,336
  NOW accounts                                    24,807           -           -            -       19,884       44,691
  Borrowed funds (3)                                 289         928       3,008        3,311            -        7,536
                                                 ----------------------------------------------------------------------

      Total interest sensitive liabilities       $88,699     $52,579     $22,333     $  6,040     $ 89,913     $259,564
                                                 ======================================================================

Net interest rate sensitivity gap                  9,455      22,698      43,157       40,456      (57,884)      57,882
Cumulative net interest rate sensitivity gap       9,455      32,153      75,310      115,766       57,882
Cumulative net interest rate sensitivity gap
 as a percentage of total assets                   2.75%       9.36%      21.93%       33.71%       16.85%
Cumulative interest sensitivity gap as a
 percentage of total interest-earning assets       2.98%      10.13%      23.72%       36.47%       18.23%
Cumulative net interest earning assets as a
 percentage of cumulative interest-bearing
 liabilities                                       3.64%      12.39%      29.01%       44.60%       22.30%

--------------------
<F1>  Investments available for sale exclude marketable equity securities with a fair value of $559,613 that may be sold by the Company at any time.
<F2>  Balances shown net of unearned income of $206,100.
<F3>  Estimated repayment assumptions considered in Asset/Liability model.


                                                                           December 31, 2001
                                                                      Cumulative repriced within
                                                 ----------------------------------------------------------------------
                                                 3 Months     4 to 12     1 to 3      3 to 5       Over 5
                                                 or Less      Months      Years       Years        Years         Total
                                                 ----------------------------------------------------------------------
                                                               (Dollars in thousands, by repricing date)

Interest sensitive assets:
  Federal funds sold and
   overnight deposits                            $ 7,630     $     -     $     -     $      -     $      -     $  7,630
  Interest-bearing deposits in banks                 871         991       2,149          689            -        4,700
  Investments available for sale (1)               4,855       5,255      16,273       10,864       11,525       48,772
  FHLB Stock                                           -           -           -            -        1,064        1,064
  Loans (2)                                       72,424      39,174      42,321       39,384       57,640      250,943
                                                 ----------------------------------------------------------------------

      Total interest sensitive assets            $85,780     $45,420     $60,743     $ 50,937     $ 70,229     $313,109
                                                 ======================================================================

Interest sensitive liabilities:
  Time deposits                                  $25,758     $51,582     $22,462     $  4,359     $      3     $104,164
  Money markets                                   23,852           -           -            -       40,844       64,696
  Regular savings                                  4,329           -           -            -       31,967       36,296
  NOW accounts                                    31,501           -           -            -        9,519       41,020
  Borrowed funds (3)                               2,174         585       1,750        4,756        1,079       10,344
                                                 ----------------------------------------------------------------------

      Total interest sensitive liabilities       $87,614     $52,167     $24,212     $  9,115     $ 83,412     $256,520
                                                 ======================================================================

Net interest rate sensitivity gap                 (1,834)     (6,747)     36,531       41,822      (13,183)    56,589
Cumulative net interest rate sensitivity gap      (1,834)     (8,581)     27,950       69,772       56,589
Cumulative net interest rate sensitivity gap
 as a percentage of total assets                   (.54%)     (2.54%)      8.28%       20.67%       16.77%
Cumulative interest sensitivity gap as a
 percentage of total interest-earning assets       (.59%)     (2.74%)      8.93%       22.28%       18.07%
Cumulative net interest earning assets as a
 percentage of cumulative interest-bearing
 liabilities                                       (.71%)     (3.34%)     10.90%       27.20%       22.06%

--------------------
<F1>  Investments available for sale exclude marketable equity securities with a fair value of $837,545 that may be sold by the Company at any time.
<F2>  Balances shown net of unearned income of $263,080.
<F3>  Estimated repayment assumptions considered in Asset/Liability model.

Simulation Analysis. In its simulation analysis, the Company uses computer software to simulate the estimated impact on net interest income and capital (Net Fair Value) under various interest rate scenarios, balance sheet trends, and strategies. These simulations incorporate assumptions about balance sheet dynamics such as loans and deposit growth, product pricing, changes in funding mix, and asset and liability repricing and maturity characteristics. Based on the results of these simulations, the Company is able to quantify its interest rate risk and develop and implement appropriate strategies.

The following chart reflects the results of our latest simulation analysis for next year-end on Net Interest Income, Net Income, Return on Assets, Return on Equity and Net Fair Value. The projection utilizes a rate shock of 300 basis points from the year-end prime rate of 4.25%; this is the highest internal slope monitored and shows the best and worse scenarios analyzed. This slope range was determined to be the most relevant during this economic cycle.

                           UNION BANKSHARES, INC.
                  INTEREST RATE SENSITIVITY ANALYSIS MATRIX
                              DECEMBER 31, 2002
                           (Dollars in thousands)


  Year               Prime    Net Interest    Change     Net      Return on    Return on     Net Fair      Change
 Ending              Rate        Income         %       Income    Assets %     Equity %     Value Ratio      %
-----------------------------------------------------------------------------------------------------------------

December-03          7.25       $18,111       14.93%    $6,376      1.81         16.17         7.55%       (4.14)
                     4.25        15,759        0.00      4,819      1.37         12.44        11.69%        0.00
                     1.25        12,951      (17.82)     2,961       .85          7.78        14.11%        2.43

Liquidity. Managing liquidity risk is essential to maintaining both depositor confidence and stability in earnings. Liquidity is a measurement of the Company's ability to meet potential cash requirements, including ongoing commitments to fund deposit withdrawals, repay borrowings, fund investment and lending activities, and for other general business purposes. The Company's principal sources of funds are deposits, amortization and prepayment of loans and securities, maturities of investment securities and other short-term investments, sales of securities and loans available-for-sale, and earnings and funds provided from operations. Maintaining a relatively stable funding base, which is achieved by diversifying funding sources, competitively pricing deposit products, and extending the contractual maturity of liabilities, reduces the Company's exposure to roll over risk on deposits and limits reliance on volatile short-term purchased funds. Short-term funding needs arise from declines in deposits or other funding sources, funding of loan commitments and request for new loans. The Company's strategy is to fund assets to the maximum extent possible with core deposits that provide a sizable source of relatively stable and low-cost funds.

In addition, as both subsidiary banks are members of the FHLB, the Company has access to preapproved lines of credit up to 5.1% of total assets. Union Bank also has a $4.0 million short term preapproved line of credit with one of their correspondent banks, and repurchase agreement lines with selected brokerage houses.

The Banks maintain IDEAL Way Lines of Credit with the Federal Home Loan Bank of Boston. The total line available to Union Bank was $3.6 million as of both December 31, 2002 and 2001. The total line available to Citizens was $3.0 million as of both December 31, 2002 and 2001. There were no borrowings against these lines of credit at December 31, 2002 or 2001. Interest on these borrowings is chargeable at a rate determined by the Federal Home Loan Bank and payable monthly. Should the Company utilize these lines of credit, qualified portions of the loan and investment portfolios would collateralize these borrowings.

While scheduled loan and securities payments and FHLB advances are relatively predictable sources of funds, deposit flows and prepayments on loans and mortgage-backed securities are greatly influenced by general interest rates, economic conditions, and competition. The Company's liquidity is actively managed on a daily basis, monitored by the Asset/Liability Committee, and reviewed periodically with the subsidiaries' Boards of Directors. The Company's Asset/Liability Committee sets liquidity targets based on the Company's financial condition and existing and projected economic and market conditions. The committee measures the Company's marketable assets and credit available to fund liquidity requirements and compares the adequacy of that aggregate amount against the aggregate amount of the Company's sensitive or volatile liabilities, such as core deposits and time deposits in excess of $100,000, term deposits with short maturities, and credit commitments outstanding. The committee's primary objective is to manage the Company's liquidity position and funding sources in order to ensure that it has the ability to meet its ongoing commitment to its depositors, to fund loan commitments, and to maintain a portfolio of investment securities. Since many of the loan commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements.

The Company's management monitors current and projected cash flows and adjusts positions as necessary to maintain adequate levels of liquidity. Although approximately 78% of time deposits will mature within twelve months, management believes, based upon past experience, that the Company will retain a substantial portion of these deposits. Management will continue to offer a competitive but prudent pricing strategy to facilitate retention of such deposits. Any reduction in total deposits could be offset by purchases of federal funds, short-term FHLB borrowings, or liquidation of investment securities or loans held for sale. Such steps could result in an increase in the Company's cost of funds and adversely impact the net interest margin. Management believes the Company has sufficient liquidity to meet all reasonable borrower, depositor and creditor needs in the present economic environment. However, any projections of future cash needs and cash flows are subject to substantial uncertainty. We continually evaluate opportunities to buy/sell securities and loans available for sale, obtain credit facilities from lenders, or restructure our debt for strategic reasons or to further strengthen our financial position.

Capital Resources. Our capital management is designed to maintain an optimum level of capital in a cost-effective structure that: meets our target regulatory ratios; supports our internal assessment of economic capital; funds our business strategies; and builds long-term stockholder value.

The total dollar value of the Company's stockholders' equity was $39.2 million at December 31, 2002 reflecting net income of $5.2 million for 2002, less dividends paid of $3.5 million, compared to $37.2 million at year end 2001. The Company has 5,000,000 shares of $2.00 par value common stock authorized. As of December 31, 2002, the Company had 3,270,689 shares issued, of which 3,030,057 were outstanding and 240,632 were held in Treasury. Also as of December 31, 2002, there were outstanding employee incentive stock options with respect to 10,900 shares of the Company's common stock, granted pursuant to the Company's 1998 Incentive Stock Option Plan. Of the 50,000 shares authorized for issuance under the 1998 Plan, 38,800 shares remain available for future option grants.

On October 17, 2001, the Company announced a stock repurchase program. The Board of Directors has authorized the repurchase of up to 100,000 shares of common stock, or approximately 3.3% of the Company's outstanding shares. Shares are repurchased from time to time in the open market or in negotiated transactions as, in the judgment of management, market conditions warrant. The repurchase program is open for an unspecified period of time. To date we have repurchased 6,672 shares under this program, for a total cost of $129.5 thousand. No repurchases were made in 2002.

Dividends are generally increased in line with long-term trends in earnings per share growth and conservative earnings projections, while sufficient profits are retained to support anticipated business growth, fund strategic investments and provide continued support for deposits.

Impact of Inflation and Changing Prices. The Company's consolidated financial statements, included in this document, have been prepared in accordance with U.S. generally accepted accounting principles, which require the measurements of financial position and results of operations in terms of historical dollars, without considering changes in the relative purchasing power of money over time due to inflation. Banks have asset and liability structures that are essentially monetary in nature, and their general and administrative costs constitute relatively small percentages of total expenses. Thus, increases in the general price levels for goods and services have a relatively minor effect on the Company's total expenses. Interest rates have a more significant impact on the Company's financial performance than the effect of general inflation and because of the uneven nature of the expansion of the U.S. economy, the Federal Reserve has kept overnight rates at 40 year lows. Interest rates do not necessarily move in the same direction or change in the same magnitude as the prices of goods and services, although periods of increased inflation may accompany a rising interest rate environment.

UNION BANKSHARES, INC. AND SUBSIDIARIES
---------------------------------------------------------------------------
MARKET FOR UNION BANKSHARES' COMMON STOCK AND RELATED
 STOCKHOLDER MATTERS

On March 14, 2003 there were 3,030,557 shares of common stock outstanding held by 709 shareholders of record. The number of stockholders does not reflect the number of persons or entities who may hold the stock in nominee or "street name."

Union Bankshares' common stock was listed on the American Stock Exchange on July 13, 2000. The Company's stock trades under the symbol UNB. LaBranche & Co. of New York City are the market specialists for Union Bankshares, Inc. stock. Prior to July 13, 2000 no broker made a market in the Company's common stock and trading was sporadic. The trades that occurred cannot be characterized as an established public trading market. The stock was traded from time to time by holders in private transactions or through brokers, and information on bid and ask prices was not publicly reported. The high and low prices for shares of the Company's common stock for 2002 and 2001, as well as cash dividends paid thereon is presented below:


                                  2002                          2001
                      -----------------------------------------------------------
                       High      Low     Dividends    High      Low     Dividends
                      -----------------------------------------------------------

First Quarter         $23.00    $21.00     $.28      $18.20    $16.70     $.26

Second Quarter        $24.50    $22.20     $.28      $18.25    $17.10     $.26

Third Quarter         $23.50    $22.00     $.28      $20.20    $18.00     $.26

Fourth Quarter        $26.20    $21.40     $.30      $23.25    $18.85     $.28

On January 15, 2003 the Company declared a dividend of $.30 per share to stockholders of record as of January 25, 2003, payable January 28, 2003.

UNION BANKSHARES, INC. AND SUBSIDIARIES
---------------------------------------------------------------------------
SHAREHOLDER ASSISTANCE AND INVESTOR INFORMATION


If you need assistance with a change in registration of certificates, reporting lost certificates, non-receipt or loss of dividend checks, information about the Company, or to receive copies of financial reports, please contact:

      JoAnn A. Tallman, Assistant Secretary
      Union Bankshares, Inc.
      P.O. Box 667
      Morrisville, VT 05661-0667
      Phone: 802-888-6600
      Facsimile: 802-888-4921
      E-mail: ubexec@unionbankvt.com
              ----------------------

Form 10-K

A copy of the Form 10-K Report filed with the Securities and Exchange Commission may be obtained without charge upon written request to:

            Marsha A. Mongeon, Treasurer and Chief Financial Officer Union Bankshares, Inc.
            P.O. Box 667
            Morrisville, VT 05661-0667

            Corporate Name: Union Bankshares, Inc.
            Corporate Transfer Agent: Union Bank, P.O. Box 667,
                                      Morrisville, VT 05661-0667

Directors of Union Bankshares, Inc.
Cynthia D. Borck
  Vice President, Union Bankshares Inc., and Executive Vice President, Union Bank, Morrisville, Vt.

William T. Costa, Jr.
  President, Costa Realty, Inc., St. Johnsbury, Vt. (Commercial properties)

Kenneth D. Gibbons
  President, Chief Executive Officer and Director, Union Bankshares
  Inc., Union Bank, Morrisville, Vt.; and Interim President and CEO, Citizens Savings Bank and Trust, St. Johnsbury, Vt.

Franklin G. Hovey II
  President, Hovey Enterprises, Inc., St. Johnsbury, Vt. (Real estate)

Richard C. Marron
  Owner, Town & Country Motor Lodge, Stowe, Vt.

Robert P. Rollins
  Insurance Agent, Morrisville, Vt., Secretary of Union
  Bankshares, Inc. and Union Bank, Morrisville, Vt.

Richard C. Sargent
  Attorney at Law, Richard Sargent Law Office, Morrisville, Vt.

W. Arlen Smith
  Chairman of the Board, Union Bankshares Inc., and Union Bank,
  Morrisville, Vt.

John H. Steel
  Owner, President and Treasurer, Steel Construction, Morrisville, Vt.

Executive Officers of Union Bankshares, Inc.
Kenneth D. Gibbons
  President, Chief Executive Officer and Director, Union Bankshares
  Inc., and Union Bank, Morrisville, Vt.; and Interim President and CEO, and Director, Citizens Savings Bank and Trust, St. Johnsbury, Vt.

Cynthia D. Borck
  Vice President and Director, Union Bankshares Inc., and Executive Vice President and Director, Union Bank, Morrisville, Vt.; and Director, Citizens Savings Bank and Trust, St. Johnsbury, Vt.

Marsha A. Mongeon
  Treasurer and Chief Financial Officer, Union Bankshares Inc., and Senior Vice President and Treasurer, Union Bank, Morrisville, Vt.; and Assistant Treasurer, Citizens Savings Bank & Trust, St. Johnsbury, Vt.

Officers of Union Bank
Wanda L. Allaire            Assistant Vice President
Rhonda L. Bennett           Vice President
Cynthia D. Borck            Executive Vice President
Jeffrey G. Coslett          Human Resources Officer
Shawn M. Davis              Commercial Loan Officer
Fern C. Farmer              Assistant Vice President
Patsy S. French             Assistant Vice President
Kenneth D. Gibbons          President & CEO
Claire A. Hindes            Assistant Vice President
Patricia N. Hogan           Vice President
Peter R. Jones              Vice President
Stephen H. Kendall          Assistant Vice President
Margaret S. Lambert         Assistant Vice President
Susan F. Lassiter           Assistant Vice President
Philip L. Martin            Assistant Vice President
Marsha A. Mongeon           Senior Vice President/Treasurer
Freda T. Moody              Assistant Vice President
Richard N. Morrison         Assistant Vice President
Colleen D. Putvain          Assistant Treasurer
Ruth P. Schwartz            Vice President
David S. Silverman          Senior Vice President
JoAnn A. Tallman            Assistant Secretary
Francis E. Welch            Assistant Vice President
Craig S. Wiltshire          Vice President

Directors of Union Bank
W. Arlen Smith, Chairman
Cynthia D. Borck
Kenneth D. Gibbons
Richard C. Marron
Robert P. Rollins
Richard C. Sargent
John H. Steel

Officers of Citizens Savings Bank & Trust Company
Alice H. Claflin            Trust Officer
Karen C. Gammell            Assistant Treasurer
Kenneth D. Gibbons*         Interim President & CEO
Tracey D. Holbrook          Vice President
Susan O. Laferriere         Vice President
Dennis J. Lamothe           Senior Vice President/Treasurer
Marsha A. Mongeon           Assistant Treasurer
Mildred R. Nelson           Assistant Vice President
Barbara A. Olden            Assistant Vice President
Deborah J. Partlow          Trust Officer
Larry D. Sharer             Regional Vice President
Tracy R. Verge              Assistant Treasurer
David A. Weed               Vice President

* Effective February 15 2003 Jerry S. Rowe resigned his position as President & CEO of Citizens Savings Bank & Trust Company. Kenneth D. Gibbons has been appointed Interim President & CEO pending merger approval.

Directors of Citizens Savings Bank & Trust Company
Cynthia D. Borck
J.R. Alexis Clouatre
William T. Costa, Jr.
Dwight A. Davis
Kenneth D. Gibbons
Franklin G. Hovey II
Joseph M. Sherman

Union Bank Offices

Morrisville
Main Office *
20 Lower Main Street
802-888-6600

Northgate Plaza *
Route 100
802-888-6860

Stowe
Stowe Village *
47 Park Street
802-253-6600

Fairfax
Route 104 *
802-849-2600

Johnson
198 Lower Main Street *
802-635-6600

Hardwick
103 VT Route 15 *
802-472-8100

Jeffersonville
80 Main Street *
802-644-6600

Hyde Park
250 Main Street
802-888-6880

Remote ATM Locations
Smugglers' Notch Resort (2)
Dewey Center, Johnson State College
Copley Hospital
Cold Hollow Cider Mill
Trapp Family Lodge
Stowe Mountain Resort (3)
Big John's Riverside Store, Jericho
Cold Hollow Cider, Waterbury Center
Ben & Jerry's Factory, Waterbury
Taft Corners, Williston
Stowe Mountain Road

Express Telebanking(TM)
802-888-6448
800-583-2869


UNION BANKSHARES, INC.
www.unionbankvt.com


Citizens Savings Bank & Trust Company Offices

St. Johnsbury
364 Railroad St *
802-748-3131

325 Portland St. *
802-748-3121

Lyndonville
183 Depot Street *
802-626-3100

St. Johnsbury Center
Green Mountain Mall *
1998 Memorial Drive
802-748-2454

Littleton Loan Center
241 Main Street
Littleton, NH
603-444-7136

Remote ATM Locations
East Burke, Route 114
Danville, Route 2
Burke Mountain Ski Area (2)

Express Phone Banking(TM)
800-583-2869

www.csbtc.com

* ATM located at these branches