Form 10-K, Exhibit 13
period 2002-12-31
UNION BANKSHARES INC
filed 2003-03-31
CIK 706863

Exhibit 13.2


                         INDEPENDENT AUDITOR'S REPORT


Board of Directors
Union Bankshares, Inc. and Subsidiaries
Morrisville, Vermont


We have audited the consolidated balance sheets of Union Bankshares, Inc. and Subsidiaries as of December 31, 2000 and the related consolidated statements of income, changes in stockholders' equity, and cash flows for the year then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Union Bankshares, Inc. and Subsidiaries as of December 31, 2000, and the results of their operations and their cash flows for the year then ended in conformity with U. S. generally accepted accounting principles.

                                       /s/ A.M. Peisch & Company, LLP

January 12, 2001
St. Johnsbury, Vermont
VT Reg. No. 92-0000102