Form 10-K, Exhibit 13
period 2003-12-31
UNION BANKSHARES INC
filed 2004-03-30
CIK 706863

EXHIBIT 13


UNION BANKSHARES, INC.
2003 Annual Report


       Front Cover


UNION BANKSHARES, INC. GROWS TO MEET THE NEEDS OF ITS COMMUNITIES


Graphs

UNION BANKSHARES, 2003, TOTAL DOLLARS

ASSETS        $356,650,026
LOANS         $271,746,059
DEPOSIT       $305,379,443
CAPITAL       $ 40,986,664


        Inside Front Cover


Tagline                                        ... where the personal touch
                                                     is still our hallmark.


                     CONTENTS
                     --------

LETTER TO SHAREHOLDERS                     PAGE 2
ELECTRONIC BANKING                         PAGE 4
BUSINESS DEVELOPMENT                       PAGE 6
COMMUNITY ENDEAVORS                        PAGE 7
COMMUNITY SERVICE                          PAGE 8
SELECTED FINANCIAL INFORMATION             PAGE 10
MANAGEMENT'S RESPONSIBILITY                PAGE 11
INDEPENDENT AUDITOR'S REPORT               PAGE 12
FINANCIAL STATEMENTS
  CONSOLIDATED BALANCE SHEETS              PAGE 13
  CONSOLIDATED STATEMENTS OF INCOME        PAGE 14
  CONSOLIDATED STATEMENTS OF CHANGES
   IN STOCKHOLDERS' EQUITY                 PAGE 15
  CONSOLIDATED STATEMENTS OF CASH FLOWS    PAGE 16
  NOTES TO CONSOLIDATED FINANCIAL
   STATEMENTS                              PAGE 17
MANAGEMENT'S DISCUSSION AND ANALYSIS
 OF THE RESULTS OF CPERATIONS              PAGE 42
MARKET FOR UNION BANKSHARES' COMMON
 STOCK AND REALTED STOCKHOLDER MATTERS     PAGE 60
STOCKHOLDER ASSISTANCE AND INVESTOR
 INFORMATION                               PAGE 61

Picture Captions:
IN JULY, UNION BANK SPONSORED A CAR SEAT SAFETY
CHECK IN MORRISVILLE IN CONJUNCTION WITH THE
GOVERNOR'S HIGHWAY SAFETY COMMISSION. THE
PROGRAM AIMS TO EDUCATE PARENTS ABOUT THE
PROPER USE OF CAR SEATS. NEARLY 60 SEATS WERE
CHECKED, AND 11 WERE REPLACED AS UNSAFE. LOCAL
PARTICIPANTS INCLUDED MCMAHON CHEVROLET,
POLICE DEPARTMENTS IN STOWE AND MORRISVILLE,
THE LAMOILLE COUNTY SHERIFFS' DEPARTMENT AND
VERMONT SAFE KIDS. THE UNION BANK'S ROBYN
SHELTRA AND STACEY BELANGER
COORDINATED THE EVENT.

LETTER TO SHAREHOLDERS

                                                             March 30, 2004

Dear Shareholder,

    It is safe to say 2003 flashed by quite rapidly. Some of the items which we devoted particular attention to include the merger of our two banks effective May 16th, a three-for-two stock split on August 8th, and compliance activities associated with new Securities and Exchange Commission and American Stock Exchange requirements promulgated by the Sarbanes-Oxley Act.
    Our Proxy Statement this year contains a number of new disclosures and policies your company has adopted in compliance with the new laws and regulations. We cannot imagine the time and money being expended nationwide on compliance with this regulation.
    We also expended significant energy on staff training, team building, honing customer service skills, making loans, and growing the bank in an interest rate environment not seen in 45 years.
    We again elected to "sell" many long-term, fixed-rate mortgage loans rather than hold the interest rate risk in house. While this current period of very low interest rates is longer than many predicted, we believe there will be an upturn and are prepared for it.
    The past year was another prosperous one for your company. Staff commitment to make the merger a success was exemplary. Customers experienced minimal change, have remained loyal, and business is as usual.
    Many of you know Arlen Smith, who became a director in 1969, employee in 1973, President of the bank in 1979, and Chairman in 1991. On December 31, 1973, Union Bank had assets of $19 million and earned $198,000 for the year. On December 31, 2003, Union Bank had assets of $357 million and earned $5,387,000 for the year.
    During Arlen's tenure, the bank has grown financially as well as expanded geographically. Arlen reaches our mandatory director retirement age this year and will retire from the Board on May 19th. We will miss his perspective and quiet candor, but sincerely hope he will be available for brainstorming in the future. Thank you, Arlen.
    This year we will be introducing "Value Checking," a consumer oriented "free" checking account, and document imaging which will interface with our NetTeller(TM) home banking product. These endeavors should

Pull Out Quote:
"WE ARE CONTINUALLY RESEARCHING NEW MARKETS, PRODUCT INNOVATION
AND IMPROVEMENT, AND EXPANDED SERVICES TO FURTHER ENHANCE OUR
ALREADY STRONG MARKET SHARE."

Photo captions:
Board of Directors, Union Bankshares, Inc.

CYNTHIA D. BORCK
WILLIAM T. COSTA, JR.
KENNETH D. GIBBONS
FRANKLIN G. HOVEY II
RICHARD C. MARRON
ROBERT P. ROLLINS
RICHARD C. SARGENT
JOHN H. STEEL
W. ARLEN SMITH

increase our deposit base while controlling the backroom costs associated with deposit operations.
    Customers using our ATM network will see many of our ATMs replaced with more modern versions over the next 24 months, enabling us to migrate to a higher level of network and system encryption security.
    We are continually researching new markets, product innovation and improvement, and expanded services to further enhance our already strong market share.
    We look forward to another solid year in 2004 and again thank our customers, staff and shareholders for their contributions to our success.

    Sincerely,

/s/ Richard C. Sargent    /s/ Kenneth D. Gibbons

Richard C. Sargent        Kenneth D. Gibbons
Chairman                  President & CEO

ELECTRONIC BANKING

New technologies bring efficiencies to Union Bank

    Electronic banking is revolutionizing the way Union Bank does business. High-speed telecommunications, document imaging, and online bill paying are reducing costs, strengthening customer service, streamlining operations, and moving Union Bank into the forefront of technology.
    The latest addition in a long line of electronic enhancements at Union Bank is PowerPay(TM), a new online bill-paying system that gives customers the added service and convenience of writing online checks from the comfort and convenience of their homes or offices.
    Part of the bank's existing NetTeller(TM) Internet banking product, PowerPay(TM) debuted in November and saves both the bank and customers time and money. Electronic transactions, which do not involve the handling or transfer of any paper, are generally less expensive. In addition to meeting the needs of its computer-savvy customer base, electronic banking keeps the bank competitive, and is another way to attract new customers and increase deposit growth without additional staff.
    The bank remains committed to its traditional banking methods as well. "Union Bank features a high number of branches and ATMs for a bank of our size. We believe ease of access for our customers ensures our market share," said President and CEO Ken Gibbons. "While electronic banking is vital to our future, it's equally important to stress that we are also quickly expanding the traditional methods of banking important to many of our customers. We're both high touch and high tech."
    "PowerPay(TM) gives our customers freedom," said Vice President Rhonda Bennett. "It's as easy as going online, and in a short span of time all of your bills are paid. It couldn't be any easier."
    Customer benefits include savings in time, stamps and check costs, and since the service is accessed through the NetTeller(TM) system customers can be assured that their banking information is safe and secure. PowerPay(TM) also offers flexibility as customers can schedule payments to be made one time, on a specific date in the future or on a recurring basis.
    To accommodate growth in electronic banking, Union Bank divided its Deposit Operations department into two groups: one for electronic banking and one for traditional banking. The reorganization is meant to streamline and enhance customer service and to increase efficiency.
    "It made sense to create an area solely devoted to the electronic banking needs of our customers. Now, when a problem or question arises, our customers are now talking to a specialist," said Vice President of Operations Peter Eley, who explained that last fall the bank trained all of its bank managers and front-line staff on the bank's electronic offerings. "We cannot expect our employees to exceed their customers' expectations unless they understand the products we offer."
    In 2004, electronic presentment and document imaging will take banking at Union Bank to the next level.
    After a significant equipment investment, the bank will phase in electronic presentment for its checking account customers. With electronic presentment, the bank can provide copies of customer checks rather than returning cancelled checks in bank statements.
    NetTeller(TM) customers benefit as well. Customers will be able to look at cleared checks onscreen. Front-line staff, such as tellers and


OTHER ELECTRONIC SERVICES
NETTELLER(TM)
Allows customers to view account balances, transfer funds, view cleared transactions, make loan payments and more via the Internet.

EXPRESS TELEBANKING(TM)
Provides account access via any touch-tone telephone. Transfer funds, check account balances or view current interest rates.

ATM FREEDOMCARD
Gives customers access to cash, the ability to make deposits, transfer funds and make balance inquiries at most bank ATMs.

DEBIT MASTERCARD(R)
The benefits of a credit card, without the interest charges. Purchases are automatically debited from checking accounts, providing convenience to the customer and cost-savings to the bank.

Photo caption:
AT TOP: ELECTRONIC BANKING STAFF: SARA SMALL,
ALICE MAGUDER, JENNIFER DEGREE, VICKIE FERLAND,
DAWN COCHRAN AND ARNIE WILLEY. NOT PICTURED,
HOLLY GRAY. BOTTOM: THE BANK'S TRADITIONAL
BANKING STAFF IN FRONT OF THE NEW READER/SORTER
MACHINE: CHERYL HILL, LISA PATCH, LORI BARRY,
GAYLE LOZIER, ABBIE SMALL, JENNIFER PERKINS,
MICHELLE DRAPER, JILL WILLIAMS AND NICOLE
MCALLISTER. NOT PICTURED, KAREN BLANCHARD.

personal bankers, will have easier access to account information as well, increasing efficiency and enhancing customer service.
    "With imaging, we will be able to deliver images of their checks to customers in their homes via NetTeller(TM), all by a keystroke," said Bennett. "It not only enhances the NetTeller(TM) product, but our face-to-face customer service as well. Customers will also receive statements in a more timely fashion as they will no longer have to be manually prepared."
    Similarly, new document imaging capabilities will allow Union Bank to store loan and other documents electronically, bringing a whole new dimension to customer service. Document imaging will give loan officers the ability to retrieve documents, now stored in the bank's main office records vault, from all of the bank's branch locations.
    "The level of efficiency with document imaging is enormous," said Executive Vice President Cynthia Borck. "It really is a major event in streamlining back office services. The number of documents stored as hard copies for Union Bank will decrease dramatically, and avoid the need to increase the size of our records vault, which is currently at capacity."
    Two initiatives converged in 2003 in the bank's information systems department to give customer service an added edge: a company-wide telecommunications upgrade and teller automation.
    "A new communications system gives us high-speed capabilities to share data between the main office and all of our branches," explained Eley. "The upgrade also allows the bank to provide new software to our front-line staff, who now have fingertip access to customer information at the teller window."
    The telecommunications advances are equally important with document imaging and electronic presentment coming on-line. The new software also updates accounts immediately within the bank's entire system, reflecting debits and deposits as they are made.

BUSINESS DEVELOPMENT

Photo Caption:
REGIONAL VICE PRESIDENT LARRY SHARER PAYS A VISIT TO CASEY RODD OF RODD ROOFING IN ST. JOHNSBURY.

Union Bank on the move in St. Johnsbury community
    Since merging with Union Bank in May 2003, Citizens Division employees have undertaken an aggressive campaign to grow market share in the St. Johnsbury community.
    Union Bank efforts focus on increasing business by calling on new and existing customers, holding business planning and banking seminars for businesspeople and professionals, empowering onsite employees to make decisions, and emphasizing customer service. Customer service also plays an integral role in building and retaining non-commercial banking customers.
    "Union Bank is the business bank in Lamoille County, and I don't see why we can't be the business bank in Caledonia County," said CEO and President Ken Gibbons. "It's going to take some time, but we're in this for the long haul."
    Larry Sharer, Regional Vice President, concurred. "Our overall goal is to grow market share, so we need to ensure that our people get out into the community and build customer relationships. On calls, it's more than walking in and saying, 'Hi.' It's getting our existing customers and potential customers to talk about their businesses, financial needs and dreams."
    "Another key approach is encouraging our employees to participate in the community. What's unique about the Union Bank philosophy is we want everyone to be involved, and that's the right attitude," said Sharer.

COMMUNITY ENDEAVORS

Pull Out Quote:
"WE SUPPORT C.R.E.W. BECAUSE IT'S PART OF OUR COMMUNITY AND IT BENEFITS THE COMMUNITY AS A WHOLE. IT'S A TREMENDOUS ENDEAVOR."
KEN GIBBONS, CEO & PRESIDENT

Union Bank support
helps build C.R.E.W.

    crew (kroo) n. [ME creue, increase, growth] 1. a group of people working together, usually under the direction of a foreman or leader.

    C.R.E.W. is aptly named.
    The new multi-use recreational facility overlooking Lake Lamoille in Morrisville, C.R.E.W., which stands for Community Recreation, Exercise & Wellness, took a crew of visionaries, volunteers, and financial backers to pull together.
    The facility opened in March 2004, and boasts a variety of recreation-related activities: a much-needed ice rink for competitive youth hockey, adult hockey and figure skating; a fitness facility; large community room for meetings, dancing and arts; walking trails; soccer and Little League fields; picnic huts; boathouse; and a satellite office for Copley Hospital physical therapy.
    "We really wanted to create a healthy place for kids to come, play sports, or just hang around," explained C.R.E.W. President Millie Merrill. "This will be a real community center for all ages, for all of Lamoille County.
    "We have a very dedicated board, and widespread support throughout Lamoille County and surrounding towns," said Merrill. "Support from Union Bank and others - from major partners to small donors - has been absolutely essential. We wouldn't have been able to do it without Union Bank's commitment - both in community support and funding. They truly have been a community bank; they have lived up to their name and reputation."
    Union Bank, in conjunction with Morrisville Water & Light and USDA Rural Development, crafted the original loan package for CREW's organizers. The bank, which early on in the process donated $3,000 for a feasibility study, kicked in $25,000 in 2003.
    "We consider ourselves part of the team but there have been some really dedicated volunteers. They deserve full credit," said Senior Vice President David Silverman. "It is their blood, sweat and tears that turned this dream into a reality. The bank saw C.R.E.W. as an opportunity to use some of its money to benefit a very broad segment of our population. We have a real interest in keeping the youth and adults in our community involved in positive activities."

Caption:
                LOCAL CHILDREN ENJOY THE NEWLY OPENED INDOOR SOCCER RINK AT
                                                   C.R.E.W. IN MORRISVILLE.
                                                    PHOTO BY GLENN CALLAHAN

COMMUNITY SERVICE
Employees build community
    Union Bank not only donates its financial resources to organizations and causes, it actively encourages its staff to become stewards of good works in the community.
    Employees throughout Union Bank donate their free time and expertise to myriad boards, non-profits, fraternal organizations, and other groups and individuals in their communities. That service pays dividends in countless ways.
    Community service work provides invaluable insight to Union Bank on the needs of the people and organizations the bank serves. Volunteering also puts a human face to the bank. Community members see bank employees - from tellers to the bank president - serving on the hospital board, planting flowers in a nearby park or helping an adult learn to read, and it creates a sense of goodwill that is immeasurable.
    These examples are repeated time and again throughout the Union Bank family. Some employees direct their community service toward an outside interest or passion - sewing winter hats for school kids that go around the world, helping to build a new animal shelter or serving as court-appointed guardians for youth. Others serve on the boards of area hospitals, local chambers, municipal entities, statewide housing boards, and numerous non-profit organizations.
    "Many of our employees already perform valuable community service on their own," said President & CEO Ken Gibbons, " and we strongly support their involvement."
    Other employees coordinate and participate in such good works as the annual March of Dimes Walk, Vermont's Cancer Walk, blood drives, and the annual Corporate Challenge in Montpelier.
    "Those events are great ways to enhance the team spirit of the bank," said Gibbons. "Community service is a great morale booster. Banking is about building relationships, and community service exposes our employees to new friends and educates them about the businesses and organizations that make communities run. Most important, community outreach service is a way to give back."

Spotlight
on Richard Morrison

    Richard Morrison came to Union Bank just a few years ago, but he wasted little time getting involved in his community.
    As an active member of the Waterbury Rotary Club, Morrison helped build a playground in Duxbury, worked to set up a Halloween haunted forest, and served Christmas meals to those in need.
    "It's a rewarding way to spend a Christmas afternoon, especially with my family being 200 miles away," said Morrison, who helped prep and serve the meal Christmas day to about 45 people in the community of Waterbury.
    An Assistant Vice President and Financial Officer, community service has long been a part of Morrison's life and, in fact, "sometimes the hard part is saying 'No'. I've always been active in my community, so after moving here I immediately got involved as a way to not only do my part but to also become a part of it."
    Morrison quickly signed on to helping the Rotary Club build a playground at the Crossett Brook Middle School in Duxbury. The plan started with fund raisers by area children, and the first phase in the three-year project ended with large segments of the community coming together with hammers, saws and paint cans.
    "I drive by the playground every day," he said, "and it's a good feeling to see the kids out there enjoying themselves."
    Prior to his move, Morrison served on the board of several hospitals and as a junior achievement advisor, and through these experiences realized that community service pays dividends other than the personal satisfaction that comes with volunteering.
    "Once you get into the loop, people think of you in a positive light and it also enhances or teaches skills that can then be brought into the workplace," said Morrison, who deals with accounting and regulatory issues at the bank. "Working as an advisor to kids, I can't stress enough how much I have learned about the art of management that can be applied to my work."

Pull Out Quote:
                                           "I DRIVE BY THE PLAYGROUND EVERY
                                                       DAY, AND IT'S A GOOD
                                                FEELING TO SEE THE KIDS OUT
                                                THERE ENJOYING THEMSELVES."
                                                          Richard Morrison,
                               Assistant Vice President & Financial Officer

Photo Caption:
                                              RICHARD MORRISON HELPED BUILD
                                                  THE CROSSETT BROOK MIDDLE
                                                          SCHOOL PLAYGROUND
                                                                IN DUXBURY.

St. Johnsbury Athenaeum
    Over the last seven years, the Union Bank has contributed $35,000 to the St. Johnsbury Athenaeum Landmark and Legacy Campaign to preserve and refurbish the historic library and museum, recently designated a National Historic Landmark by the federal government.
    "The support we have received from local businesses is critical to the Athenaeum's ongoing operations and service to the St. Johnsbury community," said Lorna Higgs, Administrative Officer at the museum. "The Union Bank played a significant role that has allowed us to complete our historic restoration."
    The recently completed restoration included a new roof and cornices, recapped chimneys, a new front entrance, and extensive renovations to the building's interior.
    The campaign also provided the funds necessary to automate library services.

Photo Caption:
ST. JOHNSBURY ATHENAEUM ADMINISTRATIVE OFFICER LORNA HIGGS.

Spotlight on Lyn Fleming

    Lyn Fleming loves animals.
    Not just the cats that live in her Waterford home, but all animals. It's been a lifelong passion, one that brought Lyn together with several dozen other volunteers to create an animal shelter in the Northeast Kingdom.
    Recently elected president of the board of directors of Kingdom Animal Shelter, Inc., Fleming expects volunteers will raise the $1 million necessary to both build the facility over the next year and ensure its long-term survival.
    It's taken an extraordinary commitment and vision on the part of many, said Fleming, and along the way the group has tapped into great community support. The Town of St. Johnsbury will provide the site for the facility, and work crews from the St. Johnsbury Correctional Facility will perform much of the actual construction. Once complete, the animal shelter will house up to 40 cats and 20 dogs, offer treatment and care, and feature educational offerings.
    "Animal welfare is near and dear to me," said Fleming. "We've talked about the need for a shelter for so many years, and that's why it's heartening to see it finally coming to life. I'm humbled to have been a part of it."
    In many ways Fleming's community service reflects her over 20 years of work for the bank. As a personal banker, Fleming's customer service includes opening accounts, helping customers with problems or directing them to the appropriate department. Essentially, Fleming does the legwork for bank customers so they don't have to.
    "The bank encourages its employees to follow their passions and to get involved in their communities," said Fleming. "It helps me feel passion for my job, and people in the community see that Union Bank people are involved in outside activities, which allows them to see our more human side. It helps too that the bank has always been supportive of community involvement by offering its time and resources to help us pursue outside endeavors."
    Fleming has also volunteered with the Business and Professional Women's Organization for about 20 years, at one time serving as its president. As a volunteer of the Friends of Davies Memorial Library in Waterford, Fleming supports trustees in their operation of the library, culling out card catalogs, decorating for special events or displays, and planting flower boxes.

Photo Caption:
LYN FLEMING

UNION BANKSHARES, INC. AND SUBSIDIARY
---------------------------------------------------------------------------
SELECTED FINANCIAL INFORMATION


                                                               At or For The Years Ended December 31
                                                ------------------------------------------------------------------
                                                   2003          2002          2001          2000         1999 (3)
                                                ------------------------------------------------------------------
                                                          (Dollars in thousands, except per share data)

Balance Sheet Data:

  Total Assets                                  $  356,650    $  343,492    $  337,475    $  303,394    $  295,476

  Available-for-Sale Securities                     44,370        45,824        49,610        56,642        60,441

  Loans, net of unearned income                    271,561       255,907       250,943       224,796       209,353

  Allowance for loan losses                         (3,029)       (2,908)       (2,801)       (2,863)       (2,870)

  Deposits                                         305,379       293,004       285,722       258,737       257,593

  Borrowed funds                                     7,223         7,536        10,344         6,382         2,872

  Stockholders' equity (1)                          40,987        39,169        37,215        35,157        32,220

Income Statement Data:

  Total interest income                         $   20,372    $   22,169    $   24,124    $   24,126    $   22,868
  Total interest expense                            (4,209)       (6,364)       (9,565)       (9,877)       (9,122)
                                                ------------------------------------------------------------------
      Net interest and dividend income              16,163        15,805        14,559        14,249        13,746
  Provision for loan losses                           (114)         (356)         (320)         (250)         (359)
  Noninterest income                                 3,603         3,560         3,073         2,569         2,568
  Noninterest expenses                             (12,060)      (11,761)      (10,496)       (9,944)      (10,065)
                                                ------------------------------------------------------------------
      Income before provision for income taxes       7,592         7,248         6,816         6,624         5,890

  Provision for income taxes                        (2,205)       (2,068)       (1,984)       (1,825)       (1,815)
                                                ------------------------------------------------------------------

      Net income                                $    5,387    $    5,180    $    4,832    $    4,799    $    4,075
                                                ==================================================================

Per Common Share Data:

  Net income (2)(4)                             $     1.18    $     1.14    $     1.06    $     1.05    $      .90
  Cash dividends paid (4)                             0.82          0.76          0.71          0.65          0.60
  Book value (1)(4)                                   9.01          8.62          8.19          7.73          7.09

Weighted average # of shares outstanding (4)     4,547,366     4,543,113     4,546,204     4,544,858     4,543,688
Number of shares outstanding (4)                 4,550,313     4,545,288     4,542,788     4,544,960     4,544,760

--------------------
<F1>  Stockholders' equity includes unrealized gains or losses, net of applicable income taxes, on investment securities classified as "available-for-sale".
<F2>  Computed using the weighted average number of shares outstanding for the period.
<F3>  Restated for 1999 to reflect the December 1, 1999 merger with
      Citizens accomplished through a merger transaction accounted for as a pooling of interests.
<F4>  Per common share data and number of shares outstanding for all periods have been restated to reflect the three-for-two stock split effected in the form of a 50% stock dividend to shareholders of record on July 26, 2003.

UNION BANKSHARES, INC. AND SUBSIDIARY
---------------------------------------------------------------------------
MANAGEMENT'S RESPONSIBILITY

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

In meeting our responsibility for the reliability of financial information, we maintain and rely on a comprehensive system of internal control and internal audit, including organizational and procedural controls, internal accounting controls and internal controls over financial reporting. Our system of internal control includes communication of our policies and procedures governing corporate conduct and risk management; comprehensive business planning; effective segregation of duties; delegation of authority and personal accountability; careful selection and training of personnel; and sound and conservative accounting policies which we regularly update. This structure ensures appropriate internal control over transactions, assets and records. We also regularly audit internal controls. These controls and audits are designed to provide us with reasonable assurance that the financial records are reliable for preparing financial statements and other financial information, assets are safeguarded against unauthorized use or disposition, liabilities are recognized, and we are in compliance with all regulatory requirements.

We, as Union Bankshares, Inc.'s Chief Executive Officer and Chief Financial Officer, will be certifying Union Bankshares, Inc.'s annual disclosure document filed with the SEC as required by the federal Sarbanes-Oxley Act of 2002.

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


/s/ Marsha A. Mongeon                  /s/ Kenneth D. Gibbons
-----------------------------          ------------------------------
Marsha A. Mongeon                      Kenneth D. Gibbons
Chief Financial Officer                Chief Executive Officer

UNION BANKSHARES, INC. AND SUBSIDIARY
---------------------------------------------------------------------------
INDEPENDENT AUDITOR'S REPORT


To the Board of Directors and Stockholders of Union Bankshares, Inc.

We have audited the accompanying consolidated balance sheets of Union Bankshares, Inc. and Subsidiary as of December 31, 2003 and 2002, and the related consolidated statements of income, changes in stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 2003. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Union Bankshares, Inc. and Subsidiary as of December 31, 2003 and 2002, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2003, in conformity with accounting principles generally accepted in the United States of America.


                                       /s/  URBACH KAHN & WERLIN LLP


Albany, New York
March 5, 2004
VT Reg. No. 092-0000-126

UNION BANKSHARES, INC. AND SUBSIDIARY
---------------------------------------------------------------------------
CONSOLIDATED BALANCE SHEETS
DECEMBER 31, 2003 AND 2002


                                                                               2003             2002
                                                                           -----------------------------

ASSETS
Cash and due from banks                                                    $ 23,716,981     $ 16,034,609
Federal funds sold and overnight deposits                                       916,438        9,712,858
                                                                           -----------------------------

      Cash and cash equivalents                                              24,633,419       25,747,467

Interest bearing deposits in banks                                            6,519,693        5,326,633
Securities available-for-sale                                                44,370,140       45,824,389
Federal Home Loan Bank stock                                                  1,240,500        1,235,200
Loans held for sale                                                          18,524,338       17,138,937

Loans                                                                       253,221,721      238,973,828
Allowance for loan losses                                                    (3,028,813)      (2,908,222)
Unearned net loan fees                                                         (185,196)        (206,100)
                                                                           -----------------------------
      Net loans                                                             250,007,712      235,859,506

Accrued interest receivable                                                   1,651,506        1,890,478
Premises and equipment, net                                                   4,447,166        4,612,244
Other real estate owned                                                          10,131          783,761
Other assets                                                                  5,245,421        5,073,215
                                                                           -----------------------------

      Total assets                                                         $356,650,026     $343,491,830
                                                                           =============================

LIABILITIES AND STOCKHOLDERS' EQUITY
LIABILITIES
  Deposits:
    Non-interest bearing                                                   $ 48,363,618     $ 40,976,579
    Interest bearing                                                        257,015,825      252,027,914
                                                                           -----------------------------
      Total deposits                                                        305,379,443      293,004,493
  Borrowed funds                                                              7,222,530        7,536,032
  Accrued interest and other liabilities                                      3,061,389        3,782,766
                                                                           -----------------------------
      Total liabilities                                                     315,663,362      304,323,291
                                                                           -----------------------------

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY
  Common stock, $2.00 par value; 5,000,000 shares authorized; 4,911,261
   shares issued in 2003 (See Note 2); 3,270,689 shares issued in 2002        9,822,522        6,541,378
  Paid-in capital                                                                54,576          317,553
  Retained earnings                                                          32,070,843       33,357,259
  Treasury stock at cost; 360,948 shares in 2003 (See Note 2);
   and 240,632 shares in 2002                                                (1,721,931)      (1,721,931)
  Accumulated other comprehensive income                                        760,654          674,280
                                                                           -----------------------------
      Total stockholders' equity                                             40,986,664       39,168,539
                                                                           -----------------------------

      Total liabilities and stockholders' equity                           $356,650,026     $343,491,830
                                                                           =============================

See accompanying notes to consolidated financial statements.

UNION BANKSHARES, INC. AND SUBSIDIARY
---------------------------------------------------------------------------
CONSOLIDATED STATEMENTS OF INCOME
YEARS ENDED DECEMBER 31, 2003, 2002, AND 2001


                                                                 2003           2002           2001
                                                             -----------------------------------------

Interest income
  Interest and fees on loans                                 $18,203,663    $19,251,810    $20,541,133
  Interest on debt securities
    Taxable                                                    1,615,049      2,264,916      2,788,067
    Tax exempt                                                   233,902        256,703        226,684
  Dividends                                                       69,178         80,150        109,230
  Interest on federal funds sold and overnight deposits           73,807         78,700        306,598
  Interest on interest bearing deposits in banks                 176,738        236,779        152,116
                                                             -----------------------------------------

      Total interest income                                   20,372,337     22,169,058     24,123,828
                                                             -----------------------------------------

Interest expense
  Interest on deposits                                         3,866,621      5,844,759      8,798,903
  Interest on borrowed funds                                     342,362        519,182        765,543
                                                             -----------------------------------------


      Total interest expense                                   4,208,983      6,363,941      9,564,446
                                                             -----------------------------------------

      Net interest income                                     16,163,354     15,805,117     14,559,382

Provision for loan losses                                        114,000        356,000        320,000
                                                             -----------------------------------------

      Net interest income after provision for loan losses     16,049,354     15,449,117     14,239,382
                                                             -----------------------------------------

Noninterest income
  Trust income                                                   162,508        169,208        246,609
  Service fees                                                 2,660,976      2,558,515      2,375,460
  Net gains (losses) on sales of securities                          379         (2,970)       156,642
  Net gains on sales of loans held for sale                      524,981        661,121        156,248
  Other income                                                   253,876        173,720        137,719
                                                             -----------------------------------------

                                                               3,602,720      3,559,594      3,072,678
                                                             -----------------------------------------

Noninterest expenses
  Salaries and wages                                           5,302,774      5,092,567      4,753,569
  Pension and employee benefits                                1,912,319      1,680,658      1,450,794
  Occupancy expense, net                                         691,079        600,244        633,531
  Equipment expense                                              903,280        894,892        835,263
  Other expenses                                               3,250,283      3,492,938      2,822,879
                                                             -----------------------------------------

                                                              12,059,735     11,761,299     10,496,036
                                                             -----------------------------------------

      Income before provision for income taxes                 7,592,339      7,247,412      6,816,024
Provision for income taxes                                     2,205,253      2,067,598      1,984,006
                                                             -----------------------------------------

      Net income                                             $ 5,387,086    $ 5,179,814    $ 4,832,018
                                                             =========================================

Earnings per common share (See Note 2)                       $      1.18    $      1.14    $      1.06

                                                             =========================================

Dividends per common share (See Note 2)                      $      0.82    $      0.76    $      0.71
                                                             =========================================

See accompanying notes to consolidated financial statements.

UNION BANKSHARES, INC. AND SUBSIDIARY
---------------------------------------------------------------------------
CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
YEARS ENDED DECEMBER 31, 2003, 2002, AND 2001


                                            Common Stock                                                Accumulated
                                       -----------------------                                             other          Total
                                       Shares, Net               Paid-in     Retained       Treasury   comprehensive  stockholders'
                                       of Treasury    Amount     capital     earnings         stock    income (loss)     equity
                                       --------------------------------------------------------------------------------------------

Balances, December 31, 2000             3,029,729   $6,527,378   $239,903   $30,010,683   $(1,592,451)   $(28,458)    $35,157,055
                                                                                                                      -----------

  Comprehensive income
  Net income                                    -            -          -     4,832,018             -           -       4,832,018
    Change in net unrealized gain
     (loss) on securities available-
     for-sale, net of reclassification
     adjustment and tax effects                 -            -          -             -             -     522,873         522,873
                                                                                                                      -----------
    Total comprehensive income                                                                                          5,354,891
                                                                                                                      -----------
  Cash dividends declared                       -            -          -    (3,213,781)            -           -      (3,213,781)
  Purchase of treasury stock               (6,672)           -          -             -      (129,480)          -        (129,480)
  Exercise of stock option                  4,500        9,000     37,351             -             -           -          46,351
                                        -----------------------------------------------------------------------------------------

Balances, December 31, 2001             3,027,557    6,536,378    277,254    31,628,920    (1,721,931)    494,415      37,215,036
                                                                                                                      -----------

  Comprehensive income
  Net income                                    -            -          -     5,179,814             -           -       5,179,814
  Change in net unrealized gain
   (loss) on securities available-
   for-sale, net of reclassification
   adjustment and tax effects                   -            -          -             -             -     179,865         179,865
                                                                                                                      -----------
    Total comprehensive income                                                                                          5,359,679
                                                                                                                      -----------
  Cash dividends declared                       -            -          -    (3,451,475)            -           -      (3,451,475)
  Exercise of stock option                  2,500        5,000     40,299             -             -           -          45,299
                                        -----------------------------------------------------------------------------------------

Balances, December 31, 2002             3,030,057    6,541,378    317,553    33,357,259    (1,721,931)    674,280      39,168,539
                                                                                                                      -----------

  Stock split effected in the form of
   a stock dividend (see Note 2)        1,515,231    3,271,094   (329,453)   (2,945,045)            -           -          (3,404)
                                                                                                                      -----------
  Comprehensive income
  Net income                                    -            -          -     5,387,086             -           -       5,387,086
    Change in net unrealized gain
     (loss) on securities available-
     for-sale, net of reclassification
     adjustment and tax effects                 -            -          -             -             -      86,374          86,374
                                                                                                                      -----------
    Total comprehensive income                                                                                          5,473,460
                                                                                                                      -----------
  Cash dividends declared                       -            -          -    (3,728,457)            -           -      (3,728,457)
  Exercise of stock option                  5,025       10,050     66,476             -             -           -          76,526
                                        -----------------------------------------------------------------------------------------

Balances, December 31, 2003             4,550,313   $9,822,522   $ 54,576   $32,070,843   $(1,721,931)   $760,654     $40,986,664
                                        =========================================================================================

See accompanying notes to consolidated financial statements.

UNION BANKSHARES, INC. AND SUBSIDIARY
---------------------------------------------------------------------------
CONSOLIDATED STATEMENTS OF CASH FLOWS
YEARS ENDED DECEMBER 31, 2003, 2002, AND 2001


                                                                                      2003            2002           2001
                                                                                  --------------------------------------------

CASH FLOWS FROM OPERATING ACTIVITIES
  Net income                                                                      $  5,387,086    $  5,179,814    $  4,832,018
    Adjustments to reconcile net income to net cash provided by
     (used in) operating activities:
      Depreciation                                                                     654,483         658,004         608,145
      Provision for loan losses                                                        114,000         356,000         320,000
      (Credit) provision for deferred income taxes                                       1,918          34,604         (49,714)
      Net amortization of securities                                                   261,400         198,030          89,117
      Equity in losses of limited partnerships                                         124,948         124,039          70,423
      Write-downs of other real estate owned                                            42,846         309,688               -
      Increase (decrease) in unamortized loan fees                                     (20,904)        (56,980)         12,706
      Increase in loans held for sale, net                                            (860,420)       (145,170)     (7,023,093)
      Decrease in accrued interest receivable                                          238,972         146,088         560,325
      Increase in other assets                                                        (359,474)       (376,999)       (219,583)
      (Increase) decrease in income taxes                                               (1,409)         48,739         223,687
      Decrease in accrued interest payable                                            (216,388)       (308,346)         (9,360)
      Increase (decrease) in other liabilities                                        (124,680)        271,968           8,748
      Net losses (gains) on sales of securities                                           (379)          2,970        (156,642)
      Net gains on sales of loans held for sale                                       (524,981)       (661,121)       (156,248)
      Net losses (gains) on sales of other real estate owned                           (22,866)        (35,516)         18,321
      Net (gains) losses on disposals of premises and equipment                         (5,609)         (1,842)          8,630
                                                                                  --------------------------------------------
        Net cash provided by (used in) operating activities                          4,688,543       5,743,970        (862,520)
                                                                                  --------------------------------------------

CASH FLOWS FROM INVESTING ACTIVITIES
  Interest bearing deposits in banks
    Maturities and redemptions                                                       3,562,015       2,262,597         981,975
    Purchases                                                                       (4,755,075)     (2,889,000)     (4,035,401)
    Securities available-for-sale
      Sales                                                                            350,553         505,500       7,497,628
      Maturities, calls and pay downs                                               22,958,760      18,510,980      22,614,920
      Purchases                                                                    (21,986,482)    (15,157,949)    (22,223,736)
    Purchase of Federal Home Loan Bank stock                                            (5,300)       (171,700)        (46,700)
    Increase in loans, net                                                         (13,686,707)     (4,561,567)    (20,785,053)
    Recoveries of loans charged off                                                     98,581         110,465          93,771
    Purchase of premises and equipment                                                (497,439)     (1,117,113)     (1,020,873)
    Investments in limited partnerships                                               (378,900)       (423,819)       (154,125)
    Proceeds from sales of premises and equipment                                       13,643           4,802         212,317
    Proceeds from sales of other real estate owned                                      75,396         287,042         104,702
    Proceeds from sales of repossessed property                                         42,251          18,156          30,943
                                                                                  --------------------------------------------
      Net cash used in investing activities                                        (14,208,704)     (2,621,606)    (16,729,632)
                                                                                  --------------------------------------------

CASH FLOWS FROM FINANCING ACTIVITIES
  Increase (decrease) in borrowings outstanding, net                                  (313,502)     (2,808,409)      3,962,663
  Proceeds from exercise of stock options                                               76,526          45,299          46,351
  Net increase in noninterest bearing deposits                                       7,387,039       1,430,178       5,999,416
  Net increase in interest bearing deposits                                          4,987,911       5,852,660      20,985,659
  Purchase of treasury stock                                                                 -               -        (129,480)
  Proceeds paid out for fractional shares                                               (3,404)              -               -
  Dividends paid                                                                    (3,728,457)     (3,451,475)     (3,213,781)
                                                                                  --------------------------------------------
      Net cash provided by financing activities                                      8,406,113       1,068,253      27,650,828
                                                                                  --------------------------------------------
      Increase (decrease) in cash and cash equivalents                              (1,114,048)      4,190,617      10,058,676
Cash and cash equivalents:
  Beginning                                                                         25,747,467      21,556,850      11,498,174
                                                                                  --------------------------------------------
  Ending                                                                          $ 24,633,419    $ 25,747,467    $ 21,556,850
                                                                                  ============================================
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
  Interest paid                                                                   $  4,425,371    $  6,672,287    $  9,573,806
                                                                                  ============================================
  Income taxes paid                                                               $  2,212,384    $  1,984,250    $  1,819,250
                                                                                  ============================================
SUPPLEMENTAL SCHEDULE OF NONCASH INVESTING AND
 FINANCING ACTIVITIES
  Other real estate acquired in settlement of loans                               $    130,717    $  1,231,315    $  1,302,922
                                                                                  ============================================
  Repossessed property acquired in settlement of loans                            $     25,078    $     53,384    $     25,651
                                                                                  ============================================
  Investment in limited partnerships acquired by capital contributions payable    $          -    $          -    $  1,099,800
                                                                                  ============================================
  Total change in unrealized gain on securities available-for-sale                $    129,603    $    273,789    $    792,232
                                                                                  ============================================
  Loans originated to finance the sale of other real estate owned                 $    808,971    $    937,920    $          -
                                                                                  ============================================

See accompanying notes to consolidated financial statements.

UNION BANKSHARES, INC. AND SUBSIDIARY
---------------------------------------------------------------------------
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1.  Significant Accounting Policies

The accounting and reporting policies of Union Bankshares, Inc. and Subsidiary (the "Company") are in conformity with U. S. generally accepted accounting principles and general practices within the banking industry. The following is a description of the more significant policies.

Basis of presentation and consolidation

The consolidated financial statements include the accounts of Union Bankshares, Inc., and its wholly-owned subsidiary, Union Bank ("Union"). On May 16, 2003, the two subsidiaries (Union Bank and Citizens Savings Bank and Trust Company [Citizens]) of Union Bankshares, Inc. were successfully merged together with the surviving, state chartered bank being Union Bank headquartered in Morrisville, Vermont. All significant intercompany transactions and balances have been eliminated. The Company utilizes the accrual method of accounting for financial reporting purposes.

Nature of operations

The Company provides a variety of financial services to individuals, municipalities and corporate customers through its branches, ATM's, telebanking, and internet banking systems in northern Vermont and New Hampshire which encompasses primarily retail consumers, small businesses, municipal, agriculture, and the tourism industry. The Company's primary deposit products are checking, savings, money market accounts, and certificates of deposit. Its primary lending products are commercial, real estate, municipal, and consumer loans.

Concentration of risk

The Company's operations are affected by various risk factors, including interest-rate risk, credit risk, and risk from geographic concentration of lending activities. Management attempts to manage interest rate risk through various asset/liability management techniques designed to match maturities of assets and liabilities. Loan policies and administration are designed to provide assurance that loans will only be granted to credit-worthy borrowers, although credit losses are expected to occur because of subjective factors and factors beyond the control of the Company. Although the Company has a diversified loan portfolio and economic conditions are relatively stable, most of its lending activities are conducted within the geographic area where it is located. As a result, the Company and its borrowers may be especially vulnerable to the consequences of changes in the local economy. Note 5 discusses the types of securities that the Company invests in. Note 7 discusses the types of lending which the Company engages in. In addition, a substantial portion of the Company's loans are secured by real estate and/or are SBA guaranteed.

Use of estimates

The preparation of consolidated financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could materially differ from those estimates. Material estimates that are particularly susceptible to significant change relate to the determination of the allowance for losses on loans and the valuation of real estate acquired in connection with foreclosures or in satisfaction of loans, and deferred tax assets. The amount of the change that is reasonably possible cannot be estimated.

Management believes that the allowance for loan losses is adequate and that other real estate owned is recorded at its fair value less an estimate of the costs to sell the property. While management uses available information to recognize losses on loans and other real estate owned, future additions to the allowance for loan losses or writedowns of other real estate owned may be necessary based on changes in economic conditions. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Company's allowance for loan losses and other real estate owned. Such agencies may require the Company to recognize additions to the allowance for loan losses or writedowns of other real estate owned based on their judgments about information available to them at the time of their examination, which may not be currently available to management.

A substantial portion of the Company's loans are secured by real estate located throughout Northern Vermont. Accordingly, the ultimate collectibility of a substantial portion of the Company's loan portfolio is dependent upon general economic and real estate market conditions in Northern Vermont.

UNION BANKSHARES, INC. AND SUBSIDIARY
---------------------------------------------------------------------------
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Note 1.  Significant Accounting Policies (Continued)

Presentation of cash flows

For purposes of presentation in the consolidated statements of cash flows, cash and cash equivalents includes cash on hand, amounts due from banks (including cash items in process of clearing), federal funds sold
(generally purchased and sold for one day periods), and overnight deposits.

Trust assets

Assets held by the Trust Department of Union in a fiduciary or agency capacity, other than trust cash on deposit, are not included in these consolidated financial statements because they are not assets of Union or the Company.

Investment securities

Investment securities purchased and held primarily for resale in the near future are classified as trading securities and are carried at fair value with unrealized gains and losses included in earnings. Debt securities the Company has the positive intent and ability to hold to maturity are classified as held to maturity and carried at amortized cost. Debt and equity securities not classified as either held-to-maturity or trading are classified as available-for-sale. Investments classified as available-for-sale are carried at fair value. Accretion of discounts and amortization of premiums arising at acquisition are included in income using methods approximating the effective interest method over the terms of the securities. Unrealized gains and losses on available-for-sale securities are reported as a net amount in other comprehensive income, net of tax and reclassification adjustment as a separate component of stockholders' equity.

Declines in the fair value of held-to-maturity and available-for-sale securities below their cost that are deemed to be other than temporary are reflected in earnings as realized losses. In estimating other-than-temporary impairment losses, management considers (1) the length of time and the extent to which the fair value has been less than the amortized cost basis, (2) the financial condition and near and medium-term prospects of the issuer, and (3) the intent and ability of the Company to retain its investment in the issuer for a period of time sufficient to allow for any anticipated recovery in fair value. The specific identification method is used to determine realized gains and losses on sales of securities available-for-sale.

Federal Home Loan Bank stock

As a member of the Federal Home Loan Bank (FHLB) of Boston , Union is required to invest in $100 par value Class A common stock of the FHLB of Boston. The stock is nonmarketable, and if redeemed, Union would receive from the FHLB of Boston an amount equal to the par value of the stock.

Effective April 19, 2004, to comply with the Gramm-Leach-Bliley Act, the FHLB of Boston is adopting a capital plan that redeems its Class A common stock and issues Class B common stock in its place. While there will not be any change in the dollar value of Union's investment there will be a 5 year notice requirement for redemption and there is no guarantee of future redemption. It is also anticipated that there will be a lower dividend paid on the new stock. Also, there is the possibility of future capital calls by the FHLB of Boston on member banks to ensure compliance with its capital plan.

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

Loan interest income is accrued daily on outstanding balances. The accrual of interest is discontinued when a loan is specifically determined to be impaired or management believes, after considering collection efforts and other factors, that the borrowers financial condition is such that collection of interest is doubtful. Any unpaid interest previously accrued on those loans is reversed against interest income. A loan may be restored to accrual status when its financial status has been significantly improved and there is no principal or interest past due. It can also be restored to accrual status if the borrower makes six consecutive monthly payments or the lump sum equivalent. Interest income generally is not recognized on specific impaired loans unless the likelihood of further loss is remote. Interest payments received on such loans are generally applied as a reduction of the loan principal balance. Interest income on other nonaccrual loans is recognized only to the extent of interest payments received.

UNION BANKSHARES, INC. AND SUBSIDIARY
---------------------------------------------------------------------------
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Note 1.  Significant Accounting Policies (Continued)

Loan origination and commitment fees and certain direct loan origination costs are being deferred and the net amount amortized as an adjustment of the related loan's yield using methods that approximate the interest method. The Company is generally amortizing these amounts over the contractual life.

Allowance for loan losses

The allowance for loan losses is established and losses are estimated to have occurred through a provision for loan losses charged to earnings. Loan losses are charged against the allowance when management believes the uncollectibility of a loan balance is confirmed. Subsequent recoveries, if any, are credited to the allowance.

The allowance for loan losses is maintained at a level which, in management's judgment, is adequate to absorb credit losses inherent in the loan portfolio. The amount of the allowance is based on management's periodic evaluation of the collectibility of the loan portfolio, including the nature of the portfolio, credit concentrations, trends in historical loss experience, specific impaired loans, and economic conditions. Allowances for impaired loans are generally determined based on collateral values or the present value of estimated cash flows. This evaluation is inherently subjective as it requires estimates that are susceptible to significant revision as more information becomes available.

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

Investments Carried at Equity

The Company has purchased various partnership interests in low income housing limited partnerships. These partnerships were established to acquire, own and rent residential housing for low and moderate income Vermonters located in Northern Vermont. The investments are accounted for under a method approximating the equity method of accounting. These equity investments, which are included in other assets, are recorded at cost and adjusted for the Company's proportionate share of the partnerships' undistributed earnings or losses.

UNION BANKSHARES, INC. AND SUBSIDIARY
---------------------------------------------------------------------------
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Note 1.  Significant Accounting Policies (Continued)

Pension plans

Union maintains a non-contributory defined benefit pension plan covering all eligible employees who meet certain service requirements. The costs of this plan, based on actuarial computations of current and future benefits for employees, are charged to current operating expenses. Union also has a contributory 401(k) pension plan covering all employees who meet certain service requirements. The plan is voluntary, and in 2003, 2002, and 2001, Union, through the discretionary matching component of the plan, contributed fifty cents for every dollar contributed by participants, up to six percent of each participant's salary. As of January 1, 2004, former Citizens employees become eligible to participate in the defined benefit pension plan.

Citizens had a contributory 401(k) pension plan covering all employees who met certain age and service requirements. The obligations of Citizens under the plan were assumed by Union at the time of the merger of the two subsidiaries in May of 2003. The plan was voluntary, and Citizens/Union, through the discretionary matching component of the plan, contributed fifty cents for every dollar contributed by participants, up to six percent of each participant's salary in 2003, 2002 and 2001. Contributions to the profit sharing component of the plan were at the discretion of the Citizens' Board of Directors and were made in 2003, 2002 and 2001.

Effective January 1, 2004, the Citizens (401K) pension plan was merged into the Union 401(k) pension plan.

Pension costs are charged to pension and other employee benefits expense and are funded as accrued.

Advertising costs

The Company expenses advertising costs as incurred.

Earnings per common share

Earnings per common share are computed based on the weighted average number of shares of common stock outstanding during the period, retroactively adjusted for stock splits, stock dividends, and stock issues and reduced for shares held in treasury. The weighted average shares outstanding were 4,547,366, 4,543,113, and 4,546,204 for the years ended December 31, 2003,
2002, and 2001, respectively.

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

Off-balance-sheet financial instruments

In the ordinary course of business, the Company is a party to off balance sheet financial instruments consisting of commitments to extend credit, commitments under credit card arrangements, commitments to purchase investment securities, commercial letters of credit and standby letters of credit. Such financial instruments are recorded in the financial statements when they become payable.

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

UNION BANKSHARES, INC. AND SUBSIDIARY
---------------------------------------------------------------------------
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Note 1.  Significant Accounting Policies (Continued)

The components of other comprehensive income and related tax effects at December 31 are as follows:


                                                                       2003         2002          2001
                                                                     -----------------------------------

Unrealized holding gains on available-for-sale securities            $129,982     $270,819     $ 948,874
Reclassification adjustment for losses (gains) realized in income        (379)       2,970      (156,642)
                                                                     -----------------------------------
Net unrealized gains                                                  129,603      273,789       792,232
Tax effect                                                            (43,229)     (93,924)     (269,359)
                                                                     -----------------------------------

Net of tax amount                                                    $ 86,374     $179,865     $ 522,873
                                                                     ===================================

Stock option plan

The Company accounts for its stock option plan in accordance with the provisions of Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees", and related interpretations. As such, compensation expense is recorded on the date of grant only if the current market price of the underlying stock exceeds the exercise price. Statement of Financial Accounting Standards ("SFAS") No. 123, "Accounting for Stock-Based Compensation", permits entities to recognize as expense over the vesting period the fair value of all stock-based awards on the date of grant. Alternatively, SFAS No. 123 also allows entities to continue to apply the provisions of APB Opinion No. 25 and provide pro forma net income disclosures for employee stock-based awards granted on or after January 1, 1995 as if the fair value based method defined in SFAS No. 123 had been applied. The Company has elected to apply the accounting methodology of APB Opinion No. 25 and, as a result, has provided the pro forma disclosures of net income, earnings per share and other disclosures, as if the fair value based method of accounting had been applied. The pro forma effects on net income and earnings per share were not material in 2003, 2002 and 2001. See Note 20.

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

Segment reporting

The Company's two operating segments meet the criteria for aggregation and management determined that effective with the merger of its two subsidiaries the operating segments would be aggregated into a single reportable segment.

The Company's operations are solely in the financial services industry and include providing to its customers traditional banking services. The Company operates primarily in the geographical regions of northern Vermont and New Hampshire. Management makes operating decisions and assesses performance based on an ongoing review of its traditional banking operations, which constitute the Company's only reportable segment.

Recent accounting pronouncements

In December 2003, the Financial Accounting Standards Board ("FASB") issued Statement No. 132 (revised 2003), Employers' Disclosures about Pensions and Other Postretirement Benefits, that improves financial statement disclosures for defined benefit plans. The standard requires that companies provide more details about their plan assets, benefit obligations, cash flows, benefit costs and other relevant information. The Company has implemented the disclosure requirements of this Statement as of December 31, 2003. See Note 15.

UNION BANKSHARES, INC. AND SUBSIDIARY
---------------------------------------------------------------------------
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Note 1.  Significant Accounting Policies (Continued)

In May 2003, the FASB issued Statement No. 150, Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity. The Statement establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. The Statement is mainly effective for financial instruments entered into or modified after May 31, 2003. There is no material impact from this Statement on the Company's consolidated financial statements.

In April 2003, the FASB issued Statement of Financial Accounting Standards (Statement) No. 149, Amendment of Statement 133 on Derivative Instruments and Hedging Activities. The Statement amends and clarifies accounting for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities under Statement No. 133, Accounting for Derivative Instruments and Hedging Activities. The Statement is mainly effective for contracts entered into or modified after June 30, 2003. There is no material impact from this Statement on the Company's consolidated financial statements.

In January 2003, the FASB issued Interpretation No. 46, Consolidation of Variable Interest Entities (FIN 46), which establishes guidance for determining when an entity should consolidate another entity that meets the definition of a variable interest entity. FIN 46 requires a variable interest entity to be consolidated by a company if that company will absorb a majority of the expected losses, will receive a majority of the expected residual returns, or both. Transferors to qualified special-purpose entities ("QSPEs") and certain other interests in a QSPE are not subject to the requirements of FIN 46. On December 17, 2003, the FASB revised FIN 46 (FIN 46R) and deferred the effective date of FIN 46 to no later than the end of the first reporting period that ends after March 15, 2004, however, for special-purpose entities the Company would be required to apply FIN 46 as of December 31, 2003. There is no impact from this Interpretation on the Company's consolidated financial statements.

In November 2002, the FASB issued Interpretation No. 45, Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others (FIN 45), which covers guarantees such as standby letters of credit, performance guarantees, and direct or indirect guarantees of the indebtedness of others, but not guarantees of funding. FIN 45 requires a guarantor to recognize, at the inception of a guarantee, a liability in an amount equal to the fair value of the obligation undertaken in issuing the guarantee, and requires disclosure about the maximum potential payments that might be required, as well as the collateral or other recourse obtainable. The recognition and measurement provisions of FIN 45 were effective on a prospective basis after December 31, 2002, and its adoption by the Company on January 1, 2003 has not had a significant effect on the Corporation's consolidated financial statements.

Reclassifications

Certain amounts in the 2002 and 2001 financial statements have been reclassified to conform to the current year presentation.

Note 2.  Stock Split

On July 16, 2003, the Board of Directors of Union Bankshares, Inc. declared a three-for-two stock split effected in the form of a 50% stock dividend to shareholders of record on July 26, 2003, payable on August 8, 2003. The stock split resulted in the issuance of 1,515,231 additional shares of the Company's common stock, net of fractional shares settled in cash. Per share amounts presented in the consolidated financial statements, including earnings per share, weighted average number of common shares outstanding, and the dividends declared per share for all periods presented have been adjusted to retroactively reflect the stock split.

Note 3.  Restrictions on Cash and Due From Banks

The Company is required to maintain reserve balances in cash with Federal Reserve Bank of Boston. The totals of those reserve balances were approximately $4,426,000 and $3,267,000 at December 31, 2003 and 2002,
respectively.

UNION BANKSHARES, INC. AND SUBSIDIARY
---------------------------------------------------------------------------
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Note 3.  Restrictions on Cash and Due From Banks (Continued)

The nature of the Company's business requires that it maintain amounts due from banks which, at times, may exceed federally insured limits. The balance in these accounts at December 31, is as follows:


                                        2003          2002
                                    -------------------------

Noninterest-bearing accounts        $ 5,263,857    $5,292,827
Federal Reserve Bank of Boston       15,144,335     7,654,585
Federal funds sold                      647,081     6,000,000
Federal Home Loan Bank of Boston        269,357     3,712,858

No losses have been experienced in these accounts. The Company was required to maintain contracted clearing balances of $6,000,000 and $2,750,000 at December 31, 2003 and 2002, respectively which are included in the Federal Reserve Bank balances above.

Note 4.  Interest Bearing Deposits

Interest bearing deposits consist of certificates of deposit purchased from various financial institutions. Deposits at each institution are maintained at or below the FDIC insurable limits of $100,000 with the exception of certificates of deposits totaling $294,000 at December 31, 2003. Certificates are held with rates ranging from 1.40% to 7.15% and mature at various dates through 2009 with approximately $3,340,000 scheduled to mature in 2004.

Note 5.  Investment Securities

Securities available-for-sale consists of the following:


                                                                            Gross         Gross
                                                            Amortized     Unrealized    Unrealized       Fair
                                                              Cost          Gains         Losses         Value
                                                           ------------------------------------------------------

December 31, 2003:
Debt securities:
  U.S. Government and agency and corporation securities    $ 4,902,207    $   57,357    $ (12,412)    $ 4,947,152
  Mortgage-backed securities                                17,514,780       162,403      (35,581)     17,641,602
  State and political subdivisions                           5,122,832       225,168       (7,753)      5,340,247
  Corporate debt securities                                 14,781,024       580,058      (11,912)     15,349,170
                                                           ------------------------------------------------------
      Total debt securities                                 42,320,843     1,024,986      (67,658)     43,278,171
Marketable equity securities                                   896,790       244,257      (49,078)      1,091,969
                                                           ------------------------------------------------------

      Total                                                $43,217,633    $1,269,243    $(116,736)    $44,370,140
                                                           ======================================================


                                                                            Gross         Gross
                                                            Amortized     Unrealized    Unrealized       Fair
                                                              Cost          Gains         Losses         Value
                                                           ------------------------------------------------------

December 31, 2002:
Debt securities:
  U.S. Government and agency and corporation securities    $ 6,872,815    $  110,365    $  (4,142)    $ 6,979,038
  Mortgage-backed securities                                12,335,710       334,503      (10,694)     12,659,519
  State and political subdivisions                           6,044,452       189,271            -       6,233,723
  Corporate debt securities                                 18,939,989       553,710     (101,203)     19,392,496
                                                           ------------------------------------------------------

      Total debt securities                                 44,192,966     1,187,849     (116,039)     45,264,776
  Marketable equity securities                                 608,520        86,349     (135,256)        559,613
                                                           ------------------------------------------------------

      Total                                                $44,801,486    $1,274,198    $(251,295)    $45,824,389
                                                           ======================================================

UNION BANKSHARES, INC. AND SUBSIDIARY
---------------------------------------------------------------------------
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Note 5.  Investment Securities (Continued)

Investment securities with a carrying amount of $3,038,792 and $5,528,408 at December 31, 2003 and 2002, respectively, were pledged as collateral on public deposits and for other purposes as required or permitted by law.

Information pertaining to securities with gross unrealized losses at December 31, 2003, aggregated by investment category and length of time that individual securities have been in a continuous loss position, follows:


                                         Less Than 12 Months          Over 12 Months                 Total
                                      ------------------------------------------------------------------------------
                                                       Gross                    Gross                       Gross
                                         Fair        Unrealized     Fair      Unrealized      Fair        Unrealized
                                         Value         Loss         Value       Loss          Value         Loss
                                      ------------------------------------------------------------------------------

Securities Available-for-Sale
Debt securities:
  U.S. Government and agency and
   corporation securities             $   743,471    $ (6,863)    $494,451    $ (5,549)    $ 1,237,922    $ (12,412)
  Mortgage-backed securities            8,387,050     (35,581)           -           -       8,387,050      (35,581)
  State and political subdivisions        571,175      (7,753)           -           -         571,175       (7,753)
  Corporate debt securities             1,583,994     (11,912)           -           -       1,583,994      (11,912)
                                      -----------------------------------------------------------------------------
      Total debt securities            11,285,690     (62,109)     494,451      (5,549)     11,780,141      (67,658)
  Marketable equity securities                  -           -      167,941     (49,078)        167,941      (49,078)
                                      -----------------------------------------------------------------------------
      Total                           $11,285,690    $(62,109)    $662,392    $(54,627)    $11,948,082    $(116,736)
                                      =============================================================================

Management evaluates debt securities for other-than-temporary impairment at least on a quarterly basis, and more frequently when economic or market concerns warrant such evaluation and on a monthly basis for marketable equity securities. Consideration is given to (1) the length of time and the extent to which the fair value has been less than the amortized cost basis,
(2) the financial condition and near and medium-term prospects of the issuer, and (3) the intent and ability of the Company to retain its investment in the issuer for a period of time sufficient to allow for any anticipated recovery in fair value.

At December 31, 2003, twenty-five debt securities have unrealized losses with aggregate depreciaiton of 0.2% from the Company's amortized cost basis. Only one debt security has an unrealized loss than has been in a continuous loss position for more than 12 months and that is a weekly adjustable rate agency bond that pays interest monthly and will never appreciate in the market because of its movement with current rates. Market bids on the bond have always been between 99 and 100 percent of par value. In analyzing an issuer's financial condition, management considers whether the securities are issued by the federal government or its agencies, whether downgrades by bond rating agencies have occurred, and industry analysts' reports. As management has the ability to hold debt securities until maturity, or for the foreseeable future if classified as available for sale, no declines are deemed to be other than temporary.

At December 31, 2003, two marketable equity securities have unrealized losses with aggregate depreciation of 5% from the Company's cost basis. These unrealized losses have existed for more than twelve months while both issuers have gone through managerial reorganizations to strengthen their companies for future growth and profitability. The fair value of both issues have continued to increase consistently over the last year and they have both had an increase in total earnings per share. No credit issues have been identified that cause management to believe that the trend in fair value of the common stock owned will not continue to improve and that the declines in market value is other than temporary. In analyzing the issuer's financial condition, management considers industry analysts' reports, financial performance and the issuers management's forward looking statements.

All realized gains and losses in 2003, 2002, and 2001 were from the sale of securities available-for-sale. Proceeds from the sale of securities available-for-sale were $350,553, $505,500 and $7,497,628 in 2003, 2002, and 2001, respectively. Realized gains from sales of investments available-for-sale were $379, $5,054 and $182,087 with realized losses of $0, $8,024 and $25,445 for the years 2003, 2002, and 2001 respectively.

UNION BANKSHARES, INC. AND SUBSIDIARY
---------------------------------------------------------------------------
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Note 5.  Investment Securities (Continued)

The scheduled maturities of debt securities available-for-sale as of December 31, 2003 were as follows:


                                Amortized        Fair
                                   Cost          Value
                               --------------------------

Due in one year or less        $ 4,452,848    $ 4,535,734
Due from one to five years      13,932,485     14,493,133
Due from five to ten years       5,666,888      5,836,940
Due after ten years                753,842        770,762
                               --------------------------
                                24,806,063     25,636,569
Mortgage-backed securities      17,514,780     17,641,602
                               --------------------------

      Total debt securities    $42,320,843    $43,278,171
                               ==========================

Actual maturities may differ from contractual maturities in mortgage-backed securities because the mortgages underlying the securities may be called or repaid without any penalties. Therefore, these securities are not included in the maturity categories in the above maturity summary.

Note 6.  Loans Held for Sale and Loan Servicing

At December 31, 2003 and 2002, loans held for sale consisted of conventional residential mortgages, commercial real estate mortgages and commercial loans originated for subsequent sale. At December 31, 2003 and 2002, there was no valuation reserve necessary for loans held for sale.

Commercial and mortgage loans serviced for others are not included in the accompanying balance sheets. The unpaid principal balances of commercial and mortgage loans serviced for others were $75,136,195 and $63,047,697 at December 31, 2003 and 2002, respectively.

The Company retains the servicing rights on loans sold. At December 31, 2003 and 2002, the unamortized balance of servicing rights on loans sold with servicing retained was not material. The estimated fair value of these servicing rights was in excess of their carrying value at both December 31, 2003 and 2002, and therefore no impairment reserve was necessary. Mortgage/commercial servicing rights of $200,765, $208,829 and $58,654 were capitalized in 2003, 2002, and 2001, respectively. Amortization of servicing rights was $141,376, $87,541 and $64,092 for 2003, 2002, and
2001, respectively.

Note 7.  Loans

The composition of net loans at December 31 is as follows:


                                                       2003             2002
                                                   -----------------------------

Residential real estate                            $ 89,974,291     $ 98,837,234
Construction real estate                             18,256,557       10,509,891
Commercial real estate                              102,365,743       86,080,371
Commercial                                           17,876,790       19,919,238
Consumer                                              9,402,301       10,758,308
Municipal loans                                      15,346,039       12,868,786
                                                   -----------------------------
Gross Loans                                         253,221,721      238,973,828
                                                   -----------------------------
Deduct:
Allowance for loan losses                            (3,028,813)      (2,908,222)
Net deferred loan fees, premiums, and discounts        (185,196)        (206,100)
                                                   -----------------------------
                                                     (3,214,009)      (3,114,322)
                                                   -----------------------------

Net Loans                                          $250,007,712     $235,859,506
                                                   =============================

UNION BANKSHARES, INC. AND SUBSIDIARY
---------------------------------------------------------------------------
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Note 7.  Loans (Continued)

Impairment of loans having recorded investments of $742,312 and $1,140,051 at December 31, 2003 and 2002, respectively, has been recognized in conformity with SFAS No. 114, as amended by SFAS No. 118. The average recorded investment in impaired loans during 2003, 2002, and 2001 was $516,128, $1,180,540, and $1,204,199, respectively. The total allowance for loan losses related to these loans was $110,360 and $112,482 on December 31, 2003 and 2002, respectively. Interest income on impaired loans of $46,161, $64,816 and $61,861 was recognized for cash payments received in 2003, 2002, and 2001, respectively. The Company is not committed to lend additional funds to borrowers with impaired loans.

The Company had loans on non-accrual status totaling $1,617,230 at December 31, 2003 and $1,493,596 at December 31, 2002. The aggregate interest on non-accrual loans not recognized through December 31, 2003 was $392,732, through 2002 was $316,019 and through 2001 was $450,118. The Company had $1,687,672 and $778,903 in loans past due 90 days or more and still accruing at December 31, 2003 and 2002, respectively.

Residential real estate loans aggregating $13,309,460 and $14,954,697 at December 31, 2003 and 2002, respectively, were pledged as collateral on deposits of municipalities.

Note 8.  Allowance for Loan Losses

Changes in the allowance for loan losses for the years ended December 31 are as follows:


                                        2003           2002           2001
                                     ----------------------------------------

Balance, beginning                   $2,908,222     $2,800,963     $2,862,707
Provision for loan losses               114,000        356,000        320,000
Recoveries of amounts charged off        98,581        110,465         93,771
                                     ----------------------------------------
                                      3,120,803      3,267,428      3,276,478
Amounts charged off                     (91,990)      (359,206)      (475,515)
                                     ----------------------------------------

Balance, ending                      $3,028,813     $2,908,222     $2,800,963
                                     ========================================

Note 9.  Premises and Equipment

The major classes of premises and equipment and accumulated depreciation at December 31 are as follows:


                                     2003            2002
                                 ---------------------------

Land and land improvements       $   689,456     $   688,606
Buildings and improvements         4,739,273       4,599,022
Furniture and equipment            6,315,043       6,393,060
                                 ---------------------------
                                  11,743,772      11,680,688
Less accumulated depreciation     (7,296,606)     (7,068,444)
                                 ---------------------------

                                 $ 4,447,166     $ 4,612,244
                                 ===========================

Depreciation included in occupancy and equipment expenses amounted to $654,483, $658,004, and $608,145 for the years ended December 31, 2003,
2002, and 2001, respectively.

UNION BANKSHARES, INC. AND SUBSIDIARY
---------------------------------------------------------------------------
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Note 9.  Premises and Equipment (Continued)

The Company is obligated under noncancelable operating leases for premises expiring in various years through the year 2008. Options to renew for additional periods are available with these leases. Future minimum rental commitments for these leases with terms of one year or more at December 31, 2003 were as follows:


      2004          $ 92,539
      2005            73,114
      2006            55,697
      2007            15,350
      2008             5,500
                    --------

                    $242,200
                    ========

Rent expense for 2003, 2002, and 2001 amounted to $101,307, $106,170, and
$84,307, respectively.

Occupancy expense is shown in the consolidated statements net of rental income of $71,930 in 2003, $78,806 in 2002, and $64,241 in 2001.

Note 10. Other Real Estate Owned

A summary of foreclosed real estate at December 31 is as follows:


                                                          2003       2002
                                                        -------------------

Other real estate owned                                 $10,131    $783,761
Less allowance for losses on other real estate owned          -           -
                                                        -------------------

Other real estate owned, net                            $10,131    $783,761
                                                        ===================

Changes in the allowance for losses on other real estate owned for the years ended December 31 were as follows:


                          2003          2002         2001
                        ----------------------------------

Balance, beginning      $      -     $       -     $ 3,957
Provision for losses      42,846       309,688           -
Charge-offs, net         (42,846)     (309,688)     (3,957)
                        ----------------------------------

Balance, ending         $      -     $       -     $     -
                        ==================================

Note 11. Investments Carried at Equity

The carrying values of Investments carried at equity were $1,556,236 and $1,681,183 at December 31, 2003 and 2002, respectively consisting of investments in partnerships for low income housing projects. The capital contributions payable related to these investments were $297,000 and $675,900 at December 31, 2003 and 2002, respectively. The provision for undistributed net losses of the partnerships charged to earnings was $124,948, $124,039, and $70,423 for 2003, 2002 and 2001, respectively.

Note 12. Deposits

The following is a summary of interest bearing deposits at December 31:


                                2003            2002
                            ----------------------------

NOW accounts                $ 50,092,855    $ 44,691,103
Savings and money market     109,745,098     106,043,027
Time, $100,000 and over       29,861,919      30,049,015
Other time                    67,315,953      71,244,769
                            ----------------------------

                            $257,015,825    $252,027,914
                            ============================

UNION BANKSHARES, INC. AND SUBSIDIARY
---------------------------------------------------------------------------
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Note 12. Deposits (Continued)

The following is a summary of time deposits by maturity at December 31, 2003:


      2004                         $70,238,254
      2005                          16,410,305
      2006                           7,581,297
      2007                           1,370,537
      2008 and thereafter            1,577,479
                                   -----------

                                   $97,177,872
                                   ===========

A maturity distribution of time deposits in denominations of $100,000 or more at December 31 is as follows:


                                            2003           2002
                                         --------------------------

Three months or less                     $ 9,398,819    $ 9,628,615
Over three months through six months      16,264,264     18,090,378
Over six months through twelve months      3,819,934      3,112,965
Over twelve months                           378,902      4,217,057
                                         --------------------------

                                         $29,861,919    $30,049,015
                                         ==========================

Note 13. Borrowed Funds

At December 31, 2003 and 2002, borrowed funds were comprised of option advance borrowings from the FHLB of Boston of $7,222,530 and $7,536,032, respectively. At December 31, 2003 and 2002, all of the borrowings had fixed interest rates, ranging from 2.22% to 6.06% and 2.76% to 6.06%, respectively. The weighted-average interest rates on the borrowings were 4.43% and 4.62% at December 31, 2003 and 2002, respectively.

The contractual maturities of borrowed funds as of December 31, 2003 are as follows:


      2004          $1,242,426
      2005             827,280
      2006           4,505,048
      2007             436,593
      2008             211,183
                    ----------

                    $7,222,530
                    ==========

Additionally, Union maintains an IDEAL Way Line of Credit with the FHLB of Boston. As of December 31, 2003, the total amount of this line approximated $3,551,000. There were no borrowings outstanding on this line at December 31, 2003. Interest on this line is chargeable at a rate determined by the FHLB and payable monthly based on daily balances outstanding.

Collateral on these borrowings consists of FHLB of Boston stock purchased by Union, all funds placed on deposit with the FHLB of Boston, and qualified first mortgages held by Union, and any additional holdings which may be pledged as security.

Union also maintains a line of credit with a corrrespondent bank for the purchase of overnight Federal Funds. As of December 31, 2003, the total amount of this line approximated $4,000,000 with no outstanding borrowings. Interest on this borrowing is chargeable at the Federal Funds rate at the time of the borrowing and payable daily.

UNION BANKSHARES, INC. AND SUBSIDIARY
---------------------------------------------------------------------------
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Note 14. Income Taxes

The Company prepares its Federal income tax return on a consolidated basis. Federal income taxes are allocated to members of the consolidated group based on taxable income.

Income taxes for the years ended December 31 were as follows:


                                2003          2002          2001
                             --------------------------------------

Currently paid or payable    $2,203,335    $2,032,994    $2,033,720
Deferred                          1,918        34,604       (49,714)
                             --------------------------------------

                             $2,205,253    $2,067,598    $1,984,006
                             ======================================

Total income tax expense differs from the amounts computed at the statutory federal income tax rate of 34% primarily due to the following at December 31:


                                                      2003           2002           2001
                                                   ----------------------------------------

Computed "expected" tax expense                    $2,581,395     $2,464,120     $2,317,448
Tax exempt interest                                  (215,958)      (235,933)      (253,456)
Disallowed interest expense                            16,698         21,505         33,562
Dividend exclusion                                     (6,926)        (8,320)        (9,283)
Increase in cash surrender value life insurance       (38,796)       (41,050)       (35,012)
Tax credits on limited partnership investments       (135,986)      (142,007)       (78,280)
Other                                                   4,826          9,283          9,027
                                                   ----------------------------------------

                                                   $2,205,253     $2,067,598     $1,984,006
                                                   ========================================

Listed below are the significant components of the net deferred tax asset at December 31:


                                                           2003           2002
                                                        -------------------------

Components of the deferred tax asset:
  Bad debts                                             $  829,459     $  790,699
  Mark-to-market loans                                     136,348        162,945
  Deferred loan fees                                         9,734         12,026
  Nonaccrual loan interest                                 133,529        118,059
  Deferred compensation                                    466,852        486,373
  Pension                                                   65,273         43,932
                                                        -------------------------

Total deferred tax asset                                 1,641,195      1,614,034

Valuation allowance                                              -              -
                                                        -------------------------

Total deferred tax asset, net of valuation allowance     1,641,195      1,614,034
                                                        -------------------------

Components of the deferred tax liability:
  Depreciation                                            (140,027)      (113,066)
  Mortgage servicing rights                                (91,634)       (71,441)
  Limited partnership tax credits                         (119,882)      (119,882)
  Unrealized gain on securities available-for-sale        (391,852)      (348,623)
  Other                                                    (78,496)       (96,572)
                                                        -------------------------

Total deferred tax liability                              (821,891)      (749,584)
                                                        -------------------------

Net deferred tax asset                                  $  819,304     $  864,450
                                                        =========================

UNION BANKSHARES, INC. AND SUBSIDIARY
---------------------------------------------------------------------------
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Note 14. Income Taxes (Continued)

Deferred tax assets are recognized subject to management's judgment that realization is more likely than not. Based on the temporary taxable items, historical taxable income and estimates of future taxable income the Company believes that it is more likely than not that the deferred tax assets at December 31, 2003 will be realized.

Net deferred income tax assets are included in the caption "Other assets" on the balance sheet at December 31, 2003 and 2002, respectively.

Note 15. Employee Benefits

Union sponsors a non-contributory defined benefit pension plan covering all eligible employees. The employees of the former Citizens which was merged into Union in May 2003 become eligible to participate in the plan January 1, 2004. The plan provides defined benefits based on years of service and final average salary. Union uses a December 31 measurement for the plan. Union's policy is to accrue annually an amount equal to the actuarially calculated expense. Information pertaining to the activity in the plan using a measurement date of December 31, is as follows:

Obligations and funded status at December 31:


Change in projected benefit obligation                   2003            2002
--------------------------------------               ---------------------------

Projected benefit obligation at beginning of year    $ 5,947,390     $ 5,528,348
Service cost                                             301,433         229,995
Interest cost                                            391,817         365,280
Actuarial (gain) loss                                    651,091         (57,337)
Benefits paid                                           (136,386)       (118,896)
                                                     ---------------------------
Projected benefit obligation at end of year            7,155,345       5,947,390
                                                     ---------------------------

Change in fair value of plan assets
-----------------------------------
Fair value of plan assets at beginning of year         4,362,968       4,307,478
Actual return on plan assets                             632,131        (106,614)
Employer contributions                                   409,575         281,000
Benefits paid                                           (136,386)       (118,896)
                                                     ---------------------------
Fair value of plan assets at end of year               5,268,288       4,362,968
                                                     ---------------------------

Funded status                                         (1,887,057)     (1,584,422)
Unrecognized transition amount                                 -          (7,649)
Unrecognized prior service cost                           59,241          65,399
Unrecognized net actuarial loss                        1,635,836       1,397,199
                                                     ---------------------------
Net amount recognized as accrued benefit cost        $  (191,980)    $  (129,473)
                                                     ===========================


                                                         2003            2002
                                                     ---------------------------

Accumulated benefit obligation at December 31        $ 5,203,656     $ 4,205,147
                                                     ===========================

We use the alternate amortization method for prior service costs, provided in paragraph 26 of SFAS 87, "Employers' Accounting for Pensions."

UNION BANKSHARES, INC. AND SUBSIDIARY
---------------------------------------------------------------------------
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Note 15. Employee Benefits (Continued)

Net periodic pension benefit for 2003, 2002, and 2001 consisted of the following components:


                                                    2003          2002          2001
                                                 -------------------------------------

Service cost                                     $ 301,433     $ 229,995     $ 222,076
Interest cost on projected benefit obligation      391,817       365,281       351,028
Expected return on plan assets                    (295,025)     (312,705)     (300,826)
Amortization of prior service cost                   6,158         6,158             -
Amortization of transition asset                    (7,649)       (7,656)       (7,656)
Amortization of net loss                            75,348        52,160           214
                                                 -------------------------------------
Net periodic benefit cost                        $ 472,082     $ 333,233     $ 264,836
                                                 =====================================

Weighted-average assumptions used to determine benefit obligations at December 31:


                                   2003     2002
                                   --------------

Discount rate                      6.00%    6.75%
Wage base rate                     3.50%    4.00%
Consumer Price Index rate          2.25%    2.50%

Weighted-average assumptions used to determine net periodic benefit cost for years ended December 31:


                                                    2003     2002
                                                    --------------

Discount rate                                       6.00%    6.75%
Rate of increase in compensation levels             4.25%    4.75%
Expected long-term rate of return of plan assets    6.75%    7.25%

The overall expected long-term rate of return on assets was derived to be consistent with a 2.25% future inflation assumption and returns expected in that inflation environment. The return is more conservative than the plan's long term actual results and is at a level that management believes is sustainable.

Union's pension plan weighted-average asset allocations at December 31, 2003 and 2002, by asset category based on their fair values are as follows:


                                 Plan Assets
                              ----------------
Asset Category                 2003      2002
--------------                ----------------

Cash & Equivalents              0.5%      8.4%
Debt Securities                35.4%     38.8%
Equity Securities              51.8%     46.1%
International Mutual Funds     12.3%      6.7%
                              ----------------
      Total                   100.0%    100.0%

The investment philosophy for the pension plan is to prudently invest the assets of the plan and future contributions received in a diversified manner that will ensure the future benefits due to participants and beneficiaries over a long term horizon. The Trustees of the plan seek to protect the pension plan assets through prudent asset allocation, manager selection and periodic reviews. Investments in stocks and fixed income investments should be diversified in a way consistent with risk tolerance and investment objectives. In order to obtain this goal the investment objective is to maintain a mix of growth and income investments with allocation as follows:


         Equity Securities & International Mutual Funds    60-85%
         Debt Securities                                   15-35%
         Cash & Equivalents                                  0-5%

There are no securities of the Company held by the pension plan.

UNION BANKSHARES, INC. AND SUBSIDIARY
---------------------------------------------------------------------------
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Note 15. Employee Benefits (Continued)

The estimated employer contribution for 2004 is $570,000. The eligibility of the former Citizens employees to participate in the plan as of January 1, 2004 with the recognition of past service is the major reason for the large increase over the 2003 contribution.

Additionally, Union Bankshares, Inc. and Union have a non-qualified Deferred Compensation Plan for Directors and certain key officers. Under the plan, current participants may defer compensation that would otherwise be currently payable. Amounts deferred accrue interest at the prime rate less 100 basis points and benefits are payable over a 15 year period upon attainment of a certain age or death. The benefit obligations under the plan represent general unsecured obligations of the Company and no assets have to be segregated for such payments. However, Union Bankshares, Inc. and Union have purchased life insurance contracts on the lives of each participant in order to fund these benefits. The benefits accrued under this plan aggregated $1,326,039 and $1,384,839 at December 31, 2003 and 2002, respectively, and are included in the financial statement caption "Accrued expenses and other liabilities". The cash surrender value of the life insurance policies purchased to fund these plans aggregated $1,568,112 and $1,454,005 at December 31, 2003 and 2002, respectively. These amounts are included in the financial statement caption "Other assets". Eligibility for the plan is limited to current participants.

Union maintains a defined contribution 401(k) plan under which employees may elect to make tax deferred contributions of up to 15% or the Internal Revenue Service (IRS) maximum from their annual salary. All employees meeting service requirements are eligible to participate in the plan. Company contributions fully vest after three years of service. Union's contributions to the plan, including employer matching amounts, are at the discretion of the Board of Directors. Employer contributions (matching) to the plan were $76,930, $72,845, and $71,260 for 2003, 2002, and 2001, respectively.

Citizens maintained separately a 401(k) plan which included a discretionary profit sharing component. The 401(k) plan covered all employees meeting certain eligibility requirements. Employees were permitted to contribute any amount of their compensation to the 401(k) plan in accordance with IRS limits. Citizens, at the discretion of their Board of Directors, made matching contributions up to 6% of an employee's compensation. Matching contributions to this plan were $21,906, $29,369, and $25,381 for 2003, 2002, and 2001, respectively. Profit sharing contributions were at the discretion of Citizens' Board of Directors. Contributions were $71,848, $74,965, and $89,540 for 2003, 2002, and 2001, respectively. The Citizens 401(k) plan was merged into the Union plan effective January 1, 2004.

Note 16. Financial Instruments With Off-Balance-Sheet Risk

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

UNION BANKSHARES, INC. AND SUBSIDIARY
---------------------------------------------------------------------------
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Note 16. Financial Instruments With Off-Balance-Sheet Risk (Continued)

Financial instruments whose contract amount represent credit risk:


                                                     Contract or
                                                   Notional Amount
                                                         2003
                                                   ---------------

                   Commitments to extend credit      $29,593,375
                   Standby letters of credit             992,660
                   Credit card arrangements            2,115,122
                   Home equity lines                   4,708,068
                                                     -----------

                         Total                       $37,409,225
                                                     ===========

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee.

Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Company evaluates each customer's credit worthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Company, upon issuance of a commitment to extend credit is based on management's credit evaluation of the customer. Collateral held varies but may include real estate, accounts receivables, inventory, property, plant and equipment, and income-producing commercial properties.

Standby letters of credit are conditional commitments issued by the Company to guarantee the performance of a customer to a third party. Those guarantees are primarily issued to support customer's private borrowing arrangements. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loans to customers.

Note 17. Commitments and Contingencies

In the normal course of business, the Company is involved in various legal proceedings. In the opinion of management, after consulting with the Company's legal counsel, any liability resulting from such proceedings would not have a material adverse effect on the Company's financial statements.

Note 18. Fair Values of Financial Instruments

Fair values of financial instruments

The fair value of a financial instrument is the current amount that would be exchanged between willing parties, other than in a forced liquidation. Fair value is best determined based upon quoted market prices. However, in many instances, there are no quoted market prices for the Company's various financial instruments. In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. Accordingly, the fair value estimates may not be realized in an immediate settlement of the instrument. SFAS No. 107 excludes certain financial instruments and all nonfinancial instruments from its disclosure requirements. Accordingly, the aggregate fair value amounts presented may not necessarily represent the underlying fair value of the Company.

The following methods and assumptions were used by the Company in estimating its fair value disclosures for financial instruments:

      Cash and cash equivalents: The carrying amounts reported in the balance sheet for cash and cash equivalents approximate those assets' fair values.

UNION BANKSHARES, INC. AND SUBSIDIARY
---------------------------------------------------------------------------
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Note 18. Fair Values of Financial Instruments (Continued)

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

      Deposits: The fair values disclosed for demand deposits (for example, checking and savings accounts) are, by definition, equal to the amount payable on demand at the reporting date (that is, their carrying amounts). The carrying amounts of variable rate time deposits approximate their fair values at the reporting date. The fair values for fixed rate time deposits are estimated using a discounted cash flow calculation that applies interest rates currently being offered on time deposits to a schedule of aggregated contractual maturities on such time deposits.

      Accrued interest: The carrying amounts of accrued interest approximate their fair values.

      Borrowed funds: The fair values of the Company's long term debt are estimated using discounted cash flow analysis based on interest rates currently being offered on similar debt instruments.

      Off-balance sheet financial instruments: Commitments to extend credit were evaluated and fair value was estimated using the fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the present creditworthiness of the counterparties. For fixed-rate loan commitments, fair value also considers the difference between current levels of interest rates and the committed rates.

The estimated fair values and related carrying amounts of the Company's financial instruments at December 31 are as follows:


                                                    2003                            2002
                                        ------------------------------------------------------------
                                          Carrying       Estimated        Carrying       Estimated
                                           Amount        Fair Value        Amount        Fair Value
                                        ------------------------------------------------------------

Financial assets:
  Cash and cash equivalents             $ 24,633,419    $ 24,633,419    $ 25,747,467    $ 25,747,467
  Interest bearing deposits                6,519,693       6,663,325       5,326,633       5,462,394
  Securities available-for-sale           44,370,140      44,370,140      45,824,389      45,824,389
  Federal Home Loan Bank stock             1,240,500       1,240,500       1,235,200       1,235,200
  Loans and loans held for sale, net     268,532,050     268,501,273     252,998,443     255,322,843
  Accrued interest receivable              1,651,506       1,651,506       1,890,478       1,890,478

Financial liabilities:
  Deposits                              $305,379,443    $305,811,209    $293,004,493    $293,905,108
  Borrowed funds                           7,222,530       7,423,404       7,536,032       7,860,732
  Accrued interest payable                   304,498         304,498         520,886         520,886

The carrying amounts in the preceding table are included in the balance sheet under the applicable captions.

UNION BANKSHARES, INC. AND SUBSIDIARY
---------------------------------------------------------------------------
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Note 19. Transactions with Related Parties

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

Aggregate loan transactions with related parties for the year ended December 31 were as follows:


                                           2003            2002
                                        --------------------------

Balance, beginning                      $  952,927     $ 1,206,830
New loans                                1,407,922       1,805,407
Repayments                                (928,675)     (1,255,594)
Other, net                                (380,323)       (803,716)
                                        --------------------------

Balance, ending                         $1,051,851     $   952,927
                                        ==========================

Balance available on lines of credit    $  419,488     $   190,135
                                        ==========================

Deposit accounts with related parties were $1,103,194 and $1,691,605 at December 31, 2003 and 2002, respectively.

Note 20. Stock Option Plan

Under the Company's 1998 Stock Option Plan, the Company's Board of Directors, with shareholder approval, authorized the granting of up to 75,000 options to certain key employees. As of December 31, 2003, 55,700 options remain available for future option grants. The exercise price of the options is equal to the market price of the stock at the date of grant. These stock options are exercisable within five years from the date of grant. Following is a summary of transactions:


                                                                                         Shares Under Option
                                                                                    ----------------------------
                                                                                     2003       2002       2001
                                                                                    ----------------------------

Outstanding, January 1                                                              10,900     10,200     11,700
Stock split effected in the form of a stock dividend (3 for 2, effective 8/8/03)     5,100          -          -
Granted during the year                                                              3,000      3,200      3,000
Cancelled during the year                                                             (300)         -          -
Exercised during the year (500 shares at $13.50 per share,
 3,450 shares at $14.67 per share, 375 shares at $15.67 per share and 700 shares at $19.00 in 2003; 2,200 shares at $18.00 per share and 300 shares at $19.00 per share in 2002; and 4,200 shares at $9.75
 per share and 300 shares at $18.00 in 2001)                                        (5,025)    (2,500)    (4,500)
                                                                                    ----------------------------

Outstanding, December 31                                                            13,675     10,900     10,200
                                                                                    ============================

Stock Options Exercisable at year end:                                              10,675      7,700      7,200
                                                                                    ============================

Outstanding Options at December 31, exercisable at:
  $12.67 per share                                                                   3,000          -          -
  $13.50 per share                                                                   3,250          -          -
  $15.67 per share                                                                   4,425          -          -
  $18.00 per share                                                                       -          -      2,200
  $19.00 per share                                                                       -      2,700      3,000
  $20.25 per share                                                                       -      2,500      2,500
  $22.00 per share                                                                       -      2,500      2,500
  $23.50 per share                                                                       -      3,200          -
  $25.30 per share                                                                   3,000          -          -
                                                                                    ----------------------------

                                                                                    13,675     10,900     10,200
                                                                                    ============================

UNION BANKSHARES, INC. AND SUBSIDIARY
---------------------------------------------------------------------------
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Note 20. Stock Option Plan (Continued)

Had compensation cost been determined on the basis of fair value pursuant to SFAS No. 123, the effects on net income and earnings per common share for the years ended December 31 would have been:


                                                                                2003           2002           2001
                                                                             ----------------------------------------

Net income as reported                                                       $5,387,086     $5,179,814     $4,832,018
Deduct: Total stock-based compensation expense determined
 under fair value based method for all awards, net of related tax effects        (9,026)        (4,626)        (4,029)
                                                                             ----------------------------------------
Pro forma net income                                                         $5,378,060     $5,175,188     $4,827,989
                                                                             ========================================

Earnings per common share:
  As reported                                                                $     1.18     $     1.14     $     1.06
  Pro forma                                                                  $     1.18     $     1.14     $     1.06

Note 21. Regulatory Capital Requirements

The Company (on a consolidated basis) and Union are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory - and possibly additional discretionary - actions by regulators that, if undertaken, could have a direct material effect on the Company's and Union's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, they must meet specific capital guidelines that involve quantitative measures of their assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Company's and Union's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Company and Union to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier I capital (as defined) to average assets (as defined). Management believes, as of December 31, 2003 and 2002, that the Company and Union meet all capital adequacy requirements to which they were subject.

As of December 31, 2003, the most recent notification from the FDIC categorized Union as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized an institution must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the table. There are no conditions or events since the date of the most recent notification that management believes might result in an adverse change to Union's regulatory capital category.

Union's and the Company's actual capital amounts (000's omitted) and ratios are also presented in the table.


                                                                                         Minimum
                                                                                       To be Well
                                                                    Minimum         Capitalized Under
                                                                  For Capital       Prompt Corrective
                                                Actual            Requirement       Action Provisions
                                           ----------------------------------------------------------
                                           Amount     Ratio     Amount     Ratio    Amount      Ratio
                                           ----------------------------------------------------------

As of December 31, 2003:
  Total capital to risk weighted assets
    Union                                  $42,498    17.67%    $19,241    8.0%     $24,051     10.0%
    Company                                 43,324    17.99%     19,266    8.0%         N/A      N/A
  Tier I capital to risk weighted assets
    Union                                   39,404    16.39%      9,617    4.0%      14,425      6.0%
    Company                                 40,225    16.70%      9,635    4.0%         N/A      N/A
  Tier I capital to average assets
    Union                                   39,404    11.16%     14,123    4.0%      17,654      5.0%
    Company                                 40,225    11.38%     14,139    4.0%         N/A      N/A

UNION BANKSHARES, INC. AND SUBSIDIARY
---------------------------------------------------------------------------
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Note 21.  Regulatory Capital Requirements (Continued)


                                                                                         Minimum
                                                                                       To be Well
                                                                    Minimum         Capitalized Under
                                                                  For Capital       Prompt Corrective
                                                Actual            Requirement       Action Provisions
                                           ----------------------------------------------------------
                                           Amount     Ratio     Amount     Ratio    Amount      Ratio
                                           ----------------------------------------------------------

As of December 31, 2002:
  Total capital to risk weighted assets
    Union                                  $28,714    18.18%    $12,635    8.0%     $15,794     10.0%
    Citizens                                11,733    16.59%      5,658    8.0%       7,072     10.0%
    Company                                 41,302    17.99%     18,367    8.0%         N/A      N/A
  Tier I capital to risk weighted assets
    Union                                   26,910    17.04%      6,317    4.0%       9,475      6.0%
    Citizens                                10,846    15.33%      2,830    4.0%       4,245      6.0%
    Company                                 38,432    16.74%      9,183    4.0%         N/A      N/A
  Tier I capital to average assets
    Union                                   26,910    11.15%      9,654    4.0%      12,067      5.0%
    Citizens                                10,846    10.17%      4,266    4.0%       5,332      5.0%
    Company                                 38,432    11.03%     13,937    4.0%         N/A      N/A

Dividends paid by Union are the primary source of funds available to the Company for payment of dividends to its shareholders. Union is subject to certain requirements imposed by federal banking laws and regulations. These requirements, among other things, establish minimum levels of capital and restrict the amount of dividends that may be distributed by Union to the Company.

Note 22. Subsequent Events

On January 14, 2004, Union Bankshares, Inc. declared a $0.22 per share dividend payable January 28, 2004 to stockholders of record on January 24, 2004.

UNION BANKSHARES, INC. AND SUBSIDIARY
---------------------------------------------------------------------------
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Note 23. Condensed Financial Information (Parent Company Only)

The following financial statements are for Union Bankshares, Inc. (Parent Company Only), and should be read in conjunction with the consolidated financial statements of Union Bankshares, Inc. and Subsidiary.

                UNION BANKSHARES, INC. (PARENT COMPANY ONLY)
                          CONDENSED BALANCE SHEETS
                         DECEMBER 31, 2003 AND 2002


                                                                                                 2003            2002
                                                                                             ---------------------------

ASSETS
  Cash                                                                                       $   906,476     $   744,744
  Investment in Subsidiary-Union                                                              40,165,232      27,260,457
  Investment in Subsidiary-Citizens                                                                    0      11,231,412
  Other assets                                                                                   502,473         456,082
                                                                                             ---------------------------

      Total assets                                                                           $41,574,181     $39,692,695
                                                                                             ===========================

LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities
  Other liabilities                                                                          $   587,517     $   524,156
                                                                                             ---------------------------
      Total liabilities                                                                          587,517         524,156
                                                                                             ---------------------------
Stockholders' equity
  Common stock, $2 par value; 5,000,000 shares authorized;
   4,911,261 shares issued in 2003 (See Note 2) and 3,270,689 shares issued in 2002            9,822,522       6,541,378
  Paid-in capital                                                                                 54,576         317,553
  Retained earnings                                                                           32,070,843      33,357,259
  Treasury stock, at cost; 360,948 shares in 2003 (See Note 2) and 240,632 shares in 2002     (1,721,931)     (1,721,931)
  Accumulated other comprehensive income                                                         760,654         674,280
                                                                                             ---------------------------
      Total stockholders' equity                                                              40,986,664      39,168,539
                                                                                             ---------------------------

      Total liabilities and stockholders' equity                                             $41,574,181     $39,692,695
                                                                                             ===========================

The investment in the subsidiary bank is carried under the equity method of accounting. The investment and cash, which is on deposit with Union, has been eliminated in consolidation.

UNION BANKSHARES, INC. AND SUBSIDIARY
---------------------------------------------------------------------------
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Note 23.  Condensed Financial Information (Parent Company Only) (Continued)

                UNION BANKSHARES, INC. (PARENT COMPANY ONLY)
                       CONDENSED STATEMENTS OF INCOME
                Years Ended December 31, 2003, 2002, and 2001


                                                                                 2003           2002           2001
                                                                              ----------------------------------------

Revenues
  Dividends
    Bank subsidiaries                                                         $4,015,000     $3,795,000     $3,605,000
                                                                              ----------------------------------------

      Total revenues                                                           4,015,000      3,795,000      3,605,000
                                                                              ----------------------------------------

Expenses
  Interest                                                                           633            678            990
  Administrative and other                                                       334,530        250,294        156,052
                                                                              ----------------------------------------

      Total expenses                                                             335,163        250,972        157,042
                                                                              ----------------------------------------

Income before applicable income tax and equity in undistributed net
 income of subsidiaries                                                        3,679,837      3,544,028      3,447,958
Applicable income tax benefit                                                   (120,260)       (95,043)       (59,706)
                                                                              ----------------------------------------

Income before equity (deficit) in undistributed net income of subsidiaries     3,800,097      3,639,071      3,507,664
Equity in undistributed net income-Union                                       1,586,989      1,691,288      1,473,102
Deficit in undistributed net income-Citizens                                           -       (150,545)      (148,748)
                                                                              ----------------------------------------

Net income                                                                    $5,387,086     $5,179,814     $4,832,018
                                                                              ========================================

UNION BANKSHARES, INC. AND SUBSIDIARY
---------------------------------------------------------------------------
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Note 23.  Condensed Financial Information (Parent Company Only) (Continued)

                UNION BANKSHARES, INC. (PARENT COMPANY ONLY)
                     CONDENSED STATEMENTS OF CASH FLOWS
                Years Ended December 31, 2003, 2002 and 2001


                                                                     2003            2002            2001
                                                                 -------------------------------------------

CASH FLOWS FROM OPERATING ACTIVITIES
  Net income                                                     $ 5,387,086     $ 5,179,814     $ 4,832,018
  Adjustments to reconcile net income to net cash provided by operating activities
  Equity in undistributed net income of Union                     (1,586,989)     (1,691,288)     (1,473,102)
  Deficit in undistributed net income of Citizens                          -         150,545         148,748
  Increase in other assets                                           (46,391)        (51,581)        (22,218)
  Decrease in other liabilities                                       63,361          74,870         147,355
                                                                 -------------------------------------------

      Net cash provided by operating activities                    3,817,067       3,662,360       3,632,801
                                                                 -------------------------------------------

CASH FLOWS FROM FINANCING ACTIVITIES
  Purchase of treasury stock                                               -               -        (129,480)
  Dividends paid                                                  (3,728,457)     (3,451,475)     (3,213,781)
  Proceeds from exercise of stock options                             76,526          45,299          46,351
  Proceeds paid out for fractional shares                             (3,404)              -               -
                                                                 -------------------------------------------

      Net cash used in financing activities                       (3,655,335)     (3,406,176)     (3,296,910)
                                                                 -------------------------------------------

Net increase in cash                                                 161,732         256,184         335,891

  Beginning cash                                                     744,744         488,560         152,669
                                                                 -------------------------------------------

  Ending cash                                                    $   906,476     $   744,744     $   488,560
                                                                 ===========================================

SUPPLEMENTAL SCHEDULE OF CASH PAID DURING THE YEAR

  Interest                                                       $       633     $       678     $       990
                                                                 ===========================================

  Income taxes                                                   $       250     $       250     $       250
                                                                 ===========================================

UNION BANKSHARES, INC. AND SUBSIDIARY
---------------------------------------------------------------------------
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Note 24. Quarterly Financial Data (Unaudited)

A summary of financial data for the four quarters of 2003, 2002, and 2001 is presented below (dollars in thousands):


                                         Quarters in 2003 Ended
                             ----------------------------------------------
                             March 31,    June 30,    Sept. 30,    Dec. 31,
                             ----------------------------------------------

Interest income                $5,141      $5,109      $5,081       $5,041
Interest expense                1,199       1,111         978          921
Net interest income             3,942       3,998       4,103        4,120
Provision for loan losses          42          42          30            -
Other operating expenses        3,080       3,093       2,965        2,922
Net income                      1,229       1,189       1,362        1,607
Earnings per common share      $ 0.27      $ 0.26      $ 0.30       $ 0.35


                                         Quarters in 2002 Ended
                             ----------------------------------------------
                             March 31,    June 30,    Sept. 30,    Dec. 31,

Interest income                $5,536      $5,529      $5,583       $5,521
Interest expense                1,755       1,593       1,546        1,470
Net interest income             3,781       3,936       4,037        4,051
Provision for loan losses          90         105          95           66
Securities loss                    (3)          -           -            -
Other operating expenses        2,787       3,046       2,951        2,977
Net income                      1,169       1,083       1,396        1,532
Earnings per common share      $ 0.26      $ 0.23      $ 0.31       $ 0.34


                                         Quarters in 2001 Ended
                             ----------------------------------------------
                             March 31,    June 30,    Sept. 30,    Dec. 31,
                             ----------------------------------------------

Interest income                $6,023      $6,098      $6,085       $5,918
Interest expense                2,527       2,461       2,331        2,245
Net interest income             3,496       3,637       3,754        3,673
Provision for loan losses          56          57          86          121
Securities gains (loss)            (2)         76           5           78
Other operating expenses        2,524       2,620       2,577        2,775
Net income                      1,168       1,245       1,222        1,197
Earnings per common share      $ 0.26      $ 0.27      $ 0.27       $ 0.26

Note 25. Noninterest Other Income and Noninterest Other Expenses

The components of noninterest other income and noninterest other expenses which are in excess of one percent of total revenues in any of the three years presented are as follows:


                                            2003    2002    2001
                                            --------------------------------------

Expenses
  Supplies                                  $  256,944    $  236,463    $  221,315
  State franchise tax                          253,693       241,169       298,329
  Postage and shipping                         256,599       255,115       264,019
  Write-downs of other real estate owned        42,846       309,688             -
  Expenses of other real estate owned           63,764       267,036        69,770
  Other                                      2,376,437     2,183,467     1,969,446
                                            --------------------------------------

                                            $3,250,283    $3,492,938    $2,822,879
                                            ======================================

UNION BANKSHARES, INC. AND SUBSIDIARY
---------------------------------------------------------------------------
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
 CONDITION AND RESULTS OF OPERATIONS

                                   GENERAL

The following discussion and analysis by Management focuses on those factors that had a material effect on Union Bankshares, Inc.'s (Company's) financial position as of December 31, 2003 and 2002, and its results of operations for the years ended December 31, 2003, 2002, and 2001. This discussion should be read in conjunction with the consolidated financial statements and related notes and with other financial data in this report. Management is not aware of the occurrence of any events after December 31, 2003, which would materially affect the information presented below.

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

When evaluating forward-looking statements to make decisions with respect to the Company, investors and others are cautioned to consider these and other risks and uncertainties and are reminded not to place undue reliance on such statements. Forward- looking statements speak only as of the date they are made and the Company undertakes no obligation to update them to reflect new or changed information or events, except as may be required by federal securities laws.

                        CRITICAL ACCOUNTING POLICIES

The Company has established various accounting policies which govern the application of accounting principles generally accepted in the United States of America in the preparation of the Company's financial statements. Certain accounting policies involve significant judgments and assumptions by management which have a material impact on the reported amount of assets, liabilities, revenues and expenses and related disclosures of contingent assets and liabilities in the consolidated financial statements and related notes. The Securities and Exchange Commission ("SEC") has defined a company's critical accounting policies as the ones that are most important to the portrayal of the Company's financial condition and results of operations, and which require the Company to make its most difficult and subjective judgments, often as a result of the need to make estimates of matters that are inherently uncertain. Based on this definition, we have identified the accounting policies and judgments most critical to

UNION BANKSHARES, INC. AND SUBSIDIARY
---------------------------------------------------------------------------
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
 CONDITION AND RESULTS OF OPERATIONS (CONTINUED)

the Company. The judgments and assumptions used by management are based on historical experience and other factors, which are believed to be reasonable under the circumstances. Because of the nature of the judgments and assumptions made by management, actual results could differ from these judgments and estimates that could have a material impact on the carrying values of assets and liabilities and the results of operations of the Company. The Company believes the allowance for loan losses is a critical accounting policy that requires the most significant judgments and estimates used in the preparation of its consolidated financial statements. In estimating the allowance for loan losses, management utilizes historical experience as well as other factors including the effect of changes in the local real estate market on collateral values, the effect on the loan portfolio of current economic indicators and their probable impact on borrowers and changes in delinquent, nonperforming or impaired loans. Changes in these factors may cause management's estimate of the allowance to increase or decrease and result in adjustments to the Company's provision for loan losses. We also have other key accounting policies, which involve the use of estimates, judgments and assumptions that are significant to understanding our results. The most significant accounting policies followed by the Company are presented in Note 1 to these financial statements and FINANCIAL CONDITION-Allowance for Loan Losses below. Although we believe that our estimates, assumptions and judgments are reasonable, they are based upon information presently available. Actual results may differ significantly from these estimates under different assumptions, judgments or conditions.

                                  OVERVIEW

The Company has continued to grow and thrive over the last decade by remaining focused on its core business of community banking. Our service area and range of products offered and our methods of delivery have improved and changed dramatically over the last five years and we believe that these improvements and growth will continue in the future.

One of the most challenging areas to manage over the last three years has been the significant decline in interest rates and the resulting pace of refinancings engendered. On January 1, 2001 the Prime Rate was 9.50% and on June 27, 2003 it dropped to 4.00%, a rate that had not been seen since 1959. In spite of this dramatic change, our Net Interest Margin has remained relatively stable at 5.21%, 5.14% and 4.99% in 2003, 2002, and 2001, respectively.

On December 1, 1999, the Company purchased Citizens Savings Bank and Trust Company of St. Johnsbury, Vermont which was a $97 million commercial bank. This purchase greatly extended our service area. In May, 2003, the two bank subsidiaries were merged together with Union Bank of Morrisville, Vermont being the surviving entity. We have made great strides in reducing duplicative costs associated with running two individual banks which will be reflected in operating earnings going forward.

The regulatory environment of the last couple of years, including Sarbanes-Oxley, has put an extensive burden on small publicly traded companies as there is no difference in the requirements placed because of size, complexity of operations and products, or other regulatory oversight which the banking industry already has from states, the FDIC and the Federal Reserve. These additional requirements add to our operating costs and divert us somewhat from our objectives of growing and strengthening our business.

Competition in the financial services market place continues to be very stiff and has been magnified by low interest rates. The increase in mortgage brokers in Vermont during the last five years, interest by larger regional banks in commercial customers in our market region and ever expanding services offered by "untaxed" credit unions have presented a challenge to the Company.

Two areas where low interest rates have helped the Company are the benefit on the local economy which has translated into growth and prosperity for a majority of our customers. This has meant that we have continued to see strong loan demand both from consumer and commercial customers. It has also meant that our asset quality ratios have improved dramatically with our nonperforming assets to total asset ratio dropping from 1.77% in 1997 (on a pro-forma combined basis) to 0.93% for 2003.

                            RESULTS OF OPERATIONS

The Company's net income for the year ended December 31, 2003 was $5.4 million compared with net income of $5.2 million for the year 2002. Net income per share was $1.18 for 2003 compared to $1.14 for 2002. Return on Assets was 1.56% for 2003 compared to 1.52% for 2002. Return on Equity was 13.50% for 2003 compared to 13.74% for 2002.

Net Interest Income. The largest component of the Company's operating income is net interest income, which is the difference between interest and dividend income received from interest-earning assets and the interest expense paid on its interest-bearing liabilities. The Company's net interest income increased by $.4 million, or 2.3%, to $16.2 million for the year ended December 31, 2003, from $15.8 million for the year ended December 31, 2002. This increase was primarily due to the decrease in the rates paid

UNION BANKSHARES, INC. AND SUBSIDIARY
---------------------------------------------------------------------------
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
 CONDITION AND RESULTS OF OPERATIONS (CONTINUED)

on our deposit products as interest rates have continued to drop. On average for the year 91.9% of our assets were earning interest in 2003 versus 92.2% in 2002 as non-interest bearing balances maintained at the Federal Reserve and correspondent banks increased to pay for services utilized and to provide adequate liquidity given our anticipation of rising interest rates. The net interest spread increased by 19 basis points to 4.91% for the year ended December 31, 2003, from 4.72% for the year ended December 31, 2002. The net interest margin for the 2003 period increased by 7 basis points to 5.21% from 5.14% for the 2002 period.

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


                                                                      Years ended December 31
                                ---------------------------------------------------------------------------------------------------
                                              2003                              2002                              2001
                                ---------------------------------------------------------------------------------------------------
                                Average    Income/    Average     Average    Income/    Average     Average    Income/    Average
                                Balance    Expense   Yield/Rate   Balance    Expense   Yield/Rate   Balance    Expense   Yield/Rate
                                ---------------------------------------------------------------------------------------------------
                                                                      (Dollars in thousands)

Average Assets:
Federal funds sold and
 overnight deposits             $  7,733   $    73     0.95%      $  8,602   $   123     1.43%      $  8,088   $   308     3.81%
Interest-bearing deposits
 in banks                          4,864       177     3.63%         4,022       192     4.79%         2,809       151     5.35%
Investments (1), (2)              41,469     1,918     5.03%        47,518     2,602     5.70%        51,634     3,124     6.25%
Loans, net (1), (3)              263,149    18,204     6.98%       253,100    19,252     7.68%       235,433    20,541     8.82%
                                ------------------------------------------------------------------------------------------------
      Total interest-earning
       assets (1)                317,215    20,372     6.53%       313,242    22,169     7.17%       297,964    24,124     8.21%
Cash and due from banks           16,728                            13,168                            10,518
Premises and equipment             4,558                             4,656                             3,952
Other assets                       6,789                             8,554                             6,535
                                ------------------------------------------------------------------------------------------------

Total assets                    $345,290                          $339,620                          $318,969
                                ================================================================================================

Average Liabilities and
 Stockholders' Equity:
NOW accounts                    $ 43,349   $   223     0.51%      $ 39,143   $   418     1.07%      $ 36,320   $   592     1.63%
Savings/money market
 accounts                        108,991     1,036     0.95%       105,858     1,732     1.64%        92,517     2,745     2.97%
Time deposits                     99,432     2,607     2.62%       102,757     3,695     3.60%       105,595     5,462     5.17%
Borrowed funds                     7,529       342     4.54%        12,003       519     4.32%         9,571       766     8.00%
                                ------------------------------------------------------------------------------------------------
      Total interest-bearing
       Liabilities               259,301     4,208     1.62%       259,761     6,364     2.45%       244,003     9,565     3.92%

Non-interest bearing deposits     42,341                            37,932                            35,251
Other liabilities                  3,739                             4,223                             3,507
                                ------------------------------------------------------------------------------------------------
      Total liabilities          305,381                           301,916                           282,761

Stockholders' equity              39,909                            37,704                            36,208
                                ------------------------------------------------------------------------------------------------

      Total liabilities and
       stockholders equity      $345,290                          $339,620                          $318,969
                                ================================================================================================

Net interest income                        $16,164                           $15,805                           $14,559
                                           =====================================================================================

Net interest spread (1)                               4.91%                              4.72%                             4.29%

Net interest margin (1)                               5.21%                              5.14%                             4.99%

--------------------
<F1>  Average yields reported on a tax-equivalent basis.
<F2>  Average balances of investments are calculated on the amortized cost basis.
<F3>  Includes loans held for sale and is net of unearned income and allowance for loan losses.

UNION BANKSHARES, INC. AND SUBSIDIARY
---------------------------------------------------------------------------
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
 CONDITION AND RESULTS OF OPERATIONS (CONTINUED)

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


                                              Year Ended December 31, 2003      Year Ended December 31, 2002
                                                 Compared to Year Ended            Compared to Year Ended
                                              December 31, 2002 Increase/       December 31, 2001 Increase/
                                              (Decrease) Due to Change In       (Decrease) Due to Change In
                                             ----------------------------------------------------------------
                                             Volume      Rate         Net      Volume      Rate         Net
                                             ----------------------------------------------------------------
                                                                  (Dollars in thousands)

Interest-earning assets:
Federal funds sold and overnight deposits    $ (12)    $   (38)    $   (50)    $   19    $  (204)    $  (185)
Interest-bearing deposits in banks              40         (55)        (15)        65        (24)         41
Investments                                   (414)       (270)       (684)      (259)      (263)       (522)
Loans, net                                     783      (1,831)     (1,048)     1,566     (2,855)     (1,289)
                                             ---------------------------------------------------------------
      Total interest-earning assets          $ 397     $(2,194)    $(1,797)    $1,391    $(3,346)    $(1,955)

Interest-bearing liabilities:
NOW accounts                                 $  46     $  (241)    $  (195)    $   46    $  (220)    $  (174)
Savings/money market accounts                   53        (749)       (696)       396     (1,409)     (1,013)
Time deposits                                 (117)       (971)     (1,088)      (150)    (1,617)     (1,767)
Borrowed funds                                (193)         16        (177)       195       (442)       (247)
                                             ---------------------------------------------------------------
      Total interest-bearing liabilities     $(211)    $(1,945)    $(2,156)    $  487    $(3,688)    $(3,201)
                                             ---------------------------------------------------------------

Net change in net interest income            $ 608     $  (249)    $   359     $  904    $   342     $ 1,246
                                             ===============================================================

Interest and Dividend Income. The Company's interest and dividend income decreased by $1.8 million to $20.4 million for the year ended December 31, 2003 from $22.2 million for the year ended December 31, 2002. Average earning assets increased by $4.0 million or 1.3% from $313.2 million at December 31, 2002 to $317.2 million at December 31, 2003. Average loans were $263.1 million for the year ended December 31, 2003 compared to $253.1 million for the year ended December 31, 2002 which is an increase of $10.0 million or 4.0%. Increases in construction, commercial real estate, and municipal loans, were partially offset by a decline in the installment loan portfolio, a reduction in the home equity portfolio as a consequence of refinancing activities, and a shrinkage in the residential mortgage portfolio as the Company sold fixed low rate loans into the secondary market. Increases in loan volume partially offset the effects of a lower interest rate environment. The yield on the loan portfolio fell from 7.68% for the year ended December 31, 2002 to 6.98% for the year ended December 31, 2003. This decrease of 70 basis points equates to a 9.1% reduction in earning power of loan assets.

The average balance of investment securities (including mortgage-backed securities) decreased by $6.0 million or 12.7% from $47.5 million for the year ended December 31, 2002 to $41.5 million for the year ended December 31, 2003. This decrease was in part to fund loan demand, as well as to raise our compensating balances with correspondent banks to reduce hard dollar account fees. The average level of federal funds sold and overnight deposits decreased $.9 million or 10.1% from $8.6 million for the year ended December 31, 2002 to $7.7 million for the year ended December 31, 2003. The average balance of interest-bearing deposits increased by $.9 million or 20.9% to $4.9 million for the year ended December 31, 2003 from $4.0 million for the year ended December 31, 2002, these deposit instruments are for the most part, FDIC insured with approximately $294 thousand of these deposits in excess of the FDIC threshold by virtue of Citizens Savings Bank & Trust merger into Union Bank.

UNION BANKSHARES, INC. AND SUBSIDIARY
---------------------------------------------------------------------------
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
 CONDITION AND RESULTS OF OPERATIONS (CONTINUED)

Interest Expense. The Company's interest expense declined $2.2 million or 33.9% from $6.4 million for the year ended December 31, 2002 to $4.2 million for the year ended December 31, 2003. Interest rates paid in 2003 dropped for all categories of deposits as market rates dropped even lower during the year. The rates paid on interest-bearing core deposits which are over 60% of our interest-bearing deposits dropped dramatically during the year as we recognized this was not a temporary drop in market rates and we did not want to continue to compress our interest margin. Average interest-bearing liabilities decreased $.5 million or 0.2% from $259.8 million for the year ended December 31, 2002 to $259.3 million for the year ended December 31, 2003. Average NOW accounts increased $4.2 million or 10.7% from $39.1 million for the year ended December 31, 2002 to $43.3 million for the year ended December 31, 2003 as the economy started to improve and customers had more disposable income. The average balances of savings and money market accounts increased $3.1 million or 3.0%, from $105.9 million for the year ended December 31, 2002 to $109.0 million for the year ended December 31, 2003. This increase of $3 million mirrors the decrease in the time deposit category as customers stayed even more liquid and our core deposit rates were better than our short term certificate rates at certain points in the year. The average balance of borrowed funds dropped $4.5 million or 37.3%, from $12.0 million to $7.5 million. The average rate paid for borrowed funds increased from 4.32% for the year ended December 31, 2002 to 4.54% for the year ended December 31, 2003 as some short term, lower rate borrowings matured during 2003.

Provision for Loan Losses. Because of continued improvements in nearly all indicators of the Company's credit quality, and management's assessment of economic conditions and risks, the provision for loan losses was dropped from $356 thousand in 2002 to $114 thousand in 2003. No provision has been booked since August 2003 through February of 2004.

Noninterest Income. The Company's noninterest income increased by $43 thousand for the year ended December 31, 2003. The results for the period reflected a net gain of $525 thousand from the sale of loans compared to a net gain of $661 thousand from these sales during 2002. Service fees (sources of which include, among others, deposit and loan servicing fees, ATM fees and safe deposit fees) increased by $102 thousand, or 4.0%, to $2.7 million for the year ended December 31, 2003. Other noninterest income increased by $80 thousand, or 46.1%, to $254 thousand for 2003 from $174 thousand for 2002 due mainly to the new contract for the sale of checkbooks and a stronger income stream from oil and gas leases, acquired in the 1930's.

Noninterest Expense. The Company's noninterest expense increased $.3 million, or 2.5%, to $12.1 million for the year ended December 31, 2003, from $11.8 million for the year ended December 31, 2002. Salaries increased $210 thousand, or 4.1%, to $5.3 million for the year ended December 31, 2003, from $5.1 million for the year ended December 31, 2002, reflecting normal salary activity and the $186 thousand non-recurring payments for separation or reduction in force agreements with four former Citizen employees. Pension and employee benefits increased $232 thousand or 13.8 % to $1.9 million for the year ended December 31, 2003, from $1.7 million for the year ended December 31, 2002 mainly due to the increase in the accrual for the Defined Benefit Pension Plan caused by anticipated increases in future salaries and the performance of the underlying investment instruments; the increase in the cost of medical insurance coverage, and the increase in payroll taxes mainly attributable to the non-recurring payment under the separation agreement. Office occupancy expense increased $91 thousand, or 15.1%, to $691 thousand for the year ended December 31, 2003, from $600 thousand for the year ended December 31, 2002 due mainly to building maintenance and increasing property taxes. Other operating expense decreased $243 thousand to $3.3 million for the year ended December 31, 2003 compared to $3.5 million for 2002 or a 6.9% decrease, mainly due to a decrease in the write downs and costs to operate other real estate owned which was of $107 thousand in 2003 versus $577 thousand in 2002, this was partially offset by $72 thousand in costs resulting from the merger of the two subsidiary banks and $43 thousand in one time expense related to the 3-for-2 stock split in 2003.

Income Tax Expense. We have provided for current and deferred federal income taxes for the current and all prior periods presented. The Company's provision for income taxes increased by $138 thousand, or 6.7%, to $2.2 million for the year ended December 31, 2003, from $2.1 million for 2002 mainly due to increased taxable income sources partially offset by the low income housing credits that are available to us in both the 2003 and 2002 tax years related to our limited partnership investments in low income housing projects sponsored by Housing Vermont, Inc. (a non-profit agency) in our market area. Our effective tax rate for 2003 was 29.0% compared to 28.5% for 2002.

Year Ended December 31, 2002 Compared to Year Ended December 31, 2001.

Interest and Dividend Income. The Company's interest and dividend income decreased by $1.9 million, to $22.2 million for the year ended December 31, 2002, from $24.1 million for the year ended December 31, 2001. Average earning assets increased by $15.3 million, or 5.1%, to $313.2 million for the year ended December 31, 2002, from $298.0 million for the year ended December 31, 2001. Average loans were $253.1 million for the year ended December 31, 2002 up $17.7 million or 7.5% from $235.4 million

UNION BANKSHARES, INC. AND SUBSIDIARY
---------------------------------------------------------------------------
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
 CONDITION AND RESULTS OF OPERATIONS (CONTINUED)

for the year ended December 31, 2001. Increases in commercial, construction, real estate secured and municipal loans were partially offset by a decrease in average consumer loans. Increases in loan volume partially offset the decreases in interest rates led by the average prime rate for 2002 being 4.67%, down 224 basis points from 6.91% in 2001. This mainly accounted for the decrease in loan interest income of $1.3 million or 6.3%.

The average balance of investment securities (including mortgage-backed securities) decreased by $4.1 million or 8.0%, to $47.5 million for the year ended December 31, 2002, from $51.6 million for the year ended December 31, 2001. The average balances invested in interest-bearing deposits increased to $4.0 million at December 31, 2002 from $2.8 million, or 43.2%, at December 31, 2001.

Interest Expense. The Company's interest expense decreased by $3.2 million, or 33.5%, to $6.4 million for the year ended December 31, 2002, from $9.6 million for the year ended December 31, 2001. Average interest-bearing liabilities increased by $15.8 million, or 6.5% to $259.8 million for the year ended December 31, 2002, from $244.0 million for the year ended December 31, 2001. Average time deposits decreased $2.8 million, or 2.7%, to $102.8 million for the year ended December 31, 2002, from $105.6 million for the year ended December 31, 2001. Lower interest rates offered prevailed for the interest-bearing liabilities for 2002. The average rate paid for borrowed funds dropped from 8.00% in 2001 to 4.32% in 2002 in spite of pre-payment penalties assessed and paid to the Federal Home Loan Bank to pay off high rate debt in order to take advantage of one of the lowest rate cycles in memory.

Noninterest Income. The Company's noninterest income increased by $487 thousand for the year ended December 31, 2002. The results for the period reflected a net gain of $661 thousand from the sale of loans compared to a net gain of $156 thousand from these sales during 2001. The net loss on sales of securities was $3 thousand for 2002 compared to a gain of $157 thousand for 2001. Service fees (sources of which include, among others, deposit and loan servicing fees, ATM fees and safe deposit fees) increased by $183 thousand, or 7.7%, to $2.6 million for the year ended December 31, 2002, from $2.4 million for the year ended December 31, 2001. Trust income decreased to $169 thousand in 2002 from $247 thousand in 2001 or a 31.4% decrease primarily due to the decline in interest rates and the stock market as the majority of fee income is based on the trust asset's market value.

Noninterest Expense. The Company's noninterest expense increased $1.3 million, or 12.1%, to $11.8 million for the year ended December 31, 2002, from $10.5 million for the year ended December 31, 2001. Salaries increased $339 thousand, or 7.1%, to $5.1 million for the year ended December 31, 2002, from $4.8 million for the year ended December 31, 2001, reflecting normal salary activity. Pension and employee benefits increased $230 thousand or 15.8% to $1.7 million for the year ended December 31, 2002, from $1.5 million for the year ended December 31, 2001 mainly due to the increase in the accrual for the Defined Benefit Pension Plan caused by anticipated increases in future salaries and the performance decline in the underlying investment instruments; and the increase in the cost of medical insurance coverage. Other operating expense increased $670 thousand to $3.5 million for the year ended December 31, 2002 compared to $2.8 million for 2001 or a 23.7% increase, mainly due to an increase in the write downs and costs to operate other real estate owned in 2002 of $577 thousand versus $70 thousand in 2001.

                             FINANCIAL CONDITION

At December 31, 2003, the Company had total consolidated assets of $356.7 million, including net loans and loans held for sale of $268.5 million, deposits of $305.4 million and stockholders' equity of $41.0 million. Based on the most recent information published by the Vermont Banking Commissioner, in terms of total assets at December 31, 2002, Union Bank ranked as the 7th largest institution of the 20 commercial banks and savings institutions headquartered in Vermont and Citizens ranked 17th. If the banks had been merged as of that date, the merged bank would have ranked 4th.

The Company's total assets increased by $13.2 million, or 3.8% to $356.7 million at December 31, 2003 from $343.5 million at December 31, 2002. Total net loans and loans held for sale increased by $15.5 million or 6.1% to $268.5 million or 75.3% of total assets at December 31, 2003 as compared to $253.0 million or 73.7% of total assets at December 31, 2002. This was due to increases of $16.3 million in commercial real estate loans, a $2.5 million increase in municipal loans, a $7.7 million increase in construction loans and an $1.4 million increase in loans held for sale that were partially offset by a $1.4 million decrease in loans to consumers, a $8.9 million decrease in residential real estate loans due to sales in the secondary market and a $2.0 million decrease in commercial loans. Loan growth was strong during the year but was moderated by accelerated prepayments during 2003 due to lower rates available and management's decision to sell low rate fixed loans into the secondary market to mitigate our future interest rate risk. Cash and Due from banks increased from $16.0 million at December 31, 2002 to $23.7 million at December 31, 2003. Federal funds sold and overnight deposits decreased $8.8 million to $0.9 million at December 31, 2003 from $9.7 million at December 31,

UNION BANKSHARES, INC. AND SUBSIDIARY
---------------------------------------------------------------------------
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
 CONDITION AND RESULTS OF OPERATIONS (CONTINUED)

2002. Total deposits increased $12.4 million or 4.2% to $305.4 million at December 31, 2003 from $293.0 million at December 31, 2002. A $5.4 million or 12.1% increase in NOW accounts to $50.1 million at December 31, 2003 from $44.7 million the previous year end, a $3.7 million or 3.5% increase in money market and savings accounts to $109.7 million from $106.0 million, and a $7.4 million or 18.0% increase in non-interest bearing deposits between years was partially offset by a $4.1 million decrease in time deposits to $97.2 million at December 31, 2003 from $101.3 million at December 31, 2002.

Total equity increased by $1.8 million or 4.6 % to $41.0 million at December 31, 2003 from $39.2 million at December 31, 2002 as a result of an increase of $86 thousand in the net unrealized holding gain on securities available-for-sale, net income of $5.4 million, and the exercise of employee stock options for $77 thousand. These increases were partially offset by dividend payments of $3.7 million.

Loan Portfolio. The Company's loan portfolio (including loans held for sale) primarily consists of adjustable- and fixed-rate mortgage loans secured by one-to-four family, multi-family residential or commercial real estate. As of December 31, 2003, the gross loan portfolio totaled $271.7 million or 76.2% of assets compared to $256.1 million or 74.6% of assets as of December 31, 2002. Gross loans and loans held for sale have increased $15.6 million or 6.1% since December 31, 2002, despite selling $29.7 million of loans held for sale during 2003 resulting in a gain on sale of loans of $525 thousand. Management expects to continue to use this strategy in an effort to protect our interest margin from the effect of making long term loans in a historically low interest rate environment. The composition of the Company's gross loan portfolio including loans held for sale at December 31 for each of the last five years was as follows:


                                2003                2002                2001                2000                1999
                          ------------------------------------------------------------------------------------------------
                             $         %         $         %         $         %         $         %         $         %
                          ------------------------------------------------------------------------------------------------
                                                               (Dollars in thousands)

Real Estate               108,231     39.8    109,347     42.7    112,564     44.8    104,417     46.4     87,154     41.6
Commercial Real Estate    102,366     37.7     86,081     33.6     78,898     31.4     66,186     29.4     69,807     33.3
Commercial                 17,877      6.6     19,919      7.8     20,659      8.2     18,215      8.1     16,246      7.7
Consumer                    9,402      3.5     10,758      4.2     12,201      4.9     14,626      6.5     18,661      8.9
Municipal & Other          15,346      5.6     12,869      5.0     10,552      4.2     12,449      5.5      9,657      4.6
Loans Held for Sale        18,524      6.8     17,139      6.7     16,333      6.5      9,153      4.1      8,102      3.9
                          ------------------------------------------------------------------------------------------------

      Total Loans         271,746    100.0    256,113    100.0    251,207    100.0    225,046    100.0    209,627    100.0
                          ================================================================================================

The Bank originates and sells residential mortgages into the secondary market, with most such sales made to the Federal Home Loan Mortgage Corporation (FHLMC) and the Vermont Housing Finance Agency (VHFA). The Company serviced a residential mortgage portfolio of $171.3 million and $164.6 million at December 31, 2003 and 2002, respectively. Of that portfolio $63.1 million at December 31, 2003 and $55.3 million at December 31, 2002 was serviced for unaffiliated third parties. Additionally, the Company originates commercial real estate and commercial loans under various SBA programs that provide an agency guarantee for a portion of the loan amount. The Company occasionally sells the guaranteed portion of the loan to other financial concerns and will retain servicing rights, which generates fee income. The Company serviced approximately $5.0 million of commercial and commercial real estate loans for unaffiliated third parties as of December 31, 2003 and $7.8 million at December 31, 2002. The Company capitalizes servicing rights on these fees and recognizes gains and losses on the sale of the principal portion of these notes as they occur. The unamortized balance of servicing rights on loans sold with servicing retained was $270 thousand as of December 31, 2003 and $210 thousand as of December 31, 2002 with an estimated market value in excess of their carrying value at both year ends.

In the ordinary course of business, Union occasionally participates out a portion of commercial/commercial real estate loans to other financial institutions for liquidity or credit concentration management purposes. The total of loans participated out as of December 31, 2003 was $7.0 million.

UNION BANKSHARES, INC. AND SUBSIDIARY
---------------------------------------------------------------------------
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
 CONDITION AND RESULTS OF OPERATIONS (CONTINUED)

The following table breaks down by classification the maturities of the loans held in portfolio and held for sale as of December 31, 2003:


                                            Within 1      2-5      Over 5
                                             Year        Years     Years
                                            ------------------------------
                                                (Dollars in thousands)

      Real Estate, other than Commercial
        Fixed Rate                          $20,707    $15,449    $ 33,909
        Variable Rate                         1,002      4,177      28,590
      Commercial Real Estate
        Fixed Rate                            3,387      6,945       4,462
        Variable Rate                        14,494     29,932      65,039
      Commercial
        Fixed Rate                            2,497      3,305           -
        Variable Rate                         6,746      5,051         972
      Municipal
        Fixed Rate                           12,983      1,059       1,304
        Variable Rate                             -          -           -
      Consumer
        Fixed Rate                            1,632      7,412           -
        Variable Rate                           645          8          39
                                            ------------------------------

            Total                           $64,093    $73,338    $134,315
                                            ==============================

Asset Quality. The Company, like all financial institutions, is exposed to certain credit risks including those related to the value of the collateral that secures its loans and the ability of borrowers to repay their loans. Management closely monitors the Company's loan and investment portfolios and other real estate owned for potential problems on a periodic basis and reports to the Company's and the subsidiary's Boards of Directors at regularly scheduled meetings.

The Company's loan review procedures include a credit quality assurance process that begins with approval of lending policies and underwriting guidelines by the Board of Directors, a loan review department staffed by experienced, former regulatory personnel, low individual lending limits for officers, Board approval for large credit relationships and a quality control process for loan documentation that includes post-closing reviews. The Company also maintains a monitoring process for credit extensions. The Company performs periodic concentration analyses based on various factors such as industries, collateral types, large credit sizes and officer portfolio loads. The Company has established underwriting guidelines to be followed by its officers. The Company monitors its delinquency levels for any negative or adverse trends. The Company continues to invest in its loan portfolio monitoring system to enhance its risk management capabilities. There can be no assurance, however, the Company's loan portfolio will not become subject to increasing pressures from deteriorating borrower credit due to general or local economic conditions.

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

The Company had loans on non-accrual status totaling $1.6 million at December 31, 2003 and $1.5 million at December 31, 2002. The aggregate interest on non-accrual loans not recognized for the years ended December 31, 2003, 2002 and 2001 was $393 thousand, $316 thousand and $450 thousand, respectively.

The Company had $1.7 million and $.8 million in loans past due 90 days or more and still accruing at December 31, 2003 and 2002, respectively. At December 31, 2003, the Company had internally classified certain loans totaling $1.7 million and $1.9 million at December 31. 2002. In management's view, such loans represent a higher degree of risk and could become nonperforming loans in the future. While still on a performing status, in accordance with the Company's credit policy, loans are internally classified when a review indicates the existence of any of the following conditions making the likelihood of collection questionable:

UNION BANKSHARES, INC. AND SUBSIDIARY
---------------------------------------------------------------------------
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
 CONDITION AND RESULTS OF OPERATIONS (CONTINUED)

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

For the year ended December 31, 2003, the methodology used to determine the provision for loan losses was unchanged from the prior year. The composition of the Company's loan portfolio remained relatively unchanged from December 31, 2002 and there was no material change in the lending programs or terms during the year.

The following table reflects activity in the allowance for loan losses for the years ended December 31, 2003, 2002, 2001, 2000 and 1999.


                                                   Year Ended December 31,
                                      -------------------------------------------------
                                       2003      2002       2001       2000       1999
                                      -------------------------------------------------
                                                   (Dollars in thousands)

Balance at the beginning of period    $2,908    $2,801     $2,863     $2,870     $2,845
Charge-offs:
  Real Estate                             17       108         70          -         41
  Commercial                              10       115        245        152         49
  Consumer and other                      65       136        161        229        338
                                      -------------------------------------------------
      Total charge-offs                   92       359        476        381        428
                                      -------------------------------------------------
Recoveries:
  Real Estate                              2         8          1          1          3
  Commercial                              28        24         23         34         14
  Consumer and other                      69        78         70         89         77
                                      -------------------------------------------------
      Total recoveries                    99       110         94        124         94
                                      -------------------------------------------------

Net (charge-offs) recoveries               7      (249)      (382)      (257)      (334)
Provision for loan losses                114       356        320        250        359
                                      -------------------------------------------------

Balance at end of period              $3,029    $2,908     $2,801     $2,863     $2,870
                                      =================================================

UNION BANKSHARES, INC. AND SUBSIDIARY
---------------------------------------------------------------------------
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
 CONDITION AND RESULTS OF OPERATIONS (CONTINUED)

The following table shows the breakdown of the Company's allowance for loan loss by category of loan (net of loans held for sale) and the percentage of loans in each category to total loans in the respective portfolios at the dates indicated:


                             December 31,         December 31,         December 31,         December 31,         December 31,
                          -----------------------------------------------------------------------------------------------------
                                2003                 2002                 2001                 2000                 1999
                          -----------------------------------------------------------------------------------------------------
                          Amount    Percent    Amount    Percent    Amount    Percent    Amount    Percent    Amount    Percent
                          -----------------------------------------------------------------------------------------------------
                                                                 (Dollars in thousands)

Real Estate
  Residential             $  525     31.9%     $  506     35.9%     $  545     39.0%     $  550     38.0%     $  516     40.1%
  Commercial               1,578     42.7%      1,409     37.3%      1,302     34.9%      1,193     33.7%      1,014     31.8%
  Construction               183      7.2%        143      6.0%        116      4.9%        102      4.7%         77      3.8%
Other Loans
  Commercial                 336      7.1%        405      9.1%        419      9.6%        401      9.4%        416      8.4%
  Consumer installment       145      3.7%        174      4.7%        208      5.4%        241      6.8%        448      9.2%
  Home equity loans           25      1.3%         28      1.5%         29      1.7%         31      1.9%         28      1.9%
  Municipal, Other and
   Unallocated               237      6.1%        243      5.5%        182      4.5%        345      5.5%        371      4.8%
                          -----------------------------------------------------------------------------------------------------

      Total               $3,029    100.0%     $2,908    100.0%     $2,801    100.0%     $2,863    100.0%     $2,870    100.0%
                          =====================================================================================================

Ratio of Net Charge Offs
 to Average Loans Not
 Held for Sale                        .00%                 .11%                 .17%                 .12%                 .16%
Ratio of Allowance for
 Loan Losses to Loans
 Not Held for Sale                   1.20%                1.22%                1.19%                1.33%                1.42%

Management of the Company believes that the allowance for loan losses at December 31, 2003 is adequate to cover losses inherent in the Company's loan portfolio as of such date. However there can be no assurance that the Company will not sustain losses in future periods, which could be greater than the size of the allowance at December 31, 2003. See also CRITICAL ACCOUNTING POLICIES and Footnote 1 in the Financial Statements.

While the Company recognizes that an economic slowdown may adversely impact its borrowers' financial performance and ultimately their ability to repay their loans, management continues to be cautiously optimistic about the key credit indicators from the Company's loan portfolio.

Investment Activities. At December 31, 2003, the reported value of investment securities available-for-sale was $44.4 million or 12.4% of assets. The Company had no securities classified as held-to-maturity or trading. Current accounting guidance requires banks to recognize all appreciation or depreciation of the investment portfolio either on the balance sheet or through the income statement even though a gain or loss has not been realized. Securities classified as "available-for-sale" are marked to market with any gain or loss after taxes charged to the equity portion of the balance sheet. The reported value of securities available-for-sale at December 31, 2003 reflects a positive valuation adjustment of $1.15 million. The offset of this adjustment, net of income tax effect, was a $761 thousand increase in the Company's other comprehensive income component of stockholders' equity and a decrease in net deferred tax assets of $392 thousand.

UNION BANKSHARES, INC. AND SUBSIDIARY
---------------------------------------------------------------------------
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
 CONDITION AND RESULTS OF OPERATIONS (CONTINUED)

The following tables show as of December 31, 2003 and 2002 the amortized cost of the Company's investment portfolio maturing within the stated period.


                                                                          At December 31, 2003
                                             -----------------------------------------------------------------------------
                                                                              Maturities
                                             -----------------------------------------------------------------------------
                                              Within       One to       Five to        Over       Total         Weighted
                                             One Year    Five Years    Ten Years    Ten Years     Cost       Average Yield
                                             -----------------------------------------------------------------------------
                                                                         (Dollars in thousands)

Securities available-for-sale:
  U.S. Government, agency and corporation
   securities                                 $1,001      $2,000        $1,901       $    -      $ 4,902         4.01%
  Mortgage-backed securities                      16       2,602         8,418        6,479       17,515         4.01%
  State and political subdivisions               155       1,444         2,770          754        5,123         5.99%
  Corporate debt securities                    3,297      10,278         1,206            -       14,781         5.84%
                                              -----------------------------------------------------------------------

Total investment securities                   $4,469     $16,324       $14,295       $7,233      $42,321         4.89%
                                              =======================================================================

Fair Value                                    $4,552     $16,918       $14,473       $7,335      $43,278
                                              ==========================================================

Weighted Average Yield                          5.65%       5.23%         4.63%        4.06%        4.89%


                                                                          At December 31, 2002
                                             -----------------------------------------------------------------------------
                                                                              Maturities
                                             -----------------------------------------------------------------------------
                                              Within       One to       Five to        Over       Total         Weighted
                                             One Year    Five Years    Ten Years    Ten Years     Cost       Average Yield
                                             -----------------------------------------------------------------------------
                                                                         (Dollars in thousands)

Securities available-for-sale:
  U.S. Government, agency and corporation
   securities                                 $2,533      $ 3,432       $   908      $    -      $ 6,873         2.89%
  Mortgage-backed securities                     753        2,374         2,865       6,344       12,336         4.84%
  State and political subdivisions                 -        1,936         3,370         738        6,044         5.92%
  Corporate debt securities                    6,479        9,293         3,168           -       18,940         6.13%
                                              -----------------------------------------------------------------------

Total investment securities                   $9,765      $17,035       $10,311      $7,082      $44,193         5.24%
                                              =======================================================================

Fair Value                                    $9,850      $17,565       $10,581      $6,990      $44,986
                                              ==========================================================

Weighted Average Yield                          4.74%        5.42%         5.59%       4.97%        5.24%

The tables above exclude marketable equity securities which have no maturity but may be sold by the Company at any time.

UNION BANKSHARES, INC. AND SUBSIDIARY
---------------------------------------------------------------------------
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
 CONDITION AND RESULTS OF OPERATIONS (CONTINUED)

Deposits. The following table shows information concerning the Company's average deposits by account type, and the weighted average nominal rates at which interest was paid on such deposits for the years ended December 31, 2003 and December 31, 2002:


                                       Year Ended December 31,            Year Ended December 31,
                                   -----------------------------------------------------------------
                                                2003                              2002
                                   -----------------------------------------------------------------
                                               Percent                           Percent
                                   Average     of Total    Average    Average    of Total    Average
                                   Amount      Deposits     Rate      Amount     Deposits     Rate
                                   -----------------------------------------------------------------
                                                        (Dollars in thousands)

Non-time deposits:
  Non-interest bearing deposits    $ 42,341      14.4%                $ 37,932     13.3%
  NOW accounts                       43,349      14.7%      0.51%       39,143     13.7%    1.07%
  Money Markets                      64,417      21.9%      1.05%       66,562     23.3%    1.85%
  Savings                            44,574      15.2%      0.81%       39,296     13.7%    1.27%
                                   -------------------------------------------------------------
      Total non-time deposits       194,681      66.2%                 182,933     64.0%
                                   -------------------------------------------------------------

Time deposits:
  Less than $100,000                 72,084      24.5%      2.70%       75,021     26.3%    3.18%
  $100,000 and over                  27,348       9.3%      2.43%       27,736      9.7%    4.71%
                                   -------------------------------------------------------------
      Total time deposits            99,432      33.8%                 102,757     36.0%
                                   -------------------------------------------------------------

Total deposits                     $294,113     100.0%      1.31%     $285,690    100.0%    2.05%
                                   =============================================================

                       OTHER FINANCIAL CONSIDERATIONS

Market Risk and Asset and Liability Management. Market risk is the potential of loss in a financial instrument arising from adverse changes in market prices and rates, foreign currency exchange rates, commodity prices and equity prices. The Company's market risk arises primarily from interest rate risk inherent in its lending, investing, and deposit taking activities as yields on assets change in a different time period or in a different amount from that of interest costs on liabilities. Many other factors also affect the Company's exposure to changes in interest rates, such as general economic and financial conditions, competitive pressures, customer preferences, and historical pricing relationships.

The earnings of the Company and its principal subsidiary are affected not only by general economic conditions, but also by the monetary and fiscal policies of the United States and its agencies, particularly the Federal Reserve System. The monetary policies of the Federal Reserve System influence to a significant extent the overall growth of loans, investments and deposits; the level of interest rates earned on assets and paid for liabilities; and interest rates charged on loans and paid on deposits. The nature and impact of future changes in monetary policies are often not predictable.

A key element in the process of managing market risk involves direct involvement by senior management and oversight by the Board of Directors as to the level of risk assumed by the Company in its balance sheet. The Board of Directors reviews and approves risk management policies, including risk limits and guidelines and reviews quarterly our current position in relationship to those limits and guidelines. Daily oversight functions are delegated to the Asset Liability Management Committee ("ALCO"). The ALCO, consisting of senior business and finance officers actively measures, monitors, controls and manages its interest rate risk exposure that can significantly impact the Company's financial position and operating results. The Company does not have any market risk sensitive instruments acquired for trading purposes. The Company attempts to structure its balance sheet to maximize net interest income and shareholder value while controlling its exposure to interest rate risk. The ALCO formulates strategies to manage interest rate risk by evaluating the impact on earnings and capital of such factors as current interest rate forecasts and economic indicators, potential changes in such forecasts and indicators, liquidity, and various business strategies. The ALCO's methods for evaluating interest rate risk include an analysis of the Company's interest-rate sensitivity "gap", which provides a static analysis of the maturity and repricing characteristics of the Company's entire balance sheet, and a simulation analysis, which calculates projected net interest income based on alternative balance sheet and interest rate scenarios, including "rate shock" scenarios involving immediate substantial increases or decreases in market rates of interest.

Members of ALCO meet at least weekly to set loan and deposit rates, make investment decisions, monitor liquidity and evaluate the loan demand pipeline. Deposit runoff is monitored daily and loan prepayments evaluated monthly. The Company historically

UNION BANKSHARES, INC. AND SUBSIDIARY
---------------------------------------------------------------------------
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
 CONDITION AND RESULTS OF OPERATIONS (CONTINUED)

has maintained a substantial portion of its loan portfolio on a variable rate basis and plans to continue this Asset/Liability/Management (ALM) strategy in the future. Portions of the variable rate loan portfolio have interest rate floors and caps which are taken into account by the Company's ALM modeling software to predict interest rate sensitivity, including prepayment risk. The investment portfolio is all classified as available for sale and the modified duration is relatively short. The Company does not utilize any derivative products or invest in any "high risk" instruments.

Our interest rate sensitivity analysis (simulation) as of December 2002 for a simulated flat rate environment based on an anticipated prime rate of 4.25%, projected Net Interest Income of $16.3 million for 2003 based on average assets of $352.0 million compared to actual results of $16.2 million on average assets of $345.3 million or an 0.6% negative variance. The actual Prime rate was 4.25% for the first half of 2003 and dropped to 4.00% on June 27, 2003. Interest rates were down in 2003 on interest earning assets 64 basis points and 83 basis points on interest paying liabilities. We continued to have high demand for loans ($263.1 million on average for 2003 with $29.7 million sold during the year) which resulted in our percentage of loans to interest earning assets growing from 80.8% in 2002 to 83.0% in 2003 as we shifted resources from lower yielding assets to loans. Our net interest margin for 2003 was 5.21% and our net interest spread was 4.91%. Net income was projected to be $4.8 million in a simulated flat rate environment compared to actual results of $5.4 million. The $568 thousand increase in Net Income was reduced by the $69 thousand (tax effected) decrease in projected Net Interest Income due to lower actual interest rates during the second half of 2003. Half of the increase in Net Income was attributable to Gain on Sale of loans. The remainder of the increase over projections was attributable to lower salary and benefit costs, lower advertising expenditures, savings on Director Fees paid due to merger of the two subsidiaries and a reduced provision for loan losses based on a strong credit position. Return on Assets was 1.56% compared to our simulated flat rate projection of 1.37%. Return on Equity was 13.50% compared to our simulated flat rate projection of 12.44%. These two ratios were higher based on higher net income as explained above and lower average balances than anticipated which were mainly due to the sale of loans in the secondary market during 2003 in order to mitigate the Company's interest rate risk in this low interest rate environment.

Commitments, Contingent Liabilities, and Off-Balance Sheet Arrangements

The following table shows financial instruments whose contract amount represents credit risk in each of the future periods presented. Further discussion on these financial instruments with off-balance sheet risk is included in Note 16 of the Notes to Consolidated Financial Statements.


                                                                Contract or Notional Amount
                                ------------------------------------------------------------------------------------------
                                    2004          2005         2006        2007        2008      Thereafter       Total
                                ------------------------------------------------------------------------------------------

Commitments to extend credit    $26,426,414    $2,390,015    $353,061    $ 74,127    $      -    $  349,758    $29,593,375
Standby letters of credit           547,660       115,000           -     300,000           -        30,000        992,660
Credit card arrangements          2,115,122             -           -           -           -             -      2,115,122
Home equity lines                   144,300       107,745     124,568     332,248     140,437     3,858,770      4,708,068
                                ------------------------------------------------------------------------------------------

      Total                     $29,233,496    $2,612,760    $477,629    $706,375    $140,437    $4,238,528    $37,409,225
                                ==========================================================================================

UNION BANKSHARES, INC. AND SUBSIDIARY
---------------------------------------------------------------------------
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
 CONDITION AND RESULTS OF OPERATIONS (CONTINUED)

Contractual Obligations. The Company has various financial obligations, including contractual obligations that may require future cash payments. Further discussion of the nature of each obligation is included in Notes 9, 11, 12, and 13 of the Notes to Consolidated Financial Statements. The following table presents, as of December 31, 2003, significant fixed and determinable contractual obligations to third parties by payment date:


                                                                Payments Due By Period
                                        -----------------------------------------------------------------------
                                         Less than
                                           1 year        1-3 years     4-5 years     Thereafter        Total
                                        -----------------------------------------------------------------------

Operating lease commitments             $     92,539    $   128,811    $   20,850       $  -       $    242,200
Maturities on borrowed funds (1)           1,242,426      5,332,328       647,776          -          7,222,530
Investments caried at equity                 297,000              -             -          -            297,000
Deposits without stated maturity (1)     159,837,953              -             -          -        159,837,953
Certificates of deposit (1)               70,238,254     23,991,602     2,948,016          -         97,177,872
Pension plan contributions                   103,670              -             -          -            103,670
                                        -----------------------------------------------------------------------
      Total                             $231,811,842    $29,452,741    $3,616,642          -       $264,881,225
                                        =======================================================================

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

UNION BANKSHARES, INC. AND SUBSIDIARY
---------------------------------------------------------------------------
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
 CONDITION AND RESULTS OF OPERATIONS (CONTINUED)

The following tables show the Company's rate sensitivity analysis as of December 31, 2003 and 2002:


                                                                           December 31, 2003
                                                                       Cumulative repriced within
                                                -----------------------------------------------------------------------
                                                3 Months     4 to 12     1 to 3       3 to 5       Over 5
                                                or Less      Months      Years        Years        Years         Total
                                                -----------------------------------------------------------------------
                                                               (Dollars in thousands, by repricing date)

Interest sensitive assets:
  Federal funds sold and
   overnight deposits                           $    916     $     -    $      -     $      -     $      -     $    916
  Interest-bearing deposits in banks                 986       2,266       2,178          992           98        6,520
  Investments available for sale (1)(3)            3,018       7,109      12,663       10,438       10,050       43,278
  FHLB Stock                                           -           -           -            -        1,241        1,241
  Loans (2)(3)                                   104,749      55,462      45,680       48,344       17,326      271,561
                                                -----------------------------------------------------------------------

      Total interest sensitive assets           $109,669     $64,837    $ 60,521     $ 59,774     $ 28,715     $323,516
                                                =======================================================================

Interest sensitive liabilities:
  Time deposits                                 $ 22,725     $47,514    $ 23,991     $  2,948     $      -     $ 97,178
  Money markets                                    8,977           -           -            -       55,205       64,182
  Regular savings                                  6,043           -           -            -       39,520       45,563
  NOW accounts                                    20,488           -           -            -       29,605       50,093
  Borrowed funds (3)                                 354       1,086       3,079        2,703            -        7,222
                                                -----------------------------------------------------------------------

      Total interest sensitive liabilities      $ 58,587    $ 48,600    $ 27,070     $  5,651     $124,330     $264,238
                                                =======================================================================

Net interest rate sensitivity gap                 51,082      16,237      33,451       54,123      (95,615)      59,278
Cumulative net interest rate sensitivity gap      51,082      67,319     100,770      154,893       59,278
Cumulative net interest rate sensitivity gap
 as a percentage of total assets                   14.32%      18.87%      28.25%       43.43%       16.62%
Cumulative interest sensitivity gap as a
 percentage of total interest-earning assets       15.79%      20.81%      31.15%       47.88%       18.32%
Cumulative net interest sensitivity gap as a
 percentage of total interest-bearing
 liabilities                                       19.33%      25.48%      38.14%       58.62%       22.43%

--------------------
<F1>  Investments available for sale exclude marketable equity securities with a fair value of $1,091,969 that may be sold by the Company at any time.
<F2>  Balances shown net of unearned income of $185,196.
<F3>  Estimated repayment assumptions considered in Asset/Liability model.

UNION BANKSHARES, INC. AND SUBSIDIARY
---------------------------------------------------------------------------
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
 CONDITION AND RESULTS OF OPERATIONS (CONTINUED)


                                                                           December 31, 2002
                                                                       Cumulative repriced within
                                                -----------------------------------------------------------------------
                                                3 Months     4 to 12     1 to 3       3 to 5       Over 5
                                                or Less      Months      Years        Years        Years         Total
                                                -----------------------------------------------------------------------
                                                               (Dollars in thousands, by repricing date)

Interest sensitive assets:
  Federal funds sold and
   overnight deposits                           $ 9,713      $     -    $     -      $      -     $      -     $  9,713
  Interest-bearing deposits in banks              1,089        1,881      1,857           495            5        5,327
  Investments available for sale (1)(3)           5,909        9,020     12,407         6,757       11,171       45,264
  FHLB Stock                                          -            -          -             -        1,235        1,235
  Loans (2)(3)                                   81,443       64,376     51,226        39,244       19,618      255,907
                                                -----------------------------------------------------------------------

      Total interest sensitive assets           $98,154      $75,277    $65,490      $ 46,496     $ 32,029     $317,446
                                                =======================================================================

Interest sensitive liabilities:
  Time deposits                                 $27,586      $51,651    $19,325      $  2,729     $      3     $101,294
  Money markets                                  26,218            -          -             -       38,489       64,707
  Regular savings                                 9,799            -          -             -       31,537       41,336
  NOW accounts                                   24,807            -          -             -       19,884       44,691
  Borrowed funds (3)                                289          928      3,008         3,311            -        7,536
                                                -----------------------------------------------------------------------

      Total interest sensitive liabilities      $88,699      $52,579    $22,333      $  6,040     $ 89,913     $259,564
                                                =======================================================================

Net interest rate sensitivity gap                 9,455       22,698     43,157        40,456     (57,884)      57,882
Cumulative net interest rate sensitivity gap      9,455       32,153      75,310      115,766      57,882
Cumulative net interest rate sensitivity gap
 as a percentage of total assets                   2.75%        9.36%      21.93%       33.71%      16.85%
Cumulative interest sensitivity gap as a
 percentage of total interest-earning assets       2.98%       10.13%      23.72%       36.47%      18.23%
Cumulative net interest sensitivity gap as a
 percentage of total interest-bearing
 liabilities                                       3.64%       12.39%      29.01%       44.60%      22.30%

--------------------
<F1>  Investments available for sale exclude marketable equity securities with a fair value of $559,613 that may be sold by the Company at any time.
<F2>  Balances shown net of unearned income of $206,100.
<F3>  Estimated repayment assumptions considered in Asset/Liability model.

Simulation Analysis. In its simulation analysis, the Company uses computer software to simulate the estimated impact on net interest income and capital (Net Fair Value) under various interest rate scenarios, balance sheet trends, and strategies. These simulations incorporate assumptions about balance sheet dynamics such as loans and deposit growth, product pricing, prepayment speeds on mortgage related assets and principal maturities on other financial instruments, and changes in funding mix. While such assumptions are inherently uncertain as actual rate changes rarely follow any given forecast and asset - liability pricing and other model inputs usually do not remain constant in their historical relationships, management believes that these assumptions are reasonable. Based on the results of these simulations, the Company is able to quantify its estimate of interest rate risk and develop and implement appropriate strategies.

UNION BANKSHARES, INC. AND SUBSIDIARY
---------------------------------------------------------------------------
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
 CONDITION AND RESULTS OF OPERATIONS (CONTINUED)

The following chart reflects the results of our latest simulation analysis for next year-end on Net Interest Income, Net Income, Return on Assets, Return on Equity and Net Fair Value Ratio. The projection utilizes a rate shock of up 300 basis points and down 100 basis points from the year-end prime rate of 4.00%; this rise is the highest internal slope monitored and the down 100 basis points was chosen as with the current historic low level of interest rates the potential for interest-bearing deposit accounts to respond to further drops in projected rates is limited, therefore calculations for rate decreases greater than 100 basis points would have been misleading. This slope range was determined to be the most relevant during this economic cycle.

                           UNION BANKSHARES, INC.
                  INTEREST RATE SENSITIVITY ANALYSIS MATRIX
                              DECEMBER 31, 2003
                           (Dollars in thousands)


    Year         Prime    Net Interest                  Net     Return on    Return on     Net Fair
   Ending        Rate        Income       Change %    Income    Assets %     Equity %     Value Ratio
-----------------------------------------------------------------------------------------------------

December-04      7.00        $19,497        19.90     $6,978       1.96        16.92          8.23%
                 4.00         16,348         0.00      4,898       1.40        12.15         12.05%
                 3.00         15,290        (6.68)     4,198       1.20        10.49         13.03%

The resulting effect of these estimates on Net Interest Income and the Net Fair Value Ratio for December 31, 2004 are within the approved ALCO guidelines. The simulations of earnings do not incorporate any management actions, which might moderate the negative consequences of interest rate deviations. Therefore, they do not reflect likely actual results, but serve as conservative estimates of interest rate risk.

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

In addition, as Union is a member of the FHLB, it has access to preapproved lines of credit up to 4.9% of total assets or $17.6 million at December 31, 2003 over and above the term advances already drawn on the line. Union Bank maintains a $4.0 million preapproved Federal Funds line of credit with an upstream correspondent bank and a repurchase agreement line with a brokerage house. There were no balances outstanding on either line at December 31, 2003.

The Bank maintains an IDEAL Way Line of Credit with the Federal Home Loan Bank of Boston. The total line available to Union Bank was $3.6 million as of both December 31, 2003 and 2002 as there were no borrowings against this line of credit. Interest on these borrowings is chargeable at a rate determined by the Federal Home Loan Bank and payable monthly. Should Union Bank utilize this line of credit, qualified portions of the loan and investment portfolios would collateralize these borrowings.

While scheduled loan and securities payments and FHLB advances are relatively predictable sources of funds, deposit flows and prepayments on loans and mortgage-backed securities are greatly influenced by general interest rates, economic conditions, and competition. The Company's liquidity is actively managed on a daily basis, monitored by the ALCO, and reviewed periodically with the subsidiary's Board of Directors. The Company's ALCO sets liquidity targets based on the Company's financial condition and existing and projected economic and market conditions. The committee measures the Company's marketable assets and credit available to fund liquidity requirements and compares the adequacy of that aggregate amount against the aggregate amount of the Company's sensitive or volatile liabilities, such as core deposits and time deposits in excess of $100,000, borrowings with short maturities, and credit commitments outstanding. The primary objective is to manage the Company's liquidity position and funding sources in order to ensure that it has the ability to meet its ongoing commitment to its depositors, to fund loan commitments, and to maintain a portfolio of investment securities. Since many of the loan commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements.

UNION BANKSHARES, INC. AND SUBSIDIARY
---------------------------------------------------------------------------
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
 CONDITION AND RESULTS OF OPERATIONS (CONTINUED)

The Company's management monitors current and projected cash flows and adjusts positions as necessary to maintain adequate levels of liquidity. Although approximately 72% of time deposits will mature within twelve months, management believes, based upon past experience, that the Company will retain a substantial portion of these deposits. Management will continue to offer a competitive but prudent pricing strategy to facilitate retention of such deposits. A reduction in total deposits could be offset by purchases of federal funds, short-or long-term FHLB borrowings, utilization of the repurchase agreement line or liquidation of investment securities or loans held for sale. Such steps could result in an increase in the Company's cost of funds and adversely impact the net interest margin. Management believes the Company has sufficient liquidity to meet all reasonable borrower, depositor and creditor needs in the present economic environment. However, any projections of future cash needs and cash flows are subject to substantial uncertainty. We continually evaluate opportunities to buy/sell securities and loans available for sale, obtain credit facilities from lenders, or restructure our debt for strategic reasons or to further strengthen our financial position.

Capital Resources. Our capital management is designed to maintain an optimum level of capital in a cost-effective structure that: meets our target regulatory ratios; supports our internal assessment of economic capital; funds our business strategies; and builds long-term stockholder value. In support of the later goal, a three-for two stock split was declared and effected in the form of a stock dividend payable August 8, 2003. The information presented in the following paragraphs regarding our capital has been retroactively adjusted to reflect the split with the exception of the information regarding the stock repurchase plan.

The total dollar value of the Company's stockholders' equity was $41.0 million at December 31, 2003 reflecting net income of $5.4 million for 2003, less dividends paid of $3.7 million, compared to $39.2 million at year end 2002. The Company has 5,000,000 shares of $2.00 par value common stock authorized. As of December 31, 2003, the Company had 4,911,261 shares issued, of which 4,550,313 were outstanding and 360,948 were held in Treasury. Also as of December 31, 2003, there were outstanding employee incentive stock options with respect to 13,675 shares of the Company's common stock, granted pursuant to the Company's 1998 Incentive Stock Option Plan of which 10,675 were exercisable. Of the 75,000 shares authorized for issuance under the 1998 Plan, 55,700 shares remained available for future option grants at December 31, 2003. Additional options for 3,250 shares of common stock were granted to certain executive officers of Union Bank on January 2, 2004 which will become exercisable January 2, 2005.

On October 17, 2001, the Company announced a stock repurchase program that was not amended to reflect the stock split. The Board of Directors had authorized the repurchase of up to 100,000 shares of common stock, or approximately 2.2% of the Company's outstanding shares. Shares could be repurchased in the open market or in negotiated transactions. The repurchase program was open for an unspecified period of time but was terminated March 17, 2004 by the Board of Directors. As of such date, we had purchased 6,672 shares under this program, for a total cost of $129.5 thousand. No repurchases had been made since 2001.

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

UNION BANKSHARES, INC. AND SUBSIDIARY
---------------------------------------------------------------------------
MARKET FOR UNION BANKSHARES' COMMON SHARES AND RELATED
 STOCKHOLDER MATTERS

On March 17, 2004 there were 4,550,313 shares of common stock outstanding held by 695 stockholders of record. The number of stockholders does not reflect the number of persons or entities who may hold the stock in nominee or "street name."

Union Bankshares' common stock was listed on the American Stock Exchange on July 13, 2000. The Company's stock trades under the symbol UNB. LaBranche & Co. of New York City are the market specialists for Union Bankshares, Inc. stock. The high and low prices for shares of the Company's common stock for 2003 and 2002, as well as cash dividends paid thereon have all been adjusted for the 3-for-2 stock split effected August 8, 2003 and are presented below:


                              2003                            2002
                  -------------------------------------------------------------
                   High       Low    Dividends     High       Low     Dividends
                  -------------------------------------------------------------

First Quarter     $20.27    $16.47      $.20      $15.33    $14.00       $.19

Second Quarter    $20.93    $18.00      $.20      $16.33    $14.80       $.19

Third Quarter     $29.85    $19.80      $.20      $15.67    $14.67       $.19

Fourth Quarter    $29.90    $24.60      $.22      $17.47    $14.27       $.20

On January 14, 2004 the Company declared a dividend of $.22 per share to stockholders of record as of January 24, 2004, payable January 28, 2004.

UNION BANKSHARES, INC. AND SUBSIDIARY
STOCKHOLDER ASSISTANCE AND INVESTOR INFORMATION


If you need assistance with a change in registration of certificates, reporting lost certificates, non-receipt or loss of dividend checks, assistance regarding direct deposit of dividends, information about the Company, or to receive copies of financial reports, please contact:

      JoAnn A. Tallman, Assistant Secretary
      Union Bankshares, Inc.
      P.O. Box 667
      Morrisville, VT 05661-0667
      Phone: 802-888-6600
      Facsimile: 802-888-4921
      E-mail: ubexec@unionbankvt.com
              --------------------

Form 10-K

A copy of the Form 10-K Report filed with the Securities and Exchange Commission may be obtained without charge upon written request to:

      Marsha A. Mongeon, Treasurer and Chief Financial Officer
      Union Bankshares, Inc.
      P.O. Box 667
      Morrisville, VT 05661-0667

      Corporate Name: Union Bankshares, Inc.

      Corporate Transfer Agent: Union Bank, P.O. Box 667, Morrisville, VT 05661-0667

DIRECTORS OF UNION BANKSHARES, INC. AND UNION BANK
Richard C. Sargent, Chairman
Cynthia D. Borck
William T. Costa, Jr.
Kenneth D. Gibbons
Franklin G. Hovey II
Richard C. Marron
Robert P. Rollins
W. Arlen Smith
John H. Steel

OFFICERS OF UNION BANKSHARES, INC.
Richard C. Sargent, Chairman
Cynthia D. Borck, Vice President
Kenneth D. Gibbons, President/Chief Executive Officer
Marsha A. Mongeon, Vice President/Treasurer
Robert P. Rollins, Secretary
JoAnn A. Tallman, Assistant Secretary

CITIZENS DIVISION ADVISORY BOARD
Cynthia D. Borck
J.R. Alexis Clouatre
William T. Costa, Jr.
Dwight A. Davis
Kenneth D. Gibbons
Franklin G. Hovey II

OFFICERS OF UNION BANK
Wanda L. Allaire                Assistant Vice President
Rhonda L. Bennett                         Vice President
Cynthia D. Borck                Executive Vice President
Stacey L.B. Chase                    Assistant Treasurer
Alice H. Claflin                           Trust Officer
Jeffrey G. Coslett              Assistant Vice President
Peter J. Eley                             Vice President
Fern C. Farmer                  Assistant Vice President
Patsy S. French                 Assistant Vice President
Karen C. Gammell                     Assistant Treasurer
Kenneth D. Gibbons                       President/Chief
                                       Executive Officer
Claire A. Hindes                Assistant Vice President
Patricia N. Hogan                         Vice President
Tracey D. Holbrook                        Vice President
Lynne P. Jewett                      Assistant Treasurer
Peter R. Jones                            Vice President
Stephen H. Kendall              Assistant Vice President
Susan O. Laferriere                       Vice President
Margaret S. Lambert             Assistant Vice President
Dennis J. Lamothe                         Vice President
Susan F. Lassiter               Assistant Vice President
Phillip L. Martin               Assistant Vice President
Marsha A. Mongeon        Senior Vice President/Treasurer
Freda T. Moody                  Assistant Vice President
Richard N. Morrison             Assistant Vice President
Mildred R. Nelson               Assistant Vice President
Barbara A. Olden                Assistant Vice President
Deborah J. Partlow                         Trust Officer
Colleen D. Putvain                   Assistant Treasurer
Robert P. Rollins                              Secretary
Ruth P. Schwartz                          Vice President
Larry D. Sharer                  Regional Vice President
Robyn A. Sheltra                     Assistant Treasurer
David S. Silverman                 Senior Vice President
Sara J. Small                        Assistant Treasurer
JoAnn A. Tallman                     Assistant Secretary
Tracy R. Verge                       Assistant Treasurer
Francis E. Welch                Assistant Vice President

          Union Bank * PO Box 667 * Morrisville VT 05661 * 802-888-6600
                                                    www.unionbankvt.com
Printing by R.S. Rowe; Photography & Design by Mansfield Media Partners


       Inside back cover


UNION BANK OFFICES
Morrisville*
Main Office
20 Lower Main Street
802-888-6600

Morrisville*
Northgate Plaza
Route 100
802-888-6860

Jeffersonville*
80 Main Street
802-644-6600

Hyde Park
250 Main Street
802-888-6880

Johnson*
198 Lower Main Street
802-635-6600

Stowe*
47 Park Street
802-253-6600

Hardwick*
103 Vt Route 15
802-472-8100

Fairfax*
Route 104
802-849-2600

Littleton Loan Center
241 Main Street
Littleton, NH
603-444-7136

CITIZENS DIVISION
St. Johnsbury*
364 Railroad Street
802-748-3131

St. Johnsbury*
325 Portland Street
802-748-3121

St. Johnsbury Center*
Green Mountain Mall
1998 Memorial Drive
802-748-2454

Lyndonville*
183 Depot Street
802-626-3100
 (*ATMs at these branches)

REMOTE ATMs
Ben & Jerry's, Waterbury
Big John's Riverside Store, Jericho
Burke Mountain Ski Area
Cold Hollow Cider Mill, Waterbury Ctr.
Copley Hospital, Morrisville
Danville, Route 2
The Elmore Store
Smugglers' Notch Resort (2)
Stowe Mountain Resort (3)
East Burke, Route 114
Johnson State College
Stowe Mountain Road
Taft Corners, Williston
Trapp Family Lodge, Stowe

EXPRESS TELEBANKING(TM)
802-888-6448 or 800-583-2869

INTERNET BANKING
www.unionbankvt.com

UNION BANKSHARES, INC. * PO Box 667 * Morrisville VT 05661 * 802-888-6600
Member: American Stock Exchange
www.unionbankvt.com


       Back cover