Form 10-K, Exhibit 13
period 2004-12-31
UNION BANKSHARES INC
filed 2005-03-31
CIK 706863

Exhibit 13

                           Union Bankshares, Inc.

                                    PHOTO

                             2004 Annual Report

Union Bankshares, Inc. Dividends Paid to Stockholders by Year

            Year                    Amount
            ----                    ------

            1995                     $0.37
            1996                     $0.43
            1997                     $0.50
            1998                     $0.55
            1999                     $0.60
            2000                     $0.65
            2001                     $0.71
            2002                     $0.76
            2003                     $0.82
            2004                     $0.90

Note: Dividend amounts have been adjusted for the 1997 and 2003 stock splits.

* A DECADE OF CONSISTENT DIVIDEND GROWTH AND RETURN FOR OUR SHAREHOLDERS.


Union Bankshares, Inc.
Morrisville VT 05661 * 802-888-6600
Member: American Stock Exchange * www.unionbankvt.com
Printing by R.S. Rowe; Photography and design by Mansfield Media Partners

                                                     Union Bankshares, Inc.

                                                         2004 Annual Report

                       . . . where the personal touch is still our hallmark

  Each year Union Bank serves as a major sponsor of one of the community's largest events - the Stowe Rotary Oktoberfest. Staff members create a different theme each year and hand out apples to parade watchers.
                  On the cover and below: Scenes from the 2004 Oktoberfest.


                                    PHOTO
letter to shareholders

                                                             March 30, 2005

Dear Shareholder:

We are pleased to report to you the financial results of your company for 2004. As the year progressed, net interest income began to improve due to increases in the prime lending rate coupled with a reduction in our cost of funds. Overall net interest income improved by $700,000 over 2003 and we believe this trend will continue during 2005.

      The loan portfolio performed well as delinquent loans remained at a manageable level while net loan charge-offs were actually positive for the second year in a row.

      Loan growth, particularly in the commercial loan area, was strong. Residential lending was also strong; however, we continue to sell many fixed rate residential mortgages into the secondary market while we wait for longer term interest rates to "catch up." Over the past three years, as interest rates declined, we managed our balance sheet to minimize interest rate risk in the event rates began to return to more normal levels.

      During 2004 we made some major improvements in the technology area. We installed new check and document imaging hardware and software. Nine of our older ATMs were replaced, with three more scheduled for 2005. Communication technology and security were upgraded for phone systems, internet banking, and the ATM network. Approximately $1.5 million was expended in these areas during 2004.

      Technology has become very important to the support and delivery of our products and services. We also recognize traditional banking channels, such as branch offices, are integral to providing customer access. With this in mind, we formally reorganized many of our backroom tasks related to technology and deposit gathering into two distinct areas. They are now referred to as the traditional and electronic banking departments. In 2004, statistics from the Federal Reserve revealed that electronic transactions exceeded checks written for the first time. We continue to update our product offerings and customer access as innovation continues in these areas.

      You will notice the themes in this year's annual report highlight our community reinvestment activities. We selected these themes, in part, because we again received a rating of "Outstanding" from the FDIC as the result of our Community Reinvestment Act examination in June. Part of our success stems from the commitment of the bank and its staff to actively participate in the communities we serve.

---------------------------------------------------------------------------
   You will notice the themes in this year's annual report highlight our community reinvestment activities. We selected these themes, in part, because we again received a rating of "Outstanding" from the FDIC as the result of our Community Reinvestment Act examination in June.
---------------------------------------------------------------------------

      This year William T. Costa, Jr. (Bill, as we all know him) has reached the mandatory board retirement age of 72 and will be stepping down as a director. Bill became a director of Citizens Bank in 1972 and of Union Bank in 1999 as a result of the Citizens acquisition. He is very well known in Caledonia County and owns and manages various enterprises. Bill's knowledge of the area and business sense will be missed.

      On January 28, 2005, we opened a loan center in downtown
St. Albans, Vt. This office is staffed by experienced bankers familiar with the market area. We believe our community bank philosophy, capable staff, and community affiliations will serve us well as we further enter the Franklin County market.

      In February of 2005, Steven J. Bourgeois was elected to the board of directors of Union Bank and is being nominated for directorship at the annual meeting of Union Bankshares. Steve served for many years as president of Franklin Lamoille Bank and is very familiar with, and active in, Franklin County.

      We look forward to 2005 and wish to again recognize the commitment of our staff, support of our shareholders, and loyalty of our customers.

Sincerely,

/s/ Richard Sargent                    /s/ Kenneth D. Gibbons

Richard C. Sargent                     Kenneth D. Gibbons
Chairman                               President & CEO

PHOTOS of Cynthia D. Borck     William T. Costa, Jr.
          Kenneth D. Gibbons   Franklin G. Hovey II
          Richard C. Marron    Robert P. Rollins
          Richard C. Sargent   John H. Steel
community banking

Municipal lenders make big impact in small communities

Union Bank has been serving the needs of municipalities in Lamoille and Caledonia Counties for over 100 years. 2004 brought renewed energy, vision and a team approach as the bank set out to cultivate new customers in surrounding rural towns.

      The bank's efforts as a good neighbor are paying off. "We stress that the bank is community oriented," said Rhonda Bennett, Vice President, explaining the bank's approach when meeting with potential customers. "Other banks offer this service - we know that - but we also know our customer service is number one and that our pricing is very competitive."

      So competitive, in fact, that over $26 million in municipal loans were originated in 2004 versus $17 million in 2003, and $13.6 million in 2002.

Cambridge Rescue Building

      In 2003, the Town of Cambridge renovated a former private residence into a new rescue facility. The rescue squad had outgrown its old home, and sorely needed to update its headquarters. The new facility provided the squad with much needed space and on-site overnight accommodations for its out-of-town volunteers.

      "There are 18 volunteer members on the squad," said Dave Severance, rescue squad chief. "But we rely heavily on some folks who don't live here in town. This gives them a place to stay when they're on call." The upgrade

                                    PHOTO
also allowed the squad to accommodate a second ambulance. The facility opened in March 2004.

      Jane Porter, Cambridge Town Clerk, who worked with the bank in obtaining the financing needed for the rescue squad, shared her confidence in working with the bank: "The Union Bank has always been wonderful to work with, and we're fortunate to have such an easy relationship."

Fairfax Community Recreation Path

      Just off the community park in Fairfax is a yet-to-be developed site of a half-mile, paved recreation path. Conceptually, the project has seen its share of ups and downs. After tabling the idea in the late 1990s, the Town of Fairfax opted to build a community playground.

      In April 2002, when Union Bank opened its first ever Franklin County office in Fairfax, branch manager Steve Kendall encouraged the town to apply for a line of credit, a revolving loan that helps bridge temporary gaps in cash flow. It is typically used for grant anticipation, bond proceeds or collection of taxes. The Union Bank loan helped jump-start the project and construction is planned for spring 2005.

New road grader in Concord

      Dennis Lamothe, Union Bank Vice President, bid on the purchase of a new road grader for the Town of Concord. The town's 1987 road grader had seen better days and was traded in. The bank won the bid in July 2004 and the town received its new Caterpillar grader just before the snow began to fall in December.

      "In the past, the Town has gone through a bond bank," said Ms. Quimby, Concord Town Clerk. "The application process is very lengthy and the timeframe to complete it just isn't long enough. Working with the Union Bank was friendly, courteous and swift." And, as Dennis added, "We had the answer about their loan within a week!"

Wolcott Fire Department

      While the Wolcott Fire Department received a municipal loan to purchase a brand new tanker truck, service from Union Bank went much further than simply writing the loan. The fire department - organized as a fire district, and not a direct part of the municipality - needed to find a way to participate in the bank's municipal program.

      Rhonda Bennett, working with fire chief Chan Judd and the Town Selectboard, consulted a municipal law attorney to educate the town on how to make this work for its unique situation. "Our priority is customer service," said Rhonda, "and more often than not, that means we make the effort to educate our customers. Then we try to get creative to see how the bank can serve their needs."

                                   PHOTOS

                   Clockwise from previous page: Concord, Vt., Road Foreman
                Dane Thorgalsen and Dennis Lamothe with the town's new road grader. Rhonda Bennett and Rescue Square Chief Dave Severance stand next to the new ambulance outside their headquarters in
                  Cambridge. On the site of the recreation path in Fairfax. From left: Donna Meunier, Fairfax Town Treasurer and acting Town
   Clerk; Steve Kendall and Carol Lizzotte, Project Manager for the Fairfax
         Community Park and Rec Path. Wolcott Fire Chief Chan Judd with the department's new tanker truck.

industry recognition

Union Bank scores "Outstanding" CRA rating

Union Bank earned an "outstanding" rating in June in its most recent Community Reinvestment Act (CRA) examination. The Act requires the bank's supervisory agency, the Federal Deposit Insurance Corporation (FDIC), to evaluate the bank's performance in meeting the credit needs of the community it serves. The bank earned this same rating in 1998.

      Union Bank was noted for its excellent performance in lending to customers from all income brackets, especially low- and moderate- income families and individuals, and to businesses of all sizes - especially small businesses. Union Bank's participation in several affordable housing programs, including grant proposals the bank originated, received special mention.

      The bank works with the Vermont Housing Finance Agency (VHFA) and a host of other agencies, partnerships, and trusts in programs geared to low- and moderate-income residents.

      "The Union Bank has been extremely supportive of our organization's efforts to create and preserve affordable housing in our region," said Carol Collins, executive director of the Lamoille Housing Partnership (LHP) in Morrisville. The bank has helped the LHP in different capacities: as a low-income housing tax credit equity investor, and in providing a bridge loan for renovation of an underutilized downtown building, creating eight fully accessible apartments.

      Marsha Mongeon, Union Bank Senior Vice President and Treasurer, serves on the board of Copley House - a community care facility for residents with severe and persistent mental illness. The bank was instrumental in helping the LHP complete extensive renovations to the Copley House. "Their strong commitment to investing in our local communities is exemplary," said Carol. "We consider the Union Bank a valued partner in improving Lamoille County's housing stock."

      The bank's BUILD program - in place since 1992 - reinforces this community service by providing funding for the construction of residential housing. Twelve hundred residential construction loans totaling more than $150 million have been provided by this program since its inception.

      "A more than reasonable performance" was also achieved by Union Bank during a review of its investments and services, enhancing credit availability in its region. The bank provided a number of grants to various area organizations such as the United Way, Copley Foundation, Inc., Gilman Housing Trust, Habitat for Humanity, Lamoille Economic Development Corporation, and the Lamoille Family Center.

Employees cited for
community efforts

      Union Bank employees were also praised for their volunteer efforts in community activities that qualified as community development initiatives. "Service takes many forms," said Union Bank President Ken Gibbons. "There is customer service, and then there is the service our employees provide to their communities. It is what makes us a true community bank."

                                    PHOTO

Union Bank partnered with Cabot Commons, an affordable housing complex in Cabot, Vt., to help elderly residents remain in the community. Construction on eight units is nearly complete.

Vermont Housing Finance Agency
honors Union Bank staff

Wanda Allaire and Sue Laferriere were honored as top lenders for the second consecutive year, helping to make Union Bank one of the top lenders for the VHFA in the state.

      Wanda, working from the Northgate Plaza branch, was the top lender in Lamoille County, while Sue, working from the Railroad Street branch, was the top lender in the Northeast Kingdom.

      "We're grateful to all our participating lenders for helping us provide loans to Vermonters who qualify for our products," said VHFA Executive Director Sarah Carpenter. "Each year, we like to take the opportunity to give special thanks to those originators whose hard work has put them at the head of the class."

                                   PHOTOS

                    Sue Laferriere (at top) and Wanda Allaire (below, left)
                  received their second consecutive VHFA awards in October.


banking growth

Union Bank branches out with St. Albans Loan Center

The newest member of the Union Bank family - the St. Albans Loan Center - opened in January 2005. The loan center is the second of its kind at Union Bank. Our first loan center opened in Littleton, N.H., in 2001.

      A grand opening celebration took place in February to introduce local business people to Union Bank officers and staff. The St. Albans Loan Center is managed by Vice President Mike Curtis and Commercial Lending Assistant Carol Allen.

      Both Mike and Carol know their community well and have a long history of banking in St. Albans. Because they live and work there, they are well versed in the needs of the Franklin County small business market and will assist customers with customized financing solutions. "We look forward to providing the personal touch only an experienced lending team can offer," says Mike. "Working for an innovative community bank like Union Bank has already set that standard."

      The new office is located in the St. Albans Professional Building at 120 North Main Street, in the heart of St. Albans' historic district.

                                    PHOTO

             Carol Allen and Mike Curtis at the new St. Albans Loan Center.

consumer protection

Protect yourself against financial fraud

Financial fraud is on the rise throughout the country. And Union Bank has many ways to keep your personal and financial information secure. But the best way to protect yourself is to start at home. Here are some helpful tips to get started. Visit our redesigned website at www.unionbankvt.com for more in-depth consumer protection tips.

Check fraud

      Criminals cleverly scam thousands of Americans each year, using fraudulent checks of outstanding quality, to lure unsuspecting people into sending them money. While Union Bank employees undergo regular training to help safeguard our customers, the best person to stop check - and other types of fraud - is you.

Identity theft & internet fraud

      Identity theft occurs when a person's name, social security number, account numbers, and other personal information is used or transferred by another person for unlawful activities.

      Identity thieves can open new accounts in your name, apply for credit cards, make unauthorized charges and then leave the bills unpaid. In some cases, thieves apply for loans and mortgages, and print counterfeit checks in your name. Thieves can access existing accounts, withdraw money, and use your checks and credit to make down payments on expensive items.

      "Pretexting is another method of identity theft," cautions Peter Eley, Senior Vice President of Union Bank's Information Technology division. "A thief poses as a legitimate representative of a survey firm, bank, internet service provider, employer or government agency, contacts you by email, phone or mail and attempts to get you to reveal vital personal information, usually by asking you to verify some data."

Union Bank warns its customers to:

      * Be wary of any mail, telephone, or internet requests for confidential information such as credit card numbers, social security numbers, PINs, birthdates or even your mother's maiden name.

      * Be suspicious of unsolicited emails that look as if they are from a legitimate company asking you to "verify" and/or to provide information at a linked website.

      * Union Bank, and other legitimate businesses, such as auction sites, credit card companies, financial institutions, internet service providers and retailers, will never ask you to "verify" or disclose vital personal information.

ATM/Debit and Credit Card fraud

      Be wary when a waiter, store clerk or anyone to whom you've handed your debit or credit card takes an extra swipe of the card into a small, hand-held device known as a skimmer. Skimmers capture a credit or debit card's details and give thieves the information they need to create a counterfeit card or to make charges on your account. Paying at the register helps avoid that scenario.

      Don't use ATM machines if there is an unusual-looking device attached to the card slot or if the keypad is fitted with a transparent overlay. These "tricks" are used by criminals to record PIN numbers.

      ATM terminals located in poorly lit areas, or where people appear to be loitering, should be avoided.

---------------------------------------------------------------------------
Protect Yourself

Thieves rifle through trash to find information about you to steal your money and identity. Here are a few tips to protect your identity.

*   Shred any papers with confidential information, including junk mail.
* Shred receipts, cancelled checks, expired credit cards, bank statements, doctors' bills, insurance documents, and all credit card offers and cash advance checks - anything with an account number can be used in identify theft.
* Pick up mail in a timely fashion, and have the post office hold mail when you're out of town.
* Don't keep checks or personal information in your car or at work, and limit the number of credit cards you carry with you. If your purse or wallet is stolen or lost, immediately cancel all credit cards, contact credit reporting agencies and your financial institution.
---------------------------------------------------------------------------
community spirit

                                    PHOTOS

Bank employees
celebrate community
milestone

A parade in St. Johnsbury celebrated the 100th anniversary football game between Lyndon Institute and St. Johnsbury Academy. Bank employees participated in the parade with their homemade train.

Left: Stephanie Melen and Holly Gray. Below: The parade winds its way through downtown.

Union Bankshares, Inc. and Subsidiary
---------------------------------------------------------------------------
Selected Financial Information


                                                                  At or For The Years Ended December 31,
                                                  ----------------------------------------------------------------------
                                                     2004           2003           2002           2001           2000
                                                  ----------------------------------------------------------------------
                                                               (Dollars in thousands, except per share data)

Balance Sheet Data:

  Total Assets                                    $  359,529     $  356,557     $  343,492     $  337,475     $  303,394

  Available-for-Sale Securities                       40,966         44,370         45,824         49,610         56,642

  Loans, net of unearned income                      280,069        271,561        255,907        250,943        224,796

  Allowance for loan losses                           (3,067)        (3,029)        (2,908)        (2,801)        (2,863)

  Deposits                                           306,598        305,381        293,004        285,722        258,737

  Borrowed funds                                       7,934          7,223          7,536         10,344          6,382

  Stockholders' equity (1)                            42,403         40,987         39,169         37,215         35,157

Income Statement Data:

  Total interest income                           $   20,178     $   20,372     $   22,169     $   24,124     $   24,126
  Total interest expense                              (3,310)        (4,209)        (6,364)        (9,565)        (9,877)
                                                  ----------------------------------------------------------------------
      Net interest and dividend income                16,868         16,163         15,805         14,559         14,249
  Provision for loan losses                              (30)          (114)          (356)          (320)          (250)
  Noninterest income                                   3,774          3,603          3,560          3,073          2,569
  Noninterest expenses                               (12,319)       (12,060)       (11,761)       (10,496)        (9,944)
                                                  ----------------------------------------------------------------------
      Income before provision for income taxes         8,293          7,592          7,248          6,816          6,624

  Provision for income taxes                          (2,458)        (2,205)        (2,068)        (1,984)        (1,825)
                                                  ----------------------------------------------------------------------

      Net income                                  $    5,835     $    5,387     $    5,180     $    4,832     $    4,799
                                                  ======================================================================

Per Common Share Data:

  Net income (2)(3)                               $     1.28     $     1.18     $     1.14     $     1.06     $     1.05
  Cash dividends paid (3)                               0.90           0.82           0.76           0.71           0.65
  Book value (1)(3)                                     9.31           9.01           8.62           8.19           7.73

Weighted average # of shares outstanding (3)       4,551,469      4,547,366      4,543,113      4,546,204      4,544,858
Number of shares outstanding (3)                   4,554,663      4,550,313      4,545,288      4,542,788      4,544,960

--------------------
<F1>  Stockholders' equity includes unrealized gains or losses, net of applicable income taxes, on investment securities classified as "available-for-sale".
<F2>  Computed using the weighted average number of shares outstanding for the period.
<F3>  Per common share data and number of shares outstanding for all periods have been restated to reflect the three-for-two stock split effected in the form of a 50% stock dividend to shareholders of record on July 26, 2003

Union Bankshares, Inc. and Subsidiary
---------------------------------------------------------------------------
Management's Responsibility

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

The Board of Directors is responsible for reviewing and approving the financial information contained in the Annual Report, including the MD&A, and overseeing management's responsibilities for the presentation and preparation of financial information, maintenance of appropriate internal controls, management and control of major risk areas and assessment of significant and related party transactions. The Board delegates these responsibilities to its Audit Committee, comprised solely of non-management, independent directors. The Audit Committee meets periodically with management, internal auditors and the independent public accountants.

The Company's Independent Auditors and the Company's Internal Auditors have full and free access to the Board of Directors and its committees to discuss audit, financial reporting and related matters with or without managment present.


/s/ Marsha A. Mongeon                  /s/ Kenneth D. Gibbons
-----------------------------          ------------------------------
Marsha A. Mongeon                      Kenneth D. Gibbons
Chief Financial Officer                Chief Executive Officer

Union Bankshares, Inc. and Subsidiary
---------------------------------------------------------------------------
Report of Independent Registered Public Accounting Firm




To the Board of Directors and Stockholders of Union Bankshares, Inc.

We have audited the accompanying consolidated balance sheet of Union Bankshares, Inc. and subsidiary as of December 31, 2004, and the related consolidated statements of income, changes in stockholders' equity, and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit. The consolidated financial statements of Union Bankshares, Inc. and subsidiary for December 31, 2003 and 2002, were audited by other auditors whose report dated March 5, 2004, expressed an unqualified opinion on those statements.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Union Bankshares, Inc. and subsidiary as of December 31, 2004, and the results of their operations and their cash flows for the year ended December 31, 2004, in conformity with accounting principles generally accepted in the United States of America.



Albany, New York
March 11, 2005
VT Reg. No. 092-0000-648

Union Bankshares, Inc. and Subsidiary
---------------------------------------------------------------------------
Consolidated Balance Sheets
December 31, 2004 and 2003


                                                                            2004             2003
                                                                        -----------------------------

ASSETS
Cash and due from banks                                                 $ 16,929,793     $ 23,624,321
Federal funds sold and overnight deposits                                  4,187,159          916,438
                                                                        -----------------------------

      Cash and cash equivalents                                           21,116,952       24,540,759

Interest bearing deposits in banks                                         7,508,703        6,519,693
Securities available-for-sale                                             40,965,888       44,370,140
Loans held for sale                                                        8,813,910       18,524,338

Loans                                                                    271,420,631      253,221,721
Allowance for loan losses                                                 (3,066,871)      (3,028,813)
Unearned net loan fees                                                      (165,654)        (185,196)
                                                                        -----------------------------
      Net loans                                                          268,188,106      250,007,712

Accrued interest receivable                                                1,527,808        1,651,506
Premises and equipment, net                                                5,121,046        4,447,166
Other assets                                                               6,286,622        6,496,052
                                                                        -----------------------------

      Total assets                                                      $359,529,035     $356,557,366
                                                                        =============================

LIABILITIES AND STOCKHOLDERS' EQUITY
LIABILITIES
  Deposits:
    Non-interest bearing                                                $ 57,221,189     $ 48,365,594
    Interest bearing                                                     249,376,952      257,015,825
                                                                        -----------------------------
      Total deposits                                                     306,598,141      305,381,419
  Borrowed funds                                                           7,933,652        7,222,530
  Accrued interest and other liabilities                                   2,594,218        2,966,753
                                                                        -----------------------------
      Total liabilities                                                  317,126,011      315,570,702
                                                                        -----------------------------

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY
  Common stock, $2.00 par value; 5,000,000 shares authorized;
   4,915,611 shares issued in 2004; 4,911,261 shares issued in 2003        9,831,222        9,822,522
  Paid-in capital                                                            106,989           54,576
  Retained earnings                                                       33,809,456       32,070,843
  Treasury stock at cost; 360,948 shares in 2004 and 2003                 (1,721,931)      (1,721,931)
  Accumulated other comprehensive income                                     377,288          760,654
                                                                        -----------------------------
      Total stockholders' equity                                          42,403,024       40,986,664
                                                                        -----------------------------

      Total liabilities and stockholders' equity                        $359,529,035     $356,557,366
                                                                        =============================

See accompanying notes to consolidated financial statements.

Union Bankshares, Inc. and Subsidiary
---------------------------------------------------------------------------
Consolidated Statements of Income
Years Ended December 31, 2004, 2003, and 2002


                                                                 2004            2003            2002
                                                              -------------------------------------------

Interest income
  Interest and fees on loans                                  $17,948,375     $18,203,663     $19,251,810
  Interest on debt securities
    Taxable                                                     1,692,097       1,615,049       2,264,916
    Tax exempt                                                    214,449         233,902         256,703
  Dividends                                                        68,953          69,178          80,150
  Interest on federal funds sold and overnight deposits            47,149          73,807          78,700
  Interest on interest bearing deposits in banks                  207,163         176,738         236,779
                                                              -------------------------------------------

      Total interest income                                    20,178,186      20,372,337      22,169,058
                                                              -------------------------------------------

Interest expense
  Interest on deposits                                          2,948,477       3,866,621       5,844,759
  Interest on borrowed funds                                      362,101         342,362         519,182
                                                              -------------------------------------------

      Total interest expense                                    3,310,578       4,208,983       6,363,941
                                                              -------------------------------------------

      Net interest income                                      16,867,608      16,163,354      15,805,117

Provision for loan losses                                          30,000         114,000         356,000
                                                              -------------------------------------------

      Net interest income after provison for loans losses      16,837,608      16,049,354      15,449,117
                                                              -------------------------------------------

Noninterest income
  Trust income                                                    204,392         162,508         169,208
  Service fees                                                  2,802,020       2,660,976       2,558,515
  Net gains (losses) on sales of securities                        23,443             379          (2,970)
  Net gains on sales of loans held for sale                       443,965         524,981         661,121
  Other income                                                    300,578         253,876         173,720
                                                              -------------------------------------------

      Total noninterest income                                  3,774,398       3,602,720       3,559,594
                                                              -------------------------------------------

Noninterest expenses
  Salaries and wages                                            5,401,332       5,302,774       5,092,567
  Pension and employee benefits                                 1,972,948       1,912,319       1,680,658
  Occupancy expense, net                                          737,386         691,079         600,244
  Equipment expense                                               930,939         903,280         894,892
  Other expenses                                                3,276,681       3,250,283       3,492,938
                                                              -------------------------------------------

      Total noninterest expense                                12,319,286      12,059,735      11,761,299
                                                              -------------------------------------------

    Income before provision for income taxes                    8,292,720       7,592,339       7,247,412
Provision for income taxes                                      2,457,593       2,205,253       2,067,598
                                                              -------------------------------------------

      Net income                                              $ 5,835,127     $ 5,387,086     $ 5,179,814
                                                              ===========================================

Earnings per common share (See Note 2)                        $      1.28     $      1.18     $      1.14

Dividends per common share (See Note 2)                       $      0.90     $      0.82     $      0.76

See accompanying notes to consolidated financial statements.

Union Bankshares, Inc. and Subsidiary
---------------------------------------------------------------------------
Consolidated Statements of Changes in Stockholders' Equity
Years Ended December 31, 2004, 2003, and 2002


                                            Common Stock                                               Accumulated
                                       -----------------------                                            other          Total
                                       Shares, Net               Paid-in    Retained       Treasury   comprehensive  stockholders'
                                       of Treasury    Amount     capital    earnings        stock     income (loss)     equity
                                       -------------------------------------------------------------------------------------------

Balances, December 31, 2001             3,027,557   $6,536,378  $ 277,254  $31,628,920   $(1,721,931)   $ 494,415     $37,215,036
                                                                                                                      -----------
  Comprehensive income:
    Net income                                  -            -          -    5,179,814             -            -       5,179,814
    Change in net unrealized gain
     (loss) on securities available-
     for-sale, net of reclassification
     adjustment and tax effects                 -            -          -            -             -      179,865         179,865
                                                                                                                      -----------
    Total comprehensive income                                                                                          5,359,679
                                                                                                                      -----------
  Cash dividends declared                       -            -          -   (3,451,475)            -            -      (3,451,475)
  Exercise of stock options                 2,500        5,000     40,299            -             -            -          45,299
                                       ------------------------------------------------------------------------------------------

Balances, December 31, 2002             3,030,057    6,541,378    317,553   33,357,259    (1,721,931)     674,280      39,168,539
                                                                                                                      -----------

  Stock split effected in the form of
   a stock dividend (See Note 2)        1,515,231    3,271,094   (329,453)  (2,945,045)            -            -          (3,404)
                                                                                                                      -----------
  Comprehensive income:
    Net income                                  -            -          -    5,387,086             -            -       5,387,086
    Change in net unrealized gain
     (loss) on securities available-
     for-sale, net of reclassification
     adjustment and tax effects                 -            -          -            -             -       86,374          86,374
                                                                                                                      -----------
    Total comprehensive income                                                                                          5,473,460
                                                                                                                      -----------
  Cash dividends declared                       -            -          -   (3,728,457)            -            -      (3,728,457)
  Exercise of stock options                 5,025       10,050     66,476            -             -            -          76,526
                                       ------------------------------------------------------------------------------------------

Balances, December 31, 2003             4,550,313    9,822,522     54,576   32,070,843    (1,721,931)     760,654      40,986,664
                                                                                                                      -----------

  Comprehensive income:
    Net income                                  -            -          -    5,835,127             -            -       5,835,127
    Change in net unrealized gain
     (loss) on securities available-
     for-sale, net of reclassification
     adjustment and tax effects                 -            -          -            -             -     (383,366)       (383,366)
                                                                                                                      -----------
    Total comprehensive income                                                                                          5,451,761
                                                                                                                      -----------
  Cash dividends declared                       -            -          -   (4,096,514)            -            -      (4,096,514)
  Exercise of stock options                 4,350        8,700     52,413            -             -            -          61,113
                                       ------------------------------------------------------------------------------------------

Balances, December 31, 2004             4,554,663   $9,831,222  $ 106,989  $33,809,456   $(1,721,931)   $ 377,288     $42,403,024
                                       ==========================================================================================

See accompanying notes to consolidated financial statements.

Union Bankshares, Inc. and Subsidiary
---------------------------------------------------------------------------
Consolidated Statements of Cash Flows
Years Ended December 31, 2004, 2003, and 2002


                                                                          2004             2003             2002
                                                                      ----------------------------------------------

CASH FLOWS FROM OPERATING ACTIVITIES
  Net income                                                          $  5,835,127     $  5,387,086     $  5,179,814
  Adjustments to reconcile net income to net cash provided by operating activities:
    Depreciation                                                           696,686          654,483          658,004
    Provision for loan losses                                               30,000          114,000          356,000
    Provision for deferred income taxes                                    197,939            1,918           34,604
    Net amortization of securities                                         205,571          261,400          198,030
    Equity in losses of limited partnerships                               140,104          124,948          124,039
    Net losses (gains) on sales of securities                              (23,443)            (379)           2,970
    Net gains on sales of loans held for sale                             (443,965)        (524,981)        (661,121)
    Net gains on sales of other real estate owned                          (90,191)         (22,866)         (35,516)
    Net gains on disposals of premises and equipment                        (7,395)          (5,609)          (1,842)
    Write-downs of other real estate owned                                       -           42,846          309,688
    Write-downs of impaired assets                                          41,501                -                -
    Decrease in unamortized loan fees                                      (19,542)         (20,904)         (56,980)
    Proceeds from sales of loans held for sale                          26,269,537       30,186,323       28,772,930
    Originations of loans held for sale                                (16,115,144)     (31,046,743)     (28,918,100)
    Decrease in accrued interest receivable                                123,698          238,972          146,088
    Decrease (increase) in other assets                                     90,814         (359,474)        (376,999)
    (Increase) decrease in income taxes                                      4,653           (1,409)          48,739
    Decrease in accrued interest payable                                   (51,046)        (216,388)        (308,346)
    Increase (decrease) in other liabilities                              (326,142)        (217,340)         271,968
                                                                      ----------------------------------------------
      Net cash provided by operating activities                         16,558,762        4,595,883        5,743,970
                                                                      ----------------------------------------------
CASH FLOWS FROM INVESTING ACTIVITIES
  Interest bearing deposits in banks
    Maturities and redemptions                                           3,562,529        3,562,015        2,262,597
    Purchases                                                           (4,551,539)      (4,755,075)      (2,889,000)
  Securities available-for-sale
    Sales                                                                1,761,346          350,553          505,500
    Maturities, calls and pay downs                                     13,161,672       22,958,760       18,510,980
    Purchases                                                          (12,323,253)     (21,986,482)     (15,157,949)
  Purchase of Federal Home Loan Bank stock                                       -           (5,300)        (171,700)
  Increase in loans, net                                               (18,259,344)     (13,686,707)      (4,561,567)
  Recoveries of loans charged off                                          124,164           98,581          110,465
  Purchase of premises and equipment                                    (1,377,719)        (497,439)      (1,117,113)
  Investments in limited partnerships                                         (100)        (378,900)        (423,819)
  Proceeds from sales of premises and equipment                             14,548           13,643            4,802
  Proceeds from sales of other real estate owned                                 -           75,396          287,042
  Proceeds from sales of repossessed property                               12,684           42,251           18,156
                                                                      ----------------------------------------------
      Net cash used in investing activities                            (17,875,012)     (14,208,704)      (2,621,606)
                                                                      ----------------------------------------------
CASH FLOWS FROM FINANCING ACTIVITIES
  Increase (decrease) in borrowings outstanding, net                       711,122         (313,502)      (2,808,409)
  Proceeds from exercise of stock options                                   61,113           76,526           45,299
  Net increase in noninterest bearing deposits                           8,855,595        7,387,039        1,430,178
  Net increase (decrease) in interest bearing deposits                  (7,638,873)       4,987,911        5,852,660
  Proceeds paid out for fractional shares                                        -           (3,404)               -
  Dividends paid                                                        (4,096,514)      (3,728,457)      (3,451,475)
                                                                      ----------------------------------------------
      Net cash (used in) provided by financing activities               (2,107,557)       8,406,113        1,068,253
                                                                      ----------------------------------------------
      Change in cash and cash equivalents                               (3,423,807)      (1,206,708)       4,190,617
Cash and cash equivalents:
  Beginning                                                             24,540,759       25,747,467       21,556,850
                                                                      ----------------------------------------------
  Ending                                                              $ 21,116,952     $ 24,540,759     $ 25,747,467
                                                                      ==============================================

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
  Interest paid                                                       $  3,361,624     $  4,425,371     $  6,672,287
                                                                      ==============================================
  Income taxes paid                                                   $  2,283,094     $  2,223,156     $  1,984,250
                                                                      ==============================================

SUPPLEMENTAL SCHEDULE OF NONCASH INVESTING AND
 FINANCING ACTIVITIES
  Other real estate acquired in settlement of loans                   $    319,368     $    130,717     $  1,231,315
                                                                      ==============================================
  Repossessed property acquired in settlement of loans                $      8,916     $     25,078     $     53,384
                                                                      ==============================================
  Loans originated to finance the sale of other real estate owned     $    283,634     $    801,296     $    937,920
                                                                      ==============================================

See accompanying notes to consolidated financial statements.

Union Bankshares, Inc. and Subsidiary
---------------------------------------------------------------------------
Notes to Consolidated Financial Statements

Note 1. Significant Accounting Policies

The accounting and reporting policies of Union Bankshares, Inc. and Subsidiary (the "Company") are in conformity with U.S. generally accepted accounting principles and general practices within the banking industry. The following is a description of the more significant policies.

Basis of presentation and consolidation

The consolidated financial statements include the accounts of Union Bankshares, Inc., and its wholly-owned subsidiary, Union Bank ("Union"). On May 16, 2003, the two subsidiaries (Union Bank and Citizens Savings Bank and Trust Company [Citizens]) of Union Bankshares, Inc. were merged with the surviving, state chartered bank being Union Bank headquartered in Morrisville, Vermont. All significant intercompany transactions and balances have been eliminated. The Company utilizes the accrual method of accounting for financial reporting purposes.

Nature of operations

The Company provides a variety of financial services to individuals, municipalities and commercial and non-profit customers through its branches, ATM's, telebanking, and internet banking systems in northern Vermont and its loan production offices in St. Albans, Vermont and Littleton, New Hampshire. This market area encompasses primarily retail consumers, small businesses, municipalities, agricultural producers, and the tourism industry. The Company's primary deposit products are checking, savings, money market accounts, and certificates of deposit and its primary lending products are commercial, real estate, municipal, and consumer loans.

Concentration of risk

The Company's operations are affected by various risk factors, including interest-rate risk, credit risk, and risk from geographic concentration of lending activities. Management attempts to manage interest rate risk through various asset/liability management techniques designed to match maturities of assets and liabilities. Loan policies and administration are designed to provide assurance that loans will only be granted to credit-worthy borrowers, although credit losses are expected to occur because of subjective factors and factors beyond the control of the Company. Although the Company has a diversified loan portfolio and economic conditions are relatively stable, most of its lending activities are conducted within the geographic area where it is located. A substantial portion of the Company's loans are secured by real estate located throughout Northern Vermont. As a result, the Company and its borrowers may be especially vulnerable to the consequences of changes in the local economy and real estate market conditions. Note 5 discusses the types of securities that the Company invests in. Note 7 discusses the types of lending which the Company engages in. In addition, a substantial portion of the Company's loans are secured by real estate and/or are Small Business Administration ("SBA") guaranteed.

Use of estimates

The preparation of consolidated financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could materially differ from those estimates. Material estimates that are particularly susceptible to significant change relate to the determination of the allowance for losses on loans, the valuation of real estate acquired in connection with foreclosures or in satisfaction of loans, deferred tax assets, judgments regarding impairment of assets and pension plan accounting. These estimates involve a higher degree of complexity and subjectivity and the amount of the change that is reasonably possible cannot be estimated.

Management believes that the allowance for loan losses is adequate to absorb losses inherent in the portfolio and that other real estate owned is recorded at its fair value less an estimate of the cost to sell the property. While management uses available information to recognize losses on loans and other real estate owned, future additions to the allowance for loan losses or write downs of other real estate owned may be necessary based on changes in economic conditions. The ultimate collectibility of a substantial portion of the Company's loan portfolio is dependent upon general economic and real estate market conditions in Northern Vermont. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Company's allowance for loan losses and other real estate owned. Such agencies may require the Company to recognize additions to the

Union Bankshares, Inc. and Subsidiary
---------------------------------------------------------------------------
Notes to Consolidated Financial Statements (Continued)

Note 1. Significant Accounting Policies (Continued)

allowance for loan losses or write downs of other real estate owned based on their judgments about information available to them at the time of their examination, which may not be currently available to management.

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

Investment securities

Investment securities purchased and held primarily for resale in the near future are classified as trading securities and are carried at fair value with unrealized gains and losses included in earnings. Debt securities the Company has the positive intent and ability to hold to maturity are classified as held-to-maturity and carried at amortized cost. Debt and equity securities not classified as either held-to-maturity or trading are classified as available-for-sale. Investments classified as available-for-sale are carried at fair value.

Accretion of discounts and amortization of premiums arising at acquisition are included in income using the effective interest method over the terms of the securities. Unrealized gains and losses are excluded from earnings and reported in other comprehensive income, net of tax and reclassification adjustment, as a separate component of stockholders' equity. The specific identification method is used to determine realized gains and losses.

Declines in the fair value of held-to-maturity and available-for-sale securities below their cost that are deemed to be other than temporary are reflected in earnings as realized losses in Other operating expenses. In estimating other-than-temporary impairment losses, management considers (1) the length of time and the extent to which the fair value has been less than the amortized cost basis, (2) the financial condition and near and medium-term prospects of the issuer, (3) whether the decline is attributable to changes in interest rates or credit quality and (4) the intent and ability of the Company to retain its investment in the issuer for a period of time sufficient to allow for any anticipated recovery in fair value.

Loans held for sale

Loans originated and intended for sale in the secondary market are carried at the lower of cost or estimated fair value in the aggregate. Sales are normally made without recourse. Gains and losses on the disposition of loans held for sale are determined on the specific identification basis. Net unrealized losses are recognized through a valuation allowance by charges to income.

Loans

Loans receivable that management has the intent and ability to hold for the foreseeable future or until maturity or pay-off are reported at their unpaid principal balances adjusted for any charge-offs, the allowance for loan losses, and any deferred fees or costs on originated loans and unamortized premiums or discounts on purchased loans.

Loan interest income is accrued daily on outstanding balances. The accrual of interest is discontinued when a loan is specifically determined to be impaired or management believes, after considering collection efforts and other factors, that the borrowers' financial condition is such that collection of interest is doubtful. Any unpaid interest previously accrued on those loans is reversed against interest income. A loan may be restored to accrual status when its financial status has been significantly improved and there is no principal or interest past due. A loan may also be restored to accrual status if the borrower makes six consecutive monthly payments or the lump sum equivalent. Income on non-accrual loans is generally not recognized unless a loan is placed back in accrual status or after all principal has been collected. Interest income generally is not recognized on impaired loans unless the likelihood of further loss is remote. Interest payments received on such loans are generally applied as a reduction of the loan principal balance.

Union Bankshares, Inc. and Subsidiary
---------------------------------------------------------------------------
Notes to Consolidated Financial Statements (Continued)

Note 1. Significant Accounting Policies (Continued)

Loan origination and commitment fees and certain direct loan origination costs are being deferred and the net amount amortized as an adjustment of the related loan's yield using methods that approximates the interest method. The Company is generally amortizing these amounts over the contractual life of the related loan.

Allowance for loan losses

The allowance for loan losses is established as losses are estimated to have occurred through a provision for loan losses charged to earnings. Loan losses are charged against the allowance when management believes the uncollectibility of a loan balance is confirmed. Subsequent recoveries, if any, are credited to the allowance.

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

Allowances for impaired loans are generally determined based on collateral values or the present value of estimated cash flows. This evaluation is inherently subjective as it requires estimates that are susceptible to significant revision as more information becomes available or as economic conditions change.

Premises and equipment

Premises and equipment are stated at cost, less accumulated depreciation. Depreciation is computed principally by the straight-line method over the estimated useful lives of the assets. The cost of assets sold or otherwise disposed of and the related allowance for depreciation is eliminated from the accounts and the resulting gains or losses are reflected in the income statement. Maintenance and repairs are charged to current expense as incurred and the costs of major renewals and betterments are capitalized.

Federal Home Loan Bank stock

As a member of the Federal Home Loan Bank "FHLB" of Boston, Union is required to invest in common stock of the FHLB of Boston. Effective April 19, 2004, to comply with the Gramm-Leach-Bliley Act, the FHLB of Boston adopted a capital plan that redeemed its Class A common stock and issued Class B common stock in its place. While there was no change in the dollar value of Union's investment upon conversion, the Class B common stock has a five year notice requirement for redemption and there is no guarantee of future redemption. Also, there is the possibility of future capital calls by the FHLB of Boston on member banks to ensure compliance with its capital plan. FHLB of Boston stock is reported in Other assets at its par value of $1,240,500 at both December 31, 2004 and 2003. The stock is nonmarketable, and if redeemed, Union would receive from the FHLB of Boston an amount equal to the par value of the stock.

Other real estate owned

Real estate properties acquired through or in lieu of loan foreclosure are to be sold and are initially recorded at estimated fair value at the date of acquisition establishing a new carrying basis. Thereafter, valuations are periodically performed by management, and the real estate is carried at the lower of carrying amount or fair value, less cost to sell. Revenue and expenses from operations and changes in the valuation are included in other income and expenses.

Servicing

Servicing assets are recognized as separate assets when rights are acquired through purchase or through sale of loans with servicing rights retained. Capitalized servicing rights are reported in other assets and are amortized against noninterest income in proportion to, and over the period of, the estimated future net servicing income of the underlying loans. Servicing assets are evaluated for impairment based upon the fair value of the rights as compared to amortized cost. Impairment is determined by stratifying rights by predominant characteristics, such as interest rates and terms. Fair value is determined using prices for similar assets with similar characteristics, when available, or based upon discounted cash flows using market-based assumptions. Impairment is recognized through a valuation allowance for an individual stratum, to the extent that fair value is less than the capitalized amount for the stratum.

Union Bankshares, Inc. and Subsidiary
---------------------------------------------------------------------------
Notes to Consolidated Financial Statements (Continued)

Note 1. Significant Accounting Policies (Continued)

Investments Carried at Equity

The Company has purchased various limited partnership interests in low income housing partnerships. These partnerships were established to acquire, own and rent residential housing for low and moderate income Vermonters located in Northern Vermont. The investments are accounted for under a method approximating the equity method of accounting. These equity investments, which are included in other assets, are recorded at cost and adjusted for the Company's proportionate share of the partnerships' undistributed earnings or losses.

Pension plans

Union maintains a non-contributory defined benefit pension plan covering all eligible employees who meet certain service requirements. The costs of this plan, based on actuarial computations of current and estimated future benefits for employees, are charged to pension and other employee benefits as a current operating expense and are funded as accrued. As of January 1, 2004, former Citizens employees became eligible to participate in the defined benefit pension plan.

Union also has a contributory 401(k) pension plan covering all employees who meet certain service requirements. The plan is voluntary, and in 2004, 2003, and 2002, Union, through the discretionary matching component of the plan, contributed fifty cents for every dollar contributed by participants, up to six percent of each participant's salary. Citizens had a contributory 401(k) pension plan covering all employees who met certain age and service requirements. The obligations of Citizens under the plan were assumed by Union at the time of the merger of the two subsidiaries in May of 2003. The plan was voluntary, and Citizens/Union, through the discretionary matching component of the plan, contributed fifty cents for every dollar contributed by participants, up to six percent of each participant's salary in 2003 and 2002. Contributions to the profit sharing component of the plan were at the discretion of the Citizens' Board of Directors and were made in 2003 and 2002. Effective January 1, 2004, the Citizens 401(k) pension plan was merged into the Union 401(k) pension plan.

Advertising costs

The Company expenses advertising costs as incurred.

Earnings per common share

Earnings per common share are computed based on the weighted average number of shares of common stock outstanding during the period, retroactively adjusted for stock splits, stock dividends, and stock issues and reduced for shares held in treasury. The weighted average shares outstanding were 4,551,469, 4,547,366 and 4,543,113 for the years ended December 31, 2004,
2003 and 2002 respectively.

Income taxes

The Company prepares its Federal income tax return on a consolidated basis. Federal income taxes are allocated to members of the consolidated group based on taxable income. The Company recognizes income taxes under the asset and liability method. This involves estimating the Company's actual current tax exposure as well as assessing temporary differences resulting from differing treatment of items, such as timing of the deduction of expenses, for tax and accounting purposes. These differences result in deferred tax assets and liabilities, which are included in the Company's consolidated balance sheets. The Company must also assess the likelihood that any deferred tax assets will be recovered from future taxable income and to the extent that recovery is not likely, a valuation allowance must be established. Significant management judgment is required in determining income tax expense, and deferred tax assets and liabilities. Low-income housing tax credits and historic rehabilitation credits are recognized as a reduction of income tax expense in the year they are earned.

Off-balance-sheet financial instruments

In the ordinary course of business, the Company is a party to off-balance-sheet financial instruments consisting of commitments to unused lines of credit, commitments under credit card arrangements, commitments to purchase investment securities, commercial letters of credit and standby letters of credit. Such financial instruments are recorded in the financial statements when they become payable.

Union Bankshares, Inc. and Subsidiary
---------------------------------------------------------------------------
Notes to Consolidated Financial Statements (Continued)

Note 1. Significant Accounting Policies (Continued)

Comprehensive income

Accounting principles generally require that recognized revenue, expenses, gains, and losses be included in net income. Although certain changes in assets and liabilities, such as unrealized gains and losses on available-for-sale securities, are not included in Net Income, the cumulative effect of such items, net of tax effect, is reported as a separate component of the equity section of the balance sheet as Accumulated Other Comprehensive Income. Such items, along with net income, are components of comprehensive income.

The components of other comprehensive income and related tax effects at December 31 are as follows:


                                                                          2004           2003         2002
                                                                       ------------------------------------

Unrealized holding gains (losses) on available-for-sale securities     $(598,916)     $129,982     $270,819
Reclassification adjustment for losses (gains) realized in income         18,058          (379)       2,970
                                                                       ------------------------------------
Net unrealized gains (losses)                                           (580,858)      129,603      273,789
Tax effect                                                               197,492       (43,229)     (93,924)
                                                                       ------------------------------------
Net of tax amount                                                      $(383,366)     $ 86,374     $179,865
                                                                       ====================================

Transfers of financial assets

Transfers of financial assets are accounted for as sales when control over the assets has been surrendered. Control over transferred assets is deemed to be surrendered when the assets have been isolated from the Company, the transferee obtains the right (free of conditions that constrain it from taking advantage of that right) to pledge or exchange the transferred assets, and the Company does not maintain effective control over the transferred assets through an agreement to repurchase them before their maturity.

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

Stock option plan

The Company accounts for its stock option plan in accordance with the provisions of Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees", and related interpretations. As such, compensation expense is recorded on the date of grant only if the current market price of the underlying stock exceeds the exercise price. Statement of Financial Accounting Standards ("SFAS") No. 123, "Accounting for Stock-Based Compensation", permits entities to recognize as expense over the vesting period the fair value of all stock-based awards on the date of grant. Alternatively, SFAS No. 123 also allows entities to continue to apply the provisions of APB Opinion No. 25 and provide pro forma net income disclosures for employee stock-based awards granted on or after January 1, 1995 as if the fair value based method defined in SFAS No. 123 had been applied. The Company has elected to apply the accounting methodology in APB Opinion No. 25 and, as a result, has provided the pro forma disclosures of net income, earnings per share and other disclosures, as if the fair value based method of accounting had been applied. The pro forma effects on net income and earnings per share were not material in 2004, 2003 and 2002. See Note 20.

Recent accounting pronouncements

In December 2004, the Financial Accounting Standards Board ("FASB") issued SFAS No. 123 (Revised 2004), Shared-Based Payment, or SFAS No. 123R, which is a revision of SFAS No. 123. SFAS No. 123R supersedes APB Opinion No. 25, Accounting for Stock Issued to Employees, and amends SFAS No. 95, Statement of Cash Flows. SFAS No. 123R requires all share-based payments to employees, including grants of employee stock options, to be recognized in the income statement based on their fair values. SFAS No. 123R is effective beginning July 1, 2005 and will require the Company to expense share-based payments under the

Union Bankshares, Inc. and Subsidiary
---------------------------------------------------------------------------
Notes to Consolidated Financial Statements (Continued)

Note 1. Significant Accounting Policies (Continued)

"modified prospective" method. Under this method, compensation expense is recognized at the time of the grant for all share-based payments granted after July 1, 2005 and also for all awards granted prior to July 1, 2005 that remain unvested on the effective date. The Company has no unvested share-based payments as of January 2, 2005. The Company had not adopted the transitional provisions of SFAS No. 123 but had continued to account for its stock option plan in accordance with the provisions of APB Opinion No.
25. The Company does not expect that the adoption of SFAS No. 123R will have a significant impact on its results of operations or financial position but is still in the process of analyzing the future cost of stock options under the revised statement.

In March 2004, the Securities and Exchange Commission ("SEC") issued SEC Staff Accounting Bulletin ("SAB") No. 105, "Application of Accounting Principles to Loan Commitments". SAB No. 105 summarizes the views of the staff regarding the application of generally accepted accounting principles to loan commitments accounted for as derivative instruments as required under the Financial Accounting Standard Board Statement No. 133. Specifically SAB No. 105 states that servicing assets and their associated income are to be recognized at the time the servicing asset is created either through securitization or sale, and not upon the extension of a loan commitment which upon funding, will either be sold or securitized. It is the Company's policy to recognize servicing assets and income only upon the sale of the underlying loan. Accordingly, adoption of SAB No. 105 will not have any effect on the Company's financial statements.

Reclassifications

Certain amounts in the 2003 and 2002 financial statements have been reclassified to conform to the current year presentation.

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

Note 3. Restrictions on Cash and Due From Banks

The Company is required to maintain non-interest bearing reserve balances in cash with Federal Reserve Bank of Boston. The totals of those reserve balances were approximately $3,398,000 and $4,426,000 at December 31, 2004 and 2003, respectively.

The nature of the Company's business requires that it maintain amounts due from banks which, at times, may exceed federally insured limits. The balance in these accounts at December 31, is as follows:


                                        2004            2003
                                     ---------------------------

Noninterest-bearing accounts         $   559,318     $ 5,263,857
Federal Reserve Bank of Boston        12,538,867      15,144,335
Federal funds sold                     4,013,453         647,081
Federal Home Loan Bank of Boston         173,706         269,357

No losses have been experienced in these accounts. The Company was required to maintain contracted clearing balances of $1,000,000 and $6,000,000 at December 31, 2004 and 2003, respectively which are included in the Federal Reserve Bank balances above.

Note 4. Interest Bearing Deposits

Interest bearing deposits consist of certificates of deposit purchased from various financial institutions. Deposits at each institution are maintained at or below the FDIC insurable limits of $100,000. Certificates are held with rates ranging from 1.19% to 7.15% and mature at various dates through 2010 with approximately $2,968,000 scheduled to mature in 2005.

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

Note 5. Investment Securities

Securities available-for-sale consists of the following:


                                                                              Gross          Gross
                                                             Amortized      Unrealized     Unrealized        Fair
                                                               Cost           Gains          Losses          Value
                                                            ---------------------------------------------------------

December 31, 2004:
Debt securities:
  U.S. Government and agency and corporation securities     $ 8,989,316     $    8,189     $ (32,362)     $ 8,965,143
  Mortgage-backed securities                                 16,524,542         76,832      (129,212)      16,472,162
  State and political subdivisions                            5,137,263        135,131       (14,549)       5,257,845
  Corporate debt securities                                   8,887,830        230,636       (21,031)       9,097,435
                                                            ---------------------------------------------------------
      Total debt securities                                  39,538,951        450,788      (197,154)      39,792,585
  Marketable equity securities                                  855,289        318,014             -        1,173,303
                                                            ---------------------------------------------------------
      Total                                                 $40,394,240     $  768,802     $(197,154)     $40,965,888
                                                            =========================================================


                                                                              Gross          Gross
                                                             Amortized      Unrealized     Unrealized        Fair
                                                               Cost           Gains          Losses          Value
                                                            ---------------------------------------------------------

December 31, 2003:
Debt securities:
  U.S. Government and agency and corporation securities     $ 4,902,207     $   57,357     $ (12,412)     $ 4,947,152
  Mortgage-backed securities                                 17,514,780        162,403       (35,581)      17,641,602
  State and political subdivisions                            5,122,832        225,168        (7,753)       5,340,247
  Corporate debt securities                                  14,781,024        580,058       (11,912)      15,349,170
                                                            ---------------------------------------------------------
      Total debt securities                                  42,320,843      1,024,986       (67,658)      43,278,171
  Marketable equity securities                                  896,790        244,257       (49,078)       1,091,969
                                                            ---------------------------------------------------------
      Total                                                 $43,217,633     $1,269,243     $(116,736)     $44,370,140
                                                            =========================================================

Investment securities with a carrying amount of $2,456,096 and $3,038,792 at December 31, 2004 and 2003, respectively, were pledged as collateral on public deposits and for other purposes as required or permitted by law.

Union Bankshares, Inc. and Subsidiary
---------------------------------------------------------------------------
Notes to Consolidated Financial Statements (Continued)

Note 5. Investment Securities (Continued)

Information pertaining to securities with gross unrealized losses at December 31, 2004, aggregated by investment category and length of time that individual securities have been in a continuous loss position, follows:


                                          Less Than 12 Months             Over 12 Months                   Total
                                       ------------------------------------------------------------------------------------
                                                         Gross                      Gross                          Gross
                                          Fair         Unrealized      Fair       Unrealized        Fair         Unrealized
                                          Value           Loss         Value         Loss           Value           Loss
                                       ------------------------------------------------------------------------------------

Securities Available-for-Sale
Debt securities:
  U.S. Government and agency and
   corporation securities              $ 7,460,407     $ (32,362)     $     -      $    -        $ 7,460,407     $ (32,362)
  Mortgage-backed securities            12,306,222      (128,835)      28,605        (377)        12,334,827      (129,212)
  State and political subdivisions         823,218       (14,549)           -           -            823,218       (14,549)
  Corporate debt securities              2,045,070       (21,031)           -           -          2,045,070       (21,031)
                                       -----------------------------------------------------------------------------------
      Total                            $22,634,917     $(196,777)     $28,605      $ (377)       $22,663,522     $(197,154)
                                       ===================================================================================

Management evaluates debt securities for other-than-temporary impairment at least on a quarterly basis, and more frequently when economic or market concerns warrant such evaluation and on a monthly basis for marketable equity securities. In analyzing an issuer's financial condition, management considers whether the securities are issued by the federal government or its agencies, whether downgrades by bond rating agencies have occurred, and industry analysts' reports. Consideration is given to the length of time and the extent to which the fair value has been less than the amortized cost basis, the financial condition and near and medium-term prospects of the issuer, whether the decline is attributable to changes in interest rates or credit quality and the intent and ability of the Company to retain its investment in the issuer for a period of time sufficient to allow for any anticipated recovery in fair value.

At December 31, 2004, 49 debt securities have unrealized losses with aggregate depreciation of 0.5% from the Company's amortized cost basis. The primary factor causing securities with short-term gross unrealized loss is the change over the last six months in the interest rate environment. Only 1 debt security has an unrealized loss that has been in a continuous loss position for more than 12 months and that is an annually adjustable rate GNMA Mortgage Backed Security that pays principal and interest monthly. As management has the ability to hold this debt security until maturity, or for the foreseeable future since the security is classified as available-for-sale, the decline is deemed to be temporary.

During 2004, the Company recognized other than temporary impairment on two equity securities of $41,501 to their quoted fair market value. The equity securities remain on the Company's books as of December 31, 2004 and the fair value of both exceed over their new carrying costs. All realized gains and losses in 2003 and 2002 were from the sale of securities available-for-sale. Proceeds from the sale of securities available-for-sale were $1,761,346, $350,553 and $505,500 in 2004, 2003, and 2002, respectively.
Gross realized gains from sales of investments available-for-sale were $35,673, $379 and $5,054 with gross realized losses of $12,230, $0 and $8,024 for the years 2004, 2003, and 2002 respectively.

The scheduled maturities of debt securities available-for-sale as of December 31, 2004 were as follows:


                                 Amortized         Fair
                                   Cost            Value
                                ---------------------------

Due in one year or less         $ 8,355,148     $ 8,361,331
Due from one to five years        9,215,329       9,440,145
Due from five to ten years        4,096,068       4,171,427
Due after ten years               1,347,864       1,347,519
                                ---------------------------
                                 23,014,409      23,320,422
Mortgage-backed securities       16,524,543      16,472,163
                                ---------------------------
      Total debt securities     $39,538,952     $39,792,585
                                ===========================

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

Note 6. Loans Held for Sale and Loan Servicing

At December 31, 2004 and 2003, loans held for sale consisted of conventional residential mortgages, commercial real estate mortgages and commercial loans originated for subsequent sale. At December 31, 2004 and 2003, the estimate fair value of these loans was in excess of their carrying value, and therefore no valuation reserve is necessary for loans held for sale.

Commercial and mortgage loans serviced for others are not included in the accompanying balance sheets. The unpaid principal balances of commercial and mortgage loans serviced for others were $86,973,197 and $75,136,195 at December 31, 2004 and 2003, respectively.

The Company generally retains the servicing rights on loans sold. At December 31, 2004 and 2003, the unamortized balance of servicing rights on loans sold with servicing retained was not material. The estimated fair value of these servicing rights was in excess of their carrying value at both December 31, 2004 and 2003, and therefore no impairment reserve was necessary. Loan servicing rights of $194,601, $200,765 and $208,829 were capitalized in 2004, 2003, and 2002, respectively. Amortization of servicing rights was $146,445, $141,376 and $87,541 for 2004, 2003, and
2002, respectively.

Note 7. Loans

The composition of net loans at December 31 is as follows:


                                                        2004             2003
                                                    -----------------------------

Residential real estate                             $100,130,337     $ 89,974,291
Construction real estate                              20,050,164       18,256,557
Commercial real estate                               108,473,777      102,365,743
Commercial                                            20,583,924       17,876,790
Consumer                                               8,729,004        9,402,301
Municipal loans                                       13,453,425       15,346,039
                                                    -----------------------------
Gross Loans                                          271,420,631      253,221,721
Deduct:
Allowance for loan losses                             (3,066,871)      (3,028,813)
Net deferred loan fees, premiums, and discounts         (165,654)        (185,196)
                                                    -----------------------------
                                                      (3,232,525)      (3,214,009)
                                                    -----------------------------
Net Loans                                           $268,188,106     $250,007,712
                                                    =============================

Information regarding non-performing loans as of December 31 is as follows:


                                                                 2004           2003
                                                              -------------------------

Impaired loans                                                $1,019,121     $  742,312
Total allowance for loan losses related to impaired loans        121,108        110,360
Loans in non-accrual status                                    1,169,457      1,617,230
Loans past due 90 days or more and still accruing              4,126,040      1,687,672

Union Bankshares, Inc. and Subsidiary
---------------------------------------------------------------------------
Notes to Consolidated Financial Statements (Continued)

Note 7. Loans (Continued)

Information on non-performing and non-accrual loans for the years ended December 31 is as follows:


                                                              2004          2003          2002
                                                           --------------------------------------

Interest income recognized on impaired loans               $   46,625     $ 46,161     $   64,816
Average investment in impaired loans                        1,039,739      745,558      1,180,540
Aggregate interest on non-accrual loans not recognized        338,456      392,732        316,019

At December 31, 2004, the Company was not committed to lend any additional funds to borrowers whose loans are non-performing.

Residential real estate loans aggregating $3,756,744 and $13,309,460 at December 31, 2004 and 2003, respectively, were pledged as collateral on deposits of municipalities.

Note 8. Allowance for Loan Losses

Changes in the allowance for loan losses for the years ended December 2004, 2003 and 2002, are as follows:


                                         2004           2003           2002
                                      ----------------------------------------

Balance, beginning                    $3,028,813     $2,908,222     $2,800,963
Provision for loan losses                 30,000        114,000        356,000
Recoveries of amounts charged off        124,164         98,581        110,465
                                      ----------------------------------------
                                       3,182,977      3,120,803      3,267,428
Amounts charged off                     (116,106)       (91,990)      (359,206)
                                      ----------------------------------------
Balance, ending                       $3,066,871     $3,028,813     $2,908,222
                                      ========================================

Note 9. Premises and Equipment

The major classes of premises and equipment and accumulated depreciation at December 31 are as follows:


                                     2004            2003
                                  ---------------------------

Land and land improvements        $   689,456     $   689,456
Buildings and improvements          4,860,283       4,739,273
Furniture and equipment             7,428,107       6,315,043
                                  ---------------------------
                                   12,977,846      11,743,772
Less accumulated depreciation      (7,856,800)     (7,296,606)
                                  ---------------------------
                                  $ 5,121,046     $ 4,447,166
                                  ===========================

Depreciation included in occupancy and equipment expenses amounted to $696,686, $654,483, and $658,004 for the years ended December 31, 2004,
2003, and 2002 respectively.

Union Bankshares, Inc. and Subsidiary
---------------------------------------------------------------------------
Notes to Consolidated Financial Statements (Continued)

Note 9. Premises and Equipment (Continued)

The Company is obligated under noncancelable operating leases for premises that expire in various years through the year 2010. Options to renew for additional periods are available with these leases. Future minimum rental commitments for these leases with original or remaining terms of one year or more at December 31, 2004 were as follows:


      2005                $105,654
      2006                  92,945
      2007                  85,352
      2008                  33,756
      2009                  28,000
      Thereafter            14,000
                          --------
                          $359,707
                          ========

Rent expense for 2004, 2003, and 2002 amounted to $107,841, $101,307, and
$106,170, respectively.

Occupancy expense is shown in the consolidated statements net of rental income of $73,983 in 2004, $71,930 in 2003, and $78,806 in 2002.

Note 10. Other Real Estate Owned

Other real estate owned of $35,734 at December 31, 2004 and $10,131 at December 31, 2003 was included in Other Assets.

Note 11. Investments Carried at Equity

The carrying values of investments carried at equity were $1,416,232 and $1,556,236 at December 31, 2004 and 2003, respectively consisting of investments in limited partnerships for low income housing projects. The capital contributions payable related to these investments were $0 and $297,000 at December 31, 2004 and 2003, respectively. The provision for undistributed net losses of the partnerships charged to earnings was $140,103, $124,948, and $124,039 for 2004, 2003 and 2002, respectively.

Note 12. Deposits

The following is a summary of interest bearing deposits at December 31:


                                          2004             2003
                                      -----------------------------

NOW accounts                          $ 48,948,414     $ 50,092,855
Savings and money market accounts      108,232,927      109,745,098
Time deposits, $100,000 and over        29,324,394       29,861,919
Other time deposits                     62,871,217       67,315,953
                                      -----------------------------
                                      $249,376,952     $257,015,825
                                      =============================

The following is a summary of time deposits by maturity at December 31, 2004:


      2005          $68,243,550
      2006           15,174,285
      2007            6,478,052
      2008            1,602,595
      2009              697,129
                    -----------
                    $92,195,611
                    ===========

Union Bankshares, Inc. and Subsidiary
---------------------------------------------------------------------------
Notes to Consolidated Financial Statements (Continued)

Note 13. Borrowed Funds

At December 31, 2004 and 2003, borrowed funds were comprised of option advance borrowings from the FHLB of Boston of $7,933,652 and $7,222,530, respectively. At December 31, 2004 and 2003, all of the borrowings had fixed interest rates ranging from 2.13% to 6.06% and 2.22% to 6.06%, respectively. The weighted-average interest rates on the borrowings were 4.09% and 4.43% at December 31, 2004 and 2003, respectively.

The contractual maturities of borrowed funds as of December 31, 2004 are as follows:


      2005                         $2,344,231
      2006                          4,529,646
      2007                            462,206
      2008                            238,096
      2009 and thereafter             359,473
                                   ----------
                                   $7,933,652
                                   ==========

Additionally, Union maintains an IDEAL Way Line of Credit with the FHLB of Boston. As of December 31, 2004, the total amount of this line approximated $3,551,000. There were no borrowings outstanding on this line at December 31, 2004. Interest on this line is chargeable at a rate determined by the FHLB of Boston and payable monthly based on daily balances outstanding.

Collateral on these borrowings consists of FHLB of Boston stock purchased by Union, all funds placed on deposit with the FHLB of Boston, and qualified first mortgages held by Union, and any additional holdings which may be pledged as security.

Union also maintains a line of credit with a correspondent bank for the purchase of overnight Federal Funds. As of December 31, 2004, the total amount of this line approximated $5,000,000 with no outstanding borrowings. Interest on this borrowing is chargeable at the Federal Funds rate at the time of the borrowing and is payable daily.

Note 14. Income Taxes

The components of the provision for income taxes for the years ended December 31 were as follows:


                                                       2004           2003           2002
                                                    ----------------------------------------

Currently paid or payable                           $2,259,654     $2,203,335     $2,032,994
Deferred                                               197,939          1,918         34,604
                                                    ----------------------------------------
                                                    $2,457,593     $2,205,253     $2,067,598
                                                    ========================================

The total provision for income taxes differs from the amounts computed at the statutory federal income tax rate of 34% primarily due to the following at December 31:


                                                       2004           2003           2002
                                                    ----------------------------------------

Computed "expected" tax expense                     $2,819,525     $2,581,395     $2,464,120
Tax exempt interest                                   (203,901)      (215,958)      (235,933)
Increase in cash surrender value life insurance        (36,644)       (38,796)       (41,050)
Tax credits on limited partnership investments        (135,986)      (135,986)      (142,007)
Other                                                   14,599         14,598         22,468
                                                    ----------------------------------------
                                                    $2,457,593     $2,205,253     $2,067,598
                                                    ========================================

Union Bankshares, Inc. and Subsidiary
---------------------------------------------------------------------------
Notes to Consolidated Financial Statements (Continued)

Note 14. Income Taxes (Continued)

Listed below are the significant components of the net deferred tax asset at December 31:


                                                            2004           2003
                                                         -------------------------

Components of the deferred tax asset:
  Bad debts                                              $  844,640     $  829,459
  Mark-to-market loans                                       53,005        136,348
  Nonaccrual loan interest                                  115,075        133,529
  Deferred compensation                                     447,072        466,852
  Pension                                                    86,063         65,273
  Other                                                      22,056         10,244
                                                         -------------------------
Total deferred tax asset                                  1,567,911      1,641,705

Valuation allowance                                               -              -
                                                         -------------------------
Total deferred tax asset, net of valuation allowance      1,597,911      1,641,705
                                                         -------------------------

Components of the deferred tax liability:
  Depreciation                                             (207,043)      (140,027)
  Mortgage servicing rights                                (108,007)       (91,634)
  Limited partnership tax credits                          (119,882)      (119,882)
  Unrealized gain on securities available-for-sale         (194,360)      (391,852)
  Other                                                    (119,762)       (79,006)
                                                         -------------------------

Total deferred tax liability                               (749,054)      (822,401)
                                                         -------------------------
Net deferred tax asset                                   $  818,857     $  819,304
                                                         =========================

Deferred tax assets are recognized subject to management's judgment that realization is more likely than not. Based on the temporary taxable items, historical taxable income and estimates of future taxable income, the Company believes that it is more likely than not that the deferred tax assets at December 31, 2004 will be realized.

Net deferred income tax assets are included in the caption "Other assets" on the balance sheet at December 31, 2004 and 2003.

Union Bankshares, Inc. and Subsidiary
---------------------------------------------------------------------------
Notes to Consolidated Financial Statements (Continued)

Note 15. Employee Benefits

Union sponsors a non-contributory defined benefit pension plan covering all eligible employees. The employees of the former Citizens which was merged into Union in May 2003 became eligible to participate in the plan January 1, 2004. The plan provides defined benefits based on years of service and final average salary. Union uses a December 31 measurement date for the plan. Union's policy is to accrue annually an amount equal to the actuarially calculated expense. Information pertaining to the activity in the plan using a measurement date of December 31, is as follows:

Obligations and funded status at December 31:


Change in projected benefit obligation                   2004            2003
--------------------------------------                ---------------------------

Projected benefit obligation at beginning of year     $ 7,155,345     $ 5,947,390
Service cost                                              408,422         301,433
Interest cost                                             436,429         391,817
Actuarial (gain) loss                                     196,110         651,091
Benefits paid                                            (155,284)       (136,386)
                                                      ---------------------------
Projected benefit obligation at end of year           $ 8,041,022     $ 7,155,345
                                                      ---------------------------

Change in fair value of plan assets
-----------------------------------
Fair value of plan assets at beginning of year        $ 5,268,288     $ 4,362,968
Actual return on plan assets                              634,155         632,131
Employer contributions                                    508,141         409,575
Benefits paid                                            (155,284)       (136,386)
                                                      ---------------------------
Fair value of plan assets at end of year              $ 6,255,300     $ 5,268,288
                                                      ===========================

Funded status                                         $(1,785,722)    $(1,887,057)
Unrecognized prior service cost                            53,083          59,241
Unrecognized net actuarial loss                         1,479,513       1,635,836
                                                      ---------------------------
Net amount recognized as accrued benefit cost         $  (253,126)    $  (191,980)
                                                      ===========================


                                                         2004            2003
                                                      ---------------------------

Accumulated benefit obligation at December 31         $ 5,767,765     $ 5,273,339
                                                      ---------------------------

We use the alternate amortization method for prior service costs, provided in paragraph 26 of SFAS 87, "Employers' Accounting for Pensions."

Net periodic pension benefit for 2004, 2003, and 2002 consisted of the following components:


                                                    2004          2003          2002
                                                  -------------------------------------

Service cost                                      $ 408,422     $ 301,433     $ 229,995
Interest cost on projected benefit obligation       436,429       391,817       365,281
Expected return on plan assets                     (363,526)     (295,025)     (312,705)
Amortization of prior service cost                    6,158         6,158         6,158
Amortization of transition asset                     (7,649)       (7,649)       (7,656)
Amortization of net loss                             89,453        75,348        52,160
                                                  -------------------------------------
Net periodic benefit cost                         $ 569,287     $ 472,082     $ 333,233
                                                  =====================================

Union Bankshares, Inc. and Subsidiary
---------------------------------------------------------------------------
Notes to Consolidated Financial Statements (Continued)

Note 15. Employee Benefits (Continued)

Weighted-average assumptions used to determine benefit obligations at December 31:


                                                     2004      2003
                                                     ---------------

Discount rate                                        6.00%     6.00%
Wage base rate                                       3.50%     3.50%
Consumer Price Index rate                            2.25%     2.25%

Weighted-average assumptions used to determine net periodic benefit cost for years ended December 31:


                                                     2004      2003
                                                     ---------------

Discount rate                                        6.00%     6.00%
Rate of increase in compensation levels              4.25%     4.25%
Expected long-term rate of return of plan assets     6.75%     6.75%

The overall expected long-term rate of return on assets was derived to be consistent with a 2.25% future inflation assumption and returns expected in that inflation environment. The return is more conservative than the plan's long term actual results and is at a level that management believes is sustainable.

Union's pension plan weighted-average asset allocations at December 31, 2004 and 2003, by asset category based on their fair values are as follows:


                                       Plan Assets
                                    -----------------
Asset Category                       2004       2003
--------------                      -----------------

Cash & Equivalents                    3.7%       0.5%
Debt Securities                      33.0%      35.4%
Equity Securities                    50.4%      51.8%
International Mutual Funds           12.9%      12.3%
                                    ----------------
      Total                         100.0%     100.0%
                                    ================

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


      Equity Securities & International Mutual Funds    60-85%
      Debt Securities                                   15-35%
      Cash & Equivalents                                  0-5%

There are no securities of the Company held by the pension plan. The estimated employer contribution for 2005 is $475,000.

The following table summarizes the estimated future benefit payments expected to be paid under the Plan:


      2005                        $  181,695
      2006                           171,344
      2007                           171,344
      2008                           171,344
      2009                           171,344
      Years 2010 to 2014           1,979,040

Union Bankshares, Inc. and Subsidiary
---------------------------------------------------------------------------
Notes to Consolidated Financial Statements (Continued)

Note 15. Employee Benefits (Continued)

Additionally, Union Bankshares, Inc. and Union have a non-qualified Deferred Compensation Plan for Directors and certain key officers. For 2004 and previous years under the plan, current participants could defer compensation that would otherwise be currently payable. Amounts deferred accrue interest at the prime rate less 100 basis points and benefits are payable over a 15 year period upon attainment of a certain age or death. The benefit obligations under the plan represent general unsecured obligations of the Company and no assets have to be segregated for such payments. However, Union Bankshares, Inc. and Union have purchased life insurance contracts on the lives of each participant in order to fund these benefits. The benefits accrued under this plan aggregated $1,314,917 and $1,326,039 at December 31, 2004 and 2003, respectively, and are included in the financial statement caption "Accrued interest and other liabilities". The cash surrender value of the life insurance policies purchased to fund these plans aggregated $1,675,889 and $1,568,112 at December 31, 2004 and 2003, respectively. These amounts are included in the financial statement caption "Other assets". The current deferred compensation plan will be re-evaluated during 2005 based on final rules under the federal American Jobs Creation Act of 2004, which have yet to be issued by the Internal Revenue Service (IRS).

Union maintains a defined contribution 401(k) plan under which employees may elect to make tax deferred contributions of up to the IRS maximum from their annual salary. All employees meeting service requirements are eligible to participate in the plan. Company contributions fully vest after three years of service. Union's employer matching contributions to the plan are at the discretion of the Board of Directors. Employer matching contributions to the plan were $113,637, $76,930, and $72,845 for 2004, 2003, and 2002, respectively.

Citizens maintained separately a 401(k) plan which included a discretionary profit sharing component. The 401(k) plan covered all employees meeting certain eligibility requirements. Employees were permitted to contribute any amount of their compensation to the 401(k) plan in accordance with IRS limits. Citizens, at the discretion of their Board of Directors, made matching contributions up to 6% of an employee's compensation. Matching contributions to this plan were $21,906 and $29,369 for 2003 and 2002 respectively. Profit sharing contributions were at the discretion of Citizens' Board of Directors. Contributions were $71,848 and $74,965 for 2003 and 2002 respectively. The Citizens 401(k) plan was merged into the Union plan effective January 1, 2004.

Note 16. Financial Instruments With Off-Balance-Sheet Risk

The Company is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers and to reduce its own exposure to fluctuations in interest rates. These financial instruments include commitments to extend credit, standby letters of credit, interest rate caps and floors written on adjustable rate loans, commitments to participate in or sell loans and commitments to buy or sell securities. Such instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the balance sheet. The contract or notional amounts of those instruments reflect the extent of involvement the Company has in particular classes of financial instruments.

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

Note 16. Financial Instruments With Off-Balance-Sheet Risk (Continued)

The following table shows financial instruments whose contract amount represents credit risk:


                                                                          Contract or
                                                                        Notional Amount
                                                                  ---------------------------
                                                                     2004            2003
                                                                  ---------------------------

Commitments to originate loans                                    $13,773,009     $ 8,921,457
Unused lines of credit                                             31,907,901      25,379,986
Standby letters of credit                                           1,003,748         992,660
Credit card arrangements                                            2,273,323       2,115,122
Equity commitments to affordable housing limited partnerships       1,348,808         890,908
                                                                  ---------------------------
      Total                                                       $50,306,789     $38,300,133
                                                                  ===========================

Commitments to originate loans are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates within 90 days of the commitment. Unused lines of credit are renewable at least annually except for home equity lines which have an indefinite expiration date. Unused lines may have other termination clauses and may require payment of a fee.

Since many of the commitments and lines are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Company evaluates each customer's credit worthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Company, upon issuance of a commitment to extend credit is based on management's credit evaluation of the customer. Collateral held varies but may include real estate, accounts receivable, inventory, property, plant and equipment, and income-producing commercial properties.

Standby letters of credit are conditional commitments issued by the Company to guarantee the performance of a customer to a third party. Those guarantees are primarily issued to support customer's private borrowing arrangements. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loans to customers.

At December 31, 2004, the Company had $1,416,232 of investments in tax advantaged limited partnerships involved in low income housing investment tax credit projects in its market area and commitments to invest up to an additional $1,348,808 in such partnerships.

Note 17. Commitments and Contingencies

In the normal course of business, the Company is involved in various legal proceedings. In the opinion of management, after consulting with the Company's legal counsel, any liability resulting from such proceedings would not have a material adverse effect on the Company's financial statements.

Note 18. Fair Values of Financial Instruments

The fair value of a financial instrument is the current amount that would be exchanged between willing parties, other than in a forced liquidation. Fair value is best determined based upon quoted market prices. However, in many instances, there are no quoted market prices for the Company's various financial instruments. In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. Management's estimates and assumptions are inherently subjective and involve uncertainties and matters of significant judgment. Changes in assumptions could dramatically affect the estimated fair values. Accordingly, the fair value estimates may not be realized in an immediate settlement of the instrument. SFAS No. 107 excludes certain financial instruments and all nonfinancial instruments from its disclosure requirements. Accordingly, the aggregate fair value amounts presented may not necessarily represent the underlying fair value of the Company.

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

      Loans and loans held for sale: Fair values of loans are estimated for portfolios of loans with similar financial characteristics and segregated by loan type. For variable-rate loans that reprice frequently and with no significant change in credit risk, fair values are based on carrying amounts. The fair values for other loans (for example, fixed-rate residential, commercial real estate, and rental property mortgage loans, and commercial and industrial loans) are estimated using discounted cash flow analysis, based on interest rates currently being offered for loans with similar terms to borrowers of similar credit quality. Loan fair value estimates include judgments regarding future expected loss experience and risk characteristics. The carrying amounts reported in the balance sheet for loans that are held for sale approximate their fair market values. Fair values for impaired loans are estimated using discounted cash flow analyses or underlying collateral values, where applicable.

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

      Borrowed funds: The fair values of the Company's long-term debt are estimated using discounted cash flow analysis based on interest rates currently being offered on similar debt instruments.

      Off-balance sheet financial instruments: The estimated fair market value of off-balance-sheet financial instruments approximates their contract or notional values as the majority of our credit commitments are short-term (one year or less) in nature. The only commitments to extend credit that are longer than one year in duration are the Home Equity Lines whose interest rates are variable on a quarterly basis. The only fees collected for commitments are an annual fee on credit card arrangements and sometimes a flat fee on commercial lines of credit and standby letters of credit. The fair value of the off-balance sheet financial instruments is not significant.

The estimated fair values and related carrying amounts of the Company's significant financial instruments at December 31 are as follows:


                                                     2004                              2003
                                         ---------------------------------------------------------------
                                           Carrying        Estimated         Carrying        Estimated
                                            Amount         Fair Value         Amount         Fair Value
                                         ---------------------------------------------------------------

Financial assets:
  Cash and cash equivalents              $ 21,116,952     $ 21,116,952     $ 24,633,419     $ 24,633,419
  Interest bearing deposits                 7,508,703        7,519,068        6,519,693        6,663,325
  Securities available-for-sale            40,965,888       40,965,862       44,370,140       44,370,140
  Loans and loans held for sale, net      277,002,016      277,254,542      268,532,050      268,501,273

Financial liabilities:
  Deposits                               $306,598,141     $306,341,457     $305,379,443     $305,811,209
  Borrowed funds                            7,933,652        8,085,683        7,222,530        7,423,404

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

Aggregate loan transactions with related parties for the year ended December 31 were as follows:


                                                 2004            2003
                                              --------------------------

Balance, beginning                            $ 1,051,851     $  952,927
New loans                                       1,200,896      1,407,922
Repayments                                     (1,479,222)      (928,675)
Other, net                                           (658)      (380,323)
                                              --------------------------

Balance, ending                               $   772,867     $1,051,851
                                              ==========================

Balance available on lines of credit          $   527,199     $  419,488
                                              ==========================

Deposit accounts with related parties were $745,924 and $1,103,194 at December 31, 2004 and 2003, respectively.

Note 20. Stock Option Plan

Under the Company's 1998 Stock Option Plan, the Company's Board of Directors, with shareholder approval, authorized the granting to certain key employees options to purchase up to 75,000 shares of the Company's common stock. As of December 31, 2004, 51,950 shares remain available for future option grants. The exercise price of the options is equal to the market price of the stock at the date of grant. These stock options are exercisable within five years from the date of grant.

Union Bankshares, Inc. and Subsidiary
---------------------------------------------------------------------------
Notes to Consolidated Financial Statements (Continued)

Note 20. Stock Option Plan (Continued)

Following is a summary of transactions:


                                                                                          Shares Under Option
                                                                                      ----------------------------
                                                                                       2004       2003       2002
                                                                                      ----------------------------

Outstanding, January 1                                                                13,675     10,900     10,200
Stock split effected in the form of a stock dividend (3 for 2, effective 8/8/03)           -      5,100          -
Granted during the year                                                                3,250      3,000      3,200
Cancelled during the year                                                                  -       (300)         -
Exercised during the year (3,250 shares at $13.50 per share and 1,100 shares at $15.67 per share in 2004; 500 shares at $13.50 per share, 3,450 shares at $14.67 per share, 375 shares at $15.67 per share and 700 shares at $19.00 per share in 2003; and 2,200 shares at $18.00 per share and 300 shares
 at $19.00 per share in 2002.)                                                        (4,350)    (5,025)    (2,500)
                                                                                      ----------------------------

Outstanding, December 31                                                              12,575     13,675     10,900
                                                                                      ============================

Stock Options Exercisable at year end:                                                 9,325     10,675      7,700
                                                                                      ============================

Outstanding Options at December 31, exercisable at:
  $12.67 per share                                                                     3,000      3,000          -
  $13.50 per share                                                                         -      3,250          -
  $15.67 per share                                                                     3,325      4,425          -
  $19.00 per share                                                                         -          -      2,700
  $20.25 per share                                                                         -          -      2,500
  $22.00 per share                                                                         -          -      2,500
  $23.50 per share                                                                         -          -      3,200
  $25.30 per share                                                                     3,000      3,000          -
  $26.60 per share                                                                     3,250          -          -
                                                                                      ----------------------------
                                                                                      12,575     13,675     10,900
                                                                                      ============================

Had compensation cost been determined on the basis of fair value pursuant to SFAS No. 123, the effects on net income and earnings per common share for the years ended December 31 would have been:


                                                                                 2004           2003           2002
                                                                              ----------------------------------------

Net income as reported                                                        $5,835,127     $5,387,086     $5,179,814
Deduct: Total stock-based compensation expense determined
 under fair value based method for all awards, net of related tax effects        (18,382)        (9,026)        (4,626)
                                                                              ----------------------------------------
Pro forma net income                                                          $5,816,745     $5,378,060     $5,175,188
                                                                              ========================================

Earnings per common share:
  As reported                                                                 $     1.28     $     1.18     $     1.14
  Pro forma                                                                   $     1.28     $     1.18     $     1.14

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

Quantitative measures established by regulation to ensure capital adequacy require the Company and Union to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier I capital (as defined) to average assets (as defined). Management believes that, as of December 31, 2004 and 2003, the Company and Union met all capital adequacy requirements to which they were subject.

As of December 31, 2004 and 2003, the most recent notification from the FDIC categorized Union as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized an institution must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the table. There are no conditions or events since the date of the most recent notification that management believes might result in an adverse change to Union's regulatory capital category.

Union's and the Company's actual capital amounts (000's omitted) and ratios are also presented in the table.


                                                                                            Minimum
                                                                                          To be Well
                                                                       Minimum         Capitalized Under
                                                                     For Capital       Prompt Corrective
                                                 Actual              Requirement       Action Provisions
                                           -------------------------------------------------------------
                                           Amount      Ratio      Amount      Ratio    Amount      Ratio
                                           -------------------------------------------------------------

As of December 31, 2004:
Total capital to risk weighted assets
  Union                                    $44,361     18.27%     $19,425     8.0%     $24,281     10.0%
  Company                                   45,212     18.57%      19,477     8.0%         N/A      N/A
Tier I capital to risk weighted assets
  Union                                     41,182     16.96%       9,713     4.0%      14,569      6.0%
  Company                                   42,026     17.27%       9,734     4.0%         N/A      N/A
Tier I capital to average assets
  Union                                     41,182     11.42%      14,425     4.0%      18,031      5.0%
  Company                                   42,026     11.62%      14,467     4.0%         N/A      N/A


                                                                                            Minimum
                                                                                          To be Well
                                                                       Minimum         Capitalized Under
                                                                     For Capital       Prompt Corrective
                                                 Actual              Requirement       Action Provisions
                                           -------------------------------------------------------------
                                           Amount      Ratio      Amount      Ratio    Amount      Ratio
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

Note 22. Subsequent Events

On January 14, 2005, Union Bankshares, Inc. declared a $0.24 per share regular and a $0.40 per share special dividend payable January 28, 2005 to stockholders of record on January 24, 2005. A special dividend was declared as the Company's primary capital ratio on December 31, 2004 approached 12%, earnings were better than anticipated, and the current tax treatment of dividends is beneficial to shareholders.

Note 23. Condensed Financial Information (Parent Company Only)

The following financial statements are for Union Bankshares, Inc. (Parent Company Only), and should be read in conjunction with the consolidated financial statements of Union Bankshares, Inc. and Subsidiary.

                UNION BANKSHARES, INC. (PARENT COMPANY ONLY)
                          CONDENSED BALANCE SHEETS
                         DECEMBER 31, 2004 AND 2003


                                                                              2004            2003
                                                                           ---------------------------

ASSETS
  Cash                                                                     $   925,584     $   906,476
  Investment in Subsidiary-Union                                            41,559,523      40,165,232
  Other assets                                                                 545,178         502,473
                                                                           ---------------------------
      Total assets                                                         $43,030,285     $41,574,181
                                                                           ===========================

LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities
  Other liabilities                                                        $   627,261     $   587,517
                                                                           ---------------------------
      Total liabilities                                                        627,261         587,517
                                                                           ---------------------------
Stockholders' equity
  Common stock, $2 par value; 5,000,000 shares authorized;
   4,915,611 shares issued in 2004 and 4,911,261 shares issued in 2003       9,831,222       9,822,522
  Paid-in capital                                                              106,989          54,576
  Retained earnings                                                         33,809,456      32,070,843
  Treasury stock, at cost; 360,948 shares in 2004 and 2003                  (1,721,931)     (1,721,931)
  Accumulated other comprehensive income                                       377,288         760,654
                                                                           ---------------------------
      Total stockholders' equity                                            42,403,024      40,986,664
                                                                           ---------------------------
      Total liabilities and stockholders' equity                           $43,030,285     $41,574,181
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

Note 23. Condensed Financial Information (Parent Company Only) (Continued)

                UNION BANKSHARES, INC. (PARENT COMPANY ONLY)
                       CONDENSED STATEMENTS OF INCOME
                YEARS ENDED DECEMBER 31, 2004, 2003 AND 2002


                                                                                  2004           2003           2002
                                                                               ----------------------------------------

Revenues
  Dividends-bank subsidiaries                                                  $4,230,000     $4,015,000     $3,795,000
  Other income                                                                     25,476         29,018         32,829
                                                                               ----------------------------------------
      Total revenues                                                            4,255,476      4,044,018      3,827,829
                                                                               ----------------------------------------

Expenses
  Interest                                                                            838            633            678
  Administrative and other                                                        298,520        363,548        283,123
                                                                               ----------------------------------------
      Total expenses                                                              299,358        364,181        283,801
                                                                               ----------------------------------------

Income before applicable income tax and equity in undistributed net
 income of subsidiaries                                                         3,956,118      3,679,837      3,544,028
Applicable income tax benefit                                                    (101,352)      (120,260)       (95,043)
                                                                               ----------------------------------------

Income before equity (deficit) in undistributed net income of subsidiaries      4,057,470      3,800,097      3,639,071
Equity in undistributed net income-Union                                        1,777,657      1,586,989      1,691,288
Deficit in undistributed net income-Citizens                                            -              -       (150,545)
                                                                               ----------------------------------------

Net income                                                                     $5,835,127     $5,387,086     $5,179,814
                                                                               ========================================

Union Bankshares, Inc. and Subsidiary
---------------------------------------------------------------------------
Notes to Consolidated Financial Statements (Continued)

Note 23. Condensed Financial Information (Parent Company Only) (Continued)

                UNION BANKSHARES, INC. (PARENT COMPANY ONLY)
                     CONDENSED STATEMENTS OF CASH FLOWS
                YEARS ENDED DECEMBER 31, 2004, 2003 AND 2002


                                                                     2004            2003            2002
                                                                  -------------------------------------------

CASH FLOWS FROM OPERATING ACTIVITIES
  Net income                                                      $ 5,835,127     $ 5,387,086     $ 5,179,814
  Adjustments to reconcile net income to net cash provided by operating activities:
    Equity in undistributed net income of Union                    (1,777,657)     (1,586,989)     (1,691,288)
    Deficit in undistributed net income of Citizens                         -               -         150,545
    Increase in other assets                                          (42,705)        (46,391)        (51,581)
    Decrease in other liabilities                                      39,744          63,361          74,870
                                                                  -------------------------------------------
      Net cash provided by operating activities                     4,054,509       3,817,067       3,662,360
                                                                  -------------------------------------------

CASH FLOWS FROM FINANCING ACTIVITIES
  Dividends paid                                                   (4,096,514)     (3,728,457)     (3,451,475)
  Proceeds from exercise of stock options                              61,113          76,526          45,299
  Proceeds paid out for fractional shares                                   -          (3,404)              -
                                                                  -------------------------------------------
      Net cash used in financing activities                        (4,035,401)     (3,655,335)     (3,406,176)
                                                                  -------------------------------------------

Net increase in cash                                                   19,108         161,732         256,184

  Beginning cash                                                      906,476         744,744         488,560
                                                                  -------------------------------------------
  Ending cash                                                     $   925,584     $   906,476     $   744,744
                                                                  ===========================================

SUPPLEMENTAL SCHEDULE OF CASH PAID DURING THE YEAR

  Interest                                                        $       838     $       633     $       678
                                                                  ===========================================

  Income taxes                                                    $       250     $       250     $       250
                                                                  ===========================================

Union Bankshares, Inc. and Subsidiary
---------------------------------------------------------------------------
Notes to Consolidated Financial Statements (Continued)

Note 24. Quarterly Financial Data (Unaudited)

A summary of financial data for the four quarters of 2004, 2003, and 2002 is presented below (dollars in thousands):


                                           Quarters in 2004 Ended
                              -------------------------------------------------
                              March 31,     June 30,     Sept. 30,     Dec. 31,
                              -------------------------------------------------

Interest income                $4,867        $4,902       $5,116        $5,293
Interest expense                  844           817          806           843
Net interest income             4,023         4,085        4,310         4,450
Provision for loan losses           -             -           30             -
Noninterest income                962           870          882         1,060
Noninterest expenses            3,176         3,149        3,022         2,972
Net income                      1,274         1,305        1,499         1,757
Earnings per common share      $ 0.28        $ 0.29       $ 0.33        $ 0.39


                                           Quarters in 2003 Ended
                              -------------------------------------------------
                              March 31,     June 30,     Sept. 30,     Dec. 31,
                              -------------------------------------------------

Interest income                $5,141        $5,109       $5,081        $5,041
Interest expense                1,199         1,111          978           921
Net interest income             3,942         3,998        4,103         4,120
Provision for loan losses          42            42           30             -
Noninterest income                915           790          828         1,070
Noninterest expenses            3,091         3,093        2,965         2,922
Net income                      1,229         1,189        1,362         1,607
Earnings per common share      $ 0.27        $ 0.26       $ 0.30        $ 0.35


                                           Quarters in 2002 Ended
                              -------------------------------------------------
                              March 31,     June 30,     Sept. 30,     Dec. 31,
                              -------------------------------------------------

Interest income                $5,536        $5,529       $5,583        $5,521
Interest expense                1,755         1,593        1,546         1,470
Net interest income             3,781         3,936        4,037         4,051
Provision for loan losses          90           105           95            66
Noninterest income                727           761          986         1,086
Noninterest expenses            2,787         3,046        2,951         2,977
Net income                      1,169         1,083        1,396         1,532
Earnings per common share      $ 0.26        $ 0.23       $ 0.31        $ 0.34

Note 25. Noninterest Other Income and Noninterest Other Expenses

The components of noninterest other income and noninterest other expenses which are in excess of one percent of total revenues in any of the three years presented are as follows:


                                                2004           2003           2002
                                             ----------------------------------------

Expenses
  Supplies                                   $  240,189     $  256,944     $  236,463
  State franchise tax                           262,836        253,693        241,169
  Postage and shipping                          219,966        256,599        255,115
  Write-downs of other real estate owned              -         42,846        309,688
  Expenses of other real estate owned            51,957         63,764        267,036
  Other                                       2,501,733      2,376,437      2,183,467
                                             ----------------------------------------
                                             $3,276,681     $3,250,283     $3,492,938
                                             ========================================

Union Bankshares, Inc. and Subsidiary
---------------------------------------------------------------------------
Management's Discussion and Analysis of Financial Condition and
 Results of Operations

                                   GENERAL

The following discussion and analysis by Management focuses on those factors that had a material effect on Union Bankshares, Inc.'s (Company's) financial position as of December 31, 2004 and 2003, and its results of operations for the years ended December 31, 2004, 2003, and 2002. This discussion is being presented to provide a narrative explanation of the financial statements and should be read in conjunction with the consolidated financial statements and related notes and with other financial data in this report. The purpose of this presentation is to enhance overall financial disclosures and to provide information about historical financial performance and developing trends as a means to assess to what extent past performance can be used to evaluate the prospects for future performance. Management is not aware of the occurrence of any events after December 31, 2004, which would materially affect the information presented below.

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

Forward-looking statements reflect management's current expectations and are subject to uncertainties, both general and specific, and risk exists those predictions, forecasts, projections and other estimates contained in forward-looking statements will not be achieved. Also when we use any of the words "believes," "expects," "anticipates," "intends," "plans," "seeks," "estimates" or similar expressions, we are making forward-looking statements. Many possible events or factors including those beyond the control of management, could affect the future financial results and performance of our Company. This could cause results or performance to differ materially from those expressed in our forward-looking statements. The possible events or factors that might affect our forward-looking statements include, but are not limited to, the following:

*   uses of monetary, fiscal and tax policy by various governments
* political, legislative or regulatory developments in Vermont, New Hampshire or the United States including changes in laws concerning accounting, taxes, banking and other aspects of the financial services industry
* developments in general economic or business conditions in Vermont and Northern New Hampshire including interest rate fluctuations, market fluctuations and perceptions, job creation and unemployment rates, ability to attract new business, inflation and their effect on the Company or its customers
* changes in the competitive environment for financial services organizations including increased competition from tax-advantaged credit unions
* acts or threats of terrorism or war and actions taken by the United States or other governments that might adversely affect business or economic conditions for the Company or its customers
*   the Company's ability to retain key personnel
* changes in technology including demands for greater automation which could present operational issues or significant capital outlays
* unanticipated lower revenues, loss of customers or business, or higher operating expenses
*   adverse changes in the securities market which could adversely affect
*   the value of the Company's stock
* the failure of assumptions underlying the establishment of allowances for loan losses and estimations of values of collateral and various financial assets and liabilities
* the failure of actuarial, investment, work force, salary and other assumptions underlying the establishment of reserves for future pension costs
* the amount that we invest in new business opportunities and the timing of these investments
* future cash requirements might be higher than anticipated due to loan commitments or unused lines of credit being drawn upon or depositors withdrawing their funds
* assumptions made regarding interest rate movement and sensitivity could vary substantially if actual experience differs from historical experience which could adversely affect the Company's results of operations
* the creditworthiness of current loan customers is different from our understanding or changes dramatically and therefore the allowance for loan losses becomes inadequate

Union Bankshares, Inc. and Subsidiary
---------------------------------------------------------------------------
Management's Discussion and Analysis of Financial Condition and
 Results of Operations (Continued)

When evaluating forward-looking statements to make decisions with respect to the Company, investors and others are cautioned to consider these and other risks and uncertainties and are reminded not to place undue reliance on such statements. Forward- looking statements speak only as of the date they are made and the Company undertakes no obligation to update them to reflect new or changed information or events, except as may be required by federal securities laws.

                        CRITICAL ACCOUNTING POLICIES

The Company has established various accounting policies which govern the application of accounting principles generally accepted in the United States of America in the preparation of the Company's financial statements. Certain accounting policies involve significant judgments and assumptions by management which have a material impact on the reported amount of assets, liabilities, revenues and expenses and related disclosures of contingent assets and liabilities in the consolidated financial statements and accompanying related notes. The Securities and Exchange Commission ("SEC") has defined a company's critical accounting policies as the ones that are most important to the portrayal of the company's financial condition and results of operations, and which require the company to make its most difficult and subjective judgments, often as a result of the need to make estimates of matters that are inherently uncertain. Based on this definition, the Company has identified the accounting policies and judgments most critical to the Company. The judgments and assumptions used by management are based on historical experience and other factors, which are believed to be reasonable under the circumstances. Because of the nature of the judgments and assumptions made by management, actual results could differ from these judgments and estimates that could have a material impact on the carrying values of assets and liabilities and the results of operations of the Company.

The Company believes the allowance for loan losses is a critical accounting policy that requires the most significant judgments and estimates used in the preparation of its consolidated financial statements. In estimating the allowance for loan losses, management utilizes historical experience as well as other factors including the effect of changes in the local real estate market on collateral values, the effect on the loan portfolio of current economic indicators and their probable impact on borrowers and changes in delinquent, nonperforming or impaired loans. Changes in these factors may cause management's estimate of the allowance for loan losses to increase or decrease and result in adjustments to the Company's provision for loan losses in future periods. The Company also has other key accounting policies, which involve the use of estimates, judgments and assumptions, that are significant to understanding the results including liability for the defined benefit pension plan, valuation of deferred tax assets and analysis of potential impairment of investment securities. The most significant accounting policies followed by the Company are presented in Note 1 to these financial statements and FINANCIAL CONDITION-Allowance for Loan Losses below. Although management believes that its estimates, assumptions and judgments are reasonable, they are based upon information presently available. Actual results may differ significantly from these estimates under different assumptions, judgments or conditions.

                                  OVERVIEW

The Company continued to grow and become more profitable during 2004 as we began to see the impact of the 2004 increases in the prime rate and we neared the completion of reducing duplicative efforts and costs associated with the pre-May 2003 running of two individual bank subsidiaries. Earnings per share grew from $1.18 per share in 2003 to $1.28 in 2004, or 8.5%. Dividends paid out to shareholders increased from $0.82 per share in 2003 to $0.90 in 2004, or 9.75%, as the Board of Directors continues to evaluate the utilization of the Company's capital resources.

The Company grew 2.5% in total average assets between 2003 and 2004 as compared to 1.7% between 2002 and 2003 as we continued in both years to manage growth through the sale of long-term fixed interest rate loans while long-term interest rates stayed near a historic low. Despite the fact that the Prime Rate started to increase from its two year low of 4% on July 1, 2004 to end the year at 5.25%, the yield curve has narrowed and long-term rates have decreased approximately 55 basis points from 6% to 5.45% in the same time frame.

The effect of the increases in the prime rate has assisted our net interest margin during the second half of 2004, which rose from 5.20% for 2003 to 5.24% for 2004, as our variable rate loan portfolio has, for the most part, adjusted at least once for variable rate mortgages, twice for quarterly adjustable loans and five times for the immediately adjustable portfolio. Rates paid on deposit products have risen more slowly which has also had a positive impact on both the net interest spread and the net interest margin.

Loan demand moderated somewhat but remained strong in 2004 with a 3.1% growth over 2003 on our financial statements despite selling $25.8 million of loans in 2004 which would have taken our growth rate to 12.6% if not for the sales. Growth for 2003 was 6.1% net of selling loans of $29.7 million which would have given us a gross growth rate of 17.7%. Loans in non-accrual status have

Union Bankshares, Inc. and Subsidiary
---------------------------------------------------------------------------
Management's Discussion and Analysis of Financial Condition and
 Results of Operations (Continued)

decreased 25% between years. Other non-performing loans, with the exception of one closely monitored, well collateralized commercial real estate credit, are also down. For the second year in a row, the ratio of net charge-offs to average loans not held for sale has been at 0.00% as recoveries have been greater than charge-offs. Therefore, our allowance for loan losses has remained adequate and the Company has been able to reduce its provision for loan losses from $580 thousand in 1996 to $114 thousand in 2003 and to $30 thousand in 2004, while still maintaining a loan loss allowance coverage ratio of over 1.1% of total loans not held for sale.

Competition in the financial services market place has been strong during the last few years for loans but the improvement in the stock market and the re-introduction of "special" deposit products and teaser rates have made the competition for deposits intense. The growth in deposits dropped from $12.4 million or 4.2% in 2003 to $1.2 million or 0.4% in 2004. The Company has recently completed a review of the deposit products it offers and will be introducing streamlined offerings in early 2005. The Company will continue to focus on customer service and its core business of community banking to provide products and services to the communities it serves.

The regulatory environment of the last couple of years, including the federal Sarbanes-Oxley Act of 2002, has put an extensive burden on small publicly traded companies as there is no difference in the requirements placed because of size, complexity of operations and products, or other regulatory oversight which the banking industry already has from states, the FDIC and the Federal Reserve. The additional requirements add to our operating costs and divert us somewhat from our objectives of growing and strengthening our business. The subsidiaries of bank holding companies also spend a good deal of time and dollars complying with the U.S. Patriot Act and the Bank Secrecy Act to protect the U.S. financial system and their customers against identity theft, anti-money laundering, and terrorism.

The following per share information and key ratios depict several measurements of performance or financial condition for or at the years ending December 31, 2004 and 2003, respectively:


                                                December 31, 2004     December 31, 2003
                                                ---------------------------------------

      Return on average assets (ROA)                  1.65%                 1.56%
      Return on average equity (ROE)                 14.17%                13.50%
      Net interest margin (1)                         5.24%                 5.20%
      Efficiency ratio (2)                           59.02%                60.19%
      Net interest spread (3)                         4.98%                 4.91%
      Loan to Deposit ratio                          91.40%                88.99%
      Net loan charge-offs to average loans           0.00%                 0.00%
      Allowance for loan losses to loans              1.13%                 1.20%
      Non-performing assets to total assets           1.48%                 0.93%
      Equity to assets                               11.79%                11.50%
      Total capital to risk weighted assets          18.57%                17.99%
      Book value per share                           $9.31                 $9.01
      Earnings per share                             $1.28                 $1.18
      Dividends paid per share                       $0.90                 $0.82
      Dividend payout ratio(4)                       70.31%                69.49%

--------------------
<F1>  The ratio of tax equivalent net interest income to average earning assets.
<F2>  The ratio of noninterest expense to tax equivalent net interest income and noninterest income excluding securities gains and losses.
<F3>  The difference between the average rate earned on assets minus the average rate paid on liabilities.
<F4>  Cash dividend declared and paid per share divided by consolidated net income per share.

Union Bankshares, Inc. and Subsidiary
---------------------------------------------------------------------------
Management's Discussion and Analysis of Financial Condition and
 Results of Operations (Continued)

                            RESULTS OF OPERATIONS

The Company's net income for the year ended December 31, 2004 was $5.8 million compared with net income of $5.4 million for the year 2003. Net income per share was $1.28 for 2004 compared to $1.18 for 2003. Return on Assets was 1.65% for 2004 compared to 1.56% for 2003. Return on Equity was 14.17% for 2004 compared to 13.50% for 2003.

Net Interest Income. The largest component of the Company's operating income is net interest income, which is the difference between interest and dividend income received from interest-earning assets and the interest expense paid on its interest-bearing liabilities. The Company's net interest income increased by $704 thousand, or 4.36%, to $16.9 million for the year ended December 31, 2004, from $16.2 million for the year ended December 31, 2003. This increase was primarily due to the decrease in the rates paid on our deposit products as interest rates paid continued to drop during the first half of 2004 and have not yet increased to the 2003 level despite the increases in Federal Funds, Discount and Prime rates during the second half of 2004. On average for the year 92.3% of our assets were earning interest in 2004 versus 91.5% in 2003 as non-interest bearing balances maintained at the Federal Reserve Bank of Boston and correspondent banks decreased when we decided to pay for services utilized in hard dollars instead of via earnings credit earned through balances maintained and to provide adequate liquidity given the anticipation of rising interest rates. The net interest spread increased by 7 basis points to 4.98% for the year ended December 31, 2004, from 4.91% for the year ended December 31, 2003. The net interest margin for the 2004 period increased by 4 basis points to 5.24 % from 5.20% for the 2003 period.

Union Bankshares, Inc. and Subsidiary
---------------------------------------------------------------------------
Management's Discussion and Analysis of Financial Condition and
 Results of Operations (Continued)

Yields Earned and Rates Paid. The following table shows for the periods indicated, the total amount of income recorded from interest-earning assets, the related average yields, the interest expense associated with interest-bearing liabilities, expressed in dollars and average rates, and the relative net interest spread and net interest margin. Yield and rate information for a period is average information for the period, and is calculated by dividing the income or expense item for the period by the average balances of the appropriate balance sheet item during the period. Nonaccrual loans are included in asset balances for the appropriate periods, but recognition of interest on such loans is discontinued and any remaining accrued interest receivable is reversed, in conformity with federal regulations. The yields and net interest margins appearing in the following table have been calculated on a pre-tax basis:


                                                                    Years ended December 31
                              ---------------------------------------------------------------------------------------------------
                                           2004                              2003                              2002
                              ---------------------------------------------------------------------------------------------------
                              Average    Income/    Average     Average    Income/    Average     Average    Income/    Average
                              Balance    Expense   Yield/Rate   Balance    Expense   Yield/Rate   Balance    Expense   Yield/Rate
                              ---------------------------------------------------------------------------------------------------
                                                                    (Dollars in thousands)

Average Assets:
Federal funds sold and
 overnight deposits           $  3,851   $    47     1.20%      $  7,733   $    73     0.95%      $  8,602   $   123     1.43%
Interest bearing deposits
 in banks                        6,631       207     3.12%         4,864       177     3.63%         4,022       192     4.79%
Investments (1), (2)            42,787     1,944     4.75%        39,014     1,878     5.08%        46,322     2,557     5.77%
Loans, net (1), (3)            272,204    17,948     6.65%       263,149    18,204     6.98%       253,100    19,252     7.68%
FHLB of Boston stock             1,241        32     2.56%         1,239        40     3.23%         1,196        45     3.78%
                              -----------------------------------------------------------------------------------------------
      Total interest-earning
       assets (1)              326,714    20,178     6.25%       315,999    20,372     6.53%       313,242    22,169     7.17%

Cash and due from banks         14,925                            16,728                            13,168
Premises and equipment           4,855                             4,558                             4,656
Other assets                     7,350                             8,005                             8,554
                              -----------------------------------------------------------------------------------------------

      Total assets            $353,844                          $345,290                          $339,620
                              ===============================================================================================

Average Liabilities and
 Stockholders' Equity:
NOW accounts                  $ 45,619   $   185     0.41%      $ 43,349   $   223     0.51%      $ 39,143   $   418     1.07%
Savings/money
 accounts                      111,893       836     0.75%       108,991     1,036     0.95%       105,858     1,732     1.64%
Time deposits                   92,656     1,927     2.08%        99,432     2,607     2.62%       102,757     3,695     3.60%
Borrowed funds                   9,674       362     3.66%         7,529       342     4.54%        12,003       519     4.32%
                              -----------------------------------------------------------------------------------------------
      Total interest-bearing
       Liabilities             259,842     3,310     1.27%       259,301     4,208     1.62%       259,761     6,364     2.45%

Non-interest bearing deposits   49,638                            42,341                            37,932
Other liabilities                3,172                             3,739                             4,223
                              -----------------------------------------------------------------------------------------------
      Total liabilities        312,652                           305,381                           301,916

Stockholders' equity            41,192                            39,909                            37,704
                              -----------------------------------------------------------------------------------------------
      Total liabilities and
       stockholders equity    $353,844                          $345,290                          $339,620
                              ===============================================================================================

Net interest income                      $16,868                           $16,164                           $15,805
                                         ====================================================================================

Net interest spread (1)                              4.98%                             4.91%                             4.72%

Net interest margin (1)                              5.24%                             5.20%                             5.14%

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


                                              Year Ended December 31, 2004        Year Ended December 31, 2003
                                                 Compared to Year Ended              Compared to Year Ended
                                               December 31, 2003 Increase/        December 31, 2002 Increase/
                                               (Decrease) Due to Change In        (Decrease) Due to Change In
                                              -----------------------------------------------------------------
                                              Volume      Rate        Net       Volume       Rate         Net
                                              -----------------------------------------------------------------
                                              (Dollars in thousands)

Interest-earning assets:
Federal funds sold and overnight deposits     $ (36)     $    10     $ (26)     $ (12)     $   (38)     $   (50)
Interest-bearing deposits in banks               64          (34)       30         40          (55)         (15)
Investments                                     199         (133)       66       (415)        (264)        (679)
Loans, net                                      637         (893)     (256)       783       (1,831)      (1,048)
FHLB of Boston stock                              -           (8)       (8)         2           (7)          (5)
                                              -----------------------------------------------------------------
      Total interest-earning assets           $ 864      $(1,058)    $(194)     $ 398      $(2,195)     $(1,797)

Interest-bearing liabilities:
NOW accounts                                  $  11      $   (49)    $ (38)     $  46      $  (241)     $  (195)
Savings/money market accounts                    28         (228)     (200)        53         (749)        (696)
Time deposits                                  (178)        (502)     (680)      (117)        (971)      (1,088)
Borrowed funds                                  105          (85)       20       (193)          16         (177)
                                              -----------------------------------------------------------------
      Total interest-bearing liabilities      $ (34)     $  (864)    $(898)     $(211)     $(1,945)     $(2,156)
                                              -----------------------------------------------------------------

Net change in net interest income             $ 898      $  (194)    $ 704      $ 609      $  (250)     $   359
                                              =================================================================

Interest and Dividend Income. The Company's interest and dividend income decreased by $0.2 million or 1.0% to $20.2 million for the year ended December 31, 2004 from $20.4 million for the year ended December 31, 2003. Average earning assets increased by $10.7 million or 3.4% from $316.0 million at December 31, 2003 to $326.7 million at December 31, 2004. Average loans were $272.2 million for the year ended December 31, 2004 compared to $263.1 million for the year ended December 31, 2003 which is an increase of $9.1 million or 3.5%. Increases in construction, commercial real estate, and municipal loans, were partially offset by a decline in the installment loan portfolio, a reduction in the home equity portfolio as a consequence of refinancing activities, and a shrinkage in the residential mortgage portfolio as the Company sold low fixed rate loans into the secondary market. Increases in loan volume partially offset the effects of a lower long-term interest rate environment. The yield on the loan portfolio decreased from 6.98% for the year ended December 31, 2003 to 6.65% for the year ended December 31, 2004 or a decrease of 33 basis points as the interest rate environment didn't start to improve until halfway through 2004.

The average balance of investment securities (including mortgage-backed securities) increased by $3.8 million or 9.7% from $39.0 million for the year ended December 31, 2003 to $42.8 million for the year ended December 31, 2004. This increase was in part due to the decision to move funds out of non-interest bearing balances maintained at the Federal Reserve Bank of Boston and various correspondent banks when we decided to pay for services utilized in hard dollars instead of through soft dollars by maintaining compensating balances. The yield on the investment portfolio dropped from 5.08% for 2003 to 4.75% for 2004 or 33 basis points as the duration of the portfolio has been kept short in anticipation of the rise in interest rates which started mid-2004 and to fund the Company's ordinary Liquidity needs. The average level of federal funds sold and overnight deposits decreased $3.9 million or 50.2% from $7.7 million for the year ended December 31, 2003 to $3.9 million for the year ended December 31, 2004. The average

Union Bankshares, Inc. and Subsidiary
---------------------------------------------------------------------------
Management's Discussion and Analysis of Financial Condition and
 Results of Operations (Continued)

balance of interest-bearing deposits increased by $1.7 million or 36.3% to $6.6 million for the year ended December 31, 2004 from $4.9 million for the year ended December 31, 2003. These deposit instruments are FDIC insured. The yield on interest-bearing deposits in banks dropped from 3.63% for 2003 to 3.12% for 2004 or 51 basis points as a number of long-term higher rate certificates matured during the year and were replaced with lower rate certificates due to the current rate environment.

Interest Expense. The Company's interest expense declined $0.9 million or 21.3% from $4.2 million for the year ended December 31, 2003 to $3.3 million for the year ended December 31, 2004. Interest rates paid in 2004 dropped for all categories of liabilities as market rates dropped even lower during the majority of the year. Average interest-bearing liabilities increased $0.6 million from $259.3 million for the year ended December 31, 2003 to $259.8 million for the year ended December 31, 2004. Average NOW accounts increased $2.3 million or 5.2% from $43.3 million for the year ended December 31, 2003 to $45.6 million for the year ended December 31, 2004 as the economy continued to improve and customers had more disposable income. The average balances of savings and money market accounts increased $2.9 million or 2.7%, from $109.0 million for the year ended December 31, 2003 to $111.9 million for the year ended December 31, 2004. The decrease of $6.8 million or 6.8% in the time deposit category dropped balances from an average of $99.4 million for the year ended December 31, 2003 to $92.7 million for the year ended December 31, 2004 as customers stayed even more liquid, perhaps in anticipation of rising rates. The average balance of borrowed funds increased $2.2 million or 29.1%, from $7.5 million to $9.7 million to fund loan growth since lower cost deposits weren't available as a funding source. The average rate paid for borrowed funds decreased from 4.54% for the year ended December 31, 2003 to 3.66% for the year ended December 31, 2004 as some lower rate borrowings were taken down during 2004.

Provision for Loan Losses. Because of continued improvements in nearly all indicators of the Company's credit quality, the reduced level of net charge-offs, and management's assessment of economic conditions and risks, the provision for loan losses was dropped from $114 thousand in 2003 to $30 thousand in 2004.

Noninterest Income. The Company's noninterest income increased by $172 thousand for the year ended December 31, 2004. Trust income increased from $163 thousand for 2003 to $204 thousand in 2004 as fee increases introduced in July 2003 were in place for the full year. The year 2004 reflected a gain from the sale of securities available-for-sale of $23 thousand versus $379 in 2003. The results for the period reflected a net gain of $444 thousand from the sale of loans compared to a net gain of $525 thousand from these sales during 2003 as total loans sold dropped from $29.7 million in 2003 to $25.8 million in 2004 as the residential refinancing boom slowed down. Service fees (sources of which include, among others, deposit and loan servicing fees, ATM fees and safe deposit fees) increased by $141 thousand, or 5.3%, to $2.8 million for the year ended December 31, 2004. Other noninterest income increased by $47 thousand, or 18.4%, to $301 thousand for 2004 from $254 thousand for 2003 due mainly to the increase in Gain on Sale of Other Real Estate Owned ("OREO") for 2004.

Noninterest Expense. The Company's noninterest expense increased $259 thousand, or 2.2%, to $12.3 million for the year ended December 31, 2004, from $12.1 million for the year ended December 31, 2003. Salaries increased $98 thousand, or 1.9%, to $5.4 million for the year ended December 31, 2004, from $5.3 million for the year ended December 31, 2003, reflecting normal salary activity. Pension and employee benefits increased $61 thousand or 3.2% to $2.0 million for the year ended December 31, 2004, from $1.9 million for the year ended December 31, 2003 mainly due to the increase in the accrual for the Defined Benefit Pension Plan caused by the addition January 1, 2004 of the eligible former Citizens employees to the plan. That increase was partially offset by the decrease in the cost of medical insurance coverage. Office occupancy expense increased $46 thousand, or 6.7%, to $737 thousand for the year ended December 31, 2004, from $691 thousand for the year ended December 31, 2003 due mainly to building maintenance. Equipment expense increased $28 thousand or 3.1% from $903 thousand in 2003 to $931 thousand in 2004 mainly due to increased depreciation expense as computers, software and equipment are upgraded to remain current and competitive. Other operating expense only increased $27 thousand to $3.28 million for the year ended December 31, 2004 compared to $3.25 million for 2003 or an 0.8% increase, mainly due to an increase in advertising expense of $69 thousand from $155 thousand in 2003 to $224 thousand in 2004, and write down on available-for-sale equity securities deemed impaired of $42 thousand in 2004. These increased noninterest expenses were partially offset by a decrease in write-downs and costs to operate other real estate owned which was $52 thousand in 2004 versus $107 thousand in 2003, a reduction in postage and shipping expense to $220 thousand in 2004 compared to $257 thousand in 2003 due to the introduction of imaged statements in the middle of 2004 and upgraded software capabilities, the non-recurrance of $72 thousand in costs in 2003 resulting from the merger of the two subsidiary banks and the $43 thousand of one time expense related to the 3-for-2 stock split in 2003.

Income Tax Expense. The Company has provided for current and deferred federal income taxes for the current and all prior periods presented. The Company's provision for income taxes increased by $253 thousand, or 11.4%, to $2.5 million for the year ended December 31, 2004, from $2.2 million for 2003 mainly due to increased taxable income sources. This increase was partially

Union Bankshares, Inc. and Subsidiary
---------------------------------------------------------------------------
Management's Discussion and Analysis of Financial Condition and
 Results of Operations (Continued)

offset by the low income housing tax credits that were available in both the 2004 and 2003 tax years related to the Company's limited partnership investments in low income housing projects sponsored by Housing Vermont, Inc. (a non-profit agency) in its market area. The Company's effective tax rate for 2004 was 29.6% compared to 29.0% for 2003.

Year Ended December 31, 2003 Compared to Year Ended December 31, 2002

Interest and Dividend Income. The Company's interest and dividend income decreased by $1.8 million to $20.4 million for the year ended December 31, 2003 from $22.2 million for the year ended December 31, 2002. Average earning assets increased by $2.8 million or 0.9% from $313.2 million at December 31, 2002 to $316.0 million at December 31, 2003. Average loans were $263.1 million for the year ended December 31, 2003 compared to $253.1 million for the year ended December 31, 2002 which is an increase of $10.0 million or 4.0%. Increases in construction, commercial real estate, and municipal loans, were partially offset by a decline in the installment loan portfolio, a reduction in the home equity portfolio as a consequence of refinancing activities, and a shrinkage in the residential mortgage portfolio as the Company sold low fixed rate loans into the secondary market. Increases in loan volume partially offset the effects of a lower interest rate environment. The yield on the loan portfolio fell from 7.68% for the year ended December 31, 2002 to 6.98% for the year ended December 31, 2003. This decrease of 70 basis points equates to a 9.1% reduction in earning power of loan assets.

The average balance of investment securities (including mortgage-backed securities) decreased by $7.3 million or 15.8% from $46.3 million for the year ended December 31, 2002 to $39.0 million for the year ended December 31, 2003. This decrease was in part to fund loan demand, as well as to raise our compensating balances with correspondent banks to reduce hard dollar account fees. The average level of federal funds sold and overnight deposits decreased $0.9 million or 10.1% from $8.6 million for the year ended December 31, 2002 to $7.7 million for the year ended December 31, 2003. The average balance of interest-bearing deposits increased by $0.9 million or 20.9% to $4.9 million for the year ended December 31, 2003 from $4.0 million for the year ended December 31, 2002.

Interest Expense. The Company's interest expense declined $2.2 million or 33.9% from $6.4 million for the year ended December 31, 2002 to $4.2 million for the year ended December 31, 2003. Interest rates paid in 2003 dropped for all categories of deposits as market rates dropped even lower during the year. The rates paid on interest-bearing core deposits, which are over 60% of our interest-bearing deposits, dropped dramatically during the year as the Company recognized this was not a temporary drop in market rates and did not want to continue to compress the interest margin. Average interest-bearing liabilities decreased $.5 million or 0.2% from $259.8 million for the year ended December 31, 2002 to $259.3 million for the year ended December 31, 2003. Average NOW accounts increased $4.2 million or 10.7% from $39.1 million for the year ended December 31, 2002 to $43.3 million for the year ended December 31, 2003 as the economy started to improve and customers had more disposable income. The average balances of savings and money market accounts increased $3.1 million or 3.0%, from $105.9 million for the year ended December 31, 2002 to $109.0 million for the year ended December 31, 2003. This increase of $3 million mirrors the decrease in the time deposit category as customers stayed even more liquid and our core deposit rates were better than the short-term certificate rates at certain points in the year. The average balance of borrowed funds dropped $4.5 million or 37.3%, from $12.0 million to $7.5 million. The average rate paid for borrowed funds increased from 4.32% for the year ended December 31, 2002 to 4.54% for the year ended December 31, 2003 as some short term, lower rate borrowings matured during 2003.

Provision for Loan Losses. Because of continued improvements in nearly all indicators of the Company's credit quality, the reduced level of net charge-offs, and management's assessment of economic conditions and risks, the provision for loan losses was dropped from $356 thousand in 2002 to $114 thousand in 2003.

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

Noninterest Expense. The Company's noninterest expense increased $0.3 million, or 2.5%, to $12.1 million for the year ended December 31, 2003, from $11.8 million for the year ended December 31, 2002. Salaries increased $210 thousand, or 4.1%, to $5.3 million for the year ended December 31, 2003, from $5.1 million for the year ended December 31, 2002, reflecting normal salary activity and the $186 thousand non-recurring payments for separation or reduction in force agreements with four former Citizen

Union Bankshares, Inc. and Subsidiary
---------------------------------------------------------------------------
Management's Discussion and Analysis of Financial Condition and
 Results of Operations (Continued)

employees. Pension and employee benefits increased $232 thousand or 13.8 % to $1.9 million for the year ended December 31, 2003, from $1.7 million for the year ended December 31, 2002 mainly due to the increase in the accrual for the Defined Benefit Pension Plan caused by anticipated increases in future salaries and the performance of the underlying investment instruments; the increase in the cost of medical insurance coverage, and the increase in payroll taxes mainly attributable to the non-recurring payment under the separation agreement. Office occupancy expense increased $91 thousand, or 15.1%, to $691 thousand for the year ended December 31, 2003, from $600 thousand for the year ended December 31, 2002 due mainly to building maintenance and increasing property taxes. Other operating expense decreased $243 thousand to $3.3 million for the year ended December 31, 2003 compared to $3.5 million for 2002 or a 6.9% decrease, mainly due to a decrease in the write downs and costs to operate other real estate owned which was of $107 thousand in 2003 versus $577 thousand in 2002, this was partially offset by $72 thousand in costs resulting from the merger of the two subsidiary banks and $43 thousand in one time expense related to the 3-for-2 stock split in 2003.

Income Tax Expense. The Company has provided for current and deferred federal income taxes for the current and all prior periods presented. The Company's provision for income taxes increased by $138 thousand, or 6.7%, to $2.2 million for the year ended December 31, 2003, from $2.1 million for 2002 mainly due to increased taxable income sources. This increase was partially offset by the low income housing tax credits that were available in both the 2003 and 2002 tax years related to the Company's limited partnership investments in low income housing projects sponsored by Housing Vermont, Inc. (a non-profit agency) in its market area. The Company's effective tax rate for 2003 was 29.0% compared to 28.5% for 2002.

                             FINANCIAL CONDITION

At December 31, 2004, the Company had total consolidated assets of $359.5 million, including net loans and loans held for sale of $277.0 million, deposits of $306.6 million and stockholders' equity of $42.4 million. Based on the most recent information published by the Vermont Banking Commissioner, in terms of total assets at December 31, 2003, Union Bank ranked as the 5th largest institution of the 19 commercial banks and savings institutions headquartered in Vermont.

The Company's total assets increased by $2.9 million, or 0.8% to $359.5 million at December 31, 2004 from $356.6 million at December 31, 2003. Total net loans and loans held for sale increased by $8.5 million or 3.2% to 277.0 million or 77.0% of total assets at December 31, 2004 as compared to $268.5 million or 75.3% of total assets at December 31, 2003. This was due to increases of $6.1 million in commercial real estate loans, a $10.2 million increase in residential real estate loans, a $1.8 million increase in construction loans, and a $2.7 million increase in commercial loans. These increases were partially offset by a $0.7 million decrease in loans to consumers and a $1.9 million decrease in municipal loans. Loan growth was strong during the year but was moderated by accelerated prepayments during 2004 due to the continuing low rate environment and management's decision to continue to sell low fixed rate loans into the secondary market during 2004 to mitigate future interest rate risk.

Cash and due from banks decreased from $23.6 million at December 31, 2003 to $16.9 million at December 31, 2004 as the Company made a decision in mid-2004 to stop paying for correspondent bank's service fees via the maintenance of non-interest bearing balances and moved those funds into interest-earning assets. Federal funds sold and overnight deposits increased $3.3 million to $4.2 million at December 31, 2004 from $0.9 million at December 31, 2003. Securities available-for-sale decreased $3.4 million or 7.7% from $44.4 million at December 31, 2003 to $41.0 million at December 31, 2004. The majority of the decrease was due to funds maturing that were not all reinvested in securities but were instead used to support loan demand. There was also a reduction of $599 thousand in the unrealized holding gains due to the increase in interest rates during the second half of 2004 which resulted in a reduction in the value of debt securities held. In June 2004, the Company wrote down through Other expenses two equity securities by $42 thousand to their quoted fair market value. Their value had been below the cost basis for an extended period of time and management was unsure if the Company would be able to recover the cost. The equity securities remain on the Company's books as of December 31, 2004 and are both valued over their new carrying costs.

Total deposits increased $1.2 million or 0.4% to $306.6 million at December 31, 2004 from $305.4 million at December 31, 2003. Non-interest bearing deposits grew 18.3% or $8.9 million from $48.4 million at December 31, 2003 to $57.2 million at December 31, 2004. Interest-bearing deposits decreased 3.0% or $7.6 million from $257.0 million to $249.4 million.

Total equity increased by $1.4 million or 3.4% to $42.4 million at December 31, 2004 from $41.0 million at December 31, 2003 as a result of net income of $5.8 million and the exercise of employee stock options for $61thousand. These increases were partially offset by dividend payments of $4.1 million and a decrease of $383 thousand in the net unrealized holding gain on securities available-for-sale.

Union Bankshares, Inc. and Subsidiary
---------------------------------------------------------------------------
Management's Discussion and Analysis of Financial Condition and
 Results of Operations (Continued)

Loan Portfolio. The Company's loan portfolio (including loans held for sale) primarily consists of adjustable- and fixed-rate mortgage loans secured by one-to-four family, multi-family residential or commercial real estate. As of December 31, 2004, the gross loan portfolio totaled $280.2 million or 77.9% of assets compared to $271.7 million or 76.2% of assets as of December 31, 2003. Gross loans and loans held for sale have increased $8.5 million or 3.1 % since December 31, 2003, despite selling $25.8 million of loans held for sale during 2004 resulting in a gain on sale of loans of $444 thousand. Loans sold during 2003 totaled $29.7 million resulting in a gain on sale of loans of $525 thousand. Management expects to continue to use this strategy to manage our interest rate exposure in the future. The composition of the Company's gross loan portfolio including loans held for sale at December 31 for each of the last five years was as follows:


                                   2004                2003                2002                2001                2000
                             ------------------------------------------------------------------------------------------------
                                $         %         $         %         $         %         $         %         $         %
                             ------------------------------------------------------------------------------------------------
                                                                  (Dollars in thousands)

Residential Real Estate      100,130     35.7     89,974     33.1     94,977     37.1    100,762     40.1     94,223     41.9
Construction Real Estate      20,050      7.2     18,257      6.7     14,370      5.6     11,802      4.7     10,194      4.5
Commercial Real Estate       108,474     38.7    102,366     37.7     86,081     33.6     78,898     31.4     66,186     29.4
Commercial                    20,584      7.4     17,877      6.6     19,919      7.8     20,659      8.2     18,215      8.1
Consumer & Other               8,729      3.1      9,402      3.5     10,758      4.2     12,201      4.9     14,626      6.5
Municipal                     13,454      4.8     15,346      5.6     12,869      5.0     10,552      4.2     12,449      5.5
Loans Held for Sale            8,814      3.1     18,524      6.8     17,139      6.7     16,333      6.5      9,153      4.1
                             ------------------------------------------------------------------------------------------------

      Total Loans            280,235    100.0    271,746    100.0    256,113    100.0    251,207    100.0    225,046    100.0
                             ================================================================================================

The Company originates and sells residential mortgages into the secondary market, with most such sales made to the Federal Home Loan Mortgage Corporation ("FHLMC") and the Vermont Housing Finance Agency ("VHFA"). The Company serviced a residential real estate mortgage portfolio of $174.9 million and $153.1 million at December 31, 2004 and 2003, respectively. Of that portfolio $74.8 million at December 31, 2004 and $63.1 million at December 31, 2003 was serviced for unaffiliated third parties. Additionally, the Company originates commercial real estate and commercial loans under various Small Business Administration ("SBA ") programs that provide an agency guarantee for a portion of the loan amount. The Company occasionally sells the guaranteed portion of the loan to other financial concerns and will retain servicing rights, which generates fee income. The Company serviced approximately $6.4 million of commercial and commercial real estate loans for unaffiliated third parties as of December 31, 2004 and $5.0 million at December 31, 2003. The Company capitalizes servicing rights on these fees and recognizes gains and losses on the sale of the principal portion of these notes as they occur. The unamortized balance of servicing rights on loans sold with servicing retained was $318 thousand as of December 31, 2004 and $270 thousand as of December 31, 2003, with an estimated market value in excess of their carrying value at both year ends.

In the ordinary course of business, the Company occasionally participates out a portion of commercial/commercial real estate loans to other financial institutions for liquidity or credit concentration management purposes. The total of loans participated out as of December 31, 2004 was $5.8 million and $7.0 million at December 31, 2003.

Union Bankshares, Inc. and Subsidiary
---------------------------------------------------------------------------
Management's Discussion and Analysis of Financial Condition and
 Results of Operations (Continued)

The following table breaks down by classification the maturities of the gross loans held in portfolio and held for sale as of December 31, 2004:


                                   Within 1       2-5        Over 5
                                     Year        Years       Years
                                   ---------------------------------
                                        (Dollars in thousands)

      Residential Real Estate
        Fixed Rate                 $ 5,986      $13,698     $ 48,175
        Variable Rate                1,015        4,530       33,231
      Construction Real Estate
        Fixed Rate                  17,660          764        1,627
        Variable Rate                    -            -            -
      Commercial Real Estate
        Fixed Rate                   3,059        5,207        3,455
        Variable Rate               13,204       30,641       55,113
      Commercial
        Fixed Rate                   2,145        4,006          139
        Variable Rate                6,730        6,098        1,570
      Municipal
        Fixed Rate                  11,067        1,469          918
        Variable Rate                    -            -            -
      Consumer & Other
        Fixed Rate                   4,114        3,772          212
        Variable Rate                  530           71           30
                                   ---------------------------------

            Total                  $65,510      $70,256     $144,470
                                   =================================

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

The Company's loan review procedures include a credit quality assurance process that begins with approval of lending policies and underwriting guidelines by the Board of Directors, and includes a loan credit review department supervised by an experienced, former regulatory examiner, low individual lending limits for officers, Board approval for large credit relationships and a quality control process for loan documentation that includes post-closing reviews. The Company also maintains a monitoring process for credit extensions. The Company performs periodic concentration analyses based on various factors such as industries, collateral types, large credit sizes and officer portfolio loads. The Company has established underwriting guidelines to be followed by its officers. The Company monitors its delinquency levels for any negative or adverse trends. The Company continues to invest in its loan portfolio monitoring system to enhance its risk management capabilities. There can be no assurance, however, that the Company's loan portfolio will not become subject to increasing pressures from deteriorating borrower credit due to general or local economic conditions.

Restructured loans include the Company's troubled debt restructurings that involved forgiving a portion of interest or principal on any loans, refinancing loans at a rate materially less than the market rate, rescheduling loan payments, or granting other concessions to a borrower due to financial or economic reasons related to the debtor's financial difficulties that the Company would not otherwise consider. Restructured loans do not include qualifying restructured loans that have complied with the terms of their restructure agreement for a satisfactory period of time. Restructured loans in compliance with modified terms totaled $656 thousand at December 31, 2004 and $27 thousand at December 31, 2003. At December 31, 2004, the Company was not committed to lend any additional funds to borrowers whose terms have been restructured.

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

The Company had loans on non-accrual status totaling $1.2 million at December 31, 2004 and $1.6 million at December 31, 2003. The aggregate interest on non-accrual loans not recognized for the years ended December 31, 2004, 2003 and 2002 was $338 thousand, $393 thousand and $316 thousand, respectively.

The Company had $4.1 million and $1.7 million in loans past due 90 days or more and still accruing at December 31, 2004 and 2003, respectively. The large increase in loans past due 90 days or more and still accruing interest is due, in large part, to one commercial real estate loan relationship that management is monitoring closely. The liquid assets and real estate collateralizing this loan relationship are sufficient in management's view, to mitigate credit risk. The loan relationship has been brought current subsequent to year end. At December 31, 2004, the Company had internally classified certain loans totaling $1.6 million and $1.7 million at December 31. 2003. In management's view, such loans represent a higher degree of risk and could become nonperforming loans in the future. While still on a performing status, in accordance with the Company's credit policy, loans are internally classified when a review indicates the existence of any of the following conditions making the likelihood of collection questionable:

*     the financial condition of the borrower is unsatisfactory;
*     repayment terms have not been met;
* the borrower has sustained losses that are sizable, either in absolute terms or relative to net worth;
*     confidence is diminished;
*     loan covenants have been violated;
*     collateral is inadequate; or
*     other unfavorable factors are present.

On occasion real estate properties are acquired through or in lieu of loan foreclosure. These properties are to be sold and are initially recorded at fair value via an appraisal for more significant properties and management's estimate for minor properties at the date of acquisition establishing a new carrying basis. The Company had property valued at $35 thousand on December 31, 2004 and $10 thousand on December 31, 2003 classified as OREO.

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

Adequacy of allowance for loan losses is determined using a consistent, systematic methodology, which analyzes the risk inherent in the loan portfolio. In addition to evaluating the collectibility of specific loans when determining the adequacy of the allowance for loan losses, management also takes into consideration other factors such as changes in the mix and size of the loan portfolio, historic loss experience, the amount of delinquencies and loans adversely classified, industry trends, and the impact of the local and regional economy on the Company's borrowers. The adequacy of the allowance for loan losses is assessed by an allocation process whereby specific loss allocations are made against certain adversely classified loans, and general loss allocations are made against segments of the loan portfolio which have similar attributes. While the Company allocates the allowance for loan losses based on the percentage category to total loans, the portion of the allowance for loan losses allocated to each category does not represent the total available for future losses which may occur within the loan category since the total allowance for possible loan losses is a valuation reserve applicable to the entire portfolio.

The allowance is increased by a provision for loan losses, which is charged to expense and reduced by charge-offs, net of recoveries. The provision for loan losses represents the current period credit cost associated with maintaining an appropriate allowance for loan losses. Based on an evaluation of the loan portfolio, management presents a quarterly analysis of the allowance for loan losses to the Board of Directors, indicating any changes in the allowance since the last review and any recommendations as to adjustments in the allowance. Additionally, various regulatory agencies periodically review the Company's allowance for loan losses as an integral part of their examination process.

Credit quality of the commercial portfolios is quantified by a corporate credit rating system designed to parallel regulatory criteria and categories of loan risk. Individual loan officers monitor their loans to ensure appropriate rating assignments are made on a

Union Bankshares, Inc. and Subsidiary
---------------------------------------------------------------------------
Management's Discussion and Analysis of Financial Condition and
 Results of Operations (Continued)

timely basis. Risk ratings and quality of commercial and consumer credit portfolios are also assessed on a regular basis by an independent Credit Review Department. Credit Review personnel conduct ongoing portfolio analyses and individual credit reviews to evaluate loan risk and compliance with corporate lending policies. The level of allowance allocable to each group of risk-rated loans is then determined by applying a loss factor that estimates the amount of probable loss in each category. The assigned loss factor for each risk rating is based upon management's assessment of historical loss data, portfolio characteristics, economic trends, overall market conditions and past experience.

Consumer and residential real estate loan quality is evaluated on a portfolio-wide basis, including delinquency data and other available credit data, due to the large number of such loans and the relatively small size of individual credits. Allocations for these loan categories are principally determined by applying loss factors that represent management's estimate of inherent losses. In each category, inherent losses are estimated based upon management's assessment of historical loss data, portfolio characteristics, economic trends, overall market conditions and past experience. In addition, certain loans in these categories may be individually risk-rated if considered necessary by management.

The other method used to allocate the allowance for loan losses entails the assignment of reserve amounts to individual loans on the basis of loan impairment. Certain loans are evaluated individually and are judged to be impaired when management believes it is probable that the Company will not collect all the contractual interest and principal payments as scheduled in the loan agreement. Under this method, loans are selected for evaluation based on internal risk ratings or non-accrual status. A specific reserve amount is allocated to an individual loan when that loan has been deemed impaired and when the amount of the probable loss is estimable on the basis of its collateral value, the present value of anticipated future cash flows, or its net realizable value.

For the year ended December 31, 2004, the methodology used to determine the provision for loan losses was unchanged from the prior year. The composition of the Company's loan portfolio remained relatively unchanged from December 31, 2003 and there was no material change in the lending programs or terms during the year.

The following table reflects activity in the allowance for loan losses for the years ended December 31:


                                                    Year Ended December 31,
                                       --------------------------------------------------
                                        2004       2003       2002       2001       2000
                                       --------------------------------------------------
                                                     (Dollars in thousands)

Balance at the beginning of period     $3,029     $2,908     $2,801     $2,863     $2,870
Charge-offs:
  Real Estate                              37         17        108         70          -
  Commercial                               26         10        115        245        152
  Consumer and other                       53         65        136        161        229
                                       --------------------------------------------------
      Total charge-offs                   116         92        359        476        381
                                       --------------------------------------------------
Recoveries:
  Real Estate                               6          2          8          1          1
  Commercial                               72         28         24         23         34
  Consumer and other                       46         69         78         70         89
                                       --------------------------------------------------
      Total recoveries                    124         99        110         94        124
                                       --------------------------------------------------

Net (charge-offs) recoveries                8          7       (249)      (382)      (257)
  Provision for loan losses                30        114        356        320        250
                                       --------------------------------------------------

Balance at end of period               $3,067      $3,029    $2,908     $2,801     $2,863
                                       ==================================================

Union Bankshares, Inc. and Subsidiary
---------------------------------------------------------------------------
Management's Discussion and Analysis of Financial Condition and
 Results of Operations (Continued)

The following table shows the breakdown of the Company's allowance for loan loss by category of loan (net of loans held for sale) and the percentage of loans in each category to total loans in the respective portfolios at the dates indicated.


                               December 31,       December 31,       December 31,       December 31,       December 31,
                                   2004               2003               2002               2001               2000
                             --------------------------------------------------------------------------------------------
                             Amount   Percent   Amount   Percent   Amount   Percent   Amount   Percent   Amount   Percent
                             --------------------------------------------------------------------------------------------
                                                                (Dollars in thousands)

Real Estate
  Residential                $  553    32.8%    $  525    31.9%    $  506     35.9%   $  545    39.0%    $  550    38.0%
  Commercial                  1,733    42.5%     1,578    42.7%     1,409     37.3%    1,302    34.9%     1,193    33.7%
  Construction                  199     7.3%       183     7.2%       143      6.0%      116     4.9%       102     4.7%
Other Loans
  Commercial                    349     7.5%       336     7.1%       405      9.1%      419     9.6%       401     9.4%
  Consumer installment          138     3.3%       145     3.7%       174      4.7%      208     5.4%       241     6.8%
  Home equity loans              32     1.6%        25     1.3%        28      1.5%       29     1.7%        31     1.9%
  Municipal, Other and
   Unallocated                   63     5.0%       237     6.1%       243      5.5%      182     4.5%       345     5.5%
                            -------------------------------------------------------------------------------------------

      Total                 $3,067    100.0%    $3,029   100.0%    $2,908    100.0%   $2,801   100.0%    $2,863   100.0%
                            ===========================================================================================

Ratio of Net Charge-Offs
 to Average Loans Not
 Held for Sale                         0.00%              0.00%               0.11%             0.17%              0.12%
Ratio of Allowance for
 Loan Losses to Loans
 Not Held for Sale                     1.13%              1.20%               1.22%             1.19%              1.33%
Ratio of Allowance for
 Loan Losses to
 non-performing loans (1)             57.91%             91.65%             127.99%            57.59%             65.10%

--------------------
<F1>  Non-performing loans includes loans in non-accrual status plus loans past due 90 days or more and still accruing.

Management of the Company believes that the allowance for loan losses at December 31, 2004 is adequate to cover losses inherent in the Company's loan portfolio as of such date. However there can be no assurance that the Company will not sustain losses in future periods, which could be greater than the size of the allowance at December 31, 2004.

While the Company recognizes that an economic slowdown may adversely impact its borrowers' financial performance and ultimately their ability to repay their loans, management continues to be cautiously optimistic about the key credit indicators from the Company's loan portfolio.

Investment Activities. The investment portfolio is used to generate interest income, manage liquidity and mitigate interest rate sensitivity. At December 31, 2004, the reported value of investment securities available-for-sale was $41.0 million or 11.4% of assets compared to $44.4 million or 12.4% of assets at December 31, 2003. The Company had no securities classified as held-to-maturity or trading. Current accounting guidance requires banks to recognize all appreciation or depreciation of the investment portfolio either on the balance sheet or through the income statement even though a gain or loss has not been realized. Securities classified as "available-for-sale" are marked to market with any gain or loss after taxes charged to the equity portion of the balance sheet. The reported value of securities available-for-sale at December 31, 2004 reflects a positive valuation adjustment of $572 thousand. The offset of this adjustment, net of income tax effect, was a $377 thousand increase in the Company's other comprehensive income component of stockholders' equity and a decrease in net deferred tax assets of $194 thousand.

Union Bankshares, Inc. and Subsidiary
---------------------------------------------------------------------------
Management's Discussion and Analysis of Financial Condition and
 Results of Operations (Continued)

The following tables show as of December 31, 2004 and 2003 the amortized cost of the Company's investment portfolio maturing within the stated period.


                                                                            At December 31, 2004
                                              ---------------------------------------------------------------------------------
                                                                                 Maturities
                                              ---------------------------------------------------------------------------------
                                               Within        One to        Five to        Over          Total       Weighted
                                              One Year     Five Years     Ten Years     Ten Years       Cost      Average Yield
                                              ---------------------------------------------------------------------------------
                                                                           (Dollars in thousands)

Securities available-for-sale:
  U.S. Government, agency and corporation
   securities                                  $4,994       $ 2,000        $ 1,499       $  496       $ 8,989         3.04%
  Mortgage-backed securities                        -         2,819          6,429        7,277        16,525         4.16%
  State and political subdivisions                753         1,863          1,670          851         5,137         5.78%
  Corporate debt securities                     2,609         5,352            927            -         8,888         5.62%
                                               ---------------------------------------------------------------------------

Total investment securities                    $8,356       $12,034        $10,525       $8,624       $39,539         4.44%
                                               ===========================================================================

Fair Value                                     $8,362       $12,224        $10,572       $8,635       $39,793
                                               ==============================================================

Weighted Average Yield                          3.85%         4.54%          4.64%        4.65%         4.44%


                                                                            At December 31, 2003
                                              ---------------------------------------------------------------------------------
                                                                                 Maturities
                                              ---------------------------------------------------------------------------------
                                               Within        One to        Five to        Over          Total       Weighted
                                              One Year     Five Years     Ten Years     Ten Years       Cost      Average Yield
                                              ---------------------------------------------------------------------------------
                                                                           (Dollars in thousands)

Securities available-for-sale:
  U.S. Government, agency and corporation
   securities                                  $1,001       $ 2,000        $ 1,901       $    -       $ 4,902         4.01%
  Mortgage-backed securities                       16         2,602          8,418        6,479        17,515         4.01%
  State and political subdivisions                155         1,444          2,770          754         5,123         5.99%
  Corporate debt securities                     3,297        10,278          1,206            -        14,781         5.84%
                                               ---------------------------------------------------------------------------

Total investment securities                    $4,469       $16,324        $14,295       $7,233       $42,321         4.89%
                                               ===========================================================================

Fair Value                                     $4,552       $16,918        $14,473       $7,335       $43,278
                                               ==============================================================

Weighted Average Yield                          5.65%         5.23%          4.63%         4.06%        4.89%

The tables above exclude marketable equity securities, with a book value of $855 thousand and a market value of $1.2 million at December 31, 2004 and a book value of $897 thousand and a market value of $1.1 million at December 31, 2003, which have no maturity but may be sold by the Company at any time.

Union Bankshares, Inc. and Subsidiary
---------------------------------------------------------------------------
Management's Discussion and Analysis of Financial Condition and
 Results of Operations (Continued)

Deposits. The following table shows information concerning the Company's average deposits by account type, and the weighted average nominal rates at which interest was paid on such deposits for the years ended December 31, 2004 and 2003:


                                         Year Ended December 31,                Year Ended December 31,
                                                  2004                                   2003
                                    ------------------------------------------------------------------------
                                                 Percent                                Percent
                                    Average      of Total     Average      Average      of Total     Average
                                     Amount      Deposits      Rate         Amount      Deposits      Rate
                                    ------------------------------------------------------------------------
                                                             (Dollars in thousands)

Non-time deposits:
  Non-interest bearing deposits     $ 49,638       16.6%                   $ 42,341       14.4%
  NOW accounts                        45,619       15.2%       0.41%         43,349       14.7%       0.51%
  Money markets accounts              64,668       21.6%       0.87%         64,417       21.9%       1.05%
  Savings accounts                    47,225       15.7%       0.58%         44,574       15.2%       0.81%
                                    ----------------------------------------------------------------------
      Total non-time deposits        207,150       69.1%                    194,681       66.2%
                                    ----------------------------------------------------------------------
Time deposits:
  Less than $100,000                  65,663       21.9%       2.00%         72,084       24.5%       2.70%
  $100,000 and over                   26,993        9.0%       2.28%         27,348        9.3%       2.43%
      Total time deposits             92,656       30.9%                     99,432       33.8%
                                    ----------------------------------------------------------------------

Total deposits                      $299,806      100.0%       0.98%       $294,113      100.0%       1.31%
                                    ======================================================================

A maturity distribution of time deposits in denominations of $100,000 or more at December 31 is as follows:


                                                  2004        2003
                                                ----------------------
                                                (Dollars in thousands)

      Three months or less                       $ 8,149     $ 9,399
      Over three months through six months        11,717      16,264
      Over six months through twelve months        6,298       3,820
      Over twelve months                           3,160         379
                                                 -------------------

                                                 $29,324     $29,862
                                                 ===================

                       OTHER FINANCIAL CONSIDERATIONS

Market Risk and Asset and Liability Management. Market risk is the potential of loss in a financial instrument arising from adverse changes in market prices, interest rates, foreign currency exchange rates, commodity prices and equity prices. The Company's market risk arises primarily from interest rate risk inherent in its lending, investing, and deposit taking activities as yields on assets change in a different time period or in a different amount from that of interest costs on liabilities. Many other factors also affect the Company's exposure to changes in interest rates, such as general and local economic and financial conditions, competitive pressures, customer preferences, and historical pricing relationships.

The earnings of the Company and its subsidiary are affected not only by general economic conditions, but also by the monetary and fiscal policies of the United States and its agencies, particularly the Federal Reserve System. The monetary policies of the Federal Reserve System influence to a significant extent the overall growth of loans, investments and deposits; the level of interest rates earned on assets and paid for liabilities; and interest rates charged on loans and paid on deposits. The nature and impact of future changes in monetary policies are often not predictable.

A key element in the process of managing market risk involves direct involvement by senior management and oversight by the Board of Directors as to the level of risk assumed by the Company in its balance sheet. The Board of Directors reviews and approves risk management policies, including risk limits and guidelines and reviews quarterly the current position in relationship to those limits and guidelines. Daily oversight functions are delegated to the Asset Liability Management Committee ("ALCO"). The ALCO, consisting of senior business and finance officers, actively measures, monitors, controls and manages the interest rate risk

Union Bankshares, Inc. and Subsidiary
---------------------------------------------------------------------------
Management's Discussion and Analysis of Financial Condition and
 Results of Operations (Continued)

exposure that can significantly impact the Company's financial position and operating results. The Company attempts to structure its balance sheet to maximize net interest income and shareholder value while controlling its exposure to interest rate risk. The ALCO formulates strategies to manage interest rate risk by evaluating the impact on earnings and capital of such factors as current interest rate forecasts and economic indicators, potential changes in such forecasts and indicators, liquidity, and various business strategies. The ALCO's methods for evaluating interest rate risk include an analysis of the Company's interest-rate sensitivity "gap", which provides a static analysis of the maturity and repricing characteristics of the Company's entire balance sheet, and a simulation analysis, which calculates projected net interest income based on alternative balance sheet and interest rate scenarios, including "rate shock" scenarios involving immediate substantial increases or decreases in market rates of interest.

Members of ALCO meet at least weekly to set loan and deposit rates, make investment decisions, monitor liquidity and evaluate the loan demand pipeline. Deposit runoff is monitored daily and loan prepayments evaluated monthly. The Company historically has maintained a substantial portion of its loan portfolio on a variable rate basis and plans to continue this Asset/Liability/Management (ALM) strategy in the future. Portions of the variable rate loan portfolio have interest rate floors and caps which are taken into account by the Company's ALM modeling software to predict interest rate sensitivity including prepayment risk. The investment portfolio is all classified as available for sale and the modified duration is relatively short. The Company does not utilize any derivative products or invest in any "high risk" instruments.

Our interest rate sensitivity analysis (simulation) as of December 2003 for a simulated increasing rate environment starting in July of 2004 at 25 basis point intervals each month reaching an anticipated prime rate of 5.25% by November 30, 2004, projected Net Interest Income of $16.7 million for 2004 based on average assets of $351.0 million compared to actual results of $16.8 million on average assets of $353.8 million or a 0.8% positive variance in average assets and a 1.0% positive variance in Net Interest Income. The actual Prime rate was flat at 4.00% for the first half of 2004 and increased 25 basis points to 4.25% on July 1, 2004 and an additional 25 basis points each on August 11th, September 22nd, November 10th and December 14th. Average yields were down in 2004 on interest-earning assets 28 basis points and average rates were down 35 basis points on interest-paying liabilities. The Company continued to have high demand for loans ($275.4 million on average for 2004 with $25.8 million sold during the year) which resulted in the percentage of loans to interest earning assets remaining static at 83.3%. The net interest margin for 2004 was 5.24% compared to the projected net interest margin of 5.35%. Net income was projected to be $5.1 million in the simulated increasing rate environment compared to actual results of $5.8 million. The $1.0 million increase in Net Income Before Taxes was mainly attributable to a $221 thousand increase on the Gain on Sale of loans, a $321 thousand increase in Service Fees, a $90 thousand Gain on the Sale of OREO which was not anticipated, a reduction in Employee Benefits expense of $149 thousand, a reduction in Equipment expense of $64 thousand, a reduction in telephone expense from projection of $55 thousand and a reduction in postage expense of $68 thousand. These increases were partially offset by the loss of $42 thousand on impaired assets and the increase in correspondent fees of $48 thousand. Return on Assets was 1.65% compared to our simulated increasing rate projection of 1.46%. Return on Equity was 14.17% compared to our simulated increasing rate projection of 12.65%. These two ratios were higher based on higher actual net income as explained above.

Commitments, Contingent Liabilities, and Off-Balance Sheet Arrangements. The Company is a party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers and to reduce its own exposure to fluctuation in interest rates. These financial instruments include commitments to extend credit, standby letters of credit, interest rate caps and floors written on adjustable rate loans, commitments to participate in or sell loans and commitments to buy or sell securities. Such instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the balance sheet. The contract or notional amounts of those instruments reflect the extent of involvement the Company has in particular classes of financial instruments.

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

The Company generally require collateral or other security to support financial instruments with credit risk.

Union Bankshares, Inc. and Subsidiary
---------------------------------------------------------------------------
Management's Discussion and Analysis of Financial Condition and
 Results of Operations (Continued)

The following table shows financial instruments whose contract amount represents credit risk in each of the future periods presented:



                                                     Contract or Notional Amount
                              -------------------------------------------------------------------------
                               2005        2006       2007     2008     2009     Thereafter      Total
                              -------------------------------------------------------------------------
                                                       (Dollars in thousands)

Commitments to
 originate loans              $13,773     $    -     $    -    $  -     $  -       $    -       $13,773

Unused lines of credit         23,679      1,512        775     397      130        5,415        31,908

Standby letters of credit         596         78        300       -        -           30         1,004

Credit card arrangements        2,273          -          -       -        -            -         2,273

Equity investment
 commitments to housing
 limited partnerships             645        347        356       -        -            -         1,348
                              -------------------------------------------------------------------------

      Total                   $40,966     $1,937     $1,431    $397     $130       $5,445       $50,306
                              =========================================================================

Approximately $6.0 million of the unused lines of credit outstanding at December 31, 2004 relate to real estate construction loans that are expected to fund within the next twelve months. The remaining lines primarily relate to revolving lines of credit or other real estate or commercial loans, and many of these lines may expire without being fully drawn upon, and therefore the commitment amounts do not necessarily represent future cash needs.

Commitments to originate loans grew from $8.9 million at December 31, 2003 to $13.8 million at December 31, 2004 mainly due to a large commercial real estate commitment made in December of 2004. Unused lines of credit grew from $25.4 million at December 31, 2003 to $31.9 million at December 31, 2004 as growth was experienced in all business segments.

The Company may enter into commitments to sell loans which involve market and interest rate risk. There were no such commitments at December 31, 2004.

Contractual Obligations: The Company has various financial obligations, including contractual obligations that may require future cash payments. Further discussion of the nature of each obligation is included in Notes 9, 12, and 13 of the Notes to Consolidated Financial Statements. The following table presents, as of December 31, 2004, significant fixed and determinable contractual obligations to third parties by payment date:


                                                              Payments Due By Period
                                         -----------------------------------------------------------------
                                         Less than
                                          1 year       1-3 years     4-5 years     Thereafter      Total
                                         -----------------------------------------------------------------
                                                              (Dollars in thousands)

Operating lease commitments              $    106       $   178       $   62          $ 14        $    360
Maturities on borrowed funds                2,344         4,992          266           331           7,933
Deposits without stated maturity (1)      214,402             -            -             -         214,402
Certificates of deposit (1)                68,244        21,652        2,300             -          92,196
Pension plan contributions (2)                475             -            -             -             475
Deferred compensation payouts                 197           259          160           311             927
                                         -----------------------------------------------------------------

      Total                              $285,768       $27,081       $2,788          $656        $316,293
                                         =================================================================

--------------------
<F1>  While the Company has a contractual obligation to depositors should they wish to withdraw all or some of the funds on deposit with the Bank subsidiary, Management believes, based on historical analysis, that the majority of these deposits will remain on deposit for the foreseeable future. The amounts exclude interest accrued.
<F2>  Funding requirements for pension benefits after 2005 are excluded due to the significant variability in the assumptions required to project the amount and timing of future cash contributions.

Union Bankshares, Inc. and Subsidiary
---------------------------------------------------------------------------
Management's Discussion and Analysis of Financial Condition and
 Results of Operations (Continued)

The Company is required to maintain a noninterest-bearing reserve balance as established by the Federal Reserve Bank of Boston. The average total reserve for the 14-day maintenance period ended December 31, 2004 was $3.4 million. The Company has also committed to maintain a noninterest-bearing contracted clearing balance of $1.0 million at December 31, 2004 with the Federal Reserve Bank of Boston.

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

The following tables show the Company's rate sensitivity analysis as of December 31, 2004 and 2003:


                                                                                  December 31, 2004
                                                                             Cumulative repriced within
                                                      -------------------------------------------------------------------------
                                                      3 Months     4 to 12      1 to 3       3 to 5       Over 5
                                                      or Less      Months       Years        Years        Years         Total
                                                      -------------------------------------------------------------------------
                                                                      (Dollars in thousands, by repricing date)

Interest sensitive assets:
  Federal funds sold and
   overnight deposits                                 $  4,187     $     -     $      -     $      -     $       -     $  4,187
  Interest-bearing deposits in banks                       693       2,371        3,461          885            99        7,509
  Investments available-for-sale (1) (3)                 1,980      10,193       10,572        7,895         9,153       39,793
  Loans (2) (3)                                        119,005      60,505       60,499       32,128         7,932      280,069
  FHLB Stock                                                 -           -            -            -         1,241        1,241
                                                      -------------------------------------------------------------------------

      Total interest sensitive assets                 $125,865     $73,069     $ 74,532     $ 40,908     $  18,425     $332,799
                                                      =========================================================================

Interest sensitive liabilities:
  Time deposits                                       $ 21,008     $47,236       21,652     $  2,300             -     $ 92,196
  Money markets                                          9,197           -            -            -        51,210       60,407
  Regular savings                                        6,473           -            -            -        41,353       47,826
  NOW accounts                                          20,616           -            -            -        28,332       48,948
  Borrowed funds (3)                                     1,778         860        2,490        2,806             -        7,934
                                                      -------------------------------------------------------------------------

      Total interest sensitive liabilities            $ 59,072     $48,096     $ 24,142     $  5,106     $ 120,895     $257,311
                                                      =========================================================================

Net interest rate sensitivity gap                     $ 66,793     $24,973     $ 50,390     $ 35,802     $(102,470)    $ 75,488
Cumulative net interest rate sensitivity gap          $ 66,793     $91,766     $142,156     $177,958     $  75,488
Cumulative net interest rate sensitivity gap as
 a percentage of total assets                            18.6%       25.5%        39.5%        49.5%         21.0%
Cumulative interest sensitivity gap as a
 percentage of total interest-earning assets             20.1%       27.6%        42.7%        53.5%         22.7%
Cumulative net interest sensitivity gap as
 percentage of total interest-bearing liabilities        26.0%       35.7%        55.2%        69.2%         29.3%

--------------------
<F1>  Investments available for sale exclude marketable equity securities with a fair value of $1.2 million that may be sold by the Company at any time.
<F2>  Balances shown net of unearned income of $166 thousand.
<F3>  Estimated repayment assumptions considered in Asset/Liability model.

Union Bankshares, Inc. and Subsidiary
---------------------------------------------------------------------------
Management's Discussion and Analysis of Financial Condition and
 Results of Operations (Continued)


                                                                                  December 31, 2003
                                                                             Cumulative repriced within
                                                      -------------------------------------------------------------------------
                                                      3 Months     4 to 12      1 to 3       3 to 5       Over 5
                                                      or Less      Months       Years        Years        Years         Total
                                                      -------------------------------------------------------------------------
                                                                      (Dollars in thousands, by repricing date)

Interest sensitive assets:
  Federal funds sold and
   overnight deposits                                 $    916     $     -     $      -     $      -     $       -     $    916
  Interest-bearing deposits in banks                       986       2,266        2,178          992            98        6,520
  Investments available-for-sale (1) (3)                 3,018       7,109       12,663       10,438        10,050       43,278
  Loans (2) (3)                                        104,749      55,462       45,680       48,344        17,326      271,561
  FHLB Stock                                                 -           -            -            -         1,241        1,241
                                                      -------------------------------------------------------------------------

      Total interest sensitive assets                 $109,669     $64,837     $ 60,521     $ 59,774     $  28,715     $323,516
                                                      =========================================================================

Interest sensitive liabilities:
  Time deposits                                       $ 22,725     $47,514     $ 23,991     $  2,948     $       -     $ 97,178
  Money markets                                          8,977           -            -            -        55,205       64,182
  Regular savings                                        6,043           -            -            -        39,520       45,563
  NOW accounts                                          20,488           -            -            -        29,605       50,093
  Borrowed funds (3)                                       354       1,086        3,079        2,703             -        7,222
                                                      -------------------------------------------------------------------------

      Total interest sensitive liabilities            $ 58,587     $48,600     $ 27,070     $  5,651     $ 124,330     $264,238
                                                      =========================================================================

Net interest rate sensitivity gap                     $ 51,082     $16,237     $ 33,451     $ 54,123     $ (95,615)    $ 59,278
Cumulative net interest rate sensitivity gap          $ 51,082     $67,319     $100,770     $154,893     $  59,278
Cumulative net interest rate sensitivity gap
 as a percentage of total assets                         14.3%       18.9%        28.3%        43.4%         16.6%
Cumulative interest sensitivity gap as a
 percentage of total interest-earning assets             15.8%       20.8%        31.2%        47.9%         18.3%
Cumulative net interest sensitivity gap as a
 percentage of total interest-bearing liabilities        19.3%       25.5%        38.1%        58.6%         22.4%

--------------------
<F1>  Investments available for sale exclude marketable equity securities with a fair value of $1.1 million that may be sold by the Company at any time.
<F2>  Balances shown net of unearned income of $185 thousand.
<F3>  Estimated repayment assumptions considered in Asset/Liability model.

Simulation Analysis. In its simulation analysis, the Company uses computer software to simulate the estimated impact on net interest income and capital (Net Fair Value) under various interest rate scenarios, balance sheet trends, and strategies over a relatively short time horizon. These simulations incorporate assumptions about balance sheet dynamics such as loans and deposit growth, product pricing, prepayment speeds on mortgage related assets and principal maturities on other financial instruments, and changes in funding mix. While such assumptions are inherently uncertain as actual rate changes rarely follow any given forecast and asset - liability pricing and other model inputs usually do not remain constant in their historical relationships, management believes that these assumptions are reasonable. Based on the results of these simulations, the Company is able to quantify its estimate of interest rate risk and develop and implement appropriate strategies.

Union Bankshares, Inc. and Subsidiary
---------------------------------------------------------------------------
Management's Discussion and Analysis of Financial Condition and
 Results of Operations (Continued)

The following chart reflects the results of our latest simulation analysis for next year-end on Net Interest Income, Net Income, Return on Assets, Return on Equity and Net Fair Value Ratio. The projection utilizes a rate shock of up 300 basis points and down 200 basis points from the year-end prime rate of 5.00%; this rise is the highest internal slope monitored. The down 200 basis points was chosen as with the current low level of interest rates the potential for interest-bearing deposit accounts to respond to further drops in projected rates is limited, therefore calculations for rate decreases greater than 200 basis points would have been misleading. This slope range was determined to be the most relevant during this economic cycle.

                           UNION BANKSHARES, INC.
                INTEREST RATE SENSITIVITY SIMULATION ANALYSIS
                              DECEMBER 31, 2004
                           (Dollars in thousands)


   Year         Prime     Net Interest                   Net       Return on     Return on      Net Fair
  Ending        Rate         Income        Change %     Income     Assets %      Equity %      Value Ratio
----------------------------------------------------------------------------------------------------------

December-05     8.25        $19,074          9.42       $7,024       1.92          16.18          9.28%
                5.25         17,431          0.00        5,926       1.63          13.79         11.22%
                3.25         15,744         (9.68)       4,798       1.32          11.27         12.56%

The resulting projected effect of these estimates on Net Interest Income and the Net Fair Value Ratio for the year ending December 31, 2005 are within the approved ALCO guidelines. The simulations of earnings do not incorporate any management actions, which might moderate the negative consequences of interest rate deviations. Therefore, they do not reflect likely actual results, but serve as conservative estimates of interest rate risk.

Liquidity. Managing liquidity risk is essential to maintaining both depositor confidence and stability in earnings. Liquidity is a measurement of the Company's ability to meet potential cash requirements, including ongoing commitments to fund deposit withdrawals, repay borrowings, fund investment and lending activities, and for other general business purposes. The Company's principal sources of funds are deposits, amortization and prepayment of loans and securities, maturities of investment securities and other short-term investments, sales of securities and loans available-for-sale, earnings, and funds provided from operations. Maintaining a relatively stable funding base, which is achieved by diversifying funding sources, competitively pricing deposit products, and extending the contractual maturity of liabilities, reduces the Company's exposure to roll over risk on deposits and limits reliance on volatile short-term purchased funds. Short-term funding needs arise from declines in deposits or other funding sources, funding of loan commitments and requests for new loans. The Company's strategy is to fund assets to the maximum extent possible with core deposits that provide a sizable source of relatively stable and low-cost funds. For the year ended, December 31, 2004, the Company's ratio of average loans to average deposits was 90.8% compared to the average for the year ended December 31, 2003 of 89.5%.

In addition, as Union is a member of the FHLB of Boston, it has access to preapproved lines of credit up to $9.9 million or 2.8% of total assets at December 31, 2004 over and above the term advances already drawn on the line. This line of credit could be used for either short-term or long-term liquidity or other needs. Union maintains a $5.0 million preapproved Federal Funds line of credit with an upstream correspondent bank and a repurchase agreement line with a brokerage house. There were no balances outstanding on either line at December 31, 2004.

Union maintains an IDEAL Way Line of Credit with the Federal Home Loan Bank of Boston. The total line available was $3.6 million as of both December 31, 2004 and 2003 as there were no borrowings against this line of credit. Interest on these borrowings is chargeable at a rate determined by the Federal Home Loan Bank and payable monthly. Should Union utilize this line of credit, qualified portions of the loan and investment portfolios would collateralize these borrowings.

While scheduled loan and securities payments and FHLB advances are relatively predictable sources of funds, deposit flows and prepayments on loans and mortgage-backed securities are greatly influenced by general interest rates, economic conditions, and competition. The Company's liquidity is actively managed on a daily basis, monitored by the ALCO, and reviewed periodically with the subsidiary's Board of Directors. The Company's ALCO sets liquidity targets based on the Company's financial condition and existing and projected economic and market conditions. The ALCO measures the Company's marketable assets and credit available to fund liquidity requirements and compares the adequacy of that aggregate amount against the aggregate amount of the Company's sensitive or volatile liabilities, such as core deposits and time deposits in excess of $100,000, borrowings with short

Union Bankshares, Inc. and Subsidiary
---------------------------------------------------------------------------
Management's Discussion and Analysis of Financial Condition and
 Results of Operations (Continued)

maturities, and credit commitments outstanding. The primary objective is to manage the Company's liquidity position and funding sources in order to ensure that it has the ability to meet its ongoing commitment to its depositors, to fund loan commitments and unused lines of credit and to maintain a portfolio of investment securities.

The Company's management monitors current and projected cash flows and adjusts positions as necessary to maintain adequate levels of liquidity. Although approximately 74.0% of time deposits will mature within twelve months, management believes, based upon past experience, that the Company will retain a substantial portion of these deposits. Management will continue to offer a competitive but prudent pricing strategy to facilitate retention of such deposits. A reduction in total deposits could be offset by purchases of federal funds, short-or long-term FHLB borrowings, utilization of the repurchase agreement line or liquidation of investment securities or loans held for sale. Such steps could result in an increase in the Company's cost of funds and adversely impact the net interest spread and margin. Management believes the Company has sufficient liquidity to meet all reasonable borrower, depositor and creditor needs in the present economic environment. However, any projections of future cash needs and cash flows are subject to substantial uncertainty. We continually evaluate opportunities to buy/sell securities and loans available for sale, obtain credit facilities from lenders, or restructure our debt for strategic reasons or to further strengthen our financial position.

Capital Resources. Our capital management is designed to maintain an optimum level of capital in a cost-effective structure that: meets our target regulatory ratios; supports our internal assessment of economic capital; funds our business strategies; and builds long-term stockholder value. In support of the latter goal, a three-for-two stock split was declared and effected in the form of a stock dividend payable August 8, 2003. The information presented in the following paragraphs regarding our capital has been retroactively adjusted to reflect the split with the exception of the information regarding the stock repurchase plan.

The total dollar value of the Company's stockholders' equity was $42.4 million at December 31, 2004 reflecting net income of $5.8 million for 2004, less dividends paid of $4.1 million, and a reduction in accumulated other comprehensive income of $383 thousand compared to $41.0 million at year end 2003. The Company has 5,000,000 shares of $2.00 par value common stock authorized. As of December 31, 2004, the Company had 4,915,611 shares issued, of which 4,554,663 were outstanding and 360,948 were held in Treasury. Also as of December 31, 2004, there were outstanding employee incentive stock options with respect to 12,575 shares of the Company's common stock, granted pursuant to the Company's 1998 Incentive Stock Option Plan of which 9,325 were exercisable. Of the 75,000 shares authorized for issuance under the 1998 Plan, 51,950 shares remained available for future option grants at December 31, 2004.

On October 17, 2001, the Company announced a stock repurchase program that was not amended to reflect the stock split. The Board of Directors had authorized the repurchase of up to 100,000 shares of common stock, or approximately 2.2% of the Company's outstanding shares. Shares could be repurchased in the open market or in negotiated transactions. The repurchase program was open for an unspecified period of time but was terminated March 17, 2004 by the Board of Directors. As of such date the Company had repurchased 6,672 shares under this program, for a total cost of $129.5 thousand. No repurchases had been made since 2001.

Dividends are generally increased in line with long-term trends in earnings per share growth and conservative earnings projections, while sufficient profits are retained to support anticipated business growth, fund strategic investments and provide continued support for deposits.

For the Company and Union at December 31, 2004, total capital to risk weighted assets was 18.57% and 18.27% respectively. Tier I capital to risk weighted assets was 17.27%, and 16.96% respectively and Tier I capital to average assets was 11.62% and 11.42%, respectively. Union is categorized as well capitalized under the regulatory framework and the Company is well over the minimum capital requirements.

On January 14, 2005, the Company declared a $0.24 per share regular and a $0.40 per share special dividend payable January 28, 2005 to stockholders of record on January 24, 2005. A special dividend was declared as the Company's primary capital ratio on December 31, 2004 approached 12%, earnings were better than anticipated, and the current tax treatment of dividends is beneficial to shareholders.

Impact of Inflation and Changing Prices. The Company's consolidated financial statements, included in this document, have been prepared in accordance with U.S. generally accepted accounting principles, which require the measurements of financial position and results of operations in terms of historical dollars, without considering changes in the relative purchasing power of money over time due to inflation. Banks have asset and liability structures that are essentially monetary in nature, and their general and administrative costs constitute relatively small percentages of total expenses. Thus, increases in the general price levels for

Union Bankshares, Inc. and Subsidiary
---------------------------------------------------------------------------
Management's Discussion and Analysis of Financial Condition and
 Results of Operations (Continued)

goods and services have a relatively minor effect on the Company's total expenses. Interest rates have a more significant impact on the Company's financial performance than the effect of general inflation. Until July of 2004, because of the uneven nature of the expansion of the U.S. economy, the Federal Reserve had kept overnight rates at 40 year lows but have moved the targeted federal funds rates up five 25 basis points steps between then and December 31, 2004. Interest rates do not necessarily move in the same direction or change in the same magnitude as the prices of goods and services, although periods of increased inflation may accompany a rising interest rate environment.

Regulatory Matters. The Company and its subsidiary bank are subject to periodic examinations by the various regulatory agencies. These examinations include, but are not limited to, procedures designed to review lending practices, risk management, credit quality, liquidity, compliance and capital adequacy. During 2004, the Vermont State Department of Banking, the Federal Deposit Insurance Corporation, and the Federal Reserve Bank of Boston performed various examinations of the Company and Union pursuant to their regular, periodic regulatory reviews. No comments were received from these various bodies that would have a material adverse effect on either Company's liquidity, capital resources, or operations.

Union Bankshares, Inc. and Subsidiary
---------------------------------------------------------------------------
Change in Independent Auditor

On June 1, 2004, the partners of the Company's former independent auditor, Urbach Kahn & Werlin LLP, announced that they were joining the independent accounting firm of UHY LLP, a newly-formed New York limited liability partnership, organized by the partners of four accounting firms with offices in seven (7) states. UHY LLP is a legal entity that is separate from Urbach Kahn & Werlin LLP. Following formation of UHY LLP, Urbach Kahn & Werlin LLP began the process of ceasing to provide audit services to public companies, and accordingly, on November 17, 2004 it resigned as the Company's independent auditor. On that same date, the Audit Committee of the Company's Board of Directors approved the appointment of UHY LLP as the Company's independent auditor for the year ended December 31, 2004 and the interim period prior to such year-end, to replace Urbach Kahn & Werlin LLP. Prior to this appointment, neither the Company nor anyone on its behalf had consulted with UHY LLP during 2004 or the preceding two fiscal years regarding (1) the application of accounting principles to a specific transaction, either completed or proposed, (2) the type of audit opinion that might be rendered on the Company's financial statements, (3) any matter that was the subject of a disagreement within the meaning of Item 304 of Securities and Exchange Commission Regulation S-K, or (4) any reportable event within the meaning of Item 304 of Regulation S-K.

None of the reports of Urbach Kahn & Werlin LLP on the Company's financial statements for either of the past two fiscal years prior to their resignation contained an adverse opinion or disclaimer of opinion, or was qualified or modified as to uncertainty, audit scope or accounting principles. In addition, during the Company's two fiscal years and subsequent interim periods prior to their resignation, (1) there were no disagreements between the Company and Urbach Kahn & Werlin LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Urbach Kahn & Werlin LLP, would have caused it to make reference to the subject matter of the disagreements in connection with its report, and (2) there were no reportable events as within the meaning of Item 304 of Regulation S-K. In accordance with such regulation, Urbach Kahn & Werlin LLP has furnished to the Company a letter addressed to the Securities and Exchange Commission stating that it agrees with the statements in this paragraph.

As required by the rules of the Securities and Exchange Commission, the Company disclosed the change in its independent auditor in a Current Report on Form 8-K filed with the Commission on November 17, 2004.

Union Bankshares, Inc. and Subsidiary
---------------------------------------------------------------------------
Market for Union Bankshares' Common Shares and Related Stockholder Matters

On March 17, 2005, there were 4,554,663 shares of common stock outstanding held by 683 stockholders of record. The number of stockholders does not reflect the number of persons or entities who may hold the stock in nominee or "street name."

Union Bankshares' common stock was listed on the American Stock Exchange on July 13, 2000. The Company's stock trades under the symbol UNB. LaBranche & Co. of New York City are the market specialists for Union Bankshares, Inc. stock. The high and low prices for shares of the Company's common stock for 2003, as well as cash dividends paid thereon have all been adjusted for the 3-for-2 stock split effected August 8, 2003 and are presented below:


                                2004                                2003
                   -------------------------------------------------------------------
                    High       Low       Dividends      High       Low       Dividends
                   -------------------------------------------------------------------

First Quarter      $26.60     $24.81       $.22        $20.27     $16.47       $.20

Second Quarter     $25.00     $21.75       $.22        $20.93     $18.00       $.20

Third Quarter      $24.20     $22.45       $.22        $29.85     $19.80       $.20

Fourth Quarter     $25.00     $23.20       $.24        $29.90      $24.60      $.22

On January 14, 2005, the Company declared a regular dividend of $.24 and a special dividend of $.40 per share to stockholders of record as of January 24, 2005, payable January 28, 2005.

Union Bankshares, Inc. and Subsidiary
---------------------------------------------------------------------------
Shareholder Assistance and Investor Information

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

A copy of the Form 10-K Report filed with the Securities and Exchange Commission may be obtained without charge upon written request to:

      Marsha A. Mongeon, Treasurer and Chief Financial Officer
      Union Bankshares, Inc.
      P.O. Box 667
      Morrisville, VT 05661-0667

      Corporate Name: Union Bankshares, Inc.

      Corporate Transfer Agent: Union Bank, P.O. Box 667, Morrisville, VT 05661-0667

Union Bankshares, Inc. & Union Bank * Directors                   PHOTO
Richard C. Sargent, Chairman           Franklin G. Hovey II
Cynthia D. Borck                       Richard C. Marron
William T. Costa, Jr.                  Robert P. Rollins
Kenneth D. Gibbons                     John H. Steel

Union Bankshares, Inc. * Officers
Richard C. Sargent, Chairman
Cynthia D. Borck, Vice President
Kenneth D. Gibbons, President & CEO
Marsha A. Mongeon, Vice President/Treasurer
Robert P. Rollins, Secretary
JoAnn A. Tallman, Assistant Secretary

Citizens Division Advisory Board
Cynthia D. Borck, Kenneth D. Gibbons, J.R. Alexis Clouatre,
Franklin G. Hovey II, William T. Costa, Jr., Dwight A. Davis

Union Bank * Officers
Wanda L. Allaire                                 Stephen H. Kendall
    Assistant Vice President, Morrisville            Assistant Vice President, Fairfax
Rhonda L. Bennett                                Susan O. Laferriere
    Vice President, Morrisville                      Vice President, St. Johnsbury
John T. Booth, Jr.                               Margaret S. Lambert
    Finance Officer, Morrisville                     Assistant Vice President, Morrisville
Cynthia D. Borck                                 Dennis J. Lamothe
    Executive Vice President, Morrisville            Vice President, St. Johnsbury
Stacey L.B. Chase                                Susan F. Lassiter
    Assistant Treasurer, Morrisville                 Assistant Vice President, Jeffersonville
Alice H. Claflin                                 Phillip L. Martin
    Trust Officer, St. Johnsbury                     Vice President, Stowe
Jeffrey G. Coslett                               Marsha A. Mongeon
    Assistant Vice President, Morrisville            Senior Vice President/Treasurer, Morrisville
Michael C. Curtis                                Mildred R. Nelson
    Vice President, St. Albans                       Assistant Vice President, Littleton
Peter J. Eley                                    Barbara A. Olden
    Senior Vice President, Morrisville               Assistant Vice President, St. Johnsbury Ctr.
Fern C. Farmer                                   Deborah J. Partlow
    Assistant Vice President, Morrisville            Trust Officer, Morrisville
Patsy S. French                                  Colleen D. Putvain
    Assistant Vice President, Jeffersonville         Assistant Treasurer, Morrisville
Karen C. Gammell                                 Robert P. Rollins
    Assistant Treasurer, Lyndonville                 Secretary, Morrisville
Kenneth D. Gibbons                               Ruth P. Schwartz
    President & CEO, Morrisville                     Vice President, Morrisville
Melissa A. Greene                                Robyn A. Sheltra
    Assistant Treasurer, Hardwick                    Assistant Treasurer, Stowe
Claire A. Hindes                                 David S. Silverman
    Assistant Vice President, Morrisville            Senior Vice President, Morrisville
Patricia N. Hogan                                Sara J. Small
    Vice President, Morrisville                      Assistant Treasurer, Morrisville
Tracey D. Holbrook                               JoAnn A. Tallman
    Vice President, St. Johnsbury                    Assistant Secretary, Morrisville
Lynne P. Jewett                                  Francis E. Welch
    Assistant Treasurer, Morrisville                 Assistant Vice President, Morrisville
Peter R. Jones
    Vice President, Morrisville

UNION BANK OFFICES                     St. Johnsbury*
Morrisville*                           325 Portland Street
Main Office                            802-748-3121
20 Lower Main Street
802-888-6600                           St. Johnsbury Center*
                                       Green Mountain Mall
Morrisville*                           1998 Memorial Drive
Northgate Plaza                        802-748-2454
Route 100
802-888-6860                           Lyndonville*
                                       183 Depot Street
Jeffersonville*                        802-626-3100
44 Main Street
802-644-6600                           (*ATMs at these branches)

Hyde Park
250 Main Street
802-888-6880
                                       PHOTO
Johnson*
198 Lower Main Street
802-635-6600

Stowe*                                 REMOTE ATMs
47 Park Street                         Ben & Jerry's, Waterbury
802-253-6600                           Big John's Riverside Store, Jericho
                                       Burke Mountain Ski Area
Hardwick*                              Cold Hollow Cider Mill, Waterbury Ctr.
103 Vt Route 15                        Copley Hospital, Morrisville
802-472-8100                           Marty's First Stop, Danville
                                       The Elmore Store
Fairfax*                               Smugglers' Notch Resort (2)
Route 104                              Stowe Mountain Resort (3)
802-849-2600                           Baileys at Burke, East Burke
                                       Johnson State College
Littleton Loan Center                  Stowe Mountain Road
241 Main Street                        Taft Corners, Williston
Littleton, NH                          Trapp Family Lodge, Stowe
603-444-7136
                                       EXPRESS TELEBANKING (TM)
St. Albans Loan Center                 802-888-6448, 800-583-2869
120 North Main Street                  or 802-748-0815
802-524-9000
                                       INTERNET BANKING
St. Johnsbury*                         www.unionbankvt.com
364 Railroad Street
802-748-3131