Form 10-K, Exhibit 13
period 2005-12-31
UNION BANKSHARES INC
filed 2006-03-31
CIK 706863

Exhibit 13

                           Union Bankshares, Inc.
                           ----------------------
                             2005 Annual Report

                           Union Bankshares, Inc.
         Earnings Per Share & Dividends Paid to Stockholders by Year

                                          Dividends     EPS
                                          -----------------

                  *1999                     $0.60      $0.90
                  *2000                     $0.65      $1.05
                  *2001                     $0.71      $1.06
                  *2002                     $0.76      $1.14
                  *2003                     $0.82      $1.18
                   2004                     $0.90      $1.28
                   2005                     $1.38**    $1.37

*   Dividend amounts have been adjusted for 2003 stock split
**  Includes a $0.40 per share special dividend

                     Facing page:   The Union Bank Team
      (not pictured: Faith Trottier; Heather Waterhouse; Heather Young)

                      [Photos of "The Union Bank Team"]

                                                             March 30, 2006

Dear Shareholder,

Much was accomplished in 2005 by your company and we are pleased to report those accomplishments in this year's annual report.

On the financial side, short-term interest rates continued to increase as the Federal Reserve pursued its policy of implementing, in small increments, its anti-inflationary controls. This caused the "prime rate" to rise from 5.25% to 7.25% during the year having a positive effect on net interest income. Deposit rates have also risen rapidly in the past twelve months requiring continued close monitoring of our asset/liability management strategy.

We also focused this past year on improving our officer call program and as a result loans outstanding and loans held for sale increased 9.6% reflecting strong demand not only in our traditional market, but at our new St. Albans loan office as well. Residential, home equity, municipal, and commercial loans all experienced solid growth. Thus far in 2006 we are experiencing a continuation of this trend.

As you read this report you will notice, in addition to the customary financial information, we have highlighted a few services and activities which are of interest. In particular is our newest full-service branch in Littleton, New Hampshire. This office opened in March of 2006 replacing the loan office we established there in 2001. We are quite pleased with the reception we have received and it reflects positively on the quality of our staff and advisory board who have many years of experience in the Littleton market. In October, we completed renovations to our Portland Street branch in St. Johnsbury with an eye toward improving lobby and vehicle traffic flow as well as physical security. New loan and deposit activity at this location has improved substantially.

Community banks continue to be a focal point of regulatory action; however, this past year we have seen some beneficial reductions in "regulatory burden" and other related legislation. For example, Congress recently approved amendments to the FDIC Act, the first improvements since 1980. The most significant change was an increase in deposit insurance coverage for retirement accounts from $100,000 to $250,000. Since the inception of Individual Retirement Accounts (IRA's) and similar retirement savings accounts, deposits in these accounts have increased substantially. New deposit insurance levels should assist us in attracting and retaining retirement deposits. In addition, changes in bankruptcy law, Community Reinvestment Act exams, Bank Secrecy Act compliance, and FASB accounting issues were all beneficial to the banking community. There are even recommendations to change some of the Sarbanes Oxley reporting requirements. We will watch closely how the SEC responds to the recommendations of the SEC Advisory Committee on Smaller Public Companies.

We want to thank our shareholders, customers, and especially our employees for all contributing to the success of Union Bankshares this past year.

Sincerely,

/s/ Richard C. Sargent                 /s/ Kenneth D. Gibbons

Richard C. Sargent                     Kenneth D. Gibbons
Chairman                               President & CEO

                                        Union Bankshares Board of Directors

[Photos]


Cynthia D. Borck  Steven J. Bourgeois  Kenneth D. Gibbons  Franklin G. Hovey II

Richard C. Marron  Robert P. Rollins  Richard C. Sargent  John H. Steel

2005:  Growing to meet new opportunities

In 2005, the team at Union Bank (the sole subsidiary of Union Bankshares, Inc.) continued to pursue a strategy of steady growth in assets, services provided, market area, and profitability. The following narrative provides some highlights of the year's activities which furthered the bank's pursuit of financial success while enhancing the communities in our service area. During the fourth quarter of 2005, the bank surpassed several previous financial records, with new records for Total Assets $382 million, Total Deposits $324 million and Total Loans $308 million.

COMMERCIAL SERVICES                  [Photo] Commercial Services Officers:
                                     FRONT Stacey Chase, Rhonda Bennett,
                                     Alycia Vosinek, Tracey Holbrook,
                                     Dennis Lamothe. BACK  David
                                     Silverman, Peter Jones, Mike Curtis,
                                     Steve Kendall, Phil Martin, Ken
                                     Gibbons.

The economies of the geographic region served by Union Bank are driven by many diverse businesses in the for-profit sector, as opposed to being dominated by a small handful of very large companies. As a result of this, small and medium sized businesses remain the "heart and soul" of the local economy. Throughout its history, Union Bank has responded by specializing in lending to independent businesses and entrepreneurs. We believe that by providing proper financing, we can help each business grow and prosper, increase their employment base and therefore add to the community as a whole. At the same time, helping to create strong local economies has also increased the Bank's growth and profitability.

2005 was a successful year for the Commercial Services team. The commercial loan portfolio increased from $135 million at year end 2004 to $158 million at year end 2005 representing 17% growth year over year. At the end of 2005, commercial loans comprised 51.4% of the bank's total loan portfolio.

One highlight in 2005 was the opening of the St. Albans (VT) Loan Center in February 2005. Vice President and Commercial Loan Officer Mike Curtis and Loan Assistant Carol Allen operate the office with an eye towards developing business and commercial relationships in the greater St. Albans
- Franklin County area. Both are highly experienced commercial bankers and have worked in the St. Albans market for several years. "Carol and I have been surprised that so many people in our community are already Union Bank customers," states Mike. "The bank has a good reputation in the market. One year later we are very pleased that so many more have become our loan customers."

Mike and Carol have closely followed the Bank's philosophy of community involvement. "A great part of our success is predicated on our active involvement in our community," Mike continues, "whether it is the St. Albans Free Library, Northwestern Counseling and Support Services, or St. Albans For the Future, our local involvement gives us the community's pulse and keeps Union Bank visible in our community.

Another active component of our Commercial Services Team is our Municipal Services program. We have designated several team members as Municipal specialists and have actively been soliciting deposit and loan business from our local municipalities. This program has grown in size and profitability over the last several years while benefiting the towns we live in with cost effective financial solutions, customized to their needs. "With CDARS and other programs," states Vice President Rhonda Bennett, "we can not only assist towns and school districts with their financing and cash management needs, we can also help them invest excess funds until needed to meet municipal expenses."

David Silverman, Senior Vice President, adds "Our service philosophy is consistently about building relationships. We view our commercial customers as individuals with individual needs, not as transactions. One important thing we have as a Bank is the relative longevity of our commercial lenders. Seven of our eleven commercial officers have been part of the Team for ten years or more. Our customers appreciate being able to work with a person they've come to know and trust. Many of our new customers are directed to us by our existing customers. We appreciate this level of loyalty and remain determined to earn it every business day."

[Photo]

The Bank's Merchant Services (credit/debit card processing) program continues to produce solid revenues while enhancing commercial customer loyalty. In 2005 the bank processed over $80 million in card transactions, an 8% increase year over year. Currently serving over 670 commercial customers, the department is now developing newer markets in St. Albans, Vermont and Littleton, New Hampshire.

"The Bank offers a great value in card processing, "states Stacey Chase, Merchant Services Officer. "We take pride in providing a quick response to customer calls and we take the time to thoroughly educate our customers about the benefits of working with us and how to minimize their risk when engaging in electronic commerce."

CONSUMER & RESIDENTIAL LENDING                          [Photo]

In Consumer Lending, the Bank continues to have success with the B.U.I.L.D. Loan program. The B.U.I.L.D. Loan is unique to the Bank, and has features that make it a leader in the Bank's market. In the past decade, the program has helped over 1450 families to construct new homes, or renovate existing homes."The B.U.I.L.D. Loan continues to generate both great interest and great numbers," says B.U.I.L.D. Loan co-creator and Executive V.P., Cynthia Borck. "We have helped thousands of individuals and families with this program, and have also generated some very impressive loan numbers. At year end, B.U.I.L.D. loans accounted for $20.7 million of our overall loan portfolio."In addition to the B.U.I.L.D. Loan, traditional Mortgages and Home Equity loans continued to show growth. The Bank also made a technology investment with the installation of "Loan Prospector," a computer-driven, software risk assessment tool which gives the Bank ready access to Freddie Mac's credit and pricing terms, streamlining the underwriting process. The Bank continues its long tradition of servicing the mortgages it originates.

[Photo]                           COMMUNITY

The Bank's ongoing dedication to the communities it serves was demonstrated in several ways, the first being its "Save for Success" school savings programs. The Bank's "Save for Success" Team Leaders and volunteers visit over 20 local graded schools every week in a program that encourages youngsters to open and contribute to savings programs. Now in its 9th year, Save for Success has been an extremely well received program that has helped children learn to save at an early age. "At year end," says SFS Facilitator Kristy Adams-Alfieri, "over 2900 kids were enrolled in the Bank's Save for Success program.

"In 2005, the Bank also began a formal internship program with Lyndon State College. Two students from Lyndon State College, were given training in both Teller and Personal Banker procedures. Internship students generally begin working with the Bank between their freshman & sophomore years, culminating with an internship during the summer before their senior year. In addition, the Bank continued it's long relationship with Johnson State College, by contributing to the Union Bank Scholarship Endowment. The JSC Scholarships are for students who show promise in civic and business leadership, and receive matching funds from the Vermont Higher Education Trust Fund. To date, seventeen scholarships have been granted from the interest on the endowment. The Bank will seek new interns from both Johnson and Lyndon State Colleges in 2006.

[Photo] Left to Right:   Retired Union Bank Director (and active St.
        Johnsbury Advisory Board Member) William T. Costa, Jr.; NVRH Board Chair Gretchen Hammer; Union Bank President Ken Gibbons, and NVRH CEO Paul Bengtson.

Historically, the Bank has benefitted greatly from its interns. Many talented team members began their careers at the bank as interns, and the Bank continues to realize the internship programs as a source of well-educated, experienced bank employees.

In August, Union Bank and Northeastern Vermont Regional Hospital, located in St. Johnsbury, announced a five-year pledge from the Bank in support of its ongoing capital campaign. In recognition, NVRH named a large meeting room in its business and conference center the "Union Bank Conference Room."

NVRH Board Chair Gretchen Hammer expressed particular thanks to recently retired Union Bank Director and St. Johnsbury Advisory Board Member Bill Costa for his support in recommending this gift to Union Bank's board. "Bill was one of the leaders in building the original hospital and he remains an important figure as we invest in the hospital to address the Kingdom's health needs for the next few decades," said Ms. Hammer.

"Union Bank has set a standard that will encourage others to be generous. Their support and leadership provides tremendous momentum to this campaign. We have already seen several organizations follow their lead." Added Paul Bengtson, NVRH's CEO.

[Photo]

In November, Union Bank's Mail Clerk, Don Rayta, spearheaded an effort to collect Thanksgiving turkeys as part of a regional effort to help those in need on this important family holiday. "The Bank's employees donated over 75 turkeys, which became part of well over 400 that were distributed throughout the greater Lamoille Valley," said Don. "The delivery truck was full of frozen birds."

Bank team members also participated in fund raising events for the American Cancer Society, the March of Dimes and the Red Cross. In October, the Bank, on behalf of the many community members who contributed, was able to give a check for $11,893 (which included $10,000 from the Bank) to the American Red Cross, specifically targeted for the victims of Hurricane Katrina.

"Every Union Bank branch from Fairfax to Littleton was set up to receive donations," said Union Bank President, Ken Gibbons. "We wanted to make the giving process as easy as possible for the members of the communities we serve. All donations are and will continue to be of great use by Gulf Coast relief efforts, as the challenge of Katrina's devastation will face the region and the nation for some time to come."

TECHNOLOGIES                                            [Photo]

Technology continues to redefine the process of banking, both for Union Bank and its customer base. Formally defining an Electronic Banking Department, the Bank has organized a team that is available to answer electronic banking questions every business day. The Electronic Banking Department handles everything from Wire Transfers to questions about its NetTeller Online banking program.

[Photo]

"The bank serves over 3500 customers through its NetTeller(R) Internet banking system and over 11,000 debit card customers," states Electronic Banking Officer Sara Small. "We take pride in the high level of service we offer our electronic banking customers, particularly given the wide array of banking methods at their disposal." In 2005, the bank handled over 250,000 calls through its Express Telebanking(R) system. Recognizing the increased potential for abuse of both debit and credit card accounts, the Bank initiated several Anti-Fraud educational campaigns through print advertising, direct mail and on its web site. "We have taken the initiative to aggressively educate our customers and the community at large about the growing issues of financial fraud," said Peter Eley, Senior Vice President. " In this era of online commerce, criminals and scam artists can operate with nearly complete anonymity, and from locations far outside our region, and often outside the country. The Bank has taken solid steps to protect its customers, but we're also doing our best to help them protect themselves."

PORTLAND STREET, ST. JOHNSBURY

[Photo] The original Portland Street office, constructed in the mid 1960s.

[Photo] The same site, after major renovations in 2005.

[Photo] Portland Street Team:  Melyssa Whitcomb, Molly Moghari, Teri
        Achilles, Tina Before, and Kathie Crown.

In the fourth quarter of 2005, major renovations were completed to the Bank's Portland Street Office in St. Johnsbury. Using the existing structure as a starting point, the entire building was overhauled, both interior and exterior. As described by the "before and after" images at the left, the building was increased in size and was transformed into a more traditional design.

"Moving to the classic 'New England look' has several benefits," says Paul Grogan, Facilities Manager. "Besides simply being more 'in tune' with typical village architecture, the sloped roof handles snow loads much better and leaves more convenient access for infrastructure requirements, such as wiring. The traffic flow was also improved, with better drive-through access and better over all parking."

"Our customers have really responded favorably," states Portland Street Branch Supervisor Kathie Crown. "We now have an on-site loan officer which gives our customers much greater access to loan programs. From our standpoint, our teller stations are much improved, with more space, easier access to important banking equipment and much better lighting through out the office. It's a very pleasant place to be in. Our renovations have even been acknowledged by the Northeast Kingdom Chamber of Commerce, who awarded us a 2005 Kingdom Improvement Award."

LITTLETON, NEW HAMPSHIRE

In March of 2006, construction was completed on the Bank's new full-service office at 263 Dells Road in Littleton, New Hampshire, just off I-93. The office opened officially on Monday, the 20th of March. The building is a two-story, traditional structure that features a convenient drive through teller window and ATM, a full teller line, and has both loan and closing offices. The location is convenient to the village of Littleton and large-chain retailers.

"I think that the word "initiative" is very appropriate in describing both Union Bank's move into the Littleton market and Littleton as a community," says Littleton Advisory Board Member Stan Fillion. "Littleton as a community, working with the Littleton Industrial Development Corporation, took the initiative and brought new and diversified business to the area in the 1970's in response to the demise of the local shoe industry and the changing face of commerce in the North Country. Again in the 1990's, Littleton became a 'National Main Street Community' and worked with the newly formed Littleton Main Street Corporation to revitalize its Main Street. Littleton continues this tradition of innovation and initiative into the new century and has become an economic hub for the region. Littleton and Union Bank are both built on the Yankee tradition of ingenuity and integrity. These are truly traits that will bind Littleton and Union Bank together."

                                  [Photo] UB's Littleton Team:  Millie
                                          Nelson, Alycia Vosinek, Candy
                                          Durocher, Ashley Reardon, Crystal
                                          Chase, Samanth Carey and Tara
                                          Donovan.

Norrine Williams, also on the Littleton Advisory Board adds, "Folks here are looking for solid, dependable banks who remember the individual, including the small business "Yankee" with deep roots to the North Country. Union Bank has a great history with its support and recognition of how important communities are, not just to themselves, but as part of the overall fabric of regional economies. Northern New Hampshire and Vermont are very similar in terms of business and small towns with a strong history of both independence and local control."

Advisory Board Member Judy Aydelott sums up: "In my 25 years of experience as co-owner of Profile Broadcasting Co., Inc. (WTLN AM/FM), I saw how welcoming the region is to entrepreneurial thinking; innovative notions and community involvement on the part of businesses of all sizes. I know that the Union Bank family applauds and supports these points of view and is eager for the opportunity to assist forward-thinking businesses and individuals alike. I think that the bank's location and extremely attractive exterior is going to set it apart from the other banks and branches in Littleton."

With the completion of Littleton's full service branch, the Bank's office locations run west to east from greater St. Albans in Northwestern Vermont to greater Littleton in Northern New Hampshire and touches or encompasses 7 Vermont and 3 New Hampshire counties, with a total population (2004 Census estimate) of over half a million individuals.

Union Bankshares, Inc. and Subsidiary
---------------------------------------------------------------------------
Selected Financial Information


                                                                    At or For The Years Ended December 31,
                                                    ----------------------------------------------------------------------
                                                       2005           2004           2003           2002           2001
                                                    ----------------------------------------------------------------------
                                                                (Dollars in thousands, except per share data)

Balance Sheet Data:

  Total assets                                      $  374,746     $  359,529     $  356,557     $  343,492     $  337,475

  Investment securities available-for-sale              32,408         40,966         44,370         45,824         49,610

  Loans, net of unearned income                        307,071        280,069        271,561        255,907        250,943

  Allowance for loan losses                             (3,071)        (3,067)        (3,029)        (2,908)        (2,801)

  Deposits                                             313,299        306,598        305,381        293,004        285,722

  Borrowed funds                                        16,256          7,934          7,223          7,536         10,344

  Stockholders' equity (1)                              41,603         42,403         40,987         39,169         37,215

Income Statement Data:

  Total interest income                             $   22,256     $   20,178     $   20,372     $   22,169     $   24,124
  Total interest expense                                (4,499)        (3,310)        (4,209)        (6,364)        (9,565)
                                                    ----------------------------------------------------------------------
      Net interest and dividend income                  17,757         16,868         16,163         15,805         14,559
  Provision for loan losses                                (60)           (30)          (114)          (356)          (320)
  Noninterest income                                     4,056          3,774          3,603          3,560          3,073
  Noninterest expenses                                 (13,056)       (12,319)       (12,060)       (11,761)       (10,496)
                                                    ----------------------------------------------------------------------
      Income before provision for income taxes           8,697          8,293          7,592          7,248          6,816

  Provision for income taxes                            (2,460)        (2,458)        (2,205)        (2,068)        (1,984)
                                                    ----------------------------------------------------------------------

      Net income                                    $    6,237     $    5,835     $    5,387     $    5,180     $    4,832
                                                    ======================================================================

Per Common Share Data:

  Net income (2)(3)                                 $     1.37     $     1.28     $     1.18     $     1.14     $     1.06
  Cash dividends paid (3)                                 1.38           0.90           0.82           0.76           0.71
  Book value (1)(3)                                       9.16           9.31           9.01           8.62           8.19

Weighted average number of shares outstanding (3)    4,554,055      4,551,469      4,547,366      4,543,113      4,546,204
Number of shares outstanding (3)                     4,542,663      4,554,663      4,550,313      4,545,288      4,542,788

--------------------
<F1>  Stockholders' equity includes unrealized gains or losses, net of applicable income taxes, on investment securities classified as "available-for-sale.
<F2>  Computed using the weighted average number of shares outstanding for the period.
<F3>  Per common share data and number of shares outstanding for all applicable periods have been restated to reflect the three-for-two stock split effected in the form of a 50% stock dividend to shareholders of record on July 26, 2003.

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

We have established a Disclosure Control Committee to assist us in ensuring that all public disclosures made by us are accurate and complete, and fairly present the Company's financial condition and results of operations. The members of the committee consist of select members of management and one of the financial experts from the Audit Committee. Representatives from the Company's external independent auditors and legal counsel normally participate. The Disclosure Control Committee shall review each annual and quarterly Exchange Act report prior to the Company filing them with the SEC to assess the quality of the disclosures made in the report, including but not limited to whether the report is accurate and complete in all material respects.

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

The Company's Independent Auditors and the Company's Internal Auditors have direct full and free access to the Board of Directors and its committees to discuss audit, financial reporting and related matters with or without management present.


/s/ Marsha A. Mongeon                  /s/ Kenneth D. Gibbons
-----------------------------          ------------------------------
Marsha A. Mongeon                      Kenneth D. Gibbons
Chief Financial Officer                Chief Executive Officer

Report of Independent Registered Public Accounting Firm


To the Board of Directors and Stockholders of Union Bankshares, Inc.

We have audited the accompanying consolidated balance sheets of Union Bankshares, Inc. and subsidiary as of December 31, 2005 and 2004, and the related consolidated statements of income, changes in stockholders' equity, and cash flows for each of the years in the two-year period ended December 31, 2005. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits. The consolidated financial statements of Union Bankshares, Inc. and subsidiary for the year ended December 31, 2003, were audited by other auditors whose report dated March 5, 2004, expressed an unqualified opinion on those statements.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Union Bankshares, Inc. and subsidiary as of December 31, 2005 and 2004, and the results of their operations and their cash flows for each of the years in the two-year period ended December 31, 2005, in conformity with accounting principles generally accepted in the United States of America.


/s/ UHY LLP


Albany, New York
March 10, 2006
VT Reg. No. 092-0000-648

Union Bankshares, Inc. and Subsidiary
---------------------------------------------------------------------
Consolidated Balance Sheets
December 31, 2005 and 2004


                                                                                   2005             2004
                                                                               -----------------------------

ASSETS
Cash and due from banks                                                        $ 14,018,842     $ 16,929,793
Federal funds sold and overnight deposits                                           189,587        4,187,159
                                                                               -----------------------------

      Cash and cash equivalents                                                  14,208,429       21,116,952

Interest bearing deposits in banks                                                8,597,835        7,508,703
Investment securities available-for-sale                                         32,407,973       40,965,888
Loans held for sale                                                               6,546,019        8,813,910

Loans                                                                           300,677,096      271,420,631
Allowance for loan losses                                                        (3,071,421)      (3,066,871)
Unearned net loan fees                                                             (152,338)        (165,654)
                                                                               -----------------------------
      Net loans                                                                 297,453,337      268,188,106

Accrued interest receivable                                                       1,971,924        1,527,808
Premises and equipment, net                                                       5,898,424        5,121,046
Other assets                                                                      7,661,722        6,286,622
                                                                               -----------------------------

      Total assets                                                             $374,745,663     $359,529,035
                                                                               =============================

LIABILITIES AND STOCKHOLDERS' EQUITY
LIABILITIES
  Deposits:
    Non-interest bearing                                                       $ 52,616,912     $ 57,221,189
    Interest bearing                                                            260,682,182      249,376,952
                                                                               -----------------------------
      Total deposits                                                            313,299,094      306,598,141
  Borrowed funds                                                                 16,256,274        7,933,652
  Accrued interest and other liabilities                                          3,587,484        2,594,218
                                                                               -----------------------------
      Total liabilities                                                         333,142,852      317,126,011
                                                                               -----------------------------

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY
  Common stock, $2.00 par value; 5,000,000 shares authorized;
   4,918,611 shares issued in 2005; 4,915,611 shares issued in 2004               9,837,222        9,831,222
  Paid-in capital                                                                   139,861          106,989
  Retained earnings                                                              33,760,610       33,809,456
  Treasury stock at cost; 375,948 shares in 2005 and 360,948 shares in 2004      (2,036,931)      (1,721,931)
  Accumulated other comprehensive (loss) income                                     (97,951)         377,288
                                                                               -----------------------------
      Total stockholders' equity                                                 41,602,811       42,403,024
                                                                               -----------------------------

      Total liabilities and stockholders' equity                               $374,745,663     $359,529,035
                                                                               =============================

See accompanying notes to consolidated financial statements.

Union Bankshares, Inc. and Subsidiary
---------------------------------------------------------------------------
Consolidated Statements of Income
Years Ended December 31, 2005, 2004, and 2003


                                                                 2005           2004           2003
                                                             -----------------------------------------

Interest income
  Interest and fees on loans                                 $20,247,000    $17,948,375    $18,203,663
  Interest on debt securities
    Taxable                                                    1,261,344      1,692,097      1,615,049
    Tax exempt                                                   191,549        214,449        233,902
  Dividends                                                       87,814         68,953         69,178
  Interest on federal funds sold and overnight deposits          188,080         47,149         73,807
  Interest on interest bearing deposits in banks                 280,348        207,163        176,738
                                                             -----------------------------------------

      Total interest income                                   22,256,135     20,178,186     20,372,337
                                                             -----------------------------------------
Interest expense
  Interest on deposits                                         3,984,868      2,948,477      3,866,621
  Interest on borrowed funds                                     513,951        362,101        342,362
                                                             -----------------------------------------

      Total interest expense                                   4,498,819      3,310,578      4,208,983
                                                             -----------------------------------------

      Net interest income                                     17,757,316     16,867,608     16,163,354

Provision for loan losses                                         60,000         30,000        114,000
                                                             -----------------------------------------

      Net interest income after provision for loan losses     17,697,316     16,837,608     16,049,354
                                                             -----------------------------------------

Noninterest income
  Trust income                                                   300,491        204,392        162,508
  Service fees                                                 2,898,159      2,802,020      2,660,976
  Net gains on sales of investment securities                    144,673         23,443            379
  Net gains on sales of loans held for sale                      192,073        443,965        524,981
  Net gains on sales of other real estate owned                  336,153         90,191         22,866
  Other income                                                   183,920        210,387        231,010
                                                             -----------------------------------------

      Total noninterest income                                 4,055,469      3,774,398      3,602,720
                                                             -----------------------------------------

Noninterest expenses
  Salaries and wages                                           5,627,296      5,401,332      5,302,774
  Pension and employee benefits                                2,044,870      1,972,948      1,912,319
  Occupancy expense, net                                         788,672        737,386        691,079
  Equipment expense                                            1,040,797        930,939        903,280
  Other expenses                                               3,554,249      3,276,681      3,250,283
                                                             -----------------------------------------

      Total noninterest expense                               13,055,884     12,319,286     12,059,735
                                                             -----------------------------------------

      Income before provision for income taxes                 8,696,901      8,292,720      7,592,339
Provision for income taxes                                     2,459,532      2,457,593      2,205,253
                                                             -----------------------------------------

      Net income                                             $ 6,237,369    $ 5,835,127    $ 5,387,086
                                                             =========================================

Earnings per common share (See Note 2)                       $      1.37    $      1.28    $      1.18

Dividends per common share (See Note 2)                      $      1.38    $      0.90    $      0.82

See accompanying notes to consolidated financial statements.

Union Bankshares, Inc. and Subsidiary
---------------------------------------------------------------------------
Consolidated Statements of Changes in Stockholders' Equity
Years Ended December 31, 2005, 2004, and 2003


                                          Common Stock                                                 Accumulated
                                    ------------------------                                              other           Total
                                    Shares, Net                Paid-in     Retained       Treasury    comprehensive   stockholders'
                                    of Treasury     Amount     Capital     earnings         stock     income (loss)       equity
                                    -----------------------------------------------------------------------------------------------

Balances, December 31, 2002          3,030,057    $6,541,378   $317,553   $33,357,259   $(1,721,931)     $674,280     $39,168,539
                                                                                                                      -----------
  Stock split effected in the
   form of a stock dividend
   (See Note 2)                      1,515,231     3,271,094   (329,453)   (2,945,045)            -             -          (3,404)
                                                                                                                      -----------
  Comprehensive income:
    Net income                               -             -          -     5,387,086             -             -       5,387,086
    Change in net unrealized
     gain (loss) on investment
     securities available-for-sale,
     net of reclassification
     adjustment and tax effects              -             -          -             -             -        86,374          86,374
                                                                                                                      -----------
    Total comprehensive income                                                                                          5,473,460
                                                                                                                      -----------
  Cash dividends declared                    -             -          -    (3,728,457)            -             -      (3,728,457)
  Exercise of stock options              5,025        10,050     66,476             -             -             -          76,526
                                     --------------------------------------------------------------------------------------------

Balances, December 31, 2003          4,550,313     9,822,522     54,576    32,070,843    (1,721,931)      760,654      40,986,664
                                                                                                                      -----------
  Comprehensive income:
    Net income                               -             -          -     5,835,127             -             -       5,835,127
    Change in net unrealized
     gain (loss) on investment
     securities available-for-sale,
     net of reclassification
     adjustment and tax effects              -             -          -             -             -      (383,366)       (383,366)
                                                                                                                      -----------
    Total comprehensive income                                                                                          5,451,761
                                                                                                                      -----------
  Cash dividends declared                    -             -          -    (4,096,514)            -             -      (4,096,514)
  Exercise of stock options              4,350         8,700     52,413             -             -             -          61,113
                                     --------------------------------------------------------------------------------------------

Balances, December 31, 2004          4,554,663     9,831,222    106,989    33,809,456    (1,721,931)      377,288      42,403,024
                                                                                                                      -----------
  Comprehensive income:
    Net income                               -             -          -     6,237,369             -             -       6,237,369
    Change in net unrealized
     gain (loss) on investment
     securities available-for-sale,
     net of reclassification
     adjustment and tax effects              -             -          -             -             -      (475,239)       (475,239)
                                                                                                                      -----------
    Total comprehensive income                                                                                          5,762,130
                                                                                                                      -----------
  Cash dividends declared                    -             -          -    (6,286,215)            -             -      (6,286,215)
  Issuance of stock options                  -             -        862             -             -             -             862
  Exercise of stock options              3,000         6,000     32,010             -             -             -          38,010
  Purchase of treasury stock           (15,000)            -          -             -      (315,000)            -        (315,000)

                                     --------------------------------------------------------------------------------------------

Balances, December 31, 2005          4,542,663    $9,837,222   $139,861   $33,760,610   $(2,036,931)    $ (97,951)    $41,602,811
                                     ============================================================================================

See accompanying notes to consolidated financial statements.

Union Bankshares, Inc. and Subsidiary
---------------------------------------------------------------------------
Consolidated Statements of Cash Flows
Years Ended December 31, 2005, 2004, and 2003


                                                                         2005             2004             2003
                                                                     ----------------------------------------------

CASH FLOWS FROM OPERATING ACTIVITIES
  Net income                                                         $  6,237,369     $  5,835,127     $  5,387,086
  Adjustments to reconcile net income to net cash
   provided by operating activities:
    Depreciation                                                          772,971          696,686          654,483
    Provision for loan losses                                              60,000           30,000          114,000
    Provision for deferred income taxes                                    93,290          197,939            1,918
    Net amortization of investment securities                             135,638          205,571          261,400
    Equity in losses of limited partnerships                              221,884          140,104          124,948
    Issuance of stock options                                                 862                -                -
    Net gains on sales of investment securities                          (144,673)         (23,443)            (379)
    Net gains on sales of loans held for sale                            (192,073)        (443,965)        (524,981)
    Net gains on sales of other real estate owned                        (336,153)         (90,191)         (22,866)
    Net gains on disposals of premises and equipment                       (1,995)          (7,395)          (5,609)
    Write-downs of other real estate owned                                      -                -           42,846
    Write-downs of impaired investment securities                          47,500           41,501                -
    Decrease in unamortized loan fees                                     (13,316)         (19,542)         (20,904)
    Proceeds from sales of loans held for sale                         15,208,927       26,269,537       30,186,323
    Origination of loans held for sale                                (12,748,963)     (16,115,144)     (31,046,743)
    (Increase) decrease in accrued interest receivable                   (444,116)         123,698          238,972
    (Increase) decrease in other assets                                  (135,134)          90,814         (359,474)
    Increase (decrease) in income taxes                                     7,742            4,653           (1,409)
    Increase (decrease) in accrued interest payable                       200,046          (51,046)        (216,388)
    Increase (decrease) in other liabilities                               81,661         (326,142)        (217,340)
                                                                     ----------------------------------------------
      Net cash provided by operating activities                         9,051,467       16,558,762        4,595,883
                                                                     ----------------------------------------------

CASH FLOWS FROM INVESTING ACTIVITIES
  Interest bearing deposits in banks
    Maturities and redemptions                                          5,374,868        3,562,529        3,562,015
    Purchases                                                          (6,464,000)      (4,551,539)      (4,755,075)
  Investment securities available-for-sale
    Sales                                                               2,453,236        1,761,346          350,553
    Maturities, calls and pay downs                                    15,245,085       13,161,672       22,958,760
  Purchases                                                            (9,898,930)     (12,323,253)     (21,986,482)
  Purchase of Federal Home Loan Bank stock                                      -                -           (5,300)
  Increase in loans, net                                              (29,624,052)     (18,259,344)     (13,686,707)
  Recoveries of loans charged off                                          54,972          124,164           98,581
  Purchase of premises and equipment                                   (1,551,164)      (1,377,719)        (497,439)
  Investments in limited partnerships                                    (640,107)            (100)        (378,900)
  Proceeds from sales of premises and equipment                             2,810           14,548           13,643
  Proceeds from sales of other real estate owned                          615,552                -           75,396
  Proceeds from sales of repossessed property                              11,370           12,684           42,251
                                                                     ----------------------------------------------
      Net cash used in investing activities                           (24,420,360)     (17,875,012)     (14,208,704)
                                                                     ----------------------------------------------

CASH FLOWS FROM FINANCING ACTIVITIES
  Increase (decrease) in borrowings outstanding, net                    8,322,622          711,122         (313,502)
  Proceeds from exercise of stock options                                  38,010           61,113           76,526
  Net (decrease) increase in noninterest bearing deposits              (4,604,277)       8,855,595        7,387,039
  Net increase (decrease) in interest bearing deposits                 11,305,230       (7,638,873)       4,987,911
  Purchase of treasury stock                                             (315,000)               -                -
  Proceeds paid out for fractional shares                                       -                -           (3,404)
  Dividends paid                                                       (6,286,215)      (4,096,514)      (3,728,457)
                                                                     ----------------------------------------------
      Net cash provided by (used in) financing activities               8,460,370       (2,107,557)       8,406,113
                                                                     ----------------------------------------------
      Decrease in cash and cash equivalents                            (6,908,523)      (3,423,807)      (1,206,708)
Cash and cash equivalents:
  Beginning                                                            21,116,952       24,540,759       25,747,467
                                                                     ----------------------------------------------
  Ending                                                             $ 14,208,429     $ 21,116,952     $ 24,540,759
                                                                     ==============================================

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
  Interest paid                                                      $  4,298,773     $  3,361,624     $  4,425,371
                                                                     ==============================================
  Income taxes paid                                                  $  2,186,544     $  2,283,094     $  2,223,156
                                                                     ==============================================
SUPPLEMENTAL SCHEDULE OF NONCASH INVESTING &
 FINANCING ACTIVITIES
  Other real estate acquired in settlement of loans                  $    243,665     $    319,368     $    130,717
                                                                     ==============================================
  Repossessed property acquired in settlement of loans               $     13,500     $      8,916     $     25,078
                                                                     ==============================================
  Loans originated to finance the sale of other real estate owned    $          -     $    283,634     $    801,296
                                                                     ==============================================
  Investment in limited partnerships acquired by capital
   contributions payable                                             $    703,817     $          -     $          -
                                                                     ==============================================
  Change in unrealized (losses) gains on investment securities
   available-for-sale                                                $   (720,059)    $   (580,858)    $    129,603
                                                                     ==============================================
  Transfer of loans held for sale to portfolio                       $  1,983,458     $          -     $          -
                                                                     ==============================================

See accompanying notes to consolidated financial statements.

Union Bankshares, Inc. and Subsidiary
---------------------------------------------------------------------------
Notes to Consolidated Financial Statements

Note 1. Significant Accounting Policies

The accounting and reporting policies of Union Bankshares, Inc. and Subsidiary (the "Company") are in conformity with U.S. generally accepted accounting principles (GAAP) and general practices within the banking industry. The following is a description of the more significant policies.

Basis of presentation and consolidation

The consolidated financial statements include the accounts of Union Bankshares, Inc., and its wholly-owned subsidiary, Union Bank ("Union"). On May 16, 2003, the two subsidiaries (Union Bank and Citizens Savings Bank and Trust Company (Citizens) of Union Bankshares, Inc. were merged with the surviving, state chartered bank being Union Bank headquartered in Morrisville, Vermont. All significant intercompany transactions and balances have been eliminated. The Company utilizes the accrual method of accounting for financial reporting purposes.

Nature of operations

The Company provides a variety of financial services to individuals, municipalities, commercial and nonprofit customers through its branches, ATMs, telebanking, and internet banking systems in northern Vermont and its loan production offices in St. Albans, Vermont and Littleton, New Hampshire. This market area encompasses primarily retail consumers, small businesses, municipalities, agricultural producers, and the tourism industry. The Company's primary deposit products are checking, savings, money market accounts, and certificates of deposit and its primary lending products are commercial, real estate, municipal, and consumer loans.

Concentration of risk

The Company's operations are affected by various risk factors, including interest-rate risk, credit risk, and risk from geographic concentration of lending activities. Management attempts to manage interest rate risk through various asset/liability management techniques designed to match maturities/repricing of assets and liabilities. Loan policies and administration are designed to provide assurance that loans will only be granted to credit-worthy borrowers, although credit losses are expected to occur because of subjective factors and factors beyond the control of the Company. Although the Company has a diversified loan portfolio, and economic conditions are relatively stable, most of its lending activities are conducted within the Northern Vermont and New Hampshire market area where it is located and a substantial portion of the Company's loans are secured by real estate and/or are Small Business Administration ("SBA") guaranteed. As a result, the Company and its borrowers may be especially vulnerable to the consequences of changes in the local economy and real estate market conditions. Note 7 discusses the types of lending which the Company engages in.

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

Management believes that the allowance for loan losses is adequate to absorb losses inherent in the portfolio. While management uses available information to recognize losses on loans, future additions to the allowance for loan losses may be necessary based on changes in economic conditions. The ultimate collectibility of a substantial portion of the Company's loan portfolio is dependent upon general economic and real estate market conditions in Northern Vermont. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Company's allowance for loan losses. Such agencies may require the Company to recognize additions to the allowance for loan losses based on their judgments about information available to them at the time of their examination, which may not be currently available to management.

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

Trust assets

Assets held by the Trust & Asset Management Division of Union in a fiduciary or agency capacity, other than trust cash on deposit, are not included in these consolidated financial statements because they are not assets of Union or the Company.

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

Accretion of discounts and amortization of premiums arising at acquisition are included in income using the effective interest method over the life of the securities. Unrealized gains and losses are excluded from earnings and reported in other comprehensive income, net of tax and reclassification adjustment, as a separate component of stockholders' equity. The specific identification method is used to determine realized gains and losses.

Declines in the fair value of held-to-maturity and available-for-sale investment securities below their cost that are deemed to be other than temporary are reflected in earnings as realized losses in other expenses. In estimating other-than-temporary impairment losses, management considers
(1) the length of time and the extent to which the fair value has been less than the amortized cost basis, (2) the financial condition and near and medium-term prospects of the issuer, (3) whether the decline is attributable to changes in interest rates or credit quality and (4) the intent and ability of the Company to retain its investment in the issuer for a period of time sufficient to allow for any anticipated recovery in fair value.

Loans held for sale

Loans originated and intended for sale in the secondary market are carried at the lower of cost or estimated fair value in the aggregate. Loans transferred from held for sale to portfolio are transferred at the lower of cost or market value in the aggregate. Sales are normally made without recourse. Gains and losses on the disposition of loans held for sale are determined on the specific identification basis. Net unrealized losses are recognized through a valuation allowance by charges to income.

Loans

Loans receivable that management has the intent and ability to hold for the foreseeable future or until maturity or pay-off are reported at their unpaid principal balances adjusted for any charge-offs, the allowance for loan losses, and any deferred fees or costs on originated loans and unamortized premiums or discounts on purchased loans.

Loan interest income is accrued daily on outstanding balances. Delinquency status is determined based on contractual terms. The accrual of interest is discontinued when a loan is specifically determined to be impaired and/or management believes, after considering collection efforts and other factors, that the borrowers' financial condition is such that collection of interest is doubtful. Normally, any unpaid interest previously accrued on those loans is reversed against interest income. A loan may be restored to accrual status when its financial status has been significantly improved and there is no principal or interest past due. A loan may also be restored to accrual status if the borrower makes six consecutive monthly payments or the lump sum equivalent. Income on non-accrual loans is generally not recognized unless a loan is placed back in accrual status or after all principal has been collected. Interest income generally is not recognized on impaired loans unless the likelihood of further loss is remote. Interest payments received on such loans are generally applied as a reduction of the loan principal balance.

Union Bankshares, Inc. and Subsidiary
---------------------------------------------------------------------------
Notes to Consolidated Financial Statements (Continued)

Note 1. Significant Accounting Policies (Continued)

Loan origination and commitment fees and certain direct loan origination costs are deferred and the net amount amortized as an adjustment of the related loan's yield using methods that approximate the interest method. The Company is generally amortizing these amounts over the contractual life of the related loans.

Allowance for loan losses

The allowance for loan losses is established for estimated losses in the loan portfolio through a provision for loan losses charged to earnings. Loan losses are charged against the allowance when management believes the loan balance is uncollectible or in accordance with federal guidelines. Subsequent recoveries, if any, are credited to the allowance.

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

Premises and equipment

Premises and equipment are stated at cost, less accumulated depreciation. Depreciation is computed principally by the straight-line method over the estimated useful lives of the assets. The cost of assets sold or otherwise disposed of and the related allowance for depreciation is eliminated from the accounts and the resulting gains or losses are reflected in the income statement. Maintenance and repairs are charged to current expense as incurred and the costs of major renewals and betterments are capitalized. Construction in progress is stated at cost, which includes the cost of construction and other direct costs attributable to the construction. No provision for depreciation is made on construction in progress until such time as the relevant assets are completed and put into use.

Federal Home Loan Bank stock

As a member of the Federal Home Loan Bank ("FHLB") of Boston, Union is required to invest in common stock of the FHLB of Boston. Effective April 19, 2004, to comply with the Gramm-Leach-Bliley Act, the FHLB of Boston adopted a capital plan that redeemed its Class A common stock and issued Class B common stock in its place. While there was no change in the dollar value of Union's investment upon conversion, the Class B common stock has a five year notice requirement for redemption and there is no guarantee of future redemption. Also, there is the possibility of future capital calls by the FHLB of Boston on member banks to ensure compliance with its capital plan. FHLB of Boston stock is reported in other assets at its par value of $1,240,500 at both December 31, 2005 and 2004. The stock is nonmarketable, and if redeemed, Union would receive from the FHLB of Boston an amount equal to the par value of the stock.

Other real estate owned

Real estate properties acquired through or in lieu of loan foreclosure are to be sold and are initially recorded at the lesser of the recorded loan or at estimated fair value at the date of acquisition establishing a new carrying basis. Thereafter, valuations are periodically performed by management, and the real estate is carried at the lower of carrying amount or fair value, less cost to sell. Revenue and expenses from operations and changes in valuation are included in other income and expenses.

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

Union also has a contributory 401(k) pension plan covering all employees who meet certain service requirements. The plan is voluntary, and in 2005, 2004, and 2003, Union, through the discretionary matching component of the plan, contributed fifty cents for every dollar contributed by participants, up to six percent of each participant's salary. Citizens had a contributory 401(k) pension plan covering all employees who met certain age and service requirements. The obligations of Citizens under the plan were assumed by Union at the time of the merger of the two subsidiaries in May of 2003. The plan was voluntary, and Citizens/Union, through the discretionary matching component of the plan, contributed fifty cents for every dollar contributed by participants, up to six percent of each participant's salary in 2003. Contributions to the profit sharing component of the plan were at the discretion of the Citizens' Board of Directors and were made in 2003. Effective January 1, 2004, the Citizens 401(k) pension plan was merged into the Union 401(k) pension plan.

Advertising costs

The Company expenses advertising costs as incurred.

Earnings per common share

Earnings per common share are computed based on the weighted average number of shares of common stock outstanding during the period, retroactively adjusted for stock splits, stock dividends, and stock issues and reduced for shares held in treasury. The weighted average shares outstanding were 4,554,055, 4,551,469 and 4,547,366 for the years ended December 31, 2005,
2004 and 2003, respectively.

Income taxes

The Company prepares its Federal income tax return on a consolidated basis. Federal income taxes are allocated to members of the consolidated group based on taxable income. The Company recognizes income taxes under the asset and liability method. This involves estimating the Company's actual current tax exposure as well as assessing temporary differences resulting from differing treatment of items, such as timing of the deduction of expenses, for tax and GAAP purposes. These differences result in deferred tax assets and liabilities, which are included in the Company's consolidated balance sheets. The Company must also assess the likelihood that any deferred tax assets will be recovered from future taxable income and to the extent that recovery is not likely, a valuation allowance must be established. Significant management judgment is required in determining income tax expense, and deferred tax assets and liabilities. Low-income housing tax credits and historic rehabilitation credits are recognized as a reduction of income tax expense in the year they are earned.

Off-balance-sheet financial instruments

In the ordinary course of business, the Company is a party to off-balance-sheet financial instruments consisting of commitments to originate credit, unused lines of credit, commitments under credit card arrangements, commitments to purchase investment

Union Bankshares, Inc. and Subsidiary
---------------------------------------------------------------------------
Notes to Consolidated Financial Statements (Continued)

Note 1. Significant Accounting Policies (Continued)

securities, commercial letters of credit and standby letters of credit. Such financial instruments are recorded in the financial statements when they become payable.

Comprehensive income

Accounting principles generally require that recognized revenue, expenses, gains, and losses be included in net income. Although certain changes in assets and liabilities, such as unrealized gains and losses on investment securities available-for-sale, are not included in net income, the cumulative effect of such items, net of tax effect, is reported as a separate component of the equity section of the balance sheet as Accumulated other comprehensive income. Such items, along with net income, are components of comprehensive income.

Other comprehensive income components and related tax effects at December 31 are as follows:


                                                                        2005          2004         2003
                                                                     ------------------------------------

Unrealized holding (losses) gains on investment securities
 available-for-sale                                                  $(622,886)    $(598,916)    $129,982
Reclassification adjustment for (gains) losses realized in income      (97,173)       18,058         (379)
                                                                     ------------------------------------
Net unrealized (losses) gains                                          (720,059)     (580,858)     129,603
Tax effect                                                             244,820       197,492      (43,229)
                                                                     ------------------------------------
Net of tax amount                                                    $(475,239)    $(383,366)    $ 86,374
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

Segment reporting

The Company's operations are solely in the financial services industry and include providing traditional banking services to its customers. The Company operates primarily in the geographical regions of Northern Vermont and New Hampshire. Management makes operating decisions and assesses performance based on an ongoing review of its traditional banking operations, which constitute the Company's only reportable segment.

Stock option plan

In December 2005 the Company adopted the Financial Accounting Standards Board's ("FASB") Statement of Financial Accounting Standards ("SFAS") No. 123R Share Based Payment, using the modified prospective application. Under SFAS No. 123R, the Company must recognize as compensation expense the grant date fair value of stock-based awards over the vesting period of the awards. Under the modified prospective application, SFAS No. 123R applies to new awards and to awards modified, repurchased or cancelled after the application date. Prior to the adoption of SFAS No. 123R the Company had accounted for its stock option plan in accordance with the provisions of Accounting Principles Board ("APB") Opinion No. 25, Accounting for Stock Issued to Employees as allowed under SFAS No. 123 Accounting for Stock-Based Compensation. Under APB Opinion No. 25 the Company has provided pro forma net income disclosures for employee stock-based awards granted on or after January 1, 1995 as if the fair value based method defined in SFAS No. 123 had been applied. As a result, the Company has provided the pro forma disclosures of net income, earnings per share and other disclosures, as if the fair value based method of accounting had been applied. The pro forma effects on net income and earnings per share were not material in 2004 and 2003. See Note 20 - Stock Option Plan for additional information.

Recent accounting pronouncements

In February 2006, the FASB issued SFAS No. 155, Accounting for Certain Hybrid Financial Statements, an amendment of FASB Statements No. 133 and
140. This statement permits fair value measurement for any hybrid financial instrument that contains

Union Bankshares, Inc. and Subsidiary
---------------------------------------------------------------------------
Notes to Consolidated Financial Statements (Continued)

Note 1. Significant Accounting Policies (Continued)

an embedded derivative that otherwise would require bifurcation and clarifies which interest only strips and principal only strips are not subject to the requirements of SFAS No. 133. The statement also establishes a requirement to evaluate interests in securitized financial assets to identify interests that are free standing derivatives or that are hybrid financial instruments that contain an embedded derivative requiring bifurcation and clarifies that concentrations of credit risk in the form of subordination are not embedded derivatives. The statement amends SFAS No. 140 to eliminate the prohibition on a qualifying special-purpose entity from holding a derivative financial instrument that pertains to a beneficial interest other than another derivative financial instrument. This statement is effective for all financial instruments acquired or issued after the beginning of an entity's first fiscal year that begins after September 15, 2006. The Company does not believe the adoption of SFAS No. 155 will have a material impact on the Company's financial position or results of operations but is still in the process of analyzing that impact.

In November 2005, the FASB issued FASB Staff Position ("FSP") 115-1, The Meaning of Other-than-temporary Impairment and its Application to Certain Investments. This FSP provides additional guidance on when an investment in a debt or equity security should be considered impaired and when that impairment should be considered other-than-temporary and recognized as a loss in earnings. The guidance indicates that an investor should recognize an impairment loss no later than when the impairment is deemed other-than-temporary, even if a decision to sell has not been made.

In June 2005, the FASB issued SFAS No. 154, Accounting Changes and Error Corrections, a replacement of APB Opinion No. 20 and FASB Statement No. 3. The statement applies to all voluntary changes in accounting principle, and changes the requirements for accounting for and reporting of a change in accounting principle. SFAS No. 154 requires retrospective application to prior periods' financial statements of a voluntary change in accounting principle unless it is impracticable to determine either the period-specific effects or the cumulative effects of the change. APB Opinion No. 20 previously required that most voluntary changes in accounting principle be recognized by including in net income of the period of the change the cumulative effect of changing to the new accounting principle. SFAS No. 154 improves financial reporting because its requirements enhance the consistency of financial information between periods. SFAS No. 154 is effective for fiscal years beginning after December 15, 2005, with early adoption permitted. The Company has adopted SFAS No. 154, which has had no impact on the Company's financial position or results of operations.

In March 2005, the Securities and Exchange Commission ("SEC") issued SEC Staff Accounting Bulletin ("SAB") No. 107 - Interaction of SFAS No. 123R, Share-Based Payment and certain SEC rules and regulations. SAB No. 107 provides guidance from the SEC staff related to share-based payment transactions with nonemployees, the transition from nonpublic to public entity status, valuation methods (including assumptions such as expected volatility and expected term), the accounting for certain redeemable financial instruments issued under share-based payment arrangements, the classification of compensation expense, non-GAAP financial measures, first-time adoption of SFAS No. 123R in an interim period, capitalization of compensation cost related to share-based payment arrangements, the accounting for income tax effects of share-based payment arrangements upon adoption of SFAS No. 123R, the modification of employee share options prior to adoption of SFAS No. 123R and disclosures in Management's Discussion and Analysis ("MD&A") subsequent to adoption of SFAS No. 123R. SFAS No. 123R, issued in December 2004, was adopted in December 2005 and requires the Company to expense share-based payments under the "modified prospective" method. Under this method, compensation expense is recognized at the time of the grant for all share-based payments granted at or after adoption, and also for all awards granted prior to adoption that remain unvested on the adoption date. The Company had no unvested share-based payments on the adoption date. As of the adoption date, the Company had not adopted the transitional provisions of SFAS No. 123, but had continued to account for its stock option plan in accordance with the provisions of APB Opinion No. 25 as allowed under SFAS No. 123. See Note 20 - Stock Option Plan for additional information.

Reclassifications

Certain amounts in the 2004 and 2003 financial statements have been reclassified to conform to the current year presentation.

Note 2. Stock Split

On July 16, 2003, the Board of Directors of Union Bankshares, Inc. declared a three-for-two stock split effected in the form of a 50% stock dividend to shareholders of record on July 26, 2003, payable on August 8, 2003. The stock split resulted in the issuance of 1,515,231 additional shares of the Company's common stock, net of fractional shares settled in cash. Per share amounts presented in the consolidated financial statements, including earnings per share, weighted average number of common shares outstanding, and the dividends declared per share for 2003 have been adjusted to retroactively reflect the stock split.

Union Bankshares, Inc. and Subsidiary
---------------------------------------------------------------------------
Notes to Consolidated Financial Statements (Continued)

Note 3. Restrictions on Cash and Due From Banks

The Company is required to maintain vault cash or non-interest bearing reserve balances with Federal Reserve Bank of Boston. In accordance with Federal Reserve banking regulations, the Company decided in 2005 to reclassify transaction deposit accounts that meet certain criteria to savings accounts for purposes of reporting deposits subject to reserve requirements and as a result the daily reserve requirement has been reduced. Total reserve balance required at December 31, 2005 was $330,000 and $6,140,000 at December 31, 2004.

The nature of the Company's business requires that it maintain amounts due from banks which, at times, may exceed federally insured limits. The balance in these accounts at December 31, is as follows:


                                               2005           2004
                                            -------------------------

        Non-interest bearing accounts       $1,767,171    $   559,318
        Federal Reserve Bank of Boston      9,087,433      12,538,867
        Federal funds sold                          -       4,013,453
        Federal Home Loan Bank of Boston      189,587         173,706

No losses have been experienced in these accounts. The Company was required to maintain contracted clearing balances of $1,000,000 at both December 31, 2005 and 2004, which are included in the Federal Reserve Bank balances above.

Note 4. Interest Bearing Deposits in Banks

Interest bearing deposits in banks consist of certificates of deposit purchased from various financial institutions. Deposits at each institution are maintained at or below the FDIC insurable limits of $100,000. Certificates are held with rates ranging from 2.15% to 5.65% and mature at various dates through 2011, with approximately $3,970,000 scheduled to mature in 2006.

Note 5. Investment Securities

Investment securities available-for-sale consists of the following:


                                                            Gross         Gross
                                            Amortized     Unrealized    Unrealized       Fair
                                              Cost          Gains         Losses         Value
                                           ------------------------------------------------------

December 31, 2005:
Debt securities:
  U.S. Government and agencies             $   500,000     $      -     $       -     $   500,000
  U.S. Government sponsored enterprises      2,495,068            -       (41,568)      2,453,500
  Mortgage-backed                           15,948,823        3,434      (341,890)     15,610,367
  State and political subdivisions           4,742,086       42,283       (14,922)      4,769,447
  Corporate                                  8,329,751       59,472      (155,269)      8,233,954
                                           ------------------------------------------------------
      Total debt securities                 32,015,728      105,189      (553,649)     31,567,268
  Marketable equity securities                 540,654      300,051             -         840,705
                                           ------------------------------------------------------
      Total                                $32,556,382     $405,240     $(553,649)    $32,407,973
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

Note 5. Investment Securities (Continued)


                                                            Gross         Gross
                                            Amortized     Unrealized    Unrealized       Fair
                                              Cost          Gains         Losses         Value
                                           ------------------------------------------------------

December 31, 2004:
Debt securities:
  U.S. Government and agencies             $ 4,717,868     $  1,550     $ (23,251)    $ 4,696,167
  U.S. Government sponsored enterprises      4,271,448        6,639        (9,111)      4,268,976
  Mortgage-backed                           16,524,542       76,832      (129,212)     16,472,162
  State and political subdivisions           5,137,263      135,131       (14,549)      5,257,845
  Corporate                                  8,887,830      230,636       (21,031)      9,097,435
                                           ------------------------------------------------------
      Total debt securities                 39,538,951      450,788      (197,154)     39,792,585
  Marketable equity securities                 855,289      318,014             -       1,173,303
                                           ------------------------------------------------------
      Total                                $40,394,240     $768,802     $(197,154)    $40,965,888
                                           ======================================================

Investment securities with a carrying amount of $1,661,176 and $2,456,096 at December 31, 2005 and 2004, respectively, were pledged as collateral on public deposits and for other purposes as required or permitted by law.

Information pertaining to investment securities available-for-sale with gross unrealized losses at December 31, 2005, aggregated by investment category and length of time that individual securities have been in a continuous loss position, follows:


                                              Less Than 12 Months             Over 12 Months                   Total
                                           ----------------------------------------------------------------------------------
                                                            Gross                        Gross                      Gross
                                              Fair        Unrealized       Fair        Unrealized       Fair      Unrealized
                                              Value          Loss          Value          Loss          Value        Loss
                                           ----------------------------------------------------------------------------------

Debt securities:
  U.S. Government sponsored enterprises    $ 1,477,687    $ (17,381)    $   975,813    $ (24,187)    $ 2,453,500    $ (41,568)
  Mortgage-backed                            6,070,158      (98,130)      8,230,510     (243,760)     14,300,668     (341,890)
  State and political subdivisions           1,009,164      (14,922)              -            -       1,009,164      (14,922)
  Corporate                                  3,469,505      (98,797)      1,461,659      (56,472)      4,931,164     (155,269)
                                           ----------------------------------------------------------------------------------
    Total debt securities                  $12,026,514    $(229,230)    $10,667,982    $(324,419)    $22,694,496    $(553,649)
                                           ==================================================================================

There were no U.S. Government and agency securities or any marketable equity securities with unrealized losses at December 31, 2005.

Information pertaining to investment securities available-for-sale with gross unrealized losses at December 31, 2004, aggregated by investment category and length of time that individual securities have been in a continuous loss position, follows:


                                              Less Than 12 Months             Over 12 Months                   Total
                                           ----------------------------------------------------------------------------------
                                                            Gross                        Gross                      Gross
                                              Fair        Unrealized       Fair        Unrealized       Fair      Unrealized
                                              Value          Loss          Value          Loss          Value        Loss
                                           ----------------------------------------------------------------------------------

Debt securities:
  U.S. Government and agencies             $ 4,470,999    $ (22,874)    $         -    $      -      $ 4,470,999    $ (22,874)
  U.S. Government sponsored enterprises      2,989,408       (9,488)              -           -        2,989,408       (9,488)
  Mortgage-backed                           12,306,222     (128,835)         28,605        (377)      12,334,827     (129,212)
  State and political subdivisions             823,218      (14,549)              -           -          823,218      (14,549)
  Corporate debt                             2,045,070      (21,031)              -           -        2,045,070      (21,031)
                                           ----------------------------------------------------------------------------------
      Total debt securities                $22,634,917    $(196,777)    $    28,605    $   (377)     $22,663,522    $(197,154)
                                           ==================================================================================

There were no marketable equity securities with unrealized losses at December 31, 2004.

Union Bankshares, Inc. and Subsidiary
---------------------------------------------------------------------------
Notes to Consolidated Financial Statements (Continued)

Note 5. Investment Securities (Continued)

Management evaluates debt securities for other-than-temporary impairment at least on a quarterly basis, and more frequently when economic or market concerns warrant such evaluation and on a monthly basis for marketable equity securities. In analyzing an issuer's financial condition, management considers whether the securities are issued by the federal government, its agencies or a government sponsored enterprise, whether downgrades by bond rating agencies have occurred, and industry analysts' reports. Consideration is given to the length of time and the extent to which the fair value has been less than the amortized cost basis, the financial condition and near and medium-term prospects of the issuer, whether the decline is attributable to changes in interest rates or credit quality and the intent and ability of the Company to retain its investment in the issuer for a period of time sufficient to allow for any anticipated recovery in fair value.

At December 31, 2005, fifty-eight debt securities had unrealized losses with aggregate depreciation of 1.7% from the Company's amortized cost basis. The primary factor causing securities to have gross unrealized loss is the change over the last eighteen months in the interest rate environment. The Federal Reserve discount rate and the commercial prime rate have risen twelve times or 300 basis points since July 1, 2004.

At December 31, 2005, twenty-eight debt securities had been in an unrealized loss position totaling $324 thousand, or 1% of the value of the amortized cost of the entire portfolio, for more than twelve months but upon individual analysis, the impairment is not considered other than temporary. Management has the ability to hold these debt securities until maturity, or for the foreseeable future as the securities are classified as available-for-sale.

During 2005, the Company recognized other than temporary impairment on one corporate debt security of $47,500 to its quoted fair market value. The security remains on the Company's books as of December 31, 2005 and the fair value is lower than its new carrying cost by 1.4% . During 2004, the Company recognized other than temporary impairment on two equity securities of $41,501 to their quoted market value. One of the securities was subsequently sold at a profit and the second security is still in the portfolio with a fair market value higher than the new carrying cost.

Proceeds from the sale of securities available-for-sale were $2,453,236, $1,761,346 and $350,553 in 2005, 2004, and 2003, respectively. Gross realized gains from sales of investments available-for-sale were $160,040, $35,673 and $379 with gross realized losses of $15,366, $12,230 and $0 for the years 2005, 2004, and 2003 respectively.

The scheduled maturities of debt securities available-for-sale as of December 31, 2005 were as follows:


                               Amortized         Fair
                                  Cost          Value
                              --------------------------

Due in one year or less       $   946,017    $   947,696
Due from one to five years     10,601,072     10,546,795
Due from five to ten years      2,621,691      2,613,123
Due after ten years             1,898,125      1,849,287
                              --------------------------
                               16,066,905     15,956,901
Mortgage-backed securities     15,948,823     15,610,367
                              --------------------------
    Total debt securities     $32,015,728    $31,567,268
                              ==========================

Actual maturities may differ from contractual maturities in mortgage-backed securities because the mortgages underlying the securities may be called or repaid usually without any penalties. Therefore, these securities are not included in the maturity categories in the above maturity summary.

Union Bankshares, Inc. and Subsidiary
---------------------------------------------------------------------------
Notes to Consolidated Financial Statements (Continued)

Note 6. Loans Held for Sale and Loan Servicing

At December 31, 2005 and 2004, loans held for sale consisted of conventional residential mortgages, commercial real estate mortgages and commercial loans originated for subsequent sale. At December 31, 2005 and 2004, the estimated fair value of these loans was in excess of their carrying value, and therefore no valuation reserve is necessary for loans held for sale. There were no guarantees to repurchase loans or recourse for any amount at December 31, 2005.

Commercial and mortgage loans serviced for others are not included in the accompanying balance sheets. The unpaid principal balances of commercial and mortgage loans serviced for others were $85,044,568 and $81,178,069 at December 31, 2005 and 2004, respectively.

The Company generally retains the servicing rights on loans sold. At December 31, 2005 and 2004, the unamortized balance of servicing rights on loans sold with servicing retained was not material. The estimated fair value of these servicing rights was in excess of their carrying value at both December 31, 2005 and 2004, and therefore no impairment reserve was necessary. Loan servicing rights of $112,254, $194,601 and $200,765 were capitalized in 2005, 2004, and 2003, respectively. Amortization of servicing rights was $134,786, $146,445 and $141,376 for 2005, 2004, and
2003, respectively.

Note 7. Loans

The composition of net loans at December 31 is as follows:


                                                         2005             2004
                                                     -----------------------------

Residential real estate                              $106,469,996     $100,130,337
Construction real estate                               18,066,108       20,050,164
Commercial real estate                                130,482,781      108,473,777
Commercial                                             20,650,229       20,583,924
Consumer                                                7,998,500        8,729,004
Municipal loans                                        17,009,482       13,453,425
                                                     -----------------------------
Gross loans (1)                                       300,677,096      271,420,631
Deduct:
  Allowance for loan losses                            (3,071,421)      (3,066,871)
  Net deferred loan fees, premiums, and discounts        (152,338)        (165,654)
                                                     -----------------------------
                                                       (3,223,759)      (3,232,525)
                                                     -----------------------------
Net loans                                            $297,453,337     $268,188,106
                                                     =============================

<F1>  Includes loans in non-accrual status of $1,269,148 and $1,169,457 and loans past due 90 days or more and still accruing of $3,338,168 and $4,126,040 as of December 31, 2005 and 2004, respectively.

Residential real estate loans aggregating $7,621,904 and $3,756,744 at December 31, 2005 and 2004, respectively, were pledged as collateral on deposits of municipalities.

Information regarding impaired loans as of or for the years ended December 31 is as follows:


                                                               2005        2004        2003
                                                             --------------------------------

Impaired loans                                               $670,558    $872,829    $742,312
Total allowance for loan losses related to impaired loans      81,788     121,108     110,360
Interest income recognized on impaired loans                   23,652      46,625      46,161
Average investment in impaired loans                          542,699     981,566     741,994

At December 31, 2005, the Company was not committed to lend any additional funds to borrowers whose loans are non-performing, impaired or restructured. Aggregate interest on non-accrual loans not recognized was $286,463, $338,456 and $392,732 for the years ended December 31, 2005, 2004 and 2003, respectively.

Union Bankshares, Inc. and Subsidiary
---------------------------------------------------------------------------
Notes to Consolidated Financial Statements (Continued)

Note 8. Allowance for Loan Losses

Changes in the allowance for loan losses for the years ended December 31, are as follows:


                                        2005           2004           2003
                                     ----------------------------------------

Balance, beginning                   $3,066,871     $3,028,813     $2,908,222
Provision for loan losses                60,000         30,000        114,000
Recoveries of amounts charged off        54,973        124,164         98,581
                                     ----------------------------------------
                                      3,181,844      3,182,977      3,120,803
Amounts charged off                    (110,423)      (116,106)       (91,990)
                                     ----------------------------------------
Balance, ending                      $3,071,421     $3,066,871     $3,028,813
                                     ========================================

Note 9. Premises and Equipment

The major classes of premises and equipment and accumulated depreciation at December 31 are as follows:


                                     2005            2004
                                 ---------------------------

Land and land improvements       $   901,220     $   689,456
Building and improvements          5,387,775       4,860,283
Furniture and equipment            7,684,481       7,320,954
Construction in progress             363,491         107,153
                                 ---------------------------
                                  14,336,967      12,977,846
Less accumulated depreciation     (8,438,543)     (7,856,800)
                                 ---------------------------
                                 $ 5,898,424     $ 5,121,046
                                 ===========================

Depreciation included in occupancy and equipment expenses amounted to $772,971, $696,686 and $654,483 for the years ended December 31, 2005,
2004, and 2003, respectively.

The Company is obligated under noncancelable operating leases for premises that expire in various years through the year 2010. Options to renew for additional periods are available with these leases. Future minimum rental commitments for these leases with original or remaining terms of one year or more at December 31, 2005 were as follows:


      2006          $101,268
      2007            55,270
      2008            33,820
      2009            28,000
      2010            14,000
                    --------
                    $232,358
                    ========

Rent expense for 2005, 2004, and 2003 amounted to $132,050, $107,841 and
$101,307, respectively.

Occupancy expense is shown in the consolidated statements net of rental income of $97,674 in 2005, $73,983 in 2004, and $71,930 in 2003.

Note 10. Other Real Estate Owned

There was no other real estate owned at December 31, 2005, and $35,734 at December 31, 2004 which was included in Other Assets.

Note 11. Investments Carried at Equity

The carrying values of investments carried at equity were $2,538,272 and $1,416,232 at December 31, 2005 and 2004, respectively consisting of investments in limited partnerships for low income housing projects. The capital contributions payable related to these investments were $703,817 and $0 at December 31, 2005 and 2004, respectively. The provision for undistributed net losses of the partnerships charged to earnings was $221,884, $140,104 and $124,948 for 2005, 2004 and 2003, respectively.

Union Bankshares, Inc. and Subsidiary
---------------------------------------------------------------------------
Notes to Consolidated Financial Statements (Continued)

Note 12. Deposits

The following is a summary of interest bearing deposits at December 31:


                                        2005            2004
                                    ----------------------------

NOW accounts                        $ 58,279,020    $ 48,948,414
Saving and money market accounts     105,377,154     108,232,927
Time deposits, $100,000 and over      35,581,736      29,324,394
Other time deposits                   61,444,272      62,871,217
                                    ----------------------------
                                    $260,682,182    $249,376,952
                                    ============================

The following is a summary of time deposits by maturity at December 31, 2005:


      2006          $75,657,302
      2007           10,657,420
      2008            8,339,468
      2009            1,138,237
      2010            1,233,581
                    -----------
                    $97,026,008
                    ===========

Note 13. Borrowed Funds

At December 31, 2005 and 2004, borrowed funds were comprised of option advance borrowings from the FHLB of Boston of $16,256,274, and $7,933,652, respectively. The option advance borrowings are a mix of bullets, balloons and amortizers with maturities through 2025. At December 31, 2005 and 2004, all of the borrowings had fixed interest rates ranging from 2.22% to 6.06 % and 2.13% to 6.06%, respectively. The weighted-average interest rates on the borrowings were 4.51% and 4.09% at December 31, 2005 and 2004, respectively.

The contractual maturities of borrowed funds as of December 31, 2005 are as follows:


      2006                         $ 7,869,620
      2007                             815,941
      2008                             610,649
      2009                             416,715
      2010 and thereafter            6,543,349
                                   -----------
                                   $16,256,274
                                   ===========

Additionally, Union maintains an IDEAL Way Line of Credit with the FHLB of Boston. As of December 31, 2005, the total amount of this line approximated $551,000. There were no borrowings outstanding on this line at December 31, 2005. Interest on this line is chargeable at a rate determined by the FHLB of Boston and payable monthly based on daily balances outstanding.

Collateral on these borrowings consists of FHLB of Boston stock purchased by Union, all funds placed on deposit with the FHLB of Boston, and qualified first mortgages held by Union, and any additional holdings which may be pledged as security.

Union also maintains a line of credit with a correspondent bank for the purchase of overnight Federal Funds. As of December 31, 2005, the total amount of this line approximated $5 million with no outstanding borrowings. Interest on this borrowing is chargeable at the Federal Funds rate at the time of the borrowing and is payable daily.

Union Bankshares, Inc. and Subsidiary
---------------------------------------------------------------------------
Notes to Consolidated Financial Statements (Continued)

Note 14. Income Taxes

The components of the provision for income taxes for the years ended December 31 were as follows:


                                      2005           2004          2003
                                   ---------------------------------------

Currently paid or payable          $2,552,822     $2,259,654    $2,203,335
Deferred                              (93,290)       197,939         1,918
                                   ---------------------------------------
                                   $2,459,532     $2,457,593    $2,205,253
                                   =======================================

The total provision for income taxes differs from the amounts computed at the statutory federal income tax rate of 34% primarily due to the following at December 31:


                                                      2005           2004           2003
                                                   ----------------------------------------

Computed "expected" tax expense                    $2,956,946     $2,819,525     $2,581,395
Tax exempt interest                                  (238,456)      (203,901)      (215,958)
Increase in cash surrender value life insurance       (35,988)       (36,644)       (38,796)
Tax credits on limited partnership investments       (243,019)      (135,986)      (135,986)
Other                                                  20,049         14,599         14,598
                                                   ----------------------------------------
                                                   $2,459,532     $2,457,593     $2,205,253
                                                   ========================================

Listed below are the significant components of the net deferred tax asset at December 31:


                                                                    2005           2004
                                                                 -------------------------

Components of the deferred tax asset:
  Bad debts                                                      $  846,186     $  844,640
  Mark-to-market loans                                               28,755         53,005
  Nonaccrual loan interest                                           91,278        115,075
  Deferred compensation                                             422,798        447,072
  Pension                                                            32,438         86,063
  Unrealized loss on investment securities available-for-sale        50,459              -
  Other                                                              15,145         22,056
                                                                 -------------------------
Total deferred tax asset                                          1,487,059      1,567,911

Valuation allowance                                                       -              -
                                                                 -------------------------
Total deferred tax asset, net of valuation allowance              1,487,059      1,567,911
                                                                 -------------------------

Components of the deferred tax liability:
  Depreciation                                                     (180,131)      (207,043)
  Mortgage servicing rights                                        (100,346)      (108,007)
  Limited partnership tax credits                                  (119,882)      (119,882)
  Unrealized gain on investment securities available-for-sale             -       (194,360)
  Other                                                            (116,314)      (119,762)
                                                                 -------------------------

Total deferred tax liability                                       (516,673)      (749,054)
                                                                 -------------------------
Net deferred tax asset                                           $  970,386     $  818,857
                                                                 =========================

Deferred tax assets are recognized subject to management's judgment that realization is more likely than not. Based on the temporary taxable items, historical taxable income and estimates of future taxable income, the Company believes that it is more likely than not that the deferred tax assets at December 31, 2005 will be realized.

Net deferred income tax assets are included in the caption "Other assets" on the balance sheet at December 31, 2005 and 2004.

Union Bankshares, Inc. and Subsidiary
---------------------------------------------------------------------------
Notes to Consolidated Financial Statements (Continued)

Note 15. Employee Benefits

Union sponsors a non-contributory defined benefit pension plan covering all eligible employees. The employees of the former Citizens which was merged into Union in May 2003 became eligible to participate in the plan January 1, 2004. The plan provides defined benefits based on years of service and final average salary. Union uses a December 31 measurement date for the plan. Union's policy is to accrue annually an amount equal to the actuarially calculated expense. Union made an additional tax-deductible voluntary contribution of $250,000 to the pension plan in December 2005. Information pertaining to the activity in the plan using a measurement date of December 31, is as follows:

Obligations and funded status at December 31:


Change in projected benefit obligation                   2005            2004
--------------------------------------               ---------------------------

Projected benefit obligation at beginning of year    $ 8,041,022     $ 7,155,345
Service cost                                             438,989         408,422
Interest cost                                            481,277         436,429
Actuarial loss                                           416,838         196,110
Benefits paid                                           (175,656)       (155,284)
                                                     ---------------------------
Projected benefit obligation at end of year          $ 9,202,470     $ 8,041,022
                                                     ===========================

Change in fair value of plan assets
-----------------------------------

Fair value of plan assets at beginning of year       $ 6,255,300     $ 5,268,288
Actual return on plan assets                             395,201         634,155
Employer contributions                                   721,884         508,141
Benefits paid                                           (175,656)       (155,284)
                                                     ---------------------------
Fair value of plan assets at end of year             $ 7,196,729     $ 6,255,300
                                                     ===========================

Funded status                                        $(2,005,741)    $(1,785,722)
Unrecognized prior service cost                           47,083          53,083
Unrecognized net actuarial loss                        1,863,253       1,479,513
                                                     ---------------------------
Net amount recognized as accrued benefit cost        $   (95,405)    $  (253,126)
                                                     ===========================


                                                         2005            2004
                                                     ---------------------------

Accumulated benefit obligation at December 31        $ 7,042,311     $ 5,767,765
                                                     ===========================

The Company uses the alternate amortization method for prior service costs, as provided in paragraph 26 of SFAS 87, "Employers' Accounting for Pensions."

Net periodic pension benefit cost for 2005, 2004, and 2003 consisted of the following components:


                                                    2005          2004          2003
                                                 -------------------------------------

Service cost                                     $ 438,989     $ 408,422     $ 301,433
Interest cost on projected benefit obligation      481,277       436,429       391,817
Expected return on plan assets                    (423,662)     (363,526)     (295,025)
Amortization of prior service cost                   6,158         6,158         6,158
Amortization of transition asset                    (7,649)       (7,649)       (7,649)
Amortization of net loss                            69,050        89,453        75,348
                                                 -------------------------------------
Net periodic benefit cost                        $ 564,163     $ 569,287     $ 472,082
                                                 =====================================

Union Bankshares, Inc. and Subsidiary
---------------------------------------------------------------------------
Notes to Consolidated Financial Statements (Continued)

Note 15. Employee Benefits (Continued)

Weighted-average assumption used to determine benefit obligation at December 31:


                                                    2005       2004
                                                    ---------------

Discount rate                                       5.75%      6.00%
Wage base rate                                      3.50%      3.50%
Consumer Price Index rate                           2.25%      2.25%

Weighted-average assumptions used to determine net period benefit cost for years ended December 31:


                                                    2005       2004
                                                    ---------------

Discount rate                                       5.75%      6.00%
Rate of increase in compensation levels             4.25%      4.25%
Expected long-term rate of return on plan assets    6.75%      6.75%

The overall expected long-term rate of return on assets was derived to be consistent with a 2.25% future inflation assumption and returns expected in that inflation environment. The return is more conservative than the plan's long term actual results and is at a level that management believes is sustainable.

Union's pension plan weighted-average asset allocations at December 31, 2005 and 2004, by asset category based on their fair values are as follows:


                                       Plan Assets
                                    -----------------
Asset Category                       2005        2004
--------------                      -----------------

Cash & Equivalents                    2.3%        3.7%
Debt Securities                      27.0%       33.0%
Equity Securities                    57.4%       50.4%
International Mutual Funds           13.3%       12.9%
                                    -----------------
      Total                         100.0%      100.0%
                                    =================

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


      Equity Securities & International Mutual Funds    60-85%
      Debt Securities                                   15-35%
      Cash & Equivalents                                  0-5%

There are no securities of the Company held by the pension plan. The estimated employer contribution for 2006 is $498,000.

The following table summarizes the estimated future benefit payments expected to be paid under the plan:


      2006                  $  183,014
      2007                     170,909
      2008                     170,909
      2009                     173,318
      2010                     190,825
      Years 2011 to 2015     2,291,782

Union Bankshares, Inc. and Subsidiary
---------------------------------------------------------------------------
Notes to Consolidated Financial Statements (Continued)

Note 15. Employee Benefits (Continued)

Additionally, Union Bankshares, Inc. and Union have a non-qualified Deferred Compensation Plan for Directors and certain key officers. For participants in payout status, the future amount of payouts have been frozen at their current amounts and no deferrals were allowed in 2005 for the four participants not yet in payout status. The current deferred compensation plan will be re-evaluated during 2006 based on final rules under the federal American Jobs Creation Act of 2004, which were issued by the Internal Revenue Service ("IRS") late in 2005 to become effective by December 31, 2006. Prior to 2005 current participants could defer compensation that would otherwise be currently payable. Amounts deferred accrue interest at the prime rate less 100 basis points and benefits are payable over a 15 year period upon attainment of a certain age or death. The benefit obligations under the plan represent general unsecured obligations of the Company and no assets have to be segregated for such payments. However, Union Bankshares, Inc. and Union have purchased life insurance contracts on the lives of each participant in order to fund these benefits. The benefits accrued under this plan aggregated $1,193,906 and $1,314,917 at December 31, 2005 and 2004, respectively, and are included in the financial statement caption "Accrued interest and other liabilities". The cash surrender value of the life insurance policies purchased to fund these plans aggregated $1,781,737 and $1,675,889 at December 31, 2005 and 2004, respectively. These amounts are included in the financial statement caption "Other assets".

Union maintains a defined contribution 401(k) plan under which employees may elect to make tax deferred contributions of up to the IRS maximum from their annual salary. All employees meeting service requirements are eligible to participate in the plan. Company contributions fully vest after three years of service. Union's employer matching contributions to the plan are at the discretion of the Board of Directors. Employer matching contributions to the plan were $122,520, $113,637 and $76,930 for 2005, 2004, and 2003, respectively.

Citizens maintained separately a 401(k) plan which included a discretionary profit sharing component. The 401(k) plan covered all employees meeting certain eligibility requirements. Employees were permitted to contribute any amount of their compensation to the 401(k) plan in accordance with IRS limits. Citizens, at the discretion of their Board of Directors, made matching contributions up to 6% of an employee's compensation. Matching contributions to this plan were $21,906 for 2003. Profit sharing contributions were at the discretion of Citizens' Board of Directors. Contributions were $71,848 for 2003. The Citizens 401(k) plan was merged into the Union plan effective January 1, 2004.

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

The following table shows financial instruments whose contract amount represents credit risk:


                                                                         Contract or
                                                                       Notional Amount
                                                                 --------------------------
                                                                     2005           2004
                                                                 --------------------------

Commitments to originate loans                                   $ 9,722,166    $13,773,009
Unused lines of credit                                            35,348,616     31,907,901
Standby letters of credit                                            918,000      1,003,748
Credit card arrangements                                           2,236,309      2,273,323
Equity commitments to affordable housing limited partnerships              -      1,348,808
                                                                 --------------------------
      Total                                                      $48,225,091    $50,306,789
                                                                 ==========================

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

At December 31, 2005, the Company had $2,538,272 of investments in tax advantaged limited partnerships involved in low income housing investment tax credit projects in its market area of which $703,817 is recorded as a payable in other liabilities. There are no commitments to invest additional monies in such partnerships.

Note 17. Commitments and Contingencies

In the normal course of business, the Company is involved in various legal proceedings. In the opinion of management, after consulting with the Company's legal counsel, any liability resulting from such proceedings would not have a material adverse effect on the Company's financial statements.

Note 18. Fair Values of Financial Instruments

The fair value of a financial instrument is the current amount that would be exchanged between willing parties, other than in a forced liquidation. Fair value is best determined based upon quoted market prices. However, in many instances, there are no quoted market prices for the Company's various financial instruments. In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. Management's estimates and assumptions are inherently subjective and involve uncertainties and matters of significant judgement. Changes in assumptions could dramatically affect the estimated fair values. Accordingly, the fair value estimates may not be realized in an immediate settlement of the instrument. SFAS No. 107 excludes certain financial instruments and all nonfinancial instruments from its disclosure requirements. Accordingly, the aggregate fair value amounts presented may not necessarily represent the underlying fair value of the Company.

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

      Off-balance-sheet financial instruments: The estimated fair market value of off-balance-sheet financial instruments approximates their contract or notional values as the majority of our credit commitments are short-term (one year or less) in nature. The only commitments to extend credit that are longer than one year in duration are the Home Equity Lines whose interest rates are variable on a quarterly basis. The only fees collected for commitments are an annual fee on credit card arrangements and sometimes a flat fee on commercial lines of credit and standby letters of credit. The fair value of the off-balance-sheet financial instruments is not significant.

The estimated fair values and related carrying amounts of the Company's significant financial instruments at December 31 are as follows:


                                                          2005                            2004
                                              ------------------------------------------------------------
                                                Carrying       Estimated        Carrying       Estimated
                                                 Amount        Fair Value        Amount        Fair Value
                                              ------------------------------------------------------------

Financial assets:
  Cash and cash equivalents                   $ 14,208,429    $ 14,208,429    $ 21,116,952    $ 21,116,952
  Interest bearing deposits in banks             8,597,835       8,509,897       7,508,703       7,519,068
  Investment securities available-for-sale      32,407,973      32,407,973      40,965,888      40,965,862
  Loans and loans held for sale, net           303,999,356     303,586,133     277,002,016     277,254,542

Financial liabilities:
  Deposits                                    $313,299,094    $312,873,444    $306,598,141    $306,341,457
  Borrowed funds                                16,256,274      16,116,629       7,933,652       8,085,683

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

Aggregate loan transactions with related parties for the year ended December 31 were as follows:


                                              2005            2004
                                          ----------------------------

Balance, beginning                        $   772,867     $ 1,051,851
New loans                                   1,973,665       1,200,896
Repayments                                 (2,066,723)     (1,479,222)
Other, net                                    (95,658)           (658)
                                          ---------------------------
Balance, ending                           $   584,151     $   772,867
                                          ---------------------------
Balance available on lines of credit      $   544,238     $   527,199
                                          ===========================

Deposit accounts with related parties were $1,710,699 and $745,924 at December 31, 2005 and 2004, respectively.

Union Bankshares, Inc. and Subsidiary
---------------------------------------------------------------------------
Notes to Consolidated Financial Statements (Continued)

Note 20. Stock Option Plan

Under the Company's 1998 Incentive Stock Option Plan, ("Plan") the Company's Board of Directors, with shareholder approval, authorized the granting to certain key employees incentive options to purchase up to 75,000 shares of the Company's common stock. As of December 31, 2005, 48,700 shares remain available for future option grants. The exercise price of the options is equal to the market price of the stock at the date of grant. These options have a one year requisite service period, vest over one year, and have a five-year contractual term. The compensation cost that has been charged against income for this plan was $862, $0, and $0, for 2005, 2004, and 2003 respectively.

The fair value of each option award is estimated on the date of grant using a Black-Scholes based option valuation model that utilizes the assumptions noted in the following table. Expected volatilities are based on historical volatilities of the Company's stock, and, possibly, other factors. The Company uses historical data to estimate option exercise and employee termination within the valuation model. The expected term of options granted is estimated from past exercise activity, and represents the period of time that granted options are expected to be outstanding. The risk free rate for periods within the contractual life of the option is based on the U.S. Treasury yield curve at the time of grant.


                                     2005      2004      2003
                                    -------------------------

      Expected volatility           19.24%    22.41%    22.41%
      Expected dividends             4.21%     3.10%     3.10%
      Risk free interest rate        4.22%     3.36%     3.18%
      Expected term (in years)          5         5         5
      Vesting periods (in years)        1         1         1

A summary of the option activity under the Plan as of December 31, 2005, and changes during the year then ended is presented as follows:


                                                                   Weighted Average
                                               Weighted Average        Remaining          Aggregate
                                     Shares     Exercise Price     Contractual Term    Intrinsic Value
                                     -----------------------------------------------------------------

Outstanding at January 1, 2005       12,575         $20.08
Granted                               3,250         $23.30
Exercised                            (3,000)        $12.67
Forfeited or expired                      -              -
                                     ------
Outstanding at December 31, 2005     12,825         $22.63               3.22                $ -
                                     -----------------------------------------------------------
Exerciseable at December 31, 2005     9,575         $22.40               3.30                $ -
                                     ===========================================================

The weighted average grant-date fair value of options granted during the years 2005, 2004, and 2003, was $3.19, $4.60, and $4.30, respectively. The total intrinsic value of options exercised during the years ended December 31, 2005, 2004, and 2003, was $0.

A summary of the status of the Company's nonvested options as of December 31, 2005 is as follows:


                                                    Weighted Average
                                                       Grant-Date
                                        Shares         Fair Value
                                        ----------------------------

      Nonvested at January 1, 2005       3,250           $4.60
      Granted                            3,250           $3.19
      Vested                            (3,250)          $4.60
      Forfeited                              -               -
                                        ------
      Nonvested at December 31, 2005     3,250           $3.19
                                        ======

Union Bankshares, Inc. and Subsidiary
---------------------------------------------------------------------------
Notes to Consolidated Financial Statements (Continued)

Note 20. Stock Option Plan (Continued)

As of December 31, 2005, there was $9,488 of total unrecognized compensation cost related to nonvested share-based compensation arrangements granted under the Plan. That cost is expected to be recognized fully during 2006. The total fair value of shares vested during the years ended December 31, 2005, 2004, and 2003, was, $14,950, $12,900, and $9,098
respectively. The nonvested options at December 31, 2005 are expected to vest during 2006.

Had compensation cost been determined on the basis of fair value pursuant to SFAS No. 123, the effects on net income and earnings per common share for the years ended December 31 would have been:


                                                                          2004           2003
                                                                       -------------------------

Net income as reported                                                 $5,835,127     $5,387,086
Deduct: Total stock-based compensation expense determined under
 fair value based method for all awards, net of related tax effects       (18,382)        (9,026)
                                                                       -------------------------
Pro forma net income                                                   $5,816,745     $5,378,060
                                                                       =========================
Earnings per common share
As reported                                                            $     1.28     $     1.18
Pro forma                                                              $     1.28     $     1.18

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

Quantitative measures established by regulation to ensure capital adequacy require the Company and Union to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier I capital (as defined) to average assets (as defined). Management believes that, as of December 31, 2005 and 2004, the Company and Union met all capital adequacy requirements to which they were subject.

As of December 31, 2005 and 2004, the most recent notification from the FDIC categorized Union as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized an institution must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the table. There are no conditions or events since the date of the most recent notification that management believes might result in an adverse change to Union's regulatory capital category.

Union Bankshares, Inc. and Subsidiary
---------------------------------------------------------------------------
Notes to Consolidated Financial Statements (Continued)

Note 21. Regulatory Capital Requirements (Continued)

Union's and the Company's actual capital amount (000's omitted) and ratios are also presented in the table.


                                                                                          Minimum To
                                                                                           Be Well
                                                                                      Capitalized Under
                                                                   Minimum for        Prompt Corrective
                                               Actual          Capital Requirement    Action Provisions
                                          -------------------------------------------------------------
                                          Amount     Ratio     Amount       Ratio     Amount      Ratio
                                          -------------------------------------------------------------

As of December 31, 2005:
Total capital to risk weighted assets
  Union                                   $44,754    17.06%    $20,987       8.0%     $26,233     10.0%
  Company                                  44,907    17.08%     21,034       8.0%         N/A      N/A
Tier I capital to risk weighted assets
  Union                                   $41,548    15.84%    $10,492       4.0%     $15,738      6.0%
  Company                                  41,701    15.86%     10,517       4.0%         N/A      N/A
Tier I capital to average assets
  Union                                   $41,548    11.08%    $14,999       4.0%     $18,749      5.0%
  Company                                  41,701    11.10%     15,027       4.0%         N/A      N/A


                                                                                          Minimum To
                                                                                           Be Well
                                                                                      Capitalized Under
                                                                   Minimum for        Prompt Corrective
                                               Actual          Capital Requirement    Action Provisions
                                          -------------------------------------------------------------
                                          Amount     Ratio     Amount       Ratio     Amount      Ratio
                                          -------------------------------------------------------------

As of December 31, 2004:
Total capital to risk weighted assets
  Union                                   $44,361    18.27%    $19,425       8.0%     $24,281     10.0%
  Company                                  45,212    18.57%     19,477       8.0%         N/A      N/A
Tier I capital to risk weighted assets
  Union                                   $41,182    16.96%    $ 9,713       4.0%     $14,569      6.0%
  Company                                  42,026    17.27%      9,734       4.0%         N/A      N/A
Tier I capital to average assets
  Union                                   $41,182    11.42%    $14,425       4.0%     $18,031      5.0%
  Company                                  42,026    11.62%     14,467       4.0%         N/A      N/A

Dividends paid by Union are the primary source of funds available to the Company for payment of dividends to its shareholders. Union is subject to certain requirements imposed by federal banking laws and regulations. These requirements, among other things, establish minimum levels of capital and restrict the amount of dividends that may be distributed by Union to the Company.

Note 22. Treasury Stock

On November 18, 2005, Union Bankshares, Inc. announced the implementation of a Stock Repurchase Program of up to $2.15 million or 100,000 shares of its common stock. Repurchases under the program may be made in the open market or in privately negotiated transactions as Management may deem conditions warrant. The basis for the carrying value of the Company's treasury stock is the purchase price of the shares at the time of purchase.

During 2005, the Company, under the authorized purchase program, purchased 15,000 shares of its common stock at $21.00 per share for a total of $315,000.

Union Bankshares, Inc. and Subsidiary
---------------------------------------------------------------------------
Notes to Consolidated Financial Statements (Continued)

Note 23. Subsequent Events

On January 13, 2006, Union Bankshares, Inc. declared a $0.26 per share regular dividend payable January 26, 2006 to stockholders of record on January 23, 2006.

Note 24. Condensed Financial Information (Parent Company Only)

The following financial statements are for Union Bankshares, Inc. (Parent Company Only), and should be read in conjunction with the consolidated financial statements of Union Bankshares, Inc. and Subsidiary.

                UNION BANKSHARES, INC. (PARENT COMPANY ONLY)
                          CONDENSED BALANCE SHEETS
                         DECEMBER 31, 2005 AND 2004


                                                                                    2005            2004
                                                                                ---------------------------

ASSETS
  Cash                                                                          $   240,284     $   925,584
  Investment in subsidiary - Union                                               41,450,452      41,559,523
  Other assets                                                                      581,149         545,178
                                                                                ---------------------------
      Total assets                                                              $42,271,885     $43,030,285
                                                                                ===========================
LIABILITIES AND STOCKHOLDERS' EQUITY
LIABILITIES
  Other liabilities                                                             $   669,074     $   627,261
                                                                                ---------------------------
      Total liabilities                                                             669,074         627,261
                                                                                ---------------------------
STOCKHOLDERS' EQUITY
  Common stock, $2 par value; 5,000,000 shares authorized;
   4,918,611 shares issued in 2005 and 4,915,611 shares issued in 2004            9,837,222       9,831,222
  Paid-in capital                                                                   139,861         106,989
  Retained earnings                                                              33,760,610      33,809,456
  Treasury stock, at cost; 375,948 shares in 2005 and 360,948 shares in 2004     (2,036,931)     (1,721,931)
  Accumulated other comprehensive income                                            (97,951)        377,288
                                                                                ---------------------------
      Total stockholders' equity                                                 41,602,811      42,403,024
                                                                                ---------------------------
      Total liabilities and stockholders' equity                                $42,271,885     $43,030,285
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

Note 24. Condensed Financial Information (Parent Company Only) (Continued)

                UNION BANKSHARES, INC. (PARENT COMPANY ONLY)
                       CONDENSED STATEMENTS OF INCOME
                YEARS ENDED DECEMBER 31, 2005, 2004 AND 2003


                                                                      2005           2004           2003
                                                                   ----------------------------------------

Revenues
  Dividends-bank subsidiary                                        $6,050,000     $4,230,000     $4,015,000
  Other income                                                         27,324         25,476         29,018
                                                                   ----------------------------------------
      Total revenues                                                6,077,324      4,255,476      4,044,018
                                                                   ----------------------------------------

Expenses
  Interest                                                              1,381            838            633
  Administrative and other                                            301,132        298,520        363,548
                                                                   ----------------------------------------
      Total expenses                                                  302,513        299,358        364,181
                                                                   ----------------------------------------

Income before applicable income tax and equity in undistributed
 net income of subsidiary                                           5,774,811      3,956,118      3,679,837
Applicable income tax benefit                                         (96,391)      (101,352)      (120,260)
                                                                   ----------------------------------------

Income before equity in undistributed net income of subsidiary      5,871,202      4,057,470      3,800,097
Equity in undistributed net income-Union                              366,167      1,777,657      1,586,989
                                                                   ----------------------------------------

Net income                                                         $6,237,369     $5,835,127     $5,387,086
                                                                   ========================================

Union Bankshares, Inc. and Subsidiary
---------------------------------------------------------------------------
Notes to Consolidated Financial Statements (Continued)

Note 24. Condensed Financial Information (Parent Company Only) (Continued)

                UNION BANKSHARES, INC. (PARENT COMPANY ONLY)
                     CONDENSED STATEMENTS OF CASH FLOWS
                YEARS ENDED DECEMBER 31, 2005, 2004 AND 2003


                                                         2005            2004            2003
                                                     -------------------------------------------

CASH FLOWS FROM OPERATING ACTIVITIES
  Net income                                         $ 6,237,369     $ 5,835,127     $ 5,387,086
  Adjustments to reconcile net income to net cash
   provided by operating activities:
    Equity in undistributed net income of Union         (366,167)     (1,777,657)     (1,586,989)
    Issuance of stock options                                862               -               -
    Increase in other assets                             (35,971)        (42,705)        (46,391)
    Increase in other liabilities                         41,812          39,744          63,361
                                                     -------------------------------------------
      Net cash provided by operating activities        5,877,905       4,054,509       3,817,067
                                                     -------------------------------------------

CASH FLOWS FROM FINANCING ACTIVITIES
  Dividends paid                                      (6,286,215)     (4,096,514)     (3,728,457)
  Proceeds from exercise of stock options                 38,010          61,113          76,526
  Proceeds paid out for fractional shares                      -               -          (3,404)
  Purchase of treasury stock                            (315,000)              -               -
                                                     -------------------------------------------
      Net cash used in financing activities           (6,563,205)     (4,035,401)     (3,655,335)
                                                     -------------------------------------------

(Decrease) increase in cash                             (685,300)         19,108         161,732

  Beginning cash                                         925,584         906,476         744,744
                                                     -------------------------------------------
  Ending cash                                        $   240,284     $   925,584     $   906,476
                                                     ===========================================

SUPPLEMENTAL SCHEDULE OF CASH FLOW INFORMATION
  Interest                                           $     1,381     $       838     $       633
                                                     ===========================================

  Income taxes                                       $       250     $       250     $       250
                                                     ===========================================

Union Bankshares, Inc. and Subsidiary
---------------------------------------------------------------------------
Notes to Consolidated Financial Statements (Continued)

Note 25. Quarterly Financial Data (Unaudited)

A summary of financial data for the four quarters of 2005, 2004 and 2003 is presented below (dollars in thousands):


                                         Quarters in 2005 Ended
                             ----------------------------------------------
                             March 31,    June 30,    Sept. 30,    Dec. 31,
                             ----------------------------------------------

Interest income                $5,132      $5,356      $5,782       $5,986
Interest expense                  859       1,022       1,268        1,350
Net interest income             4,273       4,334       4,514        4,636
Provision for loan losses           -           -           -           60
Noninterest income                885         908         900        1,362
Noninterest expenses            3,181       3,277       3,352        3,246
Net income                      1,395       1,433       1,494        1,915
Earnings per common share      $ 0.31      $ 0.31      $ 0.33       $ 0.42


                                         Quarters in 2004 Ended
                             ----------------------------------------------
                             March 31,    June 30,    Sept. 30,    Dec. 31,
                             ----------------------------------------------

Interest income                $4,867      $4,902      $5,116       $5,293
Interest expense                  844         817         806          843
Net interest income             4,023       4,085       4,310        4,450
Provision for loan losses           -           -          30            -
Noninterest income                962         870         882        1,060
Noninterest expenses            3,176       3,149       3,022        2,972
Net income                      1,274       1,305       1,499        1,757
Earnings per common share      $ 0.28      $ 0.29      $ 0.33       $ 0.38


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

Note 26. Noninterest Other Income and Noninterest Other Expenses

The components of noninterest other income and noninterest other expenses which are in excess of one percent of total revenues in any of the three years presented are as follows:


                             2005          2004          2003
                          --------------------------------------

Expenses
  Supplies                $  208,373    $  240,189    $  256,944
  State franchise tax        235,588       262,836       253,693
  Postage and shipping       201,104       219,966       256,599
  Advertising                264,755       223,866       154,560
  Professional fees          283,153       201,253       171,120
  Other                    2,361,276     2,128,571     2,157,367
                          --------------------------------------
      Other Expenses      $3,554,249    $3,276,681    $3,250,283
                          ======================================

Union Bankshares, Inc. and Subsidiary
---------------------------------------------------------------------------
Management's Discussion and Analysis of Financial Condition and Results of Operations

                                   GENERAL

The following discussion and analysis by Management focuses on those factors that had a material effect on Union Bankshares, Inc.'s (Company's) financial position as of December 31, 2005 and 2004, and its results of operations for the years ended December 31, 2005, 2004, and 2003. This discussion is being presented to provide a narrative explanation of the financial statements and should be read in conjunction with the consolidated financial statements and related notes and with other financial data in this report. The purpose of this presentation is to enhance overall financial disclosures and to provide information about historical financial performance and developing trends as a means to assess to what extent past performance can be used to evaluate the prospects for future performance. Management is not aware of the occurrence of any events after December 31, 2005, which would materially affect the information presented below.

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

Forward-looking statements reflect management's current expectations and are subject to uncertainties, both general and spe-cific, and risk exists that those predictions, forecasts, projections and other estimates contained in forward-looking statements will not be achieved. When management uses any of the words "believes," "expects," "anticipates," "intends," "plans," "seeks," "estimates" or similar expressions, they are making forward-looking statements. Many possible events or factors including those beyond the control of management, could affect the future financial results and performance of the Company. This could cause results or performance to differ materially from those expressed in the forward-looking statements. The possible events or factors that might affect the forward-looking statements include, but are not limited to, the following:

*     uses of monetary, fiscal and tax policy by various governments
* political, legislative or regulatory developments in Vermont, New Hampshire or the United States including changes in laws concerning accounting, taxes, banking and other aspects of the financial services industry
* developments in general economic or business conditions nationally, in Vermont, or in Northern New Hampshire including interest rate fluctuations, market fluctuations and perceptions, job creation and unemployment rates, ability to attract new business, and inflation and their effects on the Company or its customers
* changes in the competitive environment for financial services organizations including increased competition from tax- advantaged credit unions
* acts or threats of terrorism or war and actions taken by the United States or other governments that might adversely affect business or economic conditions for the Company or its customers
*     the Company's ability to retain key personnel
* changes in technology including demands for greater automation which could present operational issues or significant capital outlays
* unanticipated lower revenues or increased cost of funds, loss of customers or business, or higher operating expenses
* adverse changes in the securities market which could adversely affect the value of the Company's stock
* the creditworthiness of current loan customers is different from management's understanding or changes dramatically and therefore the allowance for loan losses becomes inadequate
* the failure of assumptions underlying the establishment of the allowance for loan losses and estimations of values of collateral and various financial assets and liabilities
* the failure of actuarial, investment, work force, salary and other assumptions underlying the establishment of reserves for future pension costs or changes in legislative or regulatory requirements
* the amount invested in new business opportunities and the timing of these investments
* future cash requirements might be higher than anticipated due to loan commitments or unused lines of credit being drawn upon or depositors withdrawing their funds
* assumptions made regarding interest rate movement and sensitivity could vary substantially if actual experience differs from historical experience which could adversely affect the Company's results of operations

Union Bankshares, Inc. and Subsidiary
---------------------------------------------------------------------------
Management's Discussion and Analysis of Financial Condition and
 Results of Operations (Continued)

When evaluating forward-looking statements to make decisions with respect to the Company, investors and others are cautioned to consider these and other risks and uncertainties and are reminded not to place undue reliance on such statements. Forward-looking statements speak only as of the date they are made and the Company undertakes no obligation to update them to reflect new or changed information or events, except as may be required by federal securities laws.

                        CRITICAL ACCOUNTING POLICIES

The Company has established various accounting policies which govern the application of accounting principles generally accepted in the United States of America in the preparation of the Company's financial statements. Certain accounting policies involve significant judgments and assumptions by management which have a material impact on the reported amount of assets, liabilities, revenues and expenses and related disclosures of contingent assets and liabilities in the consolidated financial statements and accompanying related notes. The Securities and Exchange Commission ("SEC") has defined a company's critical accounting policies as the ones that are most important to the portrayal of the company's financial condition and results of operations, and which require the company to make its most difficult and subjective judgments, often as a result of the need to make estimates of matters that are inherently uncertain. Based on this definition, the Company has identified the accounting policies and judgments most critical to the Company. The judgments and assumptions used by management are based on historical experience and other factors, which are believed to be reasonable under the circumstances. Because of the nature of the judgments and assumptions made by management, actual results could differ from estimates and have a material impact on the carrying value of assets, liabilities, or the results of operations of the Company.

The Company believes the allowance for loan losses is a critical accounting policy that requires the most significant judgments and estimates used in the preparation of its consolidated financial statements. In estimating the allowance for loan losses, management utilizes historical experience as well as other factors including the effect of changes in the local real estate market on collateral values, the effect on the loan portfolio of current economic indicators and their probable impact on borrowers and changes in delinquent, nonperforming or impaired loans. Changes in these factors may cause management's estimate of the allowance for loan losses to increase or decrease and result in adjustments to the Company's provision for loan losses in future periods. The Company also has other key accounting policies, which involve the use of estimates, judgments and assumptions, that are significant to understanding the results including the liability for the defined benefit pension plan, valuation of deferred tax assets and analysis of potential impairment of investment securities. The most significant accounting policies followed by the Company are presented in Note 1 to these financial statements and FINANCIAL CONDITION - Allowance for Loan Losses below. Although management believes that its estimates, assumptions and judgments are reasonable, they are based upon information presently available. Actual results may differ significantly from these estimates under different assumptions, judgments or conditions.

                                  OVERVIEW

Beginning in January 2001 and continuing through July 2003, actions by the Federal Reserve Bank (the "FRB") to cut target interest rates resulted in the Prime Rate being reduced from 9.50% to 4.00% and beginning in June 2004 through December 2005, FRB actions to raise the discount rate resulted in increasing the Prime Rate from 4.00% to 7.25%.

Historically, the largest and most variable source of income for the Company is net interest income. The results of operations for the years 2005, 2004 and 2003 reflect the impact of changes in short-term rates as well as growth in the volume of both interest earning assets and interest-bearing liabilities during these periods.

The Company continued to grow and became more profitable during 2005 as the impact of increases in the prime rate over the last 18 months became evident. Earnings per share grew to $1.37 in 2005, from $1.28 in 2004 or a 7.0% increase. With the payment of a special cash dividend of $0.40 per share in January 2005, dividends paid out to shareholders increased from $0.90 per share in 2004 to $1.38 in 2005, or 53.3% . The Company remained well capitalized after payment of the regular and special dividends. Dividend payouts, excluding the special dividend, increased $0.08 per share or 8.9% .

The Company grew 3.0% in average assets from $354 million in 2004 to $364 million in 2005, as compared to 2.5% between 2003 and 2004 when average assets grew from $345 million to $354 million. Average earning assets grew from $327 million in 2004 to $339 million in 2005 or 3.7%. The Company continued to manage growth and interest rate risk through the sale of some long-term fixed rate loans. Despite the fact that the Prime Rate has increased from its low of 4% on June 30, 2004, to 5.25% at December 31, 2004, and to 7.25% at December 31, 2005, the yield curve has narrowed and long-term rates are flat or have decreased during the same time frame. The 200 basis point increase in the prime rate during 2005 helped to drive an increase in the net interest margin to 5.33% for 2005 as compared to 5.24% for 2004, as

Union Bankshares, Inc. and Subsidiary
---------------------------------------------------------------------------
Management's Discussion and Analysis of Financial Condition and
 Results of Operations (Continued)

variable rate loans have responded to these rate increases at their repricing intervals, while rates on interest bearing deposits have lagged the increases in the prime rate.

Loan demand was strong in 2005 with total loan growth $27.0 million or 9.6% over 2004 despite selling $15.0 million of loans in 2005. Growth for 2004 compared to 2003 was $8.5 million or 3.1%, net of loans sold of $25.8 million in 2004. Loans in non-accrual status were essentially flat between years at $1.3 million at December 31, 2005 versus $1.2 million at December 31, 2004. Other non-performing loans are down to $3.3 million at December 31, 2005 from $4.1 million at December 31, 2004. The ratio of net charge-offs to average loans not held for sale was 0.02% for 2005 compared to 0.00% for 2004. Therefore, the allowance for loan losses has remained adequate and the Company has been able to reduce its provision for loan losses from $359 thousand in 1999 to $114 thousand in 2003, $30 thousand in 2004 and to $60 thousand in 2005, while still maintaining a loan loss allowance coverage ratio of over 1.0% of total loans not held for sale.

Competition in the financial services market place has been stiff during the last few years for loans and the improvement in the stock market and the re-introduction of "special" deposit products and teaser rates have made the competition for deposits intense. The growth in deposits dropped from $12.4 million or 4.2% in 2003 to $1.2 million or 0.4% in 2004, and increased moderately to $6.7 million or 2.2% in 2005. The Company completed a review of the deposit products it offers and introduced streamlined offerings during the first quarter of 2005. The Company reduced the investment security portfolio and utilized short term liquidity advances and longer term matched funded advances from the FHLB of Boston to fund loan demand that could not be funded by the current deposit base. The Company will continue to focus on customer service and its core business of community banking to provide products and services to the communities it serves.

The regulatory environment of the past few years, including the federal Sarbanes-Oxley Act of 2002, has placed an extensive burden on small publicly traded companies as there is no difference in the requirements because of size, complexity of operations and products, or other regulatory oversight which the banking industry already has from states, the FDIC and the Federal Reserve. The additional requirements add to operating costs and divert management somewhat from the objectives of growing and strengthening the business. The subsidiaries of bank holding companies also spend a good deal of time and dollars complying with the U.S. Patriot Act and the Bank Secrecy Act to protect the U.S. financial system and their customers against identity theft, anti-money laundering, and terrorism.

On November 18, 2005, the Board of Directors of Union Bankshares, Inc. approved a Stock Repurchase Program. Under this program, the Company may repurchase up to $2.15 million or up to 100,000 shares of its common stock. During 2005, the Company purchased 15,000 shares of its common stock totaling $315 thousand. See Footnote 22 to the financial statements for additional information.

The Company's bank subsidiary maintains a non-contributory defined benefit pension plan covering all eligible employees who meet certain service requirements. During 2005 contributions totaling $722 thousand were made to the pension plan. Minimum required contribution under the ERISA guidelines was $472 thousand, and the Company made an additional tax-deductable voluntary contribution of $250 thousand. See Footnote 15 to the financial statements for additional information.

Union Bankshares, Inc. and Subsidiary
---------------------------------------------------------------------------
Management's Discussion and Analysis of Financial Condition and
 Results of Operations (Continued)

The following per share information and key ratios depict several measurements of performance or financial condition for or at the years ending December 31, 2005, 2004, and 2003 respectively:


                                                 12/31/05    12/31/04    12/31/03
                                                 --------------------------------

Return on average assets (ROA)                     1.71%       1.65%       1.56%
Return on average equity (ROE)                    15.23%      14.17%      13.50%
Net interest margin (1)                            5.33%       5.24%       5.20%
Efficiency ratio (2)                              59.42%      59.02%      60.19%
Net interest spread (3)                            4.99%       4.98%       4.91%
Loan to Deposit ratio                             98.06%      91.40%      88.99%
Net loan charge-offs to average loans not
 held for sale                                     0.02%       0.00%       0.00%
Allowance for loan losses to loans not held
 for sale                                          1.02%       1.13%       1.20%
Non-performing assets to total assets              1.23%       1.48%       0.93%
Equity to assets                                  11.10%      11.79%      11.50%
Total capital to risk weighted assets             17.08%      18.57%      17.99%
Book value per share                              $9.16       $9.31        $9.01
Earnings per share                                $1.37       $1.28        $1.18
Dividends paid per share (5)                      $1.38       $0.90        $0.82
Dividend payout ratio (4)(5)                     100.73%      70.31%      69.49%

-------------------
<F1>  The ratio of tax equivalent net interest income to average earning assets.
<F2>  The ratio of noninterest expense to tax equivalent net interest income and noninterest income excluding securities gains and losses.
<F3>  The difference between the average rate earned on assets minus the average rate paid on liabilities.
<F4>  Cash dividend declared and paid per share divided by consolidated net income per share.
<F5>  Includes a $0.40 special cash dividend in 2005.

                            RESULTS OF OPERATIONS

The Company's net income for the year ended December 31, 2005, was $6.2 million compared with net income of $5.8 million for the year 2004, and $5.4 million for the year 2003. Net income per share was $1.37 for 2005 compared to $1.28 for 2004, and $1.18 for 2003. Return on average assets was 1.71% for 2005 compared to 1.65% for 2004, and 1.56% for 2003. Return on average equity was 15.23% for 2005 compared to 14.17% for 2004, and 13.50% for 2003.

Net Interest Income. The largest component of the Company's operating income is net interest income, which is the difference between interest and dividend income received from interest-earning assets and the interest expense paid on interest-bearing liabilities. The Company's net interest income increased $890 thousand, or 5.3%, to $17.8 million for the year ended December 31, 2005, from $16.9 million for the year ended December 31, 2004. This increase was due primarily to larger growth in earning assets than interest-bearing liabilities, and the continued increases in the prime interest rate during the year. Generally, variable rate loans responded to the increases in the prime rate at their repricing dates, while increases in rates paid on interest bearing deposits lagged the increases in the prime rate.

On average for the year 93.0% of assets earned interest in 2005 versus 92.3% in 2004 as non-interest bearing balances maintained at the Federal Reserve Bank of Boston were decreased. In accordance with Federal Reserve banking regulations, the Company decided in 2005 to reclassify transaction deposit accounts which meet certain criteria to savings accounts for purposes of reporting deposits subject to reserve requirements and as a result the daily reserve requirement has been reduced. The net interest spread increased to 4.99% for the year ended December 31, 2005, from 4.98% for the year ended December 31, 2004. The net interest margin for the 2005 period increased 9 basis points to 5.33% from 5.24% for the 2004 period.

Union Bankshares, Inc. and Subsidiary
---------------------------------------------------------------------------
Management's Discussion and Analysis of Financial Condition and
 Results of Operations (Continued)

Yields Earned and Rates Paid. The following table shows for the periods indicated, the total amount of income recorded from interest-earning assets, the related average yields, the interest expense associated with interest-bearing liabilities, the related average rates paid, and the relative net interest spread and margin. Yield and rate information for a period is average information for the period, and is calculated by dividing the income or expense item for the period by the average balances of the appropriate balance sheet item during the period. Nonaccrual loans are included in asset balances for the appropriate periods, but recognition of interest on such loans is discontinued and any remaining accrued interest receivable is reversed, in conformity with federal regulations.


                                                                 Years Ended December 31,
                              ---------------------------------------------------------------------------------------------
                                           2005                            2004                            2003
                              ---------------------------------------------------------------------------------------------
                              Average    Income/   Average    Average    Income/   Average    Average    Income/  Average
                              Balance    Expense  Yield/Rate  Balance    Expense  Yield/Rate  Balance    Expense Yield/Rate
                              ---------------------------------------------------------------------------------------------
                                                                 (Dollars in thousands)

Average Assets:
Federal funds sold and
 overnight deposits           $  5,560   $   188     3.34%    $  3,851    $   47    1.20%    $  7,733    $    73    0.95%
Interest bearing
 deposits in banks               8,073       280     3.47%       6,631       207    3.12%       4,864        177    3.63%
Investment securities
 (1), (2)                       35,080     1,491     4.51%      42,787     1,944    4.75%      39,014      1,878    5.08%
Loans, net (1), (3)            288,854    20,247     7.08%     272,204    17,948    6.65%     263,149     18,204    6.98%
FHLB of Boston stock             1,241        50     3.94%       1,241        32    2.56%       1,239         40    3.23%
                              ---------------------------------------------------------------------------------------------
      Total interest-earning
       assets (1)              338,808    22,256     6.66%     326,714    20,178    6.25%     315,999     20,372    6.53%
Cash and due from banks         12,360                          14,925                         16,728
Premises and equipment           5,439                           4,855                          4,558
Other assets                     7,840                           7,350                          8,005
                              ---------------------------------------------------------------------------------------------

      Total assets            $364,447                        $353,844                       $345,290
                              =============================================================================================

Average Liabilities and Stockholders' Equity:
NOW accounts                  $ 51,813       267     0.51%    $ 45,619       185    0.41%    $ 43,349        223    0.51%
Savings/money market
 accounts                      109,669     1,297     1.18%     111,893       836    0.75%     108,991      1,036    0.95%
Time deposits                   96,852     2,421     2.50%      92,656     1,927    2.08%      99,432      2,607    2.62%
Borrowed funds                  11,335       514     4.47%       9,674       362    3.66%       7,529        342    4.54%
                              ---------------------------------------------------------------------------------------------
      Total interest-bearing
       liabilities             269,669     4,499     1.67%     259,842     3,310    1.27%     259,301      4,208    1.62%

Non-interest bearing
 deposits                       50,007                          49,638                         42,341
Other liabilities                3,812                           3,172                          3,739
                              ---------------------------------------------------------------------------------------------
      Total liabilities        323,488                         312,652                        305,381

Stockholders' equity            40,959                          41,192                         39,909
                              ---------------------------------------------------------------------------------------------
      Total liabilities and
       stockholders equity    $364,447                        $353,844                       $345,290
                              =============================================================================================

Net interest income                      $17,757                         $16,868                         $16,164
                                         ==================================================================================
Net interest spread (1)                              4.99%                          4.98%                           4.91%

Net interest margin (1)                              5.33%                          5.24%                           5.20%

-------------------
<F1>  Average yields reported on a tax-equivalent basis.
<F2>  Average balances of investment securities are calculated on the amortized cost basis.
<F3>  Includes loans held for sale and is net of unearned income and allowance for loan losses.

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


                                               Year Ended December 31, 2005   Year Ended December 31, 2004
                                                  Compared to Year Ended         Compared to Year Ended
                                                December 31, 2004 Increase/    December 31, 2003 Increase/
                                               (Decrease) Due to change In    (Decrease) Due to Change In
                                               ------------------------------------------------------------
                                                Volume     Rate       Net      Volume     Rate       Net
                                               ------------------------------------------------------------
                                                                  (Dollars in thousands)

Interest-earning assets:
Federal funds sold and overnight deposits       $   28    $  113    $  141     $  (36)   $    10    $   (26)
Interest bearing deposits in banks                  47        26        73         64        (34)        30
Investment securities                             (352)     (101)     (453)       199       (133)        66
Loans, net                                       1,117     1,182     2,299        637       (893)      (256)
FHLB of Boston stock                                 -        18        18          -         (8)        (8)
                                                -----------------------------------------------------------
      Total interest-earning assets             $  840    $1,238    $2,078     $  864    $(1,058)    $ (194)

Interest-bearing liabilities:
NOW accounts                                    $   28    $   54    $   82     $   11    $   (49)    $  (38)
Savings/money market accounts                      (17)      478       461         28       (228)      (200)
Time deposits                                       90       404       494       (178)      (502)      (680)
Borrowed funds                                      67        85       152        105        (85)        20
                                                -----------------------------------------------------------
      Total interest-bearing liabilities        $  168    $1,021    $1,189     $  (34)   $  (864)    $ (898)
                                                -----------------------------------------------------------

Net change in net interest income               $  672    $  217    $  889     $  898    $  (194)    $  704
                                                ===========================================================

Interest and Dividend Income 2005 versus 2004. The Company's interest and dividend income increased $2.1 million or 10.3% to $22.3 million for the year ended December 31, 2005 from $20.2 million for the year ended December 31, 2004. Average earning assets increased $12.1 million or 3.7% from $326.7 million at December 31, 2004 to $338.8 million at December 31, 2005. Average loans were $288.9 million for the year ended December 31, 2005 compared to $272.2 million for the year ended December 31, 2004, which is an increase of $16.7 million or 6.1% . Increases in residential real estate, commercial real estate, and municipal loans, were partially offset by declines in real estate construction loans and the installment loan portfolio. The yield on the loan portfolio increased from 6.65% for the year ended December 31, 2004 to 7.08% for the year ended December 31, 2005, or an increase of 43 basis points, as short-term interest rates continued to rise during 2005.

The average balance of investment securities (including mortgage-backed securities) decreased $7.7 million or 18.0% from $42.8 million for the year ended December 31, 2004 to $35.1 million for the year ended December 31, 2005. This decrease was due to a decision to utilize cash flows from existing investments, and the sale of a portion of the Company's portfolio of debt and equity securities to fund the loan demand which outpaced the growth in deposits. The yield on the investment portfolio dropped from 4.75% for 2004 to 4.51% for 2005 or 24 basis points as the duration of the portfolio has been kept short in anticipation of the rise in interest rates which started mid-2004 and to fund the Company's ordinary liquidity needs as well as anticipated loan growth. The average level of federal funds sold and overnight deposits increased $1.7 million or 44.4% from $3.9 million for the year ended December 31, 2004 to $5.6 million for the year ended December 31, 2005. The yield on federal funds sold and overnight deposits increased from 1.20% for 2004 to 3.34% for 2005, or 214 basis points, the result of continuing increases in short-term rates by the Federal Reserve. The average balance of interest bearing deposits in banks increased $1.4 million or

Union Bankshares, Inc. and Subsidiary
---------------------------------------------------------------------------
Management's Discussion and Analysis of Financial Condition and
 Results of Operations (Continued)

21.7% to $8.1 million for the year ended December 31, 2005 from $6.6 million for the year ended December 31, 2004. These deposit instruments are FDIC insured. The yield on interest bearing deposits in banks increased from 3.12% for 2004 to 3.47% for 2005 or 35 basis points.

Interest and Dividend Income 2004 versus 2003. The Company's interest and dividend income decreased by $0.2 million or 1.0% to $20.2 million for the year ended December 31, 2004 from $20.4 million for the year ended December 31, 2003. Average earning assets increased by $10.7 million or 3.4% from $316.0 million at December 31, 2003 to $326.7 million at December 31, 2004. Average loans were $272.2 million for the year ended December 31, 2004 compared to $263.1 million for the year ended December 31, 2003 which was an increase of $9.1 million or 3.5% . Increases in construction, commercial real estate, and municipal loans, were partially offset by a decline in the installment loan portfolio, a reduction in the home equity portfolio as a consequence of refinancing activities, and a shrinkage in the residential mortgage portfolio as the Company sold fixed low rate loans into the secondary market. Increases in loan volume partially offset the effects of a lower long-term interest rate environment. The yield on the loan portfolio decreased from 6.98% for the year ended December 31, 2003 to 6.65% for the year ended December 31, 2004 or a decrease of 33 basis points as the interest rate environment didn't start to improve until halfway through 2004.

The average balance of investment securities (including mortgage-backed securities) increased by $3.8 million or 9.7% from $39.0 million for the year ended December 31, 2003 to $42.8 million for the year ended December 31, 2004. This increase was in part due to the decision to move funds out of non-interest bearing balances maintained at the Federal Reserve Bank of Boston and various correspondent banks when it was decided to pay for services utilized in hard dollars instead of through soft dollars by maintaining compensating balances. The yield on the investment portfolio dropped from 5.08% for 2003 to 4.75% for 2004 or 33 basis points as the duration of the portfolio was kept short in anticipation of the rise in interest rates which started mid-2004 and to fund the Company's ordinary liquidity needs. The average level of federal funds sold and overnight deposits decreased $3.9 million or 50.2% from $7.7 million for the year ended December 31, 2003 to $3.9 million for the year ended December 31, 2004. The average balance of interest bearing deposits in banks increased by $1.7 million or 36.3% to $6.6 million for the year ended December 31, 2004 from $4.9 million for the year ended December 31, 2003. The yield on interest bearing deposits in banks dropped from 3.63% for 2003 to 3.12% for 2004 or 51 basis points as a number of long-term higher rate certificates matured during the year and were replaced with lower rate certificates.

Interest Expense 2005 versus 2004. The Company's interest expense increased $1.2 million or 35.9% from $3.3 million for the year ended December 31, 2004 to $4.5 million for the year ended December 31, 2005. Interest rates paid in 2005 increased for all categories of interest-bearing liabilities as short-term interest rates rose during the year and financial institutions competed aggressively for deposits. Average interest-bearing liabilities increased $9.8 million or 3.8% from $259.8 million for the year ended December 31, 2004 to $269.6 million for the year ended December 31, 2005. Average NOW accounts increased $6.2 million or 13.6% from $45.6 million for the year ended December 31, 2004 to $51.8 million for the year ended December 31, 2005 mainly due to the redesign of our deposit products which resulted in the offering of a new free NOW account to customers 55 and older. The average balances of savings and money market accounts decreased $2.2 million or 2.0% from $111.9 million for the year ended December 31, 2004 to $109.7 million for the year ended December 31, 2005. Time deposits increased $4.2 million or 4.5%, as customers took advantage of increases in time deposit rates resulting from a competitive market in these types of deposits during 2005, and the continuing increases in short-term interest rates. The average balance of borrowed funds increased $1.7 million or 17.2%, from $9.7 million for the year ended December 31, 2004, to $11.3 million for the year ended December 31, 2005. The Company used this source of monies to fund loan growth as lower cost deposits weren't as available as a funding source due to the continuing competitive market for deposit dollars. The average rate paid for borrowed funds increased from 3.66% for the year ended December 31, 2004 to 4.47% for the year ended December 31, 2005 reflecting the rising interest rate environment during 2005.

Interest Expense 2004 versus 2003. The Company's interest expense declined $0.9 million or 21.3% from $4.2 million for the year ended December 31, 2003 to $3.3 million for the year ended December 31, 2004. Interest rates paid in 2004 dropped for all categories of liabilities as market rates dropped even lower during the majority of the year. Average interest-bearing liabilities increased $0.6 million from $259.3 million for the year ended December 31, 2003 to $259.8 million for the year ended December 31, 2004. Average NOW accounts increased $2.3 million or 5.2% from $43.3 million for the year ended December 31, 2003 to $45.6 million for the year ended December 31, 2004 as the economy continued to improve and customers had more disposable income. The average balances of savings and money market accounts increased $2.9 million or 2.7%, from $109.0 million for the year ended December 31, 2003 to $111.9 million for the year ended December 31, 2004. The decrease of $6.8 million or 6.8% in the time deposit category dropped balances from an average of $99.4 million for the year ended December 31, 2003 to $92.7 million for the year ended December 31, 2004. The average balance of borrowed funds increased $2.2 million or 29.1%, from $7.5 million to $9.7 million to fund loan growth since lower cost deposits weren't available as a

Union Bankshares, Inc. and Subsidiary
---------------------------------------------------------------------------
Management's Discussion and Analysis of Financial Condition and
 Results of Operations (Continued)

funding source. The average rate paid for borrowed funds decreased from 4.54% for the year ended December 31, 2003 to 3.66% for the year ended December 31, 2004 as some lower rate borrowings were taken down during 2004.

Provision for Loan Losses. Due to the growth in the loan portfolio, and management's assessment of the credit quality of the Company's loan customers, economic conditions and risks, the provision for loan losses was increased from $30 thousand in 2004 to $60 thousand in 2005. The provisions had been dropped from $114 thousand in 2003 to $30 thousand in 2004, because of continued improvements in nearly all indicators of the Company's credit quality, the reduced level of net charge-offs, and management's assessment of economic conditions and risks.

Noninterest income. The following table sets forth changes from 2004 to 2005 and 2003 to 2004 for the components of noninterest income:

                                                       For The Year Ended December 31,
                                                  ------------------------------------------
                                                  2005      2004    $ Variance    % Variance
                                                  ------------------------------------------
                                                            (Dollars in thousands)

Trust income                                     $  300    $  204      $  96         47.1 %
Service fees                                      2,898     2,802         96          3.4 %
Net gains on sales of investment securities         145        24        121        504.2 %
Net gains on sales of loans held for sale           192       444       (252)       (56.8)%
Net gains on sales of other real estate owned       336        90        246        273.3 %
Other                                               184       210        (26)       (12.4)%
                                                 ----------------------------------------

      Total noninterest income                   $4,055    $3,774      $ 281          7.4 %
                                                 ========================================

                                                       For The Year Ended December 31,
                                                  ------------------------------------------
                                                  2004      2003    $ Variance    % Variance
                                                  ------------------------------------------
                                                           (Dollars in thousands)

Trust income                                     $  204    $  163      $  41         25.2 %
Service fees                                      2,802     2,661        141          5.3 %
Net gains on sales of investment securities          24         -         24        100.0 %
Net gains on sales of loans held for sale           444       525        (81)       (15.4)%
Net gains on sales of other real estate owned        90        23         67        291.3 %
Other                                               210       231        (21)        (9.1)%
                                                 ----------------------------------------

      Total noninterest income                   $3,774    $3,603      $ 171          4.7 %
                                                 ========================================

Trust income. For 2005 compared to 2004 the increase resulted from approximately $46 thousand in fees for one-time services and increases in regular fees due to the improved market value of assets managed. For 2004 compared to 2003, the increase was primarily due to a fee increase in July 2003 being in place for a full year during 2004.

Net gains on sales of loans held for sale. Gains decreased from 2004 to 2005 and from 2003 to 2004 as the Company decided to hold more originated residential mortgages in portfolio and there was a reduced volume of refinancings. Sales of loans held for sale decreased from $29.7 million in 2003 to $25.8 million in 2004 to $15.0 million in 2005.

Net gains on sales of other real estate owned. The increase in 2005 compared to 2004 was due primarily to the transfer during 2005 of the value of the collateral into OREO from nonperforming loans and the subsequent sale prior to year end of the underlying properties from one mixed commercial and residential loan relationship.

Union Bankshares, Inc. and Subsidiary
---------------------------------------------------------------------------
Management's Discussion and Analysis of Financial Condition and
 Results of Operations (Continued)

Noninterest expense. The following table sets forth changes from 2004 to 2005 and 2003 to 2004 for the components of noninterest expense:

                                                       For The Year Ended December 31,
                                                  ------------------------------------------
                                                  2005      2004    $ Variance    % Variance
                                                  ------------------------------------------
                                                            (Dollars in thousands)

Salaries and wages                               $ 5,627    $ 5,401    $ 226          4.2
Pension and employee benefits                      2,045      1,973       72          3.6
Occupancy expense, net                               789        737       52          7.1
Equipment expense                                  1,041        931      110         11.8
Professional fees                                    283        201       82         40.8
Advertising                                          265        224       41         18.3
Vermont franchise tax                                236        263      (27)       (10.3)
Equity in losses of limited partnerships             222        140       82         58.6
Other                                              2,548      2,449       99          4.0
                                                 ----------------------------------------

      Total noninterest expense                  $13,056    $12,319    $ 737          6.0 %
                                                 ========================================

                                                       For The Year Ended December 31,
                                                  ------------------------------------------
                                                  2004      2003    $ Variance    % Variance
                                                  ------------------------------------------
                                                            (Dollars in thousands)

Salaries and wages                               $ 5,401    $ 5,303    $  98          1.8
Pension and employee benefits                      1,973      1,912       61          3.2
Occupancy expense, net                               737        691       46          6.7
Equipment expense                                    931        903       28          3.1
Professional fees                                    201        171       30         17.5
Advertising                                          224        155       69         44.5
Vermont franchise tax                                263        254        9          3.5
Equity in losses of limited partnerships             140        125       15         12.0
Other                                              2,449      2,546      (97)        (3.8)
                                                 ----------------------------------------

      Total noninterest expense                  $12,319    $12,060    $ 259          2.1 %
                                                 ========================================

Salaries, wages and benefits. The increase in 2005 over 2004 was due primarily to regular salary activity, and the opening of the St. Albans, Vermont, loan production office during 2005, and increases in 401(k) contributions and in the Company's medical insurance costs. The increase in 2004 versus 2003 was due primarily to regular salary activity and increases in the costs of the Defined Benefit Pension Plan caused by the addition, January 1, 2004, of the eligible former Citizens employees to the plan, partially offset by a decrease in medical insurance costs.

Occupancy and equipment expense. Occupancy expenses increased in 2005 versus 2004 due to the opening of the St. Albans, Vermont, loan production office, the setup and utilization of a temporary branch location while the Portland Street, St. Johns-bury, Vermont, branch was renovated as well as increases in utility and heating fuel expenses. The increase in 2004 from 2003 was due mainly to maintenance on buildings and increasing utility costs. The increases in equipment expenses for 2005 versus 2004 and 2004 versus 2003 were due mainly to increased depreciation expense and maintenance contract expense as computers, software, ATM's and other equipment, were upgraded to remain current and competitive.

Professional fees. Professional fees increased in 2005 versus 2004 due primarily to $36 thousand in expenses related to the Company's ongoing implementation of provisions of the Sarbanes-Oxley Act of 2002, $31 thousand in expenses related to information systems testing and management services, $9 thousand in fees related to strategic planning, and $9 thousand related to review of the Company's non-qualified deferred compensation plan. The Company also incurred professional fees related to the development and launch of new retail deposit products during 2005. The increase from 2003 to 2004 was mainly related to fees paid to a professional search firm.

Union Bankshares, Inc. and Subsidiary
---------------------------------------------------------------------------
Management's Discussion and Analysis of Financial Condition and
 Results of Operations (Continued)

Advertising expense. Advertising expense increased in 2005 versus 2004 due primarily to marketing efforts related to the opening of the St. Albans, Vermont, loan center and advertising programs related to the launch of new retail deposit products. Advertising expense rose from 2003 to 2004 as the Company changed to a contract basis for most radio and print ads, brochures and advertisements utilized were freshened, and new products or services were added.

Vermont franchise tax. Vermont franchise tax, which are based on deposits, decreased for 2005 compared to 2004, the result of franchise tax credits acquired and applied during 2005 which were partially offset by increases due to the increase in average deposits. The increase from 2003 to 2004 was due to increases in average deposits.

Equity in losses of limited partnerships. These expenses increased due primarily to equity in losses of new investments in affordable housing projects. The Company invested in two additional affordable housing projects during 2005 which resulted in the increase in expense for 2005 versus 2004. The Company receives income tax credits from these investments as well as a reduction in income tax expense from the equity in losses.

Income Tax Expense. The Company has provided for current and deferred federal income taxes for the current and all prior periods presented. The Company's provision for income taxes was flat at $2.5 million for both 2005 and 2004. This is the result of the increase in federal income taxes from increased taxable income being offset by the low income housing tax credits received in the 2005 tax year related to the Company's new limited partnership investments in two low income housing projects in its market area. The increase from 2003 to 2004 was due to increases in taxable income sources. The Company's effective tax rate for 2005 was 28.3% compared to 29.6% for 2004 and 29.0% for 2003.

                             FINANCIAL CONDITION

At December 31, 2005, the Company had total consolidated assets of $374.7 million, including net loans and loans held for sale of $304.0 million, deposits of $313.3 million and stockholders' equity of $41.6 million. Based on the most recent information published by the Vermont Banking Commissioner, in terms of total assets at December 31, 2004, Union Bank ranked as the fifth largest institution of the nineteen commercial banks and savings institutions headquartered in Vermont.

The Company's total assets increased by $15.2 million, or 4.2% to $374.7 million at December 31, 2005 from $359.5 million at December 31, 2004. Total net loans and loans held for sale increased by $27.0 million or 9.6% to $304.0 million, representing 81.1% of total assets at December 31, 2005 as compared to $277.0 million or 77.0% of total assets at December 31, 2004. This was due to increases of $21.6 million in commercial real estate loans, $4.5 million in residential real estate loans, and $3.6 million in municipal loans. These increases were partially offset by a $0.7 million decrease in loans to consumers and a $2.0 million decrease in construction loans. Loan growth was strong during the year but was moderated by accelerated prepayments during 2005 due to the continuing low long term interest rate environment and management's decision to continue to sell some fixed low rate loans into the secondary market during 2005 to mitigate future interest rate risk.

Cash and due from banks decreased from $16.9 million at December 31, 2004 to $14.0 million at December 31, 2005. Federal funds sold and overnight deposits decreased $4.0 million to $190 thousand at December 31, 2005 from $4.2 million at December 31, 2004. Investment securities available-for-sale decreased $8.6 million or 20.9% from $41.0 million at December 31, 2004 to $32.4 million at December 31, 2005. The majority of the decrease was due to funds maturing that were not reinvested in securities but were instead used to support loan demand. There was also a reduction of $720 thousand in the unrealized holding gains resulting in unrealized net losses of $148 thousand at December 31, 2005 due to the increase in interest rates during 2005 which resulted in a reduction in the value of debt securities held and the recognition through the income statement of $97 thousand due to the gain on sale of securities sold, partially offset by the write-down of one debt security. In December 2005, the Company wrote down through Other expenses one corporate debt security by $48 thousand to its quoted fair market value. The value had been below the cost basis for an extended period of time and management determined the decline in value was other than temporary. The security remains on the Company's books as of December 31, 2005 but has subsequently been sold.

Total deposits increased $6.7 million or 2.2% to $313.3 million at December 31, 2005 from $306.6 million at December 31, 2004. Non-interest bearing deposits decreased 8.0% or $4.6 million from $57.2 million at December 31, 2004 to $52.6 million at December 31, 2005. Interest bearing deposits increased 4.5% or $11.3 million from $249.4 million to $260.7 million. Based on the most recent information published by the Federal Reserve Bank of Boston, in terms of total Vermont deposits as of

June 30, 2005, Union ranked as the fourth largest institution among the nineteen commercial banks and savings institutions headquartered in Vermont, and seventh out of twenty-four if out-of-state institutions with operations in Vermont are included.

Union Bankshares, Inc. and Subsidiary
---------------------------------------------------------------------------
Management's Discussion and Analysis of Financial Condition and
 Results of Operations (Continued)

Borrowed funds from the Federal Home Loan Bank of Boston increased $8.3 million or 104.9% to $16.3 million at December 31, 2005 from $7.9 million at December 31, 2004 in order to fund loan demand.

Loan demand and net growth after loan sales outpaced the increase in deposits during 2005. This differential was supported by the decrease in investment securities and the increase in borrowed funds from the FHLB of Boston. Refer back to the average balances on a year to year basis presented in the Results of Operations section to see the overall picture.

Total equity decreased by $800 thousand or 1.9% to $41.6 million at December 31, 2005 from $42.4 million at December 31, 2004. This reduction reflected net income of $6.2 million and the exercise of employee stock options for $38 thousand, offset by dividend payments of $6.3 million (including a special cash dividend of $1.8 million), the purchase of treasury stock for $315 thousand and a decrease of $475 thousand in the net unrealized holding gain on investment securities available-for-sale.

Loan Portfolio. The Company's loan portfolio (including loans held for sale) primarily consists of adjustable- and fixed-rate mortgage loans secured by one-to-four family, multi-family residential or commercial real estate. As of December 31, 2005, the gross loan portfolio totaled $307.2 million or 82.0% of assets compared to $280.2 million or 77.9% of assets as of December 31, 2004. Gross loans and loans held for sale have increased $27.0 million or 9.6% since December 31, 2004, despite selling $15.0 million of loans held for sale during 2005 resulting in a gain on sale of loans of $192 thousand. Sales of loans in 2004 totaled $25.8 million for a gain of $444 thousand and $29.7 million in 2003 for a gain of $525 thousand. Management expects to continue to use this strategy to manage interest rate exposure in the future.

The composition of the Company's gross loan portfolio including loans held for sale at year end, for each of the last five years was as follows:

                                                                    Year Ended, December 31,
                                       2005                2004                2003                2002                2001
                                ------------------------------------------------------------------------------------------------
                                   $         %         $         %         $         %         $         %         $         %
                                ------------------------------------------------------------------------------------------------
                                                                      (Dollars in thousands)

Residential Real Estate         106,470     34.7    100,130     35.7     89,974     33.1     94,977     37.1    100,762     40.1
Construction Real Estate         18,066      5.9     20,050      7.2     18,257      6.7     14,370      5.6     11,802      4.7
Commercial Real Estate          130,483     42.5    108,474     38.7    102,366     37.7     86,081     33.6     78,898     31.4
Commercial                       20,650      6.7     20,584      7.4     17,877      6.6     19,919      7.8     20,659      8.2
Consumer & Other                  7,999      2.6      8,729      3.1      9,402      3.5     10,758      4.2     12,201      4.9
Municipal                        17,009      5.5     13,454      4.8     15,346      5.6     12,869      5.0     10,552      4.2
Loans Held for Sale               6,546      2.1      8,814      3.1     18,524      6.8     17,139      6.7     16,333      6.5
                                ------------------------------------------------------------------------------------------------
      Total Loans               307,223    100.0    280,235    100.0    271,746    100.0    256,113    100.0    251,207    100.0
                                ================================================================================================

The Company originates and sells residential mortgages into the secondary market, with most such sales made to the Federal Home Loan Mortgage Corporation ("FHLMC") and the Vermont Housing Finance Agency ("VHFA"). The Company serviced a residential real estate mortgage portfolio of $184.7 million and $174.9 million at December 31, 2005 and 2004, respectively. Of that portfolio $78.3 million at December 31, 2005 and $74.8 million at December 31, 2004 was serviced for unaffiliated third parties. Additionally, the Company originates commercial real estate and commercial loans under various Small Business Administration ("SBA") programs that provide an agency guarantee for a portion of the loan amount. The Company occasionally sells the guaranteed portion of the loan to other financial concerns and will retain servicing rights, which generates fee income. The Company serviced approximately $6.8 million of commercial and commercial real estate loans for unaffiliated third parties as of December 31, 2005 and $6.4 million at December 31, 2004. The Company capitalizes servicing rights on these fees and recognizes gains and losses on the sale of the principal portion of these notes as they occur. The unamortized balance of servicing rights on loans sold with servicing retained was $295 thousand as of December 31, 2005 and $318 thousand as of December 31, 2004, with an estimated market value in excess of their carrying value at both year ends.

In the ordinary course of business, the Company occasionally participates out a portion of commercial/commercial real estate loans to other financial institutions for liquidity or credit concentration management purposes. The total of loans participated out as of December 31, 2005 was $6.5 million and $5.8 million at December 31, 2004.

The majority of the Company's loan portfolio is secured by real estate located throughout Northern Vermont and New Hampshire. Although the Company's loan portfolio consists of different segments, there is a portion of the loan portfolio centered in

Union Bankshares, Inc. and Subsidiary
---------------------------------------------------------------------------
Management's Discussion and Analysis of Financial Condition and
 Results of Operations (Continued)

tourism related loans. The Company has implemented risk management strategies to mitigate exposure in this industry through utilizing government guaranty programs as well as participations with other financial institutions as discussed above. Additionally, the loan portfolio contains many seasoned and/or well secured loans which further reduce the Company's risk. Management closely follows the local and national economies and their impact on the local tourism industry as part of the Company's risk management program.

The following table breaks down by classification the maturities of the gross loans held in portfolio and held for sale as of December 31, 2005:


                                      Within
                                        1         2-5        Over 5
                                       Year      Years       Years
                                      -----------------------------
                                         (Dollars in thousands)

Residential Real Estate
  Fixed Rate                         $ 3,962    $ 4,301    $ 42,868
  Variable Rate                        1,888      1,450      56,687
Construction Real Estate
  Fixed Rate                          14,094        303         208
  Variable Rate                          593        194       2,674
Commercial Real Estate
  Fixed Rate                           2,429      1,373       6,509
  Variable Rate                       11,086     10,777     100,135
Commercial
  Fixed Rate                             557      6,464         310
  Variable Rate                        5,365      5,902       2,087
Municipal
  Fixed Rate                          13,410      2,360       1,239
  Variable Rate                            -          -           -
Consumer & Other
  Fixed Rate                           2,094      5,079         348
  Variable Rate                          376        101           -
                                     ------------------------------

      Total                          $55,854    $38,304    $213,065
                                     ==============================

Asset Quality. The Company, like all financial institutions, is exposed to certain credit risks including those related to the value of the collateral that secures its loans and the ability of borrowers to repay their loans. Management closely monitors the Company's loan and investment portfolios and other real estate owned for potential problems and reports to the Company's and the subsidiary's Boards of Directors at regularly scheduled meetings.

The Company's loan review procedures include a credit quality assurance process that begins with approval of lending policies and underwriting guidelines by the Board of Directors and includes a loan credit review department supervised by an experienced, former regulatory examiner, low individual lending limits for officers, Board approval for large credit relationships and a quality control process for loan documentation that includes post-closing reviews. The Company also maintains a monitoring process for credit extensions. The Company performs periodic concentration analyses based on various factors such as industries, collateral types, large credit sizes and officer portfolio loads. The Company has established underwriting guidelines to be followed by its officers, exceptions are required to be approved by a senior loan officer or the Board of Directors. The Company monitors its delinquency levels for any negative or adverse trends. There can be no assurance, however, that the Company's loan portfolio will not become subject to increasing pressures from deteriorating borrower credit due to general or local economic conditions.

Restructured loans include the Company's troubled debt restructurings that involved forgiving a portion of interest or principal on any loans, refinancing loans at a rate materially less than the market rate, rescheduling loan payments, or granting other concessions to a borrower due to financial or economic reasons related to the debtor's financial difficulties. Restructured loans do not include qualifying restructured loans that have complied with the terms of their restructure agreement for a satisfactory period of time. Restructured loans in compliance with modified terms totaled $21 thousand at December 31, 2005 and $656 thousand at December 31, 2004. At December 31, 2005, the Company was not committed to lend any additional funds to borrowers whose terms have been restructured.

Union Bankshares, Inc. and Subsidiary
---------------------------------------------------------------------------
Management's Discussion and Analysis of Financial Condition and
 Results of Operations (Continued)

Loans on which the accrual of interest has been discontinued are designated as nonaccrual loans. Loans are designated as non-accrual when reasonable doubt exists as to the full collection of interest and principal. Normally, when a loan is placed on nonaccrual status, all interest previously accrued but not collected is reversed against current period interest income. Income on such loans is then recognized only to the extent that cash is received and where the future collection of interest and principal is probable. Interest accruals are resumed on such loans only when they are brought fully current with respect to interest and principal and when, in the judgment of management, the loans are estimated to be fully collectible as to both principal and interest.

The Company had loans on non-accrual status totaling $1.3 million at December 31, 2005 and $1.2 million at December 31, 2004. The aggregate interest on non-accrual loans not recognized for the years ended December 31, 2005, 2004 and 2003 was $268 thousand, $338 thousand and $393 thousand, respectively.

The Company had $3.3 million and $4.1 million in loans past due 90 days or more and still accruing at December 31, 2005 and 2004, respectively. Certain loans past due 90 days or more and still accruing interest are covered by guarantees of U.S. government or state agencies. Approximately 50% of the balances in this category are covered by such guarantees at December 31, 2005. At December 31, 2005, the Company had internally classified certain loans totaling $2.8 million and $1.6 million at December
31. 2004. In management's view, such loans represent a higher degree of risk and could become non-performing loans in the future. While still on a performing status, in accordance with the Company's credit policy, loans are internally classified when a review indicates the existence of any of the following conditions making the likelihood of collection questionable:

*     the financial condition of the borrower is unsatisfactory;
*     repayment terms have not been met;
* the borrower has sustained losses that are sizable, either in absolute terms or relative to net worth;
*     confidence is diminished;
*     loan covenants have been violated;
*     collateral is inadequate; or
*     other unfavorable factors are present.

On occasion real estate properties are acquired through or in lieu of loan foreclosure. These properties are to be sold and are initially recorded at the lesser of the recorded loan or fair value via an appraisal for more significant properties and management's estimate for minor properties at the date of acquisition establishing a new carrying basis. The Company had no property classified as OREO at December 31, 2005 and property valued at $35 thousand on December 31, 2004.

Allowance for Loan Losses. Some of the Company's loan customers ultimately do not make all of their contractually scheduled payments, requiring the Company to charge off a portion or all of the remaining principal balance due. The Company maintains an allowance for loan losses to absorb such losses. The allowance is maintained at a level which, in management's judgment, is adequate to absorb credit losses inherent in the loan portfolio; however, actual loan losses may vary from current estimates.

Adequacy of the allowance for loan losses is determined using a consistent, systematic methodology, which analyzes the risk inherent in the loan portfolio. In addition to evaluating the collectibility of specific loans when determining the adequacy of the allowance, management also takes into consideration other factors such as changes in the mix and size of the loan portfolio, historic loss experience, the amount of delinquencies and loans adversely classified, industry trends, and the impact of the local and regional economy on the Company's borrowers. The adequacy of the allowance for loan losses is assessed by an allocation process whereby specific loss allocations are made against certain adversely classified loans and general loss allocations are made against segments of the loan portfolio which have similar attributes. While the Company allocates the allowance for loan losses based on the percentage category to total loans, the portion of the allowance for loan losses allocated to each category does not represent the total available for future losses which may occur within the loan category since the total allowance for possible loan losses is a valuation reserve applicable to the entire portfolio.

The allowance is increased by a provision for loan losses, which is charged to earnings and reduced by charge-offs, net of recoveries. The provision for loan losses represents the current period credit cost associated with maintaining an appropriate allowance for loan losses. Based on an evaluation of the loan portfolio, management presents a quarterly analysis of the allowance to the Board of Directors, indicating any changes in the allowance since the last review and any recommendations as to adjustments in the allowance. Additionally, various regulatory agencies periodically review the Company's allowance for loan losses as an integral part of their examination process.

Union Bankshares, Inc. and Subsidiary
---------------------------------------------------------------------------
Management's Discussion and Analysis of Financial Condition and
 Results of Operations (Continued)

Credit quality of the commercial portfolio is quantified by a corporate credit rating system designed to parallel regulatory criteria and categories of loan risk. Individual loan officers monitor their loans to ensure appropriate rating assignments are made on a timely basis. Risk ratings and quality of commercial and retail credit portfolios are also assessed on a regular basis by an independent Credit Review Department. Credit Review personnel conduct ongoing portfolio analyses and individual credit reviews to evaluate loan risk and compliance with corporate lending policies. The level of allowance allocable to each group of risk-rated loans is then determined by applying a loss factor that estimates the amount of probable loss in each category. The assigned loss factor for each risk rating is based upon management's assessment of historical loss data, portfolio characteristics, economic trends, overall market conditions and past experience.

Consumer and residential real estate loan quality is evaluated on a portfolio-wide basis including delinquency data and other available credit data due to the large number of such loans and the relatively small size of individual credits. Allocations for these loan categories are principally determined by applying loss factors that represent management's estimate of inherent losses based upon historical loss data, portfolio characteristics, economic trends, overall market conditions and past experience. In addition, certain loans in these categories may be individually risk-rated if considered necessary by management.

The other method used to allocate the allowance for loan losses entails the assignment of reserve amounts to individual loans on the basis of loan impairment. Certain loans are evaluated individually and are judged to be impaired when management believes it is probable that the Company will not collect all the contractual interest and principal payments as scheduled in the loan agreement. Under this method, loans are selected for evaluation based on internal risk ratings or non-accrual status. A specific reserve amount is allocated to an individual loan when that loan has been deemed impaired on the basis of its collateral value, the present value of anticipated future cash flows, or its net realizable value.

For the year ended December 31, 2005, the methodology used to determine the provision for loan losses was unchanged from the prior year. The composition of the Company's loan portfolio remained relatively unchanged from December 31, 2004, and there was no material change in the lending programs or terms during the year.

The following table reflects activity in the allowance for loan losses for the years ended December 31:


                                          2005      2004      2003      2002      2001
                                         ----------------------------------------------
                                                     (Dollars in thousands)

Balance at the beginning of period       $3,067    $3,029    $2,908    $2,801    $2,863
Charge-offs:
  Real Estate                                28        37        17       108        70
  Commercial                                 19        26        10       115       245
  Consumer and other                         63        53        65       136       161
                                         ----------------------------------------------
      Total charge-offs                     110       116        92       359       476
                                         ----------------------------------------------

Recoveries:
  Real Estate                                14         6         2         8         1
  Commercial                                  4        72        28        24        23
  Consumer and other                         36        46        69        78        70
                                         ----------------------------------------------
      Total recoveries                       54       124        99       110        94
                                         ----------------------------------------------

Net (charge-offs) recoveries                (56)        8         7      (249)     (382)
Provision for loan losses                    60        30       114       356       320
                                         ----------------------------------------------

Balance at end of period                 $3,071    $3,067    $3,029    $2,908    $2,801
                                         ==============================================

Union Bankshares, Inc. and Subsidiary
---------------------------------------------------------------------------
Management's Discussion and Analysis of Financial Condition and
 Results of Operations (Continued)

The following table shows the breakdown of the Company's allowance for loan loss by category of loan (net of loans held for sale) and the percentage of loans in each category to total loans in the respective portfolios at December 31:

                               2005                2004                2003                2002                2001
                         -------------------------------------------------------------------------------------------------
                         Amount    Percent   Amount    Percent   Amount    Percent   Amount    Percent   Amount    Percent
                         -------------------------------------------------------------------------------------------------
                                                              (Dollars in thousands)

Real Estate
  Residential            $  571     35.4%    $  585     34.4%    $  550     33.2%    $  534     37.4%    $  574     40.7%
  Commercial              1,826     43.4%     1,733     42.5%     1,578     42.7%     1,409     37.3%     1,302     34.9%
  Construction              181      6.0%       199      7.3%       183      7.2%       143      6.0%       116      4.9%
Other Loans
  Commercial                343      6.9%       349      7.5%       336      7.1%       405      9.1%       419      9.6%
  Consumer installment      123      2.6%       138      3.3%       145      3.7%       174      4.7%       208      5.4%
  Municipal, Other
   and Unallocated           27      5.7%        63      5.0%       237      6.1%       243      5.5%       182      4.5%
                         ------------------------------------------------------------------------------------------------

      Total              $3,071    100.0%    $3,067    100.0%    $3,029    100.0%    $2,908    100.0%    $2,801    100.0%
                         ================================================================================================

Ratio of Net Charge
 Offs to Average
 Loans Not Held for
 Sale                               0.02%               0.00%               0.00%               0.11%               0.17%
Ratio of Allowance
 for Loan Losses to
Loans Not Held for
 Sale                               1.02%               1.13%               1.20%               1.22%               1.19%
Ratio of Allowance
 for Loan Losses to
 non-performing
 loans (1)                         66.66%              57.91%              91.65%             127.99%              57.59%

-------------------
<F1>  Non-performing loans includes loans in non-accrual status plus loans past due 90 days or more and still accruing.

Management of the Company believes that the allowance for loan losses at December 31, 2005 is adequate to cover losses inherent in the Company's loan portfolio as of such date. However, there can be no assurance that the Company will not sustain losses in future periods which could be greater than the size of the allowance at December 31, 2005.

While the Company recognizes that an economic slowdown may adversely impact its borrowers' financial performance and ultimately their ability to repay their loans, management continues to be cautiously optimistic about the key credit indicators from the Company's loan portfolio.

Investment Activities. The investment portfolio is used to generate interest income, manage liquidity and mitigate interest rate sensitivity. At December 31, 2005, the reported value of investment securities available-for-sale was $32.4 million or 8.6% of assets compared to $41.0 million or 11.4% of assets at December 31, 2004. The Company had no investment securities classified as held-to-maturity or trading. Current accounting guidance requires banks to recognize all appreciation or depreciation of the investment portfolio either on the balance sheet or through the income statement even though a gain or loss has not been realized. Investment securities classified as "available-for-sale" are marked to market with any unrealized gain or loss after taxes charged to the equity portion of the balance sheet. The reported value of investment securities available-for-sale at December 31, 2005 reflects a negative valuation adjustment of $148 thousand. The offset of this adjustment, net of income tax effect, was $98 thousand in the Company's other comprehensive income component of stockholders' equity and the net deferred tax asset was $50 thousand.

At December 31, 2005, fifty-eight debt securities have unrealized losses with aggregate depreciation of 1.7% from the Company's amortized cost basis. Securities are evaluated at least quarterly for other-than-temporary impairment and during 2005, only one corporate debt security was other-than-temporarily impaired and written down by $47,500 to its quoted fair value. That security has subsequently been sold.

Union Bankshares, Inc. and Subsidiary
---------------------------------------------------------------------------
Management's Discussion and Analysis of Financial Condition and
 Results of Operations (Continued)

The following tables show as of December 31, 2005 and 2004 the amortized cost, fair value and weighted average yield of the Company's investment debt portfolio maturing within the stated period.

                                                                 December 31, 2005
                                         ------------------------------------------------------------------
                                                                     Maturities
                                         ------------------------------------------------------------------
                                          Within     One to     Five to     Over      Total     Weighted
                                         One Year  Five Years  Ten Years  Ten Years   Cost    Average Yield
                                         ------------------------------------------------------------------
                                                               (Dollars in thousands)

Investment securities available-for-sale:
U.S. Government and agencies              $  500    $     -     $     -    $    -    $   500     1.88%
U.S. Government sponsored enterprises          -      1,000         997       498      2,495     4.36%
Mortgage backed                                -      4,914       3,480     7,555     15,949     4.24%
State and political subdivisions             196      2,670       1,172       704      4,742     5.97%
Corporate debt                               250      6,931         453       696      8,330     5.14%
                                          -----------------------------------------------------------
Total investment debt securities          $  946    $15,515     $ 6,102    $9,453    $32,016     4.70%
                                          ===========================================================
Fair Value                                $  948    $15,336     $ 6,034    $9,249    $31,567
                                          ===========================================================
Weighted Average Yield                     3.85%      4.73%       4.85%     4.65%      4.70%
                                          ===========================================================

                                                                 December 31, 2004
                                         ------------------------------------------------------------------
                                                                     Maturities
                                         ------------------------------------------------------------------
                                          Within     One to     Five to     Over      Total     Weighted
                                         One Year  Five Years  Ten Years  Ten Years   Cost    Average Yield
                                         ------------------------------------------------------------------
                                                               (Dollars in thousands)

Investment securities available-for-sale:
U.S. Government and agencies              $4,494    $     -     $     -    $    -    $ 4,494     1.81%
U.S. Government sponsored enterprises        500      2,000       1,499       496      4,495     4.28%
Mortgage backed                                -      2,819       6,429     7,277     16,525     4.16%
State and political subdivisions             753      1,863       1,670       851      5,137     5.78%
Corporate debt                             2,609      5,352         927         -      8,888     5.62%
                                          -----------------------------------------------------------
Total investment debt securities          $8,356    $12,034     $10,525    $8,624    $39,539     4.44%
                                          ===========================================================
Fair Value                                $8,362    $12,224     $10,572    $8,635    $39,793
                                          ===========================================================
Weighted Average Yield                     3.85%      4.54%       4.64%     4.65%      4.44%
                                          ===========================================================

The tables above exclude marketable equity securities, with a book value of $541 thousand and a market value of $841 thousand at December 31, 2005 and a book value of $855 thousand and a market value of $1.2 million at December 31, 2004, which have no maturity but may be sold by the Company at any time.

Union Bankshares, Inc. and Subsidiary
---------------------------------------------------------------------------
Management's Discussion and Analysis of Financial Condition and
 Results of Operations (Continued)

Deposits. The following table shows information concerning the Company's average deposits by account type, and the weighted average nominal rates at which interest was paid on such deposits for the years ended December 31, 2005 and 2004:


                                                2005                            2004
                                   -------------------------------------------------------------
                                              Percent                         Percent
                                    Average   of Total   Average    Average   of Total   Average
                                    Amount    Deposits    Rate      Amount    Deposits    Rate
                                   -------------------------------------------------------------
                                                      (Dollars in thousands)

Non-time deposits:
  Non-interest bearing deposits    $ 50,007     16.2%        -     $ 49,638     16.6%       -
  NOW accounts                       51,813     16.8%     0.51%      45,619     15.2%    0.41%
  Money market accounts              59,300     19.2%     1.60%      64,668     21.6%    0.87%
  Savings accounts                   50,369     16.4%     0.69%      47,225     15.7%    0.58%
                                   -----------------------------------------------------------
      Total non-time deposits       211,489     68.6%     0.74%     207,150     69.1%    0.49%
                                   -----------------------------------------------------------

Time deposits:
  Less than $100,000                 61,834     20.1%     2.23%      65,663     21.9%    2.00%
  $100,000 and over                  35,018     11.3%     2.98%      26,993      9.0%    2.28%
                                   -----------------------------------------------------------
      Total time deposits            96,852     31.4%     2.50%      92,656     30.9%    2.08%
                                   -----------------------------------------------------------

Total deposits                     $308,341    100.0%     1.29%    $299,806    100.0%    0.98%
                                   ===========================================================

A maturity distribution of time deposits in denominations of $100,000 or more at December 31 is as follows:


                                             2005       2004
                                           ------------------
                                          (Dollars in thousands)

Three months or less                       $11,545    $ 8,149
Over three months through six months         6,941     11,717
Over six months through twelve months       15,660      6,298
Over twelve months                           1,436      3,160
                                           ------------------

                                           $35,582    $29,324
                                           ==================

Union Bankshares, Inc. and Subsidiary
---------------------------------------------------------------------------
Management's Discussion and Analysis of Financial Condition and
 Results of Operations (Continued)

                       OTHER FINANCIAL CONSIDERATIONS

Market Risk and Asset and Liability Management. Market risk is the potential of loss in a financial instrument arising from adverse changes in market prices, interest rates, foreign currency exchange rates, commodity prices and equity prices. The Company's market risk arises primarily from interest rate risk inherent in its lending, investing, deposit taking, and borrowing activities as yields on assets change in a different time period or in a different amount from that of interest costs on liabilities. Many other factors also affect the Company's exposure to changes in interest rates, such as general and local economic and financial conditions, competitive pressures, customer preferences, and historical pricing relationships.

The earnings of the Company and its subsidiary are affected not only by general economic conditions, but also by the monetary and fiscal policies of the United States and its agencies, particularly the Federal Reserve System. The monetary policies of the Federal Reserve System influence to a significant extent the overall growth of loans, investments, deposits and borrowings; the level of interest rates earned on assets and paid for liabilities; and interest rates charged on loans and paid on deposits. The nature and impact of future changes in monetary policies are often not predictable.

A key element in the process of managing market risk involves direct involvement by senior management and oversight by the Board of Directors as to the level of risk assumed by the Company in its balance sheet. The Board of Directors reviews and approves risk management policies, including risk limits and guidelines and reviews quarterly the current position in relationship to those limits and guidelines. Daily oversight functions are delegated to the Asset Liability Management Committee ("ALCO"). The ALCO, consisting of senior business and finance officers, actively measures, monitors, controls and manages the interest rate risk exposure that can significantly impact the Company's financial position and operating results. The Company does not have any market risk sensitive instruments acquired for trading purposes. The Company attempts to structure its balance sheet to maximize net interest income and shareholder value while controlling its exposure to interest rate risk. The ALCO formulates strategies to manage interest rate risk by evaluating the impact on earnings and capital of such factors as current interest rate forecasts and economic indicators, potential changes in such forecasts and indicators, liquidity, and various business strategies. The ALCO's methods for evaluating interest rate risk include an analysis of the Company's interest-rate sensitivity "gap", which provides a static analysis of the maturity and repricing characteristics of the Company's entire balance sheet, and a simulation analysis, which calculates projected net interest income based on alternative balance sheet and interest rate scenarios, including "rate shock" scenarios involving immediate substantial increases or decreases in market rates of interest.

Members of ALCO meet at least weekly to set loan and deposit rates, make investment decisions, monitor liquidity and evaluate the loan demand pipeline. Deposit runoff is monitored daily and loan prepayments evaluated monthly. The Company historically has maintained a substantial portion of its loan portfolio on a variable rate basis and plans to continue this Asset/ Liability/Management (ALM) strategy in the future. Portions of the variable rate loan portfolio have interest rate floors and caps which are taken into account by the Company's ALM modeling software to predict interest rate sensitivity including prepayment risk. The investment portfolio is all classified as available-for-sale and the modified duration is relatively short. The Company does not utilize any derivative products or invest in any "high risk" instruments.

The Company's interest rate sensitivity analysis (simulation) as of December 2004 for a simulated increasing rate environment starting in February of 2005 at 25 basis point intervals each month reaching an anticipated prime rate of 7.25% by September 2005, projected Net Interest Income of $19.3 million for 2005 based on average earning assets of $337.9 million compared to actual results of $17.8 million on average assets of $338.8 million or an 8.0% negative variance in Net Interest Income. The actual Prime rate rose 25 basis points eight times for a total of a 200 basis point rise to reach 7.25% by December 13, 2005. Average yields were up in 2005 on interest-earning assets 41 basis points and average rates were up 40 basis points on interest-paying liabilities. The Company continued to have strong demand for loans (increased $16.7 million on average for 2005 despite $15.0 million of loans sold during the year) which resulted in the percentage of loans to interest earning assets increasing from 76.9% on average for 2004 to 85.3% on average for 2005. The net interest margin for 2005 was 5.33% compared to the projected net interest margin of 5.76% . Projected loan interest income was $905 thousand or 4.4% higher than actual due to actual average balances lagging projections during the first half of 2005, the difference in timing of actual rate increases from those predicted, and refinancings reflecting the stiff competition for loans. Actual interest expense was $563 thousand or 14.3% higher than projected due to actual balances in noninterest bearing deposits and non-time deposits being lower than anticipated during 2005 which led the Company to compete for the more expensive certificates of deposit and utilize advances from the FHLB of Boston to support loan demand. Net income was projected to be $6.8 million in the simulated increasing rate environment compared to actual results of $6.2 million. Noninterest income changes between projections and actual were mainly attributable to an $145 thousand increase on the Gain on sale of investment securities, a $335 thousand Gain on the sale of OREO which was not anticipated, a $62 thousand increase in Trust income, a reduction in Employee benefits expense of $159

Union Bankshares, Inc. and Subsidiary
---------------------------------------------------------------------------
Management's Discussion and Analysis of Financial Condition and
 Results of Operations (Continued)

thousand, a reduction in Salary expense of $195 thousand, and a reduction in Franchise tax expense of $37 thousand due to the purchase of Vermont State tax credits. These increases were partially offset by the loss of $48 thousand on impaired assets, the increase in the Provision for loan losses of $60 thousand, and the increase in Professional fees of $62 thousand. Actual Return on Assets was 1.71% compared to the simulated increasing rate projection of 1.86% . Actual Return on Equity was 15.23% compared to the simulated increasing rate projection of 15.66% . These two ratios were lower based on lower actual net income as explained above.

Commitments, Contingent Liabilities, and Off-Balance Sheet Arrangements. The Company is a party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers and to reduce its own exposure to fluctuation in interest rates. These financial instruments include commitments to extend credit, standby letters of credit, interest rate caps and floors written on adjustable rate loans, commitments to participate in or sell loans and commitments to buy or sell securities. Such instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the balance sheet. The contract or notional amounts of these instruments reflect the extent of involvement the Company has in particular classes of financial instruments.

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

The following table shows financial instruments whose contract amount represents credit risk in each of the future periods presented:

                                                      Contract or Notional Amount
                                  ----------------------------------------------------------------
                                    2006      2007     2008    2009    2010   Thereafter    Total
                                  ----------------------------------------------------------------
                                                        (Dollars in thousands)

Commitments to originate loans    $ 9,722    $    -    $  -    $  -    $  -     $    -     $ 9,722
Unused lines of credit             27,935     1,560     508     111     160      5,075      35,349
Standby letters of credit             504       378       6       -       -         30         918
Credit card arrangements            2,236         -       -       -       -          -       2,236
                                  ----------------------------------------------------------------

      Total                       $40,397    $1,938    $514    $111    $160     $5,105     $48,225
                                  ================================================================

Approximately $4.6 million of the unused lines of credit outstanding at December 31, 2005 relate to real estate construction loans that are expected to fund within the next twelve months. The remaining lines primarily relate to revolving lines of credit for other real estate or commercial loans, and many of these lines may expire without being fully drawn upon and therefore the commitment amounts do not necessarily represent future cash needs.

Commitments to originate loans dropped from $13.8 million at December 31, 2004 to $9.7 million at December 31, 2005 mainly due to a large commercial real estate commitment made in December of 2004 that was originated in mid 2005. Unused lines of credit grew from $31.9 million at December 31, 2004 to $35.3 million at December 31, 2005 as growth was experienced in all business segments.

The Company may enter into commitments to sell loans or securities which involve market and interest rate risk. There were no such commitments at December 31, 2005.

Union Bankshares, Inc. and Subsidiary
---------------------------------------------------------------------------
Management's Discussion and Analysis of Financial Condition and
 Results of Operations (Continued)

Contractual Obligations. The Company has various financial obligations, including contractual obligations that may require future cash payments. The following table presents, as of December 31, 2005, significant fixed and determinable contractual obligations to third parties by payment date:


                                                        Payments Due By Period
                                      ----------------------------------------------------------
                                      Less than 1
                                         year      1-3 years   4-5 years   Thereafter    Total
                                      ----------------------------------------------------------
                                                        (Dollars in thousands)

Operating lease commitments            $    101     $    89     $   42       $    -     $    232
Maturities on borrowed funds              7,870       1,427        852        6,107       16,256
Deposits without stated maturity (1)    216,273           -          -            -      216,273
Certificates of deposit (1)              75,657      18,997      2,372            -       97,026
Pension plan contributions (2)              498           -          -            -          498
Deferred compensation payouts               179         160        160          231          730
Construction contract (3)                   318           -          -            -          318
Equity investment commitments               348         356          -            -          704
                                       ---------------------------------------------------------

      Total                            $301,244     $21,029     $3,426       $6,338     $332,037
                                       =========================================================

-------------------
<F1>  While Union Bank has a contractual obligation to depositors should they wish to withdraw all or some of the funds on deposit, management believes, based on historical analysis, that the majority of these deposits will remain on deposit for the foreseeable future. The amounts exclude interest payable.
<F2>  Funding requirements for pension benefits after 2006 are excluded due to the significant variability in the assumptions required to project the amount and timing of future cash contributions.
<F3>  Contract to construct a new branch in Littleton, New Hampshire.

The Company's subsidiary bank is required (as are all banks) to maintain vault cash or a noninterest bearing reserve balance as established by Federal Reserve Board regulations. The average total reserve for the 14-day maintenance period ended December 31, 2005 was $330 thousand, which was satisfied by vault cash. The Company has also committed to maintain a noninterest bearing contracted clearing balance of $1 million at December 31, 2005 with the Federal Reserve Bank of Boston.

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

The Company prepares its interest rate sensitivity "gap" analysis by scheduling interest-earning assets and interest-bearing liabilities into periods based upon the next date on which such assets and liabilities could mature or reprice. The amounts of assets and liabilities shown within a particular period were determined in accordance with the contractual terms of the assets and liabilities, except that:

* adjustable-rate loans, investment securities, and FHLB advances are included in the period when they are first scheduled to adjust and not in the period in which they mature;

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

The following table shows the Company's rate sensitivity analysis as of December 31, 2005:


                                                                              Cumulative repriced within
                                                         ---------------------------------------------------------------------
                                                         3 Months     4 to 12     1 to 3      3 to 5      Over 5
                                                         or Less      Months      Years       Years       Years        Total
                                                         ---------------------------------------------------------------------
                                                                      (Dollars in thousands by repricing date)

Interest sensitive assets:
  Federal funds sold and overnight deposits              $    189    $      -    $      -    $      -    $      -     $    189
  Interest bearing deposits in banks                        1,298       2,672       3,744         787          97        8,598
  Investment securities available-for-sale (1) (3)          2,064       3,933      16,031       7,178       2,361       31,567
  Loans (2) (3)                                           115,265      73,108      67,185      37,445      14,068      307,071
  FHLB Stock                                                    -           -           -           -       1,241        1,241
                                                         ---------------------------------------------------------------------

      Total interest sensitive assets                    $118,816    $ 79,713    $ 86,960    $ 45,410    $ 17,767     $348,666
                                                         =====================================================================

Interest sensitive liabilities:
  Time deposits                                          $ 27,298    $ 48,865    $ 18,519    $  2,344    $      -     $ 97,026
  Money markets                                            12,453           -           -           -      44,043       56,496
  Regular savings                                           9,017           -           -           -      39,864       48,881
  NOW accounts                                             35,298           -           -           -      22,981       58,279
  Borrowed funds                                            3,879       3,990       1,432         829       6,126       16,256
                                                         ---------------------------------------------------------------------

      Total interest sensitive liabilities               $ 87,945    $ 52,855    $ 19,951    $  3,173    $113,014     $276,938
                                                         =====================================================================
Net interest rate sensitivity gap                        $ 30,871    $ 26,858    $ 67,009    $ 42,237    $(95,247)    $ 71,728
Cumulative net interest rate sensitivity gap             $ 30,871    $ 57,729    $124,738    $166,975    $ 71,728
Cumulative net interest rate sensitivity gap as a
 percentage of total assets                                  8.2%       15.4%       33.3%       44.6%       19.1%
Cumulative interest sensitivity gap as a percentage
 of total interest-earning assets                            8.9%       16.6%       35.8%       47.9%       20.6%
Cumulative net interest sensitivity gap as percent-
 age of total interest-bearing liabilities                  11.1%       20.8%       45.0%       60.3%       25.9%

-------------------
<F1>  Investment securities available-for-sale exclude marketable equity securities with a fair value of $841 million that may be sold by the Company at any time.
<F2>  Balances shown net of unearned income of $152 thousand.
<F3>  Estimated repayment assumptions considered in Asset/Liability model.

Simulation Analysis. In its simulation analysis, the Company uses computer software to simulate the estimated impact on net interest income and capital (Net Fair Value) under various interest rate scenarios, balance sheet trends, and strategies over a relatively short time horizon. These simulations incorporate assumptions about balance sheet dynamics such as loan and deposit growth, product pricing, prepayment speeds on mortgage related assets, principal maturities on other financial instruments, and changes in funding mix. While such assumptions are inherently uncertain as actual rate changes rarely follow any given forecast and asset 3 liability pricing and other model inputs usually do not remain constant in their historical relationships, management believes that these assumptions are reasonable. Based on the results of these simulations, the Company is able to quantify its estimate of interest rate risk and develop and implement appropriate strategies.

Union Bankshares, Inc. and Subsidiary
---------------------------------------------------------------------------
Management's Discussion and Analysis of Financial Condition and
 Results of Operations (Continued)

The following chart reflects the results of the Company's latest simulation analysis for next year-end on Net Interest Income, Net Income, Return on Assets, Return on Equity and Net Fair Value Ratio. The projection utilizes a rate shock of up 300 basis points and down 300 basis points from the year-end prime rate of 7.25%; this is the highest and lowest internal slopes monitored. This slope range was determined to be the most relevant during this economic cycle.

                INTEREST RATE SENSITIVITY SIMULATION ANALYSIS
                              DECEMBER 31, 2005
                           (Dollars in thousands)


   Year          Prime   Net Interest   Change     Net    Return on   Return on    Net Fair
  Ending         Rate       Income         %     Income   Assets %    Equity %    Value Ratio
---------------------------------------------------------------------------------------------

December-06      10.25      $22,212      14.3    $8,455     2.21        19.75        9.45
                  7.25       19,439      0.00     6,550     1.72        15.61       11.03
                  4.25       16,612     (14.5)    4,609     1.21        11.20       12.66

The resulting projected effect of these estimates on Net Interest Income and the Net Fair Value Ratio for the year ending December 31, 2006 are within the approved ALCO guidelines. The simulations of earnings do not incorporate any management actions, which might moderate the negative consequences of interest rate deviations. Therefore, they do not reflect likely actual results, but serve as conservative estimates of interest rate risk.

Liquidity. Managing liquidity risk is essential to maintaining both depositor confidence and stability in earnings. Liquidity is a measurement of the Company's ability to meet potential cash requirements, including ongoing commitments to fund deposit withdrawals, repay borrowings, fund investment and lending activities, and for other general business purposes. The Company's principal sources of funds are deposits, amortization and prepayment of loans and securities, maturities of investment securities and other short-term investments, sales of securities and loans available-for-sale, earnings, and funds provided from operations. Maintaining a relatively stable funding base, which is achieved by diversifying funding sources, competitively pricing deposit products, and extending the contractual maturity of liabilities, reduces the Company's exposure to roll over risk on deposits and limits reliance on volatile short-term purchased funds. Short-term funding needs arise from declines in deposits or other funding sources, funding of loan commitments and requests for new loans. The Company's strategy is to fund assets, to the maximum extent possible, with core deposits that provide a sizable source of relatively stable and low-cost funds. For the year ended, December 31, 2005, the Company's ratio of average loans to average deposits was 93.7% compared to the average for the year ended December 31, 2004 of 90.8% reflecting 2005's strong loan demand and stiff competition for deposit dollars.

Management understands the implication of the increase in the average loans to average deposits ratio and since year end has increased the Company's borrowing capacity at the FHLB of Boston, have increased the interest rates paid on certain deposit products, have implemented a new free small business checking account and have opened a full service branch in Littleton, New Hampshire which will be a new deposit market for the Company.

In addition, as Union is a member of the FHLB of Boston, it has access to preapproved lines of credit up to $1.9 million at December 31, 2005 over and above the term advances already drawn on the line. This line of credit could be used for either short term or long term liquidity or other needs. Union maintains a $5 million preapproved Federal Funds line of credit with an upstream correspondent bank and a repurchase agreement line with a brokerage house. There were no balances outstanding on either line at December 31, 2005. During 2005, Union joined the Certificate of Deposit Account Registry Service ("CDARS") of Promontory Interfinancial Network which allows Union to provide higher FDIC deposit insurance to customers by exchanging deposits with other members and allows Union to purchase deposits from other members as another source of funding.

Union maintains an IDEAL Way Line of Credit with the FHLB of Boston. The total line available was $551 thousand at December 31, 2005 and $3.6 million at December 31, 2004. The balance on the overnight line was dropped towards the end of 2005 so that longer term advances would be available. There were no borrowings against this line of credit at either year end. Interest on these borrowings is chargeable at a rate determined by the FHLB and payable monthly. Should Union utilize this line of credit, qualified portions of the loan and investment portfolios would collateralize these borrowings.

While scheduled loan and securities payments and FHLB advances are relatively predictable sources of funds, deposit flows and prepayments on loans and mortgage-backed securities are greatly influenced by general interest rates, economic conditions, and competition. The Company's liquidity is actively managed on a daily basis, monitored by the ALCO, and reviewed periodically with the subsidiary's Board of Directors. The Company's ALCO sets liquidity targets based on the Company's financial condition and existing and projected economic and market conditions. The ALCO measures the Company's marketable assets

Union Bankshares, Inc. and Subsidiary
---------------------------------------------------------------------------
Management's Discussion and Analysis of Financial Condition and
 Results of Operations (Continued)

and credit available to fund liquidity requirements and compares the adequacy of that aggregate amount against the aggregate amount of the Company's sensitive or volatile liabilities, such as core deposits and time deposits in excess of $100,000, borrowings and term deposits with short maturities, and credit commitments outstanding. The primary objective is to manage the Company's liquidity position and funding sources in order to ensure that it has the ability to meet its ongoing commitment to its depositors, to fund loan commitments and unused lines of credit and to maintain a portfolio of investment securities.

The Company's management monitors current and projected cash flows and adjusts positions as necessary to maintain adequate levels of liquidity. Although approximately 78.0% of time deposits will mature within twelve months, management believes, based upon past experience (percentage of time deposits to mature within twelve months has ranged from 72% to 84% over the preceding six years), that the Company will retain a substantial portion of these deposits. Management will continue to offer a competitive but prudent pricing strategy to facilitate retention of such deposits. A reduction in total deposits could be offset by purchases of federal funds, purchase of deposits, short- or long-term FHLB borrowings, utilization of the repurchase agreement line or liquidation of investment securities or loans held for sale. Such steps could result in an increase in the Company's cost of funds and adversely impact the net interest spread and margin. Management believes the Company has sufficient liquidity to meet all reasonable borrower, depositor and creditor needs in the present economic environment. However, any projections of future cash needs and cash flows are subject to substantial uncertainty. Management continually evaluates opportunities to buy/sell securities and loans available for sale, obtain credit facilities from lenders, or restructure debt for strategic reasons or to further strengthen the Company's financial position.

Capital Resources. Capital management is designed to maintain an optimum level of capital in a cost-effective structure that: meets target regulatory ratios; supports management's internal assessment of economic capital; funds the Company's business strategies; and builds long-term stockholder value. Dividends are generally increased in line with long-term trends in earnings per share growth and conservative earnings projections, while sufficient profits are retained to support anticipated business growth, fund strategic investments and provide continued support for deposits.

The total dollar value of the Company's stockholders' equity was $41.6 million at December 31, 2005 reflecting net income of $6.2 million for 2005, less dividends paid of $6.3 million (including a special cash dividend of $1.8 million), the purchase of Treasury stock during 2005 totaling $315 thousand, and a reduction in accumulated other comprehensive income of $475 thousand; compared to stockholders' equity of $42.4 million at year end 2004. The Company has 5,000,000 shares of $2.00 par value common stock authorized. As of December 31, 2005, the Company had 4,918,611 shares issued, of which 4,542,663 were outstanding and 375,948 were held in Treasury. Also as of December 31, 2005, there were outstanding employee incentive stock options with respect to 12,825 shares of the Company's common stock, granted pursuant to the Company's 1998 Incentive Stock Option Plan, of which 9,575 were exercisable. Of the 75,000 shares authorized for issuance under the 1998 Plan, 48,700 shares remained available for future option grants at December 31, 2005.

On November 18, 2005, the Company announced a stock repurchase program. The Board of Directors has authorized the repurchase of up to 100,000 shares of common stock, or approximately 2.2% of the Company's outstanding shares, for an aggregate repurchase cost not to exceed $2.15 million. Shares can be repurchased in the open market or in negotiated transactions. The repurchase program is open for an unspecified period of time. As of December 31, 2005 the Company had repurchased 15,000 shares under this program, for a total cost of $315 thousand.

For the Company and Union at December 31, 2005, total capital to risk weighted assets was 17.08% and 17.06% respectively. Tier I capital to risk weighted assets was 15.86%, and 15.84% respectively and Tier I capital to average assets was 11.10% and 11.08%, respectively. Union is categorized as well capitalized under the regulatory framework and the Company is well over the minimum capital requirements.

Impact of Inflation and Changing Prices. The Company's consolidated financial statements, included in this document, have been prepared in accordance with U.S. generally accepted accounting principles, which require the measurement of financial position and results of operations in terms of historical dollars, without considering changes in the relative purchasing power of money over time due to inflation. Banks have asset and liability structures that are essentially monetary in nature, and their general and administrative costs constitute relatively small percentages of total expenses. Thus, increases in the general price levels for goods and services have a relatively minor effect on the Company's total expenses. Interest rates have a more significant impact on the Company's financial performance than the effect of general inflation. Until July of 2004, and because of the uneven nature of the expansion of the U.S. economy, the Federal Reserve had kept overnight rates at 40 year lows but moved the targeted federal funds rates up five 25 basis points steps between then and December 31, 2004 and another eight 25 basis point steps up during 2005. Interest rates do not necessarily move in the same direction or change in the same

Union Bankshares, Inc. and Subsidiary
---------------------------------------------------------------------------
Management's Discussion and Analysis of Financial Condition and
 Results of Operations (Continued)

magnitude as the prices of goods and services, although periods of increased inflation may accompany a rising interest rate environment.

Regulatory Matters. The Company and its subsidiary bank are subject to periodic examinations by the various regulatory agencies. These examinations include, but are not limited to, procedures designed to review lending practices, risk management, credit quality, liquidity, compliance and capital adequacy. During 2005, the Vermont State Department of Banking, the Federal Deposit Insurance Corporation, and the Federal Reserve Bank of Boston performed various examinations of the Company and Union pursuant to their regular, periodic regulatory reviews. No comments were received from these various bodies that would have a material adverse effect on either Company's liquidity, capital resources, or operations.

Union Bankshares, Inc. and Subsidiary
---------------------------------------------------------------------------
Market for Union Bankshares' Common Shares and Related Stockholder Matters

On March 10, 2006, there were 4,541,032 shares of common stock outstanding held by 674 stockholders of record. The number of stockholders does not reflect the number of persons or entities who may hold the stock in nominee or "street name."

Union Bankshares' common stock is listed on the American Stock Exchange ("AMEX") and trades under the symbol UNB. LaBranche & Co. of New York City are the market specialists for Union Bankshares, Inc. stock.


                                2005                           2004
                      ----------------------------------------------------------
                      High      Low     Dividends    High      Low     Dividends
                      ----------------------------------------------------------

First Quarter (1)    $24.99    $22.02    $0.64      $26.60    $24.81    $0.22
Second Quarter       $23.20    $21.00    $0.24      $25.00    $21.75    $0.22
Third Quarter        $22.50    $21.20    $0.24      $24.20    $22.45    $0.22
Fourth Quarter       $23.40    $21.01    $0.26      $25.00    $23.20    $0.24

-------------------
<F1>  First quarter 2005 included a $0.40 special dividend.

On January 13, 2006, the Company declared a regular dividend of $0.26 per share to stockholders of record as of January 23, 2006, payable January 26, 2006.

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

Form 10-K

A copy of the Form 10-K Report filed with the Securities and Exchange Commission may be obtained without charge upon written request to:

      Marsha A. Mongeon, Treasurer and Chief Financial Officer
      Union Bankshares, Inc.
      P.O. Box 667
      Morrisville, VT 05661-0667

Corporate Name: Union Bankshares, Inc.
Corporate Transfer Agent: Union Bank, P.O. Box 667, Morrisville, VT
05661-0667

UNION BANKSHARES, INC. & UNION BANK

Richard C. Sargent, Chairman              Franklin G. Hovey II
Attorney at Law,                          President, Hovey Enterprises, Inc.
Richard Sargent Law Office

Cynthia D. Borck                          Richard C. Marron
Vice President, Union Bankshares, Inc.    Owner, Town & Country Motor Lodge
Executive Vice President, Union Bank

Steven J. Bourgeois                       Robert P. Rollins
CEO & Principal Owner                     Insurance Agent
Strategic Initiatives for Business LLC

Kenneth D. Gibbons                        John H. Steel
President & CEO, Union Bankshares, Inc.   Owner, President & Treasurer
President & CEO, Union Bank               Steel Construction, Inc.

                                               [Photo]

Officers     UNION BANKSHARES, INC.

Richard C. Sargent                        Chairman
Cynthia D. Borck                          Vice President
Kenneth D. Gibbons                        President & CEO
Marsha A. Mongeon                         Vice President/Treasurer
Robert P. Rollins                         Secretary
JoAnn A. Tallman                          Assistant Secretary

ST. JOHNSBURY ADVISORY BOARD

Cynthia D. Borck                          Kirk Dwyer
J.R. Alexis Clouatre                      Kenneth D. Gibbons
William T. Costa, Jr.                     Franklin G. Hovey II
Dwight A. Davis

LITTLETON ADVISORY BOARD

Judy F. Aydelott                          Schuyler W. Sweet
Stanley T. Fillion                        Norrine A. Williams

Officers      UNION BANK

Rhonda L. Bennett                         Vice President
John T. Booth, Jr.                        Finance Officer
Cynthia D. Borck                          Executive Vice President
Jennie H. Buchanan                        Assistant Vice President
Stacey L.B. Chase                         Assistant Treasurer
Jeffrey G. Coslett                        Vice President
Michael C. Curtis                         Vice President
Peter J. Eley                             Senior Vice President
Fern C. Farmer                            Assistant Vice President
Patsy S. French                           Assistant Vice President
Kenneth D. Gibbons                        President & CEO
Don D. Goodhue                            Information Systems Officer
Lorraine M. Gordon                        Assistant Vice President
Melissa A. Greene                         Assistant Treasurer
Claire A. Hindes                          Assistant Vice President
Patricia N. Hogan                         Vice President
Tracey D. Holbrook                        Vice President
Lynne P. Jewett                           Assistant Treasurer
Peter R. Jones                            Vice President
Stephen H. Kendall                        Vice President
Susan O. Laferriere                       Vice President
Dennis J. Lamothe                         Vice President
Susan F. Lassiter                         Assistant Vice President
Phillip L. Martin                         Vice President
Robert L. Miller                          Trust Officer
Marsha A. Mongeon                         Senior Vice President-Treasurer
Mildred R. Nelson                         Assistant Vice President
Barbara A. Olden                          Assistant Vice President
Deborah J. Partlow                        Trust Officer
Bradley S. Prior                          Assistant Treasurer
Colleen D. Putvain                        Assistant Treasurer
Robert P. Rollins                         Secretary
Brian K. Savage                           Assistant Vice President
Ruth P. Schwartz                          Vice President
Robyn A. Sheltra                          Assistant Treasurer
David S. Silverman                        Senior Vice President
Sara J. Small                             Assistant Treasurer
Karen C. Sylvester                        Assistant Treasurer
JoAnn A. Tallman                          Assistant Secretary
Alycia R. Vosinek                         Commercial Loan Officer
Francis E. Welch                          Assistant Vice President

[Map]

The Bank's Service Area extends from greater St. Albans Vermont, to greater Littleton New Hampshire and includes parts of six Vermont counties and three New Hampshire counties.


           For more Company information, please visit Union Bank's
                      web pages at www.unionbankvt.com.


       St. Albans                 Fairfax*             Jeffersonville*            Johnson*              Hyde Park
   Union Bank Loan Ctr.    Jct. Rtes. 104 & 128          44 Main St.         198 Lower Main St.      250 Main Street
  120 North Main Street         P.O. Box 26             P.O. Box 369            P.O. Box 614        Hyde Park VT 05655
   St. Albans VT 05478       Fairfax VT 05454      Jeffersonville VT 05464    Johnson VT 05656         802.888.6880
      802.524.9000              802.849.2600            802.644.6600            802.635.6600

       Morrisville*             Morrisville*               Stowe*                 Hardwick*             Lyndonville*
   65 Northgate Plaza         20 Lower Main St.         47 Park St.         103 VT Rte. 15 West        P.O. Box 1067
Route 100 - P.O. Box 667        P.O. Box 667           P.O. Box 419            P.O. Box 1280           183 Depot St.
  Morrisville VT 05661      Morrisville VT 05661      Stowe VT 05672         Hardwick VT 05843     Lyndonville VT 05851
      802.888.6860              802.888.6600           802.253.6600            802.472.8100            802.626.3100

  St. Johnsbury Center*          St. Johnsbury*             St. Johnsbury*           Littleton*
     Green Mtn. Mall              P.O. Box 219               P.O. Box 219          263 Dells Road
1998 Memorial Dr., Suite 10     364 Railroad St.           325 Portland St.      Littleton NH 03561
   St. Johnsbury VT 05819    St. Johnsbury VT 05819    St. Johnsbury VT 05819       603.444.7136
      802.748.2454                802.748.3131               802.748.3121

                                                                                               1.802.888.6600
                                                                                           Toll Free 1.866.862.1891
* indicates ATM on premises.                                                                 Express Telebanking
                                                                                               1.800.583.2869
                                                                                             www.unionbankvt.com


              Union Bankshares, Inc. * 20 Lower Main Street, P.O. Box 667 * Morrisville VT 05661

