Form 10-K, Exhibit 13
period 2006-12-31
UNION BANKSHARES INC
filed 2007-04-02
CIK 706863

                                                                     Exhibit 13

                            Union Bankshares, Inc.
                            ----------------------

                              2006 Annual Report

                            Union Bankshares, Inc.
          Earnings Per Share & Dividends Paid to Stockholders by Year

                                    [GRAPH]

                 *2000    *2001    *2002    *2003    2004     2005       2006

Dividends        $0.65    $0.71    $0.76    $0.82    $0.90    $1.38**    $1.06
EPS              $1.05    $1.06    $1.14    $1.18    $1.28    $1.37      $1.38

*    Dividend amounts have been adjusted for 2003 stock split
**   Includes a $.040 per share special dividend

                         Working for the Common Cause

3 Photos

                              Charitable giving at
                Union Bank extends beyond pure financial support
                            to the active volunteer
                              participation of our
                                  entire Team.

             From events to raise funds for cancer research, to our
                             United Way donations,
                              our support of local
                           hospitals, cultural events
                            and athletic endeavors,
                             to our sponsorship of
                             community facilities,
                          we continue to be an active
             participant in the life of the neighborhoods we serve.

                                 Top to Bottom:

                          St. Johnsbury Foliage Parade

                              Northeastern Vermont
                               Regional Hospital
                            Meeting Room Dedication

                                 March of Dimes
                               Achievement Award

                            Letter to Shareholders

Dear Shareholder,                                                 March 30, 2007

We are pleased to provide you our 2006 Annual Report to Shareholders with audited financial statements and other pertinent information about your company and its activities.

In 2006 the Federal Reserve increased the short-term interest rates four times, with the last increase on June 30th. This resulted in a prime rate of 8.25% which has remained unchanged through today. While short term rates have increased, long term rates have not, leaving us with an inverted yield curve. For example, the recent 13 week Treasury bill yielded 5.16%, while the 10 year Treasury note yielded 4.52%. While the prime rate today is 8.25%, a home mortgage loan for 30 years could be as low as a fixed rate of 6.75%. As you can imagine, managing the interest margin has, and will continue to be, of significant importance.

Earnings for 2006 slightly exceeded 2005. We plan to closely monitor the interest margin and also work diligently on growing the loan portfolio, increasing deposits and aggressively work on controlling and reducing overhead costs. In previous communications with you we discussed the challenges community banks face in the area of increasing deposits. During the last two years, we revamped much of our deposit product line to ensure our offerings are very competitive and offer value to the customer. Competition from other banks, money funds, brokerage houses and credit unions will continue to put pressure on attracting deposits.

In 2006 we engaged outside expertise to assist us in developing a comprehensive Information Technology Strategic Plan. We have already implemented some of the efficiencies identified and during the next 12 months will install new "platform" software, document imaging, Check 21 imaging, remote image capture and a new internal computer network. A number of staff have been working diligently to implement these various enhancements as we believe these efforts will add substantially to our productivity and information security.

In late 2005 we reopened the renovated Portland Street office in St. Johnsbury and in March 2006 opened our newest full-service office in Littleton, NH. We are pleased with the performance and growth of both these offices. Part of our strategic plan has been, and will continue to be, to identify areas which offer opportunity for a branch office.

Although nationally the banking industry has seen a decline in banks from 17,325 in 1987 to 8,832 at the end of 2005, branch offices have increased from 80,340 in 1987 to 93,542 in 2005. Clearly there continues to be consolidation within the industry; however, the demand for branch offices, in spite of the proliferation of electronic banking options, is important to note. Clearly, delivery of our services must continue as a three pronged approach: bricks and mortar, electronic banking AND the right people.

On November 25th we lost one of our greatest assets when Bill Costa passed away. Bill became a director of Citizens Savings Bank and Trust in 1972 and of Union Bankshares in 1999 after the acquisition of Citizens. Bill was very active in the St. Johnsbury area, serving on numerous boards and organizations as well as operating a number of successful business entities. His insight into this market, institutional knowledge, mentoring and ability to work with everyone will be difficult to replace.

We would like to take this opportunity to thank each of our shareholders, customers and our employees for contributing to the continued success of Union Bankshares.

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

Union Bankshares Board of Directors

[Photos]

Cynthia D. Borck              Steven J. Bourgeois            Kenneth D. Gibbons

Franklin G. Hovey II           Richard C. Marron              Robert P. Rollins

           Richard C. Sargent                  John H. Steel

                         Helping Neighborhoods Succeed

"Working with the Commercial Lending team at Union Bank proved to be a very positive experience. Everyone involved showed a sincere interest to better understand our business and its needs. With the Bank's support, we have been able to meet the growing demand for our specialized products & services."

                               - Michael Boudreau
                          Sterling Technologies, Inc.

"Union Bank was a godsend for Waterville Fire District #1. When our water system (which serves forty families) began to fail, we needed to replace our entire distribution system by State order. Union Bank was instrumental in providing the short-term financing that we required in this $400,000 project. We now have a clean, safe and plentiful drinking water supply; in no small part thanks to the caring folks at Union Bank."

                              - Susan Chamberlain
                                Clerk/Treasurer
                          Waterville Fire District #1

Sterling Technologies brings the cutting edge to Lamoille County

      Sterling Technologies, Inc. a manufacturing/engineering/service provider was established in January 2005 in co-founder Jeff Walker's home, located in Morrisville, Vermont. In the spring of 2006, Sterling Technologies was awarded a substantial contract. As a result, the company needed to move quickly to identify a new facility and relocate while minimizing impact on current production capacity. Ideally this transition would allow Sterling to remain in the area while further investing in the local community.

      Union Bank's Commercial Team helped Sterling identify a suitable space to lease within the former Cabot Creamery Building on Wilkins Street in Morrisville. A lease arrangement for the 3,500 sq.ft. facility was soon negotiated. The Bank was instrumental in providing the financing for renovating and equipping the newly leased space, creating a complete manufacturing facility. The Bank also provided a line of credit to finance the raw materials required by Sterling's new contract as well as assisting in carrying the resulting accounts receivable. Using the Bank's SBA Preferred Lender Status, the Commercial Team worked with the SBA to provide the financing needed by Sterling to move quickly into a new facility and fulfill its contractual commitments. Sterling's continued success has allowed for an increase in the company's talented workforce with additional employment opportunities in the immediate future.

                                    [Photo]

       Bob Jones, Jeff Walker and Mike Boudreau of Sterling Technologies

Waterville installs new Water Systems Upgrade

      Waterville had a real problem. Their existing municipal water system didn't meet State and Federal safe drinking water regulations. The solution was to install a 9,000 gallon concrete water storage tank, approximately 3,100 feet of new distribution lines, disinfection and corrosion control measures, and a brand new control facility. Union Bank provided both interim financing and working capital in order for the needed improvements to be made. The project was approved for long-term financing through the Municipal Bond Bank and the Agency of Natural Resources, which will administer the funds. The Bank will be repaid from funds the Waterville Fire District receives from the Vermont State Agency of Natural Resources.

St. Albans gets advanced Water Metering systems

      The City of St. Albans, Vermont now has advanced metering systems that improve the municipality's efficiency. Union Bank provided funding for the City to replace all metering devices in its water system and to install new radio equipment and computers that measure water usage. The new equipment will also generate monthly bills for water users.

                         Helping Neighborhoods Succeed

New Home Ownership Education Programs

      Union Bank is an active partner with the NeighborWorks Home Ownership Center (NWHOC) in Lyndonville. The Bank sponsors two annual seminars in Lyndonville that are, in essence, a "home buyer's workshop." The seminars prepare future homeowners and aid in their understanding of the home buying process. Participants learn how to qualify for a loan, and identify what further steps they need to take in order to be ready to purchase a home.

      Union Bank lenders attend the seminars, introducing participants to different types of mortgages, land loans, and construction loan programs. The Bank's lenders also answer numerous participant questions during the interactive presentations.

      In addition, the Bank also partners with NWHOC in providing the community with Individual Development Accounts (IDA). An IDA is a matched savings account. Every dollar a customer saves towards buying a home is matched by a $2 deposit provided jointly by the Vermont Housing Finance Agency, the U.S. Department of Health and Human Services and Central Vermont Community Action Council. The IDA program helps provide many prospective home buyers with funds needed to purchase their own home.

                                    [Photo]

                 Lyndonville with Burke Mountain in background

Little Dippers Doodle Daycare

      Betsy Bailey had an idea. If she could expand her existing daycare center to accommodate a wider range of work schedules, she could not only grow her business, she could provide a much needed service to the Northeast Kingdom communities. With her current facility serving 53 families (and employing nine individuals) she started discussing this idea with her Union Bank Commercial Lender. After conferring with Kingdom Child Care Connection, it was determined that there was significant demand for a 24 hour daycare service-a facility and program that would accommodate parents working second and third shifts, as well as those working past the typical 6:00 PM child pick-up time. Working with the Bank, a financing package was created, and included Vermont Community Loan Fund and Northern Community Investment Corporation as funding partners.

      The new facility has been designed for 150 children and to fulfill the 24 hour operational goal. The completion of the project will have a significant, positive effect in the community. First, it allows parents to work second and third-shift jobs; work that may not have been available to them due to child care needs. Second, the new daycare will increase the size of the late-shift labor pool available to local employers. Finally, the new facility is projected to create 30 new jobs when operating at full capacity.

      With construction moving forward, Little Dippers Doodle Daycare anticipates opening its new facility in May 2007. The project was aided greatly by the assistance of USDA Rural Development and by exclusively using local contractors.

"The support of Gilman Housing Trust's NeighborWorks Home Ownership Center by Union Bank--in both money and personal commitment--is critical to the continuance of these programs; educating hundreds and sustaining housing for hundreds more each year."

                               - George Mathias,
                                   Manager,
                             Gilman Housing Trust

"My project wouldn't have been possible if it wasn't for Union Bank. They kept me going in the right direction and have been a great source in helping find money from other sources. Union Bank has always been there for me--from my first business loan in 1997 to start my business -- and now with my dream daycare center. Thank you!"

                             - Betsy Bailey, Owner
                         Little Dippers Doodle Daycare

                         Helping Neighborhoods Succeed

"An important part of our strategic plan was accomplished with Union Bank acting as Agent in the private placement of a tax exempt bond issue which included three other local banks. This transaction could not have been completed in the timely and cost effective manner that was achieved without the professional advice and counsel of Union Bank's commercial lending team. They were truly our partners throughout a long and complex process."

                                - W. Page Dame,
                          Assistant Head for Finance
                               Lyndon Institute

"As a parent volunteer I love working with the young students in Union Bank's Save for Success program. It's fun watching their excitement as they drop a large pile of change in front of us to deposit with a big smile on their faces. We know our regulars but every week we seem to be adding students who feel they are 'missing some fun.' They show up and want part of the action. I am surprised at how much fun I have doing this--it's such a great program and I love being a part of it."

                               - Anita B. Lotto,
                                    Parent

Local Banks close Financing Package For Lyndon Institute Expansion

      Union Bank led a consortium of local community banks in arranging and completing a financing package for the long term expansion of Lyndon Institute (L.I.), a private, preparatory school serving the towns of Lyndon, Lyndonville and many surrounding towns. The project consists of constructing a new 26-bed dormitory which will include a multi-function common area, a physical exercise room, two faculty apartments and will allow L.I. to increase the maximum capacity of boarding students from 45 to 80 over a several year period. To finance the project, a municipal bond was created through the assistance of Vermont Economic Development Authority (VEDA). In the spirit of community commitment, the bond was then divided equally among Community National Bank, LyndonBank, Passumpsic Savings Bank, and Union Bank. The new construction is to be completed in August 2007.

                                    [Photo]

                                Left to Right:
              Kristine Lepine, Lyndon Institute; Tracey Holbrook,
                  Union Bank; W. Page Dame, Lyndon Institute.

Union Bank's Save For Success program helps youngsters learn to save

      The Bank's Save for Success (SFS) program, an in-school banking program run by adult volunteers, is aimed at teaching youth the value of saving for the future. The program continues to be a terrific opportunity for children (and their parents/care givers) to discuss the importance of saving. It teaches youngsters the life-long skill of saving and the benefits of personal thrift.

      With SFS, students can open a savings account with "kid-friendly" requirements:

      *     $1.00 minimum balance
      *     The Bank gives each student one dollar to start an account
      *     no minimum deposit required
      *     no service charges

These minimal requirements provide every child an opportunity to save.

      Participating schools host a weekly "banking day" at which students (with the assistance of adult volunteers) make deposits to their savings account. This banking day is usually held before school and does not interfere with instructional hours.

      As of December 31, 2006, there was a total of 2,973 SFS student savings and CD accounts representing a total savings investment of $1,168,072 from the student participants of the 27 local schools which SFS serves. Over the past two years, Union Bank has had 19 employees provide 24 in-class presentations for the national Teach Children to Save day.

                         Helping Neighborhoods Succeed

Mansfield Orthopaedics builds state-of-the-art Treatment Facility

      In July of 2006, doctors Glen Neale, Bryan Huber, Eric Mullins, Richard James and Certified Physician Assistant Nella Wennberg started operating from a brand new medical facility located at 555 Washington Highway in Morrisville, Vermont. Relocating to the new facility has allowed the practice to expand services in combination with physical therapy. Many high tech features have been built into the new facility, including on-site digital radiology (which allows the treating provider to see x-rays within minutes) and additional clinic rooms to reduce the wait time for patients. In addition to physical and occupational therapy, the facility offers aquatic (pool) therapy, due to the generosity of the Freeman Foundation. Union Bank worked with Mansfield Orthopaedics to develop a funding package for the construction and furnishing of the facility, which offers north-central Vermont communities the very latest in Orthopedic Treatment, Sports Medicine and Physical Therapy options.

                                    [Photo]

      Union Bank's Peter Jones and Ken Gibbons listen as Dr. Bryan Huber explains the wireless communication systems of the new Mansfield
                     Orthopaedics facility in Morrisville

Vermont Milk Company aims to provide better returns to Family Farmers

      Union Bank created a financing package to assist the new Vermont Milk Company (VMC). VMC recently purchased an existing cheese making facility in the Hardwick Industrial Park. VMC is a stock company formed to execute a specific business model based on making Vermont farmers the sole source of milk, as well as paying those farmers a livable wage for the milk. Vermont Milk Company has supply contracts with value-added fluid milk processors. These processors will pay a premium for Vermont Milk's product, enabling VMC to pass along that premium and pay dairy farmers at rates substantially higher than market norms. The creative loan package includes a USDA Rural Development guaranty of its real estate loan, together with participation of VEDA and the Vermont Community Loan Fund.

Housing Partnerships work for the Community

      Union Bank helps support the communities it serves by investing in several affordable housing partnerships. These partnerships include Highland Hills Housing Partnership of Hardwick, Portland & Main Housing LP of Morrisville, Jeffersonville Bond Housing LP of Jeffersonville, Cabot Commons LP of Cabot, and Mountainview-St. Jay Housing LP of St. Johnsbury. These partnerships are formed with the express purpose of developing, owning, and operating affordable housing for low and moderate income Vermonters. Currently, Union Bank has a financial interest in housing partnerships in Lamoille, Washington, and Caledonia counties. The Bank's recorded investment in these projects is over $2 Million. Union Bank has committed to investing in the Bemis Block Housing LP of Hardwick in 2007.

"Union Bank did more than lend us money, they really made the project happen. All banks 'talk' about supporting the Vermont economy. Union Bank is the real thing. I don't know if we would be in business today without the Bank's commitment to their local community and rural economy."

                              - Anthony Pollina,
                            Vermont Milk Company -
                           Dairy Farmers of Vermont

"It's rare when you are able to describe buying a business as a completely smooth and swift transition. It's even rarer to be able to say you are thrilled with the bank you chose. Shanon and I chose Union Bank for its strong community presence and personal customer service. We can be sure they will offer unmatched support and longevity for Great Big Graphics over the next few decades, not only the next few years."

                                 - Julie Ruth,
                              Great Big Graphics

Union Bankshares, Inc. and Subsidiary
Selected Financial Information

                                                               At or For The Years Ended December 31
                                                 -----------------------------------------------------------------
                                                   2006          2005          2004          2003          2002
                                                 -----------------------------------------------------------------
                                                           (Dollars in thousands, except per share data)
Balance Sheet Data

  Total assets                                   $ 381,149     $ 374,746     $ 359,529     $ 356,557     $ 343,492

  Investment securities available-for-sale          23,675        32,408        40,966        44,370        45,824

  Loans, net of unearned income                    317,452       307,071       280,069       271,561       255,907

  Allowance for loan losses                         (3,338)       (3,071)       (3,067)       (3,029)       (2,908)

  Deposits                                         319,822       313,299       306,598       305,381       293,004

  Borrowed funds                                    14,596        16,256         7,934         7,223         7,536

  Stockholders' equity (1)                          41,923        41,603        42,403        40,987        39,169

Income Statement Data

  Total interest income                          $  25,197     $  22,249     $  20,171     $  20,368     $  22,167
  Total interest expense                            (6,821)       (4,499)       (3,310)       (4,209)       (6,364)
                                                 -----------------------------------------------------------------
    Net interest and dividend income                18,376        17,750        16,861        16,159        15,803
  Provision for loan losses                           (180)          (60)          (30)         (114)         (356)
  Noninterest income                                 4,058         4,063         3,781         3,607         3,562
  Noninterest expenses                             (13,814)      (13,056)      (12,319)      (12,060)      (11,761)
                                                 -----------------------------------------------------------------
    Income before provision for income taxes         8,440         8,697         8,293         7,592         7,248

  Provision for income taxes                        (2,185)       (2,460)       (2,458)       (2,205)       (2,068)
                                                 -----------------------------------------------------------------

    Net income                                   $   6,255     $   6,237     $   5,835     $   5,387     $   5,180
                                                 =================================================================

Per Common Share Data

  Net income (2)(3)                              $    1.38     $    1.37     $    1.28     $    1.18     $    1.14
  Cash dividends paid (3)                             1.06          1.38          0.90          0.82          0.76
  Book value (1)(3)                                   9.25          9.16          9.31          9.01          8.62

Weighted average number of shares
 outstanding (3)                                 4,539,641     4,554,055     4,551,469     4,547,366     4,543,113
Number of shares outstanding (3)                 4,531,977     4,542,663     4,554,663     4,550,313     4,545,288

--------------------
(1)   Stockholders' equity includes unrealized gains or losses, net of applicable income taxes, on investment securities classified as
      "available-for-sale" and 2006 includes the unfunded liability for pension benefits, net of taxes for the defined benefit pension plan.
(2)   Computed using the weighted average number of shares outstanding for the period.
(3)   Per common share data and number of shares outstanding for all applicable periods have been restated to reflect the three-for-two stock split effected in the form of a 50% stock dividend to shareholders of record on
      July 26, 2003.

Union Bankshares, Inc. and Subsidiary
Management's Responsibility

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

We have established a Disclosure Control Committee to assist us in ensuring that all public disclosures made by us are accurate and complete, and fairly present the Company's financial condition and results of operations. The members of the committee consist of select members of management and the financial expert from the Audit Committee. Representatives from the Company's external independent auditors and legal counsel normally participate. The Disclosure Control Committee shall review each annual and quarterly Exchange Act report prior to the Company filing them with the SEC to assess the quality of the disclosures made in the report, including but not limited to whether the report is accurate and complete in all material respects.

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

Union Bankshares, Inc. and Subsidiary
Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders of Union Bankshares, Inc.

We have audited the accompanying consolidated balance sheets of Union Bankshares, Inc. and subsidiary as of December 31, 2006 and 2005, and the related consolidated statements of income, changes in stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 2006. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Union Bankshares, Inc. and subsidiary as of December 31, 2006 and 2005, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2006, in conformity with accounting principles generally accepted in the United States of America.

/s/ UHY LLP

Albany, New York
March 27, 2007
VT Reg. No. 092-0000-648

Union Bankshares, Inc. and Subsidiary
Consolidated Balance Sheets

December 31, 2006 and 2005
                                                                                    2006             2005
                                                                                -----------------------------
ASSETS
Cash and due from banks                                                         $ 11,694,471     $ 14,018,842
Federal funds sold and overnight deposits                                          9,262,770          189,587
                                                                                -----------------------------
      Cash and cash equivalents                                                   20,957,241       14,208,429

Interest bearing deposits in banks                                                 5,416,961        8,597,835
Investment securities available-for-sale                                          23,675,261       32,407,973
Loans held for sale                                                                3,750,186        6,546,019

Loans                                                                            313,821,920      300,677,096
Allowance for loan losses                                                         (3,337,768)      (3,071,421)
Unearned net loan fees                                                              (120,139)        (152,338)
                                                                                -----------------------------
      Net loans                                                                  310,364,013      297,453,337

Accrued interest receivable                                                        2,000,719        1,971,924
Premises and equipment, net                                                        6,079,715        5,898,424
Other assets                                                                       8,905,107        7,661,722
                                                                                -----------------------------
      Total assets                                                              $381,149,203     $374,745,663
                                                                                =============================

LIABILITIES AND STOCKHOLDERS' EQUITY
LIABILITIES
  Deposits
    Noninterest bearing                                                         $ 54,875,163     $ 52,616,912
    Interest bearing                                                             264,946,884      260,682,182
                                                                                -----------------------------
      Total deposits                                                             319,822,047      313,299,094
Borrowed funds                                                                    14,596,130       16,256,274
Liability for pension benefits                                                     1,317,352           95,405
Accrued interest and other liabilities                                             3,490,477        3,492,079
                                                                                -----------------------------
      Total liabilities                                                          339,226,006      333,142,852
                                                                                -----------------------------

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY
  Common stock, $2.00 par value; 5,000,000 shares authorized;
   4,918,611 shares issued in 2006 and 2005                                        9,837,222        9,837,222
  Paid-in capital                                                                    150,146          139,861
  Retained earnings                                                               35,202,735       33,760,610
  Treasury stock at cost; 386,634 shares in 2006 and 375,948 shares in 2005       (2,264,181)      (2,036,931)
  Accumulated other comprehensive loss                                            (1,002,725)         (97,951)
                                                                                -----------------------------
      Total stockholders' equity                                                  41,923,197       41,602,811
                                                                                -----------------------------
      Total liabilities and stockholders' equity                                $381,149,203     $374,745,663
                                                                                =============================

See accompanying notes to consolidated financial statements.

Union Bankshares, Inc. and Subsidiary
Consolidated Statements of Income

Years Ended December 31, 2006, 2005, and 2004
                                                                 2006            2005            2004
                                                              -------------------------------------------
Interest income
  Interest and fees on loans                                  $23,459,344     $20,239,924     $17,941,333
  Interest on debt securities:
    Taxable                                                       941,219       1,261,344       1,692,097
    Tax exempt                                                    191,484         191,549         214,449
  Dividends                                                       122,806          87,814          68,953
  Interest on federal funds sold and overnight deposits           213,662         188,080          47,149
  Interest on interest bearing deposits in banks                  268,665         280,348         207,163
                                                              -------------------------------------------
      Total interest income                                    25,197,180      22,249,059      20,171,144
                                                              -------------------------------------------

Interest expense
  Interest on deposits                                          5,906,623       3,984,868       2,948,477
  Interest on borrowed funds                                      914,640         513,951         362,101
                                                              -------------------------------------------
      Total interest expense                                    6,821,263       4,498,819       3,310,578
                                                              -------------------------------------------
      Net interest income                                      18,375,917      17,750,240      16,860,566

Provision for loan losses                                         180,000          60,000          30,000
                                                              -------------------------------------------
      Net interest income after provision for loan losses      18,195,917      17,690,240      16,830,566
                                                              -------------------------------------------

Noninterest income
  Trust income                                                    304,444         300,491         204,392
  Service fees                                                  3,108,720       2,905,235       2,809,062
  Net gains on sales of investment securities                     134,558         144,673          23,443
  Net gains on sales of loans held for sale                       288,138         192,073         443,965
  Net gains on sales of other real estate owned                        --         336,153          90,191
  Other income                                                    221,953         183,920         210,387
                                                              -------------------------------------------
      Total noninterest income                                  4,057,813       4,062,545       3,781,440
                                                              -------------------------------------------

Noninterest expenses
  Salaries and wages                                            6,011,727       5,627,296       5,401,332
  Pension and employee benefits                                 2,344,464       2,044,870       1,972,948
  Occupancy expense, net                                          802,192         788,672         737,386
  Equipment expense                                             1,038,246       1,040,797         930,939
  Other expenses                                                3,617,462       3,554,249       3,276,681
                                                              -------------------------------------------
      Total noninterest expense                                13,814,091      13,055,884      12,319,286
                                                              -------------------------------------------
Income before provision for income taxes                        8,439,639       8,696,901       8,292,720
Provision for income taxes                                      2,184,364       2,459,532       2,457,593
                                                              -------------------------------------------
      Net income                                              $ 6,255,275     $ 6,237,369     $ 5,835,127
                                                              ===========================================
Earnings per common share                                     $      1.38     $      1.37     $      1.28
Dividends per common share                                    $      1.06     $      1.38     $      0.90

See accompanying notes to consolidated financial statements.

Union Bankshares, Inc. and Subsidiary
Consolidated Statements of Changes in Stockholders' Equity

Years Ended December 31, 2006, 2005, and 2004

                                            Common Stock                                               Accumulated
                                       -----------------------                                            other          Total
                                       Shares, net              Paid-in      Retained    Treasury     comprehensive  stockholders'
                                       of Treasury    Amount    Capital      earnings      stock      income (loss)     equity
                                       -------------------------------------------------------------------------------------------
Balances, December 31, 2003             4,550,313   $9,822,522  $ 54,576   $32,070,843  $(1,721,931)   $   760,654    $40,986,664
  Comprehensive income:
    Net income                                 --           --        --     5,835,127           --             --      5,835,127
    Change in net unrealized gain
    (loss) on investment securities
    available-for-sale, net of
    reclassification adjustment and
    tax effects                                --           --        --            --           --       (383,366)      (383,366)
                                                                                                                      -----------
    Total comprehensive income                                                                                          5,451,761
                                                                                                                      -----------
  Cash dividends declared                      --           --        --    (4,096,514)          --             --     (4,096,514)
  Exercise of stock options                 4,350        8,700    52,413            --           --             --         61,113
                                        -----------------------------------------------------------------------------------------
Balances, December 31, 2004             4,554,663    9,831,222   106,989    33,809,456   (1,721,931)       377,288     42,403,024
                                                                                                                      -----------

  Comprehensive income:
    Net income                                 --           --        --     6,237,369           --             --      6,237,369
    Change in net unrealized gain
     (loss) on investment securities
     available-for-sale, net of
     reclassification adjustment and
     tax effects                               --           --        --            --           --       (475,239)      (475,239)
                                                                                                                      -----------
    Total comprehensive income                                                                                          5,762,130
                                                                                                                      -----------
  Cash dividends declared                      --           --        --    (6,286,215)          --             --     (6,286,215)
  Issuance of stock options                    --           --       862            --           --             --            862
  Exercise of stock options                 3,000        6,000    32,010            --           --             --         38,010
  Purchase of treasury stock              (15,000)          --        --            --     (315,000)            --       (315,000)
                                        -----------------------------------------------------------------------------------------
Balances, December 31, 2005             4,542,663    9,837,222   139,861    33,760,610   (2,036,931)       (97,951)    41,602,811
                                                                                                                      -----------

  Comprehensive income:
    Net income                                 --           --        --     6,255,275           --             --      6,255,275
    Change in net unrealized gain
     (loss) on investment securities
     available-for-sale, net of
     reclassification adjustment and
      tax effects                              --           --        --            --           --        (55,821)       (55,821)
                                                                                                                      -----------
    Total comprehensive income                                                                                          6,199,454
  Adjustment to initially apply
   SFAS No. 158, net of tax effect
   (see Note 1)                                --           --        --            --           --       (848,953)      (848,953)
  Cash dividends declared                      --           --        --    (4,813,150)          --             --     (4,813,150)
  Issuance of stock options                    --           --    10,285            --           --             --         10,285
  Purchase of treasury stock              (10,686)          --        --            --     (227,250)            --       (227,250)
                                        -----------------------------------------------------------------------------------------
Balances, December 31, 2006             4,531,977   $9,837,222  $150,146   $35,202,735  $(2,264,181)   $(1,002,725)   $41,923,197
                                        =========================================================================================

See accompanying notes to consolidated financial statements.

Union Bankshares, Inc. and Subsidiary
Consolidated Statements of Cash Flows

Years Ended December 31, 2006, 2005, and 2004
                                                                                   2006             2005             2004
                                                                               ----------------------------------------------
CASH FLOWS FROM OPERATING ACTIVITIES
Net income                                                                     $  6,255,275     $  6,237,369     $  5,835,127
  Adjustments to reconcile net income to net cash provided by operating activities:
    Depreciation                                                                    781,717          772,971          696,686
    Provision for loan losses                                                       180,000           60,000           30,000
    (Credit) provision for deferred income taxes                                    (21,433)          93,290          197,939
    Net amortization of investment securities                                        59,665          135,638          205,571
    Equity in losses of limited partnerships                                        297,209          221,884          140,104
    Issuance of stock options                                                        10,285              862               --
    Net gains on sales of investment securities                                    (134,558)        (144,673)         (23,443)
    Net gains on sales of loans held for sale                                      (288,138)        (192,073)        (443,965)
    Net gains on sales of other real estate owned                                        --         (336,153)         (90,191)
    Net gains on disposals of premises and equipment                                (12,475)          (1,995)          (7,395)
    Write-down of impaired investment securities                                         --           47,500           41,501
    Decrease in unamortized loan fees                                               (32,199)         (13,316)         (19,542)
    Proceeds from sales of loans held for sale                                   18,047,445       15,208,927       26,269,537
    Origination of loans held for sale                                          (14,963,474)     (12,748,963)     (16,115,144)
    (Increase) decrease in accrued interest receivable                              (28,795)        (444,116)         123,698
    (Increase) decrease in other assets                                            (427,661)        (135,134)          90,814
    (Decrease) increase in income taxes                                             (79,203)           7,742            4,653
    Increase (decrease) in accrued interest payable                                 417,747          200,046          (51,046)
    (Decrease) increase in other liabilities                                        (57,038)          81,661         (326,142)
                                                                               ----------------------------------------------
      Net cash provided by operating activities                                  10,004,369        9,051,467       16,558,762
                                                                               ----------------------------------------------
CASH FLOWS FROM INVESTING ACTIVITIES
  Interest bearing deposits in banks
    Maturities and redemptions                                                    3,971,874        5,374,868        3,562,529
    Purchases                                                                      (791,000)      (6,464,000)      (4,551,539)
  Investment securities available-for-sale
    Sales                                                                         7,823,788        2,453,236        1,761,346
    Maturities, calls and pay downs                                               3,848,588       15,245,085       13,161,672
    Purchases                                                                    (2,949,349)      (9,898,930)     (12,323,253)
  Net purchase of Federal Home Loan Bank stock                                     (226,400)              --               --

  Net increase in loans                                                         (13,642,749)     (29,624,052)     (18,259,344)
  Recoveries of loans charged off                                                   170,454           54,972          124,164
  Purchase of premises and equipment                                               (965,809)      (1,551,164)      (1,377,719)
  Investments in limited partnerships                                              (347,454)        (640,107)            (100)
  Proceeds from sales of premises and equipment                                      15,276            2,810           14,548
  Proceeds from sales of other real estate owned                                         --          615,552               --
  Proceeds from sales of repossessed property                                        14,815           11,370           12,684
                                                                               ----------------------------------------------
      Net cash used in investing activities                                      (3,077,966)     (24,420,360)     (17,875,012)
                                                                               ----------------------------------------------
CASH FLOWS FROM FINANCING ACTIVITIES
  Net (decrease) increase in borrowings outstanding                              (1,660,144)       8,322,622          711,122
  Proceeds from exercise of stock options                                                --           38,010           61,113
  Net increase (decrease) in noninterest bearing deposits                         2,258,251       (4,604,277)       8,855,595
  Net increase (decrease) in interest bearing deposits                            4,264,702       11,305,230       (7,638,873)
  Purchase of treasury stock                                                       (227,250)        (315,000)              --
  Dividends paid                                                                 (4,813,150)      (6,286,215)      (4,096,514)
                                                                               ----------------------------------------------
      Net cash (used in) provided by financing activities                          (177,591)       8,460,370       (2,107,557)
                                                                               ----------------------------------------------
      Increase (decrease) in cash and cash equivalents                            6,748,812       (6,908,523)      (3,423,807)
Cash and cash equivalents:
  Beginning                                                                      14,208,429       21,116,952       24,540,759
                                                                               ----------------------------------------------
  Ending                                                                       $ 20,957,241     $ 14,208,429     $ 21,116,952
                                                                               ==============================================
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
  Interest paid                                                                $  6,403,516     $  4,298,773     $  3,361,624
                                                                               ==============================================
  Income taxes paid                                                            $  2,285,000     $  2,186,544     $  2,283,094
                                                                               ==============================================
SUPPLEMENTAL SCHEDULE OF NONCASH INVESTING & FINANCING ACTIVITIES
  Other real estate acquired in settlement of loans                            $    399,254     $    243,665     $    319,368
                                                                               ==============================================
  Repossessed property acquired in settlement of loans                         $     14,564     $     13,500     $      8,916
                                                                               ==============================================
  Loans originated to finance the sale of other real estate owned              $         --     $         --     $    283,634
                                                                               ==============================================
  Investment in limited partnerships acquired by capital
   contributions payable                                                       $         --     $    703,817     $         --
                                                                               ==============================================
  Change in unrealized losses on investment securities available-for-sale      $    (84,577)    $   (720,059)    $   (580,858)
                                                                               ==============================================
  Unrealized loss on defined benefit pension plan, adjustment to initially
   apply SFAS No. 158, (See Note 1)                                            $  1,286,293     $         --     $         --
                                                                               ==============================================
  Transfer of loans held for sale to portfolio                                 $         --     $  1,983,458     $         --
                                                                               ==============================================

See accompanying notes to consolidated financial statements.

Union Bankshares, Inc. and Subsidiary
Notes to Consolidated Financial Statements

Note 1. Significant Accounting Policies

The accounting and reporting policies of Union Bankshares, Inc. and Subsidiary (the "Company") are in conformity with U.S. generally accepted accounting principles (GAAP) and general practices within the banking industry. The following is a description of the more significant policies.

Basis of presentation and consolidation

The consolidated financial statements include the accounts of Union Bankshares, Inc., and its wholly owned subsidiary, Union Bank ("Union") headquartered in Morrisville, Vermont. All significant intercompany transactions and balances have been eliminated. The Company utilizes the accrual method of accounting for financial reporting purposes.

Nature of operations

The Company provides a variety of financial services to individuals, municipalities, commercial and nonprofit customers through its branches, ATMs, telebanking, and internet banking systems in northern Vermont and Littleton, New Hampshire and its loan production office in St. Albans, Vermont. This market area encompasses primarily retail consumers, small businesses, municipalities, agricultural producers, and the tourism industry. The Company's primary deposit products are checking, savings, money market accounts, and certificates of deposit and its primary lending products are commercial, real estate, municipal, and consumer loans.

Concentration of risk

The Company's operations are affected by various risk factors, including interest rate risk, credit risk, and risk from geographic concentration of lending activities. Management attempts to manage interest rate risk through various asset/liability management techniques designed to match maturities/ repricing of assets and liabilities. Loan policies and administration are designed to provide assurance that loans will only be granted to credit-worthy borrowers, although credit losses are expected to occur because of subjective factors and factors beyond the control of the Company. Although the Company has a diversified loan portfolio and economic conditions are relatively stable and a substantial portion of the Company's loans are secured by real estate and/or are Small Business Administration ("SBA") guaranteed, most of its lending activities are conducted within the Northern Vermont and New Hampshire market area where it is located. As a result, the Company and its borrowers may be especially vulnerable to the consequences of changes in the local economy and real estate market conditions. Note 6 discusses the types of lending which the Company engages in.

Use of estimates

The preparation of consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could materially differ from those estimates. Material estimates that are particularly susceptible to significant change relate to the determination of the allowance for losses on loans, the valuation of real estate acquired in connection with foreclosures or in satisfaction of loans, deferred tax assets, judgments regarding impairment of assets and pension plan accounting. These estimates involve a significant degree of complexity and subjectivity and the amount of the change that is reasonably possible, should any of these estimates prove inaccurate, cannot be estimated.

Presentation of cash flows

For purposes of presentation in the consolidated statements of cash flows, cash and cash equivalents includes cash on hand, amounts due from banks (including cash items in process of clearing), federal funds sold (generally purchased and sold for one day periods), and overnight deposits.

Trust operations

Assets held by the Trust & Asset Management Division of Union in a fiduciary or agency capacity, other than trust cash on deposit with Union, are not included in these consolidated financial statements because they are not assets of Union or the Company.

Union Bankshares, Inc. and Subsidiary
Notes to Consolidated Financial Statements (continued)

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

Declines in the fair value of held-to-maturity and available-for-sale investment securities below their cost that are deemed by management to be other-than-temporary are reflected in earnings as realized losses in other expenses. In estimating other-than-temporary impairment losses, management considers (1) the length of time and the extent to which the fair value has been less than the amortized cost basis, (2) the financial condition and near and medium-term prospects of the issuer, (3) whether the decline is attributable to changes in interest rates or credit quality and (4) the intent and ability of the Company to retain its investment in the issuer for a period of time sufficient to allow for any anticipated recovery in fair value.

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

Loan interest income is accrued daily on outstanding balances. Delinquency status is determined based on contractual terms. The accrual of interest is discontinued when a loan is specifically determined to be impaired and/or management believes, after considering collection efforts and other factors, that the borrowers' financial condition is such that collection of interest is doubtful. Normally, any unpaid-interest previously accrued on those loans is reversed against interest income. A loan may be restored to accrual status when its financial status has been significantly improved and there is no principal or interest past due. A loan may also be restored to accrual status if the borrower makes six consecutive monthly payments or the lump sum equivalent. Income on nonaccrual loans is generally not recognized unless a loan is placed back in accrual status or after all principal has been collected. Interest income generally is not recognized on impaired loans unless the likelihood of further loss is remote. Interest payments received on such loans are generally applied as a reduction of the loan principal balance.

Loan origination and commitment fees and certain direct loan origination costs are deferred and the net amount amortized as an adjustment of the related loan's yield using methods that approximate the interest method. The Company generally amortizes these amounts over the contractual life of the related loans.

Allowance for loan losses

The allowance for loan losses is established for estimated losses in the loan portfolio through a provision for loan losses charged to earnings. Loan losses are charged against the allowance when management believes the loan balance is uncollectible or in accordance with federal guidelines. Subsequent recoveries, if any, are credited to the allowance.

Union Bankshares, Inc. and Subsidiary
Notes to Consolidated Financial Statements (continued)

Note 1. Significant Accounting Policies (Continued)

The allowance for loan losses is maintained at a level which, by management's best estimate, is adequate to absorb probable credit losses inherent in the loan portfolio. The amount of the allowance is based on management's periodic evaluation of the collectibility of the loan portfolio, including the nature of the portfolio, credit concentrations, trends in historical loss experience, specific impaired loans, and economic conditions. While management uses available information to recognize losses on loans, future additions to the allowance for loan losses may be necessary based on changes in economic conditions. The ultimate collectibility of a substantial portion of the Company's loan portfolio is dependent upon general economic and real estate market conditions in Northern Vermont. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Company's allowance for loan losses. Such agencies may require the Company to recognize additions to the allowance for loan losses based on their judgments about information available to them at the time of their examination, which may not be currently available to management.

Allowances for impaired loans are generally determined based on collateral values or the present value of estimated cash flows. This evaluation is inherently subjective as it requires estimates that are susceptible to significant revision as more information becomes available or as economic conditions change.

Other real estate owned

Real estate properties acquired through or in lieu of loan foreclosure are to be sold and are initially recorded at the lesser of the recorded loan or estimated fair value at the date of acquisition establishing a new carrying basis. Thereafter, valuations are periodically performed by management, and the real estate is carried at the lower of carrying amount or fair value, less cost to sell. Revenue and expenses from operations and changes in valuation are included in other income and expenses.

Premises and equipment

Premises and equipment are stated at cost, less accumulated depreciation. Depreciation is computed principally by the straight line method over the estimated useful lives of the assets. The cost of assets sold or otherwise disposed of and the related allowance for depreciation is eliminated from the accounts and the resulting gains or losses are reflected in the income statement. Maintenance and repairs are charged to current expense as incurred and the costs of major renewals and betterments are capitalized. Construction in progress is stated at cost, which includes the cost of construction and other direct costs attributable to the construction. No provision for depreciation is made on construction in progress until such time as the relevant assets are completed and put into use.

Federal Home Loan Bank stock

As a member of the Federal Home Loan Bank ("FHLB") of Boston, Union is required to invest in common stock of the FHLB of Boston. Effective April 19, 2004, to comply with the Gramm-Leach-Bliley Act, the FHLB of Boston adopted a capital plan that redeemed its Class A common stock and issued Class B common stock in its place. While there was no change in the dollar value of Union's investment upon conversion, the Class B common stock has a five year notice requirement for redemption and there is no guarantee of future redemption. Also, there is the possibility of future capital calls by the FHLB of Boston on member banks to ensure compliance with its capital plan. FHLB of Boston stock is reported in Other Assets at its par value of $1,466,500 at December 31, 2006 and $1,240,500 at December 31, 2005. The stock is nonmarketable, and if redeemed, Union would receive from the FHLB of Boston an amount equal to the par value of the stock.

Company-owned life insurance

Company-owned life insurance ("COLI") represents life insurance on the lives of certain directors or employees who have provided positive consent allowing the Company to be the beneficiary of such policies. The Company utilizes COLI as tax-efficient financing for the benefit obligations to its employees and directors, including obligations under one of the Company's nonqualified deferred compensation plans. See Note 14. Since the Company is the primary beneficiary of the insurance policies, increases in the cash value of the policies, as well as insurance proceeds received, are recorded in noninterest income, and are not subject to income taxes. COLI is recorded at the cash value of the policies, less any applicable cash surrender charges of which there are currently none. The COLI is reflected as an Other asset in the accompanying consolidated balance sheets. The Company reviews the financial

Union Bankshares, Inc. and Subsidiary
Notes to Consolidated Financial Statements (continued)

Note 1. Significant Accounting Policies (Continued)

strength of the insurance carriers prior to the purchase of COLI to ensure minimum credit ratings of at least investment grade. The financial strength of the carriers is reviewed annually and COLI with any individual carrier is limited to 10% of capital plus reserves.

Servicing

Servicing assets are recognized as separate assets when rights are acquired through purchase or through sale of loans with servicing rights retained. Capitalized servicing rights are reported in other assets and are amortized against noninterest income in proportion to, and over the period of, the estimated future net servicing income of the underlying loans. Servicing assets are evaluated regularly for impairment based upon the fair value of the rights as compared to amortized cost. Impairment is determined by stratifying rights by predominant characteristics, such as interest rates and terms. Fair value of a stratum is determined using prices for similar assets with similar characteristics, when available, or based upon discounted cash flows using market-based assumptions.

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

Pension plans

Union maintains a noncontributory defined benefit pension plan covering all eligible employees who meet certain service requirements. The costs of this plan, based on actuarial computations of current and estimated future benefits for employees, are charged to pension and other employee benefits as a current operating expense. The Company adopted the Financial Accounting Board's (FASB) Statement of Financial Accounting Standard (SFAS) No. 158, Employers Accounting for Defined Benefit Pension and other Post retirement Plans-an Amendment of SFAS Statements No. 87, 88, 106 and 132R in 2006. The Statement requires the Company to recognize the funded status of the Defined Benefit Pension Plan, which is the difference between the fair value of the plan assets and the projected benefit obligation as of the period end. The following is the incremental effect of applying SFAS No. 158 on individual line items in the Consolidated Balance Sheet as of December 31, 2006:

                                                   Before                              After
                                                 Application                       Application of
                                               of SFAS No. 158     Adjustments      SFAS No. 158
                                               --------------------------------------------------
Other Assets (Deferred tax assets)              $  1,020,576       $  437,340       $  1,457,916
Total assets                                     380,711,863          437,340        381,149,203
Liability for pension benefits                        31,059        1,286,293          1,317,352
Total liabilities                                337,939,713        1,286,293        339,226,006
Accumulated other comprehensive loss                (153,772)        (848,953)        (1,002,725)
Total stockholders' equity                        42,772,150         (848,953)        41,923,197
Total liabilities and stockholders' equity       380,711,863          437,340        381,149,203

Union also has a contributory 401(k) pension plan covering all employees who meet certain service requirements. The plan is voluntary, and Union, through the discretionary matching component of the plan, contributed fifty cents for every dollar contributed by participants, up to six percent of each participant's salary in 2006, 2005 and 2004.

Advertising costs

The Company expenses advertising costs as incurred.

Union Bankshares, Inc. and Subsidiary
Notes to Consolidated Financial Statements (continued)

Note 1. Significant Accounting Policies (Continued)

Earnings per common share

Earnings per common share are computed based on the weighted average number of shares of common stock outstanding during the period, retroactively adjusted for stock splits and stock dividends and reduced for shares held in treasury. The weighted average shares outstanding were 4,539,641, 4,554,055 and 4,551,469 for the years ended December 31, 2006, 2005 and 2004, respectively.

Income taxes

The Company prepares its Federal income tax return on a consolidated basis. Federal income taxes are allocated to members of the consolidated group based on taxable income. The Company recognizes income taxes under the asset and liability method. This involves estimating the Company's actual current tax exposure as well as assessing temporary differences resulting from differing treatment of items, such as timing of the deduction of expenses, for tax and GAAP purposes. These differences result in deferred tax assets and liabilities, which are included in the Company's consolidated balance sheets. The Company must also assess the likelihood that any deferred tax assets will be recovered from future taxable income and to the extent that recovery is not likely, a valuation allowance must be established. Significant management judgment is required in determining income tax expense, and deferred tax assets and liabilities. Low income housing tax credits and historic rehabilitation credits are recognized as a reduction of income tax expense in the year they are earned.

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

Comprehensive income (loss)

Accounting principles generally require that recognized revenue, expenses, gains, and losses be included in net income. Although certain changes in assets and liabilities, such as unrealized gains and losses on investment securities available-for-sale and the unfunded liability for the defined benefit pension plan, are not included in net income, the cumulative effect of such items, net of tax effect, is reported as a separate component of the equity section of the balance sheet as Accumulated other comprehensive income loss. Such items, along with net income, are components of comprehensive income.

Other comprehensive income (loss) components and related tax effects at December 31 are as follows:

Unrealized gains and losses on investment securities available-for-sale:

                                                      2006          2005           2004
                                                    --------------------------------------
Unrealized holding gains (losses) on investment
 securities available-for-sale                      $  49,980     $(622,886)     $(598,916)
Reclassification adjustment for (gains) losses
 realized in income                                  (134,558)      (97,173)        18,058
                                                    --------------------------------------
  Net unrealized losses                               (84,578)     (720,059)      (580,858)
Tax effect                                             28,757       244,820        197,492
                                                    --------------------------------------
  Net of tax amount                                 $ (55,821)    $(475,239)     $(383,366)
                                                    ======================================

Union Bankshares, Inc. and Subsidiary
Notes to Consolidated Financial Statements (continued)

Note 1. Significant Accounting Policies (Continued)

Items not yet recognized as a component of net periodic pension cost:

                                 2006
                              -----------

Prior service cost            $   (40,767)
Net actuarial loss             (1,245,526)
                              -----------
    Total                      (1,286,293)
                              -----------
Tax effect                        437,340
                              -----------
  Net of tax amount             $(848,953)
                              ===========

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

Segment reporting

The Company's operations are solely in the commercial banking industry and consist of providing traditional banking and trust services to its customers. The Company operates primarily in the geographical regions of northern Vermont and New Hampshire. Management makes operating decisions and assesses performance based on an ongoing review of its traditional banking operations, which constitute the Company's only reportable segment.

Stock option plan

In December 2005 the Company adopted the FASB's SFAS No. 123R Share Based Payment, using the modified prospective application. Under SFAS No. 123R, the Company must recognize as compensation expense the grant date fair value of stock based awards over the vesting period of the awards. Under the modified prospective application, SFAS No. 123R applies to new awards and to awards modified, repurchased or cancelled after the application date. Prior to the adoption of SFAS No. 123R the Company had accounted for its stock option plan in accordance with the provisions of Accounting Principles Board ("APB") Opinion No. 25, Accounting for Stock Issued to Employees as allowed under SFAS No. 123 Accounting for Stock Based Compensation. Under APB Opinion No. 25 the Company has provided pro forma net income disclosures for employee stock based awards granted on or after January 1, 1995 as if the fair value based method defined in SFAS No. 123 had been applied, along with related pro forma disclosures of net income, earnings per share and other disclosures. The pro forma effects on net income and earnings per share were not material in 2004. See Note 19--Stock Option Plan for additional information.

Recent accounting pronouncements

In February 2007, the FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities. This Statement permits entities to choose to measure many financial instruments and certain other items at fair value that are not currently required to be measured at fair value. The objective is to improve financial reporting by providing entities with the opportunity to mitigate volatility in reported earnings caused by measuring related assets and liabilities differently without having to apply complex hedge accounting provisions. This Statement also establishes presentation and disclosure requirements designed to facilitate comparisons between entities that choose different measurement attributes for similar types of assets and liabilities. This Statement does not affect any existing accounting literature that requires certain assets and liabilities to be carried at fair value. This Statement does not establish requirements for recognizing and measuring dividend income, interest income, or interest expense. This Statement does not eliminate disclosure requirements included in other accounting standards, including requirements for disclosures about fair value measurements included in SFAS Statements No. 157, Fair Value Measurements, and No. 107, Disclosures about Fair Value of Financial Instruments. This Statement is effective prospectively for financial statements issued for fiscal years beginning after November 15, 2007. The Company is currently

Union Bankshares, Inc. and Subsidiary
Notes to Consolidated Financial Statements (continued)

Note 1. Significant Accounting Policies (Continued)

evaluating the impact of this new standard on the Company's consolidated financial statements but does not expect that such impact will be material.

In September 2006, the FASB issued SFAS No. 158, Employers Accounting for Defined Benefit Pension and Other Postretirement Plans-an Amendment of SFAS Statements No. 87, 88, 106 and 132R. This Statement requires the Company to (1) recognize the funded status of a benefit plan--measured as the difference between plan assets at fair value (with limited exceptions) and the benefit obligation--in its statement of financial position. For a pension plan, the benefit obligation is the projected benefit obligation. (2) Recognize as a component of other comprehensive income, net of tax, the gains or losses and prior service costs or credits that arise during the period but are not recognized as components of net periodic benefit cost pursuant to SFAS Statement No. 87, Employers' Accounting for Pensions. Amounts recognized in accumulated other comprehensive income, including the gains or losses and prior service costs or credits, are adjusted as they are subsequently recognized as components of net periodic benefit cost pursuant to the recognition and amortization provisions of those Statements. (3) Measure defined benefit plan assets and obligations as of the date of the employer's fiscal year-end statement of financial position (with limited exceptions). (4) Disclose in the notes to financial statements additional information about certain effects on net periodic benefit cost for the next fiscal year that arise from delayed recognition of the gains or losses and prior service costs or credits. The Company adopted SFAS No. 158 in 2006 and was required to initially recognize the funded status of the defined benefit pension plan and to provide the required disclosures. See Notes 1 and 14 to these financial statements.

In September 2006, the FASB issued SFAS No. 157, Fair Value Measurements. This statement defines fair value, establishes a framework for measuring fair value in GAAP, and expands disclosures about fair value measurements. This Statement applies under other accounting pronouncements that require or permit fair value measurements. Accordingly, this Statement does not require any new fair value measurements. However, for some entities, the application of this Statement will change current practice. This Statement is effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years. The Company is currently evaluating the impact of this new standard to determine its effects on the Company's consolidated financial statements but does not expect that such impact will be material.

In September 2006, the Securities and Exchange Commission (SEC) issued SEC Staff Accounting Bulletin (SAB) No. 108--Financial Statements--Considering the Effects of Prior Year Misstatements When Quantifying Misstatements in Current Year Financial Statements. SAB No. 108 addresses the diversity in practice of evaluating and quantifying financial statement misstatements and the related accumulation of such misstatements. SAB No.108 states that both a balance sheet and an income statement approach should be used when quantifying and evaluating the materiality of a potential misstatement and contains guidance for correcting errors under this dual approach. SAB No. 108 was adopted for the Company's 2006 financial statements and there was no material impact on the consolidated financial statements.

In June 2006, the FASB issued Interpretation No. 48 (FIN 48) Accounting for Uncertainty in Income Taxes, which clarifies the accounting for uncertainty in income taxes recognized in a company's financial statements in accordance with SFAS No. 109, Accounting for Income Taxes. FIN 48 provides guidance on the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. FIN 48 also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosures, and transition. FIN 48 will be adopted for 2007 and there will be no impact from this new standard on the Company's consolidated financial statements.

In March 2006, the FASB issued SFAS No. 156, Accounting for Servicing of Financial Assets, an amendment of SFAS No. 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities, with respect to the accounting for separately recognized servicing assets and servicing liabilities. The Statement requires an entity to recognize a servicing asset or servicing liability each time it undertakes an obligation to service a financial asset by entering into a servicing contract in certain situations. It requires all separately recognized servicing assets and liabilities to be initially measured at fair value, if practicable. It permits an entity to choose either the amortization method or the fair value measurement method for each class of separately recognized servicing assets and liabilities and requires additional disclosures in the financial statements under the fair value measurement method. SFAS No. 156 is effective for fiscal years beginning after September 15, 2006, with early adoption permitted. The Company

Union Bankshares, Inc. and Subsidiary
Notes to Consolidated Financial Statements (continued)

Note 1. Significant Accounting Policies (Continued)

does not expect the adoption of SFAS No. 156 to have a material impact on the Company's financial position or results of operations as the Company will continue with the amortization method.

In February 2006, the FASB issued SFAS No. 155, Accounting for Certain Hybrid Financial Statements, an amendment of SFAS Statements No. 133 and 140. This Statement permits but does not require fair value measurement for any hybrid financial instrument that contains an embedded derivative that otherwise would require bifurcation and clarifies which interest only strips and principal only strips are not subject to the requirements of SFAS No. 133. The Statement also establishes a requirement to evaluate interests in securitized financial assets to identify interests that are free standing derivatives or that are hybrid financial instruments that contain an embedded derivative requiring bifurcation and clarifies that concentrations of credit risk in the form of subordination are not embedded derivatives. However, in January 2007, the FASB issued interpretive guidance in SFAS No. 133, Derivatives Implementation Group (DIG) Issue B40, Application of Paragraph 13(b) to Securitized Interests in Prepayable Financial Assets. In DIG Issue B40, the FASB concluded that a securitized interest in prepayable financial assets was not subject to the bifurcation requirements of SFAS No. 155 provided that the interest met both the following criteria: (1) the right to accelerate the settlement of the securitized interest cannot be controlled by the investor; and (2) the securitized interest itself does not contain an embedded derivative for which bifurcation would be required other than an embedded derivative that results solely from the embedded call options in the underlying financial assets. The guidance in DIG issue B40 is effective upon the adoption of SFAS No. 155. SFAS No. 155 is effective for all financial instruments acquired or issued after December 31, 2006 as well as to those hybrid financial instruments that had been previously bifurcated under SFAS No. 133. As of December 31, 2006, the Company did not have any hybrid financial instruments which were previously bifurcated under SFAS No. 133. Furthermore the guidance provided for in DIG issue B40 is expected to allow the Company to continue to purchase mortgage-backed securities without applying the bifurcation requirements of SFAS No.
155. The Statement amends SFAS No. 140 to eliminate the prohibition on a qualifying special-purpose entity from holding a derivative financial instrument that pertains to a beneficial interest other than another derivative financial instrument. The adoption of SFAS No. 155 will not have a material impact on the Company's financial position or results of operations.

Reclassifications

Certain amounts in the 2005 and 2004 financial statements have been reclassified to conform to the current year presentation.

Note 2. Restrictions on Cash and Due From Banks

The Company is required to maintain vault cash or noninterest bearing reserve balances with Federal Reserve Bank of Boston. Total reserve balance required at December 31, 2006 was $2,301,000 and $330,000 at December 31, 2005, which were both satisfied by vault cash.

The nature of the Company's business requires that it maintain amounts due from banks which, at times, may exceed federally insured limits. The balance in these accounts at December 31, is as follows:

                                                   2006           2005
                                                -------------------------

          Noninterest bearing accounts          $1,399,389     $1,767,171
          Federal Reserve Bank of Boston         7,157,918      9,087,433
          Federal funds sold                     9,213,881             --
          Federal Home Loan Bank of Boston          48,889        189,587

No losses have been experienced in these accounts. The Company was required to maintain contracted clearing balances of $1,000,000 at both December 31, 2006 and 2005, which are included in the Federal Reserve Bank balances above.

Union Bankshares, Inc. and Subsidiary
Notes to Consolidated Financial Statements (continued)

Note 3. Interest Bearing Deposits in Banks

Interest bearing deposits in banks consist of certificates of deposit purchased from various financial institutions. Deposits at each institution are maintained at or below the FDIC insurable limits of $100,000. Certificates are held with rates ranging from 2.70% to 6.50% and mature at various dates through 2011, with approximately $2,662,000 scheduled to mature in 2007.

Note 4. Investment Securities

Investment securities available-for-sale consists of the following:

                                                              Gross          Gross
                                             Amortized      Unrealized     Unrealized        Fair
                                               Cost           Gains          Losses          Value
                                            ---------------------------------------------------------
December 31, 2006:
Debt securities:
  U.S. Government sponsored enterprises     $ 2,497,084      $     --      $ (43,745)     $ 2,453,339
  Mortgage-backed                            11,658,513         1,097       (276,829)      11,382,781
  State and political subdivisions            4,460,491        20,255        (10,425)       4,470,321
  Corporate                                   5,095,769         5,928        (81,667)       5,020,030
                                            ---------------------------------------------------------
    Total debt securities                    23,711,857        27,280       (412,666)      23,326,471
  Marketable equity securities                  196,392       152,398             --          348,790
                                            ---------------------------------------------------------
    Total                                   $23,908,249      $179,678      $(412,666)     $23,675,261
                                            =========================================================
                                                              Gross          Gross
                                             Amortized      Unrealized     Unrealized        Fair
                                               Cost           Gains          Losses          Value
                                            ---------------------------------------------------------

December 31, 2005:
Debt securities:
  U.S. Government and agencies              $   500,000      $     --      $      --      $   500,000
  U.S. Government sponsored enterprises       2,495,068            --        (41,568)       2,453,500
  Mortgage-backed                            15,948,823         3,434       (341,890)      15,610,367
  State and political subdivisions            4,742,086        42,283        (14,922)       4,769,447
  Corporate                                   8,329,751        59,472       (155,269)       8,233,954
                                            ---------------------------------------------------------
    Total debt securities                    32,015,728       105,189       (553,649)      31,567,268
  Marketable equity securities                  540,654       300,051             --          840,705
                                            ---------------------------------------------------------
    Total                                   $32,556,382      $405,240      $(553,649)     $32,407,973
                                            =========================================================

Investment securities with a carrying amount of $2,607,245 and $2,978,647 at December 31, 2006 and 2005, respectively, were pledged as collateral for public deposits and for other purposes as required or permitted by law.

Union Bankshares, Inc. and Subsidiary
Notes to Consolidated Financial Statements (continued)

Note 4. Investment Securities (Continued)

Information pertaining to investment securities available-for-sale with gross unrealized losses at December 31, 2006, aggregated by investment category and length of time that individual securities have been in a continuous loss position, follows:

                                   Less Than 12 Months               Over 12 Months                      Total
                                ----------------------------------------------------------------------------------------
                                                  Gross                          Gross                          Gross
                                   Fair         Unrealized       Fair          Unrealized        Fair         Unrealized
                                   Value           Loss          Value            Loss           Value           Loss
                                ----------------------------------------------------------------------------------------
Debt securities:
  U.S. Government sponsored
   enterprises                  $        --     $      --     $ 2,453,339      $ (43,745)     $ 2,453,339     $ (43,745)
  Mortgage-backed                 1,937,692        (8,997)      8,723,090       (267,832)      10,660,782      (276,829)
  State and political
  subdivisions                           --            --       1,013,741        (10,425)       1,013,741       (10,425)
  Corporate                       1,499,442        (3,664)      2,798,770        (78,003)       4,298,212       (81,667)
                                ---------------------------------------------------------------------------------------
    Total debt securities       $ 3,437,134      $(12,661)    $14,988,940      $(400,005)     $18,426,074     $(412,666)
                                =======================================================================================

There were no marketable equity securities with unrealized losses at December 31, 2006.

Information pertaining to investment securities available-for-sale with gross unrealized losses at December 31, 2005, aggregated by investment category and length of time that individual securities have been in a continuous loss position, follows:

                                   Less Than 12 Months               Over 12 Months                      Total
                                ----------------------------------------------------------------------------------------
                                                  Gross                          Gross                          Gross
                                   Fair         Unrealized       Fair          Unrealized        Fair         Unrealized
                                   Value           Loss          Value            Loss           Value           Loss
                                ----------------------------------------------------------------------------------------
Debt securities:
  U.S. Government sponsored
   enterprises                  $ 1,477,687     $ (17,381)    $   975,813      $ (24,187)     $ 2,453,500     $ (41,568)
  Mortgage-backed                 6,070,158       (98,130)      8,230,510       (243,760)      14,300,668      (341,890)
  State and political
  subdivisions                    1,009,164       (14,922)             --             --        1,009,164       (14,922)
  Corporate                       3,469,505       (98,797)      1,461,659        (56,472)       4,931,164      (155,269)
                                ---------------------------------------------------------------------------------------
    Total debt securities       $12,026,514     $(229,230)    $10,667,982      $(324,419)     $22,694,496     $(553,649)
                                =======================================================================================

There were no U.S. Government and agency securities or marketable equity securities with unrealized losses at December 31, 2005.

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

At December 31, 2006, forty-five debt securities had unrealized losses totaling $412,666. This amounts to aggregate depreciation of 1.7% of the Company's amortized cost of the entire portfolio. Thirty-eight of these securities have been in an unrealized loss position for more than twelve months. The primary factor causing the unrealized losses on debt securities is the increase in market interest rates over the last 30 months as the Federal Reserve discount rate and the commercial prime rate rose seventeen times or 425 basis points since June 30, 2004; and not

Union Bankshares, Inc. and Subsidiary
Notes to Consolidated Financial Statements (continued)

Note 4. Investment Securities (Continued)

from deterioration in the creditworthiness of the issuer. Instances when creditworthiness may be a consideration, an individual analysis of the issuer is performed. As management has the ability to hold debt securities until maturity, or for the foreseeable future if classified as available-for-sale, no declines were deemed by management to be other-than-temporary at December 31, 2006.

During 2005, the Company recognized other-than-temporary impairment on one corporate debt security of $47,500 to its quoted fair market value. The security was sold in 2006 for a small gain.

Proceeds from the sale of securities available-for-sale were $7,823,788, $2,453,236 and $1,761,346 in 2006, 2005, and 2004, respectively. Gross realized gains from sales of investments available-for-sale were $284,668, $160,040 and $35,673 with gross realized losses of $150,110, $15,367 and $12,230 for the years 2006, 2005, and 2004, respectively.

The scheduled maturities of debt securities available-for-sale as of December 31, 2006 were as follows:

                                          Amortized         Fair
                                            Cost            Value
                                         ---------------------------

          Due in one year or less        $ 1,640,111     $ 1,614,218
          Due from one to five years       6,573,061       6,554,318
          Due from five to ten years       1,939,642       1,917,316
          Due after ten years              1,900,530       1,857,838
                                         ---------------------------
                                          12,053,344      11,943,690
          Mortgage-backed securities      11,658,513      11,382,781
                                         ---------------------------
              Total debt securities      $23,711,857     $23,326,471
                                         ===========================

Actual maturities may differ from contractual maturities in mortgage-backed securities because the mortgages underlying the securities may be called or repaid usually without any penalties. Therefore, these securities are not included in the maturity categories in the above maturity summary.

Note 5. Loans Held for Sale and Loan Servicing

At December 31, 2006 and 2005, loans held for sale consisted of conventional residential mortgages and commercial real estate mortgages originated for subsequent sale as well as one commercial loan at December 31, 2005. At December 31, 2006 and 2005, the estimated fair value of these loans was in excess of their carrying value, and therefore no valuation reserve was necessary for loans held for sale. There were no guarantees to repurchase loans for any amount at December 31, 2006.

Commercial and mortgage loans serviced for others are not included in the accompanying balance sheets. The unpaid principal balances of commercial and mortgage loans serviced for others were $97,741,211 and $85,044,568 at December 31, 2006 and 2005, respectively.

The Company generally retains the servicing rights on loans sold. At December 31, 2006 and 2005, the unamortized balance of servicing rights on loans sold with servicing retained was not material. The estimated fair value of these servicing rights was in excess of their carrying value at both December 31, 2006 and 2005, and therefore no impairment reserve was necessary. Loan servicing rights of $154,855, $112,254 and $194,601 were capitalized in 2006, 2005, and 2004, respectively. Amortization of servicing rights was $139,580, $134,786 and $146,445 for 2006, 2005, and 2004, respectively.

Union Bankshares, Inc. and Subsidiary
Notes to Consolidated Financial Statements (continued)

Note 6. Loans

The composition of net loans at December 31 is as follows:

                                                      2006             2005
                                                  -----------------------------

Residential real estate                           $114,138,833     $106,469,996
Construction real estate                            22,568,467       18,066,108
Commercial real estate                             130,848,192      130,482,781
Commercial                                          19,252,471       20,650,229
Consumer                                             7,717,150        7,998,500
Municipal loans                                     19,296,807       17,009,482
                                                  -----------------------------
Gross loans (1)                                    313,821,920      300,677,096
Deduct:
  Allowance for loan losses                         (3,337,768)      (3,071,421)
  Net deferred loan fees, premiums,
   and discounts                                      (120,139)        (152,338)
                                                  -----------------------------
Net loans                                         $310,364,013     $297,453,337
                                                  =============================
--------------------
(1) Includes loans in nonaccrual status of $2,547,346 and $1,269,148 and loans past due 90 days or more and still accruing of $2,203,291 and $3,338,168 as of December 31, 2006 and 2005, respectively.

Residential real estate loans aggregating $14,074,788 and $7,621,904 at December 31, 2006 and 2005, respectively, were pledged as collateral on deposits of municipalities.

Information regarding impaired loans as of or for the years ended December 31 is as follows:

                                                                2006         2005         2004
                                                              ----------------------------------
Impaired loans                                                $234,837     $670,558     $872,829
Total allowance for loan losses related to impaired loans       35,503       81,788      121,108
Interest income recognized on impaired loans                     8,506       23,652       46,625
Average investment in impaired loans                           360,829      542,699      981,566

At December 31, 2006, the Company was not committed to lend any additional funds to borrowers whose loans are nonperforming, impaired or restructured. Aggregate interest on nonaccrual loans not recognized was $370,674, $268,463 and $338,456 for the years ended December 31, 2006, 2005 and 2004, respectively.

Note 7. Allowance for Loan Losses

Changes in the allowance for loan losses for the years ended December 31, are as follows:

                                         2006           2005           2004
                                      ----------------------------------------

Balance, beginning                    $3,071,421     $3,066,871     $3,028,813
Provision for loan losses                180,000         60,000         30,000
Recoveries of amounts charged off        170,453         54,973        124,164
                                      ----------------------------------------
                                       3,421,874      3,181,844      3,182,977
Amounts charged off                      (84,106)      (110,423)      (116,106)
                                      ----------------------------------------
Balance, ending                       $3,337,768     $3,071,421     $3,066,871
                                      ========================================

Union Bankshares, Inc. and Subsidiary
Notes to Consolidated Financial Statements (continued)

Note 8. Premises and Equipment

The major classes of premises and equipment and accumulated depreciation at December 31 are as follows:

                                     2006            2005
                                  ---------------------------

Land and land improvements        $ 1,009,473     $   901,220
Building and improvements           6,106,523       5,387,775
Furniture and equipment             6,603,998       7,684,481
Construction in progress              204,579         363,491
                                  ---------------------------
                                   13,924,573      14,336,967
Less accumulated depreciation      (7,844,858)     (8,438,543)
                                  ---------------------------
                                  $ 6,079,715     $ 5,898,424
                                  ===========================

Depreciation included in occupancy and equipment expenses amounted to $781,717, $772,971 and $696,686 for the years ended December 31, 2006, 2005, and 2004, respectively.

The Company is obligated under noncancelable operating leases for premises that expire in various years through the year 2011. Options to renew for additional periods are available with these leases. Future minimum rental commitments for these leases with original or remaining terms of one year or more at December 31, 2006 were as follows:

                      2007                  $ 95,401
                      2008                    73,951
                      2009                    66,422
                      2010                    47,297
                      2011                    33,297
                                            --------
                                            $316,368
                                            ========

Rent expense for 2006, 2005, and 2004 amounted to $104,301, $132,050 and
$107,841, respectively.

Occupancy expense is shown in the consolidated statements of income net of rental income of $104,688, $97,674 and $73,983 in 2006, 2005 and 2004,
respectively.

Note 9. Other Real Estate Owned

There were four properties valued at $399,254 in other real estate owned at December 31, 2006, which were included in Other assets and none at December 31, 2005. There was no allowance for losses on other real estate owned at December 31, 2006.

Note 10. Investments Carried at Equity

The carrying values of investments carried at equity were $2,241,063 and $2,538,272 at December 31, 2006 and 2005, respectively consisting of investments in limited partnerships for low income housing projects. The capital contributions payable related to these investments were $356,363 and $703,817 at December 31, 2006 and 2005, respectively. The provision for undistributed net losses of the partnerships charged to earnings was $297,209, $221,884 and $140,104 for 2006, 2005 and 2004, respectively.

Union Bankshares, Inc. and Subsidiary
Notes to Consolidated Financial Statements (continued)

Note 11. Deposits

The following is a summary of interest bearing deposits at December 31:

                                         2006             2005
                                     -----------------------------

NOW accounts                         $ 52,957,973     $ 58,279,020
Saving and money market accounts       95,164,005      105,377,154
Time deposits, $100,000 and over       44,238,353       35,581,736
Other time deposits                    72,586,553       61,444,272
                                     -----------------------------
                                     $264,946,884     $260,682,182
                                     =============================

The following is a summary of time deposits by maturity at December 31, 2006:

                      2007                  $ 97,411,167
                      2008                    10,183,781
                      2009                     7,961,015
                      2010                     1,089,404
                      2011                       179,539
                                            ------------
                                            $116,824,906
                                            ============

Note 12. Borrowed Funds

At December 31, 2006 and 2005, borrowed funds were comprised of option advance borrowings from the FHLB of Boston of $14,596,130, and $16,256,274, respectively. The option advance borrowings are a mix of bullets, balloons and amortizers with maturities through 2026. At both December 31, 2006 and 2005, all of the borrowings had fixed interest rates ranging from 2.22% to 6.06 %. The weighted average interest rates on the borrowings were 4.82% and 4.51% at December 31, 2006 and 2005, respectively.

The contractual payments for borrowed funds as of December 31, 2006 are as follows:

                      2007                   $ 1,966,383
                      2008                       772,151
                      2009                       586,703
                      2010                       615,512
                      2011 and thereafter     10,655,381
                                             -----------
                                             $14,596,130
                                             ===========

Additionally, Union maintains an IDEAL Way Line of Credit with the FHLB of Boston. As of December 31, 2006, the total amount of this line approximated $551,000. There were no borrowings outstanding on this line at December 31, 2006. Interest on this line is chargeable at a rate determined by the FHLB of Boston and payable monthly based on daily balances outstanding.

Collateral on these borrowings consists of FHLB of Boston stock purchased by Union, all funds placed on deposit with the FHLB of Boston, and qualified first mortgages held by Union, and any additional holdings which may be pledged as security.

Union also maintains a line of credit with a correspondent bank for the purchase of overnight Federal Funds. As of December 31, 2006, the total amount of this line approximated $7.5 million with no outstanding borrowings. Interest on this borrowing is chargeable at the Federal Funds rate at the time of the borrowing and is payable daily.

Union Bankshares, Inc. and Subsidiary
Notes to Consolidated Financial Statements (continued)

Note 13. Income Taxes

The components of the provision for income taxes for the years ended December 31 were as follows:

                                                       2006            2005           2004
                                                    -----------------------------------------
Currently paid or payable                           $2,162,931      $2,552,822     $2,259,654
Deferred                                                21,433         (93,290)       197,939
                                                    -----------------------------------------
                                                    $2,184,364      $2,459,532     $2,457,593
                                                    =========================================

The total provision for income taxes differs from the amounts computed at the statutory federal income tax rate of 34% primarily due to the following at December 31:

                                                       2006            2005           2004
                                                    -----------------------------------------
Computed "expected" tax expense                     $2,869,477      $2,956,946     $2,819,525
Tax exempt interest                                   (305,760)       (238,456)      (203,901)
Increase in cash surrender value life insurance        (39,577)        (35,988)       (36,644)
Tax credits on limited partnership investments        (319,921)       (243,019)      (135,986)
Other                                                  (19,855)         20,049         14,599
                                                    -----------------------------------------
                                                    $2,184,364      $2,459,532     $2,457,593
                                                    =========================================

Listed below are the significant components of the net deferred tax asset at December 31:

                                                  2006           2005
                                               -------------------------

Components of the deferred tax asset
  Bad debts                                    $  907,386     $  846,186
  Mark-to-market loans                             16,604         28,755
  Nonaccrual loan interest                        126,029         91,278
  Deferred compensation                           393,203        422,798
  Unrealized loss on investment securities
   available-for-sale                              79,216         50,459
  Defined benefit pension plan                    447,070         32,438
  Other                                            12,770         15,145
                                               -------------------------
Total deferred tax asset                        1,982,278      1,487,059
Valuation allowance                                    --             --
                                               -------------------------
Total deferred tax asset, net of valuation
 allowance                                      1,982,278      1,487,059
                                               -------------------------

Components of the deferred tax liability
  Depreciation                                   (166,136)      (180,131)
  Mortgage servicing rights                      (105,540)      (100,346)
  Limited partnership investments                (251,148)      (188,398)
  Other                                            (1,538)       (47,798)
                                               -------------------------
Total deferred tax liability                     (524,362)      (516,673)
                                               -------------------------
Net deferred tax asset                         $1,457,916     $  970,386
                                               =========================

Deferred tax assets are recognized subject to management's judgment that realization is more likely than not. Based on the temporary taxable items, historical taxable income and estimates of future taxable income, the Company believes that it is more likely than not that the deferred tax assets at December 31, 2006 will be realized.

Net deferred income tax assets are included in Other assets on the balance sheet at December 31, 2006 and 2005.

Union Bankshares, Inc. and Subsidiary
Notes to Consolidated Financial Statements (continued)

Note 14. Employee Benefits

Defined Benefit Pension Plan: Union sponsors a noncontributory defined benefit pension plan covering all eligible employees. The Company adopted SFAS No. 158 (see Note 1) as of December 31, 2006. The plan provides defined benefits based on years of service and final average salary. Union measures defined benefit plan assets and obligations as of December 31, its fiscal year-end. Union's policy is to accrue annually an amount equal to the actuarially calculated expense. Union made additional tax deductible voluntary contributions of $450,000 and $250,000 to the pension plan in December 2006 and 2005, respectively, and are included in employer contributions below. Information pertaining to the activity in the plan is as follows:

Obligations and funded status at December 31:

Change in projected benefit obligation                 2006            2005
--------------------------------------              ---------------------------

Projected benefit obligation at beginning of year   $ 9,202,470     $ 8,041,022
Service cost                                            505,301         438,989
Interest cost                                           532,409         481,277
Actuarial loss                                          153,739         416,838
Benefits paid                                          (193,840)       (175,656)
                                                    ---------------------------
Projected benefit obligation at end of year         $10,200,079     $ 9,202,470
                                                    ===========================

Change in fair value of plan assets
-----------------------------------

Fair value of plan assets at beginning of year      $ 7,196,729     $ 6,255,300
Actual return on plan assets                          1,173,466         395,201
Employer contributions                                  706,372         721,884
Benefits paid                                          (193,840)       (175,656)
                                                    ---------------------------
Fair value of plan assets at end of year            $ 8,882,727     $ 7,196,729
                                                    ===========================

Liability for Pension benefits                      $(1,317,352)    $(2,005,741)
Unrecognized prior service cost                              --          47,083
Unrecognized net actuarial loss                              --       1,863,253
                                                    ---------------------------
Net amount recognized as accrued benefit cost       $(1,317,352)    $   (95,405)
                                                    ===========================

                                                       2006            2005
                                                    ===========================

Accumulated benefit obligation at December 31       $ 7,900,249     $ 7,042,311
                                                    ---------------------------

The Company uses the alternate amortization method for prior service costs, as provided in paragraph 26 of SFAS 87, "Employers' Accounting for Pensions."

Net periodic pension benefit cost for 2006, 2005, and 2004 consisted of the following components:

                                                    2006          2005          2004
                                                  -------------------------------------
Service cost                                      $ 505,301     $ 438,989     $ 408,422
Interest cost on projected benefit obligation       532,409       481,277       436,429
Expected return on plan assets                     (485,902)     (423,662)     (363,526)
Amortization of prior service cost                    6,158         6,158         6,158
Amortization of net loss                             84,060        61,401        81,804
                                                  -------------------------------------
Net periodic benefit cost                         $ 642,026     $ 564,163     $ 569,287
                                                  =====================================

It is estimated that the net periodic benefit cost for 2007 will include approximately $6 thousand of amortization of prior service cost and $20 thousand of amortization of net actuarial loss.

Union Bankshares, Inc. and Subsidiary
Notes to Consolidated Financial Statements (continued)

Note 14. Employee Benefits (Continued)

Weighted average assumption used to determine benefit obligation at December
31:

                                                       2006       2005
                                                       ----------------

Discount rate                                          5.75%      5.75%
Wage base rate                                         3.50%      3.50%
Consumer Price Index rate                              2.25%      2.25%

Weighted average assumptions used to determine net period benefit cost for years ended December 31:

                                                       2006       2005
                                                       ----------------

Discount rate                                          5.75%      5.75%
Rate of increase in compensation levels                4.25%      4.25%
Expected long-term rate of return on plan assets       6.75%      6.75%

The overall expected long-term rate of return on assets was derived to be consistent with a 2.25% future inflation assumption and returns expected in that inflation environment. The return is more conservative than the plan's long-term actual results and is at a level that management believes is sustainable.

Union's pension plan weighted average asset allocations at December 31, 2006 and 2005, by asset category based on their fair values are as follows:

                                                        Percentage of
                                                         Plan Assets
                                                       ----------------
Asset Category                                         2006       2005
--------------                                        ----------------

Cash & Equivalents                                      10.3        2.3
Debt Securities                                         21.9       27.0
Equity Securities                                       54.0       57.4
International Mutual Funds                              13.8       13.3
                                                       ----------------
    Total                                              100.0      100.0
                                                       ================

The investment philosophy for the pension plan is to prudently invest the assets of the plan and future contributions received in a diversified manner that will ensure the future benefits due to participants and beneficiaries over a long-term horizon as well as provide liquidity to pay current benefits. The Trustees of the plan seek to protect the pension plan assets through prudent asset allocation, FDIC insurance, manager selection and periodic reviews. Investments in stocks and fixed income investments should be diversified in a way consistent with risk tolerance and investment objectives. In order to obtain this goal the investment objective is to maintain a mix of growth and income investments with allocation as follows, and no more than 20% of the equity portion of the portfolio invested in foreign equities:

          Equity Securities & International Mutual Funds     60-85%
          Debt Securities                                    15-35%
          Cash & Equivalents                                   0-5%

The Company made a year-end contribution of $550,000 that had not yet been invested as of December 31, 2006, which was the cause of the Cash & Equivalents percentage being elevated at year-end. There are no securities of the Company or Union held by the pension plan. The assets of the plan are managed by the Trust & Asset Management Division of Union under the guidance of the plan's trustees. The estimated employer contribution for 2007 is $700,000.

The following table summarizes the estimated future benefit payments expected to be paid under the Plan:

                      2007                    $  194,649
                      2008                       181,536
                      2009                       183,938
                      2010                       201,282
                      2011                       261,620
                      Years 2012 to 2016       2,729,549

Union Bankshares, Inc. and Subsidiary
Notes to Consolidated Financial Statements (continued)

Note 14. Employee Benefits (Continued)

Nonqualified Deferred Compensation Plans: Additionally, Union Bankshares, Inc. and Union have two nonqualified Deferred Compensation Plans for Directors and certain key officers. For the old plan, the future amount of payouts have been frozen at their current amounts for participants in payout status, and no deferrals were allowed in 2006 or 2005 for the four participants not yet in payout status. This deferred compensation plan will be re-evaluated during 2007 based on final rules under the federal American Jobs Creation Act of 2004, which are expected to be issued by the Internal Revenue Service ("IRS") during 2007. Prior to 2005 current participants could defer compensation that would otherwise be currently payable. Amounts deferred accrue interest at the prime rate less 100 basis points and benefits are payable over a 15 year period upon attainment of a certain age or death. The benefit obligations under the plan represent general unsecured obligations of the Company and no assets are segregated for such payments. However, Union Bankshares, Inc. and Union have purchased life insurance contracts on the lives of each participant in order to fund these benefits. The benefits accrued under this plan aggregated $1,156,481 and $1,193,906 at December 31, 2006 and 2005, respectively, and are included in the financial statement caption "Accrued interest and other liabilities". The cash surrender value of the life insurance policies purchased to fund the plan aggregated $1,898,139 and $1,781,737 at December 31, 2006 and 2005,
respectively. These amounts are included in Other assets on the Company's balance sheets.

A new Executive Nonqualified Excess Plan was adopted in 2006 for Directors and certain key officers. The plan is a defined contribution plan to provide a means by which participants may elect to defer receipt of current compensation from the Company or its subsidiary in order to provide retirement or other benefits as selected in the individual adoption agreements. Participants may select among designated reference investments consisting of investment funds, with the performance of the participant's account mirroring the selected reference investment. Distributions are made only upon a qualifying distribution event, which may include a separation from service, death, disability or unforeseeable emergency, or upon a date specified in the participant's deferral election form. The plan is intended to comply with the provisions of Section 409A of the Internal Revenue Code. The plan is an unfunded plan representing a general unsecured obligation of the Company. As of December 31, 2006, $7,375 has been deferred under the plan.

401(k) Plan: Union maintains a defined contribution 401(k) plan under which employees may elect to make tax deferred contributions of up to the IRS maximum from their annual salary. All employees meeting service requirements are eligible to participate in the plan. Company contributions fully vest after three years of service. Union's employer matching contributions to the plan are at the discretion of the Board of Directors. Employer matching contributions to the plan were $131,681, $122,520 and $113,637 for 2006, 2005, and 2004,
respectively.

Note 15. Financial Instruments With Off-Balance-Sheet Risk

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

Union Bankshares, Inc. and Subsidiary
Notes to Consolidated Financial Statements (continued)

Note 15. Financial Instruments With Off-Balance-Sheet Risk (Continued)

The following table shows financial instruments whose contract amount represents credit risk:

                                                           Contract or
                                                         Notional Amount
                                                   ---------------------------
                                                      2006            2005
                                                   ---------------------------

Commitments to originate loans                     $12,175,976     $ 9,722,166
Unused lines of credit                              36,573,909      35,348,616
Standby letters of credit                            1,045,752         918,000
Credit card arrangements                             1,457,287       1,453,254
Equity commitments to affordable housing
 limited partnerships                                  917,170              --
                                                   ---------------------------
    Total                                          $52,170,094     $47,442,036
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

At December 31, 2006, the Company has a commitment to invest up to $917,170 in a tax advantaged limited partnership involved in a low income housing investment tax credit project in its market area.

Note 16. Commitments and Contingencies

In the normal course of business, the Company is involved in various legal proceedings. In the opinion of management, after consulting with the Company's legal counsel, any liability resulting from such proceedings would not have a material adverse effect on the Company's financial statements.

Note 17. Fair Values of Financial Instruments

The fair value of a financial instrument is the current amount that would be exchanged between willing parties, other than in a forced liquidation. Fair value is best determined based upon quoted market prices. However, in many instances, there are no quoted market prices for the Company's various financial instruments. In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. Management's estimates and assumptions are inherently subjective and involve uncertainties and matters of significant judgement. Changes in assumptions could dramatically affect the estimated fair values. Accordingly, the fair value estimates may not be realized in an immediate settlement of the instrument. SFAS No. 107 excludes certain financial instruments and all nonfinancial instruments from its disclosure requirements. Accordingly, the aggregate fair value amounts presented may not necessarily represent the actual underlying fair value of such instruments or the Company.

Union Bankshares, Inc. and Subsidiary
Notes to Consolidated Financial Statements (continued)

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

   Deposits: The fair values disclosed for demand deposits (for example, checking and savings accounts) are, by definition, equal to the amount payable on demand at the reporting date (that is, their carrying amounts). The carrying amounts of variable-rate time deposits approximate their fair values at the reporting date. The fair values for fixed-rate time deposits are estimated using a discounted cash flow calculation that applies interest rates currently being offered on time deposits to a schedule of aggregated contractual maturities on such time deposits.

   Borrowed funds: The fair values of the Company's long-term debt are estimated using discounted cash flow analysis based on interest rates currently being offered on similar debt instruments.

   Off-balance-sheet financial instruments: The estimated fair market value of off-balance-sheet financial instruments approximates their contract or notional values as the majority of the Company's credit commitments are short-term (one year or less) in nature. The only commitments to extend credit that are longer than one year in duration are the Home Equity Lines whose interest rates are variable on a quarterly basis. The only fees collected for commitments are an annual fee on credit card arrangements and sometimes a flat fee on commercial lines of credit and standby letters of credit. The fair value of the off-balance-sheet financial instruments is not significant.

The estimated fair values and related carrying amounts of the Company's significant financial instruments at December 31 were as follows:

                                                           2006                              2005
                                               ---------------------------------------------------------------
                                                 Carrying        Estimated         Carrying        Estimated
                                                  Amount         Fair Value         Amount         Fair Value
                                               ---------------------------------------------------------------
Financial assets
  Cash and cash equivalents                    $ 20,957,241     $ 20,957,241     $ 14,208,429     $ 14,208,429
  Interest bearing deposits in banks              5,416,961        5,345,689        8,597,835        8,509,897
  Investment securities available-for-sale       23,675,261       23,675,261       32,407,973       32,407,973
  Loans and loans held for sale, net            314,114,199      312,792,043      303,999,356      303,586,133

Financial liabilities
  Deposits                                     $319,822,047     $319,760,647     $313,299,094     $312,873,444
  Borrowed funds                                 14,596,130       14,514,490       16,256,274       16,116,629

The carrying amounts in the preceding table are included in the balance sheet under the applicable captions.

Union Bankshares, Inc. and Subsidiary
Notes to Consolidated Financial Statements (continued)

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

Aggregate loan transactions with related parties for the year ended December 31 were as follows:

                                            2006            2005
                                         ---------------------------

Balance, beginning                       $   584,151     $   772,867
New loans and advances on lines            1,954,278       1,973,665
Repayments                                (1,428,768)     (2,066,723)
Other, net                                  (224,820)        (95,658)
                                         ---------------------------
Balance, ending                          $   884,661     $   584,151
                                         ===========================
Balance available on lines of credit     $   679,383     $   544,238
                                         ===========================

Deposit accounts with related parties were $1,760,161 and $1,710,109 at December 31, 2006 and 2005, respectively.

Note 19. Stock Option Plan

Under the Company's 1998 Incentive Stock Option Plan, ("Plan") the Company's Board of Directors, with shareholder approval, authorized the granting to certain key employees incentive options to purchase up to 75,000 shares of the Company's common stock. As of December 31, 2006, 45,450 shares remain available for future option grants. The exercise price of the options is equal to the market price of the stock at the date of grant therefore, the intrinsic value of the options at the date of the grant is $0. These options have a one year requisite service period, vest over one year, and have a five-year contractual term. The compensation cost that has been charged against income for this plan was $10,285, $862 and $0, for 2006, 2005, and 2004 respectively. See Note 1.

The fair value of each option award is estimated on the date of grant using a Black-Scholes based option valuation model. The estimated grant date fair values, for options granted during 2006, 2005 and 2004, and the assumptions used are presented in the following table:

                                          2006        2005        2004
                                         -------------------------------

          Fair value per share           $  2.80     $  3.19     $  4.60
          Expected volatility             19.25%      19.24%      22.41%
          Expected dividends               4.98%       4.21%       3.10%
          Risk free interest rate          4.56%       4.22%       3.36%
          Expected term (in years)             5           5           5
          Vesting periods (in years)           1           1           1

Expected volatilities are based on historical volatilities of the Company's stock, and, possibly, other factors. The Company uses historical data to estimate option exercise and employee termination within the valuation model. The expected term of options granted is estimated from past exercise activity, and represents the period of time that granted options are expected to be outstanding. The risk free interest rate for periods within the contractual life of the option is based on the U.S. Treasury yield curve at the time of grant.

Union Bankshares, Inc. and Subsidiary
Notes to Consolidated Financial Statements (continued)

Note 19. Stock Option Plan (Continued)

A summary of the option activity under the Plan as of December 31, 2006, and changes during the year then ended, as follows:

                                                                      Weighted Average       Period End
                                                 Weighted Average        Remaining            Aggregate
                                      Shares      Exercise Price      Contractual Term     Intrinsic Value
                                      -----------------------------------------------------------------------
Outstanding at January 1, 2006        12,825          $22.63
Granted                                3,250          $22.50
Exercised                                 --          $   --
Forfeited or expired                      --          $   --
                                      ------
Outstanding at December 31, 2006      16,075          $22.60                2.77                $  --
                                      -----------------------------------------------------------------------
Exerciseable at December 31, 2006     12,825          $22.63                2.22                $  --
                                      =======================================================================

The aggregate exercise date intrinsic value of options exercised during 2005 and 2004 was $26 thousand and $41 thousand, respectively. Intrinsic value is the amount by which the market price of the underlying stock exceeds the exercise price of the stock option.

A summary of the status of the Company's nonvested options as of December 31, 2006 is as follows:

                                                                Weighted Average
                                                                   Grant Date
                                                     Shares        Fair Value
                                                     ---------------------------

          Nonvested at January 1, 2006                3,250          $3.19
          Granted                                     3,250          $2.80
          Vested                                     (3,250)         $3.19
          Forfeited                                      --             --
                                                     ---------------------------
          Nonvested at December 31, 2006              3,250          $2.80
                                                     ===========================

As of December 31, 2006, there was $8,753 of total unrecognized compensation cost related to nonvested share-based compensation arrangements granted under the Plan. That cost is expected to be recognized fully during 2007. The total fair value of shares vested during the years ended December 31, 2006, 2005, and 2004, was $10,351, $14,950 and $12,900, respectively. The nonvested options at December 31, 2006 are expected to vest during 2007.

Had compensation cost been determined on the basis of fair value pursuant to SFAS No. 123, the effects on net income and earnings per common share for the year ended December 31, 2004 would have been:

          Net income as reported                                                  $5,835,127
          Deduct: Total stock based compensation expense determined under
           fair value based method for all awards, net of related tax effects        (18,382)
                                                                                  -----------

          Pro forma net income                                                    $5,816,745
                                                                                  -----------

          Earnings per common share
            As reported                                                                $1.28
            Pro forma                                                                  $1.28

Union Bankshares, Inc. and Subsidiary
Notes to Consolidated Financial Statements (continued)

Note 20. Regulatory Capital Requirements

The Company (on a consolidated basis) and Union are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory - and possibly additional discretionary-actions by regulators that, if undertaken, could have a direct material effect on the Company's and Union's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, they must meet specific capital guidelines that involve quantitative measures of their assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Company's and Union's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Company and Union to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier I capital (as defined) to average assets (as defined). Management believes that, as of December 31, 2006 and 2005, the Company and Union met all capital adequacy requirements to which they were subject.

As of December 31, 2006 and 2005, the most recent notification from the FDIC categorized Union as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized an institution must maintain minimum total risk based, Tier I risk based, and Tier I leverage ratios as set forth in the table below. There are no conditions or events since the date of the most recent notification that management believes might result in an adverse change to Union's regulatory capital category.

Union's and the Company's actual capital amounts (000's omitted) and ratios are presented in the following tables:

                                                                                             Minimum To
                                                                                               Be Well
                                                                                          Capitalized Under
                                                                      Minimum for         Prompt Corrective
                                                 Actual           Capital Requirement     Action Provisions
                                           ----------------------------------------------------------------
                                           Amount      Ratio       Amount      Ratio      Amount      Ratio
                                           ----------------------------------------------------------------
As of December 31, 2006
Total capital to risk weighted assets
  Union                                    $45,955     17.34%      $21,202     8.0%       $26,502     10.0%
  Company                                   46,307     17.44%       21,242     8.0%           N/A       N/A
Tier I capital to risk weighted assets
  Union                                    $42,574     16.07%      $10,597     4.0%       $15,896      6.0%
  Company                                   42,926     16.16%       10,625     4.0%           N/A       N/A
Tier I capital to average assets
  Union                                    $42,574     11.21%      $15,191     4.0%       $18,989      5.0%
  Company                                   42,926     11.29%       15,209     4.0%           N/A       N/A

Union Bankshares, Inc. and Subsidiary
Notes to Consolidated Financial Statements (continued)

Note 20. Regulatory Capital Requirements (Continued)

                                                                                             Minimum To
                                                                                               Be Well
                                                                                          Capitalized Under
                                                                      Minimum for         Prompt Corrective
                                                 Actual           Capital Requirement     Action Provisions
                                           ----------------------------------------------------------------
                                           Amount      Ratio       Amount      Ratio      Amount      Ratio
                                           ----------------------------------------------------------------
As of December 31, 2005
Total capital to risk weighted assets
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

Note 21. Treasury Stock

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

During 2006, the Company, under the authorized purchase program, repurchased 10,686 shares of its common stock at prices ranging from $20.73 to $22.00 per share, for a total of $227,250, compared to the 2005 repurchase of 15,000 shares at $21.00 per share for a total of $315,000.

Note 22. Subsequent Events

On January 12, 2007, Union Bankshares, Inc. declared a $0.28 per share regular dividend payable January 25, 2007 to stockholders of record on January 22, 2007.

Union Bankshares, Inc. and Subsidiary
Notes to Consolidated Financial Statements (continued)

Note 23. Condensed Financial Information (Parent Company Only)

The following condensed financial statements are for Union Bankshares, Inc. (Parent Company Only), and should be read in conjunction with the consolidated financial statements of Union Bankshares, Inc. and Subsidiary.

                 UNION BANKSHARES, INC. (PARENT COMPANY ONLY)
                            CONDENSED BALANCE SHEETS
                           DECEMBER 31, 2006 AND 2005

                                                                     2006            2005
                                                                  ---------------------------
ASSETS
  Cash                                                            $   415,144     $   240,284
  Investment in subsidiary-Union                                   41,570,863      41,450,452
  Other assets                                                        615,273         581,149
                                                                  ---------------------------
    Total assets                                                  $42,601,280     $42,271,885
                                                                  ===========================

LIABILITIES AND STOCKHOLDERS' EQUITY

LIABILITIES
  Other liabilities                                               $   678,083     $   669,074
                                                                  ---------------------------
    Total liabilities                                                 678,083         669,074
                                                                  ---------------------------

STOCKHOLDERS' EQUITY
  Common stock, $2 par value; 5,000,000 shares authorized;
   4,918,611 shares issued in 2006 and 2005                         9,837,222       9,837,222
  Paid-in capital                                                     150,146         139,861
  Retained earnings                                                35,202,735      33,760,610
  Treasury stock, at cost; 386,634 shares in 2006 and 375,948
  shares in 2005                                                   (2,264,181)     (2,036,931)
  Accumulated other comprehensive loss                             (1,002,725)        (97,951)
                                                                  ---------------------------
    Total stockholders' equity                                     41,923,197      41,602,811
                                                                  ---------------------------
    Total liabilities and stockholders' equity                    $42,601,280     $42,271,885
                                                                  ===========================

The investment in the subsidiary bank is carried under the equity method of accounting. The investment and cash, which is on deposit with Union, has been eliminated in consolidation.

Union Bankshares, Inc. and Subsidiary
Notes to Consolidated Financial Statements (continued)

Note 23. Condensed Financial Information (Parent Company Only) (Continued)

                  UNION BANKSHARES, INC. (PARENT COMPANY ONLY)
                         CONDENSED STATEMENTS OF INCOME
                  YEARS ENDED DECEMBER 31, 2006, 2005 AND 2004

                                                           2006            2005            2004
                                                        -------------------------------------------
Revenues
  Dividends-bank subsidiary                             $ 5,400,000     $ 6,050,000     $ 4,230,000
  Other income                                               29,468          27,324          25,476
                                                        -------------------------------------------
      Total revenues                                      5,429,468       6,077,324       4,255,476
                                                        -------------------------------------------

Expenses
  Interest                                                    1,369           1,381             838
  Administrative and other                                  294,995         301,132         298,520
                                                        -------------------------------------------
      Total expenses                                        296,364         302,513         299,358
                                                        -------------------------------------------

Income before applicable income tax and equity in
 undistributed net income of subsidiary                   5,133,104       5,774,811       3,956,118
Applicable income tax benefit                               (96,985)        (96,391)       (101,352)
                                                        -------------------------------------------

Income before equity in undistributed net income
 of subsidiary                                            5,230,089       5,871,202       4,057,470
Equity in undistributed net income-Union                  1,025,186         366,167       1,777,657
                                                        -------------------------------------------

Net income                                              $ 6,255,275     $ 6,237,369     $ 5,835,127
                                                        ===========================================

                  UNION BANKSHARES, INC. (PARENT COMPANY ONLY)
                       CONDENSED STATEMENTS OF CASH FLOWS
                  YEARS ENDED DECEMBER 31, 2006, 2005 AND 2004

                                                           2006            2005            2004
                                                        -------------------------------------------
CASH FLOWS FROM OPERATING ACTIVITIES
  Net income                                            $ 6,255,275     $ 6,237,369     $ 5,835,127
    Adjustments to reconcile net income to net cash
     provided by operating activities:
      Equity in undistributed net income of Union        (1,025,186)       (366,167)     (1,777,657)
      Issuance of stock options                              10,286             862              --
      Increase in other assets                              (34,124)        (35,971)        (42,705)
      Increase in other liabilities                           9,009          41,812          39,744
                                                        -------------------------------------------
        Net cash provided by operating activities         5,215,260       5,877,905       4,054,509
                                                        -------------------------------------------

CASH FLOWS FROM FINANCING ACTIVITIES
  Dividends paid                                         (4,813,150)     (6,286,215)     (4,096,514)
  Proceeds from exercise of stock options                        --          38,010          61,113
  Purchase of treasury stock                               (227,250)       (315,000)             --
                                                        -------------------------------------------
        Net cash used in financing activities            (5,040,400)     (6,563,205)     (4,035,401)
                                                        -------------------------------------------

Increase (decrease) in cash                                 174,860        (685,300)         19,108

  Beginning cash                                            240,284         925,584         906,476
                                                        -------------------------------------------
  Ending cash                                           $   415,144     $   240,284     $   925,584
                                                        ===========================================

SUPPLEMENTAL SCHEDULE OF CASH FLOW INFORMATION

  Interest                                              $     1,369     $     1,381     $       838
                                                        ===========================================
  Income taxes                                          $       250     $       250     $       250
                                                        ===========================================

Union Bankshares, Inc. and Subsidiary
Notes to Consolidated Financial Statements (continued)

Note 24. Quarterly Financial Data (Unaudited)

A summary of financial data for the four quarters of 2006, 2005, and 2004 is presented below (dollars in thousands):

                                           Quarters in 2006 Ended
                              -------------------------------------------------
                              March 31,     June 30,     Sept. 30,     Dec. 31,
                              -------------------------------------------------

Interest income                $ 5,925      $ 6,242       $ 6,531      $ 6,499
Interest expense                 1,447        1,610         1,819        1,945
Net interest income              4,478        4,632         4,712        4,554
Provision for loan losses           45          105            --           30
Noninterest income                 947        1,006           996        1,109
Noninterest expenses             3,397        3,451         3,423        3,543
Net income                       1,473        1,534         1,662        1,586
Earnings per common share      $  0.32      $  0.34       $  0.37      $  0.35

                                           Quarters in 2005 Ended
                              -------------------------------------------------
                              March 31,     June 30,     Sept. 30,     Dec. 31,
                              -------------------------------------------------

Interest income                $ 5,131      $ 5,354       $ 5,779      $ 5,985
Interest expense                   859        1,022         1,268        1,350
Net interest income              4,272        4,332         4,511        4,635
Provision for loan losses           --           --            --           60
Noninterest income                 886          910           903        1,363
Noninterest expenses             3,181        3,277         3,352        3,246
Net income                       1,395        1,433         1,494        1,915
Earnings per common share      $  0.31      $  0.31       $  0.33      $  0.42

                                           Quarters in 2004 Ended
                              -------------------------------------------------
                              March 31,     June 30,     Sept. 30,     Dec. 31,
                              -------------------------------------------------

Interest income                $ 4,866      $ 4,898       $ 5,114      $ 5,293
Interest expense                   844          817           806          843
Net interest income              4,022        4,081         4,308        4,450
Provision for loan losses           --           --            30           --
Noninterest income                 963          874           884        1,060
Noninterest expenses             3,176        3,149         3,022        2,972
Net income                       1,274        1,305         1,499        1,757
Earnings per common share      $  0.28      $  0.29       $  0.33      $  0.38

Note 25. Noninterest Other Income and Noninterest Other Expenses

The components of noninterest other income and noninterest other expenses which are in excess of one percent of total revenues in any of the three years presented are as follows:

                                                         2006           2005           2004
                                                      ----------------------------------------
Expenses
  Supplies                                            $  202,525     $  208,373     $  240,189
  State franchise tax                                    278,539        235,588        262,836
  Amortization of low income housing partnerships        297,209        221,884        140,104
  Advertising                                            244,493        264,755        223,866
  Professional fees                                      271,490        283,153        201,253
  Other                                                2,323,206      2,340,496      2,208,433
                                                      ----------------------------------------
      Other Expenses                                  $3,617,462     $3,554,249     $3,276,681
                                                      ========================================

Union Bankshares, Inc. and Subsidiary
Management's Discussion and Analysis of Financial Condition and
Results of Operations

                                    GENERAL

The following discussion and analysis by Management focuses on those factors that had a material effect on Union Bankshares, Inc.'s (Company's) financial position as of December 31, 2006 and 2005, and its results of operations for the years ended December 31, 2006, 2005, and 2004. This discussion is being presented to provide a narrative explanation of the financial statements and should be read in conjunction with the consolidated financial statements and related notes and with other financial data in this report. The purpose of this presentation is to enhance overall financial disclosures and to provide information about historical financial performance and developing trends as a means to assess to what extent past performance can be used to evaluate the prospects for future performance. Management is not aware of the occurrence of any events after December 31, 2006, which would materially affect the information presented.

                           FORWARD-LOOKING STATEMENTS

The Company may from time-to-time make written or oral statements that are considered "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may include financial projections, statements of plans and objectives for future operations, estimates of future economic performance and assumptions relating thereto. The Company may include forward-looking statements in its filings with the Securities and Exchange Commission (SEC), in its reports to stockholders, including this Annual Report, in other written materials, and in statements made by senior management to analysts, rating agencies, institutional investors, representatives of the media and others.

Forward-looking statements reflect management's current expectations and are subject to uncertainties, both general and specific, and risk exists that those predictions, forecasts, projections and other estimates contained in forward-looking statements will not be achieved. When management uses any of the words "believes," "expects," "anticipates," "intends," "plans," "seeks," "estimates" or similar expressions, they are making forward-looking statements. Many possible events or factors, including those beyond the control of management, could affect the future financial results and performance of the Company. This could cause results or performance to differ materially from those expressed in the forward-looking statements. The possible events or factors that might affect the forward-looking statements include, but are not limited to, the following:

o   uses of monetary, fiscal and tax policy by various governments;
o political, legislative or regulatory developments in Vermont, New Hampshire or the United States including changes in laws concerning accounting, taxes, financial reporting, banking and other aspects of the financial services industry;
o developments in general economic or business conditions nationally, in Vermont, or in northern New Hampshire including interest rate fluctuations, market fluctuations and perceptions, job creation and unemployment rates, ability to attract new business, and inflation and their effects on the Company or its customers;
o changes in the competitive environment for financial services organizations including increased competition from tax-advantaged credit unions and out-of-market competitors offering financial services over the internet;
o acts or threats of terrorism or war and actions taken by the United States or other governments that might adversely affect business or economic conditions for the Company or its customers;
o   the Company's ability to attract and retain key personnel;
o changes in technology including demands for greater automation which could present operational issues or significant capital outlays
o unanticipated lower revenues or increased cost of funds, loss of customers or business, or higher operating expenses;
o adverse changes in the securities market which could adversely affect the value of the Company's stock;
o the creditworthiness of current loan customers is different from management's understanding or changes dramatically and therefore the allowance for loan losses becomes inadequate;
o the failure of assumptions underlying the establishment of the allowance for loan losses and estimations of values of collateral and various financial assets and liabilities;
o the failure of actuarial, investment, work force, salary and other assumptions underlying the establishment of reserves for future pension costs or changes in legislative or regulatory requirements;
o the amount invested in new business opportunities and the timing of these investments;
o future cash requirements might be higher than anticipated due to loan commitments or unused lines of credit being drawn upon or depositors withdrawing their funds;

Union Bankshares, Inc. and Subsidiary
Management's Discussion and Analysis of Financial Condition and
Results of Operations (continued)

o assumptions made regarding interest rate movement and sensitivity could vary substantially if actual experience differs from historical experience which could adversely affect the Company's results of operations;
o   the Company's ability to attract and retain deposits;
o illegal acts of theft or fraud perpetuated against the bank or its customers;
o   any actual or alleged conduct which could harm the Company's reputation;
    and
o natural or other disasters which could affect the ability of the Company to operate under normal conditions.

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

                                  RISK FACTORS

The Company, like other financial institutions, is subject to a number of risks, many of which are outside of the Company's direct control, though efforts are made to manage those risks while optimizing returns. Risk identification and monitoring are key elements in overall risk management. Among the risks assumed are: (1) credit risk, which is the risk that loan customers or other counter parties will be unable to perform their contractual obligations, (2) market risk, which is the risk that changes in market rates and prices will adversely affect the Company's financial condition or results of operation, (3) liquidity risk, which is the risk that the Company will have insufficient funds or access to funds to meet operation needs, and (4) operational risk, which is the risk of loss resulting from inadequate or failed internal processes, people and systems, or from external events. More information on risk is set forth under the heading "Risk Factors" included in
Item 1A of our Annual Report on Form 10-K for the year-ended December 31, 2006.

                          CRITICAL ACCOUNTING POLICIES

The Company has established various accounting policies which govern the application of accounting principles generally accepted in the United States of America in the preparation of the Company's financial statements. Certain accounting policies involve significant judgments and assumptions by management which have a material impact on the reported amount of assets, liabilities, revenues and expenses and related disclosures of contingent assets and liabilities in the consolidated financial statements and accompanying notes. The SEC has defined a company's critical accounting policies as the ones that are most important to the portrayal of the company's financial condition and results of operations, and which require the company to make its most difficult and subjective judgments, often as a result of the need to make estimates of matters that are inherently uncertain. Based on this definition, the Company has identified the accounting policies and judgments most critical to the Company. The judgments and assumptions used by management are based on historical experience and other factors, which are believed to be reasonable under the circumstances. Because of the nature of the judgments and assumptions made by management, actual results could differ from estimates and have a material impact on the carrying value of assets, liabilities, or the results of operations of the Company.

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

The Company's pension benefit obligations and net periodic benefit cost are actuarially determined based on the following assumptions: discount rate, estimated future return on plan assets, wage base rate, anticipated mortality rates, Consumer Price Index rate, and rate of increase in compensation levels. The determination of the pension benefit obligations and net periodic benefit cost is a critical accounting estimate as it requires the use of estimates and judgment related to the amount and timing of expected future cash out flows for benefit payments and cash in flows for maturities and returns on plan assets. Changes in estimates and assumptions could have a material impact to the Company's financial condition or results of operations.

Union Bankshares, Inc. and Subsidiary
Management's Discussion and Analysis of Financial Condition and
Results of Operations (continued)

The Company also has other key accounting policies, which involve the use of estimates, judgments and assumptions, that are significant to understanding the results including the valuation of deferred tax assets and investment securities. The most significant accounting policies followed by the Company are presented in Note 1 to these financial statements, and FINANCIAL CONDITION --Allowance for Loan Losses and Liability for Pension Benefits below. Although management believes that its estimates, assumptions and judgments are reasonable, they are based upon information presently available. Actual results may differ significantly from these estimates under different assumptions, judgments or conditions.

                                    OVERVIEW

Beginning in July 2004 and continuing through June 2006, actions by the Federal Reserve Bank (FRB) to raise target interest rates resulted in the Prime Rate being increased from 4.00% to 8.25%. The Federal Reserve discount rate and the prime rate have remained steady at 5.25% and 8.25%, respectively since June 2006.

Historically, the largest and most variable source of income for the Company is net interest income. The results of operations for the years 2006, 2005 and 2004 reflect the impact of changes in short-term rates as well as growth in the volume of both interest earning assets and interest bearing liabilities during these periods.

The Company continued to grow and net income rose slightly during 2006 as the impact of increases in the prime rate over the last 24 months became evident, but an inverted yield curve and competitive pressure on interest rates paid on deposits tempered that growth. Earnings per share grew to $1.38 in 2006 from $1.37 in 2005. Dividends per share of $1.06 were paid out in 2006. With the payment of a special cash dividend of $0.40 per share in January 2005, dividends paid out to shareholders were $1.38 in 2005. The Company remained well capitalized under regulatory guidelines after payment of dividends. Dividend payouts, excluding the special dividend in 2005, increased $0.08 per share or 8.2%.

The Company grew 3.0% in average assets from $364 million in 2005 to $375 million in 2006, as compared to 3.0% between 2004 and 2005 when average assets grew from $354 million to $364 million. Average earning assets grew from $339 million in 2005 to $351 million in 2006 or 3.6% as compared to 3.7% from 2004 to 2005. The Company continued to manage growth and interest rate risk through the sale of some long-term fixed-rate loans. Despite the fact that the Prime Rate has increased from its low of 4% on June 30, 2004, to 7.25% at December 31, 2005, and to 8.25% at December 2006, the yield curve has inverted with long-term rates flat during the same time frame. The 100 basis point increase in the prime rate during 2006 helped to drive an increase in the net interest margin to 5.35% for 2006 as compared to 5.33% for 2005, as variable-rate loans have responded to these rate increases at their repricing intervals.

Loan demand was moderate in 2006 with total loan growth of $10.3 million or 3.4% over 2005, despite selling $17.8 million of loans in 2006. Growth for 2005 compared to 2004 was $27.0 million or 9.6%, net of loans sold of $15.0 million in 2005. Loans in nonaccrual status were up between years at $2.5 million at December 31, 2006 versus $1.3 million at December 31, 2005, of which $315 thousand was guaranteed by the U.S. Small Business Administration at December 31, 2006. Other nonperforming loans were down to $2.2 million at December 31, 2006 from $3.3 million at December 31, 2005. The ratio of net charge-offs to average loans not held for sale was -0.03% for 2006 compared to 0.02% for 2005, as recoveries exceeded charge-offs slightly during 2006. The Company's ratio of allowance for loan losses to loans not held for sale was 1.06%, 1.02% and 1.13% at December 31, 2006, 2005 and 2004, respectively. The ratio of allowance for loan losses to nonperforming loans has increased to 70.3% at December 31, 2006 from 66.66% and 57.91% at December 31, 2005 and 2004, respectively. The increase in the 2006 provision partially reflects management's concern during the fourth quarter of 2006 because of the lack of snow in our market area and the anticipated impact that may have on tourism dependent customers but the main reason was due to management's assessment of credit quality and the growth in the loan portfolio.

There has been significant competition in the financial services market place during the last few years for loans. The improvement in the stock market and the re-introduction of "special" deposit products and teaser rates have made the competition for deposits intense. The growth in deposits was $1.2 million or 0.4% in 2004, $6.7 million or 2.2% in 2005 and $6.5 million or 2.1% in 2006.
Of the net deposit growth in 2006, $5.0 million was generated by the new Littleton, New Hampshire branch. These factors combined to reduce the net interest spread from 4.99% in 2005 to 4.86% in 2006 as the average rate paid on interest bearing liabilities rose from 1.67% to 2.43% from 2005 to 2006. The Company completed a review of the deposit products it offers and introduced streamlined offerings during the first quarters of 2005 and 2006 for consumers and during 2006 for small businesses. The Company reduced

Union Bankshares, Inc. and Subsidiary
Management's Discussion and Analysis of Financial Condition and
Results of Operations (continued)

the investment security portfolio and utilized short-term liquidity advances and longer term matched funded advances from the FHLB of Boston to fund loan demand that could not be funded by the current deposit base. The Company will continue to focus on customer service, its core business of community banking to provide products and services to the communities it serves adopting new technologies as appropriate, and the new Littleton branch market.

The regulatory environment of the past few years, including the federal Sarbanes-Oxley Act of 2002, has placed an extensive burden on small publicly traded companies as there is virtually no difference in the requirements because of size, complexity of operations and products, or other regulatory oversight which the banking industry already has from states, the FDIC and the Federal Reserve. The additional requirements add to operating costs and divert management somewhat from the objectives of growing and strengthening the business. Banks also spend a significant amount of time and dollars complying with the US Patriot Act and the Bank Secrecy Act to protect the U.S. financial system and their customers against identity theft, anti-money laundering, and terrorism.

On November 18, 2005, The Board of Directors of Union Bankshares, Inc. approved a Stock Repurchase Program. Under this program, the Company may repurchase up to $2.15 million or up to 100,000 shares of its common stock. During 2006, the Company purchased 10,686 shares of its common stock totaling $227 thousand. See
Note 21 to the financial statements for additional information.

The Company's bank subsidiary maintains a noncontributory defined benefit pension plan covering all eligible employees who meet certain service requirements. During 2006 and 2005 contributions totaling $706 and $722 thousand, respectively were made to the pension plan. Minimum required contribution under the ERISA guidelines was $256 and $472 thousand, respectively and the Company made an additional tax deductible voluntary contribution of $450 and $250 thousand in 2006 and 2005, respectively, in anticipation of the impact of the implementation of SFAS No. 158, which will now require companies to reflect the funded status of defined benefit pension plans in their financial statements. See Notes 1 and 14 to the financial statements for additional information.

The following per share information and key ratios depict several measurements of performance or financial condition for or at the years ending December 31, 2006, 2005, and 2004 respectively:

                                                               12/31/06     12/31/05     12/31/04
                                                               ----------------------------------
      Return on average assets (ROA)                             1.67%        1.71%       1.65%
      Return on average equity (ROE)                            14.96%       15.23%      14.17%
      Net interest margin (1)                                    5.35%        5.33%       5.24%
      Efficiency ratio (2)                                      60.89%       59.42%      59.02%
      Net interest spread (3)                                    4.86%        4.99%       4.98%
      Loan to deposit ratio                                     99.30%       98.06%      91.40%
      Net loan (recoveries) charge-offs to average loans
       not held for sale                                       (0.03)%        0.02%       0.00%
      Allowance for loan losses to loans not held for sale       1.06%        1.02%       1.13%
      Nonperforming assets to total assets                       1.35%        1.23%       1.48%
      Equity to assets                                          11.00%       11.10%      11.79%
      Total capital to risk weighted assets                     17.44%       17.08%      18.57%
      Book value per share                                      $9.25        $9.16       $9.31
      Earnings per share                                        $1.38        $1.37       $1.28
      Dividends paid per share (5)                              $1.06        $1.38       $0.90
      Dividend payout ratio (4)(5)                              76.81%      100.73%      70.31%

--------------------
(1)   The ratio of tax equivalent net interest income to average earning assets.
(2)   The ratio of noninterest expense to tax equivalent net interest income and noninterest income excluding securities gains and losses.
(3)   The difference between the average rate earned on assets minus the average rate paid on liabilities.
(4)   Cash dividend declared and paid per share divided by consolidated net income per share.
(5)   Includes a $0.40 special cash dividend in 2005.

Union Bankshares, Inc. and Subsidiary
Management's Discussion and Analysis of Financial Condition and
Results of Operations (continued)

                             RESULTS OF OPERATIONS

The Company's net income for the year ended December 31, 2006, was $6.26 million compared with net income of $6.24 million for the year 2005, and $5.8 million for the year 2004.

Net Interest Income. The largest component of the Company's operating income is net interest income, which is the difference between interest and dividend income received from interest earning assets and the interest expense paid on interest bearing liabilities. The Company's net interest income increased $626 thousand, or 3.5%, to $18.4 million for the year ended December 31, 2006, from $17.8 million for the year ended December 31, 2005. This increase was due primarily to larger growth in earning assets than interest bearing liabilities, and the continued increases in the prime interest rate during the first half of the year. Variable-rate loans responded to the increases in the prime rate at their repricing dates. In addition, $15.6 million of lower rate investment securities and interest bearing deposits matured or were sold and overnight federal funds sold, while down in volume were up in yield.

On average for the year, 93.5% of assets earned interest in 2006 versus 93.0% in 2005. The net interest spread decreased to 4.86% for the year-ended December 31, 2006, from 4.99% for the year ended December 31, 2005, reflecting the continued challenging interest rate environment. The net interest margin for the 2006 period increased two basis points to 5.35% from 5.33% for the 2005 period as variable-rate loans adjusted to higher rates at their repricing dates.

Union Bankshares, Inc. and Subsidiary
Management's Discussion and Analysis of Financial Condition and
Results of Operations (continued)

Yields Earned and Rates Paid. The following table shows for the periods indicated, the total amount of income recorded from average interest earning assets, the related average yields, the interest expense associated with average interest bearing liabilities, the related average rates paid, and the relative net interest spread and margin. Yield and rate information for a period is average information for the period, and is calculated by dividing the tax equivalent income or expense item for the period by the average balance of the appropriate balance sheet item during the period. Nonaccrual loans are included in asset balances for the appropriate periods, but recognition of interest on such loans is discontinued and any remaining accrued interest receivable is reversed, in conformity with federal regulations.

                                                                     Years Ended December 31,
                                  ------------------------------------------------------------------------------------------------
                                               2006                             2005                             2004
                                  ------------------------------------------------------------------------------------------------
                                  Average    Income/   Average     Average    Income/   Average     Average    Income/   Average
                                  Balance    Expense  Yield/Rate   Balance    Expense  Yield/Rate   Balance    Expense  Yield/Rate
                                  ------------------------------------------------------------------------------------------------
                                                                       (Dollars in thousands)
Average Assets
Federal funds sold and
 overnight deposits               $  4,173   $   214    5.05%      $  5,560   $   188    3.34%      $  3,851   $    47    1.20%
Interest bearing deposits
 in banks                            6,855       269    3.92%         8,073       280    3.47%         6,631       207    3.12%
Investment securities (1), (2)      26,179     1,157    4.75%        35,080     1,491    4.51%        42,787     1,944    4.75%
Loans, net (1), (3)                312,149    23,459    7.61%       288,854    20,240    7.08%       272,204    17,941    6.65%
FHLB of Boston stock                 1,520        98    6.36%         1,241        50    3.94%         1,241        32    2.56%
                                  ------------------------------------------------------------------------------------------------
    Total interest earning
     assets (1)                    350,876    25,197    7.29%       338,808    22,249    6.66%       326,714    20,171    6.25%

Cash and due from banks             10,338                           12,360                           14,925
Premises and equipment               6,068                            5,439                            4,855
Other assets                         8,062                            7,840                            7,350
                                  ------------------------------------------------------------------------------------------------

    Total assets                  $375,344                         $364,447                         $353,844
                                  ================================================================================================

Average Liabilities and
 Stockholders' Equity
NOW accounts                      $ 52,937       391    0.74%      $ 51,813       267    0.51%      $ 45,619       185    0.41%
Savings/money market
 accounts                          102,347     1,673    1.63%       109,669     1,297    1.18%       111,893       836    0.75%
Time deposits                      105,688     3,843    3.64%        96,852     2,421    2.50%        92,656     1,927    2.08%
Borrowed funds                      18,907       914    4.77%        11,335       514    4.47%         9,674       362    3.66%
                                  ------------------------------------------------------------------------------------------------
    Total interest bearing
     liabilities                   279,879     6,821    2.43%       269,669     4,499    1.67%       259,842     3,310    1.27%

Noninterest bearing deposits        49,328                           50,007                           49,638
Other liabilities                    4,315                            3,812                            3,172
                                  ------------------------------------------------------------------------------------------------
    Total liabilities              333,522                          323,488                          312,652

Stockholders' equity                41,822                           40,959                           41,192
                                  ------------------------------------------------------------------------------------------------
    Total liabilities and
     stockholders equity          $375,344                         $364,447                         $353,844
                                  ================================================================================================

Net interest income                          $18,376                          $17,750                          $16,861
                                             =====================================================================================

Net interest spread (1)                                 4.86%                            4.99%                            4.98%

Net interest margin (1)                                 5.35%                            5.33%                            5.24%

--------------------
(1)   Average yields reported on a tax equivalent basis.
(2)   Average balances of investment securities are calculated on the amortized cost basis.
(3)   Includes loans held for sale and is net of unearned income and allowance for loan losses.

Union Bankshares, Inc. and Subsidiary
Management's Discussion and Analysis of Financial Condition and
Results of Operations (continued)

Rate/Volume Analysis. The following table describes the extent to which changes in average interest rates and changes in volume of average interest earning assets and interest bearing liabilities have affected the Company's interest income and interest expense during the periods indicated. For each category of interest earning assets and interest bearing liabilities, information is provided on changes attributable to:

o   changes in volume (change in volume multiplied by prior rate);
o   changes in rate (change in rate multiplied by prior volume); and
o   total change in rate and volume.

Changes attributable to both rate and volume have been allocated proportionately to the change due to volume and the change due to rate.

                                              Year-Ended December 31, 2006      Year-Ended December 31, 2005
                                                 Compared to Year-Ended            Compared to Year-Ended
                                               December 31, 2005 Increase/      December 31, 2004 Increase/
                                               (Decrease) Due to Change In      (Decrease) Due to Change In
                                              --------------------------------------------------------------
                                              Volume       Rate       Net       Volume      Rate       Net
                                              --------------------------------------------------------------
                                                                  (Dollars in thousands)
Interest earning assets
Federal funds sold and overnight deposits     $  (55)     $   81     $   26     $   28     $  113     $  141
Interest bearing deposits in banks               (45)         34        (11)        47         26         73
Investment securities                           (415)         81       (334)      (352)      (101)      (453)
Loans, net                                     1,668       1,551      3,219      1,117      1,182      2,299
FHLB of Boston stock                              13          35         48         --         18         18
                                              --------------------------------------------------------------
    Total interest earning assets             $1,166      $1,782     $2,948     $  840     $1,238     $2,078
                                              --------------------------------------------------------------

Interest bearing liabilities
NOW accounts                                  $    6      $  118     $  124     $   28     $   54     $   82
Savings/money market accounts                    (91)        467        376        (17)       478        461
Time deposits                                    238       1,184      1,422         90        404        494
Borrowed funds                                   364          36        400         67         85        152
                                              --------------------------------------------------------------
    Total interest bearing liabilities        $  517      $1,805     $2,322     $  168     $1,021     $1,189
                                              --------------------------------------------------------------

Net change in net interest income             $  649      $  (23)    $  626     $  672     $  217     $  889
                                              ==============================================================

Interest and Dividend Income 2006 versus 2005. The Company's interest and dividend income increased $2.9 million or 13.3% to $25.2 million for the year ended December 31, 2006 from $22.3 million for the year ended December 31, 2005. Average earning assets increased $12.1 million or 3.6% from $338.8 million at December 31, 2005 to $350.9 million at December 31, 2006. Average loans were $312.1 million for the year ended December 31, 2006 compared to $288.9 million for the year ended December 31, 2005, which is an increase of $23.3 million or 8.1%. Increases in average residential real estate, commercial real estate, commercial and municipal loans, were partially offset by declines in real estate construction loans and the installment loan portfolio. The yield on the loan portfolio increased from 7.08% for the year ended December 31, 2005, to 7.61% for the year ended December 31, 2006, or an increase of 53 basis points, as short-term interest rates and the prime rate continued to rise during the first half of 2006 and adjustable-rate loans repriced accordingly.

The average balance of investment securities (including mortgage-backed securities) decreased $8.9 million or 25.4% from $35.1 million for the year ended December 31, 2005 to $26.2 million for the year ended December 31, 2006. This decrease was due to a decision to utilize cash flows from existing investments, and the sale of a portion of the Company's portfolio of debt and equity securities to fund the loan demand which outpaced the growth in deposits. The yield on the investment portfolio increased from 4.51% for 2005 to 4.75% for 2006 or 24 basis points as the duration of the portfolio has been kept short in anticipation of the rise in interest rates which started mid-2004 but has not yet happened on longer term instruments and to fund the Company's ordinary liquidity needs as well as anticipated loan growth. The average level of federal funds sold and overnight deposits decreased $1.4 million or 24.9% from $5.6 million for the year ended December 31, 2005 to $4.2 million for the year ended December 31, 2006. The yield on federal funds sold and overnight deposits increased from 3.34% for 2005 to 5.05% for 2006, or 171 basis points, the result of continuing increases in short-term rates by the Federal Reserve during

Union Bankshares, Inc. and Subsidiary
Management's Discussion and Analysis of Financial Condition and
Results of Operations (continued)

the first half of 2006. The average balance of interest bearing deposits in banks decreased $1.2 million or 15.1% to $6.9 million for the year ended December 31, 2006 from $8.1 million for the year ended December 31, 2005. These deposit instruments are FDIC insured. The yield on interest bearing deposits in banks increased from 3.47% for 2005 to 3.92% for 2006 or 45 basis points, reflecting the rising rate environment and competitive pricing pressures.

Interest and Dividend Income 2005 versus 2004. The Company's interest and dividend income increased $2.1 million or 10.3% to $22.3 million for the year ended December 31, 2005 from $20.2 million for the year ended December 31, 2004. Average earning assets increased $12.1 million or 3.7% from $326.7 million at December 31, 2004 to $338.8 million at December 31, 2005. Average loans were $288.9 million for the year ended December 31, 2005 compared to $272.2 million for the year ended December 31, 2004, which is an increase of $16.7 million or 6.1%. Increases in residential real estate, commercial real estate, and municipal loans, were partially offset by declines in real estate construction loans and the installment loan portfolio. The yield on the loan portfolio increased from 6.65% for the year ended December 31, 2004 to 7.08% for the year ended December 31, 2005, or an increase of 43 basis points, as short-term interest rates continued to rise during 2005.

The average balance of investment securities (including mortgage-backed securities) decreased $7.7 million or 18.0% from $42.8 million for the year ended December 31, 2004 to $35.1 million for the year ended December 31, 2005. This decrease was due to a decision to utilize cash flows from existing investments, and the sale of a portion of the Company's portfolio of debt and equity securities to fund the loan demand which outpaced the growth in deposits. The yield on the investment portfolio dropped from 4.75% for 2004 to 4.51% for 2005 or 24 basis points as the duration of the portfolio has been kept short in anticipation of the rise in interest rates which started mid-2004 and to fund the Company's ordinary liquidity needs as well as anticipated loan growth. The average level of federal funds sold and overnight deposits increased $ 1.7 million or 44.4% from $3.9 million for the year ended December 31, 2004 to $5.6 million for the year ended December 31, 2005. The yield on federal funds sold and overnight deposits increased from 1.20% for 2004 to 3.34% for 2005, or 214 basis points, the result of continuing increases in short-term rates by the Federal Reserve. The average balance of interest bearing deposits in banks increased $1.4 million or 21.7% to $8.1 million for the year ended December 31, 2005 from $6.6 million for the year ended December 31, 2004. These deposit instruments are FDIC insured. The yield on interest bearing deposits in banks increased from 3.12% for 2004 to 3.47% for 2005 or 35 basis points.

Interest Expense 2006 versus 2005. The Company's interest expense increased $2.3 million or 51.6% from $4.5 million for the year ended December 31, 2005 to $6.8 million for the year ended December 31, 2006. Interest rates paid in 2006 increased for all categories of interest bearing liabilities as short-term interest rates rose during the first half of the year and financial institutions competed aggressively for deposits. Average interest bearing liabilities increased $10.2 million or 3.8% from $269.6 million for the year ended December 31, 2005 to $279.9 million for the year ended December 31, 2006. Average NOW accounts increased $1.1 million or 2.2% from $51.8 million for the year ended December 31, 2005 to $52.9 million for the year ended December 31, 2006 mainly due to the redesign of our deposit products which resulted in the introduction of a free NOW account to customers 55 and older in May 2005 and also the increase in funds held in NOW accounts by municipalities in 2006. The average balances of savings and money market accounts decreased $7.3 million or 6.7% from $109.7 million for the year ended December 31, 2005 to $102.3 million for the year ended December 31, 2006 as customers moved funds into time deposits to take advantage of the higher interest rates offered. Time deposits increased $8.8 million or 9.1% to $105.7 million for 2006 from $96.9 million for 2005. The market for these deposits was very competitive throughout 2006 with brokerage firms and insurance companies pushing the interest rates offered up dramatically. The average rate paid on interest bearing deposits increased 72 basis points from 1.54% in 2005 to 2.26% in 2006. This contributed significantly to the reduction in the net interest spread from 4.99% in 2005 to 4.86% in 2006. The average balance of borrowed funds increased $7.6 million or 66.8%, from $11.3 million for the year ended December 31, 2005, to $18.9 million for the year ended December 31, 2006. The Company used this source of monies to fund loan growth as lower cost deposits weren't always available as a funding source due to the continuing competitive market for deposit dollars and seasonal shifts in municipal deposits. The balance in borrowed funds, which are all in the form of Federal Home Loan Bank advances, was down to $14.6 million by December 31, 2006 as traditionally the fourth quarter of the year is the strongest in terms of municipal deposit levels. The average rate paid for borrowed funds increased from 4.47% for the year ended December 31, 2005 to 4.77% for the year ended December 31, 2006 reflecting the rising interest rate environment during 2006.

Interest Expense 2005 versus 2004. The Company's interest expense increased $1.2 million or 35.9% from $3.3 million for the year ended December 31, 2004 to $4.5 million for the year ended December 31, 2005. Interest rates paid-in 2005 increased for all categories of interest bearing liabilities as short-term interest rates rose during the year

Union Bankshares, Inc. and Subsidiary
Management's Discussion and Analysis of Financial Condition and
Results of Operations (continued)

and financial institutions competed aggressively for deposits. Average interest bearing liabilities increased $9.8 million or 3.8% from $259.8 million for the year ended December 31, 2004 to $269.6 million for the year ended December 31, 2005. Average NOW accounts increased $6.2 million or 13.6% from $45.6 million for the year ended December 31, 2004 to $51.8 million for the year ended December 31, 2005 mainly due to the redesign of our deposit products which resulted in the offering of a new free NOW account to customers 55 and older. The average balances of savings and money market accounts decreased $2.2 million or 2.0% from $111.9 million for the year ended December 31, 2004 to $109.7 million for the year ended December 31, 2005. Time deposits increased $4.2 million or 4.5%, as customers took advantage of increases in time deposit rates resulting from a competitive market in these types of deposits during 2005, and the continuing increases in short-term interest rates. The average balance of borrowed funds increased $1.7 million or 17.2%, from $9.7 million for the year ended December 31, 2004, to $11.3 million for the year ended December 31, 2005. The Company used this source of monies to fund loan growth as lower cost deposits weren't as available as a funding source due to the continuing competitive market for deposit dollars. The average rate paid for borrowed funds increased from 3.66% for the year ended December 31, 2004 to 4.47% for the year ended December 31, 2005 reflecting the rising interest rate environment during 2005.

Provision for Loan Losses. Due to management's assessment of the credit quality of the Company's loan customers, the growth in the loan portfolio, and economic conditions and risks, including the impact of the lack of snow in late 2006 in our market area, the provision for loan losses was increased from $60 thousand in 2005 to $180 thousand in 2006. The provision had increased from $30 thousand in 2004 to $60 thousand in 2005.

Noninterest income. The following table sets forth changes from 2005 to 2006 and 2004 to 2005 for the components of noninterest income:

                                                           For The Year Ended December 31,
                                                  -------------------------------------------------
                                                   2006        2005       $ Variance     % Variance
                                                  -------------------------------------------------
                                                               (Dollars in thousands)
Trust income                                      $   304     $   301       $   3             1.0
Service fees                                        3,109       2,905         204             7.0
Net gains on sales of investment securities           135         145         (10)           (6.9)
Net gains on sales of loans held for sale             288         192          96            50.0
Net gains on sales of other real estate owned          --         336        (336)         (100.0)
Other                                                 222         184          38            20.7
                                                  -----------------------------------------------
    Total noninterest income                      $ 4,058     $ 4,063       $  (5)           (0.1)
                                                  ===============================================

                                                           For The Year Ended December 31,
                                                  -------------------------------------------------
                                                   2005        2004       $ Variance     % Variance
                                                  -------------------------------------------------
                                                               (Dollars in thousands)
Trust income                                      $   301     $   204       $  97            47.5
Service fees                                        2,905       2,809          96             3.4
Net gains on sales of investment securities           145          24         121           504.2
Net gains on sales of loans held for sale             192         444        (252)          (56.8)
Net gains on sales of other real estate owned         336          90         246           273.3
Other                                                 184         210         (26)          (12.4)
                                                  -----------------------------------------------
    Total noninterest income                      $ 4,063     $ 3,781       $ 282             7.5
                                                  ===============================================

Trust income. For 2005 compared to 2004, the increase resulted from approximately $46 thousand in fees for one-time services and increases in regular fees due to the improved market value of assets under management.

Service fees. The increase in service fees for 2006 compared to 2005 is primarily due to the increase in overdraft fees from $989 thousand in 2005 to $1.136 million in 2006 and the increase in ATM and interchange fees from $615 thousand in 2005 to $676 thousand in 2006.

Union Bankshares, Inc. and Subsidiary
Management's Discussion and Analysis of Financial Condition and
Results of Operations (continued)

Net gains on sales of loans held for sale. Net gains increased from 2005 to 2006 by $96 thousand or 50.0% even though total loans sold only increased 18.7% to $17.8 million in 2006 from $15.0 million in 2005. Gains decreased from 2004 to 2005 as the Company decided to hold more originated residential mortgages in portfolio and there was a reduced volume of refinancings. Sales of loans held for sale decreased from $25.8 million in 2004 to $15.0 million in 2005.

Net gains on sales of other real estate owned. The increase in 2005 compared to 2004 was due primarily to the transfer during 2005 of the value of the collateral into OREO from nonperforming loans and the subsequent sale prior to year end of the underlying properties from one mixed commercial and residential loan relationship.

Noninterest expense. The following table sets forth changes from 2005 to 2006 and 2004 to 2005 for the components of noninterest expense:

                                                           For The Year Ended December 31,
                                                  -------------------------------------------------
                                                   2006        2005       $ Variance     % Variance
                                                  -------------------------------------------------
                                                               (Dollars in thousands)
Salaries and wages                                $ 6,012     $ 5,627       $ 385             6.8
Pension and employee benefits                       2,344       2,045         299            14.6
Occupancy expense, net                                802         789          13             1.6
Equipment expense                                   1,038       1,041          (3)           (0.3)
Professional fees                                     272         283         (11)           (3.9)
Advertising                                           244         265         (21)           (7.9)
Vermont franchise tax                                 279         236          43            18.2
Equity in losses of limited partnerships              297         222          75            33.8
Other                                               2,526       2,548         (22)           (0.9)
                                                  -----------------------------------------------
    Total noninterest expense                     $13,814     $13,056       $ 758             5.8
                                                  ===============================================

                                                           For The Year Ended December 31,
                                                  -------------------------------------------------
                                                   2005        2004       $ Variance     % Variance
                                                  -------------------------------------------------
                                                               (Dollars in thousands)
Salaries and wages                                $ 5,627     $ 5,401       $ 226             4.2
Pension and employee benefits                       2,045       1,973          72             3.6
Occupancy expense, net                                789         737          52             7.1
Equipment expense                                   1,041         931         110            11.8
Professional fees                                     283         201          82            40.8
Advertising                                           265         224          41            18.3
Vermont franchise tax                                 236         263         (27)          (10.3)
Equity in losses of limited partnerships              222         140          82            58.6
Other                                               2,548       2,449          99             4.0
                                                  -----------------------------------------------
    Total noninterest expense                     $13,056     $12,319       $ 737             6.0
                                                  ===============================================

Salaries, wages and benefits. The salaries and wages increase in 2006 over 2005 was due primarily to regular salary activity and the expansion of the Littleton loan production office to a full service branch. The increase in expenses for the pension and employee benefits was partially due to growth but $176 thousand was due to the increased cost of partially self insured medical plans and $78 thousand was due to the defined benefit pension plan expense increase. The increase in 2005 over 2004 was due primarily to regular salary activity, and the opening of the St. Albans, Vermont, loan production office during 2005, and increases in 401(k) contributions and in the Company's medical insurance costs.

Union Bankshares, Inc. and Subsidiary
Management's Discussion and Analysis of Financial Condition and
Results of Operations (continued)

Occupancy and equipment expense. Despite the construction and furnishing of the new Littleton branch, occupancy and equipment expense both remained stable from 2005 to 2006. Occupancy expense increased in 2005 versus 2004 due to the opening of the St. Albans, Vermont, loan production office, the setup and utilization of a temporary branch location while the Portland Street, St. Johnsbury, Vermont, branch was renovated as well as increases in utility and heating fuel expenses. The increase in equipment expense for 2005 versus 2004 was due mainly to increased depreciation expense and maintenance contract expense as computers, software, ATM's and other equipment, were upgraded to remain current and competitive.

Professional fees. Professional fees increased in 2005 versus 2004 due primarily to $36 thousand in expenses related to the Company's ongoing implementation of provisions of the Sarbanes-Oxley Act of 2002, $31 thousand in expenses related to information systems testing and management services, $9 thousand in fees related to strategic planning, and $9 thousand related to review of the Company's nonqualified deferred compensation plan. The Company also incurred professional fees related to the development and launch of new retail deposit products during 2005.

Advertising expense. Advertising expense increased in 2005 versus 2004 due primarily to marketing efforts related to the opening of the St. Albans, Vermont, loan center and advertising programs related to the launch of new retail deposit products.

Vermont franchise tax. Vermont franchise tax, which is based on deposits, increased for 2006 compared to 2005 as $33 thousand of the net tax credits purchased in 2005 applied to that year only and the remaining increase of $10 thousand was due to the increase in average deposits for 2006. The decrease for 2005 compared to 2004 is the result of franchise tax credits acquired and applied during 2005, which were partially offset by increases due to the increase in average deposits.

Equity in losses of limited partnerships. These expenses increased in both 2006 and 2005 due primarily to equity in losses of 2005 investments in affordable housing projects. The Company invested in two additional affordable housing projects during 2005. The Company receives income tax credits from these investments as well as a reduction in income tax expense from the equity in losses.

Income Tax Expense. The Company has provided for current and deferred federal income taxes for the current and all prior periods presented. The Company's provision for income taxes decreased to $2.2 million for 2006 from $2.5 million for 2005. This is mainly the result of the decrease in federal income taxes from decreased taxable income and the higher amount of low income housing tax credits received in the 2006 tax year related to the Company's mid 2005 limited partnership investments in two low income housing projects in its market area. The provision was flat at $2.6 million for both 2005 and 2004 despite the increase in federal income taxes from increased taxable income as that increase was offset by increased low income housing credits for 2005 related to the new investments. The Company's effective tax rate for 2006 was 25.9% compared to 28.3% for 2005 and 29.6% for 2004.

                              FINANCIAL CONDITION

At December 31, 2006, the Company had total consolidated assets of $381.1 million, including gross loans and loans held for sale ("total loans") of $317.6 million, deposits of $319.8 million and stockholders' equity of $41.9 million. Based on the most recent information published by the Vermont Banking Commissioner, in terms of total assets at December 31, 2005, Union Bank ranked as the fifth largest institution of the nineteen commercial banks and savings institutions headquartered in Vermont.

The Company's total assets increased by $6.4 million, or 1.7% to $381.1 million at December 31, 2006 from $374.7 million at December 31, 2005. Total net loans and loans held for sale increased by $10.1 million or 3.3% to $314.1 million, representing 82.4% of total assets at December 31, 2006 as compared to $304.0 million or 81.1% of total assets at December 31, 2005. This was due to increases of $7.7 million in residential real estate loans, $4.5 million in real estate construction loans and $2.3 million in municipal loans. These increases were partially offset by a $1.4 million decrease in commercial loans and a $2.8 million decrease in loans held for sale. Loan growth was moderate during the year and was lessened by management's decision to continue to sell some low fixed-rate loans into the secondary market during 2006 to mitigate future interest rate risk and to participate out a few of large commercial real estate loans to mitigate the level of credit risk.

Union Bankshares, Inc. and Subsidiary
Management's Discussion and Analysis of Financial Condition and
Results of Operations (continued)

Cash and due from banks decreased from $14.0 million at December 31, 2005 to $11.7 million at December 31, 2006. Federal funds sold and overnight deposits increased $9.1 million to $9.3 million at December 31, 2006 from $190 thousand at December 31, 2005. Investment securities available-for-sale decreased $8.7 million or 27.0% from $32.4 million at December 31, 2005 to $23.7 million at December 31, 2006. The decrease was due to funds maturing as well as the sale of $7.8 million of debt and equity securities, at a net gain of $135 thousand, that were not reinvested in securities but were instead used to support loan demand. There was also an increase of $85 thousand in the unrealized holding losses resulting in unrealized net losses of $233 thousand at December 31, 2006 due to the increase in interest rates during 2006 which resulted in a reduction in the value of debt securities held.

Total deposits increased $6.5 million or 2.1% to $319.8 million at December 31, 2006 from $313.3 million at December 31, 2005. Noninterest bearing deposits increased 4.3% or $2.3 million from $52.6 million at December 31, 2005 to $54.9 million at December 31, 2006. Interest bearing deposits increased 1.6% or $4.3 million from $260.7 million to $264.9 million.

Borrowed funds from the Federal Home Loan Bank of Boston decreased $1.7 million or 10.2% to $14.6 million at December 31, 2006 from $16.3 million at December 31, 2005 as some of the short-term liquidity advances were repaid.

Loan demand and net growth after loan sales outpaced the increase in deposits during 2006. This differential was supported by the decrease in investment securities and interest bearing deposits in banks. Please refer back to the discussion of average balances on a year-to-year basis presented in the Results of Operations section above for additional information.

Total stockholders' equity increased by $320 thousand or 0.8% to $41.9 million at December 31, 2006 from $41.6 million at December 31, 2005. This increase reflected net income of $6.2 million, offset by dividend payments of $4.8 million, the purchase of treasury stock for $227 thousand, an increase of $56 thousand in the net unrealized holding loss on investment securities available-for-sale and the adjustment to initially apply SFAS No. 158, net of tax effect, of $849 thousand for the Company's defined benefit pension plan.

Loan Portfolio. The Company's loan portfolio (including loans held for sale) primarily consists of adjustable-and fixed-rate mortgage loans secured by one-to-four family, multifamily residential or commercial real estate. As of December 31, 2006, the gross loan portfolio totaled $317.6 million or 83.3% of assets compared to $307.2 million or 82.0% of assets as of December 31, 2005. Total loans have increased $10.3 million or 3.4% since December 31, 2005, despite selling $17.8 million of loans held for sale during 2006 resulting in a gain on sale of loans of $288 thousand. Sales of loans in 2005 totaled $15.0 million for a gain of $192 thousand and $25.8 million for a gain of $444 thousand in 2004. Management expects to continue to use this strategy to manage interest rate exposure in the future.

The composition of the Company's total loan portfolio at year-end for each of the last five years was as follows:

                                                                Year Ended, December 31,
                                   2006                2005                2004                2003                2002
                             ------------------------------------------------------------------------------------------------
                                $         %         $         %         $         %         $         %         $         %
                             ------------------------------------------------------------------------------------------------
                                                                  (Dollars in thousands)
Residential real estate      114,139     35.9    106,470     34.7    100,130     35.7     89,974     33.1     94,977     37.1
Construction real estate      22,568      7.1     18,066      5.9     20,050      7.2     18,257      6.7     14,370      5.6
Commercial real estate       130,848     41.2    130,483     42.5    108,474     38.7    102,366     37.7     86,081     33.6
Commercial                    19,253      6.1     20,650      6.7     20,584      7.4     17,877      6.6     19,919      7.8
Consumer & other               7,717      2.4      7,999      2.6      8,729      3.1      9,402      3.5     10,758      4.2
Municipal                     19,297      6.1     17,009      5.5     13,454      4.8     15,346      5.6     12,869      5.0
Loans held for sale            3,750      1.2      6,546      2.1      8,814      3.1     18,524      6.8     17,139      6.7
                             ------------------------------------------------------------------------------------------------
Total loans                  317,572    100.0    307,223    100.0    280,235    100.0    271,746    100.0    256,113    100.0
                             ================================================================================================

Union Bankshares, Inc. and Subsidiary
Management's Discussion and Analysis of Financial Condition and
Results of Operations (continued)

For residential loans, the Company does not lend more than 80% of the appraised value of the home without a government guaranty or the borrower purchasing private mortgage insurance and never lends more than 100% of the value. The Company lends up to 80% of the collateral value on small commercial real estate loans to strong borrowers. The majority of commercial real estate loans do not exceed 75% of the appraised collateral value. However, the loan to value may go up to 90% on loans with government guarantees or other mitigating circumstances. The Company does not make loans that are interest only or that result in negative amortization of the principal, except for construction and other short-term loans for either commercial or consumer purposes where the credit risk is evaluated on a borrower by borrower basis. The Company evaluates the borrower's ability to pay on variable-rate loans over a variety of interest rate scenarios not just the current rate.

The Company originates and sells residential mortgages into the secondary market, with most such sales made to the Federal Home Loan Mortgage Corporation ("FHLMC") and the Vermont Housing Finance Agency ("VHFA"). These loans are classified as held for sale at the time of origination and accounted for at the lower of cost or fair value and reviewed at least quarterly based on current market pricing. The Company serviced a residential real estate mortgage portfolio of $198.5 million and $184.7 million at December 31, 2006 and 2005, respectively. Of that portfolio, $84.3 million at December 31, 2006 and $78.2 million at December 31, 2005 was serviced for unaffiliated third parties. Additionally, the Company originates commercial real estate and commercial loans under various Small Business Administration ("SBA") programs that provide an agency guarantee for a portion of the loan amount. The Company occasionally sells the guaranteed portion of the loan to other financial concerns and will retain servicing rights, which generates fee income. These loans are classified as held for sale as they are identified and accounted for at the lower of cost or fair value and priced at least quarterly by an independent party. The Company serviced approximately $7.9 million of commercial and commercial real estate loans for unaffiliated third parties as of December 31, 2006 and $6.8 million at December 31, 2005. The Company capitalizes servicing rights on these fees and recognizes gains and losses on the sale of the principal portion of these notes as they occur. The unamortized balance of servicing rights on loans sold with servicing retained was $310 thousand as of December 31, 2006 and $295 thousand as of December 31, 2005, with an estimated market value in excess of their carrying value at both year ends. Management periodically evaluates and measures the servicing assets for impairment.

In the ordinary course of business, the Company occasionally participates out a portion of commercial/commercial real estate loans to other financial institutions for liquidity or credit concentration management purposes. The total of loans participated out as of December 31, 2006 was $9.5 million and $6.5 million at December 31, 2005.

The majority of the Company's loan portfolio is secured by real estate located throughout Northern Vermont and New Hampshire. Underlying real estate values for both residential and commercial loans have only decreased slightly in the Company's market area during the last year, though a quick sale may not be possible in all cases should a sale of real estate collateral become necessary. Although the Company's loan portfolio consists of different segments, there is a portion of the loan portfolio centered in tourism related loans. The Company has implemented risk management strategies to mitigate exposure in this industry through utilizing government guaranty programs as well as participations with other financial institutions as discussed above. Additionally, the loan portfolio contains many seasoned and well established and/or well secured loans which further reduce the Company's risk. Management closely follows the local and national economies and their impact on the local tourism industry as part of the Company's risk management program.

Union Bankshares, Inc. and Subsidiary
Management's Discussion and Analysis of Financial Condition and
Results of Operations (continued)

The following table breaks down by classification the maturities of the gross loans held in portfolio and held for sale as of December 31, 2006:

                                   Within
                                      1          2-5        Over 5
                                    Year        Years       Years
                                   --------------------------------
                                        (Dollars in thousands)

      Residential real estate
        Fixed-rate                 $ 3,610     $ 4,515     $ 40,413
        Variable-rate                3,644       1,263       63,396
      Construction real estate
        Fixed-rate                  15,729         575          138
        Variable-rate                1,002       2,398        2,726
      Commercial real estate
        Fixed-rate                   1,808       2,260        9,007
        Variable-rate               13,370       8,611       96,840
      Commercial
        Fixed-rate                   1,489       6,197          507
        Variable-rate                5,454       3,412        2,194
      Municipal
        Fixed-rate                  14,531       2,058        1,370
        Variable-rate                   --          --        1,338
      Consumer & Other
        Fixed-rate                   2,257       4,772          299
        Variable-rate                  328          61           --
                                   --------------------------------
          Total                    $63,222     $36,122     $218,228
                                   ================================

Asset Quality. The Company, like all financial institutions, is exposed to certain credit risks including those related to the value of the collateral that secures its loans and the ability of borrowers to repay their loans. Management closely monitors the Company's loan and investment portfolios and other real estate owned for potential problems and reports to the Company's and the subsidiary's Boards of Directors at regularly scheduled meetings. Policies set forth portfolio diversification levels to mitigate concentration risk.

The Company's Board of Directors has set forth lending policies (which are periodically reviewed and revised as appropriate) that include low individual lending limits for officers, Board approval for large credit relationships, a loan review program and other limits or standards deemed necessary and prudent. The Company's loan credit review department is supervised by an experienced former regulatory examiner and staffed by a Certified Public Accountant and encompasses a quality control process for loan documentation and underwriting that includes post-closing reviews. The Company also maintains a monitoring process for credit extensions. The Company performs periodic concentration analyses based on various factors such as industries, collateral types, large credit sizes and officer portfolio loads. The Company has established underwriting guidelines to be followed by its officers, exceptions are required to be approved by a senior loan officer or the Board of Directors. The Company monitors its delinquency levels for any negative or adverse trends. There can be no assurance, however, that the Company's loan portfolio will not become subject to increasing pressures from deteriorating borrower credit due to general or local economic conditions.

Restructured loans include the Company's troubled debt restructurings that involved forgiving a portion of interest or principal on any loans, refinancing loans at a rate materially less than the market rate, rescheduling loan payments, or granting other concessions to a borrower due to financial or economic reasons related to the debtor's financial difficulties. Restructured loans do not include qualifying restructured loans that have complied with the terms of their restructure agreement for a satisfactory period of time. Restructured loans in compliance with modified terms totaled $1.3 million at December 31, 2006 all of which are guaranteed by the U.S. Department of Agriculture, and $21 thousand at December 31, 2005. At December 31, 2006, the Company was not committed to lend any additional funds to borrowers whose terms have been restructured.

Union Bankshares, Inc. and Subsidiary
Management's Discussion and Analysis of Financial Condition and
Results of Operations (continued)

Loans on which the accrual of interest has been discontinued are designated as nonaccrual loans. Management reviews the loan portfolio continuously for evidence of problem loans. Such loans are placed under close supervision with consideration given to placing the loan on nonaccrual status. Loans are designated as nonaccrual when reasonable doubt exists as to the full collection of interest and principal. Normally, when a loan is placed on nonaccrual status, all interest previously accrued but not collected is reversed against current period interest income. Income on such loans is then recognized only to the extent that cash is received and where the future collection of interest and principal is probable. Interest accruals are resumed on such loans only when they are brought fully current with respect to interest and principal and when, in the judgment of management, the loans are estimated to be fully collectible as to both principal and interest.

The Company had loans on nonaccrual status totaling $2.5 million at December 31, 2006 and $1.3 million at December 31, 2005. Of the $2.5 million in nonaccrual status at December 31, 2006, there is a U.S. Small Business Administration guarantee on $315 thousand. The aggregate interest on nonaccrual loans not recognized for the years ended December 31, 2006, 2005 and 2004 was $371, $268, and $338 thousand respectively.

The Company had $2.2 million and $3.3 million in loans past due 90 days or more and still accruing at December 31, 2006 and 2005, respectively. Certain loans, totaling $348 thousand, past due 90 days or more and still accruing interest are covered by guarantees of U.S. government or state agencies. At December 31, 2006, the Company had internally classified certain loans totaling $319 thousand and $2.8 million at December 31, 2005. In management's view, such loans represent a higher degree of risk and could become nonperforming loans in the future. While still on a performing status, in accordance with the Company's credit policy, loans are internally classified when a review indicates the existence of any of the following conditions making the likelihood of collection questionable:

o   the financial condition of the borrower is unsatisfactory;
o   repayment terms have not been met;
o the borrower has sustained losses that are sizable, either in absolute terms or relative to net worth;
o   confidence is diminished;
o   loan covenants have been violated;
o   collateral is inadequate; or
o   other unfavorable factors are present.

On occasion real estate properties are acquired through or in lieu of loan foreclosure. These properties are held for sale and are initially recorded at the lesser of the recorded loan or fair value at the date of the Company's acquisition of the property, with fair value based on an appraisal for more significant properties and on management's estimate for minor properties. The Company had property classified as OREO at December 31, 2006 valued at $399 thousand and no property so classified on December 31, 2005.

Allowance for Loan Losses. Some of the Company's loan customers ultimately do not make all of their contractually scheduled payments, requiring the Company to charge off a portion or all of the remaining principal balance due. The Company maintains an allowance for loan losses to absorb such losses. The allowance is maintained at a level which, by management's best estimate, is adequate to absorb probable credit losses inherent in the loan portfolio; however, actual loan losses may vary from current estimates.

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

The allowance is increased by a provision for loan losses, which is charged to earnings and reduced by charge-offs, net of recoveries. The provision for loan losses represents the current period credit cost associated with maintaining an appropriate allowance for loan losses. Based on an evaluation of the loan portfolio, management presents a

Union Bankshares, Inc. and Subsidiary
Management's Discussion and Analysis of Financial Condition and
Results of Operations (continued)

quarterly analysis of the allowance to the Board of Directors, indicating any changes in the allowance since the last review and any recommendations as to adjustments in the allowance. Additionally, bank regulatory agencies periodically review the Company's allowance for loan losses as an integral part of their examination process.

Credit quality of the commercial portfolio is quantified by a corporate credit rating system designed to parallel regulatory criteria and categories of loan risk. Individual loan officers monitor their loans to ensure appropriate rating assignments are made on a timely basis. Risk ratings and quality of commercial and retail credit portfolios are also assessed on a regular basis by an independent Credit Review Department. Credit Review personnel conduct ongoing portfolio analyses and individual credit reviews to evaluate loan risk and compliance with corporate lending policies. The level of allowance allocable to each group of risk rated loans is then determined by applying a loss factor that estimates the amount of probable loss in each category. The assigned loss factor for each risk rating is based upon management's assessment of historical loss data, portfolio characteristics, economic trends, overall market conditions and past experience.

Consumer and residential real estate loan quality is evaluated on a portfolio-wide basis including delinquency data and other available credit data due to the large number of such loans and the relatively small size of individual credits. Allocations for these loan categories are principally determined by applying loss factors that represent management's best estimate of inherent probable credit losses based upon historical loss data, portfolio characteristics, economic trends, overall market conditions and past experience. In addition, certain loans in these categories may be individually risk rated if considered necessary by management.

The other method used to allocate the allowance for loan losses entails the assignment of reserve amounts to individual loans on the basis of loan impairment. Certain loans are evaluated individually and are judged to be impaired when management believes it is probable that the Company will not collect all the contractual interest and principal payments as scheduled in the loan agreement. Under this method, loans are selected for evaluation based on internal risk ratings or nonaccrual status. A specific reserve amount is allocated to an individual loan when that loan has been deemed impaired on the basis of its collateral value, the present value of anticipated future cash flows, or its net realizable value.

For the year-ended December 31, 2006, the methodology used to determine the provision for loan losses was unchanged from the prior year. The composition of the Company's loan portfolio remained relatively unchanged from December 31, 2005, and there was no material change in the lending programs or terms during the year.

The following table reflects activity in the allowance for loan losses for the years ended December 31:

                                        2006       2005       2004       2003       2002
                                       --------------------------------------------------
                                                     (Dollars in thousands)
Balance at the beginning of period     $3,071     $3,067     $3,029     $2,908     $2,801
Charge-offs
  Real estate                               8         28         37         17        108
  Commercial                                3         19         26         10        115
  Consumer and other                       73         63         53         65        136
                                       --------------------------------------------------
    Total charge-offs                      84        110        116         92        359
                                       --------------------------------------------------

Recoveries
  Real estate                              26         14          6          2          8
  Commercial                               18          4         72         28         24
  Consumer and other                      127         36         46         69         78
                                       --------------------------------------------------
    Total recoveries                      171         54        124         99        110
                                       --------------------------------------------------

Net (charge-offs) recoveries               87        (56)         8          7       (249)
Provision for loan losses                 180         60         30        114        356
                                       --------------------------------------------------

Balance at end of period               $3,338     $3,071     $3,067     $3,029     $2,908
                                       ==================================================

Union Bankshares, Inc. and Subsidiary
Management's Discussion and Analysis of Financial Condition and
Results of Operations (continued)

The following table shows the breakdown of the Company's allowance for loan loss by category of loan (net of loans held for sale) and the percentage of loans in each category to total loans in the respective portfolios at December 31:

                                 2006                  2005                 2004                 2003                2002
                           -----------------------------------------------------------------------------------------------------
                           Amount    Percent    Amount    Percent    Amount    Percent    Amount    Percent    Amount    Percent
                           -----------------------------------------------------------------------------------------------------
                                                                    (Dollars in thousands)
Real Estate
  Residential              $  640      34.8     $  571     35.4      $  585     34.4      $  550     33.2      $  534      37.4
  Commercial                1,901      41.7      1,826     43.4       1,733     42.5       1,578     42.7       1,409      37.3
  Construction                296       7.2        181      6.0         199      7.3         183      7.2         143       6.0
Other Loans
  Commercial                  312       6.1        343      6.9         349      7.5         336      7.1         405       9.1
  Consumer installment        125       2.5        123      2.6         138      3.3         145      3.7         174       4.7
  Municipal, other and
  unallocated                  64       7.7         27      5.7          63      5.0         237      6.1         243       5.5
                           ----------------------------------------------------------------------------------------------------
    Total                  $3,338     100.0     $3,071    100.0      $3,067    100.0      $3,029    100.0      $2,908     100.0
                           ====================================================================================================

Ratio of net (recoveries)
 charge-offs to average
 loans not held for sale             (0.03%)               0.02%                0.00%                0.00%                 0.11%
Ratio of allowance for
 loan losses to loans not
 held for sale                        1.06%                1.02%                1.13%                1.20%                 1.22%
Ratio of allowance for
 loan losses to
 nonperforming loans (1)             70.26%               66.66%               57.91%               91.65%               127.99%

--------------------
(1)   Nonperforming loans includes loans in nonaccrual status plus loans past due 90 days or more and still accruing.

Management of the Company believes, in their best estimate, that the allowance for loan losses at December 31, 2006 is adequate to cover probable credit losses inherent in the Company's loan portfolio as of such date. However, there can be no assurance that the Company will not sustain losses in future periods which could be greater than the size of the allowance at December 31, 2006.

While the Company recognizes that an economic slowdown may adversely impact its borrowers' financial performance and ultimately their ability to repay their loans, management continues to be cautiously optimistic about the key credit indicators from the Company's loan portfolio.

Investment Activities. The investment portfolio is used to generate interest income, manage liquidity and mitigate interest rate sensitivity. At December 31, 2006, the reported value of investment securities available-for-sale was $23.7 million or 6.2% of assets compared to $32.4 million or 8.6% of assets at December 31, 2005. The Company had no investment securities classified as held-to-maturity or trading. Current accounting guidance requires banks to recognize all appreciation or depreciation of the investment portfolio either on the balance sheet or through the income statement even though a gain or loss has not been realized. Investment securities classified as available-for-sale are marked-to-market with any unrealized gain or loss after taxes charged to the equity portion of the balance sheet. The reported value of investment securities available-for-sale at December 31, 2006 reflects a negative valuation adjustment of $233 thousand. The offset of this adjustment, net of income tax effect, was $154 thousand in the Company's accumulated other comprehensive loss component of stockholders' equity and the related net deferred tax asset was $79 thousand.

At December 31, 2006, forty-five debt securities had unrealized losses with aggregate depreciation of 1.7% from the Company's amortized cost basis. Securities are evaluated at least quarterly for other-than-temporary impairment and during 2006, no security was other-than-temporarily impaired.

Union Bankshares, Inc. and Subsidiary
Management's Discussion and Analysis of Financial Condition and
Results of Operations (continued)

The following tables show as of December 31, 2006 and 2005 the amortized cost, fair value and weighted average yield of the Company's investment debt portfolio maturing within the stated periods:

                                                                          December 31, 2006
                                             ----------------------------------------------------------------------------
                                                                              Maturities
                                             ----------------------------------------------------------------------------
                                              Within       One to       Five to       Over        Total       Weighted
                                             One Year    Five Years    Ten Years    Ten Years     Cost      Average Yield
                                             ----------------------------------------------------------------------------
                                                                     (Dollars in thousands)
Investment securities available-for-sale
  U.S. Government sponsored enterprises       $1,000      $    --       $  998       $  499      $ 2,497        4.36%
  Mortgage-backed                                 --        3,982        1,726        5,951       11,659        4.47%
  State and political subdivisions               140        2,675          941          704        4,460        5.86%
  Corporate debt                                 500        3,898           --          698        5,096        5.01%
                                              ---------------------------------------------------------------------------

Total investment debt securities              $1,640      $10,555       $3,665       $7,852      $23,712        4.83%
                                              ===========================================================================

Fair value                                    $1,614      $10,438       $3,618       $7,656      $23,326
                                              ==========================================================

Weighted average yield                         3.63%        4.96%        5.05%        4.81%        4.83%
                                              ==========================================================

                                                                          December 31, 2005
                                             ----------------------------------------------------------------------------
                                                                              Maturities
                                             ----------------------------------------------------------------------------
                                              Within       One to       Five to       Over        Total       Weighted
                                             One Year    Five Years    Ten Years    Ten Years     Cost      Average Yield
                                             ----------------------------------------------------------------------------
                                                                     (Dollars in thousands)
Investment securities available-for-sale
  U.S. Government and agencies                $  500      $    --       $   --       $   --      $   500        1.88%
  U.S. Government sponsored enterprises           --        1,000          997          498        2,495        4.36%
  Mortgage-backed                                 --        4,914        3,480        7,555       15,949        4.24%
  State and political subdivisions               196        2,670        1,172          704        4,742        5.97%
  Corporate debt                                 250        6,931          453          696        8,330        5.14%
                                              ---------------------------------------------------------------------------

Total investment debt securities              $  946      $15,515       $6,102       $9,453      $32,016        4.70%
                                              ===========================================================================

Fair value                                    $  948      $15,336       $6,034       $9,249      $31,567
                                              ==========================================================

Weighted average yield                         3.85%        4.73%        4.85%        4.65%        4.70%
                                              ==========================================================

The tables above exclude marketable equity securities, with a book value of $196 thousand and a market value of $349 thousand at December 31, 2006, and a book value of $541 thousand and a market value of $841 thousand at December 31, 2005 which have no maturity but may be sold by the Company at any time.

Union Bankshares, Inc. and Subsidiary
Management's Discussion and Analysis of Financial Condition and
Results of Operations (continued)

Deposits. The following table shows information concerning the Company's average deposits by account type, and the weighted average nominal rates at which interest was paid on such deposits for the years ended December 31, 2006 and 2005:

                                                 2006                                  2005
                                   -----------------------------------------------------------------------
                                                Percent                               Percent
                                   Average      of Total     Average     Average      of Total     Average
                                    Amount      Deposits      Rate        Amount      Deposits      Rate
                                   -----------------------------------------------------------------------
                                                           (Dollars in thousands)
Nontime deposits
  Noninterest bearing deposits     $ 49,328       15.9           --      $ 50,007       16.2          --
  NOW accounts                       52,937       17.1        0.74%        51,813       16.8        0.51%
  Money market accounts              56,286       18.1        2.48%        59,300       19.2        1.60%
  Savings accounts                   46,061       14.8        0.60%        50,369       16.4        0.69%
                                   ---------------------------------------------------------------------
    Total nontime deposits          204,612       65.9        1.01%       211,489       68.6        0.74%
                                   ---------------------------------------------------------------------
Time deposits
  Less than $100,000                 66,982       21.6        3.34%        61,834       20.1        2.23%
  $100,000 and over                  38,706       12.5        4.14%        35,018       11.3        2.98%
                                   ---------------------------------------------------------------------
    Total time deposits             105,688       34.1        3.64%        96,852       31.4        2.50%
                                   ---------------------------------------------------------------------
Total deposits                     $310,300      100.0%       1.90%      $308,341      100.0%       1.29%
                                   =====================================================================

A maturity distribution of time deposits in denominations of $100,000 or more at December 31 is as follows:

                                                 2006            2005
                                                ----------------------
                                                (Dollars in thousands)

      Three months or less                      $13,466        $11,545
      Over three months through six months       17,254         15,660
      Over six months through twelve months      11,299          6,941
      Over twelve months                          2,219          1,436
                                                ----------------------
                                                $44,238        $35,582
                                                ======================

Liability for Pension Benefits. The Company has a Liability for Pension Benefits for its defined benefit pension plan of $1.3 million at December 31, 2006 and $95 thousand at December 31, 2005. The adjustment to initially apply SFAS No. 158 for the unfunded liability at December 31, 2006 was $1.286 million. Note 14 to the Consolidated Financial Statements includes further discussion and information on the Company's Employee benefits and is incorporated herein by reference.

The Company's pension benefit obligation and net periodic cost are actuarially determined based on the following assumptions: discount rate, expected future return on plan assets, change in the Social Security wage base rate, the Consumer Price Index rate, mortality tables, and the expected rate of increase in compensation levels. While a change in any of the assumptions would have an impact on financial condition and future results of operations, a change in the discount rate and future rate of return on plan assets could be material. The discount rate is used both to determine the present value of future benefit obligations and the net periodic benefit cost. The expected rate of return on plan assets is only used to determine net period benefit cost.

In determining the discount rate to be utilized the following factors were considered: average age and anticipated longevity of current plan participants, the inversion of the current yield curve and the resulting yields available on long-term investments by review of Moody's Corporate Bond Indexes, yield on 15 and 30 year mortgages, and the Lehman US Corporate and Agency Bond Indexes. The determination was made to leave the Discount rate at 5.75%.

The Company bases it's expected rate of return on plan assets on past history, current earning rates available on investments and economic forecasts of where rates are headed in the future. The expected rate of return is conservative as the plan has typically taken short-term risk by investing heavily in equity and international mutual fund markets which over the long-term have proven to be good decisions. Through the end of 2005, our actual net investment returns averaged 8.4% over the last 15 years with a high of 20.35% and a low of negative 6.6%. The latest one year return as of December 31, 2006 was 13.33%. Therefore, the conservative expectation of 6.75%, which is consistent with the 2.25% inflation assumption, is balanced by our aggressive discount rate of 5.75% since the plan has a very long-term (40+ years) horizon.

Union Bankshares, Inc. and Subsidiary
Management's Discussion and Analysis of Financial Condition and
Results of Operations (continued)

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

A key element in the process of managing market risk involves direct involvement by senior management and oversight by the Board of Directors as to the level of risk assumed by the Company in its balance sheet. The Board of Directors reviews and approves risk management policies, including risk limits and guidelines, and reviews quarterly the current position in relationship to those limits and guidelines. Daily oversight functions are delegated to the Asset Liability Management Committee ("ALCO"). The ALCO, consisting of senior business and finance officers, actively measures, monitors, controls and manages the interest rate risk exposure that can significantly impact the Company's financial position and operating results. The ALCO sets liquidity targets based on the Company's financial condition and existing and projected economic and market conditions. The Company does not have any market risk sensitive instruments acquired for trading purposes. The Company attempts to structure its balance sheet to maximize net interest income and shareholder value while controlling its exposure to interest rate risk and strategies might include selling or participating out loans held for sale or investments available-for-sale. The ALCO formulates strategies to manage interest rate risk by evaluating the impact on earnings and capital of such factors as current interest rate forecasts and economic indicators, potential changes in such forecasts and indicators, liquidity, and various business strategies. The ALCO's methods for evaluating interest rate risk include an analysis of the Company's interest rate sensitivity "gap", which provides a static analysis of the maturity and repricing characteristics of the Company's entire balance sheet, and a simulation analysis, which calculates projected net interest income based on alternative balance sheet and interest rate scenarios, including "rate shock" scenarios involving immediate substantial increases or decreases in market rates of interest.

Members of ALCO meet at least weekly to set loan and deposit rates, make investment decisions, monitor liquidity and evaluate the loan demand pipeline. Deposit runoff is monitored daily and loan prepayments evaluated monthly. The Company historically has maintained a substantial portion of its loan portfolio on a variable-rate basis and plans to continue this Asset/Liability/ Management
(ALM) strategy in the future. Portions of the variable-rate loan portfolio have interest rate floors and caps which are taken into account by the Company's ALM modeling software to predict interest rate sensitivity including prepayment risk. The investment portfolio is all classified as available-for-sale and the modified duration is relatively short. The Company does not utilize any derivative products or invest in any "high risk" instruments.

Union Bankshares, Inc. and Subsidiary
Management's Discussion and Analysis of Financial Condition and
Results of Operations (continued)

The Company's interest rate sensitivity analysis (simulation) as of December 2005 for a simulated, immediate, and proportional 100 basis point shock from 7.25% to the anticipated prime rate of 8.25%, maintained throughout 2006, projected the following 2006 results compared to the actual:

                                                       2006          2006          %
                                                     Projected      Actual      Variance
                                                     -----------------------------------
                                                           (Dollars in thousands)
      Average earning assets                         $357,518      $350,876      (1.86)
      Average loans                                  $310,896      $312,149       0.40
      % of loans to interest earning assets             87.0%         89.0%       2.30
      Average interest bearing liabilities           $285,219      $279,879      (1.87)
      Noninterest bearing deposits                    $50,776       $49,328      (2.85)

      Interest and fees on loans                      $24,558       $23,459      (4.48)
      Other interest income                             2,084         1,738     (16.60)
      Interest expense                                  6,267         6,821      (8.84)
                                                     ---------------------------------
      Net interest income                              20,375        18,376      (9.81)
      Provision for loan losses                           180           180         --
      Noninterest income                                3,488         4,058      16.34
      Noninterest expense                              13,690        13,814      (0.91)
      Provision for income taxes                        2,800         2,185      22.00
                                                     ---------------------------------
      Net income                                       $7,193        $6,255     (13.04)

      Net interest margin                               5.61%         5.35%      (4.63)
      Yield on interest earning assets                  7.45%         7.29%      (2.19)
      Rates paid on interest bearing liabilities        2.20%         2.43%     (10.45)
      Net interest spread                               5.25%         4.86%      (7.43)
      Return on assets                                  1.88%         1.67%     (11.17)
      Return on equity                                 17.03%        14.96%     (12.16)

In actuality, interest rates moved up on short-term assets and variable-rate loans in conjunction with the four prime rate increases on January 31st, March 28th, May 10th and June 29th while long-term rates remained almost flat throughout the year. Rates paid on deposits moved up more quickly than projected in response to competitive pressures. Also, due to the difficulty in attracting new, low-cost deposits during the year, the investment securities portfolio did not grow as anticipated and therefore Average earning assets were down $6.6 million from projections.

Noninterest income was $570 thousand or 16.34% higher than projected mainly due to increased overdraft fees, $135 thousand in gain on the sale of securities, and an increase of $174 thousand in the gain on sale of loans held for sale as long-term interest rates stayed low and mortgages continued to be sold to mitigate interest rate risk. The increase of $124 thousand in noninterest expense was over many categories. The reduction in taxes from projection to actual is due to three causes, reduction in income before taxes, increase in non tax exempt municipal income and an increase in tax credits available for 2006 from ongoing investments in low income housing partnerships.

Commitments, Contingent Liabilities, and Off-Balance-Sheet Arrangements. The Company is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers and to reduce its own exposure to fluctuation in interest rates. These financial instruments include commitments to extend credit, standby letters of credit, interest rate caps and floors written on adjustable-rate loans, commitments to participate in or sell loans and commitments to buy or sell securities or certificates of deposit. Such instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the balance sheet. The contract or notional amounts of these instruments reflect the extent of involvement the Company has in particular classes of financial instruments.

The Company's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit is represented by the contractual notional amount of those instruments. The Company uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments. For interest rate caps and floors written on adjustable-rate loans,

Union Bankshares, Inc. and Subsidiary
Management's Discussion and Analysis of Financial Condition and
Results of Operations (continued)

the contract or notional amounts do not represent exposure to credit loss. The Company controls the risk of interest rate cap agreements through credit approvals, limits, and monitoring procedures.

The Company generally requires collateral or other security to support financial instruments with credit risk.

The following table shows financial instruments whose contract amount represents credit risk in each of the future periods presented:

                                                         Contract or Notional Amount
                                   ------------------------------------------------------------------------
                                    2007        2008      2009     2010     2011     Thereafter      Total
                                   ------------------------------------------------------------------------
                                                            (Dollars in thousands)
Commitments to originate loans     $12,176     $   --     $ --     $ --     $ --       $   --       $12,176
Unused lines of credit              28,447        923      776      888      236        5,304        36,574
Standby letters of credit              532        409       70        5       30          --          1,046
Credit card arrangements             1,457         --       --       --       --           --         1,457
Equity investment commitment to
 housing limited partnership            --        917       --       --       --           --           917
                                   ------------------------------------------------------------------------
    Total                          $42,612     $2,249     $846     $893     $266       $5,304       $52,170
                                   ========================================================================

Approximately $5.1 million of the unused lines of credit outstanding at December 31, 2006 relate to real estate construction loans that are expected to fund within the next twelve months. The remaining lines primarily relate to revolving lines of credit for other real estate or commercial loans, and many of these lines may expire without being fully drawn upon and therefore the commitment amounts do not necessarily represent future cash needs.

Commitments to originate loans increased from $9.7 million at December 31, 2005 to $12.2 million at December 31, 2006 due primarily to increases in commitments for commercial loans. Unused lines of credit grew from $35.3 million at December 31, 2005 to $36.6 million at December 31, 2006 as growth was experienced in all business segments.

The Company may, from time-to-time, enter into commitments to sell loans, securities or certificates of deposit which involve market and interest rate risk. There were no such commitments at December 31, 2006.

Contractual Obligations: The Company has various financial obligations, including contractual obligations that may require future cash payments. The following table presents, as of December 31, 2006, significant fixed and determinable contractual obligations to third parties by payment date:

                                                           Payments Due By Period
                                         -----------------------------------------------------------
                                         Less than      2 & 3      4 & 5
                                          1 year        years      years     Thereafter      Total
                                         -----------------------------------------------------------
                                                           (Dollars in thousands)
Operating lease commitments              $     95      $   140     $   81      $   --       $    316
Maturities on borrowed funds                1,966        1,359      2,912       8,359         14,596
Deposits without stated maturity (1)      202,997           --         --          --        202,997
Certificates of deposit (1)                97,411       18,145      1,269          --        116,825
Pension plan contributions (2)                700           --         --          --            700
Deferred compensation payouts                  80          160        160         151            551
Construction related contract (3)              28           --         --          --             28
Equity housing limited partnership            356           --         --          --            356
                                         -----------------------------------------------------------
    Total                                $303,633      $19,804     $4,422      $8,510       $336,369
                                         ===========================================================
--------------------
(1)   While Union Bank has a contractual obligation to depositors should they wish to withdraw all or some of the funds on deposit, management believes, based on historical analysis, that the majority of these deposits will remain on deposit for the foreseeable future. The amounts exclude interest payable.
(2)   Funding requirements for pension benefits after 2007 are excluded due to the significant variability in the assumptions required to project the amount and timing of future cash contributions.
(3)   Contract to install central air conditioning in one location.

Union Bankshares, Inc. and Subsidiary
Management's Discussion and Analysis of Financial Condition and
Results of Operations (continued)

The Company's subsidiary bank is required (as are all banks) to maintain vault cash or a noninterest bearing reserve balance as established by Federal Reserve Board regulations. The average total reserve for the 14-day maintenance period ended December 31, 2006 was $2.3 million, which was satisfied by vault cash. The Company has also committed to maintain a noninterest bearing contracted clearing balance of $1 million at December 31, 2006 with the Federal Reserve Bank of Boston.

Interest Rate Sensitivity "Gap" Analysis. An interest rate sensitivity "gap" is defined as the difference between interest earning assets and interest bearing liabilities maturing or repricing within a given time period. A gap is considered positive when the amount of interest rate sensitive assets exceeds the amount of interest rate sensitive liabilities. A gap is considered negative when the amount of interest rate sensitive liabilities exceeds the amount of interest rate sensitive assets. During a period of rising interest rates, a negative gap would tend to adversely affect net interest income, while a positive gap would tend to result in an increase in net interest income. During a period of falling interest rates, a negative gap would tend to result in an increase in net interest income, while a positive gap would tend to affect net interest income adversely. Because different types of assets and liabilities with the same or similar maturities may react differently to changes in overall market interest rates or conditions, changes in interest rates may affect net interest income positively or negatively even if an institution were perfectly matched in each maturity category.

The Company prepares its interest rate sensitivity "gap" analysis by scheduling interest earning assets and interest bearing liabilities into periods based upon the next date on which such assets and liabilities could mature or reprice. The amounts of assets and liabilities shown within a particular period were determined in accordance with the contractual terms of the assets and liabilities, except that:

o adjustable-rate loans, investment securities, variable-rate time deposits, and FHLB of Boston advances are included in the period when they are first scheduled to adjust and not in the period in which they mature;

o fixed-rate mortgage-related securities and loans reflect estimated prepayments, which were estimated based on analyses of broker estimates, the results of a prepayment model utilized by the Company, and empirical data;

o other nonmortgage related fixed-rate loans reflect scheduled contractual amortization, with no estimated prepayments; and

o NOW, money markets, and savings deposits, which do not have contractual maturities, reflect estimated levels of attrition, which are based on detailed studies by the Company of the sensitivity of each such category of deposit to changes in interest rates.

Management believes that these assumptions approximate actual experience and considers them reasonable. However, the interest rate sensitivity of the Company's assets and liabilities in the tables could vary substantially if different assumptions were used or actual experience differs from the historical experience on which the assumptions are based.

Union Bankshares, Inc. and Subsidiary
Management's Discussion and Analysis of Financial Condition and
Results of Operations (continued)

The following table shows the Company's rate sensitivity analysis as of December 31, 2006:

                                                                       Cumulative repriced within
                                                -------------------------------------------------------------------------
                                                3 Months     4 to 12      1 to 3       3 to 5       Over 5
                                                or Less      Months       Years        Years         Years        Total
                                                -------------------------------------------------------------------------
                                                                (Dollars in thousands by repricing date)
Interest sensitive assets
  Federal funds sold and overnight deposits     $  9,263     $    --     $     --     $     --     $      --     $  9,263
  Interest bearing deposits in banks                 197       2,466        2,362          392            --        5,417
  Investment securities available-
   for-sale (1)(3)                                 1,085       4,136       10,600        3,755         3,750       23,326
  Loans (2)(3)                                   107,002      70,109       75,412       50,971        13,958      317,452
  FHLB Stock                                          --          --           --           --         1,467        1,467
                                                -------------------------------------------------------------------------
    Total interest sensitive assets             $117,547     $76,711     $ 88,374     $ 55,118     $  19,175     $356,925
                                                =========================================================================

Interest sensitive liabilities
  Time deposits                                  $35,325     $63,108     $ 17,123     $  1,269     $      --     $116,825
  Money markets                                   10,170          --           --           --        41,157       51,327
  Regular savings                                  4,320          --           --           --        39,517       43,837
  NOW accounts                                    13,421          --           --           --        39,537       52,958
  Borrowed funds                                     241       1,725        1,359        2,912         8,359       14,596
                                                -------------------------------------------------------------------------

    Total interest sensitive liabilities        $ 63,477     $64,833     $ 18,482     $  4,181     $ 128,570     $279,543
                                                =========================================================================

Net interest rate sensitivity gap               $ 54,070     $11,878     $ 69,892     $ 50,937     $(109,395)    $ 77,382
Cumulative net interest rate sensitivity gap    $ 54,070     $65,948     $135,840     $186,777     $  77,382
Cumulative net interest rate sensitivity gap
 as a percentage of total assets                   14.2%       17.3%        35.6%        49.0%         20.3%
Cumulative interest sensitivity gap as a
 percentage of total interest earning assets       15.1%       18.5%        38.1%        52.3%         21.7%
Cumulative net interest sensitivity gap as
 percentage of total interest bearing
 liabilities                                       19.3%       23.6%        48.6%        66.8%         27.7%

--------------------
(1)   Investment securities available-for-sale exclude marketable equity securities with a fair value of $349 million that may be sold by the Company at any time.
(2)   Balances shown net of unearned income of $120 thousand.
(3)   Estimated repayment assumptions considered in Asset/Liability model.

Union Bankshares, Inc. and Subsidiary
Management's Discussion and Analysis of Financial Condition and
Results of Operations (continued)

Simulation Analysis. In its simulation analysis, the Company uses computer software to simulate the estimated impact on net interest income and capital (Net Fair Value) under various interest rate scenarios, balance sheet trends, and strategies over a relatively short time horizon. These simulations incorporate assumptions about balance sheet dynamics such as loan and deposit growth, product pricing, prepayment speeds on mortgage related assets, principal maturities on other financial instruments, and changes in funding mix. While such assumptions are inherently uncertain as actual rate changes rarely follow any given forecast and asset-liability pricing and other model inputs usually do not remain constant in their historical relationships, management believes that these assumptions are reasonable. Based on the results of these simulations, the Company is able to quantify its estimate of interest rate risk and develop and implement appropriate strategies.

The following chart reflects the results of the Company's latest simulation analysis for next year-end on net interest income, net income, return on assets, return on equity and net fair value ratio. Stocks are intended to capture interest rate risk under extreme conditions by immediately shifting. The projection utilizes a proportional rate shock of up 300 basis points and down 300 basis points from the year-end prime rate of 8.25%; this is the highest and lowest internal slopes monitored. This slope range was determined to be the most relevant during this economic cycle.

                INTEREST RATE SENSITIVITY SIMULATION ANALYSIS
                               DECEMBER 31, 2006
                             (Dollars in thousands)

   Year              Prime    Net Interest    Change     Net      Return on    Return on     Net Fair
  Ending             Rate        Income         %       Income     Assets %    Equity %     Value Ratio
-------------------------------------------------------------------------------------------------------
December-07          11.25      $19,401        12.3     $6,985      1.85         16.31         12.89
                      8.25       17,279         0.0      5,498      1.46         13.05         11.16
                      5.25       15,004       (13.2)     3,906      1.04          9.44          9.35

The resulting projected effect of these estimates on net interest income and the net fair value ratio for the year ending December 31, 2007 are within the approved ALCO guidelines. The simulations of earnings do not incorporate any management actions, which might moderate the negative consequences of interest rate deviations. Therefore, they do not reflect likely actual results, but serve as conservative estimates of interest rate risk.

Liquidity. Managing liquidity risk is essential to maintaining both depositor confidence and stability in earnings. Liquidity is a measurement of the Company's ability to meet potential cash requirements, including ongoing commitments to fund deposit withdrawals, repay borrowings, fund investment and lending activities, and for other general business purposes. The Company's principal sources of funds are deposits, amortization and prepayment of loans and securities, maturities of investment securities and other short-term investments, sales of securities and loans available-for-sale, earnings, and funds provided from operations. Maintaining a relatively stable funding base, which is achieved by diversifying funding sources, competitively pricing deposit products, and extending the contractual maturity of liabilities, reduces the Company's exposure to rollover risk on deposits and limits reliance on volatile short-term purchased funds. Short-term funding needs arise from declines in deposits or other funding sources, funding of loan commitments, draws on unused lines of credit and requests for new loans. The Company's strategy is to fund assets, to the maximum extent possible, with core deposits that provide a sizable source of relatively stable and low-cost funds. For the year ended, December 31, 2006, the Company's ratio of average loans to average deposits was 100.6% compared to the average for the year ended December 31, 2005 of 93.7% reflecting 2006's moderately strong loan demand and stiff competition for deposit dollars.

Management understands the implication of the increase in the average loans to average deposits ratio and during 2006 took several steps to address the deposit funding shortfall, including increasing the Company's borrowing capacity at the FHLB of Boston, increasing the interest rates paid on certain deposit products, and implementing a new free small business checking account to help attract and retain deposits. In addition, management has sought to expand its deposit gathering market area by opening a full service branch in Littleton, New Hampshire which was a new deposit market for the Company. That branch has generated $5.0 million in new deposits since it opened in late March 2006, accounting for 76.9% of the Company's deposit growth over 2005. The Company also increased its preapproved Federal Funds line and now offers two tiered variable-rate certificates of deposit products that allow customers flexibility in making additional deposits or a one-time withdrawal.

In addition, as Union is a member of the FHLB of Boston, it has access to preapproved lines of credit up to $7.2 million at December 31, 2006 over and above the term advances already drawn on the line. This line of credit could

Union Bankshares, Inc. and Subsidiary
Management's Discussion and Analysis of Financial Condition and
Results of Operations (continued)

be used for either short-term or long-term liquidity or other needs. Union maintains a $7.5 million preapproved Federal Funds line of credit with an upstream correspondent bank and a repurchase agreement line with a brokerage house. There were no balances outstanding on either line at December 31, 2006. Union is a member of the Certificate of Deposit Account Registry Service ("CDARS") of Promontory Interfinancial Network which allows Union to provide higher FDIC deposit insurance to customers by exchanging deposits with other members and allows Union to purchase deposits from other members as another source of funding.

Union maintains an IDEAL Way Line of Credit with the FHLB of Boston. The total line available was $551 thousand at December 31, 2006 and 2005. There were no borrowings against this line of credit at either year-end. Interest on these borrowings is chargeable at a rate determined by the FHLB of Boston and payable monthly. Should Union utilize this line of credit, qualified portions of the loan and investment portfolios would collateralize these borrowings.

While scheduled loan and securities payments and FHLB of Boston advances are relatively predictable sources of funds, deposit flows and prepayments on loans and mortgage-backed securities are greatly influenced by general interest rates, economic conditions, and competition. The Company's liquidity is actively managed on a daily basis, monitored by the ALCO, and reviewed periodically with the subsidiary's Board of Directors. The ALCO measures the Company's marketable assets and credit available to fund liquidity requirements and compares the adequacy of that aggregate amount against the aggregate amount of the Company's interest sensitive or volatile liabilities, such as core deposits and time deposits in excess of $100,000, borrowings and term deposits with short maturities, and credit commitments outstanding. The primary objective is to manage the Company's liquidity position and funding sources in order to ensure that it has the ability to meet its ongoing commitments to its depositors, to fund loan commitments and unused lines of credit and to maintain a portfolio of investment securities.

The Company's management monitors current and projected cash flows and adjusts positions as necessary to maintain adequate levels of liquidity. Although approximately 83.4% of time deposits will mature within twelve months, that pattern is consistent with prior periods, with the percentage of time deposits to mature within twelve months ranging from 72% to 84% over the preceding seven years. Accordingly, management believes, based on past experience that the Company will retain a substantial portion of these deposits. Management will continue to offer a competitive but prudent pricing strategy to facilitate retention of such deposits. A reduction in total deposits could be offset by purchases of federal funds, purchase of deposits, short-or long-term FHLB borrowings, utilization of the repurchase agreement line or liquidation of investment securities, purchased brokerage certificates of deposit or loans held for sale. Such steps could result in an increase in the Company's cost of funds and adversely impact the net interest spread and margin. Management believes the Company has sufficient liquidity to meet all reasonable borrower, depositor and creditor needs in the present economic environment. However, any projections of future cash needs and cash flows are subject to substantial uncertainty. Management continually evaluates opportunities to buy/sell securities and loans available-for-sale, obtain credit facilities from lenders, or restructure debt for strategic reasons or to further strengthen the Company's financial position.

Capital Resources. Management of the Company's capital resources is designed to maintain an optimum level of capital in a cost-effective structure that: meets target regulatory ratios; supports management's internal assessment of economic capital; funds the Company's business short and long-term strategies; and builds long-term stockholder value. Dividends are generally increased in line with long-term trends in earnings per share growth and conservative earnings projections, while sufficient profits are retained to support anticipated business growth, fund strategic investments and provide continued support for deposits.

The total dollar value of the Company's stockholders' equity increased from $41.6 million at December 31, 2005 to $41.9 million at December 31, 2006, reflecting net income of $6.2 million for 2006, less dividends paid of $4.8 million, the purchase of 10,686 shares of Treasury stock during 2006 totaling $227 thousand, and an increase in accumulated other comprehensive loss of $56 thousand on investment securities available-for-sale and the adjustment to initially apply SFAS No. 158 for the Company's defined benefit pension plan, net of tax effect of $849 thousand. The Company has 5,000,000 shares of $2.00 par value common stock authorized. As of December 31, 2006, the Company had 4,918,611 shares issued, of which 4,531,977 were outstanding and 386,634 were held in Treasury. Also as of December 31, 2006, there were outstanding employee incentive stock options with respect to 16,075 shares of the Company's common stock, granted pursuant to the Company's 1998 Incentive Stock Option Plan, of which 12,825 were exercisable. Of the 75,000 shares authorized for issuance under the 1998 Plan, 45,450 shares remained available for future option grants at December 31, 2006.

Union Bankshares, Inc. and Subsidiary
Management's Discussion and Analysis of Financial Condition and
Results of Operations (continued)

On November 18, 2005, the Company announced a stock repurchase program. The Board of Directors has authorized the repurchase of up to 100,000 shares of common stock, or approximately 2.2% of the Company's outstanding shares, for an aggregate repurchase cost not to exceed $2.15 million. Shares can be repurchased in the open market or in negotiated transactions. Shares may be reacquired for reissuance in connection with the stock option plan, stock dividend declaration and for general corporate purposes. The repurchase program is open for an unspecified period of time. As of December 31, 2006 the Company had repurchased 25,686 shares under this program, for a total cost of $542 thousand.

For the Company and Union at December 31, 2006, total capital to risk weighted assets was 17.44% and 17.34% respectively. Tier I capital to risk weighted assets was 16.16%, and 16.07% respectively and Tier I capital to average assets was 11.29% and 11.21%, respectively. Union is categorized as well capitalized under the regulatory framework and the Company is well over the minimum capital requirements.

Impact of Inflation and Changing Prices. The Company's consolidated financial statements have been prepared in accordance with U.S. generally accepted accounting principles, which require the measurement of financial position and results of operations in terms of historical dollars, without considering changes in the relative purchasing power of money over time due to inflation. Banks have asset and liability structures that are essentially monetary in nature, and their general and administrative costs constitute relatively small percentages of total expenses. Thus, increases in the general price levels for goods and services have a relatively minor effect on the Company's total expenses. Interest rates have a more significant impact on the Company's financial performance than the effect of general inflation. From June of 2003 until July of 2004, because of the uneven nature of the expansion of the U.S. economy, the Federal Reserve had kept overnight rates at 40 year lows of 1% but moved the targeted federal funds rates up five 25 basis points steps between then and December 31, 2004 and another eight 25 basis point steps up during 2005, and another four 25 basis point steps up during the first half of 2006 to the target rate of 5.25% where it has remained since then. Interest rates do not necessarily move in the same direction or change in the same magnitude as the prices of goods and services, although periods of increased inflation may accompany a rising interest rate environment.

Regulatory Matters. The Company and its subsidiary bank are subject to periodic examinations by the various regulatory agencies. These examinations include, but are not limited to, procedures designed to review lending practices, risk management, credit quality, liquidity, compliance and capital adequacy. During 2006, the Securities and Exchange Commission, Vermont State Department of Banking, the Federal Deposit Insurance Corporation, and the Federal Reserve Bank of Boston performed various examinations of the Company and Union pursuant to their regular, periodic regulatory reviews. No comments were received from these various bodies that would have a material adverse effect on either Company's liquidity, capital resources, or operations.

Union Bankshares, Inc. and Subsidiary
Union Bankshares' Stock Performance Graph

The following graph compares the cumulative total return (stock price appreciation plus reinvested dividends) on Union Bankshares, Inc.'s common stock for the last five calendar years with (i) the cumulative total return on the stocks included in the NASDAQ Composite Index and (ii) the cumulative return on the stocks included in the SNL Financial (SNL) $250M-$500M Bank Asset-Size Index for the same time period. All of these cumulative returns are computed assuming the investment of $100 on December 31, 2001 and the reinvestment of dividends at the frequency with which dividends were paid (quarterly) during the applicable years.

                            Total Return Performance


                               [Graphic Omitted]

                                                             Period Ending
                               -------------------------------------------------------------------------
Index                          12/31/01     12/31/02     12/31/03     12/31/04     12/31/05     12/31/06
--------------------------------------------------------------------------------------------------------
Union Bankshares, Inc.           100.00       111.85       186.43       175.24       177.12       182.55
NASDAQ Composite                 100.00        68.76       103.67       113.16       115.57       127.58
SNL $250M-$500M Bank Index       100.00       128.95       186.31       211.46       224.51       234.58

Source: SNL Financial LC, Charlottesville, VA

Union Bankshares, Inc. and Subsidiary
Market for Union Bankshares' Common Shares and Related Stockholder Matters

On March 14, 2007, there were 4,530,414 shares of common stock outstanding held by 650 stockholders of record. The number of stockholders does not reflect the number of persons or entities who may hold the stock in nominee or street name.

Union Bankshares' common stock is listed on the American Stock Exchange ("AMEX") and trades under the symbol UNB. LaBranche & Co. of New York City are the market specialists for Union Bankshares, Inc. stock.

                                   2006                                2005
                      -------------------------------------------------------------------
                       High       Low       Dividends      High       Low       Dividends
                      -------------------------------------------------------------------
First Quarter (1)     $24.15     $20.74       $0.26       $24.99     $22.02       $0.64
Second Quarter        $22.40     $20.52       $0.26       $23.20     $21.00       $0.24
Third Quarter         $23.25     $20.35       $0.26       $22.50     $21.20       $0.24
Fourth Quarter        $22.58     $20.25       $0.28       $23.40     $21.01       $0.26

--------------------
(1)   First quarter 2005 included a $0.40 special dividend.

On January 13, 2007, the Company declared a regular dividend of $0.28 per share to stockholders of record as of January 22, 2007, payable January 25, 2007.

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

Form 10-K

A copy of the Form 10-K Report filed with the Securities and Exchange Commission may be obtained without charge upon written request to:

      Marsha A. Mongeon, Treasurer and Chief Financial Officer
      Union Bankshares, Inc.
      P.O. Box 667
      Morrisville, VT 05661-0667

Corporate Name: Union Bankshares, Inc.
Corporate Transfer Agent: Union Bank, P.O. Box 667, Morrisville, VT 05661-0667

                          Administration & Management

Directors

UNION BANKSHARES, INC. & UNION BANK

Richard C. Sargent, Chairman                Franklin G. Hovey II
Attorney at Law, Richard Sargent            President, Hovey Enterprises, Inc.
 Law Office

Cynthia D. Borck                            Richard C. Marron
Vice President, Union Bankshares, Inc.      Owner, Town & Country Motor Lodge
Executive Vice President, Union Bank

Steven J. Bourgeois                         Robert P. Rollins
CEO & Principal Owner                       Retired Insurance Agent
Strategic Initiatives for Business LLC

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

ST. JOHNSBURY ADVISORY BOARD

Cynthia D. Borck                            Kirk Dwyer
J.R. Alexis Clouatre                        Kenneth D. Gibbons
Dwight A. Davis                             Franklin G. Hovey II

LITTLETON ADVISORY BOARD

Judy F. Aydelott                            Schuyler W. Sweet
Stanley T. Fillion                          Norrine A. Williams


Officers UNION BANK

Stacey M. Belanger      Assistant Treasurer                 Fairfax
Rhonda L. Bennett       Vice President                      Morrisville
John T. Booth, Jr.      Finance Officer                     Morrisville
Cynthia D. Borck        Executive Vice President            Morrisville
Jennie H. Buchanan      Assistant Vice President            Morrisville
Stacey L.B. Chase       Assistant Treasurer                 Morrisville
Jeffrey G. Coslett      Vice President                      Morrisville
Michael C. Curtis       Vice President                      St. Albans
Peter J. Eley           Senior Vice President               Morrisville
Fern C. Farmer          Assistant Vice President            Morrisville
Kenneth D. Gibbons      President & CEO                     Morrisville
Don D. Goodhue          Information Systems Officer         Morrisville
Lorraine M. Gordon      Assistant Vice President            Morrisville
Melissa A. Greene       Assistant Treasurer                 Hardwick
Karyn J. Hale           Assistant Treasurer                 Morrisville
Claire A. Hindes        Assistant Vice President            Morrisville
Patricia N. Hogan       Vice President                      Morrisville
Tracey D. Holbrook      Vice President                      St. Johnsbury
Lynne P. Jewett         Assistant Treasurer                 Morrisville
Peter R. Jones          Vice President                      Morrisville
Stephen H. Kendall      Vice President                      Morrisville
Susan O. Laferriere     Vice President                      St. Johnsbury
Dennis J. Lamothe       Vice President                      St. Johnsbury
Susan F. Lassiter       Vice President                      Jeffersonville
Robert L. Miller        Trust Officer                       St. Johnsbury
Marsha A. Mongeon       Senior Vice President-Treasurer     Morrisville
Mildred R. Nelson       Vice President                      Littleton
Karen Carlson Noyes     Assistant Vice President            Morrisville
Barbara A. Olden        Vice President                      St. Johnsbury Ctr.
Deborah J. Partlow      Trust Officer                       Morrisville
Bradley S. Prior        Assistant Treasurer                 Morrisville
Colleen D. Putvain      Assistant Treasurer                 Morrisville
Craig S. Provost        Assistant Vice President            Stowe
Suzanne L. Roberts      Vice President                      Lyndonville
Robert P. Rollins       Secretary                           Morrisville
Ruth P. Schwartz        Vice President                      Morrisville
Robyn A. Sheltra        Assistant Treasurer                 Stowe
David S. Silverman      Senior Vice President               Morrisville
JoAnn A. Tallman        Assistant Secretary                 Morrisville
Alycia R. Vosinek       Commercial Loan Officer             Littleton
Francis E. Welch        Assistant Vice President            Morrisville

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

       Morrisville*              Morrisville*                Stowe*                Hardwick*             Lyndonville*
    65 Northgate Plaza         20 Lower Main St.           47 Park St.        103 VT Rte. 15 West       P.O. Box 1067
 Route 100 o P.O. Box 667        P.O. Box 667             P.O. Box 419           P.O. Box 1280          183 Depot St.
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

                                                                                                        1.802.888.6600
                                                                                                   Toll Free 1.866.862.1891
* indicates ATM on premises.                                                                         Express Telebanking
                                                                                                        1.800.583.2869

                                                                                                     www.unionbankvt.com

                            Union Bankshares, Inc.
          o 20 Lower Main Street, P.O. Box 667 o Morrisville VT 05661