Form 10-K, Exhibit 13
period 2007-12-31
UNION BANKSHARES INC
filed 2008-03-31
CIK 706863

                                                                     Exhibit 13

                            Union Bankshares, Inc.
                            ----------------------
                              2007 Annual Report

Union Bankshares, Inc. and Subsidiary
Selected Financial Information

                                                               At or For The Years Ended December 31
                                                 -----------------------------------------------------------------
                                                    2007         2006           2005          2004          2003
                                                 -----------------------------------------------------------------
                                                           (Dollars in thousands, except per share data)
Balance Sheet Data

  Total assets                                   $ 393,361    $ 381,149      $ 374,746     $ 359,529     $ 356,557

  Investment securities available-for-sale          33,822       23,683         32,408        40,966        44,370

  Loans, net of unearned income                    318,194      317,452        307,071       280,069       271,561

  Allowance for loan losses                         (3,378)      (3,338)        (3,071)       (3,067)       (3,029)

  Deposits                                         323,961      319,822        313,299       306,598       305,381

  Borrowed funds                                    20,328       14,596         16,256         7,934         7,223

  Stockholders' equity (1)                          42,074       41,923         41,603        42,403        40,987

Income Statement Data

  Total interest income                          $  26,273    $  25,197      $  22,249     $  20,171     $  20,368
  Total interest expense                            (8,228)      (6,821)        (4,499)       (3,310)       (4,209)
                                                 -----------------------------------------------------------------
    Net interest and dividend income                18,045       18,376         17,750        16,861        16,159
  Provision for loan losses                           (265)        (180)           (60)          (30)         (114)
  Noninterest income                                 4,295        4,058          4,063         3,781         3,607
  Noninterest expenses                             (14,455)     (13,814)       (13,056)      (12,319)      (12,060)
                                                 -----------------------------------------------------------------
    Income before provision for income taxes         7,620        8,440          8,697         8,293         7,592
  Provision for income taxes                        (1,965)      (2,185)        (2,460)       (2,458)       (2,205)
                                                 -----------------------------------------------------------------

    Net income                                   $   5,655    $   6,255      $   6,237     $   5,835     $   5,387
                                                 =================================================================

Per Common Share Data

  Net income (2)(3)                              $    1.25       $ 1.38      $    1.37     $    1.28     $    1.18
  Cash dividends paid (3)                             1.12         1.06           1.38          0.90          0.82
  Book value (1)(3)                                   9.34         9.25           9.16          9.31          9.01

Weighted average number of shares
 outstanding (3)                                 4,521,380    4,539,641      4,554,055     4,551,469     4,547,366
Number of shares outstanding (3)                 4,502,969    4,531,977      4,542,663     4,554,663     4,550,313

--------------------
(1)   Stockholders' equity includes unrealized gains or losses, net of applicable income taxes, on investment securities classified as "available-for-sale" and 2007 and 2006 includes the unfunded liability for pension benefits, net of taxes for the defined benefit pension plan.
(2)   Computed using the weighted average number of shares outstanding for the period.
(3)   Per common share data and number of shares outstanding for 2003 have been restated to reflect the three-for-two stock split effected in the form of a 50% stock dividend to shareholders of record on July
      26, 2003.

               An Active Participant in the Communities We Share

          We take great pride in encouraging each and every Union Bank employee to take an active part in the
                             communities we serve.

                 From civic, business and health care Boards to
               participating in and -- in many cases -- managing substantial fund raising events for worthy causes, our team makes a difference.

                 A Note from: March of Dimes, Vermont Chapter:

"THANK YOU LAMOILLE VALLEY! With heartfelt thanks we wish to express our gratitude to the volunteers, sponsors and walkers that make WalkAmerica such a success in Lamoille County. With the leadership of Union Bank, this event has continued to be successful, fun and meaningful. Since 1974, Union Bank and Ken Gibbons have led the charge for the Bank's staff and other community leaders to support the March of Dimes and WalkAmerica. Union Bank has single-handedly fund raised and donated more than $500,000 to the cause of saving and celebrating all babies."

                            [Photo] (left to right):

           Union Bank's Claire Hindes, Ken Gibbons and Ruth Schwartz with the March of Dimes Corporate Giving Achievement Award

              A Note from: Caledonian-Record Educational Services:

"Thank you Union Bank for your sponsorship in our 2006-2007 Newspapers in Education `Adopt a Classroom' Partnership Program. Union Bank was the sponsor of Pat LeCour's 3rd through 6th grade classes at Hardwick Elementary, Jay Gerber's 7th and 8th grade classes at North Country Junior High School and Sherrie Hoyt's Kindergarten through 8th grade classes at The St. Johnsbury School. Through your generosity, we were able to cover the expense of newspapers used in classrooms of area schools. The newspaper is an ideal educational resource. As a current `textbook' that is re-written every single day, The Caledonian-Record can be used on all grade levels to educate, entertain and inform students while helping them grow into informed citizens. We appreciate your part in this program, and, on behalf of the `adopted' teachers and students, thank you again for your educational contribution."

                            Letter to Shareholders

Dear Shareholder,                                                March 31, 2008

The past year has been an interesting time for the banking industry and while we too have experienced some challenges, we are pleased to present the financial results for your company in this year's annual report.

The top story in the financial sectors for 2007 was the "Sub Prime" mortgage meltdown. Each day we learn more about the intricacies and breadth of this problem. Although Union Bank, and for that matter the vast majority of community banks, did not participate in this debacle, most have been affected in one way or another. Once again, we have seen the Federal Reserve take actions, in some cases dramatically, to control the industry's liquidity and sustain the economy.

We have maintained a strong capital position, adequate reserve for loan losses, and although earnings decreased from 2006, results were still strong and placed Union Bank in the top 20% for return on assets of our nationwide peer group of banks.

Consumers today expect greater access to banking services, whether they be via electronic means or brick and mortar offices. During the past year we have implemented Check 21 (digital image presentment of checks), remote branch capture (digital image of transactions from our branches to the main office) and installed new desktop computers and network software at all our locations. Please take a few moments to read the Technology section in this report.

On the "bricks and mortar" side, we have completed the renovations of our original (1892) headquarters in Morrisville and the Green Mountain Block next door. All regulatory permits have been received for new branch offices in Danville and St. Albans. These should be opening in July and September, respectively, weather permitting. Both locations are expansions of our current markets and provide opportunity for both retail and commercial growth of your company.

The year 2008 will again offer challenges and opportunities. We will need to continue to closely manage interest margin and rates while keeping an eye on credit quality. Our tenet has been to stick with the business we know which has served us well over the years. We believe there is opportunity for community banks in the current financial environment and we will be a part of it. The general population has begun to realize many of the hybrid products offered by non-banks may have hidden risks which are not a component of conventional bank products.

We would like to once again thank our shareholders, customers and employees for contributing to the continued success of Union Bankshares.

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

                      Union Bankshares Board of Directors

                                   [Photos]

Cynthia D. Borck              Steven J. Bourgeois            Kenneth D. Gibbons

Franklin G. Hovey II           Richard C. Marron              Robert P. Rollins

           Richard C. Sargent                  John H. Steel

                    Emerging Technologies & Banking Trends

When Union Bank opened it doors for business in 1891, it did so without adding machines, telephones or computer networks. Today, with the aid and assistance of cutting-edge technologies, banks are able to offer our customers unparalleled, 24/7 consumer access to their accounts. At Union Bank, we are no exception. We have seen a remarkably steady growth in the use of Debit Cards, Internet and Telephone Banking, PowerPay (Union Bank's complimentary online Bill Paying service) and Automated Clearing House (ACH) transactions. To accommodate both technological and communication advances, recent changes have occurred in federal legislation, referred to as "The Check Clearing for the 21st Century Act" or Check 21.

Let's consider, for a moment, the life of a typical check: Checks are processed and transported from bank branches to the Depository Bank, and then finally to the paying bank. It is very inefficient. With Check 21, much of the time and attention needed to "process" a check is eliminated.

                                   [GRAPHIC]

The Check 21 process starts at the bank the written check is deposited at. Under Check 21, a deposited check typically will not move beyond the check recipient's bank. At the bank are high-tech, desk-top

                                   [GRAPHIC]

                    Emerging Technologies & Banking Trends

check readers that optically read both sides of the check simultaneously and create an immediate electronic record of the check. The bank, instead of transporting the deposited check (along with thousands of others included in a day's receipts) may electronically transmit a digital image of the check. With the increasing energy costs affecting transportation, the government, the banking industry, and ultimately bank customers stand to reap big savings.

The effective application of Check 21 at Union Bank is already in process. The installation of hardware and software, and the necessary training was begun in late 2007. Besides the benefits already described in this article, we anticipate the full participation by all banks in Check 21 will provide the following: better customer service, more efficient use of existing staff, faster check clearing and reduction of the risk of check fraud. We have informed and continue to inform our customers and the community about the Check 21 process. As we move forward, we expect this exciting, more efficient way of check processing to save time, improve security and increase efficiency.

                                    [Photo]

                              Remote check reader

                                    [Photo]

                           Branch capture in action

                                Success Stories

                                    [Photo]

Marty's 1st Stop  - serving greater Danville and beyond.

In 1989, Marty and Catherine Beattie purchased the Danville Garage and a few months later, opened Marty's 1st Stop. A Danville native, Mr. Beattie had grown up on a nearby farm (his mother still sleeps in the room she was born in) and, like many native New Englanders, pursued simultaneous multiple careers. Working his way up through the ranks at E.T. & H.K. Ide Grain Company of St. Johnsbury, he ended up as primary dispatcher and sales manager. Simultaneously, he participated in modest local real estate development, converting structures into useful spaces for both retail and offices.

"I always felt that Danville needed an anchor store," he states. "I felt very strongly that there should be an easy place to get a sandwich, milk, etc., and also a place where folks from the community could visit with each other in the process."

Marty's 1st Stop has expanded several times since its inception. The current version was completed in 2004, and features a large interior space, a basement storage area and state-of-the-art gas pumps with on-pump payment options, including Mobil Speed Pass.

                                    [Photo]

      Marty Beattie, and the interior of Marty's 1st Stop from the deli

                                Success Stories

"With my wife, Catherine, we have five of our own children, but through the store, I actually feel we have several hundred," says Marty -- as he smiles about one of the most satisfying aspects of the Store's success. "We employ approximately 15 individuals full-time, and another 16 or so part-time. In the summer season, we swell to about 40 employees, many of them young people who benefit from the responsibility, the discipline of regular work and the camaraderie of our Marty's family."

On the supply side, Marty prefers to keep products that locals want; and that includes a lot of local products, from coffee to maple syrup.

"We like local, our customers like local. Our deli is very popular, and our extensive meat department is consistently a huge draw."

When it comes to business banking, Marty emphasizes that he has enjoyed a great working relationship with Union Bank. "Union Bank has stood with me through several layers of growing pains," he says emphatically. "And, we're very happy with our relationship... happy enough to host a new, staffed Union Bank branch to be completed in July 2008, as well as an expanded Marty's with more room for our Feed Store business. We think it will be a good thing for the community. For Marty's 1st Stop, our being able to walk next door to a full-service branch will be pretty nice."

"Marty's business fulfills what we're trying to achieve as a local business lender," says Union Bank Regional VP and Commercial Lender Tracey Holbrook. "Successful, well run businesses have a profound, positive impact in the community. From assisting the local tax base, to providing local employment, small businesses like Marty's are essential to keeping the community economically viable and healthy."

Marty's 1st Stop serves an important social aspect as well; spending just a few minutes inside reveals the "commons" nature of the space. Customers engage in lively discussions about local happenings, and of course politics. "It can get pretty exciting at times," says Marty, "but we wouldn't have it any other way."

                                    [Photo]

                   Marty's First Stop, in late February 2008

                                Success Stories

            Laramy Products - how a small business ships world wide.

If one were to ask Sherry Stahler if she ever dreamed she'd be owning a highly specialized, thermoplastic welding equipment business with international distribution, she would have humbly said, "not on your life."

A native of Lyndonville, Vermont, Sherry was shopping in nearby Green Mountain Mall when, in 1989, she struck up a conversation with Laramy's owner, Pierre Pottier. (Pottier, a native of France had moved Laramy Products from Cohassett, Massachusetts to Lyndonville, Vermont in 1971.) As a result of that chance meeting, a new work experience was begun.

                                    [Photo]

                                Sherry Stahler

As Pottier's Administrative Assistant, Ms. Stahler learned the operation thoroughly. Upon approaching retirement, Mr. Pottier initiated a conversation with Sherry about purchasing the company. It was important to him that the business remain in Vermont and continue to manufacture the same high-quality equipment the company was known for.

"I like this company, and I had been running it, practically speaking, for a number of years. We spent a good amount of time in negotiation and as a result, I became the owner of the company in 2004. The process was revealing. I had never dreamed that I could have such a beneficial relationship with a bank, but my relationship with Union Bank enabled me to buy the company, the building in which it's located, and several acres of land surrounding it. Union Bank was positive about the business and its potential. They were extremely helpful and creative in finding ways to make my purchase possible."

Laramy Products designs and manufactures plastic welding equipment. It is used to repair plastics in just about every conceivable industry.

"Our products are used in manufacturing, in the repair of HVAC systems, plumbing systems, agricultural, solid and fluid storage, automotive, construction industries, and even the military," states Sherry, proudly. "If a person wants to weld plastic, it is very likely that they use our equipment."

                                    [Photo]

      Laramy machine equipment, and a typical Laramy Plastic Welding Kit

                                Success Stories


The company employs three people full-time, but also subcontracts with other local machine and fabrication companies, creating a manufacturing network that employs a great many individuals. The innovation at Laramy doesn't stop with it's sophistication and manufacturing mix; it also extends to the company's generous employment terms. "We value our team: they make our products and service our vendors. We have paid vacation, paid personal days, a four day work week and competitive health benefits."

The company ships its plastic welding equipment primarily to major supply companies, but due to Laramy's longevity and reputation for quality products, it enjoys a level of competitive success.

                                    [Photo]

                          The crucial heating element

"Sure, we have competitors, and we don't ignore them. Right now, we're closely watching European competitors skirt trade restrictions by setting up assembly shops in the southeastern U.S., where labor is less expensive, comparatively. We enjoy a good relationship with our distributors, and we're not sitting on our hands with it. We're constantly reviewing our manufacturing process as well as our marketing and outreach positions, to see if we can make improvements - both to efficiency and the bottom line."

"Sherry has a terrific amount of energy," says Union Bank Commercial Lender Tracey Holbrook. "She could be a model for what women in business can be. We are very pleased to have Sherry and Laramy as our customer and are equally pleased to have been able to play a role in her ongoing success."

"Laramy has a guidebook to plastic welding that is practically the bible for those who practice plastic welding," says Sherry. "It is very satisfying to know that your product is a worldwide leader in the field."

                                    [Photo]

                     Plastic welding torch specialty tips

                                Success Stories

Forget-Me-Not-Shop - Filling a niche and growing.

In 1981, Barbara Burmeister rented a space, spent the last of her money and opened a thrift shop specializing in recycled clothing - the best from recycling centers in Boston and NYC. "I filled up a van twice a week, which was followed by hours of laundering, seamstress work and repairs. My shop always smelled like fresh linen, which was probably part of the appeal," says Barbara. "It was a lot of work, like diving for pearls. It wasn't uncommon for me to hand check 2,000 sweaters at a time to find the ones that were in good enough condition to clean and resell -- and customers liked the `Robin Hood Factor' -- in that they were getting very well made, formerly expensive clothing for so little."

                                    [Photo]

                              Barbara Burmeister

In the 27 years since then, her Forget-Me-Not Shop in Johnson, Vermont, has grown steadily. Eventually, the Shop moved into "off-price" clothing when recycled clothing became chic in Europe and Asia. "Prices went off the charts," says Barbara. "Used Levi's jeans were fetching $60-$100 overseas while I was asking $8. In 1993 we moved completely into off-price clothing, taking advantage of the buying discounts of `just-out-of-vogue' fashion trends."

Forget-Me-Not Shop grew until space limitations of her original East Main Street location in Johnson became overly constrictive. "We needed more space, more parking and easier access," Barbara stated. "We knew only a larger facility would work, with greater parking availability."

                                    [Photo]

                  The eastern interior of Forget-Me-Not Shop

                                Success Stories

She purchased land west of Johnson in 1998, and constructed the new, much larger facility in 1999 and 2000. To make her vision a reality, she applied for and received a SBA guaranteed loan from Union Bank. With the borrowed funds and her considerable retailing and purchasing experience, the new 5,000 square foot building had it's Grand Opening in the late fall of 2000.

Barbara's proven retail mantra: "stack it deep and sell it cheap," led her to fully stock the new space with heavily discounted clothing, including a hefty mix of well-known brand names. Within two years she had doubled the sales of the original shop. By 2003, the new store was well established. "Union Bank and SBA allowed me to take the great leap forward. In particular, Union Bank worked very closely with me to get the project off the ground. Union Bank's lenders were extremely good at listening and helping me find workable solutions to a very complex financing package."

In addition, Barbara is very enthusiastic about Union Bank's Merchant Services, which she uses for her credit card processing. "If we have any issues at all, the Merchant Services Team is immediately there for me. Great service and support makes all the difference in this business."

"Barb is an astute retailer," says Peter Jones, Union Bank VP and Commercial Lender. "Her continued success comes from a thorough understanding of her customers, and the ability to anticipate their ongoing needs. We are pleased to be able to help support her ongoing success."

Today's Forget-Me-Not Shop is a clear reflection to Barbara Burmeister's hard work. The Shop is open 7 days a week from 9 a.m. to 9 p.m., and offers new clothing for men, women and teens at huge discounts -- up to 40% to 75 % off typical retail prices. "So far, I'm lucky and right more than I'm wrong, which is why I'm still in business," she emphasizes. And when it comes to banking, her response is direct: "Can you say that your bank is on your side? With Union Bank, I can."

                                    [Photo]

         The rustic Main entrance to the Shop and Barbara's Sales Team

                                Success Stories

Wheel House Designs - specialty socks for every enthusiast.

In 1989 Gail Wheel had a gift shop in Stowe village, was a rep for gift store merchandise (including socks) and at the time was also a busy mother. "I had this idea to create a black and white splotched sock -- sort of a Holstein design," says Gail. "My sock manufacturer said they were ugly and would never sell." Gail had the courage of her convictions and ordered 1,200 pairs of the Holstein hosiery. Soon they were in over 200 Ben & Jerry's shops as well as many others. They sold through promptly. Seeing an opportunity, she conceived of many other niche designs, focusing on animal and pet fans... bird motifs, dog breeds and more, including designs for the American Kennel Club.

                                    [Photo]

                                  Gail Wheel

"We are primarily a wholesale company," says Gail. "We subcontract with sales representatives in North America and Europe to promote our product to retailers. Our customers, and our retailers love the originality of our products and the quality. I use two hosiery mills for manufacturing, one in California and one in South Carolina. We're proud that Wheel House Designs can offer a fun, durable and competitive product, made in the U.S.A."

                                   [Photo]

                     Wheel House Designs trade show banner

                                Success Stories

Enjoying rapid growth is not without its challenges. Inventory management, cash flow, accounting and more all play a critical role in a company's success. "In the past three years, I have nearly reinvented the business," Gail says. "As the owner, I needed to thoroughly expand my understanding of the nuts and bolts of the financial aspect of the company. I received great assistance from the Small Business Development Center, and ultimately, from Union Bank. They listened to my needs, asked the right questions, and have been a quiet partner in Wheel House's current success."

"Wheel House has great products," says David Silverman, Senior VP and Commercial Lender. "Gail has worked extremely hard to harness the full productivity of her company and to create new efficiencies in purchasing and accounting. We are proud to be a component of her success, but she has done the hard work, and we really respect it."

                                    [Photo]

                     The stock wall at the company offices

"We are coming up on our 20th anniversary of being in business," Gail emphasizes. "We now have about 400 designs in our catalog. Much of our success is due to our great team. I love coming to work because I so enjoy the people I work with. We all come up with design ideas, loosely based on the `doggie-argyle' concept for which we're known. Our reps and even our customers also request designs. Some make it into the catalog, some don't but everything is considered."

When asked to reflect on what it takes to own and operate a business, Gail Wheel doesn't hesitate: "My advice to any new business owner is to thoroughly learn business accounting practices, and how to best organize business accounts." And, when it comes to banking, she adds, "Union Bank offers the personal side of banking -- where a person can simply go to the Bank and speak with an experienced business lender and get a local decision. The local factor makes a great difference."

                                    [Photo]

                     A small portion of the warehouse space

                                Success Stories

Hagan's Homes - forty years of helping people own their own houses.

In 1968, John and Merlene Hagan purchased Ray's Mobile Homes in Littleton, and started Hagan's Homes. Located just southeast of the Moore Reservoir Dam in Littleton, New Hampshire, the company has supplied both mobile and modular homes to a growing clientele. During the mid 1980's the Hagan's also purchased two mobile home parks, which they own and manage.

"We've seen a lot of changes in the Manufactured Homes market," states Merlene Hagan. "Modular homes have become much more desirable in the market place, and the fit, finish and expense have risen accordingly."

                                    [Photo]

                    Hagan's Homes, Littleton, New Hampshire

The Hagan's noted that many changes have also occurred in land permitting, zoning and regulations -- all of which affect the housing market. "In 2006, we were required by the State of New Hampshire to be `licensed installers' of mobile and modular homes," Merlene described. "We had to pass instructional courses in Concord (NH), purchase insurance bonding and so on and so forth. We now have two fully licensed installers, John and our son John Jr., who are required to be on the site when a home is placed. John and John Jr. were the first two individuals to be officially licensed in the entire State of New Hampshire."

Because of the complexity involved in preparing a home site for either a mobile or modular home, the Hagans prefer to handle and oversee as much of the process as possible, to ensure that their standards of quality are achieved and their expertise and experience is put to good use. "Another challenge in this business," continues Merlene, "is working with site prep contractors that may not be as experienced as we are at knowing what is required and providing the necessary set up; which is why we prefer to provide as much of the preparation as our customer will allow."

                                    [Photo]

           Alycia Vosinek, Merlene Hagan, John Hagan, Millie Nelson

                                Success Stories

"We are fortunate that Hagan's Homes is a family business," continues Merlene. "Our children Elynor, John Jr., and wife Jessica have grown up in the company and at some point, they may be interested in taking it over. We see a strong future in this business. Modular and manufactured homes represent a great value for the dollar and in a competitive real estate market, these homes will continue to be a viable option."

I've known the Hagan family for many years," states Millie Nelson, VP and Branch Manager of Union Bank's Littleton Office. "The entire family banks with us, which includes their personal and business accounts, as well as financing for both personal and business needs. It is important for me to know they are with a Bank that understands their needs and will continue to provide the service they deserve."

"The Hagans are great customers," continues Alycia Vosinek, Union Bank Commercial Lender. "It has been a privilege to get to know and work with John and Merlene Hagan over the years. They are honest, hard working, and are the kind of customer any bank would be fortunate to have. We look forward to assisting them for many years to come."

                                    [Photo]

    The awards earned by the Hagan's forty years of home sales and service,

"When it comes to banking," says Merlene, "relationship is everything. We refer new home buyers to Union Bank, because we know the Bank will serve their needs well -- just as they have served us."

                                   [Photos:]

          A full-sized model of one of many designs of modular homes

                                Success Stories

Synergy Orthopedics - Bringing efficiency and management to local healthcare.

"You have an existing practice that is successful in its mission, but due to community needs, you have outgrown your existing space and you have drastically increased your administration needs. What do you do?" asks Synergy's Jane Catten, R.N. "In our example, you reinvent how a medical practice operates."

Synergy, aptly named, is the creative outcome of recognizing the ongoing and upcoming healthcare needs of greater St. Albans, Vermont. The local orthopedic practice, begun by Doctors Robert Beattie and Bruce Forester had seen remarkable growth and needed solutions to manage it.

Jane continues: "With this community's proximity to northern Chittenden County, plus our own Franklin and Grand Isle counties, we'll see an increase in the need for orthopedic services. Add to this an aging, more active population and the result is greater stress on joints and bodies. There continues to be a growing segment of the population whose needs we want to effectively meet."

                                    [Photo]

                          Synergy's Jane Catten, R.N.

Synergy was begun in 2006. "Dr. Forester announced his intention to relocate to another part of the U.S. This challenge, along with the practice's obvious need for more space, organization and more orthopedic providers and surgeons, lead to the formation of what we now call `Synergy Administrative Services'," Jane describes. "Our company is a Limited Liability Corporation (LLC) that includes the management of the Orthopedic, Sports Medicine and Pain Management practices. The concept was to create a centrally organized facility where patients and their doctors could efficiently connect -- with a minimum of red tape. We provide Administrative Support, Physician Scheduling, Billing Services, Clinical Staff to our Doctors, and overall Practice Management. We also own our part of the building."

                                    [Photo]

                Jane Catten and Dr. Jan Gellis review an X-Ray

                                Success Stories

"We are very pleased to assist Dr. Robert Beattie and Jane Catten, R.N., with their innovative approach to musculoskeletal health care in Franklin County," confirms Mike Curtis, Union Bank VP and Commercial Lender. "The formation of the Synergy Orthopaedics, Sports Medicine and Pain Management Center brings together multiple medical specialties in one location -- and provides a holistic approach to orthopedic medicine. The entire concept would not be possible without the process-focused management experience that `Synergy Administrative' provides. At Union Bank, we feel our own approach in providing commercial services meshes well with Synergy's innovation. The result has helped create a better health care experience in greater Franklin County."

                                    [Photo]

   Dr. Steven Landfish in one of the corridors leading to examination rooms


"Union Bank was instrumental in guiding me toward creative and comprehensive financing options," Jane states. "The resources the Bank brought to the table were considerable, and the entire lending process was extremely professional... I was never left hanging, and I knew the Bank was looking out for my long term interests. For me to be able to call Union Bank and personally receive the attention I required is priceless. The unbelievable turnaround time, the local connections; all of this is local banking at its very best."

                                    [Photo]

                       The exterior of the Synergy suite

                                Success Stories

Jasper Hill Farm - part of the answer to saving the family farm is cheese.

Think of Jasper Hill Farm in Greensboro, Vermont, as part of a movement toward high-end, value-added local food production; then add distribution to some of the finest restaurants and retail shops and you begin to see a glimpse of the future as seen by Mateo and Andy Kehler.

The Cellars at Jasper Hill is a state of the art, 22,000 square foot cheese aging facility. It's a project touted as the nation's first structure exclusively dedicated to the ripening of natural-rind cheeses and a place designed to make it easier for small-time cheesemakers to produce and sell their own cheeses. "Cheesemakers will be able to process milk at their own farms, capture the processor's margin and then ship their green cheese to the Cellars at Jasper Hill for ripening. And when the cheese is ready, we'll also handle the sales and marketing," says Andy. "Cheesemakers pay Jasper Hill by the pound for two to six months of aging. They won't have to hire extra employees or pay for refrigeration and storage space or distribution on their own."

                                    [Photo]

         Federico Vicconi, Andy Kehler and Mateo Kehler in one of the
                     smaller cheese cellars at Jasper Hill

"From the beginning," says Mateo, "we knew we couldn't rely on owning and running a farm that sold fluid milk as a commodity. Our early successes have shown that the simplest way of making a 40-60 cow dairy farm economically viable is to directly create value-added products. Producing artisan cheese products is part of the answer to our larger scale goals: to preserve -- and in some cases restore -- the landscape and soils of Vermont. As well as our own cheeses, The Cellars at Jasper Hill can provide the infrastructure to assist other small farms in their own economic success. Those farms can be part of the long-term success of family operated agriculture in Vermont."

With seven huge arched vaults, and 12,000 square feet underground, the Cellars at Jasper Hill are staggering in their size. The facility provides five different climate-controlled environments suitable for aging a variety of cheeses, from clothbound cheddars to bloomy rind cheeses, as well as blues, alpines and washed rind cheeses.

                                    [Photo]

         Mateo and Andy Kehler in one of the three large cheese cellars

                                Success Stories

"The Cellars will be able to age nearly any type of cheese a local producer could dream up," says Mateo, who (along with architects) created the design after traveling in France and applying the ideas he liked best. "We anticipate having the facility age between 50 and 60 different types of cheeses from 30 to 40 producers."

The entire Jasper Hill Farm operation, including the Cellars, employs 11 full time, with plans for 20 more individuals over the next 24 months. Though the facility isn't fully completed, Cabot's Clothbound Cheddar, a collaboration between Vermont's Cabot Creamery and Jasper Hill, has been housed there since December and won "Best of Show" at the 2006 American Cheese Society competition.

In addition to Jasper Hill's own employees, a small army of contractors has been employed in the construction of the massive facility.

"We have had architects, concrete engineers, electricians, a plumber, excavation crews, refrigeration experts, roofing, steel and carpentry contractors, glazing contractors, waterproof coatings experts, the Army Corps of Engineers, welders, machinists and very soon, landscapers, and information tech folks on the project. The construction alone has made a substantial economic impact," states Mateo.

"Andy and I have a long family history and deep roots in Greensboro," he continues. "We're enthusiastic about staying true to local land use, which is agricultural. Our goal at Jasper Hill is to be the antithesis of a large commodity producer and to find ways to profit - and ways for other small farms to succeed as well. We approached several banks but it became quickly apparent that the disconnect between their lenders and their board of directors was an issue. In comparison, Union Bank has a genuine local focus, and we were able to meet with their lenders on site and at the bank to accurately describe the vision we had for the project. The local decision making along with the expertise to develop and secure a complex and creative financing package was absolutely critical. I can fairly state that the Jasper Hill project would not have happened without the relationship between us and Union Bank."

                                   [Photos:]

                    Happy Ayrshire cows at Jasper Hill Farm,
                        fluid milk processing equipment,
                  racks of Jasper Hill "Constant Bliss" cheese,
             the main access corridor to the Cellars at Jasper Hill

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

The Disclosure Control Committee assists us in ensuring that all public disclosures made by us are accurate and complete, and fairly present the Company's financial condition and results of operations. The members of the committee consist of select members of management and the financial expert from the Audit Committee. Representatives from the Company's external independent auditors and legal counsel normally participate. The Disclosure Control Committee reviews each annual and quarterly Exchange Act report prior to the Company filing them with the SEC to assess the quality of the disclosures made in the report, including but not limited to whether the report is accurate and complete in all material respects.

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

The Board of Directors is responsible for reviewing and approving the financial information contained in the Annual Report, including the MD&A, and overseeing management's responsibilities for the presentation and preparation of financial information, maintenance of appropriate internal controls, management and control of major risk areas and assessment of significant and related party transactions. The Board delegates these responsibilities to its Audit Committee, comprised solely of non-management, independent directors. The Audit Committee meets periodically with management, internal auditors and the independent public accountants and reviews all periodic filings and press releases prior to filing with the SEC.

The Company's Independent Auditors and the Company's Internal Auditors have direct full and free access to the Board of Directors and its committees to discuss audit, financial reporting and related matters with or without management present.


/s/ Marsha A. Mongeon                       /s/ Kenneth D. Gibbons
----------------------------------          ---------------------------------
Marsha A. Mongeon                           Kenneth D. Gibbons
Chief Financial Officer                     Chief Executive Officer

Report of Independent Registered Public Accounting Firm


To the Board of Directors and Stockholders of Union Bankshares, Inc.

We have audited the accompanying consolidated balance sheets of Union Bankshares, Inc. and subsidiary (the "Company") as of December 31, 2007 and 2006, and the related consolidated statements of income, changes in stockholders' equity, and cash flows for each of the years in the two-year period ended December 31, 2007. The Company's management is responsible for these financial statements. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Union Bankshares, Inc. and subsidiary as of December 31, 2007 and 2006, and the results of their operations and their cash flows for each of the years in the two-year period ended December 31, 2007, in conformity with accounting principles generally accepted in the United States of America.

                                       /s/ UHY LLP

Albany, New York
March 31, 2008
VT Reg. No. 092-0000-648

Union Bankshares, Inc. and Subsidiary
Consolidated Balance Sheets

December 31, 2007 and 2006

                                                                                    2007             2006
                                                                                -----------------------------
ASSETS
Cash and due from banks                                                         $ 12,814,693     $ 11,694,471
Federal funds sold and overnight deposits                                            613,916        9,262,770
                                                                                -----------------------------
      Cash and cash equivalents                                                   13,428,609       20,957,241

Interest bearing deposits in banks                                                11,867,532        5,416,961
Investment securities available-for-sale                                          33,821,908       23,682,636
Loans held for sale                                                                7,711,330        3,750,186

Loans                                                                            310,594,060      313,821,920
Allowance for loan losses                                                         (3,377,857)      (3,337,768)
Unearned net loan fees                                                              (111,560)        (120,139)
                                                                                -----------------------------
      Net loans                                                                  307,104,643      310,364,013

Accrued interest receivable                                                        2,077,067        2,000,719
Premises and equipment, net                                                        6,462,191        6,079,715
Other assets                                                                      10,887,422        8,897,732
                                                                                -----------------------------
      Total assets                                                              $393,360,702     $381,149,203
                                                                                =============================

LIABILITIES AND STOCKHOLDERS' EQUITY
LIABILITIES
  Deposits
    Noninterest bearing                                                         $ 56,155,206     $ 54,875,163
    Interest bearing                                                             267,805,778      264,946,884
                                                                                -----------------------------
      Total deposits                                                             323,960,984      319,822,047
Borrowed funds                                                                    20,327,671       14,596,130
Liability for pension benefits                                                     1,251,484        1,317,352
Accrued interest and other liabilities                                             5,746,525        3,490,477
                                                                                -----------------------------
      Total liabilities                                                          351,286,664      339,226,006
                                                                                -----------------------------
COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY
  Common stock, $2.00 par value; 7,500,000 and 5,000,000 shares authorized;
   and 4,921,786 and 4,918,611 shares issued; at December 31, 2007 and
   2006, respectively                                                              9,843,572        9,837,222
  Paid-in capital                                                                    202,401          150,146
  Retained earnings                                                               35,791,516       35,202,735
  Treasury stock at cost; 418,817 and 386,634 shares; at
   December 31, 2007 and 2006, respectively                                       (2,939,429)      (2,264,181)
  Accumulated other comprehensive loss                                              (824,022)      (1,002,725)
                                                                                -----------------------------
      Total stockholders' equity                                                  42,074,038       41,923,197
                                                                                -----------------------------
      Total liabilities and stockholders' equity                                $393,360,702     $381,149,203
                                                                                =============================

See accompanying notes to consolidated financial statements.

Union Bankshares, Inc. and Subsidiary
Consolidated Statements of Income

Years Ended December 31, 2007 and 2006

                                                                        2007            2006
                                                                    ---------------------------
Interest income
  Interest and fees on loans                                        $24,009,767     $23,459,344
  Interest on debt securities:
    Taxable                                                           1,097,900         941,219
    Tax exempt                                                          238,052         191,484
  Dividends                                                             106,828         122,806
  Interest on federal funds sold and overnight deposits                 356,938         213,662
  Interest on interest bearing deposits in banks                        463,459         268,665
                                                                    ---------------------------
      Total interest income                                          26,272,944      25,197,180
                                                                    ---------------------------
Interest expense
  Interest on deposits                                                7,466,236       5,906,623
  Interest on borrowed funds                                            761,421         914,640
                                                                    ---------------------------
      Total interest expense                                          8,227,657       6,821,263
                                                                    ---------------------------
      Net interest income                                            18,045,287      18,375,917
Provision for loan losses                                               265,000         180,000
                                                                    ---------------------------
      Net interest income after provision for loan losses            17,780,287      18,195,917
                                                                    ---------------------------

Noninterest income
  Trust income                                                          358,578         304,444
  Service fees                                                        3,426,526       3,108,720
  Net gains on sales of investment securities available-for-sale        122,503         134,558
  Net gains on sales of loans held for sale                             138,205         288,138
  Net gains on sales of other real estate owned                          45,796               -
  Other income                                                          203,334         221,953
                                                                    ---------------------------
      Total noninterest income                                        4,294,942       4,057,813
                                                                    ---------------------------
Noninterest expenses
  Salaries and wages                                                  6,211,348       6,011,727
  Pension and employee benefits                                       2,315,915       2,344,464
  Occupancy expense, net                                                837,956         802,192
  Equipment expense                                                   1,094,068       1,038,246
  Vermont franchise tax                                                 358,791         278,539
  Equity in losses of limited partnerships                              265,056         297,209
  Other expenses                                                      3,372,036       3,041,714
                                                                    ---------------------------
      Total noninterest expense                                      14,455,170      13,814,091
                                                                    ---------------------------
Income before provision for income taxes                              7,620,059       8,439,639
Provision for income taxes                                            1,964,912       2,184,364
                                                                    ---------------------------
      Net income                                                    $ 5,655,147     $ 6,255,275
                                                                    ===========================
Earnings per common share                                           $      1.25     $      1.38

Dividends per common share                                          $      1.12     $      1.06

See accompanying notes to consolidated financial statements.

Union Bankshares, Inc. and Subsidiary
Consolidated Statements of Changes in Stockholders' Equity

Years Ended December 31, 2007 and 2006

                                             Common Stock                                              Accumulated
                                       -----------------------                                            other          Total
                                       Shares, net               Paid-in     Retained     Treasury    comprehensive  stockholders'
                                       of treasury    Amount     capital     earnings      stock           loss          equity
                                       -------------------------------------------------------------------------------------------
Balances, December 31, 2005             4,542,663   $9,837,222  $139,861   $33,760,610  $(2,036,931)   $   (97,951)   $41,602,811
                                                                                                                      -----------
Comprehensive income:
  Net income                                   --           --        --     6,255,275           --             --      6,255,275
    Change in net unrealized gain
     (loss) on investment securities
     available-for-sale, net of
     reclassification adjustment
     and tax effects                           --           --        --            --           --        (55,821)       (55,821)
                                                                                                                      -----------
  Total comprehensive income                                                                                            6,199,454
                                                                                                                      -----------
Adjustment to initially apply
 SFAS No. 158, net of tax effect
 (see Note 14)                                 --           --        --            --           --       (848,953)      (848,953)
Cash dividends declared                        --           --        --    (4,813,150)          --             --     (4,813,150)
Issuance of stock options                      --           --    10,285            --           --             --         10,285
Purchase of treasury stock                (10,686)          --        --            --     (227,250)            --       (227,250)
                                        -----------------------------------------------------------------------------------------
Balances, December 31, 2006             4,531,977    9,837,222   150,146    35,202,735   (2,264,181)    (1,002,725)    41,923,197
                                                                                                                      -----------

Comprehensive income:
  Net income                                   --           --        --     5,655,147           --             --      5,655,147
  Other comprehensive income
   net of tax:
    Change in net unrealized
     gain (loss) on investment
     securities available-for-sale,
     net of reclassification
     adjustment and tax effects                --           --        --            --           --        153,361        153,361
    Change in net unrealized gain
     (loss) on unfunded defined
     benefit plan liability, net of
     reclassification adjustment
     and tax effects                           --           --        --            --           --         25,342         25,342
                                                                                                                      -----------
      Total other comprehensive
       income                                                                                                             178,703
                                                                                                                      -----------
Total comprehensive income                                                                                              5,833,850
                                                                                                                      -----------
Cash dividends declared                        --           --        --    (5,066,366)          --             --     (5,066,366)
Issuance of stock options                      --           --     8,853            --           --             --          8,853
Exercise of stock options                   3,175        6,350    43,402            --           --             --         49,752
Purchase of treasury stock                (32,183)          --        --            --    (675,248)             --       (675,248)
                                        -----------------------------------------------------------------------------------------
Balances, December 31, 2007             4,502,969   $9,843,572  $202,401   $35,791,516  $(2,939,429)   $  (824,022)   $42,074,038
                                        =========================================================================================

See accompanying notes to consolidated financial statements.

Union Bankshares, Inc. and Subsidiary
Consolidated Statements of Cash Flows

Years Ended December 31, 2007 and 2006

                                                                                   2007             2006
                                                                               -----------------------------
CASH FLOWS FROM OPERATING ACTIVITIES
  Net income                                                                   $  5,655,147     $  6,255,275
  Adjustments to reconcile net income to net cash
   provided by operating activities:
    Depreciation                                                                    757,315          781,717
    Provision for loan losses                                                       265,000          180,000
    Credit for deferred income taxes                                                (55,648)         (21,433)
    Net amortization of investment securities available-for-sale                     15,625           59,665
    Equity in losses of limited partnerships                                        265,056          297,209
    Issuance of stock options                                                         8,853           10,285
    Net gains on sales of investment securities available-for-sale                 (122,503)        (134,558)
    Net gains on sales of loans held for sale                                      (138,205)        (288,138)
    Net losses (gains) on disposals of premises and equipment                         5,810          (12,475)
    Net gains on sales of other real estate owned                                   (45,796)              --
    Write-down of other real estate owned                                           157,500               --
    Decrease in unamortized loan fees                                                (8,579)         (32,199)
    Proceeds from sales of loans held for sale                                   15,599,487       18,047,445
    Origination of loans held for sale                                          (19,422,426)     (14,963,474)
    Increase in accrued interest receivable                                         (76,348)         (28,795)
    Increase in other assets                                                       (935,701)        (427,661)
    Increase (decrease) in income taxes                                             140,559          (79,203)
    Increase in accrued interest payable                                            241,229          417,747
    Increase (decrease) in other liabilities                                        593,023          (57,038)
                                                                               -----------------------------
      Net cash provided by operating activities                                   2,899,398       10,004,369
                                                                               -----------------------------
CASH FLOWS FROM INVESTING ACTIVITIES
  Interest bearing deposits in banks
    Maturities and redemptions                                                    4,045,000        3,971,874
    Purchases                                                                   (10,495,571)        (791,000)
  Investment securities available-for-sale
    Sales                                                                           710,818        7,823,788
    Maturities, calls and pay downs                                               4,017,187        3,848,588
    Purchases                                                                   (14,528,032)      (2,949,349)
  Net redemption (purchase) of Federal Home Loan Bank stock                          70,800         (226,400)
  Net decrease (increase) in loans                                                2,599,452      (13,642,749)
  Recoveries of loans charged off                                                    42,836          170,454
  Purchase of premises and equipment                                             (1,167,996)        (965,809)
  Investments in limited partnerships                                              (361,363)        (347,454)
  Proceeds from sales of premises and equipment                                      22,395           15,276
  Proceeds from sales of other real estate owned                                    397,055               --
  Proceeds from sales of repossessed property                                        40,773           14,815
                                                                               -----------------------------
      Net cash used in investing activities                                     (14,606,646)      (3,077,966)
                                                                               -----------------------------

Union Bankshares, Inc. and Subsidiary
Consolidated Statements of Cash Flows (continued)

Years Ended December 31, 2007 and 2006 (continued)

                                                                                   2007             2006
                                                                               -----------------------------
CASH FLOWS FROM FINANCING ACTIVITIES
  Net increase (decrease) in borrowings outstanding                            $  5,731,541     $ (1,660,144)
  Proceeds from exercise of stock options                                            49,752               --
  Net increase in noninterest bearing deposits                                    1,280,043        2,258,251
  Net increase in interest bearing deposits                                       2,858,894        4,264,702
  Purchase of treasury stock                                                       (675,248)        (227,250)
  Dividends paid                                                                 (5,066,366)      (4,813,150)
                                                                               -----------------------------
      Net cash provided by (used in) financing activities                         4,178,616         (177,591)
                                                                               -----------------------------
      (Decrease) increase in cash and cash equivalents                           (7,528,632)       6,748,812
Cash and cash equivalents:
  Beginning                                                                      20,957,241       14,208,429
                                                                               -----------------------------
  Ending                                                                       $ 13,428,609     $ 20,957,241
                                                                               =============================
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
  Interest paid                                                                $  7,986,428     $  6,403,516
                                                                               =============================
  Income taxes paid                                                            $  1,880,000     $  2,285,000
                                                                               =============================
SUPPLEMENTAL SCHEDULE OF NONCASH INVESTING & FINANCING ACTIVITIES
  Other real estate acquired in settlement of loans                            $    547,455     $    399,254
                                                                               =============================
  Repossessed property acquired in settlement of loans                         $     77,573     $     14,564
                                                                               =============================
  Loans originated to finance the sale of other real estate owned              $    115,000     $         --
                                                                               =============================
  Investment in limited partnerships acquired by capital
   contributions payable                                                       $  1,610,129     $         --
                                                                               =============================
  Change in unrealized losses on investment securities available-for-sale      $    232,365     $    (84,578)
                                                                               =============================
  Change in unrealized  loss on unfunded  defined pension benefit
   plan liability                                                              $     38,397     $         --
                                                                               =============================
  Unrealized loss on defined benefit pension plan, adjustment to
   initially apply SFAS No. 158, (See Note 14)                                 $         --     $  1,286,293
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

Periods presented

The Company meets the qualification requirements under Securities and Exchange Commission rules for smaller reporting companies, and pursuant to such rules, has elected to present audited statements of income, cash flows and changes in stockholders' equity for each of the preceding two, rather than three, fiscal years.

Nature of operations

The Company provides a variety of financial services to individuals, municipalities, commercial and nonprofit customers through its branches, ATMs, telebanking, and internet banking systems in northern Vermont and New Hampshire and its loan production office in St. Albans, Vermont. This market area encompasses primarily retail consumers, small businesses, municipalities, agricultural producers, and the tourism industry. The Company's primary deposit products are checking, savings, money market accounts, and certificates of deposit and its primary lending products are commercial, real estate, municipal, and consumer loans.

Concentration of risk

The Company's operations are affected by various risk factors, including interest rate risk, credit risk, and risk from geographic concentration of lending activities. Management attempts to manage interest rate risk through various asset/liability management techniques designed to match maturities/repricing of assets and liabilities. Loan policies and administration are designed to provide assurance that loans will only be granted to credit-worthy borrowers, although credit losses are expected to occur because of subjective factors and factors beyond the control of the Company. Although the Company has a diversified loan portfolio, local economic conditions are relatively stable and a substantial portion of the Company's loans are secured by real estate and/or are Small Business Administration ("SBA") guaranteed, most of its lending activities are conducted within the northern Vermont and New Hampshire market area where it is located. As a result, the Company and its borrowers may be especially vulnerable to the consequences of changes in the local economy and real estate market conditions. Notes 5 and 6 discuss the types of lending which the Company engages in.

Use of estimates

The preparation of consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could materially differ from those estimates. Material estimates that are particularly susceptible to significant change relate to the determination of the allowance for losses on loans, the valuation of real estate acquired in connection with foreclosures or in satisfaction of loans, deferred tax assets, judgments regarding valuation and impairment of assets, and pension plan accounting. These estimates involve a significant degree of complexity and subjectivity and the amount of the change that is reasonably possible, should any of these estimates prove inaccurate, cannot be estimated.

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

Accretion of discounts and amortization of premiums arising at acquisition are included in income using the effective interest method over the life of the securities. Unrealized gains and losses are excluded from earnings and reported in Accumulated other comprehensive income, net of tax and reclassification adjustment, as a separate component of stockholders' equity. The specific identification method is used to determine realized gains and losses.

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

Union Bankshares, Inc. and Subsidiary
Notes to Consolidated Financial Statements (continued)

Note 1. Significant Accounting Policies (Continued)

The allowance for loan losses is maintained at a level which, by management's best estimate, is adequate to absorb probable credit losses inherent in the loan portfolio. The amount of the allowance is based on management's periodic evaluation of the collectibility of the loan portfolio, including the nature of the portfolio, credit concentrations, trends in historical loss experience, specific impaired loans, and economic conditions. While management uses available information to recognize losses on loans, future additions to the allowance for loan losses may be necessary based on changes in economic conditions. The ultimate collectibility of a substantial portion of the Company's loan portfolio is dependent upon general economic and real estate market conditions in northern Vermont and northern New Hampshire. In addition, various regulatory agencies, as an integral part of their examination process, regularly review the Company's allowance for loan losses. Such agencies may require the Company to recognize additions to the allowance for loan losses based on their judgments about information available to them at the time of their examination, which may not be currently available to management.

Allowances for impaired loans are generally determined based on collateral values or the present value of estimated cash flows. This evaluation is inherently subjective as it requires estimates that are susceptible to significant revision as more information becomes available or as economic conditions change.

Other real estate owned

Real estate properties acquired through or in lieu of loan foreclosure are to be sold and are initially recorded at the lesser of the recorded loan or estimated fair value at the date of acquisition establishing a new carrying basis. Thereafter, valuations are periodically performed by management, and the real estate is carried at the lower of carrying amount or fair value, less cost to sell in Other assets. Revenue and expenses from operations and changes in valuation are included in Other income and expenses.

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

Federal Home Loan Bank stock

As a member of the Federal Home Loan Bank ("FHLB") of Boston, Union is required to invest in Class B common stock of the FHLB of Boston. The Class B common stock has a five year notice requirement for redemption and there is no guarantee of future redemption. Also, there is the possibility of future capital calls by the FHLB of Boston on member banks to ensure compliance with its capital plan. FHLB of Boston stock is reported in Other assets at its par value of $1,396,100 and $1,466,500 at December 31, 2007 and 2006, respectively. The stock is nonmarketable, and if redeemed, Union would receive from the FHLB of Boston an amount equal to the par value of the stock.

Company-owned life insurance

Company-owned life insurance ("COLI") represents life insurance on the lives of certain directors or employees who have provided positive consent allowing the Company to be the beneficiary of such policies. The Company utilizes COLI as tax-efficient financing for the benefit obligations to its employees and directors, including obligations under one of the Company's nonqualified deferred compensation plans. See Note 14. Since the Company is the primary beneficiary of the insurance policies, increases in the cash value of the policies, as well as insurance proceeds received, are recorded in Other noninterest income, and are not subject to income taxes. COLI is recorded at the cash value of the policies, less any applicable cash surrender charges of which there are currently none. The COLI is reflected as an Other asset in the accompanying consolidated balance sheets. The Company reviews the financial strength of the insurance carriers prior to the purchase of COLI to ensure minimum credit ratings of at least investment grade. The financial strength of the carriers is reviewed annually and COLI with any individual carrier is limited to 10% of capital plus reserves.

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

Pension plans

Union maintains a noncontributory defined benefit pension plan covering all eligible employees who meet certain service requirements. The costs of this plan, based on actuarial computations of current and estimated future benefits for employees, are charged to pension and other employee benefits as a current operating expense. The Company adopted the Financial Accounting Board's (FASB) Statement of Financial Accounting Standard (SFAS) No. 158, "Employers Accounting for Defined Benefit Pension and other Post retirement Plans-an Amendment of SFAS Statements No. 87, 88, 106 and 132R" in 2006. The Statement requires the Company to recognize the funded status of the Defined Benefit Pension Plan, which is the difference between the fair value of the plan assets and the projected benefit obligation as of the period end. The Company recognized the under funded status of its pension plan as a liability in the consolidated Balance Sheets as of December 31, 2007 and 2006. See Note 14.

Union also has a contributory 401(k) pension plan covering all employees who meet certain service requirements. The plan is voluntary, and Union, through the discretionary matching component of the plan, contributed fifty cents for every dollar contributed by participants, up to six percent of each participant's salary in 2007 and 2006.

Advertising costs

The Company expenses advertising costs as incurred.

Earnings per common share

Earnings per common share are computed based on the weighted average number of shares of common stock outstanding during the period, retroactively adjusted for stock splits and stock dividends and reduced for shares held in treasury. The weighted average shares outstanding were 4,521,380 and 4,539,641 for the years ended December 31, 2007 and 2006, respectively.

Income taxes

The Company prepares its Federal income tax return on a consolidated basis. Federal income taxes are allocated to members of the consolidated group based on taxable income. The Company recognizes income taxes under the asset and liability method. This involves estimating the Company's actual current tax exposure as well as assessing temporary differences resulting from differing treatment of items, such as timing of the deduction of expenses, for tax and GAAP purposes. These differences result in deferred tax assets and liabilities, which are included in the Company's consolidated balance sheets as Other assets. The Company must also assess the likelihood that any deferred tax assets will be recovered from future taxable income and to the extent that recovery is not likely, a valuation allowance must be established. Significant management judgment is required in determining income tax expense, and deferred tax assets and liabilities. Low income housing tax credits are recognized as a reduction of the Provisions for income taxes in the year they are earned.

Off-balance-sheet financial instruments

In the ordinary course of business, the Company is a party to off-balance-sheet financial instruments consisting of commitments to originate credit, unused lines of credit, commitments under credit card arrangements, commitments to purchase investment securities, commitments to invest in low income housing partnerships, commercial letters of credit and standby letters of credit. Such financial instruments are recorded in the financial statements when they become fixed and certain.

Comprehensive income (loss)

Accounting principles generally require that recognized revenue, expenses, gains, and losses be included in net income. Although certain changes in assets and liabilities, such as unrealized gains and losses on investment securities available-for-sale and the unfunded liability for the defined benefit pension plan, are not included in net income, the cumulative effect of such items, net of tax effect, is reported as a separate component of the equity section of the balance sheet as Accumulated other comprehensive income (loss). Such items, along with net income, are components of comprehensive income.

Union Bankshares, Inc. and Subsidiary
Notes to Consolidated Financial Statements (continued)

Note 1. Significant Accounting Policies (Continued)

The following is a summary of changes in other comprehensive income (loss) for the years ended December 31:

                                                                                     2007           2006
                                                                                  -------------------------
Investment securities available-for-sale:
Change in net unrealized gain on investment securities available-
 for-sale, net of tax of $120,655 and $16,993                                     $ 234,213     $    32,987
Reclassification adjustment for net gains on investment securities available-
 for-sale realized in net income, net of tax of $(41,651) and $(45,750)             (80,852)        (88,808)
                                                                                  -------------------------
                                                                                    153,361         (55,821)
                                                                                  -------------------------
Defined benefit pension plan:
  Change in net unrealized actuarial gain, net of tax of $4,016                       7,796               -
  Reclassification adjustment for amortization of net actuarial loss, realized
   in net income, net of tax of $6,945                                               13,482               -
  Reclassification adjustment for amortization of prior service cost, realized
   in net income, net of tax of $2,094                                                4,064               -
                                                                                  -------------------------
                                                                                     25,342               -
                                                                                  -------------------------
                                                                                  $ 178,703     $   (55,821)
                                                                                  =========================

The components of accumulated other comprehensive loss, net of tax at December 31, are:

                                                       2007           2006
                                                    -------------------------
Net unrealized loss on investment securities
 available-for-sale                                 $    (410)    $  (153,772)
Defined benefit pension plan:
  Net unrealized actuarial loss                      (800,770)       (822,047)
  Net unrealized prior service cost                   (22,842)        (26,906)
                                                    -------------------------
    Total                                           $(824,022)    $(1,002,725)
                                                    =========================
Transfers of financial assets

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

Stock option plan

In December 2005 the Company adopted the FASB's SFAS No. 123R "Share Based Payment", using the modified prospective application. Under SFAS No. 123R, the Company must recognize as compensation expense the grant date fair value of stock-based awards over the vesting period of the awards. Under the modified prospective application, SFAS No. 123R applies to new awards and to awards modified, repurchased or cancelled after the adoption date.

Recent accounting pronouncements

In December 2007, the FASB issued SFAS No. 160, "Noncontrolling Interests in Consolidated Financial Statements - an amendment of Accounting Research Bulletin No.51". The objective of this Statement is to improve the relevance, comparability, and transparency of the financial information that a reporting entity provides in its consolidated financial statements by establishing accounting and reporting standards that require specific financial statement disclosure, consistent accounting treatment for changes in a parent's ownership interest and fair value measurement on the deconsolidation of a subsidiary. The Statement applies to all entities that prepare consolidated financial statements but will affect only those entities that have an outstanding noncontrolling interest in one or more subsidiaries or that deconsolidate a subsidiary. The Statement is effective for fiscal years and interim periods within those fiscal years, beginning on or after December 15, 2008. Earlier adoption is prohibited. The Company has no noncontrolling interests in a subsidiary and therefore does not expect there to be any impact on the consolidated financial statements.

In December 2007, the FASB issued Statement No. 141R, (revised) "Business Combinations" which replaces Statement No. 141. The objective of this Statement is to improve the relevance, representational faithfulness, and comparability of the information that a reporting entity provides in its financial reports about a business combination and its effects. To accomplish that, this Statement establishes principles and requirements for how the acquirer; (1) recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed, and any noncontrolling interest in the acquiree, (2) recognizes and measures the goodwill acquired in the business combination or a gain from a bargain purchase, and (3) determines what information to disclose to enable users of the financial statements to evaluate the nature and financial effects of the business combination. The Statement shall be applied prospectively to business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008. Earlier application is prohibited. This Statement will affect the Company for any acquisitions after December 31, 2008.

Union Bankshares, Inc. and Subsidiary
Notes to Consolidated Financial Statements (continued)

Note 1. Significant Accounting Policies (Continued)

In December 2007, the Securities and Exchange Commission (SEC) issued SEC Staff Accounting Bulletin (SAB) No.110 - "Share-based Payment - Certain Assumptions Used In Valuation Methods. - Expected Term". SAB No. 110 addresses the statement in SAB No. 107 - Topic 14. Share-based Payment that the staff would accept a "simplified" method of determining the expected life of "plain vanilla" options. SAB No. 107 also indicated that the use of this "simplified" method would only be accepted through December 31, 2007. SAB 110 extends the use of the "simplified" method beyond December 31, 2007 under certain circumstances. The Company does not use the "simplified" method for determining the expected life of stock options. SAB No. 110 was adopted for the Company's 2007 financial statements and there was no impact on the consolidated financial statements.

In November 2007, the SEC issued SAB No. 109, "Written Loan Commitments Recorded at Fair Value Through Earnings". SAB No 109 supersedes SAB 105, "Application of Accounting Principles to Loan Commitments," and indicates that the expected net future cash flows related to the associated servicing of the loan should be included in the measurement of all written loan commitments that are accounted for at fair value through earnings under SFAS No. 159's fair-value election or for written mortgage loan commitments for loans that will be held-for-sale when funded that are marked-to-market as derivatives under SFAS No. 133 (derivative loan commitments). The guidance in SAB No. 109 is applied on a prospective basis to derivative loan commitments issued or modified in fiscal quarters beginning after December 15, 2007. SAB No. 109 is not expected to have a material impact on the Company's consolidated financial statements.

In February 2007, the FASB issued SFAS No. 159, "The Fair Value Option for Financial Assets and Financial Liabilities". This Statement permits entities to choose to measure many financial instruments and certain other items at fair value that are not currently required to be measured at fair value. The objective is to improve financial reporting by providing entities with the opportunity to mitigate volatility in reported earnings caused by measuring related assets and liabilities differently without having to apply complex hedge accounting provisions. This Statement also establishes presentation and disclosure requirements designed to facilitate comparisons between entities that choose different measurement attributes for similar types of assets and liabilities. This Statement does not affect any existing accounting literature that requires certain assets and liabilities to be carried at fair value. This Statement does not establish requirements for recognizing and measuring dividend income, interest income, or interest expense. This Statement does not eliminate disclosure requirements included in other accounting standards, including requirements for disclosures about fair value measurements included in SFAS Statements No. 157, "Fair Value Measurements", and No. 107, "Disclosures about Fair Value of Financial Instruments". This Statement is effective prospectively for financial statements issued for fiscal years beginning after November 15, 2007. The Company has chosen not to exercise the fair value option for financial assets and liabilities and therefore, there is no impact of this new standard on the Company's consolidated financial statements.

In September 2006, the FASB issued SFAS No. 157, "Fair Value Measurements". This statement defines fair value, establishes a framework for measuring fair value in GAAP, and expands disclosures about fair value measurements. This Statement applies under other accounting pronouncements that require or permit fair value measurements. Accordingly, this Statement does not require any new fair value measurements. However, for some entities, the application of this Statement will change current practice. This Statement is effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years. The Company is currently evaluating the impact of this new standard to determine its effects on the Company's consolidated financial statements but does not expect that such impact will be material.

In March 2006, the FASB issued SFAS No. 156, "Accounting for Servicing of Financial Assets", an amendment of SFAS No. 140, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities", with respect to the accounting for separately recognized servicing assets and servicing liabilities. The Statement requires an entity to recognize a servicing asset or servicing liability each time it undertakes an obligation to service a financial asset by entering into a servicing contract in certain situations. It requires all separately recognized servicing assets and liabilities to be initially measured at fair value, if practicable. It permits an entity to choose either the amortization method or the fair value measurement method for each class of separately recognized servicing assets and liabilities and requires additional disclosures in the financial statements under the fair value measurement method. The Company adopted SFAS No. 156 effective January 1, 2007 and will continue with the amortization method of accounting for servicing rights, which has no impact on the Company's financial position or results of operations.

Reclassifications

Certain amounts in the 2006 financial statements have been reclassified to conform to the current year presentation.

Union Bankshares, Inc. and Subsidiary
Notes to Consolidated Financial Statements (continued)

Note 2. Restrictions on Cash and Due From Banks

The Company is required to maintain vault cash or noninterest bearing reserve balances with Federal Reserve Bank of Boston. Total reserve balance required at December 31, 2007 and 2006 was $387,000 and $2,301,000, respectively, which were both satisfied by vault cash.

The nature of the Company's business requires that it maintain amounts due from banks which, at times, may exceed federally insured limits. The balance in these accounts at December 31, was as follows:

                                                 2007            2006
                                              --------------------------

        Noninterest bearing accounts          $1,392,986      $1,399,389
        Federal Reserve Bank of Boston         8,203,624       7,157,918
        Federal funds sold                       588,243       9,213,881
        Federal Home Loan Bank of Boston          25,673          48,889

No losses have been experienced in these accounts. The Company was required to maintain contracted clearing balances of $1,000,000 at both December 31, 2007 and 2006, which are included in the Federal Reserve Bank balances above.

Note 3. Interest Bearing Deposits in Banks

Interest bearing deposits in banks consist of certificates of deposit purchased from various financial institutions. Deposits at each institution are maintained at or below the FDIC insurable limits of $100,000. Certificates are held with rates ranging from 2.85% to 6.00% and mature at various dates through 2017, with $6,750,452 scheduled to mature in 2008.

Note 4. Investment Securities

Investment securities available-for-sale consists of the following:

                                                                Gross         Gross
                                              Amortized      Unrealized    Unrealized        Fair
                                                 Cost           Gains        Losses         Value
                                             -------------------------------------------------------
December 31, 2007:
  Debt securities:
    U.S. Government-sponsored enterprises    $ 3,499,308      $ 26,603      $      --    $ 3,525,911
    Mortgage-backed                           10,234,282        40,318        (85,817)    10,188,783
    State and political subdivisions           8,180,771        35,959        (17,061)     8,199,669
    Corporate                                 11,841,615       101,216       (131,336)    11,811,495
                                             -------------------------------------------------------
      Total debt securities                   33,755,976       204,096       (234,214)    33,725,858
    Marketable equity securities                  47,100        29,518            (22)        76,596
    Mutual funds                                  19,454            --             --         19,454
                                             -------------------------------------------------------
      Total                                  $33,822,530      $233,614      $(234,236)   $33,821,908
                                             =======================================================

                                                                Gross         Gross
                                              Amortized      Unrealized    Unrealized        Fair
                                                 Cost           Gains        Losses         Value
                                             -------------------------------------------------------
December 31, 2006:
  Debt securities:
    U.S. Government-sponsored enterprises    $ 2,497,084      $     --      $ (43,745)   $ 2,453,339
    Mortgage-backed                           11,658,513         1,097       (276,829)    11,382,781
    State and political subdivisions           4,460,491        20,255        (10,425)     4,470,321
    Corporate                                  5,095,769         5,928        (81,667)     5,020,030
                                             -------------------------------------------------------
      Total debt securities                   23,711,857        27,280       (412,666)    23,326,471
   Marketable equity securities                  196,392       152,398             --        348,790
   Mutual funds                                    7,375            --             --          7,375
                                             -------------------------------------------------------
      Total                                  $23,915,624      $179,678      $(412,666)   $23,682,636
                                             =======================================================

Investment securities with a carrying amount of $6,812,124 and $2,607,245 at December 31, 2007 and 2006, respectively, were pledged as collateral for public deposits and for other purposes as required or permitted by law.

Union Bankshares, Inc. and Subsidiary
Notes to Consolidated Financial Statements (continued)

Note 4. Investment Securities (Continued)

Information pertaining to investment securities available-for-sale with gross unrealized losses at December 31; aggregated by investment category and length of time that individual securities have been in a continuous loss position, follows:

December 31, 2007:                            Less Than 12 Months            Over 12 Months                   Total
                                           ----------------------------------------------------------------------------------
                                                           Gross                        Gross                        Gross
                                              Fair       Unrealized       Fair        Unrealized       Fair        Unrealized
Debt securities:                              Value         Loss          Value          Loss          Value          Loss
                                           ----------------------------------------------------------------------------------
  Mortgage-backed                          $       --     $     --     $ 6,701,027    $ (85,817)    $ 6,701,027    $ (85,817)
  State and political subdivisions          1,600,178      (15,706)        189,563       (1,355)      1,789,741      (17,061)
  Corporate                                 2,926,185      (52,879)      1,874,985      (78,457)      4,801,170     (131,336)
                                           ---------------------------------------------------------------------------------
    Total debt securities                   4,526,363      (68,585)      8,765,575     (165,629)     13,291,938     (234,214)
Marketable equity securities                   14,000          (22)             --           --          14,000          (22)
                                           ---------------------------------------------------------------------------------
    Total                                  $4,540,363     $(68,607)    $ 8,765,575    $(165,629)    $13,305,938    $(234,236)
                                           =================================================================================

December 31, 2006:                           Less Than 12 Months             Over 12 Months                   Total
                                           ----------------------------------------------------------------------------------
                                                           Gross                        Gross                        Gross
                                              Fair       Unrealized       Fair        Unrealized       Fair        Unrealized
Debt securities:                              Value         Loss          Value          Loss          Value          Loss
                                           ----------------------------------------------------------------------------------
  U.S. Government-sponsored enterprises    $       --     $     --     $ 2,453,339     $(43,745)    $ 2,453,339    $ (43,745)
  Mortgage-backed                           1,937,692       (8,997)      8,723,090     (267,832)     10,660,782     (276,829)
  State and political subdivisions                 --           --       1,013,741      (10,425)      1,013,741      (10,425)
  Corporate                                 1,499,442       (3,664)      2,798,770      (78,003)      4,298,212      (81,667)
                                           ---------------------------------------------------------------------------------
    Total debt securities                  $3,437,134     $(12,661)    $14,988,940    $(400,005)    $18,426,074    $(412,666)
                                           =================================================================================

Management evaluates debt securities for other-than-temporary impairment at least on a quarterly basis, and more frequently when economic or market concerns warrant such evaluation and on a monthly basis for marketable equity securities. In analyzing an issuer's financial condition, management considers whether the securities are issued by the federal government, its agencies or a government-sponsored enterprise, whether downgrades by bond rating agencies have occurred, and industry analysts' reports. Consideration is given to the length of time and the extent to which the fair value has been less than the amortized cost basis, the financial condition and near and medium-term prospects of the issuer, whether the decline is attributable to changes in interest rates or credit quality and the intent and ability of the Company to retain its investment in the issuer for a period of time sufficient to allow for any anticipated recovery in fair value.

At December 31, 2007, forty-two debt securities had unrealized losses totaling $234,236. This amounts to aggregate depreciation of 0.7% of the Company's amortized cost of the entire portfolio. Twenty-nine of these securities have been in an unrealized loss position for more than twelve months. The primary factor causing the unrealized losses on debt securities is not due to the deterioration in the creditworthiness of the issuer, but due to the increase in market interest rates from June 2004 through September 2006 where the Federal Reserve discount rate and the commercial prime rate rose seventeen times or 425 basis points. During late 2007, the value of the debt securities portfolio has improved due to a change in the interest rate environment with rates decreasing 100 basis points. In instances when creditworthiness may be a consideration, an individual analysis of the issuer is performed. As management has the ability to hold debt securities until maturity, or for the foreseeable future if classified as available-for-sale, no declines were deemed by management to be other-than-temporary at December 31, 2007.

Proceeds from the sale of securities available-for-sale were $710,818 and $7,823,788 in 2007 and 2006, respectively. Gross realized gains from sales of investments available-for-sale were $133,128 and $284,668 with gross realized losses of $10,625 and $150,110 for the years 2007 and 2006, respectively.

Union Bankshares, Inc. and Subsidiary
Notes to Consolidated Financial Statements (continued)

Note 4. Investment Securities (Continued)

The contractual scheduled maturities of debt securities available-for-sale as of December 31, 2007 were as follows:

                                          Amortized        Fair
                                             Cost          Value
                                         --------------------------

    Due in one year or less              $ 3,347,721    $ 3,348,295
    Due from one to five years             5,931,228      5,915,804
    Due from five to ten years             9,409,725      9,431,211
    Due after ten years                    4,833,020      4,841,765
                                         --------------------------
                                          23,521,694     23,537,075
    Mortgage-backed securities            10,234,282     10,188,783
                                         --------------------------
      Total debt securities              $33,755,976    $33,725,858
                                         ==========================

Actual maturities may differ for certain debt securities that may be called by the issuer prior to the contractual maturity. Actual maturities may differ from contractual maturities in mortgage-backed securities because the mortgages underlying the securities may be repaid, usually without any penalties. Therefore, these mortgage-backed securities are not included in the maturity categories in the above maturity summary.

Note 5. Loans Held for sale and Loan Servicing

At December 31, 2007 and 2006, Loans held for sale consisted of conventional residential mortgages and commercial real estate mortgages originated for subsequent sale. At December 31, 2007 and 2006, the estimated fair value of these loans was in excess of their carrying value, and therefore no valuation reserve was necessary for loans held for sale. There were no guarantees to repurchase loans for any amount at December 31, 2007, but there was possible recourse on the gain on sale of loans totaling $40,529.

Commercial and mortgage loans serviced for others are not included in the accompanying balance sheets. The unpaid principal balances of commercial and mortgage loans serviced for others were $93,544,002 and $97,741,211 at December 31, 2007 and 2006, respectively.

The Company generally retains the servicing rights on loans sold. At December 31, 2007 and 2006, the unamortized balance of servicing rights on loans sold with servicing retained was not material and is included in Other assets. The estimated fair value of these servicing rights was in excess of their carrying value at both December 31, 2007 and 2006, and therefore no impairment reserve was necessary. Loan servicing rights of $122,680 and $154,855 were capitalized in 2007 and 2006, respectively. Amortization of servicing rights was $136,228 and $139,580 for 2007 and 2006, respectively.

Note 6. Loans

The composition of Net loans at December 31 was as follows:

                                                         2007          2006
                                                    ---------------------------
Residential real estate                             $115,302,700   $114,138,833
Construction real estate                              20,189,860     22,568,467
Commercial real estate                               133,319,830    130,848,192
Commercial                                            16,537,527     19,252,471
Consumer                                               7,175,133      7,717,150
Term Federal Funds                                     3,000,000              -
Municipal loans                                       15,069,010     19,296,807
                                                    ---------------------------
  Gross loans                                        310,594,060    313,821,920
Deduct:
  Allowance for loan losses                           (3,377,857)    (3,337,768)
  Net deferred loan fees, premiums, and discounts       (111,560)      (120,139)
                                                    ---------------------------
  Net loans                                         $307,104,643   $310,364,013
                                                    ===========================

Residential real estate loans aggregating $13,310,500 and $14,074,788 at December 31, 2007 and 2006, respectively, were pledged as collateral on deposits of municipalities. Qualified first mortgages held by Union may also be pledged as collateral for borrowings from the FHLB of Boston under a blanket lien.

Loans in nonaccrual status of $3,299,170 and $2,547,346 and loans past due 90 days or more and still accruing of $2,287,179 and $2,203,291 as of December 31, 2007 and 2006, respectively.

Union Bankshares, Inc. and Subsidiary
Notes to Consolidated Financial Statements (continued)

Note 6. Loans (Continued)

Information regarding impaired loans as of or for the years ended December 31 was as follows:

                                                                   2007          2006
                                                                -----------------------
Impaired loans                                                  $1,140,898     $234,837
Total allowance for loan losses related to impaired loans          171,135       35,503
Interest income recognized on impaired loans                        17,676        8,506
Average investment in impaired loans                               997,364      360,829

At December 31, 2007 and 2006, the Company was not committed to lend any additional funds to borrowers whose loans were nonperforming, impaired or restructured. Aggregate interest on nonaccrual loans not recognized was $457,177 and $370,674 for the years ended December 31, 2007 and 2006, respectively.

Note 7. Allowance for Loan Losses

Changes in the Allowance for loan losses for the years ended December 31, were as follows:

                                                      2007             2006
                                                   ---------------------------
Balance, beginning                                 $3,337,768       $3,071,421
  Provision for loan losses                           265,000          180,000
  Recoveries of amounts charged off                    42,837          170,453
                                                   ---------------------------
                                                    3,645,605        3,421,874
  Amounts charged off                                (267,748)         (84,106)
                                                   ---------------------------
Balance, ending                                    $3,377,857       $3,337,768
                                                   ===========================

Note 8. Premises and Equipment

The major classes of Premises and equipment and accumulated depreciation at December 31 were as follows:

                                                         2007           2006
                                                     --------------------------
Land and land improvements                           $ 1,009,029    $ 1,009,473
Building and improvements                              6,847,361      6,106,523
Furniture and equipment                                6,249,372      6,603,998
Construction in progress and deposits on equipment       310,010        204,579
                                                     --------------------------
                                                      14,415,772     13,924,573
Less accumulated depreciation                         (7,953,581)    (7,844,858)
                                                     --------------------------
                                                     $ 6,462,191    $ 6,079,715
                                                     ==========================

Depreciation included in occupancy and equipment expenses amounted to $757,315 and $781,717 for the years ended December 31, 2007 and 2006, respectively.

The Company is obligated under noncancelable operating leases for premises that expire in various years through the year 2012. Options to renew for additional periods are available with these leases. Future minimum rental commitments for these leases with original or remaining terms of one year or more at December 31, 2007 were as follows:

              2008                       $101,947
              2009                         91,791
              2010                         59,585
              2011                         45,585
              2012                          9,900
                                         --------
                                         $308,808
                                         ========

Rent expense for 2007 and 2006 amounted to $96,408 and $104,301, respectively.

Occupancy expense is shown in the consolidated statements of income, net of rental income of $114,450 and $104,688 in 2007 and 2006, respectively.

Note 9. Other Real Estate Owned

There were two properties valued at $225,600 in other real estate owned at December 31, 2007 and four properties valued at $399,254 at December 31, 2006, which were included in Other assets. There was no allowance for losses on other real estate owned at December 31, 2007 or 2006.

Union Bankshares, Inc. and Subsidiary
Notes to Consolidated Financial Statements (continued)

Note 10. Investments Carried at Equity

The carrying values of investments carried at equity were $3,591,136 and $2,241,063 at December 31, 2007 and 2006, respectively consisting of investments in limited partnerships for low income housing projects. The investments are included in Other assets. The capital contributions payable related to these investments were $1,610,129 and $356,363 at December 31, 2007 and 2006, respectively and are included in Accrued interest and other liabilities. The provision for undistributed net losses of the partnerships charged to earnings was $265,056 and $297,209 for 2007 and 2006, respectively.

Note 11. Deposits

The following is a summary of Interest bearing deposits at December 31:

                                                      2007             2006
                                                  -----------------------------
NOW accounts                                      $ 55,316,254     $ 52,957,973
Saving and money market accounts                    86,611,514       95,164,005
Time deposits, $100,000 and over                    46,142,736       44,238,353
Other time deposits                                 79,735,274       72,586,553
                                                  -----------------------------
                                                  $267,805,778     $264,946,884
                                                  =============================

The following is a summary of time deposits by maturity at December 31, 2007:

              2008                       $110,494,768
              2009                         10,939,046
              2010                          3,954,944
              2011                            208,269
              2012                            280,983
                                         ------------
                                         $125,878,010
                                         ============

Note 12. Borrowed Funds

At December 31, 2007 and 2006, Borrowed funds were comprised of option advance borrowings from the FHLB of Boston of $20,327,671, and $14,596,130, respectively. The option advance borrowings are a mix of bullets, balloons and amortizers with maturities through 2027. At December 31, 2007 all of the borrowings had fixed interest rates ranging from 2.22% to 5.61% and ranging from 2.22% to 6.06% at December 31, 2006. The weighted average interest rates on the borrowings were 4.83% and 4.82% at December 31, 2007 and 2006, respectively.

The contractual payments for borrowed funds as of December 31, 2007 were as follows:

              2008                        $ 4,800,951
              2009                            708,918
              2010                            743,988
              2011                          2,431,662
              2012 and thereafter          11,642,152
                                          -----------
                                          $20,327,671
                                          ===========

Additionally, Union maintains an IDEAL Way Line of Credit with the FHLB of Boston. As of December 31, 2007, the total amount of this line approximated $551,000. There were no borrowings outstanding on this line at December 31, 2007. Interest on this line is chargeable at a rate determined by the FHLB of Boston and payable monthly based on daily balances outstanding.

Collateral on these borrowings consists of FHLB of Boston stock purchased by Union, all funds placed on deposit with the FHLB of Boston, and qualified first mortgages held by Union, and any additional holdings which may be pledged as security.

Union also maintains a line of credit with a correspondent bank for the purchase of overnight Federal Funds. As of December 31, 2007, the total amount of this line approximated $7.5 million with no outstanding borrowings. Interest on this borrowing is chargeable at the Federal Funds rate at the time of the borrowing and is payable daily.

Note 13. Income Taxes

The components of the Provision for income taxes for the years ended December 31 were as follows:

                                                        2007           2006
                                                     -------------------------
Currently paid or payable                            $1,909,264     $2,162,931
Deferred                                                 55,648         21,433
                                                     -------------------------
                                                     $1,964,912     $2,184,364
                                                     =========================

Union Bankshares, Inc. and Subsidiary
Notes to Consolidated Financial Statements (continued)

Note 13. Income Taxes (Continued)

The total provision for income taxes differs from the amounts computed at the statutory federal income tax rate of 34% primarily due to the following at December 31:

                                                        2007           2006
                                                     -------------------------
Computed "expected" tax expense                      $2,590,820     $2,869,477
Tax exempt interest                                    (328,749)      (305,760)
Increase in cash surrender value life insurance         (41,218)       (39,577)
Tax credits on limited partnership investments         (292,412)      (319,921)
Other                                                    36,471        (19,855)
                                                     -------------------------
                                                     $1,964,912     $2,184,364
                                                     =========================

Listed below are the significant components of the net deferred tax asset at December 31:

                                                         2007          2006
                                                      ------------------------
Components of the deferred tax asset
  Bad debts                                           $  950,375    $  907,386
  Mark-to-market loans                                    46,349        16,604
  Nonaccrual loan interest                               155,440       126,029
  Deferred compensation                                  404,302       393,203
  Unrealized loss on investment securities
   available-for-sale                                        211        79,216
  Unfunded defined benefit pension plan liability        424,285       437,340
  Other                                                   17,335        22,500
                                                      ------------------------
Total deferred tax asset                               1,998,297     1,982,278
Valuation allowance                                           --            --
                                                      ------------------------
Total deferred tax asset, net of valuation allowance   1,998,297     1,982,278
                                                      ------------------------

Components of the deferred tax liability
  Depreciation                                          (141,655)     (166,136)
  Mortgage servicing rights                             (100,933)     (105,540)
  Limited partnership investments                       (332,667)     (251,148)
  Other                                                   (1,538)       (1,538)
                                                      ------------------------
Total deferred tax liability                            (576,793)     (524,362)
                                                      ------------------------
Net deferred tax asset                                $1,421,504    $1,457,916
                                                      ========================

Deferred tax assets are recognized subject to management's judgment that realization is more likely than not. Based on the temporary taxable items, historical taxable income and estimates of future taxable income, the Company believes that it is more likely than not that the deferred tax assets at December 31, 2007 will be realized.

Net deferred income tax assets are included in Other assets on the balance sheet at December 31, 2007 and 2006.

The Company adopted the provisions of FASB Interpretation No. 48, "Accounting for Uncertainty in Income Taxes - an interpretation of SFAS No. 109" (FIN 48), on January 1, 2007. FIN 48 clarifies the accounting for uncertainty in income taxes recognized in a enterprise's financial statements in accordance with SFAS No. 109, "Accounting for Income Taxes", and prescribes a recognition threshold and measurement process for financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. FIN 48 also provides guidance on derecognition, classification interest and penalties, accounting in interim periods, disclosure and transition.

Based on management's evaluation, management has concluded that there are no significant uncertain tax positions requiring recognition in the Company's financial statements resulting in no effect on the financial statements on the date of adoption, January 1, 2007 or at December 31, 2007. Although the Company is not currently the subject of a tax audit by the Internal Revenue Service
(IRS), the Company's tax years ending December 31, 2003 through 2007 are open to audit by the IRS under the applicable statute of limitations.

The Company may from time-to-time be assessed interest and/or penalties by federal or state tax jurisdictions, although any such assessments historically have been minimal and immaterial to the Company's financial results. In the event that the Company receives an assessment for interest and/or penalties, it will be classified in the financial statements as other expenses.

Note 14. Employee Benefits

Defined Benefit Pension Plan: Union sponsors a noncontributory defined benefit pension plan covering all eligible employees. The Company adopted SFAS No. 158 (see Note 1) as of December 31, 2006. The plan provides defined benefits based on years of service and final average salary. There was no minimum required contribution under the ERISA guidelines for 2007 and $256 thousand for 2006. Union measures defined benefit plan assets and obligations as of December 31, its fiscal year-end.

Union Bankshares, Inc. and Subsidiary
Notes to Consolidated Financial Statements (continued)

Note 14. Employee Benefits (Continued)

Union's policy is to accrue annually an amount equal to the actuarially calculated expense. Union made additional tax deductible voluntary contributions of $577,000 and $450,000 to the pension plan in December 2007 and 2006, respectively, which are included in employer contributions below. Information pertaining to the activity in the plan is as follows:

Obligations and funded status at December 31:

Change in projected benefit obligation                   2007           2006
--------------------------------------               --------------------------
Projected benefit obligation at beginning of year    $10,200,079    $ 9,202,470
Service cost                                             518,515        505,301
Interest cost                                            602,229        532,409
Actuarial (gain) loss                                    (64,009)       153,739
Benefits paid                                           (197,841)      (193,840)
                                                     --------------------------
   Projected benefit obligation at end of year       $11,058,973    $10,200,079
                                                     --------------------------
Change in fair value of plan assets
-----------------------------------
Fair value of plan assets at beginning of year       $ 8,882,727    $ 7,196,729
Actual return on plan assets                             545,603      1,173,466
Employer contributions                                   577,000        706,372
Benefits paid                                           (197,841)      (193,840)
                                                     --------------------------
  Fair value of plan assets at end of year           $ 9,807,489    $ 8,882,727
                                                     --------------------------
  Liability for pension benefits                     $(1,251,484)   $(1,317,352)
                                                     ==========================

                                                         2007           2006
                                                     --------------------------
Accumulated benefit obligation at December 31        $ 8,231,838    $ 7,900,249
                                                     ==========================

The Company uses the alternate amortization method for prior service costs, as provided in paragraph 26 of SFAS 87, "Employers' Accounting for Pensions."

Net periodic pension benefit cost for 2007 and 2006 consisted of the following components:

                                                        2007           2006
                                                     ------------------------
Service cost                                         $ 518,515      $ 505,301
Interest cost on projected benefit obligation          602,229        532,409
Expected return on plan assets                        (597,800)      (485,902)
Amortization of prior service cost                       6,158          6,158
Amortization of net loss                                20,427         84,060
                                                     ------------------------
Net periodic benefit cost                              549,529      $ 642,026
                                                     ========================

The Company initially applied SFAS No. 158 as of December 31, 2006 which resulted in recording an unfunded liability for pension benefits of $1,286,293 which was offset by an increase in deferred tax assets of $437,340 and a decrease in stockholders' equity accumulated other comprehensive income of $848,953. See Note 1.

It is estimated that the net periodic benefit cost for 2008 will include approximately $6 thousand of amortization of prior service cost and $10 thousand of amortization of net actuarial loss.

Union Bankshares, Inc. and Subsidiary
Notes to Consolidated Financial Statements (continued)

Note 14. Employee Benefits (Continued)

Weighted average assumptions used to determine benefit obligation at December
31:

                                                         2007        2006
                                                         ----------------
Discount rate                                            6.00%       5.75%
Wage base rate                                           3.75%       3.50%
Consumer Price Index rate                                2.50%       2.25%

Weighted average assumptions used to determine net period benefit cost for years ended December 31:

                                                         2007        2006
                                                         ----------------
Discount rate                                            6.00%       5.75%
Rate of increase in compensation levels                  4.50%       4.25%
Expected long-term rate of return on plan assets         6.75%       6.75%

The overall expected long-term rate of return on assets was derived to be consistent with a 2.50% future inflation assumption and returns expected in that inflation environment. The return is more conservative than the plan's long-term actual results and is at a level that management believes is sustainable.

Union's pension plan weighted average asset allocations at December 31, 2007 and 2006, by asset category based on their fair values are as follows:

Asset Category                                           2007        2006
--------------                                          -----------------
Cash and Equivalents                                      8.9%       10.3%
Debt Securities                                          23.8%       21.9%
Equity Securities                                        59.3%       54.0%
International Mutual Funds                                8.0%       13.8%
                                                        -----------------
    Total                                               100.0%      100.0%
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

      Equity Securities & International Mutual Funds       60-85%
      Debt Securities                                      15-35%
      Cash and Equivalents                                   0-5%

The Company made a year-end contribution of $421,000 that had not yet been invested as of December 31, 2007, which was the cause of the Cash & Equivalents percentage being elevated at year-end. There are no securities of the Company or Union held by the pension plan. The assets of the plan are managed by the Trust & Asset Management Division of Union under the guidance of the plan's trustees. The estimated employer contribution for 2008 is $600,000.

The following table summarizes the estimated future benefit payments expected to be paid under the Plan:

                     2008                         $  202,000
                     2009                            191,000
                     2010                            206,000
                     2011                            271,000
                     2012                            468,000
              Years 2013 to 2017                   3,242,000

Nonqualified Deferred Compensation Plans: Additionally, Union Bankshares, Inc. and Union have two nonqualified Deferred Compensation Plans for Directors and certain key officers. For the old plan, the future amount of payouts have been frozen at their current amounts for participants in payout status, and no deferrals have been allowed since 2004 for the four participants not yet in payout status. This deferred compensation plan will be modified or terminated during 2008 based on the Internal Revenue Service ("IRS") final rules under the federal "American Jobs Creation Act of 2004". Prior to 2005 current participants could defer compensation that would otherwise be currently payable. Amounts deferred accrue interest at the prime rate less 100 basis points and benefits are payable over a 15 year period upon attainment of a certain age or death. The benefit obligations under the plan represent general unsecured obligations of the Company and no assets are segregated for such payments. However, Union Bankshares, Inc. and Union have purchased life insurance contracts on the lives of each participant in order to fund these benefits. The benefits accrued under this plan

Union Bankshares, Inc. and Subsidiary
Notes to Consolidated Financial Statements (continued)

Note 14. Employee Benefits (Continued

aggregated $1,161,940 and $1,156,481 at December 31, 2007 and 2006,
respectively, and are included in the financial statement caption "Accrued interest and other liabilities". The cash surrender value of the life insurance policies purchased to fund the plan aggregated $2,019,367 and $1,898,139 at December 31, 2007 and 2006, respectively. These amounts are included in Other assets on the Company's balance sheets.

An Executive Nonqualified Excess Plan was adopted in 2006 for Directors and certain key officers. The plan is a defined contribution plan to provide a means by which participants may elect to defer receipt of current compensation from the Company or its subsidiary in order to provide retirement or other benefits as selected in the individual adoption agreements. Participants may select among designated reference investments consisting of investment funds, with the performance of the participant's account mirroring the selected reference investment. Distributions are made only upon a qualifying distribution event, which may include a separation from service, death, disability or unforeseeable emergency, or upon a date specified in the participant's deferral election form. The plan is intended to comply with the provisions of Section 409A of the Internal Revenue Code. The plan is an unfunded plan representing a general unsecured obligation of the Company. As of December 31, 2007 and 2006, $27,183 and $7,375, respectively, had been deferred under the plan.

401(k) Plan: Union maintains a defined contribution 401(k) plan under which employees may elect to make tax deferred contributions of up to the IRS maximum from their annual salary. All employees meeting service requirements are eligible to participate in the plan. Company contributions fully vest after three years of service. Union's employer matching contributions to the plan are at the discretion of the Board of Directors. Employer matching contributions to the plan were $137,461 and $131,681 for 2007 and 2006, respectively.

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

The Company's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit is represented by the contractual notional amount of those instruments. The Company uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments. For interest rate caps and floors written on adjustable-rate loans, the contract or notional amounts do not represent exposure to credit loss. The Company controls the risk of interest rate cap agreements through credit approvals, limits, and monitoring procedures.

The Company generally requires collateral or other security to support financial instruments with credit risk.

The following table shows financial instruments whose contract amount represents credit risk at December 31:

                                                                           Contract or
                                                                         Notional Amount
                                                                   ----------------------------
                                                                       2007             2006
                                                                   ----------------------------
Commitments to originate loans                                     $ 7,083,898      $12,175,976
Unused lines of credit                                              35,783,870       36,573,909
Standby letters of credit                                            1,248,146        1,045,752
Credit card arrangements                                             1,633,270        1,457,287
Equity commitments to affordable housing limited partnerships               --          917,170
                                                                   ----------------------------
  Total                                                            $45,749,184      $52,170,094
                                                                   ============================

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

Union Bankshares, Inc. and Subsidiary
Notes to Consolidated Financial Statements (continued)

Note 16. Commitments and Contingencies

In the normal course of business, the Company is involved in various legal and other proceedings. In the opinion of management, after consulting with the Company's legal counsel, any liability resulting from such proceedings would not have a material adverse effect on the Company's financial statements.

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

Union Bankshares, Inc. and Subsidiary
Notes to Consolidated Financial Statements (continued)

Note 17. Fair Values of Financial Instruments (Continued)

The estimated fair values and related carrying amounts of the Company's significant financial instruments at December 31 were as follows:

                                                           2007                              2006
                                               ---------------------------------------------------------------
                                                 Carrying        Estimated         Carrying        Estimated
                                                  Amount         Fair Value         Amount         Fair Value
                                               ---------------------------------------------------------------
Financial assets
  Cash and cash equivalents                    $ 13,428,609     $ 13,428,609     $ 20,957,241     $ 20,957,241
  Interest bearing deposits in banks             11,867,532       11,974,019        5,416,961        5,345,689
  Investment securities available-for-sale       33,821,908       33,821,908       23,682,636       23,682,636
  Loans and loans held for sale, net            314,815,973      313,776,375      314,114,199      312,792,043
Financial liabilities
  Deposits                                     $323,960,984     $324,015,832     $319,822,047     $319,760,647
  Borrowed funds                                 20,327,671       21,987,535       14,596,130       14,514,490

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

Aggregate loan transactions with related parties for the year ended December 31 were as follows:

                                                        2007            2006
                                                     --------------------------
Balance, beginning                                   $  884,661     $   584,151
  New loans and advances on lines                     1,437,196       1,954,278
  Repayments                                           (982,779)     (1,428,768)
  Other, net                                                 --        (225,000)
                                                     --------------------------
Balance, ending                                      $1,339,078     $   884,661
                                                     ==========================
Balance available on lines of credit
 or loan commitments                                 $  830,239     $   679,383
                                                     ==========================

None of these loans are past due, in nonaccrual or have been restructured to provide a reduction or deferral of interest or principal because of deterioration in the financial position of the borrower. There were no loans to a related party that were considered classified loans at December 31, 2007 or 2006.

Deposit accounts with related parties were $1,078,610 and $1,760,161 at December 31, 2007 and 2006, respectively.

Note 19. Stock Option Plan

Under the Company's 1998 Incentive Stock Option Plan, ("Plan") the Company's Board of Directors, with shareholder approval, authorized the granting to certain key employees incentive options to purchase up to 75,000 shares of the Company's common stock. As of December 31, 2007, 42,200 shares remain available for future option grants. The exercise price of the options is equal to the market price of the stock at the date of grant therefore, the intrinsic value of the options at the date of the grant is $0. These options have a one year requisite service period, vest over one year, and have a five-year contractual term. The compensation cost that has been charged against income for this plan was $8,853 and $10,285 for 2007 and 2006, respectively.

The fair value of each option award is estimated on the date of grant using a Black-Scholes based option valuation model. Due to the planned retirement of one of the employees to whom options were granted, the fair value of a portion of the options granted in 2007 was calculated using different expected life and risk-free interest rate assumptions. In addition, these options will vest on the employee's retirement date. The estimated weighted average grant date fair values, for options granted during 2007 and 2006 and the weighted average assumptions used are presented in the following table:

                                                2007         2006
                                               -------------------
      Fair value per share                     $ 1.79       $ 2.80
      Expected volatility                       18.90%       19.25%
      Expected dividends                         5.48%        4.98%
      Risk free interest rate                    3.45%        4.56%
      Expected term (in years)                   4.02         5.00
      Vesting periods (in years)                 0.88         1.00

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

A summary of the option activity under the Plan as of December 31, 2007, and changes during the year then ended, as follows:

                                                                      Weighted Average       Period End
                                                 Weighted Average        Remaining            Aggregate
                                      Shares      Exercise Price      Contractual Term     Intrinsic Value
                                      --------------------------------------------------------------------
Outstanding at January 1, 2007        16,075          $22.60
  Granted                              3,250          $20.42
  Exercised                           (3,175)         $15.67
  Forfeited                             (150)         $15.67
                                      ------
Outstanding at December 31, 2007      16,000          $23.60                2.61                $  --
                                      ===============================================================
Exerciseable at December 31, 2007     12,750          $24.41                2.25                $  --
                                      ===============================================================

The aggregate exercise date intrinsic value of options exercised during 2007 was $16 thousand. There were no options exercised during 2006. Intrinsic value is the amount by which the market price of the underlying stock exceeds the exercise price of the stock option. A summary of the status of the Company's nonvested options as of December 31, 2007 is as follows:

                                                         Weighted Average
                                                            Grant date
                                               Shares      Fair Value
                                               --------------------------

      Nonvested at January 1, 2007              3,250          $2.80
        Granted                                 3,250          $1.79
        Vested                                 (3,250)         $2.80
        Forfeited                                   -              -
                                               ---------------------
      Nonvested at December 31, 2007            3,250          $1.79
                                               =====================

As of December 31, 2007, there was $5,287 of total unrecognized compensation cost related to nonvested share-based compensation arrangements granted under the Plan. That cost is expected to be recognized fully during 2008. The total fair value of shares vested during the years ended December 31, 2007 and 2006 was $9,107 and $10,351, respectively. The nonvested options at December 31, 2007 are expected to vest during 2008.

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

Quantitative measures established by regulation to ensure capital adequacy require the Company and Union to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier I capital (as defined) to average assets (as defined). Management believes that, as of December 31, 2007 and 2006, the Company and Union met all capital adequacy requirements to which they were subject.

As of December 31, 2007 and 2006, the most recent notification from the FDIC categorized Union as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized an institution must maintain minimum total risk based, Tier I risk based, and Tier I leverage ratios as set forth in the table below. There are no conditions or events since the date of the most recent notification that management believes might result in an adverse change to Union's regulatory capital category.

Union Bankshares, Inc. and Subsidiary
Notes to Consolidated Financial Statements (continued)

Note 20.   Regulatory Capital Requirements (Continued)

Union's and the Company's actual capital amounts (000's omitted) and ratios are presented in the following tables:

                                                                                             Minimum To
                                                                                               be Well
                                                                                          Capitalized Under
                                                                      Minimum For         Prompt Corrective
                                                 Actual           Capital Requirement     Action Provisions
                                           ----------------------------------------------------------------
As of December 31, 2007:                   Amount      Ratio       Amount      Ratio      Amount      Ratio
                                           ----------------------------------------------------------------
Total capital to risk weighted assets
  Union                                    $45,802      16.6%      $22,127      8.0%      $27,658     10.0%
  Company                                   46,289      16.7%       22,174      8.0%          N/A      N/A
Tier I capital to risk weighted assets
  Union                                    $42,411      15.3%      $11,059      4.0%      $16,588      6.0%
  Company                                   42,898      15.5%       11,092      4.0%          N/A      N/A
Tier I capital to average assets
  Union                                    $42,411      10.8%      $15,752      4.0%      $19,689      5.0%
  Company                                   42,898      10.9%       15,757      4.0%          N/A      N/A

                                                                                             Minimum To
                                                                                               be Well
                                                                                          Capitalized Under
                                                                      Minimum For         Prompt Corrective
                                                 Actual           Capital Requirement     Action Provisions
                                           ----------------------------------------------------------------
As of December 31, 2006:                   Amount      Ratio       Amount      Ratio      Amount      Ratio
                                           ----------------------------------------------------------------
Total capital to risk weighted assets
  Union                                    $45,955      17.3%      $21,202      8.0%      $26,502     10.0%
  Company                                   46,307      17.4%       21,242      8.0%          N/A      N/A
Tier I capital to risk weighted assets
  Union                                    $42,574      16.1%      $10,597      4.0%      $15,896      6.0%
  Company                                   42,926      16.2%       10,625      4.0%          N/A      N/A
Tier I capital to average assets
  Union                                    $42,574      11.2%      $15,191      4.0%      $18,989      5.0%
  Company                                   42,926      11.3%       15,209      4.0%          N/A       N/A

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

During 2007, the Company, under the authorized purchase program, repurchased 32,183 shares of its common stock at prices ranging from $20.00 to $22.08 per share, for a total of $675,248, compared to the 2006 repurchase of 10,686 shares at prices ranging from $20.73 to $22.00 per share for a total of $227,250.

Note 22. Subsequent Events

On January 16, 2008, Union Bankshares, Inc. declared a $0.28 per share regular dividend payable February 7, 2008 to stockholders of record on January 26, 2008.

Union Bankshares, Inc. and Subsidiary
Notes to Consolidated Financial Statements (continued)

Note 23. Condensed Financial Information (Parent Company Only)

The following condensed financial statements are for Union Bankshares, Inc. (Parent Company Only), and should be read in conjunction with the consolidated financial statements of Union Bankshares, Inc. and Subsidiary.

                  UNION BANKSHARES, INC. (PARENT COMPANY ONLY)
                            CONDENSED BALANCE SHEETS
                           DECEMBER 31, 2007 AND 2006

                                                                      2007            2006
                                                                  ---------------------------
ASSETS
  Cash                                                            $   512,613     $   415,144
  Investment securities available-for-sale                             15,504           7,375
  Investment in subsidiary - Union                                 41,586,940      41,570,863
  Other assets                                                        673,715         607,898
                                                                  ---------------------------
    Total assets                                                  $42,788,772     $42,601,280
                                                                  ===========================
LIABILITIES AND STOCKHOLDERS' EQUITY

LIABILITIES
  Other liabilities                                               $   714,734     $   678,083
                                                                  ---------------------------
    Total liabilities                                                 714,734         678,083
                                                                  ---------------------------
STOCKHOLDERS' EQUITY
  Common stock, $2.00 par value; 7,500,000 and 5,000,000
   shares authorized; and 4,921,786 and 4,918,611 shares
   issued at December 31, 2007 and 2006, respectively               9,843,572       9,837,222
  Paid-in capital                                                     202,401         150,146
  Retained earnings                                                35,791,516      35,202,735

  Treasury stock at cost; 418,817 and 386,634 shares; at
   December 31, 2007 and 2006, respectively                        (2,939,429)     (2,264,181)
  Accumulated other comprehensive loss                               (824,022)     (1,002,725)
                                                                  ---------------------------
    Total stockholders' equity                                     42,074,038      41,923,197
                                                                  ---------------------------
    Total liabilities and stockholders' equity                    $42,788,772     $42,601,280
                                                                  ===========================

The investment in the subsidiary bank is carried under the equity method of accounting. The investment and cash, which is on deposit with Union, has been eliminated in consolidation.

                  UNION BANKSHARES, INC. (PARENT COMPANY ONLY)
                         CONDENSED STATEMENTS OF INCOME
                     YEARS ENDED DECEMBER 31, 2007 AND 2006

                                                         2007           2006
                                                      -------------------------
Revenues
  Dividends - bank subsidiary - Union                 $6,025,000     $5,400,000
  Other income                                            30,969         29,468
                                                      -------------------------
    Total revenues                                     6,055,969      5,429,468
                                                      -------------------------
Expenses
  Interest                                                 1,430          1,369
  Administrative and other                               354,249        294,995
                                                      -------------------------
    Total expenses                                       355,679        296,364
                                                      -------------------------
Income before applicable income tax and equity in
 undistributed net income of subsidiary                5,700,290      5,133,104
Applicable income tax benefit                           (117,483)       (96,985)
                                                      -------------------------
Income before equity in undistributed net income
 of subsidiary                                         5,817,773      5,230,089
Equity in undistributed net (loss) income - Union       (162,626)     1,025,186
                                                      -------------------------
Net income                                            $5,655,147     $6,255,275
                                                      =========================

Union Bankshares, Inc. and Subsidiary
Notes to Consolidated Financial Statements (continued)

Note 23. Condensed Financial Information (Parent Company Only) (Continued)

                  UNION BANKSHARES, INC. (PARENT COMPANY ONLY)
                       CONDENSED STATEMENT OF CASH FLOWS
                     YEARS ENDED DECEMBER 31, 2007 AND 2006

                                                                       2007            2006
                                                                   ---------------------------
CASH FLOWS FROM OPERATING ACTIVITIES
  Net income                                                       $ 5,655,147     $ 6,255,275
  Adjustments to reconcile net income to net cash provided by operating activities:
    Equity in undistributed net loss (income) of Union                 162,626      (1,025,186)
    Issuance of stock options                                            8,853          10,286
    Increase in other assets                                           (65,817)        (26,749)
    Increase in other liabilities                                       36,651           9,009
                                                                   ---------------------------
      Net cash provided by operating activities                      5,797,460       5,222,635
                                                                   ---------------------------
CASH FLOWS FROM INVESTING ACTIVITIES
    Purchases of investment securities available-for-sale               (8,129)         (7,375)
                                                                   ---------------------------
CASH FLOWS FROM FINANCING ACTIVITIES
    Dividends paid                                                  (5,066,366)     (4,813,150)
    Proceeds from exercise of stock options                             49,752               -
    Purchase of treasury stock                                        (675,248)       (227,250)
                                                                   ---------------------------
      Net cash used in financing activities                         (5,691,862)     (5,040,400)
                                                                   ---------------------------
Increase in cash                                                        97,469         174,860
    Beginning cash                                                     415,144         240,284
                                                                   ---------------------------
    Ending cash                                                    $   512,613     $   415,144
                                                                   ===========================
SUPPLEMENTAL SCHEDULE OF CASH FLOW INFORMATION
    Interest paid                                                  $     1,430     $     1,369
                                                                   ===========================
    Income taxes paid                                              $       250     $       250
                                                                   ===========================

Note 24. Quarterly Financial Data (Unaudited)

A summary of financial data for the four quarters of 2007 and 2006 is presented below (dollars in thousands):

                                           Quarters in 2007 Ended
                              -------------------------------------------------
                              March 31,     June 30,     Sept. 30,     Dec. 31,
                              -------------------------------------------------
Interest income                 $6,388       $6,476        $6,734       $6,675
Interest expense                 1,975        2,059          2,123       2,071
Net interest income              4,413        4,417          4,611       4,604
Provision for loan losses           45           --           190           30
Noninterest income                 943        1,127         1,083        1,142
Noninterest expenses             3,668        3,553         3,574        3,660
Net income                       1,235        1,486         1,422        1,512
Earnings per common share       $ 0.27       $ 0.33        $ 0.32       $ 0.33

                                           Quarters in 2006 Ended
                              -------------------------------------------------
                              March 31,     June 30,     Sept. 30,     Dec. 31,
                              -------------------------------------------------
Interest income                 $5,925       $6,242        $6,531       $6,499
Interest expense                 1,447        1,610         1,819        1,945
Net interest income              4,478        4,632         4,712        4,554
Provision for loan losses           45          105            --           30
Noninterest income                 947        1,006           996        1,109
Noninterest expenses             3,397        3,451         3,423        3,543
Net income                       1,473        1,534         1,662        1,586
Earnings per common share       $ 0.32        $0.34        $ 0.37       $ 0.35

Union Bankshares, Inc. and Subsidiary
Management's Discussion and Analysis of Financial Condition and
Results of Operations

                                    GENERAL

The following discussion and analysis by Management focuses on those factors that had a material effect on Union Bankshares, Inc.'s (Company's) financial position as of December 31, 2007 and 2006, and its results of operations for the years ended December 31, 2007 and 2006. This discussion is being presented to provide a narrative explanation of the financial statements and should be read in conjunction with the consolidated financial statements and related notes and with other financial data in this report. The purpose of this presentation is to enhance overall financial disclosures and to provide information about historical financial performance and developing trends as a means to assess to what extent past performance can be used to evaluate the prospects for future performance. The Company meets the qualification requirements under Securities and Exchange Commission rules for smaller reporting companies, and pursuant to such rules, has elected to present audited statements of income, cash flows and changes in stockholder equity for each of the preceding two, rather than three, fiscal years. Management is not aware of the occurrence of any events after December 31, 2007, which would materially affect the information presented.

                           FORWARD-LOOKING STATEMENTS

The Company may from time-to-time make written or oral statements that are considered "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may include financial projections, statements of plans and objectives for future operations, estimates of future economic performance and assumptions relating thereto. The Company may include forward-looking statements in its filings with the Securities and Exchange Commission (SEC), in its reports to stockholders, including this Annual Report, in press releases, other written materials, and in statements made by senior management to analysts, rating agencies, institutional investors, representatives of the media and others.

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

o changes in the competitive environment for financial services organizations including increased competition from tax-advantaged credit unions, mutual banks and out-of-market competitors offering financial services over the internet;

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

o adverse changes in the securities market generally or in the market for financial institution securities which could adversely affect the value of the Company's stock;

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

o   the Company's ability to attract and retain deposits and loans;

o illegal acts of theft or fraud perpetuated against the Company's subsidiary bank or its customers;

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

Union Bankshares, Inc. and Subsidiary
Management's Discussion and Analysis of Financial Condition and
Results of Operations (continued)

                                  RISK FACTORS

The Company, like other financial institutions, is subject to a number of risks, many of which are outside of the Company's direct control, though efforts are made to manage those risks while optimizing returns. Risk identification and monitoring are key elements in overall risk management. Among the risks assumed are: (1) credit risk, which is the risk that loan customers or other counter parties will be unable to perform their contractual obligations, (2) market risk, which is the risk that changes in market rates and prices will adversely affect the Company's financial condition or results of operation, (3) liquidity risk, which is the risk that the Company will have insufficient funds or access to funds to meet operational needs, and (4) operational risk, which is the risk of loss resulting from inadequate or failed internal processes, people and systems, or from external events.

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

The Company also has other key accounting policies, which involve the use of estimates, judgments and assumptions, that are significant to understanding the results including the valuation of deferred tax assets and investment securities. The most significant accounting policies followed by the Company are presented in Note 1 to these financial statements and in the section below under the caption "FINANCIAL CONDITION - Allowance for Loan Losses and Liability for Pension Benefits". Although management believes that its estimates, assumptions and judgments are reasonable, they are based upon information presently available. Actual results may differ significantly from these estimates under different assumptions, judgments or conditions.

                                    OVERVIEW

The Federal Reserve discount rate and the prime rate remained steady at 5.25% and 8.25%, respectively from June 2006 to September 2007 when they both dropped 50 basis points. They dropped another 25 basis points the last day of October and again the middle of December; resulting in a discount rate of 4.25% and a prime rate of 7.25% as of December 31, 2007.

Historically, the largest and most variable source of income for the Company is net interest income. The results of operations for the years 2007 and 2006 reflect the impact of changes in rates as well as growth in the volume and change in composition of both interest earning assets and interest bearing liabilities during these periods.

The Company's assets continued to grow but net income decreased during 2007 as the impact of the three decreases totaling 100 basis points in the prime and other short-term rates over the last four months of the year became evident. The inverted yield curve throughout most of both 2006 and 2007 and the competitive pressure on interest rates paid on deposits added to the reduction of $331 thousand or 1.8% in net interest income from, $18.4 million in 2006 to $18.0 million in 2007. Additionally, earnings per share decreased to $1.25 in 2007 from $1.38 in 2006 while dividends per share of $1.12 were paid out in 2007 and $1.06 in 2006. Dividend payouts increased $0.06 per share or 5.7% in 2007. The Company remained well capitalized under regulatory guidelines after payment of dividends

The Company grew 2.4% in average assets from $375 million in 2006 to $384 million in 2007. Average earning assets grew from $351 million in 2006 to $358 million in 2007 or 2.0%. The Company continued to manage growth and interest rate risk through the sale of some long-term fixed-rate loans. Despite the fact that the Prime Rate has increased from its low of 4% on June 30, 2004, to 7.25% at December 31, 2005, to 8.25% at December 31, 2006 and back down to 7.25% at December 31, 2007, the yield curve was inverted for much of that time with long-term rates lower in 2007 by almost 50 basis points than they were in June 2004. The inverted yield curve for over two years and the competitive deposit rate "specials" have helped to drive a decrease in the net interest margin to 5.16% for 2007 as compared to 5.35% for 2006.

Union Bankshares, Inc. and Subsidiary
Management's Discussion and Analysis of Financial Condition and
Results of Operations (continued)

Loan demand was slower in 2007 with total loan growth of only $733 thousand or 0.2% over 2006, net of selling $15.5 million of loans in 2007 compared to loan sales of $17.8 million for 2006. Loans at December 31, 2007 included $3 million in Term Federal Funds which means that loans to customers decreased $2.3 million or 0.7% from the December 31, 2006 level. Loans in nonaccrual status were up between years at $3.3 million at December 31, 2007 versus $2.5 million at December 31, 2006, of which $206 thousand was guaranteed by the U.S. Small Business Administration at December 31, 2007. Other nonperforming loans increased to $2.3 million at December 31, 2007 from $2.2 million at December 31, 2006 but $1.3 million of those loans were guaranteed by the U.S. Department of Agriculture. The ratio of net charge-offs to average loans not held for sale was 0.07% for 2007 compared to (0.03%) for 2006, as recoveries exceeded charge-offs slightly during 2006. The Company's ratio of allowance for loan losses to loans not held for sale was 1.09% and 1.06% at December 31, 2007 and 2006, respectively. The ratio of allowance for loan losses to nonperforming loans has decreased to 60.47% at December 31, 2007 from 70.30% at December 31, 2006. The increase in the 2007 provision to $265 thousand from $180 thousand in 2006 reflects the slowdown in the real estate market, the general economy, and management's assessment of credit quality.

There has been significant competition in the financial services market place during the last few years for both loans and deposits. The uncertainty in the stock market and the continuance of deposit "special" products and teaser rates have made the competition intense. The growth in deposits was $6.5 million or 2.1% in 2006 and $4.1 million or 1.3% in 2007. These factors combined to reduce the net interest spread from 4.86% in 2006 to 4.59% in 2007 as the average rate paid on interest bearing liabilities rose from 2.43% to 2.87% from 2006 to 2007. The Company increased the investment security portfolio and the interest bearing deposits in banks utilizing the growth in deposits and the low long-term interest rates available for Federal Home Loan Bank (FHLB) of Boston advances. The Company will continue to focus on customer service and its core business of community banking to provide products and services to the communities it serves and the market for its future branches in Danville and St. Albans, Vermont and adopting new technologies as appropriate.

The regulatory environment of the past few years, including the federal Sarbanes-Oxley Act of 2002, has placed an extensive burden on small publicly traded companies as there are few significant differences in the requirements because of size, complexity of operations and products, nor is any relief provided in light of the other regulatory oversight to which the banking industry already is subject to from states, the FDIC and the Federal Reserve. The additional requirements add to operating costs and divert management somewhat from the objectives of growing and strengthening the business. Banks also spend a significant amount of time and dollars complying with the US Patriot Act and the Bank Secrecy Act to protect the U.S. financial system and their customers against identity theft, anti-money laundering, and terrorism.

On November 18, 2005, The Board of Directors of Union Bankshares, Inc. approved a Stock Repurchase Program. Under this program, the Company may repurchase up to $2.15 million or up to 100,000 shares of its common stock. During 2007, the Company purchased 32,183 shares of its common stock pursuant to that authority totaling $675 thousand. See Note 21 to the financial statements for additional information.

The Company's bank subsidiary maintains a noncontributory defined benefit pension plan covering all eligible employees who meet certain service requirements. During 2007 and 2006 contributions totaling $577 and $706 thousand, respectively were made to the pension plan. Minimum required contributions under the ERISA guidelines was $0 and $256 thousand, respectively and the Company made additional tax deductible voluntary contributions of $577 and $450 thousand in 2007 and 2006, respectively. See Notes 1 and 14 to the financial statements for additional information.

The following per share information and key ratios depict several measurements of performance or financial condition for or at the years ending December 31, 2007 and 2006, respectively:

                                                           2007         2006
                                                          -------------------

  Return on average assets (ROA)                           1.47%        1.67%
  Return on average equity (ROE)                          13.60%       14.96%
  Net interest margin (1)                                  5.16%        5.35%
  Efficiency ratio (2)                                    63.88%       60.89%
  Net interest spread (3)                                  4.59%        4.86%
  Loan to deposit ratio                                   96.81%       99.30%
  Net loan charge-offs (recoveries) to average loans
   not held for sale                                       0.07%      (0.03)%
  Allowance for loan losses to loans not held for sale     1.09%        1.06%
  Nonperforming assets to total assets                     1.48%        1.35%
  Equity to assets                                        10.70%       11.00%
  Total capital to risk weighted assets                   16.70%       17.44%
  Book value per share                                     $9.34        $9.25
  Earnings per share                                       $1.25        $1.38
  Dividends paid per share                                 $1.12        $1.06
  Dividend payout ratio(4)                                89.60%       76.81%

--------------------
(1) The ratio of tax equivalent net interest income to average earning assets.
(2) The ratio of noninterest expense to tax equivalent net interest income and noninterest income excluding securities gains and losses.
(3) The difference between the average rate earned on assets minus the average rate paid on liabilities.
(4) Cash dividends declared and paid per share divided by consolidated net income per share.

Union Bankshares, Inc. and Subsidiary
Management's Discussion and Analysis of Financial Condition and
Results of Operations (continued)

                             RESULTS OF OPERATIONS

The Company's net income for the year ended December 31, 2007, was $5.66 million compared with net income of $6.26 million for the year 2006.

Net Interest Income. The largest component of the Company's operating income is net interest income, which is the difference between interest and dividend income received from interest earning assets and the interest expense paid on interest bearing liabilities. The Company's net interest income decreased $331 thousand, or 1.8%, to $18.0 million for the year ended December 31, 2007 from $18.4 million for the year ended December 31, 2006. This decrease was due primarily to the increase in interest expense, as rates paid on deposit accounts were higher during the first nine months of 2007 than they had been in 2006 due to the continuing competitive pressures to "pay up" for deposits and the movement of funds from lower rate core deposits to higher rate time deposits. In addition, the reductions in the prime rate during the last four months of 2007, the slowdown in loan demand, and the resulting placement of more funds in interest bearing deposits in banks and investment securities, which earn at a lower rate than loans, also worked to more than offset the increase in interest income.

On average for the year, 93.1% of assets earned interest in 2007 versus 93.5% in 2006. The net interest spread decreased to 4.59% for the year ended December 31, 2007, from 4.86% for the year ended December 31, 2006, reflecting the continued challenging interest rate environment. The net interest margin for the 2007 period decreased 19 basis points to 5.16% from 5.35% for the 2006 period as the cost of interest bearing liabilities rose much faster than the rates earned on interest earning assets.

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

Union Bankshares, Inc. and Subsidiary
Management's Discussion and Analysis of Financial Condition and
Results of Operations (continued)

                                                                       Years Ended December 31,
                                                ----------------------------------------------------------------------
                                                               2007                                 2006
                                                ----------------------------------------------------------------------
                                                Average     Income/     Average      Average     Income/     Average
                                                Balance     Expense    Yield/Rate    Balance     Expense    Yield/Rate
                                                ----------------------------------------------------------------------
                                                                        (Dollars in thousands)
Average Assets
Federal funds sold and overnight deposits       $  7,037    $   357       5.00%      $  4,173    $   214       5.05%
Interest bearing deposits in banks                 9,732        463       4.76%         6,855        269       3.92%
Investment securities (1), (2)                    28,955      1,348       5.01%        26,179      1,157       4.75%
Loans, net (1), (3)                              310,761     24,010       7.83%       312,149     23,459       7.61%
FHLB of Boston stock                               1,391         95       6.73%         1,520         98       6.36%
                                                -------------------------------------------------------------------

  Total interest earning assets (1)              357,876     26,273       7.45%       350,876     25,197       7.29%

Cash and due from banks                           10,424                               10,338
Premises and equipment                             6,187                                6,068
Other assets                                       9,813                                8,062
                                                -------------------------------------------------------------------

  Total assets                                  $384,300                             $375,344
                                                ===================================================================

Average Liabilities and Stockholders' Equity
NOW accounts                                    $ 55,047        466       0.85%      $ 52,937        391       0.74%
Savings/money market accounts                     92,847      1,614       1.74%       102,347      1,673       1.63%
Time deposits                                    123,375      5,387       4.37%       105,688      3,843       3.64%
Borrowed funds                                    15,268        761       4.92%        18,907        914       4.77%
                                                -------------------------------------------------------------------
  Total interest bearing liabilities             286,537      8,228       2.87%       279,879      6,821       2.43%

Noninterest bearing deposits                      49,727                               49,328
Other liabilities                                  6,457                                4,315
                                                -------------------------------------------------------------------
  Total liabilities                              342,721                              333,522

Stockholders' equity                              41,579                               41,822
                                                -------------------------------------------------------------------
  Total liabilities and stockholders equity     $384,300                             $375,344
                                                ===================================================================

Net interest income                                         $18,045                              $18,376
                                                            =======================================================

Net interest spread (1)                                                   4.59%                                4.86%

Net interest margin (1)                                                   5.16%                                5.35%

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

                                                Year ended December 31, 2007
                                                   Compared to Year ended
                                                      December 31, 2006
                                            Increase/(Decrease) Due to Change In
                                            ------------------------------------
                                               Volume       Rate         Net
                                            ------------------------------------
Interest earning assets                            (Dollars in thousands)
Federal funds sold and overnight deposits      $ 145       $   (2)     $  143
Interest bearing deposits in banks               128           66         194
Investment securities                            126           65         191
Loans, net                                      (106)         657         551
FHLB of Boston stock                              (9)           6          (3)
                                               ------------------------------
    Total interest earning assets              $ 284       $  792      $1,076
                                               ------------------------------

Interest bearing liabilities
NOW accounts                                   $  16       $   59      $   75
Savings/money market accounts                   (164)         105         (59)
Time deposits                                    704          840       1,544
Borrowed funds                                  (180)          27        (153)
                                               ------------------------------
    Total interest bearing liabilities         $ 376       $1,031      $1,407
                                               ------------------------------

Net change in net interest income              $ (92)      $ (239)     $ (331)
                                               ==============================

Interest and Dividend Income 2007 versus 2006. The Company's interest and dividend income increased $1.1 million or 4.3% to $26.3 million for the year ended December 31, 2007 from $25.2 million for the year ended December 31, 2006. Average earning assets increased $7.0 million or 2.0% from $350.9 million at December 31, 2006 to $357.9 million at December 31, 2007. Average loans were $310.8 million for the year ended December 31, 2007 compared to $312.1 million for the year ended December 31, 2006, which is a decrease of $1.3 million or 0.4%. The slowdown in the origination of residential construction and first mortgage loans as well as commercial and consumer loans was partially offset by the increase in commercial real estate and home equity loans. Municipal loans can vary dramatically between years due to the bidding process for those loans and the Company's average municipal loans dropped from $19.1 million in 2006 to $17.5 million for 2007. The purchase of Term Federal funds in mid 2007 increased average loans for the year by $1.2 million. The yield on the loan portfolio increased from 7.61% for the year ended December 31, 2006, to 7.83% for the year ended December 31, 2007, or an increase of 22 basis points, as short-term interest rates and the prime rate which had continued to rise during the first half of 2006 didn't start to drop until mid-September 2007.

The average balance of investment securities (including mortgage-backed securities) increased $2.8 million or 10.6% from $26.2 million for the year ended December 31, 2006 to $29.0 million for the year ended December 31, 2007. This increase was due primarily to a slowing of loan demand combined with the growth in deposits. The yield on the investment portfolio increased from 4.75% for 2006 to 5.01% for 2007 or 26 basis points as the duration of the portfolio had been kept short in anticipation of the rise in interest rates which started mid-2004 and to fund the Company's ordinary liquidity needs as well as anticipated loan growth. The average level of federal funds sold and overnight deposits increased $2.8 million or 68.6% from $4.2 million for the year ended December 31, 2006 to $7.0 million for the year ended December 31, 2007. The yield on federal funds sold and overnight deposits decreased from 5.05% for 2006 to 5.00% for 2007, or 5 basis points. The average balance of interest bearing deposits in banks increased $2.9 million or 42.0% to $9.7 million for the year ended December 31, 2007 from $6.9 million for the year ended December 31, 2006. These deposit instruments are FDIC insured. The yield on interest bearing deposits in banks increased from 3.92% for 2006 to 4.76% for 2007 or 84 basis points, reflecting the rising rate environment during the first eight months of 2007 and competitive pricing pressures.

Interest Expense 2007 versus 2006. The Company's interest expense increased $1.4 million or 20.6% from $6.8 million for the year ended December 31, 2006 to $8.2 million for the year ended December 31, 2007. Interest rates paid in 2007 increased for all categories of interest bearing liabilities as short-term interest rates rose during the first half of the year and financial institutions competed aggressively for deposits. Average interest bearing liabilities increased $6.6 million or 2.4% from $279.9 million for the year ended December 31, 2006 to $286.5 million for the year ended December 31, 2007. Average NOW accounts increased $2.1 million or 4.0% from $52.9 million for the year ended December 31, 2006 to $55.0 million for the year ended December 31, 2007. The average balances of savings and money market accounts decreased $9.5 million or 9.3% from $102.3 million for the year ended December 31, 2006 to $92.8 million for the year ended December 31, 2007 as customers moved funds into time deposits to take advantage of the higher interest rates offered. Time deposits increased $17.7 million or 16.7% to $123.4 million for 2007 from $105.7 million for 2006. The market for these deposits was very competitive throughout 2007 with brokerage firms, mutual banks, credit unions, nationwide banks and insurance companies keeping the interest rates offered up. The average rate paid on interest bearing deposits increased 49 basis points from 2.26% in 2006 to 2.75% in 2007. This contributed significantly to the reduction in the net interest spread from 4.86% in 2006 to 4.59% in 2007. The average balance of borrowed funds decreased $3.6 million or 19.2%, from $18.9 million for the year ended December 31, 2006, to $15.3 million for the year ended December 31, 2007 as deposit growth sustained asset growth. The average rate paid for borrowed funds increased from 4.77% for the year ended December 31, 2006 to 4.92% for the year ended December 31, 2007 as some longer term, higher rate advances were taken down during the second half of 2007 to match fund specific commercial real estate loans.

Union Bankshares, Inc. and Subsidiary
Management's Discussion and Analysis of Financial Condition and
Results of Operations (continued)

Provision for Loan Losses. Due to management's assessment of the credit quality of the Company's loan customers, the composition and size of the loan portfolio, and economic conditions and risks, including the impact of the slowdown in loan demand, the real estate market in our region, and general economic conditions, the provision for loan losses was increased from $180 thousand in 2006 to $265 thousand in 2007. Refer to Asset Quality and Allowance for Loan Losses sections below for more in depth discussion.

Noninterest income. The following table sets forth changes from 2006 to 2007 for the components of noninterest income:

                                                           For The Year Ended December 31,
                                                  -------------------------------------------------
                                                   2007        2006       $ Variance     % Variance
                                                  -------------------------------------------------
                                                               (Dollars in thousands)
Trust income                                        $359      $  304         $ 55            18.1
Service fees                                       3,427       3,109          318            10.2
Net gains on sales of investment securities          122         135          (13)           (9.6)
Net gains on sales of loans held for sale            138         288         (150)          (52.1)
Net gains on sales of other real estate owned         46          --           46           100.0
Other                                                203         222          (19)            8.6
                                                  -----------------------------------------------
    Total noninterest income                      $4,295      $4,058         $237             5.8
                                                  ===============================================

Trust income. For 2007 compared to 2006, the increase resulted from increases in regular fees due to growth in assets under management and trust relationships and the improved market value of assets under management.

Service fees. The increase in service fees for 2007 compared to 2006 is primarily due to the increase in overdraft fees from $1.14 million in 2006 to $1.26 million in 2007 mainly due to the fee increase from $22 to $25 per item in April 2006, the increase in merchant program income from $386 thousand in 2006 to $455 thousand in 2007 and the increase in ATM and interchange fees from $676 thousand in 2006 to $741 thousand in 2007.

Net gains on sales of loans held for sale. Net gains decreased from 2006 to 2007 by $150 thousand or 52.1% even though total loans sold only decreased 12.9% to $15.5 million in 2007 from $17.8 million in 2006.

Net gains on sales of other real estate owned. The increase in 2007 compared to 2006 was due primarily to the sale in 2007 of the underlying properties from two commercial properties, two residential properties and two pieces of land.

Noninterest expense. The following table sets forth changes from 2006 to 2007 for the components of noninterest expense:

                                                           For The Year Ended December 31,
                                                  -------------------------------------------------
                                                   2007        2006       $ Variance     % Variance
                                                  -------------------------------------------------
                                                               (Dollars in thousands)
Salaries and wages                                $ 6,211     $ 6,012        $199             3.3
Pension and employee benefits                       2,316       2,344         (28)           (1.2)
Occupancy expense, net                                838         802          36             4.5
Equipment expense                                   1,094       1,038          56             5.4
Supplies and printing                                 327         313          14             4.5
Communications                                        220         220          --              --
Postage and shipping                                  218         211           7             3.3
Professional fees                                     250         272         (22)           (8.1)
Advertising                                           236         244          (8)           (3.3)
Vermont franchise tax                                 359         279          80            28.7
Expenses of other real estate owned                   262          57         205           359.6
Equity in losses of limited partnerships              265         297         (32)          (10.8)
Other                                               1,859       1,725         134             7.8
                                                  -----------------------------------------------
    Total noninterest expense                     $14,455     $13,814        $641             4.6
                                                  ===============================================

Salaries, wages and benefits. The salaries and wages increase in 2007 over 2006 was due primarily to regular salary activity and the expansion of the Littleton loan production office to a full service branch in March 2006. The decrease in expenses for the pension and employee benefits was mainly due to the decrease in the defined benefit pension plan expense of $92 thousand offset by the increased cost of partially self insured medical plan of $72 thousand.

Occupancy and equipment expense. Occupancy expense increased in 2007 mainly due to increased building depreciation and real estate taxes for new facilities and the increased cost of fuel and janitorial costs throughout the system. The increase in equipment expense for 2007 versus 2006 was due mainly to increased maintenance contract expense as licenses and services were upgraded to remain current and competitive.

Professional fees. Professional fees decreased in 2007 versus 2006 due primarily to the non recurrence of $60 thousand in expenses related to information systems strategic planning, testing and management services partially offset by the additional $44 thousand in expenses related to the Company's ongoing implementation of provisions of the Sarbanes-Oxley Act of 2002.

Union Bankshares, Inc. and Subsidiary
Management's Discussion and Analysis of Financial Condition and
Results of Operations (continued)

Vermont franchise tax. Vermont franchise tax, which is based on average deposits, increased for 2007 compared to 2006 as $81 thousand of remaining net tax credits awarded to the Company as a result of a limited partnership investment was applied to 2006's expense. These credits were fully utilized in 2006 and were no longer available for 2007.

Expenses of other real estate owned. Expenses of other real estate owned increased $205 thousand to $262 thousand in 2007 from $57 thousand in 2006 due to the $158 thousand write down of the value of other real estate acquired. There were only two residential properties valued at $226 thousand as of December 31, 2007 remaining and one has subsequently been sold.

Equity in losses of limited partnerships. These expenses decreased in 2007 from 2006 due primarily to the non-recurrance of an adjustment in 2006 of equity in losses of two 2005 investments in affordable housing projects. The Company receives income tax credits from these investments as well as a reduction in income tax expense from the equity in losses.

Income Tax Expense. The Company has provided for current and deferred federal income taxes for the current and all prior periods presented. The Company's provision for income taxes decreased to $2.0 million for 2007 from $2.2 million for 2006. This is mainly the result of the decrease in federal income taxes from decreased taxable income. The Company's effective tax rate for 2007 was 25.8% compared to 25.9% for 2006.

                              FINANCIAL CONDITION

At December 31, 2007, the Company had total consolidated assets of $393.4 million, including gross loans and loans held for sale ("total loans") of $318.3 million, deposits of $324.0 million and stockholders' equity of $42.1 million. Based on the most recent information published by the Vermont Banking Commissioner, in terms of total assets at December 31, 2006, Union Bank ranked as the fifth largest institution of the nineteen commercial banks and savings institutions headquartered in Vermont.

The Company's total assets increased by $12.2 million, or 3.2% to $393.4 million at December 31, 2007 from $381.1 million at December 31, 2006. Total net loans and loans held for sale increased by $0.7 million or 0.2% to $314.8 million, representing 80.0% of total assets at December 31, 2007 as compared to $314.1 million or 82.4% of total assets at December 31, 2006. The slight increase in 2007 resulted from growth of $2.5 million in commercial real estate loans, growth of $1.2 million in residential real estate loans, a $4.0 million increase in the residential real estate loans held for sale between years and the investment in $3.0 million in term federal funds with one of our correspondent banks. These increases were mostly offset by decreases of $2.4 million in real estate construction loans, $4.2 million in municipal loans, $2.7 million in commercial loans and $0.5 million in consumer loans. Loan growth was slow during the year and was moderated by management's decision to continue to sell some lower rate loans into the secondary market during 2007 to mitigate future interest rate risk and to participate out some commercial real estate loans to mitigate the level of credit risk.

Cash and due from banks increased from $11.7 million at December 31, 2006 to $12.8 million at December 31, 2007. Federal funds sold and overnight deposits decreased $8.7 million to $0.6 million at December 31, 2007 from $9.3 million at December 31, 2006. Investment securities available-for-sale increased $10.1 million or 42.6% from $23.7 million at December 31, 2006 to $33.8 million at December 31, 2007. The increase was due to the purchase of $14.5 million of debt and equity securities, as loan demand was slower than recent years while deposit growth and low rate FHLB advances were available. There was also a decrease of $232 thousand in the unrealized holding losses resulting in unrealized net losses of only $1 thousand at December 31, 2007.

Total deposits increased $4.2 million or 1.3% to $324.0 million at December 31, 2007 from $319.8 million at December 31, 2006. Noninterest bearing deposits increased 2.3% or $1.3 million from $54.9 million at December 31, 2006 to $56.2 million at December 31, 2007. Interest bearing deposits increased 1.1% or $2.9 million from $264.9 million to $267.8 million.

Borrowed funds from the Federal Home Loan Bank of Boston increased $5.7 million or 39.0% to $20.3 million at December 31, 2007 from $14.6 million at December 31, 2006 as Union Bank has taken advantage of the low advance rates in late 2007 to lock in both short-term liquidity funding as well as long-term strategic funding.

Total stockholders' equity increased by $0.2 million or 0.5% to $42.1 million at December 31, 2007 from $41.9 million at December 31, 2006. This increase reflected net income of $5.7 million, a $9 thousand increase due to the issuance of stock options, a $50 thousand increase due to the exercise of stock options, a decrease of $153 thousand in the net unrealized holding loss on investment securities available-for-sale, and a decrease of $25 thousand in the net unfunded defined benefit pension liability offset by dividend payments of $5.1 million and the purchase of treasury stock for $675 thousand.

Loan Portfolio. The Company's loan portfolio (including loans held for sale) primarily consists of adjustable- and fixed-rate mortgage loans secured by one-to-four family, multifamily or commercial real estate. As of December 31, 2007, the gross loan portfolio totaled $318.3 million or 80.9% of assets compared to $317.6 million or 83.3% of assets as of December 31, 2006. Total loans have increased $0.7 million or 0.2% since December 31, 2006, despite selling $15.5 million of loans held for sale during 2007 resulting in a gain on sale of loans of $138 thousand. Sales of loans in 2006 totaled $17.8 million for a gain of $288 thousand. Management expects to continue to use this strategy to manage interest rate exposure or liquidity needs in the future.

Union Bankshares, Inc. and Subsidiary
Management's Discussion and Analysis of Financial Condition and
Results of Operations (continued)

The composition of the Company's total loan portfolio at year-end for each of the last five years was as follows:

                                                                Year Ended, December 31,
                             ------------------------------------------------------------------------------------------------
                                   2007                2006                2005                2004                2003
                             ------------------------------------------------------------------------------------------------
                                $         %         $         %         $         %         $         %         $         %
                             ------------------------------------------------------------------------------------------------
                                                                  (Dollars in thousands)
Residential real estate      115,303     36.2    114,139     35.9    106,470     34.7    100,130     35.7     89,974     33.1
Construction real estate      20,190      6.4     22,568      7.1     18,066      5.9     20,050      7.2     18,257      6.7
Commercial real estate       133,320     41.9    130,848     41.2    130,483     42.5    108,474     38.7    102,366     37.7
Commercial                    16,537      5.2     19,253      6.1     20,650      6.7     20,584      7.4     17,877      6.6
Consumer and other             7,175      2.3      7,717      2.4      7,999      2.6      8,729      3.1      9,402      3.5
Municipal                     15,069      4.7     19,297      6.1     17,009      5.5     13,454      4.8     15,346      5.6
Term Fed funds                 3,000      0.9         --       --         --       --         --       --         --       --
Loans held for sale            7,711      2.4      3,750      1.2      6,546      2.1      8,814      3.1     18,524      6.8
                             ------------------------------------------------------------------------------------------------
    Total loans              318,305    100.0    317,572    100.0    307,223    100.0    280,235    100.0    271,746    100.0
                             ================================================================================================

For residential loans, the Company generally does not lend more than 80% of the appraised value of the home without a government guaranty or the borrower purchasing private mortgage insurance and does not lend more than 100% of the value. The Company lends up to 80% of the collateral value on commercial real estate loans to strong borrowers. The majority of commercial real estate loans do not exceed 75% of the appraised collateral value. However, the loan to value may go up to 90% on loans with government guarantees or other mitigating circumstances. The Company does not make loans that are interest only, teaser rates or that result in negative amortization of the principal, except for construction and other short-term loans for either commercial or consumer purposes where the credit risk is evaluated on a borrower by borrower basis. The Company evaluates the borrower's ability to pay on variable-rate loans over a variety of interest rate scenarios not just the current rate.

The Company originates and sells residential mortgages into the secondary market, with most such sales made to the Federal Home Loan Mortgage Corporation ("FHLMC") and the Vermont Housing Finance Agency ("VHFA"). These loans are classified as held for sale at the time of origination or when a decision is made to increase the loans held for sale. They are accounted for at the lower of cost or fair value and reviewed at least quarterly based on current market pricing. The Company serviced a residential real estate mortgage portfolio of $204.1 million and $198.4 million at December 31, 2007 and 2006, respectively. Of that portfolio, $87.4 million at December 31, 2007 and $84.3 million at December 31, 2006 was serviced for unaffiliated third parties. Additionally, the Company originates commercial real estate and commercial loans under various Small Business Administration ("SBA") programs that provide an agency guarantee for a portion of the loan amount. The Company occasionally sells the guaranteed portion of the loan to other financial concerns and will retain servicing rights, which generates fee income. These loans are classified as held for sale as they are identified and accounted for at the lower of cost or fair value and priced at least quarterly by an independent party. The Company serviced approximately $6.2 million of commercial and commercial real estate loans for unaffiliated third parties as of December 31, 2007 and $7.9 million at December 31, 2006. The Company capitalizes servicing rights on these fees and recognizes gains and losses on the sale of the principal portion of these notes as they occur. The unamortized balance of servicing rights on loans sold with servicing retained was $297 thousand as of December 31, 2007 and $310 thousand as of December 31, 2006, with an estimated market value in excess of their carrying value at both year ends. Management periodically evaluates and measures the servicing assets for impairment.

In the ordinary course of business, the Company occasionally participates out a portion of commercial or real estate loans to other financial institutions for liquidity or credit concentration management purposes. The total of loans participated out as of December 31, 2007 was $11.6 million and $9.5 million at December 31, 2006.

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

Union Bankshares, Inc. and Subsidiary
Management's Discussion and Analysis of Financial Condition and
Results of Operations (continued)

The following table breaks down by classification the maturities of the gross loans held in portfolio and held for sale as of December 31, 2007:

                                   Within 1      2-5       Over 5
                                     Year       Years       Years
                                   -------------------------------
                                   (Dollars in thousands)
      Residential real estate
        Fixed-rate                  $ 4,465    $ 4,674    $ 41,598
        Variable-rate                 3,354        945      67,140
      Construction real estate
        Fixed-rate                   13,716        590         153
        Variable-rate                 1,104        502       4,125
      Commercial real estate
        Fixed-rate                    1,605      3,930       9,759
        Variable-rate                18,965      3,581      96,318
      Commercial
        Fixed-rate                      900      5,248         744
        Variable-rate                 5,117      2,536       1,992
      Municipal
        Fixed-rate                   10,387      2,798         546
        Variable-rate                    --         --       1,338
      Consumer & Other
        Fixed-rate                    5,485      4,132         449
        Variable-rate                    71         37           1
                                    ------------------------------
          Total                     $65,169    $28,973    $224,163
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

The Company's Board of Directors has set forth lending policies (which are periodically reviewed and revised as appropriate) that include conservative individual lending limits for officers, aggregate and advisory board approval levels, Board approval for large credit relationships, a loan review program and other limits or standards deemed necessary and prudent. The Company's loan credit review department is supervised by an experienced former regulatory examiner and staffed by a Certified Public Accountant as well as other experienced personnel and encompasses a quality control process for loan documentation and underwriting that may include a post-closing review. The Company also maintains a monitoring process for credit extensions. The Company performs periodic concentration analyses based on various factors such as industries, collateral types, large credit sizes and officer portfolio loads. The Company has established underwriting guidelines to be followed by its officers, exceptions are required to be approved by a senior loan officer or the Board of Directors. The Company monitors its delinquency levels for any negative or adverse trends. There can be no assurance, however, that the Company's loan portfolio will not become subject to increasing pressures from deteriorating borrower credit due to general or local economic conditions.

Restructured loans include the Company's troubled debt restructurings that involved forgiving a portion of interest or principal on any loans, refinancing loans at a rate materially less than the market rate, rescheduling loan payments, or granting other concessions to a borrower due to financial or economic reasons related to the debtor's financial difficulties. Restructured loans do not include qualifying restructured loans that have complied with the terms of their restructure agreement for a satisfactory period of time. Restructured loans in compliance with modified terms totaled $184 thousand at December 31, 2007 and $1.3 million at December 31, 2006. At December 31, 2007, the Company was not committed to lend any additional funds to borrowers whose terms had been restructured.

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

The Company had loans on nonaccrual status totaling $3.3 million at December 31, 2007 and $2.5 million at December 31, 2006. Of the $3.3 million in nonaccrual status at December 31, 2007, there is a U.S. Small Business Administration guarantee on $206 thousand. The aggregate interest on nonaccrual loans not recognized for the years ended December 31, 2007 and 2006 was $457 thousand and $371 thousand, respectively.

Union Bankshares, Inc. and Subsidiary
Management's Discussion and Analysis of Financial Condition and
Results of Operations (continued)

The Company had $2.3 million and $2.2 million in loans past due 90 days or more and still accruing at December 31, 2007 and 2006, respectively. Of the $2.3 million in loans at December 31, 2007 past due 90 days or more and still accruing interest, certain loans, totaling $1.3 million are covered by guarantees of U.S. government at December 31, 2007.

At December 31, 2007, the Company had internally classified certain loans totaling $21 thousand, compared to $319 thousand at December 31, 2006. In management's view, such loans represent a higher degree of risk and could become nonperforming loans in the future. While still on a performing status, in accordance with the Company's credit policy, loans are internally classified when a review indicates the existence of any of the following conditions making the likelihood of collection questionable:

o   the financial condition of the borrower is unsatisfactory;
o   repayment terms have not been met;
o the borrower has sustained losses that are sizable, either in absolute terms or relative to net worth;
o   confidence is diminished;
o   loan covenants have been violated;
o   collateral is inadequate; or
o   other unfavorable factors are present.

The Company has been actively working with customers who may be delinquent or headed for problems due to the downturn in the economy and the slowdown in the residential real estate market, although northern New England has not yet experienced these issues to the extent of other parts of the country. One of the benefits of being a community financial institution is our employees' and Boards' knowledge of the community and borrowers which allows us to be proactive in working closely with our loan customers. The Company's delinquency rates have historically run higher than similar institutions while losses have been lower. The Company has not targeted sub-prime borrowers and has not experienced an elevated delinquency in this area.

On occasion real estate properties are acquired through or in lieu of loan foreclosure. These properties are held for sale and are initially recorded at the lesser of the recorded loan or fair value at the date of the Company's acquisition of the property, with fair value based on an appraisal for more significant properties and on management's estimate for minor properties. The Company had property classified as OREO at December 31, 2007 valued at $226 thousand and property valued at $399 thousand so classified on December 31, 2006.

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

The allowance is increased by a provision for loan losses, which is charged to earnings and reduced by charge-offs, net of recoveries. The provision for loan losses represents the current period credit cost associated with maintaining an appropriate allowance for loan losses. Based on an evaluation of the loan portfolio, management presents a quarterly analysis of the allowance to the Board of Directors, indicating any changes in the allowance since the last review and any recommendations as to adjustments in the allowance. Additionally, bank regulatory agencies regularly review the Company's allowance for loan losses as an integral part of their examination process.

Credit quality of the commercial portfolio is quantified by a corporate credit rating system designed to parallel regulatory criteria and categories of loan risk and has historically been well received by the various regulatory authorities. Individual loan officers monitor their loans to ensure appropriate rating assignments are made on a timely basis. Risk ratings and quality of commercial and retail credit portfolios are also assessed on a regular basis by an independent Credit Review Department. Credit Review personnel conduct ongoing portfolio analyses and individual credit reviews to evaluate loan risk and compliance with corporate lending policies. The level of allowance allocable to each group of risk rated loans is then determined by applying a loss factor that estimates the amount of probable loss in each category. The assigned loss factor for each risk rating is based upon management's assessment of historical loss data, portfolio characteristics, economic trends, overall market conditions and past experience.

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

For the year ended December 31, 2007, the methodology used to determine the provision for loan losses was unchanged from the prior year. The composition of the Company's loan portfolio remained relatively unchanged from December 31, 2006, and there was no material change in the lending programs or terms during the year.

The following table reflects activity in the allowance for loan losses for the years ended December 31:

                                        2007       2006       2005       2004       2003
                                       --------------------------------------------------
                                                     (Dollars in thousands)
Balance at the beginning of period     $3,338     $3,071     $3,067     $3,029     $2,908
Charge-offs
  Real estate                              99          8         28         37         17
  Commercial                               79          3         19         26         10
  Consumer and other                       90         73         63         53         65
                                       --------------------------------------------------
    Total charge-offs                     268         84        110        116         92
                                       --------------------------------------------------
Recoveries
  Real estate                              10         26         14          6          2
  Commercial                                3         18          4         72         28
  Consumer and other                       30        127         36         46         69
                                       --------------------------------------------------
    Total recoveries                       43        171         54        124         99
                                       --------------------------------------------------
Net (charge-offs) recoveries             (225)        87        (56)         8          7
Provision for loan losses                 265        180         60         30        114
                                       --------------------------------------------------
Balance at end of period               $3,378     $3,338     $3,071     $3,067     $3,029
                                       ==================================================

The following table shows the breakdown of the Company's allowance for loan loss by category of loan (net of loans held for sale) and the percentage of loans in each category to total loans in the respective portfolios at December 31:

                                 2007                  2006                 2005                 2004                2003
                           -----------------------------------------------------------------------------------------------------
                           Amount    Percent    Amount    Percent    Amount    Percent    Amount    Percent    Amount    Percent
                           -----------------------------------------------------------------------------------------------------
                                                                    (Dollars in thousands)
Real Estate
  Residential              $  710      35.7     $  640      34.8     $  571      35.4     $  585      34.4     $  550      33.2
  Commercial                2,011      42.9      1,901      41.7      1,826      43.4      1,733      42.5      1,578      42.7
  Construction                202       6.5        296       7.2        181       6.0        199       7.3        183       7.2
Other Loans
  Commercial                  277       5.3        312       6.1        343       6.9        349       7.5        336       7.1
  Consumer installment        112       2.3        125       2.5        123       2.6        138       3.3        145       3.7
  Municipal, other and
   unallocated                 66       7.3         64       7.7         27       5.7         63       5.0        237       6.1
                           ----------------------------------------------------------------------------------------------------
    Total                  $3,378     100.0     $3,338     100.0     $3,071     100.0     $3,067     100.0     $3,029     100.0
                           ====================================================================================================

Ratio of net charge-offs
 (recoveries) to average
 loans not held for sale               0.07%               (0.03%)               0.02%                0.00%                0.00%
Ratio of allowance for
 loan losses to loans not
 held for sale                         1.09%                1.06%                1.02%                1.13%                1.20%
Ratio of allowance for
 loan losses to
 nonperforming loans(1)               60.47%               70.26%               66.66%               57.91%               91.65%

--------------------
(1)   Nonperforming loans includes loans in nonaccrual status plus loans past due 90 days or more and still accruing.

Union Bankshares, Inc. and Subsidiary
Management's Discussion and Analysis of Financial Condition and
Results of Operations (continued)

Management of the Company believes, in their best estimate, that the allowance for loan losses at December 31, 2007 is adequate to cover probable credit losses inherent in the Company's loan portfolio as of such date. However, there can be no assurance that the Company will not sustain losses in future periods which could be greater than the size of the allowance at December 31, 2007.

While the Company recognizes that an economic slowdown may adversely impact its borrowers' financial performance and ultimately their ability to repay their loans, management continues to be cautiously optimistic about the collectability of the Company's loan portfolio.

Investment Activities. The investment portfolio is used to generate interest income, manage liquidity and mitigate interest rate sensitivity. At December 31, 2007, the reported value of investment securities available-for-sale was $33.8 million or 8.6% of assets compared to $23.7 million or 6.2% of assets at December 31, 2006. The Company had no investment securities classified as held-to-maturity or trading. Current accounting guidance requires banks to recognize all appreciation or depreciation of the investment portfolio on the balance sheet for available-for-sale securities even though a gain or loss has not been realized. Investment securities classified as available-for-sale are marked-to-market with any unrealized gain or loss after taxes charged to the equity portion of the balance sheet. The reported value of investment securities available-for-sale at December 31, 2007 reflects net unrealized loss of $1 thousand.

At December 31, 2007, forty-two debt securities had unrealized losses with aggregate depreciation of 0.7% from the Company's amortized cost basis. Securities are evaluated at least quarterly for other-than-temporary impairment and during 2007, in management's estimation no security was other-than-temporarily impaired.

The following tables show as of December 31, 2007 and 2006 the amortized cost, fair value and weighted average yield of the Company's investment debt portfolio maturing within the stated periods:

                                                                          December 31, 2007
                                             ----------------------------------------------------------------------------
                                                                              Maturities
                                             ----------------------------------------------------------------------------
                                              Within       One to       Five to       Over        Total       Weighted
                                             One Year    Five Years    Ten Years    Ten Years     Cost      Average Yield
                                             ----------------------------------------------------------------------------
                                                                     (Dollars in thousands)
Investment securities available-for-sale
  U.S. Government-sponsored enterprises       $   --      $    --      $ 2,498       $1,001      $ 3,499        5.45%
  Mortgage-backed                                245        3,274        1,817        4,898       10,234        4.56%
  State and political subdivisions               388        2,203        1,957        3,633        8,181        5.90%
  Corporate debt                               2,960        3,728        4,955          199       11,842        5.27%
                                              ----------------------------------------------------------------------
Total investment debt securities              $3,593      $ 9,205      $11,227       $9,731      $33,756        5.22%
                                              ======================================================================

Fair value                                    $3,591      $ 9,168      $11,236       $9,731      $33,726
                                              ==========================================================

Weighted average yield                          5.00%        5.02%        5.32%        5.39%        5.22%
                                              ==========================================================

                                                                          December 31, 2006
                                             ----------------------------------------------------------------------------
                                                                              Maturities
                                             ----------------------------------------------------------------------------
                                              Within       One to       Five to       Over        Total       Weighted
                                             One Year    Five Years    Ten Years    Ten Years     Cost      Average Yield
                                             ----------------------------------------------------------------------------
                                                                     (Dollars in thousands)
Investment securities available-for-sale
  U.S. Government-sponsored enterprises       $1,000      $    --      $   998       $  499      $ 2,497        4.36%
  Mortgage-backed                                 --        3,982        1,726        5,951       11,659        4.47%
  State and political subdivisions               140        2,675          941          704        4,460        5.86%
  Corporate debt                                 500        3,898           --          698        5,096        5.01%
                                              ----------------------------------------------------------------------
Total investment debt  securities             $1,640      $10,555      $ 3,665       $7,852      $23,712        4.83%
                                              ======================================================================

Fair value                                    $1,614      $10,438      $ 3,618       $7,656      $23,326
                                              ==========================================================

Weighted average yield                          3.63%        4.96%        5.05%        4.81%        4.83%
                                              ==========================================================

The tables above exclude marketable equity securities, with a book value of $47 thousand and a market value of $77 thousand at December 31, 2007, and a book value of $196 thousand and a market value of $349 thousand at December 31, 2006 which have no maturity but may be sold by the Company at any time. The table also excludes mutual funds with a book and market value of $19 thousand at December 31, 2007 and of $7 thousand at December 31, 2006.

Union Bankshares, Inc. and Subsidiary
Management's Discussion and Analysis of Financial Condition and
Results of Operations (continued)

Deposits. The following table shows information concerning the Company's average deposits by account type, and the weighted average nominal rates at which interest was paid on such deposits for the years ended December 31:

                                                 2007                                  2006
                                   -----------------------------------------------------------------------
                                                Percent                               Percent
                                   Average      of Total     Average     Average      of Total     Average
                                    Amount      Deposits      Rate        Amount      Deposits      Rate
                                   -----------------------------------------------------------------------
                                                           (Dollars in thousands)
Nontime deposits
  Noninterest bearing deposits     $ 49,727       15.5          --       $ 49,328       15.9           -
  NOW accounts                       55,046       17.2        0.85%        52,937       17.1        0.74%
  Money market accounts              51,470       16.0        2.65%        56,286       18.1        2.48%
  Savings accounts                   41,377       12.9        0.60%        46,061       14.8        0.60%
                                   ---------------------------------------------------------------------
    Total nontime deposits          197,620       61.6        1.05%       204,612       65.9        1.01%
                                   ---------------------------------------------------------------------
Time deposits
  Less than $100,000                 78,237       24.4        4.07%        66,982       21.6        3.34%
  $100,000 and over                  45,138       14.0        4.87%        38,706       12.5        4.14%
                                   ---------------------------------------------------------------------
    Total time deposits             123,375       38.4        4.37%       105,688       34.1        3.64%
                                   ---------------------------------------------------------------------
Total deposits                     $320,995      100.0%       2.33%      $310,300      100.0%       1.90%
                                   =====================================================================

A maturity distribution of time deposits in denominations of $100,000 or more at December 31 is as follows:

                                                  2007           2006
                                                ----------------------
                                                (Dollars in thousands)

      Three months or less                      $15,443        $13,466
      Over three months through six months       16,706         17,254
      Over six months through twelve months      11,859         11,299
      Over twelve months                          2,135          2,219
                                                ----------------------
                                                $46,143        $44,238
                                                ======================

Liability for Pension Benefits. The Company has a Liability for Pension Benefits for its defined benefit pension plan of $1.3 million at both December 31, 2007 and 2006. The adjustment to initially apply SFAS No. 158 for the unfunded liability at December 31, 2006 was $1.3 million with the offsetting debits to deferred taxes of $437 thousand and to stockholders equity of $849 thousand. Note 14 to the Consolidated Financial Statements includes further discussion and information on the Company's employee benefits and is incorporated herein by reference.

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

In determining the discount rate to be utilized the following factors were considered: average age and anticipated longevity of current plan participants, the shape of the current yield curve and the anticipated change in the curve and the resulting yields available on long-term investments by review of Moody's Corporate Bond Indexes, yield on 15 and 30 year mortgages, and the Lehman US Corporate and Agency Bond Indices. The determination was made to raise the discount rate from 5.75% at December 31, 2006 to 6.00% at December 31, 2007.

The Company bases its expected rate of return on plan assets on past history, current earning rates available on investments and economic forecasts of where rates are headed in the future. The expected rate of return is conservative as the plan has typically taken short-term risk by investing heavily in equity and international mutual fund markets which over the long-term have proven to be good decisions. Through the end of 2007, our actual net investment returns over the last 16 years had a high of 20.35% and a low of negative 6.60%. The latest one year return, as of December 31, 2007, was 7.17%. Therefore, the conservative expectation of a 6.75% return, which is consistent with the 2.50% inflation assumption, is balanced by our discount rate of 6.00% since the plan has a very long-term (40+ years) horizon.

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

A key element in the process of managing market risk involves direct involvement by senior management and oversight by the Board of Directors as to the level of risk assumed by the Company in its balance sheet. The Board of Directors reviews and approves risk management policies, including risk limits and guidelines, and reviews quarterly the current position in relationship to those limits and guidelines. Daily oversight functions are delegated to the Asset Liability Management Committee ("ALCO"). The ALCO, consisting of senior business and finance officers, actively measures, monitors, controls and manages the interest rate risk exposure that can significantly impact the Company's financial position and operating results. The ALCO sets liquidity targets based on the Company's financial condition and existing and projected economic and market conditions. The Company does not have any market risk sensitive instruments acquired for trading purposes. The Company attempts to structure its balance sheet to maximize net interest income and shareholder value while controlling its exposure to interest rate risk. Strategies might include selling or participating out loans held for sale or investments available-for-sale. The ALCO formulates strategies to manage interest rate risk by evaluating the impact on earnings and capital of such factors as current interest rate forecasts and economic indicators, potential changes in such forecasts and indicators, liquidity, competitive pressures and various business strategies. The ALCO's methods for evaluating interest rate risk include an analysis of the Company's interest rate sensitivity "gap", which provides a static analysis of the maturity and repricing characteristics of the Company's entire balance sheet, and a simulation analysis, which calculates projected net interest income based on alternative balance sheet and interest rate scenarios, including "rate shock" scenarios involving immediate substantial increases or decreases in market rates of interest.

Members of ALCO meet at least weekly to set loan and deposit rates, make investment decisions, monitor liquidity and evaluate the loan demand pipeline. Deposit runoff is monitored daily and loan prepayments evaluated monthly. The Company historically has maintained a substantial portion of its loan portfolio on a variable-rate basis and plans to continue this Asset/Liability/Management
(ALM) strategy in the future. Portions of the variable-rate loan portfolio have interest rate floors and caps which are taken into account by the Company's ALM modeling software to predict interest rate sensitivity including prepayment risk. The investment portfolio is all classified as available-for-sale and the modified duration is relatively short. The Company does not utilize any derivative products or invest in any "high risk" instruments.

The Company's interest rate sensitivity analysis (simulation) as of December 2006 for a simulated, immediate, and proportional 100 basis point downward shock of the prime rate from 8.25% to the anticipated prime rate of 7.25%, maintained throughout 2007, projected the following 2007 results compared to the actual:

                                                       2007          2007          %
                                                     Projected      Actual      Variance
                                                     -----------------------------------
                                                           (Dollars in thousands)
      Average earning assets                         $349,888      $357,876        2.3
      Average loans                                  $316,930      $310,761       (1.9)
      % loans to interest earning assets                 90.6%         86.8%      (4.2)
      Average interest bearing liabilities           $279,040      $286,537        2.7
      Noninterest bearing deposits                   $ 49,864      $ 49,727       (0.3)

      Interest and fees on loans                     $ 23,053      $ 24,010        4.2
      Other interest income                             1,549         2,263       46.1
      Interest expense                                  7,519         8,228       (9.4)
                                                     ---------------------------------
      Net interest income                              17,083        18,045        5.6
      Provision for loan losses                           180           265      (47.2)
      Noninterest income                                3,928         4,295        9.3
      Noninterest expense                              14,217        14,455       (1.7)
      Provision for income taxes                        1,634         1,965      (20.3)
                                                     ---------------------------------
      Net income                                     $  4,980      $  5,655       13.6

      Net interest margin                                4.71%         5.16%       9.6
      Yield on interest earning assets                   7.03%         7.45%       6.0
      Rates paid on interest bearing liabilities         2.69%         2.87%      (6.7)
      Net interest spread                                4.34%         4.59%       5.8
      Return on assets                                   1.32%         1.47%      11.4
      Return on equity                                  11.89%        13.60%      14.4

Union Bankshares, Inc. and Subsidiary
Management's Discussion and Analysis of Financial Condition and
Results of Operations (continued)

In actuality, the prime rate moved down in 25 basis point increments leading to decreases in interest rates on short-term assets and variable-rate loans and deposits in conjunction with the three prime rate decreases on September 18th, October 31st and December 11th. Long-term rates dropped some during the fourth quarter of 2007 but not as rapidly as the short-term rates. The yield curve remained inverted throughout the majority of 2007 finally moving back to a positive curve during the fourth quarter. Rates paid on other nonvariable rate time deposits stayed up longer than projected in response to competitive pressures. Lower loan demand in 2007 combined with deposit growth contributed to the positive variance in other interest income as interest bearing deposits in banks and investments available-for-sale increased more than anticipated.

Noninterest income was $367 thousand or 9.3% higher than projected in almost every category with the two largest differences being the $123 thousand in gain on the sale of securities and the $48 thousand gain on the sale of other real estate owned. The increase of $238 thousand in noninterest expense was mainly due to the write down of value and the expenses incurred to carry other real estate owned. The increase in taxes from projection to actual is due to two causes, the increase in income before taxes, and the decrease in non-tax exempt municipal income.

Commitments, Contingent Liabilities, and Off-Balance-Sheet Arrangements. The Company is a party to financial instruments with off-balance- sheet risk in the normal course of business to meet the financing needs of its customers and to reduce its own exposure to fluctuation in interest rates. These financial instruments include commitments to extend credit, standby letters of credit, interest rate caps and floors written on adjustable-rate loans, commitments to participate in or sell loans and commitments to buy or sell securities or certificates of deposit. Such instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the balance sheet. The contract or notional amounts of these instruments reflect the extent of involvement the Company has in particular classes of financial instruments.

The Company's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit is represented by the contractual notional amount of those instruments. The Company uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments. For interest rate caps and floors written on adjustable-rate loans, the contract or notional amounts do not represent exposure to credit loss. The Company controls the risk of interest rate cap agreements through credit approvals, limits, and monitoring procedures.

The Company generally requires collateral or other security to support financial instruments with credit risk.

The following table shows financial instruments whose contract amount represents credit risk at December 31, 2007:

                                                         Contract or Notional Amount
                                   -----------------------------------------------------------------------
                                     2008       2009      2010     2011     2012     Thereafter     Total
                                   -----------------------------------------------------------------------
                                                            (Dollars in thousands)
Commitments to originate loans     $ 7,084     $   --     $ --     $ --     $ --       $   --      $ 7,084
Unused lines of credit              26,771      1,971      365      272      692        5,713       35,784
Standby letters of credit            1,004         57        5      182       --           --        1,248
Credit card arrangements             1,633         --       --       --       --           --        1,633
                                   -----------------------------------------------------------------------
    Total                          $36,492     $2,028     $370      454      692        5,713      $45,749
                                   =======================================================================

Approximately $20.3 million of the unused lines of credit outstanding at December 31, 2007 relate to real estate construction loans that are expected to fund within the next twelve months. The remaining lines primarily relate to revolving lines of credit for other real estate or commercial loans, and many of these lines may expire without being fully drawn upon and therefore the commitment amounts do not necessarily represent future cash needs. Unused lines of credit decreased slightly from $36.6 million at December 31, 2006 to $35.8 million at December 31, 2007.

Commitments to originate loans decreased from $12.2 million at December 31, 2006 to $7.1 million at December 31, 2007 due primarily to the slowdown in loan demand in the real estate market in particular.

The Company may, from time-to-time, enter into commitments to sell loans, securities or certificates of deposit which involve market and interest rate risk. There were no such commitments at December 31, 2007.

Union Bankshares, Inc. and Subsidiary
Management's Discussion and Analysis of Financial Condition and
Results of Operations (continued)

Contractual Obligations: The Company has various financial obligations, including contractual obligations that may require future cash payments. The following table presents, as of December 31, 2007, significant fixed and determinable contractual obligations to third parties by payment date:

                                                           Payments Due By Period
                                         -----------------------------------------------------------
                                         Less than      2 & 3      4 & 5
                                          1 year        years      years     Thereafter      Total
                                         -----------------------------------------------------------
                                                           (Dollars in thousands)
Operating lease commitments              $    102      $   151     $   56      $    --      $    309
Maturities on borrowed  funds               4,801        1,453      3,609       10,465        20,328
Deposits without stated maturity (1)      198,083           --         --           --       198,083
Certificates of deposit (1)               110,495       14,894        489           --       125,878
Pension plan contributions (2)                600           --         --           --           600
Purchase of future branch location (3)        288           --         --           --           288
Deferred compensation payouts                  80          160        155           75           470
Equity housing limited partnership          1,359          251         --           --         1,610
                                         -----------------------------------------------------------
    Total                                $315,808      $16,909     $4,309      $10,540      $347,566
                                         ===========================================================

--------------------
(1)   While Union Bank has a contractual obligation to depositors should they wish to withdraw all or some of the funds on deposit, management believes, based on historical analysis, that the majority of these deposits will remain on deposit for the foreseeable future. The amounts exclude interest payable.
(2)   Funding requirements for pension benefits after 2008 are excluded due to the significant variability in the assumptions required to project the amount and timing of future cash contributions.
(3)   St. Albans, Vermont

The Company's subsidiary bank is required (as are all banks) to maintain vault cash or a noninterest bearing reserve balance as established by Federal Reserve Board regulations. The average total reserve for the 14-day maintenance period ended December 31, 2007 was $387 thousand, which was satisfied by vault cash. The Company has also committed to maintain a noninterest bearing contracted clearing balance of $1.0 million at December 31, 2007 with the Federal Reserve Bank of Boston.

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

Union Bankshares, Inc. and Subsidiary
Management's Discussion and Analysis of Financial Condition and
Results of Operations (continued)

The following table shows the Company's rate sensitivity analysis as of December 31, 2007:

                                                                       Cumulative repriced within
                                                -------------------------------------------------------------------------
                                                3 Months     4 to 12      1 to 3       3 to 5       Over 5
                                                or Less      Months       Years        Years         Years        Total
                                                -------------------------------------------------------------------------
                                                                (Dollars in thousands by repricing date)
Interest sensitive assets
  Federal funds sold and overnight deposits     $   614      $    --     $    --      $     --     $     --      $    614
  Interest bearing deposits in banks              3,489        3,262       3,156         1,863           98        11,868
  Investment securities available-
   for-sale (1) (3)                               1,236        4,991       8,714         4,497       14,288        33,726
  Loans (2) (3)                                  92,953       49,592      70,032        61,385       44,232       318,194
  FHLB Stock                                         --           --          --            --        1,396         1,396
                                                -------------------------------------------------------------------------
    Total interest sensitive assets             $98,292      $57,845     $81,902      $ 67,745     $ 60,014      $365,798
                                                =========================================================================

Interest sensitive liabilities
  Time deposits                                 $51,325      $59,943     $14,122      $    489     $     --      $125,879
  Money markets                                   4,680           --          --            --       43,599        48,279
  Regular savings                                 5,665           --          --            --       32,668        38,333
  NOW accounts                                   17,993           --          --            --       37,323        55,316
  Borrowed funds                                  4,217          507       1,453         3,611       10,540        20,328
                                                -------------------------------------------------------------------------

    Total interest sensitive liabilities        $83,880      $60,450     $15,575      $  4,100     $124,130      $288,135
                                                =========================================================================

Net interest rate sensitivity gap               $14,412      $(2,605)    $66,327      $ 63,645     $(64,116)     $ 77,663
Cumulative net interest rate sensitivity gap    $14,412      $11,807     $78,134      $141,779     $ 77,663
Cumulative net interest rate sensitivity gap
 as a percentage of total assets                    3.7%         3.0%       19.9%         36.0%        19.7%
Cumulative interest sensitivity gap as a
 percentage of total interest earning assets        3.9%         3.2%       21.4%         38.8%        21.2%
Cumulative net interest sensitivity gap as
 percentage of total interest bearing               5.0%         4.1%       27.1%         49.2%        27.0%
 liabilities

------------------
(1)   Investment securities available-for-sale exclude marketable equity securities and mutual funds with fair values of
      $77 thousand and $19 thousand, respectively, that may be sold by the Company at any time.
(2)   Balances shown net of unearned income of $112 thousand.
(3)   Estimated repayment assumptions considered in Asset/Liability model.

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

The following chart reflects the results of the Company's latest simulation analysis for next year-end on net interest income, net income, return on assets, return on equity and net fair value ratio. Shocks are intended to capture interest rate risk under extreme conditions by immediately shifting. The projection utilizes a proportional rate shock of up 300 basis points and down 300 basis points from the year-end prime rate of 7.25%; this is the highest and lowest internal slopes monitored. This slope range was determined to be the most relevant during this economic cycle.

Union Bankshares, Inc. and Subsidiary
Management's Discussion and Analysis of Financial Condition and
Results of Operations (continued)

                 INTEREST RATE SENSITIVITY SIMULATION ANALYSIS
                               DECEMBER 31, 2007
                             (Dollars in thousands)

   Year              Prime    Net Interest    Change     Net      Return on    Return on     Net Fair
  Ending             Rate        Income         %       Income     Assets %    Equity %     Value Ratio
-------------------------------------------------------------------------------------------------------
December-08          10.25%     $18,523        7.31     $5,680      1.45%        13.41%         7.16
                      7.25%      17,261        0.00      4,849      1.24%        11.57%         9.28
                      4.25%      16,057       (6.98)     4,062      1.04%         9.76%        11.31

The resulting projected effect of these estimates on net interest income and the net fair value ratio for the year ending December 31, 2008 are within the approved ALCO guidelines but the return on assets and equity in the down 300 basis point shock are lower than Board guidelines. The simulations of earnings do not incorporate any management actions, which might moderate the negative consequences of interest rate deviations. Therefore, they do not reflect likely actual results, but serve as conservative estimates of interest rate risk. Management budgeted the Prime Rate to drop to 5.50% by March of 2008 and on March 18, 2008 the Prime Rate had dropped 200 basis points to 5.25%. Management has been taking actions to moderate the negative consequences of these interest rate decreases.

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

For the year ended, December 31, 2007, the Company's ratio of average loans to average deposits was 96.8% compared to the average for the year ended December 31, 2006 of 100.6% reflecting 2007's lower loan demand and stiff competition for deposit dollars. The 2007 average loans to average deposits ratio is more in line with historical ratios with 2006's ratio being higher than normal. The lower loan demand in 2007 and actions taken by management to increase deposit funding explains the change.

As a member of the FHLB of Boston, Union has access to preapproved lines of credit up to $622 thousand at December 31, 2007 over and above the term advances already drawn on the line. This line of credit could be used for either short-term or long-term liquidity or other needs. The December 31, 2007 analysis by FHLB of Boston shows additional borrowing capacity for Union Bank of approximately $17.4 million which would require additional purchases of FHLB of Boston Class B common stock as well as the evaluation by FHLB of the underlying collateral available. Union maintains a $7.5 million preapproved Federal Funds line of credit with an upstream correspondent bank and a repurchase agreement line with a brokerage house. There were no balances outstanding on either line at December 31, 2007. Union is a member of the Certificate of Deposit Account Registry Service ("CDARS") of Promontory Interfinancial Network which allows Union to provide higher FDIC deposit insurance to customers by exchanging deposits with other members and allows Union to purchase deposits from other members as another source of funding.

Union maintains an IDEAL Way Line of Credit with the FHLB of Boston. The total line available was $551 thousand at December 31, 2007 and 2006. There were no borrowings against this line of credit at either year-end. Interest on these borrowings is chargeable at a rate determined by the FHLB of Boston and payable monthly. Should Union utilize this line of credit, qualified portions of the loan and investment portfolios would collateralize these borrowings.

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

The Company's management monitors current and projected cash flows and adjusts positions as necessary to maintain adequate levels of liquidity. Although approximately 87.8% of time deposits will mature within twelve months, which is higher than the preceding six years that ranged from 72.3% to 84.4%, the deposit gathering activities of financial institutions generally have been affected by the inverse yield curve which has been dominant for most of the last two years. "Deposit Specials" in the marketplace have emphasized the shorter end of the curve as that is where the greater yield was and customers have responded strongly to that higher yield availability. Since rates have fallen during the last four months of 2007, the yield curve has become positive, and customer's time deposits matured; the rollover interest rate available to those customers is most often much lower than their previous deposit rate and therefore the cost of funding should start to drop and the maturity dates begin to lengthen out. This phenomenon is happening throughout the banking industry and the Company is optimistic

Union Bankshares, Inc. and Subsidiary
Management's Discussion and Analysis of Financial Condition and
Results of Operations (continued)

that it can maintain and grow its customer deposit base through good customer service, competitive but prudent pricing strategy and the expansion of the branch network.

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

The total dollar value of the Company's stockholders' equity increased slightly from $41.9 million at December 31, 2006 to $42.1 million at December 31, 2007, reflecting net income of $5.7 million for 2007, a $9 thousand increase due to the issuance of stock options, a $50 thousand increase due to the exercise of stock options, and a decrease in the net unrealized other comprehensive loss of $153 thousand on investment securities available-for-sale and a decrease of $25 thousand in the net other comprehensive loss attributable to the unfunded defined benefit pension liability, partially offset by dividends paid of $5.1 million and the purchase of 32,183 shares of Treasury stock during 2007 totaling $675 thousand. The Company has 7,500,000 shares of $2.00 par value common stock authorized. As of December 31, 2007, the Company had 4,921,786 shares issued, of which 4,502,969 were outstanding and 418,817 were held in Treasury. Also as of December 31, 2007, there were outstanding employee incentive stock options with respect to 16,000 shares of the Company's common stock, granted pursuant to the Company's 1998 Incentive Stock Option Plan, of which 12,750 were exercisable. Of the 75,000 shares authorized for issuance under the 1998 Plan, 42,200 shares remained available for future option grants at December 31, 2007.

On November 18, 2005, the Company announced a stock repurchase program, which was most recently reauthorized on March 19, 2008. The Board of Directors has authorized the repurchase of up to 100,000 shares of common stock, or approximately 2.2% of the Company's outstanding shares, for an aggregate repurchase cost not to exceed $2.15 million. Shares can be repurchased in the open market or in negotiated transactions. Shares may be reacquired for reissuance in connection with the stock option plan, stock dividend declaration and for general corporate purposes. The repurchase program is open for an unspecified period of time. As of December 31, 2007 the Company had repurchased 57,869 shares under this program, for a total cost of $1.2 million.

For the Company and Union at December 31, 2007 and December 31, 2006 total capital to risk weighted assets was 16.7% and 16.6% respectively. Tier I capital to risk weighted assets was 15.5%, and 15.3% respectively and Tier I capital to average assets was 10.9% and 10.8%, respectively. Union is categorized as well capitalized under the regulatory framework and the Company is well over the minimum capital requirements.

Impact of Inflation and Changing Prices. The Company's consolidated financial statements have been prepared in accordance with U.S. generally accepted accounting principles, which allow for the measurement of financial position and results of operations in terms of historical dollars, without considering changes in the relative purchasing power of money over time due to inflation. Banks have asset and liability structures that are essentially monetary in nature, and their general and administrative costs constitute relatively small percentages of total expenses. Thus, increases in the general price levels for goods and services have a relatively minor effect on the Company's total expenses. Interest rates have a more significant impact on the Company's financial performance than the effect of general inflation. During the first half of 2006, the Federal Reserve moved the targeted federal funds rate up four 25 basis point steps to the target rate of 5.25%. That targeted rate was maintained until September 18, 2007 when the Federal Reserve took a step to lower the rate 50 basis points to 4.75% in response to the weakening U.S. and global economies. The Federal Reserve dropped the rate twice more on October 31st and December 11th by 25 basis points each time to 4.25%. On January 22, 2008, they took the dramatic step of lowering an additional 75 basis points outside of their regularly scheduled meeting which brought the target rate down to 3.50%, on January 30, 2008 the Federal Open Market Committee of the Federal Reserve dropped an additional 50 basis points which brought the rate down to 3.00% and on March 18, 2008 they dropped the target another 75 basis points which brings it down to 2.25%. The U.S. prime rate, which is the base rate that banks use in pricing short-term maturity commercial loans to their best, or most creditworthy, customers; has moved up and down in lock step with the targeted Federal Funds rate during the past two years and was 7.25% at December 31, 2007, dropped to 6.50% on January 22, 2008, 6% on January 30, 2008 and to 5.25% on March 18, 2008 in response to the Federal Reserve's latest rate cuts.

Interest rates do not necessarily move in the same direction or change in the same magnitude as the prices of goods and services, although periods of increased inflation may accompany a rising interest rate environment. Inflation in the price of goods and services, while not having a substantial impact on the operating results of the bank, do affect all customers and therefore may impact their ability to keep funds on deposit or make loan payments in a timely fashion. The Company is aware of this risk and evaluates that risk along with others in making business decisions.

Regulatory Matters. The Company and its subsidiary bank are subject to periodic examinations by the various regulatory agencies. These examinations include, but are not limited to, procedures designed to review lending practices, risk management, credit quality, liquidity, compliance and capital adequacy. During 2007, Vermont State Department of Banking, the Federal Deposit Insurance Corporation, and the Federal Reserve Bank of Boston performed various examinations of the Company and Union pursuant to their regular, periodic regulatory reviews. No comments were received from these various bodies that would have a material adverse effect on either Company's liquidity, capital resources, or operations.

Market for Union Bankshares' Common Shares and Related Stockholder Matters

On March 21, 2008, there were 4,492,433 shares of common stock outstanding held by 664 stockholders of record. The number of stockholders does not reflect the number of persons or entities who may hold the stock in nominee or "street name.

"Union Bankshares' common stock is listed on the American Stock Exchange ("AMEX") and trades under the symbol UNB. LaBranche & Co. of New York City are the market specialists for Union Bankshares, Inc. stock.

                                   2007                                2006
                      -------------------------------------------------------------------
                       High       Low       Dividends      High       Low       Dividends
                      -------------------------------------------------------------------
First Quarter         $22.55     $21.00       $0.28       $24.15     $20.74       $0.26
Second Quarter        $24.11     $20.55       $0.28       $22.40     $20.52       $0.26
Third Quarter         $22.00     $18.97       $0.28       $23.25     $20.35       $0.26
Fourth Quarter        $21.40     $19.80       $0.28       $22.58     $20.25       $0.28

On January 16, 2008, the Company declared a regular dividend of $0.28 per share to stockholders of record as of January 26, 2008 payable February 7, 2008.

Shareholder Assistance and Investor Information

If you need assistance with a change in registration of certificates, reporting lost certificates, non-receipt or loss of dividend checks, assistance regarding direct deposit of dividends, information about the Company, or to receive copies of financial reports, please contact either:

    JoAnn A. Tallman, Assistant Secretary        Registrar & Transfer Company
    Union Bankshares, Inc.                       Attn: Stock Transfer Department
    P.O. Box 667                                 10 Commerce Drive
    Morrisville, VT 05661-0667              or   Cranford , NJ 07016,
    Phone:  802-888-6600                         Phone: 800-368-5948
    Facsimile:  802-888-4921                     Facsimile: 908-497-2318
    E-mail:  ubexec@unionbankvt.com              E-mail: info@rtco.com

Form 10-K

A copy of the Form 10-K Report filed with the Securities and Exchange Commission may be obtained without charge upon written request to:

    Marsha A. Mongeon, Treasurer and Chief Financial Officer
    Union Bankshares, Inc.
    P.O. Box 667
    Morrisville, VT 05661-0667

Corporate Name: Union Bankshares, Inc.
Corporate Transfer Agent: Registrar & Transfer Company, 10 Commerce Drive, Cranford, NJ 07016

                          Administration & Management

Directors -- Union Bankshares, inc

Richard C. Sargent, Chairman                Franklin G. Hovey II
Cynthia D. Borck                            Richard C. Marron
Steven J. Bourgeois                         Robert P. Rollins
Kenneth D. Gibbons                          John H. Steel

Directors -- Union bank

Richard C. Sargent, Chairman                Richard C. Marron
Cynthia D. Borck                            Robert P. Rollins
Steven J. Bourgeois                         John H. Steel
Kenneth D. Gibbons                          Schuyler W. Sweet
Franklin G. Hovey II

Officers -- Union bankshares, inc

Richard C. Sargent, Chairman
Cynthia D. Borck, Vice President
Kenneth D. Gibbons, President & CEO
Marsha A. Mongeon, Vice President/Treasurer
Robert P. Rollins, Secretary
JoAnn A. Tallman, Assistant Secretary

Regional Advisory Board Members

Judy F. Aydelott - Littleton
Cynthia D. Borck - St. Johnsbury
Steven J. Bourgeois - St. Albans
J.R. Alexis Clouatre - St. Johnsbury
Coleen K. Condon  - St. Albans
Dwight A. Davis - St. Johnsbury
Kirk Dwyer - St. Johnsbury
Stanley T. Fillion - Littleton
Kenneth D. Gibbons - All
Franklin G. Hovey II - St. Johnsbury
Samuel H. Ruggiano - St. Albans
Schuyler W. Sweet - Littleton
Norrine A. Williams - Littleton

Officers -- Union bank

Rhonda L. Bennett       Vice President                      Morrisville
Cynthia D. Borck        Executive Vice President            Morrisville
Stacey L.B. Chase       Assistant Treasurer                 Morrisville
Jeffrey G. Coslett      Vice President                      Morrisville
Michael C. Curtis       Vice President                      St. Albans
Peter J. Eley           Senior Vice President               Morrisville
Fern C. Farmer          Assistant Vice President            Morrisville
Kenneth D. Gibbons      President & CEO                     Morrisville
Don D. Goodhue          Information Systems Officer         Morrisville
Lorraine M. Gordon      Assistant Vice President            Morrisville
Melissa A. Greene       Assistant Treasurer                 Hardwick
Karyn J. Hale           Assistant Treasurer                 Morrisville
Claire A. Hindes        Assistant Vice President            Morrisville
Patricia N. Hogan       Vice President                      Morrisville
Tracey D. Holbrook      Regional Vice President             St. Johnsbury
Lura L. Jacques         Asst. V.P., Trust Officer           St. Albans
Lynne P. Jewett         Assistant Treasurer                 Morrisville
Peter R. Jones          Vice President                      Morrisville
Stephen H. Kendall      Vice President                      Morrisville
Susan O. Laferriere     Vice President                      St. Johnsbury
Dennis J. Lamothe       Vice President                      St. Johnsbury
Susan F. Lassiter       Vice President                      Jeffersonville
Robyn A. Masi           Assistant Vice President            Stowe
Robert L. Miller        Trust Officer                       St. Johnsbury
Marsha A. Mongeon       Senior Vice President & CFO         Morrisville
Mildred R. Nelson       Vice President                      Littleton
Karen Carlson Noyes     Assistant Vice President            Morrisville
Barbara A. Olden        Vice President                      St. Johnsbury
Deborah J. Partlow      Asst. V.P., Senior Trust Officer    Morrisville
Lois J. Pigeon          Branch Manager                      St. Albans
Bradley S. Prior        Assistant Treasurer                 Morrisville
Colleen D. Putvain      Assistant Treasurer                 Morrisville
Craig S. Provost        Assistant Vice President            Stowe
Suzanne L. Roberts      Vice President                      Lyndonville
Robert P. Rollins       Secretary                           Morrisville
Ruth P. Schwartz        Vice President                      Morrisville
David S. Silverman      Senior Vice President               Morrisville
Curt Swan               Assistant Vice President            Fairfax
JoAnn A. Tallman        Assistant Secretary                 Morrisville
Alycia R. Vosinek       Commercial Loan Officer             Littleton
Francis E. Welch        Assistant Vice President            Morrisville

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