Form 10-K, Exhibit 13
period 2008-12-31
UNION BANKSHARES INC
filed 2009-03-31
CIK 706863

Exhibit 13

Union Bankshares, Inc.

2008 Annual Report

(Photo)

Continuity & Progress

(Photo)

In Memoriam

_________________

W. Arlen Smith

1931-2008

W. Arlen Smith passed away at his home on September 28, 2008 after a courageous battle with cancer. Arlen was active in local organizations, and served on many community boards, including Stowe School Board, Stowe Rotary, Copley Hospital Foundation, Copley Hospital, United Way of Lamoille County, Johnson State College Foundation, Lamoille County Mental Health Agency, Northern Vermont Humane Society, March of Dimes, Lamoille Industrial Development Corporation, Grand Lodge of Masons, and as a driver for Meals on Wheels. An electrician by trade and a banker “by accident,” in the early 1950’s he was a member of the first “paid” Ski Patrol on Mount Mansfield.  He first served as a director of Union Bank in 1969, and became an employee in 1973. In 1979, he was elected President of Union Bank, where he served as President until 1991. He was Chairman of the Board of Directors until 2003, and remained on the Board of Directors through 2004. Devoted family man and community leader, Veteran of the Korean War, Arlen’s smile and Yankee practicality earned the trust and respect of all he met.

He will be missed by all of us.

Directors

(Photo)

UNION BANKSHARES, INC & UNION BANK

Steven J. Bourgeois, Franklin G. Hovey II, Robert P. Rollins,

John H. Steel, Richard C. Sargent (Chairman), Cynthia D. Borck,

Kenneth D. Gibbons, Schuyler W. Sweet, Richard C. Marron

Union Bank advertisement, November 9, 1927.

(Photo)

The names have changed since then, but our

commitment to community has not.

Union Bankshares, Inc.      2008 Annual Report   •   Page 1

Letter to Shareholders

Dear Shareholder,	March 31, 2009

We suspect that most of the world population is saying what and how could this economic meltdown have happened. Events well beyond the control of Union Bankshares have created the problems in the financial industry.

Clearly we are in the midst of a substantial recession. In response, the United States Government has introduced numerous initiatives to shore up the U.S. economy and financial system. The Treasury Department has brought us new programs such as TARP, CAP, CPP, CPFF, MMIC, TALF, TAF, and TLGP, just to name a few. It seems like every week we are offered a new “opportunity” and an acronym to go with it.

Of all the new programs introduced, as of mid-March, we have elected to participate in only a portion of one, the Temporary Liquidity Guaranty Program (TLGP), which temporarily increases the FDIC deposit insurance coverage to $250,000 per customer as well as 100% of deposits in non-interest bearing transaction accounts. Legislation has recently been introduced to permanently increase this coverage to $250,000. In addition, the FDIC has substantially increased deposit insurance premiums which banks must pay to include a proposed one time additional assessment of 10 to 20 cents per $100 of deposits effective June 30, 2009. A deposit insurance premium which was $87,000 in 2008 may be as high as $1.25 million this year.

Ironically, a few large financial conglomerates are responsible for the current situation, yet community banks are also experiencing the results and paying for those business practices. The ripple effects of these conglomerates’ actions have caused substantial write downs, “mark to market adjustments” and economic instability in many community banks. Our financial ratios are still very solid, however we were not immune to this ripple effect as we had to write down two securities by $512,000 during the third quarter of 2008.

Additionally, during 2008 the Federal Reserve made seven reductions to the targeted Federal Funds rate. This action by the Fed resulted in the reduction of the prime rate by 400 basis points during the year, which in turn negatively affected our net interest income in spite of a substantial volume increase in the loan portfolio. It appears, at this time, short term rates may have plateaued, which should be beneficial to our interest margin.

Union Bank, like most community banks, did not participate in sub-prime lending, credit default swaps or the myriad of exotic “schemes” which contributed to the current environment.

Rather, we went about our business as usual, albeit a bit more watchful and vigilant. During 2008 assets increased $47 million, deposits $40 million and loans $35 million. Tier 1 capital stood at 9.95% at year-end and net income, while less than 2007, was in the 81st percentile of our bank peer group nationwide. The Company desires to maintain its strong capital position and recognizes that sound business measures and judgment regarding capital management are critical to continued success.

In spite of all the day-to-day distractions, we believe there are many opportunities as we work through this economic downturn. Customers have rediscovered their community bank. They are again paying attention to who holds their mortgage, where their money is deposited and who their banker is. We represent continuity with over 118 years of experience and sound banking philosophy. We also represent progress through new and competitive products, branch offices, electronic banking and attention to customer service.

These are the factors bank customers evaluate when selecting their financial institution. Our growth demonstrates this philosophy works and we anticipate 2009 will be another year of sound growth.

We wish to again thank our shareholders, customers and employees for their investment, business and dedication, all of which contribute to our continued success.

Sincerely,

Richard C. Sargent

Kenneth D. Gibbons

Chairman

President & CEO

Union Bankshares, Inc.      2008 Annual Report   •   Page 2

Performance Comparison

	Period Ending
Index	12/31/03	12/31/04	12/31/05	12/31/06	12/31/07	12/31/08

Union Bankshares, Inc.	100.00	94.00	95.00	97.92	93.83	81.53
NASDAQ Composite	100.00	108.59	110.08	120.56	132.39	78.72
SNL Bank $250M-$500M	100.00	113.50	120.50	125.91	102.33	58.44

Union Bankshares, Inc.      2008 Annual Report   •   Page 3

Selected Financial Information

	At or For The Years Ended December 31
	2008	2007	2006	2005	2004
	(Dollars in thousands, except per share data)

Balance Sheet Data
Total assets	$440,104	$393,264	$381,193	$374,710	$359,501
Investment securities available-for-sale	27,834	33,822	23,683	32,408	40,966
Loans, net of unearned income	353,310	318,194	317,452	307,071	280,069
Allowance for loan losses	(3,556)	(3,378)	(3,338)	(3,071)	(3,067)
Deposits	364,370	323,961	319,822	313,299	306,598
Borrowed funds	27,416	20,328	14,596	16,256	7,934
Stockholders’ equity (1)	39,150	42,074	41,923	41,603	42,403

Income Statement Data
Total interest income	$24,721	$26,273	$25,197	$22,249	$20,171
Total interest expense	(7,177)	(8,228)	(6,821)	(4,499)	(3,310)
Net interest and dividend income	17,544	18,045	18,376	17,750	16,861
Provision for loan losses	(335)	(265)	(180)	(60)	(30)
Noninterest income	4,266	4,249	4,058	3,725	3,782
Noninterest expenses	(15,349)	(14,409)	(13,814)	(12,718)	(12,320)
Income before provision for income taxes	6,126	7,620	8,440	8,697	8,293
Provision for income taxes	(1,020)	(1,965)	(2,185)	(2,460)	(2,458)
Net income	$5,106	$5,655	$6,255	$6,237	$5,835

Per Common Share Data
Net income (2)	$1.14	$1.25	$1.38	$1.37	$1.28
Cash dividends paid	1.12	1.12	1.06	1.38	0.90
Book value (1)	8.75	9.34	9.25	9.16	9.31

Weighted average number of shares outstanding	4,488,888	4,521,380	4,539,641	4,554,055	4,551,469

Number of shares outstanding	4,474,598	4,502,969	4,531,977	4,542,663	4,554,663

(1)

Stockholders’ equity includes unrealized gains or losses, net of applicable income taxes, on investment securities classified as “available-for-sale” and 2008, 2007 and 2006 includes the unfunded liability for pension benefits, net of taxes for the defined benefit pension plan.

(2)

Computed using the weighted average number of shares outstanding for the period.

Union Bankshares, Inc.      2008 Annual Report   •   Page 4

Continuity and Progress

(Photo)

At Union Bankshares, we are adapting to meet the challenges faced by the unprecedented blows facing the economy. Though we are ourselves strong and well capitalized, due to the connections between our communities, the nation and the world, we are not immune to issues created by the fallout. We have faced similar challenges several times during our history and each time we have exited the cycle with retained strength and commitment to our guiding principles. We view this current cycle with prudent conservatism, but also as an opportunity to grow market share. Both businesses and consumers benefit from the relationships with their local bank, and we have already seen an increase in local participation with Union Bank.

“We have not, and will not, request any Troubled Asset Recovery Program (TARP) or Capital Purchase Program (CPP) funds from the U.S. Treasury, nor have we invested in sub-prime assets, and we did not invest in Freddie Mac or Fannie Mae preferred stock. What we have done, and will continue to do, is grant loans to qualified individuals and entities with proven sources of repayment, within the market areas we are familiar with. We will continue to manage your company for the long-term horizon to benefit our shareholders and the communities we serve. Clearly these are challenging times for banks; however, we believe the general public has rediscovered their community banks.”

— Letter to Shareholders, February 2009

Since the founding of Union Bank in 1891, there have been 25 cycles of contraction and expansion (source: National Bureau of Economic Research), not including the current cycle. During these 118 years, your company has grown from one office to 15, from a small group of dedicated employees to approximately 165, and from a single town to a service area that now includes three Vermont and one New Hampshire counties, offering a potential market of thousands of local businesses and individuals.

To these communities we bring our time honored values, and our “boots-on-the-ground” experience. Each of our offices is staffed by those who live locally and have considerable experience in the local community. This extends beyond financial services and into the very fabric of the community itself as a large percentage of our employees are involved in community boards and charitable organizations throughout our service area. We encourage this by allowing much of this participation  on bank time. We believe that being part of the engine of a local economy means helping to move it forward.

“We will continue to lend money in markets we know and understand to borrowers who have documented their ability to repay. We will continue to accept deposits, pay a fair interest rate for them, and return those funds back to the communities we serve in the form of loans, just as we always have. Our plan is business as usual while we keep an eye on national, economic and regulatory developments.”

— Letter to Shareholders, November 2008

Moving forward successfully requires practical innovation and a prudent eye toward the possible, while retaining a conservative, historical perspective that has served your Company well for over a century. The theme of this year’s Annual Report addresses the concepts of continuity and progress, with some examples of both.

Union Bankshares, Inc.      2008 Annual Report   •   Page 5

Continuity and Progress

The Interest Rate Spread | Navigating the margin maze

Managing Union Bank includes planning, monitoring and controlling asset and liability levels, maturities, rates and yields. The simple goal in managing “the margin” is to minimize interest rate risk while generating profits. Our management team carefully monitors interest rate risk by maintaining a balance between different types and volumes of assets (investments and loans) and liabilities (deposits and borrowings).

Time deposits, for example, are interest rate sensitive. If Union Bank’s competitors raise their interest rates offered on time deposits, we must decide whether or not to raise our own to ensure that time deposit holders will maintain funds with us. By not doing so, we risk losing the deposit to higher paying competitors upon maturity. In order to increase the interest rate paid, thereby securing the continued source of funding, we must also simultaneously obtain a higher rate of interest on a similar volume of loans or investments.

This is why we actively monitor and manage “the margin.”  To maintain our margin,  changes in interest rates for a given volume of assets must be synchronized with changes in interest rates for a similar volume of liabilities. In the current rate environment, with Federal Funds rates at historical lows, this becomes an important daily process.

“The Fed’s actions caused the prime rate to drop 2.0% in the first quarter of 2008 to 5.25% and down to 3.25% on December 16, 2008, placing continued pressure on net interest income. These outside factors continue to require close monitoring of asset/liability funds management practices. As we look forward into 2009, there will be continued pressure on interest margins due to these historically low interest rates and perhaps some elevation in loan delinquencies due to the economic recession. Historically, our region has not experienced the wide economic swings experienced elsewhere during past downturns and we anticipate this cycle will be the same.”

— Letter to Shareholders, May 2008 & February 2009

(Photo)

Danville Grand Opening

Union Bankshares, Inc.      2008 Annual Report   •   Page 6

Continuity and Progress

Creating Easy Access to Services | Blending personal with practical

In 2008, Union Bank opened two new offices: Danville and St. Albans, Vermont.

The Bank’s Danville office is unique in that it resides within an extremely popular and heavily visited convenience complex, Marty’s 1st Stop. The office is staffed by a Branch Supervisor/Personal Banker and a Personal Banker/Teller.

“We are very excited about serving the greater Danville area. The new office will be open Monday through Friday, from 7:30 a.m through 5:00 p.m., and our ATM and night depository will continue to be accessible 24/7. Our Danville office gives customers a single, time-saving location for groceries, hardware, pet food, gasoline and now banking.”

— Press Release, August 2008

In 2005, Union Bank opened a Loan Center in St. Albans. The local community’s positive response to this office allowed us to grow our Serviced Loan Portfolio to nearly $30,000,000. These results clearly indicated that a full-service office would best support our expanding local market share. Our St. Albans office features a team of eight, and includes experienced employees in every aspect of the Bank’s operation; from Commercial Services to Retail Services to Trust and Asset Management. Located near the intersection of two major routes, Interstate 89 and Vermont Route 104, the office is also across from the Collins-Perley Sports Complex, which, in addition to football, ice hockey, tennis (and more) serves as the local convention center.

“Our long held philosophy has been that local people can best serve the needs of the community, that’s why we’re pleased to have Mike Curtis, Carol Allen and Curt Swan providing Commercial Services; Lois Pigeon handling Consumer and Residential Lending, and Stacy Juaire, Teddy Garrow and Tasha Bombard providing our personal banking and teller services. We also have Lura Jacques as our Trust Officer. Finally, we are honored to have Steven Bourgeois, Sam Ruggiano and Colleen Condon on our advisory board. All of these folks have a thorough knowledge of Franklin County, and will help us better serve the community.”

— Press Release, October 2008

(Photo)

St. Albans Grand Opening

Union Bankshares, Inc.      2008 Annual Report   •   Page 7

Continuity and Progress

Enhancing Delivery | Just-in-time services and meeting customer needs

The best service we can provide as a local bank is to engage our customers and have the right product to meet their needs at the appropriate time. Currently, we are in the midst of a bank-wide initiative to improve our “cross selling” ability; to enhance our listening skills and our ability to accurately assess a customer’s present and future needs, and then to recommend products and services accordingly. Besides an aggressive focus on training our frontline staff, the initiative includes a newly refreshed consumer checking product line, as well as expanding customer conversation to include lending, trust services and more.

Many customers have been introduced to Union Bank early in their lifetime via our Save for Success deposit program which we sponsor in elementary schools within our service area. Early participants in the Save for Success program, which has been in place for many years, are now deposit and loan clients as young adults. By contrast, those a bit older may find benefits in speaking with our Trust and Asset Management Services team.

For 118 years, Union Bank has served many generations of residents via the tried-and-true “wait for customers to walk in” business format. Our recent efforts concentrate on adding a more proactive model: to ensure we are not only meeting customer financial services needs, but anticipating those needs. Enhancing our personal “relationship-based” approach to customer service is our commitment to the convenience represented by current and emerging communication technologies, provided they meet or exceed regulations (and our own high standards) for privacy and security.

(Photo)

Bethany Whitcomb, Danville Office

Union Bankshares, Inc.      2008 Annual Report   •   Page 8

Continuity and Progress

Packaging & Branding | Keeping the “pop” in popular

Grouping useful services into recognizable packaging and branding helps generate interest, attracting new clients to our branches, where our team can begin the relationship process of earning and retaining client loyalty.

In the past few years, our product packaging initiatives have resulted in our evergreen B.U.I.L.D. Loan, our FLEX Certificate of Deposit, Free 55 Checking, our GreenLend™  Energy Efficiency/Renewable Energy Loan and our recently released VIRTUA!™ paperless checking account.

In addition to our packaging and branding, we have also added features to many of our accounts, including ScoreCard® Rewards, a point rewards program. This point-based gift and travel incentive program is designed to gently encourage our clients to write fewer checks and make more transactions with their Union Bank payment cards. Automated transactions, besides having a customer benefit, also benefit Union Bank, by requiring less human handling to process.

Using debit cards for payment, particularly when they are processed as “signature transactions”, also provides a revenue stream to the bank in the form of interchange fees, as well as lowering our processing expense.

(Photo)

Virtua! card being used in a signature purchase transaction.

Union Bankshares, Inc.      2008 Annual Report   •   Page 9

Continuity and Progress

NASDAQ | Moving to better service

On August 20th, 2008, Union Bankshares, Inc., announced that its Board of Directors approved the transfer of the listing of the Company’s common stock from the American Stock Exchange (“AMEX”) to The NASDAQ Stock Market, LLC®. The Company’s trading symbol “UNB” remained unchanged.

“This decision was reached after careful consideration of capital market alternatives and analysis of the electronic market model, which provides added visibility to our investors. We believe that NASDAQ’s electronic multiple market maker structure will provide our company with enhanced exposure and liquidity, while at the same time providing investors with the best prices, the fastest execution, and the lowest cost per trade.”

— Press Release, August 2008

On December 17, 2008, Union Bankshares, Inc., was added to the American Bankers Association (ABA) NASDAQ Community Bank Index, the nation’s most broadly representative stock index for community banks. The index includes approximately 490 community banks with more than $110 billion in market capitalization and is embraced by the financial community as a benchmark for the community banking industry.

The NASDAQ (National Association of Securities Dealers Automated Quotations) is the largest electronic screen-based equity securities trading market in the United States. It is owned and operated by the NASDAQ OMX Group, Inc., the world’s largest exchange company.

(Photo)

A portion of NASDAQ's interior, in New York City

Union Bankshares, Inc.      2008 Annual Report   •   Page 10

Continuity and Progress

Continuity | It’s all about the community

Commitment to the communities we serve is shown on many levels. Corporately, Union Bankshares (as Union Bank) helps support many charitable organizations. Our participation in food drives, area United Ways, hospitals, and the ongoing fight against cancer and birth defects represent a very brief cross section.

However, as much as charitable giving can provide assistance to our communities, we remain committed, first and foremost, to the economic health of the towns and villages we serve.

From our historical perspective, we have followed the belief that if a community’s businesses are doing well, most other economic aspects of a community will respond in a positive manner. A healthy local business sector creates jobs, which expands to create a need for housing, which creates more jobs, the need for services, which creates more jobs, etc., etc. A healthy local business sector also creates a solid footing for municipalities as the tax base can be distributed between commercial entities and residents.

Union Bankshares, Inc., understands that our corporate success is connected to the success of the communities in which we operate, balanced with how well we manage the company. These proven commitments, along with the professional relationships we have within the communities we serve, continues to yield benefits and earnings for your company as well as a “safe haven” for the deposits of businesses and residents of our service area.

(Photo)

LACiNg Up for Cancer Team

Union Bankshares, Inc.      2008 Annual Report   •   Page 11

Shareholder Assistance & Investor Information

If you need assistance with a change in registration of certificates, combining your certificates into one, reporting lost certificates, non-receipt or loss of dividend checks, assistance regarding direct deposit of dividends, information about the Company, or to receive copies of financial reports, please contact JoAnn Tallman, Assistant Secretary at (802) 888-6600 or contact our Transfer Agent at the address and phone number listed below:

Transfer Agent:	Registrar & Transfer Company
Attn: Stock Transfer Department
10 Commerce Drive
Cranford NJ 07016

Phone:	800.368.5948
Fax:	908.497.2318
E-mail:	info@rtco.com

NASDAQ Stock Market
Ticker Symbol:	UNB
Corporate Name:	Union Bankshares, Inc.

Union Bankshares, Inc. operates as a one bank holding company for Union Bank, which provides commercial, municipal, trust, and retail banking services in northern Vermont and northwestern New Hampshire. As of December 31, 2008, the company operated 15 community banking locations in Lamoille, Caledonia, and Franklin counties of Vermont; and one in the town of Littleton, (Grafton County) New Hampshire; and 31 ATMs throughout northern Vermont and New Hampshire. Union Bank was founded in 1891 in Morrisville, Vermont, where the bank’s corporate headquarters are located.

Union Bank promotes personal service and banking expertise within the communities it serves, with a focus on small to middle-market businesses, local municipalities and retail customers. To leverage its local expertise, Union Bankshares continues to enhance its niche capabilities and focuses on expanding to additional neighboring communities.

Union Bankshares, through Union Bank, is committed to the communities it serves, and encourages employee participation in community events and charitable services. The company views small businesses as foundations for thriving local economies; these businesses provide jobs, attract other businesses and create wealth. Currently, Union Bankshares employs approximately 165 people, many of whom are leaders in community organizations throughout the bank’s service area.

•

Union Bankshares’ growing asset base of approximately $440 million provides the financial strength to successfully serve its constituents

•

The Company has reported a Return on Average Equity of 12.3% or greater and a Return on Average Assets of 1.25% or greater for each of the last five years

•

Union Bank has scored an “Outstanding” rating on ALL its CRA (Community Reinvestment Act) examinations since 1995

•

In several recent studies performed by  the U.S. Small Business Administration, Union Bank has consistently been ranked as one of the most “Small Business-Friendly Banks in Vermont”

•

Union Bank has been an SBA “Preferred Lender” since 1987

Union Bankshares, Inc.      2008 Annual Report   •   Page 12

Management’s Responsibility

Union Bankshares, Inc.’s management is responsible for preparation, integrity and fair presentation of the annual consolidated financial statements, Management’s Discussion and Analysis (“MD&A”) and all other information in the Annual Report. The consolidated financial statements have been prepared in accordance with U.S. generally accepted accounting principles and the requirements of the Securities and Exchange Commission (“SEC”), as applicable. The MD&A has been prepared in accordance with the requirements of securities regulators including Item 303 of Regulation S-K of the Securities Exchange Act, and their related published requirements.

The consolidated financial statements and information in the MD&A necessarily include amounts based on informed judgments and estimates of the expected effects of current events and transactions with appropriate consideration to materiality. In addition, in preparing the financial information we must interpret the requirements described above, make determinations as to the relevancy of information to be included, and make estimates and assumptions that affect reported information. The MD&A also includes information regarding the estimated impact of current economic conditions, proposed regulatory changes, transactions and events, sources of liquidity and capital resources, operating trends, risks and uncertainties. Actual results in the future may differ materially from our present assessment of this information because future events and circumstances may not occur as expected.

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

The Disclosure Control Committee assists us in ensuring that all public disclosures made by us are accurate and complete, and fairly present the Company’s financial condition and results of operations. The members of the committee consist of select members of management and the financial expert from the Audit Committee. Representatives from the Company’s external independent auditors and legal counsel normally participate. The Disclosure Control Committee reviews each annual and quarterly Exchange Act report prior to the Company filing them with the SEC to assess the quality of the disclosures made in the report, including but not limited to whether the report is accurate and complete in all material respects.

We, as Union Bankshares, Inc.’s Chief Executive Officer and Chief Financial Officer, will be certifying Union Bankshares, Inc.’s annual disclosure document filed with the SEC as required by the federal Sarbanes-Oxley Act of 2002.

In order to provide their report on our consolidated financial statements, the Company’s Independent Auditors review our system of internal control and conduct their work to the extent that they consider appropriate.

The Board of Directors is responsible for reviewing and approving the financial information contained in the Annual Report, including the MD&A, and overseeing management’s responsibilities for the presentation and preparation of financial information, maintenance of appropriate internal controls, management and control of major risk areas and assessment of significant and related party transactions. The Board delegates these responsibilities to its Audit Committee, comprised solely of non-management, independent directors.  The Audit Committee meets periodically with management, internal auditors and the independent public accountants and reviews all periodic filings and press releases prior to filing with the SEC.

The Company’s Independent Auditors and the Company’s Internal Auditors have direct full and free access to the Board of Directors and its committees to discuss audit, financial reporting and related matters with or without management present.

Marsha A. Mongeon

Kenneth D. Gibbons

Chief Financial Officer

Chief Executive Officer

Union Bankshares, Inc.      2008 Annual Report   •   Page 13

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders of

Union Bankshares, Inc.

We have audited the accompanying consolidated balance sheets of Union Bankshares, Inc. and subsidiary (the “Company”) as of December 31, 2008 and 2007, and the related consolidated statements of income, changes in stockholders’ equity, and cash flows for each of the years in the two-year period ended December 31, 2008. The Company’s management is responsible for these financial statements. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Union Bankshares, Inc. and subsidiary as of December 31, 2008 and 2007, and the results of their operations and their cash flows for each of the years in the two-year period ended December 31, 2008, in conformity with accounting principles generally accepted in the United States of America.

Albany, New York

March 27, 2009

VT Reg. No. 092-0000-648

Union Bankshares, Inc.      2008 Annual Report   •   Page 14

Union Bankshares, Inc. and Subsidiary

Consolidated Balance Sheet

December 31, 2008 and 2007

ASSETS	2008	2007

Cash and due from banks	$ 4,792,398	$ 12,814,693
Federal funds sold and overnight deposits	21,537,310	613,916
Cash and cash equivalents	26,329,708	13,428,609

Interest bearing deposits in banks	14,789,173	11,867,532
Investment securities available-for-sale	27,834,384	33,821,908
Loans held for sale	3,178,402	7,711,330
Loans	350,237,949	310,594,060
Allowance for loan losses	(3,556,205)	(3,377,857)
Unearned net loan fees	(106,475)	(111,560)
Net loans	346,575,269	307,104,643
Accrued interest receivable	1,938,563	2,077,067
Premises and equipment, net	7,460,693	6,462,191
Other assets	11,997,450	10,790,300
Total assets	$440,103,642	$393,263,580

LIABILITIES AND STOCKHOLDERS’ EQUITY

LIABILITIES
Deposits
Noninterest bearing	$ 61,314,659	$ 56,155,206
Interest bearing	303,055,069	267,805,778
Total deposits	364,369,728	323,960,984
Borrowed funds	27,416,262	20,327,671
Liability on defined benefit pension plan	5,231,458	1,251,484
Accrued interest and other liabilities	3,936,111	5,649,403
Total liabilities	400,953,559	351,189,542

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS’ EQUITY
Common stock, $2.00 par value; 7,500,000 shares authorized; 4,921,786 shares issued; at December 31, 2008 and 2007	9,843,572	9,843,572
Paid-in capital	207,683	202,401
Retained earnings	35,868,916	35,791,516
Treasury stock at cost; 447,188 and 418,817 shares; at December 31, 2008 and 2007, respectively	(3,500,504)	(2,939,429)
Accumulated other comprehensive loss	(3,269,584)	(824,022)
Total stockholders’ equity	39,150,083	42,074,038
Total liabilities and stockholders’ equity	$440,103,642	$393,263,580

See accompanying notes to consolidated financial statements.

Union Bankshares, Inc.      2008 Annual Report   •   Page 15

Union Bankshares, Inc. and Subsidiary

Consolidated Statements of Income

Years Ended December 31, 2008 and 2007

	2008	2007

Interest income
Interest and fees on loans	$22,646,111	$24,009,767
Interest on debt securities:
Taxable	1,082,856	1,097,900
Tax exempt	319,563	238,052
Dividends	64,888	106,828
Interest on federal funds sold and overnight deposits	126,114	356,938
Interest on interest bearing deposits in banks	481,245	463,459
Total interest income	24,720,777	26,272,944
Interest expense
Interest on deposits	6,002,747	7,466,236
Interest on borrowed funds	1,174,239	761,421
Total interest expense	7,176,986	8,227,657
Net interest income	17,543,791	18,045,287
Provision for loan losses	335,000	265,000
Net interest income after provision for loan losses	17,208,791	17,780,287
Noninterest income
Trust income	377,789	358,578
Service fees	3,528,156	3,426,526
Net gains on sales of investment securities available-for-sale	16,225	122,503
Write-down of impaired investment securities available-for-sale	(511,598)	—
Net gains on sales of loans held for sale	356,982	138,205
Income from Company owned life insurance	362,861	121,228
Other income	136,074	82,106
Total noninterest income	4,266,489	4,249,146
Noninterest expenses
Salaries and wages	6,433,010	6,211,348
Pension and employee benefits	2,308,925	2,315,915
Occupancy expense, net	974,078	837,956
Equipment expense	1,200,322	1,094,068
Vermont franchise tax	369,521	358,791
Expenses of other real estate owned, net	290,865	174,967
Equity in losses of limited partnerships	389,442	265,056
Other expenses	3,383,452	3,151,273
Total noninterest expense	15,349,615	14,409,374
Income before provision for income taxes	6,125,665	7,620,059
Provision for income taxes	1,019,545	1,964,912
Net income	$ 5,106,120	$ 5,655,147
Earnings per common share	$ 1.14	$ 1.25
Dividends per common share	$ 1.12	$ 1.12

See accompanying notes to consolidated financial statements.

Union Bankshares, Inc.      2008 Annual Report   •   Page 16

Union Bankshares, Inc. and Subsidiary

Consolidated Statements of Changes in Shareholders’ Equity

Years Ended December 31, 2008 and 2007

	Common Stock
	Shares, net of treasury	Amount	Paid-in capital	Retained earnings	Treasury stock	Accumulated other comprehensive (loss)	Total stockholders’ equity

Balances, December 31, 2006	4,531,977	$9,837,222	$150,146	$35,202,735	$(2,264,181)	$(1,002,725)	$41,923,197

Comprehensive income:
Net income	—	—	—	5,655,147	—	—	5,655,147
Other comprehensive income, net of tax:
Change in net unrealized gain (loss) on investment securities available-for-sale, net of reclassification adjustment and tax effects	—	—	—	—	—	153,361	153,361

Change in net unrealized gain (loss) on unfunded defined benefit plan liability, net of reclassification adjustment and tax effects	—	—	—	—	—	25,342	25,342

Total other comprehensive income							178,703

Total comprehensive income							5,833,850

Cash dividends declared	—	—	—	(5,066,366)	—	—	(5,066,366)
Stock based compensation expense	—	—	8,853	—	—	—	8,853
Exercise of stock options	3,175	6,350	43,402	—	—	—	49,752
Purchase of treasury stock	(32,183)	—	—	—	(675,248)	—	(675,248)
Balances, December 31, 2007	4,502,969	$9,843,572	$202,401	$35,791,516	$(2,939,429)	$ (824,022)	$42,074,038

Comprehensive income:
Net income	—	—	—	5,106,120	—	—	5,106,120
Other comprehensive income, net of tax:
Change in net unrealized gain (loss) on investment securities available-for-sale, net of reclassification adjustment and tax effects	—	—	—	—	—	(88,062)	(88,062)
Change in net unrealized gain (loss) on unfunded defined benefit plan liability, net of reclassification adjustment and tax effects	—	—	—	—	—	(2,357,500)	(2,357,500)

Total other comprehensive income							(2,445,562)

Total comprehensive income							2,660,558

Cash dividends declared	—	—	—	(5,028,720)	—	—	(5,028,720)
Stock based compensation expense	—	—	5,282	—	—	—	5,282
Purchase of treasury stock	(28,371)	—	—	—	(561,075)	—	(561,075)
Balances, December 31, 2008	4,474,598	$9,843,572	$207,683	$35,868,916	$(3,500,504)	$(3,269,584)	$39,150,083

See accompanying notes to consolidated financial statements.

Union Bankshares, Inc.      2008 Annual Report   •   Page 17

Union Bankshares, Inc. and Subsidiary

Consolidated Statements of Cash Flow

Years Ended December 31, 2008 and 2007

	2008	2007
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$ 5,106,120	$ 5,655,147
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	784,375	757,315
Provision for loan losses	335,000	265,000
Deferred income tax provision (benefit)	232,643	(55,648)
Net amortization of investment securities available-for-sale	8,216	15,625
Equity in losses of limited partnerships	389,442	265,056
Stock based compensation expense	5,282	8,853
Net gains on sales of investment securities available-for-sale	(16,225)	(122,503)
Write-down of impaired investment securities available-for-sale	511,598	—
Net gains on sales of loans held for sale	(356,982)	(138,205)
Net losses on disposals of premises and equipment	49,997	5,810
Net losses (gains) on sales of other real estate owned	24,177	(45,796)
Write-down of other real estate owned	104,645	157,500
Net decrease in unearned loan fees	(5,085)	(8,579)
Proceeds from sales of loans held for sale	23,597,861	15,599,487
Origination of loans held for sale	(18,707,951)	(19,422,426)
Decrease (increase) in accrued interest receivable	125,269	(76,348)
Decrease (increase) in other assets	595,316	(795,142)
(Decrease) increase in other liabilities	(74,186)	834,252
Net cash provided by operating activities	12,709,512	2,899,398
CASH FLOWS FROM INVESTING ACTIVITIES
Interest bearing deposits in banks
Maturities and redemptions	21,943,000	4,045,000
Purchases	(24,864,641)	(10,495,571)
Investment securities available-for-sale
Sales	1,803,129	710,818
Maturities, calls and pay downs	7,526,428	4,017,187
Purchases	(3,979,050)	(14,528,032)
Net (purchase) redemption of Federal Home Loan Bank stock	(525,900)	70,800
Net (increase) decrease in loans	(41,515,045)	2,642,288
Investments in limited partnerships	(1,231,101)	(361,363)
Purchase of premises and equipment	(1,832,874)	(1,167,996)
Proceeds from sales of premises and equipment	—	22,395
Proceeds from sales of other real estate owned	850,934	397,055
Proceeds from sales of repossessed property	109,167	40,773
Net cash used in investing activities	(41,715,953)	(14,606,646)
CASH FLOWS FROM FINANCING ACTIVITIES
Net increase in borrowings outstanding	7,088,591	5,731,541
Proceeds from exercise of stock options	—	49,752
Net increase in noninterest bearing deposits	5,159,453	1,280,043
Net increase in interest bearing deposits	35,249,291	2,858,894
Purchase of treasury stock	(561,075)	(675,248)
Dividends paid	(5,028,720)	(5,066,366)
Net cash provided by financing activities	41,907,540	4,178,616
Increase (decrease) in cash and cash equivalents	12,901,099	(7,528,632)
Cash and cash equivalents:
Beginning	13,428,609	20,957,241
Ending	$ 26,329,708	$ 13,428,609
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
Interest paid	$ 7,500,973	$ 7,986,428
Income taxes paid	$ 1,229,000	$ 1,880,000
SUPPLEMENTAL SCHEDULE OF NONCASH INVESTING & FINANCING ACTIVITIES
Other real estate acquired in settlement of loans	$ 1,687,547	$ 547,455
Other assets acquired in settlement of loans	$ 315,782	$ 77,573
Loans originated to finance the sale of other real estate owned	$ 288,825	$ 115,000
Investment in limited partnerships acquired by capital contributions payable	—	$ 1,610,129
Change in unrealized losses on investment securities available-for-sale	$ 133,428	$ 232,365
Change in unrealized loss on unfunded defined benefit pension plan liability	$ (3,571,970)	$ 38,397

See accompanying notes to consolidated financial statements.

Union Bankshares, Inc.      2008 Annual Report   •   Page 18

Union Bankshares, Inc. and Subsidiary

Notes to Consolidated Financial Statements

Note 1.  Significant Accounting Policies

The accounting and reporting policies of Union Bankshares, Inc. and Subsidiary (the “Company”) are in conformity with U.S. generally accepted accounting principles (GAAP) and general practices within the banking industry. The following is a description of the more significant policies.

Basis of presentation and consolidation

The consolidated financial statements include the accounts of Union Bankshares, Inc., and its wholly owned subsidiary, Union Bank (“Union”) headquartered in Morrisville, Vermont. All significant intercompany transactions and balances have been eliminated. The Company utilizes the accrual method of accounting for financial reporting purposes.

Periods presented

The Company meets the qualification requirements under Securities and Exchange Commission rules for smaller reporting companies, and pursuant to such rules, has elected to present audited statements of income, cash flows and changes in stockholders’ equity for each of the preceding two fiscal years.

Nature of operations

The Company provides a variety of financial services to individuals, municipalities, commercial and nonprofit customers through its branches, ATMs, telebanking, and internet banking systems in northern Vermont and northwestern New Hampshire. This market area encompasses primarily retail consumers, small businesses, municipalities, agricultural producers, and the tourism industry. The Company’s primary deposit products are checking, savings, money market accounts, and certificates of deposit and its primary lending products are commercial, real estate, municipal, and consumer loans.

Concentration of risk

The Company’s operations are affected by various risk factors, including interest rate risk, credit risk, and risk from geographic concentration of its deposit taking and lending activities. Management attempts to manage interest rate risk through various asset/liability management techniques designed to match maturities/repricing of assets and liabilities. Loan policies and administration are designed to provide assurance that loans will only be granted to credit-worthy borrowers, although credit losses are expected to occur because of subjective factors and factors beyond the control of the Company. Although the national economic conditions have been volatile during 2008 the local economic conditions have been much more stable and the Company has a diversified loan portfolio with a substantial portion of the Company’s loans secured by real estate and/or partially guaranteed by a U.S. Government agency. Most of its lending activities are conducted within the northern Vermont and northwestern New Hampshire market area where it is located. As a result, the Company and its borrowers may be especially vulnerable to the consequences of changes in the local economy and real estate market conditions. Notes 5 and 6 discuss the types of lending which the Company engages in.

Use of estimates

The preparation of consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could materially differ from those estimates. Material estimates that are particularly susceptible to significant change and involve inherent uncertainties relate to the determination of the allowance for losses on loans, the valuation of real estate acquired in connection with foreclosures or in satisfaction of loans, deferred tax assets, judgments regarding valuation and impairment of assets, and pension plan accounting. These estimates involve a significant degree of complexity and subjectivity and the amount of the change that is reasonably possible, should any of these estimates prove inaccurate, cannot be estimated.

Union Bankshares, Inc.      2008 Annual Report   •   Page 19

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

Investment securities

Investment securities purchased and held primarily for resale in the near future are classified as trading securities and are reported at fair value with unrealized gains and losses included in earnings. Debt securities the Company has the positive intent and ability to hold to maturity are classified as held-to-maturity and reported at amortized cost. Debt and equity securities not classified as either held-to-maturity or trading are classified as available-for-sale. Investments classified as available-for-sale are reported at fair value.

Accretion of discounts and amortization of premiums arising at acquisition are included in income using the effective interest method over the life of the securities to maturity or call date. Unrealized gains and losses are excluded from earnings and reported in Accumulated other comprehensive income (loss), net of tax and reclassification adjustment, as a separate component of stockholders’ equity. The specific identification method is used to determine realized gains and losses on sales of available-for-sale or trading securities.

Declines in the fair value of held-to-maturity and available-for-sale investment securities below their cost that are deemed by management to be other-than-temporary are reflected in earnings as realized losses in other income. In estimating, at least quarterly, other-than-temporary impairment losses, management considers (1) the length of time and the extent to which the fair value has been less than the amortized cost basis, (2) the financial condition and near and medium-term prospects of the issuer, (3) whether the decline is attributable to changes in interest rates or credit quality and (4) the intent and ability of the Company to retain its investment in the issuer for a period of time sufficient to allow for any anticipated recovery in fair value.

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

Loan interest income is accrued daily on outstanding balances. The accrual of interest is discontinued when a loan is specifically determined to be impaired and/or management believes, after considering collection efforts and other factors, that the borrowers’ financial condition is such that collection of interest is doubtful. Normally, any unpaid interest previously accrued on those loans is reversed against interest income. A loan may be restored to accrual status when its financial status has been significantly improved and there is no principal or interest past due. A loan may also be restored to accrual status if the borrower makes six consecutive monthly payments or the lump sum equivalent. Income on nonaccrual loans is generally not recognized unless a loan is placed back in accrual status or after all principal has been collected. Interest income generally is not recognized on impaired

Union Bankshares, Inc.      2008 Annual Report   •   Page 20

Union Bankshares, Inc. and Subsidiary

Notes to Consolidated Financial Statements (continued)

Note 1.  Significant Accounting Policies (Continued)

loans unless the likelihood of further loss is remote. Interest payments received on such loans are generally applied as a reduction of the loan principal balance. Delinquency status is determined based on contractual terms.

Loan origination and commitment fees and certain direct loan origination costs are deferred and the net amount amortized as an adjustment of the related loan’s yield using methods that approximate the interest method. The Company generally amortizes these amounts over the contractual life of the related loans.

Allowance for loan losses

The allowance for loan losses is established for estimated losses in the loan portfolio through a provision for loan losses charged to earnings. Loan losses are charged against the allowance when management believes the loan balance is uncollectible or in accordance with federal guidelines. Subsequent recoveries, if any, are credited to the allowance.

The allowance for loan losses is maintained at a level which, by management’s best estimate, is adequate to absorb probable credit losses inherent in the loan portfolio. The amount of the allowance is based on management’s periodic evaluation of the collectibility of the loan portfolio, including the nature and volume of the portfolio, credit concentrations, trends in historical loss experience, estimated value of any underlying collateral, specific impaired loans, and economic conditions. While management uses available information to recognize losses on loans, future additions to the allowance for loan losses may be necessary based on changes in economic conditions or other relevant factors. The ultimate collectibility of a substantial portion of the Company’s loan portfolio is dependent upon general economic and real estate market conditions in northern Vermont and northern New Hampshire. In addition, various regulatory agencies, as an integral part of their examination process, regularly review the Company’s allowance for loan losses. Such agencies may require the Company to recognize additions to the allowance for loan losses based on their judgments about information available to them at the time of their examination, which may not be currently available to management.

The allowance consists of specific, general and unallocated components. The specific component relates to the loans that are classified as either doubtful, substandard or special mention. For such loans that are also classified as impaired, an allowance is established when the discounted cash flows (or collateral value or observable market price) of the impaired loan is lower than the carrying value of that loan. The general component covers non-classified loans and is based on historical loss experience adjusted for qualitative factors. An unallocated component is maintained to cover uncertainties that could affect management’s estimate of probable losses. The unallocated component of the allowance reflects the margin of imprecision inherent in the underlying assumptions used in the methodologies for estimating specific and general losses in the portfolio.

A loan is considered impaired when, based on current information and events, it is probable that the Company will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Factors considered by management in determining impairment include payment status, collateral value, and probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays or shortfalls generally are not classified as impaired. Management determines the significance of payment delays and shortfalls on a case by case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower’s prior payment record, and the amount of the shortfall in relation to the principal and interest owed. Impairment is measured on a loan by loan basis for commercial, commercial real estate and construction loans by either the present value of expected future cash flows discounted at the loan’s effective interest rate, the loan’s obtainable market price, or the fair value of the collateral if the loan is collateral dependent.

Large groups of smaller balance homogeneous loans are collectively evaluated for impairment. Accordingly, the Company does not separately identify individual consumer and residential loans for impairment disclosures, unless such loans are subject to a restructuring agreement.

All evaluations are inherently subjective as they require estimates that are susceptible to significant revision as more information becomes available or as changes occur in economic conditions or other relevant factors.

Union Bankshares, Inc.      2008 Annual Report   •   Page 21

Union Bankshares, Inc. and Subsidiary

Notes to Consolidated Financial Statements (continued)

Note 1.  Significant Accounting Policies (Continued)

Other real estate owned

Real estate properties acquired through or in lieu of loan foreclosure are to be sold and are initially recorded at the lesser of the recorded loan or estimated fair value at the date of acquisition establishing a new carrying basis. Thereafter, valuations are periodically performed by management, and the real estate is carried at the lower of carrying amount or fair value, less cost to sell in Other assets. Revenue and expenses from operations and changes in valuation are included in expenses of other real estate owned, net.

Premises and equipment

Premises and equipment are stated at cost, less accumulated depreciation. Depreciation is computed principally by the straight line method over the estimated useful lives of the assets. The cost of assets sold or otherwise disposed of and the related accumulated depreciation is eliminated from the accounts and the resulting gains or losses are reflected in the income statement. Maintenance and repairs are charged to current expense as incurred and the costs of major renewals and betterments are capitalized. Construction in progress is stated at cost, which includes the cost of construction and other direct costs attributable to the construction. No provision for depreciation is made on construction in progress until such time as the relevant assets are completed and put into use.

Federal Home Loan Bank stock

As a member of the Federal Home Loan Bank (“FHLB”) of Boston, Union is required to invest in Class B common stock of the FHLB of Boston. The Class B common stock has a five year notice requirement  for redemption and there is no guarantee of future redemption. Also, there is the possibility of future capital calls by the FHLB of Boston on member banks to ensure compliance with its capital plan. FHLB of Boston stock is reported in Other assets at its par value of $1,922,000 and $1,396,100 at December 31, 2008 and 2007, respectively. The stock is nonmarketable, and is redeemable by the FHLB of Boston at par value.

Company-owned life insurance

Company-owned life insurance (“COLI”) represents life insurance on the lives of certain current or former directors or employees who have provided positive consent allowing the Company to be the beneficiary of such policies. The Company utilizes COLI as tax-efficient financing for the benefit obligations to its employees and directors, including obligations under one of the Company’s nonqualified deferred compensation plans. See Note 14. The Company is the primary beneficiary of the insurance policies. Increases in the cash value of the policies, as well as any gain on insurance proceeds received, are recorded in Income from Company owned life insurance, and are not subject to income taxes. COLI is recorded at the cash value of the policies, less any applicable cash surrender charges of which there are currently none. The COLI is reflected as an Other asset in the accompanying consolidated balance sheets. The Company reviews the financial strength of the insurance carriers prior to the purchase of COLI to ensure minimum credit ratings of at least investment grade. The financial strength of the carriers is reviewed annually and COLI with any individual carrier is limited to 10% of capital plus reserves.

Servicing

Servicing assets are recognized as separate assets when rights are acquired through purchase or through sale of loans with servicing rights retained. Capitalized servicing rights are reported in Other assets and are amortized against Noninterest income in proportion to, and over the period of, the estimated future net servicing income of the underlying loans. The value of capitalized servicing rights represent the present value of the future servicing fees arising from the right to service loans that have been previously sold. Servicing assets are evaluated regularly for impairment based upon the fair value of the rights as compared to amortized cost. Impairment is determined by stratifying rights by predominant characteristics, such as interest rates and terms. Fair value of a stratum is determined using prices for similar assets with similar characteristics, when available, or based upon discounted cash flows using market-based assumptions.

Impairment is recognized through a valuation allowance for an individual stratum, to the extent that fair value is less than the capitalized amount for the stratum.

Union Bankshares, Inc.      2008 Annual Report   •   Page 22

Union Bankshares, Inc. and Subsidiary

Notes to Consolidated Financial Statements (continued)

Note 1.  Significant Accounting Policies (Continued)

Investments Carried at Equity

The Company has purchased various limited partnership interests in low income housing partnerships. These partnerships were established to acquire, own and rent residential housing for low and moderate income residents in northeastern and central Vermont. The investments are accounted for under a method approximating the equity method of accounting. These equity investments, which are included in Other assets, are recorded at cost and adjusted for the Company’s proportionate share of the partnerships’ undistributed earnings or losses.

Pension plans

Union maintains a noncontributory defined benefit pension plan covering all eligible employees who meet certain service requirements. The costs of this plan, based on actuarial computations of current and estimated future benefits for employees, are charged to pension and other employee benefits as a current operating expense.

Union also has a contributory 401(k) pension plan covering all employees who meet certain service requirements. The plan is voluntary, and Union, through the discretionary matching component of the plan, contributed fifty cents for every dollar contributed by participants, up to six percent of each participant’s salary in 2008 and 2007.

Advertising costs

The Company expenses advertising costs as incurred.

Earnings per common share

Earnings per common share are computed based on the weighted average number of shares of common stock outstanding during the period, retroactively adjusted for stock splits and stock dividends and reduced for shares held in treasury. The weighted average shares outstanding were 4,488,888 and 4,521,380 for the years ended December 31, 2008 and 2007, respectively.

Income taxes

The Company prepares its Federal income tax return on a consolidated basis. Federal income taxes are allocated to members of the consolidated group based on taxable income. The Company recognizes income taxes under the asset and liability method. This involves estimating the Company’s actual current tax exposure as well as assessing temporary differences resulting from differing treatment of items, such as timing of the deduction of expenses, for tax and GAAP purposes. These differences result in deferred tax assets and liabilities, which are included in the Company’s consolidated balance sheets as Other assets. The Company must also assess the likelihood that any deferred tax assets will be recovered from future taxable income and to the extent that recovery is not likely, a valuation allowance must be established. Significant management judgment is required in determining the provision for income taxes and deferred tax assets and liabilities. Low income housing tax credits are recognized as a reduction of the Provision for income taxes in the year they are earned.

Off-balance-sheet financial instruments

In the ordinary course of business, the Company is a party to off-balance-sheet financial instruments consisting of commitments to originate credit, unused lines of credit, commitments under credit card arrangements, commitments to purchase investment securities, commitments to invest in low income housing partnerships, commercial letters of credit, standby letters of credit, and risk-sharing commitments on certain sold loans. Such financial instruments are recorded in the financial statements when they become fixed and certain.

Comprehensive income (loss)

Accounting principles generally require that recognized revenue, expenses, gains, and losses be included in net income. Although certain changes in assets and liabilities, such as the after tax effect of unrealized gains and losses on investment securities available-for-sale that are not other than temporarily impaired and the unfunded liability for the defined benefit pension plan, are not included in the Statement of Income, the cumulative effect of such items, net of tax effect, is reported as a separate component of the equity section of the balance sheet

Union Bankshares, Inc.      2008 Annual Report   •   Page 23

Union Bankshares, Inc. and Subsidiary

Notes to Consolidated Financial Statements (continued)

Note 1.  Significant Accounting Policies (Continued)

as Accumulated other comprehensive income (loss).  Such items, along with net income, are components of comprehensive income.

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

Stock option plan

The Company recognizes stock-based compensation expense based on the grant date estimated fair value of stock-based awards over the vesting period of the awards.

Recent accounting pronouncements

In December 2008 the Financial Accounting Standards board (FASB) issued FASB Staff Position (FSP) No. 132R-1 “Employers’ Disclosures about Pensions and Other Postretirement Benefits,” which amends Statement of Financial Accounting Standards (SFAS) No. 132(R), to provide guidance on an employer’s disclosures about plan assets of a defined benefit pension or other postretirement plan. The FSP provides further guidance regarding the objectives of the disclosures about plan assets in an employer’s defined benefit pension or other postretirement plan which are to provide users of financial statements with an understanding of how investment allocation decisions are made, including the factors that are pertinent to an understanding of investment policies and strategies; the major categories of plan assets; the inputs and valuation techniques used to measure the fair value of plan assets; the effect of fair value measurements using significant unobservable inputs on changes in plan assets for the period; and significant concentrations of risk within plan assets. The disclosures about plan assets required by this FSP shall be provided for fiscal years ending after December 15, 2009. Upon initial application, the provisions of the FSP are not required for earlier periods that are presented for comparative purposes. Earlier application of the provisions of the FSP is permitted. This FSP will impact the footnote disclosure for the Company’s Defined Benefit Pension Plan for 2009 and future periods but is not expected to have any impact on the consolidated financial statements of the Company.

In May 2008, the FASB issued SFAS No. 162, “The Hierarchy of Generally Accepted Accounting Principles.” This Statement identifies the sources of accounting principles and the framework for selecting the principles to be used in the preparation of financial statements of nongovernmental entities that are presented in conformity with GAAP in the United States. The Statement is effective 60 days following the Securities and Exchange Commission’s (SEC) approval of the Public Company Accounting Oversight Board amendments to AU Section 411, “The Meaning of Present Fairly in Conformity with Generally Accepted Accounting Principles.” Neither the FASB or the Company expects that this Statement will result in a change in current practice. However, transition provisions have been provided if the application of the Statement results in a change in practice. The Company had no change in practice as a result of this Statement.

In March 2008, the FASB issued SFAS No. 161, “Disclosures about Derivative Instruments and Hedging Activities – an amendment of FASB Statement No. 133”. The objective of this Statement is to amend and expand the disclosure requirements of Statement 133 with the intent to provide users of financial statements with an enhanced understanding of: a) how and why an entity uses derivative instruments, b) how derivative instruments and related hedged items are accounted for under Statement 133 and its related interpretations, and c) how derivative instruments and related hedged items affect an entity’s financial position, financial performance, and cash flows. The Statement requires qualitative disclosures about objectives and strategies for using derivatives, quantitative disclosures about fair value amounts of and gains and losses on derivative instruments, and disclosures about credit-risk related contingent features in derivative agreements. The statement is effective for financial statements issued for fiscal years and quarterly interim reporting periods beginning after November 15, 2008 with earlier adoption encouraged. The Company has adopted SFAS No. 161 as of December 31, 2008 and it did not have a material impact on the disclosures in the footnotes of its financial statements.

Union Bankshares, Inc.      2008 Annual Report   •   Page 24

Union Bankshares, Inc. and Subsidiary

Notes to Consolidated Financial Statements (continued)

Note 1.  Significant Accounting Policies (Continued)

In December 2007, the FASB issued SFAS No. 160, “Noncontrolling Interests in Consolidated Financial Statements – an amendment of Accounting Research Bulletin No. 51.”  The objective of this Statement is to improve the relevance, comparability, and transparency of the financial information that a reporting entity provides in its consolidated financial statements by establishing accounting and reporting standards that require specific financial statement disclosure, consistent accounting treatment for changes in a parent’s ownership interest and fair value measurement on the deconsolidation of a subsidiary. The Statement applies to all entities that prepare consolidated financial statements but will affect only those entities that have an outstanding noncontrolling interest in one or more subsidiaries or that deconsolidate a subsidiary. The Statement is effective for fiscal years and interim periods within those fiscal years, beginning on or after December 15, 2008. Earlier adoption is prohibited. The Company has no noncontrolling interests in a subsidiary and therefore does not expect there to be any impact on the consolidated financial statements.

In December 2007, the FASB issued Statement No. 141R, (revised) “Business Combinations” which replaces Statement No. 141. The objective of this Statement is to improve the relevance, representational faithfulness, and comparability of the information that a reporting entity provides in its financial reports about a business combination and its effects. To accomplish that, this Statement establishes principles and requirements for how the acquirer; (1) recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed, and any noncontrolling interest in the acquiree, (2) recognizes and measures the goodwill acquired in the business combination or a gain from a bargain purchase, and (3) determines what information to disclose to enable users of the financial statements to evaluate the nature and financial effects of the business combination. The Statement shall be applied prospectively to business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008. Earlier application is prohibited. This Statement will affect the Company for any acquisitions after December 31, 2008.

In November 2007, the SEC issued SAB No. 109, “Written Loan Commitments Recorded at Fair Value Through Earnings.” SAB No 109 supersedes SAB 105, “Application of Accounting Principles to Loan Commitments,” and indicates that the expected net future cash flows related to the associated servicing of the loan should be included in the measurement of all written loan commitments that are accounted for at fair value through earnings under SFAS No. 159’s fair-value election or for written mortgage loan commitments for loans that will be held-for-sale when funded that are marked-to-market as derivatives under SFAS No. 133 (derivative loan commitments). The guidance in SAB No. 109 is applied on a prospective basis to derivative loan commitments issued or modified in fiscal quarters beginning after December 15, 2007. SAB No. 109 was adopted by the Company on January 1, 2008 and did not to have a material impact on the Company’s consolidated financial statements.

In February 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities.” The standard provides companies with an option to report selected financial assets and liabilities at fair value and establishes presentation and disclosure requirements designed to facilitate comparisons between companies that choose different measurement attributes for similar types of assets and liabilities. The new standard was adopted by the Company on January 1, 2008. As of December 31, 2008, the Company has not elected the fair value option for any financial assets or financial liabilities other than those situations where other accounting pronouncements require fair value measurements.

In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements.” This Statement defines fair value, establishes a framework for measuring fair value and expands disclosures about fair value measurements. This Statement establishes a fair value hierarchy about the assumptions used to measure fair value and clarifies assumptions about risk and the effect of a restriction on the sale or use of an asset. The standard is effective for fiscal years beginning after November 15, 2007. In February 2008, the FASB issued FSP No. 157-2, “Effective Date of FASB Statement No. 157.” This FSP delays the effective date of SFAS No. 157 for all nonfinancial assets and nonfinancial liabilities, except those that are recognized or disclosed at fair value on a recurring basis (at least annually), to fiscal years beginning after November 15, 2008, and interim periods within those fiscal years.  In October 2008, the FASB issued FSP No. 157-3, “Determining the Fair Value of a Financial Asset when the Market for That Asset Is Not Active.”  This FSP clarifies the application of SFAS No. 157 in a market that is not active. SFAS No. 157, with the exception of certain provisions delayed by FSP No. 157-2, became effective for the Company on January 1, 2008. See Note 17.

Union Bankshares, Inc.      2008 Annual Report   •   Page 25

Union Bankshares, Inc. and Subsidiary

Notes to Consolidated Financial Statements (continued)

Note 1.  Significant Accounting Policies (Continued)

Reclassifications

Certain amounts in the 2007 financial statements have been reclassified to conform to the current year presentation.

Note 2.  Restrictions on Cash and Due From Banks

The Company is required to maintain vault cash or noninterest bearing reserve balances with Federal Reserve Bank of Boston. Total reserve balances required at December 31, 2008 and 2007 were $423,000 and $387,000, respectively, which were both satisfied by vault cash.

The nature of the Company’s business requires that it maintain amounts due from correspondent banks which, at times, may exceed federally insured limits. The balance in these accounts at December 31, was as follows:

	2008	2007

Noninterest bearing accounts	$ 1,403,737	$ 1,392,986
Federal Reserve Bank of Boston	21,339,690	8,203,624
Federal funds sold	178,856	588,243
Federal Home Loan Bank of Boston	47,120	25,673

No losses have been experienced in these accounts and the Company believes it is not exposed to any significant risk with respect to the accounts. The Company was required to maintain contracted clearing balances of $1,000,000 at both December 31, 2008 and 2007, which are included in the Federal Reserve Bank balances above. Balances in excess of the contracted clearing amount at the Federal Reserve Bank started earning interest during the fourth quarter of 2008.

Note 3.  Interest Bearing Deposits in Banks

Interest bearing deposits in banks consist of certificates of deposit purchased from various financial institutions. Deposits at each institution are generally maintained at or below the FDIC insurable limits of $100,000 or $250,000 depending upon the maturity date. Certificates are held with rates ranging from 1.00% to 5.51% and mature at various dates through 2013, with $8,991,000 scheduled to mature in 2009.

Note 4.  Investment Securities

Investment securities available-for-sale consists of the following:

December 31, 2008:	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value

Debt securities:
U.S. Government-sponsored enterprises	$ 1,500,528	$ 32,220	$ —	$ 1,532,748
Mortgage-backed	9,163,709	128,238	(17,317)	9,274,630
State and political subdivisions	7,617,231	34,873	(172,573)	7,479,531
Corporate	9,621,084	163,329	(297,798)	9,486,615
Total debt securities	27,902,552	358,660	(487,688)	27,773,524
Marketable equity securities	14,022	—	(5,022)	9,000
Mutual funds	51,860	—	—	51,860
Total	$27,968,434	$358,660	$(492,710)	$27,834,384

Union Bankshares, Inc.      2008 Annual Report   •   Page 26

Union Bankshares, Inc. and Subsidiary

Notes to Consolidated Financial Statements (continued)

Note 4.  Investment Securities (Continued)

December 31, 2007:	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value

Debt securities:
U.S. Government-sponsored enterprises	$ 3,499,308	$ 26,603	$ —	$ 3,525,911
Mortgage-backed	10,234,282	40,318	(85,817)	10,188,783
State and political subdivisions	8,180,771	35,959	(17,061)	8,199,669
Corporate	11,841,615	101,216	(131,336)	11,811,495
Total debt securities	33,755,976	204,096	(234,214)	33,725,858
Marketable equity securities	47,100	29,518	(22)	76,596
Mutual funds	19,454	—	—	19,454
Total	$33,822,530	$233,614	$(234,236)	$33,821,908

Investment securities with a carrying amount of $3,089,336 and $6,812,124 at December 31, 2008 and 2007, respectively, were pledged as collateral for public deposits and for other purposes as required or permitted by law.

Information pertaining to investment securities available-for-sale with gross unrealized losses at December 31; aggregated by investment category and length of time that individual securities have been in a continuous loss position, follows:

	Less Than 12 Months		Over 12 Months		Total
December 31, 2008:	Fair Value	Gross Unrealized Loss	Fair Value	Gross Unrealized Loss	Fair Value	Gross Unrealized Loss

Debt securities:
Mortgage-backed	$ 192,529	$ (3,501)	$ 944,099	$ (13,816)	$ 1,136,628	$ (17,317)
State and political subdivisions	3,780,671	(172,573)	—	—	3,780,671	(172,573)
Corporate	5,623,037	(286,431)	238,632	(11,367)	5,861,669	(297,798)
Total debt securities	9,596,237	(462,505)	1,182,731	(25,183)	10,778,968	(487,688)
Marketable equity securities	—	—	9,000	(5,022)	9,000	(5,022)
Total	$9,596,237	$(462,505)	$1,191,731	$(30,205)	$10,787,968	$(492,710)

	Less Than 12 Months		Over 12 Months		Total
December 31, 2007:	Fair Value	Gross Unrealized Loss	Fair Value	Gross Unrealized Loss	Fair Value	Gross Unrealized Loss

Debt securities:
Mortgage-backed	$ —	$ —	$6,701,027	$ (85,817)	$ 6,701,027	$ (85,817)
State and political subdivisions	1,600,178	(15,706)	189,563	(1,355)	1,789,741	(17,061)
Corporate	2,926,185	(52,879)	1,874,985	(78,457)	4,801,170	(131,336)
Total debt securities	4,526,363	(68,585)	8,765,575	(165,629)	13,291,938	(234,214)
Marketable equity securities	14,000	(22)	—	—	14,000	(22)
Total	$4,540,363	$ (68,607)	$8,765,575	$(165,629)	$13,305,938	$(234,236)

Management evaluates all investment securities on a quarterly basis, and more frequently when economic conditions or adverse developments relating to the issuer warrant additional evaluations to determine if an other-than-temporary impairment (“OTTI”) exists. In evaluating the possible impairment of securities, consideration is given to the length of time and the extent to which fair value has been less than amortized cost, the financial conditions and near-term prospects of the issuer, and the ability and intent of the Company to retain its investment in the issuer for a period of time sufficient to allow for any anticipated recovery in fair value. In instances when creditworthiness may be a consideration, an individual analysis of the issuer is performed. In analyzing an issuer’s financial condition, the Company may consider whether the securities are issued by the federal government or its agencies, whether downgrades by bond rating agencies have occurred, and the results of management’s review of the issuer’s financial position. If management determines that an investment experienced an OTTI, the loss is recognized in the income statement as a realized loss in noninterest income. Any recoveries related to the

Union Bankshares, Inc.      2008 Annual Report   •   Page 27

Union Bankshares, Inc. and Subsidiary

Notes to Consolidated Financial Statements (continued)

Note 4.  Investment Securities (Continued)

value of these securities are recorded as an unrealized gain in other comprehensive income (loss) in stockholder’s equity and not recognized in income until the security is ultimately sold.

At December 31, 2008, thirty-three debt securities, consisting of five collateralized mortgage obligations issued by U.S. Government sponsored enterprises, two private collateralized mortgage obligations, fifteen corporate bonds, eleven municipal bonds and one marketable equity security had unrealized losses totaling $492,710. This amounts to aggregate depreciation of 1.8% of the Company’s amortized cost of the entire portfolio. Seven of these securities consisting of four collateralized mortgage obligations issued by U.S. Government sponsored enterprises, one private collateralized mortgage obligation, one corporate bond and one marketable equity security, have been in an unrealized loss position for more than twelve months. The Company has the ability to hold the debt securities until maturity, or for the foreseeable future if classified as available-for-sale. No declines were deemed by management to be other-than-temporary at December 31, 2008.

During 2008, the Company recognized other than temporary impairment loss of $511,598 ($337,655 net of tax) on two available for sale corporate debt securities with amortized cost of $699,424. The securities remain on the Company’s books as of December 31, 2008 in nonaccrual status and the fair value of these securities are lower than their remaining cost basis by $59,000 or 31.4%. Management does not believe that further writedown is warranted at this time based on the Company’s current evaluation of the issuers and other relevant factors.

The Company’s investment securities are exposed to various risks, such as interest rate, market and credit. The year long credit and liquidity crisis in the United States continues to have far reaching implications for financial markets. Due to the level of risk associated with certain investment securities and the level of uncertainty related to changes in the value of investment securities, coupled with recent economic events, it is at least reasonably possible that changes in risks, further deterioration in credit quality and/or the continuation of the current imbalances in liquidity that exist in the financial marketplace in the near term would materially affect the amounts reported in the consolidated financial statements in future periods.

Proceeds from the sale of securities available-for-sale were $1,803,129 and $710,818 in 2008 and 2007, respectively. Gross realized gains from sales of investments available-for-sale were $34,271 and $133,128 with gross realized losses of $18,046 and $10,625 for the years 2008 and 2007, respectively.

The amortized cost and estimated fair value of securities by contractual scheduled maturity of debt securities available-for-sale as of December 31, 2008 were as follows:

	Amortized Cost	Fair Value

Due in one year or less	$ 2,005,950	$ 2,013,028
Due from one to five years	5,518,431	5,408,830
Due from five to ten years	6,243,328	6,252,312
Due after ten years	4,971,134	4,824,724
	18,738,843	18,498,894
Mortgage-backed securities	9,163,709	9,274,630
Total debt securities	$27,902,552	$27,773,524

Actual maturities may differ for certain debt securities that may be called by the issuer prior to the contractual maturity. Actual maturities may differ from contractual maturities in mortgage-backed securities because the mortgages underlying the securities may be prepaid, usually without any penalties. Therefore, these mortgage-backed securities are not included in the maturity categories in the above maturity summary.

Note 5.  Loans Held for Sale and Loan Servicing

At December 31, 2008 and 2007, Loans held for sale consisted of conventional residential mortgages and commercial real estate mortgages originated for subsequent sale. At December 31, 2008 and 2007, the estimated fair value of these loans was in excess of their carrying value, and therefore no valuation reserve was necessary for loans held for sale.

Union Bankshares, Inc.      2008 Annual Report   •   Page 28

Union Bankshares, Inc. and Subsidiary

Notes to Consolidated Financial Statements (continued)

Note 5.  Loans Held for Sale and Loan Servicing (Continued)

Commercial and mortgage loans serviced for others are not included in the accompanying balance sheets. The unpaid principal balances of commercial and mortgage loans serviced for others were $100,699,231 and $93,544,002 at December 31, 2008 and 2007, respectively. Loans sold during 2008 and 2007 totaled $23,240,879 and $15,461,282, respectively. Net gains realized on the sale of those loans amounted to $356,982 and $138,205 for the years ended December 31, 2008 and 2007, respectively. There were no guarantees to repurchase loans for any amount at December 31, 2008, but there were risk sharing commitments on certain sold loans totaling $66,209 as of such date.

The Company generally retains the servicing rights on loans sold. At December 31, 2008 and 2007, the unamortized balance of servicing rights on loans sold with servicing retained was $329,029 and $296,862, respectively and is included in Other assets. The estimated fair value of these servicing rights was in excess of their carrying value at both December 31, 2008 and 2007, and therefore no impairment reserve was necessary. Loan servicing rights of $188,628 and $122,680 were capitalized in 2008 and 2007, respectively. Amortization of servicing rights was $156,461 and $136,228 for 2008 and 2007, respectively.

Note 6.  Loans

The composition of Net loans at December 31 was as follows:

	2008	2007

Residential real estate	$128,292,261	$115,302,700
Construction real estate	19,037,424	20,189,860
Commercial real estate	153,821,188	134,658,080
Commercial	18,832,901	16,537,527
Consumer	6,734,632	7,175,133
Term Federal Funds	—	3,000,000
Municipal loans	23,519,543	13,730,760
Gross loans	350,237,949	310,594,060
Deduct:
Allowance for loan losses	(3,556,205)	(3,377,857)
Net deferred loan fees	(106,475)	(111,560)

Net loans	$346,575,269	$307,104,643

Residential real estate loans aggregating $19,078,340 and $13,310,500 at December 31, 2008 and 2007, respectively, were pledged as collateral on deposits of municipalities. Qualified first mortgages held by Union may also be pledged as collateral for borrowings from the FHLB of Boston under a blanket lien.

Loans in nonaccrual status were $2,927,048 and $3,299,170 and loans past due 90 days or more and still accruing were $4,368,352 and $2,287,179, as of December 31, 2008 and 2007, respectively.

Information regarding impaired loans as of or for the years ended December 31 was as follows:

	2008	2007

Impaired loans	$236,267	$1,140,898
Total allowance for loan losses related to impaired loans	97,500	171,135
Interest income recognized on impaired loans	4,347	17,676
Average investment in impaired loans	795,030	997,364

At December 31, 2008 and 2007, the Company was not committed to lend any additional funds to borrowers whose loans were nonperforming, impaired or restructured. Aggregate interest on nonaccrual loans not recognized was $459,994 and $457,177 for the years ended December 31, 2008 and 2007, respectively.

Union Bankshares, Inc.      2008 Annual Report   •   Page 29

Union Bankshares, Inc. and Subsidiary

Notes to Consolidated Financial Statements (continued)

Note 7.  Allowance for Loan Losses

Changes in the Allowance for loan losses for the years ended December 31, were as follows:

	2008	2007

Balance, beginning	$3,377,857	$3,337,768
Provision for loan losses	335,000	265,000
Recoveries of amounts charged off	49,077	42,837
	3,761,934	3,645,605
Amounts charged off	(205,729)	(267,748)
Balance, ending	$3,556,205	$3,377,857

Note 8.  Premises and Equipment

The major classes of Premises and equipment and accumulated depreciation at December 31 were as follows:

	2008	2007

Land and land improvements	$ 1,492,868	$ 1,009,029
Building and improvements	7,550,122	6,847,361
Furniture and equipment	5,581,418	6,249,372
Construction in progress and deposits on equipment	206,439	310,010
	14,830,847	14,415,772
Less accumulated depreciation	(7,370,154)	(7,953,581)
	$ 7,460,693	$ 6,462,191

Depreciation included in occupancy and equipment expenses amounted to $784,375 and $757,315 for the years ended December 31, 2008 and 2007, respectively.

The Company is obligated under noncancelable operating leases for premises that expire in various years through the year 2013. Options to renew for additional periods are available with these leases. Future minimum rental commitments for these leases with original or remaining terms of one year or more at December 31, 2008 were as follows:

2009	$120,765
2010	88,239
2011	74,239
2012	37,924
2013	18,439
$339,606

Rent expense for 2008 and 2007 amounted to $113,957 and $96,408, respectively.

Occupancy expense is shown in the consolidated statements of income, net of rental income of $100,204 and $114,450 in 2008 and 2007, respectively.

Note 9.  Other Real Estate Owned

There were six properties valued at $657,801 in other real estate owned at December 31, 2008 and two properties valued at $225,600 at December 31, 2007, which were included in Other assets. There was an allowance for losses on other real estate owned at December 31, 2008 and 2007 of $8,231 and $25,400, respectively, which have been netted out of the values above.

Note 10.  Investments Carried at Equity

The Company has purchased from time to time various limited partnership interests established to acquire, own and rent residential housing for elderly, low or moderate income individuals in northeastern and central Vermont. The carrying values of investments carried at equity were $3,195,706 and $3,591,136 at December 31, 2008 and 2007, respectively. The investments are included in Other assets. The capital contributions payable related to

Union Bankshares, Inc.      2008 Annual Report   •   Page 30

Union Bankshares, Inc. and Subsidiary

Notes to Consolidated Financial Statements (continued)

Note 10.  Investments Carried at Equity (Continued)

these investments were $373,040 and $1,610,129 at December 31, 2008 and 2007, respectively and are included in Accrued interest and other liabilities. The provision for undistributed net losses of the partnerships charged to earnings was $389,442 and $265,056 for 2008 and 2007, respectively. The tax credits related to these investments were $606,710 and $292,412 for the years ended December 31, 2008 and 2007, respectively, and recorded as a reduction of the Provision for income taxes.

Note 11.  Deposits

The following is a summary of Interest bearing deposits at December 31:

	2008	2007

NOW accounts	$ 66,353,751	$ 55,316,254
Saving and money market accounts	96,680,688	86,611,514
Time deposits, $100,000 and over	56,321,181	46,142,736
Other time deposits	83,699,449	79,735,274
	$303,055,069	$267,805,778

The following is a summary of time deposits by maturity at December 31, 2008:

2009	$114,539,818
2010	16,485,351
2011	5,181,020
2012	318,395
2013	3,496,046
$140,020,630

Note 12.  Borrowed Funds

At December 31, 2008 and 2007, Borrowed funds were comprised of option advance borrowings from the FHLB of Boston of $27,416,262, and $20,327,671, respectively. The option advance borrowings are a mix of straight and callable bullets, balloons and amortizers with maturities through 2027. At December 31, 2008 all of the borrowings had fixed interest rates ranging from 2.25% to 5.61% and ranging from 2.22% to 5.61% at December 31, 2007. The weighted average interest rates on the borrowings were 4.30% and 4.83% at December 31, 2008 and 2007, respectively.

The contractual payments due for borrowed funds as of December 31, 2008 were as follows:

2009	$ 905,952
2010	949,944
2011	2,646,806
2012	1,400,588
2013 and thereafter	21,512,972
$27,416,262

Additionally, Union maintains an IDEAL Way Line of Credit with the FHLB of Boston. As of December 31, 2008, the total available amount of this line is $551,000. There were no borrowings outstanding on this line at December 31, 2008. Interest on this line is chargeable at a rate determined by the FHLB of Boston and payable monthly based on daily balances outstanding.

Collateral on these borrowings consists of FHLB of Boston stock purchased by Union, all funds placed on deposit with the FHLB of Boston, and qualified first mortgages held by Union, and any additional holdings which may be pledged as security.

Union also maintains a line of credit with a correspondent bank for the purchase of overnight Federal Funds. As of December 31, 2008, the total available amount of this line is $3.0 million with no outstanding borrowings. Interest on this borrowing is chargeable at the Federal Funds rate at the time of the borrowing and is payable daily.

Union Bankshares, Inc.      2008 Annual Report   •   Page 31

Union Bankshares, Inc. and Subsidiary

Notes to Consolidated Financial Statements (continued)

Note 13.  Income Taxes

The components of the Provision for income taxes for the years ended December 31 were as follows:

	2008	2007

Current tax provision	$ 786,902	$2,020,559
Deferred tax provision (benefit)	232,643	(55,648)
	$1,019,545	$1,964,912

The total provision for income taxes differs from the amounts computed at the statutory federal income tax rate of 34% primarily due to the following at December 31:

	2008	2007

Computed “expected” tax expense	$2,082,726	$2,590,820
Tax exempt interest	(366,903)	(328,749)
Increase in cash surrender value life insurance and life insurance proceeds	(123,373)	(41,218)
Tax credits on limited partnership investments	(606,710)	(292,412)
Other	33,805	36,471
	$1,019,545	$1,964,912

Listed below are the significant components of the net deferred tax asset at December 31:

	2008	2007

Components of the deferred tax asset
Bad debts	$1,011,013	$ 950,375
Mark-to-market loans	13,503	46,349
Nonaccrual loan interest	156,398	155,440
Deferred compensation	422,563	404,302
Unrealized loss on investment securities available-for-sale	45,577	211
Pension liability	1,438,696	425,505
Other	8,482	16,115
Total deferred tax asset	3,096,232	1,998,297
Valuation allowance	—	—
Total deferred tax asset, net of valuation allowance	3,096,232	1,998,297

Components of the deferred tax liability
Depreciation	(212,255)	(141,655)
Mortgage servicing rights	(111,870)	(100,933)
Limited partnership investments	(323,411)	(332,667)
Other	—	(1,538)
Total deferred tax liability	(647,536)	(576,793)
Net deferred tax asset	$2,448,696	$1,421,504

Deferred tax assets are recognized subject to management’s judgment that realization is more likely than not as GAAP allows for the recognition and measurement of deductible temporary differences to the extent that it is more likely than not that the deferred tax asset will be realized. Based on the temporary taxable items, historical taxable income and estimates of future taxable income, the Company believes that it is more likely than not that the deferred tax assets at December 31, 2008 will be realized.

Net deferred income tax assets are included in Other assets on the balance sheet at December 31, 2008 and 2007.

The Company adopted the provisions of FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes – an interpretation of SFAS No. 109” (FIN 48), on January 1, 2007. FIN 48 clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements in accordance with SFAS No. 109, “Accounting for Income Taxes,” and prescribes a recognition threshold and measurement process for financial statement

Union Bankshares, Inc.      2008 Annual Report   •   Page 32

Union Bankshares, Inc. and Subsidiary

Notes to Consolidated Financial Statements (continued)

Note 13.  Income Taxes (Continued)

recognition and measurement of a tax position taken or expected to be taken in a tax return. FIN 48 also provides guidance on derecognition, classification of interest and penalties, accounting in interim periods, disclosure and transition.

Based on management’s evaluation, management has concluded that there were no significant uncertain tax positions requiring recognition in the Company’s financial statements at December 31, 2008 or 2007. Although the Company is not currently the subject of a tax examination by the Internal Revenue Service (IRS), the Company’s tax years ended December 31, 2003 through 2008 are open to examination by the IRS under the applicable statute of limitations.

The Company may from time-to-time be assessed interest and/or penalties by federal or state tax jurisdictions, although any such assessments historically have been minimal and immaterial to the Company’s financial results. In the event that the Company receives an assessment for interest and/or penalties, it will be classified in the financial statements as Other expenses.

Note 14.  Employee Benefit Plans

Defined Benefit Pension Plan: Union sponsors a noncontributory defined benefit pension plan covering all eligible employees. The plan provides defined benefits based on years of service and final average salary. There was no minimum required contribution under the ERISA guidelines for 2008 and 2007. Union measures defined benefit plan assets and obligations as of December 31, its fiscal year-end.

Union’s policy is to accrue annually an amount equal to the actuarially calculated expense for current and estimated future benefits. Union made tax deductible voluntary contributions of $182,000 and $577,000 to the pension plan in 2008 and 2007, respectively, which are included in employer contributions below. Information pertaining to the activity in the plan is as follows:

Obligations and funded status at December 31:

	2008	2007

Change in projected benefit obligation
Projected benefit obligation at beginning of year	$11,058,973	$10,200,079
Service cost	544,728	518,515
Interest cost	669,768	602,229
Actuarial loss (gain)	306,473	(64,009)
Benefits paid	(235,805)	(197,841)
Projected benefit obligation at end of year	$12,344,137	$11,058,973
Change in fair value of plan assets
Fair value of plan assets at beginning of year	$ 9,807,489	$ 8,882,727
Actual return on plan assets	(2,641,005)	545,603
Employer contributions	182,000	577,000
Benefits paid	(235,805)	(197,841)
Fair value of plan assets at end of year	$ 7,112,679	$ 9,807,489
Liability for pension benefits	$ (5,231,458)	$ (1,251,484)

	2008	2007

Accumulated benefit obligation at December 31	$ 9,319,157	$ 8,231,838

The Company uses the alternate amortization method for prior service costs, as provided in paragraph 26 of
SFAS 87, “Employers’ Accounting for Pensions.”

Union Bankshares, Inc.      2008 Annual Report   •   Page 33

Union Bankshares, Inc. and Subsidiary

Notes to Consolidated Financial Statements (continued)

Note 14.  Employee Benefit Plans (Continued)

Net periodic pension benefit cost for 2008 and 2007 consisted of the following components:

	2008	2007

Service cost	$544,728	$518,515
Interest cost on projected benefit obligation	669,768	602,229
Expected return on plan assets	(658,639)	(597,800)
Amortization of prior service cost	6,158	6,158
Amortization of net loss	27,990	20,427
Net periodic benefit cost	$590,005	$549,529

It is estimated that the net periodic benefit cost for 2009 will include approximately $6 thousand of amortization of prior service cost and $332 thousand of amortization of net actuarial loss.

Weighted average assumptions used to determine benefit obligation at December 31 were as follows:

	2008	2007

Discount rate	6.00%	6.00%
Rate of compensation increases	4.50%	4.50%

Weighted average assumptions used to determine net periodic benefit cost for years ended December 31 were as follows:

	2008	2007

Discount rate	6.00%	6.00%
Rate of compensation increases	4.50%	4.50%
Expected long-term rate of return on plan assets	6.75%	6.75%

The overall expected long-term rate of return on assets was derived to be consistent with a 2.50% future inflation assumption and returns expected in that inflation environment. The return is more conservative than the plan’s long-term actual results and is at a level that management believes is sustainable.

Union’s pension plan weighted average asset allocations at December 31, 2008 and 2007, by asset category based on their fair values were as follows:

Asset Category	2008	2007

Cash and equivalents	18.5%	8.9%
Debt securities	28.0%	23.8%
Equity securities	47.7%	59.3%
International mutual funds	5.8%	8.0%
Total	100.0%	100.0%

The investment philosophy for the pension plan is to prudently invest the assets of the plan and future contributions received in a diversified manner that will ensure the future benefits due to participants and beneficiaries over a long-term horizon as well as provide liquidity to pay current benefits. The Trustees of the plan seek to protect the pension plan assets through prudent asset allocation, FDIC insurance on a portion of plan assets, manager selection and periodic reviews. Investments in stocks and fixed income investments should be diversified in a way which is consistent with risk tolerance and investment objectives.

Union Bankshares, Inc.      2008 Annual Report   •   Page 34

Union Bankshares, Inc. and Subsidiary

Notes to Consolidated Financial Statements (continued)

Note 14.  Employee Benefit Plans (Continued)

In order to obtain this goal the investment objective is to maintain a mix of growth and income investments with allocation as follows, and no more than 20% of the equity portion of the portfolio invested in foreign equities:

Equity securities & international mutual funds	60–75%
Debt securities	20–40%
Cash and equivalents	0–5%

The December 31, 2008 weighted average asset allocations for Cash and equivalents is higher than the stated investment objective, while Equity securities and international mutual funds are lower due to the turmoil in financial markets worldwide during the fourth quarter of 2008.

There are no securities of the Company or Union held by the pension plan. The assets of the plan are managed by the Trust & Asset Management Division of Union with the advice of their registered investment advisor under the guidance of the plan’s trustees.

There will be an additional tax deductible voluntary employer contribution during 2009 for the 2008 plan year of $1 million and the estimated employer contribution for 2009 is $720 thousand.

The following table summarizes the estimated future benefit payments expected to be paid under the Plan:

2009	$ 351,340
2010	432,444
2011	563,150
2012	939,066
2013	1,073,878
Years 2014 to 2018	7,840,065

Nonqualified Deferred Compensation Plans: Additionally, Union Bankshares, Inc. and Union have two nonqualified Deferred Compensation Plans for Directors and certain key officers. Under the 1990 Plan, the future amount of payouts have been frozen at their current amounts for participants in payout status, and no deferrals have been allowed since 2004 for the four participants not yet in payout status. This deferred compensation plan was modified during 2008 based on the Internal Revenue Service (“IRS”) final rules under the federal “American Jobs Creation Act of 2004.” These amendments include various provisions designed to bring the 1990 Plan into compliance with Section 409A and the final regulations promulgated under Section 409A. The amendments also include an increase in the amount to be accrued under the plan, subject to future vesting requirements, of $154,811 in the aggregate by the Company to align projected payouts under the amended plan with original commitments made to participants. The amended plan also provides for the establishment of a “rabbi” trust for the purpose of setting aside assets for the payment of benefits under the amended plan upon the occurrence of a “change in control.” The benefit obligations under the plan represent general unsecured obligations of the Company and no assets are segregated for such payments. However, Union Bankshares, Inc. and Union have purchased life insurance contracts on the lives of each participant in order to fund these benefits. The benefits accrued under this plan aggregated $1,156,822 and $1,161,940 at December 31, 2008 and 2007, respectively, and are included in the financial statement caption “Accrued interest and other liabilities.” The cash surrender value of the life insurance policies purchased to fund the plan aggregated $1,415,836 and $2,019,367 at December 31, 2008 and 2007, respectively, and is included in Other assets on the Company’s balance sheets. During 2008 the Company received nontaxable death benefit proceeds totaling $1.0 million, and recorded a resulting $241,864 (nontaxable) gain, which is included in Income from Company owned life insurance.

An Executive Nonqualified Excess Plan was adopted in 2006 for Directors and certain key officers. The plan is a defined contribution plan which provides a means by which participants may elect to defer receipt of current compensation from the Company or its subsidiary in order to provide retirement or other benefits as selected in the individual adoption agreements. Participants may select among designated reference investments consisting of investment funds, with the performance of the participant’s account mirroring the selected reference investment. Distributions are made only upon a qualifying distribution event, which may include a separation from service, death, disability or unforeseeable emergency, or upon a date specified in the participant’s deferral election form. The plan is intended to comply with the provisions of Section 409A of the Internal Revenue Code. This plan was amended in 2008 to permit participants to elect to receive payments over a period of up to 15 years. The plan is an unfunded plan representing a general unsecured obligation of the Company. As of December 31, 2008 and 2007, $52,049 and $27,183, respectively, had been deferred under the plan.

Union Bankshares, Inc.      2008 Annual Report   •   Page 35

Union Bankshares, Inc. and Subsidiary

Notes to Consolidated Financial Statements (continued)

Note 14.  Employee Benefit Plans (Continued)

401(k) Plan: Union maintains a defined contribution 401(k) plan under which employees may elect to make tax deferred contributions of up to the IRS maximum from their annual salary. All employees meeting service requirements are eligible to participate in the plan. Company contributions are fully vested after three years of service. Union’s employer matching contributions to the plan are at the discretion of the Board of Directors. Employer matching contributions to the plan were $140,881 and $137,461 for 2008 and 2007, respectively.

Note 15.  Financial Instruments With Off-Balance-Sheet Risk

The Company is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers and to reduce its own exposure to fluctuations in interest rates. These financial instruments include commitments to extend credit, standby letters of credit, interest rate caps and floors written on adjustable-rate loans, commitments to participate in or sell loans, commitments to buy or sell securities and risk-sharing commitments on certain sold loans under the Mortgage Partnership Finance (MPF) program with the FHLB of Boston.

Such instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the balance sheet. The contract or notional amounts of those instruments reflect the extent of involvement the Company has in particular classes of financial instruments and the potential impact on the Company’s future financial position, financial performance and cash flow.

The Company’s exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit is represented by the contractual notional amount of those instruments. The Company uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments. For interest rate caps and floors written on adjustable-rate loans, the contract or notional amounts do not represent exposure to credit loss. The Company controls the risk of interest rate cap agreements through credit approvals, limits, and monitoring procedures. Interest rate caps and floors on adjustable rate loans permit the Company to manage its interest rate risk and cash flow risk on these loans within parameters established by Company policy.

The Company generally requires collateral or other security to support financial instruments with credit risk. The following table shows financial instruments outstanding whose contract amount represents credit risk at December 31:

	Contract or Notional Amount
	2008	2007

Commitments to originate loans	$ 9,113,814	$ 7,083,898
Unused lines of credit	41,679,732	35,783,870
Standby and commercial letters of credit	1,949,342	1,248,146
Credit card arrangements	1,735,400	1,633,270
MPF credit enhancement obligation, net (See Note 16)	62,156	—
Total	$54,540,444	$45,749,184

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

Since many of the commitments and lines are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Company evaluates each customer’s credit worthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Company, upon issuance of a commitment to extend credit is based on management’s credit evaluation of the customer. Collateral held varies but may include real estate, accounts receivable, inventory, property, plant and equipment, and income-producing commercial properties.

Standby letters of credit are conditional commitments issued by the Company to guarantee the performance of a customer to a third party. Those guarantees are primarily issued to support customer’s private borrowing arrangements. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending

Union Bankshares, Inc.      2008 Annual Report   •   Page 36

Union Bankshares, Inc. and Subsidiary

Notes to Consolidated Financial Statements (continued)

Note 15.  Financial Instruments With Off-Balance-Sheet Risk (Continued)

loans to customers and the company evaluates each customer’s credit worthiness on a case-by-case basis. The fair value of standby letters of credit has not been included in the balance sheets for either year as the fair value is immaterial.

The Company did not hold or issue derivative instruments or hedging instruments during the years ended December 31, 2008 and 2007 except for loan servicing rights that are discussed in Note 5.

Note 16.  Commitments and Contingencies

Contingent Liabilities: During 2008 the Company began selling 1-4 family residential loans under a program with FHLB of Boston, the Mortgage Partnership Finance program. Under this program the Company shares in the credit risk of each mortgage, while receiving fee income in return. The Company is responsible for a Credit Enhancement Obligation (CEO) based on the credit quality of these loans. FHLB of Boston funds a First Loss Account (FLA) based on the Company’s outstanding MPF mortgage balances. This creates a laddered approach to sharing in any losses. In the event of default, homeowner’s equity and Private Mortgage Insurance, if any, are the first sources of repayment; the FHLB of Boston’s FLA funds are then utilized, followed by the member’s CEO, with the balance the responsibility of FHLB of Boston. These loans meet specific underwriting standards of the FHLB of Boston. As of December 31, 2008, the Company had $4,053,362, in loans sold through the MPF program. The volume of loans sold to the MPF program and the corresponding credit obligation are closely monitored by management. As of December 31, 2008, the notional amount of the maximum contingent contractual liability related to this program was $66,209 of which $4,053 has been booked as a reserve through Other liabilities and $62,156 has been recognized as a contingent liability.

Legal Contingencies: In the normal course of business, the Company is involved in various legal and other proceedings. In the opinion of management, after consulting with the Company’s legal counsel, any liability resulting from such proceedings would not have a material adverse effect on the Company’s financial statements.

Note 17.  Fair Value

Effective January 1, 2008, the Company adopted SFAS No. 157 “Fair Value Measurements.” SFAS No. 157 has subsequently been amended by two FSP’s which delayed the application of SFAS No. 157 to nonfinancial assets and liabilities until January 1, 2009 and provided guidance when determining the fair value of financial assets when the market for that asset is not active.

The provisions of SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities,” which permits an entity to choose to measure eligible financial instruments and other items at fair value, also became effective January 1, 2008. As of December 31, 2008, the Company has not elected to apply the fair value option to any financial assets or liabilities other than those situations where other accounting pronouncements require fair value measurements.

The definition of fair value is clarified by SFAS No. 157 to be the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. SFAS No. 157 establishes a three-level hierarchy for fair value measurements based upon the inputs to the valuation of an asset or liability. A financial instrument’s level within the fair value hierarchy is based on the lowest level of input that is significant to the fair value measurement.

Under SFAS No. 157, the three levels of the fair value hierarchy are:

•

Level 1 - Unadjusted quoted prices in active markets that are accessible at the measurement date for identical, unrestricted assets or liabilities;

•

Level 2 - Quoted prices for similar assets or liabilities in active markets, quoted prices in markets that are not active, or inputs that are observable, either directly or indirectly, for substantially the full term of the asset or liability;

•

Level 3 - Prices or valuation techniques that require inputs that are both significant to the fair value measurement and unobservable (i.e. supported by little or no market activity).

Union Bankshares, Inc.      2008 Annual Report   •   Page 37

Union Bankshares, Inc. and Subsidiary

Notes to Consolidated Financial Statements (continued)

Note 17.  Fair Value (Continued)

The following is a description of the valuation methodologies used for the Company’s financial assets that are measured on a recurring basis at estimated fair value.

Investment securities available for sale: The majority of the Company’s investment securities available for sale have been valued utilizing level 2 inputs. For these securities, the Company obtains fair value measurements from an independent pricing service. The fair value measurements consider observable data that may include market maker bids, quotes and pricing models. Inputs to the pricing models include recent trades, benchmark interest rates, spreads and actual and projected cash flows. Certain corporate debt securities, marketable equity securities and mutual funds have been valued using unadjusted quoted prices from active markets and therefore have been classified as level 1.

The following table presents the Company’s financial assets measured at fair value on a recurring basis and the level within the fair value hierarchy in which the fair value measurements fell at December 31, 2008:

	Fair Value Measurements at Reporting Date Using
	Fair Value	Level 1 Inputs	Level 2 Inputs	Level 3 Inputs

Investment securities available-for-sale	$27,834,384	$7,229,374	$20,605,010	$ —

Certain other financial assets and financial liabilities are measured at fair value on a nonrecurring basis, that is, the instruments are not measured at fair value on an ongoing basis but are subject to fair value adjustments in certain circumstances (for example, when there is evidence of impairment). Financial assets and financial liabilities measured at fair value on a non-recurring basis were not significant at December 31, 2008.

SFAS No. 107 “Disclosures about Fair Value of Financial Instruments” requires disclosure of the estimated fair value of financial instruments. Fair value is best determined based upon quoted market prices. However, in many instances, there are no quoted market prices for the Company’s various financial instruments. In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. Management’s estimates and assumptions are inherently subjective and involve uncertainties and matters of significant judgment. Changes in assumptions could dramatically affect the estimated fair values.

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

The following methods and assumptions were used by the Company in estimating its fair value disclosures for financial instruments:

Cash and cash equivalents: The carrying amounts reported in the balance sheet for cash and cash equivalents approximate those assets’ fair values.

Investment securities and interest bearing deposits in banks: Fair values for investment securities and interest bearing deposits in banks are based on quoted market prices, where available. If quoted market prices are not available, fair values are based on quoted market prices of comparable instruments or discounted present values of cash flows.

Loans and loans held for sale: Fair values of loans are estimated for portfolios of loans with similar financial characteristics and segregated by loan type. For variable-rate loans that reprice frequently and with no significant change in credit risk, fair values are based on carrying amounts. The fair values for other loans (for example, fixed-rate residential, commercial real estate, and rental property mortgage loans, and commercial and industrial loans) are estimated using discounted cash flow analysis, based on interest rates currently being offered for loans with similar terms to borrowers of similar credit quality. Loan fair value estimates include judgments regarding future expected loss experience and risk characteristics. The carrying amounts

Union Bankshares, Inc.      2008 Annual Report   •   Page 38

Union Bankshares, Inc. and Subsidiary

Notes to Consolidated Financial Statements (continued)

Note 17.  Fair Value (Continued)

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

Borrowed funds: The fair values of the Company’s long-term debt are estimated using discounted cash flow analysis based on interest rates currently being offered on similar debt instruments.

Accrued interest receivable and payable: The carrying amounts of accrued interest approximate their fair values.

Off-balance-sheet financial instruments: The estimated fair value of off-balance-sheet financial instruments approximates their contract or notional values as the majority of the Company’s credit commitments are short-term (one year or less) in nature. The only commitments to extend credit that are longer than one year in duration are the Home Equity Lines whose interest rates are variable on a quarterly basis. The only fees collected for commitments are an annual fee on credit card arrangements and sometimes a flat fee on commercial lines of credit and standby letters of credit. The fair value of the off-balance-sheet financial instruments is not significant.

The estimated fair values and related carrying amounts of the Company’s significant financial instruments at December 31 were as follows:

	2008		2007
	Carrying Amount	Estimated Fair Value	Carrying Amount	Estimated Fair Value

Financial assets
Cash and cash equivalents	$ 26,329,708	$ 26,329,708	$ 13,428,609	$ 13,428,609
Interest bearing deposits in banks	14,789,173	15,228,865	11,867,532	11,974,019
Investment securities available-for-sale	27,834,384	27,834,384	33,821,908	33,821,908
Loans and loans held for sale, net	349,753,671	367,084,480	314,815,973	313,776,375
Accrued interest receivable	1,938,563	1,938,563	2,077,067	2,077,067
Financial liabilities
Deposits	$364,369,728	$365,457,860	$323,960,984	$324,015,832
Borrowed funds	27,416,262	34,570,017	20,327,671	21,987,535
Accrued interest payable	788,487	788,487	1,112,474	1,112,474

The carrying amounts in the preceding table are included in the balance sheet under the applicable captions.

Note 18.  Transactions with Related Parties

The Company has had, and may be expected to have in the future, banking transactions in the ordinary course of business with principal stockholders, directors, principal officers, their immediate families and affiliated companies in which they are principal stockholders (commonly referred to as related parties), all of which have been, in the opinion of management, on the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with others and which do not represent more than the normal risk of collectability or present other unfavorable features.

Union Bankshares, Inc.      2008 Annual Report   •   Page 39

Union Bankshares, Inc. and Subsidiary

Notes to Consolidated Financial Statements (continued)

Note 18.  Transactions with Related Parties (Continued)

Aggregate loan transactions with related parties for the year ended December 31 were as follows:

	2008	2007

Balance, beginning	$1,339,078	$ 884,661
New loans and advances on lines	1,960,411	1,437,196
Repayments	(1,879,629)	(982,779)
Other, net	23,400	—
Balance, ending	$1,443,260	$1,339,078
Balance available on lines of credit or loan commitments	$ 523,850	$ 830,239

None of these loans are past due, in nonaccrual or have been restructured to provide a reduction or deferral of interest or principal because of deterioration in the financial position of the borrower. There were no loans to a related party that were considered classified loans at December 31, 2008 or 2007.

Deposit accounts with related parties were $1,891,300 and $1,078,610 at December 31, 2008 and 2007, respectively.

Note 19. Stock Option Plan

During 2008, the Company, with shareholder approval, adopted the 2008 Incentive Stock Option Plan (“Plan”). Under this plan the Company’s Board of Directors may grant to certain key employees incentive stock options to purchase up to 50,000 shares of the Company’s common stock.

The Company’s 1998 Plan expired in 2008. As of December 31, 2008, 10,000 options granted under the 1998 Plan remained outstanding and exercisable, with the last options expiring in December of 2012.

The exercise price of the options under both plans is equal to the market price of the stock at the date of grant therefore, the intrinsic value of the options at the date of the grant is $0. All options have a one year requisite service period, vest after one year, and have a five-year contractual term. There were no options granted in 2008 under either plan. The compensation cost that has been charged against income for the 1998 Plan was $5,282 and $8,853 for 2008 and 2007, respectively.

The fair value of each option award is estimated on the date of grant using a Black-Scholes based option valuation model. The estimated weighted average grant date fair values, for options granted during 2007 and the weighted average assumptions used are presented in the following table:

2007

Fair value per share	$ 1.79
Expected volatility	18.90%
Expected dividends	5.48%
Risk-free interest rate	3.45%
Expected term (in years)	4.02
Vesting periods (in years)	0.88

Expected volatilities are based on historical volatilities of the Company’s stock, and, possibly, other factors. The Company uses historical data to estimate option exercise and employee termination within the valuation model. The expected term of options granted is estimated from past exercise activity, and represents the period of time that granted options are expected to be outstanding. The risk free interest rate for periods within the contractual life of the option is based on the U.S. Treasury yield curve at the time of grant. The expected dividend rate is estimated by annualizing the last dividend paid divided by the closing price of the Company’s stock on the grant date of the option.

Union Bankshares, Inc.      2008 Annual Report   •   Page 40

Union Bankshares, Inc. and Subsidiary

Notes to Consolidated Financial Statements (continued)

Note 19.  Stock Option Plan (Continued)

The following summarizes the option activity under the 1998 Plan as of December 31, 2008, and changes during the year then ended:

	Shares	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term	Period End Aggregate Intrinsic Value

Outstanding at January 1, 2008	16,000	$23.60
Granted	—	—
Exercised	—	—
Forfeited/Expired	(6,000)	$24.25
Outstanding at December 31, 2008	10,000	$23.21	2.23	$0
Exerciseable at December 31, 2008	10,000	$23.21	2.23	$0

There were no options exercised during 2008. The aggregate exercise date intrinsic value of options exercised during 2007 was $16,302. Intrinsic value is the amount by which the market price of the underlying stock exceeds the exercise price of the stock option. A summary of the status of the Company’s total nonvested options as of and for the year ended December 31, 2008 is as follows:

	Shares	Weighted Average Grant Date Fair Value

Nonvested at January 1, 2008	3,250	$1.79
Granted	—	—
Vested	(2,500)	$1.79
Forfeited	(750)	$1.79
Nonvested at December 31, 2008	—	—

As of December 31, 2008, there was no unrecognized compensation cost related to nonvested share-based compensation arrangements granted under either Plan. The total fair value of shares vested during the years ended December 31, 2008 and 2007 was $4,480 and $9,107, respectively.

Note 20. Regulatory Capital Requirements

The Company (on a consolidated basis) and Union are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory - and possibly additional discretionary - actions by regulators that, if undertaken, could have a direct material effect on the Company’s and Union’s financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company and Union must meet specific capital guidelines that involve quantitative measures of assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Company’s and Union’s capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors. Prompt corrective action provisions are not applicable to bank holding companies.

Quantitative measures established by regulation to ensure capital adequacy require the Company and Union to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier I capital (as defined) to average assets (as defined). Management believes that, as of December 31, 2008 and 2007, the Company and Union met all capital adequacy requirements to which they were subject.

As of December 31, 2008 and 2007, the most recent notification from the FDIC categorized Union as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized an institution must maintain minimum total risk based, Tier I risk based, and Tier I leverage ratios as set forth in the table below.

Union Bankshares, Inc.      2008 Annual Report   •   Page 41

Union Bankshares, Inc. and Subsidiary

Notes to Consolidated Financial Statements (continued)

Note 20.  Regulatory Capital Requirements (Continued)

There are no conditions or events since the date of the most recent notification that management believes might result in an adverse change to Union’s regulatory capital category.

Union’s and the Company’s actual capital amounts (000’s omitted) and ratios are presented in the following tables:

	Actual		Minimum For Capital Requirement		Minimum To be Well Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio

As of December 31, 2008:
Total capital to risk weighted assets
Union	$45,799	15.3%	$23,916	8.0%	$29,895	10.0%
Company	45,973	15.3%	23,976	8.0%	N/A	N/A
Tier I capital to risk weighted assets
Union	$42,243	14.1%	$11,958	4.0%	$17,938	6.0%
Company	42,417	14.2%	11,991	4.0%	N/A	N/A
Tier I capital to average assets
Union	$42,243	10.0%	$16,982	4.0%	$21,228	5.0%
Company	42,417	9.9%	17,225	4.0%	N/A	N/A

	Actual		Minimum For Capital Requirement		Minimum To be Well Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio

As of December 31, 2007:
Total capital to risk weighted assets
Union	$45,802	16.6%	$22,127	8.0%	$27,658	10.0%
Company	46,289	16.7%	22,174	8.0%	N/A	N/A
Tier I capital to risk weighted assets
Union	$42,411	15.3%	$11,059	4.0%	$16,588	6.0%
Company	42,898	15.5%	11,092	4.0%	N/A	N/A
Tier I capital to average assets
Union	$42,411	10.8%	$15,752	4.0%	$19,689	5.0%
Company	42,898	10.9%	15,757	4.0%	N/A	N/A

Dividends paid by Union are the primary source of funds available to the Company for payment of dividends to its shareholders. Union is subject to certain requirements imposed by federal banking laws and regulations, which among other things, establish minimum levels of capital and restrict the amount of dividends that may be distributed by Union to the Company.

Note 21.  Treasury Stock

On November 18, 2005, Union Bankshares, Inc. announced the implementation of a Stock Repurchase Program of up to $2.15 million or 100,000 shares of its common stock. Repurchases under the program may be made in the open market or in privately negotiated transactions as management may deem conditions warrant. The basis for the carrying value of the Company’s treasury stock is the purchase price of the shares at the time of purchase.

During 2008, the Company, under the authorized purchase program, repurchased 28,371 shares of its common stock at prices ranging from $17.65 to $21.31 per share, for a total of $561,075, and in 2007 repurchased 32,183 shares at prices ranging from $20.00 to $22.08 per share for a total of $675,248.

Union Bankshares, Inc.      2008 Annual Report   •   Page 42

Union Bankshares, Inc. and Subsidiary

Notes to Consolidated Financial Statements (continued)

Note 22.  Other Comprehensive Income (Loss)

The following is a summary of the components of other comprehensive (loss) income for the years ended December 31:

	2008	2007

Investment securities available-for-sale:
Net unrealized holding (losses) gains on investment securities available-for-sale, net of tax of $(213,792) and $120,655	$ (415,008)	$ 234,213
Reclassification adjustment for net losses (gains) on investment securities available-for-sale realized in net income, net of tax of $168,427 and $(41,651)	326,947	(80,852)
	(88,062)	153,361

Defined benefit pension plan:
Net unrealized actuarial (loss) gain, net of tax of $(1,226,078) and $4,016	(2,380,039)	7,796
Reclassification adjustment for amortization of net actuarial loss, realized in net income, net of tax of $9,517 and $6,945	18,473	13,482
Reclassification adjustment for amortization of prior service cost, realized in net income, net of tax of $2,095 and $2,094	4,066	4,064
	(2,357,500)	25,342
	$(2,445,562)	$ 178,703

The components of accumulated other comprehensive loss, net of tax at December 31, are:

	2008	2007

Net unrealized loss on investment securities available-for-sale	$ (88,473)	$ (411)
Defined benefit pension plan:
Net unrealized actuarial loss	(3,162,335)	(800,769)
Net unrealized prior service cost	(18,776)	(22,842)
Total	$(3,269,584)	$(824,022)

Note 23.  Subsequent Events

On January 21, 2009, Union Bankshares, Inc. declared a $0.28 per share regular quarterly cash dividend payable February 11, 2009 to stockholders of record on January 31, 2009.

Union Bankshares, Inc.      2008 Annual Report   •   Page 43

Union Bankshares, Inc. and Subsidiary

Notes to Consolidated Financial Statements (continued)

Note 24.  Condensed Financial Information (Parent Company Only)

The following condensed financial statements are for Union Bankshares, Inc. (Parent Company Only), and should be read in conjunction with the consolidated financial statements of Union Bankshares, Inc. and Subsidiary.

UNION BANKSHARES, INC. (PARENT COMPANY ONLY)

CONDENSED BALANCE SHEETS

DECEMBER 31, 2008 AND 2007

	2008	2007

ASSETS
Cash	$ 206,304	$ 512,613
Investment securities available-for-sale	39,691	15,504
Investment in subsidiary – Union	38,976,310	41,586,940
Other assets	659,450	673,715
Total assets	$39,881,755	$42,788,772

LIABILITIES AND STOCKHOLDERS’ EQUITY

LIABILITIES
Other liabilities	$ 731,672	$ 714,734
Total liabilities	731,672	714,734
STOCKHOLDERS’ EQUITY
Common stock, $2.00 par value; 7,500,000 shares authorized; and 4,921,786 shares issued at December 31, 2008 and 2007	9,843,572	9,843,572
Paid-in capital	207,683	202,401
Retained earnings	35,868,916	35,791,516
Treasury stock at cost; 447,188 and 418,817 shares; at December 31, 2008 and 2007, respectively	(3,500,504)	(2,939,429)
Accumulated other comprehensive loss	(3,269,584)	(824,022)
Total stockholders’ equity	39,150,083	42,074,038

Total liabilities and stockholders’ equity	$39,881,755	$42,788,772

The investment in the subsidiary bank is carried under the equity method of accounting. The investment and cash, which is on deposit with Union, has been eliminated in consolidation.

Union Bankshares, Inc.      2008 Annual Report   •   Page 44

Union Bankshares, Inc. and Subsidiary

Notes to Consolidated Financial Statements (continued)

Note 24.  Condensed Financial Information (Parent Company Only) (Continued)

UNION BANKSHARES, INC. (PARENT COMPANY ONLY)

CONDENSED STATEMENTS OF INCOME

YEARS ENDED DECEMBER 31, 2008 AND 2007

	2008	2007

Revenues
Dividends – bank subsidiary – Union	$5,450,000	$6,025,000
Other income	49,829	30,969
Total revenues	5,499,829	6,055,969

Expenses
Interest	2,822	1,430
Administrative and other	338,310	354,249
Total expenses	341,132	355,679
Income before applicable income tax and equity in undistributed net income of subsidiary	5,158,697	5,700,290
Applicable income tax benefit	(112,490)	(117,483)
Income before equity in undistributed net income of subsidiary	5,271,187	5,817,773
Equity in undistributed net loss – Union	(165,067)	(162,626)
Net income	$5,106,120	$5,655,147

UNION BANKSHARES, INC. (PARENT COMPANY ONLY)

CONDENSED STATEMENT OF CASH FLOWS

YEARS ENDED DECEMBER 31, 2008 AND 2007

	2008	2007

CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$ 5,106,120	$ 5,655,147
Adjustments to reconcile net income to net cash provided by operating activities:
Equity in undistributed net loss of Union	165,067	162,626
Stock based compensation expense	5,282	8,853
Decrease (increase) in other assets	8,118	(65,817)
Increase in other liabilities	23,087	36,651
Net cash provided by operating activities	5,307,674	5,797,460
CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of investment securities available-for-sale	(24,187)	(8,129)
CASH FLOWS FROM FINANCING ACTIVITIES
Dividends paid	(5,028,720)	(5,066,366)
Proceeds from exercise of stock options	—	49,752
Purchase of treasury stock	(561,076)	(675,248)
Net cash used in financing activities	(5,589,796)	(5,691,862)
(Decrease) increase in cash	(306,309)	97,469
Beginning cash	512,613	415,144
Ending cash	$ 206,304	$ 512,613
SUPPLEMENTAL SCHEDULE OF CASH FLOW INFORMATION
Interest paid	$ 2,822	$ 1,430
Income taxes paid	$ 250	$ 250

Union Bankshares, Inc.      2008 Annual Report   •   Page 45

Union Bankshares, Inc. and Subsidiary

Notes to Consolidated Financial Statements (continued)

Note 25.  Quarterly Financial Data (Unaudited)

A summary of financial data for each of the four quarters of 2008 and 2007 is presented below (dollars in thousands):

	Quarters in 2008 Ended
	March 31,	June 30,	Sept. 30,	Dec. 31,

Interest income	$6,264	$6,095	$6,204	$6,158
Interest expense	1,924	1,777	1,790	1,686
Net interest income	4,340	4,318	4,414	4,472
Provision for loan losses	50	90	45	150
Noninterest income	1,125	1,159	840	1,142
Noninterest expenses	3,833	3,919	3,846	3,752
Net income	1,406	1,190	1,165	1,345
Earnings per common share	$ 0.31	$ 0.27	$ 0.26	$ 0.30

	Quarters in 2007 Ended
	March 31,	June 30,	Sept. 30,	Dec. 31,

Interest income	$6,388	$6,476	$6,734	$6,675
Interest expense	1,975	2,059	2,123	2,071
Net interest income	4,413	4,417	4,611	4,604
Provision for loan losses	45	—	190	30
Noninterest income	943	1,127	1,083	1,142
Noninterest expenses	3,668	3,553	3,574	3,660
Net income	1,235	1,486	1,422	1,512
Earnings per common share	$ 0.27	$ 0.33	$ 0.32	$ 0.33

Union Bankshares, Inc.      2008 Annual Report   •   Page 46

Union Bankshares, Inc. and Subsidiary

Management's Discussion and Analysis of Financial Condition and Results of Operations

GENERAL

The following discussion and analysis by Management focuses on those factors that had a material effect on Union Bankshares, Inc.’s financial position as of December 31, 2008 and 2007, and its results of operations for the years ended December 31, 2008 and 2007. This discussion is being presented to provide a narrative explanation of the financial statements and should be read in conjunction with the consolidated financial statements and related notes and with other financial data in this annual Form 10-K report. The purpose of this presentation is to enhance overall financial disclosures and to provide information about historical financial performance and developing trends as a means to assess to what extent past performance can be used to evaluate the prospects for future performance. The Company meets the qualification requirements under Securities and Exchange Commission rules for smaller reporting companies, and pursuant to such rules, has elected to present audited statements of income, cash flows and changes in stockholder equity for each of the preceding two, rather than three, fiscal years. Management is not aware of the occurrence of any events after December 31, 2008 through March 20, 2009, which would materially affect the information presented.

FORWARD-LOOKING STATEMENTS

The Company may from time-to-time make written or oral statements that are considered “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may include financial projections, statements of plans and objectives for future operations, estimates of future economic performance or conditions and assumptions relating thereto. The Company may include forward-looking statements in its filings with the Securities and Exchange Commission (SEC), in its reports to stockholders, including this Annual Report, in press releases, other written materials, and in statements made by senior management to analysts, rating agencies, institutional investors, representatives of the media and others.

Forward-looking statements reflect management’s current expectations and are subject to uncertainties, both general and specific, and risk exists that those predictions, forecasts, projections and other estimates contained in forward-looking statements will not be achieved. When management uses any of the words “believes,” “expects,” “anticipates,” “intends,” “projects,” “plans,” “seeks,” “estimates” or similar expressions, they are making forward-looking statements. Many possible events or factors, including those beyond the control of management, could affect the future financial results and performance of the Company. This could cause results or performance to differ materially from those expressed in the forward-looking statements. The possible events or factors that might affect the forward-looking statements include, but are not limited to, the following:

•

uses of monetary, fiscal and tax policy by various governments including measures taken by the Federal government to stimulate the economy;

•

political, legislative or regulatory developments in Vermont, New Hampshire or the United States including changes in laws concerning accounting, taxes, financial reporting, banking and other aspects of the financial services industry;

•

developments in general economic or business conditions nationally, in northern Vermont, or in northwestern New Hampshire including interest rate fluctuations, market fluctuations and perceptions, job creation and unemployment rates, ability to attract new business, and inflation and their effects on the Company or its customers;

•

changes in the competitive environment for financial services organizations including increased competition from tax-advantaged credit unions, mutual banks and out-of-market competitors offering financial services over the internet;

•

acts or threats of terrorism or war and actions taken by the United States or other governments that might adversely affect business or economic conditions for the Company or its customers;

•

the Company’s ability to attract and retain key personnel;

•

changes in technology including demands for greater automation which could present operational issues or significant capital outlays;

•

unanticipated lower revenues or increased cost of funds, loss of customers or business, or higher operating expenses;

•

uncontrollable increases in the cost of doing business such as increased costs of FDIC insurance on deposits, higher taxes or assessments by regulatory bodies;

•

adverse changes in the securities market generally or in the market for financial institution securities which could adversely affect the value of the Company’s stock;

•

the creditworthiness of current loan customers is different from management’s understanding or changes dramatically and therefore the allowance for loan losses becomes inadequate;

Union Bankshares, Inc.      2008 Annual Report   •   Page 47

Union Bankshares, Inc. and Subsidiary

Management's Discussion and Analysis of Financial Condition and Results of Operations (continued)

•

the failure of assumptions underlying the establishment of the allowance for loan losses and estimations of values of collateral and various financial assets and liabilities;

•

the failure of actuarial, investment, work force, salary and other assumptions underlying the establishment of reserves for future pension costs or changes in legislative or regulatory requirements affecting such costs;

•

the amount invested in new business opportunities and the timing of these investments;

•

future cash requirements might be higher than anticipated due to loan commitments or unused lines of credit being drawn upon or depositors withdrawing their funds;

•

assumptions made regarding interest rate movement and sensitivity could vary substantially if actual experience differs from historical experience which could adversely affect the Company’s results of operations;

•

the Company’s ability to attract and retain deposits and loans;

•

illegal acts of theft or fraud perpetuated against the Company’s subsidiary bank or its customers;

•

any actual or alleged conduct which could harm the Company’s reputation; and

•

natural or other disasters which could affect the ability of the Company to operate under normal conditions.

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

RECENT DEVELOPMENTS

The U.S. and global economies have experienced and are experiencing significant stress and disruptions in all sectors, but especially in the financial sector. Dramatic slowdowns in the housing industry with falling home prices and increasing foreclosures, the decrease in the value of financial investments and the rising unemployment rate have resulted in major issues for some financial institutions, including government-sponsored entities and investment banks. These issues have caused many financial institutions to seek additional capital, to merge with larger and stronger institutions and, in some cases, to fail.

Despite the volatile economy, Vermont has the lowest residential foreclosure rate in the country. Also, as northern New England had not experienced the dramatic run up in housing prices, likewise, we have not seen the values drop as far as other parts of the country.

In response to the financial crisis affecting the banking and financial markets, in October 2008, the Emergency Economic Stabilization Act of 2008 (the “EESA”) was signed into law. Pursuant to the EESA, the Federal Deposit Insurance Corporation temporarily increased the deposit insurance coverage limits to $250,000 per ownership category at each insured financial institution until December 31, 2009. Also, the U.S. Treasury (“the Treasury”) was granted the authority to, among other things, purchase up to $700 billion of mortgages, mortgage-backed securities and certain other financial instruments from financial institutions for the purpose of stabilizing and providing liquidity to the U.S. financial markets under the Troubled Asset Purchase Program (the “TARP”).

In addition, under a program, known as the Troubled Asset Relief Program Capital Purchase Program (the “TARP Capital Purchase Program”), from the $700 billion authorized by the EESA, the Treasury is authorized to invest up to $250 billion in U.S. financial institutions in the form of purchases of preferred stock and common stock warrants. Participating publicly-held financial institutions are required to adopt the Treasury’s standards for executive compensation and corporate governance for the period during which the Treasury holds equity issued under the TARP Capital Purchase Program and are restricted from increasing dividends to common shareholders or repurchasing common stock for three years without the consent of the Treasury.

Further, after receiving a recommendation from the Boards of the Federal Deposit Insurance Corporation (“the FDIC”) and the Federal Reserve System (the “Federal Reserve”), the Treasury signed the systemic risk exception to the FDIC Act, enabling the FDIC to temporarily provide a 100% guarantee of the senior unsecured debt of all FDIC-insured institutions and their holding companies, as well as 100% of deposits in noninterest bearing transaction deposit accounts under a Temporary Liquidity Guarantee Program. Coverage under the Temporary Liquidity Guarantee Program was available for 30 days without charge and thereafter at a cost of 75 basis points per annum for senior unsecured debt and 10 basis points per annum for noninterest bearing transaction deposits in excess of the $250,000 insured deposit limit.

Union Bankshares, Inc.      2008 Annual Report   •   Page 48

Union Bankshares, Inc. and Subsidiary

Management's Discussion and Analysis of Financial Condition and Results of Operations (continued)

The Company made a decision to participate in the Temporary Liquidity Guarantee Program regarding the Noninterest Bearing Deposit Account Guarantee but to opt out of the Senior Unsecured Debt Guaranty portion of that program. The Company has also decided it is not in the best interest of the Company or its shareholders to participate in either the Troubled Asset Purchase Program or the Capital Purchase Program available under TARP given the strength of the Company’s capital position, the nature of the government restrictions with the possibility of additional restrictions in the future, the fact that the Company did not target sub-prime borrowers and that the Company is meeting the lending needs of our customers. Please see the Capital Resources section on page 74 of this annual report as well as Footnote 20 to the Financial Statements.

Proposed legislation, if the Company chooses to participate in the various programs, may create an environment that will unreasonably delay the collection of past due amounts, result in restructuring and collection of less than the full amount due to the Company, and increase the cost of making new residential loans. In addition, as a result of the weakness of certain financial institutions, the FDIC has taken action that will result in increased FDIC insurance assessments for United States FDIC-insured financial institutions, including Union. Under the deposit insurance restoration plan approved by the FDIC in October 2008, the Board set a rate schedule to raise the insurance reserve ratio to 1.15 percent within five years. On February 27, 2009, the FDIC announced that the restoration plan horizon has been extended to seven years in light of the current significant strains on banks and the financial system and the likelihood of a severe recession. In addition, the FDIC announced a special assessment of up to 20 basis points to be assessed on deposits at June 30, 2009 and collected on September 30, 2009. The FDIC may also impose an emergency special assessment after June 30, 2009 of up to 10 basis points if the FDIC deems that an additional special assessment is necessary to maintain public confidence in federal deposit insurance. Based on the FDIC insurance premium schedule for 2009, we anticipate our premium, exclusive of the special assessment of up to 20 basis points, to be $470 thousand for 2009 compared to $87 thousand for 2008. The special assessment at the maximum 20 basis points based on our estimated deposit base at June 30, 2009 would be approximately $718 thousand.

Union is a member of FHLB of Boston with an investment of $1.9 million in its Class B common stock. The FHLB system is a cooperative that provides services to member banking institutions. The primary reason for joining the FHLB is to obtain funding from the FHLB. FHLB stock is an activity based stock that is directly proportional to the volume of funding. FHLB stock is bought and redeemed at par value. The FHLB of Boston has recently adopted a revised retained earnings target, a repurchase moratorium on their Class B common stock, and a quarterly dividend payout restriction under their capital plan. These decisions will most likely limit the level of funds available under certain FHLB of Boston programs, affect the pricing of other programs and negatively impact the amount of quarterly dividends received by Union on its Class B common stock investment in the future.

RISK FACTORS

The Company, like other financial institutions, is subject to a number of risks, many of which are outside of the Company’s direct control, though efforts are made to manage those risks while optimizing returns. Managing those risks is an essential part of successfully managing a financial institution. Risk identification and monitoring are key elements in overall risk management. Among the risks assumed are: (1) credit risk, which is the risk that loan customers or other counter parties will be unable to perform their contractual obligations, (2) market risk, which is the risk that changes in market rates and prices will adversely affect the Company’s financial condition or results of operation, (3) liquidity risk, which is the risk that the Company will have insufficient funds or access to funds to meet operational needs, (4) operational risk, which is the risk of loss resulting from inadequate or failed internal processes, people and systems, or from external events, and (5) regulatory risk, which is the risk of loss resulting from new or changing regulations which increases operating cost or restricts business practices.

CRITICAL ACCOUNTING POLICIES

The Company has established various accounting policies which govern the application of accounting principles generally accepted in the United States of America in the preparation of the Company’s financial statements. Certain accounting policies involve significant judgments and assumptions by management which have a material impact on the reported amount of assets, liabilities, capital, revenues and expenses and related disclosures of contingent assets and liabilities in the consolidated financial statements and accompanying notes. The SEC has defined a company’s critical accounting policies as the ones that are most important to the portrayal of the company’s financial condition and results of operations, and which require the company to make its most difficult and subjective judgments, often as a result of the need to make estimates of matters that are inherently uncertain. Based on this definition, the Company has identified the accounting policies and judgments most critical to the Company. The judgments and assumptions used by management are based on historical experience and other

Union Bankshares, Inc.      2008 Annual Report   •   Page 49

Union Bankshares, Inc. and Subsidiary

Management's Discussion and Analysis of Financial Condition and Results of Operations (continued)

factors, which are believed to be reasonable under the circumstances. Because of the nature of the judgments and assumptions made by management, actual results could differ from estimates and have a material impact on the carrying value of assets, liabilities, capital, or the results of operations of the Company.

The Company believes the allowance for loan losses is a critical accounting policy that requires the most significant judgments and estimates used in the preparation of its consolidated financial statements. In estimating the allowance for loan losses, management utilizes historical experience as well as other factors including the effect of changes in the local real estate market on collateral values, the effect on the loan portfolio of current economic indicators and their probable impact on borrowers and changes in delinquent, nonperforming or impaired loans. Changes in these factors may cause management’s estimate of the allowance for loan losses to increase or decrease and result in adjustments to the Company’s provision for loan losses in future periods.

Given the recent disruptions in the financial markets, the decision to recognize other-than-temporary impairment on investments securities available-for-sale has become more difficult as complete information is not always available and market conditions and other relevant factors are subject to rapid changes. The other-than-temporary impairment decision has become a critical accounting policy for the Company and accounting guidance is given under Statement of Financial Accounting Standards No. 115, “Accounting for Certain Investments in Debt and Equity Securities,” FASB Staff Position (FSP) 115-1 “The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Benefits,” and Staff Accounting Bulletin 59, “Noncurrent Marketable Equity Securities.” These statements require companies to perform periodic reviews of individual securities in their investment portfolios to determine whether a decline in the value of a security is other than temporary. A review of other-than-temporary impairment requires companies to make certain judgments regarding the materiality of the decline, its effect on the financial statements and the probability, extent and timing of a valuation recovery and the company’s intent and ability to continue to hold the security. Pursuant to these requirements, management assesses valuation declines to determine the extent to which such changes are attributable to (1) fundamental factors specific to the issuer, such as the nature of the issuer and its financial condition, business prospects or other factors or (2) market-related factors, such as interest rates or equity market declines. Declines in the fair value of securities below their costs that are deemed by management to be other-than-temporary are recorded in earnings as realized losses.

The Company’s pension benefit obligations and net periodic benefit cost are actuarially determined based on the following assumptions: discount rate, current and estimated future return on plan assets, wage base rate, anticipated mortality rates, Consumer Price Index rate, and rate of increase in compensation levels. The determination of the pension benefit obligations and net periodic benefit cost is a critical accounting estimate as it requires the use of estimates and judgment related to the amount and timing of expected future cash outflows for benefit payments and cash inflows for maturities and returns on plan assets as well as Company contributions. Changes in estimates, assumptions and actual results could have a material impact to the Company’s financial condition or results of operations.

The Company also has other key accounting policies, which involve the use of estimates, judgments and assumptions, that are significant to understanding the results including the valuation of deferred tax assets, investment securities and other real estate owned. The most significant accounting policies followed by the Company are presented in Note 1 to the financial statements and in the section below under the caption “FINANCIAL CONDITION – Allowance for Loan Losses, Investment Activities and Liability for Pension Benefits”. Although management believes that its estimates, assumptions and judgments are reasonable, they are based upon information presently available and can be impacted by events outside the control of the Company. Actual results may differ significantly from these estimates under different assumptions, judgments or conditions.

OVERVIEW

The Federal Reserve discount rate and the prime rate dropped 500 basis points from September 2007 to December 2008, resulting in a discount rate of 0.50% and a prime rate of 3.25% as of December 31, 2008. This is the lowest that the prime rate has been since 1955. The combination of the dramatic decrease in the prime rate over the last 15 months and the turmoil in the financial markets made 2008 a very challenging year.

The Company’s asset quality remained strong compared to the banking industry as a whole at the present time, when measured by net charge-offs of 0.05% to average loans in 2008. Earnings, while down from the prior year, are still solid and above the peer group average with a return on average assets of 1.26% and a return on average equity of 12.33% for 2008. The Company also out-performed the NASDAQ composite and the SNL Bank $250 million-$500 million index for 2008 and over the last five years has had a steadier return performance than either of these indicies. See Performance Comparison graph on Page 3 of this annual report.

Union Bankshares, Inc.      2008 Annual Report   •   Page 50

Union Bankshares, Inc. and Subsidiary

Management's Discussion and Analysis of Financial Condition and Results of Operations (continued)

Historically, the largest and most variable source of income for the Company is net interest income. The results of operations for the years ended December 31, 2008 and 2007 reflect the impact of changes in rates as well as growth in the volume and change in composition of both interest earning assets and interest bearing liabilities during these periods.

The Company’s assets continued to grow but net income decreased during 2008 as the impact of the seven decreases totaling 400 basis points in the prime rate and other interest rates during 2008 became evident. Net interest income decreased from $18.0 million in 2007 to $17.5 million in 2008. The net $500 thousand decrease resulted from a decrease between years of $1.2 million due to the cumulative effect of the decrease in rates earned on interest earning assets over and above the decrease in rates paid on interest bearing liabilities offset in part by an increase of $662 thousand between years due to the increased volume of interest earning assets over and above the increased volume of interest bearing liabilities. See Yields Earned and Rates Paid table on Page 54 for further details.

The Company also felt the impact of the problems in the financial markets during the last four months of 2008 as two corporate bonds held in the investment securities available-for-sale portfolio were determined to be other-than-temporarily impaired and were written down by a charge to earnings of $512 thousand ($338 thousand, net of tax) in a noncash charge against noninterest income. The Company’s capital position was also impacted by the reduction in the value of investments both from the realized losses from write down of the impaired securities as well as from the unrealized holding losses included in the accumulated other comprehensive loss component of stockholders’ equity. The accumulated other comprehensive loss component, net of tax related to unrealized losses on available-for-sale investment securities increased from $0.4 thousand at December 31, 2007 to $88 thousand at December 31, 2008. In addition, the accumulated other comprehensive loss component related to the Company’s unrealized actuarial loss on the defined benefit pension plan increased from $801 thousand at December 31, 2007 to $3.2 million at December 31, 2008. The majority of this change relates to the decrease in the value of the underlying pension plan investments.

Earnings per share decreased to $1.14 in 2008 from $1.25 in 2007 with the write down on impaired available-for-sale securities accounting for 7.5¢ of that decrease. Dividends per share of $1.12 were paid out in both 2008 and 2007. The Company remained well capitalized under regulatory guidelines after payment of dividends

The Company grew 5.8% in average assets from $384 million in 2007 to $406 million in 2008. The Company opened two full service branches in St. Albans and Danville, Vermont during the second half of 2008 which resulted in both loan and deposit growth. Average earning assets grew from $358 million in 2007 to $379 million in 2008 or 5.9%. The Company continued to manage growth and interest rate risk through the sale of some long-term fixed-rate residential loans and the participation of some commercial real estate loans. The Prime Rate decreased from 8.25% at December 31, 2006 to 7.25% by December 31, 2007 and then to 3.25% by December 31, 2008, which has helped to drive a decrease in the net interest margin to 4.74% for 2008 as compared to 5.15% for 2007.

Loan demand picked up in 2008 in most segments with total loan growth of $35.1 million or 11.0% over 2007, net of loan sales of $23.2 million of loans in 2008 compared to loan sales of $15.5 million for 2007. Loans at December 31, 2007 included $3.0 million in Term Federal Funds which means that loans to customers increased $38.1 million or 12.1% from the December 31, 2007 level. Residential real estate loans grew $13.0 million, or 11.2% net of loans sold, commercial real estate loans grew $19.2 million, or 14.2%, commercial loans grew $2.3 million, or 13.9% and municipal loans grew $9.8 million, or 71.2%. Loans in nonaccrual status were down between years at $2.9 million at December 31, 2008 versus $3.3 million at December 31, 2007, of which $144 thousand was guaranteed by U.S. government agencies at December 31, 2008. Other nonperforming loans increased to $4.4 million at December 31, 2008 from $2.3 million at December 31, 2007, but $1.7 million of those loans at December 31, 2008 were covered by guarantees of U.S. government agencies. The ratio of net charge-offs to average loans not held for sale was 0.05% for 2008 compared to 0.07% for 2007. The Company’s ratio of allowance for loan losses to loans not held for sale was 1.02% and 1.09% at December 31, 2008 and 2007, respectively. The ratio of allowance for loan losses to nonperforming loans has decreased to 48.75% at December 31, 2008 from 60.47% at December 31, 2007. The increase in the 2008 provision to $335 thousand from $265 thousand in 2007 reflects the increased volume of loans, the general economy, and management’s assessment of credit quality.

There has been significant competition in the financial services market place during the last few years for both loans and deposits. The continued offering of deposit “special” products and “teaser” rates have made the competition intense for customer deposits, but the issues in the stock market and global financial markets over the last four months have sent deposit dollars back to the safety of FDIC insured depository institutions. The growth in deposits was $4.1 million or 1.3% in 2007 compared to growth of $40.4 million or 12.5% in 2008. Interest rates paid

Union Bankshares, Inc.      2008 Annual Report   •   Page 51

Union Bankshares, Inc. and Subsidiary

Management's Discussion and Analysis of Financial Condition and Results of Operations (continued)

on deposits have not dropped as quickly as the interest rates earned on loans and these factors combined to reduce the net interest spread 28 basis points from 4.58% in 2007 to 4.30% in 2008, as the average rate paid on interest bearing liabilities dropped 55 basis points from 2.87% to 2.32% from 2007 to 2008 while the average rate earned on interest earning assets dropped 83 basis points from 7.45% to 6.62% over the same time frame. The Company increased the average volume in all categories of interest earning assets in 2008 utilizing the growth in deposits and the low long-term interest rates available for Federal Home Loan Bank (FHLB) of Boston advances. The Company will continue to focus on customer service and its core business of community banking to provide products and services to the communities it serves including the market for its newest branches in Danville and St. Albans, Vermont, and adopting new technologies as appropriate.

The Company’s pension benefit obligations and net periodic benefit cost are actuarially determined annually by an independent, certified actuary. The Company had a liability for pension benefits for its defined benefit pension plan of $5.2 million at December 31, 2008 and $1.3 million at December 31, 2007. The main reason for the large increase in the liability between years was attributable to the unrealized loss on investment assets held at December 31, 2008 of $2.6 million. See Liability For Pension Benefits on Page 67 for further information.

The regulatory environment of the past few years, including the federal Sarbanes-Oxley Act of 2002, has placed an extensive burden on small publicly traded companies as there are few significant differences in the requirements because of size, complexity of operations and products, nor is any relief provided in light of the other regulatory oversight to which the banking industry already is subject to from states, the FDIC and the Federal Reserve. The additional requirements add to operating costs and divert management somewhat from the objectives of growing and strengthening the business. Banks also spend a significant amount of time and dollars complying with the US Patriot Act and the Bank Secrecy Act to protect the U.S. financial system and their customers against identity theft, anti-money laundering, and terrorism. Given the current problems and issues in the global and U.S. financial markets, management anticipates further burdensome and expensive legislation and regulation will be forthcoming in the future. The cost of doing business as a community bank has already increased during the fourth quarter of 2008 and the announced changes for 2009, including a significant increase in costs associated with FDIC insurance will only increase that trend.

On November 18, 2005, The Board of Directors of Union Bankshares, Inc. approved a Stock Repurchase Program. Under this program, the Company may repurchase up to $2.15 million or up to 100,000 shares of its common stock. During 2008, the Company repurchased 28,371 shares of its common stock pursuant to that authority totaling $561 thousand. See Note 21 to the financial statements for additional information.

The Company received in 2008 a nontaxable benefit payment totaling $1.0 million from a life insurance policy. The benefit payment resulted in a nontaxable gain of $242 thousand in 2008 included in noninterest income and net income. The Company also received federal tax credits related to limited partnership investments of $607 thousand in 2008 compared to $292 thousand in 2007. These two items and the increase in nontaxable income from municipal loans and investments dropped the Company’s effective tax rate for 2008 to 16.6% compared to 25.8% for 2007.

Union Bankshares, Inc.      2008 Annual Report   •   Page 52

Union Bankshares, Inc. and Subsidiary

Management's Discussion and Analysis of Financial Condition and Results of Operations (continued)

The following per share information and key ratios depict several measurements of performance or financial condition for or at the years ending December 31, 2008 and 2007, respectively:

	2008	2007

Return on average assets (ROA)	1.26%	1.47%
Return on average equity (ROE)	12.33%	13.60%
Net interest margin (1)	4.74%	5.16%
Efficiency ratio (2)	67.43%	63.88%
Net interest spread (3)	4.30%	4.59%
Loan to deposit ratio	96.99%	96.81%
Net loan charge-offs to average loans not held for sale	0.05%	0.07%
Allowance for loan losses to loans not held for sale	1.02%	1.09%
Nonperforming assets to total assets	1.85%	1.48%
Equity to assets	8.90%	10.70%
Total capital to risk weighted assets	15.34%	16.70%
Book value per share	$8.75	$9.34
Earnings per share	$1.14	$1.25
Dividends paid per share	$1.12	$1.12
Dividend payout ratio (4)	98.25%	89.60%

(1)

The ratio of tax equivalent net interest income to average earning assets.

(2)

The ratio of noninterest expense to tax equivalent net interest income and noninterest income excluding securities  gains and losses.

(3)

The difference between the average rate earned on earning assets minus the average rate paid on interest bearing liabilities.

(4)

Cash dividends declared and paid per share divided by consolidated net income per share.

RESULTS OF OPERATIONS

The Company’s net income for the year ended December 31, 2008, was $5.11 million compared with net income of $5.66 million for the year 2007. Earnings per share decreased to $1.14 in 2008 from $1.25 in 2007. One of the material changes in earnings per share was the write-down on impaired securities available-for-sale accounting for 7.5¢ of that decrease. Pressure on the net interest margin continued due to the current interest rate environment and economic conditions. Our net interest income decreased $501 thousand despite a 5.9% growth in average interest earning assets, accounting for 7.4¢ of the decrease in earnings per share. These two negatives were partially offset by the increase in nontaxable noninterest income of $242 thousand, or 5.4¢ per share, from the receipt of a nontaxable death benefit payment on Company owned life insurance.

Net Interest Income. The largest component of the Company’s operating income is net interest income, which is the difference between interest and dividend income received from interest earning assets and the interest expense paid on interest bearing liabilities. The Company’s level of net interest income can fluctuate over time due to changes in the level and mix of interest earning assets and interest bearing liabilities and from changes in the yield earned and costs of funds. The Company’s net interest income decreased $501 thousand, or 2.8%, to $17.5 million for the year ended December 31, 2008 from $18.0 million for the year ended December 31, 2007. This decrease was due primarily to the decrease in interest income caused by the reductions in the prime rate from 8.25% to 3.25% since September 2007. This decrease was partially offset by the growth in average interest earning assets to $379.2 million in 2008 from $357.9 million in 2007.

On average for the year, 93.3% of assets earned interest in 2008 versus 93.1% in 2007. The net interest spread decreased to 4.30% for the year ended December 31, 2008, from 4.58% for the year ended December 31, 2007, reflecting the drop in the interest rate environment and the increase in more expensive funding liabilities (certificates of deposit and borrowings), while low cost nontime deposits remained flat between years. The net interest margin for the 2008 period decreased 41 basis points to 4.74% from 5.15% for the 2007 period as the margin was affected by the low interest rate environment and the faster and steeper decrease in the repricing of interest earning assets throughout the period.

Yields Earned and Rates Paid. The following table shows for the periods indicated the total amount of income recorded from average interest earning assets, the related average yields, the interest expense associated with average interest bearing liabilities, the related average rates paid, and the resulting net interest spread and

Union Bankshares, Inc.      2008 Annual Report   •   Page 53

Union Bankshares, Inc. and Subsidiary

Management's Discussion and Analysis of Financial Condition and Results of Operations (continued)

margin. Yield and rate information for a period is average information for the period, and is calculated by dividing the tax equivalent income or expense item for the period by the average balance of the appropriate balance sheet item during the period. Nonaccrual loans are included in asset balances for the appropriate periods, but recognition of interest on such loans is discontinued and any remaining accrued interest receivable is reversed, in conformity with federal regulations.

	Years ended December 31,
	Average Balance	2008 Income/ Expense	Average Yield/Rate	Average Balance	2007 Income/ Expense	Average Yield/Rate
	(Dollars in thousands)

Average Assets
Federal funds sold and overnight deposits	$ 7,985	$ 126	1.55%	$ 7,037	$ 357	5.00%
Interest bearing deposits in banks	10,641	482	4.51%	9,732	463	4.76%
Investment securities (1), (2)	29,550	1,404	5.21%	28,955	1,348	5.01%
Loans, net (1), (3)	329,156	22,646	6.96%	310,761	24,010	7.83%
FHLB of Boston stock	1,827	63	3.40%	1,391	95	6.73%

Total interest earning assets (1)	379,159	24,721	6.62%	357,876	26,273	7.45%

Cash and due from banks	9,389			10,424
Premises and equipment	7,133			6,187
Other assets	10,726			9,813

Total assets	$406,407			$384,300

Average Liabilities and Stockholders’ Equity
NOW accounts	$ 55,764	$ 310	0.55%	$ 55,047	$ 466	0.85%
Savings/money market accounts	92,738	1,196	1.29%	92,847	1,614	1.74%
Time deposits	131,770	4,497	3.40%	123,375	5,387	4.37%
Borrowed funds	26,765	1,174	4.32%	15,268	761	4.92%
Total interest bearing liabilities	307,037	7,177	2.32%	286,537	8,228	2.87%

Noninterest bearing deposits	51,774			49,727
Other liabilities	6,170			6,457
Total liabilities	364,981			342,721

Stockholders’ equity	41,426			41,579

Total liabilities and Stockholders’ equity	$406,407			$384,300

Net interest income		$17,544			$18,045

Net interest spread (1)			4.30%			4.58%

Net interest margin (1)			4.74%			5.15%

(1)

Average yields reported on a tax equivalent basis.

(2)

Average balances of investment securities are calculated on the amortized cost basis.

(3)

Includes loans held for sale as well as non-accrual loans and is net of unearned income and allowance for loan losses.

Union Bankshares, Inc.      2008 Annual Report   •   Page 54

Union Bankshares, Inc. and Subsidiary

Management's Discussion and Analysis of Financial Condition and Results of Operations (continued)

Rate/Volume Analysis. The following table describes the extent to which changes in average interest rates and changes in volume of average interest earning assets and interest bearing liabilities have affected the Company’s interest income and interest expense during the periods indicated. For each category of interest earning assets and interest bearing liabilities, information is provided on changes attributable to:

•

changes in volume (change in volume multiplied by prior rate);

•

changes in rate (change in rate multiplied by prior volume); and

•

total change in rate and volume.

Changes attributable to both rate and volume have been allocated proportionately to the change due to volume and the change due to rate.

	Year ended December 31, 2008 Compared to Year ended December 31, 2007 Increase/(Decrease) Due to Change In
	Volume	Rate	Net
	(Dollars in thousands)

Interest earning assets
Federal funds sold and overnight deposits	$ 43	$ (274)	$ (231)
Interest bearing deposits in banks	43	(24)	19
Investment securities	19	37	56
Loans, net	1,405	(2,769)	(1,364)
FHLB of Boston stock	23	(55)	(32)
Total interest earning assets	$1,533	$(3,085)	$(1,552)

Interest bearing liabilities
NOW accounts	$ 6	$ (162)	$ (156)
Savings/money market accounts	(2)	(416)	(418)
Time deposits	354	(1,244)	(890)
Borrowed funds	513	(100)	413
Total interest bearing liabilities	$ 871	$(1,922)	$(1,051)

Net change in net interest income	$ 662	$(1,163)	$ (501)

Interest and Dividend Income 2008 versus 2007. The Company’s interest and dividend income decreased $1.6 million or 5.9% to $24.7 million for the year ended December 31, 2008 from $26.3 million for the year ended December 31, 2007. Average earning assets increased $21.3 million or 5.9% from $357.9 million at December 31, 2007 to $379.2 million at December 31, 2008. Average loans were $329.2 million for the year ended December 31, 2008 compared to $310.8 million for the year ended December 31, 2007, which is an increase of $18.4 million or 5.9%. The increase in volume in both residential and commercial real estate loans was partially offset by the modest slowdown in the origination of residential construction, commercial and consumer loans. Municipal loans can vary dramatically between years due to the short term nature of the majority of the loans and the intensely competitive bidding process for those loans. The Company’s average municipal loans increased from $16.2 million in 2007 to $19.2 million for 2008. The sale of Term Federal funds in mid 2007 increased average loans for that year by $1.2 million and since they matured early in 2008, the average loan volume for 2008 in that category was only $347 thousand. The yield on the loan portfolio decreased from 7.83% for the year ended December 31, 2007, to 6.96% for the year ended December 31, 2008, or a decrease of 87 basis points, as short-term interest rates and the prime rate were flat for the first eight months of 2007 and dropped dramatically over the next 16 months.

The average balance of investment securities (including mortgage-backed securities) increased $595 thousand or 2.1% from $29.0 million for the year ended December 31, 2007 to $29.6 million for the year ended December 31, 2008. The yield on the investment portfolio increased from 5.01% for 2007 to 5.21% for 2008 or 20 basis points. The average level of federal funds sold and overnight deposits increased $948 thousand or 13.5% from $7.0 million for the year ended December 31, 2007 to $8.0 million for the year ended December 31, 2008. The yield on federal funds sold and overnight deposits decreased from 5.00% for 2007 to 1.55% for 2008, or 345 basis points as the Federal Funds target rate set by the Financial Open Market Committee of the Federal Reserve dropped to between 0.00% and 0.25% by December 2008. The average balance of interest bearing deposits in banks

Union Bankshares, Inc.      2008 Annual Report   •   Page 55

Union Bankshares, Inc. and Subsidiary

Management's Discussion and Analysis of Financial Condition and Results of Operations (continued)

increased $909 thousand or 9.3% to $10.6 million for the year ended December 31, 2008 from $9.7 million for the year ended December 31, 2007. These deposit instruments are FDIC insured. The yield on interest bearing deposits in banks decreased from 4.76% for 2007 to 4.51% for 2008 or 25 basis points, reflecting the decreasing rate environment during the last 16 months.

Interest Expense 2008 versus 2007. The Company’s interest expense decreased $1.1 million or 12.8% from $8.2 million for the year ended December 31, 2007 to $7.2 million for the year ended December 31, 2008. Interest rates paid in 2008 decreased for all categories of interest bearing liabilities as interest rates dropped significantly during the last sixteen months. Financial institutions competed aggressively for deposits to fund increasing loan demand and grow market share so rates paid on deposits did not drop as quickly as other market rates. Average interest bearing liabilities increased $20.5 million or 7.2% from $286.5 million for the year ended December 31, 2007 to $307.0 million for the year ended December 31, 2008. Average NOW accounts increased $717 thousand or 1.3% from $55.0 million for the year ended December 31, 2007 to $55.8 million for the year ended December 31, 2008. The average balances of savings and money market accounts decreased $109 thousand or 0.1% from $92.8 million for the year ended December 31, 2007 to $92.7 million for the year ended December 31, 2008. Time deposits increased $8.4 million or 6.8% to $131.8 million for 2008 from $123.4 million for 2007. The market for these deposits was very strong during the last four months of 2008 due to the uncertainty and turmoil in the financial markets. The interest rates offered by brokerage firms, mutual banks, credit unions, nationwide banks and insurance companies as well as some local banks have remained high in relation to other financial instruments available. The average rate paid on interest bearing deposits decreased 62 basis points from 2.75% in 2007 to 2.13% in 2008 but this is a small amount when compared with the 400 basis point drop in the prime rate which is the key index for variable rate commercial and commercial real estate loans. The difference between the drop in rates on new and repricing adjustable rate loans versus deposits contributed significantly to the reduction in the net interest spread from 4.58% in 2007 to 4.30% in 2008. The average balance of borrowed funds increased $11.5 million or 75.3%, from $15.3 million for the year ended December 31, 2007, to $26.8 million for the year ended December 31, 2008 as the Company match funded some commercial real estate loans in order to mitigate interest rate risk, and took advantage of some low rate straight and callable bullet advances from the FHLB of Boston. The average rate paid for borrowed funds decreased from 4.92% for the year ended December 31, 2007 to 4.32% for the year ended December 31, 2008 as the new lower rate advances were taken down during the first four months of 2008 to match fund specific commercial real estate loans and take advantage of the lower rate environment.

Provision for Loan Losses. Due to the increased loan volume in 2008 and management’s assessment of the credit quality, composition and size of the loan portfolio, and economic conditions and risks, including the impact of the increased loan demand, the real estate market in our region, and general economic conditions, the provision for loan losses was increased from $265 thousand in 2007 to $335 thousand in 2008. Refer to Asset Quality and Allowance for Loan Losses sections below for more in depth discussion.

Noninterest income. The following table sets forth changes from 2007 to 2008 for the components of noninterest income:

	For The Year Ended December 31,
	2008	2007	$ Variance	% Variance
	(Dollars in thousands)

Trust income	$ 378	$ 359	$ 19	5.3
Service fees	3,528	3,427	101	2.9
Net gains on sales of investment securities	16	122	(106)	(86.9)
Write-down of impaired investment securities	(512)	—	(512)	—
Net gains on sales of loans held for sale	357	138	219	158.7
Income from Company owned life insurance	363	121	242	200.0
Other	136	82	54	65.9
Total noninterest income	$4,266	$4,249	$ 17	0.4

Trust income. For 2008 compared to 2007, the increase resulted from increases in regular fees due to growth in assets under management and trust relationships, partially offset by the decreasing market value of assets under management due to the instability of the financial markets.

Service fees. The increase in service fees for 2008 compared to 2007 is due to the increase in overdraft fees from $1.26 million in 2007 to $1.31 million in 2008 mainly due to the fee increase from $25 to $28 per item in April 2008, the

Union Bankshares, Inc.      2008 Annual Report   •   Page 56

Union Bankshares, Inc. and Subsidiary

Management's Discussion and Analysis of Financial Condition and Results of Operations (continued)

increase in service charge income from commercial checking accounts due to the drop in the earnings credits on balances maintained resulting from the drop in interest rates, the increase in merchant program income from $455 thousand in 2007 to $479 thousand in 2008 and the increase in interchange fees from $468 thousand in 2007 to $539 thousand in 2008.

Write-down of impaired investment securities. Two corporate bonds in the available-for-sale investment portfolio were determined to be other than temporarily impaired and were written down by $512 thousand ($338 thousand, net of tax) to reflect the fair value of these securities in September 2008.

Net gains on sales of investment securities. Available-for-sale debt and equity securities totaling $1.8 million were sold in 2008 for a net gain of $16 thousand compared to available-for-sale debt and equity securities totaling $711 thousand sold in 2007 for a net gain of $122 thousand. The financial market has seen great volatility during 2008.

Net gains on sales of loans held for sale. Net gains increased from 2007 to 2008 by $219 thousand or 158.7% even though total loans sold only increased 50.3% to $23.2 million in 2008 from $15.5 million in 2007. Participation during 2008 in the FHLB of Boston Mortgage Partnership Finance Program (“MPF”), which did not have as expensive a fee structure as selling to the Federal Home Loan Mortgage Corporation (“Freddie Mac”), contributed to a portion of the increase. The remainder was due to the almost continuous decrease in long term residential interest rates throughout 2008 which combined with the financial market’s desire for “good” mortgage paper made premiums received on the sale of loans higher in 2008 than 2007.

Income from Company owned life insurance. The Company received a nontaxable death benefit payment totaling $1.0 million from a life insurance policy. The benefit payment resulted in a nontaxable gain of $242 thousand in 2008 included in noninterest income and net income.

Other. The increase between 2008 and 2007 is primarily due to the $46 thousand increase in net mortgage servicing rights due to the increase in loans sold during 2008 and the $25 thousand increase in income from gas royalties and oil leases.

Noninterest expense. The following table sets forth changes from 2007 to 2008 for the components of noninterest expense:

	For The Year Ended December 31,
	2008	2007	$ Variance	% Variance
	(Dollars in thousands)

Salaries and wages	$ 6,433	$ 6,211	$222	3.6
Pension and employee benefits	2,308	2,316	(8)	(0.3)
Occupancy expense, net	974	838	136	16.2
Equipment expense	1,200	1,094	106	9.7
Supplies and printing	340	327	13	4.0
Communications	241	220	21	9.5
Postage and shipping	233	218	15	6.9
Professional fees	308	250	58	23.2
Advertising	234	236	(2)	(0.8)
Vermont franchise tax	370	359	11	3.1
Expenses of other real estate owned, net	291	175	116	66.3
Equity in losses of limited partnerships	389	265	124	46.8
Other	2,029	1,900	129	6.8
Total noninterest expense	$15,350	$14,409	$941	6.5

Salaries, wages and benefits. The salaries and wages increase in 2008 over 2007 was due primarily to regular salary activity, the expansion of the St. Albans loan production office to a full service branch in October 2008, and the opening of the Danville, Vermont branch in July 2008. These increases were partially offset by the reduction of several positions due to operating efficiencies. Expenses for the pension and employee benefits decreased slightly due to the decrease in the cost of the self insured health and dental plans of $90 thousand, which was partially offset by the increased cost of the defined benefit pension plan of $40 thousand and payroll tax increases of $20 thousand.

Union Bankshares, Inc.      2008 Annual Report   •   Page 57

Union Bankshares, Inc. and Subsidiary

Management's Discussion and Analysis of Financial Condition and Results of Operations (continued)

Occupancy and equipment expense. Occupancy expense increased in 2008 mainly due to increased building depreciation and real estate taxes for new facilities and the increased cost of fuel and snow removal costs throughout the system. The increase in equipment expense for 2008 versus 2007 was primarily due to increased depreciation expense in relation to the addition of two branches, upgrade of the computer network, and maintenance contract expense, as licenses and services were upgraded to remain current and competitive.

Expenses of other real estate owned, net. Expenses of other real estate owned increased $116 thousand to $291 thousand in 2008 from $175 thousand in 2007 due to the swing in the Gain/Loss on sale of other real estate owned from a gain of $46 thousand for 2007 to a loss of $24 thousand for 2008, as well as the significant carrying expenses of the commercial properties owned in 2008. There were four commercial and two residential properties valued at $658 thousand as of December 31, 2008 and three of the commercial properties have subsequently been sold.

Equity in losses of limited partnerships. These expenses increased in 2008 from 2007 due to new investments in affordable housing projects. The Company receives income tax credits from these investments as well as a reduction in income tax expense from the equity in losses. These investments also assist the Company in fulfilling its obligations under the federal Community Reinvestment Act of 1977.

Other expenses. A number of individual line items increased from 2007 to 2008 due to primarily the addition of two new branch locations; communication expense increased $21 thousand, supplies and printing expenses increased $13 thousand, postage expense increased $15 thousand. Training expense rose from $86 thousand in 2007 to $117 thousand in 2008 mainly due to education related to the upgrade of the computer network, personal computers and related software. Professional fees increased from $250 thousand in 2007 to $308 thousand in 2008 due to an increase between years of $35 thousand for audit and tax services, outsourcing of the Company’s stock transfer agent responsibilities in 2008 which cost $16 thousand, and the hiring of a consulting firm for $25 thousand to review the Company’s salary and benefit package. Fees paid to directors and advisory boards rose from $166 thousand in 2007 to $187 thousand in 2008 due to additional paid members. The assessments to the Company by the FDIC for FDIC insurance and the FICO bond increased from $37 thousand in 2007 to $87 thousand in 2008. Fees paid to Promontory, Inc. for CDARS fees increased from $9 thousand in 2007 to $23 thousand for 2008. The increases between 2007 and 2008 were partially offset by a $10 thousand decrease in contributions and a decrease of $15 thousand in courier expenses which have been brought in house.

Income Tax Expense. The Company has provided for current and estimated deferred federal income taxes for the current and all prior periods presented. The Company’s provision for income taxes decreased to $1.0 million for 2008 from $2.0 million for 2007. This is mainly the result of the decrease in federal income taxes from decreased taxable income and additional federal tax credits from investments in affordable housing limited partnerships. The federal tax credits totaled $607 thousand in 2008 versus $292 thousand in 2007 as the Company invested in three affordable housing limited partnerships in late 2007 which provided $195 thousand in rehabilitation tax credits in 2008 and an additional $119 thousand in low income tax credits for 2008. The Company’s effective tax rate for 2008 was 16.6% compared to 25.8% for 2007 which resulted from higher nontaxable income from municipal loans and investments, receipt of a nontaxable life insurance death benefit and increased federal tax credits due to new investments in affordable housing projects.

FINANCIAL CONDITION

At December 31, 2008, the Company had total consolidated assets of $440.1 million, including gross loans and loans held for sale (“total loans”) of $353.4 million, deposits of $364.4 million and stockholders’ equity of $39.2 million. Based on the most recent information published by the Vermont Banking Commissioner, in terms of total assets at December 31, 2007, Union Bank ranked as the fifth largest institution of the sixteen commercial banks and savings institutions headquartered in Vermont. Two of those institutions have since been sold.

The Company’s total assets increased by $46.8 million, or 11.9% to $440.1 million at December 31, 2008 from $393.3 million at December 31, 2007. Total net loans and loans held for sale increased by $35.0 million or 11.1% to $349.8 million, representing 79.5% of total assets at December 31, 2008 as compared to $314.8 million or 80.0% of total assets at December 31, 2007. The increase in 2008 resulted from growth of $19.2 million in commercial real estate loans, growth of $13.0 million in residential real estate loans, a $9.9 million increase in municipal loans and a $2.3 million increase in commercial loans. These increases were offset in part by decreases of $1.2 million in real estate construction loans, $3.0 million in term federal funds sold, $4.5 million in real estate loans held for sale and $0.4 million in consumer loans. Loan growth was strong during the year and was moderated by management’s decision to continue to sell some lower rate residential loans into the secondary market during 2008 to mitigate

Union Bankshares, Inc.      2008 Annual Report   •   Page 58

Union Bankshares, Inc. and Subsidiary

Management's Discussion and Analysis of Financial Condition and Results of Operations (continued)

future interest rate risk and to participate out some commercial real estate loans to mitigate the level of credit and interest rate risk.

Cash and due from banks decreased from $12.8 million at December 31, 2007 to $4.8 million at December 31, 2008. Beginning in October, 2008 the Federal Reserve began to pay interest on excess balances maintained over and above the required reserve and the contracted clearing balance and in response the Company’s level of Federal funds sold and overnight deposits increased to reflect the change in characterization of deposits that in prior periods were classified as Cash and due from banks ($8.2 million at December 31, 2007). Federal funds sold and overnight deposits increased $20.9 million to $21.5 million at December 31, 2008 from $0.6 million at December 31, 2007. Investment securities available-for-sale decreased $6.0 million or 17.7% from $33.8 million at December 31, 2007 to $27.8 million at December 31, 2008. The decrease was due to the investment of maturing dollars into FDIC insured certificates of deposit and to fund increased loan demand. There was also an increase in the unrealized holding losses on Investment securities available-for-sale of $133 thousand from December 31, 2007 to December 31, 2008.

Total deposits increased $40.4 million or 12.5% to $364.4 million at December 31, 2008 from $324.0 million at December 31, 2007. Noninterest bearing deposits increased 9.1% or $5.1 million from $56.2 million at December 31, 2007 to $61.3 million at December 31, 2008. Interest bearing deposits increased 13.2% or $35.3 million from $267.8 million to $303.1 million.

Borrowed funds from the FHLB of Boston increased $7.1 million or 35.0% to $27.4 million at December 31, 2008 from $20.3 million at December 31, 2007 as Union Bank took advantage of the low advance rates in early 2008 to lock in long-term strategic funding and match funded a large commercial real estate loan to mitigate interest rate risk.

Total stockholders’ equity decreased by $2.9 million or 6.9% to $39.2 million at December 31, 2008 from $42.1 million at December 31, 2007. This decrease reflected an increase from net income of $5.1 million and a $5 thousand increase due to stock based compensation, offset by an increase of $88 thousand in the net unrealized holding loss on investment securities available-for-sale, an increase of $2.4 million in the net unfunded defined benefit pension liability, cash dividend payments of $5.0 million and the purchase of treasury stock for $561 thousand.

Loan Portfolio. The Company’s loan portfolio (including loans held for sale) primarily consists of adjustable- and fixed-rate mortgage loans secured by one-to-four family, multifamily or commercial real estate. As of December 31, 2008, the gross loan portfolio totaled $353.4 million or 80.3% of assets compared to $318.3 million or 80.9% of assets as of December 31, 2007. Total loans have increased $35.1 million or 11.0% since December 31, 2007, despite the sale of $23.2 million of loans held for sale during 2008, resulting in a gain on sale of loans of $357 thousand. Sales of loans in 2007 totaled $15.5 million for a gain of $138 thousand. Management expects to continue to sell and/or participate loans to manage interest rate risk, credit exposure or liquidity needs in the future especially in light of the current low interest rate environment.

The composition of the Company’s total loan portfolio at year-end for each of the last five years was as follows:

	Year Ended, December 31,
	2008		2007		2006		2005		2004
	$	%	$	%	$	%	$	%	$	%
	(Dollars in thousands)

Residential real estate	128,292	36.3	115,303	36.2	114,139	35.9	106,470	34.7	100,130	35.7
Construction real estate	19,038	5.4	20,190	6.4	22,568	7.1	18,066	5.9	20,050	7.2
Commercial real estate	153,821	43.5	134,658	42.3	132,186	41.6	130,483	42.5	108,474	38.7
Commercial	18,833	5.3	16,537	5.2	19,253	6.1	20,650	6.7	20,584	7.4
Consumer and other	6,735	1.9	7,175	2.3	7,717	2.4	7,999	2.6	8,729	3.1
Municipal	23,519	6.7	13,731	4.3	17,959	5.7	17,009	5.5	13,454	4.8
Term Fed funds	—	—	3,000	0.9	—	—	—	—	—	—
Loans held for sale	3,178	0.9	7,711	2.4	3,750	1.2	6,546	2.1	8,814	3.1
Total loans	353,416	100.0	318,305	100.0	317,572	100.0	307,223	100.0	280,235	100.0

For residential loans, the Company generally does not lend more than 80% of the appraised value of the home without a government guaranty or the borrower purchasing private mortgage insurance and does not lend more than 100% of the value. The Company lends up to 80% of the collateral value on commercial real estate loans to strong borrowers. The majority of commercial real estate loans do not exceed 75% of the appraised collateral

Union Bankshares, Inc.      2008 Annual Report   •   Page 59

Union Bankshares, Inc. and Subsidiary

Management's Discussion and Analysis of Financial Condition and Results of Operations (continued)

value. However, the loan to value may go up to 90% on loans with government guarantees or other mitigating circumstances. Vermont has not experienced the steep decline in property values that have been prevalent in other areas of the country but the market to sell properties has slowed given the impact of the decline in the financial market and the uncertainty of the current economic environment. The Company does not make loans that are interest only, have teaser rates or that result in negative amortization of the principal, except for construction and other short-term loans for either commercial or consumer purposes where the credit risk is evaluated on a borrower by borrower basis. The Company evaluates the borrower’s ability to pay on variable-rate loans over a variety of interest rate scenarios, not just the current rate.

The Company originates and sells residential mortgages into the secondary market, with sales made to the Freddie Mac, the FHLB of Boston through the MPF program and the Vermont Housing Finance Agency (“VHFA”). These loans are classified as held for sale at the time of origination or when a decision is made to sell the loans. Loans held for sale are accounted for at the lower of cost or fair value and reviewed at least quarterly based on current market pricing. The Company serviced a residential real estate mortgage portfolio of $227.3 million and $204.1 million at December 31, 2008 and 2007, respectively. Of that portfolio, $96.4 million at December 31, 2008 and $87.4 million at December 31, 2007 was serviced for unaffiliated third parties. Additionally, the Company originates commercial real estate and commercial loans under various Small Business Administration (“SBA”) and other U.S. Government agency programs that provide an agency guarantee for a portion of the loan amount. The Company occasionally sells the guaranteed portion of the loan to other financial concerns and will retain servicing rights, which generates fee income. These loans are classified as held for sale as they are identified and accounted for at the lower of cost or fair value and priced at least quarterly by an independent party. The Company serviced approximately $4.3 million of commercial and commercial real estate loans for unaffiliated third parties as of December 31, 2008 and $6.2 million at December 31, 2007. The Company capitalizes its loan servicing rights on these fees and recognizes gains and losses on the sale of the principal portion of these notes as they occur. The unamortized balance of servicing rights on loans sold with servicing retained was $329 thousand as of December 31, 2008 and $297 thousand as of December 31, 2007, with an estimated market value in excess of their carrying value at both year ends. Management periodically evaluates and measures the servicing assets for impairment.

In the ordinary course of business, the Company occasionally participates out a portion of commercial, residential or commercial real estate loans to other financial institutions for liquidity or credit concentration management purposes. The total of loans participated out as of December 31, 2008 was $13.5 million and $11.6 million at December 31, 2007.

The majority of the Company’s loan portfolio is secured by real estate located throughout northern Vermont and northwestern New Hampshire. Underlying real estate values for both residential and commercial loans have decreased slightly in the Company’s market area during the last year, though a quick sale may result in a steeper discount should such a sale of real estate collateral become necessary. Although the Company’s loan portfolio consists of different segments, there is a portion of the loan portfolio centered in tourism related loans. The Company has implemented risk management strategies to mitigate exposure in this industry through utilizing government guaranty programs as well as participations with other financial institutions as discussed above. Additionally, the loan portfolio contains many seasoned and well established and/or well secured loans which further reduce the Company’s risk. Management closely follows the local and national economies and their impact on the local economy, especially on the tourism industry as part of the Company’s risk management program.

Union Bankshares, Inc.      2008 Annual Report   •   Page 60

Union Bankshares, Inc. and Subsidiary

Management's Discussion and Analysis of Financial Condition and Results of Operations (continued)

The following table breaks down by classification the contractual maturities of the gross loans held in portfolio and held for sale as of December 31, 2008:

	Within 1 Year	2-5 Years	Over 5 Years
	(Dollars in thousands)

Residential real estate
Fixed-rate	$ 1,960	$ 4,666	$41,285
Variable-rate	2,549	980	79,478
Construction real estate
Fixed-rate	13,021	683	217
Variable-rate	1,045	495	3,577
Commercial real estate
Fixed-rate	6,959	3,270	10,132
Variable-rate	12,204	10,269	111,540
Commercial
Fixed-rate	1,651	4,870	1,327
Variable-rate	4,188	3,442	3,355
Municipal
Fixed-rate	17,651	5,058	810
Variable-rate	—	—	—
Consumer & Other
Fixed-rate	2,459	3,860	299
Variable-rate	70	35	12

Total	$63,757	$37,628	$252,032

Asset Quality. The Company, like all financial institutions, is exposed to certain credit risks including those related to the value of the collateral that secures its loans and the ability of borrowers to repay their loans. Management closely monitors the Company’s loan and investment portfolios and other real estate owned for potential problems and reports to the Company’s and the subsidiary’s Boards of Directors at regularly scheduled meetings. Repossessed assets and loans or investments that are 90 days or more past due are considered to be nonperforming assets. Policies set forth portfolio diversification levels to mitigate concentration risk.

The Company’s Board of Directors has set forth well-defined lending policies (which are periodically reviewed and revised as appropriate) that include conservative individual lending limits for officers, aggregate and advisory board approval levels, Board approval for large credit relationships, a loan review program and other limits or standards deemed necessary and prudent. The Company’s loan review department is supervised by an experienced former regulatory examiner and staffed by a Certified Public Accountant as well as other experienced personnel and encompasses a quality control process for loan documentation and underwriting that may include a post-closing review. The Company also maintains a monitoring process for credit extensions. The Company performs periodic concentration analyses based on various factors such as industries, collateral types, large credit sizes and officer portfolio loads. The Company has established uniform underwriting guidelines to be followed by its officers; material exceptions are required to be approved by a senior loan officer or the Board of Directors. The Company monitors its delinquency levels for any negative or adverse trends. There can be no assurance, however, that the Company’s loan portfolio will not become subject to increasing pressures from deteriorating borrower credit due to general or local economic conditions or other factors. Management will assess during 2009 participation in proposed loan modification and restructuring programs currently being considered as part of the federal economic stimulus legislation.

Restructured loans include the Company’s troubled debt restructurings that involved forgiving a portion of interest or principal on any loans, refinancing loans at a rate materially less than the market rate, rescheduling loan payments, or granting other concessions to a borrower due to financial or economic reasons related to the debtor’s financial difficulties. Restructured loans do not include qualifying restructured loans that have complied with the terms of their restructure agreement for a satisfactory period of time. There was $184 thousand in restructured loans in compliance with modified terms at December 31, 2007 and none at December 31, 2008.

Loans on which the accrual of interest has been discontinued are designated as nonaccrual loans. Management reviews the loan portfolio continuously for evidence of problem loans. Such loans are placed under close supervision

Union Bankshares, Inc.      2008 Annual Report   •   Page 61

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

The Company had loans on nonaccrual status totaling $2.9 million at December 31, 2008 and $3.3 million at December 31, 2007. Of the $2.9 million in nonaccrual status at December 31, 2008, there is a U.S. Small Business Administration guarantee on $144 thousand. The aggregate interest on nonaccrual loans not recognized for the years ended December 31, 2008 and 2007 was $460 thousand and $457 thousand, respectively.

The Company had $4.4 million and $2.3 million in loans past due 90 days or more and still accruing at December 31, 2008 and 2007, respectively. Of the $4.4 million in loans at December 31, 2008 past due 90 days or more and still accruing interest, certain loans, totaling $1.7 million are covered by guarantees of U.S. government agencies at December 31, 2008.

At December 31, 2008, the Company had internally classified certain loans totaling $165 thousand, compared to $21 thousand at December 31, 2007. In management’s view, such loans represent a higher degree of risk and could become nonperforming loans in the future. While still on a performing status, in accordance with the Company’s credit policy, loans are internally classified when a review indicates the existence of any of the following conditions making the likelihood of collection questionable:

•

the financial condition of the borrower is unsatisfactory;

•

repayment terms have not been met;

•

the borrower has sustained losses that are sizable, either in absolute terms or relative to net worth;

•

confidence is diminished;

•

loan covenants have been violated;

•

collateral is inadequate; or

•

other unfavorable factors are present.

The Company has been actively working with customers who may be delinquent or headed for problems due to the downturn in the economy and the slowdown in the real estate market, although northern New England has not experienced these issues to the same extent as other parts of the country. One of the benefits of being a community financial institution is our employees’ and Boards’ knowledge of the community and borrowers which allows us to be proactive in working closely with our loan customers. The Company’s delinquency rates have historically run higher than similar institutions while losses have been lower. Although management believes that nonperforming loans are generally well-secured and that potential loan losses are provided for in the Company’s allowance for loan losses, there can be no assurance that future deterioration in economic conditions and/or collateral values, or changes in other relevant factors will not result in future credit losses. The Company has not targeted sub-prime borrowers and has not experienced an elevated delinquency in this area.

Except for those nonperforming loans discussed above, the Company’s management is not aware of any loans as of December 31, 2008, for which known financial problems of the borrower would cause serious doubts as to the ability of these borrowers to materially comply with their present loan repayment terms, or any known events that would result in the loan being designated as nonperforming at some future date. However, a combination of the following economic conditions in the Company’s market has the potential to create a situation where any borrower’s status can quickly change: (1) real estate and other asset values declined throughout 2008 and the situation remains volatile; and (2) more recently, general economic conditions have deteriorated and unemployment and business failures are increasing. As a result, borrowers who are current in their payments may have experienced deterioration in the value of their collateral below the amount outstanding on the loan, significantly increasing the potential of default if their income levels decline. Management will continue to monitor and evaluate the effects of the troubled housing market and economy on the Company’s loan portfolio.

On occasion real estate properties are acquired through or in lieu of loan foreclosure. These properties are held for sale and are initially recorded at the lesser of the recorded loan or fair value at the date of the Company’s acquisition of the property, with fair value based on an appraisal for more significant properties and on management’s estimate for minor properties. Holding costs and declines in fair value after acquisition of the property result in charges against income. The Company had six properties classified as OREO at December 31, 2008

Union Bankshares, Inc.      2008 Annual Report   •   Page 62

Union Bankshares, Inc. and Subsidiary

Management's Discussion and Analysis of Financial Condition and Results of Operations (continued)

valued at $658 thousand and two properties valued at $226 thousand so classified on December 31, 2007. Three commercial properties in OREO at December 31, 2008 have since been sold.

Allowance for Loan Losses. Some of the Company’s loan customers ultimately do not make all of their contractually scheduled payments, requiring the Company to charge off a portion or all of the remaining principal balance due. The Company maintains an allowance for loan losses to absorb such losses. The allowance is maintained at a level which, by management’s best estimate, is adequate to absorb probable credit losses inherent in the loan portfolio; however, actual loan losses may vary from current estimates.

Adequacy of the allowance for loan losses is determined quarterly using a consistent, systematic methodology, which analyzes the risk inherent in the loan portfolio. In addition to evaluating the collectibility of specific loans when determining the adequacy of the allowance, management also takes into consideration other factors such as changes in the mix and size of the loan portfolio, historic loss experience, the amount of delinquencies and loans adversely classified, industry trends, and the impact of the local and regional economy on the Company’s borrowers. The adequacy of the allowance for loan losses is assessed by an allocation process whereby specific loss allocations are made against certain adversely classified loans and general loss allocations are made against segments of the loan portfolio that have similar attributes. While the Company allocates the allowance for loan losses based on the percentage category to total loans, the portion of the allowance for loan losses allocated to each category does not represent the total available for future losses which may occur within the loan category since the total allowance for possible loan losses is a valuation reserve applicable to the entire portfolio.

The allowance is increased by a provision for loan losses, which is charged to earnings and reduced by charge-offs, net of recoveries. The provision for loan losses represents management’s estimate of the current period credit cost associated with maintaining an appropriate allowance for loan losses. Based on an evaluation of the loan portfolio, management presents a quarterly analysis of the adequacy of the allowance to the Board of Directors, indicating any changes in the allowance since the last review and any recommendations as to adjustments in the allowance. Additionally, bank regulatory agencies regularly review the Company’s allowance for loan losses as an integral part of their examination process.

Credit quality of the commercial portfolio is quantified by a corporate credit rating system designed to parallel regulatory criteria and categories of loan risk and has historically been well received by the various regulatory authorities. Individual loan officers monitor their loans to ensure appropriate rating assignments are made on a timely basis. Risk ratings and quality of commercial and retail credit portfolios are also assessed on a regular basis by an independent Loan Review Department. Loan Review personnel conduct ongoing portfolio analyses and individual credit reviews to evaluate loan risk and compliance with corporate lending policies. The level of allowance allocable to each group of risk rated loans is then determined by applying a loss factor that estimates the amount of probable loss in each category. The assigned loss factor for each risk rating is based upon management’s assessment of historical loss data, portfolio characteristics, economic trends, overall market conditions and past experience.

Consumer and residential real estate loan quality is evaluated on a portfolio-wide basis including delinquency data and other available credit data due to the large number of such loans and the relatively small size of individual credits. Allocations for these loan categories are principally determined by applying loss factors that represent management’s best estimate of inherent probable credit losses based upon historical loss data, portfolio characteristics, economic trends, overall market conditions and past experience. In addition, certain loans in these categories may be individually risk rated if considered necessary by management.

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

For the year ended December 31, 2008, the methodology used to determine the provision for loan losses was unchanged from the prior year. The composition of the Company’s loan portfolio remained relatively unchanged from December 31, 2007, and there was no material change in the lending programs or terms during the year.

Union Bankshares, Inc.      2008 Annual Report   •   Page 63

Union Bankshares, Inc. and Subsidiary

Management's Discussion and Analysis of Financial Condition and Results of Operations (continued)

The following table reflects activity in the allowance for loan losses for the years ended December 31:

	2008	2007	2006	2005	2004
	(Dollars in thousands)

Balance at the beginning of period	$3,378	$3,338	$3,071	$3,067	$3,029
Charge-offs
Real estate	50	99	8	28	37
Commercial	54	79	3	19	26
Consumer and other	102	90	73	63	53
Total charge offs	206	268	84	110	116
Recoveries
Real estate	2	10	26	14	6
Commercial	8	3	18	4	72
Consumer and other	39	30	127	36	46
Total recoveries	49	43	171	54	124

Net (charge-offs) recoveries	(157)	(225)	87	(56)	8
Provision for loan losses	335	265	180	60	30

Balance at end of period	$3,556	$3,378	$3,338	$3,071	$3,067
Provision charged to income as a percent of average loans	0.10%	0.09%	0.06%	0.02%	0.01%

The following table shows the breakdown of the Company’s allowance for loan loss by category of loan (net of loans held for sale) and the percentage of loans in each category to total loans in the respective portfolios at December 31:

	2008		2007		2006		2005		2004
	Amount	Percent	Amount	Percent	Amount	Percent	Amount	Percent	Amount	Percent
	(Dollars in thousands)

Real Estate
Residential	$ 933	36.7	$ 710	35.7	$ 640	34.8	$ 571	35.4	$ 585	34.4
Commercial	1,917	43.9	2,011	42.9	1,901	41.7	1,826	43.4	1,733	42.5
Construction	223	5.4	202	6.5	296	7.2	181	6.0	199	7.3
Other Loans
Commercial	391	5.4	277	5.3	312	6.1	343	6.9	349	7.5
Consumer installment	69	1.9	112	2.3	125	2.5	123	2.6	138	3.3
Municipal, other and unallocated	23	6.7	66	7.3	64	7.7	27	5.7	63	5.0

Total	$3,556	100.0	$3,378	100.0	$3,338	100.0	$3,071	100.0	$3,067	100.0

Ratio of net charge-offs (recoveries) to average loans not held for sale		0.05%		0.07%		(0.03)%		0.02%		0.00%
Ratio of allowance for loan losses to loans not held for sale		1.02%		1.09%		1.06%		1.02%		1.13%
Ratio of allowance for loan losses to nonperforming loans (1)		48.75%		60.47%		70.26%		66.66%		57.91%

(1)

Nonperforming loans includes loans in nonaccrual status plus loans past due 90 days or more and still accruing.

Management of the Company believes, in their best estimate, that the allowance for loan losses at December 31, 2008 is adequate to cover possible credit losses inherent in the Company’s loan portfolio as of such date. However, there can be no assurance that the Company will not sustain losses in future periods which could be greater than the size of the allowance at December 31, 2008. In addition, our banking regulators, as an integral part of their examination process, periodically review our allowance for loan losses. Such agencies may require us to recognize adjustments to the allowance based on its judgments about information available to it at the time of its examination. A large loss could deplete the allowance and require increased provisions to replenish the allowance, which could negatively affect earnings.

Union Bankshares, Inc.      2008 Annual Report   •   Page 64

Union Bankshares, Inc. and Subsidiary

Management's Discussion and Analysis of Financial Condition and Results of Operations (continued)

While the Company recognizes that a further economic slowdown may adversely impact its borrowers’ financial performance and ultimately their ability to repay their loans, management continues to be cautiously optimistic about the collectability of the Company’s loan portfolio.

Investment Activities. The investment portfolio is used to generate interest income, manage liquidity and mitigate interest rate sensitivity. At December 31, 2008, the reported value of investment securities available-for-sale was $27.8 million or 6.3% of assets compared to $33.8 million or 8.6% of assets at December 31, 2007. The Company had no investment securities classified as held-to-maturity or trading. Current accounting guidance requires banks to recognize all appreciation or depreciation of the investment portfolio on the balance sheet for available-for-sale securities even though a gain or loss has not been realized. Investment securities classified as available-for-sale are marked-to-market, with any unrealized gain or loss after estimated taxes charged to the equity portion of the balance sheet through Accumulated other comprehensive income (loss). The reported value of investment securities available-for-sale at December 31, 2008 reflects a net unrealized loss of $134 thousand.

At December 31, 2008, thirty-three debt securities had unrealized losses with aggregate depreciation of 1.8% from the Company’s amortized cost basis. Securities are evaluated at least quarterly for other-than-temporary impairment and at December 31, 2008, in management’s estimation no security was other-than-temporarily impaired. The book value of these two corporate bonds totals $188 thousand and they are nonperforming at December  31, 2008. These were the two bonds that were considered other-than-temporarily impaired at September 30, 2008 and were written down through a $512 thousand charge to other noninterest income. Management believes, as of December 31, 2008, that there will be no further impairment resulting in an additional loss on these bonds. But, given the ongoing turmoil in the financial markets, there is no guarantee that an additional loss will not be incurred in the future. The significant illiquidity of the capital markets during the final four months of 2008 and continuing through the date of this report has had an adverse effect on the valuation of portions of the Company’s investment securities portfolio.

At December 31, 2008, the Company had no investments in a single company or entity (other than U.S. Government-sponsored enterprise securities) that had an aggregate book value in excess of 2% of our equity at December 31, 2008. The Company had two private collateralized mortgage obligations with a fair value of $292 thousand in the December 31, 2008 portfolio and all the other mortgage backed securities were issued by Federal National Mortgage Association (“Fannie Mae”) or Freddie Mac. The Company did not invest in the preferred stock or subordinated debt of either Fannie Mae or Freddie Mac. Although the Fannie Mae and Freddie Mac debt securities are not explicitly guaranteed by the federal government, one of the stated purposes of the Treasury Department’s September, 2008 conservatorship and capital support of the two institutions was to stabilize the market in their debt securities.

The following tables show as of December 31 the amortized cost, fair value and weighted average yield on a tax equivalent basis of the Company’s investment debt portfolio maturing within the stated periods:

	December 31, 2008 Maturities
	Within One Year	One to Five Years	Five to Ten Years	Over Ten Years	Total Cost	Weighted Average Yield
	(Dollars in thousands)

Investment securities available-for-sale
U.S. Government-sponsored enterprises	$ 500	$ —	$ —	$1,001	$ 1,501	4.46%
Mortgage-backed	161	3,041	2,093	3,869	9,164	4.59%
State and political subdivisions	1,005	1,049	1,605	3,958	7,617	5.93%
Corporate debt	501	4,469	4,638	13	9,621	5.20%
Total investment debt securities	$2,167	$8,559	$8,336	$8,841	$27,903	5.17%

Fair value	$2,175	$8,488	$8,365	$8,746	$27,774

Weighted average yield	4.88%	4.95%	5.06%	5.53%	5.17%

Union Bankshares, Inc.      2008 Annual Report   •   Page 65

Union Bankshares, Inc. and Subsidiary

Management's Discussion and Analysis of Financial Condition and Results of Operations (continued)

	December 31, 2007 Maturities
	Within One Year	One to Five Years	Five to Ten Years	Over Ten Years	Total Cost	Weighted Average Yield
	(Dollars in thousands)

Investment securities available-for-sale
U.S. Government-sponsored enterprises	$ —	$ —	$ 2,498	$1,001	$ 3,499	5.45%
Mortgage-backed	245	3,274	1,817	4,898	10,234	4.56%
State and political subdivisions	388	2,203	1,957	3,633	8,181	5.90%
Corporate debt	2,960	3,728	4,955	199	11,842	5.27%
Total investment debt securities	$3,593	$9,205	$11,227	$9,731	$33,756	5.22%

Fair value	$3,591	$9,168	$11,236	$9,731	$33,726

Weighted average yield	5.00%	5.02%	5.32%	5.39%	5.22%

The tables above exclude marketable equity securities, with a book value of $14 thousand and a market value of $9 thousand at December 31, 2008, and a book value of $47 thousand and a market value of $77 thousand at December 31, 2007 which have no maturity but may be sold by the Company at any time. The table also excludes mutual funds with a book and market value of $52 thousand at December 31, 2008 and of $19 thousand at December 31, 2007.

Deposits. The following table shows information concerning the Company’s average deposits by account type, and the weighted average nominal rates at which interest was paid on such deposits for the years ended December 31:

	2008			2007
	Average Amount	Percent of Total Deposits	Average Rate	Average Amount	Percent of Total Deposits	Average Rate
	(Dollars in thousands)

Nontime deposits
Noninterest bearing deposits	$ 51,774	15.6	—	$ 49,727	15.5	—
NOW accounts	55,764	16.8	0.55%	55,046	17.2	0.85%
Money market accounts	52,403	15.8	1.94%	51,470	16.0	2.65%
Savings accounts	40,335	12.1	0.44%	41,377	12.9	0.60%
Total nontime deposits	200,276	60.3	0.75%	197,620	61.6	1.05%
Time deposits
Less than $100,000	82,799	24.9	3.24%	78,237	24.4	4.07%
$100,000 and over	48,971	14.8	3.70%	45,138	14.0	4.87%
Total time deposits	131,770	39.7	3.40%	123,375	38.4	4.37%
Total deposits	$332,046	100.0	1.81%	$320,995	100.0	2.33%

The Company does not normally accept brokered certificates of deposit except through participation with the Certificate of Deposit Account Registry Service (CDARS). The Company had $13.9 million of reciprocal deposits through CDARS at December 31, 2008 and $6.6 million at December 31, 2007 as the safety of FDIC insurance coverage become more important to customers in 2008 especially for those pulling money out of the volatile stock market or other financial investments.

Deposits grew $40.4 million or 12.5% from $324.0 million at December 31, 2007 to $364.4 million at December 31, 2008 as the disruptions in the stock market and global financial markets over the last four months of 2008 have sent deposit dollars back to the safety of FDIC insured depository institutions. On average, all categories of deposits, with the exception of savings accounts, grew between years even though the interest rate paid on all account types declined.

Union Bankshares, Inc.      2008 Annual Report   •   Page 66

Union Bankshares, Inc. and Subsidiary

Management's Discussion and Analysis of Financial Condition and Results of Operations (continued)

In December 2008, Union elected to participate in the provisions of the FDIC’s Temporary Liquidity Guarantee Program that provides full FDIC deposit insurance on all noninterest bearing transaction accounts even if they exceed the deposit insurance limit of $250,000 on other types of deposit accounts. This program is separate from the Troubled Asset Purchase Program, the Capital Access Program and the Capital Purchase Program, all of which the Company chose not to participate in.

A maturity distribution of time deposits in denominations of $100,000 or more at December 31 is as follows:

	2008	2007
	(Dollars in thousands)

Three months or less	$12,546	$15,443
Over three months through six months	23,175	16,706
Over six months through twelve months	9,711	11,859
Over twelve months	10,889	2,135
	$56,321	$46,143

Borrowings. Advances from the FHLB of Boston are another key source of funds to support earning assets. These funds are also used to manage the Bank’s interest rate and liquidity risk exposures. The Company’s borrowed funds at both December 31, 2008 and 2007 were comprised solely of FHLB of Boston advances. Average borrowings outstanding for 2008 were $26.5 million, compared to average borrowings outstanding for 2007 of $15.0 million. Approximately 50% of the increase was in medium term callable advances taken early in 2008 to fund general loan demand while taking advantage of low interest rates. The remaining 50% of the increase was attributable to one $6 million amortizing advance taken to match fund a large commercial real estate loan. No advances have been taken since April 2008 as the influx of deposits, especially during the last four months of 2008, has negated the need for additional funding. The weighted average interest rate on the Company’s borrowings dropped from 4.92% for 2007 to 4.32% for 2008 reflecting the low interest rate environment.

Liability for Pension Benefits. The Company had a Liability for pension benefits for its defined benefit pension plan of $5.2 million at December 31, 2008 and $1.3 million at December 31, 2007. The main reason for the large increase ($4.0 million) in the liability between years was attributable to the unrealized loss on investment assets held at December 31, 2008 of $2.6 million. Also contributing, to a much lesser extent, is an increase due to the change in the mortality table used in the measurements between December 31, 2007 and 2008 as well as an increase in the vested benefit obligation between years. The assets of the defined benefit pension plan are invested through the Trust and Asset Management division of Union Bank under the guidance of the plan trustees and with advice from an independent investment advisor. The investments that were in the “market” were not immune to the turmoil experienced over the last four months of 2008 and their value dropped accordingly. Weighted average asset allocations at December 31, 2008 are much more conservative than they had been at December 31, 2007 in response to the market drop; but, since the plan has a very long-term (40 + years) horizon, the investments are managed for the long-term. In addition to the impact on the pension liability in 2008, the offsetting entries increased the Company’s deferred tax assets by $1.2 million and increased Accumulated Other Comprehensive Loss, which reduces the Company’s capital, by $2.4 million. The entry to Accumulated Other Comprehensive Loss has no impact on regulatory capital numbers or ratios or the Company’s legal lending limit. Note 14 to the Consolidated Financial Statements includes further discussion and information on the Company’s employee benefits and is incorporated herein by reference.

The Company’s pension benefit obligation and net periodic cost are actuarially determined based on the following assumptions: discount rate, expected future return on plan assets, change in the Social Security wage base rate, the Consumer Price Index rate, mortality tables, and the expected rate of increase in compensation levels. While a change in any of the assumptions would have an impact on financial condition and future results of operations, a change in the discount rate and future rate of return on plan assets could be material. The discount rate is used both to determine the present value of future benefit obligations and the net periodic benefit cost. The expected rate of return on plan assets is only used to determine net period benefit cost. Given the impact on the pension plan investments and the Company’s liability of the unrealized losses in 2008, the Board of Directors in March 2009 voted to contribute an additional $1 million to the pension plan for the 2008 plan year above the anticipated contribution for the 2009 plan year of $720 thousand. These contributions are reflected in the table of Contractual Obligations of the Company for 2009 below.

In determining the discount rate to be utilized, the following factors were considered: average age and anticipated longevity of current plan participants, the shape of the current yield curve and the anticipated change in the

Union Bankshares, Inc.      2008 Annual Report   •   Page 67

Union Bankshares, Inc. and Subsidiary

Management's Discussion and Analysis of Financial Condition and Results of Operations (continued)

curve and the resulting yields available on long-term investments by review of Moody’s Corporate Bond Indexes, yield on 15 and 30 year mortgages, and the Lehman US Corporate and Agency Bond Indices. The determination was made to keep the discount rate at 6.00% at both December 31, 2007 and December 31, 2008.

The Company bases its expected rate of return on plan assets on past history, current earning rates available on investments and economic forecasts of where rates are headed in the future. The expected rate of return is conservative as the plan has typically taken short-term risk by investing heavily in equity and international mutual fund markets which over the long-term have proven to be good decisions. Through the end of 2008, our actual net investment returns over the last 18 years had a high of 20.35% and a low of negative 26.93%. The latest one year return, as of December 31, 2008, was a negative 26.93%. Therefore, the conservative expectation of a 6.75% return, which is consistent with the 2.50% inflation assumption, is balanced by our discount rate of 6.00% since the plan has a very long-term (40+ years) horizon. The net periodic pension cost (or pension plan expense on the Company’s income statement) was $590 thousand for 2008 and $550 thousand for 2007. The anticipated pension plan expense for 2009 is $1.1 million but the final number has yet to be calculated by the actuary and may vary from our estimate.

OTHER FINANCIAL CONSIDERATIONS

Market Risk and Asset and Liability Management. Market risk is the potential of loss in a financial instrument arising from adverse changes in market prices, interest rates, foreign currency exchange rates, commodity prices and equity prices. As of December 31, 2008 the Company does not have any market risk sensitive instruments classified as held-to-maturity or acquired for trading purposes. The Company’s market risk arises primarily from interest rate risk inherent in its lending, investing, deposit taking, and borrowing activities as yields on assets change in a different time period or in a different amount from that of interest costs on liabilities. Many other factors also affect the Company’s exposure to changes in interest rates, such as general and local economic and financial conditions, competitive pressures, customer preferences including loan prepayments and/or early withdrawal of time deposits, and historical pricing relationships.

The earnings of the Company and its subsidiary are affected not only by general economic conditions, but also by the monetary and fiscal policies of the United States and its agencies, particularly the Federal Reserve System. The monetary policies of the Federal Reserve System influence to a significant extent the overall growth of loans, investments, deposits and borrowings; the level of interest rates earned on assets and paid for liabilities; and interest rates charged on loans and paid on deposits. The nature and impact of future changes in monetary policies are often not predictable. The dramatic change in the financial markets in a very short window of time during 2008 proved that monetary policies are not foolproof and that “exotic” investment vehicles that had been allowed to proliferate over the last twenty years were often not solidly based or understood, monitored, and policed by the appropriate regulatory agency. The Company did not invest in any of the “exotic” vehicles directly but had invested in companies and agencies that have been hurt by their investments or operating practices. No one predicted the 400 basis point drop in the Prime Rate over the last year or the stagnation of the financial market and the economy in the last four months of 2008 that is continuing into 2009.

A key element in the process of managing market risk involves direct involvement by senior management and oversight by the Board of Directors as to the level of risk assumed by the Company in its balance sheet. The Board of Directors reviews and approves risk management policies, including risk limits and guidelines, and reviews quarterly the current position in relationship to those limits and guidelines. Daily oversight functions are delegated to the Asset Liability Management Committee (“ALCO”). The ALCO, consisting of senior business and finance officers, actively measures, monitors, controls and manages the interest rate risk exposure that can significantly impact the Company’s financial position and operating results. The ALCO sets liquidity targets based on the Company’s financial condition and existing and projected economic and market conditions. The Company does not have any market risk sensitive instruments acquired for trading purposes. The Company attempts to structure its balance sheet to maximize net interest income and shareholder value while controlling its exposure to interest rate risk. Strategies might include selling or participating out loans held for sale or investments available-for-sale. The ALCO formulates strategies to manage interest rate risk by evaluating the impact on earnings and capital of such factors as current interest rate forecasts and economic indicators, potential changes in such forecasts and indicators, liquidity, competitive pressures and various business strategies. The ALCO’s methods for evaluating interest rate risk include an analysis of the Company’s interest rate sensitivity “gap”, which provides a static analysis of the maturity and repricing characteristics of the Company’s entire balance sheet, and a simulation analysis, which calculates projected net interest income based on alternative balance sheet and interest rate scenarios, including “rate shock” scenarios involving immediate substantial increases or decreases in market rates of interest.

Union Bankshares, Inc.      2008 Annual Report   •   Page 68

Union Bankshares, Inc. and Subsidiary

Management's Discussion and Analysis of Financial Condition and Results of Operations (continued)

Members of ALCO meet at least weekly to set loan and deposit rates, make investment decisions, monitor liquidity and evaluate the loan demand pipeline. Deposit runoff is monitored daily and loan prepayments evaluated monthly. The Company historically has maintained a substantial portion of its loan portfolio on a variable-rate basis and plans to continue this Asset/Liability/Management (ALM) strategy in the future. Portions of the variable-rate loan portfolio have interest rate floors and caps which are taken into account by the Company’s ALM modeling software to predict interest rate sensitivity including prepayment risk. As of December 31, 2008, the investment portfolio was all classified as available-for-sale and the modified duration was relatively short. The Company does not utilize any derivative products or invest in any “high risk” instruments.

Interest rates have dropped to historic lows. There is chaos in the financial markets. The economic outlook is uncertain. And, modeling software is limited to mathematically provable results. Given these facts; knowing your customers, your company’s market and having a management team that has a long track record with varied experience in the financial field is invaluable. Union Bankshares has operated successfully for 117 years.

The Company’s interest rate sensitivity analysis (simulation) as of December 2007 for a simulated, immediate, and proportional 300 basis point downward shock (the highest shock monitored) of the prime rate from 7.25% to the anticipated prime rate of 4.25%, maintained throughout 2008, projected the following 2008 results compared to the actual:

	2008 Projected	2008 Actual	% Variance
	(Dollars in thousands)

Average earning assets	$363,687	$379,159	4.3
Average loans	$316,572	$329,156	4.0
% loans to interest earning assets	87.0%	86.8%	(0.2)
Average interest bearing liabilities	$291,102	$307,037	5.5
Average noninterest bearing deposits	$ 52,560	$ 51,774	(1.5)

Interest and fees on loans	$ 20,601	$ 22,646	9.9
Other interest income	2,114	2,075	(1.8)
Interest expense	(6,658)	(7,177)	(7.8)
Net interest income	$ 16,057	$ 17,544	9.3

Net interest margin	4.08%	4.74%	16.2
Yield on interest earning assets	6.25%	6.62%	5.9
Rates paid on interest bearing liabilities	2.29%	2.32%	(1.3)
Net interest spread	3.96%	4.30%	8.6

In actuality, the prime rate moved down in various basis point increments totaling 400 basis points leading to decreases in interest rates on short-term assets and variable-rate loans and deposits in conjunction with the seven prime rate decreases during 2008. Long-term rates also dropped during 2008 but not as rapidly or as far as the short-term rates. Rates paid on other nonvariable rate time and core deposits stayed up longer than projected in response to competitive pressures. Higher loan demand in 2008 combined with steady deposit growth contributed to the positive variance in net interest income over the simulation model. Since interest rates did not drop all at once, management had the opportunity to adjust (within the local competitive environment) interest rates for both new loans and deposits as well as investment and liquidity strategies that resulted in a positive variance in net interest income over the December 2007 simulation model for a down 300 basis point shock.

Commitments, Contingent Liabilities, and Off-Balance-Sheet Arrangements. The Company is a party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers, to reduce its own exposure to fluctuation in interest rates and to implement its strategic objectives. These financial instruments include commitments to extend credit, standby letters of credit, interest rate caps and floors written on adjustable-rate loans, commitments to participate in or sell loans, commitments to buy or sell securities, certificates of deposit or other investment instruments and risk-sharing commitments on certain sold loans. Such instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the balance sheet. The contract or notional amounts of these instruments reflect the extent of involvement the Company has in particular classes of financial instruments.

Union Bankshares, Inc.      2008 Annual Report   •   Page 69

Union Bankshares, Inc. and Subsidiary

Management's Discussion and Analysis of Financial Condition and Results of Operations (continued)

The Company’s exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit is represented by the contractual notional amount of those instruments. The Company uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments. For interest rate caps and floors written on adjustable-rate loans, the contract or notional amounts do not represent exposure to credit loss. The Company controls the risk of interest rate cap agreements through credit approvals, limits, and monitoring procedures. The Company generally requires collateral or other security to support financial instruments with credit risk.

The following table shows financial instruments whose contract amount represented credit risk at December 31, 2008:

	Contract or Notional Amount
	2009	2010	2011	2012	2013	Thereafter	Total
	(Dollars in thousands)

Commitments to originate loans	$ 9,114	$ —	$ —	$ —	$ —	$ —	$ 9,114
Unused lines of credit	32,978	1,557	524	306	865	5,450	41,680
Standby letters of credit	1,392	233	265	—	29	30	1,949
Credit card arrangements	1,735	—	—	—	—	—	1,735
MPF credit enhancement obligation, net of liability recorded	62	—	—	—	—	—	62
Total	$45,281	$1,790	$789	$306	$894	$5,480	$54,540

Approximately $5.5 million of the unused lines of credit outstanding at December 31, 2008 relate to real estate construction loans that are expected to fund within the next twelve months. The remaining lines primarily relate to revolving lines of credit for other real estate or commercial loans, and many of these lines may expire without being fully drawn upon and therefore the commitment amounts do not necessarily represent future cash needs. Unused lines of credit increased from $35.8 million at December 31, 2007 to $41.7 million at December 31, 2008, or 16.5%.

Commitments to originate loans increased from $7.1 million at December 31, 2007 to $9.1 million at December 31, 2008 due primarily to the increase in loan demand during 2008. The increase in both the commitments to originate loans and in the unused lines of credit from December 31, 2007 to December 31, 2008 is consistent with the increase in loan demand during 2008.

The Company may, from time-to-time, enter into commitments to sell loans, securities, certificates of deposit, or other investment instruments which involve market and interest rate risk. There were no such commitments at December 31, 2008.

During 2008 the Company began selling 1-4 family residential loans under a program with FHLB of Boston, the Mortgage Partnership Finance program. Under this program the Company shares in the credit risk of each mortgage, while receiving fee income in return. The Company is responsible for a Credit Enhancement Obligation (CEO) based on the credit quality of these loans. FHLB of Boston funds a First Loss Account (FLA) based on the Company’s outstanding MPF mortgage balances. This creates a laddered approach to sharing in any losses. In the event of default, homeowner’s equity and Private Mortgage Insurance, if any, are the first sources of repayment; the FHLB of Boston’s FLA funds are then utilized, followed by the member’s CEO, with the balance the responsibility of FHLB of Boston. These loans meet specific underwriting standards of the FHLB of Boston. As of December 31, 2008, the Company had $4,053,362, in loans sold through the MPF program. The volume of loans sold to the MPF program and the corresponding credit obligation are closely monitored by management. As of December 31, 2008, the notional amount of the maximum contingent contractual liability related to this program was $66,209 of which $4,053 has been booked as a reserve through Other liabilities and $62,156 has been characterized by management as a contingent liability.

Union Bankshares, Inc.      2008 Annual Report   •   Page 70

Union Bankshares, Inc. and Subsidiary

Management's Discussion and Analysis of Financial Condition and Results of Operations (continued)

Contractual Obligations: The Company has various financial obligations, including contractual obligations that may require future cash payments. The following table presents, as of December 31, 2008, significant fixed and determinable contractual obligations to third parties by payment date:

	Payments Due By Period
	Less than 1 year	2 & 3 years	4 & 5 years	Thereafter	Total
	(Dollars in thousands)

Operating lease commitments	$ 121	$ 163	$ 56	$ —	$ 340
Contractual payments on borrowed funds (3)	906	3,597	7,305	15,608	27,416
Deposits without stated maturity (1) (3)	224,349	—	—	—	224,349
Certificates of deposit (1) (3)	114,540	21,666	3,815	—	140,021
Pension plan contributions (2)	1,720	—	—	—	1,720
Deferred compensation payouts (4)	105	227	297	507	1,136
Equity housing limited partnership	205	168	—	—	373
Total	$341,946	$25,821	$11,473	$16,115	$395,355

(1)

While Union Bank has a contractual obligation to depositors should they wish to withdraw all or some of the funds on deposit, management believes, based on historical analysis as well as current conditions in financial markets, that the majority of these deposits will remain on deposit for the foreseeable future.

(2)

Anticipated funding for pension contributions after 2009 are excluded due to the significant variability in the assumptions required to project the amount and timing of future cash contributions.

(3)

The amounts exclude interest payable as amounts other than the $788 thousand currently payable are not estimtable.

(4)

The amounts exclude $157 thousand where the payment period begins at the individual’s retirement which is undeterminable.

The Company’s subsidiary bank is required (as are all banks) to maintain vault cash or a noninterest bearing reserve balance as established by Federal Reserve Board regulations. The average total reserve for the 14-day maintenance period including December 31, 2008 was $423 thousand, which was satisfied by vault cash. The Company has also committed to maintain a noninterest bearing contracted clearing balance of $1.0 million at December 31, 2008 with the Federal Reserve Bank of Boston.

Interest Rate Sensitivity “Gap” Analysis. An interest rate sensitivity “gap” is defined as the difference between interest earning assets and interest bearing liabilities maturing or repricing within a given time period. A gap is considered positive when the amount of interest rate sensitive assets exceeds the amount of interest rate sensitive liabilities. A gap is considered negative when the amount of interest rate sensitive liabilities exceeds the amount of interest rate sensitive assets. During a period of rising interest rates, a negative gap would tend to adversely affect net interest income, while a positive gap would tend to result in an increase in net interest income. During a period of falling interest rates, a negative gap would tend to result in an increase in net interest income, while a positive gap would tend to affect net interest income adversely. Because different types of assets and liabilities with the same or similar maturities may react differently to changes in overall market interest rates or conditions, changes in interest rates may affect net interest income positively or negatively even if an institution were perfectly matched in each maturity category.

The Company prepares its interest rate sensitivity “gap” analysis by scheduling interest earning assets and interest bearing liabilities into periods based upon the next date on which such assets and liabilities could mature or reprice. The amounts of assets and liabilities shown within a particular period were determined in accordance with the contractual terms of the assets and liabilities, except that:

•

adjustable-rate loans, investment securities, variable-rate time deposits, and FHLB of Boston advances are included in the period when they are first scheduled to adjust and not in the period in which they mature;

•

fixed-rate mortgage-related securities and loans reflect estimated prepayments, which were estimated based on analyses of broker estimates, the results of a prepayment model utilized by the Company, and empirical data;

Union Bankshares, Inc.      2008 Annual Report   •   Page 71

Union Bankshares, Inc. and Subsidiary

Management's Discussion and Analysis of Financial Condition and Results of Operations (continued)

•

other nonmortgage related fixed-rate loans reflect scheduled contractual amortization, with no estimated prepayments; and

•

NOW, money markets, and savings deposits, which do not have contractual maturities, reflect estimated levels of attrition, which are based on detailed studies by the Company of the sensitivity of each such category of deposit to changes in interest rates.

Management believes that these assumptions approximate actual experience and considers them reasonable. However, the interest rate sensitivity of the Company’s assets and liabilities in the tables could vary substantially if different assumptions were used or actual experience differs from the historical experience on which the assumptions are based.

The following table shows the Company’s rate sensitivity analysis as of December 31, 2008:

	Cumulative repriced within
	3 Months or Less	4 to 12 Months	1 to 3 Years	3 to 5 Years	Over 5 Years	Total
	(Dollars in thousands, by repricing date)
Interest sensitive assets
Federal funds sold and overnight deposits	$ 21,537	$ —	$ —	$ —	$ —	$ 21,537
Interest bearing deposits in banks	3,829	5,159	3,442	2,359	—	14,789
Investment securities available-for-sale (1) (3)	1,699	4,397	6,850	3,829	10,998	27,773
Loans (2) (3)	102,341	76,249	71,321	65,696	37,703	353,310
FHLB Stock	—	—	—	—	1,922	1,922
Total interest sensitive assets	$129,406	$85,805	$ 81,613	$ 71,884	$ 50,623	$419,331

Interest sensitive liabilities
Time deposits	$ 34,910	$79,745	$ 21,552	$ 3,814	$ —	$140,021
Money markets	7,155	—	—	—	48,803	55,958
Regular savings	3,649	—	—	—	37,073	40,722
NOW accounts	24,123	—	—	—	42,231	66,354
Borrowed funds	226	680	3,597	7,305	15,608	27,416
Total interest sensitive liabilities	$ 70,063	$80,425	$ 25,149	$ 11,119	$143,715	$330,471
Net interest rate sensitivity gap	$ 59,343	$ 5,380	$ 56,464	$ 60,765	$ (93,092)	$ 88,860
Cumulative net interest rate sensitivity gap	$ 59,343	$64,723	$121,187	$181,952	$ 88,860
Cumulative net interest rate sensitivity gap as a percentage of total assets	13.5%	14.7%	27.5%	41.3%	20.2%
Cumulative interest sensitivity gap as a percentage of total interest earning assets	14.2%	15.4%	28.9%	43.4%	21.2%
Cumulative net interest sensitivity gap as percentage of total interest bearing liabilities	18.0%	19.6%	36.7%	55.1%	26.9%

(1)

Investment securities available-for-sale exclude marketable equity securities with a book value of $14 thousand and a fair value of $9 thousand and mutual funds with a book and fair value of $52 thousand, respectively, that may be sold by the Company at any time.

(2)

Balances shown net of unearned income of $106 thousand.

(3)

Estimated repayment assumptions considered in Asset/Liability model.

Simulation Analysis. In its simulation analysis, the Company uses computer software to simulate the estimated impact on net interest income and capital (Net Fair Value) under various interest rate scenarios, balance sheet trends, and strategies over a relatively short time horizon. These simulations incorporate assumptions about balance sheet dynamics such as loan and deposit growth, product pricing, prepayment speeds on mortgage related assets, principal maturities on other financial instruments, and changes in funding mix. While such assumptions are inherently uncertain as actual rate changes rarely follow any given forecast and asset – liability pricing and other model inputs usually do not remain constant in their historical relationships, management believes that

Union Bankshares, Inc.      2008 Annual Report   •   Page 72

Union Bankshares, Inc. and Subsidiary

Management's Discussion and Analysis of Financial Condition and Results of Operations (continued)

these assumptions are reasonable. Based on the results of these simulations, the Company is able to quantify its estimate of interest rate risk and develop and implement appropriate strategies.

The following chart reflects the cumulative results of the Company’s latest simulation analysis for next year-end on net interest income, net income, return on assets, return on equity and net fair value ratio. Shocks are intended to capture interest rate risk under extreme conditions by immediately shifting to the new level. The projection utilizes a proportional rate shock of up 300 basis points and down 100 basis points from the year-end prime rate of 3.25%; this is the highest internal slope monitored and this slope range was determined to be the most relevant during this economic cycle.

INTEREST RATE SENSITIVITY SIMULATION ANALYSIS

DECEMBER 31, 2008

(Dollars in thousands)

Year Ending	Prime Rate	Net Interest Income	Change %	Net Income	Return on Assets	Return on Equity	Net Fair Value Ratio

December—09	6.25%	$20,881	17.36	$6,702	1.55%	16.94%	6.18
	3.25%	17,792	0.00	4,598	1.07%	11.91%	10.16
	2.25%	16,592	(6.74)	3,782	0.88%	9.89%	11.55

The resulting projected cumulative effect of these estimates on net interest income and the net fair value ratio for the year ending December 31, 2009 are within the approved ALCO guidelines but the return on assets and equity in the flat and down 100 basis point shock are lower than Board guidelines. The simulations of earnings do not incorporate any management actions, which might moderate the negative consequences of interest rate deviations. Therefore, they do not reflect likely actual results, but serve as conservative estimates of interest rate risk. Noninterest income and expenses in the simulation are based on the budget for 2009 and will change over the course of the next twelve months as management actions are taken in response to current economic conditions and operational changes.

Liquidity. Managing liquidity risk is essential to maintaining both depositor confidence and stability in earnings. Liquidity is a measurement of the Company’s ability to meet potential cash requirements, including ongoing commitments to fund deposit withdrawals, repay borrowings, fund investment and lending activities, and for other general business purposes. The Company’s principal sources of funds are deposits, amortization and prepayment of loans and securities, maturities of investment securities and other short-term investments, sales of securities and loans available-for-sale, earnings, and funds provided from operations. Maintaining a relatively stable funding base, which is achieved by diversifying funding sources, competitively pricing deposit products, and extending the contractual maturity of liabilities, reduces the Company’s exposure to rollover risk on deposits and limits reliance on volatile short-term purchased funds. Short-term funding needs arise from declines in deposits or other funding sources, funding of loan commitments, draws on unused lines of credit and requests for new loans. The Company’s strategy is to fund assets, to the maximum extent possible, with core deposits that provide a sizable source of relatively stable and low-cost funds.

For the year ended December 31, 2008, the Company’s ratio of average loans to average deposits was 97.0% compared to the average for the year ended December 31, 2007 of 96.8% reflecting the higher loan demand and competition for deposit dollars. The 2008 and 2007 average loans to average deposits ratios are higher than historical ratios but are consistent with management’s philosophy, given the low short term investment interest rates available and the active daily role taken in managing liquidity by the senior managers of the Company.

As a member of the FHLB of Boston, Union has access to preapproved lines of credit up to $3.9 million at December 31, 2008 over and above the term advances already drawn on the line. This line of credit could be used for either short-term or long-term liquidity or other needs. The December 31, 2008 analysis by FHLB of Boston shows additional borrowing capacity for Union Bank of approximately $50.3 million which would require additional purchase of FHLB of Boston Class B common stock as well as the evaluation by FHLB of the underlying collateral available. Union maintains a $3.0 million preapproved Federal Funds line of credit with an upstream correspondent bank and a repurchase agreement line with a brokerage house. There were no balances outstanding on either line at December 31, 2008. Union is a member of the Certificate of Deposit Account Registry Service (“CDARS”) of Promontory Interfinancial Network which allows Union to provide higher FDIC deposit insurance to customers by exchanging deposits with other members and allows Union to purchase deposits from other members as another source of funding. Subsequent to year end, Union has opened a new correspondent relationship with BankersBank Northeast and has received a $3.0 million preapproved Federal Funds line of credit. Also, Union has

Union Bankshares, Inc.      2008 Annual Report   •   Page 73

Union Bankshares, Inc. and Subsidiary

Management's Discussion and Analysis of Financial Condition and Results of Operations (continued)

made successful application to participate in the Federal Reserve Discount window programs which will provide the Company with another avenue for liquidity.

Union maintains an IDEAL Way Line of Credit with the FHLB of Boston. The total line available was $551 thousand at December 31, 2008 and 2007. There were no borrowings against this line of credit at either year-end. Interest on these borrowings is chargeable at a rate determined by the FHLB of Boston and payable monthly. Should Union utilize this line of credit, qualified portions of the loan and investment portfolios would collateralize these borrowings.

While scheduled loan and securities payments and FHLB of Boston advances are relatively predictable sources of funds, deposit flows and prepayments on loans and mortgage-backed securities are greatly influenced by general interest rates, economic conditions, and competition. The Company’s liquidity is actively managed on a daily basis, monitored by the ALCO, and reviewed periodically with the subsidiary’s Board of Directors. The ALCO measures the Company’s marketable assets and credit available to fund liquidity requirements and compares the adequacy of that aggregate amount against the aggregate amount of the Company’s interest sensitive or volatile liabilities, such as core deposits and time deposits in excess of $100,000, borrowings and term deposits with short maturities, and credit commitments outstanding. The primary objective is to manage the Company’s liquidity position and funding sources in order to ensure that it has the ability to meet its ongoing commitments to its depositors, to fund loan commitments and unused lines of credit and to maintain a portfolio of investment securities.

The Company’s management monitors current and projected cash flows and adjusts positions as necessary to maintain adequate levels of liquidity. Although approximately 81.8% of time deposits will mature within twelve months, which is in line with the preceding four years that ranged from 74.0% to 87.8%, the deposit gathering activities of financial institutions generally have been affected by the low interest rates which has made customers reluctant to lock in funds for a longer term. “Deposit Specials” in the marketplace have emphasized the shorter end of the curve as that is where the customer demand was. Since rates have fallen during the last two years, as customers’ time deposits matured, the rollover interest rate available to those customers is most often much lower than their previous deposit rate and therefore the cost of funding has been dropping but the maturity dates have not started to lengthen out. This phenomenon is happening throughout the banking industry and the Company is optimistic that it can maintain and grow its customer deposit base through good customer service, new deposit products offered, competitive but prudent pricing strategy and the continuing expansion of the branch network with the opening of full service branches in St. Albans and Danville, Vermont during the second half of 2008. The introduction of more electronic options for deposit products and their off premise utilization through the internet will also assist in the growth of the deposit base.

A reduction in total deposits could be offset by purchases of federal funds, purchase of deposits, short-or long-term FHLB borrowings, utilization of the repurchase agreement line or liquidation of investment securities, loans held for sale, or brokerage certificates of deposit. Such steps could result in an increase in the Company’s cost of funds and adversely impact the net interest spread and margin. Management believes the Company has sufficient liquidity to meet all reasonable borrower, depositor and creditor needs in the present economic environment. However, any projections of future cash needs and cash flows are subject to substantial uncertainty. Management continually evaluates opportunities to buy/sell securities and loans available-for-sale, obtain credit facilities from lenders, or restructure debt for strategic reasons or to further strengthen the Company’s financial position.

Capital Resources. Management of the Company’s capital resources is designed to maintain an optimum level of capital in a cost-effective structure that: meets target regulatory ratios; supports management’s internal assessment of economic capital; funds the Company’s short and long-term business strategies; and builds long-term stockholder value. Dividends have generally been increased in line with long-term trends in earnings per share growth and conservative earnings projections, while sufficient profits are retained to support anticipated business growth, fund strategic investments and provide continued support for deposits.

The total dollar value of the Company’s stockholders’ equity decreased from $42.1 million at December 31, 2007 to $39.2 million at December 31, 2008, reflecting net income of $5.1 million for 2008 and a $5 thousand increase due to the issuance of stock options, offset by an increase in the net unrealized other comprehensive loss of $88 thousand on investment securities available-for-sale, an increase of $2.4 million in the net other comprehensive loss attributable to the unfunded defined benefit pension liability, cash dividends paid of $5.0 million, and the purchase of 28,371 shares of Treasury stock during 2008 totaling $561 thousand. The large increase in the comprehensive loss attributable to the unfunded defined benefit pension plan liability was mainly due

Union Bankshares, Inc.      2008 Annual Report   •   Page 74

Union Bankshares, Inc. and Subsidiary

Management's Discussion and Analysis of Financial Condition and Results of Operations (continued)

to the decrease in the market value of the underlying pension plan investments, which are measured as of December 31, 2008. An economic recovery, future contributions to the plan by the Company or a reduction in future amounts payable would eventually reduce this unrealized loss.

The Company has 7,500,000 shares of $2.00 par value common stock authorized. As of December 31, 2008, the Company had 4,921,786 shares issued, of which 4,474,598 were outstanding and 447,188 were held in Treasury. Also as of December 31, 2008, there were outstanding and exercisable employee incentive stock options with respect to 10,000 shares of the Company’s common stock, granted pursuant to the Company’s 1998 Incentive Stock Option Plan.

At the May 21, 2008 annual shareholders meeting, the shareholders approved the 2008 Incentive Stock Option Plan which authorized 50,000 shares for issuance. As of December 31, 2008 no options or shares have been issued under this plan.

On November 18, 2005, the Company announced a stock repurchase program, which was most recently reauthorized on March 19, 2008. The Board of Directors has authorized the repurchase of up to 100,000 shares of common stock, or approximately 2.2% of the Company’s outstanding shares, for an aggregate repurchase cost not to exceed $2.15 million. Shares can be repurchased in the open market or in negotiated transactions. Shares may be reacquired for reissuance in connection with the stock option plan, stock dividend declaration and for general corporate purposes. The repurchase program is open for an unspecified period of time. As of December 31, 2008 the Company had repurchased 86,240 shares under this program, for a total cost of $1.8 million.

For the Company at December 31, 2008 and December 31, 2007 total capital to risk weighted assets was 15.3% and 16.7%, respectively. Tier I capital to risk weighted assets was 14.2%, and 15.5% respectively and Tier I capital to average assets was 9.9% and 10.9%, respectively. Union is categorized as well capitalized under the regulatory framework and the Company is well over the minimum capital requirements. Based upon the Company’s strong capital position, continued earnings strength and potentially restrictive covenants, the Company elected during the fourth quarter of 2008 not to participate in the Federal Government’s TARP Capital Purchase Program.

Impact of Inflation and Changing Prices. The Company’s consolidated financial statements have been prepared in accordance with U.S. generally accepted accounting principles, which allow for the measurement of financial position and results of operations in terms of historical dollars, without considering changes in the relative purchasing power of money over time due to inflation. Banks have asset and liability structures that are essentially monetary in nature, and their general and administrative costs constitute relatively small percentages of total expenses. Thus, increases in the general price levels for goods and services have a relatively minor effect on the Company’s total expenses. Interest rates have a more significant impact on the Company’s financial performance than the effect of general inflation. During the first eight months of 2007, the Federal Reserve maintained a target federal funds rate of 5.25% while the U.S. prime rate, which is the base rate that banks use in pricing short-term maturity commercial loans to their best, or most creditworthy, customers remained at 8.25%. Starting in September 2007, the target federal funds rate and the U.S. prime rate stepped down ten times in increments from 25 to 75 basis points so that by December 2008 the target federal funds rate was between 0.00% and 0.25% while the prime rate had dropped to 3.25%. The Federal Reserve took these dramatic steps regarding the target federal funds rate in response to the mortgage market problems and the weakening U.S. and global economies. The target federal funds rate has never been this low and the last time the prime rate was at 3.25% was in 1955. These changes are out of the Company’s control but have had a dramatic impact on net interest income.

Interest rates do not necessarily move in the same direction or change in the same magnitude as the prices of goods and services, although periods of increased inflation may accompany a rising interest rate environment. Inflation in the price of goods and services, while not having a substantial impact on the operating results of the Company, do affect all customers and therefore may impact their ability to keep funds on deposit or make loan payments in a timely fashion. The Company is aware of this risk and evaluates that risk along with others in making business decisions. Unprecedented deficit spending by the federal government may have unanticipated impacts on interest rates or inflation in future periods that could have an unfavorable impact on the future operating results of the Company.

Regulatory Matters. The Company and its subsidiary bank are subject to periodic examinations by the various regulatory agencies. These examinations include, but are not limited to, procedures designed to review lending practices, risk management, credit quality, liquidity, compliance and capital adequacy. During 2008, Vermont State Department of Banking and the Federal Reserve Bank of Boston performed various examinations of the Company and Union pursuant to their regular, periodic regulatory reviews. No comments were received from these bodies that would have a material adverse effect on the Company’s or Union’s financial condition, liquidity, capital resources, or results of operations.

Union Bankshares, Inc.      2008 Annual Report   •   Page 75

Union Bankshares, Inc. and Subsidiary

Market for Union Bankshares' Common Shares and Related Stockholder Matters

On March 20, 2009, there were 4,470,351 shares of common stock outstanding held by 651 stockholders of record.  The number of stockholders does not reflect the number of persons or entities who may hold the stock in nominee or “street name.”

Union Bankshares’ common stock is listed on the Nasdaq Global Market (“Nasdaq”) and trades under the symbol UNB.

	2008			2007
	High	Low	Dividends	High	Low	Dividends

First Quarter	$20.94	$18.90	$0.28	$22.55	$21.00	$0.28
Second Quarter	$20.60	$18.60	$0.28	$24.11	$20.55	$0.28
Third Quarter	$21.50	$18.78	$0.28	$22.00	$18.97	$0.28
Fourth Quarter	$22.40	$15.02	$0.28	$21.40	$19.80	$0.28

On January 21, 2009, the Company declared a regular dividend of $0.28 per share to stockholders of record as of January 31, 2009 payable February 11, 2009.

Shareholder Assistance and Investor Information

If you need assistance with a change in registration of certificates, reporting lost certificates, non-receipt or loss of dividend checks, assistance regarding direct deposit of dividends, information about the Company, or to receive copies of financial reports, please contact either:

JoAnn A. Tallman, Assistant Secretary		Registrar & Transfer Company
Union Bankshares, Inc.		Attn: Stock Transfer Department
P.O. Box 667		10 Commerce Drive
Morrisville, VT 05661-0667	or	Cranford , NJ 07016
Phone: 802-888-6600		Phone: 800-368-5948
Facsimile: 802-888-4921		Facsimile: 908-497-2318
E-mail: ubexec@unionbankvt.com		E-mail: info@rtco.com

Form 10-K

A copy of the Form 10-K Report filed with the Securities and Exchange Commission may be obtained without charge upon written request to:

Marsha A. Mongeon, Treasurer and Chief Financial Officer

Union Bankshares, Inc.

P.O. Box 667

Morrisville, VT 05661-0667

Corporate Name:  Union Bankshares, Inc.

Corporate Transfer Agent:  Registrar & Transfer Company, 10 Commerce Drive, Cranford, NJ 07016

Union Bankshares, Inc.      2008 Annual Report   •   Page 76

Administration and Management

Directors		Officers — UNION BANK
UNION BANKSHARES, INC & UNION BANK

Richard C. Sargent, Chairman	Richard C. Marron	Rhonda L. Bennett	Vice President	Morrisville
Cynthia D. Borck	Robert P. Rollins	Stacey L.B. Chase	Assistant Treasurer	Morrisville
Steven J. Bourgeois	John H. Steel	Jeffrey G. Coslett	Vice President	Morrisville
Kenneth D. Gibbons	Schuyler W. Sweet	Michael C. Curtis	Vice President	St. Albans
Franklin G. Hovey II		Peter J. Eley	Senior Vice President	Morrisville
		Kenneth D. Gibbons	President & CEO	Morrisville
Officers — UNION BANKSHARES, INC		Don D. Goodhue	Information Systems Officer	Morrisville
		Melissa A. Greene	Assistant Treasurer	Hardwick
Richard C. Sargent, Chairman		Karyn J. Hale	Assistant Treasurer	Morrisville
Kenneth D. Gibbons, President & CEO		Claire A. Hindes	Assistant Vice President	Morrisville
Marsha A. Mongeon, Vice President/Treasurer		Patricia N. Hogan	Vice President	Morrisville
Robert P. Rollins, Secretary		Tracey D. Holbrook	Regional Vice President	St. Johnsbury
David S. Silverman, Vice President		Lura L. Jacques	Asst. V.P., Trust Officer	St. Albans
JoAnn A. Tallman, Assistant Secretary		Lynne P. Jewett	Assistant Treasurer	Morrisville
		Peter R. Jones	Vice President	Morrisville
Regional Advisory Board Members		Stephen H. Kendall	Vice President	Morrisville
		Susan O. Laferriere	Vice President	St. Johnsbury
Judy F. Aydelott - Littleton		Dennis J. Lamothe	Vice President	St. Johnsbury
Steven J. Bourgeois - St. Albans		Susan F. Lassiter	Vice President	Jeffersonville
J.R. Alexis Clouatre - St. Johnsbury		Robyn A. Masi	Assistant Vice President	Stowe
Coleen K. Condon - St. Albans		Marsha A. Mongeon	Senior Vice President & CFO	Morrisville
Dwight A. Davis - St. Johnsbury		Mildred R. Nelson	Vice President	Littleton
Kirk Dwyer - St. Johnsbury		Karen C. Noyes	Assistant Vice President	Morrisville
Stanley T. Fillion - Littleton		Barbara A. Olden	Vice President	St. Johnsbury
Kenneth D. Gibbons - All		Deborah J. Partlow	Asst. V.P., Senior Trust Officer	Morrisville
Franklin G. Hovey II - St. Johnsbury		Lois J. Pigeon	Branch Manager	St. Albans
Samuel H. Ruggiano - St. Albans		Bradley S. Prior	Assistant Treasurer	Morrisville
Schuyler W. Sweet - Littleton		Colleen D. Putvain	Assistant Treasurer	Morrisville
Norrine A. Williams - Littleton		Craig S. Provost	Assistant Vice President	Stowe
		Suzanne L. Roberts	Vice President	Lyndonville
		Robert P. Rollins	Secretary	Morrisville
		Ruth P. Schwartz	Vice President	Morrisville
		David S. Silverman	Senior Vice President	Morrisville
		Curtis C. Swan	Assistant Vice President	Fairfax
		JoAnn A. Tallman	Assistant Secretary	Morrisville
		Francis E. Welch	Assistant Vice President	Morrisville
		Lorraine G. Willett	Assistant Vice President	Morrisville

For more Company information, please visit Union Bank’s web pages at www.unionbankvt.com.

Union Bankshares, Inc.      2008 Annual Report

(Photo)

Union Bankshares, Inc. •  20 Lower Main Street, P.O. Box 667  •  Morrisville VT 05661