Form 10-K, Exhibit 13
period 2009-12-31
UNION BANKSHARES INC
filed 2010-03-31
CIK 706863

Exhibit 13.1

Union Bankshares, Inc.
2009 Annual Report

Time Tested

Union Bank was ranked #62 in U.S. Banker’s annual survey

of the best performing community banks in the nation.

Selected Financial Data

	At or For The Years Ended December 31
	2009	2008	2007	2006	2005
	(Dollars in thousands, except per share data)

Balance Sheet Data
Total assets	$447,522	$440,104	$393,264	$381,193	$374,710
Investment securities available-for-sale	24,649	27,834	33,822	23,683	32,408
Loans, net of unearned income	358,167	353,310	318,194	317,452	307,071
Allowance for loan losses	(3,493)	(3,556)	(3,378)	(3,338)	(3,071)
Deposits	368,827	364,370	323,961	319,822	313,299
Borrowed funds	30,993	27,416	20,328	14,596	16,256
Stockholders’ equity (1)	41,180	39,150	42,074	41,923	41,603

Income Statement Data
Total interest income	$23,216	$24,721	$26,273	$25,197	$22,249
Total interest expense	(5,294)	(7,177)	(8,228)	(6,821)	(4,499)
Net interest and dividend income	17,922	17,544	18,045	18,376	17,750
Provision for loan losses	(400)	(335)	(265)	(180)	(60)
Noninterest income	5,521	4,329	4,249	4,058	3,725
Noninterest expenses	(16,397)	(15,412)	(14,409)	(13,814)	(12,718)
Income before provision for income taxes	6,646	6,126	7,620	8,440	8,697
Provision for income taxes	(1,420)	(1,020)	(1,965)	(2,185)	(2,460)
Net income	$5,226	$5,106	$5,655	$6,255	$6,237

Per Common Share Data
Net income (2)	$1.17	$1.14	$1.25	$1.38	$1.37
Cash dividends paid	1.00	1.12	1.12	1.06	1.38
Book value (1)	9.23	8.75	9.34	9.25	9.16

Weighted average number of shares outstanding	4,466,760	4,488,888	4,521,380	4,539,641	4,554,055
Number of shares outstanding	4,461,208	4,474,598	4,502,969	4,531,977	4,542,663

(1)

Stockholders’ equity includes unrealized gains or losses, net of applicable income taxes, on investment securities classified as “available-for-sale” and 2009, 2008, 2007 and 2006 includes the unfunded liability for pension benefits, net of taxes for the defined benefit pension plan.

(2)

Computed using the weighted average number of shares outstanding for the period.

Union Bankshares, Inc.    2009 Annual Report  •  Page 1

Letter to Shareholders

Dear Shareholder,	March 31, 2010

The past two years have been challenging for almost all industries, including banking. During 2009 one hundred and forty banks failed in the United States. Though not a record, these failures clearly indicate we are in the midst of a recession. If there is a fortunate side to all this, it is banks in the Northeast, and particularly in Maine, New Hampshire and Vermont, have fared better than those in the rest of the nation.

Many “stimulus” programs have been made available to the financial industry by the US Treasury. Thus far your Company is participating in only one: the additional deposit insurance coverage for non-interest bearing transaction accounts. We do not believe we have the need for any of the other programs offered, such as TARP and CPP.

For those of us in the banking industry, we are experiencing many new regulations, interpretations and proposed legislation to “fix” the causes of our economic problems. Many of us community bankers question the need for new legislation as community banks did not create these problems but will become a big part of the solution by virtue of our supporting the growth of the local economies we serve.

The cost of regulatory compliance increases every year, not only in FDIC insurance, but in staffing, training and monitoring for compliance of these new regulations. These costs become part of fixed overhead as regulatory noncompliance is not an option for any bank.

For 2009 net income rose 2.4% and, in light of the economic and interest rate environment, we believe this performance to be acceptable, especially due to increases in some expenses, such as: FDIC insurance $597,000, Federal income taxes $400,000, Pension Plan $496,000 and secondary market delivery fees of $210,000. While these increases were substantial, we reduced salary, occupancy, equipment and professional fee expenses a combined $551,000 to help mitigate the impact on earnings.

There is however a brighter side in all this turmoil. Residential loan originations exceeded $76,000,000 and new commercial loan growth was strong in 2009. The unemployment rates in Vermont and New Hampshire are well below the national average and we are seeing more activity in the small business sector as we move into spring.

In addition to the audited financial statements and footnotes, this year’s annual report highlights our growth and performance over the years. In this current environment we believe focusing on our peer group performance is important to our shareholders. Of the approximately 1,200 banks in Union Bank’s peer group, as defined by the FDIC, our return on average assets was in the 85th percentile at 1.26% and return on average equity in the 87th percentile at 13.79% for the year.

2010 is shaping up as another interesting year for the industry. We believe there is an opportunity for additional growth as the economy improves and we go about our business of serving our customers and community. We wish to thank our shareholders, customers and staff for their support and dedication.

Sincerely,

Richard C. Sargent Chairman	Kenneth D. Gibbons President & CEO

Union Bankshares, Inc.    2009 Annual Report  •  Page 2

Directors

Steven J. Bourgeois, Franklin G. Hovey II, Robert P. Rollins, John H. Steel, Richard C. Sargent (Chairman),

Cynthia D. Borck, Kenneth D. Gibbons, Schuyler W. Sweet, Richard C. Marron

Union Bankshares Headquarters          Main Street, Morrisville, Vermont

Union Bankshares, Inc.    2009 Annual Report  •  Page 3

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

Registrar & Transfer Company

Attn: Stock Transfer Department

10 Commerce Drive

Cranford NJ 07016

Phone:

800.368.5948

Fax:

908.497.2318

E-mail:

info@rtco.com

NASDAQ Stock Market

Ticker Symbol:   UNB

Corporate Name: Union Bankshares, Inc.

Union Bankshares, Inc., operates as a one bank holding company for Union Bank, which provides commercial, municipal, trust, and retail banking services in northern Vermont and northwestern New Hampshire. As of December 31, 2009, the company operated 13 community banking locations in Lamoille, Caledonia, and Franklin counties of Vermont; and one in the town of Littleton, (Grafton County) New Hampshire; and 29 ATMs throughout northern Vermont and New Hampshire. Union Bank was founded in 1891 in Morrisville, Vermont, where the Bank’s corporate headquarters is located.

Union Bank promotes personal service and banking expertise within the communities it serves, with a focus on small to middle-market businesses, local municipalities, non-profits, retail and trust customers. To leverage its local expertise, Union Bankshares continues to enhance its niche capabilities and focuses on expanding to additional neighboring communities.

Union Bankshares, through Union Bank, is committed to the communities it serves, and encourages employee participation in community events and charitable services. The company views small businesses as foundations for thriving local economies; these businesses provide jobs, attract other businesses and create wealth. Currently, Union Bank employs 165 people, many of whom are leaders in community organizations throughout the bank’s service area.

•

Union Bankshares’ growing asset base of over $445 million provides the financial strength to successfully serve its constituents

•

The Company reported a Return on Average Equity of 12.3% or greater and a Return on Average Assets of 1.21% or greater for each of the last five years

•

Union Bank has scored an “Outstanding” rating on ALL its CRA (Community Reinvestment Act) examinations since 1995

•

The U.S. Small Business Administration has consistently ranked Union Bank as one of the most “Small Business-Friendly Banks in Vermont”

•

Union Bank has been an SBA “Preferred Lender” since 1987

Union Bankshares, Inc.    2009 Annual Report  •  Page 4

About Union Bankshares, Inc.

1999 was the first year Union Bankshares, Inc. (UNB) issued an annual report that was more than a simple copy of the company’s audited financial statements. We had just acquired Citizens Savings Bank and Trust Company, and formed a two bank holding company. (The two banks merged in 2003.) At the time we thought it would be appropriate to generate an annual report that would inform our shareholders about their company.

Over the last several years our annual reports have featured valued employees, satisfied customers, our community activities and similar items that hopefully have given you, our owners a sense of who we are. We have not, however, attempted to directly articulate why we continue to be a sound investment and why we continue to be deserving of your trust. Our 2009 report seeks to provide you with a sense of who we are; our values, our performance, our goals, and our vision.

Who we are

Union Bankshares, Inc. (UNB) is a one-bank holding company whose sole subsidiary is Union Bank. The holding company and the bank share a headquarters located in Morrisville, Vermont. Our primary market area consists of (West to East) the Vermont Counties of Franklin, Lamoille, and Caledonia, as well as Grafton County in New Hampshire. We also have customers located in Chittenden, Washington, Orleans, Essex, and Orange Counties in Vermont, as well as in Coos County in New Hampshire.

Union Bank — geographical area of Vermont and New Hampshire

Union Bankshares, Inc.    2009 Annual Report  •  Page 5

Who We Are

Union Bank has 165 employees staffing fourteen locations throughout Northern Vermont and Northern New Hampshire. Our management and staff live and work in the communities we serve. Two thirds of our employees have worked at the bank for five years or more, and 23% have been with us 15 years or more. This level of continuity provides the Bank with an experienced, skilled work force with a high level of familiarity and recognition within the community; a notable competitive advantage, especially in today’s economic environment. Our employees are highly engaged citizens, and are involved in over 120 local charities and non-profit agencies that provide services to those in our community.

One of our guiding philosophies is hiring local people when possible. When we enter new markets we try to find local individuals that know and understand their communities. Our financial strength and reputation allow us to attract skilled bankers known to local residents and business owners. In addition, our Advisory Board members are local leaders and our corporate Board of Directors features business people from each of the regions in which we operate.

Union Bankshares, Inc.    2009 Annual Report  •  Page 6

Our Values

Values

We are proud to be community bankers. We take our role in the economic vitality of our communities seriously and do our best to be a positive leading force for the betterment of the local economy. We believe the best way we can be a positive force is to consistently meet the legitimate credit needs of our community through good times, and through bad times. Essentially, by simply doing our jobs well we can help people buy homes and help businesses create jobs. Evidence of our responsiveness to the credit needs of our community is the “Outstanding” designation we have received from the FDIC regarding our compliance with the Community Reinvestment Act in our last 15 years of CRA exams. We are well aware that in order to provide credit through all economic cycles we must be prudent underwriters of credit, and this means we must say no to some credit requests. This is part of risk management; a skill some in the financial services industry unfortunately neglected along the way. We remain vigilant with regards to credit risk, and the other risks inherent to operating a bank.

We value our employees. Simply put, community banking is a relationship business. Personal relationships are critical to our success. Therefore, we need seasoned, attentive staff to serve the needs of our customers. We take pride in the fact that our employees can have a career at the Bank, not just a job. We encourage our employees to pursue banking-related education to enable them to be better bankers, and more educated citizens. We feel that this is an important component of our corporate responsibility.

We take a long term view of your Company. While there are hundreds of day to day decisions that must be made when operating a bank, our strategic decisions are influenced by what is best for our shareholders over the long term. We are willing to make investments without immediate returns if we believe that over the long term the financial results will provide a good return for our owners. We wish to grow the Company, but not at the sacrifice of long term profitability. An example of how our long term view of the Company informs our strategic decision making is the sale of the majority of the $66 million in qualified fixed rate home loans the Bank originated in 2009. While those loans represent a reasonable current yield, they are long term fixed rate instruments and holding them could put our future overall returns at risk in a rising interest rate environment. We sell these loans with servicing retained. This means we continue to have a direct relationship with our borrowers while obtaining an immediate source of fee income from the sale of the loans, as well as an ongoing revenue stream for servicing the loans. We view our decision not to hold these loans as win-win for the Bank and our customers.

We believe in being efficient and fiscally conservative. We try to work smart and to eliminate extraneous procedures from our operations. We invest in our facilities as necessary, but not in an extravagant manner. We take pride in being able to build our branches at a lower cost than most banks. We do not think that excessively tying up capital in “bricks and mortar” is a sound way to enhance shareholder value.

St. Albans Office	Littleton Office

Union Bankshares, Inc.    2009 Annual Report  •  Page 7

Time Tested

An important part of our mission is to provide a growing financial return to our shareholders over time. We acknowledge that in the last two years the economic and regulatory environment has made meeting this goal difficult. We continue to work and make decisions based on what we think are the most responsible ways to generate a strong return over a long investment horizon. The following graph indicates that over the long term, our strategy is working.

Our Largest Asset is Our Loan Portfolio

We think of ourselves as a lending bank. We believe that we are able to earn superior returns from our loan portfolio compared to investments in government or corporate debt, even after taking into account the cost of originating loans and the cost of credit losses. Generating a profitable loan portfolio requires skilled staff to attract prospects, underwrite, and service loans. In addition, management must ensure that proper pricing and adherence to proper underwriting standards is maintained. We have experienced front line lending staff and senior managers who generate, service, and manage the Bank’s loan portfolio.

Performance

There are many measures of performance when evaluating a community bank. To measure our results we compare our performance to banks of a similar size and geographic market area. We compare our overall return to published indexes, and also compare our deposit market share to other banks serving our markets. Finally, and most difficult for Union Bank, we compare our performance to our own past performance. The following graphs are meant to provide the reader with meaningful measures of our financial performance.

Union Bankshares, Inc.    2009 Annual Report  •  Page 8

Key Financial Indicators

Deposit Market Share Analysis

As of June 30, 2009

This chart, from the most recent FDIC data, shows the amount of deposits and percentage of deposit market share in Franklin, Lamoille and Caledonia counties of Vermont.

Union Bankshares, Inc.    2009 Annual Report  •  Page 9

Key Financial Indicators

Please Note: Statistic listed under Union Bank for years 2002, 2001, 2000, and 1999 are the combined operations of Union Bank and Citizens Savings Bank and Trust Company pre-merger.

This chart shows the financial performance of UNB compared to the NASDAQ Composite Index, a broad based index that measures all NASDAQ domestic and international based common stocks listed on The NASDAQ Stock Market. SNL Bank refers to an average of the financial performance of banks with assets between $250M and $500M.

Union Bankshares, Inc.    2009 Annual Report  •  Page 10

Our Goals & Vision

2010 and Beyond

We have demonstrated over a long time horizon that Union Bankshares has performed well compared to its peers in the banking industry. While we are satisfied by this performance, we are not content to rest on past accomplishments. Daily we work to improve our bank and its performance: in human resource management, prudent investment in facilities and infrastructure, and the thoughtful pursuit of strategic growth initiatives.

We are aware of changes in expectations from our existing and potential customers. We are working to enhance our traditional strong “customer service” culture by encouraging and training our staff to use a proactive “consultative sales” technique. We will continue to emphasize superior customer service, and take it a step further by assisting and educating customers about additional bank products and services that can be both relevant and beneficial. Our goal is to gently expand existing customer relationships while avoiding “hard sell” tactics often used by larger, impersonal financial institutions. We are allocating significant resources to provide training in consultative sales methods to our frontline employees. At the same time, we continue our business development programs in order to attract new, profitable customer relationships. Specific target markets include Franklin County in Vermont and the greater Littleton region in New Hampshire. We believe that we can increase our market share considerably in both of these markets, as well maintain a high level presence in our other market areas.

The Bank continues to make substantial investments in technology. We constantly research new technologies that can provide value to our customers and our daily operations. In 2010, we will complete the expansion of our current computer systems with a new state of the art data center. In addition, we are building a new mirrored site in a different county. Both locations have emergency power generators with 24 hours of on-site fuel, battery backup systems, fire suppression systems, and redundant fiber networks connecting the two sites. Both sites’ computer systems replicate information to the alternate site continuously. With this infrastructure in place, we will easily accommodate the Bank’s future growth. Once these new data centers are completed, we will be migrating to a new loan origination program and document imaging system. These new software installations will assist our compliance with ever changing regulations and will substantially increase our back office production efficiencies by eliminating the need to re-enter information between different systems. The new loan software will pave the way toward the availability of online loan applications, further improving our levels of access and service to our customers.

Union Bankshares, Inc., remains positioned for growth. Our sound capital base and sound earnings will enable us to take advantage of opportunities as they become available. We continually research and review strategic actions designed to be accretive to earnings over the long term. We believe the best way for us to serve our shareholders, our employees, and our community is to remain independent and to continue to grow.

If you are a UNB shareholder, thank you for your belief in us. It is our ongoing ambition to continue to earn it. If you are interested in becoming one of our shareholders, or one of our valued customers—or both—we encourage you to contact us at your first convenience.

Union Bankshares, Inc.    2009 Annual Report  •  Page 11

Independent Registered Public Accounting Firm Report

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Shareholders

Union Bankshares, Inc. and Subsidiary

We have audited the accompanying consolidated balance sheet of Union Bankshares, Inc. and Subsidiary (the Company) as of December 31, 2009, and the related consolidated statements of income, changes in stockholders' equity, and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit. The financial statements of Union Bankshares, Inc. and Subsidiary as of December 31, 2008, were audited by other auditors whose report dated March 27, 2009, expressed an unqualified opinion on those statements.

We conducted our audit in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the 2009 consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Union Bankshares, Inc. and Subsidiary as of December 31, 2009, and the consolidated results of their operations and their consolidated cash flows for the year then ended, in conformity with accounting principles generally accepted in the United States of America.

Portland, Maine

March 29, 2010

Vermont Registration No. 92-0000278

Union Bankshares, Inc.    2009 Annual Report  •  Page 12

Union Bankshares, Inc. and Subsidiary

Consolidated Balance Sheets

December 31, 2009 and 2008

	2009	2008

ASSETS
Cash and due from banks	$ 4,941,612	$ 4,792,398
Federal funds sold and overnight deposits	17,190,525	21,537,310
Cash and cash equivalents	22,132,137	26,329,708
Interest bearing deposits in banks	22,974,800	14,789,173
Investment securities available-for-sale	24,648,589	27,834,384
Loans held for sale	9,262,352	3,178,402
Loans	348,827,116	350,237,949
Allowance for loan losses	(3,492,783)	(3,556,205)
Net deferred loan costs (fees)	77,508	(106,475)
Net loans	345,411,841	346,575,269
Accrued interest receivable	1,634,095	1,938,563
Premises and equipment, net	7,613,319	7,460,693
Prepaid FDIC insurance assessment	1,803,863	—
Other assets	12,041,100	11,997,450
Total assets	$447,522,096	$440,103,642
LIABILITIES AND STOCKHOLDERS’ EQUITY
LIABILITIES
Deposits
Noninterest bearing	$ 60,128,845	$ 61,314,659
Interest bearing	308,698,292	303,055,069
Total deposits	368,827,137	364,369,728
Borrowed funds	30,992,604	27,416,262
Liability for defined benefit pension plan	3,048,318	5,231,458
Accrued interest and other liabilities	3,474,427	3,936,111
Total liabilities	406,342,486	400,953,559

COMMITMENTS AND CONTINGENCIES (Notes 8, 14, 15, 16, 17 and 20)

STOCKHOLDERS’ EQUITY
Common stock, $2.00 par value; 7,500,000 shares authorized; 4,921,786 shares issued at December 31, 2009 and 2008	9,843,572	9,843,572
Additional-paid-in capital	219,331	207,683
Retained earnings	36,494,110	35,868,916
Treasury stock at cost; 460,578 and 447,188 shares at December 31, 2009 and 2008, respectively	(3,724,326)	(3,500,504)
Accumulated other comprehensive loss	(1,653,077)	(3,269,584)
Total stockholders’ equity	41,179,610	39,150,083
Total liabilities and stockholders’ equity	$447,522,096	$440,103,642

See accompanying notes to consolidated financial statements.

Union Bankshares, Inc.    2009 Annual Report  •  Page 13

Union Bankshares, Inc. and Subsidiary

Consolidated Statements of Income

Years Ended December 31, 2009 and 2008

	2009	2008

Interest income
Interest and fees on loans	$ 21,558,734	$ 22,646,111
Interest on debt securities:
Taxable	842,906	1,082,856
Tax exempt	302,560	319,563
Dividends	3,162	64,888
Interest on federal funds sold and overnight deposits	24,951	126,114
Interest on interest bearing deposits in banks	484,274	481,245
Total interest income	23,216,587	24,720,777
Interest expense
Interest on deposits	4,117,568	6,002,747
Interest on short-term borrowed funds	693	46,491
Interest on long-term debt	1,175,949	1,127,748
Total interest expense	5,294,210	7,176,986
Net interest income	17,922,377	17,543,791
Provision for loan losses	400,000	335,000
Net interest income after provision for loan losses	17,522,377	17,208,791

Noninterest income
Trust income	379,042	377,789
Service fees	3,600,094	3,528,156
Net gains on sales of investment securities available-for-sale	257,546	16,225
Write-down of impaired investment securities available-for-sale	—	(511,598)
Net gains on sales of loans held for sale	969,541	419,406
Income from Company owned life insurance	77,426	362,861
Other income	237,658	136,074
Total noninterest income	5,521,307	4,328,913
Noninterest expenses
Salaries and wages	6,097,064	6,433,010
Pension and other employee benefits	2,923,803	2,308,925
Occupancy expense, net	956,966	974,078
Equipment expense	1,109,626	1,200,322
Vermont franchise tax	396,549	369,521
FDIC insurance assessment	684,085	87,027
Expenses of other real estate owned, net	280,954	290,865
Equity in losses of limited partnerships	425,970	389,442
Other expenses	3,522,156	3,358,849
Total noninterest expenses	16,397,173	15,412,039
Income before provision for income taxes	6,646,511	6,125,665
Provision for income taxes	1,419,943	1,019,545
Net income	$ 5,226,568	$ 5,106,120
Earnings per common share	$ 1.17	$ 1.14
Dividends per common share	$ 1.00	$ 1.12

See accompanying notes to consolidated financial statements.

Union Bankshares, Inc.    2009 Annual Report  •  Page 14

Union Bankshares, Inc. and Subsidiary

Consolidated Statements of Changes in Stockholders’ Equity

Years Ended December 31, 2009 and 2008

	Common Stock
	Shares, net of treasury	Amount	Paid-in capital	Retained earnings	Treasury stock	Accumulated other comprehensive (loss)	Total stockholders’ equity
Balances, December 31, 2007	4,502,969	$9,843,572	$202,401	$35,791,516	$(2,939,429)	$(824,022)	$42,074,038

Comprehensive income:
Net income	—	—	—	5,106,120	—	—	5,106,120
Other comprehensive loss, net of tax:
Change in net unrealized loss on investment securities available-for-sale, net of reclassification adjustment and tax effects	—	—	—	—	—	(88,062)	(88,062)
Change in net unrealized loss on unfunded defined benefit plan liability, net of reclassification adjustment and tax effects	—	—	—	—	—	(2,357,500)	(2,357,500)
Total other comprehensive loss						(2,445,562)
Total comprehensive income							2,660,558

Cash dividends declared	—	—	—	(5,028,720)	—	—	(5,028,720)
Stock based compensation expense	—	—	5,282	—	—	—	5,282
Purchase of treasury stock	(28,371)	—	—	—	(561,075)	—	(561,075)

Balances, December 31, 2008	4,474,598	9,843,572	207,683	35,868,916	(3,500,504)	(3,269,584)	39,150,083

Comprehensive income:
Net income	—	—	—	5,226,568	—	—	5,226,568
Other comprehensive income, net of tax:
Change in net unrealized loss on investment securities available-for-sale, net of reclassification adjustment and tax effects	—	—	—	—	—	447,285	447,285

Change in net unrealized loss on unfunded defined benefit plan liability, net of reclassification adjustment and tax effects	—	—	—	—	—	1,169,222	1,169,222

Total other comprehensive income						1,616,507

Total comprehensive income							6,843,075

Cash dividends declared	—	—	—	(4,601,374)	—	—	(4,601,374)
Stock based compensation expense	—	—	11,648	—	—	—	11,648
Purchase of treasury stock	(13,390)	—	—	—	(223,822)	—	(223,822)

Balances, December 31, 2009	4,461,208	$9,843,572	$219,331	$36,494,110	$(3,724,326)	$(1,653,077)	$41,179,610

See accompanying notes to consolidated financial statements.

Union Bankshares, Inc.    2009 Annual Report  •  Page 15

Union Bankshares, Inc. and Subsidiary

Consolidated Statements of Cash Flows

Years Ended December 31, 2009 and 2008

	2009	2008
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$ 5,226,568	$ 5,106,120
Adjustments to reconcile net income to net cash (used in) provided by operating activities:
Depreciation	713,659	784,375
Provision for loan losses	400,000	335,000
Deferred income tax (benefit) provision	(11,415)	232,643
Net amortization of investment securities available-for-sale	6,359	8,216
Net gains on sales of investment securities available-for-sale	(257,546)	(16,225)
Equity in losses of limited partnerships	425,970	389,442
Stock based compensation expense	11,648	5,282
Write-down of impaired investment securities available-for-sale	—	511,598
Net gains on sales of loans held for sale	(969,541)	(419,406)
Net losses on disposals of premises and equipment	31,041	49,997
Net losses on sales of other real estate owned	9,928	24,177
Write-down of other real estate owned	93,075	104,645
Net decrease in unearned loan fees	(183,983)	(5,085)
Proceeds from sales of loans held for sale	61,400,565	23,660,285
Origination of loans held for sale	(66,514,974)	(18,707,951)
Decrease in accrued interest receivable	304,468	125,269
Prepaid FDIC insurance assessment	(1,803,863)	—
(Increase) decrease in other assets	(1,063,133)	595,316
Contribution to defined benefit pension plan	(2,106,963)	(182,000)
Increase in other liabilities	1,427,306	107,814
Net cash (used in) provided by operating activities	(2,860,831)	12,709,512
CASH FLOWS FROM INVESTING ACTIVITIES
Interest bearing deposits in banks
Proceeds from maturities and redemptions	17,170,000	21,943,000
Purchases	(25,355,627)	(24,864,641)
Investment securities available-for-sale
Proceeds from sales	4,499,013	1,803,129
Proceeds from maturities, calls and pay downs	6,091,699	7,526,428
Purchases	(6,476,025)	(3,979,050)
Net purchase of Federal Home Loan Bank stock	—	(525,900)
Net decrease (increase) in loans	365,762	(41,515,045)
Investments in limited partnerships	(193,620)	(1,231,101)
Purchase of premises and equipment	(897,326)	(1,832,874)
Proceeds from sales of other real estate owned	228,848	850,934
Proceeds from sales of repossessed property	21,981	109,167
Net cash used in investing activities	(4,545,295)	(41,715,953)
CASH FLOWS FROM FINANCING ACTIVITIES
Advances of long-term debt	—	12,000,000
Repayment of long-term debt	(1,863,658)	(911,409)
Net increase (decrease) in short-term borrowings outstanding	5,440,000	(4,000,000)
Net (decrease) increase in noninterest bearing deposits	(1,185,814)	5,159,453
Net increase in interest bearing deposits	5,643,223	35,249,291
Purchase of treasury stock	(223,822)	(561,075)
Dividends paid	(4,601,374)	(5,028,720)
Net cash provided by financing activities	3,208,555	41,907,540
Net (decrease) increase in cash and cash equivalents	(4,197,571)	12,901,099
CASH AND CASH EQUIVALENTS:
Beginning of year	26,329,708	13,428,609
End of year	$ 22,132,137	$ 26,329,708
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
Interest paid	$ 5,526,446	$ 7,500,973
Income taxes paid	$ 1,245,000	$ 1,229,000
SUPPLEMENTAL SCHEDULE OF NONCASH INVESTING AND FINANCING ACTIVITIES
Other real estate acquired in settlement of loans	$ 1,093,229	$ 1,687,547
Other assets acquired in settlement of loans	$ 21,500	$ 315,782
Loans originated to finance the sale of other real estate owned	$ 533,157	$ 288,825

See accompanying notes to consolidated financial statements.

Union Bankshares, Inc.    2009 Annual Report  •  Page 16

Union Bankshares, Inc. and Subsidiary

Notes to Consolidated Financial Statements

Note 1.  Significant Accounting Policies

The accounting and reporting policies of Union Bankshares, Inc. and Subsidiary (the “Company”) are in conformity with U. S. generally accepted accounting principles (“GAAP”) and general practices within the banking industry. The following is a description of the more significant policies.

Basis of presentation and consolidation

The consolidated financial statements include the accounts of Union Bankshares, Inc., and its wholly owned subsidiary, Union Bank (“Union”) headquartered in Morrisville, Vermont. All significant intercompany transactions and balances have been eliminated. The Company utilizes the accrual method of accounting for financial reporting purposes.

Periods presented

The Company meets the qualification requirements under Securities and Exchange Commission (“SEC”) rules for smaller reporting companies and, pursuant to such rules, has elected to present audited statements of income, cash flows and changes in stockholders’ equity for each of the most recent two fiscal years.

Nature of operations

The Company provides a variety of financial services to individuals, municipalities, commercial and nonprofit customers through its branches, ATMs, telebanking, and internet banking systems in northern Vermont and northwestern New Hampshire. This market area encompasses primarily retail consumers, small businesses, municipalities, agricultural producers, and the tourism industry. The Company’s primary deposit products are checking, savings, money market accounts, certificates of deposit, and individual retirement accounts and its primary lending products are commercial, real estate, municipal, and consumer loans.

Concentration of risk

The Company’s operations are affected by various risk factors, including interest rate risk, credit risk, and risk from geographic concentration of its deposit taking and lending activities. Management attempts to manage interest rate risk through various asset/liability management techniques designed to match maturities/repricing of assets and liabilities. Loan policies and administration are designed to provide assurance that loans will only be granted to credit-worthy borrowers, although credit losses are expected to occur because of subjective factors and factors beyond the control of the Company. Although national economic conditions have been volatile during the last fifteen months, local economic conditions have been somewhat more stable. The Company has a diversified loan portfolio with a substantial portion of the Company’s loans secured by real estate and/or partially guaranteed by a U. S. Government agency. Most of its lending activities are conducted within the northern Vermont and northwestern New Hampshire market area where it is located. As a result, the Company and its borrowers may be especially vulnerable to the consequences of changes in the local economy and real estate market conditions. Notes 5 and 6 discuss the types of lending in which the Company engages.

Use of estimates

The preparation of consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could materially differ from those estimates. Material estimates that are particularly susceptible to significant change in the near term and involve inherent uncertainties relate to the determination of the allowance for losses on loans, the valuation of real estate acquired in connection with foreclosures or in satisfaction of loans, deferred tax assets, judgments regarding valuation and impairment of investment securities and other assets, and pension plan accounting. These estimates involve a significant degree of complexity and subjectivity and the amount of the change that is reasonably possible, should any of these estimates prove inaccurate, cannot be estimated.

Union Bankshares, Inc.    2009 Annual Report  •  Page 17

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

Fair value measurements

The Company utilizes the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 820, Fair Value Measurements and Disclosures, as guidance for accounting for assets and liabilities carried at fair value. This standard defines fair value as the price that would be received, without adjustment for transaction costs, to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Fair value is a market based measurement that should be determined based on assumptions that market participants would use in pricing an asset or liability. The guidance in FASB ASC Topic 820 establishes a three-level fair value hierarchy, which prioritizes the inputs used in measuring fair value. A financial instrument’s level within the fair value hierarchy is based on the lowest level of input that is significant to the fair value measurement.

The three levels of the fair value hierarchy are:

•

Level 1 – Unadjusted quoted prices in active markets that are accessible at the measurement date for identical, unrestricted assets or liabilities;

•

Level 2 – Quoted prices for similar assets or liabilities in active markets, quoted prices in markets that are not active, or inputs that are observable, either directly or indirectly, for substantially the full term of the asset or liability;

•

Level 3 – Prices or valuation techniques that require inputs that are both significant to the fair value measurement and unobservable (i.e., supported by little or no market activity).

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

Accretion of discounts and amortization of premiums arising at acquisition on investment securities available-for-sale are included in income using the effective interest method over the life of the securities to maturity or call date. Unrealized gains and losses on investment securities available-for-sale are excluded from earnings and reported in Accumulated other comprehensive income (loss), net of tax and reclassification adjustment, as a separate component of stockholders’ equity. The specific identification method is used to determine realized gains and losses on sales of available-for-sale or trading securities.

An unrealized loss is generally deemed to be other-than-temporary and a credit loss on a debt security is deemed to exist if the present value of the expected future cash flows is less than the amortized cost basis of the security. The credit loss component of an other-than-temporary write down is reflected in earnings as realized losses in other income. The remaining portion of the impairment loss is recognized in other comprehensive income, provided the Company does not intend to sell the underlying debt security and it is “more likely than not” that the Company will not have to sell the debt security prior to recovery.

Union Bankshares, Inc.    2009 Annual Report  •  Page 18

Union Bankshares, Inc. and Subsidiary

Notes to Consolidated Financial Statements (continued)

Note 1.  Significant Accounting Policies (Continued)

Management considers the following factors in determining whether an other-than-temporary impairment exists and the period over which the debt security is expected to recover:

•

The length of time, and extent to which, the fair value has been less than the amortized cost;

•

Adverse conditions specifically related to the security, issuer, industry, or geographic area;

•

The historical and implied volatility of the fair value of the security;

•

The payment structure of the debt security and the likelihood of the issuer being able to make payments that may increase in the future;

•

Failure of the issuer of the security to make scheduled interest or principal payments;

•

Any changes to the rating of the security by a rating agency; and

•

Recoveries or additional declines in fair value subsequent to the balance sheet date.

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

Loans

Loans receivable that management has the intent and ability to hold for the foreseeable future or until maturity or payoff are reported at their unpaid principal balances, adjusted for any charge-offs, the allowance for loan losses, and any deferred fees or costs on originated loans and unamortized premiums or discounts on purchased loans.

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

Loan origination, commitment fees and direct loan origination costs are deferred and amortized as an adjustment of the related loan’s yield using methods that approximate the interest method. The Company generally amortizes these amounts over the contractual life of the related loans.

Allowance for loan losses

The allowance for loan losses is established for estimated losses in the loan portfolio through a provision for loan losses charged to earnings. Loan losses are charged against the allowance when management believes the loan balance is uncollectible or in accordance with federal guidelines. Subsequent recoveries, if any, are credited to the allowance.

The allowance for loan losses is maintained at a level which, by management’s best estimate, is appropriate to absorb probable credit losses inherent in the loan portfolio as of the balance sheet date. The amount of the allowance is based on management’s periodic evaluation of the collectability of the loan portfolio, including the nature and volume of the portfolio, credit concentrations, trends in historical loss experience, estimated value of any underlying collateral, specific impaired loans, and economic conditions. While management uses available information to recognize losses on loans, future additions to the allowance for loan losses may be necessary based on changes in economic conditions or other relevant factors.

Union Bankshares, Inc.    2009 Annual Report  •  Page 19

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

The allowance consists of specific, general and unallocated components. The specific component relates to the loans that are classified as either doubtful, substandard or special mention. For such loans, the level of allowance allocable to those loans is determined through estimating probable loss for each individual credit based on its specific risk attributes. Loans are also evaluated for impairment and may be classified as impaired when management believes it is probable that the Company will not collect all the contractual interest and principal payments as scheduled in the loan agreement. Impaired loans may also include troubled loans that are restructured. A troubled debt restructuring occurs when the Company, for economic or legal reasons related to the borrower’s financial difficulties, grants a concession to the borrower that would otherwise not be granted. Troubled debt restructurings may include the transfer of assets to the Company in partial satisfaction of a troubled loan, a modification of a loan’s terms, or a combination of the two. Large groups of smaller balance homogeneous loans are collectively evaluated for impairment. Accordingly, the Company does not separately identify individual consumer, residential or small balance commercial loans for impairment evaluation, unless such loans are subject to a restructuring agreement. A specific reserve amount is allocated to the allowance for individual loans that have been classified as impaired on the basis of the fair value of the collateral for collateral dependent loans, an observable market price, or the present value of anticipated future cash flows. The general component represents the level of allowance allocable to each loan portfolio category with similar risk characteristics and is determined based on historical loss experience, adjusted for qualitative factors. Qualitative factors considered include underwriting, economic and market conditions, portfolio composition, collateral values, delinquencies, lender experience and legal issues. An unallocated component is maintained to cover uncertainties that could affect management’s estimate of probable losses. The unallocated component of the allowance reflects the margin of imprecision inherent in the underlying assumptions used in the methodologies for estimating specific and general losses in the portfolio.

All evaluations are inherently subjective as they require estimates that are susceptible to significant revision as more information becomes available or as changes occur in economic conditions or other relevant factors.

Other real estate owned

Real estate properties acquired through or in lieu of loan foreclosure are to be sold and are initially recorded at the estimated fair value at the date of acquisition establishing a new carrying basis. Thereafter, valuations are periodically performed by management, and the real estate is carried in Other assets at the lower of carrying amount or fair value, less estimated cost to sell. Revenue and expenses from operations and changes in valuation are included in Expenses of other real estate owned, net.

Premises and equipment

Premises and equipment are stated at cost, less accumulated depreciation. Depreciation is computed principally by the straight line method over the estimated useful lives of the assets. The cost of assets sold or otherwise disposed of and the related accumulated depreciation is eliminated from the accounts and the resulting gains or losses are reflected in the statement of income. Maintenance and repairs are charged to current expense as incurred and the costs of major renewals and betterments are capitalized. Construction in progress is stated at cost, which includes the cost of construction and other direct costs attributable to the construction. No provision for depreciation is made on construction in progress until such time as the relevant assets are completed and put into use.

Federal Home Loan Bank stock

As a member of the Federal Home Loan Bank (“FHLB”) of Boston, Union is required to invest in Class B common stock of the FHLB of Boston. The Class B common stock has a five year notice requirement for redemption and there is no guarantee of future redemption. Also, there is the possibility of future capital calls by the FHLB of Boston on member banks to

Union Bankshares, Inc.    2009 Annual Report  •  Page 20

Union Bankshares, Inc. and Subsidiary

Notes to Consolidated Financial Statements (continued)

Note 1.  Significant Accounting Policies (Continued)

ensure compliance with its capital plan. FHLB of Boston stock is reported in Other assets at its par value of $1,922,000 at December 31, 2009 and 2008. The stock is nonmarketable, and is redeemable by the FHLB of Boston at par value.

Company-owned life insurance

Company-owned life insurance (“COLI”) represents life insurance on the lives of certain current or former directors or employees who have provided positive consent allowing the Company to be the beneficiary of such policies. The Company utilizes COLI as tax-efficient funding for the benefit obligations to its employees and directors, including obligations under one of the Company’s nonqualified deferred compensation plans. See Note 14. The Company is the primary beneficiary of the insurance policies. Increases in the cash value of the policies, as well as any gain on insurance proceeds received, are recorded in Income from Company owned life insurance, and are not subject to income taxes. COLI is recorded at the cash value of the policies, less any applicable cash surrender charges of which there are currently none. The COLI is reflected as an Other asset in the accompanying consolidated balance sheets. The Company reviews the financial strength of the insurance carriers prior to the purchase of COLI to ensure minimum credit ratings of at least investment grade. The financial strength of the carriers is reviewed annually and COLI with any individual carrier is limited by Company policy to 10% of capital plus reserves.

Servicing assets

Servicing assets are recognized as separate assets when rights are acquired through purchase or through sale of loans with servicing rights retained. Capitalized servicing rights are reported in Other assets and are amortized against Noninterest income in proportion to, and over the period of, the estimated future net servicing income of the underlying loans. The value of capitalized servicing rights represents the present value of the future servicing fees arising from the right to service loans that have been previously sold. Servicing assets are evaluated regularly for impairment based upon the fair value of the rights as compared to amortized cost. Impairment is determined by stratifying rights by predominant characteristics, such as interest rates and terms. Fair value of a stratum is determined using prices for similar assets with similar characteristics, when available, or based upon discounted cash flows using market-based assumptions.

Impairment is recognized through a valuation allowance for an individual stratum, to the extent that estimated fair value is less than the capitalized amount for the stratum.

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

Union also has a contributory 401(k) pension plan covering all employees who meet certain service requirements. The plan is voluntary, and Union, through the discretionary matching component of the plan, contributed fifty cents for every dollar contributed by participants, up to six percent of each participant’s salary in 2009 and 2008.

Advertising costs

The Company expenses advertising costs as incurred and they were immaterial in 2009 and 2008.

Union Bankshares, Inc.    2009 Annual Report  •  Page 21

Union Bankshares, Inc. and Subsidiary

Notes to Consolidated Financial Statements (continued)

Note 1.  Significant Accounting Policies (Continued)

Earnings per common share

Earnings per common share are computed based on the weighted average number of shares of common stock outstanding during the period, retroactively adjusted for stock splits and stock dividends and reduced for shares held in treasury. The weighted average shares outstanding were 4,466,760 and 4,488,888 for the years ended December 31, 2009 and 2008, respectively. There are 11,500 stock options outstanding at December 31, 2009 and 10,000 outstanding at December 31, 2008 excluded from the computation of diluted earnings per share since inclusion of these stock options would be anti-dilutive.

Income taxes

The Company prepares its Federal income tax return on a consolidated basis. Federal income taxes are allocated to members of the consolidated group based on taxable income. The Company recognizes income taxes under the asset and liability method. This involves estimating the Company’s actual current tax exposure as well as assessing temporary differences resulting from differing treatment of items, such as timing of the deduction of expenses, for tax and GAAP purposes. These differences result in deferred tax assets and liabilities, which are included in the Company’s consolidated balance sheets as Other assets. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The Company must also assess the likelihood that any deferred tax assets will be recovered from future taxable income and to the extent that recovery is not likely, a valuation allowance must be established. Significant management judgment is required in determining the provision for income taxes and deferred tax assets and liabilities. Low income housing tax credits are recognized as a reduction of the Provision for income taxes in the year they are earned.

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

Comprehensive income (loss)

Accounting principles generally require that recognized revenue, expenses, gains, and losses be included in net income. Although certain changes in assets and liabilities, such as the after tax effect of unrealized gains and losses on investment securities available-for-sale that are not other-than-temporarily impaired and the unfunded liability for the defined benefit pension plan, are not included in the Statement of Income, the cumulative effect of such items, net of tax effect, is reported as a separate component of the equity section of the Balance Sheet as Accumulated other comprehensive income (loss). Such items, along with net income, are components of comprehensive income.

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

Union Bankshares, Inc.    2009 Annual Report  •  Page 22

Union Bankshares, Inc. and Subsidiary

Notes to Consolidated Financial Statements (continued)

Note 1.  Significant Accounting Policies (Continued)

Adoption of recent accounting pronouncements

On June 29, 2009, the FASB issued an accounting pronouncement establishing the FASB Accounting Standards Codification™ (the “ASC”) as the source of authoritative accounting principles recognized by the FASB to be applied by nongovernmental entities. This pronouncement was effective for financial statements issued for interim and annual periods ending after September 15, 2009, for most entities. On the effective date, all non-SEC accounting and reporting standards were superseded. The Company adopted this accounting pronouncement for the interim period ended September 30, 2009, as required, and adoption did not have an impact on the Company’s consolidated financial statements.

In December 2007, the FASB issued an accounting pronouncement, “Noncontrolling Interests in Consolidated Financial Statements,” and in January 2010, a scope clarification for “Accounting and Reporting for Decreases in Ownership of a Subsidiary” was issued. The objective of these pronouncements is to improve the relevance, comparability, and transparency of the financial information that a reporting entity provides in its consolidated financial statements by establishing accounting and reporting standards that require specific financial statement disclosure, consistent accounting treatment for changes in a parent’s ownership interest and fair value measurement on the deconsolidation of a subsidiary. These pronouncements apply to all entities that prepare consolidated financial statements but affect only those entities that have an outstanding noncontrolling interest in one or more subsidiaries or that decrease ownership in or deconsolidate a subsidiary. The Company adopted these pronouncements effective January 1, 2009 with no impact on the consolidated financial statements.

In December 2007, the FASB issued revised guidance, “Business Combinations”. The objective of this pronouncement is to improve the relevance, representational faithfulness and comparability of the information that a reporting entity provides in its financial reports about a business combination and its effects. To accomplish that, the pronouncement establishes principles and requirements for how the acquirer; (1) recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed, and any noncontrolling interest in the acquiree, (2) recognizes and measures the goodwill acquired in the business combination or a gain from a bargain purchase, and (3) determines what information to disclose to enable users of the financial statements to evaluate the nature and financial effects of the business combination. The pronouncement shall be applied prospectively to business combinations for which the acquisition date is on or after the Company’s adoption date of January 1, 2009. The Company did not have any business combinations during 2009; therefore, the adoption of this standard did not impact the consolidated financial statements of the Company.

During the first quarter of 2009, the Company adopted the remaining provisions of “Fair Value Measurements and Disclosures” related to nonfinancial assets and nonfinancial liabilities, except for certain items that are recognized or disclosed at fair value in the financial statements on a recurring basis. The adoption of these provisions did not have a material impact on the consolidated financial statements; however, the effect of these provisions could be material in future periods to the extent they impact the manner in which the Company assesses fair value of our nonfinancial assets and liabilities. See Note 18.

In December 2008, the FASB issued changes to an accounting pronouncement, “Employers’ Disclosures about Pensions and Other Postretirement Benefits,” to provide guidance on an employer’s disclosures about plan assets of a defined benefit pension or other postretirement plan. It provides further guidance regarding the objectives of the disclosures about plan assets in an employer’s defined benefit pension or other postretirement plan which are to provide users of financial statements with an understanding of how investment allocation decisions are made, including the factors that are pertinent to an understanding of investment policies and strategies; the major categories of plan assets; the inputs and valuation techniques used to measure the fair value of plan assets; the effect of fair value measurements using significant unobservable inputs on changes in plan assets for the period; and significant concentrations of risk within plan assets. The disclosures about plan assets required shall be provided for fiscal years ending after December 15, 2009. Upon initial application, the provisions of the guidance are not required for earlier periods that are presented for comparative purposes. This pronouncement was adopted effective December 31, 2009 and impacts the note disclosure for the Company’s defined benefit pension plan but does not have any impact on the consolidated financial statements of the Company. See Note 14.

In May 2009 and February 2010, the FASB issued accounting pronouncements, which establish general standards for disclosing and accounting for events that occur after the balance sheet date but before financial statements are issued or are available to be issued. The Company has complied with the requirements of these pronouncements. See Note 23.

Union Bankshares, Inc.    2009 Annual Report  •  Page 23

Union Bankshares, Inc. and Subsidiary

Notes to Consolidated Financial Statements (continued)

Note 1.  Significant Accounting Policies (Continued)

In August 2009, the FASB issued a change to an accounting pronouncement, “Fair Value Measurements and Disclosures,” which provides clarification on measuring liabilities at fair value when a quoted price in an active market is not available. This pronouncement was effective for the first reporting period beginning after issuance. The adoption of this pronouncement on October 1, 2009 did not have a material impact on the Company’s consolidated financial statements. See Note 18.

Recent accounting guidance not yet adopted

In June 2009, the FASB issued two related accounting pronouncements changing the accounting principles and disclosure requirements related to securitizations and special-purpose entities. Specifically, these pronouncements eliminate the concept of a “qualifying special-purpose entity”, change the requirements for derecognizing financial assets and change how a company determines when an entity that is insufficiently capitalized or is not controlled through voting (or similar) rights should be consolidated. These pronouncements also expand existing disclosure requirements to include more information about transfers of financial assets, including securitization transactions, and where companies have continuing exposure to the risks related to transferred financial assets. These pronouncements are effective as of the beginning of each reporting entity’s first annual reporting period that begins after November 15, 2009, for interim periods within that first annual reporting period and for interim and annual reporting periods thereafter. Earlier application is prohibited. The recognition and measurement provisions regarding transfers of financial assets shall be applied to transfers that occur on or after the effective date. These new pronouncements will become effective for the Company on January 1, 2010. The Company does not expect that the adoption of these pronouncements will have a material impact on the Company’s consolidated financial statements.

In January 2010, the FASB issued an accounting pronouncement, “Improving Disclosures about Fair Value Measurements”. This Accounting Standards Update (ASU) reports on new disclosure requirements and clarifications of existing requirements related to recurring and nonrecurring fair value measurements and employers’ disclosures about postretirement benefit plan assets. The new disclosure requirements apply to interim and annual reporting periods beginning after December 15, 2009, with one exception: The new rules regarding purchases, sales, issuances and settlements associated with Level 3 measurements will be effective for fiscal years beginning after December 15, 2010, and for interim periods within those fiscal years. The adoption of this accounting standard is not expected to have a material effect on the Company’s consolidated financial statements.

Reclassifications

Certain amounts in the 2008 financial statements have been reclassified to conform to the current year presentation.

Note 2.  Restrictions on Cash and Due From Banks

The Company is required to maintain vault cash or noninterest bearing reserve balances with Federal Reserve Bank of Boston. Total reserve balances required at December 31, 2009 and 2008 were $307,000 and $423,000, respectively, which were both satisfied by vault cash.

The nature of the Company’s business requires that it maintain amounts due from correspondent banks which, at times, may exceed federally insured limits. The balances in these accounts at December 31, were as follows:

	2009	2008
Noninterest bearing accounts	$ 826,625	$ 1,403,737
Federal Reserve Bank of Boston	18,039,925	21,339,690
Federal funds sold	—	178,856
Federal Home Loan Bank of Boston	191,983	47,120

No losses have been experienced in these accounts and the Company believes it is not exposed to any significant risk with respect to the accounts.

Union Bankshares, Inc.    2009 Annual Report  •  Page 24

Union Bankshares, Inc. and Subsidiary

Notes to Consolidated Financial Statements (continued)

Note 2.  Restrictions on Cash and Due From Banks (Continued)

The Company was required to maintain contracted clearing balances of $1,000,000 at both December 31, 2009 and 2008, which are included in the Federal Reserve Bank balances above. Balances in excess of the contracted clearing amount at the Federal Reserve Bank started earning interest during the fourth quarter of 2008.

Note 3.  Interest Bearing Deposits in Banks

Interest bearing deposits in banks consist of certificates of deposit purchased from various financial institutions. Deposits at each institution are generally maintained at or below the Federal Deposit Insurance Corporation (“FDIC”) insurable limits of $250,000 or $100,000 depending upon the maturity date. Certificates are held with rates ranging from 0.71% to 5.51% and mature at various dates through 2014, with $13,575,000 scheduled to mature in 2010.

Note 4.  Investment Securities

Investment securities available-for-sale as of the balance sheet dates consisted of the following:

December 31, 2009:	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value

Debt securities:
U.S. Government-sponsored enterprises	$ 4,498,813	$ 2,535	$(47,570)	$ 4,453,778
Mortgage-backed	4,750,024	112,023	(2,346)	4,859,701
State and political subdivisions	7,547,916	165,786	(27,483)	7,686,219
Corporate	7,176,437	349,200	(2,500)	7,523,137
Total debt securities	23,973,190	629,544	(79,899)	24,522,835
Marketable equity securities	49,717	—	(5,991)	43,726
Mutual funds	82,028	—	—	82,028
Total	$24,104,935	$629,544	$(85,890)	$24,648,589

December 31, 2008:	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value

Debt securities:
U.S. Government-sponsored enterprises	$ 1,500,528	$ 32,220	$ —	$ 1,532,748
Mortgage-backed	9,163,709	128,238	(17,317)	9,274,630
State and political subdivisions	7,617,231	34,873	(172,573)	7,479,531
Corporate	9,621,084	163,329	(297,798)	9,486,615
Total debt securities	27,902,552	358,660	(487,688)	27,773,524
Marketable equity securities	14,022	—	(5,022)	9,000
Mutual funds	51,860	—	—	51,860
Total	$27,968,434	$358,660	$(492,710)	$27,834,384

Investment securities with a carrying amount of $3,641,077 and $3,089,336 at December 31, 2009 and 2008 respectively, were pledged as collateral for public deposits and for other purposes as required or permitted by law.

Union Bankshares, Inc.    2009 Annual Report  •  Page 25

Union Bankshares, Inc. and Subsidiary

Notes to Consolidated Financial Statements (continued)

Note 4.  Investment Securities (Continued)

Information pertaining to investment securities available-for-sale with gross unrealized losses as of the balance sheet date, aggregated by investment category and length of time that individual securities have been in a continuous loss position, follows:

	Less Than 12 Months		Over 12 Months		Total
December 31, 2009:	Fair Value	Gross Unrealized Loss	Fair Value	Gross Unrealized Loss	Fair Value	Gross Unrealized Loss

Debt securities:
U.S. Government-sponsored enterprises Mortgage-backed	$3,951,243	$(47,570)	$ —	$ —	$3,951,243	$(47,570)
Mortgage-backed	545,496	(546)	160,442	(1,800)	705,938	(2,346)
State and political subdivisions	1,120,319	(10,814)	276,199	(16,669)	1,396,518	(27,483)
Corporate	497,500	(2,500)	—	—	497,500	(2,500)
Total debt securities	6,114,558	(61,430)	436,641	(18,469)	6,551,199	(79,899)
Marketable equity securities	35,226	(468)	8,500	(5,523)	43,726	(5,991)
Total	$6,149,784	$(61,898)	$445,141	$(23,992)	$6,594,925	$(85,890)

	Less Than 12 Months		Over 12 Months		Total
December 31, 2008:	Fair Value	Gross Unrealized Loss	Fair Value	Gross Unrealized Loss	Fair Value	Gross Unrealized Loss

Debt securities:
Mortgage-backed	$ 192,529	$ (3,501)	$ 944,099	$(13,816)	$ 1,136,628	$ (17,317)
State and political subdivisions	3,780,671	(172,573)	—	—	3,780,671	(172,573)
Corporate	5,623,037	(286,431)	238,632	(11,367)	5,861,669	(297,798)
Total debt securities	9,596,237	(462,505)	1,182,731	(25,183)	10,778,968	(487,688)
Marketable equity securities	—	—	9,000	(5,022)	9,000	(5,022)
Total	$9,596,237	$(462,505)	$1,191,731	$(30,205)	$10,787,968	$(492,710)

The Company evaluates all investment securities on a quarterly basis, and more frequently when economic conditions warrant to determine if an other-than-temporary impairment exists. A debt security is considered impaired if the fair value is lower than its amortized cost basis at the report date. If impaired, management then assesses whether the unrealized loss is other-than-temporary. Prior to adoption by the FASB of current authoritative guidance, effective for the Company on April 1, 2009, the Company generally recognized an other-than-temporary impairment on debt securities when full recovery of value was not expected or the Company did not have the ability and intent to hold such securities until they have fully recovered their amortized cost. Prior to April 1, 2009, GAAP required other-than-temporary impairment losses, amounting to the difference between the amortized cost and fair value, to be recorded, net of tax effect, through net income thereby establishing a new cost basis of the security.

During 2008, the Company recognized an other-than-temporary impairment loss of $511,598 ($337,655, net of tax) on two available for sale corporate debt securities. This impairment loss was recorded, net of tax effect, through net income and as an adjustment to the amortized cost of the securities. These two corporate debt securities were sold in December 2009 resulting in realized gains of $183,674 ($121,225, net of tax).

Current authoritative guidance provides that an unrealized loss on a debt security is generally deemed to be other-thantemporary and a credit loss is deemed to exist if the present value of the expected future cash flows is less than the amortized cost basis of the debt security. The credit loss component of an other-than-temporary impairment write-down is recorded, net of tax effect, through net income as a component of net other-than-temporary impairment losses in the consolidated statement of income, while the remaining portion of the impairment loss is recognized in other comprehensive income (loss), provided the Company does not intend to sell the underlying debt security and it is “more likely than not” that the Company will not have to sell the debt security prior to recovery.

Union Bankshares, Inc.    2009 Annual Report  •  Page 26

Union Bankshares, Inc. and Subsidiary

Notes to Consolidated Financial Statements (continued)

Note 4.  Investment Securities (Continued)

At December 31, 2009, fifteen debt securities, consisting of one collateralized mortgage obligation issued by an U.S. Government sponsored enterprise, two private collateralized mortgage obligations, seven U.S. Government-sponsored enterprise bonds, one corporate bond, four municipal bonds and two marketable equity securities had unrealized losses totaling $85,890. This amounts to aggregate depreciation of 0.36% of the Company’s amortized cost of the entire portfolio. Three of these securities, consisting of one private collateralized mortgage obligation, one state and political subdivision bond and one marketable equity security, have been in an unrealized loss position for more than twelve months. The Company has the ability to hold the debt securities until maturity, or for the foreseeable future. No declines were deemed by management to be other-than-temporary at December 31, 2009.

The Company’s investment securities are exposed to various risks, such as interest rate, market and credit. The ongoing credit and liquidity crisis in the United States continues to have far reaching implications for financial markets. Due to the level of risk associated with certain investment securities and the level of uncertainty related to changes in the value of investment securities, coupled with recent economic events, it is at least reasonably possible that changes in risks, further deterioration in credit quality and/or the continuation of the current imbalances in liquidity that exist in the financial marketplace in the near term would materially affect the amounts reported in the consolidated financial statements in future periods.

Proceeds from the sale of securities available-for-sale were $4,499,013 and $1,803,129 in 2009 and 2008, respectively. Gross realized gains from sales of investments available-for-sale were $257,824 and $34,271 and gross realized losses were $278 and $18,046 for the years 2009 and 2008, respectively.

The amortized cost and estimated fair value of securities by contractual scheduled maturity of debt securities available-forsale as of December 31, 2009 were as follows:

	Amortized Cost	Fair Value
Due in one year or less	$ 1,047,662	$ 1,062,231
Due from one to five years	5,175,115	5,362,681
Due from five to ten years	6,543,293	6,772,292
Due after ten years	6,457,096	6,465,930
	19,223,166	19,663,134
Mortgage-backed securities	4,750,024	4,859,701
Total debt securities	$23,973,190	$24,522,835

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

Note 5.  Loans Held for Sale and Loan Servicing

At December 31, 2009 and 2008, Loans held for sale consisted of conventional residential mortgages and commercial real estate mortgages originated for subsequent sale. At December 31, 2009 and 2008, the estimated fair value of these loans was in excess of their carrying value, and therefore no valuation reserve was necessary for loans held for sale.

Commercial and mortgage loans serviced for others are not included in the accompanying balance sheets. The unpaid principal balances of commercial and mortgage loans serviced for others were $123,231,116 and $100,699,231 at December 31, 2009 and 2008, respectively. Loans sold during 2009 and 2008 totaled $60,431,024 and $23,240,879, respectively. Net gains realized on the sale of those loans amounted to $969,541 and $419,406 for the years ended December 31, 2009 and 2008, respectively. There were no guarantees to repurchase loans for any amount at December 31, 2009, but there were risk sharing commitments on certain sold loans totaling $91,625 as of such date.

Union Bankshares, Inc.    2009 Annual Report  •  Page 27

Union Bankshares, Inc. and Subsidiary

Notes to Consolidated Financial Statements (continued)

Note 5.  Loans Held for Sale and Loan Servicing (Continued)

The Company generally retains the servicing rights on loans sold. At December 31, 2009 and 2008, the unamortized balance of servicing rights on loans sold with servicing retained was $529,833 and $329,029, respectively and is included in Other assets. The estimated fair value of these servicing rights was in excess of their carrying value at both December 31, 2009 and 2008, and therefore no impairment reserve was necessary. Loan servicing rights of $470,457 and $188,628 were capitalized in 2009 and 2008, respectively. Amortization of servicing rights was $269,652 and $156,461 for 2009 and 2008, respectively.

Note 6.  Loans

The composition of Net loans at December 31, was as follows:

	2009	2008
Residential real estate	$123,915,103	$128,292,261
Construction real estate	19,391,035	19,037,424
Commercial real estate	159,094,575	153,821,188
Commercial	15,596,785	18,832,901
Consumer	6,967,268	6,734,632
Municipal loans	23,862,350	23,519,543
Gross loans	348,827,116	350,237,949
Deduct:
Allowance for loan losses	(3,492,783)	(3,556,205)
Net deferred loan costs (fees)	77,508	(106,475)
	$345,411,841	$346,575,269
Net loans	$346,575,269	$307,104,643

Residential real estate loans aggregating $7,956,531 and $19,078,340 at December 31, 2009 and 2008, respectively, were pledged as collateral on deposits of municipalities. Qualified first mortgages held by Union may also be pledged as collateral for borrowings from the FHLB of Boston under a blanket lien.

Loans in nonaccrual status were $3,738,178 and $2,927,048 and loans past due 90 days or more and still accruing were $537,670 and $4,368,352, as of December 31, 2009 and 2008, respectively.

Information regarding impaired loans as of or for the years ended December 31, was as follows:

	2009	2008
Impaired loans	$3,328,006	$ 415,277
Total allowance for loan losses related to impaired loans	341,100	99,320
Interest income recognized on impaired loans	65,355	16,518
Average investment in impaired loans	2,474,512	1,021,805

At December 31, 2009 and 2008, the Company was not committed to lend any additional funds to borrowers whose loans were nonperforming, impaired or restructured. Aggregate interest on nonaccrual loans not recognized was $663,517 and $459,994 for the years ended December 31, 2009 and 2008, respectively.

Union Bankshares, Inc.    2009 Annual Report  •  Page 28

Union Bankshares, Inc. and Subsidiary

Notes to Consolidated Financial Statements (continued)

Note 7.  Allowance for Loan Losses

Changes in the Allowance for loan losses for the years ended December 31, were as follows:

	2009	2008
Balance, beginning	$3,556,205	$3,377,857
Provision for loan losses	400,000	335,000
Recoveries of amounts charged off	59,873	49,077
	4,016,078	3,761,934
Amounts charged off	(523,295)	(205,729)
Balance, ending	$3,492,783	$3,556,205

Note 8.  Premises and Equipment

The major classes of Premises and equipment and accumulated depreciation at December 31, were as follows:

	2009	2008
Land and land improvements	$ 1,834,091	$ 1,492,868
Building and improvements	7,555,655	7,550,122
Furniture and equipment	5,664,709	5,581,418
Construction in progress and deposits on equipment	270,833	206,439
	15,325,288	14,830,847
Less accumulated depreciation	(7,711,969)	(7,370,154)
	$ 7,613,319	$ 7,460,693

Depreciation included in Occupancy expense amounted to $713,659 and $784,375 for the years ended December 31, 2009 and 2008, respectively.

The Company is obligated under noncancelable operating leases for premises that expire in various years through the year 2013. Options to renew for additional periods are available with these leases. Future minimum rental commitments for these leases with original or remaining terms of one year or more at December 31, 2009 were as follows:

2010	$ 89,110
2011	75,110
2012	37,952
2013	18,465
$220,637

Rent expense for 2009 and 2008 amounted to $119,531 and $113,957, respectively.

Occupancy expense is shown in the consolidated statements of income, net of rental income of $103,746 and $100,204 in 2009 and 2008, respectively.

Note 9.  Other Real Estate Owned

There were four properties valued at $886,099 in other real estate owned at December 31, 2009 and six properties valued at $657,801 at December 31, 2008, which were included in Other assets. There was an allowance for losses on other real estate owned at December 31, 2009 and 2008 of $47,131 and $8,231, respectively, which has been netted out of the foregoing values.

Union Bankshares, Inc.    2009 Annual Report  •  Page 29

Union Bankshares, Inc. and Subsidiary

Notes to Consolidated Financial Statements (continued)

Note 10.  Investments Carried at Equity

The Company has purchased from time to time various limited partnership interests established to acquire, own and rent residential housing for elderly, low or moderate income individuals in northeastern and central Vermont. The carrying values of investments carried at equity were $2,769,736 and $3,195,706 at December 31, 2009 and 2008, respectively. The investments are included in Other assets. The capital contributions payable related to these investments were $179,420 and $373,040 at December 31, 2009 and 2008, respectively and are included in Accrued interest and other liabilities. The provision for undistributed net losses of the partnerships charged to earnings was $425,970 and $389,442 for 2009 and 2008, respectively. The tax credits related to these investments were $424,932 and $606,710 for the years ended December 31, 2009 and 2008, respectively, and recorded as a reduction of the Provision for income taxes.

Note 11. Deposits

The following is a summary of Interest bearing deposits at December 31:

	2009	2008
NOW accounts	$ 69,198,702	$ 66,353,751
Saving and money market accounts	104,801,340	96,680,688
Time deposits, $100,000 and over	60,216,604	56,321,181
Other time deposits	74,481,646	83,699,449
	$308,698,292	$303,055,069

The following is a summary of time deposits by maturity at December 31,

2009
2010	$106,024,225
2011	11,895,636
2012	10,106,361
2013	3,764,253
2014	2,907,775
$134,698,250

Note 12. Borrowed Funds

At December 31, 2009 and 2008, Borrowed funds were comprised of option advance borrowings from the FHLB of Boston of $30,992,604 and $27,416,262, respectively. The option advance borrowings are a mix of straight and callable bullets, balloons and amortizers with maturities through 2027. All of the borrowings had fixed interest rates ranging from 0.19% to 5.61% at December 31, 2009 and ranging from 2.25% to 5.61% at December 31, 2008. The weighted average interest rates on the borrowings were 3.52% and 4.30% at December 31, 2009 and 2008, respectively.

The contractual payments due for borrowed funds as of December 31, 2009, were as follows:

2010	$ 6,277,765
2011	2,529,757
2012	1,348,515
2013	5,863,664
2014 and thereafter	14,972,903
$30,992,604

Additionally, Union maintains an IDEAL Way Line of Credit with the FHLB of Boston. As of December 31, 2009, the total available amount of this line was $551,000. There were no borrowings outstanding on this line at December 31, 2009. Interest on this line is chargeable at a rate determined by the FHLB of Boston and payable monthly based on daily balances outstanding.

Union Bankshares, Inc.    2009 Annual Report  •  Page 30

Union Bankshares, Inc. and Subsidiary

Notes to Consolidated Financial Statements (continued)

Note 12.  Borrowed Funds (Continued)

Collateral on these borrowings consists of FHLB of Boston stock purchased by Union, all funds placed on deposit with the FHLB of Boston, qualified first mortgages held by Union, and any additional holdings which may be pledged as security.

Union also maintains lines of credit with correspondent banks for the purchase of overnight Federal Funds. As of December 31, 2009, the total available amount of these lines was $10.5 million with no outstanding borrowings. Interest on these borrowings is chargeable at the Federal Funds rate at the time of the borrowing and is payable daily.

Note 13.  Income Taxes

The components of the Provision for income taxes for the years ended December 31, were as follows:

	2009	2008
Current tax provision	$1,431,358	$ 786,902
Deferred tax (benefit) provision	(11,415)	232,643
	$1,419,943	$1,019,545

The total provision for income taxes differs from the amounts computed at the statutory federal income tax rate of 34% primarily due to the following for the years ended December 31:

	2009	2008
Computed “expected” tax expense	$2,259,814	$2,082,726
Tax exempt interest	(420,120)	(366,903)
Increase in cash surrender value life insurance and life insurance proceeds	(26,325)	(123,373)
Tax credits on limited partnership investments	(424,932)	(606,710)
Other	31,506	33,805
	$1,419,943	$1,019,545

Listed below are the significant components of the net deferred tax asset at December 31:

	2009	2008
Components of the deferred tax asset
Bad debts	$ 989,450	$1,011,013
Mark-to-market loans	9,596	13,503
Nonaccrual loan interest	225,596	156,398
Deferred compensation	435,470	422,563
Unrealized loss on investment securities available-for-sale	—	45,577
Net pension liability	829,304	1,438,696
Other	22,457	8,482
Total deferred tax asset	2,511,873	3,096,232

Components of the deferred tax liability
Depreciation	(228,191)	(212,255)
Mortgage servicing rights	(180,143)	(111,870)
Limited partnership investments	(307,766)	(323,411)
Unrealized gain on investment securities available-for-sale	(184,842)	—
Total deferred tax liability	(900,942)	(647,536)
Net deferred tax asset	$1,610,931	$2,448,696

Deferred tax assets are recognized subject to management’s judgment that realization is more likely than not as GAAP allows for the recognition and measurement of deductible temporary differences to the extent that it is more likely than not that the deferred tax asset will be realized. Based on the temporary taxable items, historical taxable income and estimates

Union Bankshares, Inc.    2009 Annual Report  •  Page 31

Union Bankshares, Inc. and Subsidiary

Notes to Consolidated Financial Statements (continued)

Note 13.  Income Taxes (Continued)

of future taxable income, the Company believes that it is more likely than not that the deferred tax assets at December 31, 2009 will be realized and therefore no valuation allowance is warranted.

Net deferred income tax assets are included in Other assets in the balance sheet at December 31, 2009 and 2008.

Based on management’s evaluation, management has concluded that there were no significant uncertain tax positions requiring recognition in the Company’s financial statements at December 31, 2009 or 2008. Although the Company is not currently the subject of a tax examination by the Internal Revenue Service (IRS), the Company’s tax years ended December 31, 2006 through 2009 are open to examination by the IRS under the applicable statute of limitations.

The Company may from time to time be assessed interest and/or penalties by federal or state tax jurisdictions, although any such assessments historically have been minimal and immaterial to the Company’s financial results. In the event that the Company receives an assessment for interest and/or penalties, it will be classified in the financial statements as Other expenses.

Note 14.  Employee Benefit Plans

Defined Benefit Pension Plan: Union sponsors a noncontributory defined benefit pension plan covering all eligible employees. The plan provides defined benefits based on years of service and final average salary. The minimum required contribution under the ERISA guidelines for 2009 was $601,287 and for 2008 was $50,938. Union measures defined benefit plan assets and obligations as of December 31, its fiscal year-end.

Union’s policy is to accrue annually an amount equal to the actuarially calculated expense for current and estimated future benefits. Union made tax deductible voluntary contributions of $1,505,676 and $131,062 to the pension plan in 2009 and 2008, respectively, over and above the minimum required which are included in employer contributions below. Information pertaining to the activity in the plan is as follows:

Obligations and funded status at December 31:

	2009	2008
Change in projected benefit obligation
Projected benefit obligation at beginning of year	$12,344,137	$11,058,973
Service cost	577,443	544,728
Interest cost	720,209	669,768
Actuarial (gain) loss	(220,277)	306,473
Benefits paid	(237,377)	(235,805)
Projected benefit obligation at end of year	13,184,135	12,344,137

Change in fair value of plan assets
Fair value of plan assets at beginning of year	7,112,679	9,807,489
Actual gain (loss) on plan assets	1,762,737	(2,641,005)
Employer contributions	2,106,963	182,000
Benefits paid	(237,377)	(235,805)
Fair value of plan assets at end of year	10,745,002	7,112,679
Net liability for pension benefits	$ (2,439,133)	$ (5,231,458)

	2009	2008
Accumulated benefit obligation at December 31	$10,044,214	$ 9,319,157

Union Bankshares, Inc.    2009 Annual Report  •  Page 32

Union Bankshares, Inc. and Subsidiary

Notes to Consolidated Financial Statements (continued)

Note 14.  Employee Benefit Plans (Continued)

Amounts recognized in the consolidated balance sheet consist of:

	2009	2008
Prepaid pension benefit in Other assets	$ 609,185	$ —
Liability for defined benefit pension plan	$(3,048,318)	$(5,231,458)

The Company uses the alternate amortization method for prior service costs, as provided in FASB ASC Topic 715, “Employers’ Accounting for Pensions.”

Net periodic pension benefit cost for 2009 and 2008 consisted of the following components:

	2009	2008
Service cost	$ 577,443	$ 544,728
Interest cost on projected benefit obligation	720,209	669,768
Expected return on plan assets	(533,836)	(658,639)
Amortization of prior service cost	6,158	6,158
Amortization of net loss	316,214	27,990
Net periodic benefit cost	$1,086,188	$590,005

It is estimated that the net periodic benefit cost for 2010 will include approximately $6 thousand of amortization of prior service cost and $161 thousand of amortization of net actuarial loss.

Weighted average assumptions used to determine benefit obligation at December 31, were as follows:

	2009	2008
Discount rate	6.00%	6.00%
Rate of compensation increases	4.50%	4.50%

Weighted average assumptions used to determine net periodic benefit cost for the years ended December 31, were as follows:

	2009	2008
Discount rate	6.00%	6.00%
Rate of compensation increases	4.50%	4.50%
Expected long-term rate of return on plan assets	6.75%	6.75%

The overall expected long-term rate of return on assets is consistent with future inflation assumptions as well as consideration of historical asset returns and the current financial marketplace. The return is more conservative than the plan’s long-term actual results and is at a level that management believes is sustainable. The 2009 benefit obligation discount rate is based on the plan’s expected benefit payment stream utilizing December 2009 benchmark pension liability index yield curve spot rates and a review of published high quality bond indices.

Union’s pension plan asset allocations at December 31, 2009 and 2008, by asset category based on their fair values were as follows:

Asset Category	2009	2008
Cash and cash equivalents	4.2%	18.5%
Interest bearing deposits in banks	12.2%	4.2%
Debt securities	20.8%	23.9%
Equity securities	57.3%	47.6%
International mutual funds	5.5%	5.8%
Total	100.0%	100.0%

Union Bankshares, Inc.    2009 Annual Report  •  Page 33

Union Bankshares, Inc. and Subsidiary

Notes to Consolidated Financial Statements (continued)

Note 14.  Employee Benefit Plans (Continued)

The investment philosophy for the pension plan is to prudently invest the assets of the plan and future contributions received in a diversified manner that will ensure the future benefits due to participants and beneficiaries over a long-term horizon as well as provide liquidity to pay current benefits. The Trustees of the plan seek to protect the pension plan assets through prudent asset allocation, FDIC insurance on a portion of plan assets, manager selection and periodic reviews. Investments in stocks and fixed income investments should be diversified in a way which is consistent with risk tolerance, investment objectives and current financial market risks.

In order to achieve this goal the investment objective is to maintain a mix of growth and income investments with allocation as follows, with no more than 20% of the equity portion of the portfolio invested in foreign equities:

Equity securities & international mutual funds	55–65%
Debt securities	35–45%
Cash and equivalents	0–5%

There are no securities of the Company or Union held by the pension plan. The assets of the plan are managed by the Trust & Asset Management Division of Union with the advice of its registered investment advisor, under the guidance of the plan’s Trustees. The estimated employer contribution for 2010 is $1 million.

The fair values of the Company’s pension plan assets at December 31, 2009, segregated by fair value hierarchy level, are summarized below:

		Fair Value Measurements
	Fair Value	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Cash and cash equivalents	$ 450,690	$ 450,690	$ —	$ —
Interest bearing deposits in banks	1,307,994	—	1,307,994	—
Debt securities and bond funds	2,263,657	104,150	2,159,507	—
Marketable equity securities	1,548,408	1,548,408	—	—
Equity mutual and exchange traded funds	5,174,253	5,174,253	—	—
Total	$10,745,002	$7,277,501	$3,467,501	$ —

The fair values of the pension plan assets are determined by an independent pricing service which, given the nature of the assets within the portfolio, is able to utilize quoted prices in an active market to value the majority of the assets held. The market inputs sought for assets without a specific quote listed, in approximate order of priority, include benchmark yields, reported trades, broker/dealer quotes, issuer spreads, two-sided markets, benchmark securities, bids, offers and reference data including market research publications that vary by asset class. For certain security types, additional inputs may be used, or some standard inputs may not be applicable.

The following table summarizes the estimated future benefit payments expected to be paid under the Plan:

2010	$ 267,469
2011	302,746
2012	450,572
2013	507,300
2014	586,687
Years 2015 to 2019	3,230,367

Nonqualified Deferred Compensation Plans: Union Bankshares, Inc. and Union have two nonqualified Deferred Compensation Plans for Directors and certain key officers. The 2008 Amended and Restated Nonqualified Deferred Compensation Plan of Union Bankshares, Inc. (“2008 Plan”) replaced a 1990 Plan that was not compliant with section 409A of the Internal Revenue Code. The amendments also included an increase in the amounts to be accrued under the 2008 Plan, subject to future

Union Bankshares, Inc.    2009 Annual Report  •  Page 34

Union Bankshares, Inc. and Subsidiary

Notes to Consolidated Financial Statements (continued)

Note 14.  Employee Benefit Plans (Continued)

vesting requirements, of $154,811 in the aggregate, in order to align projected payouts under the 2008 Plan with original commitments made to participants. The Company accrued an expense of $56,754 in 2009 and $41,304 in 2008 under the 2008 Plan. The benefit obligations under the 2008 Plan represent general unsecured obligations of the Company and no assets are segregated for such payments. However, the Company and Union have purchased life insurance contracts on the lives of each participant in order to fund these benefits. The benefits accrued under this 2008 Plan aggregated $1,198,732 and $1,190,784 at December 31, 2009 and 2008, respectively, and are included in Accrued interest and other liabilities. The cash surrender value of the life insurance policies purchased to fund the 2008 Plan aggregated $1,493,262 and $1,415,836 at December 31, 2009 and 2008, respectively, and is included in Other assets in the Company’s balance sheets. During 2008, the Company received nontaxable death benefit proceeds totaling $1.0 million, and recorded a resulting $241,864 nontaxable gain, which is included in Income from Company owned life insurance for 2008.

An Executive Nonqualified Excess Plan was adopted in 2006 for Directors and certain key officers. The 2006 Plan is a defined contribution plan which provides a means by which participants may elect to defer receipt of current compensation from the Company or its subsidiary in order to provide retirement or other benefits as selected in the individual adoption agreements. Participants may select among designated reference investments consisting of investment funds, with the performance of the participant’s account mirroring the selected reference investment. Distributions are made only upon a qualifying distribution event, which may include a separation from service, death, disability or unforeseeable emergency, or upon a date specified in the participant’s deferral election form. The 2006 Plan is intended to comply with the provisions of Section 409A of the Internal Revenue Code. The 2006 Plan is unfunded representing a general unsecured obligation of the Company of $82,061 and $52,049 as of December 31, 2009 and 2008, respectively.

401(k) Plan: Union maintains a defined contribution 401(k) plan under which employees may elect to make tax deferred contributions of up to the IRS maximum from their annual salary. All employees meeting service requirements are eligible to participate in the plan. Company contributions are fully vested after three years of service. Union’s employer matching contributions to the plan are at the discretion of the Board of Directors. Employer matching contributions to the plan were $136,001 and $140,881 for 2009 and 2008, respectively.

Note 15.  Stock Option Plan

Under the 2008 Incentive Stock Option Plan (“Plan”), the Company’s Board of Directors may grant to certain key employees incentive stock options to purchase shares of the Company’s common stock. As of December 31, 2009, of the 50,000 shares authorized for grants under the plan, 46,000 shares remain available for future option grants. The Company’s 1998 Incentive Stock Option Plan expired in 2008. As of December 31, 2009, 7,500 options granted under the 1998 Plan remained outstanding and exercisable, with the last of such options expiring in December of 2012.

The exercise price of the options under both plans is equal to the market price of the stock at the date of grant; therefore, the intrinsic value of the options at the date of the grant is $0. All options have a one year requisite service period, vest after one year, and have a five-year contractual term. There were 4,000 options granted in 2009 and no options were granted in 2008. The compensation cost that has been charged against income for the 2008 Plan was $11,648 for 2009 and $5,282 for 2008.

The fair value of each option award is estimated on the date of grant using a Black-Scholes based option valuation model. The estimated weighted average grant date fair values for options granted during 2009 and the weighted average assumptions used are presented in the following table:

2009
Fair value per share	$2.91
Expected volatility	34.07%
Expected dividends	5.84%
Risk-free interest rate	1.15%
Expected term (in years)	3.0
Vesting periods (in years)	1.0

Union Bankshares, Inc.    2009 Annual Report  •  Page 35

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

The following summarizes the option activity under the Plans as of December 31, 2009, and changes during the year then ended:

	Shares	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term	Period End Aggregate Intrinsic Value
Outstanding at January 1, 2009	10,000	$23.21
Granted	4,000	$19.19
Exercised	—	—
Forfeited/Expired	(2,500)	$26.60
Outstanding at December 31, 2009	11,500	$21.07	2.68	—
Exerciseable at December 31, 2009	7,500	$18.07	2.00	—

There were no options exercised during 2009 or 2008. A summary of the status of the Company’s total nonvested options as of and for the year ended December 31, 2009 is as follows:

	Shares	Weighted Average Grant Date Fair Value
Nonvested at January 1, 2009	—	—
Granted	4,000	$2.91
Vested	—	—
Forfeited	—	—
Nonvested at December 31, 2009	4,000	$2.91

As of December 31, 2009, there was no unrecognized compensation cost related to nonvested share-based compensation arrangements granted under either Plan. The total fair value of shares vested during the year ended December 31, 2008 was $4,480. There were no shares vested during 2009.

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

Union Bankshares, Inc.    2009 Annual Report  •  Page 36

Union Bankshares, Inc. and Subsidiary

Notes to Consolidated Financial Statements (continued)

Note 16.  Financial Instruments With Off-Balance-Sheet Risk (Continued)

The Company’s exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit is represented by the contractual notional amount of those instruments. The Company uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments. For interest rate caps and floors embedded in adjustable-rate loans, the contract or notional amounts do not represent exposure to credit loss. The Company controls the risk of interest rate cap agreements through credit approvals, limits, and monitoring procedures. Interest rate caps and floors on adjustable rate loans permit the Company to manage its interest rate risk and cash flow risk on these loans within parameters established by Company policy.

The Company generally requires collateral or other security to support financial instruments with credit risk. The following table shows financial instruments outstanding whose contract amount represents credit risk at December 31:

	Contract or Notional Amount
	2009	2008
Commitments to originate loans	$16,677,368	$ 9,113,814
Unused lines of credit	34,534,066	41,679,732
Standby and commercial letters of credit	2,438,399	1,949,342
Credit card arrangement	1,750,282	1,735,400
MPF credit enhancement obligation, net (See Note 17)	86,142	62,156
Total	$55,486,257	$54,540,444

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates within 90 days of the commitment. Unused lines of credit are renewable at least annually except for home equity lines which generally have a specified draw period followed by a specified repayment period. Unused lines may have other termination clauses and may require payment of a fee.

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

Standby letters of credit are conditional commitments issued by the Company to guarantee the performance of a customer to a third party. Those guarantees are issued to support customer’s private borrowing arrangements or guarantee the customer’s contractual performance on behalf of a third party. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loans to customers and the Company evaluates each customer’s credit worthiness on a case-by-case basis. The fair value of standby letters of credit has not been included in the balance sheets for either year as the fair value is immaterial.

The Company did not hold or issue derivative instruments or hedging instruments during the years ended December 31, 2009 and 2008.

Note 17.  Commitments and Contingencies

Contingent Liabilities: The Company sells 1-4 family residential loans under a program with FHLB of Boston, the Mortgage Partnership Finance program. Under this program the Company shares in the credit risk of each mortgage, while receiving fee income in return. The Company is responsible for a Credit Enhancement Obligation (CEO) based on the credit quality of these loans. FHLB of Boston funds a First Loss Account (FLA) based on the Company’s outstanding MPF mortgage balances. This creates a laddered approach to sharing in any losses. In the event of default, homeowner’s equity and Private Mortgage Insurance, if any, are the first sources of repayment; the FHLB of Boston’s FLA funds are then utilized, followed by the

Union Bankshares, Inc.    2009 Annual Report  •  Page 37

Union Bankshares, Inc. and Subsidiary

Notes to Consolidated Financial Statements (continued)

Note 17.  Commitments and Contingencies (Continued)

member’s CEO, with the balance the responsibility of FHLB of Boston. These loans meet specific underwriting standards of the FHLB of Boston. As of December 31, 2009, the Company had $4,984,317, in loans sold through the MPF program. The volume of loans sold to the MPF program and the corresponding credit obligation are closely monitored by management. As of December 31, 2009, the notional amount of the maximum contingent contractual liability related to this program was $91,625 of which $5,483 has been recorded as a reserve through Other liabilities.

Legal Contingencies: In the normal course of business, the Company is involved in various legal and other proceedings. In the opinion of management, after consulting with the Company’s legal counsel, any liability resulting from such proceedings would not have a material adverse effect on the Company’s financial statements.

Note 18.  Fair Value Measurements

The following is a description of the valuation methodologies used for the Company’s financial assets that are measured on a recurring basis at estimated fair value:

Investment securities available-for-sale: Certain corporate debt securities, marketable equity securities and mutual funds have been valued using unadjusted quoted prices from active markets and therefore have been classified as level 1. However, the majority of the Company’s investment securities available-for-sale have been valued utilizing level 2 inputs. For these securities, the Company obtains fair value measurements from an independent pricing service. The fair value measurements consider observable data that may include market maker bids, quotes and pricing models. Inputs to the pricing models include recent trades, benchmark interest rates, spreads and actual and projected cash flows.

Assets measured at fair value on a recurring basis at December 31, 2009 and 2008, segregated by fair value hierarchy level, are summarized below:

		Fair Value Measurements
	Fair Value	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
December 31, 2009:
Investment securities available-for-sale Debt Securities:
U.S. Government-sponsored enterprises	$ 4,453,778	$ —	$ 4,453,778	$ —
Mortgage-backed	4,859,701	—	4,859,701	—
State and political subdivisions	7,686,219	—	7,686,219	—
Corporate	7,523,137	5,279,498	2,243,639	—
Total debt securities	24,522,835	5,279,498	19,243,337	—
Marketable equity securities	43,726	43,726	—	—
Mutual funds	82,028	82,028	—	—
Total	$24,648,589	$5,405,252	$19,243,337	$ —

Union Bankshares, Inc.    2009 Annual Report  •  Page 38

Union Bankshares, Inc. and Subsidiary

Notes to Consolidated Financial Statements (continued)

Note 18.  Fair Value Measurements (Continued)

		Fair Value Measurements
	Fair Value	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
December 31, 2008:
Investment securities available-for-sale Debt Securities:
U.S. Government-sponsored enterprises	$ 1,532,748	$ —	$ 1,532,748	$ —
Mortgage-backed	9,274,630	—	9,274,630	—
State and political subdivisions	7,479,531	—	7,479,531	—
Corporate	9,486,615	7,168,514	2,318,101	—
Total debt securities	27,773,524	7,168,514	20,605,010	—
Marketable equity securities	9,000	9,000	—	—
Mutual funds	51,860	51,860	—	—
Total	$27,834,384	$7,229,374	$20,605,010	$ —

Certain other assets and liabilities are measured at fair value on a nonrecurring basis, that is, the instruments are not measured at fair value on an ongoing basis but are subject to fair value adjustments in certain circumstances (for example, when there is evidence of impairment). Assets and liabilities measured at fair value on a non-recurring basis such as other real estate owned, impaired loans and mortgage servicing rights were not significant at December 31, 2009 or 2008. The Company has not elected to apply the fair value option to any financial assets or liabilities other than those situations where other accounting pronouncements require fair value measurements.

FASB ASC Topic 825, “Financial Instruments”, requires disclosure of the estimated fair value of financial instruments. Fair value is best determined based upon quoted market prices. However, in many instances, there are no quoted market prices for the Company’s various financial instruments. In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. Management’s estimates and assumptions are inherently subjective and involve uncertainties and matters of significant judgment. Changes in assumptions could dramatically affect the estimated fair values.

Accordingly, the fair value estimates may not be realized in an immediate settlement of the instrument. Certain financial instruments and all nonfinancial instruments may be excluded from disclosure requirements. Thus, the aggregate fair value amounts presented may not necessarily represent the actual underlying fair value of such instruments of the Company.

The following methods and assumptions were used by the Company in estimating its fair value disclosures for financial instruments:

Cash and cash equivalents: The carrying amounts reported in the balance sheet for cash and cash equivalents approximate those assets’ fair values.

Interest bearing deposits in banks: Fair values for interest bearing deposits in banks are based on discounted present values of cash flows.

Investment securities: Fair values for investment securities are based on quoted market prices, where available. If quoted market prices are not available, fair value measurements consider observable data that may include market maker bids, quotes and pricing models. Inputs to the pricing models include recent trades, benchmark interest rates, spreads and actual and projected cash flows.

Loans and loans held for sale: Fair values of loans are estimated for portfolios of loans with similar financial characteristics and segregated by loan type. For variable-rate loans that reprice frequently and with no significant

Union Bankshares, Inc.    2009 Annual Report  •  Page 39

Union Bankshares, Inc. and Subsidiary

Notes to Consolidated Financial Statements (continued)

Note 18.  Fair Value Measurements (Continued)

change in credit risk, fair values are based on carrying amounts. The fair values for other loans (for example, fixed-rate residential, commercial real estate, and rental property mortgage loans, and commercial and industrial loans) are estimated using discounted cash flow analysis, based on interest rates currently being offered for loans with similar terms to borrowers of similar credit quality. Loan fair value estimates include judgments regarding future cash flows, future expected loss experience and risk characteristics. The carrying amounts reported in the balance sheet for loans that are held for sale approximate their fair values. Fair values for impaired loans are estimated using discounted cash flow analyses or underlying collateral values, where applicable.

Deposits: The fair values disclosed for demand deposits or nonmaturity deposits (for example, checking and savings accounts) are, by definition, equal to the amount payable on demand at the reporting date (that is, their carrying amounts). The carrying amounts of variable-rate time deposits approximate their fair values at the reporting date. The fair values for fixed-rate time deposits are estimated using a discounted cash flow calculation that applies interest rates currently being offered on time deposits to a schedule of aggregated contractual maturities on such time deposits.

Borrowed funds: The fair values of the Company’s long-term debt are estimated using discounted cash flow analysis based on interest rates currently being offered on similar debt instruments. The fair values of the Company’s short-term debt approximate the carrying amounts reported in the balance sheet.

Accrued interest receivable and payable: The carrying amounts of accrued interest approximate their fair values.

FHLB of Boston stock: The carrying amount approximates its fair value.

Off-balance-sheet financial instruments: Fair values for off-balance-sheet, credit-related financial instruments are based on fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the counterparties’ credit standing. The only commitments to extend credit that are normally longer than one year in duration are the Home Equity Lines whose interest rates are variable quarterly. The only fees collected for commitments are an annual fee on credit card arrangements and often a flat fee on commercial lines of credit and standby letters of credit. The fair value of off-balance-sheet financial instruments is not significant.

The estimated fair values and related carrying amounts of the Company’s significant financial instruments at December 31, were as follows:

	2009		2008
	Carrying Amount	Estimated Fair Value	Carrying Amount	Estimated Fair Value

Financial assets
Cash and cash equivalents	$ 22,132,137	$ 22,132,137	$ 26,329,708	$ 26,329,708
Interest bearing deposits in banks	22,974,800	23,346,236	14,789,173	15,228,865
Investment securities available-for-sale	24,648,589	24,648,589	27,834,384	27,834,384
Loans and loans held for sale, net	354,674,193	346,796,679	349,753,671	367,084,480
Accrued interest receivable	1,634,095	1,634,095	1,938,563	1,938,563
FHLB of Boston stock	1,922,000	1,922,000	1,922,000	1,922,000
Financial liabilities
Deposits	$368,827,137	$369,500,376	$364,369,728	$365,457,860
Borrowed funds	30,992,604	35,584,266	27,416,262	34,570,017
Accrued interest payable	556,251	556,251	788,487	788,487

The carrying amounts in the preceding table are included in the balance sheet under the applicable captions.

Union Bankshares, Inc.    2009 Annual Report  •  Page 40

Union Bankshares, Inc. and Subsidiary

Notes to Consolidated Financial Statements (continued)

Note 19.  Transactions with Related Parties

The Company has had, and may be expected to have in the future, banking transactions in the ordinary course of business with principal stockholders, directors, principal officers, their immediate families and affiliated companies in which they are principal stockholders (commonly referred to as related parties), all of which have been, in the opinion of management, on the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with unrelated parties and which do not represent more than the normal risk of collectability or present other unfavorable features.

Aggregate loan transactions with related parties for the years ended December 31, were as follows:

	2009	2008

Balance, beginning	$1,443,260	$1,339,078
New loans and advances on lines	2,435,455	1,960,411
Repayments	(1,621,772)	(1,879,629)
Other, net	(328,673)	23,400
Balance, ending	$1,928,270	$1,443,260
Balance available on lines of credit or loan commitments	$ 691,546	$ 523,850

None of these loans are past due, are in nonaccrual or have been restructured to provide a reduction or deferral of interest or principal because of deterioration in the financial position of the borrower. There were no loans to a related party that were considered classified loans at December 31, 2009 or 2008.

Deposit accounts with related parties were $1,434,823 and $1,891,300 at December 31, 2009 and 2008, respectively. The Union Bank Defined Benefit Pension Plan also invested $225,591 and $0 respectively, in FDIC insured certificates of deposit and had an operating demand deposit account with Union totalling $22,304 and $22,245 at December 31, 2009 and 2008, respectively.

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

Quantitative measures established by regulation to ensure capital adequacy require the Company and Union to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier I capital (as defined) to average assets (as defined). Management believes that, as of December 31, 2009 and 2008, the Company and Union met all capital adequacy requirements to which they were subject.

As of December 31, 2009 and 2008, the most recent notification from the FDIC categorized Union as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized an institution must maintain minimum total risk based, Tier I risk based, and Tier I leverage ratios as set forth in the table below. There are no conditions or events since the date of the most recent notification that management believes might result in an adverse change to Union’s regulatory capital category.

Union Bankshares, Inc.    2009 Annual Report  •  Page 41

Union Bankshares, Inc. and Subsidiary

Notes to Consolidated Financial Statements (continued)

Note 20.  Regulatory Capital Requirements (Continued)

Union’s and the Company’s actual capital amounts (000’s omitted) and ratios are presented in the following tables:

	Actual		Minimum For Capital Requirement		Minimum To be Well Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio

As of December 31, 2009:
Total capital to risk weighted assets
Union	$46,152	15.3%	$24,195	8.0%	$30,244	10.0%
Company	46,322	15.3%	24,268	8.0%	N/A	N/A
Tier I capital to risk weighted assets
Union	$42,659	14.1%	$12,050	4.0%	$18,153	6.0%
Company	42,829	14.1%	12,133	4.0%	N/A	N/A
Tier I capital to average assets
Union	$42,659	9.7%	$17,555	4.0%	$21,944	5.0%
Company	42,829	9.7%	17,589	4.0%	N/A	N/A

	Actual		Minimum For Capital Requirement		Minimum To be Well Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio

As of December 31, 2008:
Total capital to risk weighted assets
Union	$45,799	15.3%	$23,916	8.0%	$29,895	10.0%
Company	45,973	15.3%	23,976	8.0%	N/A	N/A
Tier I capital to risk weighted assets
Union	$42,243	14.1%	$11,958	4.0%	$17,938	6.0%
Company	42,417	14.2%	11,991	4.0%	N/A	N/A
Tier I capital to average assets
Union	$42,243	10.0%	$16,982	4.0%	$21,228	5.0%
Company	42,417	9.9%	17,225	4.0%	N/A	N/A

Dividends paid by Union are the primary source of funds available to the Company for payment of dividends to its shareholders. Union is subject to certain requirements imposed by federal banking laws and regulations, which among other things, establish minimum levels of capital and restrict the amount of dividends that may be distributed by Union to the Company.

Note 21.  Treasury Stock

The basis for the carrying value of the Company’s treasury stock is the purchase price of the shares at the time of purchase. In 2005, the Company adopted a Stock Repurchase Program providing for the repurchase of up to $2.15 million or 100,000 shares of its common stock in open market or privately negotiated transactions.

During 2009 under the authorized purchase program, the Company repurchased 13,390 shares of its common stock at prices ranging from $14.89 to $19.99 per share, for a total of $223,822, and in 2008 repurchased 28,371 shares at prices ranging from $17.65 to $21.31 per share for a total of $561,075.

Union Bankshares, Inc.    2009 Annual Report  •  Page 42

Union Bankshares, Inc. and Subsidiary

Notes to Consolidated Financial Statements (continued)

Note 22.  Other Comprehensive Income (Loss)

The following is a summary of the components of other comprehensive income (loss) for the years ended December 31:

	2009	2008
Investment securities available-for-sale:
Net unrealized holding gains (losses) on investment securities available-for-sale, net of tax of $317,985 and $(213,792)	$ 617,265	$ (415,008)
Reclassification adjustment for net (gains) losses on investment securities available-for-sale realized in net income, net of tax of $(87,566) and $168,427	(169,980)	326,946
Total	447,285	(88,062)

Defined benefit pension plan:
Net unrealized actuarial gain (loss), net of tax of $492,722 and $(1,226,078)	956,459	(2,380,039)
Reclassification adjustment for amortization of net actuarial loss, realized in net income, net of tax of $107,515 and $9,517	208,699	18,473
Reclassification adjustment for amortization of prior service cost, realized in net income, net of tax of $2,094 and $2,092	4,064	4,066
Total	1,169,222	(2,357,500)
Total other comprehensive income (loss)	$ 1,616,507	$(2,445,562)

The components of accumulated other comprehensive loss, net of tax at December 31, are:

	2009	2008
Net unrealized gain (loss) on investment securities available-for-sale	$ 358,812	$ (88,473)
Defined benefit pension plan:
Net unrealized actuarial loss	(1,997,177)	(3,162,335)
Net unrealized prior service cost	(14,712)	(18,776)
Total	$(1,653,077)	$(3,269,584)

Note 23.  Subsequent Events

Subsequent events represent events or transactions occurring after the balance sheet date but before the financial statements are issued. Financial statements are considered “issued” when they are widely distributed to shareholders and others for general use and reliance in a form and format that complies with GAAP.

Specifically, there are two types of subsequent events:

•

Those comprising events or transactions providing additional evidence about conditions that existed at the balance sheet date, including estimates inherent in the financial statement preparation process (referred to as recognized subsequent events).

•

Those comprising events that provide evidence about conditions not existing at the balance sheet date but, rather, that arose after such date (referred to as nonrecognized subsequent events).

On January 20, 2010, Union Bankshares, Inc. declared a $0.25 per share regular quarterly cash dividend payable February 11, 2010 to stockholders of record on January 30, 2010.

Union Bankshares, Inc.    2009 Annual Report  •  Page 43

Union Bankshares, Inc. and Subsidiary

Notes to Consolidated Financial Statements (continued)

Note 24.  Condensed Financial Information (Parent Company Only)

The following condensed financial statements are for Union Bankshares, Inc. (Parent Company Only), and should be read in conjunction with the consolidated financial statements of Union Bankshares, Inc. and Subsidiary.

UNION BANKSHARES, INC. (PARENT COMPANY ONLY)

CONDENSED BALANCE SHEETS

DECEMBER 31, 2009 AND 2008

	2009	2008
ASSETS
Cash	$ 152,648	$ 206,304
Investment securities available-for-sale	90,909	39,691
Investment in subsidiary – Union	41,009,824	38,976,310
Other assets	695,640	659,450
Total assets	$41,949,021	$39,881,755

LIABILITIES AND STOCKHOLDERS’ EQUITY

LIABILITIES
Other liabilities	$ 769,411	$ 731,672
Total liabilities	769,411	731,672
STOCKHOLDERS’ EQUITY
Common stock, $2.00 par value; 7,500,000 shares authorized; 4,921,786 shares issued at December 31, 2009 and 2008	9,843,572	9,843,572
Additional Paid-in capital	219,331	207,683
Retained earnings	36,494,110	35,868,916
Treasury stock at cost; 460,578 and 447,188 shares; at December 31, 2009 and 2008, respectively	(3,724,326)	(3,500,504)
Accumulated other comprehensive loss	(1,653,077)	(3,269,584)
Total stockholders’ equity	41,179,610	39,150,083

Total liabilities and stockholders’ equity	$41,949,021	$39,881,755

The investment in the subsidiary bank is carried under the equity method of accounting. The investment and cash, which is on deposit with Union, have been eliminated in consolidation.

Union Bankshares, Inc.    2009 Annual Report  •  Page 44

Union Bankshares, Inc. and Subsidiary

Notes to Consolidated Financial Statements (continued)

Note 24.  Condensed Financial Information (Parent Company Only) (Continued)

UNION BANKSHARES, INC. (PARENT COMPANY ONLY)

CONDENSED STATEMENTS OF INCOME

YEARS ENDED DECEMBER 31, 2009 AND 2008

	2009	2008
Revenues
Dividends – bank subsidiary – Union	$5,025,000	$5,450,000
Other income	22,891	49,829
Total revenues	5,047,891	5,499,829

Expenses
Interest	22,545	2,822
Administrative and other	328,964	338,310
Total expenses	351,509	341,132
Income before applicable income tax benefit and equity in undistributed net income (excess of dividends over net income)of subsidiary	4,696,382	5,158,697
Applicable income tax benefit	(113,490)	(112,490)
Income before equity in undistributed net income (excess of dividends over net income) of subsidiary	4,809,872	5,271,187
Equity in undistributed net income (excess of dividends over net income) – Union	416,696	(165,067)
Net income	$5,226,568	$5,106,120

UNION BANKSHARES, INC. (PARENT COMPANY ONLY)

CONDENSED STATEMENT OF CASH FLOWS

YEARS ENDED DECEMBER 31, 2009 AND 2008

	2009	2008
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$ 5,226,568	$ 5,106,120
Adjustments to reconcile net income to net cash provided by operating activities:
(Equity in undistributed net income) excess of dividends over net income of Union	(416,696)	165,067
Stock based compensation expense	11,648	5,282
Decrease (increase) in other assets	(36,032)	8,118
Increase in other liabilities	37,739	23,086
Net cash provided by operating activities	4,823,227	5,307,673
CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of investment securities available-for-sale	(51,687)	(24,187)
CASH FLOWS FROM FINANCING ACTIVITIES
Dividends paid	(4,601,374)	(5,028,720)
Purchase of treasury stock	(223,822)	(561,075)
Net cash used in financing activities	(4,825,196)	(5,589,795)
Net decrease in cash	(53,656)	(306,309)
CASH AND CASH EQUIVALENTS:
Beginning of year	206,304	512,613
End of year	$ 152,648	$ 206,304
SUPPLEMENTAL SCHEDULE OF CASH FLOW INFORMATION
Interest paid	$ 22,545	$ 2,822
Income taxes paid	$ 250	$ 250

Union Bankshares, Inc.    2009 Annual Report  •  Page 45

Union Bankshares, Inc. and Subsidiary

Notes to Consolidated Financial Statements (continued)

Note 25.  Quarterly Financial Data (Unaudited)

A summary of financial data for each of the four quarters of 2009 and 2008 is presented below (dollars in thousands):

	Quarters in 2009 Ended
	March 31,	June 30,	Sept. 30,	Dec. 31,
Interest income	$5,850	$5,813	$5,848	$5,706
Interest expense	1,488	1,358	1,277	1,171
Net interest income	4,362	4,455	4,571	4,535
Provision for loan losses	95	75	75	155
Noninterest income	1,351	1,272	1,509	1,389
Noninterest expenses	3,990	4,156	4,134	4,117
Net income	1,267	1,235	1,445	1,280
Earnings per common share	$ 0.28	$ 0.28	$ 0.32	$ 0.29

	Quarters in 2008 Ended
	March 31,	June 30,	Sept. 30,	Dec. 31,
Interest income	$6,264	$6,095	$6,204	$6,158
Interest expense	1,924	1,777	1,790	1,686
Net interest income	4,340	4,318	4,414	4,472
Provision for loan losses	50	90	45	150
Noninterest income	1,138	1,175	848	1,168
Noninterest expenses	3,846	3,935	3,854	3,777
Net income	1,406	1,190	1,165	1,345
Earnings per common share	$ 0.31	$ 0.27	$ 0.26	$ 0.30

Union Bankshares, Inc.    2009 Annual Report  •  Page 46

Management’s Discussion and Analysis of Financial Condition

and Results of Operations

GENERAL

The following discussion and analysis by Management focuses on those factors that had a material effect on the financial position of Union Bankshares, Inc. (the Company) as of December 31, 2009 and 2008, and its results of operations for the years ended December 31, 2009 and 2008. This discussion is being presented to provide a narrative explanation of the consolidated financial statements and should be read in conjunction with the financial statements and related notes and with other financial data in the Company’s annual report on Form 10-K for the year ended December 31, 2009. The purpose of this presentation is to enhance overall financial disclosures and to provide information about historical financial performance and developing trends as a means to assess to what extent past performance can be used to evaluate the prospects for future performance. The Company meets the qualification requirements under Securities and Exchange Commission (SEC) rules for smaller reporting companies, and pursuant to such rules, has elected to present audited statements of income, cash flows and changes in stockholders’ equity for each of the preceding two, rather than three, fiscal years. Management is not aware of the occurrence of any events after December 31, 2009, which would materially affect the information presented.

FORWARD-LOOKING STATEMENTS

The Company may from time-to-time make written or oral statements that are considered “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may include financial projections, statements of plans and objectives for future operations, estimates of future economic performance or conditions and assumptions relating thereto. The Company may include forward-looking statements in its filings with the SEC, in its reports to stockholders, including this Annual Report, in press releases, other written materials, and in statements made by senior management to analysts, rating agencies, institutional investors, representatives of the media and others.

Forward-looking statements reflect management’s current expectations and are subject to uncertainties, both general and specific, and risk exists that actual results will differ from those predictions, forecasts, projections and other estimates contained in forward-looking statements. These risks cannot be readily quantified. When management uses any of the words “believes,” “expects,” “anticipates,” “intends,” ”projects,” “plans,” “seeks,” “estimates” or similar expressions, they are making forward-looking statements. Many possible events or factors, including those beyond the control of management, could affect the future financial results and performance of the Company. This could cause results or performance to differ materially from those expressed in the forward-looking statements. The possible events or factors that might affect the forward-looking statements include, but are not limited to, the following:

•

uses of monetary, fiscal and tax policy by various governments including measures taken by the Federal government to stimulate the economy;

•

political, legislative or regulatory developments in Vermont, New Hampshire or the United States, including changes in laws concerning accounting, taxes, financial reporting, consumer protection, banking and other aspects of the financial services industry;

•

disruptions in U.S. and global financial and credit markets;

•

developments in general economic or business conditions globally, nationally, in Vermont, or in northwestern New Hampshire, including interest rate fluctuations, market fluctuations and perceptions, job creation and unemployment rates, ability to attract new business, and inflation or deflation and their effects on the Company or its customers;

•

the creditworthiness of current loan customers is different from management’s understanding or changes dramatically and therefore the allowance for loan losses becomes inadequate;

•

the failure of assumptions underlying the establishment of the allowance for loan losses and estimations of values of collateral and various financial assets and liabilities;

•

adverse changes in the local real estate market, which negatively impact collateral values and the Company’s ability to recoup loan losses through disposition of real estate collateral;

•

changes in the competitive environment for financial services organizations, including expanded powers and increased competition from tax-advantaged credit unions, mutual banks and out-of-market competitors offering financial services over the internet;

•

impact of governmental interposition in financial services or other industries;

Union Bankshares, Inc.    2009 Annual Report  •  Page 47

Management’s Discussion and Analysis of Financial Condition

and Results of Operations (continued)

•

acts or threats of terrorism or war and actions taken by the United States or other governments that might adversely affect business or economic conditions for the Company or its customers;

•

the Company’s ability to attract and retain key personnel;

•

changes in technology, including demands for greater automation which could present operational issues or require significant capital outlays;

•

unanticipated lower revenues or increased cost of funds, loss of customers or business, or higher operating expenses;

•

uncontrollable increase in the cost of doing business, such as increased costs of FDIC insurance for deposits and higher taxes or assessments by regulatory bodies;

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

•

assumptions made regarding interest rate movement and sensitivity could vary substantially if actual experience differs from historical experience, which could adversely affect the Company’s results of operations;

•

the Company’s ability to attract and retain deposits and loans;

•

the implementation of international financial reporting standards (IFRS) for United States companies;

•

illegal acts of theft or fraud perpetuated against the Company’s subsidiary bank or its customers;

•

any actual or alleged conduct which could harm the Company’s reputation;

•

natural or other disasters which could affect the ability of the Company to operate under normal conditions; and

•

further expansion of fair value accounting or disclosure.

When evaluating forward-looking statements to make decisions with respect to the Company, investors and others are cautioned to consider these and other risks and uncertainties, including the events and circumstances discussed under “Recent Developments” below, and are reminded not to place undue reliance on such statements. Forward-looking statements speak only as of the date they are made and the Company undertakes no obligation to update them to reflect new or changed information or events, except as may be required by federal securities laws.

RECENT DEVELOPMENTS

The U.S. and global economies have experienced significant stress and disruptions in the financial sector over the last eighteen months but are showing signs of stabilization. Interest rates remain at historic lows, bank failures are higher than they have been in over 15 years, the FDIC has collected three years of prepaid assessments from the remaining banks and the amount of government dollars pumped into the financial system is unprecedented. Dramatic slowdowns in the housing industry with falling home prices, continuing foreclosures and the high unemployment rate have resulted in significant problems for some financial institutions, including government-sponsored entities and investment banks. These problems have caused many financial institutions to seek additional capital, to merge with larger and stronger institutions and, in some cases, to fail. Economic instability progressed to many other business and government sectors and has affected the majority of consumers as well. Tough decisions face our elected representatives, local municipal governments and businesses as the recession continues and the question of how to recover from the deficit situation without making the current recession worse is on everybody’s mind.

Despite the volatile economy, Vermont continues to have the lowest residential foreclosure rate in the country with 143 foreclosures in 2009, but the pace of foreclosures did increase 4.4% in 2009 from 2008. Also, as northern New England had not experienced the dramatic run up in housing prices, likewise, we have not seen the values drop as far as other parts of the country.

In response to the financial crisis affecting the banking and financial markets, many new laws, regulations and programs have been adopted or proposed. We will not attempt to discuss them all within this annual report but will mention the ones that continue or will have a known financial impact on the Company.

Union Bankshares, Inc.    2009 Annual Report  •  Page 48

Management’s Discussion and Analysis of Financial Condition

and Results of Operations (continued)

The requirement under the Sarbanes-Oxley Act for the preparation and inclusion in a nonaccelerated filer’s annual report of an independent auditior’s attestation regarding the effectiveness of the company’s internal controls over financial reporting was again delayed from an effective date of 2009 to 2010. There is currently a federal legislative proposal to eliminate that requirement completely for community banks.

In October 2008, the Emergency Economic Stabilization Act of 2008 (the EESA) was signed into law. Pursuant to the EESA, the Federal Deposit Insurance Corporation temporarily increased the deposit insurance coverage limits to $250,000 per ownership category at each insured financial institution. That coverage has been extended until December 31, 2013.

In 2008, after receiving a recommendation from the boards of the Federal Deposit Insurance Corporation (the FDIC) and the Federal Reserve System (the Federal Reserve), the U.S. Department of the Treasury (U.S. Treasury) signed the systemic risk exception to the FDIC Act, enabling the FDIC to temporarily provide a 100% guarantee on deposits in noninterest bearing transaction deposit accounts under a Temporary Liquidity Guarantee Program (the TLGP). Coverage under the Temporary Liquidity Guarantee Program was available for 30 days without charge and for calendar year 2009 at a cost of 10 basis points per annum for noninterest bearing transaction deposits in excess of the $250,000 insured deposit limit. The program has been extended until June 30, 2010 at a cost of 15 basis points per annum and the Company is continuing its participation in this program through that date.

The Company decided it was not in the best interest of the Company or its shareholders to participate in any of the other governmental programs available under the Troubled Asset Purchase Program given the strength of the Company’s capital position, the nature of the government restrictions with the possibility of additional restrictions in the future, the fact that the Company did not target sub-prime borrowers and the fact that the Company is able to meet the lending and withdrawal needs of our customers with our available funding sources. (For additional information, see Capital Resources on page 79.)

Union Bank is participating in the U.S. Small Business Administration’s (SBA) temporary America’s Recovery Capital (ARC) program which offers interest-free loans of up to $35,000 to viable small businesses. These loans carry a 100% guaranty from the SBA to the lender and require no fees paid to the SBA. The program pays participating lenders a market rate of interest while the ARC loans are outstanding.

The cost of doing business as usual has increased dramatically in this regulatory environment as the number and extent of new regulations and the speed with which they must be implemented have put a strain on software providers and staff as well as customers. Also, the costs of mitigating long term interest rate risk by selling loans to the secondary market has increased dramatically during 2009 and it is anticipated that this cost will continue to grow as the government sponsored entities continue to work through their own financial problems. There have also been many new regulations adopted that limit the type and amount of fees that may be imposed, which will also have a future negative impact on community banks which did not create the economic problems but will be a big part of the solution.

In addition, as a result of the weakness of certain financial institutions, the FDIC has taken action that has and will result in increased future FDIC insurance assessments for United States FDIC-insured financial institutions, including Union. Under the deposit insurance restoration plan approved by the FDIC in October 2008, the Board set a rate schedule to raise the insurance reserve ratio to 1.15 percent within five years. In February 2009, the FDIC announced that the restoration plan horizon has been extended to seven years in light of the current significant strains on banks and the financial system and the likelihood of a severe recession and in September 2009, the plan horizon was extended again to eight years. In addition, the FDIC levied a special assessment of 5 basis points assessed on total assets less Tier 1 capital at June 30, 2009 and collected on September 30, 2009. The special assessment added $191 thousand in noninterest expense for the third quarter and the year 2009. The FDIC may also impose another emergency special assessment if the FDIC deems that an additional special assessment is necessary to maintain public confidence in federal deposit insurance. The Company’s total FDIC insurance expense for 2009 was $684 thousand compared to $87 thousand for 2008 or a 686% increase, while average deposits only grew 7.9% between years. Based on the FDIC insurance premium schedule for 2010, we anticipate our assessment expense to be $485 thousand for 2010 compared to $684 thousand for 2009, unless another special assessment is levied, additional rate increases are imposed during 2010, or deposit levels differ significantly from our forecast. Banks were required to prepay an estimated three year assessment to the FDIC on December 30, 2009, which resulted in the Company recording a $1.8 million nonearning asset classified in Other assets at December 31, 2009. The FDIC has also announced that it will increase its current assessment rate by three basis points effective January 1, 2011 which will increase the Company’s future costs.

Union Bankshares, Inc.    2009 Annual Report  •  Page 49

Management’s Discussion and Analysis of Financial Condition

and Results of Operations (continued)

Union is a member of FHLB of Boston with an investment of $1.9 million in its Class B common stock. The FHLB system is a cooperative that provides services to member banking institutions. The primary reason for joining the FHLB is to obtain funding from the FHLB. FHLB stock is an activity based stock that is directly proportional to the volume of funding. FHLB stock is bought and redeemed at par value. The FHLB of Boston adopted a revised retained earnings target, a repurchase moratorium on their Class B common stock, and a quarterly dividend payout restriction under their 2009 capital plan. These decisions will most likely limit the level of funds available under certain FHLB of Boston programs, affect the pricing of other programs and have impacted the amount of dividends received by Union on its Class B common stock investment, which dropped from $63 thousand in 2008 to $0 in 2009.

It is not completely clear at this time what impact current or future government sponsored programs, regulations or legislation will have on the Company, its customers or the U.S. and global financial markets but there are a number of proposals pending that if or when enacted could have a future impact on the Company’s operating environment. Among those that might have a future impact are a change in supervisory regulators, the formation of a new federal regulator in the form of a consumer financial protection agency, rules related to the Credit Card Act, overdraft rules for Debit and ATM cards, health-care reform, mortgage bankruptcy cram down, Sarbanes-Oxley reform, increase in regulatory capital levels, additional fair value accounting requirements or a merger of U.S. GAAP accounting and international financial reporting standards. In February, 2010 the Obama Administration called on Congress to create a new small business lending fund under which $30 billion in Troubled Asset Relief Program (TARP) funds would be transferred to a new program outside of TARP to support small business lending by small and medium size banks. These pending proposals will continue to be monitored and evaluated by Company’s management.

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

CRITICAL ACCOUNTING POLICIES

The Company has established various accounting policies which govern the application of accounting principles generally accepted (GAAP) in the United States of America in the preparation of the Company’s financial statements. Certain accounting policies involve significant judgments and assumptions by management which have a material impact on the reported amount of assets, liabilities, capital, revenues and expenses and related disclosures of contingent assets and liabilities in the consolidated financial statements and accompanying notes. The SEC has defined a company’s critical accounting policies as the ones that are most important to the portrayal of the company’s financial condition and results of operations, and which require the company to make its most difficult and subjective judgments, often as a result of the need to make estimates of matters that are inherently uncertain. Based on this definition, the Company has identified the accounting policies and judgments most critical to the Company. The judgments and assumptions used by management are based on historical experience and other factors, which are believed to be reasonable under the circumstances. Because of the nature of the judgments and assumptions made by management, actual results could differ from estimates and have a material impact on the carrying value of assets, liabilities, capital, or the results of operations of the Company.

The Company believes the allowance for loan losses is a critical accounting policy that requires the most significant judgments and estimates used in the preparation of its consolidated financial statements. Adequacy of the allowance for loan losses is determined quarterly using a consistent, systematic methodology, which analyzes the risk inherent in the loan portfolio. In addition to evaluating the collectability of specific loans when determining the adequacy of the allowance,

Union Bankshares, Inc.    2009 Annual Report  •  Page 50

Management’s Discussion and Analysis of Financial Condition

and Results of Operations (continued)

management also takes into consideration other factors such as changes in the mix and size of the loan portfolio, historical loss experience, the amount of delinquencies and loans adversely classified, industry trends, and the impact of the local and regional economy on the Company’s borrowers. Changes in these factors may cause management’s estimate of the allowance for loan losses to increase or decrease and result in adjustments to the Company’s provision for loan losses in future periods.

Given the disruptions in the financial markets over the last eighteen months, the decision to recognize other-than-temporary impairment on investment securities available-for-sale has become more difficult as complete information is not always available and market conditions and other relevant factors are subject to rapid changes. The other-than-temporary impairment decision has become a critical accounting policy for the Company. Accounting guidance requires companies to perform periodic reviews of individual securities in their investment portfolios to determine whether a decline in the value of a security is other-than-temporary. A review of other-than-temporary impairment requires companies to make certain judgments regarding the cause and materiality of the decline, its effect on the financial statements and the probability, extent and timing of a valuation recovery, the company’s intent and ability to continue to hold the security, and, with respect to debt securities, the likelihood that the company will have to sell the security before its value recovers. Pursuant to these requirements, management assesses valuation declines to determine the extent to which such changes are attributable to (1) fundamental factors specific to the issuer, such as the nature of the issuer and its financial condition, business prospects or other factors or (2) market-related factors, such as interest rates or equity market declines. Declines in the fair value of securities below their costs that are deemed by management to be other-than-temporary are (1) if equity securities, recorded in earnings as realized losses and (2) if debt securities, recorded in earnings as realized losses to the extent they are deemed credit losses, with noncredit losses recorded in Other comprehensive income. Once an other-than-temporary loss on a debt or equity security is realized, subsequent gains in the value of the security may not be recognized in income until the security is sold.

The Company’s pension benefit obligations and net periodic benefit cost are actuarially determined based on the following assumptions: discount rate, current and estimated future return on plan assets, wage base rate, anticipated mortality rates, Consumer Price Index rate, and rate of increase in compensation levels. The determination of the pension benefit obligations and net periodic benefit cost is a critical accounting estimate as it requires the use of estimates and judgments related to the amount and timing of expected future cash outflows for benefit payments and cash inflows for maturities and returns on plan assets as well as Company contributions. Changes in estimates, assumptions and actual results could have a material impact to the Company’s financial condition or results of operations.

The Company also has other key accounting policies, which involve the use of estimates, judgments and assumptions, that are significant to understanding the results including the valuation of deferred tax assets, investment securities and other real estate owned. The most significant accounting policies followed by the Company are presented in Note 1 to the financial statements and in the section below under the caption “FINANCIAL CONDITION” and the subcaptions “Allowance for Loan Losses”, ”Investment Activities” and “Liability for Pension Benefits”. Although management believes that its estimates, assumptions and judgments are reasonable, they are based upon information presently available and can be impacted by events outside the control of the Company. Actual results may differ significantly from these estimates under different assumptions, judgments or conditions.

OVERVIEW

The Federal Reserve discount rate and the prime rate dropped 500 basis points from 8.25% between September 2007 to December 2008, resulting in a discount rate of 0.50% and a prime rate of 3.25% throughout 2009. This is the lowest that the prime rate has been since 1955. The combination of the low interest rates and the turmoil in the financial markets over the last eighteen months has added to the challenging environment in which the Company and its sole subsidiary, Union, operates. A regulatory review of Union was recently satisfactorily completed during the fourth quarter of 2009.

The Company’s asset quality remained strong compared to the banking industry as a whole at the present time, when measured by net charge-offs of 0.13% to average loans not held for sale in 2009, but was up slightly for the Company from 2008. Net income is up $120 thousand, or 2.4%, to $5.23 million for 2009 from $5.11 million for 2008. Earnings are still solid and above the peer group average with a return on average assets of 1.21% and a return on average equity of 13.29%

Union Bankshares, Inc.    2009 Annual Report  •  Page 51

Management’s Discussion and Analysis of Financial Condition

and Results of Operations (continued)

for 2009. The Company also out-performed the SNL Bank $250 million-$500 million index for 2009 and over the last five years has had a steadier total return performance than either the NASDAQ Composite or the SNL Bank $250 million-$500 million indicies.

Earnings per share increased to $1.17 in 2009 from $1.14 in 2008. Dividends per share of $1.00 were paid out in 2009 and $1.12 in 2008. The Company remained well capitalized under regulatory guidelines after payment of dividends. In 2005, the Board of Directors approved a Stock Repurchase Program authorizing the repurchase of up to $2.15 million or up to 100,000 shares of the Company’s common stock. During 2009, the Company repurchased 13,390 shares of the Company’s common stock pursuant to that authority, totaling $224 thousand. See Note 21 to the financial statements for additional information.

Historically, the largest and most variable source of income for the Company is net interest income. The results of operations for the years ended December 31, 2009 and 2008 reflect the impact of changes in rates as well as growth in the volume and change in composition of both interest earning assets and interest bearing liabilities during these periods.

The Company’s assets continued to grow during 2009 to an average of $433 million from $406 million in 2008. Net interest income increased from $17.54 million in 2008 to $17.92 million in 2009. The net $378 thousand increase resulted from two factors; (1) a decrease between years of $649 thousand due to the cumulative effect of the decrease in rates earned on interest earning assets over and above the decrease in rates paid on interest bearing liabilities, and (2) an increase of $1.0 million between years due to the increased volume of interest earning assets over and above the increased volume of interest bearing liabilities. See Yields Earned and Rates Paid and the Rate/ Volume Analysis tables on Page 56 and Page 57, respectively, for further details.

The Company’s return on average equity improved in 2009 to 13.29% from 2008 at 12.33%. The Company’s capital position was strengthened due to stronger earnings, a lower dividend payout, purchase of Treasury stock and the reduction in the accumulated other comprehensive loss. The accumulated other comprehensive loss component, net of tax, related to unrealized losses on available-for-sale investment securities changed from a loss of $88 thousand at December 31, 2008 to a gain of $359 thousand at December 31, 2009. In addition, the accumulated other comprehensive loss, net of tax, component related to the Company’s unrealized actuarial loss on the defined benefit pension plan decreased from $3.2 million at December 31, 2008 to $2.0 million at December 31, 2009. The majority of this change relates to the Company’s $2.1 million contribution to the Plan and the increase in the value of the underlying pension plan investments.

The Company grew $26.8 million, or 6.6%, in average assets from $406 million in 2008 to $433 million in 2009. The Company opened two full service branches in St. Albans and Danville, Vermont during the second half of 2008 which has resulted in both loan and deposit growth in those markets. Average earning assets grew from $379 million in 2008 to $409 million in 2009, or 7.8%. Residential loan originations exceeded $78 million in 2009 compared to originations of $41 million in 2008, and new commercial loan growth was strong. The Company continued to manage growth and interest rate risk through the sale of $60.4 million in long-term fixed-rate residential loans and the participation of some commercial real estate loans. The Company realized $970 thousand in net gains on sales of loans held for sale in 2009 compared to $419 thousand in 2008 but these gains were partially offset by higher fees paid to sell loans in the secondary market of $272 thousand in 2009 compared to $62 thousand in 2008. The historically low Prime Rate throughout 2009 has helped to drive customer refinancings and a decrease in the net interest margin to 4.52% for 2009 as compared to 4.74% for 2008.

Despite the weakening economy, loan demand was strong in 2009, with total loan growth of $4.9 million or 1.4% over 2008, net of loan sales of $60.4 million in 2009 compared to loan sales of $23.2 million for 2008. Residential real estate loans grew $1.7 million, or 1.3% net of loans sold and commercial real estate loans grew $5.2 million, or 3.4%. Loans in nonaccrual status were up between years at $3.7 million at December 31, 2009 versus $2.9 million at December 31, 2008, of which $127 thousand was guaranteed by U.S. government agencies at December 31, 2009. Other nonperforming loans decreased to $538 thousand at December 31, 2009 from $4.4 million at December 31, 2008, and $116 thousand of those loans at December 31, 2009 were covered by guarantees of U.S. government agencies. The ratio of net charge-offs to average loans not held for sale was 0.13% for 2009 compared to 0.05% for 2008. The Company’s ratio of allowance for loan losses to loans not held for sale was 1.00% and 1.02% at December 31, 2009 and 2008, respectively. The ratio of allowance for loan losses to nonperforming loans has increased to 81.69% at December 31, 2009 from 48.75% at December 31, 2008. The increase in

Union Bankshares, Inc.    2009 Annual Report  •  Page 52

Management’s Discussion and Analysis of Financial Condition

and Results of Operations (continued)

the 2009 provision to $400 thousand from $335 thousand in 2008 reflects the increased volume of loans, higher net charge offs, the general economy, and management’s assessment of credit quality.

Even though deposits at year end, December 31, 2009 were only up $4.5 million or 1.22%, average deposit growth for the year was $26.1 million or 7.9% as the economic turmoil and volatile financial markets over the last eighteen months sent deposit dollars back to the safety of FDIC insured depository institutions and the stability of a local community bank. The growth in average deposits was $11.1 million or 3.4% in 2008. Interest rates paid on deposits have not dropped as quickly as the interest rates earned on loans and these factors combined to reduce the net interest spread 8 basis points from 4.30% in 2008 to 4.22% in 2009, as the average rate paid on interest bearing liabilities dropped 73 basis points from 2.32% to 1.59% from 2008 to 2009, while the average rate earned on interest earning assets dropped 81 basis points from 6.62% to 5.81% over the same time frame. The Company increased the average volume in all categories of interest earning assets except investment securities available-for-sale, as maturing funds of $6.1 million and funds generated from the sale of securities of $4.5 million were utilized to fund loan demand or placed into interest bearing deposits in 2009. The growth in deposits and low short-term interest rate Federal Home Loan Bank (FHLB) of Boston advances were also utilized to support the growth in interest-earning assets.

The Company continues to focus on customer service and its core business of community banking to provide products and services to the communities it serves, including the market for its newest branches in Danville and St. Albans, Vermont, and to enhance the delivery of products and services by adopting new technologies as appropriate.

The Company’s pension benefit obligations and net periodic benefit cost are actuarially determined annually by an independent, certified actuary. The Company had a prepaid expense of $609 thousand and an unfunded liability for pension benefits for its defined benefit pension plan of $3.0 million at December 31, 2009, resulting in a net liability of $2.4 million. At December 31, 2008, there was an accrued expense of $412 thousand and an unfunded pension liability of $4.8 million for a total liability of $5.2 million. The main reason for the decrease in the liability between years was attributable to the $2.1 million contribution to the plan by the Company in 2009 and the decrease in the unrealized actuarial loss on investment assets held at December 31, 2008 from $4.8 million to $3.0 million at December 31, 2009. The 2009 actuarially computed net periodic benefit cost expensed in 2009 was $1.1 million compared to $590 thousand in 2008, or an increase of 84.1%. A portion of the higher expense in 2009 was due to the low asset values at December 31, 2008 resulting from the economic turmoil in 2008, particularly in the fourth quarter. The accounting requirements mandate that all calculations are as of the last day of the fiscal year. The Company is hopeful that with the large 2009 contribution and the improved market values at December 31, 2009, the 2010 expense will be stabilized at a level lower than the 2009 expense. The Company has not yet received the 2010 actuarially computed expense from its pension actuary. See Liability for Pension Benefits on Page 71 for further information.

Another area of significant increased noninterest expense for the Company in 2009 was for FDIC insurance. While the Company’s average deposits increased 7.9%, the cost of the insurance increased from $87 thousand in 2008 to $684 thousand in 2009, or 686.2%. Also the Company was required to prepay three years of coverage on December 30, 2009, which was recorded as a nonearning asset of $1.8 million at year end 2009.

The regulatory environment of the past few years, including the federal Sarbanes-Oxley Act of 2002 and the changes discussed in Recent Developments, has placed an extensive burden on small publicly traded companies as there are few significant differences in the requirements because of size, complexity of operations and products, nor is any relief provided to banking companies despite the significant regulatory oversight to which the banking industry is already subject from states, the FDIC and the Federal Reserve. The additional requirements add to operating costs and divert management somewhat from the objectives of growing and strengthening the business. Banks also spend a significant amount of time and dollars complying with the US Patriot Act and the Bank Secrecy Act to protect the U.S. financial system and their customers against identity theft, anti-money laundering, and terrorism. The cost of doing business as a community bank continued to increase throughout 2009 and the announced changes for 2010 and beyond, including escalating costs associated with FDIC insurance, will exacerbate that trend.

Union Bankshares, Inc.    2009 Annual Report  •  Page 53

Management’s Discussion and Analysis of Financial Condition

and Results of Operations (continued)

The following per share information and key ratios depict several measurements of performance or financial condition for or at the years ending December 31, 2009 and 2008, respectively:

	2009	2008
Return on average assets (ROA)	1.21%	1.26%
Return on average equity (ROE)	13.29%	12.33%
Net interest margin (1)	4.52%	4.74%
Efficiency ratio (2)	69.16%	67.43%
Net interest spread (3)	4.22%	4.30%
Loan to deposit ratio	97.09%	96.99%
Net loan charge-offs to average loans not held for sale	0.13%	0.05%
Allowance for loan losses to loans not held for sale	1.00%	1.02%
Nonperforming assets to total assets	1.15%	1.85%
Equity to assets	9.20%	8.90%
Total capital to risk weighted assets	15.30%	15.34%
Book value per share	$9.23	$8.75
Earnings per share	$1.17	$1.14
Dividends paid per share	$1.00	$1.12
Dividend payout ratio (4)	85.47%	98.25%

(1)

The ratio of tax equivalent net interest income to average earning assets.

(2)

The ratio of noninterest expense ($16,397,173 in 2009 and $15,349,615 in 2008) to tax equivalent net interest income ($18,444,626 in 2009 and $18,000,233 in 2008) and noninterest income ($5,521,307 in 2009 and $4,266,489 in 2008) excluding securities gains and (losses) ($257,546 in 2009 and ($495,373) in 2008).

(3)

The difference between the average rate earned on earning assets minus the average rate paid on interest bearing liabilities.

(4)

Cash dividends declared and paid per share divided by consolidated net income per share.

RESULTS OF OPERATIONS

The Company’s net income for the year ended December 31, 2009, was $5.23 million compared with net income of $5.11 million for the year 2008. Earnings per share increased to $1.17 in 2009 from $1.14 in 2008. Pressure on the net interest margin continued due to the prevailing low interest rate environment and unstable economic conditions. Net interest income increased $378 thousand, or 2.2%, with a 7.8% growth in average interest earning assets, accounting for a 5¢ increase in earnings per share. The Provision for loan losses increased $65 thousand, or 19.4%, accounting for a 1¢ decrease in earnings per share. Noninterest income increased $1.2 million, or 27.5%, accounting for an 18¢ increase in earnings per share. Non interest expense increased $985 thousand, or 6.4%, accounting for a 15¢ decrease in earnings per share. Federal income tax credits decreased $182 thousand or 30.0% accounting for a 4¢ decrease in earnings per share.

Net Interest Income. The largest component of the Company’s operating income is net interest income, which is the difference between interest and dividend income received from interest earning assets and the interest expense paid on interest bearing liabilities. The Company’s level of net interest income can fluctuate over time due to changes in the level and mix of interest earning assets and interest bearing liabilities and from changes in the yield earned and costs of funds. The Company’s net interest income increased $378 thousand, or 2.2%, to $17.92 million for the year ended December 31, 2009 from $17.54 million for the year ended December 31, 2008. This increase was due primarily to the decrease in interest expense of $1.89 million from $7.18 million in 2008 to $5.29 million in 2009, which was partially offset by the decrease in interest income of $1.50 million from $24.72 million in 2008 to $23.22 in 2009. The decrease in 2009 interest income reflected the historically low 3.25% prime rate that prevailed throughout the year, as adjustable rate loans repriced at lower rates, existing loans were refinanced and new loans originated at lower rates. The effect of this decrease in yield was partially offset by the growth in average interest earning assets to $408.6 million in 2009 from $379.2 million in 2008.

On average for the year, 94.3% of assets earned interest in 2009 versus 93.3% in 2008. The net interest spread decreased to 4.22% for the year ended December 31, 2009, from 4.30% for the year ended December 31, 2008, reflecting the low

Union Bankshares, Inc.    2009 Annual Report  •  Page 54

Management’s Discussion and Analysis of Financial Condition

and Results of Operations (continued)

interest rate environment. The net interest margin for the 2009 period decreased 22 basis points to 4.52% from 4.74% for the 2008 period as the margin was affected by the low interest rate environment and the faster and steeper decrease in the repricing of interest earning assets throughout the period.

Yields Earned and Rates Paid. The following table shows for the periods indicated the total amount of income recorded from average interest earning assets, the related average tax equivalent yields, the interest expense associated with average interest bearing liabilities, the related average rates paid, and the resulting tax equivalent net interest spread and margin. Yield and rate information is average information for the year, and is calculated by dividing the tax equivalent income or expense item for the year by the average balance of the appropriate balance sheet item for that year. Nonaccrual loans or investments are included in asset balances for the appropriate periods, but recognition of interest is discontinued and any remaining accrued interest receivable is reversed, in conformity with federal regulations.

Tax-exempt interest income amounted to $1.2 million and $1.1 million for the years ended December 31, 2009 and 2008, respectively. The following table presents the effect of tax-exempt income on the calculation of the net interest margin, using a marginal tax rate of 34% for 2009 and 2008:

	Year Ended December 31,
	2009	2008
Net interest income as presented	$17,922	$17,544
Effect of tax-exempt interest
Securities available-for-sale	128	135
Loans	394	321
Net interest income, tax equivalent	$18,444	$18,000

Union Bankshares, Inc.    2009 Annual Report  •  Page 55

Management’s Discussion and Analysis of Financial Condition

and Results of Operations (continued)

	Years ended December 31,
	2009			2008
	Average Balance	Income/ Expense	Average Yield/Rate	Average Balance	Income/ Expense	Average Yield/Rate
	(Dollars in thousands)
Average Assets
Federal funds sold and overnight deposits	$ 14,451	$ 25	0.17%	$ 7,985	$ 126	1.55%
Interest bearing deposits in banks	16,372	484	2.96%	10,641	482	4.51%
Investment securities (1), (2)	24,104	1,148	5.30%	29,550	1,404	5.21%
Loans, net (1), (3)	351,796	21,559	6.24%	329,156	22,646	6.96%
FHLB of Boston stock	1,922	—	—	1,827	63	3.40%

Total interest earning assets (1)	408,645	23,216	5.81%	379,159	24,721	6.62%

Cash and due from banks	5,280			9,389
Premises and equipment	7,485			7,133
Other assets	11,755			10,726

Total assets	$433,165			$406,407

Average Liabilities and Stockholders’ Equity
NOW accounts	$ 61,727	$ 159	0.26%	$ 55,764	$ 310	0.55%
Savings/money market accounts	105,372	658	0.62%	92,738	1,196	1.29%
Time deposits	138,140	3,300	2.39%	131,770	4,497	3.40%
Borrowed funds	27,667	1,177	4.20%	26,765	1,174	4.32%
Total interest bearing liabilities	332,906	5,294	1.59%	307,037	7,177	2.32%

Noninterest bearing deposits	52,890			51,774
Other liabilities	8,041			6,170
Total liabilities	393,837			364,981

Stockholders’ equity	39,328			41,426
Total liabilities and Stockholders’ equity	$433,165			$406,407

Net interest income		$17,922			$17,544

Net interest spread (1)			4.22%			4.30%

Net interest margin (1)			4.52%			4.74%

(1)

Average yields reported on a tax equivalent basis.

(2)

Average balances of investment securities are calculated on the amortized cost basis.

(3)

Includes loans held for sale as well as non-accrual loans and is net of unearned costs/ income and allowance for loan losses.

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

•

total change in rate and volume.

Union Bankshares, Inc.    2009 Annual Report  •  Page 56

Management’s Discussion and Analysis of Financial Condition

and Results of Operations (continued)

Changes attributable to both rate and volume have been allocated proportionately to the change due to volume and the change due to rate.

	Year ended December 31, 2009 Compared to Year ended December 31, 2008 Increase/(Decrease) Due to Change In
	Volume	Rate	Net
	(Dollars in thousands)
Interest earning assets
Federal funds sold and overnight deposits	$ 59	$ (160)	$ (101)
Interest bearing deposits in banks	203	(201)	2
Investment securities	(282)	26	(256)
Loans, net	1,460	(2,547)	(1,087)
FHLB of Boston stock	3	(66)	(63)
Total interest earning assets	$1,443	$(2,948)	$(1,505)

Interest bearing liabilities
NOW accounts	$ 30	$ (181)	$ (151)
Savings/money market accounts	144	(682)	(538)
Time deposits	206	(1,403)	(1,197)
Borrowed funds	36	(33)	3
Total interest bearing liabilities	$ 416	$(2,299)	$(1,883)

Net change in net interest income	$1,027	$ (649)	$ 378

Interest and Dividend Income 2009 versus 2008. The Company’s interest and dividend income decreased $1.50 million, or 6.1%, to $23.22 million for the year ended December 31, 2009 from $24.72 million for the year ended December 31, 2008. Average earning assets increased $29.5 million, or 7.8%, from $379.2 million at December 31, 2008 to $408.6 million at December 31, 2009. Average loans were $351.8 million for the year ended December 31, 2009 compared to $329.2 million for the year ended December 31, 2008, which is an increase of $22.6 million, or 6.9%. The increase in volume in average residential and commercial real estate loans as well as municipal and consumer loans was partially offset by the modest slowdown in the origination of residential construction and commercial loans. The average yield on the loan portfolio decreased from 6.96% for the year ended December 31, 2008, to 6.24% for the year ended December 31, 2009, or a decrease of 72 basis points, as the prime rate was flat at 3.25% for 2009 versus 2008 where it was 7.25% at the beginning of the year and dropped throughout the year reaching 3.25% on December 16, 2008. The steep drop in rates during 2008 and the continued low rate environment throughout 2009 resulted in many customers refinancing or new customers receiving loans at lower interest rates while at the same time adjustable rate loans repriced downward. This yield reduction accounted for a $2.5 million drop in loan interest income, which was partially offset by an increase of $1.5 million due to increased volume resulting in total loan interest income of $21.6 million for 2009 compared to $22.6 million for 2008.

The average balance of investment securities (including mortgage-backed securities) decreased $5.5 million, or 18.4%, from $29.6 million for the year ended December 31, 2008 to $24.1 million for the year ended December 31, 2009. The yield on the investment portfolio increased from 5.21% for 2008 to 5.30% for 2009 or 9 basis points. The average level of federal funds sold and overnight deposits increased $6.5 million or 81.0% from $8.0 million for the year ended December 31, 2008 to $14.5 million for the year ended December 31, 2009. The average yield on federal funds sold and overnight deposits decreased from 1.55% for 2008 to 0.17% for 2009, or 138 basis points as the Federal Funds target rate set by the Federal Open Market Committee of the Federal Reserve dropped to between 0.00% and 0.25% in late 2008 and stayed at that level throughout 2009. The average balance of interest bearing deposits in banks increased $5.7 million, or 53.9%, to $16.4 million for the year ended December 31, 2009 from $10.6 million for the year ended December 31, 2008. These deposits are FDIC insured. The average yield on interest bearing deposits in banks decreased from 4.51% for 2008 to 2.96% for 2009 or 155 basis points, reflecting the decreasing rate environment during the last two years and the shortness of the duration of the portfolio as we anticipate an eventual rise in interest rates. As discussed under the caption “Recent Developments,” the

Union Bankshares, Inc.    2009 Annual Report  •  Page 57

Management’s Discussion and Analysis of Financial Condition

and Results of Operations (continued)

FHLB of Boston implemented a quarterly dividend restriction under their 2009 capital plan which impacted the dividends received by Union Bank on its Class B common stock investment, which dropped from $63 thousand in 2008 to $0 in 2009. Interest income from nonloan instruments decreased $418 thousand or 20.1% between years, with $1.7 million in income for 2009 compared to $2.1 million for 2008, reflecting the loss of dividends on FHLB Class B common stock and the overall decrease in average yields on all other categories except investment securities. The average volume of nonloan interest bearing asset categories increased from $50.0 million for the year ended December 31, 2008 to $56.8 million for the year ended December 31, 2009 but the increased volume was in lower yielding categories.

Interest Expense 2009 versus 2008. The Company’s interest expense decreased $1.88 million, or 26.2%, from $7.18 million for the year ended December 31, 2008 to $5.29 million for the year ended December 31, 2009. Interest rates paid in 2009 decreased for all categories of interest bearing liabilities as interest rates dropped significantly during the last two years. Financial institutions competed aggressively for deposits to fund increasing loan demand and grow market share so rates paid on deposits did not drop as quickly as other market rates. Average interest bearing liabilities increased $25.9 million, or 8.4%, from $307.0 million for the year ended December 31, 2008 to $332.9 million for the year ended December 31, 2009. Average NOW accounts increased $5.9 million, or 10.7%, from $55.8 million for the year ended December 31, 2008 to $61.7 million for the year ended December 31, 2009. The average balances of savings and money market accounts increased $12.7 million, or 13.6%, from $92.7 million for the year ended December 31, 2008 to $105.4 million for the year ended December 31, 2009. Average time deposits increased $6.4 million, or 4.8%, to $138.1 million for 2009 from $131.8 million for 2008. The market for these deposits was very strong during the last four months of 2008 and the majority of 2009 due to the uncertainty and turmoil in the financial markets. The interest rates offered by brokerage firms, mutual banks, credit unions, nationwide banks and insurance companies as well as some local banks have remained high in relation to other financial instruments available. The average rate paid on interest bearing deposits decreased 97 basis points from 2.31% in 2008 to 1.34% in 2009. The average balance of borrowed funds increased $902 thousand, or 3.4%, from $26.8 million for the year ended December 31, 2008, to $27.7 million for the year ended December 31, 2009. The average rate paid for borrowed funds decreased from 4.32% for the year ended December 31, 2008 to 4.20% for the year ended December 31, 2009.

Provision for Loan Losses. The provision for loan losses was increased from $335 thousand in 2008 to $400 thousand in 2009 due to the increased loan volume in 2009 and management’s evaluation of the collectability of the loan portfolio through its assessment of credit quality, composition and size of the loan portfolio, historical loss experience and current economic conditions and risks, including the impact of the increased loan demand, the real estate market in our region, and general economic conditions. Refer to Asset Quality and Allowance for Loan Losses sections below for more in depth discussion.

Noninterest Income. The following table sets forth changes from 2008 to 2009 for the components of noninterest income:

	For The Year Ended December 31,
	2009	2008	$ Variance	% Variance
	(Dollars in thousands)
Trust income	$ 379	$ 378	$ 1	0.3
Service fees	3,600	3,528	72	2.0
Net gains on sales of loans held for sale	969	419	550	131.3
Income from Company owned life insurance	77	363	(286)	(78.8)
Other	238	136	102	75.0
Subtotal	5,263	4,824	439	9.1
Net gains on sales of investment securities	258	16	242	1,512.5
Write-down of impaired investment securities	—	(511)	511	100.0
Total noninterest income	$5,521	$4,329	$1,192	27.5

Noninterest income net of gains, losses and write-downs on investment securities available-for-sale was $5.3 million, or 18.3%, of total income for the year ended December 31, 2009 compared to $4.8 million, or 16.6%, of total income for the year ended December 31, 2008. This increase between years is mainly due to the effect of higher net gains on residential

Union Bankshares, Inc.    2009 Annual Report  •  Page 58

Management’s Discussion and Analysis of Financial Condition

and Results of Operations (continued)

real estate loans sold in 2009 which was partially offset by a $242 thousand gain in 2008 on receipt of nontaxable life insurance proceeds of $1.0 million.

Service fees. The increase in service fees for 2009 compared to 2008 was primarily due to the increase in ATM/Debit card fees and related interchange income which in total rose from $812 thousand in 2008 to $945 thousand in 2009; the increase in service charge income from commercial checking accounts from $95 thousand in 2008 to $137 thousand in 2009 due to the drop in earnings credits on balances maintained resulting from the drop in interest rates between years; and the $36 thousand increase in foreign exchange fees from $5 thousand in 2008 to $41 thousand in 2009. These increases were partially offset by a drop in overdraft fees from $1.31 million in 2008 to $1.20 million in 2009 as it appears that our customers were more fiscally responsible with their account management in 2009. Also, there was a decrease in merchant program income from $479 thousand in 2008 to $433 thousand in 2009 due to the drop in merchant transactions mainly due to the weakened economy.

Net gains on sales of loans held for sale. Net gains increased from 2008 to 2009 by $550 thousand, or 131.3%, as total loans sold increased 160.0% to $60.4 million in 2009 from $23.2 million in 2008 due in large part to an increase in residential mortgage refinancing.

Income from Company owned life insurance. The Company received a nontaxable death benefit payment totaling $1.0 million from a life insurance policy. The benefit payment resulted in a nontaxable gain of $242 thousand in 2008 included in noninterest income and net income.

Other. The increase between 2009 and 2008 is primarily due to the $169 thousand increase in net mortgage servicing rights due to the increase in loans sold during 2009 partially offset by the $57 thousand decrease in income from gas royalties and oil leases.

Net gains on sales of investment securities. Available-for-sale debt securities totaling $4.5 million were sold in 2009 for a net gain of $258 thousand compared to available-for-sale debt and equity securities totaling $1.8 million sold in 2008 for a net gain of $16 thousand.

Write-down of impaired investment securities. In September 2008, two corporate bonds in the available-for-sale investment portfolio were determined to be other than temporarily impaired and were written down by $511 thousand ($338 thousand, net of tax) to reflect the fair value of these securities as of September 30, 2008. Both of these bonds were sold in 2009 for a gain.

Noninterest expense. The following table sets forth changes from 2008 to 2009 for the components of noninterest expense:

	For The Year Ended December 31,
	2009	2008	$ Variance	% Variance
	(Dollars in thousands)
Salaries and wages	$ 6,097	$ 6,433	$(336)	(5.2)
Pension and employee benefits	2,924	2,308	616	26.7
Occupancy expense, net	957	974	(17)	(1.7)
Equipment expense	1,110	1,200	(90)	(7.5)
Supplies and printing	304	340	(36)	(10.6)
Communications	227	241	(14)	(5.8)
Postage and shipping	230	233	(3)	(1.3)
Professional fees	301	409	(108)	(26.4)
Director and advisory board fees	279	266	13	4.9
Advertising	234	234	—	—
Vermont franchise tax	396	370	26	7.0
Expenses of other real estate owned, net	281	291	(10)	(3.4)
Fees paid to sell loans in secondary market	272	62	210	338.7
FDIC insurance assessment	684	87	597	686.2
Equity in losses of limited partnerships	426	389	37	9.5
Other	1,675	1,575	100	6.3
Total noninterest expense	$16,397	$15,412	$ 985	6.4

Union Bankshares, Inc.    2009 Annual Report  •  Page 59

Management’s Discussion and Analysis of Financial Condition

and Results of Operations (continued)

Salaries and wages. The salaries and wages decrease in 2009 over 2008 was due primarily to the reduction in bonuses paid to employees from 2008 to 2009 of $166 thousand, the outsourcing of statement preparation, mailing and the reduction of several positions due to operating efficiencies and $241 thousand of deferred loan origination costs in 2009 while in prior years these costs had been recognized as a reduction of origination fees charged which were included in Interest and fees on loans. These decreases were partially offset by regular salary activity, wellness incentives, and the increase in staffing for the new St. Albans and Danville branches opened in the third quarter of 2008.

Pension and employee benefits. The majority of the increase was due to the $496 thousand increase from $590 thousand for 2008 to $1.1 million for 2009 in the cost of the defined benefit pension plan, which represents the actuarily computed pension expense for the next year determined as of the last day of the current calendar year. The calculation is partially based on the fair value of the plan assets compared to the benefit obligations and the pension plan asset values were affected in the fourth quarter of 2008 due to the worldwide financial markets turmoil. The other large factor between years was a change from a partially self insured health plan to a fully insured health plan which increased the cost by $129 thousand from $882 thousand for 2008 to $1.0 million for 2009.

Equipment expense. The decrease in equipment expense for 2009 versus 2008 was primarily due to decreased depreciation expense.

Professional fees. Professional fees decreased between years due to the nonrecurrance of 2008 costs for consulting services regarding the Company’s salary and benefit packages and professional assistance in preparing and reviewing the Company’s readiness for compliance with the final requirements of the Sarbanes-Oxley Act.

Fees paid to sell loans in secondary markets. The volume of loans sold increased significantly from $23.2 million in 2008 to $60.4 million in 2009, which partially accounts for the increase in fees paid, but most of the increased loan fee expense is due to newer and much higher fees imposed by The Federal Home Loan Mortgage Association (Freddie Mac) in 2009.

FDIC Insurance Assessment. A portion of the increase between 2008 and 2009 is due to the growth in deposits, a small portion is due to the insurance on all noninterest bearing deposits that started in November of 2008 but the majority of the increase was due to the special assessment of $191 thousand and the overall increase in assessment rates charged by the FDIC for coverage throughout 2009.

Equity in losses of limited partnerships. These expenses increased in 2009 from 2008 due to new investments in affordable housing projects. The Company receives income tax credits from these investments as well as a reduction in income tax expense from the equity in losses. These investments also assist the Company in fulfilling its obligations under the federal Community Reinvestment Act of 1977.

Other expenses. The increase between 2008 and 2009 is mainly due to an accrual for a proposed settlement with various parties on a property with environmental concerns.

Income Tax Expense. The Company has provided for current and estimated deferred federal income taxes for the current and all prior periods presented. The Company’s provision for income taxes increased to $1.42 million for 2009 from $1.02 million for 2008. This is mainly the result of the increase in federal income taxes from increased taxable income and lower federal tax credits from investments in affordable housing limited partnerships. The federal tax credits totaled $425 thousand in 2009 versus $607 thousand in 2008, which included $195 thousand in rehabilitation tax credits relating to investments as the Company invested in three affordable housing limited partnerships in late 2007. The Company’s effective tax rate for 2009 was 21.4% compared to 16.6% for 2008. The change resulted from higher taxable income in 2009, receipt of a nontaxable life insurance death benefit in 2008 and the 2008 rehabilitation federal tax credit due to 2007 investments in affordable housing projects.

FINANCIAL CONDITION

At December 31, 2009, the Company had total consolidated assets of $447.5 million, including gross loans and loans held for sale (“total loans”) of $358.1 million, deposits of $368.8 million and stockholders’ equity of $41.2 million. Based on the

Union Bankshares, Inc.    2009 Annual Report  •  Page 60

Management’s Discussion and Analysis of Financial Condition

and Results of Operations (continued)

most recent information published by the Vermont Banking Commissioner, in terms of total assets at December 31, 2008, Union Bank ranked as the sixth largest institution of the sixteen commercial banks and savings institutions headquartered in Vermont. The largest of these institutions has since been sold to an out-of-state financial institution.

The Company’s total assets increased by $7.3 million, or 1.7%, to $447.5 million at December 31, 2009 from $440.1 million at December 31, 2008. Total net loans and loans held for sale increased by $4.9 million, or 1.4%, to $354.7 million, representing 79.3% of total assets at December 31, 2009 as compared to $349.8 million, or 79.5%, of total assets at December 31, 2008. The increase in 2009 resulted mainly from growth of $5.3 million in commercial real estate loans and growth of $6.1 million in real estate loans held for sale. These increases were offset in part by a decrease of $3.2 million in commercial loans. Loan demand was strong during the year but growth of the loan portfolio was moderated significantly by management’s decision to continue to sell the majority of qualified lower rate residential loans into the secondary market during 2009 to mitigate future interest rate risk and to participate out some commercial real estate loans to mitigate the level of credit and interest rate risk.

Cash and due from banks increased slightly from $4.8 million at December 31, 2008 to $4.9 million at December 31, 2009. Federal funds sold and overnight deposits decreased $4.3 million to $17.2 million at December 31, 2009 from $21.5 million at December 31, 2008. Interest bearing deposits in banks grew $8.2 million, or 55.3%, from $14.8 million at December 31, 2008 to $23.0 million at December 31, 2009 as this was one of the safest and most profitable investments during 2009 which provided the Company a spread over federal funds sold rates while maintaining a relatively short-term maturity ladder. Investment securities available-for-sale decreased $3.2 million, or 11.5%, from $27.8 million at December 31, 2008 to $24.6 million at December 31, 2009. The decrease was due to the investment of maturing dollars into FDIC insured certificates of deposit and to fund loan demand. There was also an increase in the unrealized holding gain on Investment securities available-for-sale of $678 thousand from a loss of $134 thousand at December 31, 2008 to a gain of $544 thousand at December 31, 2009. Total nonloan interest bearing assets remained relatively stable at 14.9% of total assets at December 31, 2009 compared to 15.0% at December 31, 2008.

Other assets grew $1.8 million, or 15.4%, between years primarily due to the prepayment on December 30, 2009 of the $1.8 million estimated FDIC insurance assessment for 2010, 2011 and 2012 as required of all FDIC insured financial institutions.

Total deposits increased $4.5 million, or 1.2%, to $368.8 million at December 31, 2009 from $364.4 million at December 31, 2008. Noninterest bearing deposits decreased 1.9%, or $1.2 million, from $61.3 million at December 31, 2008 to $60.1 million at December 31, 2009. Interest bearing deposits increased 1.9%, or $5.6 million, from $303.1 million to $308.7 million during the same time frame. It appears that the continuing financial and credit market turmoil and the increased FDIC insurance coverage has made it easier to attract and retain deposits as on average for 2009 deposits grew $26.1 million, or 7.9%. However, the long-term outlook for bank deposit gathering is unclear as now even some government sponsored agencies are being allowed to offer deposit accounts to consumers directly in order to collect deposits to fund their lending and investment activities.

Borrowed funds from the FHLB of Boston increased $3.6 million, or 13.0%, to $31.0 million at December 31, 2009 from $27.4 million at December 31, 2008 as Union Bank took advantage of low advance rates late in 2009 to lock in short-term funding liquidity.

Total stockholders’ equity increased by $2.0 million, or 5.2%, to $41.2 million at December 31, 2009 from $39.2 million at December 31, 2008. This increase reflected the combined effect of an increase from net income of $5.2 million, a $12 thousand increase due to stock based compensation, and a decrease of $448 thousand in the net unrealized holding loss on investment securities available-for-sale component, a decrease of $1.6 million in the net unfunded defined benefit pension liability component, cash dividend payments of $4.6 million and the purchase of treasury stock for $224 thousand.

Loan Portfolio. The Company’s loan portfolio (including loans held for sale) primarily consists of adjustable- and fixed-rate mortgage loans secured by one-to-four family, multifamily or commercial real estate. As of December 31, 2009, the gross loan portfolio totaled $358.1 million, or 80.0%, of assets compared to $353.4 million, or 80.3%, of assets as of December 31, 2008. Total loans have increased $4.7 million, or 1.3%, since December 31, 2008, despite the sale of $60.4

Union Bankshares, Inc.    2009 Annual Report  •  Page 61

Management’s Discussion and Analysis of Financial Condition

and Results of Operations (continued)

million of loans held for sale during 2009, resulting in a gain on sale of loans of $969 thousand. Sales of loans in 2008 totaled $23.2 million for a gain of $419 thousand. Management expects to continue to sell and/ or participate loans to manage interest rate risk, credit exposure or liquidity needs in the future, especially in light of the current low interest rate environment. While competition for good loans is strong, the Company has been able to originate loans to both current and new customers while maintaining credit quality. Management expects the loan refinancing trend to slow over the coming months as the number of borrowers able to refinance lessens and/ or interest rates rise.

The composition of the Company’s total loan portfolio at year-end for each of the last five years was as follows:

	Year Ended, December 31,
	2009		2008		2007		2006		2005
	$	%	$	%	$	%	$	%	$	%
	(Dollars in thousands)
Residential real estate	123,915	34.6	128,292	36.3	115,303	36.2	114,139	35.9	106,470	34.7
Construction real estate	19,391	5.4	19,038	5.4	20,190	6.4	22,568	7.1	18,066	5.9
Commercial real estate	159,095	44.4	153,821	43.5	134,658	42.3	132,186	41.6	130,483	42.5
Commercial	15,597	4.4	18,833	5.3	19,537	6.1	19,253	6.1	20,650	6.7
Consumer and other	6,967	1.9	6,735	1.9	7,175	2.3	7,717	2.4	7,999	2.6
Municipal	23,862	6.7	23,519	6.7	13,731	4.3	17,959	5.7	17,009	5.5
Loans held for sale	9,262	2.6	3,178	0.9	7,711	2.4	3,750	1.2	6,546	2.1
Total loans	358,089	100.0	353,416	100.0	318,305	100.0	317,572	100.0	307,223	100.0

For residential loans, the Company generally does not lend more than 80% of the appraised value of the home without a government guaranty or the borrower purchasing private mortgage insurance and does not lend more than 100% of the appraised value under any circumstances. The Company lends up to 80% of the collateral value on commercial real estate loans to strong borrowers. The majority of commercial real estate loans do not exceed 75% of the appraised collateral value. However, the loan to value may go up to 90% on loans with government guarantees or other mitigating circumstances. Vermont has not experienced the steep decline in property values that have been prevalent in other areas of the country but the market to sell properties remains slow given the impact of the decline in the financial markets and the uncertainty of the current economic environment. Real estate secured loans represented $311.7 million, or 87.0%, of total loans at December 31, 2009 compared to $304.3 million, or 86.1%, of total loans at December 31, 2008.

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

The Company originates and sells residential mortgages into the secondary market, with most of the sales made to Freddie Mac and occasionally to the Vermont Housing Finance Agency (VHFA). In 2008, the Company entered into a contract with the FHLB of Boston Mortgage Partnership Finance Program (MPF) to sell up to $5 million in loans. This contract was completed in early 2009 and a second $5 million contract was executed for future sales but has not yet been utilized. These loans are classified as held for sale at the time of origination or when a decision is made to sell the loans. Loans held for sale are accounted for at the lower of cost or fair value and reviewed at least quarterly based on current market pricing. The Company serviced a residential real estate mortgage portfolio of $229.1 million and $227.3 million at December 31, 2009 and 2008, respectively. Of that portfolio, $96.4 million at both December 31, 2009 and 2008 was serviced for unaffiliated third parties. Additionally, the Company originates commercial real estate and commercial loans under various Small Business Administration (SBA), U.S. Department of Agriculture Rural Development Authority (USDA) and Vermont Economic Development Authority (VEDA) programs that provide an agency guarantee for a portion of the loan amount. The Company occasionally sells the guaranteed portion of the loan to other financial concerns and will retain servicing rights, which generates fee income. These loans are classified as held for sale as they are identified and accounted for at the lower of cost or fair value and priced at least quarterly by an independent party. The Company serviced approximately $3.0 million of commercial and commercial real estate loans for unaffiliated third parties as of December 31, 2009 and $4.3 million at December 31, 2008.

Union Bankshares, Inc.    2009 Annual Report  •  Page 62

Management’s Discussion and Analysis of Financial Condition

and Results of Operations (continued)

The Company capitalizes its loan servicing rights on these loans and recognizes gains and losses on the sale of the principal portion of these notes as they occur. The unamortized balance of servicing rights on loans sold with servicing retained was $530 thousand as of December 31, 2009 and $329 thousand as of December 31, 2008, with an estimated market value in excess of their carrying value at both year ends. Management periodically evaluates and measures the servicing assets for impairment.

In the ordinary course of business, the Company occasionally sells participations in a portion of commercial, municipal or real estate loans to other financial institutions on a nonrecourse basis for liquidity or credit concentration management purposes. The total of loans participated out as of December 31, 2009 was $16.2 million and $13.5 million at December 31, 2008.

The majority of the Company’s loan portfolio is secured by real estate located throughout the Company’s primary market area of northern Vermont and northwestern New Hampshire. Underlying real estate values for both residential and commercial loans have decreased slightly in the Company’s market area during the last year, though a quick sale may result in a steeper discount should such a sale of real estate collateral become necessary. Although the Company’s loan portfolio consists of different segments, there is a portion of the loan portfolio centered in tourism related loans. The Company has implemented risk management strategies to mitigate exposure in this industry through utilizing government guaranty programs as well as participations with other financial institutions as discussed above. Additionally, the loan portfolio contains many loans to seasoned and well established businesses and/or well secured loans which further reduce the Company’s risk. Management closely follows the local and national economies and their impact on the local economy, especially on the tourism industry, as part of the Company’s risk management program.

The following table breaks down by classification the contractual maturities of the gross loans held in portfolio and for sale as of December 31, 2009:

	Within 1 Year	2-5 Years	Over 5 Years
	(Dollars in thousands)
Residential real estate
Fixed-rate	$ 648	$ 3,882	$ 43,066
Variable-rate	2,294	2,126	83,787
Construction real estate
Fixed-rate	2,933	128	3,591
Variable-rate	12,017	428	301
Commercial real estate
Fixed-rate	248	6,699	8,987
Variable-rate	14,055	10,065	116,409
Commercial
Fixed-rate	1,597	4,214	696
Variable-rate	3,246	3,913	1,931
Municipal
Fixed-rate	12,380	1,224	2,628
Variable-rate	—	—	7,630
Consumer & Other
Fixed-rate	2,334	4,091	417
Variable-rate	77	6	41

Total	$51,829	$36,776	$269,484

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

Union Bankshares, Inc.    2009 Annual Report  •  Page 63

Management’s Discussion and Analysis of Financial Condition

and Results of Operations (continued)

or investments that are 90 days or more past due are considered to be nonperforming assets. Policies set forth portfolio diversification levels to mitigate concentration risk.

The Company’s Board of Directors has set forth well-defined lending policies (which are periodically reviewed and revised as appropriate) that include conservative individual lending limits for officers, aggregate and advisory board approval levels, Board approval for large credit relationships, a loan review program and other limits or standards deemed necessary and prudent. The Company’s loan review department is supervised by an experienced former regulatory examiner and staffed by a Certified Public Accountant as well as other experienced personnel. The Company’s loan review program encompasses a quality control process for loan documentation and underwriting for select loans as well as a monitoring process for credit extensions to assess the credit quality and degree of risk in the loan portfolio. The Company performs periodic concentration analyses based on various factors such as industries, collateral types, geographic location, large credit sizes and officer portfolio loads. The Company has established uniform underwriting guidelines to be followed by its officers; material exceptions are required to be approved by a senior loan officer or the Board of Directors. The Company monitors its delinquency levels for any negative or adverse trends. Despite these measures, there can be no assurance, however, that the Company’s loan portfolio will not become subject to increasing pressures from deteriorating borrower financial strength due to general or local economic conditions or other factors.

Restructured loans include the Company’s troubled debt restructurings that involved forgiving a portion of interest or principal, refinancing at a rate materially less than the market rate, rescheduling loan payments, or granting other concessions to a borrower due to financial or economic reasons related to the debtor’s financial difficulties that the Company would not ordinarily grant. Restructured loans do not include qualifying restructured loans that have complied with the terms of their restructure agreement for a satisfactory period of time. There were two commercial real estate loans totaling $1.9 million restructured and in compliance with modified terms at December 31, 2009 and none at December 31, 2008.

Loans on which the accrual of interest has been discontinued are designated as nonaccrual loans. Management reviews the loan portfolio continuously for evidence of problem loans. Such loans are placed under close supervision with consideration given to placing the loan on nonaccrual status. Loans are designated as nonaccrual when they become impaired or when reasonable doubt exists as to the full collection of interest and principal. Normally, when a loan is placed on nonaccrual status, all interest previously accrued but not collected is reversed against current period interest income. Income on such loans is then recognized only to the extent that cash is received and where the future collection of interest and principal is probable. Generally, interest accrual is resumed on such loans only when they are brought fully current with respect to interest and principal and when, in the judgment of management, the loans are estimated to be fully collectible as to both principal and interest. The aggregate interest on nonaccrual loans not recognized for the years ended December 31, 2009 and 2008 was $664 thousand and $460 thousand, respectively.

The following chart details the composition of the Company’s nonperforming assets as of December 31:

	2009	2008
	(Dollars in thousands)
Nonaccrual loans	$3,738	$2,927
Loans past due 90 days or more and still accruing interest	538	4,368
Total nonperforming loans	4,276	7,295
Nonaccrual investments available-for-sale	—	188
Other real estate owned	886	658
Other assets owned	—	3
Total nonperforming assets	$5,162	$8,144

The Company had guarantees of U.S. or Vermont government agencies on the above nonperforming loans totaling $243 thousand at December 31, 2009 and $1.8 million at December 31, 2008.

Union Bankshares, Inc.    2009 Annual Report  •  Page 64

Management’s Discussion and Analysis of Financial Condition

and Results of Operations (continued)

The following table reviews certain asset quality ratios monitored by Company’s management at December 31:

	2009	2008
Allowance for loan losses to loans not held for sale	1.00%	1.02%
Allowance for loan losses to nonperforming loans	81.69%	48.75%
Nonperforming loans to total loans	1.19%	2.06%
Nonperforming assets to total assets	1.15%	1.85%
Delinquent loans (30 days to nonaccruing) to total loans	3.26%	4.41%
Net charge-offs to average loans not held for sale	0.13%	0.05%
Loan loss provision to net charge-offs	86.39%	213.38%

Nonperforming loans and assets have both improved in terms of dollars and percentages from December 31, 2008. Total delinquent loans as a percentage of gross loans have also improved, as has allowance for loan losses as a percentage to nonperforming loans. The Company’s success at keeping the nonperforming and delinquency ratios at favorable levels despite deteriorating economic conditions is the result of continued focus on maintaining strict underwriting standards, as well as our practice as a community bank to actively work with troubled borrowers to resolve the borrower’s delinquency, while maintaining the safe and sound credit practices of the Bank and safeguarding our strong capital position.

At December 31, 2009, the Company had internally classified certain loans totaling $776 thousand representing two customer relationships, compared to $165 thousand at December 31, 2008. In management’s view, such loans represent a higher degree of risk and could become nonperforming loans in the future. While still on a performing status, in accordance with the Company’s credit policy, loans are internally classified when a review indicates the existence of any of the following conditions making the likelihood of collection questionable:

•

the financial condition of the borrower is unsatisfactory;

•

repayment terms have not been met;

•

the borrower has sustained losses that are sizable, either in absolute terms or relative to net worth;

•

confidence is diminished;

•

loan covenants have been violated;

•

collateral is inadequate; or

•

other unfavorable factors are present.

The Company actively works with customers who may be delinquent or headed for problems due to the downturn in the economy and the slowdown in the real estate market, although northern New England has not experienced these issues to the same extent as other parts of the country. One of the benefits of being a community financial institution is our employees’ and Boards’ knowledge of the community and borrowers which allows us to be proactive in working closely with our loan customers. The Company’s delinquency rates have historically run higher than similar institutions while losses have been lower. Although management believes that nonperforming and internally classified loans are generally well-secured and that in management’s estimate probable credit losses inherent in the loan portfolio are provided for in the Company’s allowance for loan losses, there can be no assurance that future deterioration in economic conditions and/or collateral values, or changes in other relevant factors will not result in future credit losses. The Company has not targeted sub-prime borrowers and has not experienced an elevated delinquency in this area.

Except for those nonperforming loans discussed above, the Company’s management is not aware of any loans as of December 31, 2009, for which known financial problems of the borrower would cause serious doubts as to the ability of these borrowers to materially comply with their present loan repayment terms, or any known events that would result in the loan being designated as nonperforming at some future date. However, a combination of the following economic conditions in the Company’s market has the potential to create a situation where any borrower’s status can quickly change. Real estate and other asset values declined during 2009 and the recovery in the real estate market remains tentative. Deterioration in the value of collateral securing the Company’s loans could put pressure on loan to value margins. Additionally, economic conditions resulting in higher unemployment rates and business failures are still a concern and could result in an increase in loan default rates. Management will continue to monitor and evaluate the effects of the troubled housing market and economy on the Company’s loan portfolio.

Union Bankshares, Inc.    2009 Annual Report  •  Page 65

Management’s Discussion and Analysis of Financial Condition

and Results of Operations (continued)

On occasion real estate properties are acquired through or in lieu of loan foreclosure. These properties are held for sale and are initially recorded at the fair value less estimated disposal costs at the date of the Company’s acquisition of the property, with fair value based on an appraisal for more significant properties and on a broker’s price opinion for minor properties. Holding costs and declines in fair value after acquisition of the property result in charges against income. The Company evaluates each property at least quarterly for changes in fair value. The Company had three residential and one commercial properties classified as Other Real Estate Owned (OREO) at December 31, 2009 valued at $886 thousand and six properties valued at $658 thousand so classified on December 31, 2008. Further softening in the real estate market would make the potential to recover all principal and related costs for OREO properties uncertain.

Allowance for Loan Losses. Some of the Company’s loan customers ultimately do not make all of their contractually scheduled payments, requiring the Company to charge off a portion or all of the remaining principal balance due. The Company maintains an allowance for loan losses to absorb such losses. The allowance is maintained at a level which, by management’s best estimate, is appropriate to absorb probable credit losses inherent in the loan portfolio; however, actual loan losses may vary from current estimates.

Adequacy of the allowance for loan losses is evaluated quarterly using a consistent, systematic methodology, which analyzes the risk inherent in the loan portfolio. In addition to evaluating the collectability of specific loans when determining the adequacy of the allowance, management also takes into consideration other factors such as changes in the mix and size of the loan portfolio, historic loss experience, the amount of delinquencies and loans adversely classified, industry trends, and the impact of the local and regional economy on the Company’s borrowers. The adequacy of the allowance for loan losses is assessed by an allocation process whereby specific loss allocations are made against certain adversely classified loans and general loss allocations are made against segments of the loan portfolio that have similar attributes. While the Company allocates the allowance for loan losses based on the percentage category to total loans, the portion of the allowance for loan losses, allocated to each category does not represent the total available for future losses which may occur within the loan category since the total allowance for possible loan losses is a valuation reserve applicable to the entire portfolio.

The allowance is increased by a provision for loan losses charged to earnings, and reduced by charge-offs, net of recoveries. The provision for loan losses represents management’s estimate of the current period credit cost associated with maintaining an appropriate allowance for loan losses. Based on an evaluation of the loan portfolio and other relevant factors, management presents a quarterly analysis of the adequacy of the allowance to the Board of Directors, indicating any changes in the allowance since the last review and any recommendations as to adjustments in the allowance. Additionally, bank regulatory agencies regularly review the Company’s allowance for loan losses, including the methodology for determining the allowance, as an integral part of their examination process.

Credit quality of the commercial portfolio is quantified by a credit rating system designed to parallel regulatory criteria and categories of loan risk and has historically been well received by the various regulatory authorities. Individual loan officers monitor their loans to ensure appropriate rating assignments are made on a timely basis. Risk ratings and quality of commercial and retail credit portfolios are also assessed on a regular basis by an independent Loan Review Department. Loan Review personnel conduct ongoing portfolio analyses and individual credit reviews to evaluate loan risk and compliance with lending policies.

The level of allowance allocable to each loan portfolio category with similar risk characteristics is determined based on historical charge-offs, adjusted for qualitative risk factors. A quarterly analysis of various qualitative factors, including portfolio characteristics, national and local economic trends, overall market conditions, and levels of, and trends in, delinquencies and non-performing loans, helps to ensure that areas with the potential risk for loss are considered in management’s allowance estimate. In addition, when other individual loans are identified by management as representing an elevated risk of loss, the level of allowance allocable to those loans is determined through estimating probable loss for each individual credit based on its specific risk attributes. Loans are also evaluated for impairment and may be classified as impaired when management believes it is probable that the Company will not collect all the contractual interest and principal payments as scheduled in the loan agreement. A specific reserve amount is allocated to the allowance for individual loans that have been classified as impaired on the basis of the fair value of the collateral for collateral dependent loans, an observable market price, or the present value of anticipated future cash flows.

Union Bankshares, Inc.    2009 Annual Report  •  Page 66

Management’s Discussion and Analysis of Financial Condition

and Results of Operations (continued)

During the quarter ended June 30, 2009, the methodology used to determine the adequacy of the loan loss reserve was updated to be in line with federal interagency regulatory guidelines to utilize computed reserve factors based on historical losses and qualitative factors. Prior to that quarter, the determination of the allowance allocated to each loan portfolio category was validated with the quarterly analysis of historical charge-offs adjusted for qualitative risk factors and the allowance allocated to loans representing an elevated risk of loss was validated through the analysis of the estimated probable loss for each individual credit based on their specific risk attributes. These analyses are now being utilized to determine the allowance allocated to each category and to elevated risk loans. The change in methodology did not result in material changes in the allocation process as is evident in the allowance for loan loss by category of loan in the table below.

The composition of the Company’s loan portfolio remained relatively unchanged from December 31, 2008 to December 31, 2009, and there was no material change in the lending programs or terms during the year.

The following table reflects activity in the allowance for loan losses for the years ended December 31:

	2009	2008	2007	2006	2005
	(Dollars in thousands)

Balance at the beginning of period	$3,556	$3,378	$3,338	$3,071	$3,067
Charge-offs
Real estate	379	50	99	8	28
Commercial	101	54	79	3	19
Consumer and other	43	102	90	73	63
Total charge offs	523	206	268	84	110
Recoveries
Real estate	10	2	10	26	14
Commercial	15	8	3	18	4
Consumer and other	35	39	30	127	36
Total recoveries	60	49	43	171	54

Net (charge-offs) recoveries	(463)	(157)	(225)	87	(56)
Provision for loan losses	400	335	265	180	60

Balance at end of period	$3,493	$3,556	$3,378	$3,338	$3,071
Provision charged to income as a percent of average loans	0.11%	0.10%	0.09%	0.06%	0.02%

Union Bankshares, Inc.    2009 Annual Report  •  Page 67

Management’s Discussion and Analysis of Financial Condition

and Results of Operations (continued)

The following table shows the breakdown of the Company’s allowance for loan loss by category of loan (net of loans held for sale) and the percentage of loans in each category to gross loans in the respective portfolios at December 31:

	2009		2008		2007		2006		2005
	Amount	Percent	Amount	Percent	Amount	Percent	Amount	Percent	Amount	Percent
	(Dollars in thousands)
Real Estate
Residential	$ 976	35.5	$ 933	36.7	$ 710	35.7	$ 640	34.8	$ 571	35.4
Commercial	1,959	47.8	1,917	43.9	2,011	42.9	1,901	41.7	1,826	43.4
Construction	240	5.6	223	5.4	202	6.5	296	7.2	181	6.0
Other Loans
Commercial	235	4.5	391	5.4	277	5.3	312	6.1	343	6.9
Consumer, municipal, other and unallocated	83	6.6	92	8.6	178	9.6	189	10.2	150	8.3

Total	$3,493	100.0	$3,556	100.0	$3,378	100.0	$3,338	100.0	$3,071	100.0

Ratio of net charge-offs (recoveries) to average loans not held for sale		0.13%		0.05%		0.07%		(0.03%)		0.02%
Ratio of allowance for loan losses to loans not held for sale		1.00%		1.02%		1.09%		1.06%		1.02%
Ratio of allowance for loan losses to nonperforming loans (1)		81.69%		48.75%		60.47%		70.26%		66.66%

(1)

Nonperforming loans includes loans in nonaccrual status plus loans past due 90 days or more and still accruing.

Management of the Company believes, in their best estimate, that the allowance for loan losses at December 31, 2009 is appropriate to cover estimated probable credit losses inherent in the Company’s loan portfolio as of such date. However, there can be no assurance that the Company will not sustain losses in future periods which could be greater than the size of the allowance at December 31, 2009. In addition, our banking regulators, as an integral part of their examination process, periodically review our allowance for loan losses. Such agencies may require us to recognize adjustments to the allowance based on its judgments about information available to them at the time of examination. A large loss could deplete the allowance and require increased provisions to replenish the allowance, which could negatively affect earnings.

While the Company recognizes that a further economic slowdown may adversely impact its borrowers’ financial performance and ultimately their ability to repay their loans, management continues to be cautiously optimistic about the collectability of the Company’s loan portfolio.

Investment Activities. The investment portfolio is used to generate interest income, manage liquidity and mitigate interest rate sensitivity. At December 31, 2009, the reported value of investment securities available-for-sale was $24.6 million, or 5.5%, of assets, compared to $27.8 million, or 6.3%, of assets at December 31, 2008. The Company had no investment securities classified as held-to-maturity or trading. Current accounting guidance requires banks to recognize all appreciation or depreciation of the investment portfolio on the balance sheet for available-for-sale securities even though a gain or loss has not been realized. Investment securities classified as available-for-sale are marked-to-market, with any unrealized gain or loss after estimated taxes charged to the equity portion of the balance sheet through Accumulated other comprehensive income (loss). The reported value of investment securities available-for-sale at December 31, 2009 reflects a net unrealized gain of $544 thousand.

At December 31, 2009, fifteen debt securities and two marketable equity securities had unrealized losses with aggregate depreciation of 0.4% from the Company’s amortized cost basis. Securities are evaluated at least quarterly for other-than-

Union Bankshares, Inc.    2009 Annual Report  •  Page 68

Management’s Discussion and Analysis of Financial Condition

and Results of Operations (continued)

temporary impairment and at December 31, 2009, in management’s estimation no security was other-than-temporarily impaired. The illiquidity of the capital markets during the last sixteen months and continuing through the date of this report has had an adverse effect on the valuation of portions of the Company’s investment securities portfolio.

At December 31, 2009, the Company had no investments in a single company or entity (other than U.S. Government-sponsored enterprise securities) that had an aggregate book value in excess of 2% of our equity. The Company had two private collateralized mortgage obligations with a fair value of $212 thousand at December 31, 2009, and all the other mortgage-backed securities as of such date were issued by Federal National Mortgage Association (Fannie Mae) or Freddie Mac. The Company did not invest in the preferred stock or subordinated debt of either Fannie Mae or Freddie Mac. Although the Fannie Mae and Freddie Mac debt securities are not explicitly guaranteed by the federal government, one of the stated purposes of the U.S. Treasury’s September, 2008 conservatorship and capital support of the two institutions was to stabilize the market in their debt securities, and that purpose was again evident in legislation passed by Congress last December which effectively lifted any dollar ceiling on the implicit U.S. Treasury guaranty of Fannie Mae and Freddie Mac debt securities.

The following tables show as of December 31 the amortized cost, fair value and weighted average yield on a tax equivalent basis of the Company’s investment debt securities portfolio maturing within the stated periods:

	December 31, 2009 Maturities
	Within One Year	One to Five Years	Five to Ten Years	Over Ten Years	Total Cost	Weighted Average Yield
	(Dollars in thousands)
Investment securities available-for-sale
U.S. Government-sponsored enterprises	$ —	$1,000	$1,000	$2,499	$ 4,499	3.78%
Mortgage-backed	723	982	1,498	1,547	4,750	4.19%
State and political subdivisions	596	417	2,577	3,958	7,548	5.87%
Corporate debt	451	3,758	2,967	—	7,176	5.40%
Total investment debt securities	$1,770	$6,157	$8,042	$8,004	$23,973	5.00%

Fair value	$1,795	$6,374	$8,313	$8,041	$24,523

Weighted average yield	4.88%	4.71%	5.09%	5.17%	5.00%

	December 31, 2008 Maturities
	Within One Year	One to Five Years	Five to Ten Years	Over Ten Years	Total Cost	Weighted Average Yield
	(Dollars in thousands)
Investment securities available-for-sale
U.S. Government-sponsored enterprises	$ 500	$ —	$ —	$1,001	$ 1,501	4.46%
Mortgage-backed	161	3,041	2,093	3,869	9,164	4.59%
State and political subdivisions	1,005	1,049	1,605	3,958	7,617	5.93%
Corporate debt	501	4,469	4,638	13	9,621	5.20%
Total investment debt securities	$2,167	$8,559	$8,336	$8,841	$27,903	5.17%

Fair value	$2,175	$8,488	$8,365	$8,746	$27,774

Weighted average yield	4.88%	4.95%	5.06%	5.53%	5.17%

The tables above exclude marketable equity securities with a book value of $50 thousand and a market value of $44 thousand at December 31, 2009, and a book value of $14 thousand and a market value of $9 thousand at December 31, 2008, which have no maturity but may be sold by the Company at any time. The table also excludes mutual funds with a book and market value of $82 thousand at December 31, 2009 and of $52 thousand at December 31, 2008.

Union Bankshares, Inc.    2009 Annual Report  •  Page 69

Management’s Discussion and Analysis of Financial Condition

and Results of Operations (continued)

Federal Home Loan Bank of Boston Stock. Union is a member of the FHLB of Boston with an investment of $1.9 million in its Class B common stock at both December 31, 2009 and 2008. The Class B common stock has a five year notice requirement for redemption and there is no guarantee of future redemption. Also, there is the possibility of future capital calls by the FHLB of Boston on member banks to ensure compliance with its capital plan. Union’s investment in FHLB stock is carried as an Other asset at cost and is nonmarketable. Similar to evaluating investment securities available-for-sale for other-than-temporary impairment, the Company has evaluated its investment in the FHLB of Boston. The FHLB of Boston has taken a number of steps to strengthen its capital position in the short-term and preserve its capital in the wake of significant securities portfolio’s other-than-temporary impairment charges it has recorded in its investment portfolio starting during the fourth quarter of 2008. The FHLB of Boston remains in compliance with all regulatory capital ratios as of December 31, 2009. Dividend payments on the FHLB of Boston Class B common stock have been suspended since the third quarter of 2008 and a moratorium on excess stock repurchases has been implemented. Management’s most recent evaluation of the Company’s holdings of FHLB of Boston common stock concluded that Union will recover its investment in the FHLB of Boston stock at the stated par value.

Deposits. The following table shows information concerning the Company’s average deposits by account type, and the weighted average nominal rates at which interest was paid on such deposits for the years ended December 31:

	2009			2008
	Average Amount	Percent of Total Deposits	Average Rate	Average Amount	Percent of Total Deposits	Average Rate
	(Dollars in thousands)
Nontime deposits
Noninterest bearing deposits	$ 52,890	14.8	—	$ 51,774	15.6	—
NOW accounts	61,727	17.2	0.26%	55,764	16.8	0.55%
Money market accounts	62,030	17.3	0.84%	52,403	15.8	1.94%
Savings accounts	43,343	12.1	0.31%	40,335	12.1	0.44%
Total nontime deposits	219,990	61.4	0.37%	200,276	60.3	0.75%
Time deposits
Less than $100,000	79,877	22.3	2.38%	82,799	24.9	3.24%
$100,000 and over	58,262	16.3	2.40%	48,971	14.8	3.70%
Total time deposits	138,139	38.6	2.39%	131,770	39.7	3.40%
Total deposits	$358,129	100.0	1.15%	$332,046	100.0	1.81%

The Company does not normally accept brokered certificates of deposit except through participation with the Certificate of Deposit Account Registry Service (CDARS) of Promontory Interfinancial Network, LLC. The Company had $13.6 million of reciprocal time deposits of $250,000 or less on the balance sheet placed through CDARS at December 31, 2009 and $13.9 million at December 31, 2008 as the safety of FDIC insurance coverage became more important to customers over the last sixteen months, especially for those taking money out of the volatile stock market or other financial investments. These deposits are considered “brokered” deposits. None of the Company’s CDARS deposits as of the respective balance sheet dates represent purchased deposits as all such deposits were matched dollar for dollar with Union’s customer deposits which were placed in other participating financial institutions in order to provide our customers with full FDIC insurance coverage.

Deposits grew $4.5 million, or 1.22%, from $364.4 million at December 31, 2008 to $368.8 million at December 31, 2009 as the disruptions in the stock market and global financial markets over the last sixteen months have sent deposit dollars back to the safety of FDIC insured depository institutions. On average, all categories of deposits, with the exception of time deposits less than $100,000, grew between years even though the interest rate paid on all account types declined. Average deposits grew $26.1 million, or 7.9%, between years.

In December 2008, Union elected to participate in the portion of the FDIC’s TLGP that provides full FDIC deposit insurance on all noninterest bearing transaction accounts even if they exceed the deposit insurance limit of $250,000. The TLPG has been extended through June 30, 2010 and the Company has elected to continue its participation. This program is separate

Union Bankshares, Inc.    2009 Annual Report  •  Page 70

Management’s Discussion and Analysis of Financial Condition

and Results of Operations (continued)

from the Troubled Asset Purchase Program, the Capital Access Program and the Capital Purchase Program, all of which the Company chose not to participate in.

A maturity distribution of the Company’s time deposits in denominations of $100,000 or more at December 31 is as follows:

	2009	2008
	(Dollars in thousands)
Three months or less	$12,098	$12,546
Over three months through six months	22,434	23,175
Over six months through twelve months	19,107	9,711
Over twelve months	6,578	10,889
	$60,217	$56,321

Borrowings. Advances from the FHLB of Boston are another key source of funds to support earning assets. These funds are also used to manage the Bank’s interest rate and liquidity risk exposures. The Company’s borrowed funds at both December 31, 2009 and 2008 were comprised solely of FHLB of Boston advances. Average borrowings outstanding for 2009 were $27.7 million, compared to average borrowings outstanding for 2008 of $26.5 million. The weighted average interest rate on the Company’s borrowings dropped from 4.32% for 2008 to 4.20% for 2009; reflecting the low interest rate environment that prevailed throughout the year.

Liability for Pension Benefits. The Company had a Liability for defined pension benefit plan of $3.0 million at December 31, 2009 and $5.2 million at December 31, 2008. The main reason for the large decrease ($2.2 million) in the liability between years was attributable to the change from an unrealized loss on investment assets held at December 31, 2008 of $2.6 million to an unrealized gain of $1.8 million at December 31, 2009 which reflects the recovery in the market value of the plan’s assets and the $2.1 million contribution by the Company to the plan in 2009. The investments that were in the “market” were not immune to the turmoil experienced over the last eighteen months and their value fluctuated accordingly. Weighted average asset allocations at December 31, 2009 remain more conservative than they have been historically in response to the market volatility; but, since the plan has a very long-term (40 + years) horizon, the investments are managed for the long-term. In addition to the impact on the pension liability in 2009, the offsetting entries decreased the Company’s deferred tax assets by $493 thousand, increased Other assets through a prepaid pension benefit by $609 thousand and decreased Accumulated Other Comprehensive Loss, which increases the Company’s capital, by $956 thousand. The entry to Accumulated Other Comprehensive Loss has no impact on regulatory capital amounts or ratios or the Company’s legal lending limit. Note 14 to the Consolidated Financial Statements includes further discussion and information on the Company’s employee benefits.

The Company’s pension benefit obligation and net periodic cost are actuarially determined based on the following assumptions: discount rate, expected future return on plan assets, change in the Social Security wage base rate, the Consumer Price Index rate, mortality tables, and the expected rate of increase in compensation levels. While a change in any of the assumptions would have an impact on financial condition and future results of operations, a change in the discount rate and future rate of return on plan assets could be material. A discount rate is used both to determine the present value of future benefit obligations and the net periodic benefit cost. The expected rate of return on plan assets is only used to determine net period benefit cost.

The 2009 pension benefit obligation discount rate utilized is based on the plan’s expected benefit payment stream utilizing December 2009 benchmark pension liability index yield curve spot rates and a review of published high quality bond indicies. The determination was made to keep the discount rate at 6.00% at both December 31, 2009 and December 31, 2008.

The Company bases its expected rate of return on plan assets on past history, current earning rates available on investments and economic forecasts of where rates are headed in the future. The expected rate of return is conservative as the plan has typically taken short-term risk by investing heavily in equity and international mutual fund markets which over the long-term have proven to be good decisions. Through the end of 2009, our actual net investment returns over the last 19

Union Bankshares, Inc.    2009 Annual Report  •  Page 71

Management’s Discussion and Analysis of Financial Condition

and Results of Operations (continued)

years had a high of 20.73% and a low of negative 26.93%. The latest one year return, as of December 31, 2009, was 20.73%. Therefore, the conservative expectation of a 6.75% return, which is consistent with the 2.50% inflation assumption, is balanced by our discount rate of 6.00% since the plan has a very long-term (40+ years) horizon. The net periodic pension cost (or pension plan expense on the Company’s income statement) was $1.1 million for 2009 and $590 thousand for 2008. The anticipated pension plan expense for 2010 is $1.1 million but the final amount has yet to be calculated by the actuary and may vary from our estimate.

OTHER FINANCIAL CONSIDERATIONS

Market Risk and Asset and Liability Management. Market risk is the potential of loss in a financial instrument arising from adverse changes in market prices, interest rates, foreign currency exchange rates, commodity prices and equity prices. As of December 31, 2009, the Company did not have any market risk sensitive instruments classified as held-to-maturity or acquired for trading purposes. The Company’s market risk arises primarily from interest rate risk inherent in its lending, investing, deposit taking, and borrowing activities as yields on assets change in a different time period or to a different extent from that of interest costs on liabilities. Many other factors also affect the Company’s exposure to changes in interest rates, such as national, regional and local economic and financial conditions, financial market conditions, regulatory actions and initiatives, competitive pressures, customer preferences including loan prepayments and/or early withdrawal of time deposits, and historical pricing relationships.

The earnings of the Company and its subsidiary are affected not only by general economic financial and credit market conditions, but also by the monetary and fiscal policies of the United States and its agencies, particularly the Federal Reserve System. The monetary policies of the Federal Reserve System influence to a significant extent the overall growth of loans, investments, deposits and borrowings; the level of interest rates earned on assets and paid for liabilities; and interest rates charged on loans and paid on deposits. The nature and impact of future changes in monetary policies are often not predictable. The dramatic change in the financial markets in a very short window of time during 2008 and continuing throughout 2009 proved that monetary policies are not foolproof and that “exotic” investment vehicles that had been allowed to proliferate over the last twenty years were often not solidly based or understood, monitored, and policed by the appropriate regulatory agency. The Company did not invest in any of the “exotic” vehicles directly but had invested in a few companies and agencies that have been hurt by their investments or operating practices. Few predicted the 500 basis point drop in the Prime Rate since September 2007 or the stagnation of the financial market and the economy in the last four months of 2008 that has continued throughout 2009.

A key element in the process of managing market risk involves direct involvement by senior management and oversight by the Board of Directors as to the level of risk assumed by the Company in its balance sheet. The Board of Directors reviews and approves risk management policies, including risk limits and guidelines, and reviews quarterly the current position in relationship to those limits and guidelines. Daily oversight functions are delegated to the Asset Liability Management Committee (ALCO). The ALCO, consisting of senior business and finance officers, actively measures, monitors, controls and manages the interest rate risk exposure that can significantly impact the Company’s financial position and operating results. The ALCO sets liquidity targets based on the Company’s financial condition and existing and projected economic and market conditions. The Company attempts to structure its balance sheet to maximize net interest income and shareholder value while controlling its exposure to interest rate risk. Strategies might include purchasing, selling, participating in or participating out loans or investments. The ALCO formulates strategies to manage interest rate risk by evaluating the impact on earnings and capital of such factors as current interest rate forecasts and economic indicators, the potential changes in such forecasts and indicators, liquidity, competitive pressures and various business strategies. The ALCO’s methods for evaluating interest rate risk include an analysis of the Company’s interest rate sensitivity “gap”, which provides a static analysis of the maturity and repricing characteristics of the Company’s entire balance sheet, and a simulation analysis, which calculates projected net interest income based on alternative balance sheet and interest rate scenarios, including “rate shock” scenarios involving immediate substantial increases or decreases in market rates of interest.

Members of ALCO meet at least weekly to set loan and deposit rates, make investment decisions, monitor liquidity and evaluate the loan demand pipeline. Deposit runoff is monitored daily and loan prepayments evaluated monthly. The Company historically has maintained a substantial portion of its loan portfolio on a variable-rate basis (72.1% at December 31, 2009) and plans to continue this Asset/Liability/Management (ALM) strategy in the future. Portions of the

Union Bankshares, Inc.    2009 Annual Report  •  Page 72

Management’s Discussion and Analysis of Financial Condition

and Results of Operations (continued)

variable-rate loan portfolio have interest rate floors and caps which are taken into account by the Company’s ALM modeling software to predict interest rate sensitivity including prepayment risk. The utilization of interest rate floors embedded in variable rate loans has become Company policy for loans originated during 2009 due to the historic low interest rates. As of December 31, 2009, the investment portfolio was all classified as available-for-sale and the modified duration was relatively short. The Company does not utilize any derivative products or invest in any “high risk” instruments.

Interest rates have dropped to historic lows. There is a significant amount of uncertainty in the financial markets. The economic outlook is also uncertain and modeling software is limited to mathematically provable results. Given these facts; knowing your customers, your company’s market and having a management team that has a long track record with varied experience in the financial field is invaluable. Union Bankshares has operated successfully for 118 years.

The Company’s interest rate sensitivity analysis (simulation) as of December 2008 for a flat rate environment (the prime rate at both December 31, 2008 and 2009 was 3.25%) projected the following 2009 results compared to the actual:

	2009 Projected	2009 Actual	% Variance
	(Dollars in thousands)
Interest and fees on loans	$21,583	$21,559	(0.1)
Other interest income	1,796	1,657	(7.7)
Interest expense	(5,587)	(5,294)	5.2
Net interest income	$17,792	$17,922	0.7

Net income	$ 4,598	$ 5,227	13.7
Return on average assets	1.07%	1.21%	13.1
Return on average equity	11.91%	13.29%	11.6

Rates paid on nonvariable rate time and core deposits were dropped during 2009 further than projected as competitive pressures eased in the deposit gathering market with the flight to quality FDIC insured deposits continuing through 2009. This positive variance in interest expense more than offset the negative variances in interest income which resulted in a small positive variance in actual net interest income for 2009 over the simulation model prepared in December of 2008.

Commitments, Contingent Liabilities, and Off-Balance-Sheet Arrangements. The Company is a party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers, to reduce its own exposure to fluctuations in interest rates and to implement its strategic objectives. These financial instruments include commitments to extend credit, standby letters of credit, interest rate caps and floors written on adjustable-rate loans, commitments to participate in or sell loans, commitments to buy or sell securities, certificates of deposit or other investment instruments and risk-sharing commitments on certain sold loans. Such instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the balance sheet. The contractual or notional amounts of these instruments reflect the extent of involvement the Company has in a particular class of financial instruments.

The Company’s exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit is represented by the contractual notional amount of those instruments. The Company uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments. For interest rate caps and floors embedded in adjustable-rate loans, the contract or notional amounts do not represent exposure to credit loss. The Company controls the risk of interest rate cap agreements through credit approvals, limits, and monitoring procedures. The Company generally requires collateral or other security to support financial instruments with credit risk.

Union Bankshares, Inc.    2009 Annual Report  •  Page 73

Management’s Discussion and Analysis of Financial Condition

and Results of Operations (continued)

The following table details the contractual or notional amount of financial instruments that represent credit risk at December 31, 2009:

	Contract or Notional Amount
	2010	2011	2012	2013	2014	Thereafter	Total
	(Dollars in thousands)
Commitments to originate loans	$16,677	$ —	$ —	$ —	$ —	$ —	$16,677
Unused lines of credit	24,497	2,626	635	763	451	5,562	34,534
Standby letters of credit	2,009	355	15	29	—	30	2,438
Credit card arrangements	1,750	—	—	—	—	—	1,750
FHLB of Boston-MPF credit enhancement obligation, net of liability recorded	86	—	—	—	—	—	86
Total	$45,019	$2,981	$650	$792	$451	$5,592	$55,485

Commitments to originate loans are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have a fixed expiration date or other termination clause and may require payment of a fee. Approximately $5.8 million of the unused lines of credit outstanding at December 31, 2009 relate to real estate construction loans that are expected to fund within the next twelve months. The remaining lines primarily relate to revolving lines of credit for other real estate or commercial loans, and many of these lines may expire without being fully drawn upon and therefore the commitment amounts do not necessarily represent future cash needs.

Unused lines of credit decreased $7.1 million from $41.7 million at December 31, 2008 to $34.5 million at December 31, 2009, or 17.1%. Commitments to originate loans increased $7.6 million from $9.1 million at December 31, 2008 to $16.7 million at December 31, 2009, due primarily to the increase in loan demand during 2009.

The Company may, from time-to-time, enter into commitments to purchase, participate or sell loans, securities, certificates of deposit, or other investment instruments which involve market and interest rate risk. There were no such commitments at December 31, 2009.

During 2008 the Company began selling 1-4 family residential loans under a program with FHLB of Boston, the Mortgage Partnership Finance program (MPF). Under this program the Company shares in the credit risk of each mortgage, while receiving fee income in return. The Company is responsible for a Credit Enhancement Obligation (CEO) based on the credit quality of these loans. FHLB of Boston funds a First Loss Account (FLA) based on the Company’s outstanding MPF mortgage balances. This creates a laddered approach to sharing in any losses. In the event of default, homeowner’s equity and private mortgage insurance, if any, are the first sources of repayment; the FHLB of Boston’s FLA funds are then utilized, followed by the member’s CEO, with the balance the responsibility of FHLB of Boston. These loans meet specific underwriting standards of the FHLB of Boston. As of December 31, 2009, the Company had $5.0 million, in loans sold through the MPF program and a contract for delivery of an additional $5 million of future loan sales. The volume of loans sold to the MPF program and the corresponding credit obligation are closely monitored by management. As of December 31, 2009, the notional amount of the maximum contingent contractual liability related to this program was $92 thousand of which $5 thousand has been recorded as a reserve through Other liabilities.

Union Bankshares, Inc.    2009 Annual Report  •  Page 74

Management’s Discussion and Analysis of Financial Condition

and Results of Operations (continued)

Contractual Obligations: The Company has various financial obligations, including contractual obligations that may require future cash payments. The following table presents, as of December 31, 2009, significant fixed and determinable contractual obligations to third parties by payment date:

	Payments Due By Period
	Less than 1 year	2 & 3 years	4 & 5 years	Thereafter	Total
	(Dollars in thousands)
Operating lease commitments	$ 89	$ 113	$ 19	$ —	$ 221
Contractual payments on borrowed funds (3)	6,278	3,878	6,768	14,069	30,993
Deposits without stated maturity (1) (3)	234,129	—	—	—	234,129
Certificates of deposit (1) (3)	106,024	22,002	6,672	—	134,698
Pension plan contributions (2)	1,000	—	—	—	1,000
Deferred compensation payouts (4)	128	319	231	559	1,237
Equity housing limited partnership	179	—	—	—	179
Total	$347,827	$26,312	$13,690	$14,628	$402,457

(1)

While Union has a contractual obligation to depositors should they wish to withdraw all or some of the funds on deposit, management believes, based on historical analysis as well as current conditions in financial markets, that the majority of these deposits will remain on deposit for the foreseeable future.

(2)

Anticipated funding obligations for pension contributions after 2010 are excluded due to the significant variability in the assumptions required to project the amount and timing of future cash contributions.

(3)

The amounts exclude interest payable as amounts other than the $556 thousand currently payable are not estimatable.

(4)

The amounts exclude $68 thousand where the payment period begins at the individual’s retirement which is not determinable.

The Company’s subsidiary bank is required (as are all banks) to maintain vault cash or a noninterest bearing reserve balance as established by Federal Reserve Board regulations. The average total reserve for the 14-day maintenance period including December 31, 2009 was $307 thousand, which was satisfied by vault cash. The Company has also committed to maintain a noninterest bearing contracted clearing balance of $1.0 million at December 31, 2009 with the Federal Reserve Bank of Boston.

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

Union Bankshares, Inc.    2009 Annual Report  •  Page 75

Management’s Discussion and Analysis of Financial Condition

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

Management believes that these assumptions approximate actual experience and considers them reasonable. However, the interest rate sensitivity of the Company’s assets and liabilities in the following tables could vary substantially if different assumptions were used or actual experience differs from the historical experience on which the assumptions are based.

The following table shows the Company’s rate sensitivity analysis as of December 31, 2009:

	Cumulative repriced within
	3 Months or Less	4 to 12 Months	1 to 3 Years	3 to 5 Years	Over 5 Years	Total
	(Dollars in thousands, by repricing date)
Interest sensitive assets
Overnight deposits	$ 17,190	$ —	$ —	$ —	$ —	$ 17,190
Interest bearing deposits in banks	4,473	9,352	7,672	1,478	—	22,975
Investment securities available-for-sale (1) (3)	297	1,917	4,465	4,389	13,455	24,523
Loans and loans held for sale (2) (3) (2) (3)	114,980	51,998	61,326	68,634	61,151	358,089
FHLB Stock	—	—	—	—	1,922	1,922
Total interest sensitive assets	$136,940	$ 63,267	$73,463	$ 74,501	$ 76,528	$424,699

Interest sensitive liabilities
Time deposits	$ 31,530	$ 74,868	$21,628	$ 6,672	$ —	$134,698
Money markets	19,094	—	—	—	41,687	60,781
Regular savings	7,210	—	—	—	36,810	44,020
NOW accounts	31,072	—	—	—	38,127	69,199
Borrowed funds	5,650	628	3,878	6,769	14,068	30,993
Total interest sensitive liabilities	$ 94,556	$ 75,496	$25,506	$ 13,441	$130,692	$339,691

Net interest rate sensitivity gap	$ 42,384	$(12,229)	$47,957	$ 61,060	$ (54,164)	$ 85,008
Cumulative net interest rate sensitivity gap	$ 42,384	$ 30,155	$78,112	$139,172	$ 85,008
Cumulative net interest rate sensitivity gap as a percentage of total assets	9.5%	6.7%	17.5%	31.1%	19.0%
Cumulative interest sensitivity gap as a percentage of total interest earning assets	10.0%	7.1%	18.4%	32.8%	20.0%
Cumulative net interest sensitivity gap as percentage of total interest bearing liabilities	12.5%	8.9%	23.0%	41.0%	25.0%

(1)

Investment securities available-for-sale exclude marketable equity securities with a book value of $50 thousand and a fair value of $44 thousand and mutual funds with a book and fair value of $82 thousand, respectively, that may be sold by the Company at any time.

(2)

Balances shown net of deferred unearned costs of $78 thousand.

(3)

Estimated repayment assumptions considered in Asset/Liability model.

Union Bankshares, Inc.    2009 Annual Report  •  Page 76

Management’s Discussion and Analysis of Financial Condition

and Results of Operations (continued)

Simulation Analysis. In its simulation analysis, the Company uses computer software to simulate the estimated impact on net interest income and capital (net fair value) under various interest rate scenarios, balance sheet trends, and strategies over a relatively short time horizon. These simulations incorporate assumptions about balance sheet dynamics such as loan and deposit growth, product pricing, prepayment speeds on mortgage related assets, principal maturities or calls on other financial instruments, and changes in the funding mix. While such assumptions are inherently uncertain as actual rate changes rarely follow any given forecast and asset/liability pricing and other model inputs usually do not remain constant in their historical relationships, management believes that these assumptions are reasonable. Based on the results of these simulations, the Company is able to quantify its estimate of interest rate risk and develop and implement appropriate strategies.

The following chart reflects the cumulative results of the Company’s latest simulation analysis for the next twelve months on net interest income, net income, return on assets, return on equity and net fair value ratio. Shocks are intended to capture interest rate risk under extreme conditions by immediately shifting to the new level. The projection utilizes a proportional rate shock of up 300 basis points and down 100 basis points from the December 31, 2009 prime rate of 3.25%. A 300 basis point shock is the highest internal slope monitored. This slope range was determined to be the most relevant during this economic cycle. It should be noted that given the current prime rate and other key rates at December 31, 2009, the floor rates on various loan and deposit rates may have already been reached or be hit in a down 100 basis point environment which is handled by the simulation model. What the model cannot take into account is what rates the Company will find necessary to accept on loans or pay on deposits given the current competitive, low interest rate environment.

INTEREST RATE SENSITIVITY SIMULATION ANALYSIS

DECEMBER 31, 2009

(Dollars in thousands)

Year Ending	Prime Rate	Net Interest Income	Change %	Net Income	Return on Assets	Return on Equity
December—10	6.25%	$22,576	19.1	$7,689	1.75%	17.48%
	3.25%	18,956	0.0	5,223	1.20%	12.21%
	2.25%	17,779	(6.2)	4,442	1.02%	10.48%

The resulting projected cumulative effect of these estimates on net interest income for the year ending December 31, 2010 are within the approved ALCO guidelines but the return on assets and equity in the down 100 basis point shock are lower than Board guidelines. The simulations of earnings do not incorporate any management actions, which might moderate the negative consequences of interest rate deviations. Therefore, they do not reflect likely actual results, but serve as conservative estimates of interest rate risk. Noninterest income and expenses in the simulation are based on the budget for 2010 and will change over the course of the next twelve months as management actions are taken in response to current economic conditions and operational changes.

Liquidity. Managing liquidity risk is essential to maintaining both depositor confidence and stability in earnings. Liquidity is a measurement of the Company’s ability to meet potential cash requirements, including ongoing commitments to fund deposit withdrawals, repay borrowings, fund investment and lending activities, and for other general business purposes. The Company’s principal sources of funds are deposits, amortization and prepayment of loans and securities, maturities of investment securities and other short-term investments, sales of securities and loans available-for-sale, earnings, and funds provided from operations. Maintaining a relatively stable funding base, which is achieved by diversifying funding sources, competitively pricing deposit products, and extending the contractual maturity of liabilities, reduces the Company’s exposure to rollover risk on deposits and limits reliance on volatile short-term purchased funds. Short-term funding needs arise from declines in deposits or other funding sources, funding of loan commitments, draws on unused lines of credit, requests for new loans and extraordinary regulatory demands, such as the required three year prepayment FDIC assessments. The Company’s strategy is to fund assets, to the maximum extent possible, with core deposits that provide a sizable source of relatively stable and low-cost funds.

For the year ended December 31, 2009, the Company’s ratio of average loans to average deposits was 98.2% compared to the average for the year ended December 31, 2008 of 99.1%. The 2009 and 2008 average loans to average deposits ratios

Union Bankshares, Inc.    2009 Annual Report  •  Page 77

Management’s Discussion and Analysis of Financial Condition

and Results of Operations (continued)

are higher than historical ratios but are consistent with management’s philosophy, given low short-term investment interest rates available and the active daily role taken in managing liquidity by the senior managers of the Company. The Company’s deposit base continued to grow with the addition of two new full service branches in the third quarter of 2008 and the sale of the largest domiciled bank in Vermont effective January 1, 2009 to a larger regional organization. People seem to have rediscovered the benefits of doing business with a locally owned community bank and our Company has benefited. Also, the continuing practice of selling qualified long-term, low-rate residential mortgages to the secondary market has assisted liquidity management efforts.

As a member of the FHLB of Boston, Union has access to preapproved lines of credit of $4 thousand at December 31, 2009 over and above the term advances already drawn on the line as Union took down $5.4 million in a 30 day advance on December 29, 2009 to fund short-term liquidity needs at an interest rate of 0.19%. This line of credit can be used for either short-term or long-term liquidity or other needs. The December 31, 2009 analysis by FHLB of Boston shows additional borrowing capacity for Union Bank of approximately $6.6 million which would require additional purchase of FHLB of Boston Class B common stock as well as the evaluation by FHLB of Boston of the underlying collateral available. At December 31, 2009, Union maintains $10.5 million preapproved Federal Funds lines of credit with upstream correspondent banks which has increased from $6.0 million at December 31, 2008. There were no balances outstanding on either line at December 31, 2009.

Union is a member of the Certificate of Deposit Account Registry Service (“CDARS”) of Promontory Interfinancial Network which allows Union to provide higher FDIC deposit insurance to customers by exchanging deposits with other members and allows Union to purchase deposits from other members as another source of funding. There were no purchased deposits at either December 31, 2009 or 2008, although Union exchanged $13.6 million and $13.9 million of deposits, respectively, with other CDARS members at those dates in order to provide our customers with full FDIC insurance coverage.

Union also has access to the Federal Reserve Discount window programs which provides the Company with another avenue for liquidity.

Union maintains an IDEAL Way Line of Credit with the FHLB of Boston. The total line available was $551 thousand at December 31, 2009 and 2008. There were no borrowings against this line of credit at either year-end. Interest on these borrowings is chargeable at a rate determined by the FHLB of Boston and payable monthly. Should Union utilize this line of credit, qualified portions of the loan and investment portfolios would collateralize these borrowings.

While scheduled loan and securities payments and FHLB of Boston advances are relatively predictable sources of funds, deposit flows and prepayments on loans and mortgage-backed securities are greatly influenced by general interest rates, economic conditions, and competition. The Company’s liquidity is actively managed on a daily basis, monitored by the ALCO, and reviewed at least quarterly with the subsidiary’s Board of Directors. The ALCO measures the Company’s marketable assets and credit available to fund liquidity requirements and compares the adequacy of that aggregate amount against the aggregate amount of the Company’s interest sensitive or volatile liabilities, such as core deposits and time deposits in excess of $100,000, borrowings and term deposits with short maturities, and credit commitments outstanding. The primary objective is to manage the Company’s liquidity position and funding sources in order to ensure that it has the ability to meet its ongoing commitments to its depositors, to fund loan commitments and unused lines of credit and to maintain a portfolio of investment securities.

The Company’s management monitors current and projected cash flows and adjusts positions as necessary to maintain adequate levels of liquidity. Although approximately 78.7% of time deposits will mature within twelve months, that level is in line with the preceding five years that ranged from 74.0% to 87.8%. The deposit gathering activities of financial institutions generally have been affected by the low interest rates which has made customers reluctant to lock in funds for a longer term but short-term rates have dropped so low during 2009 that we are starting to see customers extend out in order to receive a better rate. Since rates have sharply fallen during the last two years, as customers’ time deposits matured, the rollover interest rate available to those customers is most often much lower than their previous deposit rate and therefore the cost of funding has been dropping. This phenomenon is happening throughout the banking industry and the Company is optimistic that it can maintain and grow its customer deposit base through good customer service, new deposit products offered, competitive but prudent pricing strategy and the continued expansion of the branch network with the opening of the full service branches in St. Albans and Danville, Vermont during the second half of 2008. Management believes the

Union Bankshares, Inc.    2009 Annual Report  •  Page 78

Management’s Discussion and Analysis of Financial Condition

and Results of Operations (continued)

introduction of more electronic options for deposit products and their off premise utilization through the internet will also assist in the growth of the deposit base. The relationships developed with local municipalities, businesses and retail customers and the variety of deposit products offered should, in management’s view, help to ensure that Union will retain a substantial portion of these deposits. Management will continue to offer a competitive but prudent pricing strategy to facilitate retention of such deposits.

A reduction in total deposits could be offset by purchases of federal funds, purchase of brokered deposits in the form of one-way CDARS deposits, short-or long-term FHLB borrowings, utilization of the Federal Reserve discount window or liquidation of investment securities, loans held for sale, or brokerage certificates of deposit. Such steps could result in an increase in the Company’s cost of funds or a decrease in the yield earned on assets and therefore adversely impact the net interest spread and margin. Management believes the Company has sufficient liquidity to meet all reasonable borrower, depositor and creditor needs in the present economic environment. However, any projections of future cash needs and flows are subject to substantial uncertainty. Management continually evaluates opportunities to buy/sell securities and loans, to participate loans in/out, obtain credit facilities from lenders, or restructure debt for strategic reasons or to further strengthen the Company’s financial position.

Capital Resources. Capital management is designed to maintain an optimum level of capital in a cost-effective structure that meets target regulatory ratios; supports management’s internal assessment of economic capital; funds the Company’s short and long-term business strategies; and builds long-term stockholder value. Dividends are generally in line with long-term trends in earnings per share and conservative earnings projections, while sufficient profits are retained to support anticipated business growth, fund strategic investments and provide continued support for deposits. The Company continues to evaluate growth opportunities, both through internal growth or potential acquisitions. The higher dividend payouts and treasury stock purchases of the last few years reflect the Board’s desire to utilize our capital for the benefit of the stockholders until the right growth opportunities are found.

The total dollar value of the Company’s stockholders’ equity increased from $39.2 million at December 31, 2008 to $41.2 million at December 31, 2009, reflecting net income of $5.2 million for 2009 and a $12 thousand increase due to the issuance of stock options, a decrease in the net unrealized other comprehensive loss of $447 thousand on investment securities available-for-sale, a decrease of $1.2 million in the net other comprehensive loss attributable to the unfunded defined benefit pension liability, cash dividends paid of $4.6 million, and the purchase of 13,390 shares of treasury stock during 2009 totaling $224 thousand.

The Company has 7,500,000 shares of $2.00 par value common stock authorized. As of December 31, 2009, the Company had 4,921,786 shares issued, of which 4,461,208 were outstanding and 460,578 were held in treasury. Also as of December 31, 2009, there were outstanding and exercisable employee incentive stock options with respect to 7,500 shares of the Company’s common stock, granted pursuant to the Company’s 1998 Incentive Stock Option Plan and 4,000 outstanding but not yet vested employee incentive stock options with respect to 4,000 of the authorized 50,000 shares under the 2008 Incentive Stock Option Plan.

In 2005, the Company adopted a stock repurchase program, which was most recently reauthorized on March 19, 2008. The Board of Directors has authorized the repurchase of up to 100,000 shares of common stock, or approximately 2.2%, of the Company’s outstanding shares, for an aggregate repurchase cost not to exceed $2.15 million. Shares can be repurchased in the open market or in negotiated transactions. Shares may be reacquired for reissuance in connection with the stock option plan, stock dividend declaration and for general corporate purposes. The repurchase program is open for an unspecified period of time. As of December 31, 2009, the Company had repurchased 99,630 shares under this program, for a total cost of $2.0 million.

For the Company total capital to risk weighted assets was 15.3% at both December 31, 2009 and 2008. Tier I capital to risk weighted assets was 14.2%, at both December 31, 2009 and 2008 and Tier I capital to average assets was 9.7% and 9.9%, respectively. Union is categorized as well capitalized under the regulatory framework and the Company is well over the minimum capital requirements. Based upon the Company’s strong capital position, continued earnings strength and potentially restrictive covenants, the Company elected during the fourth quarter of 2008 not to participate in the Federal Government’s TARP Capital Purchase Program. The Company remains focused on long-term growth and above-average

Union Bankshares, Inc.    2009 Annual Report  •  Page 79

Management’s Discussion and Analysis of Financial Condition

and Results of Operations (continued)

shareholder return. It has become more important than ever in today’s economic environment for banks to ensure and plan ahead to maintain strong capital reserves.

Impact of Inflation and Changing Prices. The Company’s consolidated financial statements have been prepared in accordance with U.S. generally accepted accounting principles, which allow for the measurement of financial position and results of operations in terms of historical dollars, without considering changes in the relative purchasing power of money over time due to inflation. Banks have asset and liability structures that are essentially monetary in nature, and their general and administrative costs constitute relatively small percentages of total expenses. Thus, increases in the general price levels for goods and services have a relatively minor effect on the Company’s total expenses. Interest rates have a more significant impact on the Company’s financial performance than the effect of general inflation. During the last fourteen months, the Federal Reserve maintained a target federal funds rate of 0.00% to 0.25% while the U.S. prime rate, which is the base rate that banks use in pricing short-term maturity commercial loans to their best, or most creditworthy, customers remained at 3.25%. The target federal funds rate has never been this low and the last time the prime rate was at 3.25% was in 1955. These market rates are out of the Company’s control but have a dramatic impact on net interest income.

Interest rates do not necessarily move in the same direction or change in the same magnitude as the prices of goods and services, although periods of increased inflation may accompany a rising interest rate environment. Inflation in the price of goods and services, while not having a substantial impact on the operating results of the Company, does affect all customers and therefore may impact their ability to keep funds on deposit or make loan payments in a timely fashion. The Company is aware of this risk and evaluates that risk along with others in making business decisions. Unprecedented deficit spending by the federal government may have unanticipated impacts on interest rates or inflation in future periods that could have an unfavorable impact on the future operating results of the Company.

Regulatory Matters. The Company and its subsidiary bank are subject to periodic examinations by the various regulatory agencies. These examinations include, but are not limited to, procedures designed to review lending practices, risk management, credit quality, liquidity, compliance and capital adequacy. During 2009, the Federal Deposit Insurance Corporation performed various examinations of Union pursuant to their regular, periodic regulatory reviews. During 2008, the Vermont State Department of Banking and the Federal Reserve Bank of Boston performed various examinations of the Company and Union pursuant to their regular, periodic regulatory reviews. No comments were received during any of the examinations that would have a material adverse effect on the Company’s or Union’s financial condition, liquidity, capital resources, or results of operations.

Union Bankshares, Inc.    2009 Annual Report  •  Page 80

Market for Union Bankshare’s Common Stock and Related

Stockholder Matters

On March 15, 2010, there were 4,460,708 shares of common stock outstanding held by 647 stockholders of record. The number of stockholders does not reflect the number of persons or entities who may hold the stock in nominee or “street name”. Union Bankshares’ common stock is listed on the NASDAQ Global Market trading under the symbol UNB.

	2009			2008
	High	Low	Dividends	High	Low	Dividends
First Quarter	$19.24	$15.02	$0.25	$20.94	$18.90	$0.28
Second Quarter	$16.99	$13.00	$0.25	$20.60	$18.60	$0.28
Third Quarter	$18.88	$14.34	$0.25	$21.50	$18.78	$0.28
Fourth Quarter	$18.00	$15.08	$0.25	$22.40	$15.02	$0.28

On January 20, 2010, the Company declared a regular dividend of $0.25 per share to stockholders of record as of January 30, 2010 payable February 11, 2010.

Shareholder Assistance and Investor Information

If you need assistance with a change in registration of certificates, reporting lost certificates, nonreceipt or loss of dividend checks, assistance regarding direct deposit of dividends, information about the Company, or to receive copies of financial reports, please contact either:

JoAnn A. Tallman, Assistant Secretary		Registrar & Transfer Company
Union Bankshares, Inc.		Attn: Stock Transfer Department
P.O. Box 667		10 Commerce Drive
Morrisville, VT 05661-0667	or	Cranford , NJ 07016
Phone: 802-888-66 00		Phone: 800-368-5948
Facsimile: 802-888-4921		Facsimile: 908-497-2318
E-mail: ubexec@unionbankvt.com		E-mail: info@rtco.com

Form 10-K

A copy of the Form 10-K Report filed with the Securities and Exchange Commission may be obtained without charge upon written request to:

Marsha A. Mongeon, Treasurer and Chief Financial Officer

Union Bankshares, Inc.

P.O. Box 667

Morrisville, VT 05661-0667

Corporate Name:  Union Bankshares, Inc.

Corporate Transfer Agent:  Registrar & Transfer Company, 10 Commerce Drive, Cranford, NJ 07016

Union Bankshares, Inc.    2009 Annual Report  •  Page 81

Administration & Management

Officers of Union Bank	Directors of Union Bankshares, Inc.

Rhonda L. Bennett	Vice President	Morrisville	Richard C. Sargent, Chairman
Therese H. Butler	Assistant Treasurer	Morrisville	Cynthia D. Borck
Stacey L.B. Chase	Assistant Treasurer	Morrisville	Steven J. Bourgeois
Jeffrey G. Coslett	Senior Vice President	Morrisville	Kenneth D. Gibbons
Michael C. Curtis	Vice President	St. Albans	Franklin G. Hovey II
Peter J. Eley	SVP, Managing Trust Officer	Morrisville	Richard C. Marron
Kenneth D. Gibbons	President & CEO	Morrisville	Robert P. Rollins
Don D. Goodhue	Information Systems Officer	Morrisville	John H. Steel
Melissa A. Greene	Assistant Vice President	Hardwick	Schuyler W. Sweet
Karyn J. Hale	Vice President	Morrisville
Claire A. Hindes	Assistant Vice President	Morrisville	Officers of Union Bankshares, Inc.
Patricia N. Hogan	Vice President	Morrisville	Richard C. Sargent, Chairman
Tracey D. Holbrook	Regional Vice President	St. Johnsbury	Kenneth D. Gibbons, President & CEO
Lura L. Jacques	Asst. VP, Trust Officer	St. Albans	Marsha A. Mongeon, Vice President/Treasurer
Lynne P. Jewett	Assistant Vice President	Morrisville	Robert P. Rollins, Secretary
Stephen H. Kendall	Vice President	Morrisville	David S. Silverman, Vice President
Susan O. Laferriere	Vice President	St. Johnsbury	JoAnn A. Tallman, Assistant Secretary
Dennis J. Lamothe	Vice President	St. Johnsbury
Susan F. Lassiter	Vice President	Jeffersonville	Directors of Union Bank
Carrie R. Locklin	Assistant Treasurer	Morrisville	Richard C. Sargent, Chairman
Robyn A. Masi	Assistant Vice President	Stowe	Cynthia D. Borck
Thomas J. Meshako	Senior Vice President	Morrisville	Steven J. Bourgeois
Marsha A. Mongeon	Senior Vice President & CFO	Morrisville	Kenneth D. Gibbons
Mildred R. Nelson	Vice President	Littleton	Franklin G. Hovey II
Karen Carlson Noyes	Assistant Vice President	Morrisville	Richard C. Marron
Barbara A. Olden	Vice President	Lyndonville	Robert P. Rollins
Deborah J. Partlow	Asst. VP, Senior Trust Officer	Morrisville	John H. Steel
Lois J. Pigeon	Branch Manager	St. Albans	Schuyler W. Sweet
Bradley S. Prior	Assistant Treasurer	Morrisville	Neil Van Dyke
Craig S. Provost	Vice President	Stowe
Colleen D. Putvain	Assistant Treasurer	Morrisville	Regional Advisory Board Members
Suzanne L. Roberts	Vice President	St. Johnsbury	Judy F. Aydelott - Littleton
Robert P. Rollins	Secretary	Morrisville	Steven J. Bourgeois - St. Albans
David S. Silverman	Senior Vice President	Morrisville	J.R. Alexis Clouatre - St. Johnsbury
Judy R. Smith	Assistant Vice President	Morrisville	Coleen K. Condon - St. Albans
Curtis C. Swan	Assistant Vice President	Fairfax	Dwight A. Davis - St. Johnsbury
JoAnn A. Tallman	Assistant Secretary	Morrisville	Kirk Dwyer - St. Johnsbury
Francis E. Welch	Assistant Vice President	Morrisville	Stanley T. Fillion - Littleton
Lorraine G. Willett	Assistant Vice President	Morrisville	Kenneth D. Gibbons - All
Franklin G. Hovey II - St. Johnsbury
For more Company information, please visit Union Bank’s web pages at www.unionbankvt.com.			Daniel J. Luneau - St. Albans Samuel H. Ruggiano - St. Albans Schuyler W. Sweet - Littleton Norrine A. Williams - Littleton

Union Bankshares, Inc.    2009 Annual Report

★★★★★

Union Bankshares, Inc. (UNB) has been named to the Sandler O'Neill *Sm-All Stars* list of the top 30 performing, publicly-traded small-cap banks and thrifts in the nation. Selection for the Sandler O'Neill list is based on growth, profitability, credit quality, and capital strength.

According to Sandler O'Neill + Partners, a highly respected industry analyst, the performance metrics of the 30 banks selected for the 2009 Sm-All Stars list are outstanding, delivering bottom line results that are better than the industry as a whole.

Sandler O'Neill's 2009 Sm-All Stars publication states: "The objective of the *Sm-All Stars* list remains unchanged—to identify the top performing small-cap banks and thrifts in the nation. By identifying this group, we hope to provide investors with a narrow list from which to uncover the next crop of leading mid-cap banks and thrifts and, most importantly, expose them before they are discovered by the rest of the world."

St. Albans*
15 Mapleville Depot
St. Albans VT 05478
802.524.9000

Fairfax*
9 Ramsey Road
P.O. Box 26
Fairfax VT 05454
802.849.2600

Jeffersonville*
44 Main St.
P.O. Box 369
Jeffersonville VT 05464
802.644.6600

Johnson*
198 Lower Main St.
P.O. Box 614
Johnson VT 05656
802.635.6600

Morrisville*
65 Northgate Plaza
P.O. Box 667
Morrisville VT 05661
802.888.6860

Morrisville*
20 Lower Main St.
P.O. Box 667
Morrisville VT 05661
802.888.6600

Stowe*
47 Park St.
P.O. Box 419
Stowe VT 05672
802.253.6600

Hardwick*
103 VT Rte. 15 West
P.O. Box 1280
Hardwick VT 05843
802.472.8100

Danville*
421 Route 2 East
P.O. Box 184
Danville VT 05828
802.684.2211

Lyndonville*
183 Depot St.
P.O. Box 1067
Lyndonville VT 05851
802.626.3100

St. Johnsbury Center*
1998 Memorial Dr., Suite 10
Green Mountain Mall
St. Johnsbury VT 05819
802.748.2454

St. Johnsbury*
364 Railroad St.
P.O. Box 219
St. Johnsbury VT 05819
802.748.3131

St. Johnsbury*
325 Portland St.
P.O. Box 219
St. Johnsbury VT 05819
802.748.3121

Littleton*
263 Dells Road
Littleton NH 03561
603.444.7136

1.802.888.6600
Toll Free 1.866.862.1891

Express Telebanking
1.800.583.2869

www.unionbankvt.com

* indicates ATM on premises.

Union Bankshares

20 Lower Main Street, P.O. Box 667 • Morrisville VT 05661