Form 10-K, Exhibit 13
period 2009-12-31
UNION BANKSHARES INC
filed 2010-03-31
CIK 706863

Exhibit 13.2

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of

Union Bankshares, Inc.

We have audited the accompanying consolidated balance sheet of Union Bankshares, Inc. and subsidiary (the “Company”) as of December 31, 2008, and the related consolidated statements of income, changes in stockholders’ equity, and cash flows for the year then ended. The Company’s management is responsible for these financial statements. Our responsibility is to express an opinion on these financial statements based on our audit.

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

In our opinion, the 2008 consolidated financial statements referred to above present fairly, in all material respects, the financial position of Union Bankshares, Inc. and subsidiary as of December 31, 2008, and the results of their operations and their cash flows for the year then ended, in conformity with accounting principles generally accepted in the United States of America.

/s/ UHY LLP

Albany, New York

March 27, 2009

VT Reg. No. 092-0000-648