Form 10-K/A, Exhibit 13
period 2009-12-31
UNION BANKSHARES INC
filed 2010-04-07
CIK 706863

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

Note 6.  Loans

The composition of Net loans at December 31, was as follows:

	2009	2008
Residential real estate	$123,915,103	$128,292,261
Construction real estate	19,391,035	19,037,424
Commercial real estate	159,094,575	153,821,188
Commercial	15,596,785	18,832,901
Consumer	6,967,268	6,734,632
Municipal loans	23,862,350	23,519,543
Gross loans	348,827,116	350,237,949
Deduct:
Allowance for loan losses	(3,492,783)	(3,556,205)
Net deferred loan costs (fees)	77,508	(106,475)
Net loans	$345,411,841	$346,575,269

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