Form 10-K, Exhibit 13
period 2012-12-31
UNION BANKSHARES INC
filed 2013-04-01
CIK 706863

Exhibit 13.1

MARKET FOR UNION BANKSHARE'S COMMON STOCK

On March 18, 2013, there were 4,455,406 shares of common stock outstanding held by 616 stockholders of record. The number of stockholders does not reflect the number of beneficial owners, including persons or entities who may hold the stock in nominee or “street name.”

Union Bankshares’ common stock is listed on the NASDAQ Global Market trading under the symbol UNB.

On January 16, 2013, the Company declared a regular dividend of $0.25 per share to stockholders of record as of January 26, 2013 payable February 7, 2013.

	2012			2011
	High	Low	Dividends	High	Low	Dividends
First Quarter	$20.00	$18.56	$0.25	$22.39	$17.95	$0.25
Second Quarter	$19.90	$18.75	$0.25	$20.00	$18.80	$0.25
Third Quarter	$21.00	$18.80	$0.25	$19.99	$18.75	$0.25
Fourth Quarter	$20.09	$19.26	$0.25	$19.80	$18.11	$0.25

Union Bankshares Awarded Sm-All Star Status by Sandler O’Neill

In 2012, for the second time, Sandler O’Neill recognized Union Bankshares as one of the top performing small-cap banks and thrifts in the United States. The first time was in 2009. Ranking methodology begins with a list of publicly traded banks and thrifts with market caps between $25 million and $2 billion. Further evaluation focused on growth, profitability, credit quality and capital strength. Eight financial variables were evaluated to determine performance as well as growth trends that measure momentum. In order to qualify, the banks and thrifts needed to be at or above the peer median for these seven metrics: growth in earnings per share, loans and deposits; and in the following ratios—return on average equity; nonperforming assets to loans plus OREO (Other Real Estate Owned) ratio; net charge-off ratio and reserve to nonperforming assets ratio; plus be Well Capitalized per the Tier 1 risk-based capital ratio.

Performance Metrics: 2012 Sm-All Stars vs. Industry Medians

Last Twelve Months	Union Bankshares	Sm-All Stars	All Banks & Thrifts
EPS Growth	19.1%	37.7%	16.6%
Loan Growth	5.0%	11.0%	2.1%
Deposit Growth	6.1%	12.5%	3.6%
ROAE	14.2%	11.5%	6.0%
NPAs1 / Loans and OREO	1.3%	1.5%	2.6%
NCOs / Avg. Loans	0.07%	0.24%	0.66%
Reserves / NPAs[1]	81%	89%	61%

1 Accruing TDRs are excluded from NPAs
Source: SNL Financial and Sandler O'Neill

LETTER TO SHAREHOLDERS

March 29, 2013
Dear Shareholder,

We are pleased to report on the activities of your Company for the year ended December 31, 2012.

Union Bankshares earned net income of $6.8 million in 2012, a 31% improvement over 2011. Loan interest income increased $1.4 million compared to 2011 due to increases in the loan portfolio resulting from the May 2011 New Hampshire acquisition of branches and organic growth.

Another year of strong residential lending generated fee income and premiums on loans originated and subsequently sold on the secondary market. $126 million in loans were sold compared to $80 million in 2011, and there was year-over-year growth on premiums on the loan sales of $2 million. These increases in income were partially offset by a $3 million increase in noninterest expense. In order to reduce pension plan expense, and the volatility of capital, on October 5, 2012 we froze our defined benefit pension plan. The cost of the pension plan was projected to rise to approximately 17% of salary expense for 2012, up from 11% in 2011. In addition, because of market conditions, our Liability for the defined pension plan increased to $5.7 million at year end 2011 from $2.5 million at year end 2010. We have enhanced our existing 401k plan for our staff to assist them in saving for the future.

We continue to be well capitalized under current regulatory measures and preliminary indicators suggest that we will be considered well capitalized under the proposed Basel III Capital Standards. We maintain a close watch on the developments of the Basel III Capital Standards being promulgated by our regulatory authorities. We believe regulators will continue to urge banks to hold more capital than in the past, and we must plan accordingly.

To that end, in 2012 between retained earnings and the pension freeze, we improved our capital by $4.7 million, a 12% increase year-over-year.

On May 16, 2012 the management succession plan that began in 2010 was completed as Ken Gibbons retired from his CEO role and settled into his new role as nonexecutive Chairman, and having been designated as President in April of 2011, David Silverman added the title of CEO to his position. The transition was smooth and seamless, and your Company continues to benefit from Ken’s banking knowledge as well as the continuity in management that David provides.

2012 was a strong year for Union and we believe we are positioned for continued success in 2013. We are indeed fortunate to have the support, patronage and efforts provided by our shareholders, customers and staff. The market area in which we operate continues to value our community banking model, where people meet face-to-face and together determine the best way to meet each customer’s financial needs. We remain committed to the success of the communities in which we live and work, and to delivering to our owners with long-term, sound financial returns.

Sincerely,

Kenneth D. Gibbons
Chairman

David S. Silverman
President & Chief Executive Officer

Union Bankshares, Inc.1

Union Bankshares, Inc. Board of Directors

Cynthia D. Borck Owner Consulting Services Information	Steven J. Bourgeois CEO Strategic Initiatives for Business LLC

Kenneth D. Gibbons Chairman Union Bankshares, Inc. and Union Bank	Timothy W. Sargent Attorney/Owner Sargent Law Office

John H. Steel Founder Steel Construction	David S. Silverman President & CEO Union Bankshares, Inc. and Union Bank

Schuyler W. Sweet Owner Stony River Properties, LLC	Neil J. Van Dyke President Golden Eagle Resort

Union Bankshares, Inc.2

SHAREHOLDER ASSISTANCE & INVESTOR INFORMATION

If you need assistance with a change in registration of certificates, combining your certificates into one, reporting lost certificates, nonreceipt or loss of dividend checks, assistance regarding direct deposit of dividends, information about the Company, or to receive copies of financial reports, please contact either:

as well as 34 ATMs throughout northern Vermont and northwestern New Hampshire. Union Bank was founded in 1891 in Morrisville, Vermont, where the Bank and holding company headquarters are located.

Union Bank promotes personal service and banking expertise within the communities it serves, with a focus on small- to middle-market businesses, local municipalities, non-profits, retail and trust customers. To leverage its local expertise, Union Bank continues to enhance its niche capabilities and focuses on expanding to additional neighboring communities.

Union Bankshares, through Union Bank, is committed to the communities it serves, and encourages employee participation in community events and charitable services. The Company views small businesses as foundations for thriving local economies; these businesses provide jobs, attract other businesses and create wealth. Currently, Union Bank employs approximately 200 professionals, many of whom are leaders in community organizations throughout the Bank’s service area.

• Union Bankshares’ growing asset base of over $577 million provides the financial strength to successfully serve its constituents.

• The Company reported a Return on Average Equity of 16.35% and a Return on Average Assets of 1.22% for 2012.

• Union Bank has consistently been recognized for our Community Reinvestment efforts.

• The US Small Business Administration has designated Union Bank as a Preferred Lender.

• The Department of Housing and Urban Development has granted Union Bankshares an unconditional direct endorsement approval.

JoAnn A. Tallman, Assistant Secretary
Union Bankshares, Inc.
P.O. Box 667
Morrisville, VT 05661-0667

Phone:	802-888-6600
Fax:	802-888-4921
Email:	ubexec@unionbankvt.com

Registrar & Transfer Company
Attn: Stock Transfer Department
10 Commerce Drive
Cranford, NJ 07016

Phone:	1-800-368-5948
Fax:	1-908-497-2318
E-mail:	info@rtco.com

NASDAQ Stock Market Ticker Symbol: UNB

Corporate Name: Union Bankshares, Inc.
To view additional information about the Company or to receive alerts when public filings are posted, please view the Investor Relations page at www.unionbankvt.com.

Union Bankshares, Inc., operates as a one bank holding company for Union Bank, which provides commercial, municipal, trust and retail banking services in northern Vermont and northwestern New Hampshire. Currently the Company operates 12 community banking locations in Lamoille, Caledonia and Franklin counties of Vermont; four community banking locations in Grafton and Coös counties of New Hampshire; and one loan center in South Burlington (Chittenden County), Vermont;

Union Bankshares, Inc.3

SELECTED FINANCIAL DATA

	At or For The Years Ended December 31
	2012	2011	2010	2009	2008
	(Dollars in thousands, except per share data)
Balance Sheet Data
Total assets	$577,256	$552,751	$452,995	$447,522	$440,104
Investment securities	26,126	46,954	24,280	24,649	27,834
Loans, net of unearned income	455,298	429,384	382,071	358,167	353,310
Allowance for loan losses	(4,657)	(4,226)	(3,755)	(3,493)	(3,556)
Deposits	509,993	473,439	376,660	368,827	364,370
Borrowed funds	15,747	29,015	28,986	30,993	27,416
Stockholders' equity (1)	45,046	40,339	41,725	41,180	39,150

Income Statement Data
Total interest income	$25,028	$23,669	$22,907	$23,217	$24,721
Total interest expense	(3,351)	(3,908)	(4,117)	(5,294)	(7,177)
Net interest income	21,677	19,761	18,790	17,923	17,544
Provision for loan losses	(660)	(775)	(520)	(400)	(335)
Noninterest income	10,525	7,125	5,649	5,521	4,329
Noninterest expenses	(23,035)	(19,773)	(16,630)	(16,397)	(15,412)
Income before provision for income taxes	8,507	6,338	7,289	6,647	6,126
Provision for income taxes	(1,663)	(1,119)	(1,702)	(1,420)	(1,020)
Net income	$6,844	$5,219	$5,587	$5,227	$5,106

Per Common Share Data
Net income (2)	$1.54	$1.17	$1.25	$1.17	$1.14
Cash dividends paid	1.00	1.00	1.00	1.00	1.12
Book value (1)	10.11	9.05	9.36	9.23	8.75

Weighted average number of shares outstanding	4,457,029	4,456,842	4,458,193	4,466,760	4,488,888
Number of shares outstanding	4,456,081	4,457,204	4,455,704	4,461,208	4,474,598

(1) Stockholders’ equity includes unrealized gains or losses, net of applicable income taxes, on investment securities classified as “available-for-sale” and the unfunded liability for pension benefits, net of taxes for the defined benefit pension plan.
(2) Computed using the weighted average number of shares outstanding for the period.

Union Bankshares, Inc.4

Key Financial Indicators

Union Bankshares, Inc.5

Source: SNL Financial LC, Charlottesville, VA, www.snl.com, ©2013

Union Bankshares, Inc.6

Working Together Builds Strong Communities

It is no coincidence that strong communities surround strong banks. Banks spur growth by providing capital to area businesses. They enable people to own homes by providing mortgages, and provide investment expertise that helps people retire well or leave an estate for their heirs.

At Union Bank our goal is to do all that, and more. We are very proud to showcase three business projects that we helped finance—a high-tech expansion at Sterling Technologies, a new fire station in Cambridge and big changes at Woodstock Inn Station & Brewery. But first, we will share with you some of the educational tools we provide to the youth in our local communities. We believe that by providing educational programs to the young and learning experiences through internships for our local college students we are further strengthening our communities.

Internship Program Leads to Jobs

Working with Johnson State College and Lyndon State College, Union Bank has developed an Internship Program that prepares participating college students to work in the world of banking. Highly structured, the program bridges the gap between what is taught in the classroom and the work that takes place at a financial institution. The bank works with one intern at a time in order to provide that student with the attention necessary to make the experience invaluable.

Save For Success
Our award-winning Save for Success program is designed to start the next generation on a healthy financial path, which begins with saving. We believe that by educating young people about finances and saving, they will make better financial decisions when they are adults.

The Save for Success program is currently implemented in 21 area schools that serve grades K-12. Participating students receive a statement savings account with an opening balance of one dollar. These initial deposits are courtesy of Union Bank. After that, students make their own deposits and watch their quarterly statements to see their savings grow. For the four months of September through December, 2012, these students made 2,888 deposits.

We welcome our two newest participating schools, both in New Hampshire: Lin-Wood Public School in Lincoln and the Mildred C. Lakeway School in Littleton. And we are very pleased to report that Lin-Wood Public School has the highest number of consistent savers and deposits of all our Save for Success schools.

The students are required to train as a teller and in this way learn the guidelines and confidentiality policies of the bank. After being introduced to the “front line” they may choose to work on either the retail or the lending side of the bank or in one of the support functions. The students set goals, maintain a journal and discuss the outcomes in a weekly meeting with their supervisor. These weekly meetings ensure that students make the connection between what they learn in the classroom and the jobs they are performing at the bank.

A recent intern began as a teller and worked beside two branch managers focusing on residential lending. It was arranged for her to follow the same loans from the initial interview and application in the branch through the underwriting and loan processing in the main office. Once her internship was completed we were able to offer her a permanent position as loan assistant.

By engaging students in this way, we are giving back to the community and addressing the problem of youth leaving our state. The interns are more aware of the earning potential Vermont has to offer after college and the bank benefits by being able to attract college prospects who may offer long-term potential.

Union Bankshares, Inc.7

A New Fire Station in Cambridge
The importance of a fire station to the towns it serves cannot be understated. Equipment needs to be in tip-top working order and at the ready. Emergency responders need fire trucks and ATVs to start the first time, every time and that means equipment must be stored under cover.

The Cambridge Fire Department is the primary responder for the Town of Cambridge, the Villages of Cambridge and Jeffersonville, Smugglers Notch, and approximately half of Fletcher. The former 5,500 square foot fire station was under increasing pressure to meet the demands of the towns it serves.

The new fire station is a 12,000 square foot stateof-the-art facility designed to meet the area’s needs thirty to forty years into the future. The operational aspects of the new building are far more efficient and the responders are still recognizing the benefits.

The new station houses the department’s two pumpers, tanker, rescue and utility trucks, ATV rescue sled, HAZMAT decontamination equipment and air compressor. The station has an elevator, is ADA accessible and meets code for future bunkrooms. There is also space for more trucks and equipment when the need arises.

One of the most critical pieces of equipment is the air compressor that produces breathing air. The compressor is housed in a trailer making it portable, and is one of only three in Vermont. The compressor is used to fill air tanks for fire fighters as well as SCUBA tanks for dive teams. It can be set up on site and stay for days.

Financing projects that provide communities with critical services is perhaps the most important lending we do. We work diligently with local governments to bring their taxpayers reliable solutions.

Progress Abounds in New Hampshire
We are very pleased to now own the Main Street, Littleton branch facility and property. Upgrades included the installation of a drive-up ATM, improved parking and increased overall accessibility. Our new ATM features both cash delivery and deposit ability.

Union Bankshares, Inc.8

Also in Littleton, we’ve worked with multiple banks and AHEAD (Affordable Housing, Education and Development) helping to finance the renovations to the Opera Block Apartments that resulted in 35 newly remodeled apartments for elderly residents. We participated in financing phase two construction of Littleton Town & Country Family Housing, building an additional 25 units for area working families.

The most recent financing is enabling Sterling to construct a Clean Room and purchase a Coordinate Measuring Machine for the new Metrology (Science of Measurement) Lab allowing for precision measurement that will set them apart from many other manufacturers across the country. This financing also allows Sterling to purchase a machining center that permits unattended, ”lights-out” manufacturing, utilizing computerized programming to run machinery unattended. Around-the-clock operations can increase profitability by extending production capacity during on-production off-shift hours.

Founders and owners Jeff Walker and Michael Boudreau are Lamoille County natives and committed to the area. They have diversified their operations and capabilities to provide sustainability for their staff and other future hires from the area. In order to take advantage of a local labor force they have simplified and streamlined many of their manufacturing processes providing more predictable and therefore consistent results. Recognizing that the upgrades would elevate their production output, Jeff and Michael have invested a significant portion of their own capital to the financing that VEDA and Union Bank have brought to the table.

Opera Block Apartments, Littleton, NH

Union Bank also provided the town of Lisbon with innovative tax anticipation lending enabling the acquisition of equipment and completion of projects with favorable rates and terms.

In Woodstock we have been awarded the town’s deposit relationship. We will continue to bring best-in-class banking, financing and customer service to these important Northern New Hampshire towns in our footprint.

Sterling Technologies Continues to Expand
Union Bank is in its sixth year of working with Sterling Technologies in conjunction with VEDA (Vermont Economic Development Authority) to help this innovative Vermont manufacturer keep up their steady growth. Sterling has set a high standard for themselves, continually meeting their responsibilities and enabling them to obtain attractive financing.

(left to right) Joshua Welles, Robert Jones and Michael Boudreau.

Union Bankshares, Inc.9

Scott and Peggy Rice in front of the newly constructed brewery.

Things are Brewing at Woodstock Station
Scott and Peggy Rice, owners of the Woodstock Station Brewery, began working with Union Bank just after the Bank’s acquisition of the former Northway Bank branch in 2011. Seeking to move their brewing operation from Shipyard Brewery in Maine back home to New Hampshire meant coordinating a number of projects. First, the Deachman House, a turn-of-the-century residence restored and added to the Inn in 1995, was moved on site; next, a very deep cellar hole was excavated to accommodate the large brew tanks; and lastly, the building was constructed with 54 solar panels making it a fully solar supported business.

The Rice’s were impressed with the interest Union Bank took in them and their project. The financing was complicated but Union Bank was able to set up a plan that would work well for everyone—from financing the project to the streamlined disbursement of the funds.

The new expansion is expected to create at least ten full-time-equivalent jobs. The new building includes a function room that is often used for community events during times when weddings are not booked.

Aside from accommodating guests and brewing great beers, the Rice’s also focus on giving back to the community. They sponsor the Black Fly Golf Tournament to benefit the Lincoln-Woodstock Community Child Care Center and the Luck of the Irish race on St. Patrick’s Day, a local charity fundraiser. They also support the Woodstock Senior Center, Christmas Meals for Seniors with the Boy Scouts and dozens of other charitable giving opportunities. Fellowship Ale is brewed and bottled specifically for the Rotary with half the proceeds going to the mission of eradicating polio and half going to local projects in town.

Union Bankshares, Inc.10

Independent Registered Public Accounting Firm Report

REPORT OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Shareholders

Union Bankshares, Inc. and Subsidiary

We have audited the accompanying consolidated balance sheets of Union Bankshares, Inc. and Subsidiary (the Company) as of December 31, 2012 and 2011, and the related consolidated statements of income, comprehensive income, changes in stockholders’ equity, and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Union Bankshares, Inc. and Subsidiary as of December 31, 2012 and 2011, and the consolidated results of their operations and their consolidated cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

Portland, Maine
March 27, 2013
Vermont Registration No. 92-0000278

Union Bankshares, Inc.11

UNION BANKSHARES, INC. AND SUBSIDIARY
CONSOLIDATED BALANCE SHEETS
December 31, 2012 and 2011

	2012	2011
Assets	(Dollars in thousands)
Cash and due from banks	$5,023	$5,871
Federal funds sold and overnight deposits	41,487	18,510
Cash and cash equivalents	46,510	24,381
Interest bearing deposits in banks	21,922	24,020
Investment securities available-for-sale	20,630	42,954
Investment securities held-to-maturity (fair value $5.5 million and $4.0 million at December 31, 2012 and December 31, 2011, respectively)	5,496	4,000
Loans held for sale	11,014	4,888
Loans	444,145	424,319
Allowance for loan losses	(4,657)	(4,226)
Net deferred loan costs	139	177
Net loans	439,627	420,270
Accrued interest receivable	1,539	1,810
Premises and equipment, net	10,289	9,163
Core deposit intangible	1,438	1,608
Goodwill	2,223	2,223
Investment in real estate limited partnerships	3,809	4,473
Company-owned life insurance	3,267	3,676
Other assets	9,492	9,285
Total assets	$577,256	$552,751
Liabilities and Stockholders’ Equity
Liabilities
Deposits
Noninterest bearing	$83,715	$76,656
Interest bearing	273,505	239,058
Time	152,773	157,725
Total deposits	509,993	473,439
Borrowed funds	15,747	29,015
Liability for defined benefit pension plan	2,753	5,679
Accrued interest and other liabilities	3,717	4,279
Total liabilities	532,210	512,412
Commitments and Contingencies (Notes 8,15,16,17,18 and 21)
Stockholders’ Equity
Common stock, $2.00 par value; 7,500,000 shares authorized; 4,923,986 shares issued at December 31, 2012 and 4,923,286 shares issued at December 31, 2011	9,848	9,847
Additional-paid-in capital	295	276
Retained earnings	40,772	38,385
Treasury stock at cost; 467,905 shares at December 31, 2012 and 466,082 shares at December 31, 2011	(3,859)	(3,823)
Accumulated other comprehensive loss	(2,010)	(4,346)
Total stockholders' equity	45,046	40,339
Total liabilities and stockholders' equity	$577,256	$552,751

See accompanying notes to consolidated financial statements.

Union Bankshares, Inc.12

UNION BANKSHARES, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF INCOME
Years Ended December 31, 2012 and 2011

	2012	2011
Interest and dividend income	(Dollars in thousands except per share data)
Interest and fees on loans	$23,684	$22,269
Interest on debt securities:
Taxable	633	716
Tax exempt	363	326
Dividends	51	15
Interest on federal funds sold and overnight deposits	27	34
Interest on interest bearing deposits in banks	270	309
Total interest and dividend income	25,028	23,669
Interest expense
Interest on deposits	2,416	2,825
Interest on short-term borrowed funds	20	18
Interest on long-term borrowed funds	915	1,065
Total interest expense	3,351	3,908
Net interest income	21,677	19,761
Provision for loan losses	660	775
Net interest income after provision for loan losses	21,017	18,986
Noninterest income
Trust income	615	557
Service fees	4,877	4,367
Net gains on sales of investment securities available-for-sale	673	183
Net gains on sales of loans held for sale	3,614	1,566
Other income	746	452
Total noninterest income	10,525	7,125
Noninterest expenses
Salaries and wages	8,953	7,743
Pension and other employee benefits	3,908	3,153
Occupancy expense, net	1,156	1,121
Equipment expense	1,490	1,220
Other expenses	7,528	6,536
Total noninterest expenses	23,035	19,773
Income before provision for income taxes	8,507	6,338
Provision for income taxes	1,663	1,119
Net income	$6,844	$5,219

Earnings per common share	$1.54	$1.17
Dividends per common share	$1.00	$1.00

See accompanying notes to consolidated financial statements.

Union Bankshares, Inc.13

UNION BANKSHARES, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
Years Ended December 31, 2012 and 2011

	2012	2011
	(Dollars in thousands)
Net income	$6,844	$5,219
Other comprehensive income (loss), net of tax:
Investment securities available-for-sale:
Net unrealized holding gains arising during the period on investment securities available-for-sale	60	839
Reclassification adjustments for net gains on investment securities available-for-sale realized in net income	(444)	(121)
Total	(384)	718
Defined benefit pension plan:
Net actuarial gain (loss) arising during period	2,387	(3,027)
Reclassification adjustment for amortization of net actuarial loss realized in net income	326	122
Reclassification adjustment for amortization of prior service cost realized in net income	7	4
Total	2,720	(2,901)
Total other comprehensive income (loss)	2,336	(2,183)
Total comprehensive income	$9,180	$3,036

See accompanying notes to consolidated financial statements.

Union Bankshares, Inc.14

UNION BANKSHARES, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
Years Ended December 31, 2012 and 2011

	Common Stock
	Shares, net of treasury	Amount	Additional paid-in capital	Retained earnings	Treasury stock	Accumulated other comprehensive loss	Total stockholders’ equity
	(Dollars in thousands)
Balances, December 31, 2010	4,455,704	$9,844	$244	$37,623	$(3,823)	$(2,163)	$41,725
Net income	—	—	—	5,219	—	—	5,219
Other comprehensive loss	—	—	—	—	—	(2,183)	(2,183)
Cash dividends declared ($1.00 per share)	—	—	—	(4,457)	—	—	(4,457)
Stock based compensation expense	—	—	9	—	—	—	9
Exercise of stock options	1,500	3	23	—	—	—	26
Balances, December 31, 2011	4,457,204	9,847	276	38,385	(3,823)	(4,346)	40,339
Net income	—	—	—	6,844	—	—	6,844
Other comprehensive income						2,336	2,336
Cash dividends declared ($1.00 per share)	—	—	—	(4,457)	—	—	(4,457)
Stock based compensation expense	—	—	8	—	—	—	8
Exercise of stock options	700	1	11	—	—	—	12
Purchase of treasury stock	(1,823)	—	—	—	(36)	—	(36)
Balances, December 31, 2012	4,456,081	$9,848	$295	$40,772	$(3,859)	$(2,010)	$45,046

See accompanying notes to consolidated financial statements.

Union Bankshares, Inc.15

UNION BANKSHARES, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF CASH FLOWS
Years Ended December 31, 2012 and 2011

	2012	2011
	(Dollars in thousands)
Cash Flows From Operating Activities
Net income	$6,844	$5,219
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	887	692
Provision for loan losses	660	775
Deferred income tax (benefit) provision	(786)	595
Net amortization of investment securities	82	63
Equity in losses of limited partnerships	660	515
Stock based compensation expense	8	9
Net decrease in unamortized loan costs	38	11
Proceeds from sales of loans held for sale	129,867	81,939
Origination of loans held for sale	(132,379)	(79,650)
Net gains on sales of loans held for sale	(3,614)	(1,566)
Net (gains) losses on disposals of premises and equipment	(14)	1
Net gains on sale of investment securities available-for-sale	(673)	(183)
Net gains on sales of repossessed property	—	(4)
Write-downs of impaired assets	408	278
Net gains on sales of other real estate owned	(138)	(133)
Decrease (increase) in accrued interest receivable	271	(53)
Amortization of core deposit intangible	170	100
Increase in other assets	(345)	(150)
Contribution to defined benefit pension plan	—	(2,000)
Increase in other liabilities	1,526	900
Net cash provided by operating activities	3,472	7,358
Cash Flows From Investing Activities
Interest bearing deposits in banks
Proceeds from maturities and redemptions	10,735	7,985
Purchases	(8,637)	(17,964)
Investment securities held-to-maturity
Proceeds from maturities, calls and paydowns	4,000	2,000
Purchases	(5,496)	(5,500)
Investment securities available-for-sale
Proceeds from sales	13,632	2,326
Proceeds from maturities, calls and paydowns	17,444	11,134
Purchases	(8,742)	(31,426)
Net increase in loans	(21,626)	(16,055)
Recoveries of loans charged off	43	44
Purchases of premises and equipment	(2,018)	(1,497)
Investments in limited partnerships	(889)	(1,752)
Purchase of company-owned life insurance	—	(2,000)
Purchase of nonmarketable equity securities	—	(54)
Proceeds from sales of other real estate owned	1,375	517
Proceeds from sales of premises and equipment	19	—
Proceeds from sales of repossessed property	12	4
Cash acquired, net of cash paid, in branch acquisitions	—	29,607
Net cash used in investing activities	(148)	(22,631)

Union Bankshares, Inc.16

Cash Flows From Financing Activities
Advances of long-term debt	2,000	—
Repayment of long-term debt	(12,589)	(4,639)
Net (decrease) increase in short-term borrowings outstanding	(2,679)	1,444
Net increase in noninterest bearing deposits	7,059	8,571
Net increase in interest bearing deposits	34,447	25,160
Net decrease in time deposits	(4,952)	(743)
Issuance of common stock	12	26
Purchase of treasury stock	(36)	—
Dividends paid	(4,457)	(4,457)
Net cash provided by financing activities	18,805	25,362
Net increase in cash and cash equivalents	22,129	10,089
Cash and cash equivalents
Beginning of year	24,381	14,292
End of year	$46,510	$24,381
Supplemental Disclosures of Cash Flow Information
Interest paid	$3,406	$3,942
Income taxes paid	$2,225	$725
Supplemental Schedule of Noncash Investing and Financing Activities
Other real estate acquired in settlement of loans	$1,391	$1,127
Other assets acquired in settlement of loans	$—	$40
Loans originated to finance the sale of other real estate owned	$335	$597
Investment in limited partnerships acquired by capital contributions payable	$—	$893
Assets acquired and liabilities assumed in branch acquisitions (Note 9):
Loans and other non-cash assets, excluding goodwill and core deposit intangible	$—	$33,624
Deposits and other liabilities	$—	$67,162

See accompanying notes to consolidated financial statements.

Union Bankshares, Inc.17

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

The Company meets the qualification requirements under Securities and Exchange Commission rules for smaller reporting companies and, pursuant to such rules, has elected to present audited statements of income, comprehensive income, cash flows and changes in stockholders' equity for each of the most recent two, rather than three, fiscal years.

Certain amounts in the 2011 financial statements have been reclassified to conform to the current year presentation.

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

Concentration of risk

The Company's operations are affected by various risk factors, including liquidity risk, interest rate risk, credit risk, and risk from geographic concentration of its deposit taking and lending activities. Management attempts to manage interest rate risk through various asset/liability management techniques designed to match maturities/repricing of assets and liabilities. Loan policies and administration are designed to provide assurance that loans will only be granted to creditworthy borrowers, although credit losses are expected to occur because of subjective factors and factors beyond the control of the Company. Although national economic conditions have been volatile during the last four years, local economic conditions have been somewhat more stable. The Company has a diversified loan portfolio with a substantial portion of the Company's loans secured by real estate and/or partially guaranteed by a U.S. Government agency. Most of its lending activities are conducted within the northern Vermont and northwestern New Hampshire market area where it is located. As a result, the Company and its borrowers may be especially vulnerable to the consequences of changes in the local economy and real estate market conditions. Notes 5 and 6 discuss the types of lending in which the Company engages.

Union Bankshares, Inc.18

Use of estimates in preparation of financial statements

The preparation of consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ materially from those estimates. Material estimates that are particularly susceptible to significant change in the near term and involve inherent uncertainties relate to the determination of the allowance for losses on loans, the valuation of real estate acquired in connection with foreclosures or in satisfaction of loans, deferred tax assets, judgments regarding valuation and impairment of investment securities and other assets as well as pension plan accounting. These estimates involve a significant degree of complexity and subjectivity and the amount of the change that is reasonably possible, should any of these estimates prove inaccurate, cannot be estimated.

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

Fair value measurements

The Company utilizes the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 820, Fair Value Measurements and Disclosures, as guidance for accounting for assets and liabilities carried at fair value. This standard defines fair value as the price, without adjustment for transaction costs, that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Fair value is a market based measurement based on assumptions that market participants would use in pricing an asset or liability. The guidance in FASB ASC Topic 820 establishes a three-level fair value hierarchy, which prioritizes the inputs used in measuring fair value. A financial instrument's level within the fair value hierarchy is based on the lowest level of input that is significant to the fair value measurement.

The three levels of the fair value hierarchy are:

•	Level 1 - Unadjusted quoted prices in active markets that are accessible at the measurement date for identical, unrestricted assets or liabilities;

•
Level 2 - Quoted prices for similar assets or liabilities in active markets, quoted prices in markets that are not active, or inputs that are observable, either directly or indirectly, for substantially the full term of the asset or liability; and

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

Union Bankshares, Inc.19

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

Declines in the fair values of individual equity securities that are deemed to be other-than-temporary are reflected in noninterest income when identified. An unrealized loss is generally deemed to be other than temporary and a credit loss on a debt security is deemed to exist if the present value of the expected future cash flows is less than the amortized cost basis of the security. The credit loss component of an other than temporary write down of a debt security is reflected in earnings as a realized loss in other income with the remaining portion of the impairment loss recognized in other comprehensive income (loss), provided the Company does not intend to sell the underlying debt security and it is more likely than not that the Company will not have to sell the debt security prior to recovery.

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

Loan interest income is accrued daily on outstanding balances. The following accounting policies, related to accrual and nonaccrual loans, apply to all loan segments and classes. The Company considers its loan segments and loan classes to be the same. The accrual of interest is normally discontinued when a loan is specifically determined to be impaired and/or management believes, after considering collection efforts and other factors, that the borrowers' financial condition is such that collection of interest is doubtful. Normally, any unpaid interest previously accrued on those loans is reversed against current period interest income. A loan may be restored to accrual status when its financial status has significantly improved and there is no principal or interest past due. A loan may also be restored to accrual status if the borrower makes six consecutive monthly payments or the lump sum equivalent. Income on nonaccrual loans is generally not recognized unless a loan is returned to accrual status or after all principal has been collected. Interest income generally is not recognized on impaired loans unless the likelihood of further loss is remote. Interest payments received on such loans are generally applied as a reduction of the loan principal balance. Delinquency status is determined based on contractual terms for all loan segments and classes.

Loan origination fees and direct loan origination costs are deferred and amortized as an adjustment of the related loan's yield using methods that approximate the interest method. The Company generally amortizes these amounts over the estimated average life of the related loans.

Union Bankshares, Inc.20

The loans purchased in the May 2011 branch acquisition were recorded at the estimated fair value at the time of purchase. The estimated fair value contains both accretable and nonaccretable components. The accretable component is amortized as an adjustment to the related loan yield over the average life of the loan. The nonaccretable component represents probable loss due to credit risk and is reviewed by management periodically and adjusted as deemed necessary.

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

In addition, various regulatory agencies, as an integral part of their examination process, regularly review the Company's allowance for loan losses. Such agencies may require the Company to recognize additions to the allowance for loan losses, with a corresponding charge to earnings, based on their judgments about information available to them at the time of their examination, which may not be currently available to management.

The allowance consists of specific, general and unallocated components. The specific component relates to the loans that are classified as impaired. Loans are also evaluated for impairment and may be classified as impaired when management believes it is probable that the Company will not collect all the contractual interest and principal payments as scheduled in the loan agreement. Impaired loans may also include troubled loans that are restructured. A troubled debt restructuring occurs when the Company, for economic or legal reasons related to the borrower's financial difficulties, grants a concession to the borrower that would otherwise not be granted. Troubled debt restructuring may include the transfer of assets to the Company in partial satisfaction of a troubled loan, a modification of a loan's terms (such as reduction of stated interest rates below market rates, extension of maturity that does not conform to the Company's policies, reduction of the face amount of the loan, reduction of accrued interest, or reduction or deferment of loan payments in the near future), or a combination. A specific reserve amount is allocated to the allowance for individual loans that have been classified as impaired based on management's estimate of the fair value of the collateral for collateral dependent loans, an observable market price, or the present value of anticipated future cash flows. The Company accounts for the change in present value attributable to the passage of time in the loan loss reserve. Large groups of smaller balance homogeneous loans are collectively evaluated for impairment. Accordingly, the Company does not separately identify individual consumer, real estate or small balance commercial loans for impairment evaluation, unless such loans are subject to a restructuring agreement or have been identified as impaired as part of a larger customer relationship.

The general component represents the level of allowance allocable to each loan portfolio segment with similar risk characteristics and is determined based on historical loss experience, adjusted for qualitative factors, for each class of loan. Management deems a five year average to be an appropriate time frame on which to base historical losses for each portfolio segment. Qualitative factors considered include underwriting, economic and market conditions, portfolio composition, collateral values, delinquencies, lender experience and legal issues. The qualitative factors

Union Bankshares, Inc.21

are determined based on the various risk characteristics of each portfolio segment. Risk characteristics relevant to each portfolio segment are as follows:

•
Residential real estate - Loans in this segment are collateralized by owner-occupied 1-4 family residential real estate, second and vacation homes, 1-4 family investment properties, home equity and second mortgage loans. Repayment is dependent on the credit quality of the individual borrower. The overall health of the economy, including unemployment rates and housing prices, could have an effect on the credit quality of this segment.

•
Construction real estate - Loans in this segment include residential and commercial construction properties, land and land development loans. Repayment is dependent on the credit quality of the individual borrower and/or the underlying cash flows generated by the properties being constructed. The overall health of the economy, including unemployment rates, housing prices, vacancy rates and material costs, could have an effect on the credit quality of this segment.

•
Commercial real estate - Loans in this segment are primarily properties occupied by businesses or income-producing properties. The underlying cash flows generated by the properties may be adversely impacted by a downturn in the economy as evidenced by a general slowdown in business or increased vacancy rates which, in turn, could have an effect on the credit quality of this segment. Management requests business financial statements at least annually and monitors the cash flows of these loans.

•
Commercial - Loans in this segment are made to businesses and are generally secured by nonreal estate assets of the business. Repayment is expected from the cash flows of the business. A weakened economy, and resultant decreased consumer or business spending, could have an effect on credit quality of this segment.

•
Consumer - Loans in this segment are made to individuals for personal expenditures, such as an automobile purchase, and include unsecured loans. Repayment is primarily dependent on the credit quality of the individual borrower. The overall health of the economy, including unemployment, could have an effect on the credit quality of this segment.

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

Other real estate owned

Real estate properties acquired through or in lieu of loan foreclosure are to be sold and are initially recorded based on an independent appraisal or a broker price opinion at the estimated fair value less estimated selling costs at the date of acquisition, establishing a new carrying basis. Thereafter, valuations are periodically performed by management, and the real estate is carried in Other assets at the lower of carrying amount or fair value, less estimated cost to sell. Costs of significant property improvements are capitalized, if deemed recoverable, whereas revenue and expenses from operations and changes in valuation are charged to Other expenses on the Company's statement of income.

Union Bankshares, Inc.22

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

Intangible assets

Intangible assets include goodwill, which represents the excess of the purchase price over the fair value of net assets acquired in the 2011 acquisition of three New Hampshire branch offices, as well as a core deposit intangible related to the deposits acquired (see Note 9). The core deposit intangible is amortized on a straight line basis over the estimated average life of the acquired core deposit base of 10 years. The Company evaluates the valuation and amortization of the core deposit intangible if events occur that could result in possible impairment. With respect to goodwill, in accordance with current authoritative guidance, the Company assesses qualitative factors to determine whether the existence of events or circumstances leads to a determination that it is more likely than not that the fair value of the Company is less than its carrying amount, which could result in goodwill impairment.

Federal Home Loan Bank stock

As a member of the Federal Home Loan Bank (“FHLB”) of Boston, Union is required to invest in Class B common stock of the FHLB of Boston. The Class B common stock has a five year notice requirement for redemption and there is no guarantee of future redemption. Also, there is the possibility of future capital calls by the FHLB of Boston on member banks to ensure compliance with its capital plan. FHLB of Boston stock is reported in Other assets at its par value of $1.9 million at December 31, 2012 and 2011. The stock is nonmarketable, and is redeemable by the FHLB of Boston at par value.

Company-owned life insurance

Company-owned life insurance (“COLI”) represents life insurance on the lives of certain current or former directors or employees who have provided positive consent allowing the Company to be the beneficiary of such policies. The Company utilizes COLI as tax-efficient funding for the benefit obligations to its employees and directors, including obligations under one of the Company's nonqualified deferred compensation plans. (See Note 15.) The Company is the primary beneficiary of the insurance policies. Increases in the cash value of the policies, as well as any gain on insurance proceeds received, are recorded in Other income, and are not currently subject to income taxes. COLI is recorded at the cash value of the policies, less any applicable cash surrender charges of which there are currently none. The Company reviews the financial strength of the insurance carriers prior to the purchase of COLI to ensure minimum credit ratings of at least investment grade. The financial strength of the carriers is reviewed annually and COLI with any individual carrier is limited by Company policy to 10% of capital plus reserves.

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

Union Bankshares, Inc.23

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

Pension plans

Union sponsors a noncontributory defined benefit pension plan covering all eligible employees employed prior to October 5, 2012. On that date, the Company closed The Union Bank Pension Plan ("Plan") to new participants and froze the accrual of retirement benefits for current participants. It is Union's intent to continue to maintain the frozen Plan and related Trust and to distribute benefits to participants at such time and in such manner as provided under the terms of the Plan. The costs of this Plan, based on actuarial computations of current benefits for employees, are charged to Pension and other employee benefits.

Union also has a contributory 401(k) pension plan covering all employees who meet certain service requirements. The plan is voluntary, and Union, through the discretionary matching component of the plan, contributed fifty cents for every dollar contributed by participants, up to six percent of each participant's salary in 2012 and 2011. Additionally, in 2012, a discretionary profit-sharing contribution was made to the plan in an amount equal to three percent of each employee's salary.

Advertising costs

The Company expenses advertising costs as incurred and they are included in Other expenses in the Company's Consolidated Statement of Income.

Earnings per common share

Earnings per common share for the period are computed based on the weighted average number of shares of common stock issued, retroactively adjusted for stock splits and stock dividends and reduced for shares held in treasury. The weighted average shares outstanding were 4,457,029 and 4,456,842 for the years ended December 31, 2012 and 2011, respectively. There were incentive stock options with respect to 11,800 shares and 14,000 shares outstanding at December 31, 2012 and December 31, 2011, respectively, excluded from the computation of diluted earnings per share since dilution resulting from these stock options would be immaterial.

Income taxes

The Company prepares its federal income tax return on a consolidated basis. Federal income taxes are allocated to members of the consolidated group based on taxable income. The Company recognizes income taxes under the

Union Bankshares, Inc.24

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

Incentive stock option plan

The Company recognizes stock-based compensation expense based on the grant date estimated fair value of stock-based awards over the vesting period of the awards. The stock issuable upon exercise of options granted consists of authorized but unissued shares of the Company's $2.00 par value common stock and/or shares of such common stock held in treasury.

Recent accounting pronouncements

In May 2011, FASB issued an Accounting Standards Update ("ASU"), Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and IFRSs, to improve the comparability of fair value measurements presented and disclosed in financial statements prepared in accordance with U.S. GAAP and International Financial Reporting Standards ("IFRS"). The amendments in this ASU explain how to measure fair value. They do not require additional fair value measurements and are not intended to establish valuation standards

Union Bankshares, Inc.25

or affect valuation practices outside of financial reporting. The amendments change the wording used to describe many of the requirements in U.S. GAAP for measuring fair value and for disclosing information about fair value measurements. The amendments in this ASU are to be applied prospectively and are effective for interim and annual periods beginning after December 15, 2011. Management has adopted the ASU, which did not have a material effect on the Company's consolidated financial statements. (See Note 19.)

In June 2011, the FASB issued an ASU, Presentation of Comprehensive Income, to improve the comparability, consistency and transparency of financial reporting, to increase the prominence of items reported in other comprehensive income and to facilitate convergence of GAAP and IFRS. The ASU eliminates the option to present components of other comprehensive income as part of the statement of changes in stockholders' equity and requires that all nonowner changes in stockholders' equity be presented either in a single continuous statement of comprehensive income or in two separate but consecutive statements. In both formats, an entity is required to present each component of net income along with total net income, each component of other comprehensive income along with a total for other comprehensive income, and a total amount for comprehensive income. The amendments in the ASU are to be applied retrospectively and are effective for annual and interim periods beginning after December 15, 2011, except for the presentation requirements of reclassifications of items out of accumulated other comprehensive income which have since been addressed in ASU 2013-02, issued in February 2013. Management has adopted the ASU and has opted to present two separate statements. (See Consolidated Statements of Comprehensive Income and Note 23.)

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

In July 2012, the FASB issued an ASU, Intangibles-Goodwill and Other (Topic 350): Testing Indefinite-Lived Intangible Assets for Impairment. The objective of the amendments in this ASU is to reduce the cost and complexity of performing an impairment test for indefinite-lived intangible assets (other than goodwill) by simplifying how an entity tests those assets for impairment and to improve consistency in impairment testing guidance among long-lived asset categories. The amendments permit an entity first to assess qualitative factors to determine whether it is more likely than not that an indefinite long-lived intangible asset is impaired as a basis for determining whether it is necessary to perform the quantitative impairment test in accordance with Subtopic 350-30, Intangibles-Goodwill and Other-General Intangibles Other than Goodwill. The amendments are effective for annual and interim impairment tests performed for fiscal years beginning after September 15, 2012. Early adoption is permitted including for annual and interim impairment tests performed as of a date before July 27, 2012. The Company does not have any indefinite-lived intangible assets other than goodwill and therefore the ASU did not have any effect on the Company's consolidated financial statements.

In October 2012, the FASB issued an ASU, Technical Corrections and Improvements. The amendments in this ASU represent changes to clarify the Codification, correct unintended application of guidance, or make minor improvements to the Codification that are not expected to have a significant effect on current accounting practice or create a significant administrative cost to most entities. Additionally, the amendments make the Codification easier to understand and the fair value measurement guidance easier to apply by eliminating inconsistencies and providing needed clarifications. The ASU contains amendments that affect a wide variety of Topics in the Codification and

Union Bankshares, Inc.26

apply to all reporting entities within the scope of the affected accounting guidance. The amendments in this ASU that do not have transition guidance were effective upon issuance and for public entities, the amendments that are subject to the transition guidance are effective for fiscal periods beginning after December 15, 2012. Management is currently reviewing this ASU and does not believe that it will have a material effect on the Company's consolidated financial statements.

In February 2013, the FASB issued ASU 2013-02, "Reporting of Amounts Reclassified Out of Accumulated Other Comprehensive Income." This update requires entities to provide information about the amounts reclassified out of accumulated other comprehensive income by component. In addition, entities are required to present, either on the face of the statement where net income is presented or in the notes, significant amounts reclassified out of accumulated other comprehensive income by the respective line items of net income, but only if the amount reclassified is required under U.S. GAAP to be reclassified to net income in its entirety is in the same reporting period. The Company is required to adopt this update prospectively for periods beginning after December 15, 2012. The update may result in revised disclosures or presentation in the Company's financial statements.

Note 2.  Restrictions on Cash and Cash Equivalents

The nature of the Company's business requires that it maintain amounts due from correspondent banks which, at times, may exceed federally insured limits. The balances in these accounts at December 31, were as follows:

	2012	2011
	(Dollars in thousands)
Noninterest bearing accounts	$639	$1,143
Federal Reserve Bank of Boston	41,363	19,368
FHLB of Boston	282	351

No losses have been experienced in these accounts and the Company believes it is not exposed to any significant risk with respect to the accounts.

The Company had no requirement to maintain contracted clearing balances at December 31, 2012. A contracted clearing balance of $1.0 million was required at December 31, 2011, which is included in the Federal Reserve Bank of Boston balance above. Balances in excess of the contracted clearing amount at the Federal Reserve Bank of Boston and a portion of the funds at the FHLB of Boston are classified as overnight deposits as they earn interest. The Company is required to maintain vault cash or noninterest bearing reserve balances with Federal Reserve Bank of Boston. Total reserve balances required at December 31, 2012 and 2011 were $604 thousand and $546 thousand, respectively, which were both satisfied by vault cash.

Note 3.  Interest Bearing Deposits in Banks

Interest bearing deposits in banks consist of certificates of deposit purchased from various financial institutions. Deposits at each institution are generally maintained at or below the Federal Deposit Insurance Corporation (“FDIC”) insurable limit of $250 thousand. Certificates are held with rates ranging from 0.40% to 5.05% and mature at various dates through 2017, with $9.0 million scheduled to mature in 2013.

Union Bankshares, Inc.27

Note 4. Investment Securities
Investment securities as of the balance sheet dates consisted of the following:

December 31, 2012	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
	(Dollars in thousands)
Available-for-sale
Debt securities:
U.S. Government-sponsored enterprises	$4,500	$22	$(3)	$4,519
Agency mortgage-backed	1,343	36	—	1,379
State and political subdivisions	9,803	664	(5)	10,462
Corporate	3,294	28	(22)	3,300
Total debt securities	18,940	750	(30)	19,660
Marketable equity securities	746	66	(15)	797
Mutual funds	173	—	—	173
Total	$19,859	$816	$(45)	$20,630
Held-to-maturity
U.S. Government-sponsored enterprises	$5,496	$3	$(22)	$5,477

December 31, 2011	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
	(Dollars in thousands)
Available-for-sale
Debt securities:
U.S. Government-sponsored enterprises	$17,456	$99	$(18)	$17,537
Agency mortgage-backed	3,326	61	(1)	3,386
State and political subdivisions	11,813	1,018	(1)	12,830
Corporate	8,127	179	(13)	8,293
Total debt securities	40,722	1,357	(33)	42,046
Marketable equity securities	746	39	(12)	773
Mutual funds	135	—	—	135
Total	$41,603	$1,396	$(45)	$42,954
Held-to-maturity
U.S. Government-sponsored enterprises	$4,000	$1	$(3)	$3,998

Investment securities with a carrying amount of $6.7 million and $11.2 million at December 31, 2012 and 2011, respectively, were pledged as collateral for public deposits, customer repurchase agreements and for other purposes as required or permitted by law.

Union Bankshares, Inc.28

Information pertaining to all investment securities with gross unrealized losses as of the balance sheet dates, aggregated by investment category and length of time that individual securities have been in a continuous loss position, follows:

December 31, 2012	Less Than 12 Months		12 Months and Over		Total
	Fair Value	Gross Unrealized Loss	Fair Value	Gross Unrealized Loss	Fair Value	Gross Unrealized Loss
	(Dollars in thousands)
Debt securities:
U.S. Government-sponsored enterprises	$4,472	$(25)	$—	$—	$4,472	$(25)
State and political subdivisions	345	(5)	—	—	345	(5)
Corporate	2,266	(22)	—	—	2,266	(22)
Total debt securities	7,083	(52)	—	—	7,083	(52)
Marketable equity securities	91	(7)	42	(8)	133	(15)
Total	$7,174	$(59)	$42	$(8)	$7,216	$(67)

December 31, 2011	Less Than 12 Months		12 Months and Over		Total
	Fair Value	Gross Unrealized Loss	Fair Value	Gross Unrealized Loss	Fair Value	Gross Unrealized Loss
	(Dollars in thousands)
Debt securities:
U.S. Government-sponsored enterprises	$7,389	$(21)	$—	$—	$7,389	$(21)
Agency mortgage-backed	—	—	361	(1)	361	(1)
State and political subdivisions	347	(1)	—	—	347	(1)
Corporate	3,075	(13)	—	—	3,075	(13)
Total debt securities	10,811	(35)	361	(1)	11,172	(36)
Marketable equity securities	193	(7)	10	(5)	203	(12)
Total	$11,004	$(42)	$371	$(6)	$11,375	$(48)

The Company evaluates all investment securities on a quarterly basis, and more frequently when economic conditions warrant, to determine if an other-than-temporary impairment exists. A debt security is considered impaired if the fair value is lower than its amortized cost basis at the report date. If impaired, management then assesses whether the unrealized loss is other-than-temporary.

Declines in the fair values of individual equity securities that are deemed to be other-than-temporary are reflected in noninterest income when identified. An unrealized loss on a debt security is generally deemed to be other-than-temporary and a credit loss is deemed to exist if the present value of the expected future cash flows is less than the amortized cost basis of the debt security. The credit loss component of an other-than-temporary impairment write-down is recorded, net of tax effect, through net income as a component of net other-than-temporary impairment losses in the consolidated statement of income, while the remaining portion of the impairment loss is recognized in other comprehensive income (loss), provided the Company does not intend to sell the underlying debt security and it is "more likely than not" that the Company will not have to sell the debt security prior to recovery.

Union Bankshares, Inc.29

Management considers the following factors in determining whether an other-than-temporary impairment exists and the period over which the security is expected to recover:

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

At December 31, 2012, held-to-maturity and available-for-sale securities, consisting of five U.S. Government-sponsored enterprise securities, one tax exempt municipal security, five corporate bonds and four marketable equity securities had aggregate unrealized losses of $67 thousand. Two marketable equity securities had unrealized losses greater than twelve months and the Company has the ability to hold such securities for the foreseeable future. No declines were deemed by management to be other-than-temporary at December 31, 2012.

Proceeds from the sale of securities available-for-sale were $13.6 million and $2.3 million in 2012 and 2011, respectively. Gross realized gains from the sale of securities available-for-sale were $674 thousand and $183 thousand in 2012 and 2011, respectively. Gross realized losses were $1 thousand in 2012 with no gross realized losses in 2011. The specific identification method is used to determine realized gains and losses on sales of available-for-sale securities.

The amortized cost and estimated fair value of debt securities by contractual scheduled maturity as of December 31, 2012, were as follows:

	Amortized Cost	Fair Value
	(Dollars in thousands)
Available-for-sale
Due in one year or less	$690	$696
Due from one to five years	3,365	3,418
Due from five to ten years	4,966	5,154
Due after ten years	8,576	9,013
	17,597	18,281
Agency mortgage-backed securities	1,343	1,379
Total debt securities available-for-sale	$18,940	$19,660
Held-to-maturity
Due from five to ten years	$1,500	$1,501
Due after ten years	3,996	3,976
Total debt securities held-to-maturity	$5,496	$5,477

Actual maturities may differ for certain debt securities that may be called by the issuer prior to the contractual maturity. Actual maturities may differ from contractual maturities in agency mortgage-backed securities because the mortgages

Union Bankshares, Inc.30

underlying the securities may be prepaid, usually without any penalties. Therefore, these agency mortgage-backed securities are shown separately and not included in the contractual maturity categories in the above maturity summary.

Note 5.  Loans Held for Sale and Loan Servicing

At December 31, 2012 and 2011, Loans held for sale consisted of conventional residential mortgages originated for subsequent sale. At December 31, 2012 and 2011, the estimated fair value of these loans was in excess of their carrying value, and therefore no valuation reserve was necessary for loans held for sale.

Commercial and mortgage loans serviced for others are not included in the accompanying balance sheets. The unpaid principal balance of commercial and mortgage loans serviced for others was $260.5 million and $208.1 million at December 31, 2012 and 2011, respectively. Loans sold during 2012 consisted of $576 thousand in qualifying small business loans and $125.7 million in residential loans, resulting in total loans sold of $126.3 million. The net gains realized in 2012 on the sale of those loans amounted to $64 thousand and $3.6 million, respectively. Loans sold in 2011 totaled $80.4 million and consisted of $293 thousand in qualifying small business loans and $80.1 million in residential loans, resulting in net gains of $21 thousand and $1.5 million, respectively. There were no obligations to repurchase loans for any amount at December 31, 2012, but there were contractual risk sharing commitments on certain sold loans totaling $339 thousand as of such date.

The Company generally retains the servicing rights on loans sold. At December 31, 2012 and 2011, the unamortized balance of servicing rights on loans sold with servicing retained was $1.1 million and $818 thousand, respectively, included in Other assets. The estimated fair value of these servicing rights was in excess of their carrying value at both December 31, 2012 and 2011, and therefore no impairment reserve was necessary. Loan servicing rights of $740 thousand and $481 thousand were capitalized in 2012 and 2011, respectively. Amortization of servicing rights was $475 thousand and $312 thousand for 2012 and 2011, respectively. The capitalization and amortization of mortgage servicing rights is included in Other income.

Note 6.  Loans
The composition of Net loans at December 31, was as follows:

	2012	2011
	(Dollars in thousands)
Residential real estate	$154,938	$147,426
Construction real estate	36,018	28,077
Commercial real estate	183,900	189,770
Commercial	21,463	23,018
Consumer	6,065	6,134
Municipal	41,761	29,894
Gross loans	444,145	424,319
Allowance for loan losses	(4,657)	(4,226)
Net deferred loan costs	139	177
Net loans	$439,627	$420,270

The loans purchased in the May 2011 acquisition of three New Hampshire branches were recorded at $32.9 million, the estimated fair value at the time of purchase. The estimated fair value contains both accretable and nonaccretable components. The accretable component is amortized as an adjustment to the related loan yield over the average life of the loan. The nonaccretable component represents probable loss due to credit risk and is reviewed by management

Union Bankshares, Inc.31

periodically and adjusted as deemed necessary. At the acquisition date, the fair value of the loans acquired resulted in an accretable loan premium component of $545 thousand, less a nonaccretable credit risk component of $318 thousand. During the year ended December 31, 2012, the nonaccretable credit risk component balance decreased $22 thousand due to a loss recognized on one acquired commercial loan. The resulting balance of the nonaccretable credit risk component is $296 thousand at December 31, 2012. The net carrying amounts of the acquired loans were $22.9 million and $27.9 million at December 31, 2012 and 2011, respectively, and are included in the loan balances above.

The following table summarizes activity in the accretable loan premium component for the acquired loan portfolio:

	For The Years Ended December 31,
	2012	2011
	(Dollars in thousands)
Balance at beginning of year	$491	$—
Acquisitions	—	545
Loan premium amortization	(90)	(54)
Changes in expected cash flows due to paydowns	53	—
Balance at end of year	$454	$491

Residential real estate loans aggregating $11.4 million and $9.9 million at December 31, 2012 and 2011, respectively, were pledged as collateral on deposits of municipalities. Qualified first mortgages held by Union may also be pledged as collateral for borrowings from the FHLB of Boston under a blanket lien.

A summary of current, past due and nonaccrual loans as of the balance sheet dates follows:

December 31, 2012	Current	30-59 Days	60-89 Days	90 Days and over and accruing	Nonaccrual	Total
	(Dollars in thousands)
Residential real estate	$148,479	$2,573	$1,274	$296	$2,316	$154,938
Construction real estate	35,944	24	6	—	44	36,018
Commercial real estate	179,739	2,943	812	—	406	183,900
Commercial	20,541	811	39	—	72	21,463
Consumer	6,012	31	10	11	1	6,065
Municipal	41,761	—	—	—	—	41,761
Total	$432,476	$6,382	$2,141	$307	$2,839	$444,145

Union Bankshares, Inc.32

December 31, 2011	Current	30-59 Days	60-89 Days	90 Days and over and accruing	Nonaccrual	Total
	(Dollars in thousands)
Residential real estate	$140,330	$2,685	$1,134	$606	$2,671	$147,426
Construction real estate	26,849	758	203	175	92	28,077
Commercial real estate	182,122	4,694	471	1,104	1,379	189,770
Commercial	22,519	376	—	12	111	23,018
Consumer	6,045	33	1	—	55	6,134
Municipal	29,894	—	—	—	—	29,894
Total	$407,759	$8,546	$1,809	$1,897	$4,308	$424,319

Aggregate interest on nonaccrual loans not recognized was $1.0 million and $903 thousand for the years ended December 31, 2012 and 2011, respectively.

Note 7.  Allowance for Loan Losses and Credit Quality

Changes in the Allowance for loan losses, by class of loans, for the years ended December 31, were as follows:

2012	Residential Real Estate	Construction Real Estate	Commercial Real Estate	Commercial	Consumer, Municipal and Unallocated	Total
	(Dollars in thousands)
Balance, December 31, 2011	$1,250	$367	$2,278	$232	$99	$4,226
Provision (credit) for loan losses	152	110	349	(79)	128	660
Recoveries of amounts charged off	8	12	—	6	17	43
	1,410	489	2,627	159	244	4,929
Amounts charged off	(119)	(33)	(95)	—	(25)	(272)
Balance, December 31, 2012	$1,291	$456	$2,532	$159	$219	$4,657

2011	Residential Real Estate	Construction Real Estate	Commercial Real Estate	Commercial	Consumer, Municipal and Unallocated	Total
	(Dollars in thousands)
Balance, December 31, 2010	$1,033	$240	$2,117	$250	$115	$3,755
Provision (credit) for loan losses	242	144	430	(31)	(10)	775
Recoveries of amounts charged off	3	—	—	14	27	44
	1,278	384	2,547	233	132	4,574
Amounts charged off	(28)	(17)	(269)	(1)	(33)	(348)
Balance, December 31, 2011	$1,250	$367	$2,278	$232	$99	$4,226

Union Bankshares, Inc.33

The allocation of the Allowance for loan losses, summarized on the basis of the Company's impairment methodology by class of loan, as of the balance sheet dates was as follows:

December 31, 2012	Residential Real Estate	Construction Real Estate	Commercial Real Estate	Commercial	Consumer, Municipal and Unallocated	Total
	(Dollars in thousands)
Individually evaluated for impairment	$49	$18	$53	$—	$—	$120
Collectively evaluated for impairment	1,242	438	2,479	159	219	4,537
Total allocated	$1,291	$456	$2,532	$159	$219	$4,657

December 31, 2011	Residential Real Estate	Construction Real Estate	Commercial Real Estate	Commercial	Consumer, Municipal and Unallocated	Total
	(Dollars in thousands)
Individually evaluated for impairment	$328	$12	$293	$41	$11	$685
Collectively evaluated for impairment	922	355	1,985	191	88	3,541
Total allocated	$1,250	$367	$2,278	$232	$99	$4,226

Despite the allocation shown in the tables above, the Allowance for loan losses is general in nature and is available to absorb losses from any loan type.

The recorded investment in loans, summarized on the basis of the Company's impairment methodology by class of loan, as of the balance sheet dates was as follows:

December 31, 2012	Residential Real Estate	Construction Real Estate	Commercial Real Estate	Commercial	Consumer	Municipal	Total
	(Dollars in thousands)
Individually evaluated for impairment	$703	$145	$3,427	$127	$—	$—	$4,402
Collectively evaluated for impairment	144,921	35,866	168,066	20,851	5,846	41,253	416,803
	145,624	36,011	171,493	20,978	5,846	41,253	421,205
Acquired loans	9,314	7	12,407	485	219	508	22,940
Total	$154,938	$36,018	$183,900	$21,463	$6,065	$41,761	$444,145

Union Bankshares, Inc.34

December 31, 2011	Residential Real Estate	Construction Real Estate	Commercial Real Estate	Commercial	Consumer	Municipal	Total
	(Dollars in thousands)
Individually evaluated for impairment	$2,810	$92	$6,499	$355	$33	$—	$9,789
Collectively evaluated for impairment	132,115	27,976	169,576	21,861	5,724	29,344	386,596
	134,925	28,068	176,075	22,216	5,757	29,344	396,385
Acquired loans	12,501	9	13,695	802	377	550	27,934
Total	$147,426	$28,077	$189,770	$23,018	$6,134	$29,894	$424,319

Risk and collateral ratings are assigned to loans and are subject to ongoing monitoring by lending and credit personnel with such ratings updated annually or more frequently if warranted. The following is an overview of the Company's loan rating system:

1-3 Rating - Pass

Risk-rating grades "1" through "3" comprise those loans ranging from those with lower than average credit risk, defined as borrowers with high liquidity, excellent financial condition, strong management, favorable industry trends or loans secured by highly liquid assets, through those with marginal credit risk, defined as borrowers that, while creditworthy, exhibit some characteristics requiring special attention by the account officer.

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

The following tables summarize the loan ratings applied to the Company's loans by class as of the balance sheet dates:

December 31, 2012	Residential Real Estate	Construction Real Estate	Commercial Real Estate	Commercial	Consumer	Municipal	Total
	(Dollars in thousands)
Pass	$134,737	$30,115	$117,616	$18,258	$5,722	$41,253	$347,701
Satisfactory/Monitor	7,749	5,751	46,174	2,476	102	—	62,252
Substandard	3,138	145	7,703	244	22	—	11,252
	145,624	36,011	171,493	20,978	5,846	41,253	421,205
Acquired loans	9,314	7	12,407	485	219	508	22,940
Total	$154,938	$36,018	$183,900	$21,463	$6,065	$41,761	$444,145

Union Bankshares, Inc.35

December 31, 2011	Residential Real Estate	Construction Real Estate	Commercial Real Estate	Commercial	Consumer	Municipal	Total
	(Dollars in thousands)
Pass	$127,338	$26,928	$135,764	$19,069	$5,652	$29,344	$344,095
Satisfactory/Monitor	4,777	1,048	33,812	2,792	72	—	42,501
Substandard	2,810	92	6,499	355	33	—	9,789
	134,925	28,068	176,075	22,216	5,757	29,344	396,385
Acquired loans	12,501	9	13,695	802	377	550	27,934
Total	$147,426	$28,077	$189,770	$23,018	$6,134	$29,894	$424,319

Acquired loans are risk rated, as appropriate, according to the Company's loan rating system, but such ratings are not taken into account in establishing the allowance for loan losses. Rather, in accordance with applicable accounting principles, acquired loans are initially recorded at fair value, determined based upon an estimate of the amount and timing of both principal and interest cash flows expected to be collected and discounted using a market interest rate, which includes an estimate of future credit losses expected to be incurred over the life of the portfolio. The primary credit quality indicator for acquired loans is whether there has been a decrease in expected cash flows. Monitoring of this portfolio is ongoing to determine if there is evidence of deterioration in credit quality since acquisition. As of December 31, 2012, there was no allowance for loan losses for acquired loans.

The following table provides information with respect to impaired loans by class of loan as of and for the year ended December 31, 2012:

	December 31, 2012			For The Year Ended December 31, 2012
	Recorded Investment (1)	Principal Balance (1)	Related Allowance	Average Recorded Investment	Interest Income Recognized
	(Dollars in thousands)
With an allowance recorded:
Residential real estate	$354	$360	$49
Construction real estate	145	150	18
Commercial real estate	2,380	2,411	53
	2,879	2,921	120
With no allowance recorded:
Residential real estate	349	491	—
Commercial real estate	1,047	1,133	—
Commercial	127	127	—
	1,523	1,751	—

Total:
Residential real estate	703	851	49	$529	$9
Construction real estate	145	150	18	46	1
Commercial real estate	3,427	3,544	53	2,514	115
Commercial	127	127	—	51	2
Total	$4,402	$4,672	$120	$3,140	$127
____________________

(1)	Does not reflect government guaranties on impaired loans as of December 31, 2012 totaling $770 thousand.

Union Bankshares, Inc.36

The following table provides information with respect to impaired loans by class of loan as of and for the year ended December 31, 2011:

	December 31, 2011			For The Year Ended December 31, 2011
	Recorded Investment (1)	Principal Balance (1)	Related Allowance	Average Recorded Investment	Interest Income Recognized
	(Dollars in thousands)
With an allowance recorded:
Residential real estate	$241	$243	$55
Commercial real estate	1,907	1,930	21
	2,148	2,173	76
With no allowance recorded:
Residential real estate	177	252	—
Commercial real estate	318	374	—
	495	626	—

Total:
Residential real estate	418	495	55	$375	$5
Commercial real estate	2,225	2,304	21	2,347	81
Total	$2,643	$2,799	$76	$2,722	$86
____________________

(1)	Does not reflect government guaranties on impaired loans as of December 31, 2011 totaling $88 thousand.

Troubled debt restructured loans as of December 31, 2012 by class of loan include three commercial real estate, two construction real estate, and five residential real estate loans totaling $2.9 million that represent loan modifications in which a concession was provided to the borrower, such as due date extensions, maturity date extensions, interest rate reductions, protective advances or the forgiveness of accrued interest. One of the restructured commercial real estate loans and three of the restructured residential real estate loans at December 31, 2012 were troubled debt restructured loans totaling $2.2 million as of December 31, 2011. Troubled loans, that are restructured and meet established thresholds, are classified as impaired and a specific reserve amount is allocated to the allowance on the basis of the fair value of the collateral for collateral dependent loans, an observable market price, or the present value of anticipated future cash flows.

The following table provides new troubled debt restructure activity by loan type for the years ended December 31, 2012 and 2011:

	New Troubled Debt Restructurings During the			New Troubled Debt Restructurings During the
	Year Ended December 31, 2012			Year Ended December 31, 2011
	Number of Contracts	Pre-Modification Outstanding Recorded Investment	Post-Modification Outstanding Recorded Investment	Number of Contracts	Pre-Modification Outstanding Recorded Investment	Post-Modification Outstanding Recorded Investment
	(Dollars in thousands)
Residential real estate	2	$91	$91	1	$238	$246
Construction real estate	2	145	145	—	—	—
Commercial real estate	2	513	513	—	—	—

Union Bankshares, Inc.37

During the year ended December 31, 2012, the two residential real estate loans and two construction real estate loans modified consisted of extensions of the due dates and maturity dates and the two commercial real estate loans modified consisted of interest rate reductions, with one including a modification of payment terms as well. The residential real estate loan modified during the year ended December 31, 2011 consisted of an interest rate reduction, forgiveness of accrued interest, a protective advance for delinquent taxes, and extension of due date.

There were no troubled debt restructured loans modified within the previous twelve months that had subsequently defaulted during the years ended December 31, 2012 and 2011. Troubled debt restructured loans are considered defaulted at 90 days past due.

At December 31, 2012 and 2011, the Company was not committed to lend any additional funds to borrowers whose loans were nonperforming, impaired or restructured.

Note 8.  Premises and Equipment
The major classes of premises and equipment and accumulated depreciation at December 31, were as follows:

	2012	2011
	(Dollars in thousands)
Land and land improvements	$2,411	$2,163
Building and improvements	9,699	8,513
Furniture and equipment	6,515	6,405
Construction in progress and deposits on equipment	202	245
	18,827	17,326
Less accumulated depreciation	(8,538)	(8,163)
	$10,289	$9,163
Depreciation included in Occupancy and Equipment expenses amounted to $887 thousand and $692 thousand for the years ended December 31, 2012 and 2011, respectively.

The Company is obligated under noncancelable operating leases for premises that expire in various years through the year 2017. Options to renew for additional periods are available with these leases. Future minimum rental commitments for these leases with original or remaining terms of one year or more at December 31, 2012 were as follows:

(Dollars in thousands)
2013	$109
2014	66
2015	49
2016	49
2017	10
$283
Rent expense for 2012 and 2011 amounted to $154 thousand and $190 thousand, respectively. Occupancy expense is shown in the consolidated Statements of Income, net of rental income of $166 thousand and $97 thousand in 2012 and 2011, respectively.

Note 9. Goodwill and Other Intangible Assets

As a result of the acquisition of three New Hampshire branches in May 2011, the Company recorded goodwill amounting to $2.2 million. The goodwill is not amortizable. Goodwill is evaluated for impairment annually, in accordance with current authoritative guidance. Management assesses qualitative factors to determine whether the existence of events or circumstances leads to a determination that it is more likely than not that the fair value of the Company, in total, is

Union Bankshares, Inc.38

less than its carrying amount. Management is not aware of any such events or circumstances that would cause it to conclude that the fair value of the Company is less than its carrying amount.

The Company also recorded $1.7 million of acquired identifiable intangible assets in connection with the branch acquisition, representing the core deposit intangible which is subject to straight-line amortization over the estimated 10 year average life of the core deposit base, absent any future impairment. Management will evaluate the core deposit intangible for impairment if conditions warrant.

Amortization expense for the core deposit intangible was $170 thousand and $100 thousand for 2012 and 2011, respectively. The amortization expense is included in other noninterest expenses and is deductible for tax purposes. As of December 31, 2012, the remaining amortization expense related to the core deposit intangible, absent any future impairment, is expected to be as follows:

(Dollars in thousands)
2013	$171
2014	171
2015	171
2016	171
2017	171
Thereafter	583
Total	$1,438

Note 10.  Other Real Estate Owned

There were 12 properties valued in the aggregate at $1.1 million in other real estate owned at December 31, 2012 and 11 properties valued in the aggregate at $1.5 million at December 31, 2011, which are included in Other assets. There was an allowance for losses on other real estate owned of $228 thousand and $91 thousand which have been netted out of the foregoing values at December 31, 2012 and 2011, respectively, and have been charged to earnings in Other expenses in the applicable period.

Note 11.  Investment in Real Estate Limited Partnerships

The Company has purchased from time to time various limited partnership interests established to acquire, own and rent residential housing for elderly, low or moderate income individuals in northern Vermont and northwestern New Hampshire. The carrying values of investments carried at equity were $3.8 million and $4.5 million at December 31, 2012 and 2011, respectively. There was no capital contribution payable at December 31, 2012. The capital contribution payable related to these investments was $893 thousand at December 31, 2011 and is included in Accrued interest and other liabilities. The provision for undistributed net losses of the partnerships charged to earnings was $660 thousand for 2012 and $515 thousand for 2011. The federal income tax credits related to these investments were $597 thousand and $455 thousand for the years ended December 31, 2012 and 2011, respectively, and are recorded as a reduction of the Provision for income taxes.

Union Bankshares, Inc.39

Note 12. Deposits

The following is a summary of interest bearing deposits at December 31:

	2012	2011
	(Dollars in thousands)
Interest bearing checking accounts	$103,422	$88,332
Savings and money market accounts	170,083	150,726
Time deposits, $100,000 and over	74,315	74,557
Other time deposits	78,458	83,168
	$426,278	$396,783

The following is a summary of time deposits by maturity at December 31, 2012:

(Dollars in thousands)
2013	$105,910
2014	22,067
2015	16,271
2016	2,979
2017	5,546
$152,773

Note 13. Borrowed Funds

Borrowed funds were comprised of option advance borrowings from the FHLB of Boston of $11.8 million and $22.3 million and secured customer repurchase agreement sweeps of $4.0 million and $6.7 million at December 31, 2012 and 2011, respectively.

The FHLB of Boston option advance borrowings are a mix of straight bullets, balloons and amortizers with maturities through 2027. All of the FHLB of Boston borrowings had fixed interest rates ranging from 0.99% to 5.52% at December 31, 2012 and ranging from 2.25% to 5.61% at December 31, 2011. The weighted average interest rates on the borrowings were 3.98% and 4.06% at December 31, 2012 and 2011, respectively.

The contractual payments due for FHLB of Boston option advance borrowings as of December 31, 2012 were as follows:

(Dollars in thousands)
2013	$716
2014	750
2015	477
2016	437
2017	3,007
Thereafter	6,371
$11,758

Union Bankshares, Inc.40

As of December 31, 2012, the Bank's total FHLB of Boston borrowing capacity, based on its holding of FHLB of Boston stock, was $27.4 million, of which $15.6 million was unused and available for additional borrowings of either a short-term or long-term nature.

Collateral on FHLB of Boston borrowings consists of FHLB of Boston stock purchased by Union, all funds placed on deposit with the FHLB of Boston, qualified first mortgages held by Union, and any additional holdings which may be pledged as security.

Union also maintains lines of credit with correspondent banks for the purchase of overnight federal funds. As of December 31, 2012, the total available amount on these lines was $12.0 million, with no outstanding borrowings. Interest on these borrowings is chargeable at the federal funds rate at the time of the borrowing and is payable daily. Union had no borrowings from the Federal Reserve discount window or on Company repurchase agreement lines of credit at December 31, 2012 or 2011.

Secured customer repurchase agreement sweeps amounted to $4.0 million and $6.7 million at December 31, 2012 and 2011, respectively. These agreements are collateralized by U.S. Government-sponsored enterprise securities with a book value of $4.4 million and fair value of $4.5 million at December 31, 2012 and a book value and fair value of $7.5 million at December 31, 2011. The average daily balance of these repurchase agreement sweeps was $3.3 million and $2.7 million during 2012 and 2011 with weighted average interest rates of 0.51% and 0.59%, respectively. The maximum borrowings outstanding on these agreements during 2012 and 2011 was $6.6 million and $7.4 million, respectively. These repurchase agreements mature the next business day and carried weighted average interest rates of 0.38% and 0.58% as of December 31, 2012 and 2011, respectively.

Note 14.  Income Taxes

The components of the Provision for income taxes for the years ended December 31, were as follows:

	2012	2011
	(Dollars in thousands)
Current tax provision	$2,449	$524
Deferred tax provision (benefit)	(786)	595
	$1,663	$1,119

The total provision for income taxes differs from the amounts computed at the statutory federal income tax rate of 34% primarily due to the following for the years ended December 31:

	2012	2011
	(Dollars in thousands)
Computed “expected” tax expense	$2,892	$2,155
Tax exempt interest	(510)	(424)
Increase in cash surrender value of life insurance	(135)	(36)
Tax credits	(597)	(557)
Other	13	(19)
	$1,663	$1,119

Union Bankshares, Inc.41

Listed below are the significant components of the net deferred tax asset at December 31:

	2012	2011
	(Dollars in thousands)
Components of the deferred tax asset
Bad debts	$1,405	$1,239
Nonaccrual loan interest	353	307
Deferred compensation	384	417
Net pension liability	923	1,931
Core deposit intangible	31	11
Other	329	110
Total deferred tax asset	3,425	4,015

Components of the deferred tax liability
Depreciation	(482)	(521)
Mortgage servicing rights	(368)	(278)
Limited partnership investments	(134)	(211)
Unrealized gain on investment securities available-for-sale	(262)	(460)
Goodwill	(80)	(29)
Total deferred tax liability	(1,326)	(1,499)
Net deferred tax asset	$2,099	$2,516

Deferred tax assets are recognized subject to management's judgment that it is more likely than not that the deferred tax asset will be realized. Based on the temporary taxable items, historical taxable income and estimates of future taxable income, the Company believes that it is more likely than not that the deferred tax assets at December 31, 2012 will be realized and therefore no valuation allowance is warranted.

Net deferred income tax assets are included in Other assets in the balance sheet at December 31, 2012 and 2011.

Based on management's evaluation, management has concluded that there were no significant uncertain tax positions requiring recognition in the Company's financial statements at December 31, 2012 and 2011. Although the Company is not currently the subject of a tax examination by the Internal Revenue Service ("IRS"), the Company's tax years ended December 31, 2009 through 2011 are open to examination by the IRS under the applicable statute of limitations. The 2012 tax return has not yet been filed.

The Company may from time to time be assessed interest and/or penalties by federal or state tax jurisdictions, although any such assessments historically have been minimal and immaterial to the Company's financial results. In the event that the Company receives an assessment for interest and/or penalties, it will be classified in the financial statements as Other expenses.

Note 15.  Employee Benefit Plans

Defined Benefit Pension Plan: Union sponsors a noncontributory defined benefit pension plan covering all eligible employees employed prior to October 5, 2012. On October 5, 2012, the Company closed The Union Bank Pension Plan ("Plan") to new participants and froze the accrual of retirement benefits for current participants. It is Union's current intent to maintain the frozen Plan and related Trust and to distribute benefits to participants at such time and in such manner as provided under the terms of the Plan. The Company will continue to recognize pension expense

Union Bankshares, Inc.42

and cash funding obligations for the remaining life of the associated liability for the frozen benefits under the Plan. The Plan provides defined benefits based on years of service and final average salary prior to October 5, 2012.

There was a $1.0 million minimum required contribution under the ERISA guidelines for 2012 and a $576 thousand minimum required contribution for 2011. Union elected to utilize a portion of the pre-funding balance to offset $424 thousand of the minimum required contribution for 2012. Union is awaiting the December 31, 2012 actuarial valuation to determine whether to make a final 2012 contribution to the Plan or to utilize an additional portion of the pre-funding balance to satisfy the remainder of the 2012 minimum required contribution due September 30, 2013. Union measures defined benefit plan assets and obligations as of December 31, its fiscal year-end.

Union's policy is to accrue annually an amount equal to the actuarially calculated expense for future benefits. Union made tax deductible voluntary contributions of $1.4 million to the Plan in 2011 over and above the minimum required, which is included in 2011 employer contributions below. Information pertaining to the activity in the Plan is as follows:

Obligations and funded status at December 31:

	2012	2011
	(Dollars in thousands)
Change in projected benefit obligation
Projected benefit obligation at beginning of year	$19,823	$15,230
Service cost	818	680
Interest cost	838	838
Actuarial (gain) loss	(3,009)	3,400
Benefits paid	(459)	(325)
Projected benefit obligation at end of year	18,011	19,823

Change in fair value of plan assets
Fair value of plan assets at beginning of year	14,144	12,779
Actuarial gain (loss) on plan assets	1,573	(310)
Employer contributions	—	2,000
Benefits paid	(459)	(325)
Fair value of plan assets at end of year	15,258	14,144
Net liability for pension benefits	$(2,753)	$(5,679)

	2012	2011
	(Dollars in thousands)
Accumulated benefit obligation at December 31	$18,011	$15,556

The impact of the Plan activity for 2012 and 2011 on other comprehensive income (loss) is detailed in Note 23.

The Company uses the alternate amortization method for prior service costs, as provided in FASB ASC Topic 715, Employers' Accounting for Pensions.

Union Bankshares, Inc.43

Net periodic pension benefit cost for 2012 and 2011 consisted of the following components:

	2012	2011
	(Dollars in thousands)
Service cost	$818	$680
Interest cost on projected benefit obligation	838	838
Expected return on plan assets	(965)	(876)
Amortization of prior service cost	10	6
Amortization of net actuarial loss	494	185
Net periodic pension benefit cost	$1,195	$833

It is estimated that the net periodic pension benefit cost for 2013 will include approximately $190 thousand of amortization of net accumulated other comprehensive loss.

Weighted average assumptions used to determine pension benefit obligation were a discount rate of 3.95% and 4.41% for December 31, 2012 and December 31, 2011, respectively. A rate of compensation increase of 4.25% was utilized for 2011. No rate of compensation increase was utilized for 2012 due to the freeze on benefit accruals.

Weighted average assumptions used to determine net periodic pension benefit cost for the years ended December 31, 2012 and 2011 were a discount rate of 3.85% and 5.56%, respectively, a rate of compensation increase of 4.50% for 2011 and actual wages paid to the freeze date of October 5, 2012 for 2012, and an expected long-term rate of return on plan assets of 6.75% for both years.

The overall expected long-term rate of return on assets is consistent with future expected long-term rate of inflation assumptions as well as consideration of historical asset returns and the current financial marketplace. The return is more conservative than the Plan's long-term actual results and is at a level that management believes is sustainable. The 2012 pension benefit obligation discount rate is based on the Plan's expected benefit payment stream utilizing December 2012 benchmark pension liability index yield curve spot rates and a review of published high quality bond indices.

Union's Plan asset allocations at December 31, 2012 and 2011, by asset category based on their fair values were as follows:

Asset Category	2012	2011
Cash and cash equivalents	2.7%	5.2%
Interest bearing deposits in banks	6.0%	8.6%
Debt securities	19.8%	19.1%
Equity securities	18.1%	17.8%
Mutual and exchange traded funds	53.4%	49.3%
Total	100.0%	100.0%

The investment philosophy for the Plan is to prudently invest the assets of the plan and future contributions received in a diversified manner that will ensure the future pension benefits due to participants and beneficiaries over a long-term horizon as well as provide liquidity to pay current benefits. The Trustees of the Plan seek to protect the Plan assets through prudent asset allocation, FDIC insurance on a portion of plan assets, utilization of professional asset management and periodic reviews. Investments in stocks and fixed income investments are diversified in a way which is consistent with risk tolerance, investment objectives and current financial market risks.

Union Bankshares, Inc.44

In order to achieve this goal the investment objective is to maintain a mix of growth and income investments allocated as follows, with no more than 20% of the equity portion of the portfolio invested in foreign equities:

Equity securities and international mutual funds	55-70%
Debt securities	30-45%
Cash and cash equivalents	0-5%

There are no securities of the Company or Union held by the Plan. The assets of the Plan are managed by the Trust & Asset Management Division of Union with the advice of its registered investment adviser, under the guidance of the Plan's Trustees. There are no estimated employer contributions for 2013.

The fair values of the Company's Plan investments at December 31, 2012 and 2011, segregated by fair value hierarchy level, are summarized below:

		Fair Value Measurements
		December 31, 2012
	Fair Value	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
	(Dollars in thousands)
Interest bearing deposits in banks	$922	$—	$922	$—
U.S. Government	541	60	481	—
U.S. Government-sponsored enterprises	203	—	203	—
Corporate bonds	2,272	361	1,911	—
Marketable equity securities:
Information technology	554	554	—	—
Financial	301	301	—	—
Industrials	288	288	—	—
Healthcare	361	361	—	—
Consumer	695	695	—	—
Energy	397	397	—	—
Other	168	168	—	—
Mutual and exchange traded funds	8,112	8,112	—	—
Total	$14,814	$11,297	$3,517	$—

Union Bankshares, Inc.45

		Fair Value Measurements
		December 31, 2011
	Fair Value	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
	(Dollars in thousands)
Interest bearing deposits in banks	$1,219	$547	$672	$—
U.S. Government	739	—	739	—
U.S. Government-sponsored enterprises	211	—	211	—
Agency mortgage-backed	100	—	100	—
Corporate bonds	1,645	104	1,541	—
Marketable equity securities:
Information technology	407	407	—	—
Financial	294	294	—	—
Industrials	279	279	—	—
Healthcare	432	432	—	—
Consumer	637	637	—	—
Energy	288	288	—	—
Other	182	182	—	—
Mutual and exchange traded funds	6,935	6,935	—	—
Total	$13,368	$10,105	$3,263	$—

The fair values of the Plan assets are determined by an independent pricing service which, given the nature of the assets within the portfolio, is able to utilize quoted prices in an active market to value the majority of the assets held. The market inputs sought for assets without a specific quote listed, in approximate order of priority, include benchmark yields, reported trades, broker/dealer quotes, issuer spreads, two-sided markets, benchmark securities, bids, offers and reference data including market research publications that vary by asset class. For certain security types, additional inputs may be used, or some standard inputs may not be applicable. There were no significant transfers in or out of Levels 1 and 2 for the year ended December 31, 2012.

The following table summarizes the estimated future benefit payments expected to be paid under the Plan:

(Dollars in thousands)
2013	$534
2014	601
2015	615
2016	625
2017	656
Years 2018 to 2022	3,892

Nonqualified Deferred Compensation Plans: The Company and Union have two nonqualified deferred compensation plans for directors and certain key officers. The 2008 Amended and Restated Nonqualified Deferred Compensation Plan of Union Bankshares, Inc. (“2008 Plan”) replaced a 1990 Plan that was not compliant with section 409A of the Internal Revenue Code. The Company accrued an expense of $10 thousand in 2012 and $8 thousand in 2011 under the 2008 Plan. The benefit obligations under the 2008 Plan represent general unsecured obligations of the Company and no assets are segregated for such payments. However, the Company and Union have purchased life insurance contracts on the lives of each participant in order to fund these benefits. The benefits accrued under the 2008 Plan aggregated $972 thousand and $1.1 million at December 31, 2012 and 2011, respectively, and are included in Accrued

Union Bankshares, Inc.46

interest and other liabilities. The cash surrender value of the life insurance policies purchased to fund the 2008 Plan aggregated $1.2 million and $1.6 million at December 31, 2012 and 2011, respectively, and is included in Company-owned life insurance in the Company's consolidated Balance Sheets. A death benefit receivable of $806 thousand is included in Other assets as of December 31, 2012.

An Executive Nonqualified Excess Plan was adopted in 2006 for directors and certain key officers. The 2006 Plan is a defined contribution plan which provides a means by which participants may elect to defer receipt of current compensation from the Company or its subsidiary in order to provide retirement or other benefits as selected in the individual adoption agreements. Participants may select among designated reference investments consisting of investment funds, with the performance of the participant's account mirroring the selected reference investment. Distributions are made only upon a qualifying distribution event, which may include a separation from service, death, disability or unforeseeable emergency, or upon a date specified in the participant's deferral election form. The 2006 Plan is intended to comply with the provisions of Section 409A of the Internal Revenue Code. The 2006 Plan is unfunded, representing a general unsecured obligation of the Company of $158 thousand and $128 thousand as of December 31, 2012 and 2011, respectively.

401(k) Plan: Union maintains a defined contribution 401(k) plan under which employees may elect to make tax deferred contributions of up to the IRS maximum from their annual salary. All employees meeting service requirements are eligible to participate in the plan. Union may make employer matching and profit-sharing contributions to the 401(k) plan at the discretion of the Board of Directors. Company contributions are fully vested after three years of service. Employer contributions to the plan were $433 thousand and $168 thousand for 2012 and 2011, respectively. The 2012 employer contribution includes a profit-sharing component in the amount of $242 thousand.

Note 16.  Stock Option Plan

Under the 2008 Incentive Stock Option Plan (“Plan”), the Company's Board of Directors may grant certain key employees incentive stock options to purchase shares of the Company's common stock. As of December 31, 2012, of the 50,000 shares authorized for option grants under the Plan, 31,000 shares remain available for future option grants. The Company's 1998 Incentive Stock Option Plan expired in 2008. As of December 31, 2012, there were no remaining options granted under the 1998 Plan outstanding as the last of these options expired December 18, 2012.

The exercise price of the options under the Plan is equal to the market price of the stock at the date of grant; therefore, the intrinsic value of the options at the date of the grant is $0. All options have a one year requisite service period and vest after one year. Options granted prior to 2012 have a five year contractual term, options issued in 2012 have a seven year contractual term. There were 6,000 options granted in 2012 and 3,000 options granted in 2011. The compensation cost charged against income for the 2008 Plan was $8 thousand for 2012 and $9 thousand for 2011, respectively.

The fair value of each option award is estimated on the date of grant using a Black-Scholes based option valuation model. The estimated weighted average grant date fair values for options granted during 2012 and 2011 and the weighted average assumptions used are presented in the following table:

	2012	2011
Fair value per share	$2.06	$5.20
Expected volatility	26.05%	52.18%
Expected dividends	5.10%	5.10%
Risk free interest rate	0.33%	0.97%
Expected term (in years)	2.63	3.00
Vesting periods (in years)	1.00	1.00

Expected volatilities are based on historical volatilities of the market value of the Company's stock, and, possibly, other factors. The Company uses historical data to estimate option exercise and employee termination within the valuation model. The expected term of options granted is estimated from past exercise activity, and represents the period of

Union Bankshares, Inc.47

time that granted options are expected to be outstanding. The risk free interest rate for periods within the contractual life of the option is based on the U.S. Treasury yield curve at the time of grant. The expected dividend rate is estimated by annualizing the last dividend paid divided by the closing price of the Company's stock on the grant date of the option.

The following summarizes the option activity under the 2008 Plan and prior plan for the year ended December 31, 2012:

	Shares	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term	Period End Aggregate Intrinsic Value
Outstanding at January 1, 2012	14,000	$18.84
Granted	6,000	19.60
Exercised	(700)	17.15
Forfeited/Expired	(7,500)	18.78
Outstanding at December 31, 2012	11,800	19.36	4.65	—
Exercisable at December 31, 2012	5,800	19.12	2.38	—

Proceeds of $12 thousand were received from the exercise of options for 700 shares at $17.15 per share during 2012. Proceeds of $26 thousand were received from the exercise of options for 1,500 shares at $17.15 per share during 2011. The total intrinsic value of the options exercised was $1 thousand and $3 thousand for 2012 and 2011, respectively.

As of December 31, 2012, there was $10 thousand of unrecognized compensation cost related to unvested stock options granted under the Plan which will be recognized in 2013.

Note 17.  Financial Instruments With Off-Balance-Sheet Risk

The Company is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers and to reduce its own exposure to fluctuations in interest rates. These financial instruments include commitments to extend credit, standby letters of credit, interest rate caps and floors written on adjustable-rate loans, commitments to participate in or sell loans, commitments to buy or sell securities, guarantees on certain sold loans and risk-sharing commitments on certain sold loans under the Mortgage Partnership Finance ("MPF") program with the FHLB of Boston. At December 31, 2012 and 2011, the Company had binding loan commitments to sell residential mortgages at fixed rates totaling $1.9 million and $4.4 million, respectively. The fair market value of these commitments is not material to the Company's financial statements.

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

Union Bankshares, Inc.48

rate loans permit the Company to manage its interest rate risk and cash flow risk on these loans within parameters established by Company policy.

The Company generally requires collateral or other security to support financial instruments with credit risk. The following table shows financial instruments outstanding whose contract amount represents credit risk at December 31:

	Contract or Notional Amount
	2012	2011
	(Dollars in thousands)
Commitments to originate loans	$7,320	$10,176
Unused lines of credit	60,228	59,650
Standby and commercial letters of credit	1,886	1,811
Credit card arrangement	1,008	933
MPF credit enhancement obligation, net (See Note 18)	307	86
Commitment to purchase investment securities	1,021	504
Total	$71,770	$73,160

Commitments to extend credit are agreements to lend to a customer at either a fixed or variable interest rate as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates within 90 days of the commitment. Unused lines of credit are generally renewable at least annually except for home equity lines which usually have a specified draw period followed by a specified repayment period. Unused lines may have other termination clauses and may require payment of a fee.

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

Standby letters of credit are conditional commitments issued by the Company to guarantee the performance of a customer to a third party. Those guarantees are issued to support the customer's private borrowing arrangements or guarantee the customer's contractual performance on behalf of a third party. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loans to customers and the Company evaluates each customer's creditworthiness on a case-by-case basis. The fair value of standby letters of credit has not been included in the Company's balance sheets for either year as the fair value is immaterial.

The Company did not hold or issue derivative instruments or hedging instruments during the years ended December 31, 2012 and 2011. The commitment to purchase investment securities reflects management's strategy to redeploy funds that were in overnight deposit accounts at December 31, 2012 into higher earning assets.

Note 18. Commitments and Contingencies
Contingent Liabilities: The Company sells 1-4 family residential loans under the MPF program with FHLB of Boston. Under this program the Company shares in the credit risk of each mortgage, while receiving fee income in return. The Company is responsible for a Credit Enhancement Obligation ("CEO") based on the credit quality of these loans. FHLB of Boston funds a First Loss Account ("FLA") based on the Company's outstanding MPF mortgage balances. This

Union Bankshares, Inc.49

creates a laddered approach to sharing in any losses. In the event of default, homeowner's equity and private mortgage insurance, if any, are the first sources of repayment; the FHLB of Boston's FLA funds are then utilized, followed by the member's CEO, with the balance the responsibility of FHLB of Boston. These loans meet specific underwriting standards of the FHLB of Boston. As of December 31, 2012, the Company had sold $28.5 million in loans through the MPF program since inception of its participation in the program, with an outstanding balance of $19.1 million as of such date.

The volume of loans sold to the MPF program and the corresponding credit obligation are closely monitored by management. As of December 31, 2012 and 2011, the notional amount of the maximum contingent contractual liability related to this program was $339 thousand and $92 thousand, respectively, of which $32 thousand and $6 thousand had been recorded as a reserve through Accrued interest and other liabilities at December 31, 2012 and 2011, respectively.

Legal Contingencies: In the normal course of business, the Company is involved in various legal and other proceedings. In the opinion of management, after consulting with the Company's legal counsel, any liability resulting from such proceedings is not expected to have a material adverse effect on the Company’s financial statements.

Note 19. Fair Value Measurements and Disclosures
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

Union Bankshares, Inc.50

Assets measured at fair value on a recurring basis at December 31, 2012 and 2011, segregated by fair value hierarchy level, are summarized below:

	Fair Value Measurements
	Fair Value	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
	(Dollars in thousands)
December 31, 2012:
Investment securities available-for-sale
Debt securities:
U.S. Government-sponsored enterprises	$4,519	$—	$4,519	$—
Agency mortgage-backed	1,379	—	1,379	—
State and political subdivisions	10,462	—	10,462	—
Corporate	3,300	2,529	771	—
Total debt securities	19,660	2,529	17,131	—
Marketable equity securities	797	797	—	—
Mutual funds	173	173	—	—
Total	$20,630	$3,499	$17,131	$—

December 31, 2011:
Investment securities available-for-sale
Debt securities:
U.S. Government-sponsored enterprises	$17,537	$—	$17,537	$—
Agency mortgage-backed	3,386	—	3,386	—
State and political subdivisions	12,830	—	12,830	—
Corporate	8,293	6,229	2,064	—
Total debt securities	42,046	6,229	35,817	—
Marketable equity securities	773	773	—	—
Mutual funds	135	135	—	—
Total	$42,954	$7,137	$35,817	$—

There were no significant transfers in or out of Levels 1 and 2 for the year ended December 31, 2012. Certain other assets and liabilities are measured at fair value on a nonrecurring basis, that is, the instruments are not measured at fair value on an ongoing basis but are subject to fair value adjustments in certain circumstances (for example, when there is evidence of impairment). Assets and liabilities measured at fair value on a nonrecurring basis in periods after initial recognition, such as impaired loans, investment securities held-to-maturity and other real estate owned, were not significant at December 31, 2012 or 2011. The Company has not elected to apply the fair value method to any financial assets or liabilities other than those situations where other accounting pronouncements require fair value measurements.

Union Bankshares, Inc.51

FASB ASC Topic 825, Financial Instruments, requires disclosure of the estimated fair value of financial instruments. Fair value is best determined based upon quoted market prices. However, in many instances, there are no quoted market prices for the Company’s various financial instruments. In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. Management’s estimates and assumptions are inherently subjective involving uncertainties and matters of significant judgment. Changes in assumptions could dramatically affect the estimated fair values.

Accordingly, the fair value estimates may not be realized in an immediate settlement of the instrument. Certain financial instruments and all nonfinancial instruments may be excluded from disclosure requirements. Thus, the aggregate fair value amounts presented may not necessarily represent the actual underlying fair value of all such instruments of the Company.

The following methods and assumptions were used by the Company in estimating the fair value of its significant financial instruments:

Cash and cash equivalents: The carrying amounts reported in the balance sheet for cash and cash equivalents approximate those assets' fair values and are classified as Level 1.

Interest bearing deposits in banks: Fair values for interest bearing deposits in banks are based on discounted present values of cash flows and are classified as Level 2.

Investment securities: Fair values for investment securities are based on quoted market prices, where available. If quoted market prices are not available, fair value measurements consider observable data which may include market maker bids, quotes and pricing models. Inputs to the pricing models include recent trades, benchmark interest rates, spreads and actual and projected cash flows. Investment securities are classified as Level 1 or Level 2 depending on availability of recent trade information.

Loans held for sale: The fair value of loans held for sale is estimated based on quotes from third party vendors, resulting in a Level 2 classification.

Loans: Fair values of loans are estimated for portfolios of loans with similar financial characteristics and segregated by loan class or segment. For variable-rate loan categories that reprice frequently and with no significant change in credit risk, fair values are based on carrying amounts adjusted for credit risk. The fair values for other loans (for example, fixed-rate residential, commercial real estate, rental property mortgage loans as well as commercial and industrial loans) are estimated using discounted cash flow analysis, based on interest rates currently being offered for loans with similar terms to borrowers of similar credit quality. Loan fair value estimates include judgments regarding future cash flows, future expected loss experience and risk characteristics. Fair values for impaired loans are estimated using discounted cash flow analysis or underlying collateral values, where applicable. The fair value methods and assumptions that provide observable assumptions as defined by current accounting standards are classified as Level 2. Those methods that do not provide observable assumptions are classified as Level 3.

Accrued interest receivable and payable: The carrying amounts of accrued interest approximate their fair values and are classified as Level 1 or 2 in accordance with the classification of the related principal's valuation.

Nonmarketable equity securities: It is not practical to determine the fair value of the nonmarketable securities, such as FHLB of Boston stock, due to restrictions placed on their transferability.

Union Bankshares, Inc.52

Deposits: The fair values disclosed for noninterest bearing deposits are, by definition, equal to the amount payable on demand at the reporting date, resulting in a Level 1 classification. The fair values for time deposits and other interest bearing nontime deposits are estimated using a discounted cash flow calculation that applies interest rates currently being offered on similar deposits to a schedule of aggregated expected maturities on such deposits, resulting in a Level 2 classification.

Borrowed funds: The fair values of the Company’s long-term debt are estimated using discounted cash flow analysis based on interest rates currently being offered on similar debt instruments, resulting in a Level 2 classification. The fair values of the Company’s short-term debt is the carrying amounts reported in the balance sheet, also resulting in a Level 1 classification.

Off-balance-sheet financial instruments: Fair values for off-balance-sheet, credit-related financial instruments are based on fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the counterparties’ credit standing. The only commitments to extend credit that are normally longer than one year in duration are the home equity lines whose interest rates are variable quarterly. The only fees collected for commitments are an annual fee on commercial credit card arrangements and often a flat fee on commercial lines of credit and standby letters of credit. The fair value of off-balance-sheet financial instruments as of the balance sheet dates was not significant.

Union Bankshares, Inc.53

As of the balance sheet dates, the estimated fair values and related carrying amounts of the Company's significant financial instruments were as follows:

	December 31, 2012
	Fair Value Measurements
	Carrying Amount	Estimated Fair Value	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
	(Dollars in thousands)
Financial assets
Cash and cash equivalents	$46,510	$46,510	$46,510	$—	$—
Interest bearing deposits in banks	21,922	22,158	—	22,158	—
Investment securities	26,126	26,107	3,499	22,608	—
Loans held for sale	11,014	11,313	—	11,313	—
Loans, net
Residential real estate	153,696	146,216	—	146,216	—
Construction real estate	35,573	41,364	—	41,364	—
Commercial real estate	181,290	178,880	—	178,880	—
Commercial	21,297	20,676	—	20,676	—
Consumer	6,027	6,192	—	6,192	—
Tax exempt	41,744	49,188	—	49,188	—
Accrued interest receivable	1,539	1,539	15	1,524	—
Nonmarketable equity securities	1,976	N/A	N/A	N/A	N/A
Financial liabilities
Deposits
Noninterest bearing	83,715	83,715	83,715	—	—
Interest bearing	273,505	273,509	—	273,509	—
Time	152,773	153,565	—	153,565	—
Borrowed funds
Short-term	3,989	3,989	3,989	—	—
Long-term	11,758	14,272	—	14,272	—
Accrued interest payable	300	300	—	300	—

Union Bankshares, Inc.54

	December 31, 2011
	Carrying Amount	Estimated Fair Value
Financial assets	(Dollars in thousands)
Cash and cash equivalents	$24,381	$24,381
Interest bearing deposits in banks	24,020	24,324
Investment securities	46,954	46,952
Loans and loans held for sale, net	425,158	415,823
Accrued interest receivable	1,810	1,810
Nonmarketable equity securities	1,976	1,976
Financial liabilities
Deposits	473,439	474,509
Borrowed funds	29,015	33,696
Accrued interest payable	356	356

The carrying amounts in the preceding tables are included in the balance sheet under the applicable captions.

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

Aggregate loan transactions with related parties for the years ended December 31 were as follows:

	2012	2011
	(Dollars in thousands)
Balance, January 1,	$3,792	$3,952
New loans and advances on lines	2,372	2,058
Repayments	(2,601)	(1,904)
Other, net	—	(314)
Balance, December 31,	$3,563	$3,792
Balance available on lines of credit or loan commitments	$1,083	$814

None of these loans are past due, are in nonaccrual status or have been restructured to provide a reduction or deferral of interest or principal because of deterioration in the financial position of the borrower. There were no loans to a related party that were considered classified at December 31, 2012 or 2011.

Deposit accounts with related parties were $1.2 million and $935 thousand at December 31, 2012 and 2011, respectively.

Union Bankshares, Inc.55

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

Quantitative measures established by regulation to ensure capital adequacy require the Company and Union to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier I capital (as defined) to average assets (as defined). Management believes that, as of December 31, 2012 and 2011, the Company and Union met all capital adequacy requirements to which they were subject.

As of December 31, 2012 and 2011, the most recent notification from the FDIC categorized Union as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized an insured depository institution must maintain minimum total risk based, Tier I risk based, and Tier I leverage ratios as set forth in the table below. There are no conditions or events since the date of the most recent notification that management believes might result in an adverse change to Union's regulatory capital category. Prompt corrective action provisions are not applicable to bank holding companies.

Union's and the Company's actual capital amounts and ratios are presented in the following tables:

	Actual		Minimum For Capital Requirement		Minimum To be Well Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
	(Dollars in thousands)
As of December 31, 2012
Total capital to risk weighted assets
Union	$47,786	12.9%	$29,612	8.0%	$37,015	10.0%
Company	48,057	13.0%	29,688	8.0%	N/A	N/A
Tier I capital to risk weighted assets
Union	$43,133	11.7%	$14,810	4.0%	$22,214	6.0%
Company	43,392	11.7%	14,848	4.0%	N/A	N/A
Tier I capital to average assets
Union	$43,133	7.6%	$22,822	4.0%	$28,527	5.0%
Company	43,392	7.6%	22,928	4.0%	N/A	N/A

Union Bankshares, Inc.56

	Actual		Minimum For Capital Requirement		Minimum To be Well Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
	(Dollars in thousands)
As of December 31, 2011
Total capital to risk weighted assets
Union	$44,910	12.2%	$29,570	8.0%	$36,963	10.0%
Company	45,091	12.2%	29,641	8.0%	N/A	N/A
Tier I capital to risk weighted assets
Union	$40,671	11.0%	$14,789	4.0%	$22,184	6.0%
Company	40,852	11.0%	14,828	4.0%	N/A	N/A
Tier I capital to average assets
Union	$40,671	7.5%	$21,634	4.0%	$27,042	5.0%
Company	40,852	7.5%	21,672	4.0%	N/A	N/A

Dividends paid by Union are the primary source of funds available to the Company for payment of dividends to its stockholders. Union is subject to certain requirements imposed by federal banking laws and regulations, which among other things, establish minimum levels of capital and restrict the amount of dividends that may be distributed by Union to the Company.

Note 22.  Treasury Stock

The basis for the carrying value of the Company's treasury stock is the purchase price of the shares at the time of purchase. Since May 2010, the Company has maintained a limited stock repurchase plan which authorizes the repurchase of up to 2,500 shares of its common stock each calendar quarter in open market purchases or privately negotiated transactions, as management may deem advisable and as market conditions may warrant. The repurchase authorization for a calendar quarter expires at the end of that quarter to the extent it has not been exercised, and is not carried forward into future quarters. The quarterly repurchase program was most recently reauthorized in December 2012 and will expire on December 31, 2013 unless reauthorized. During 2012, the Company repurchased 1,823 shares under this program, at a total cost of $36 thousand in 2012, while no shares were repurchased under the program during 2011. Since inception, the Company has repurchased 6,827 shares of its common stock at prices ranging from $17.86 to $19.85 per share, at a total of $126 thousand.

Union Bankshares, Inc.57

Note 23. Other Comprehensive Income (Loss)
The components of Accumulated other comprehensive loss, net of tax, at December 31 are:

	2012	2011
	(Dollars in thousands)
Net unrealized gain on investment securities available-for-sale	$508	$892
Defined benefit pension plan:
Net unrealized actuarial loss	(2,518)	(5,231)
Net unrealized prior service cost	—	(7)
Total	$(2,010)	$(4,346)

The following table discloses the tax effects allocated to each component of other comprehensive income for the years ended December 31:

	Year Ended
	December 31, 2012			December 31, 2011
	Before-Tax Amount	Tax (Expense) or Benefit	Net-of-Tax Amount	Before-Tax Amount	Tax (Expense) or Benefit	Net-of-Tax Amount
	(Dollars in thousands)
Investment securities available-for-sale:
Net unrealized holding gains arising during the period on investment securities available-for-sale	$91	$(31)	$60	$1,271	$(432)	$839
Reclassification adjustment for net gains on investment securities available-for-sale realized in net income	(673)	229	(444)	(183)	62	(121)
Total	(582)	198	(384)	1,088	(370)	718
Defined benefit pension plan:
Net unrealized actuarial gain (loss)	3,616	(1,229)	2,387	(4,586)	1,559	(3,027)
Reclassification adjustment for amortization of net actuarial loss realized in net income	494	(168)	326	185	(63)	122
Reclassification adjustment for amortization of prior service cost realized in net income	10	(3)	7	6	(2)	4
Total	4,120	(1,400)	2,720	(4,395)	1,494	(2,901)
Total other comprehensive income (loss)	$3,538	$(1,202)	$2,336	$(3,307)	$1,124	$(2,183)

Union Bankshares, Inc.58

Note 24. Subsequent Events
Subsequent events represent events or transactions occurring after the balance sheet date but before the financial statements are issued. Financial statements are considered “issued” when they are widely distributed to shareholders and others for general use and reliance in a form and format that complies with GAAP. Events occurring subsequent to December 31, 2012 have been evaluated as to their potential impact to the consolidated financial statements.

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

On January 16, 2013, Union Bankshares, Inc. declared a $0.25 per share regular quarterly cash dividend payable February 7, 2013 to stockholders of record on January 26, 2013.

In light of Union Board's decision to freeze the Pension Plan effective October 5, 2012, Union amended its 401(k) plan effective January 1, 2013, to include "Safe Harbor" provisions requiring an annual nondiscretionary minimum contributions to the plan for all eligible plan participants in an amount equal to 3% of eligible earnings of each eligible plan participant.  Management of Union estimates that the Safe Harbor contribution will be approximately $240 thousand for the year ended December 31, 2013, which will be charged to pension and other employee benefits on the consolidated Statement of Income.

Union Bankshares, Inc.59

Note 25.  Condensed Financial Information (Parent Company Only)

The following condensed financial statements are for Union Bankshares, Inc. (Parent Company Only), and should be read in conjunction with the consolidated financial statements of Union Bankshares, Inc. and Subsidiary.

UNION BANKSHARES, INC. (PARENT COMPANY ONLY)
CONDENSED BALANCE SHEETS
December 31, 2012 and 2011

	2012	2011
	(Dollars in thousands)
ASSETS
Cash	$46	$69
Investment securities available-for-sale	125	121
Investment in subsidiary - Union	44,787	40,159
Other assets	884	788
Total assets	$45,842	$41,137

LIABILITIES AND STOCKHOLDERS' EQUITY

LIABILITIES
Other liabilities	$796	$798
Total liabilities	796	798
STOCKHOLDERS' EQUITY
Common stock, $2.00 par value; 7,500,000 shares authorized; 4,923,986 shares issued at December 31, 2012 and 4,923,286 shares issued at December 31, 2011	9,848	9,847
Additional paid-in capital	295	276
Retained earnings	40,772	38,385
Treasury stock at cost; 467,905 shares at December 31, 2012 and 466,082 shares at December 31, 2011	(3,859)	(3,823)
Accumulated other comprehensive loss	(2,010)	(4,346)
Total stockholders' equity	45,046	40,339

Total liabilities and stockholders' equity	$45,842	$41,137

The investment in the subsidiary bank is carried under the equity method of accounting. The investment in subsidiary and cash, which is on deposit with Union, have been eliminated in consolidation.

Union Bankshares, Inc.60

UNION BANKSHARES, INC. (PARENT COMPANY ONLY)
CONDENSED STATEMENTS OF INCOME
Years Ended December 31, 2012 and 2011

	2012	2011
	(Dollars in thousands)
Revenues
Dividends - bank subsidiary - Union	$4,700	$4,650
Other dividends	1	1
Other income	103	22
Total revenues	4,804	4,673
Expenses
Interest	33	26
Stock based compensation expense	8	9
Administrative and other	326	307
Total expenses	367	342
Income before applicable income tax benefit and equity in undistributed net income of subsidiary	4,437	4,331
Applicable income tax benefit	(117)	(111)
Income before equity in undistributed net income of subsidiary	4,554	4,442
Equity in undistributed net income - Union	2,290	777
Net income	$6,844	$5,219

UNION BANKSHARES, INC. (PARENT COMPANY ONLY)
CONDENSED STATEMENTS OF CASH FLOWS
Years Ended December 31, 2012 and 2011

	2012	2011
	(Dollars in thousands)
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$6,844	$5,219
Adjustments to reconcile net income to net cash provided by operating activities:
Equity in undistributed net income of Union	(2,290)	(777)
Stock based compensation expense	8	9
Increase in other assets	(95)	(55)
Decrease in other liabilities	(2)	(10)
Net cash provided by operating activities	4,465	4,386
CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of investment securities available-for-sale	(7)	(14)
CASH FLOWS FROM FINANCING ACTIVITIES
Dividends paid	(4,457)	(4,457)
Issuance of common stock	12	26
Purchase of treasury stock	(36)	—
Net cash used by financing activities	(4,481)	(4,431)
Net decrease in cash	(23)	(59)
CASH
Beginning of year	69	128
End of year	$46	$69
SUPPLEMENTAL SCHEDULE OF CASH FLOW INFORMATION
Interest paid	$33	$26

Union Bankshares, Inc.61

Note 26.  Quarterly Financial Data (Unaudited)

A summary of financial data for each of the four quarters of 2012 and 2011 is presented below:

	Quarters in 2012 Ended
	March 31,	June 30,	Sept. 30,	Dec. 31,
	(Dollars in thousands, except per share data)
Interest income	$6,196	$6,185	$6,355	$6,292
Interest expense	910	853	815	773
Net interest income	5,286	5,332	5,540	5,519
Provision for loan losses	180	180	150	150
Noninterest income	1,903	2,168	2,888	3,566
Noninterest expenses	5,541	5,563	5,745	6,186
Net income	1,227	1,438	1,981	2,198
Earnings per common share	$0.28	$0.32	$0.44	$0.50

	Quarters in 2011 Ended
	March 31,	June 30,	Sept. 30,	Dec. 31,
	(Dollars in thousands, except per share data)
Interest income	$5,498	$5,734	$6,118	$6,319
Interest expense	961	1,002	1,016	929
Net interest income	4,537	4,732	5,102	5,390
Provision for loan losses	150	150	150	325
Noninterest income	1,401	1,657	2,012	2,055
Noninterest expenses	4,580	5,019	5,145	5,029
Net income	1,028	1,031	1,427	1,733
Earnings per common share	$0.23	$0.23	$0.32	$0.39

Union Bankshares, Inc.62

Note 27.  Noninterest Other Income and Noninterest Other Expenses

The components of noninterest other income and noninterest other expenses which are in excess of one percent of total revenues for the years ended December 31, 2012 and 2011 are as follows:

	2012	2011
	(Dollars in thousands)
Income
Income from life insurance	$397	$107
Other income	349	345
Total other income	$746	$452

Expenses
ATM and debit card expense	$730	$613
Supplies and printing	395	394
Communications	323	363
Advertising and public relations	341	466
Vermont franchise tax	459	429
FDIC insurance assessment	351	376
Professional fees	424	417
Expenses of other real estate owned, net	489	302
Equity in losses of limited partnerships	660	515
Branch acquisition expenses	—	407
Prepayment penalties on borrowings	890	177
Other expenses	2,466	2,077
Total other expenses	$7,528	$6,536

Union Bankshares, Inc.63

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

GENERAL

The following discussion and analysis by management focuses on those factors that, in management's view, had a material effect on the consolidated financial position of Union Bankshares, Inc. ("the Company," "our," "we," "us") and its subsidiary, Union Bank ("Union"), as of December 31, 2012 and 2011, and its results of operations for the years ended December 31, 2012 and 2011. This discussion is being presented to provide a narrative explanation of the consolidated financial statements and should be read in conjunction with the consolidated financial statements and related notes and with other financial data in the Company's Annual Report on Form 10-K for the year ended December 31, 2012. The purpose of this presentation is to enhance overall financial disclosures and to provide information about historical financial performance and developing trends as a means to assess to what extent past performance can be used to evaluate the prospects for future performance. The Company meets the qualification requirements under Securities and Exchange Commission ("SEC") rules for smaller reporting companies, and pursuant to such rules, has elected to present audited statements of income, comprehensive income, cash flows and changes in stockholders' equity for each of the preceding two, rather than three, fiscal years. Management is not aware of the occurrence of any events after December 31, 2012 which would materially affect the information presented.

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

Forward-looking statements reflect management's current expectations and are subject to uncertainties, both general and specific, and risk exists that actual results will differ from those predictions, forecasts, projections and other estimates contained in forward-looking statements. These risks cannot be readily quantified. When management uses any of the words “believes,” “expects,” “anticipates,” “intends,” "projects," "potential," “plans,” “seeks,” “estimates,” "targets," "goals," “may,” “could,” “would,” “should,” or similar expressions, they are making forward-looking statements. Many possible events or factors, including those beyond the control of management, could affect the future financial results and performance of the Company. This could cause results or performance to differ materially from those expressed in forward-looking statements. Management has discussed some of the more likely factors that might affect forward-looking statements in this report on Form 10-K. The possible events or factors that might affect the forward-looking statements include, but are not limited to, the following:

•
Changing bank regulatory conditions, policies or programs in Vermont, New Hampshire or the United States, that could lead to restrictions on activities of banks or changes in laws concerning accounting, taxes, financial reporting, consumer protection, banking and other aspects of the financial services industry, and in particular, increases in deposit insurance premiums, assessments or taxes, healthcare and other entitlement program reforms, price controls on services provided, regulation or prohibition of certain income producing activities, changes in the secondary market for bank loan and other products, changes in lien enforcement, or expansion of fair value accounting;

•
Regulatory changes to risk based capital calculations requiring changes to the mix of balance sheet assets in order to attain the desired capital ratios, might result in greater capital volatility due to the the inclusion in regulatory capital of changes in other comprehensive income/loss. This might restrict dividends payable to shareholders, expansion of the Company or its products offered or compensation paid to executives if desired capital ratios are not achieved;

Union Bankshares, Inc.64

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

•
Continuing economic and financial instability, resulting from elevated unemployment rates, higher taxation and/or regulatory burden, governmental budget issues, reform of entitlement and healthcare programs and/or natural disasters; and

•
Acts or threats of terrorism, war, theft, fraud or natural disasters that could affect the Company's reputation, adverse weather conditions that could negatively impact our customers, and the business or economic conditions for the Company or its customers, including cyber security breaches and computer viruses.

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

RECENT DEVELOPMENTS

Nationally, economic activity which had been expanding at a moderate pace, has paused in recent months in large part because of weather related disruptions. As discussed in the January 30, 2013 Federal Open Market Committee ("FOMC") press release, growth in employment has continued to expand at a moderate pace but the unemployment rate remains elevated. Household spending and business fixed investment has advanced. The housing sector has also shown modest improvement. Fluctuating energy prices continue to cause variations in inflation. Strains in the global financial markets have eased somewhat, but downside risks to the economic outlook still remain.

It appears that interest rates will continue at historic lows as the FOMC is likely to keep the target range for federal funds rate at 0-25 basis points in order to promote the ongoing economic recovery. The FOMC currently anticipates that economic conditions are likely to warrant exceptionally low levels for the target federal funds rate at least through mid-2015. The Federal Reserve, which intends to continue applying downward pressure on longer-term interest rates, is extending the duration of its treasury securities portfolio and continues to reinvest principal payments from its holdings of agency debt and agency mortgage-backed securities into purchases of agency mortgage-backed securities.

Union Bankshares, Inc.65

Economic data continues to suggest a slow but positive trend towards economic recovery in our market as well as nationally. Total nonagricultural employment in both Vermont and New Hampshire has improved 1.4% since a year ago and in Vermont both the number and percentage of unemployed have decreased. In Vermont the statewide unemployment rate was 5.1% at December 2012 and 5.2% at December 2011, while in New Hampshire the unemployment rate has increased to 5.7% from 5.1% over the same period. The Vermont percentage is the lowest the unemployment rate has been since October of 2008. Rates for both states compare favorably with the national rate of 7.8%. The number of business and consumer bankruptcy filings in 2012 have decreased 9.6% in Vermont from the prior year to the lowest rate since 2007 and New Hampshire's filings have decreased 18.1% in the same time frame. New Hampshire has seen a modest increase in housing permits during 2012 while Vermont had a slight decline in permits during 2012. The home price index for December 2012 shows a slight reduction for New Hampshire and a slight increase for Vermont.

Vermont and New Hampshire continue to have lower residential foreclosure and delinquency rates than the national average. Union , the Company's subsidiary, has earned a favorable reputation for residential lending programs and has been granted an Unconditional Direct Endorsement Approval from the Department of Housing and Urban Development ("HUD") for the origination of Federal Housing Administration ("FHA") loans. This direct endorsement provides Union the ability to more quickly and efficiently serve FHA-eligible home buyers. Demand for construction and purchase mortgage loans remained strong throughout 2012 while competition for commercial loans was very challenging.

Interest rates remain near historic lows, which has allowed many consumers and commercial customers to reduce their monthly debt payments by refinancing their loans. Inflation appears controlled, however unpredictable world events could cause commodity prices to increase dramatically, potentially causing an inflationary spiral. Most financial institutions that accepted government support have repaid those funds and the U.S. financial markets appear to be operating more independently now. The recent positive growth in stock market values has also provided a boost in consumer confidence.

There have been numerous new laws, regulations, and actions proposed or enacted during 2012, or that are still pending that may be problematic for the Company in terms of future earnings and/or operating efficiency. The following are the most relevant:

•
Among the new regulations imposed by the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 ("Dodd-Frank Act") are new residential mortgage provisions that mandate more extensive disclosures, require lenders to offer terms that reasonably reflect the consumers' ability to repay a loan, prohibit mandatory arbitration provisions, regulate mortgage broker compensation practices, add new customer protections for high-cost mortgages and set escrow account and appraisal standards. The relevant regulations promulgated to date regarding these provisions have been implemented by Union, but there are still additional regulations to be written.

•
As required by SEC regulations, the Company now files its financial statements both in EDGAR format and in eXtensible Business Reporting Language ("XBRL"), and posts such XBRL information on its website. With the 2nd quarter 2013 SEC filings, the limited liability allowed under SEC Rule 406T during the initial 24 month period XBRL documents were required will expire, and the controls over the preparation of the XBRL documents will be deemed incorporated into the certifications of the Chief Executive Officer and Chief Financial Officer included as exhibits to the Company's quarterly and annual reports filed with the SEC.

•
The Basel III Capital Framework, if adopted as proposed, will increase minimum capital levels and add a new capital conservation buffer in the coming years. The Company's regulatory capital ratios continue to be over the proposed minimums. The Basel III proposal would also implement on a phased basis, a leverage ratio, a liquidity coverage ratio, a net stable funding ratio, and increased risk percentages on certain asset categories which will negatively impact the Company's risk based capital ratios. The Basel III proposal would also increase volatility in regulatory capital calculations by requiring that changes in other comprehensive income/loss be reflected in the calculation. Under the current proposal, the Company would be subject to most, but not all of the regulations

Union Bankshares, Inc.66

proposed as some are only applicable to "large" or "complex" financial institutions. On November 9, 2012, the Federal Reserve and other federal banking regulators announced that in light of the volume of comments received and concerns expressed by many banks, including many community banks such as Union, the proposed January 1, 2013 effective date for final rules would be delayed. No final implementation date has yet been established.

•	On December 31, 2012, the temporary unlimited insurance coverage for noninterest bearing transaction and IOLTA accounts by the FDIC expired.

•
On April 5, 2012, the Jumpstart Our Business Startups Act ("Jobs Act") was signed into law by the President. The general provisions of the Jobs Act were aimed at increasing small businesses' ability to raise capital and this may be a benefit to the Company in the future.

•
Recently the Consumer Financial Protection Bureau outlined new rules that the Bureau intends to adopt that will impact mortgage servicing. These rules will implement revisions to the Truth in Lending Act and the Real Estate Settlement Procedures Act adopted as part of the Dodd-Frank Act. The rules were published in January 2013, and become effective in January 2014. There are additional regulations still to be promulgated.

•
Continued implementation of new national and Vermont health care laws will impact individuals and businesses in the coming years and the effect of that impact on the Company and its customers cannot yet be quantified.

•	The impact of the U.S. Government's sequester effective March 1, 2013 is unknown.

Nonbranch methods for customers to access their financial accounts continue to grow in importance and therefore Union will offer a mobile banking option to all customers starting in 2013. Other electronic alternatives will continue to be explored.

A decision was reached in late 2012 to close the Green Mountain Mall branch in St. Johnsbury, Vermont. Customers will continue to be served at one of the other three branches located in proximity to the Green Mountain Mall location. The branch staff will be reassigned to another local office when the branch closes April 5, 2013 and the lease on the office will terminate June 30, 2013.

As previously reported, effective October 5, 2012, Union Bank's Pension Plan was closed to new participants and benefit accrual for participants was frozen. In light of that decision, Union amended its 401(k) plan effective January 1, 2013, to include “Safe Harbor” provisions requiring an annual nondiscretionary minimum contribution to the plan for all eligible plan participants in an amount equal to 3% of eligible earnings of each eligible plan participant. Management of Union estimates that the Safe Harbor contribution will be approximately $240 thousand for the year ending December 31, 2013, which will be charged to pension and other employee benefits on the consolidated Statement of Income.

The cost of doing business has continued to increase dramatically in this regulatory environment as the number and extent of new regulations and the speed with which they must be implemented require additional bank software purchases, greater reliance on service providers and additional staff. Also, the cost of mitigating long term interest rate risk by selling loans to the secondary market continued to increase during 2012 and it is anticipated that this cost will continue to grow as the government sponsored entities continue to work through their own financial problems.

It is not completely clear at this time what impact current or future government sponsored programs, regulations or legislation will have on the Company, its customers or the U.S. and global financial markets, but additional regulatory complexity and allocation of Company resources to deal with it are likely.

Union Bankshares, Inc.67

RISK FACTORS

The Company, like other financial institutions, is subject to a number of risks, many of which are outside of the Company's direct control, though efforts are made to manage those risks while optimizing returns. Managing those risks is an essential part of successfully managing a financial institution. Risk identification and monitoring are key elements in overall risk management. Among the risks inherent in the Company's business operations are: (1) credit risk, which is the risk that loan customers or other counterparties will be unable to perform their contractual obligations, (2) market risk, which is the risk that changes in market rates and prices will adversely affect the Company's financial condition or results of operation, (3) liquidity risk, which is the risk that the Company will have insufficient funds or access to funds to meet operational needs, (4) operational risk, which is the risk of loss resulting from inadequate or failed internal processes, people and systems, or from external events, and (5) regulatory risk, which is the risk of loss resulting from new or changing regulations which increases operating costs or restricts business practices.

CRITICAL ACCOUNTING POLICIES

The Company has established various accounting policies which govern the application of U.S. Generally Accepted Accounting Principles ("GAAP") in the preparation of the Company's financial statements. Certain accounting policies involve significant judgments and assumptions by management which have a material impact on the reported amount of assets, liabilities, capital, revenues and expenses and related disclosures of contingent assets and liabilities in the consolidated financial statements and accompanying notes. The SEC has defined a company's critical accounting policies as the ones that are most important to the portrayal of the company's financial condition and results of operations, and which require management to make its most difficult and subjective judgments, often as a result of the need to make estimates on matters that are inherently uncertain. Based on this definition, the Company has identified the accounting policies and judgments most critical to the Company. The judgments and assumptions used by management are based on historical experience and other factors, which are believed to be reasonable under the circumstances. Nevertheless, because the nature of the judgments and assumptions made by management are inherently subject to a degree of uncertainty, actual results could differ from estimates and have a material impact on the carrying value of assets, liabilities, capital, or the results of operations of the Company.

Allowance for loan losses

The Company believes the allowance for loan losses is a critical accounting policy that requires the most significant judgments and estimates used in the preparation of its consolidated financial statements. The amount of the allowance is based on management's periodic evaluation of the collectability of the loan portfolio, including the nature, volume and risk characteristics of the portfolio, credit concentrations, trends in historical loss experience, estimated value of any underlying collateral, specific impaired loans and economic conditions. Changes in these qualitative factors may cause management's estimate of the allowance for loan losses to increase or decrease and result in adjustments to the Company's provision for loan losses in future periods. For additional information, see FINANCIAL CONDITION- Allowance for Loan Losses and Credit Quality below.

Other than temporary impairment of securities

The other than temporary impairment decision is a critical accounting policy for the Company. Accounting guidance requires a company to perform periodic reviews of individual securities in their investment portfolio to determine whether a decline in the value of a security is other than temporary. A review of other than temporary impairment requires companies to make certain judgments regarding the cause and materiality of the decline, its effect on the financial statements and the probability, extent and timing of a valuation recovery, the company's intent and ability to continue to hold the security, and, with respect to debt securities, the likelihood that the company will have to sell the security before its value recovers. Pursuant to these requirements, management assesses valuation declines to determine the extent to which such changes are attributable to (1) fundamental factors specific to the issuer, such as the nature of

Union Bankshares, Inc.68

the issuer and its financial condition, business prospects or other factors or (2) market-related factors, such as interest rates or equity market declines. Declines in the fair value of securities below their costs that are deemed by management to be other than temporary are (1) if equity securities, recorded in earnings as realized losses and (2) if debt securities, recorded in earnings as realized losses to the extent they are deemed credit losses, with noncredit losses recorded in Other comprehensive income (loss). Once an other than temporary loss on a debt or equity security is realized, subsequent gains in the value of the security may not be recognized in income until the security is sold.

Intangible assets

Intangible assets include goodwill, which represents the excess of the purchase price over the fair value of net assets acquired in the 2011 acquisition of three New Hampshire branch offices, as well as a core deposit intangible related to the deposits acquired. The core deposit intangible is amortized on a straight line basis over the estimated average life of the acquired core deposit base of 10 years. The Company evaluates the valuation and amortization of the core deposit intangible if events occur that could result in possible impairment. In accordance with current authoritative guidance, the Company assesses qualitative factors to determine whether the existence of events or circumstances leads to a determination that it is more likely than not that the fair value of the Company is less than its carrying amount, which could result in goodwill impairment.

Pension liabilities

On October 5, 2012, the Company closed The Union Bank Pension Plan ("Plan") to new participants and froze the accrual of retirement benefits for current participants. The cost of the Plan, based on actuarial computations of current benefits for employees, is charged to Pension and other employee benefits.

The Company's defined benefit pension obligation and net periodic benefit cost are actuarially determined based on the following assumptions: discount rate, current and expected future return on plan assets, anticipated mortality rates, and Consumer Price Index rate. The determination of the defined benefit pension obligation and net periodic benefit cost is a critical accounting estimate as it requires the use of estimates and judgments related to the amount and timing of expected future cash outflows for benefit payments and cash inflows for maturities and returns on plan assets as well as Company contributions. Changes in estimates, assumptions and actual results could have a material impact on the Company's financial condition and/or results of operations.

Other

The Company also has other key accounting policies, which involve the use of estimates, judgments and assumptions, that are significant to understanding the Company's financial condition and results of operations, including the valuation of deferred tax assets, investment securities and other real estate owned ("OREO"). The most significant accounting policies followed by the Company are presented in Note 1 to the consolidated financial statements and in the section below under the caption “FINANCIAL CONDITION” and the subcaptions “Allowance for Loan Losses and Credit Quality”, ”Investment Activities” and “Liability for Pension Benefits”. Although management believes that its estimates, assumptions and judgments are reasonable, they are based upon information presently available and can be impacted by events outside the control of the Company. Actual results may differ significantly from these estimates under different assumptions, judgments or conditions.

Union Bankshares, Inc.69

OVERVIEW

Historically, the largest and most variable source of income for the Company is net interest income. The results of operations for the years ended December 31, 2012 and 2011 reflect the impact of changes in rates as well as growth in the volume and change in composition of both interest earning assets and interest bearing liabilities during these periods.

The prime rate remained at 3.25% throughout 2011 and 2012. The discount rate remained at 0.75% and the target federal funds range remained at the 0.00% to 0.25% range throughout both years as well. This is the lowest that the prime rate has been since 1955. The continuing low interest rate environment and aggressive rate competition from in-market and out-of-market financial institutions makes deposit accounts increasingly difficult to attract and retain and intensifies the competition for loans.

In December 2012, a deleveraging transaction was executed to seek improvement over the long- term in the Company's Tier 1 Leverage ratio and net interest margin. Improvements may also be seen in the results of the interest rate sensitivity analysis and economic value of equity calculations. The deleveraging transaction resulted in the sale of approximately $11.7 million in available-for-sale debt securities, of varying types, with an estimated yield of 3.10%. The proceeds from these sales were utilized to payoff existing advances from the FHLB of Boston of $11.0 million with an average rate of 3.48%. Union recognized $627 thousand in gains on sales of securities which were offset by prepayment penalties assessed by the FHLB of Boston of $875 thousand.

The Company's average assets grew by $57.2 million, or 11.4%, during 2012 to an average of $560.7 million from $503.6 million in 2011. Net interest income increased from $19.8 million in 2011 to $21.7 million in 2012. The net $1.9 million increase was due primarily to the increase in interest income of $1.4 million from $23.7 million in 2011 to $25.0 million in 2012 and the decrease in interest expense of $557 thousand from $3.9 million in 2011 to $3.4 million in 2012. Both years reflected the historically low 3.25% prime rate. Yields dropped as adjustable rate loans repriced at lower rates, existing loans were refinanced and new loans and investments originated at lower rates. Rates paid on all interest bearing liabilities dropped as well. See Yields Earned and Rates Paid and the Rate/ Volume Analysis tables on page 74 through 76, respectively, for further details.

Average earning assets grew from $473.3 million in 2011 to $524.3 million in 2012, or 10.8%. The Company continued to manage growth and interest rate risk during 2012 through the sale of $125.7 million in long-term fixed-rate residential loans, the sale of $576 thousand in commercial real estate loans and net participations out of $4.6 million in commercial real estate loans. The Company realized $3.6 million in net gains on sales of loans held for sale in 2012 compared to $1.6 million in 2011. The historically low prime rate and low long-term mortgage rates throughout 2012 continued to drive customer refinancings and also contributed to the 2 basis point, or 0.5%, decrease in the net interest margin, to 4.27% for 2012 as compared to 4.29% for 2011.

The Company's asset quality remained strong compared to the banking industry as a whole, when measured by net charge-offs of 0.05% to average loans not held for sale in 2012, which shows slight improvement from 0.08% in 2011. Net income is up $1.6 million, or 31.1%, to $6.8 million for 2012 from $5.2 million for 2011. Return on average assets improved to 1.22% for 2012 from 1.04% for 2011.

Earnings per share increased to $1.54 in 2012 from $1.17 in 2011. Dividends per share of $1.00 were paid out in both 2012 and 2011. The Company remained well capitalized under regulatory guidelines after payment of dividends. The Company's return on average equity increased in 2012 to 16.35% from 12.47% in 2011. The improvement in the Company's capital ratios was due primarily to the increase in net income for 2012.

In 2012, the Company recorded a nontaxable benefit payment totaling $806 thousand from a life insurance policy which is included in other assets. The benefit receivable resulted in a nontaxable gain of $249 thousand and is included in noninterest income and net income.

Union Bankshares, Inc.70

Despite the modest improvements in the economy, loan demand remained strong in 2012, with total loan growth of $26.0 million, or 6.0%, over 2011, net of loan sales of $126.3 million in 2012 compared to loan sales of $80.4 million for 2011. Residential real estate loans grew $7.5 million, or 5.1%, net of loans sold and held for sale, construction real estate loans grew $7.9 million, or 28.3%, and municipal loans grew $11.9 million, or 39.70%. Loans in nonaccrual status decreased between years to $2.8 million at December 31, 2012 versus $4.3 million at December 31, 2011. Other nonperforming loans decreased to $307 thousand at December 31, 2012 from $1.9 million at December 31, 2011. The Company's ratio of allowance for loan losses to loans not held for sale was 1.05% at December 31, 2012 compared to 1.00% at December 31, 2011. The December 31, 2012 allowance for loan losses to loans not purchased and not held for sale was 1.11% compared to 1.07% at December 31, 2011. The ratio of allowance for loan losses to nonperforming loans had increased to 148.03% at December 31, 2012 from 68.11% at December 31, 2011. The decrease in the 2012 provision to $660 thousand from $775 thousand in 2011 reflects the composition of the loan portfolio, net charge offs, the general economy and management's assessment of credit quality.

Deposits grew $36.6 million, or 7.7%, from $473.4 million at December 31, 2011 to $510.0 million at December 31, 2012. Total average deposits grew $56.3 million, or 13.2%, between years with average nontime deposits growing $48.7 million, or 17.3%, during the same time frame while time deposits only grew $7.6 million, or 5.3%. For the year ended December 31, 2012, the average deposits in the branches acquired in May 2011 amounted to $63.3 million. Interest rates paid on deposits and interest rates earned on loans have dropped steadily over the last three years and these factors combined to increase the net interest spread 3 basis points from 4.11% in 2011 to 4.14% in 2012, as the average rate paid on interest bearing liabilities dropped 23 basis points from 1.00% to 0.77% from 2011 to 2012, while the average rate earned on interest earning assets dropped 20 basis points from 5.11% to 4.91% over the same time frame. The Company increased the average volume in all categories of interest earning assets except federal funds sold and overnight deposits. The growth in deposits was utilized to support overall growth in interest-earning assets, as the growth in deposits exceeded the growth in loans retained.

As noted above, in October 2012, the Company closed The Union Bank Pension Plan ("Plan"), which is a defined benefit pension plan, to new participants and froze the accrual of retirement benefits for current participants. It is Union's current intent to continue to maintain the frozen Plan and related Trust and to distribute benefits to participants at such time and in such manner as provided under the terms of the Plan. The Company will continue to recognize pension expense (actuarially projected to be income of $119 thousand in 2013 versus expense of $1.2 million in 2012) and funding obligations for the remaining life of the associated liability for the frozen benefits under the Plan.

The Company's total capital increased $4.7 million, or 11.67%, from $40.3 million at December 31, 2011 to $45.0 million at December 31, 2012. The increase in total capital is due to net income of $6.8 million and an increase of $2.7 million in the net other comprehensive income attributable to the unfunded defined benefit pension liability offset by $4.5 million in dividends paid in 2012. Capital ratios continue to meet the regulatory guidelines for well capitalized, and increased as of December 31, 2012. The total risk based capital ratio at December 31, 2011 was 12.17% and had increased to 12.95% at December 31, 2012. The regulatory guideline for well capitalized is 10.00% and the minimum requirement is 8.00%.

Union Bankshares, Inc.71

The regulatory environment of the past few years, including the Dodd-Frank Act and the federal Sarbanes-Oxley Act of 2002 and the changes discussed in Recent Developments, has placed an extensive burden on small publicly traded companies as there are few significant differences in the requirements because of size, complexity of operations and products, nor is any relief provided to banking companies despite the significant regulatory oversight to which the banking industry is already subject from states, the FDIC and the Federal Reserve. Union also became subject to section 112 of the Federal Deposit Insurance Corporation Improvement Act of 1991 as of December 31, 2012 as total assets exceeded $500 million at January 1, 2012. Most of these requirements were already met by Union due to SEC and NASDAQ regulation and all additional requirements have been incorporated. Nevertheless, the additional and overlapping regulatory requirements add to operating costs and divert management somewhat from the objectives of growing and strengthening the business. Banks also spend a significant amount of time and dollars complying with the US Patriot Act and the Bank Secrecy Act to protect the U.S. financial system and their customers against identity theft, anti-money laundering, and terrorism. The cost of doing business as a community bank continued to increase throughout 2012 and this trend appears as though it will continue in the future.

Union Bankshares, Inc.72

The following per share information and key ratios depict several measurements of performance or financial condition for or at the years ended December 31:

	2012	2011	2010
Return on average assets ("ROA")	1.22%	1.04%	1.26%
Return on average equity ("ROE")	16.35%	12.47%	13.37%
Net interest margin (1)	4.27%	4.29%	4.62%
Efficiency ratio (2)	71.51%	72.61%	67.32%
Net interest spread (3)	4.14%	4.11%	4.39%
Total loans to deposits ratio	89.25%	90.66%	101.39%
Net loan charge-offs to average loans not held for sale	0.05%	0.08%	0.07%
Allowance for loan losses to loans not held for sale (4)	1.05%	1.00%	1.00%
Nonperforming assets to total assets (5)	0.73%	1.40%	1.15%
Equity to assets	7.80%	7.30%	9.19%
Total capital to risk weighted assets	12.95%	12.17%	15.12%
Book value per common share	$10.11	$9.05	$9.36
Earnings per common share	$1.54	$1.17	$1.25
Dividends paid per common share	$1.00	$1.00	$1.00
Dividend payout ratio (6)	64.94%	85.47%	80.00%
____________________

(1)	The ratio of tax equivalent net interest income to average earning assets. See page 75 for more information.

(2)
The ratio of noninterest expense ($23.0 million in 2012, $19.8 million in 2011 and $16.6 million in 2010) to tax equivalent net interest income ($22.4 million in 2012, $20.3 million in 2011 and $19.3 million in 2010) and noninterest income ($10.5 million in 2012, $7.1 million in 2011 and $5.6 million in 2010) excluding securities gains ($673 thousand in 2012, $183 thousand in 2011 and $98 thousand in 2010).

(3)	The difference between the average rate earned on earning assets and the average rate paid on interest bearing liabilities. See page 75 for more information.

(4)
Calculation includes the net carrying amount of loans recorded at fair value from the branch acquisitions as of December 31, 2012 ($22.9 million) and December 31, 2011 ($27.9 million). Excluding such loans, the allowance for loan losses to loans not purchased and not held for sale was 1.11% at December 31, 2012 and 1.07% at December 31, 2011.

(5)	Nonperforming assets are loans or investment securities that are in nonaccrual or 90 or more days past due as well as other real estate or assets owned.

(6)	Cash dividends declared and paid per common share divided by consolidated net income per share.

RESULTS OF OPERATIONS

The Company's net income for the year ended December 31, 2012, was $6.8 million compared with net income of $5.2 million for the year 2011 an increase of 31.1%. Pressure on the net interest margin continued due to the prevailing low interest rate environment, resulting in a decrease of 2 basis points from 4.29% for 2011 to 4.27% for 2012. Earnings per share increased to $1.54 in 2012 from $1.17 in 2011, reflecting the combined effect of the following income and expense items: Net interest income increased $1.9 million, or 9.7%, with a 10.8% growth in average interest earning assets; the Provision for loan losses decreased $115 thousand, or 14.8%; noninterest income increased $3.4 million, or 47.7%; noninterest expense increased $3.3 million, or 16.5% and the provision for income taxes increased $544 thousand, or 48.6%.

Union Bankshares, Inc.73

Net Interest Income. The largest component of the Company’s operating income is net interest income, which is the difference between interest and dividend income received from interest earning assets and the interest expense paid on interest bearing liabilities. The Company's level of net interest income can fluctuate over time due to changes in the level and mix of interest earning assets and interest bearing liabilities and from changes in the yields earned and costs of funds. The Company’s net interest income increased $1.9 million, or 9.7%, to $21.7 million for the year ended December 31, 2012, from $19.8 million for the year ended December 31, 2011. This increase was due primarily to the combined effect of the increase in interest income of $1.4 million from $23.7 million in 2011 to $25.0 million in 2012 and the decrease in interest expense of $557 thousand from $3.9 million in 2011 to $3.4 million in 2012. Both years reflected the historically low 3.25% prime rate. Yields dropped as adjustable rate loans repriced at lower rates, existing loans were refinanced and new loans and investments originated at lower rates. However, the effect of this continuing decrease in yields was offset by the growth in average interest earning assets to $524.3 million in 2012 from $473.3 million in 2011. The Company’s net interest income increased $971 thousand, or 5.2%, to $19.8 million for the year ended December 31, 2011, from $18.8 million for the year ended December 31, 2010.

On average for the year, 93.5% of assets earned interest in 2012 compared to 94.0% in 2011. The net interest spread increased to 4.14% for the year ended December 31, 2012, from 4.11% for the year ended December 31, 2011, as rates dropped more rapidly on interest bearing liabilities than on interest earning assets. Rates were already near historic lows coming into 2011 and have moved even lower in 2012. The net interest margin for the 2012 period decreased 2 basis points to 4.27% from 4.29% for the 2011 period, reflecting the change in the composition of interest earning assets and repricing of such assets at lower rates.

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

Union Bankshares, Inc.74

The following table presents average balance sheet data and an analysis of net interest income which illustrates interest income earned and interest expense paid for each major component of interest earning assets and interest bearing liabilities:

	Years Ended December 31,
	2012			2011			2010
	Average Balance	Interest Earned/ Paid	Average Yield/ Rate	Average Balance	Interest Earned/ Paid	Average Yield/ Rate	Average Balance	Interest Earned/ Paid	Average Yield/ Rate
	(Dollars in thousands)
Average Assets:
Federal funds sold and overnight deposits	$17,789	$27	0.15%	$18,578	$34	0.18%	$13,390	$22	0.16%
Interest bearing deposits in banks	21,994	270	1.23%	16,596	309	1.86%	17,852	411	2.30%
Investment securities (1), (2)	37,698	1,037	3.20%	34,625	1,051	3.44%	24,564	1,012	4.63%
Loans, net (1), (3)	444,836	23,684	5.44%	401,625	22,269	5.64%	360,261	21,462	6.06%
Nonmarketable equity securities	1,942	10	0.50%	1,924	6	0.29%	1,922	—	—%
Total interest earning assets (1)	524,259	25,028	4.91%	473,348	23,669	5.11%	417,989	22,907	5.60%
Cash and due from banks	4,683			5,683			5,097
Premises and equipment	10,070			8,513			7,915
Other assets	21,725			16,022			12,637
Total assets	$560,737			$503,566			$443,638
Average Liabilities and Stockholders' Equity:
Interest bearing checking accounts	$88,007	$140	0.16%	$74,862	$171	0.23%	$62,094	$139	0.22%
Savings/money market accounts	167,846	414	0.25%	141,136	554	0.39%	120,469	624	0.52%
Time deposits	152,085	1,862	1.22%	144,494	2,100	1.45%	130,384	2,214	1.70%
Borrowed funds	27,267	935	3.38%	29,621	1,083	3.61%	27,066	1,140	4.16%
Total interest bearing liabilities	435,205	3,351	0.77%	390,113	3,908	1.00%	340,013	4,117	1.21%
Noninterest bearing deposits	75,265			66,389			55,829
Other liabilities	8,400			5,195			6,019
Total liabilities	518,870			461,697			401,861
Stockholders' equity	41,867			41,869			41,777
Total liabilities and stockholders’ equity	$560,737			$503,566			$443,638
Net interest income		$21,677			$19,761			$18,790
Net interest spread (1)			4.14%			4.11%			4.39%
Net interest margin (1)			4.27%			4.29%			4.62%
____________________

(1)	Average yields reported on a tax equivalent basis using a marginal tax rate of 34%.

(2)	Average balances of investment securities are calculated on the amortized cost basis and include nonaccrual securities, if applicable.

(3)	Includes loans held for sale as well as nonaccrual loans, unamortized costs and unamortized premiums and is net of the allowance for loan losses.

Union Bankshares, Inc.75

Tax exempt interest income amounted to $1.5 million and $1.2 million for the years ended December 31, 2012 and 2011, respectively. The following table presents the effect of tax-exempt income on the calculation of net interest income, using a marginal tax rate of 34% for 2012 and 2011:

	Years Ended December 31,
	2012	2011	2010
	(Dollars in thousands)
Net interest income as presented	$21,677	$19,761	$18,790
Effect of tax-exempt interest
Investment securities	170	141	126
Loans	512	390	374
Net interest income, tax equivalent	$22,359	$20,292	$19,290

Rate/Volume Analysis. The following table describes the extent to which changes in average interest rates (on a fully tax equivalent basis) and changes in volume of average interest earning assets and interest bearing liabilities have affected the Company's interest income and interest expense during the periods indicated. For each category of interest earning assets and interest bearing liabilities, information is provided on changes attributable to:

•	changes in volume (change in volume multiplied by prior rate);

•	changes in rate (change in rate multiplied by prior volume); and

•	total change in rate and volume.

Changes attributable to both rate and volume have been allocated proportionately to the change due to volume and the change due to rate.

	Year Ended December 31, 2012 Compared to Year Ended December 31, 2011 Increase/(Decrease) Due to Change In			Year Ended December 31, 2011 Compared to Year Ended December 31, 2010 Increase/(Decrease) Due to Change In
	Volume	Rate	Net	Volume	Rate	Net
	(Dollars in thousands)
Interest earning assets:
Federal funds sold and overnight deposits	$(1)	$(6)	$(7)	$10	$2	$12
Interest bearing deposits in banks	84	(123)	(39)	(27)	(75)	(102)
Investment securities	89	(103)	(14)	390	(351)	39
Loans, net	2,316	(901)	1,415	2,391	(1,584)	807
FHLB of Boston stock	—	4	4	—	6	6
Total interest earning assets	$2,488	$(1,129)	$1,359	$2,764	$(2,002)	$762
Interest bearing liabilities:
Interest bearing checking accounts	$28	$(59)	$(31)	$28	$4	$32
Savings/money market accounts	92	(232)	(140)	96	(166)	(70)
Time deposits	106	(344)	(238)	225	(339)	(114)
Borrowed funds	(81)	(67)	(148)	100	(157)	(57)
Total interest bearing liabilities	$145	$(702)	$(557)	$449	$(658)	$(209)
Net change in net interest income	$2,343	$(427)	$1,916	$2,315	$(1,344)	$971

Union Bankshares, Inc.76

Interest and Dividend Income. The Company’s interest and dividend income increased $1.4 million, or 5.7%, to $25.0 million for the year ended December 31, 2012, from $23.7 million for the year ended December 31, 2011, mostly driven by an increase in average earning assets of $50.9 million, or 10.8%, from $473.3 million at December 31, 2011 to $524.3 million at December 31, 2012, reflecting both the effect of the May 2011 branch acquisition and organic growth of the franchise. However, the positive effect on interest income resulting from the rise in the average volume of earning assets was partially offset by the lower rates earned on all interest earning assets except nonmarketable equity securities, as the persistent low interest rate environment resulted in lower yields earned on new earning assets in the year ended December 31, 2012 versus 2011. The Company’s interest and dividend income increased $762 thousand, or 3.3%, to $23.7 million for the year ended December 31, 2011, from $22.9 million for the year ended December 31, 2010. Despite lower yields, interest income on loans increased $1.4 million, or 6.4%, to $23.7 million for the year ended December 31, 2012 versus $22.3 million for 2011, in conjunction with an increase of $43.2 million in average loan volume between years. Average loans approximated $444.8 million at an average yield of 5.44% for the year ended December 31, 2012, up $43.2 million, or 10.8% from an average volume of $401.6 million at an average yield of 5.64% for the year ended December 31, 2011. The loans in the branches acquired in May 2011 accounted for approximately $13.7 million of the increase in average loans for the year ended December 31, 2012 compared to 2011. The positive impact of the increase in average total loan volume was partially offset by a 20 basis point decrease in average yield. Interest income on loans increased $800 thousand, or 3.8%, to $22.3 million for the year ended December 31, 2011 compared to $21.5 million for 2010.

The average balance of investments increased $3.1 million, or 8.9%, from $34.6 million for the year ended December 31, 2011, to $37.7 million for the year ended December 31, 2012, with a 24 basis point decrease in the yield on the investment portfolio from 3.44% for 2011 to 3.20% for 2012. The average balance of FDIC insured interest bearing deposits in banks increased $5.4 million, or 32.5%, to $22.0 million for the year ended December 31, 2012 from $16.6 million for the year ended December 31, 2011, with a 63 basis point decrease in the average yield from 1.86% for 2011 to 1.23% for 2012, reflecting the continued low interest rate environment during the last two years and the shortness of the duration of the portfolio as we anticipate an eventual rise in interest rates. The average balance of federal funds sold and overnight deposits decreased $789 thousand, or 4.2%, from $18.6 million for the year ended December 31, 2011 to $17.8 million for the year ended December 31, 2012, with a slight decrease in the average yield from 0.18% for 2011 to 0.15% for 2012, as the Federal Funds target rate set by the FOMC stayed between 0.00% and 0.25% throughout 2011 and 2012. Interest income from nonloan instruments decreased $56 thousand, or 4.0%, between years, with $1.3 million in income for 2012 and $1.4 million for 2011, reflecting the overall decrease in average yields on interest bearing deposits and investment securities. The average volume of nonloan interest bearing asset categories increased from $71.7 million for the year ended December 31, 2011 to $79.4 million for the year ended December 31, 2012 but the increased volume was not enough to offset the drop in yields. 2011 interest income from nonloan instruments decreased $45 thousand, or 3.1%, compared to 2010, with $1.4 million in income for both years.

Interest Expense. The Company’s interest expense decreased $557 thousand, or 14.3%, to $3.4 million for the year ended December 31, 2012, from $3.9 million for the year ended December 31, 2011, despite an increase of $45.1 million in average volume of interest bearing liabilities between years. The decrease was primarily attributable to lower rates paid on all interest bearing liabilities, reflecting the persistent low interest rate environment. The Company’s interest expense decreased $209 thousand, or 5.1%, to $3.9 million for the year ended December 31, 2011, from $4.1 million for the year ended December 31, 2010.

Interest expense on deposits decreased $409 thousand, or 14.5%, from $2.8 million for the year ended December 31, 2011 to $2.4 million for the year ended December 31, 2012, despite an increase in average interest bearing deposits between years. Interest rates paid in 2012 decreased for all categories of interest bearing liabilities. Interest rates dropped significantly during the last two years as it became apparent that the low interest rate environment was not going to be of a short duration. Average interest bearing deposits increased $47.4 million, or 13.2%, from $360.5 million for the year ended December 31, 2011 to $407.9 million for the year ended December 31, 2012. This increase reflects the overall growth in the franchise with the May 2011 acquisition of three New Hampshire branches that had average interest bearing deposits of $58.3 million for the year ended December 31, 2012, as well as the continuing impact of higher FDIC insurance coverage and uncertainty surrounding the financial markets as customers retain cash in lieu of other less liquid investments. Average time deposits increased $7.6 million, or 5.3%, to $152.1 million for 2012 from $144.5 million for 2011. Average interest bearing checking accounts increased $13.1 million, or 17.6%,

Union Bankshares, Inc.77

from $74.9 million for the year ended December 31, 2011 to $88.0 million for the year ended December 31, 2012. The average balances of savings and money market accounts increased $26.7 million, or 18.9%, from $141.1 million for the year ended December 31, 2011 to $167.8 million for the year ended December 31, 2012. The average rate paid on interest bearing deposits decreased 19 basis points from 0.78% in 2011 to 0.59% in 2012.

Interest expense on borrowed funds decreased $148 thousand, or 13.7%, to $935 thousand for the year ended December 31, 2012, from $1.1 million for the year ended December 31, 2011. Average borrowed funds decreased $2.4 million, or 7.9%, from $29.6 million for 2011, to $27.3 million for 2012 in part reflecting deposit growth as a preferred funding source. Average customer overnight collateralized repurchase sweeps increased $617 thousand, or 22.7%, from $2.7 million for 2011 to $3.3 million for 2012, while average borrowings from the FHLB of Boston decreased $2.9 million, or 11.5% from $25.4 million for 2011 to $22.5 million for 2012 partially reflecting the prepayment of advances in the deleveraging transaction that occurred in December 2012. The average rate paid for borrowed funds decreased from 3.61% for the year ended December 31, 2011 to 3.38% for the year ended December 31, 2012, reflecting the effect of the lower borrowing rates paid on customer repurchase sweeps and new advances compared to the rates paid on borrowings outstanding at the end of 2011.

Provision for Loan Losses. The provision for loan losses decreased from $775 thousand in 2011 to $660 thousand in 2012. Improvement was reported during 2011 in the local travel and tourism industry, with reduced snowfall in the winter of 2012 tempering this improvement. However, with the excellent weather in the summer and a fall 2012 tourism season showing reasonably good results, there was continued improvement in the industry. Although the impact of the decline in revenue from the recession period (2009 and 2010) is still evident in the local market, continued signs of improvement indicate the recovery, though shallow, is ongoing. During 2012, nonperforming loans decreased by $3.1 million and loans rated substandard, net of government guarantees, that represent a higher degree of risk of loss increased by $1.5 million. The local market area has seen a gradual but consistent decline in commercial and residential property values over the past few years. As a result of the qualitative factor reviews during the year ended December 31, 2012, the reserve factor assigned to the commercial real estate portfolio in total remained unchanged, however, the factor for the value of underlying collateral component was increased by 0.05% and the factor for the volume and severity of past due, nonaccrual and classified loans decreased by 0.05%. The qualitative factor review also resulted in decreases in the factor for the volume and severity of past due, nonaccrual and classified loans of 0.10% and 0.05% for the commercial and installment portfolios, respectively. The lower provision in 2012 was deemed appropriate by management in light of the growth in the loan portfolio, the decrease in nonperforming loans, the increase in substandard and impaired loans, the results of the qualitative factor review, the change in the mix of the portfolio and the outlook for future economic conditions. Refer to Asset Quality and Allowance for Loan Losses sections below for a more in depth discussion.

Union Bankshares, Inc.78

Noninterest Income. The following table sets forth changes from 2011 to 2012 for the components of noninterest income:

	For The Years Ended December 31,
	2012	2011	$ Variance	% Variance
	(Dollars in thousands)
Trust income	$615	$557	$58	10.4
Service fees	4,877	4,367	510	11.7
Net gains on sales of loans held for sale	3,614	1,566	2,048	130.8
Income from life insurance	397	107	290	271.0
Other income	349	345	4	1.2
Subtotal	9,852	6,942	2,910	41.9
Net gains on sales of investment securities available-for-sale	673	183	490	267.8
Total noninterest income	$10,525	$7,125	$3,400	47.7

Noninterest income before gains and losses on investment securities available-for-sale was $9.9 million, or 28.2%, of total income net of gains on investment securities available-for-sale for the year ended December 31, 2012, compared to $6.9 million, or 22.7%, for the year ended December 31, 2011. This increase between years reflects increased income in every category, with material changes described below:

Trust income. Trust income increased $58 thousand, or 10.4%, for 2012 compared to 2011. Fees are normally charged on asset values which have grown over the prior year, aided by the improvement in the stock market.

Service fees. The $510 thousand increase in service fees for 2012 compared to 2011 was due in large part to the 17.0% growth in debit card and ATM fees resulting from the growth in the volume of electronic transactions, which added $276 thousand to fees earned. In addition, merchant program fees increased $75 thousand, or 14.4%, between years. There was also an increase of $82 thousand, or 16.5%, in loan servicing fees between periods due to the increased volume of residential mortgage loans serviced. Overdraft fee income on deposit accounts also increased by $75 thousand, or 7.1% between periods.

Net gains on sales of loans held for sale. Net gains increased from 2011 to 2012 by $2.0 million, or 130.8%, with an increase in total loans sold to $126.3 million in 2012 from $80.4 million in 2011, reflecting the activity of the South Burlington loan production office, the introduction of new government sponsored loan products, improved margins on sales of loans and increased activity caused by a more active real estate market and continuing low interest rates. The Company has continued to manage interest rate risk by selling a major portion of the low rate qualified residential mortgages originated during 2012 to the secondary market.

Income from life insurance. The $290 thousand increase between 2012 and 2011 primarily represents an estimated $249 thousand death benefit receivable over and above the accrued cash surrender value of Company owned life insurance. The remainder of the increase is attributable to earnings on $2 million in policies purchased in July 2011.

Net gains on sales of investment securities available-for-sale. Available-for-sale debt securities of $13.0 million were sold in 2012 for a gain of $673 thousand, including sales of $11.7 million as part of the deleveraging transaction that occurred during December 2012 in which FHLB of Boston borrowings of $11.0 million were prepaid. This compares to available-for-sale debt securities of $2.1 million sold in 2011 for a net gain of $183 thousand.

Union Bankshares, Inc.79

Noninterest Expense. The following table sets forth changes from 2011 to 2012 for components of noninterest expense:

	For The Years Ended December 31,
	2012	2011	$ Variance	% Variance
	(Dollars in thousands)
Salaries and wages	$8,953	$7,743	$1,210	15.6
Pension and employee benefits	3,908	3,153	755	23.9
Occupancy expense, net	1,156	1,121	35	3.1
Equipment expense	1,490	1,220	270	22.1
ATM and debit card expense	730	613	117	19.1
Communications	323	363	(40)	(11.0)
Advertising and public relations	341	466	(125)	(26.8)
Vermont franchise tax	459	429	30	7.0
FDIC insurance assessment	351	376	(25)	(6.6)
Prepayment penalties on borrowings	890	177	713	402.8
Equity in losses of limited partnerships	660	515	145	28.2
Branch acquisition expenses	—	407	(407)	(100.0)
Professional fees	424	417	7	1.7
Supplies and printing	395	394	1	0.3
Expenses of OREO and OAO, net	489	302	187	61.9
Director and advisory board fees	275	262	13	5.0
Postage and shipping	293	250	43	17.2
Amortization of core deposit intangible	170	100	70	70.0
Other expenses	1,728	1,465	263	18.0
Total noninterest expense	$23,035	$19,773	$3,262	16.5

Salaries and wages. The $1.2 million increase in 2012 over 2011 was due primarily to normal annual salary increases, additional staff associated with the three branches acquired in May 2011 as well as from the increased loan demand, increased commissions in the loan production office and accruals for the Short Term Incentive Performance Plan ("STIPP") adopted in February 2012.

Pension and employee benefits. The defined benefit pension plan expense, which represents the actuarially computed pension expense for the year determined as of the last day of the previous calendar year and adjusted to reflect the curtailment date of October 5, 2012, increased $362 thousand, or 43.5%, from $833 thousand for 2011 to $1.2 million for 2012. The increase was due to the lower discount rate utilized to calculate the present value of future benefits, increase in life expectancies, increased salary levels and number of participants and low return on investments in 2011, partially offset by the October 5, 2012 freeze on the plan which stopped accrual of benefits and closed the plan to new participants. The 401K employer contribution expense also increased $265 thousand, or 158.3%, to $433 thousand for 2012 compared to $168 thousand for 2011, with $242 thousand of this increase representing a discretionary profit-sharing component for 2012 that was $0 in 2011 and the remaining increase relates to higher staffing levels. Employer payroll taxes increased $79 thousand, or 11.8% from $669 thousand for 2011 to $749 thousand for 2012. The majority of the increase is due to higher staffing levels, resulting in increased salaries and wages and the remainder is due to increased maximum wage bases and rates charged for Vermont and New Hampshire unemployment taxes. While premium levels remained unchanged from 2011 to 2012, the cost of the Company’s medical plan increased $39 thousand, or 3.0%, to $1.3 million for both 2011 and 2012 due to higher staffing levels.

Union Bankshares, Inc.80

Occupancy expense, net. Occupancy expenses, other than rent expense and insurance, increased between years due to the increased number of banking locations and the higher cost of operation in 2012; however, these increases were partially offset with an increase in rental income from the purchase of the building housing the newly acquired branch located in Littleton, New Hampshire as of March 31, 2012.

Equipment expense. The increase in equipment expense between years is partially due to the increase of $120 thousand, or 17.0%, in software licenses and maintenance contracts expense, from $705 thousand for 2011 to $825 thousand for 2012. Equipment depreciation also increased $155 thousand, or 32.7%, from $474 thousand for 2011 to $629 thousand for 2012, primarily due to the acceleration of depreciation on the document imaging system being replaced in the fourth quarter of 2012 and the replacement of the ATMs during the fourth quarter of 2011 and first quarter of 2012 to comply with regulatory requirements under the federal Americans with Disabilities Act which became effective in March 2012.

ATM and debit card expense. The increase between 2011 and 2012 is mainly due to the increase in ATM and debit card expenses, reflecting higher utilization and growth in the deposit base.

Communications. The 2012 communication expenses represent typical operating costs and decreased $40 thousand, or 11.0%, compared to 2011, which included an upgrade of data and phone communication lines and the cost of adding the three acquired branches.

Advertising and public relations. The decrease between years of $125 thousand, or 26.8%, is mainly due to bringing the majority of services in house during 2012.

FDIC insurance assessment. The decrease in assessment for 2012 was due to a change in the assessment formula, which had been previously based on total deposits and effective April 1, 2011 was changed to a net asset base. The benefit from the formula change was partially offset by the increased assessment resulting from the Company's growing net asset base.

Prepayment penalties on borrowings. The increase between years of $713 thousand mainly relates to penalties of $875 thousand paid on the prepayment of borrowings from the FHLB of Boston as part of the deleveraging transaction in December 2012.

Equity in losses of affordable housing investments. New investments in limited partnerships were recorded during 2011 and 2012 which has increased the expense for equity in losses. The increased expenses are offset on an after tax basis by the increased tax credits recorded as a reduction of income tax expense.

Branch acquisition expenses. The branch acquisition expenses for 2011 were mainly data conversion, legal, professional and marketing fees expended to facilitate the purchase of the three New Hampshire branches. There were also expenses incurred to replace customer checkbooks and branch supplies.

Expenses of OREO and OAO, net. Expenses for 2012 included $408 thousand in the write-down of value of ten OREO properties and an other asset owned to their fair market value less estimated costs to sell, while the expenses for 2011 included write-downs of $278 thousand. The 2011 expenses are net of a recovery of $111 thousand during the second half of 2011 resulting from settlement of a prior year's foreclosure action.

Postage and shipping. The increase in postage and shipping expense between years of $43 thousand, or 17.2%, is due to the increased number of branches and accounts.

Amortization of core deposit intangible. As a result of the purchase of branches in May 2011, a core deposit intangible of $1.7 million was recorded and is being amortized over the estimated 10 year estimated average life of the core deposit base.

Union Bankshares, Inc.81

Other expenses. The 2012 results include an increase of $115 thousand related to other loan costs associated primarily with the origination and sale of residential real estate loans. Benefit administration costs were $21 thousand higher in 2012 related to the freezing of the Union Bank Pension Plan and the development of the STIPP. New Hampshire state income taxes also increased $43 thousand in 2012 with the Company's growing presence in the NH market area as well as the increased taxable income in 2012. These increases were partially offset by a reduction in outsourced information technology services of $31 thousand for 2012 compared to 2011.

Provision for Income Taxes. The Company has provided for current and deferred federal income taxes for the current and all prior periods presented. The Company's net provision for income taxes increased to $1.7 million for 2012 from $1.1 million for 2011. The Company’s effective tax rate for 2012 was 19.5% compared to 17.7% for 2011. Federal income taxes and the effective tax rate increased due to the increase in taxable income. However, the effect of that increase was partially mitigated by an increase in tax exempt interest income to $1.5 million for 2012 versus $1.2 million for 2011, and tax credits recorded from investments in affordable housing projects, which increased to $597 thousand for 2012 versus $455 thousand for 2011. There was an additional $99 thousand federal rehabilitation credit on the rehabilitation of a building owned by the Company in 2011 that was not available in 2012.

FINANCIAL CONDITION

At December 31, 2012, the Company had total consolidated assets of $577.3 million, including gross loans and loans held for sale (“total loans”) of $455.2 million, deposits of $510.0 million and stockholders' equity of $45.0 million. The Company’s total assets increased $24.5 million, or 4.4%, to $577.3 million at December 31, 2012, from $552.8 million at December 31, 2011.

Total net loans and loans held for sale increased a total of $25.5 million, or 6.0%, to $450.6 million, or 78.1% of total assets, at December 31, 2012, compared to $425.2 million, or 76.9% of total assets, at December 31, 2011. The increase in 2012 resulted mainly from growth of $7.9 million in construction real estate loans, $7.5 million in residential real estate loans, and $11.9 million in municipal loans. These increases were partially offset by decreases in commercial real estate, commercial and consumer loans. Residential mortgage loan demand was strong during the year but growth of the loan portfolio was moderated significantly by management's decision to continue to sell qualified lower fixed rate residential loans into the secondary market during 2012 to mitigate future interest rate risk and to participate out or sell some commercial real estate loans to mitigate the level of credit and interest rate risk.

Federal funds sold and overnight deposits increased $23.0 million to $41.5 million at December 31, 2012 from $18.5 million at December 31, 2011. Interest bearing deposits in banks decreased $2.1 million, or 8.7%, from $24.0 million at December 31, 2011 to $21.9 million at December 31, 2012. Investment securities available-for-sale decreased $22.3 million, or 52.0%, from $43.0 million at December 31, 2011 to $20.6 million at December 31, 2012, with investment securities held-to-maturity increasing $1.5 million from $4.0 million at December 31, 2011 to $5.5 million at December 31, 2012. The decrease in investment securities available-for-sale from 2011 to 2012 is partially attributable to the deleveraging transaction that occurred in December of 2012, in which $11.7 million in available-for-sale securities were sold with the proceeds utilized to prepay FHLB of Boston advances totaling $11.0 million.

Union Bankshares, Inc.82

Deposits increased $36.6 million, or 7.7%, to $510.0 million at December 31, 2012, from $473.4 million at December 31, 2011. Noninterest bearing deposits increased $7.0 million, or 9.2%, from $76.7 million at December 31, 2011 to $83.7 million at December 31, 2012. Interest bearing deposits increased $34.4 million, or 14.4%, from $239.1 million at December 31, 2011 to $273.5 million at December 31, 2012. Time deposits decreased $4.9 million, or 3.1%, from $157.7 million at December 31, 2011, to $152.8 million at December 31, 2012. (See average balances and rates in the Yields Earned and Rates Paid table on page 75.)

Although the Company has thus far been able to grow the deposit base, the continuing low interest rate environment and aggressive rate competition from in-market and out-of-market financial institutions makes deposit accounts increasingly difficult to attract and retain. Deposit account relationships, particularly noninterest bearing deposits, are especially difficult to develop due to the customer's anticipated cost and inconvenience associated with new checks, debit cards, direct deposits and automated clearing house transaction changes. Therefore, the May 2011 acquisition of the three New Hampshire branches is viewed by management and the Board of Directors as a strong strategic move for the Company, by increasing deposits and expanding the Company's New Hampshire market area. For the year ended December 31, 2012, the average deposits in the branches acquired in May 2011 were $63.3 million.

Total borrowed funds decreased $13.3 million, or 45.7%, from $29.0 million at December 31, 2011 to $15.7 million at December 31, 2012. The decrease is partially due to a reduction in customer overnight collateralized repurchase sweeps of $2.7 million from $6.7 million at December 31, 2011 to $4.0 million at December 31, 2012. Borrowed funds from the FHLB of Boston decreased $10.5 million, or 47.1%, from $22.3 million at December 31, 2011 to $11.8 million at December 31, 2012. The decrease is attributable to the prepayment of FHLB of Boston advances in the deleveraging transaction of $11.0 million, a $268 thousand prepayment of an FHLB of Boston advance unrelated to the deleveraging transaction, and normal monthly payments on FHLB of Boston amortizing advances. These decreases were partially offset by an advance taken during 2012 in the amount of $2.0 million.

The total dollar value of the Company’s stockholders’ equity increased from $40.3 million at December 31, 2011 to $45.0 million at December 31, 2012, reflecting net income of $6.8 million for 2012, an increase of $8 thousand from stock based compensation, a $12 thousand increase due to the issuance of 700 shares of common stock resulting from the exercise of 700 incentive stock options, and an increase of $2.7 million in the net other comprehensive income attributable to a decrease in the unfunded defined benefit pension liability. These increases were partially offset by cash dividends paid of $4.5 million, a decrease in the net other comprehensive income of $384 thousand on investment securities available-for-sale, and a purchase of $36 thousand of treasury stock.

Loan Portfolio. The Company's loan portfolio (including loans held for sale) primarily consists of adjustable-rate and fixed-rate mortgage loans secured by one-to-four family, multi-family residential or commercial real estate. As of December 31, 2012, the gross loan portfolio totaled $455.2 million, or 78.8% of assets, compared to $429.2 million, or 77.6% of assets, as of December 31, 2011. Total loans increased $26.0 million, or 6.0%, since December 31, 2011, despite the sale of $126.3 million of loans held for sale during 2012, which resulted in a gain on sale of loans of $3.6 million, and the net participation of an additional $4.6 million of commercial real estate loans. Sales of loans in 2011 totaled $80.4 million with a gain of $1.6 million. Management expects to continue to sell and/or participate loans to manage interest rate risk, credit exposure or liquidity needs in the future, especially in light of the continuing low interest rate environment. Although competition for good loans is strong, especially in the commercial sector, the Company has been able to originate loans to both current and new customers while maintaining credit quality.

Union Bankshares, Inc.83

The composition of the Company's loan portfolio at year-end for each of the last five years was as follows:

	2012		2011		2010		2009		2008
	$	%	$	%	$	%	$	%	$	%
	(Dollars in thousands)
Residential real estate	154,938	34.0	147,426	34.4	132,533	34.7	123,915	34.6	128,292	36.3
Construction real estate	36,018	7.9	28,077	6.5	18,578	4.9	19,391	5.4	19,038	5.4
Commercial real estate	183,900	40.4	189,770	44.2	167,056	43.7	159,095	44.4	153,821	43.5
Commercial	21,463	4.7	23,018	5.4	20,604	5.4	15,597	4.4	18,833	5.3
Consumer	6,065	1.3	6,134	1.4	6,046	1.6	6,967	1.9	6,735	1.9
Municipal	41,761	9.2	29,894	7.0	31,455	8.2	23,862	6.7	23,519	6.7
Loans held for sale	11,014	2.5	4,888	1.1	5,611	1.5	9,262	2.6	3,178	0.9
Total loans	455,159	100.0	429,207	100.0	381,883	100.0	358,089	100.0	353,416	100.0

For residential loans, the Company generally does not lend more than 80% of the appraised value of the home without a government guaranty or the borrower purchasing private mortgage insurance, and does not lend more than 100% of the appraised value. Although the Company lends up to 80% of the collateral value on commercial real estate loans to strong borrowers, the majority of commercial real estate loans do not exceed 75% of the appraised collateral value. However, the loan to value may go up to 90% on loans with government guarantees or other mitigating circumstances. The Vermont and northwestern New Hampshire real estate market experienced declines in home prices as a result of the stagnant economy but to a lesser extent than in many areas of the country. Sales of homes in Vermont and northwestern New Hampshire slowed considerably over the last four years but signs of improvement were seen during both 2011 and 2012 in the majority of our local markets. Real estate secured loans represent $385.9 million, or 84.8%, of total loans at December 31, 2012 compared to $370.2 million, or 86.2%, of total loans at December 31, 2011.

The Company does not make loans that are interest only, have teaser rates or that result in negative amortization of the principal, except for construction and other short-term loans for either commercial or consumer purposes where the credit risk is evaluated on a borrower by borrower basis. The Company evaluates the borrower's ability to pay on variable-rate loans over a variety of interest rate scenarios, not only the rate at origination.

The Company originates and sells residential mortgages into the secondary market, with most of the sales made to Freddie Mac and occasionally to the FHLB of Boston Mortgage Partnership Finance Program ("MPF"), the Vermont Housing Finance Agency ("VHFA") or the New Hampshire Housing Finance Agency ("NHHFA"). As of December 31, 2012, the Company had $28.5 million in loans sold through the MPF program and a contract for delivery of an additional $21.4 million of future loan sales. These loans are classified as held for sale at the time of origination or when a decision is made to sell the loans. The Company generally retains the servicing rights on sold residential mortgage loans. During the first quarter of 2011, the Company received approval to originate and sell FHA and VA residential mortgage loans. In April 2012, Union received an Unconditional Direct Endorsement Approval from HUD which allows it to approve FHA loans originated in any of its Vermont or New Hampshire locations without needing prior HUD approval. These government backed loans qualify for down payments that can be as low as 3.5% without geographic or income restrictions. The Company sells VA and FHA loans as originated with servicing released. These loan products increase the Company's ability to serve the borrowing needs of residents in the communities we serve. Loans held for sale are accounted for at the lower of cost or fair value and are reviewed at least quarterly based on current market pricing.

The Company serviced a residential real estate mortgage portfolio of $399.5 million and $338.6 million at December 31, 2012 and 2011, respectively. Of that portfolio, $233.6 million at December 31, 2012 and $186.3 million at December 31, 2011 was serviced for unaffiliated third parties. Additionally, the Company originates commercial real estate and commercial loans under various Small Business Administration ("SBA"), U.S. Department of Agriculture Rural Development Authority ("USDA") and Vermont Economic Development Authority ("VEDA") programs that provide an

Union Bankshares, Inc.84

agency guarantee for a portion of the loan amount. There was $4.5 million guaranteed under these various programs at December 31, 2012 on an aggregate balance of $5.7 million in subject loans. The Company occasionally sells the guaranteed portion of a loan to other financial concerns and retains servicing rights, which generates fee income. The Company sold $576 thousand of commercial real estate loans during 2012, resulting in a gain of $64 thousand. The Company recognizes gains and losses on the sale of the principal portion of these loans as they occur.

The Company serviced $26.9 million and $21.8 million of commercial, municipal and commercial real estate loans for unaffiliated third parties as of December 31, 2012 and 2011, respectively. This includes $23.1 million and $18.6 million of commercial, municipal or commercial real estate loans the Company had participated out to other financial institutions at December 31, 2012 and 2011, respectively. These loans were participated in the ordinary course of business on a nonrecourse basis, for liquidity or credit concentration management purposes.

The Company capitalizes servicing rights for both residential mortgage and commercial loans sold with servicing retained and recognizes gains and losses on the sale of the principal portion of these loans as they occur. The unamortized balance of servicing rights on loans sold with servicing retained was $1.1 million as of December 31, 2012 and $818 thousand as of December 31, 2011, with an estimated market value in excess of their carrying value at both year ends. Management periodically evaluates and measures the servicing assets for impairment.

The majority of the Company's loan portfolio is secured by real estate located throughout the Company's primary market area of northern Vermont and northwestern New Hampshire. Underlying real estate values for both residential and commercial properties have decreased slightly in the Company's market area during the last few years, though a quick sale may result in a steeper discount should such a sale of real estate collateral become necessary. Although the Company's loan portfolio consists of different segments, there is a portion of the loan portfolio centered in tourism related loans. The local tourism industry had been adversely affected by the weakened economy and a below average snowfall during the winter of 2012 but the outlook improved somewhat with the excellent summer weather and a reasonably good fall foliage season. The Company has implemented risk management strategies to mitigate exposure in this industry through utilizing government guaranty programs as well as participations with other financial institutions as discussed above. Additionally, the loan portfolio contains many loans to seasoned and well established businesses and/or well secured loans which further reduce the Company's risk. Management closely follows the local and national economies and their impact on the local businesses, especially on the tourism industry, as part of the Company's risk management program.

Union Bankshares, Inc.85

The following table breaks down by classification the contractual maturities of the gross loans held in portfolio and for sale as of December 31, 2012:

	Within 1 Year	2-5 Years	Over 5 Years
	(Dollars in thousands)
Residential real estate
Fixed-rate	$359	$2,745	$82,866
Variable-rate	1,901	2,187	75,894
Construction real estate
Fixed-rate	13,363	3,242	2,810
Variable-rate	4,173	3,561	8,869
Commercial real estate
Fixed-rate	270	5,383	6,887
Variable-rate	21,450	7,791	142,119
Commercial
Fixed-rate	2,144	3,847	6,423
Variable-rate	3,556	3,260	2,233
Municipal
Fixed-rate	24,591	1,361	8,623
Variable-rate	—	—	7,186
Consumer & Other
Fixed-rate	2,586	2,982	320
Variable-rate	66	91	20
Total	$74,459	$36,450	$344,250

Asset Quality. The Company, like all financial institutions, is exposed to certain credit risks including those related to the value of the collateral that secures its loans and the ability of borrowers to repay their loans. Vermont and northwestern New Hampshire did not see the drastic drop in real estate values at the start of the recession as some parts of the country experienced. However, there has been a steady decline in real estate values for our market area over the past few years. Consistent application of the Company’s conservative loan policies has helped to mitigate this risk and has been prudent for both the Company and its customers. Renewed market volatility, high unemployment rates and weakness in the general economic condition of the country or our market area, may continue to have a negative effect on our customers’ ability to make their loan payments on a timely basis and/or on underlying collateral values. Management closely monitors the Company’s loan and investment portfolios, other real estate and other assets owned for potential problems and reports to the Company’s and the subsidiary’s Boards of Directors at regularly scheduled meetings. Repossessed assets and loans or investments that are 90 days or more past due are considered to be nonperforming assets. Board approved policies set forth portfolio diversification levels to mitigate concentration risk and the Company participates large credits out to other financial institutions to further mitigate that risk.

The Company's Board of Directors has set forth well-defined lending policies (which are periodically reviewed and revised as appropriate) that include conservative individual lending limits for officers, aggregate and advisory board approval levels, Board approval for large credit relationships, a quality control program, a loan review program and other limits or standards deemed necessary and prudent. The Company's loan review program encompasses a review process for loan documentation and underwriting for select loans as well as a monitoring process for credit extensions to assess the credit quality and degree of risk in the loan portfolio. Management performs, and shares with the Board of Directors, periodic concentration analyses based on various factors such as industries, collateral types, location, large credit sizes and officer portfolio loads. The Company has established underwriting guidelines to be followed by

Union Bankshares, Inc.86

its officers; material exceptions are required to be approved by a senior loan officer or the Board of Directors. The Company monitors its delinquency levels for any adverse trends. There can be no assurance, however, that the Company's loan portfolio will not become subject to increasing pressures from deteriorating borrower financial strength or declining collateral values due to general or local economic conditions. The Company did not target sub-prime borrowers and has not experienced elevated delinquency in this area.

Restructured loans include the Company's troubled debt restructurings that involved forgiving a portion of interest or principal, refinancing at a rate materially less than the market rate, rescheduling loan payments, or granting other concessions to a borrower due to financial or economic reasons related to the debtor's financial difficulties that the Company would not ordinarily grant. Restructured loans do not include qualifying restructured loans that have complied with the terms of their restructure agreement for a satisfactory period of time. There were three commercial real estate, two construction real estate, and five residential real estate loans totaling $2.9 million restructured at December 31, 2012 and one commercial real estate and three residential real estate restructured loans totaling $2.2 million at December 31, 2011. When evaluating the loan loss reserve, management makes a specific allocation for restructured loans as they are considered impaired.

The following chart details the composition of the Company's nonperforming assets as of December 31:

	2012	2011	2010
	(Dollars in thousands)
Nonaccrual loans	$2,839	$4,308	$2,792
Loans past due 90 days or more and still accruing interest	307	1,897	806
Total nonperforming loans	3,146	6,205	3,598
Other real estate owned ("OREO")	1,052	1,476	1,609
Other assets owned ("OAO")	—	40	—
Total nonperforming assets	$4,198	$7,721	$5,207

The Company had no guarantees of U.S. or state government agencies on the above nonperforming loans at December 31, 2012, $730 thousand of guarantees at December 31, 2011 and $129 thousand at December 31, 2010. There was one loan in process of foreclosure at December 31, 2012 included in nonperforming loans. The aggregate interest on nonaccrual loans not recognized for the years ended December 31, 2012, 2011 and 2010 was $1.0 million, $903 thousand and $677 thousand, respectively.

Union Bankshares, Inc.87

The following table reviews certain asset quality ratios monitored by Company's management at December 31:

	2012	2011	2010	2009	2008
Allowance for loan losses to loans not held for sale (1)	1.05%	1.00%	1.00%	1.00%	1.02%
Allowance for loan losses to nonperforming loans	148.03%	68.11%	104.36%	81.69%	48.75%
Nonperforming loans to total loans	0.69%	1.45%	0.94%	1.19%	2.06%
Nonperforming assets to total assets	0.73%	1.40%	1.15%	1.15%	1.85%
Delinquent loans (30 days to nonaccruing) to total loans	2.56%	3.86%	3.43%	3.26%	4.41%
Net charge-offs to average loans not held for sale	0.05%	0.08%	0.07%	0.13%	0.05%
Loan loss provision to net charge-offs	287.66%	254.93%	201.42%	86.39%	213.38%
____________________

(1)
Calculation includes the net carrying amount of loans recorded at fair value from the branch acquisitions as of December 31, 2012 ($22.9 million) and December 31, 2011 ($27.9 million). Excluding such loans, the allowance for loan losses to loans not purchased and not held for sale was 1.11% at December 31, 2012 and 1.07% at December 31, 2011.

Nonperforming loans at December 31, 2012 decreased in terms of dollars (49.3%) and percentages from December 31, 2011 with the allowance for loan losses as a percentage of nonperforming loans increasing. The nonperforming and delinquency ratios have also dropped in comparison to December 31, 2011 and management considers the ratios to be at favorable levels. The Company's success at keeping the ratios at favorable levels in these challenging economic conditions is the result of continued focus on maintaining strict underwriting standards, as well as our practice, as a community bank, of actively working with troubled borrowers to resolve the borrower's delinquency, while maintaining the safe and sound credit practices of the Bank and safeguarding our strong capital position.

At December 31, 2012, the Company had loans rated substandard that were on a performing status totaling $6.2 million, representing 19 customer relationships, compared to $4.1 million at December 31, 2011, representing 11 customer relationships. In management's view, such loans represent a higher degree of risk of becoming nonperforming loans in the future. While still on a performing status, in accordance with the Company's credit policy, loans are internally classified when a review indicates the existence of any of the following conditions, making the likelihood of collection questionable:

•	the financial condition of the borrower is unsatisfactory;

•	repayment terms have not been met;

•	the borrower has sustained losses that are sizable, either in absolute terms or relative to net worth;

•	confidence is diminished;

•	loan covenants have been violated;

•	collateral is inadequate; or

•	other unfavorable factors are present.

The Company actively works with customers who may be delinquent or who may have financial difficulties. One of the benefits of being a community financial institution is our employees' and Boards' knowledge of the community and borrowers, which allows us to be proactive in working closely with our loan customers. The Company's delinquency rates have historically run higher than similar institutions nationally, while losses have been lower. Although management believes that the Company's nonperforming and internally classified loans are generally well-secured and that probable credit losses inherent in the loan portfolio are provided for in the Company's allowance for loan losses, there can be no assurance that future deterioration in economic conditions and/or collateral values, or changes in other relevant factors will not result in future credit losses.

Union Bankshares, Inc.88

Except for those nonperforming loans discussed above, the Company's management is not aware of any loans as of December 31, 2012, for which known financial problems of the borrower would cause serious doubts as to the borrower's ability to materially comply with the present loan repayment terms, nor are there any known events that would result in any other loans being designated as nonperforming as of December 31, 2012. However, a combination of negative economic conditions in the Company's market has the potential to create a situation where any borrower's status can quickly change. Since the fourth quarter of 2007, residential and commercial real estate values have declined nationally with some other areas of the country experiencing significant weakening. The region's real estate market has also experienced declines in prices as a result of the stagnant economy but to a lesser extent than in many areas of the country. The residential real estate market in Vermont and northwestern New Hampshire slowed considerably over the last four years but signs of improvement were seen during 2011 in the majority of our markets and have continued modestly during 2012. The real estate market decline significantly contributed to the downturn in the general economy, and unemployment rates and business failures rose nationally. Locally these indicators have improved but conditions can cause borrowers who are current in their payments to experience deterioration in the value of their collateral and increase the potential of default if their income levels decline. Management continues to monitor the national, regional and local economic environment and its impact on unemployment, business failures and real estate values in the Company’s market area.

Vermont and New Hampshire continue to have lower residential foreclosure rates than the United States average. On occasion, the Company acquires residential or commercial real estate properties through or in lieu of loan foreclosure. These properties are held for sale and are initially recorded as OREO at fair value less estimated selling costs at the date of the Company’s acquisition of the property, with fair value based on an appraisal for more significant properties and on a broker’s price opinion for minor properties. Holding costs and declines in fair value on properties acquired are expensed as incurred. The Company had 12 residential, land development or commercial real estate properties classified as OREO at December 31, 2012 valued at $1.1 million, and 11 properties valued at $1.5 million so classified on December 31, 2011. Of the 12 properties in OREO at December 31, 2012, three of the properties have since been sold at a minimal loss and three are currently under contract to sell. Further softening in the local real estate market would make the potential to recover all principal and related costs for OREO properties uncertain.

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

The allowance for loan losses is evaluated quarterly using a consistent, systematic methodology, which analyzes the risk inherent in the loan portfolio. In addition to evaluating the collectability of specific loans when determining the appropriate level of the allowance, management also takes into consideration other qualitative factors such as changes in the mix and size of the loan portfolio, credit concentrations, historic loss experience, the amount of delinquencies and loans adversely classified, industry trends, and the impact of the local and regional economy on the Company's borrowers as well as the estimated value of any underlying collateral. The appropriate level of the allowance for loan losses is assessed by an allocation process whereby specific loss allocations are made against impaired loans and general loss allocations are made against segments of the loan portfolio that have similar attributes. Although the allowance for loan losses is assessed by allocating reserves by loan category, the total allowance for possible loan losses is available to absorb losses that may occur within any loan category.

The allowance is increased by a provision for loan losses charged to earnings, and reduced by charge-offs, net of recoveries. The provision for loan losses represents management's estimate of the current period credit cost associated with maintaining an appropriate allowance for loan losses. Based on an evaluation of the loan portfolio and other relevant qualitative factors, management presents a quarterly analysis of the appropriate level of the allowance to the Board of Directors, indicating any changes in the allowance since the last review and any recommendations as to adjustments in the allowance and the level of future provisions.

Union Bankshares, Inc.89

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

The level of allowance allocable to each loan portfolio category with similar risk characteristics is determined based on historical charge-offs, adjusted for qualitative risk factors. A quarterly analysis of various qualitative factors, including portfolio characteristics, national and local economic trends, overall market conditions, and levels of, and trends in, delinquencies and nonperforming loans, helps to ensure that areas with the potential risk for loss are considered in management's allowance estimate. In addition, loans are also evaluated for specific impairment and may be classified as impaired when management believes it is probable that the Company will not collect all the contractual interest and principal payments as scheduled in the loan agreement. Impaired loans may also include troubled loans that are restructured. A specific reserve amount is allocated to the allowance for individual loans that have been classified as impaired on the basis of the fair value of the collateral for collateral dependent loans, an observable market price, or the present value of anticipated future cash flows.

The composition of the Company’s loan portfolio remained relatively unchanged from December 31, 2011, and there was no material change in the Company’s lending programs or terms during the year.

Union Bankshares, Inc.90

The following table reflects activity in the allowance for loan losses for the years ended December 31:

	2012	2011	2010	2009	2008
	(Dollars in thousands)
Balance at the beginning of year	$4,226	$3,755	$3,493	$3,556	$3,378
Charge-offs
Real estate	247	314	268	379	50
Commercial	—	1	27	101	54
Consumer and other	25	33	20	43	102
Total charge-offs	272	348	315	523	206
Recoveries
Real estate	20	3	7	10	2
Commercial	6	14	21	15	8
Consumer and other	17	27	29	35	39
Total recoveries	43	44	57	60	49

Net charge-offs	(229)	(304)	(258)	(463)	(157)
Provision for loan losses	660	775	520	400	335

Balance at end of year	$4,657	$4,226	$3,755	$3,493	$3,556
Provision charged to income as a percent of average loans	0.15%	0.19%	0.15%	0.11%	0.10%

The following table shows (net of loans held for sale) the internal breakdown by risk component of the Company's allowance for loan losses and the percentage of loans in each category to total loans in the respective portfolios at December 31:

	2012		2011		2010		2009		2008
	$	%	$	%	$	%	$	%	$	%
	(Dollars in thousands)
Real Estate:
Residential	1,291	34.9	1,250	34.7	1,033	35.2	976	35.5	933	36.7
Construction	456	8.1	367	6.6	240	4.9	240	5.6	223	5.4
Commercial	2,532	44.4	2,278	47.2	2,117	47.3	1,959	47.8	1,917	43.9
Other Loans:
Commercial	159	4.4	232	5.0	250	5.5	235	4.5	391	5.4
Consumer, municipal, other and unallocated	219	8.2	99	6.5	115	7.1	83	6.6	92	8.6
Total	4,657	100.0	4,226	100.0	3,755	100.0	3,493	100.0	3,556	100.0

As a result of the qualitative factor reviews during 2012, the reserve factor assigned to the commercial real estate portfolio in total remained unchanged, however, the factor for the value of underlying collateral component was increased by 0.05% and the factor for the volume and severity of past due, nonaccrual and classified loans decreased by 0.05%. The qualitative factor review also resulted in decreases in the factor for the volume and severity of past due, nonaccrual and classified loans of 0.10% and 0.05% for the commercial and consumer installment portfolios, respectively. Management of the Company believes, in its best estimate, that the allowance for loan losses at December 31, 2012, is appropriate to cover probable credit losses inherent in the Company’s loan portfolio as of such date. However, there

Union Bankshares, Inc.91

can be no assurance that the Company will not sustain losses in future periods which could be greater than the size of the allowance at December 31, 2012. In addition, our banking regulators, as an integral part of their examination process, periodically review our allowance for loan losses. Such agencies may require us to recognize adjustments to the allowance based on their judgments about information available to them at the time of their examination. A large adjustment to the allowance for loan losses in future periods may require increased provisions to replenish the allowance, which could negatively affect earnings.

While the Company recognizes that further economic slowdown or financial and credit market turmoil may adversely impact its borrowers' financial performance and ultimately their ability to repay their loans, management continues to be cautiously optimistic about the collectability of the Company's loan portfolio.

Investment Activities. The investment portfolio is used to generate interest and dividend income, manage liquidity and mitigate interest rate sensitivity. At December 31, 2012, the reported value of investment securities available-for-sale was $20.6 million, or 3.6% of assets, compared to $43.0 million, or 7.8% of assets at December 31, 2011. At December 31, 2012, there were $5.5 million of investment securities classified as held-to-maturity, compared to $4.0 million at December 31, 2011. The Company had no investments classified as trading. In December 2012 the Company decreased its investment portfolio by selling $11.7 million in available-for-sale securities, of varying types, in connection with the deleveraging strategy to pay down $11.0 million in FHLB of Boston borrowings. The weighted average yield on the investments sold approximated 3.1%. Investment securities classified as available-for-sale are marked-to-market, with any unrealized gain or loss after estimated taxes charged to the equity portion of the balance sheet through the Accumulated other comprehensive income (loss) component of stockholders' equity. The reported value of investment securities available-for-sale at December 31, 2012 reflects a net unrealized gain of $771 thousand.

At December 31, 2012, eleven debt securities and four marketable equity securities had unrealized losses of $67 thousand with aggregate depreciation of 0.26% from the Company's amortized cost basis. Securities are evaluated at least quarterly for other than temporary impairment and at December 31, 2012, in management's estimation no security was other than temporarily impaired. Management's evaluation of other than temporary impairments is subject to risks and uncertainties and is intended to determine the appropriate amount and timing of recognition of any impairment charge. The assessment of whether such impairment for debt securities has occurred is based on management's best estimate of the cash flows expected to be collected at the individual security level. We regularly monitor our investment portfolio to ensure that securities that may be other than temporarily impaired are identified in a timely manner and that any impairment charge is recognized in the proper period and, with respect to debt securities, that the impairment is properly allocated between credit losses recognized in earnings and noncredit unrealized losses recognized in other comprehensive income (loss). Further deterioration in credit quality, imbalances in liquidity in the financial marketplace or a quick rise in interest rates might adversely affect the fair values of the Company's investment portfolio and may increase the potential that certain unrealized losses will be designated as other than temporary in future periods, resulting in write-downs.

At December 31, 2012, the Company had no investments in a single company or entity (other than U.S. Government-sponsored enterprise securities) that had an aggregate book value in excess of 2% of our stockholders' equity. As of December 31, 2012, all mortgage-backed securities the Company owned were issued by Government National Mortgage Association ("GNMA"), Federal National Mortgage Association ("Fannie Mae") or the Federal Home Loan Mortgage Corporation ("Freddie Mac"). Although the Fannie Mae and Freddie Mac debt securities are not explicitly guaranteed by the federal government, one of the stated purposes of the U.S. Treasury's September, 2008 conservatorship and capital support of the two institutions was to stabilize the market in their debt securities, and that purpose was again evident in legislation passed by Congress in late 2009 which effectively lifted any dollar ceiling on the implicit U.S. Treasury guaranty of Fannie Mae and Freddie Mac debt securities.

Union Bankshares, Inc.92

The following tables show as of December 31 the amortized cost, fair value and weighted average yield on a tax equivalent basis of the Company's investment debt securities portfolio maturing within the stated periods:

	December 31, 2012			Maturities
	Within One Year	One to Five Years	Five to Ten Years	Over Ten Years	Amortized Cost	Weighted Average Yield
	(Dollars in thousands)
Investment securities available-for-sale:
U.S. Government-sponsored enterprises	$—	$500	$2,000	$2,000	$4,500	1.85%
Agency mortgage-backed	—	164	124	1,055	1,343	2.69%
State and political subdivisions	190	1,077	2,460	6,076	9,803	4.90%
Corporate debt	500	1,788	506	500	3,294	2.59%
Investment securities held-to-maturity:
U.S. Government-sponsored enterprises	—	—	1,500	3,996	5,496	1.95%
Total investment debt securities	$690	$3,529	$6,590	$13,627	$24,436	3.24%

Fair value	$696	$3,589	$6,786	$14,066	$25,137

Weighted average yield	5.01%	3.04%	3.23%	3.28%	3.24%

	December 31, 2011			Maturities
	Within One Year	One to Five Years	Five to Ten Years	Over Ten Years	Amortized Cost	Weighted Average Yield
	(Dollars in thousands)
Investment securities available-for-sale:
U.S. Government-sponsored enterprises	$—	$5,709	$5,750	$5,997	$17,456	1.98%
Agency mortgage-backed	—	138	1,087	2,101	3,326	2.27%
State and political subdivisions	—	623	4,707	6,483	11,813	5.29%
Corporate debt	500	5,866	1,761	—	8,127	3.11%
Investment securities held-to-maturity:
U.S. Government-sponsored enterprises	—	1,000	2,000	1,000	4,000	1.63%
Total investment debt securities	$500	$13,336	$15,305	$15,581	$44,722	2.98%

Fair value	$503	$13,509	$15,779	$16,253	$46,044

Weighted average yield	5.13%	2.06%	3.09%	3.57%	2.98%

Union Bankshares, Inc.93

	December 31, 2010			Maturities
	Within One Year	One to Five Years	Five to Ten Years	Over Ten Years	Amortized Cost	Weighted Average Yield
	(Dollars in thousands)
Investment securities available-for-sale:
U.S. Government-sponsored enterprises	$—	$1,000	$2,500	$1,021	$4,521	2.00%
Agency mortgage-backed	740	498	956	2,541	4,735	2.80%
State and political subdivisions	502	190	2,585	6,096	9,373	5.47%
Corporate debt	750	2,503	1,484	—	4,737	5.40%
Investment securities held-to-maturity:
U.S. Government-sponsored enterprises	—	—	500	—	500	2.00%
Total investment debt securities	$1,992	$4,191	$8,025	$9,658	$23,866	4.19%

Fair value	$2,014	$4,358	$8,192	$9,573	$24,137

Weighted average yield	3.47%	4.08%	4.18%	4.42%	4.19%

The tables above exclude marketable equity securities with a book value of $746 thousand and a market value of $797 thousand at December 31, 2012, a book value of $746 thousand and a market value of $773 thousand at December 31, 2011, and a book value of $50 thousand and a market value of $45 thousand at December 31, 2010, which have no maturity but may be sold by the Company at any time. The table also excludes mutual funds with a book and market value of $173 thousand at December 31, 2012, of $135 thousand at December 31, 2011 and of $100 thousand at December 31, 2010.

Federal Home Loan Bank of Boston Stock. Union is a member of the FHLB of Boston with an investment of $1.9 million in its Class B common stock at both December 31, 2012 and 2011. The Class B common stock has a five year notice requirement for redemption and there is no guarantee of future redemption. Also, there is the possibility of future capital calls by the FHLB of Boston on member banks to ensure compliance with its capital plan. Union's investment in FHLB of Boston stock is carried in Other assets at cost and is nonmarketable. Similar to evaluating investment securities for other than temporary impairment, the Company has evaluated its investment in the FHLB of Boston. The FHLB of Boston remains in compliance with all regulatory capital ratios as of December 31, 2012 and 2011. In 2008, the FHLB of Boston suspended dividend payments and instituted a moratorium on excess stock repurchases. The FHLB of Boston resumed paying dividends at a modest rate in February 2011 and in February 2012 it lifted the ban on stock repurchases and increased its dividend rate. Management's most recent evaluation of the Company's holdings of FHLB of Boston common stock concluded that the investment is not impaired at December 31, 2012.

Union Bankshares, Inc.94

Deposits. The following table shows information concerning the Company's average deposits by account type and the weighted average nominal rates at which interest was paid on such deposits for the years ended December 31:

	2012			2011			2010
	Average Amount	Percent of Total Deposits	Average Rate	Average Amount	Percent of Total Deposits	Average Rate	Average Amount	Percent of Total Deposits	Average Rate
	(Dollars in thousands)
Nontime deposits:
Noninterest bearing deposits	$75,265	15.6	—	$66,389	15.6	—	$55,829	15.1	—
Interest bearing checking accounts	88,007	18.2	0.16%	74,862	17.5	0.23%	62,094	16.8	0.22%
Money Market accounts	102,071	21.1	0.32%	85,694	20.1	0.49%	73,484	19.9	0.66%
Savings accounts	65,775	13.6	0.14%	55,442	13.0	0.24%	46,985	12.8	0.30%
Total nontime deposits	331,118	68.5	0.17%	282,387	66.2	0.26%	238,392	64.6	0.32%
Time deposits:
Less than $100,000	81,480	16.9	1.13%	78,167	18.3	1.40%	71,205	19.3	1.67%
$100,000 and over	70,605	14.6	1.33%	66,327	15.5	1.52%	59,179	16.1	1.73%
Total time deposits	152,085	31.5	1.22%	144,494	33.8	1.45%	130,384	35.4	1.70%
Total deposits	$483,203	100.0	0.50%	$426,881	100.0	0.66%	$368,776	100.0	0.81%

The Company participates in the Certificate of Deposit Account Registry Service ("CDARS") of Promontory Interfinancial Network, LLC, which permits the Company to offer full deposit insurance coverage to its customers by exchanging deposit balances with other CDARS participants. Participants may also purchase deposits through CDARS. There were $6.7 million of time deposits of $250,000 or less on the balance sheet at December 31, 2012, $5.9 million at December 31, 2011 and $9.8 million at December 31, 2010, which were exchanged with other CDARS participants and are therefore considered for certain regulatory purposes to be “brokered” deposits. The Company also participates in Promontory Interfinancial Network's Insured Cash Sweep ("ICS") program. ICS is a service through which Union can offer its customers a savings product with access to multi-million dollar FDIC insurance while receiving reciprocal deposits from other banks. Like the exchange of certificate of deposit accounts through CDARS, exchange of savings deposits through ICS provides full deposit insurance coverage for the customer, thereby helping Union to retain the full amount of the deposit on its balance sheet. There were $1.9 million in ICS money market deposits on the balance sheet at December 31, 2012, $1.8 million at December 31, 2011 and none at December 31, 2010. None of the Company’s CDARS or ICS deposits, as of the respective balance sheet dates, represent purchased deposits as all such deposits were matched dollar for dollar with Union's customer deposits which were placed in other participating financial institutions in order to provide our customers with full FDIC insurance coverage.

Deposits grew $36.6 million, or 7.7%, from $473.4 million at December 31, 2011 to $510.0 million at December 31, 2012. Total average deposits grew $56.3 million, or 13.2%, between years with average nontime deposits growing $48.7 million, or 17.3%, during the same time frame. For the year ended December 31, 2012, the average deposits in the branches acquired in May 2011 was $63.3 million. All categories of deposits, except time deposits, grew between years exclusive of the deposits in the acquired branches. Time deposits have trended towards very short duration or migrated to nontime deposits because of the low interest rate environment and the perceived customer desire to be in a position to take advantage of the inevitable rise in interest rates. Time deposits, exclusive of the deposits in the acquired branches, have decreased slightly and management believes that most of the funds have flowed into money market accounts where current interest rates are higher than on short-term certificates of deposit.

Union Bankshares, Inc.95

A provision of the Dodd-Frank Act permanently raised FDIC deposit insurance coverage to $250 thousand per depositor per insured depository institution for each account ownership category. At December 31, 2012, the Company had deposit accounts with less than $250 thousand totaling $364.8 million, or 71.5% of its deposits, which now have permanent FDIC insurance protection. There was an additional $22.3 million in noninterest bearing and IOLTA deposit accounts greater than $250 thousand at December 31, 2012 with temporary unlimited FDIC insurance, however, this unlimited coverage expired on December 31, 2012 and as of January 1, 2013, these accounts are included in the insurance coverage to $250 thousand per depositor for each account ownership category. An additional $13.8 million of municipal deposits which were over the FDIC insurance coverage limit at December 31, 2012 were collateralized by Union under applicable state and federal regulations by investment securities or loans.

The following table provides a maturity distribution of the Company’s time deposits in denominations of $100 thousand or more at December 31:

	2012	2011
	(Dollars in thousands)
Three months or less	$10,861	$9,922
Over three months through six months	34,217	33,154
Over six months through twelve months	12,836	17,140
Over twelve months	16,401	14,341
	$74,315	$74,557

Borrowings. Advances from the FHLB of Boston are another key source of funds to support earning assets. These funds are also used to manage the Bank's interest rate and liquidity risk exposures. The Company's borrowed funds at December 31, 2012 were comprised of borrowings from the FHLB of Boston of $11.8 million, at a weighted average rate of 3.98%, and overnight secured customer repurchase agreement sweeps of $4.0 million, at a weighted average rate of 0.38%. At December 31, 2011, borrowed funds were comprised of FHLB of Boston advances of $22.3 million, at a weighted average rate of 4.06%, and overnight secured customer repurchase agreement sweeps of $6.7 million, at a weighted average rate of 0.58%. The maximum borrowings outstanding on overnight secured customer repurchase agreement sweeps at any month-end were $6.0 million and $6.7 million during 2012 and 2011, respectively. The decline in FHLB of Boston borrowings between years was due to the prepayment of $11.3 million of advances during 2012, $11.0 million of which was part of the deleveraging transaction that occurred in 2012 in which the Company prepaid seven amortizing and bullet advances with maturities through 2020 with fixed interest rates ranging from 2.25% to 5.61%. In addition to the deleveraging transaction, there was another prepayment during the first quarter 2012 of a $268 thousand advance at 4.07% with a March 2015 maturity date. The reductions in borrowings were partially offset by a $2.0 million FHLB of Boston advance taken during the third quarter 2012 to lock in long term funding at 0.99%. The Company also made scheduled monthly payments on long-term amortizing advances of $799 thousand during 2012 and a balloon payment of $513 thousand upon the maturity of another advance. The borrowing prepayments resulted in penalties paid for the year ended December 31, 2012 of $890 thousand compared to prepayment penalties of $177 thousand during 2011, which are included in Other expenses on the Company's consolidated Statements of Income. The Company had no overnight federal funds purchased on December 31, 2012 or 2011. Average borrowings outstanding for 2012 were $27.3 million, compared to average borrowings outstanding for 2011 of $29.6 million. The weighted average interest rate on the Company's borrowings dropped from 3.61% for 2011 to 3.38% for 2012, reflecting the low interest rate environment that prevailed throughout both years and the prepayment of some higher rate advances.

Liability for Pension Benefits. On October 5, 2012, the Company closed The Union Bank Pension Plan ("Plan") to new participants and froze the accrual of retirement benefits for current participants. The Company had a net liability for defined pension benefit plan of $2.8 million at December 31, 2012, compared to $5.7 million at December 31, 2011. The decrease in the pension liability between years is mainly due to closing the Plan to new participants and freezing the accrual of retirement benefits for current participants. Offsetting the pension liability at December 31, 2012, the

Union Bankshares, Inc.96

Company had deferred tax assets of $1.3 million, and Accumulated other comprehensive loss, net of tax, of $2.5 million. The Accumulated other comprehensive loss has no impact on regulatory capital amounts or ratios or the Company's legal lending limit.

Weighted average assumptions used to determine net periodic pension benefit cost for the years ended December 31, 2012 and 2011 were a discount rate of 3.85% and 5.56%, respectively, a rate of compensation increase of 4.50% for 2011 and actual wages paid to the freeze date of October 5, 2012 for 2012, and an expected long-term rate of return on Plan assets of 6.75% for both years. The investments of the Plan that were in the “market” were not immune to the turmoil experienced over the previous years but did see substantial improvement in 2012 with a net gain of 12.16% compared to a net loss of 1.55% for 2011. The Plan achieved a cumulative net gain for the last three years of 6.80%, with a cumulative net gain of only 1.32%for the last five years. Although weighted average asset allocations at December 31, 2012 were conservative in response to the market volatility, in light of the Plan's long-term (40 + years) horizon, the investments are managed for the long-term. Note 15 to the Consolidated Financial Statements includes further discussion and information on the Company's employee benefits.

There was a $1.0 million minimum required contribution to the Plan under the ERISA guidelines for 2012 and a $576 thousand minimum required contribution for 2011. Union elected to utilize a portion of the pre-funding balance to offset the 2011 minimum required contribution and $424 thousand of the minimum required contribution for 2012. Union is awaiting the December 31, 2012 actuarial valuation to determine whether to make a final 2012 contribution to the Plan or to utilize an additional portion of the pre-funding balance to satisfy the remainder of the 2012 minimum required contribution due September 30, 2013.

The Company's defined pension benefit obligation and net periodic benefit cost are actuarially determined based on the following assumptions: discount rate, current and expected future return on Plan assets, and anticipated mortality rates. While a change in any of the assumptions would have an impact on financial condition and future results of operations, a change in the discount rate and future rate of return on Plan assets could be material. A discount rate is used both to determine the present value of future benefit obligations and the net periodic benefit cost. The expected rate of return on Plan assets is only used to determine net periodic benefit cost.

The 2012 pension benefit obligation discount rate utilized is based on the Plan's expected benefit payment stream utilizing December 2012 benchmark pension liability index yield curve spot rates. In light of the persistent low interest rate environment, the discount rate at December 31, 2012 was 3.95% down from 4.41% at December 31, 2011.

The Company bases its expected rate of return on Plan assets on past history, current earning rates available on investments and economic forecasts of where rates are headed in the future. The expected rate of return is conservative as the Plan has typically taken short-term risk by investing more heavily in equity and international mutual fund markets which over the long-term have proven to be good decisions. Through the end of 2012, our actual net annual investment returns over the last 21 years had a high of 20.73% and a low of negative 26.93%. The latest one year return, as of December 31, 2012, was a gain of 12.16%. Therefore, the expectation of a 6.75% return is balanced by our discount rate of 3.95% since the Plan has a very long-term horizon. The net periodic pension cost (or pension plan expense on the Company's consolidated Statements of Income) was $1.2 million for 2012 and $833 thousand for 2011. Management estimates that the impact of the pension plan for 2013 on the results of operations will approximate a credit of $119 thousand, as calculated by the actuary as of December 31, 2012, compared to the actual expense of $1.2 million for 2012.

Union Bankshares, Inc.97

OTHER FINANCIAL CONSIDERATIONS

Market Risk and Asset and Liability Management. Market risk is the potential of loss in a financial instrument arising from adverse changes in market prices, interest rates, foreign currency exchange rates, commodity prices and equity prices. As of December 31, 2012, the Company did not have any market risk sensitive instruments acquired for trading purposes. The Company’s market risk arises primarily from interest rate risk inherent in its lending, investing, deposit taking and borrowing activities, as yields on assets change in a different time period or to a different extent from that of interest costs on liabilities. Many other factors also affect the Company’s exposure to changes in interest rates, such as national, regional and local economic and financial conditions, financial market conditions, legislative and regulatory actions, competitive pressures, customer preferences including loan prepayments and/or early withdrawal of time deposits, and historical pricing relationships.

The earnings of the Company and its subsidiary are affected not only by general economic, financial and credit market conditions, but also by the monetary and fiscal policies of the United States and its agencies, particularly the Federal Reserve System. The monetary policies of the Federal Reserve System influence to a significant extent the overall growth of loans, investments, deposits and borrowings; the level of interest rates earned on assets and paid for liabilities; and interest rates charged on loans and paid on deposits. The nature and impact of future changes in monetary policies are often not predictable. The dramatic change in the financial markets in a very short window of time during 2008 proved that monetary policies are not foolproof and that “exotic” investment vehicles that had been allowed to proliferate over the previous twenty years were often not solidly based or understood, monitored, and policed by the appropriate regulatory agency. The Company did not invest in any of the “exotic” vehicles directly but had invested in a few companies and agencies that were hurt by their investments or operating practices. Few predicted the 500 basis point drop in the prime rate between September 2007 and December 2008 or the stagnation of the financial markets and the economy in the last four months of 2008 that continued throughout 2011 and that only slowly started to recover in 2012.

A key element in the process of managing market risk involves direct involvement by senior management and oversight by the Board of Directors as to the level of risk assumed by the Company in its balance sheet. The Board of Directors reviews and approves risk management policies, including risk limits and guidelines, and reviews at least quarterly the current position in relationship to those limits and guidelines. Daily oversight functions are delegated to the Asset Liability Management Committee ("ALCO"). The ALCO, consisting of senior business and finance officers, actively measures, monitors, controls and manages the interest rate risk exposure that can significantly impact the Company's financial position and operating results. The ALCO sets liquidity targets based on the Company's financial condition and existing and projected economic and market conditions. Liquidity ratios are reviewed monthly by both senior management and the Board of Directors of Union. A monthly cash flow report is reviewed by senior management and daily reports and projections are reviewed by senior finance personnel. The Company attempts to structure its balance sheet to maximize net interest income and shareholder value, while controlling its exposure to interest rate risk. Strategies might include selling or participating out loans held for sale, selling or purchasing investments available-for-sale, match funding new loans with FHLB of Boston advances or purchasing or selling brokered deposits through CDARS. The ALCO formulates strategies to manage interest rate risk by evaluating the impact on earnings and capital of such factors as current interest rate forecasts and economic indicators, potential changes in such forecasts and indicators, liquidity, competitive pressures and various business strategies. The ALCO's methods for evaluating interest rate risk include an analysis of the Company's interest rate sensitivity “gap”, which provides a static analysis of the maturity and repricing characteristics of the Company's entire balance sheet, and a simulation analysis, which calculates projected net interest income based on alternative balance sheet and interest rate scenarios, including “rate shock” scenarios involving immediate substantial increases or decreases in market rates of interest.

Members of ALCO meet at least weekly to set loan and deposit rates, make investment decisions, monitor liquidity and evaluate loan demand and review opportunities to sell residential or commercial loans into the secondary market. Deposit runoff is monitored daily and loan prepayments evaluated monthly. The Company historically has maintained

Union Bankshares, Inc.98

a substantial portion of its loan portfolio on a variable-rate basis (62.5% at December 31, 2012) and plans to continue this Asset/Liability/Management ("ALM") strategy in the future. The majority of the variable-rate loan portfolio has interest rate floors and caps which are taken into account by the Company's ALM modeling software to predict interest rate sensitivity, including prepayment risk. The utilization of interest rate floors embedded in variable rate loans became Company policy at the beginning of 2009 due to historic low interest rates. As of December 31, 2012, $20.6 million, or 79.0%, of the investment portfolio was classified as available-for-sale and the modified duration was relatively short. The Company does not utilize any exotic derivative products or invest in any "high risk" instruments.

Interest rates remained at historic lows throughout 2011 and 2012. There continues to be a significant amount of uncertainty in the financial markets. Although recent modest improvement in the economic outlook is hopeful, modeling software is limited to mathematically provable results. Given these facts, management believes it is especially important to know your customers and your market and to have an experienced team of employees with varied experience in the financial field. The Company has operated successfully for over 120 years, throughout a variety of challenging economic environments.

The Company’s interest rate sensitivity analysis (simulation) as of December 2011 for a flat rate environment (the prime rate at both December 31, 2011 and December 31, 2012 was 3.25%) projected the following 2012 results compared to the actual:

	2012 Projected	2012 Actual	% Variance
	(Dollars in thousands)
Interest and fees on loans	$24,382	$23,684	(2.9)
Other interest income	1,466	1,344	(8.3)
Interest expense	(3,262)	(3,351)	(2.7)
Net interest income	$22,586	$21,677	(4.0)

Net income	$5,751	$6,844	19.0
Return on average assets	1.03%	1.22%	18.4
Return on average equity	12.47%	16.35%	31.1

Net interest income for 2012 was $21.7 million, $909 thousand or 4.0%, lower than projected as interest rates on loans, investment securities and interest bearing deposits saw continued downward pressure due to market rate influences. Loan demand, especially in residential construction and mortgage lending, has been strong through the 2012, however growth in some other loan categories lagged in 2012. The Company, in an attempt to grow the residential mortgage loan portfolio and increase interest income, increased the loan portfolio by retaining in portfolio some secondary market qualified residential loans originated during 2012 rather than selling them to the secondary market.

Actual net income for 2012 was higher than projected by $1.1 million, due to changes in several components since the projections were performed. Although our actual net interest income compared to the projected amount resulted in a negative variance of $909 thousand, this was offset by the combined effect of positive variances of $2.4 million in net gain on the sale of loans, $673 thousand in gain on sale of available-for-sale securities, and $220 thousand in income from life insurance, partially offset by negative variances of $193 thousand in salaries and wages, $63 thousand in pension and other employee benefits, $174 thousand in equipment expenses, $280 thousand in OREO expenses, $890 thousand in FHLB of Boston prepayment penalties, and $351 thousand in income taxes.

Union Bankshares, Inc.99

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

The Company's maximum exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit is represented by the contractual notional amount of those instruments. The Company uses the same credit policies in making commitments and conditional obligations as it does for on-balance sheet instruments. For interest rate caps and floors written on adjustable-rate loans, the contractual or notional amounts do not represent the Company’s exposure to credit loss. The Company controls the risk of interest rate cap agreements through credit approvals, limits and monitoring procedures. The Company generally requires collateral or other security to support financial instruments with credit risk.

The following table details the contractual or notional amount of financial instruments that represented credit risk at December 31, 2012:

	Contract or Notional Amount
	2013	2014	2015	2016	2017	Thereafter	Total
	(Dollars in thousands)
Commitments to originate loans	$7,320	$—	$—	$—	$—	$—	$7,320
Unused lines of credit	53,973	2,843	3,113	5	166	128	60,228
Standby letters of credit	1,719	76	91	—	—	—	1,886
Credit card arrangement	1,008	—	—	—	—	—	1,008
FHLB of Boston MPF credit enhancement obligation, net	307	—	—	—	—	—	307
Commitment to purchase investment securities	1,021	—	—	—	—	—	1,021
Total	$65,348	$2,919	$3,204	$5	$166	$128	$71,770

Commitments to originate loans are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have a fixed expiration date or other termination clause and may require payment of a fee. Approximately $11.7 million of the unused lines of credit outstanding at December 31, 2012 relate to real estate construction loans that are expected to fund within the next twelve months. The remaining lines primarily relate to revolving lines of credit for other real estate or commercial loans. Since many of the loan commitments are expected to expire without being drawn upon and not all credit lines will be utilized, the total commitment amounts do not necessarily represent future cash requirements. Lines of credit incur seasonal volume fluctuations due to the nature of some customers' businesses, such as tourism and maple syrup products production.

Unused lines of credit increased $578 thousand, or 1.0%, from $59.7 million at December 31, 2011 to $60.2 million at December 31, 2012. Some of the larger lines have underlying participation agreements in place with other financial institutions in order to permit the Company to support the credit needs of larger dollar borrowers without bearing all the credit risk in the Company's balance sheet. Commitments to originate loans decreased $2.9 million, or 28.1%, from $10.2 million at December 31, 2011 to $7.3 million at December 31, 2012.

Union Bankshares, Inc.100

The Company may, from time-to-time, enter into commitments to purchase, participate or sell loans, securities, certificates of deposit, or other investment instruments which involve market and interest rate risk. At December 31, 2012, the Company had binding loan commitments to sell residential mortgage loans at fixed rates totaling $1.9 million.

The Company sells 1-4 family residential mortgage loans under a loss-sharing program with FHLB of Boston, the Mortgage Partnership Finance program ("MPF") when management believes it is economically advantageous to do so. Under this program the Company shares in the credit risk of each mortgage, while receiving fee income in return. The Company is responsible for a Credit Enhancement Obligation ("CEO") based on the credit quality of these loans. FHLB of Boston funds a First Loss Account ("FLA") based on the Company's outstanding MPF mortgage balances. This creates a laddered approach to sharing in any losses. In the event of default, homeowner's equity and private mortgage insurance, if any, are the first sources of repayment; the FHLB of Boston's FLA funds are then utilized, followed by the member's CEO, with the balance the responsibility of FHLB of Boston. These loans must meet specific underwriting standards of the FHLB of Boston. As of December 31, 2012, the Company had $28.5 million in loans sold through the MPF program with an outstanding balance of $19.1 million and a contract for the potential delivery of an additional $21.4 million of future loan sales. The volume of loans sold to the MPF program and the corresponding credit obligation are closely monitored by management. As of December 31, 2012, the notional amount of the maximum contingent contractual liability related to this program was $339 thousand, of which $32 thousand was recorded as a reserve through Other liabilities.

Contractual Obligations: The Company has various financial obligations, including contractual obligations that may require future cash payments. The following table presents, as of December 31, 2012, significant fixed and determinable contractual obligations to third parties by payment date:

	Payments Due By Period
	Less than 1 year	2 & 3 years	4 & 5 years	Thereafter	Total
	(Dollars in thousands)
Operating lease commitments	$109	$115	$59	$—	$283
Contractual payments on borrowed funds (1)	4,705	1,227	3,444	6,371	15,747
Deposits without stated maturity (1) (2)	357,220	—	—	—	357,220
Certificates of deposit (1) (2)	105,910	38,338	8,525	—	152,773
Deferred compensation payouts (3)	171	182	182	449	984
Total	$468,115	$39,862	$12,210	$6,820	$527,007
____________________

(1)	The amounts exclude interest payable, as such amounts other than $278 thousand in accrued interest payable at December 31, 2012 are not able to be estimated at this time.

(2)
While Union has a contractual obligation to depositors should they wish to withdraw all or some of the funds on deposit, management believes, based on historical analysis as well as current conditions in the financial markets, that the majority of these deposits will remain on deposit for the foreseeable future.

(3)	The amounts exclude $144 thousand in benefit payments, where the payment period begins at the individual's retirement which is not determinable at this time.

The Company’s subsidiary bank is required (as are all banks) to maintain vault cash or a noninterest bearing reserve balance as established by Federal Reserve regulations. The Bank’s average total required reserve for the 14 day maintenance period including December 31, 2012 was $604 thousand, which was satisfied by vault cash.

Union Bankshares, Inc.101

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

The Company prepares its interest rate sensitivity “gap” analysis by scheduling interest earning assets and interest bearing liabilities into periods based upon the next date on which such assets and liabilities could mature or reprice. The amount of assets and liabilities shown within a particular period was determined in accordance with the contractual terms of the assets and liabilities, except that:

•
adjustable-rate loans, investment securities, variable rate interest bearing deposits in banks, variable-rate time deposits, FHLB of Boston advances and other secured borrowings are included in the period when they are first scheduled to adjust and not in the period in which they mature;

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

Union Bankshares, Inc.102

The following table shows the Company's rate sensitivity analysis as of December 31, 2012:

	Cumulative repriced within
	3 Months or Less	4 to 12 Months	1 to 3 Years	3 to 5 Years	Over 5 Years	Total
	(Dollars in thousands, by repricing date)
Interest sensitive assets:
Overnight deposits	$41,487	$—	$—	$—	$—	$41,487
Interest bearing deposits in banks	1,787	7,188	10,806	2,141	—	21,922
Investment securities (1)(3)	656	7,079	3,435	4,992	8,994	25,156
Nonmarketable securities	—	—	—	—	1,976	1,976
Loans and loans held for sale (2)(3)	171,636	93,696	90,197	52,091	47,678	455,298
Total interest sensitive assets	$215,566	$107,963	$104,438	$59,224	$58,648	$545,839
Interest sensitive liabilities:
Time deposits	$25,677	$80,404	$38,167	$8,525	$—	$152,773
Money markets	60,606	—	—	—	40,269	100,875
Regular savings	35,600	—	—	—	33,607	69,207
Interest bearing checking	67,263	—	—	—	36,160	103,423
Borrowed funds	4,136	442	1,354	3,444	6,371	15,747
Total interest sensitive liabilities	$193,282	$80,846	$39,521	$11,969	$116,407	$442,025
Net interest rate sensitivity gap	$22,284	$27,117	$64,917	$47,255	$(57,759)	$103,814
Cumulative net interest rate sensitivity gap	$22,284	$49,401	$114,318	$161,573	$103,814
Cumulative net interest rate sensitivity gap as a percentage of total assets	3.9%	8.6%	19.8%	28.0%	18.0%
Cumulative net interest rate sensitivity gap as a percentage of total interest sensitive assets	4.1%	9.1%	20.9%	29.6%	19.0%
Cumulative net interest rate sensitivity gap as a percentage of total interest sensitive liabilities	5.0%	11.2%	25.9%	36.6%	23.5%
____________________

(1)	Investment securities exclude marketable equity securities and mutual funds with a fair value of $797 thousand and $173 thousand, respectively, that may be sold by the Company at any time.

(2)	Balances shown include deferred unamortized loan costs of $139 thousand.

(3)	Reflects estimated repayment assumptions considered in Asset/Liability model.

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

The following chart reflects the cumulative results of the Company's latest simulation analysis for the next twelve months on net interest income, net income, return on average assets and return on average equity. Shocks are intended to capture interest rate risk under extreme conditions by immediately shifting to the new level. The projection utilizes a paralel rate shock of up 300 basis points and down 100 basis points from the December 31, 2012 prime rate of 3.25%. A 300 basis point shock is the highest internal slope monitored. This slope range was determined to be the

Union Bankshares, Inc.103

most relevant during this economic cycle. It should be noted that given the current prime rate and other key rates at December 31, 2012, the floor rates on various loans and deposits may have already been reached or will be hit in a down 100 basis point environment which is handled by the simulation model. What the model cannot take into account is what rates the Company will find necessary to accept on loans or pay on deposits given the current competitive, low interest rate environment.

INTEREST RATE SENSITIVITY SIMULATION ANALYSIS
December 31, 2012
(Dollars in thousands)
Year Ending	Prime Rate	Net Interest Income	Change %	Net Income	Return on Average Assets	Return on Average Equity
December-2013	6.25%	$22,099	(2.77)%	$5,972	1.05%	12.85%
	3.25%	22,728	—%	6,318	1.11%	13.57%
	2.25%	21,481	(5.49)%	5,416	0.96%	11.72%

The resulting projected cumulative effect of these estimates on net interest income for the year ending December 31, 2013 are within the approved ALCO guidelines. The return on assets in all scenarios are lower than the Board guideline of 1.25%. The return on equity in the flat rate and +300bp scenarios is above the Board guideline of 12.00%. Although the return on equity in the -100 basis point scenario is below the Board guideline of 12.00% it is the opinion of management that interest rates declining 100 basis points in our current interest rate environment is unlikely. The simulation of earnings do not incorporate any management actions, which might moderate the negative consequences of interest rate deviations. Therefore, they do not reflect likely actual results, but serve as conservative estimates of interest rate risk. Any further drops in interest rates would not be in the best interests of the Company. Noninterest income and expenses in the simulation are based on the budget for 2013 and will change over the course of the next twelve months as management actions are taken in response to current economic conditions and operational changes.

Liquidity. Managing liquidity risk is essential to maintaining both depositor confidence and stability in earnings. Liquidity is a measurement of the Company’s ability to meet potential cash requirements, including ongoing commitments to fund deposit withdrawals, repay borrowings, fund investment and lending activities, and fund other general business initiatives. The Company’s principal sources of funds are deposits, amortization, prepayment and maturity of loans, securities, interest bearing deposits and other short-term investments, sales of securities and loans available-for-sale, and earnings and funds provided from operations. Maintaining a relatively stable funding base, which is achieved by diversifying funding sources, competitively pricing deposit products, and extending the contractual maturity of liabilities, reduces the Company’s exposure to rollover risk on deposits and limits reliance on volatile short-term purchased funds. Short-term funding needs arise from declines in deposits or other funding sources, funding of loan commitments, draws on unused lines of credit and requests for new loans. The Company’s strategy is to fund assets, to the maximum extent possible, with core deposits which provide a sizable source of relatively stable and low-cost funds. The Company has seasonal short-term funding needs which are normally satisfied by short-term FHLB of Boston advances or utilization of Federal Funds Purchased lines.

For the year ended December 31, 2012, the Company’s ratio of average loans to average deposits dropped to 92.1% compared to 94.1% for the year ended December 31, 2011. Deposits grew $36.6 million, or 7.7%, from $473.4 million at December 31, 2011 to $510.0 million at December 31, 2012, while total loan growth was $26.0 million, or 6.0%, over 2011, net of loan sales of $126.3 million in 2012 compared to loan sales of $80.4 million for 2011.

As a member of the FHLB of Boston, Union has access to preapproved lines of credit up $15.6 million at December 31, 2012 over and above the $11.8 million term advances already drawn on the lines, based on a FHLB of Boston estimate as of that date. With the purchase of required FHLB of Boston Class B common stock and evaluation by the FHLB

Union Bankshares, Inc.104

of Boston of the underlying collateral available, line availability could rise to approximately $33.7 million. This line of credit can be used for either short-term or long-term liquidity or other needs.

In addition to its borrowing arrangements with the FHLB of Boston, Union maintains preapproved Federal Funds lines of credit totaling $12.0 million with two of its correspondent banks, a $15.0 million repurchase agreement line of credit and access to the Federal Reserve discount window, which would require pledging of qualified assets. There were no balances outstanding on the Federal Funds purchase lines, repurchase agreement line or at the discount window at December 31, 2012.

Union is a member of the CDARS and the ICS programs of Promontory Interfinancial Network, which allow Union to provide higher FDIC deposit insurance to customers by exchanging time and/or money market or demand deposits with other members and also allow Union to purchase deposits from other members as another source of funding. There were no purchased deposits at either December 31, 2012 or 2011, although Union had exchanged $8.7 million and $7.7 million of deposits, respectively, with other CDARS/ICS members at those dates in order to provide our customers with full FDIC insurance coverage.

Union maintains an IDEAL Way Line of Credit with the FHLB of Boston. The total line available was $551 thousand at December 31, 2012 and 2011. There were no borrowings against this line of credit at either year-end. Interest on these borrowings is chargeable at a rate determined by the FHLB of Boston and payable monthly. Should Union utilize this line of credit, qualified portions of the loan and investment portfolios would collateralize these borrowings.

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

The Company’s management monitors current and projected cash flows and adjusts positions as necessary to maintain adequate levels of liquidity. Approximately 69.3% of the Company’s time deposits will mature within twelve months, which is less than the preceding five years which ranged from 70.2% to 87.8%. The deposit gathering activities of financial institutions generally have been affected by the low interest rates which earlier in the recession made customers reluctant to lock in funds for a longer term but short-term rates have dropped so low during the last four years that some customers extend out in order to receive a better rate or have shifted funds into money markets where the interest rates are better than on the shortest term time deposits. Since the federal funds target rate has remained unchanged at a historic low of 0.00% to 0.25% during the last four years, as customers' time deposits matured, the rollover interest rate available to those customers is most often lower than their previous deposit rate and therefore the Company's cost of funding has continued to drop. This phenomenon is happening throughout the banking industry and the Company is optimistic that it can maintain and grow its customer deposit base through good customer service, new deposit products offered, competitive but prudent pricing strategy and the continued expansion of the branch network. Management believes the introduction of more electronic options for deposit products and their off premise utilization through the internet and mobile banking will also assist in the growth of the deposit base. The relationships developed with local municipalities, businesses and retail customers and the variety of deposit products offered should, in management's view, help to ensure that Union will retain a substantial portion of these deposits. Management will continue to offer a competitive but prudent pricing strategy to facilitate retention of such deposits. The FOMC anticipates keeping interest rates low until mid-2015. In the future, when interest rates begin to rise, the increase in rates may

Union Bankshares, Inc.105

lead to early redemptions by customers which will present its own liquidity challenge which will have to be managed. Funds moving from FDIC insured deposits back into the financial market is also something that we monitor and can cause a liquidity concern.

A reduction in total deposits could be offset by other funding sources, such as purchases of federal funds, utilization of the repurchase agreement line of credit, utilization of the Federal Reserve discount window, purchases of brokered deposits such as one-way CDARS or ICS deposits, short-or-long-term FHLB of Boston borrowings, or liquidation of investment securities available-for-sale or loans held for sale. Such steps could result in an increase in the Company’s cost of funds or a decrease in the yield earned on assets and therefore adversely impact the net interest spread and margin. Management believes the Company has sufficient liquidity to meet all reasonable borrower, depositor, and creditor needs in the present economic environment. However, any projections of future cash needs and flows are subject to substantial uncertainty. Management continually evaluates opportunities to buy/sell securities available-for-sale and loans held for sale, to participate out loans and lines of credit, obtain credit facilities from lenders and restructure debt for strategic reasons or to further strengthen the Company's financial position.

Capital Resources. Capital management is designed to maintain an optimum level of capital in a cost-effective structure that meets target regulatory ratios, supports management’s internal assessment of economic capital, funds the Company’s business strategies and builds long-term stockholder value. Dividends are generally in line with long-term trends in earnings per share and conservative earnings projections, while sufficient profits are retained to support anticipated business growth, fund strategic investments and provide continued support for deposits. The Company and its subsidiary continue to be considered well capitalized under the capital adequacy requirements to which they are subject. The Company continues to evaluate growth opportunities both through internal growth or potential acquisitions. The dividend payouts and treasury stock purchases during the last few years, as well as the mid-2011 acquisition of the three New Hampshire branches, reflect the Board’s desire to utilize our capital for the benefit of the stockholders.

The total dollar value of the Company’s stockholders’ equity increased from $40.3 million at December 31, 2011 to $45.0 million at December 31, 2012, reflecting net income of $6.8 million for 2012, an increase of $8 thousand from stock based compensation, a $12 thousand increase due to the issuance of 700 shares of common stock resulting from the exercise of 700 incentive stock options, and an increase of $2.7 million in other comprehensive income attributable to the unfunded defined benefit pension liability. These increases were partially offset by cash dividends paid of $4.5 million, a decrease in other comprehensive income of $384 thousand on investment securities available-for-sale, and Treasury stock purchases of $36 thousand.

The Company has 7,500,000 shares of $2.00 par value common stock authorized. As of December 31, 2012, the Company had 4,923,986 shares issued, of which 4,456,081 were outstanding and 467,905 were held in treasury. Also as of December 31, 2012, there were outstanding employee incentive stock options with respect to 11,800 shares granted under the 2008 Incentive Stock Option Plan, of which 5,800 were exercisable. The 2008 Plan authorizes the issuance of incentive stock options with respect to up to 50,000 shares (subject to antidilution adjustments). As of December 31, 2012 options with respect to 31,000 shares were available for future grants.

In May 2010, the Company adopted a limited stock repurchase plan to authorize the repurchase of up to 2,500 shares of its common stock each calendar quarter in open market purchases or privately negotiated transactions, as management may deem advisable and as market conditions may warrant. The repurchase authorization for a calendar quarter expires at the end of that quarter to the extent it has not been exercised, and is not carried forward into future quarters. The quarterly repurchase program was most recently reauthorized in December 2012 and will expire on December 31, 2013 unless reauthorized. Since inception, as of December 31, 2012, the Company had repurchased 6,827 shares under this program, for a total cost of $126 thousand.

Union Bankshares, Inc.106

The Company's total capital to risk weighted assets increased to 13.0% at December 31, 2012 from 12.2% at December 31, 2011. Tier I capital to risk weighted assets was 11.7% at December 31, 2012 and 11.0% at December 31, 2011 and Tier I capital to average assets was 7.6% at December 31, 2012 and 7.5% at December 31, 2011. Union is categorized as well capitalized under the regulatory framework and the Company is well over the minimum capital requirements. The Company remains focused on long-term growth and above-average shareholder return. It has become more important than ever in today's economic environment for banks to ensure and plan ahead to maintain strong capital reserves.

Impact of Inflation and Changing Prices. The Company's consolidated financial statements have been prepared in accordance with GAAP, which allows for the measurement of financial position and results of operations in terms of historical dollars, without considering changes in the relative purchasing power of money over time due to inflation. Banks have asset and liability structures that are essentially monetary in nature, and their general and administrative costs constitute relatively small percentages of total expenses. Thus, increases in the general price levels for goods and services have a relatively minor effect on the Company's total expenses but could have an impact on our loan customers' financial condition. Interest rates have a more significant impact on the Company's financial performance than the effect of general inflation. During the last four years, the Federal Reserve maintained a target federal funds rate of 0.00% to 0.25% while the U.S. prime rate, which is the base rate that banks use in pricing short-term maturity commercial loans to their best, or most creditworthy, customers remained at 3.25%. The target federal funds rate, which is likely to remain unchanged at least until mid-2015, has never been this low and the last time the prime rate was at 3.25% was in 1955. These market rates are out of the Company's control but have a dramatic impact on net interest income.

Interest rates do not necessarily move in the same direction or change in the same magnitude as the prices of goods and services, although periods of increased inflation may accompany a rising interest rate environment. Inflation in the price of goods and services, while not having a substantial impact on the operating results of the Company, does affect all customers and therefore may impact their ability to keep funds on deposit or make loan payments in a timely fashion. The Company is aware of this risk and evaluates that risk along with others in making business decisions. Unprecedented deficit spending by federal, state and local governments and control of the money supply by the Federal Reserve including further quantitative easing of the money supply, may have unanticipated impacts on interest rates or inflation in future periods that could have an unfavorable impact on the future operating results of the Company.

Union Bankshares, Inc.107

Regulatory Matters. The Company and Union are subject to periodic examinations by the various regulatory agencies. These examinations include, but are not limited to, procedures designed to review lending practices, risk management, credit quality, liquidity, compliance and capital adequacy. During 2012, the FDIC and Federal Reserve, and during 2011, the Vermont Department of Financial Regulation, performed their regular, periodic regulatory examinations of Union. No comments were received from these bodies that would have a material adverse effect on the Company’s or Union’s liquidity, financial position, capital resources, or results of operations.

Form 10-K. A copy of the Company's Form 10-K Report for the year ended December 31, 2012 filed with the Securities and Exchange Commission may be obtained without charge upon written request to:

Marsha A. Mongeon, Treasurer and Chief Financial Officer
Union Bankshares, Inc.
P.O. Box 667
Morrisville, VT 05661-0667

Or may be accessed on the Investor Relations page at www.unionbankvt.com.

Corporate Name:  Union Bankshares, Inc.
Corporate Transfer Agent:  Registrar & Transfer Company, 10 Commerce Drive, Cranford, NJ 07016

Union Bankshares, Inc.108

DIRECTORS - UNION BANKSHARES, INC.	OFFICERS - UNION BANK
Kenneth D. Gibbons - Chairman	Tracy Pierce Ash - Assistant Treasurer	Littleton
Cynthia D. Borck	Rhonda L. Bennett - Vice President	Morrisville
Steven J. Bourgeois	Stacey L.B. Chase - Assistant Treasurer	Morrisville
Timothy W. Sargent	Jeffrey G. Coslett - Senior Vice President	Morrisville
David S. Silverman	John Currier - Assistant Vice President	Groveton
John H. Steel	Michael C. Curtis - Vice President	St. Albans
Schuyler W. Sweet	Jennifer Degree - Assistant Treasurer	Morrisville
Neil J. Van Dyke	Jessica Eastman - Assistant Treasurer	So. Burlington
	Don D. Goodhue - Vice President	Morrisville
OFFICERS - UNION BANKSHARES, INC.	Melissa A. Greene - Assistant Vice President	Hardwick
Kenneth D. Gibbons - Chairman	Paul E. Grogan - Facilities Officer	Morrisville
David S. Silverman - President & CEO	Karyn J. Hale - Vice President	Morrisville
Marsha A. Mongeon - Vice President/Treasurer/CFO	Claire A. Hindes - Vice President	Morrisville
John H. Steel - Secretary	Robert D. Hofmann - Senior Vice President	Morrisville
JoAnn A. Tallman - Assistant Secretary	Patricia N. Hogan - Vice President	Morrisville
	Tracey D. Holbrook - Regional Vice President	St. Johnsbury
DIRECTORS - UNION BANK	Lura L. Jacques - Assistant Vice President, Trust Officer	St. Albans
Kenneth D. Gibbons - Chairman	Lynne P. Jewett - Assistant Vice President	Morrisville
Cynthia D. Borck	Stephen H. Kendall - Senior Vice President	Morrisville
Steven J. Bourgeois	Susan F. Lassiter - Vice President	Jeffersonville
John M. Goodrich	Christine S. Latulip - Regional Vice President	Littleton
Timothy W. Sargent	Edward L. Levite - Senior Loan Originator	So. Burlington
David S. Silverman	Virginia M. Locke - Assistant Vice President	Littleton
John H. Steel	Carrie R. Locklin - Assistant Vice President	Morrisville
Schuyler W. Sweet	John L. Malm - Vice President	Littleton
Neil J. Van Dyke	Robyn A. Masi - Vice President	Stowe
	Sherrie A. Menard - Assistant Vice President	Morrisville
REGIONAL ADVISORY BOARD MEMBERS	Marsha A. Mongeon - Senior Vice President, CFO	Morrisville
Joel S. Bourassa - Northern New Hampshire	Karen Carlson Noyes - Vice President	Morrisville
Steven J. Bourgeois - St. Albans	Barbara A. Olden - Vice President	St. Johnsbury
Dwight A. Davis - St. Johnsbury	Deborah J. Partlow - Asst. Vice Pres., Senior Trust Officer	Morrisville
Stanley T. Fillion - Northern New Hampshire	Bradley S. Prior - Assistant Treasurer	Morrisville
Rosemary H. Gingue - St. Johnsbury	Craig S. Provost - Vice President	Stowe
David S. Silverman - All	Robert J. Richardson - Vice President	Morrisville
Coleen K. Kohaut - St. Albans	David S. Silverman - President & CEO	Morrisville
Justin P. Lavely - St. Johnsbury	Judy R. Smith - Vice President	St. Albans
Daniel J. Luneau - St. Albans	John H. Steel - Secretary	Morrisville
Samuel H. Ruggiano - St. Albans	Curtis C. Swan - Assistant Vice President	St. Albans
Schuyler W. Sweet - Northern New Hampshire	JoAnn A. Tallman - Assistant Secretary	Morrisville
Norrine A. Williams - Northern New Hampshire	Francis E. Welch - Assistant Vice President	Morrisville
	Martha J. Wilkins - Assistant Treasurer	St. Johnsbury
	Lorraine G. Willett - Assistant Vice President	Morrisville

VERMONT

DANVILLE	421 Route 2 East	802-684-2211	S. BURLINGTON	Loan Center

FAIRFAX	Jct. Routes 104 & 128	802-849-2600		30 Kimball Avenue	802-865-1000

HARDWICK	103 VT Route 15	802-472-8100	STOWE	47 Park Street	802-253-6600

JEFFERSONVILLE	44 Main Street	802-644-6600

JOHNSON	198 Lower Main Street	802-635-6600

LYNDONVILLE	183 Depot Street	802-626-3100

MORRISVILLE	20 Lower Main Street	802-888-6600	NEW HAMPSHIRE

	65 Northgate Plaza	802-888-6860	GROVETON	3 State Street	603-636-1611

ST. ALBANS	15 Mapleville Depot	802-524-9000	LITTLETON	263 Dells Road	603-444-7136

ST. JOHNSBURY	364 Railroad Street	802-748-3131		76 Main Street	603-444-5321

	325 Portland Street	802-748-3121	N. WOODSTOCK	155 Main Street	603-745-2488

1-866-862-1891 (toll free)
www.UnionBankVT.com - www.UnionBankNH.com